Exhibit 99.21

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect of the Merger, this document or as to the action to be taken, you should consult a licensed securities dealer or other registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser (including tax adviser).

If you have sold or transferred all your Shares in the Company, you should at once hand this document and the accompanying forms of proxy to the purchaser(s) or the transferee(s) or to the bank, licensed securities dealer or registered institution in securities, or other agent through whom the sale or the transfer was effected for transmission to the purchaser(s) or the transferee(s).

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this document and the accompanying forms of proxy, make no representation as to their accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document and the accompanying forms of proxy.

廣東東陽光藥業股份有限公司	宜昌東陽光長江藥業股份有限公司
SUNSHINE LAKE PHARMA CO., LTD.	YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.
(a company incorporated in the People’s Republic of China with limited liability)	(a joint stock limited company incorporated in the People’s Republic of China with limited liability)
(Stock Code: 1558)

COMPOSITE DOCUMENT

(1) PROPOSED CONDITIONAL PRIVATISATION OF YICHANG HEC

CHANGJIANG PHARMACEUTICAL CO., LTD. BY SUNSHINE LAKE

PHARMA CO., LTD. BY WAY OF MERGER BY ABSORPTION OF

YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

(2) PROPOSED SPECIAL DIVIDEND

(3) PROPOSED WITHDRAWAL OF LISTING

(4) NOTICE OF EXTRAORDINARY GENERAL MEETING

AND

(5) NOTICE OF THE H SHAREHOLDERS’ CLASS MEETING

Financial Adviser to the Offeror

Financial Adviser to the Company

Valuation Adviser to the Offeror

Independent Financial Adviser to the Independent Board Committee

Capitalised terms used on this cover page shall have the same meanings given to them as those defined in the section headed ‘‘Definitions’’ in this document (pages 8 to 18 of this document).

This document is jointly issued by the Company and the Offeror. A letter from the Board is set out on pages 19 to 64 of this document. A letter from the Independent Board Committee containing its recommendations to the Independent H Shareholders is set out on pages IBC-1 to IBC-2 of this document. A letter from Gram Capital, the Independent Financial Adviser, containing its advice to the Independent Board Committee is set out on pages IFA-1 to IFA-54 of this document.

The notices convening the EGM and the H Shareholders’ Class Meeting to be held at Conference Room, 4/F, Administrative Building, Dongyangguang Scientific Park, No. 368 Zhen An Zhong Road, Chang’an County, Dongguan, Guangdong Province, the PRC on Monday, 21 July 2025 (i) in relation to the EGM, at 9:00 a.m., and (ii) in relation to the H Shareholders’ Class Meeting, at 9:30 a.m., or immediately following the conclusion of the EGM or any adjournment thereof are contained in this document. If you do not intend to attend the EGM and/or the H Shareholders’ Class Meeting or any adjournment thereof (where applicable) in person, you are strongly urged to read the notices and to complete and return the enclosed forms of proxy for use at the EGM and the H Shareholders’ Class Meeting in accordance with the instructions printed thereon and return them, for holders of Domestic Shares, to the Company’s board office at Securities Department, Dongyangguang Scientific Park, No. 368 Zhen An Zhong Road, Chang’an County, Dongguan, Guangdong Province, the PRC, or, for holders of H shares of the Company, to the H Share Registrar, Computershare Hong Kong Investor Services Limited at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong, together with the power of attorney or other authority (if any) under which it is signed (or a notarially certified copy thereof), as soon as possible and in any event not later than 24 hours before the time appointed for holding the EGM and the H Shareholders’ Class Meeting (i.e. not later than 9:00 a.m. on Sunday, 20 July 2025 in respect of the EGM and not later than 9:30 a.m. on Sunday, 20 July 2025 in respect of the H Shareholders’ Class Meeting) or any adjournment thereof (as the case may be).

Completion and return of the forms of proxy will not preclude you from attending and voting in person at the EGM, the H Shareholders’ Class Meeting or any adjournment thereof should you so wish and in such event, the forms of proxy shall be deemed to be revoked.

30 June 2025

CONTENTS

Page

EXPECTED TIMETABLE			1

IMPORTANT NOTICES			5

ACTIONS TO BE TAKEN			7

DEFINITIONS			8

LETTER FROM THE BOARD			19

LETTER FROM THE INDEPENDENT BOARD COMMITTEE			IBC-1

LETTER FROM GRAM CAPITAL			IFA-1

APPENDIX I	—	FINANCIAL INFORMATION OF THE COMPANY	I-1

APPENDIX II	—	VALUATION REPORTS AND REPORTS FROM CICC AND KPMG	II-1

APPENDIX IIA	—	REPORTS ON PROFIT ESTIMATE OF THE GROUP AND THE OFFEROR GROUP	IIA-1

APPENDIX III	—	PROPERTY VALUATION REPORT	III-1

APPENDIX IV	—	GENERAL INFORMATION	IV-1

APPENDIX V	—	LISTING DOCUMENT	V-1

APPENDIX VI	—	NOTICE OF EXTRAORDINARY GENERAL MEETING	VI-1

APPENDIX VII	—	NOTICE OF THE H SHAREHOLDERS’ CLASS MEETING	VII-1

– i –

EXPECTED TIMETABLE

The expected timetable set out below is indicative only and may be subject to changes. Further announcement(s) will be made as and when appropriate.

Unless otherwise expressly stated, references to times and dates in this document are to Hong Kong times and dates.

Despatch Date of this document	Monday, 30 June 2025

Latest time for lodging transfers of H Shares in order to be entitled to attend and vote at the EGM and the H Shareholders’ Class Meeting	4:30 p.m. on Thursday, 17 July 2025

Closure of registers for transfers of Shares for determination of the Shareholders entitled to attend and vote at the EGM and the H Shareholders’ Class Meeting	Friday, 18 July 2025 to Monday, 21 July 2025 (both dates inclusive)

Latest time for lodging proxy forms in respect of the EGM	9:00 a.m. on Sunday, 20 July 2025

Latest time for lodging proxy forms in respect of the H Shareholders’ Class Meeting	9:30 a.m. on Sunday, 20 July 2025

Record date for Shareholders for the EGM and the H Shareholders for the H Shareholders’ Class Meeting	Monday, 21 July 2025

EGM	9:00 a.m. on Monday, 21 July 2025

H Shareholders’ Class Meeting	9:30 a.m. on Monday, 21 July 2025 or immediately after the conclusion of the EGM or any adjournment thereof on Monday, 21 July 2025

Announcement of the results of the EGM and the H Shareholders’ Class Meeting published on the Stock Exchange’s website and the Company’s website	by 7:00 p.m. on Monday, 21 July 2025

Expected date for all Conditions to effectiveness to be satisfied(1)	Monday, 21 July 2025

EXPECTED TIMETABLE

Announcement of the satisfaction of all Conditions to effectiveness, last day for dealings in H Shares and expected date of withdrawal of listing of H Shares(1)	Monday, 21 July 2025

Resumption of registers for transfer of Shares	Tuesday, 22 July 2025

Declaration Period	the business hours from 9:00 a.m. to 4:30 p.m. on Wednesday, 23 July 2025

Last time for dealings in H Shares	4:10 p.m. on Tuesday, 29 July 2025

Each of the Offeror and the Company notifies its creditors and makes a public announcement of the Merger pursuant to the PRC Company Law	within 10 days (i.e. by Thursday, 31 July 2025) (for notice to creditors) and 30 days (i.e. by Wednesday, 20 August 2025) (for the announcement) following the EGM and the H Shareholders’ Class Meeting

Latest time for lodging transfers of legal title in H Shares in order to be entitled to receive Offeror H Shares	4:30 p.m. on Friday, 1 August 2025

Latest time for lodging transfers of H Shares in order to be entitled to receive the Special Dividend	4:30 p.m. on Friday, 1 August 2025

Closure of registers of members of the Company	From Monday, 4 August 2025 onwards

Share Exchange Record Date	Monday, 4 August 2025

Special Dividend Record Date	Monday, 4 August 2025

Announcement on the withdrawal of listing of H Shares	at or before 8:30 a.m. on Tuesday, 5 August 2025

Expected date and time of withdrawal of listing of H Shares	4:00 p.m. on Tuesday, 5 August 2025

Offeror H Share certificates to be despatched on(2. 3)	Wednesday, 6 August 2025

Share Exchange Date(3)	Thursday, 7 August 2025

EXPECTED TIMETABLE

Dealings in the Offeror H Shares on the Stock Exchange expected to commence at(3)	9:00 a.m. on Thursday, 7 August 2025

Announcement that all the Conditions to implementation are satisfied (or waived, as applicable)(1)	Thursday, 7 August 2025

End of the period during which creditors may request the Offeror and the Company to pay off their respective indebtedness or provide guarantees	Within 30 days after the receipt of notice by creditors or 45 days after the issue of announcement to creditors if the aforesaid notice has not been received by creditors (whichever is the latest) (i.e. by Saturday, 4 October 2025)

Period during which Dissenting Shareholders may file lawsuit with the People’s Court in the PRC if an agreement cannot be reached with the Company over the acquisition of their Shares by Friday, 19 September 2025(4)	Friday, 19 September 2025 to Sunday, 19 October, 2025

Notes:

(1)	The Offeror and the Company will jointly publish announcement(s) when or as soon as reasonably practicable after all Conditions to effectiveness have been satisfied and the Conditions to implementation have been satisfied or waived, as appropriate.

(2)	In compliance with Rule 20.1(a) of the Takeovers Code, upon the Merger becoming unconditional, the Offeror H Shares will be issued by the Offeror to the Share Exchange Shareholders as soon as possible but in any event within seven Business Days after the Merger becoming unconditional. The Offeror H Share certificates are expected to be despatched to the Share Exchange Shareholders on Wednesday, 6 August 2025. The Offeror H Share certificates will not become valid unless the formal letter of approval for the Listing is obtained and the Listing has become effective. In the event that the approval for the Listing is not obtained on or before Monday, 4 August 2025, the Offeror H Share certificates will not become valid, dealings in the Offeror H Shares on the Stock Exchange will not commence on Thursday, 7 August 2025 and the listing of the H Shares will also not be withdrawn at 4:00 p.m. on Tuesday, 5 August 2025. In such event, the Offeror and the Company will make an announcement of the above as soon as possible. Investors who trade in the Offeror H Shares prior to the receipt of the Offeror H Share certificates or prior to the Offeror H Share certificates becoming valid do so entirely at their own risk.

(3)	If any severe weather condition is in force in Hong Kong:

(a)	at any local time before 12:00 noon but no longer in force at or after 12:00 noon on the latest date for the despatch of the Offeror H Share certificates, the latest date for the despatch of the Offeror H Share certificates will remain on the same Business Day; or

EXPECTED TIMETABLE

(b)	at any local time at or after 12:00 noon on the latest date for the despatch of the Offeror H Share certificates, the latest date for the despatch of the Offeror H Share certificates, the Share Exchange Date and the date on which dealings in the Offeror H Shares on the Stock Exchange are expected to commence will be rescheduled to the next Business Day which does not have any of those warnings in force at 12:00 noon and/or thereafter (or another Business Day thereafter that does not have any severe weather condition at 12:00 noon or thereafter).

For the purpose of this document, ‘‘severe weather’’ refers to the scenario where typhoon signal No. 8 or above, a black rainstorm warning (as issued by the Hong Kong Observatory), or the ‘‘extreme conditions’’ warning (as announced by the Hong Kong Government) is in force in Hong Kong.

(4)	According to the PRC Company Law, if any Dissenting Shareholder and the Company cannot reach an agreement on the acquisition of their Shares within 60 days of the date of the resolutions relating to the Merger are made at the EGM and the H Shareholders’ Class Meeting, the Dissenting Shareholder may file a lawsuit with the People’s Court in the PRC within 90 days of the date of the resolutions.

Shareholders and potential investors in the securities of the Company should be aware that the expected last day for dealings in the H Shares will be Tuesday, 29 July 2025. In order for the transferee to be entitled to receive the Offeror H Shares, the transfer documents and the relevant share certificates must be lodged with the H Share Registrar, Computershare Hong Kong Investor Services Limited by 4:30 p.m. on Friday, 1 August 2025.

If the transfer documents and the relevant share certificates are not lodged with the H Share Registrar by 4:30 p.m. on Friday, 1 August 2025 as set out above, the transferee will not be entitled to receive the Offeror H Shares.

The Shareholders and potential investors in the securities of the Company should be aware that the Merger is subject to the Conditions set out in this document being satisfied or waived, as applicable, and neither the Offeror nor the Company provides any assurance that any or all of the Conditions can be satisfied, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Shareholders and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company.

Persons who are in doubt as to the action to take and the implications arising from the Merger should consult their stockbroker, bank manager, solicitor or other professional advisers (including tax adviser regarding the tax consequences of the cancellation of the H Shares and the implementation of the Merger).

IMPORTANT NOTICES

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to this document as a whole and you are therefore advised to read this disclaimer page carefully before accessing, reading or making any other use of this document. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

NOTICE TO H SHAREHOLDERS

This document is not an offer of securities for sale or the solicitation of an offer to buy any securities in the United States or any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offeror H Shares to be issued in connection with the Merger have not been, and will not be, registered under the U.S. Securities Act or under the securities law of any state, district or other jurisdiction of the United States, and no regulatory clearance in respect of the Merger or the distribution of the Offeror H Shares has been, or will be, applied for in any jurisdiction other than Hong Kong and the PRC. The Offeror H Shares may not be offered, sold, transferred or delivered, directly or indirectly, in any other jurisdiction where to do so would violate the laws of that jurisdiction or would require registration thereof in such jurisdiction. Certain H Shareholders may be excluded from receiving the Offeror H Shares if such H Shareholders reside in any country, jurisdiction or territory outside Hong Kong and the PRC where receiving the Offeror H Shares would require the Offeror to comply with any registration or other legal requirements. Any person resident outside Hong Kong and the PRC wishing to elect to receive the Offeror H Shares is responsible for fully observing and complying with the laws of the relevant country, jurisdiction or territory, including obtaining any government or other consents that may be required and observing any other formalities in such country, jurisdiction or territory.

NOTICE TO U.S. H SHAREHOLDERS

The Merger will be implemented by way of a merger by absorption provided for under the laws of the PRC, which will involve the exchange of securities of two companies incorporated in the PRC with limited liability and the cancellation of the securities of a company incorporated in the PRC with limited liability. The Merger is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial information included in this document has been prepared in accordance with IFRS and thus may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Merger will be made in the United States pursuant to the applicable U.S. tender offer rules or certain available exemptions or exceptions therefrom and otherwise in accordance with the requirements of the laws of Hong Kong and the PRC. Accordingly, the Merger will be subject to Hong Kong and PRC disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

IMPORTANT NOTICES

This document is not an offer of securities for sale nor a solicitation of an offer to buy securities in the United States. The Offeror H Shares to be issued in connection with the Merger have not been, and will not be, registered under the U.S. Securities Act or under the securities law of any state, district or other jurisdiction of the United States, and no regulatory clearance in respect of the Merger or the distribution of the Offeror H Shares has been, or will be, applied for in any jurisdiction other than Hong Kong and the PRC. Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act. The Offeror H Shares are expected to be issued to U.S. H Shareholders in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements. The Offeror H Shares to be issued pursuant to the Merger will be ‘‘restricted securities’’ within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Share Exchange H Shares for which they were exchanged in the Merger.

The receipt of Offeror H Shares pursuant to the Merger by a U.S. H Shareholder or the receipt of cash by a U.S. Dissenting Shareholder pursuant to the Merger, in each case as consideration for the cancellation of its Shares pursuant to the Merger, may be a taxable transaction for U.S. federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each U.S. H Shareholder is urged to consult his/her/its independent professional advisor immediately regarding the tax consequences of the implementation of the Merger.

U.S. H Shareholders may encounter difficulty enforcing their rights and any claims arising out of the U.S. federal securities laws, as the Offeror and the Company are located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. H Shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. H Shareholders may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

In accordance with the Takeovers Code and Rule 14e-5(b) of the U.S. Exchange Act, CICC and its affiliates may continue to act as exempt principal traders in the Shares on the Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, provided that any such purchase or arrangement complies with applicable law, including but not limited to the Takeovers Code, and is made outside the United States. Any information about such purchases will be reported to the SFC in accordance with the requirements of the Takeovers Code and, to the extent made public by the SFC, will be available on the websites of the SFC at http://www.sfc.hk and the Stock Exchange at www.hkexnews.hk.

ACTIONS TO BE TAKEN

If you do not intend to attend the EGM and/or the H Shareholders’ Class Meeting or any adjournment thereof (where applicable) in person, you are strongly urged to complete the enclosed form(s) of proxy in respect of the EGM and/or the H Shareholders’ Class Meeting in accordance with the instructions printed thereon and return them, for holders of Domestic Shares, to the Company’s board office at Securities Department, Dongyangguang Scientific Park, No. 368 Zhen An Zhong Road, Chang’an County, Dongguan, Guangdong Province, the PRC, or, for holders of H shares of the Company, to the H Share Registrar, Computershare Hong Kong Investor Services Limited at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong as soon as possible, but in any case not later than 24 hours before the appointed time for holding the relevant meeting (i.e. not later than 9:00 a.m. on Sunday, 20 July 2025 in respect of the EGM and by 9:30 a.m. on Sunday, 20 July 2025 in respect of the H Shareholders’ Class Meeting) or any adjournment thereof.

In the event that the relevant form of proxy has been returned to the H Share Registrar after the abovementioned deadline (where applicable), it will be considered to be invalid and will not be taken into account. The completion and return of a form of proxy for any of the meetings will not preclude you from attending and voting in person at the relevant meetings or any adjournment thereof, should you so wish. In the event that you attend and vote at any of the meetings or any adjournment thereof after having deposited the relevant form of proxy, that form of proxy will be deemed to have been revoked.

The latest time for lodging transfers of H Shares in order to be entitled to attend and vote at the EGM and the H Shareholders’ Class Meeting is 4:30 p.m. on Thursday, 17 July 2025. For the purpose of determining the entitlements of the Shareholders to attend and vote at the EGM and the H Shareholders to attend and vote at the H Shareholders’ Class Meeting, the Company’s registers of members will be closed from Friday, 18 July 2025 to Monday, 21 July 2025 (both dates inclusive). During such period, no transfer of Shares will be effected.

Only Shareholders whose names are on the Company’s registers of members on Monday, 21 July 2025 are entitled to vote at the relevant meetings. Each Shareholder on the Company’s registers of members on Monday, 21 July 2025 is entitled to cast one vote per Share in respect of the Merger at the EGM. Each Independent H Shareholder on the Company’s registers of members on Monday, 21 July 2025 is entitled to cast one vote per H Share in respect of the Merger at the H Shareholders’ Class Meeting.

An announcement will be made by the Company in relation to the result of EGM and the H Shareholders’ Class Meeting. Further announcement(s) will be made as and when appropriate in respect of the satisfaction or waiver, as appropriate, of the Conditions to effectiveness and the Conditions to implementation.

DEFINITIONS

In this document, the following expressions have the meanings set out below, unless the context requires otherwise:

‘‘acting in concert’’	has the meaning given to it in the Takeovers Code and ‘‘concert party’’ shall be construed accordingly

‘‘AML’’	acute myeloid leukemia, a cancer caused by an over-proliferation of myeloid blood cells, characterized by the rapid growth of large numbers of abnormal cells in the bone marrow and blood, which interfere with blood production

‘‘Announcement’’	the joint announcement issued by the Offeror and the Company dated 10 May 2024 in relation to, among other things, the Merger and the Listing pursuant to Rule 3.5 of the Takeovers Code

‘‘API(s)’’	active pharmaceutical ingredient (API) (or drug substance), any substance or mixture of substances intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of a drug, becomes an active ingredient of the drug product

‘‘Articles’’	the articles of association of the Company

‘‘associate(s)’’	has the meaning given to it in the Takeovers Code

‘‘Board’’	the board of Directors

‘‘Business Day’’	a day on which the Stock Exchange is open for the transaction of business

‘‘CAR-T’’	chimeric antigen receptor T-cell, a type of treatment in which a patient’s T cells (a type of immune system cell) are changed in the laboratory so they will attack cancer cells

‘‘CCASS’’	the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited

‘‘CDE’’	the Centre for Drug Evaluation of the PRC, a division of the NMPA

DEFINITIONS

‘‘CICC’’	China International Capital Corporation Hong Kong Securities Limited, the financial adviser to the Offeror. CICC is a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 2 (dealing in futures contracts), Type 4 (advising on securities), Type 5 (advising on futures contracts) and Type 6 (advising on corporate finance) regulated activities under the SFO

‘‘Class I Hospital’’	township or community hospitals designated as Class I hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as National Health Commission of the PRC (中華人民共和國國家衛生健康委員會)) with a primary focus on preventive care, minimal health services and rehabilitation

‘‘Class I Innovative Drug’’	innovative drug that has never been marketed worldwide, being API and its preparation that contain new compounds with clearly defined structure and pharmacological effects which is defined by Reform Plan for Registration Category of Chemical Medicine (《化學藥品註冊分類改革工作方案》) issued by NMPA on 4 March 2016; in other jurisdictions, this type of drug may be classified differently, such as new drug or other classifications, based on their respective regulatory frameworks

‘‘Class II Hospital’’	regional hospitals designated as Class II hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as National Health Commission of the PRC (中華人民共和國國家衛生 健康委員會)), typically providing multiple communities with integrated healthcare services and undertaking certain academic and scientific research missions

‘‘Class III Hospital’’	largest regional hospitals with the highest standard in the PRC designated as Class III hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as National Health Commission of the PRC (中華人民共和國國家衛生健康委 員會)), typically providing high-quality professional healthcare services covering a wide geographic area and undertaking higher academic and scientific research initiatives

DEFINITIONS

‘‘Company’’	YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (宜昌 東陽光長江藥業股份有限公司), a joint stock company incorporated in the PRC with limited liability, whose H Shares are listed and traded on the Stock Exchange (Stock Code: 1558)

‘‘Concert Parties’’	parties acting in concert with the Offeror, including but not limited to CICC (except in the capacity of an exempt principal trader or exempt fund manager for the purpose of the Takeovers Code and excluding the Shares held on behalf of non-discretionary investment clients)

‘‘Conditions’’	has the meaning given to it in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’ in the Letter from the Board (i.e. the Conditions to effectiveness and the Conditions to implementation)

‘‘Conditions to effectiveness’’	has the meaning given to it in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’ in the Letter from the Board

‘‘Conditions to implementation’’	has the meaning given to it in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’ in the Letter from the Board

‘‘CSRC’’	the China Securities Regulatory Commission

‘‘Declaration Period’’	the business hours from 9:00 a.m. to 4:30 p.m. on the second business day after the date on which the Merger is approved at the EGM and the H Shareholders’ Class Meeting during which any Dissenting Shareholder may declare to exercise its right

‘‘Delisting Date’’	the date on which the listing of the Company on the Stock Exchange has been withdrawn (i.e. 5 August 2025)

‘‘Despatch Date’’	30 June 2025, being the date of despatch of this document to the Shareholders as required by the Takeovers Code

‘‘Director(s)’’	director(s) of the Company

‘‘Dissenting Shareholder’’	an H Shareholder who has validly voted against the resolutions in respect of the Merger Agreement, the Merger and the relevant arrangements at the EGM and the H Shareholders’ Class Meeting

DEFINITIONS

‘‘Dissenting Shareholders Settlement Date’’	the date on which the third party designated by the Company acquires the Shares held by the Dissenting Shareholders who have effectively declared to exercise their right to dissent and validly exercised their right to request their Shares to be acquired by the relevant entity at a ‘‘fair price’’

‘‘Domestic Share(s)’’	the domestic shares of the Company, with an RMB denominated par value of RMB1.00 each, representing approximately 25.71% of the issued share capital of the Company as at the Latest Practicable Date

‘‘Domestic Shareholder’’	the holder of the Domestic Shares, being the Offeror

‘‘EGM’’	the extraordinary general meeting of the Company to be convened at 9:00 a.m. on Monday, 21 July 2025, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and the relevant arrangements

‘‘Exchange Rate’’	the exchange rate of HK$1:RMB0.91250, which is the latest available central parity rate of RMB to Hong Kong Dollar as at 27 June 2025 as announced by the People’s Bank of China on or before the Latest Practicable Date

‘‘Executive’’	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director

‘‘FDA’’	the Food and Drugs Administration of the United States

‘‘Frost & Sullivan’’	Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., an independent industry consultant engaged by the Offeror in 2023 to conduct a detailed analysis and prepare an industry report on the pharmaceutical market

‘‘GF Capital’’	GF Capital (Hong Kong) Limited, a licensed corporation to carry out Type 6 (advising on corporate finance) regulated activity under the SFO, being the financial adviser to the Company

‘‘GMP’’	good manufacturing practice, a quality system enforced by relevant regulatory authorities to ensure that the products produced meet specific requirements for identity, strength, quality and purity

DEFINITIONS

‘‘Gram Capital’’ or ‘‘Independent Financial Adviser’’	Gram Capital Limited, a licensed corporation to carry out Type 6 (advising on corporate finance) regulated activity under the SFO, being the independent financial adviser appointed by the Independent Board Committee to advise the Independent Board Committee in respect of (among others) the Merger

‘‘Group’’	the Company and its subsidiaries and the terms ‘‘Group Company’’ and ‘‘member of the Group’’ shall be construed accordingly

‘‘Guangdong HEC’’	Guangdong HEC Technology Holding Co., Ltd (廣東東陽 光科技控股股份有限公司), a company listed on the Shanghai Stock Exchange (Stock Code: 600673) and an H Shareholder holding approximately 2.48% of the issued share capital of the Company as at the Latest Practicable Date

‘‘H Share(s)’’	the ordinary shares issued by the Company, with an RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Stock Exchange, representing approximately 74.29% of the issued share capital of the Company as at the Latest Practicable Date

‘‘H Share Registrar’’	Computershare Hong Kong Investor Services Limited

‘‘H Shareholder(s)’’	the holder(s) of H Shares

‘‘H Shareholders’ Class Meeting’’	the class meeting of the Company to be convened for H Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and the relevant arrangements

‘‘Healthcare Executive Magazine’’	Healthcare Executive Magazine (E藥經理人), a reputable business magazine for the healthcare industry in the PRC and a professional media platform for the Chinese pharmaceutical industry, which is sponsored by China Pharmaceutical Enterprise Association and Hunan Science and Technology Press. Established in 2008, its circulation exceeds 300,000 copies per month and its new media matrix includes platforms such as WeChat Official Accounts, Toutiao (Jinri Toutiao), Snowball (Xueqiu), TikTok (Douyin) and Weibo, with a total follower base exceeding 700,000)

DEFINITIONS

‘‘HEC (Hong Kong)’’	HEC (Hong Kong) Sales Co., Limited, a company incorporated in Hong Kong with limited liability, a wholly-owned subsidiary of the Offeror and an immediate H Shareholder holding approximately 25.71% of the total issued share capital of the Company as at the Latest Practicable Date

‘‘HK$’’	Hong Kong dollars, the lawful currency of Hong Kong

‘‘Hong Kong’’	the Hong Kong Special Administrative Region of the PRC

‘‘IFRS’’	IFRS Accounting Standards

‘‘Implementation Date’’	the implementation date of the Merger agreed between the Offeror and the Company upon which the Offeror will assume all assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations of the Company

‘‘Independent Board Committee’’	the independent board committee established by the Company for the purposes of considering the Merger, which comprises Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen

‘‘Independent H Shareholder(s)’’	H Shareholders other than the Offeror and its Concert Parties

‘‘Kewei (oseltamivir phosphate)’’	a core product of the Company

‘‘KPMG’’	KPMG, the reporting accountants of the Offeror

‘‘Last Trading Day’’	1 March 2024, the last trading day on which the H Shares were traded on the Stock Exchange prior to the first announcement of the Company dated 8 March 2024 pursuant to Rule 3.7 of the Takeovers Code

‘‘Latest Practicable Date’’	27 June 2025, being the latest practicable date prior to the printing of this document for the purpose of ascertaining certain information for inclusion in this document

‘‘Listing’’	the listing (by way of introduction) of, and permission to deal in, the Offeror H Shares on the Main Board of the Stock Exchange

DEFINITIONS

‘‘Listing Document’’	the listing document to be published by the Offeror in connection with the Listing

‘‘Listing Rules’’	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as revised, supplemented or otherwise modified from time to time)

‘‘Long-stop Date’’	the last date the Pre-Conditions, the Conditions to effectiveness and the Conditions to implementation can be fulfilled or waived, as applicable, being 31 December 2025 or such other date as agreed between the Offeror and the Company with the consent of the Executive

‘‘Merger’’	the proposed merger by absorption of the Company by the Offeror in accordance with the PRC Company Law and other applicable PRC Laws as contemplated under the Merger Agreement

‘‘Merger Agreement’’	the merger agreement entered into between the Offeror and the Company on 10 May 2024 in relation to the Merger (as amended by the supplemental agreement entered into between the Offeror and the Company on 18 June 2025)

‘‘MoC’’	the Ministry of Commerce of the PRC (or its local authority, as applicable)

‘‘NDRC’’	the National Development and Reform Commission of the PRC (or its local authority, as applicable)

‘‘NMPA’’	the National Medical Products Administration of the PRC (國家藥品監督管理局)

‘‘NRDL’’	the National Reimbursement Drug List of the PRC (中國國家醫保藥品目錄)

‘‘Offer Period’’	has the meaning ascribed to it under the Takeovers Code, being the period commencing on 8 March 2024 (being the date of the first announcement of the Company pursuant to Rule 3.7 of the Takeovers Code) and ending on the Delisting Date, the date on which the Merger is not approved or otherwise lapses or such other date determined by the Executive, whichever is the earliest

‘‘Offeror’’	Sunshine Lake Pharma Co., Ltd. (廣東東陽光藥業股份有限 公司), a company established under the laws of the PRC with limited liability on 29 December 2003, and subsequently converted into a joint stock company with limited liability on 21 June 2023

DEFINITIONS

‘‘Offeror Group’’	the Offeror and its subsidiaries (including the Company)

‘‘Offeror H Share(s)’’	shares in the ordinary share capital of the Offeror, with a nominal value of RMB1.00 each, which are to be traded in HK$ and which are to be issued and listed on the Stock Exchange pursuant to the Listing

‘‘Offeror Shares’’	shares in the ordinary share capital of the Offeror, with a nominal value of RMB1.00 each

‘‘Post-Merger Offeror’’	the Offeror after the completion of the Merger, as the surviving entity following the Merger

‘‘PRC’’ or ‘‘China’’	the People’s Republic of China, which for the purposes of this document does not include Hong Kong, the Macau Special Administrative Region and Taiwan unless the context otherwise specifies

‘‘PRC Company Law’’	the Company Law of the PRC, as amended, supplemented or otherwise modified from time to time

‘‘PRC Laws’’	any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations as may be in force and publicly available in the PRC from time to time

‘‘Pre-Conditions’’	has the meaning given to it in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’

‘‘R&D’’	research and development

‘‘Relevant Authorities’’	relevant governments, governmental and/or quasi-governmental bodies, statutory and/or regulatory bodies, courts or institutions

‘‘Relevant Period’’	the period commencing from 8 September 2023, being the date falling six months preceding the date of the initial announcement of the Company regarding the Merger pursuant to Rule 3.7 of the Takeovers Code, up to and including the Latest Practicable Date

‘‘RMB’’	Renminbi, the lawful currency of the PRC

‘‘SAFE’’	the State Administration of Foreign Exchange of the PRC (or its local authority, as applicable)

DEFINITIONS

‘‘Settlement Date’’	a date during the seven (7) business days after the fulfilment (or waiver, as applicable) of the Pre-Conditions and all the Conditions to be confirmed by the Offeror for the purpose of issuing the Offeror H Shares to all Share Exchange Shareholders

‘‘SFC’’	the Securities and Futures Commission of Hong Kong

‘‘SFO’’	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (as revised, supplemented or otherwise modified from time to time)

‘‘Share Exchange’’	exchange of the H Shares held by the Share Exchange Shareholders into the Offeror H Shares according to the Share Exchange Ratio and the terms of the Merger Agreement, which would take place immediately prior to the commencement of dealings in the Offeror H Shares on the Stock Exchange

‘‘Share Exchange Date’’	7 August 2025, being the date on which the Share Exchange will take place

‘‘Share Exchange H Share(s)’’	the H Shares held by the Share Exchange Shareholders which will be exchanged into the Offeror H Shares according to the Share Exchange Ratio pursuant to the Share Exchange

‘‘Share Exchange Ratio’’	1 H Share to exchange for 0.263614 Offeror H Share, meaning that the Offeror will issue 0.263614 Offeror H Share to exchange for 1 H Share

‘‘Share Exchange Record Date’’	4 August 2025, being the trading day on which a list of the Share Exchange Shareholders who are eligible to participate in the Share Exchange and the number of H Shares held by such Share Exchange Shareholders will be confirmed

‘‘Share Exchange Shareholder(s)’’	the Shareholders who are registered on the register of members of the Company on the Share Exchange Record Date (other than the Offeror or its subsidiaries (if any)) including the Shareholders who, on the Share Exchange Record Date, do not declare, only partially declare, are ineligible to declare or invalidly declare to exercise the right of the Dissenting Shareholders and any third party designated by the Company which has acquired Shares held by the Dissenting Shareholder(s) (if any)

‘‘Shareholders’’	collectively, H Shareholders and the Domestic Shareholder

DEFINITIONS

‘‘Shares’’	collectively, H Shares and Domestic Shares

‘‘Shenzhen HEC Industrial’’	Shenzhen HEC Industrial Development Co., Ltd.* (深圳市東陽光實業發展有限公司), a company established in the PRC with limited liability on 27 January 1997

‘‘Special Dividend’’	subject to, (i) the passing of an ordinary resolution by simple majority of the votes cast by the Shareholders present and voting in person or by proxy at the EGM to approve its distribution; and (ii) the fulfilment (or waiver, as applicable) of all the Pre-Conditions and the Conditions, the proposed special dividend of HK$1.50 per Share to be declared by the Company payable in cash to the Shareholders whose names appear on the register of members of the Company on the Special Dividend Record Date other than the Offeror and its subsidiaries (if applicable)

‘‘Special Dividend Record Date’’	4 August 2025 or such other appropriate date as shall have been announced by the Company, being the record date for determining the entitlements of Shareholders to the proposed Special Dividend

‘‘Stock Exchange’’	The Stock Exchange of Hong Kong Limited

‘‘subsidiary’’	has the meaning given to it under the Listing Rules

‘‘Takeovers Code’’	the Code on Takeovers and Mergers published by the SFC (as revised, supplemented or otherwise modified from time to time)

‘‘trading day’’	a day on which the Stock Exchange is open for dealing or trading in securities

‘‘United States’’ or ‘‘U.S.’’	the United States of America, its territories and possessions, any State of the United States and the District of Columbia

‘‘U.S. Exchange Act’’	the U.S. Securities Exchange Act of 1934, as amended

‘‘U.S. Securities Act’’	the U.S. Securities Act of 1933, as amended

‘‘Valuation Adviser’’	China Sunrise Capital Limited, the adviser appointed by the Offeror to value the Offeror H Shares and which is a licensed corporation under the SFO, licensed to carry out Type 6 (advising on corporate finance) regulated activity under the SFO

DEFINITIONS

‘‘Valuation Report’’	the valuation report issued by the Valuation Adviser on the value of the Offeror H Shares as at 31 December 2024

‘‘Yaozhi.com’’	Yaozhi.com (藥智網), a well-known healthcare industry data provider in the PRC and one of the earliest data application service providers in the pharmaceutical field in the PRC, which has created over 200 professional databases covering the entire life cycle of the pharmaceutical industry, including R&D, production, marketing, rational drug use and investment decision-making. Its number of users has exceeded 1.5 million, and the number of institutional members has surpassed 30,000 since its establishment in 2009

‘‘Yichang HEC Research’’	Yichang HEC Research Co., Ltd.* (宜昌東陽光藥研發有限公司), a company established in the PRC with limited liability on 12 December 2014

‘‘Yidu Fangwenwen’’	Yidu Fangwenwen Equity Investment Limited (Limited Partnership)* (宜都芳文文股權投資合夥企業(有限合夥)), a limited liability partnership established in the PRC on 5 February 2021 of which Dr. ZHANG Yingjun is the sole general partner, and one of the Offeror’s employee incentive platforms

‘‘Yidu Yingwenfang’’	Yidu Yingwenfang Equity Investment Limited (Limited Partnership)* (宜都英文芳股權投資合夥企業(有限合夥)), a limited liability partnership established in the PRC on 9 February 2021 of which Dr. ZHANG Yingjun is the sole general partner, and one of the Offeror’s employee incentive platforms

‘‘%’’	per cent.

* For identification purpose only

LETTER FROM THE BOARD

YiChang HEC ChangJiang Pharmaceutical Co., Ltd.

宜 昌 東 陽 光 長 江 藥 業 股 份 有 限 公 司

(A joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 01558)

Executive Directors:	Registered Office:
Mr. JIANG Juncai	No. 38 Binjiang Road
Mr. WANG Danjin	Yidu
Mr. CHEN Hao	Yichang
Mr. LI Shuang	Hubei Province
The PRC
Non-executive Director:
Mr. TANG Xinfa	Principal office in the PRC:
No. 38 Binjiang Road
Independent non-executive Directors:	Yidu
Mr. TANG Jianxin	Yichang
Ms. XIANG Ling	Hubei Province
Mr. LI Xuechen	The PRC

Principal place of business in Hong Kong:
40th Floor
Dah Sing Finance Centre
No. 248 Queen’s Road East
Wanchai
Hong Kong

30 June 2025

To the Shareholders,

Dear Sir or Madam,

(1) PROPOSED CONDITIONAL PRIVATISATION OF YICHANG HEC

CHANGJIANG PHARMACEUTICAL CO., LTD. BY SUNSHINE LAKE

PHARMA CO., LTD. BY WAY OF MERGER BY ABSORPTION OF

YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.
(2) PROPOSED SPECIAL DIVIDEND
(3) PROPOSED WITHDRAWAL OF LISTING

LETTER FROM THE BOARD

1.	INTRODUCTION

Reference is made to the joint announcement dated 10 May 2024 pursuant to which the Offeror and the Company jointly announced that the Offeror and the Company have entered into the Merger Agreement, pursuant to which the Offeror and the Company will implement the Merger subject to the terms and conditions of the Merger Agreement, including the Pre-Conditions and the Conditions. After completion of the Merger, the Company will be merged into and absorbed by the Offeror in accordance with the PRC Company Law and other applicable PRC Laws.

2.	PROPOSED TRANSACTION

Pursuant to the Merger Agreement, conditional upon the fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions set out in the section headed “3. PRINCIPAL TERMS OF THE MERGER AGREEMENT” below, the Share Exchange Shareholders will be entitled to receive from the Offeror:

For every Share Exchange H Share cancelled	0.263614 new Offeror H Share

The Offeror proposes to issue 112,712,832 Offeror H shares in exchange for all of the issued H Shares held by the Share Exchange Shareholders at the Share Exchange Ratio.

The Listing and the issuance of the Offeror H Shares to the Share Exchange Shareholders will only take place if all of the Pre-Conditions and the Conditions (being the Conditions to effectiveness and the Conditions to implementation) have been fulfilled or waived (as applicable).

Following the fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions and the completion of the Share Exchange, (i) the Offeror H Shares will be listed on the Main Board of the Stock Exchange by way of introduction; and (ii) the Share Exchange Shareholders will become shareholders of the Offeror. The Offeror will assume all assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations of the Company from the Implementation Date; and the Company will be eventually deregistered in the PRC.

The Share Exchange Ratio will not be adjusted and the Offeror does not reserve the right to do so.

Neither the Offeror nor the Company has declared but not yet paid, or intends to declare and/or pay, any dividend (save for the Special Dividend, the details of which are set out in the section headed “5. PROPOSED SPECIAL DIVIDEND” below) before the Delisting Date or the date on which the Merger is not approved or otherwise lapses (as the case may be).

LETTER FROM THE BOARD

3.	PRINCIPAL TERMS OF THE MERGER AGREEMENT

The principal terms and conditions of the Merger Agreement include:

Parties	(1)	The Offeror; and

	(2)	the Company.

Overview of the Merger	Subject to the terms and conditions of the Merger Agreement and the requirements of the PRC Company Law, the Takeovers Code, the Listing Rules, the Articles and the articles of association of the Offeror, the Merger will be implemented by the Offeror merging the Company by way of merger by absorption, namely:

	i.	The Offeror will issue the Offeror H Shares as consideration to acquire the Share Exchange H Shares held by the Share Exchange Shareholders;

	ii.	The Offeror will apply to the Stock Exchange for the listing of, and permission to deal in, the Offeror H Shares by way of introduction;

	iii.	The Company will be delisted from the Stock Exchange; and

	iv.	The Share Exchange Shareholders will become shareholders of the Offeror.

After completion of the Merger, the Offeror will assume all assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations of the Company and the Company will be eventually deregistered in the PRC.

LETTER FROM THE BOARD

Consideration	Pursuant to the Merger Agreement, conditional upon the fulfilment (or waiver, as applicable) of the Pre- Conditions, the Conditions to effectiveness and the Conditions to implementation set out in the paragraphs headed “Pre-Conditions to the Merger Agreement becoming effective”, “Conditions to effectiveness” and “Conditions to implementation” below, the Share Exchange Shareholders will be entitled to receive from the Offeror:

For every Share Exchange H Share cancelled	0.263614 new Offeror H Share

Application will be made to the Stock Exchange for the Offeror H Shares to be listed and traded on the Stock Exchange by way of introduction.

All rights attaching to all H Shares held by the Share Exchange Shareholders shall cease to have effect from and including the Settlement Date and the relevant H Shares shall be cancelled. The share certificates for all H Shares held by the Share Exchange Shareholders will cease to have effect as documents or evidence of title from and including the Settlement Date.

Treatment of fractions of shares	Under the Share Exchange, the number of the Offeror H Shares obtained by Share Exchange Shareholders will be in whole numbers. If the number of the Offeror H Shares to be obtained by a Share Exchange Shareholder (calculated by the number of Shares held multiplied by the Share Exchange Ratio) will not result in a whole number, such Share Exchange Shareholders concerned will be ranked according to the fractional value after the decimal point from highest to lowest. One additional Offeror H Share will be given to each such Share Exchange Shareholder in such order until the aggregate number of the Offeror H Shares actually exchanged is equal to the total number of the Offeror H Shares proposed to be issued. If the number of Share Exchange Shareholders with the same fractional value after the decimal point is more than the number of remaining Offeror H Shares to be issued, the Offeror H Shares will be allocated randomly by a computerised system until the aggregate number of the Offeror H Shares actually exchanged is equal to the total number of the Offeror H Shares proposed to be issued.

LETTER FROM THE BOARD

Pre-Conditions to the Merger	The Merger Agreement is subject to the fulfilment of the following pre-conditions, namely,
Agreement becoming effective
	(1)	the approval, filing or registration (if applicable) with or by (a) NDRC (if applicable); (b) MoC (if applicable) and (c) SAFE (if applicable), and such other applicable governmental approvals in respect of the Merger having been obtained. Subject to confirmation from SAFE, the approval, filing or registration with or by SAFE in (c) above may be applicable to the Merger and/or if any Shares held by a Dissenting Shareholder (if any) will be acquired by the Offeror with funds remitted from the PRC to Hong Kong. Save for the governmental approvals as mentioned in (a), (b) and (c) above, the Offeror is not currently aware of any other applicable governmental approvals which are required in respect of the Merger;

	(2)	the approval or filing by or with the Listing Committee of the Stock Exchange, the Department of International Cooperation of the CSRC and such other competent authorities which are necessary for the listing (by way of introduction) of, and permission to deal in, the Offeror H Shares on the Stock Exchange pursuant to the Listing; and

	(3)	approval by the shareholders meeting of the Offeror of the Merger in accordance with the PRC Laws and the articles of association of the Offeror (the “Pre-Conditions”).

The above Pre-Conditions are not waivable. If any of the Pre-Conditions is not fulfilled by the Long-stop Date, the Merger Agreement will not become effective and will be automatically terminated.

As at the Latest Practicable Date, the Pre-Conditions had been fulfilled (as stated in the joint announcement dated 27 June 2025 made by the Offeror and the Company).

LETTER FROM THE BOARD

Conditions to effectiveness	After the Pre-Conditions are fulfilled, the Merger Agreement shall become effective upon fulfilment of all of the following conditions (none of which is capable of being waived) (the “Conditions to effectiveness”):

	(1)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Shareholders present and voting in person or by proxy at the EGM to approve the Merger under the Merger Agreement in accordance with the Articles and PRC Laws; and

	(2)	the passing of special resolution(s) by way of poll approving the Merger under the Merger Agreement at the H Shareholders’ Class Meeting to be convened for this purpose, provided that: (a) approval is given by at least 75% of the votes attaching to the H Shares held by the Independent H Shareholders that are cast either in person or by proxy; and (b) the number of votes cast against the resolution is not more than 10% of the votes attaching to all H Shares held by the Independent H Shareholders.

If the above Conditions to effectiveness are not fulfilled by the Long-stop Date, the Merger Agreement may be terminated by either party. Please also refer to the paragraph headed “Termination” in this section.

Conditions to implementation	After the Merger Agreement becomes effective upon fulfilment of the Pre-Conditions and all the Conditions to effectiveness, the implementation of the Merger shall be subject to the following conditions being fulfilled (the “Conditions to implementation”, together with the Conditions to effectiveness, collectively, the “Conditions”):

	(1)	there being no material breach of the representations, warranties or undertakings given by the Offeror in the Merger Agreement on the Delisting Date which has a material adverse impact on the Merger;

LETTER FROM THE BOARD

(2) there being no material breach of the representations, warranties or undertakings given by the Company in the Merger Agreement on the Delisting Date which has a material adverse impact on the Merger;

(3) there being no law, restriction or prohibition of any governmental authority or any judgment, decision or adjudication of any court on the Delisting Date which restricts, prohibits or terminates the Merger; and

(4) the necessary approval or filing for the listing (by way of introduction) of, and permission to deal in, the Offeror H Shares on the Stock Exchange pursuant to the Listing under Pre-Condition (2) not having been withdrawn and remain valid.

The Company shall be entitled to waive Condition (1) above and the Offeror shall be entitled to waive Condition (2) above. Conditions (3) and (4) above are not capable of being waived. If the above Conditions to implementation are not fulfilled or if applicable, waived, by the Long-stop Date, the Merger Agreement may be terminated by the relevant party as detailed in the paragraph headed “Termination” in this section.

As at the Latest Practicable Date, the Pre-Conditions had been fulfilled (as stated in the joint announcement dated 27 June 2025 made by the Offeror and the Company) and none of the Conditions had been fulfilled or waived.

Payment of consideration	The Offeror shall, as soon as possible and in any event no later than seven (7) business days after fulfilment (or waiver, as applicable) of the Pre-Conditions and all the Conditions (being the Conditions to effectiveness and the Conditions to implementation), issue the Offeror H Shares to all Share Exchange Shareholders as the consideration of the Share Exchange.

All rights attaching to all H Shares held by the Share Exchange Shareholders shall cease to have effect from and including the Settlement Date and the relevant H Shares shall be cancelled. The share certificates for all H Shares held by the Share Exchange Shareholders will cease to have effect as documents or evidence of title from and including the Settlement Date.

LETTER FROM THE BOARD

Issuance of Shares, Discloseable Transactions, Frustrating Actions and Dividend	Unless with the prior written consent of the Offeror, the Company shall not: (i) issue any Shares; (ii) carry out any material acquisition or disposal which may constitute a “discloseable transaction” under Chapter 14 of the Listing Rules; (iii) declare, make or pay any dividend or other distribution (whether in cash or in kind) to the Shareholders (save for the Special Dividend); or (iv) carry out any other action that may constitute a frustrating action pursuant to Rule 4 of the Takeovers Code, in each case from the date of the Merger Agreement to the date of termination of the Merger Agreement or the Delisting Date (whichever is earlier), provided that this shall not apply to (1) any profit distribution plan (pending approval by Shareholders’ meeting) which has been announced by the Company prior to the date of the Merger Agreement but has not yet been implemented; or (2) any transaction which has been announced by the Company prior to the date of the Merger Agreement but has not yet been completed.

Neither the Offeror nor the Company intends to declare and/or pay any dividend (save for the Special Dividend, the details of which are set out in the section headed “5. PROPOSED SPECIAL DIVIDEND” below) before the Delisting Date or the date on which the Merger is not approved or otherwise lapses (as the case may be). Neither the Offeror nor the Company has declared but not yet paid any dividend and/or distributions with a record date falling before the Delisting Date or the date on which the Merger is not approved or otherwise lapses (as the case may be) and not yet paid.

LETTER FROM THE BOARD

Right of a Dissenting Shareholder	According to the PRC Company Law and the Articles, any Dissenting Shareholder may by written notice request the Company to acquire its Shares at a “fair price”.

If any Dissenting Shareholder exercises its right, a third party designated by the Company which is not acting in concert with the Offeror will acquire the Shares held by that Dissenting Shareholder at a “fair price”. The requirements regarding the right of Dissenting Shareholders to have their Shares being acquired at a “fair price” are pursuant to the PRC Company Law and the Articles. There is no administrative guidance on the substantive as well as the procedural rules as to how the “fair price” will be determined. Thus no assurance can be given as to any favourable results to the Dissenting Shareholders who have validly exercised such right and the cost may be incurred by the Dissenting Shareholders in the process of exercising such right and determining the “fair price”.

Any Shares so acquired by the designated third party will be exchanged into the Offeror H Shares according to the Share Exchange Ratio on the Share Exchange Date, which will be held by the designated third party after the Share Exchange. Upon completion of the acquisition of such Shares by the designated third party from the Dissenting Shareholder, the Dissenting Shareholder shall not be entitled to make any further request to the Offeror, the Company and/or any other Shareholders who voted in favour of the Shareholders’ resolutions in respect of the Merger Agreement, the Merger and the relevant arrangements, nor shall such Dissenting Shareholder have the right to exchange its Shares into the Offeror H Shares.

LETTER FROM THE BOARD

The exercise of its right by a Dissenting Shareholder is subject to the following criteria:

(1)	such Dissenting Shareholder having validly voted against the resolutions in respect of the Merger Agreement, the Merger and the relevant arrangements at the EGM and the H Shareholders’ Class Meeting;

(2)	such Dissenting Shareholder having been validly registered as a Shareholder on the register of members of the Company since the record date for the EGM and the H Shareholders’ Class Meeting, and having held such Share(s) in respect of which it intends to exercise its right until the Dissenting Shareholders Settlement Date; and

(3)	such Dissenting Shareholder having exercised its right during the Declaration Period in any event.

A Shareholder is not entitled to exercise its right in respect of such Share(s) held by it if:

(1)	such Shareholder has undertaken to the Company to waive its right; or

(2)	such Shareholder is prohibited from exercising its right in accordance with applicable laws; or

(3)	any Share held by such Shareholder is subject to pledge, other third-party rights or judicial moratorium, without having legally obtained written consent or approval obtained from the relevant pledgee, third party or competent authority.

As at the Latest Practicable Date, to the best of the Company’s knowledge after having made reasonable enquiries, no such Shareholder not entitled to exercise its right for any of the reasons above exists.

LETTER FROM THE BOARD

If a Dissenting Shareholder exercises its right, it shall return the Offeror H Shares received (if any) to the Offeror or its designated entity in an appropriate manner before the Dissenting Shareholders Settlement Date, otherwise such Dissenting Shareholder shall be deemed to have waived, and will no longer be able to exercise, its right in respect of the Shares held by it. For the avoidance of doubt, regardless of when the Dissenting Shareholder exercises its right, the Dissenting Shareholder will be deemed to have ceased to have any right in respect of the Shares (other than the right to request for a “fair price” pursuant to exercise of its right) as from the Dissenting Shareholders Settlement Date.

Further announcement(s) will be made by the Offeror and the Company in the event of any the exercise of the right of Dissenting Shareholders.

Termination	Subject to the requirements of the Takeovers Code and the regulatory requirements of the SFC and the Stock Exchange, the Merger Agreement may be terminated before the implementation of the Merger in any of the following circumstances:

(1) by either the Offeror or the Company, if

(i) any competent governmental authority issues any order, decree, ruling or take any other actions which permanently restricts, impedes or otherwise prohibits the Merger and which is final, binding and not capable of being appealed (both the Offeror and the Company shall use reasonable endeavours to procure the withdrawal of such order, decree, ruling or action); or

(ii) the Conditions to effectiveness not having been fulfilled on or before the Long-stop Date;

LETTER FROM THE BOARD

(2)	by the Offeror, if the Company commits a material breach of the representations, warranties and undertakings under the Merger Agreement or any other agreement related to the Merger which has a material adverse impact on the Merger and such breach is not remedied by the Company within 30 days following written notice from the Offeror; or

(3)	by the Company, if the Offeror commits a material breach of the representations, warranties and undertakings under the Merger Agreement or any other agreement related to the Merger which has a material adverse impact on the Merger and such breach is not remedied by the Offeror within 30 days following written notice from the Company.

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror and the Company may only invoke any or all of the Conditions (1) to (4) set out in the paragraph headed “Conditions to implementation” in this section or terminate the Merger Agreement in accordance with the paragraph headed “Termination” in this section as a basis for not proceeding with the Merger only if the circumstances which give rise to the right to invoke any such condition or termination right are of material significance to the Offeror in the context of the Merger.

4.	SHARE EXCHANGE RATIO AND COMPARISON OF VALUE

Basis for determining the Share Exchange Ratio

The Share Exchange Ratio of 0.263614 new Offeror H Share for every Share Exchange H Share cancelled was determined on commercial basis on arm’s length terms after taking into account, among other things:

(a)	the theoretical value of the Offeror H Shares under the Merger for each Share Exchange H Share, which is attractive for the Share Exchange Shareholders and represents a higher premium rate compared to the value of shares being offered as consideration in previous transactions involving privatisation and listing by way of introduction in Hong Kong;

(b)	the historical performance of the Offeror and the Company;

(c)	the prevailing and historical market price levels of the Company and the historical and current trading multiples of certain of the respective comparable companies of the Company;

LETTER FROM THE BOARD

(d)	the business potential of the Offeror Group after the Merger takes effect and the potential benefits of the Listing and the Merger for the Share Exchange Shareholders; and

(e)	the fact that the Offeror H Shares are being offered as consideration under the Merger, and that following completion of the Listing and the Merger, the Company will be merged into the Offeror and thus, the Share Exchange Shareholders will be able to continue to participate in the performance of the Company directly.

Valuation and comparisons of value

The Valuation Adviser appointed by the Offeror to value the Offeror H Shares has estimated that the value of each Offeror H Share as at 31 December 2024 is in the range of approximately RMB61.18 to RMB74.32 (equivalent to approximately HK$67.04 to HK$81.44 based on the Exchange Rate) and is approximately RMB67.02 (equivalent to approximately HK$73.45 based on the Exchange Rate) based on the methodology detailed in Appendix II to this document. On the basis of such valuation and that the Share Exchange Shareholders will receive 0.263614 Offeror H Share for every Share Exchange H Share cancelled, the theoretical value of the Offeror H Shares under the Merger for each Share Exchange H Share will be HK$19.36 and in the range of approximately HK$17.67 to HK$21.47.

The foregoing paragraph is subject to and should be read in conjunction with the bases, limitations and assumptions set out in the Valuation Report set out in Appendix II to this document (pages II-1 to II-49 of this document), which has been reported on by CICC in accordance with Rules 10.3(b), 11.1(a) and 11.1(b) of the Takeovers Code. In particular, Shareholders, investors and potential investors should note that the value of the Offeror H Shares estimated by the Valuation Adviser does not represent the trading price of the Offeror H Shares immediately following completion of the Listing or at any time. The trading price of the Offeror H Shares may fluctuate subject to prevailing market conditions and may materially differ from the value estimated by the Valuation Adviser. The trading price of the Offeror H Shares may fluctuate subject to prevailing market conditions and may materially differ from the value estimated by the Valuation Adviser. Accordingly, Shareholders, investors and potential investors should not rely on the Valuation Adviser’s estimated value of the Offeror H Shares as the basis for the trading price of the Offeror H Shares upon completion of the Listing.

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On the basis of (1) the Share Exchange Ratio of 0.263614 Offeror H Share for every Share Exchange H Share cancelled and (2) the value estimated by the Valuation Adviser as at 31 December 2024 of HK$73.45 per Offeror H Share, the theoretical value of the Offeror H Shares under the Merger is equivalent to approximately HK$19.36 for each Share Exchange H Share and represents:

(a)	a premium of approximately 72.24% over the closing price of HK$11.24 per Share as quoted on the Stock Exchange as at the Last Trading Day;

(b)	a premium of approximately 98.77% over the closing price of HK$11.24 per Share as quoted on the Stock Exchange on the Last Trading Day less the Special Dividend resulting in a net price of HK$9.74 per Share;

(c)	a premium of approximately 115.83% over the average closing price of approximately HK$8.97 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day;

(d)	a premium of approximately 159.17% over the average closing price of approximately HK$8.97 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$7.47 per Share;

(e)	a premium of approximately 116.07% over the average closing price of approximately HK$8.96 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day;

(f)	a premium of approximately 159.52% over the average closing price of approximately HK$8.96 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$7.46 per Share;

(g)	a premium of approximately 130.48% over the average closing price of approximately HK$8.40 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day;

(h)	a premium of approximately 180.58% over the average closing price of approximately HK$8.40 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$6.90 per Share;

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(i)	a premium of approximately 146.94% over the average closing price of approximately HK$7.84 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day;

(j)	a premium of approximately 205.36% over the average closing price of approximately HK$7.84 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day less the Special Dividend resulting in a net price of HK$6.34 per Share;

(k)	a premium of approximately 29.93% over the closing price of HK$14.90 per Share as quoted on the Stock Exchange on the Latest Practicable Date;

(l)	a premium of approximately 44.48% over the closing price of HK$14.90 per Share as quoted on the Stock Exchange on the Latest Practicable Date less the Special Dividend resulting in a net price of HK$13.40 per Share;

(m)	a premium of approximately 36.82% over the average closing price of approximately HK$14.15 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Latest Practicable Date;

(n)	a premium of approximately 53.04% over the average closing price of approximately HK$14.15 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Latest Practicable Date less the Special Dividend resulting in a net price of HK$12.65 per Share;

(o)	a premium of approximately 62.42% over the average closing price of approximately HK$11.92 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Latest Practicable Date;

(p)	a premium of approximately 85.80% over the average closing price of approximately HK$11.92 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Latest Practicable Date less the Special Dividend resulting in a net price of HK$10.42 per Share;

(q)	a premium of approximately 71.18% over the average closing price of approximately HK$11.31 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Latest Practicable Date;

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(r)	a premium of approximately 97.35% over the average closing price of approximately HK$11.31 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Latest Practicable Date less the Special Dividend resulting in a net price of HK$9.81 per Share;

(s)	a premium of approximately 82.13% over the average closing price of approximately HK$10.63 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Latest Practicable Date;

(t)	a premium of approximately 112.05% over the average closing price of approximately HK$10.63 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Latest Practicable Date less the Special Dividend resulting in a net price of HK$9.13 per Share;

(u)	a premium of approximately 164.12% over the consolidated net asset value per Share as at 31 December 2022 of approximately HK$7.33 (based on a total of 879,967,700 Shares in issue as at the Latest Practicable Date and the equity attributable to owners of the Company of RMB5,884,884,000 (equivalent to approximately HK$6,449,187,945 based on the Exchange Rate) as at 31 December 2022) derived from the audited consolidated financial statements for the year ended 31 December 2022, as disclosed in the annual report of the Company published on 23 April 2023;

(v)	a premium of approximately 95.95% over the consolidated net asset value per Share as at 31 December 2023 of approximately HK$9.88 (based on a total of 879,967,700 Shares in issue as at the Latest Practicable Date and the equity attributable to owners of the Company of RMB7,935,513,000 (equivalent to approximately HK$8,696,452,603 based on the Exchange Rate) as at 31 December 2023) derived from the audited consolidated financial statements for the year ended 31 December 2023, as disclosed in the annual report of the Company published on 26 April 2024; and

(w)	a premium of approximately 82.64% over the consolidated net asset value per Share as at 31 December 2024 of approximately HK$10.60 (based on a total of 879,967,700 Shares in issue as at the Latest Practicable Date and the equity attributable to owners of the Company of RMB8,508,196,000 (equivalent to approximately HK$9,324,050,411 based on the Exchange Rate) as at 31 December 2024) derived from the audited consolidated financial statements for the year ended 31 December 2024, as disclosed in the annual report of the Company published on 28 April 2025.

The Merger will be implemented at the Share Exchange Ratio. The comparisons above are provided solely for the convenience of investors. They are illustrations only. Shareholders should use the comparisons with care and take into account other disclosures in this document, including the reasons and benefits of the Merger.

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The Share Exchange Ratio will not be adjusted and the Offeror does not reserve the right to do so.

Highest and lowest prices

During the Relevant Period, the highest closing price of the H Shares as quoted on the Stock Exchange was HK$15.26 on 12 June 2025 and the lowest closing price of the H Shares as quoted on the Stock Exchange was HK$6.27 on 9 October 2023.

Value of the Merger

As at the Latest Practicable Date, there are 879,967,700 Shares in issue, comprising 653,767,700 H Shares and 226,200,000 Domestic Shares. The Offeror holds approximately 51.41% of the Shares, comprising (a) a direct shareholding of 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (b) an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company).

On the basis of the theoretical value of the Offeror H Shares per Share Exchange H Share (being the theoretical value of the Offeror H Shares determined on the basis of the estimated value of each Offeror H Share being approximately HK$73.45 as at 31 December 2024 as estimated by the Valuation Adviser), assuming (i) there will be no change in the number of Shares in issue prior to the Share Exchange Record Date; (ii) the Merger Agreement becomes effective and (iii) there will be no Dissenting Shareholder whose H Shares will not form part of the Share Exchange, the Merger values all of the Share Exchange H Shares at approximately HK$8,278.76 million, and the entire issued share capital of the Company at approximately HK$17,038.33 million.

On the basis of such number of Share Exchange H Shares and the Share Exchange Ratio, upon the fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions, an aggregate of 112,712,832 Offeror H Shares (representing approximately 24.29% of the entire issued share capital of the Offeror as at the Latest Practicable Date, or approximately 19.55% of the entire issued share capital of the Offeror as enlarged by the issuance of such Offeror H Shares), will be issued by the Offeror.

All of the Offeror H Shares to be issued as consideration to the Share Exchange Shareholders will be free from all liens, charges and encumbrances and together with all rights attaching to them, including the right to receive all dividends and other distributions and the issuance of the Offeror H Shares to the Share Exchange Shareholders will be implemented in full in accordance with the terms of the Merger without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against such Share Exchange Shareholders.

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5.	PROPOSED SPECIAL DIVIDEND

Considering (1) the Company’s intention to return value to the Shareholders in the hope of the Shareholders’ continuous support of the Offeror’s listing by introduction and future development and (2) the Company’s intention to provide Shareholders with good cash returns despite the underperformance of the stock market, subject to the fulfilment (or waiver, as applicable) of all the Pre-Conditions and the Conditions, the Company will pay a special dividend to the Shareholders whose names appear on the register of members of the Company on the Special Dividend Record Date other than the Offeror and its subsidiaries (if applicable). The Offeror and its subsidiaries (if applicable) will waive their entitlements to the Special Dividend.

The Special Dividend will only be paid to the Shareholders if (1) the payment of the Special Dividend has been approved by an ordinary resolution by simple majority of votes cast by the Shareholders present and voting in person or by proxy at the EGM; and (2) all of the Pre-Conditions and the Conditions have been fulfilled or waived (as applicable), and thus the Special Dividend may or may not materialise. Shareholders, investors and potential investors in the securities of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action to take should consult their stockbroker, bank manager, solicitor or other professional advisers.

The payment of the Special Dividend will not result in any adjustment to the Share Exchange Ratio.

6.	REASONS AND BENEFITS OF THE MERGER AND THE LISTING

Benefits of the Merger and the Listing to the Company

The Offeror plans to further integrate with the Company to become a comprehensive pharmaceutical company driven by independent R&D with integrated capacities in R&D, production and commercialisation, further capitalising on the economies of scale and synergies to unleash greater growth potential.

(1)	Through the Merger, the Post-Merger Offeror will become an integrated pharmaceutical company engaging in R&D, production and commercialisation of pharmaceutical products, and consolidate its position as a comprehensive pharmaceutical company

Before the completion of the Merger, as a result of the non-compete agreement between the Company and the Offeror, there is a clear division of business between the Company and the Offeror. The Offeror is responsible for the pharmaceutical R&D and overseas sales, while the Company is responsible for the domestic commercialisation of pharmaceutical products. The Company currently does not have a strong in-house R&D system, and its revenue and profits are mainly generated from the sales of its major product, Kewei (oseltamivir phosphate). Its product structure is relatively simple and its channels for acquiring new products are limited. Through the full integration of the Offeror’s and the Company’s businesses, the Post-Merger Offeror will promote the

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vertically integrated operation and management of pharmaceutical R&D, production and commercialisation. By combining the Offeror’s R&D capability and robust drug pipeline and the Company’s strong nationwide sales network, the Post-Merger Offeror will benefit from the synergy of the Merger. The Offeror will reduce its dependence on its major products with the Post-Merger Offeror’s diverse and robust drug pipeline, achieve long-term sustainable growth, expand its market value, and consolidate its position as a comprehensive pharmaceutical company.

(2)	Integrating domestic and overseas sales channels to build an extensive sales network

Before the completion of the Merger, as a result of the non-compete agreement and to avoid competition between the Company and the Offeror, the Company was solely responsible for the commercialisation of pharmaceutical products in China, while the Offeror was solely responsible for the pharmaceutical R&D and overseas sales. After years of development, the Company has formed a large domestic sales network in the PRC, while the Offeror has built an extensive sales network which covers eight jurisdictions and regions including but not limited to the United States, Germany, and the United Kingdom. The Offeror has established an independent brand with good reputation and formed certain sales capabilities. By combining the sales channels of the Company and the Offeror, the Post-Merger Offeror will form a fully-integrated extensive sales network. As a result, the Post-Merger Offeror can carry out its business operations with more flexibility and respond to the unmet medical demands for different pharmaceutical products without being subject to the constraints of the non-compete agreement and provide its diverse and robust pipeline of pharmaceutical products to both domestic and overseas markets in the future, which the board of the Offeror believe is essential for the creation of a global pharmaceutical company and the enhancement of our market position and influence.

(3)	Improving overall corporate efficiency for long-term sustainable and resilient growth

Under the current management arrangement, the review chain of major business decision-making processes is long and requires the approval from both the Company and the Offeror. It also takes a long time to complete the approval process for connected transactions of the Company. As a result, strategic opportunities for product development may be missed. After completion of the Merger, the businesses of the Company and the Offeror will be integrated to optimise the management structure, shorten the business decision-making process, improve the management operation efficiency and integrate the R&D systems, production facilities and sales networks, thus achieving long-term sustainable and resilient growth.

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Benefits of the Merger and the Listing to the Share Exchange Shareholders

The board of the Offeror believes that the Post-Merger Offeror will be an attractive investment opportunity for the Share Exchange Shareholders. Upon completion of the Merger, the Share Exchange Shareholders may continue to invest in the Company (as part of the Post-Merger Offeror) which will be equipped with excellent commercialisation capabilities; they may also benefit from the potential synergy that may be achieved as a result of the Merger. Apart from the greater capital market potential of the investment target, the Share Exchange Shareholders will also directly receive immediate cash benefits by way of Special Dividend of HK$1.50 per Share to be distributed by the Company, thus enabling the Share Exchange Shareholders to realise a certain level of capital return from their investment. As the Offeror does not need to raise capital in connection with the Listing, the proposed transaction will be less exposed to capital market volatility. In summary, the board of the Offeror believes that the overall transaction structure is in the interests of the Share Exchange Shareholders and that the long-term benefits to the Share Exchange Shareholders include the following:

(1)	The Offeror’s integrated in-house R&D system and its R&D platform that covers the complete drug development cycle enabling the Offeror to achieve long-term value creation

In order to drive the long-term sustainable development of the Company, in addition to maintaining the revenue growth from the existing pharmaceutical products, the Company also needs to build a robust product pipeline and continue to introduce new products to ensure long-term growth. The Offeror has strong pharmaceutical R&D capabilities in the PRC, and has established an integrated in-house R&D system and an R&D platform that covers the complete development cycle of chemical drugs and biologics. It has in-house and systematic R&D capabilities, enabling rapid commercialisation of the Offeror’s drugs under development.

Leveraging its R&D platforms, the Offeror has established a diverse and robust product pipeline in three major therapeutic areas with huge unmet clinical needs, and has formed differentiated development paths in each R&D field: (1) its pipeline of anti-infective drugs covers indications such as hepatitis B, hepatitis C, influenza and acute respiratory infection; (2) in the field of chronic diseases, the Offeror has built a strong diabetes drug portfolio and is continuing to expand product lines to cover respiratory diseases such as pulmonary fibrosis, pulmonary hypertension, chronic obstructive pulmonary disease and asthma, and is gradually expanding to metabolic disorders such as gout and obesity and neuropsychiatric disorders; (3) its oncology pipeline focuses on the treatment of solid tumour and blood cancers (hematological malignancy) utilising technologies such as precise targeting.

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Through this integration, the Share Exchange Shareholders will become the shareholders of the Post-Merger Offeror, and benefit from the R&D results produced by its R&D platforms focusing on the three key therapeutic areas. The Post-Merger Offeror will achieve a virtuous cycle in respect of its business model of integrated R&D, production and commercialisation focusing on innovative new drugs, while continue to be involved in modified new drugs, generic drugs and biosimilars. The Post-Merger Offeror’s major products will continuously generate strong cash flow to support R&D investment, and its strong R&D capabilities will further strengthen its product portfolio and expand its market shares, which will be conducive to sustainable business growth and long-term value creation.

(2)	Eliminating connected transactions; improving operational efficiency and expanding economies of scale

Under the current shareholding structure, the Offeror and the Company are required to comply with their non-compete agreement and the connected transaction requirements under the Listing Rules.

After the completion of the Merger, the Post-Merger Offeror will be able to complete the integration of R&D, manufacturing and commercialisation, resulting in a more streamlined and efficient decision-making process, which enables it to respond to market demands more rapidly and with more reasonable commercial arrangements. In addition, after the Merger, the Post-Merger Offeror will be able to utilise the combined supply chain system and manufacturing bases, which will significantly reduce the number of continuing connected transactions between the Offeror and the Company, as well as the restrictions from non-compete agreement. This is expected to further reduce procurement and manufacturing costs, thereby enhancing management efficiency, lowering overall operating expenses, maximising cooperation synergies, and achieving economies of scale.

(3)	Competitive exchange premium and cash return level

The theoretical value of the Offeror H Shares under the Merger will present the Share Exchange Shareholders with an attractive premium over the market value of the Company, with an implied value of the Share Exchange H Shares that is significantly higher than recent historical trading prices of the Shares. In addition, the Share Exchange Shareholders will be able to realise a level of capital return on their investment by receiving immediate cash value directly through the Special Dividend. At the same time, the Share Exchange Shareholders will also be able to share the revenue and profits to be realised by the Offeror in the future and obtain a long-term return on their capital investment.

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(4)	Enhancing overall performance in the capital market

Firstly, prior to the implementation of the Merger, the Company did not have an independent R&D system, and its capital market valuation was at a low level. After completion of the Merger, the Post-Merger Offeror will become a comprehensive pharmaceutical enterprise integrating R&D production and commercialisation, as well as a listed entity with a complete business chain, which will enhance investors’ market confidence in the Post-Merger Offeror.

Secondly, the Company will significantly reduce the number of continuing connected transactions that it involves, and the restrictions from non-compete agreement, which will be beneficial in reducing its administrative and compliance costs, thus boosting overall business performance.

Thirdly, prior to the implementation of the Merger, the Company’s sources of business revenue and profits were relatively concentrated. After completion of the Merger, the Post-Merger Offeror will have stronger R&D capabilities and a more diverse drug pipeline to respond to changing market competition, which will increase its long-term investment value. The above changes will also make the Post-Merger Offeror more attractive to investors.

In summary, after the Merger becomes unconditional and upon completion of the Listing, the Post-Merger Offeror will become a comprehensive pharmaceutical enterprise integrating R&D, production and sales, with reduced management and compliance costs, and a steady and continuous growth in its revenue and profits, all of which will enhance the Post-Merger Offeror’s overall performance in the capital market.

Strategic Plans of the Offeror Group

The Offeror is committed to becoming a vertically integrated world-class pharmaceutical company under the dual driving forces of innovation and internationalisation, supported by its excellent commercialisation capabilities. By adhering to the corporate mission of ‘‘scientific innovation of new drugs for high-quality of healthy life’’, and focusing on research and development, production and commercialisation of innovative drugs, modified new drugs, generic drugs and biosimilars, the Offeror is dedicated to developing products with breakthrough potential in both domestic and overseas markets. Through this, the Offeror intends to achieve structural optimisation and business integration. The Merger and the Listing will enable the Offeror to reap further synergies from the integration of ‘‘research, production and marketing’’ and enhance its market competitiveness, which will in turn maximise returns for the Company’s and the Offeror’s shareholders.

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(1)	Clarify the direction of future development and enhance the ability to give back to shareholders

Prior to the completion of the Merger, the Company is still at the stage of continuously exploring further development opportunities. Although the Company has achieved profitability in recent years, the Company’s dividend policy is relatively conservative due to the need to respond to the opportunities and challenges brought about by rapid changes in the market. Upon completion of the Merger, the Post-Merger Offeror group will have a clear development direction to become a comprehensive pharmaceutical enterprise integrating research, production and sales. The overall improvement in competitiveness of the Post-Merger Offeror will enhance its ability to give back to shareholders.

(2)	Increase capital efficiency and expedite product innovation, continuously upgrading product technology to enhance market dominance

Upon completion of the Merger, the Post-Merger Offeror will be able to invest its strong operating cash flow into its research and development activities, thus significantly improving the efficiency of its use of funds and providing sufficient support to its research and development pipeline. With ample funds available, the Post-Merger Offeror will continue to invest in the enhancement of its own research and development platform to provide patients with better healthcare solutions and high-quality and affordable pharmaceutical products, with a focus on drugs for fields of indications with huge market potential. Such strong research and development capabilities will also continue to enrich its range of long-term commercialised products in the future, allowing it to build a strong foundation for sustainable business growth and long-term value creation.

(3)	Reduce the competition and connected transactions between the Company and the Offeror as well as enhance operational efficiency

After completion of the Share Exchange, the Post-Merger Offeror will be able to benefit from a more streamlined decision-making process and reduced business decision-making time since restrictions arising from the non-compete agreement between the Company and the Offeror will no longer be applicable and transactions between both parties will no longer constitute connected transactions under the Listing Rules. Upon completion of the Merger, the Post-Merger Offeror will be able to promptly respond to market changes and various challenges, and flexibly adapt its various drug sales channels to facilitate the dual globalised development of market and technology, creating a Chinese brand that is set to become a world-class pharmaceutical company.

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(4)	Establish presence in the global capital market and enhance its corporate image

Upon completion of the Listing, the Post-Merger Offeror will be able to tap into the international capital market as a listed company. After Listing, the Post-Merger Offeror can further enhance its business agility through flexible financing. Upon the Merger becoming unconditional and the Listing being completed, the Post-Merger Offeror will be listed on the Main Board of the Stock Exchange with a view to becoming a leading listed pharmaceutical company, which will help enhance its image and market presence among its customers, suppliers and other business partners. At the same time, following the completion of the Listing, the Post-Merger Offeror can take advantage of its new status as a listed company to widely attract talents through potential and diverse equity incentive schemes, which in turn will also benefit all the Share Exchange Shareholders.

Future Development and Integration Initiatives

(1)	Facilitate the integration and development of research and development platforms and product pipelines to consistently strengthen competitiveness

The Post-Merger Offeror will remain devoted to building an all-round and comprehensive independent research and development system and research and development platform that covers the complete life cycle of drugs, while continuing to invest in the upgrading of its research and development platform and technology, so as to facilitate the continuous commercial development of products such as innovative drugs, modified new drugs, generic drugs and biosimilars, with an aim to continuously enhance its competitive advantage by creating a stable, sustainable and tiered product pipeline.

(2)	Enhance its renowned brand image and establish an efficient distribution network

The Post-Merger Offeror will continue to promote the presence of its brand in the market. Leveraging the leading market position, brand awareness of Kewei and its rich product pipelines, the Post-Merger Offeror will be able to not only enhance its brand image as a leading vertically integrated pharmaceutical company that integrates drug research and development, production and commercialisation, as well as continue to foster its brand image as a PRC pharmaceutical company in the overseas market and boost its international reputation through cooperation with overseas partners.

To facilitate the commercial development of the Post-Merger Offeror’s product pipelines, the Post-Merger Offeror will continue its efforts to develop a more transparent and efficient international distribution network, strengthen the digitalisation of its marketing network and data analysis capabilities, enhance the efficiency of its sales process, and optimise its branding and marketing strategies.

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(3)	Optimise its overall production system and enhance systematic operational efficiency

The Post-Merger Offeror will focus on upgrading all aspects of its production system, accelerating the integration of production facilities and capacity planning, strengthening the deployment of production automation and information technology, coordinating supply chain resources and improving procurement and logistics planning. These would further optimise its cost structure, and the quality of its product pipelines, reduce costs and help deliver high-quality pharmaceutical products to its customers, which in turn would enhance its systematic production operational efficiency.

(4)	Consolidate structure and reduce governance costs

The Post-Merger Offeror will accelerate the integration of its mid-to-back office structure and promote a smart mid-to-back office system that integrates all processes, incorporating finance, research and development, sales, purchasing, inventory, administrative office systems and digital infrastructure. Moreover, the Post-Merger Offeror will optimise and adjust the previous arrangement for connected transactions to improve decision-making and capital allocation efficiency, as well as reduce governance costs.

The Board (other than members of the Independent Board Committee, whose views are given in the section headed ‘‘LETTER FROM THE INDEPENDENT BOARD COMMITTEE’’ of this document (pages IBC-1 to IBC-2 of this document)) is of the view that the terms of the Merger are fair and reasonable and in the interests of the Company and its Shareholders as a whole. Having considered the terms of the Merger Agreement and taken into account the advice from Gram Capital, the Independent Board Committee is of the view that the terms of the Merger Agreement and the proposed Merger are fair and reasonable so far as the Independent H Shareholders are concerned.

7.	FUTURE INTENTION OF THE OFFEROR

After the Merger, the Company will merge into the Offeror, with the Post-Merger Offeror as the surviving entity, and will cease to exist as a separate legal entity. It is the intention of the Offeror that it will continue to carry on its business as stated in the paragraph headed ‘‘(1) Information on the Offeror’’ in the section headed ‘‘8. INFORMATION ON THE OFFEROR AND THE COMPANY’’ below. It is also the intention of the Offeror that it will continue to carry on the business of the Company as stated in the paragraph headed ‘‘(2) Information on the Company’’ in the section headed ‘‘8. INFORMATION ON THE OFFEROR AND THE COMPANY’’ below following the Merger. The Post-Merger Offeror also plans to implement strategies to achieve its business goals. Please refer to ‘‘Business — Our Strategies’’ section of the Appendix V — Listing Document (pages V-326 to V-329 of the Listing Document) to this document for details.

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In view of the Merger, the Offeror will expect to review the holding structure of certain business, assets, properties and operation units within the Offeror Group with a view to streamlining and rationalising the holding structure. Accordingly, the Offeror expressly reserves the right to make any changes in relation to such holding structure that it deems necessary, appropriate or convenient in light of its review of the Offeror Group, in light of future developments or in order to better integrate, generate maximum synergy or exploit full economies of scale with other operations within the Offeror group.

The Offeror intends to continue the business of the Company, and does not intend to make any significant changes to the business, the continued employment of the employees of the Group and the deployment of fixed assets of the Company, other than in the ordinary course of business.

It is expected that the integration will reduce the costs incurred as a result of the current shareholding structure of the Offeror Group. In the future, the structure of the board of directors of the Post-Merger Offeror will comply with the applicable regulatory requirements of the Stock Exchange for the listing of the Offeror H Shares (assuming the Listing is completed).

The Offeror anticipates that, the Merger will be conducive to: (i) facilitate the integration and development of R&D platforms and product pipelines of the Offeror and the Company to consistently strengthen competitiveness; (ii) enhance the Offeror and the Company’s renowned brand image and establish an efficient distribution network; (iii) optimise the overall production system and enhance systematic operation efficiency of the Offeror and the Company; (iv) consolidating the structure and reduce governance costs of the Offeror and the Company.

8.	INFORMATION ON THE OFFEROR AND THE COMPANY

(1)	Information on the Offeror

Overview of the Offeror

The Offeror was established on 29 December 2003. It is an integrated pharmaceutical company driven by independent R&D, rooted in China and facing to the world. It has full capabilities integrating R&D, production and sales. The Offeror focuses on the three key areas of infection, chronic diseases and oncology. In particular, according to the industry data collected by Frost & Sullivan, in 2024, the sales of the Offeror’s oseltamivir phosphate products, including its top-selling product, Kewei, accounted for 38.5% of the anti-influenza drug market in China. With its extensive pipeline of anti-infective drugs, it has been approved by the Ministry of Science and Technology of the PRC to establish a State Key Laboratory of Anti-Infective Drug Development. The Offeror focuses on innovative drugs and is also involved in modified new drugs, generic drugs and biosimilars. It currently has a diverse and robust product portfolio. After over 20 years of experience, the Offeror has established advanced R&D platform, facilities that meet international standards and an extensive sales network. The Offeror has been named in the Top 20 of ‘‘China Drug Research and Development Comprehensive Strength Ranking’’

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published by Yaozhi.com, for seven consecutive years from 2017 to 2023. In 2023, it was successfully selected as one of the ‘‘Top 100 Competitive Enterprises in Chinese Pharmaceutical Industry’’ and ranked among the tier-one group of the ‘‘Top 100 Chinese Pharmaceutical Innovators for 2023’’ released by Healthcare Executive Magazine.

The Offeror is committed to developing products with breakthrough potential. It has built strong R&D capabilities and created a diverse and robust pipeline portfolio with broad and deep indication coverage through differentiated molecular design and comprehensive technology platforms. The Offeror has formed a large-scale, professional and comprehensive R&D team with more than 1,100 personnels as of 31 December 2024, and has established a comprehensive and integrated independent R&D system and a R&D platform covering the complete development cycle of chemical drugs and biologics. Its R&D capabilities are independent and systematic, which enables the Offeror to efficiently advance its drugs under development to commercialisation. As of the Latest Practicable Date, the Offeror has 150 approved drugs in the world, including in China, the United States and Europe, more than 100 drugs in the pipeline, including 49 Class I innovative drug candidates in China, among which one innovative drug candidate was under the NMPA’s review for launching and ten innovative drug candidates were in Phases II or III clinical trials. The Offeror has successfully developed and launched three Class I innovative drugs and applied for launching one Class I innovative drug through its in-house research and development in China. The Offeror attaches great importance to the protection of core technologies. Its patents cover new drug compounds, protein molecular structures, manufacturing processes, usage and preparation formulation, providing a solid and long-life patent protection strategy for the Offeror’s technologies, drugs and drugs under development. As of 31 December 2024, the Offeror had applied for a total of 2,446 invention patents, including 382 Patent Cooperation Treaty (PCT) applications, 1,131 PRC domestic invention patents, and 933 overseas invention patents; among which, a total of 1,401 invention patents have been granted by the relevant patent authorities, including 746 PRC domestic invention patents and 655 overseas invention patents. According to Frost & Sullivan, the Offeror ranked first among PRC pharmaceutical companies in the terms of the number of patents published and the number of authorised patent announcements in China from 1 January 2014 to 31 December 2023, and the Offeror ranked 79th in the world and 10th in China in terms of the number of public invention patent applications for the global biomedical industry in 2023.

As of 31 December 2024, the Offeror has two production bases in Songshan Lake, Dongguan, Guangdong province and Yidu, Hubei province, the PRC, with a total area of over 1,300 mu, covering the entire pharmaceutical production process in respect of the formulation. It has production capabilities for tablets, capsules, granules and dry suspensions. The Offeror has also formed a pharmaceutical production and quality management system with international standards, aiming to provide high-quality medicines and laying the foundation for the subsequent sales of the Offeror’s products in overseas jurisdictions.

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The Offeror has an extensive sales network, covering China, Europe, North America and other regions. In the domestic market, as of 31 December 2024, the Offeror has a nationwide sales and distribution network and more than 1,884 professional sales personnels, covering 32 provincial-level regions and nearly 300 prefecture-level cities. The Offeror extensively covers more than 2,500 Class III Hospitals, more than 9,600 Class II Hospitals and more than 89,000 Class I Hospitals in the PRC as well as many large-scale national or regional pharmacy chains.

As at the Latest Practicable Date, the Offeror has a total issued share capital of 463,943,215 ordinary shares. The Offeror has no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as at the Latest Practicable Date. The ultimate controlling shareholders of the Offeror are Ms. Guo Meilan and her son Mr. Zhang Yushuai controlling approximately 62.12% equity interests in the Offeror as at the Latest Practicable Date. Please refer to the paragraph headed ‘‘Shareholding in the Company’’ in this section for further details. Please also refer to the Appendix V — Listing Document to this document (including without limitation the sections headed ‘‘Summary’’ (pages V-7 to V-38 of the Listing Document), ‘‘Business’’ (pages V-310 to V-475 of the Listing Document) and ‘‘Future Plans and Prospects’’) (pages V-615 to V-617 of the Listing Document) for further information about the Offeror and its financial and trading prospects.

Advantages of the Offeror

(i)	The Offeror is a pharmaceutical company with vertically integrated capabilities in research and development, production and commercialisation of pharmaceuticals, ranking first in the PRC in terms of the sales revenue of antiviral drugs for the past five years.

After over 20 years of development, the Offeror has managed to create a virtuous circle in respect of its business model through its integrated capabilities in R&D, production and commercialisation, and is one of the domestic pharmaceutical companies with the ability to carry out international R&D and sales. The Offeror continues to make forward-looking plans around drug innovation, focusing on the three major fields of infectious diseases, chronic diseases and oncology. With its excellent commercialisation capabilities, it continues to cultivate a large variety of drugs, gradually growing into a company with comprehensive capabilities in R&D, production and sales. Such competitive advantage can enhance the Offeror’s position in the fast-growing pharmaceutical industry in China and around the world.

(a)	The Offeror is one of the top PRC pharmaceutical companies in clinical development of innovative drugs

The Offeror has one of the largest in-house R&D teams among PRC pharmaceutical companies. It has formed a large-scale, professional and comprehensive R&D team of more than 1,100 personnels. The core members of the team have profound industry insights and rich drug R&D experience. The Offeror has its own R&D platform and is one of the first companies in China to get involved in the development of innovative drugs. It has created a series of

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innovative drug pipelines, with three Class I Innovative Drugs launched, one Class I Innovative Drug under application for the NMPA’s review for launching in China, and 10 Class I Innovative Drugs in Phases II or III clinical trials. The Offeror’s pipeline assets and core technologies are also protected by a comprehensive patent portfolio. As of 31 December 2024, the Offeror had applied for a total of 2,446 invention patents, including 382 Patent Cooperation Treaty (PCT) applications, 1,131 PRC domestic invention patents, and 933 overseas invention patents; among which, a total of 1,401 invention patents have been granted by the relevant patent authorities, including 746 PRC domestic invention patents and 655 overseas invention patents. Based on its fruitful R&D results, the Offeror has won a number of national platform titles, including the State Key Laboratory of Anti-Infective Drug Development (as approved by the Ministry of Science and Technology of the PRC), the National Intellectual Property Model Enterprise (as designated by the China National Intellectual Property Administration) and a postdoctoral research workstation. According to Frost & Sullivan, the Offeror is among the top PRC pharmaceutical companies in terms of the number of innovative drugs under clinical development.

International layout is also an important strategy for the sustainable development of the Offeror. According to the report prepared by Frost & Sullivan, the Offeror has commercialised pharmaceutical formulation overseas and one of the PRC pharmaceutical companies with the largest number of overseas approvals. With its Fingolimod capsule, a U.S. FDA approved first generic drug, the Offeror has become the first PRC pharmaceutical company that successfully challenged the patent of a novel drug in the U.S.. The Offeror has also been conducting overseas clinical trials and have completed Phase I clinical trials for four new drugs in the United States and Australia, two of which have obtained FDA Orphan Drug Designation. The Offeror received FDA clearance of IND application in respect of HEC88473 in February 2024 and entered into an exclusive license and commercialisation agreement for HEC88473 with Apollo Therapeutics Group Limited in November 2024. According to the report prepared by Frost & Sullivan, the Offeror was one of the only two PRC pharmaceutical companies to develop insulin products for the U.S. market as of the Latest Practicable Date. According to the report prepared by Frost & Sullivan, the Offeror ranked 16th among the top 30 pharmaceutical companies in the world and 1st among PRC pharmaceutical companies in terms of approved generic drugs from May 2018 to May 2019.

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(b)	The Offeror is China’s No. 1 domestic company in sales of antiviral drugs in the last five years and is steadily increasing its overseas market size

As of 31 December 2024, the Offeror had promoted and sold 48 drugs in the PRC and 21 of which had been the winning bids in connection with the centralised tender with respect to medicine procurement by the PRC authorities including 5 insulin products which have become a reliable source of revenue for the Offeror. Specifically, Kewei (oseltamivir phosphate), the Offeror’s sales network covers more than 2,500 Class III Hospitals, more than 9,600 Class II Hospitals and more than 89,000 Class I Hospitals in the PRC as well as many large-scale national or regional pharmacy chains.

As one of the pioneers in preparation export, the Offeror has 70 approved drugs abroad, including 36 in the United States and 31 in Europe. With the Fingolimod capsule, an FDA approved first generic drug, the Offeror has become the first PRC pharmaceutical company that successfully challenged the patent of a novel drug in the US. The large number of overseas approvals the Offeror has obtained can help the Offeror further improve its overseas market position, strengthen its product supply chain, and expand its market size.

(ii)	The Offeror has excellent R&D capabilities. It focuses on the fields of infectious diseases, chronic diseases and oncology, and has established a differentiated and high commercial potential drug pipeline:

(a)	The Offeror has a clear-cut drug pipeline blueprint with leading positions in key areas

The Offeror focuses on the three major fields of infectious diseases, chronic diseases and oncology, focusing on the R&D of drugs for fields of indications with huge market potential and clinical demand gaps. With its independent R&D capabilities, the Offeror has a huge product cluster, including 150 approved drugs in various countries and regions and more than 100 products in the pipeline at different stages of R&D. In particular, the variety of innovative drugs under clinical research ranks highly among domestic pharmaceutical companies, and its abundant pipeline reserves ensure the sustainable development and commercialisation of the Offeror’s products. It has successfully developed and launched two Class I Innovative Drug and has applications for launching two Class I Innovative Drugs in China through in-house R&D.

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(b)	The Offeror has a drug pipeline with differentiated advantages and high commercial potential

Anti-hepatitis C drug pipeline: The Offeror has a commercialised Class I Innovative Drug for the treatment of genotype-specific chronic hepatitis C and has Class I Innovative Drug candidates for the treatment of pan-genotypic chronic hepatitis C. It has the advantages of a complete pipeline, independent intellectual property rights.

Anti-hepatitis B drug pipeline: Morphothiadine mesylate is the only anti-hepatitis B virus capsid inhibitor in Phase III clinical trial in China and had the leading clinical trial progress in the world.

Diabetes treatment drug pipeline: The Offeror has established a comprehensive product portfolio and drug pipeline, including chemical drugs and biologics, for the treatment of diabetes. Five insulin products have been approved for sale in the Chinese market as of 31 December 2024 and one innovative drug will be launched soon.

Idiopathic pulmonary fibrosis treatment drug pipeline: Yinfenidone hydrochloride is a Class I Innovative Drug candidate that the Offeror has been developing in-house for the treatment of idiopathic pulmonary fibrosis. It has completed Phase I clinical trials in China and the United States, and has obtained orphan drug designation from the FDA. The Offeror has been conducting its Phase II clinical trial in China and expects to obtain interim analysis data to submit its Phase III clinical trial application to the CDE to accelerate and the R&D and launching process of yinfenidone hydrochloride. It is expected to bring safer and more effective therapeutic drugs to patients with pulmonary fibrosis. The Offeror plans to submit a new drug application after Phase III clinical trial. When yinfenidone hydrochloride has been approved by the NMPA, the Offeror will launch it to the market and start to generate revenue. Subject to requirements of the NMPA, a Phase IV clinical trial may or may not begin after yinfenidone hydrochloride has been approved. The Offeror will conduct the Phase IV clinical trial as and when required by the NMPA.

Drug pipeline for the treatment of AML: Clifutinib besylate is a Class I Innovative Drug candidate the Offeror has been developing in-house for the treatment of AML and is the first highly selective FLT3 inhibitor (a type of targeted therapy used in the treatment of AML, which works by blocking the activity of the FLT3 protein, a receptor tyrosine kinase that plays a key role in the survival, proliferation and differentiation of hematopoietic stem/progenitor cells) drug candidate developed by a PRC pharmaceutical company via in-house R&D to enter Phase III clinical trials.

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(iii)	The Offeror has the ability to continue to innovate, and has established an independent R&D platform that comprehensively covers the entire drug development cycle:

The Offeror has formed comprehensive global independent discovery and clinical development capabilities, covering chemistry, biology, pharmacology, toxicology, clinical, production and control and regulatory matters. Through a high degree of integration of all links, seamless operation and efficient support for drug R&D is achieved. The comprehensive and integrated drug discovery and development process has given the Offeror a significant advantage. In terms of small molecule drug discovery, the Offeror has always adhered to independent original research and innovation, and has established an early-stage drug R&D engine. Its 18 years of experience in the R&D of Class I Innovative Drugs has made the Offeror one of the first companies in China to enter the R&D of innovative drugs. It has established a complete R&D platform for recombinant proteins and antibodies. In terms of clinical development, the Offeror has established strong internal clinical development capabilities, with a clinical research team of more than 200 people. Its expertise covers clinical medicine, clinical operations, data management, biostatistics, clinical pharmacology, drug safety and other functions, covering all aspects of clinical development. It can complete Phases I, II and III clinical studies of innovative drugs independently, with high quality and speed.

In order to further promote the rapid discovery of candidate molecules, the Offeror continues to improve its technology platform and iteratively optimise it. The Offeror has built advanced technology platforms such as artificial intelligence driven drug design, small nucleic acid, protein degradation-targeting chimeric molecules, antibody-drug conjugates and specific antibodies to empower the research and development of innovative drugs and enhance innovation. In addition, the Offeror is committed to applying AI technology across all stages of drug research and development and the Offeror has established multiple advanced AI-driven models to enhance its innovation capabilities. It obtained the clinical trial approval for HEC169584 in December 2024, a THR-agonist drug candidate for the treatment of NASH, which is the first new small molecule drug candidate developed by its AIDD laboratory.

(iv)	The Offeror has a strong sales and distribution network that fully covers China, and works closely with strategic partners around the world to gradually increase market penetration and brand influence:

(a)	The Offeror has a huge global sales network

The Offeror has a huge global sales network covering the PRC, the United States, Germany and the United Kingdom and other countries, and continues to expand to more international markets. Through close cooperation with local partners, the Offeror has established stable sales channels and distribution networks, providing customers with convenient product acquisition channels and high-quality after-sales services.

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In the domestic market, the Offeror has a nationwide sales and distribution network and more than 1,918 professional sales personnels, covering 32 provincial-level regions (provinces, autonomous regions, and municipalities directly under the Central Government) and nearly 300 prefecture-level cities. The domestic marketing team is divided into the pediatric line represented by the Offeror’s top-selling product Kewei (oseltamivir phosphate), the chronic disease line focusing on the Offeror’s insulin series products, the innovative drug line represented by the Offeror’s hepatitis C drug Emitasvir, and the centralised procurement and other market channels line represented by the Offeror’s esomeprazole magnesium enteric-coated capsules. In 2023, sales of each line showed high-quality and strong growth. As of 31 December 2024, the Offeror promoted and sold a total of 48 drugs domestically. The Offeror extensively covered more than 2,500 Class III Hospitals, more than 9,600 Class II Hospitals, and more than 89,000 Class I Hospitals in the PRC as well as many large-scale national or regional pharmacy chains. In addition, the Offeror has actively participated in the national medical insurance negotiations. As of 31 December 2024, one of the Offeror’s Class I Innovative Drugs has been included in the NRDL. In foreign markets, the overseas sales and distribution network of the Offeror spans across eight countries including the United States, Germany and the United Kingdom. The Offeror plans to expand its overseas sales network to Africa and Latin America, forming a global sales network across five continents.

(b)	The Offeror has many global strategic partners

The Offeror has many global strategic partners. In the domestic market, it has established strategic partnerships with many well-known pharmaceutical companies and scientific research institutions; in foreign markets, it has maintained long-term sales cooperation with world-renowned companies.

(v)	The Offeror has a first-class production and supply chain system in China, and its production base fully complies with Chinese, U.S. and European GMP standards:

(a)	GMP quality management system in line with international standards

The production bases of the Offeror have adopted a comprehensive quality management system to ensure that the product quality of the Offeror reaches the highest standards. The Offeror strictly follows GMP and other quality standards set by relevant regulatory authorities, and has passed a number of audits by these regulators.

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(b)	The Offeror has an efficient and high-yield manufacturing base

The Offeror has two production bases in Songshan Lake, Dongguan, Guangdong province and Yidu, Hubei province, covering a total area of more than 1,300 mu, covering the entire production process in respect of formulations. The Songshan Lake production base in Dongguan, Guangdong province is an advanced solid chemical formulation and biologics production base, and has obtained GMP certificates from the United States, the European Union, and China, and recently passed the inspection conducted by the FDA in March 2024. The Yidu production base in Hubei is a production base for a wide range of insulin products and the largest oseltamivir phosphate formulation production base in the PRC as of 31 December 2024.

(c)	The Offeror is a national guaranteed reserve drug supplier

The Offeror is a supplier in the field of oseltamivir, providing reliable supply for the Chinese national drug reserve. Over the years, the Offeror has demonstrated strong and high standard production capabilities in response to influenza outbreaks in China. The Offeror has advanced facilities and high production standards which comply with GMP and other quality management systems.

(vi)	The Offeror has a visionary and experienced team with a proven track record, which enables its business to grow in the future:

(a)	The Offeror has a strong R&D team

The Offeror has established a technical management team consisting of scientists with extensive working experience in multinational pharmaceutical companies and pharmaceutical talents with wide-ranging experience in R&D practice. The members possess experience in pharmaceutical R&D across various stages of its life cycle as well as in corporate operation and management. Under the leadership of its technical management team, as of 31 December 2024, the Offeror has formed a large-scale, professional and comprehensive R&D team with 1,100 personnels, whose experience and qualifications spread across chemistry, pharmaceutics, analytics, biology, pharmacology, clinical medicine and other fields, which gives the Offeror significant edges in innovation and execution abilities and provides strong assurance to the efficient progression of its projects.

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(b)	The Offeror has a solid management team

All members of the Offeror’s management team, on top of their comprehensive professional knowledge in fields such as R&D, production and marketing, also have over 10 years of relevant experience in the pharmaceutical industry or in professional management. They have contributed to the Offeror’s technological innovation and enhanced its project management and commercialisation abilities. Their professional knowledge and experience provide strong support to the R&D and operation of the Offeror and facilitate its continuous growth and success in the pharmaceutical industry.

Strategies of the Offeror

With the future vision of becoming a world-class pharmaceutical company by focusing on innovation and internationalisation and leveraging its excellent commercialisation capabilities, the Offeror implements the corporate mission of providing innovative, high-quality and affordable medications to patients around the world.

In order to achieve this goal, the Offeror plans to implement the following strategies:

a.	The Offeror will focus on upgrading its key R&D platforms and further strengthening its diverse and robust drug pipeline in order to achieve sustainable growth.

b.	With internationalisation being its key development strategy, the Offeror plans to accelerate its expansion into global markets and strive to become a world-leading innovative pharmaceutical company.

c.	The Offeror plans to strengthen its brand recognition and accelerate the commercialisation of its approved pharmaceutical products.

d.	The Offeror plans to attract and develop global pharmaceutical talents by establishing a modern human resources system that facilitates and incentivises career development.

e.	The Offeror plans to actively seek and work with global strategic partners.

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(2)	Listing of the Offeror H Shares

In connection with the Merger, the Offeror is seeking a listing of the Offeror H Shares by way of introduction on the Main Board of the Stock Exchange. The purpose of the Listing is to create liquidity for the Offeror H Shares and provide the Offeror with greater access to international capital through its listing platform, thereby increasing the attractiveness of the Offeror H Shares. At the same time, the distribution of the Offeror H Shares to a wide group of Share Exchange Shareholders pursuant to the Merger upon fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions will enable the Offeror to satisfy the minimum public float requirement under Rule 8.08(1)(b) of the Listing Rules. Accordingly, it is a Pre-Condition to the Merger that the Listing Committee of the Stock Exchange approves the listing (by way of introduction) of, and permission to deal in, the Offeror H Shares on the Stock Exchange and a Condition to implementation that such approval remains valid and it will be a condition to the Listing that the Merger Agreement becomes effective.

No Offeror H Shares will be issued in connection with the Merger other than to the Share Exchange Shareholders upon fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions.

(3)	Information on the Company

The Company is a pharmaceutical manufacturing company that focuses on the production, sales and development of pharmaceutical products in the therapeutic areas of anti-infectives, endocrine and metabolism. The ultimate controlling Shareholders of the Company are Ms. Guo Meilan and her son Mr. Zhang Yushuai as they control approximately 62.12% interests in the Offeror, which in turn controls approximately 51.41% interests in the Company.

(4)	Shareholding in the Company

As at the Latest Practicable Date, the relevant securities of the Company in issue are 879,967,700 Shares, which comprise 653,767,700 H Shares and 226,200,000 Domestic Shares.

As at the Latest Practicable Date, the Offeror holds approximately 51.41% of the Shares, comprising (a) a direct shareholding of 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (b) an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company). All the H Shares and Domestic Shares held by the Offeror (including those held through HEC (Hong Kong)) will not form part of the Share Exchange but will be cancelled after completion of the Merger. For the avoidance of doubt, all H Shares and Domestic Shares will be cancelled after completion of the Merger.

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Set out below is a shareholding table of the Company as at the Latest Practicable Date:

				Approximate
			Approximate	percentage of
			percentage of	the total
			the relevant	issued share
	Class of	Number of	class of	capital of the
Shareholder	Shares held	Shares held	Shares	Company

The Offeror	Domestic	226,200,000	100.00%	25.71%
	Shares			(Note 4)
HEC (Hong Kong)	H Shares	226,200,000	34.60%	25.71%
				(Note 4)
Guangdong HEC	H Shares	21,815,200	3.34%	2.48%
				(Note 5)
Mr. Tang Xinfa	H Shares	130,400	0.02%	0.01%
				(Note 6)
The Offeror and its Concert Parties	Domestic Shares and H Shares	474,345,600	/	53.90%

Independent H Shareholders	H Shares	405,622,100	62.04%	46.10%

Total:		879,967,700		100%

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Set out below is the simplified shareholding structure of the Company as at the Latest Practicable Date:

Notes:

1.	As at the Latest Practicable Date, Ms. Guo Meilan and her son Mr. Zhang Yushuai are the ultimate controlling shareholders of the Offeror controlling approximately 62.12% interests in the Offeror (including approximately 15.68% direct interests via Shenzhen HEC Industrial, which is wholly owned by entities controlled by Mr. Zhang Yushuai and Ms. Guo Meilan, and interests via other entities controlled by Mr. Zhang Yushuai or Mr. Zhang Yushuai together with Ms. Guo Meilan). Each of the employee incentive platform companies of the Offeror Group, Yidu Fangwenwen and Yidu Yingwenfang, holds approximately 2.47% interests in the Offeror. CICC group indirectly controls approximately 0.71% interests in the Offeror. Other shareholders, who are all independent third parties of the Offeror, control approximately 32.22% interests in the Offeror. Further details of the above shareholding structure are set out in the paragraph headed ‘‘OUR CORPORATE STRUCTURE AND SHAREHOLDING STRUCTURE’’ of the section headed ‘‘History, Development and Corporate Structure’’ of Appendix V — Listing Document (pages V-300 to V-305 of the Listing Document) to this document.

2.	As at the Latest Practicable Date, Ms. Guo Meilan and her son Mr. Zhang Yushuai are the ultimate beneficial owners of Guangdong HEC controlling approximately 52.69% interests in Guangdong HEC (including 20.49% interests via Shenzhen HEC Industrial, which is wholly owned by entities controlled by Mr. Zhang Yushuai and Ms. Guo Meilan, 18.08% through Yichang HEC Medicine Co., Ltd.* (宜昌東陽光藥業股份有限公司), which is a non wholly-owned subsidiary of Shenzhen HEC Industrial, and 14.11% interests via other entities which are acting in concert with Shenzhen HEC Industrial through acting in concert arrangements).

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3.	As at the Latest Practicable Date, each of the employee incentive platform companies of the Offeror, Yidu Fangwenwen and Yidu Yingwenfang, holds approximately 2.47% interests in the Offeror. As the sole general partner of both Yidu Fangwenwen and Yidu Yingwenfang is Dr. Zhang Yingjun, a director of the Offeror, they are presumed to be acting in concert with the Offeror by virtue of falling into class (2) of the definition of ‘‘acting in concert’’ in the Takeovers Code.

4.	As at the Latest Practicable Date, the Offeror holds approximately 51.41% of the Shares, comprising (a) a direct shareholding of 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (b) an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company).

Reference is made to the announcement of the Company dated 8 March 2024 pursuant to Rule 3.7 of the Takeovers Code. On 8 March 2024 (after trading hours), the Offeror and its wholly-owned subsidiary HEC (Hong Kong) entered into a share transfer agreement pursuant to which HEC (Hong Kong) will, subject to the terms and conditions of such agreement, transfer to the Offeror 226,200,000 H Shares (representing approximately 25.71% of the total issued share capital of the Company) at a consideration of HK$9.14 per Share. Completion of the transfer of the rights and obligations attached to, and the profit or loss arising from, such H Shares has already taken place on 8 March 2024. HEC (Hong Kong) further undertakes that it will use its best endeavours to procure the Company to complete the updating of the register of members of the Company in relation to such transfer of H Shares. As at the Latest Practicable Date, the share transfer has not yet been completed.

5.	Guangdong HEC directly holds 21,815,200 H Shares (representing approximately 3.34% of the total number of H Shares in issue and approximately 2.48% of the total issued share capital of the Company).

6.	As at the Latest Practicable Date, Mr. Tang Xinfa, the Company’s non-executive Director and an Offeror director, holds approximately 0.01% of the Shares.

Reference is made to the Company’s monthly update announcement in relation to the Merger published on 10 April 2025 and the clarification of certain shareholding information in the Announcement therein, the Offeror and the Company had made the clarification to the Announcement to reflect the shareholding of Mr. Tang Xinfa being 130,400 rather than 65,200 Shares.

7.	As at the Latest Practicable Date, the Company did not have any outstanding options, warrants, convertible securities or other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in issue.

8.	Mr. Zhang Jianbin ceased to be an Offeror director on 10 December 2024 (i.e. after the publication of the Announcement) and as such ceased to be a presumed Concert Party of the Offeror. For the same reason, Ms. Pang Ran (Mr. Zhang Jianbin’s wife) also ceased to be a presumed Concert Party of the Offeror. As such, their shareholdings have been grouped together with the shareholding of the Independent H Shareholders. The shareholding information in the shareholding structure is therefore different from the disclosure in Announcement due to (i) the clarification of shareholding information in the Announcement (as repeated in note 6 above) and (ii) the fact that Mr. Zhang Jianbin ceased to be an Offeror director on 10 December 2024.

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Set out below is the simplified shareholding structure of the Offeror immediately upon the completion of the Merger assuming there is no Dissenting Shareholder:

As at the Latest Practicable Date, the Company did not have any outstanding options, warrants, convertible securities or other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in issue.

Note:

1.	As at the Latest Practicable Date, Ms. Guo Meilan and her son Mr. Zhang Yushuai are the ultimate controlling shareholders of the Offeror controlling approximately 62.12% interests in the Offeror (including 15.68% direct interests via Shenzhen HEC Industrial, which is wholly owned by entities controlled by Mr. Zhang Yushuai and Ms. Guo Meilan, and interests via other entities controlled by Mr. Zhang Yushuai or Mr. Zhang Yushuai together with Ms. Guo Meilan). Each of the employee incentive platform companies of the Offeror group, Yidu Fangwenwen and Yidu Yingwenfang, holds approximately 2.47% interests in the Offeror. CICC group indirectly controls approximately 0.71% interests in the Offeror. Other shareholders, who are all independent third parties of the Offeror, control approximately 32.22% interests in the Offeror. Further details of the above shareholding structure are set out in ‘‘OUR CORPORATE STRUCTURE AND SHAREHOLDING STRUCTURE of the section headed ‘‘History, Development and Corporate Structure’’’’ of Appendix V — Listing Document (pages V-300 to V-305 of the Listing Document) to this document.

2.	As at the Latest Practicable Date, the Offeror did not have any outstanding options, warrants, convertible securities or other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in issue.

Your attention is also drawn to ‘‘Financial Information of the Company’’ (pages I-1 to I-4 of this document) and ‘‘General Information’’ (pages IV-1 to IV-25 of this document) in Appendices I and IV, respectively, to this document.

LETTER FROM THE BOARD

9.	ARRANGEMENTS FOR IMPLEMENTATION OF THE MERGER AGREEMENT

On 27 June 2025, the Offeror and the Company jointly announced that the Pre-Conditions had been satisfied. As at the Latest Practicable Date, none of the Conditions to effectiveness and Conditions to implementation had been satisfied or (if applicable) waived. Upon satisfaction of all the Conditions to effectiveness, the Company does not intend to retain its listing on the Stock Exchange and will apply to the Stock Exchange for voluntary withdrawal of the listing of the H Shares from the Stock Exchange pursuant to Rule 6.15(2) of the Listing Rules.

The Company will issue separate announcement(s) notifying H Shareholders of the proposed withdrawal of listing and the exact dates and relevant arrangements for the last day for dealing in the H Shares on the Stock Exchange as well as when the formal delisting of the H Shares will become effective.

The listing of the H Shares on the Stock Exchange will not be withdrawn if the Merger is not approved or lapses or does not become unconditional for any reason. In such cases, no cancellation of the Shares will take place pursuant to the Merger Agreement and the Company’s public float will not be affected as a result of the Merger not being approved or otherwise lapses or does not become unconditional.

10.	INDEPENDENT BOARD COMMITTEE AND INDEPENDENT FINANCIAL ADVISER

Pursuant to Rule 2.8 of the Takeovers Code, the Independent Board Committee is required to comprise all the non-executive Directors who have no direct or indirect interest in the Merger other than as Shareholders. Mr. TANG Xinfa, the non-executive Director of the Company, is a director of the Offeror and is presumed to be acting in concert with the Offeror by virtue of falling into class (2) of the definition of ‘‘acting in concert’’ in the Takeovers Code. Accordingly, Mr. TANG Xinfa is regarded as being interested in the Merger for the purpose of Rule 2.8 of the Takeovers Code. The Board has therefore established the Independent Board Committee, consisting of all of the independent non-executive Directors, being Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen. Such committee will advise the Independent H Shareholders as to: (a) whether the terms of the Merger are fair and reasonable for the purpose of the Takeovers Code; and (b) whether to vote in favour of or against the Merger at the EGM and the H Shareholders’ Class Meeting. For the opinions and advice of the Independent Board Committee, please refer to section headed ‘‘LETTER FROM THE INDEPENDENT BOARD COMMITTEE’’ in this document (pages IBC-1 to IBC-2 of this document).

Gram Capital has been appointed as the Independent Financial Adviser, with the approval of the Independent Board Committee pursuant to Rule 2.1 of the Takeovers Code, to provide advice to it in respect of the Merger. For the opinions and advice of Gram Capital, please refer to section headed ‘‘LETTER FROM GRAM CAPITAL” in this document (pages IFA-1 to IFA-54 of this document).

LETTER FROM THE BOARD

11.    FINANCIAL EFFECTS OF THE MERGER

Your attention is drawn to Appendix II to the Listing Document which sets out the unaudited pro forma financial information of the Offeror Group (including the Company) (pages V-II-1 to V-II-12 of the Listing Document) which has been prepared for the purpose of illustrating the financial effects of the Merger and the Listing.

12.    APPOINTMENT OF VALUATION ADVISER AND THE VALUATION REPORT

The Offeror has appointed China Sunrise Capital Limited, the Valuation Adviser, to advise on the value of the Offeror H Shares.

Reference is made to the Announcement and the valuation report appended to the Announcement. The Offeror’s unaudited profit figures included in the valuation report appended to the Announcement constituted profit forecasts under Rule 10 of the Takeovers Code and were reported on by CICC and KPMG in accordance with the requirements under the Takeovers Code. Such reports were appended to the Announcement and pursuant to Rule 10.4 of the Takeovers Code, copies of such reports are set out in Appendix II to this document (pages II-57 to II-61 of this document). Each of CICC and KPMG has given and has not withdrawn their consent to the issue of this document with the inclusion of its report and reference to its name and logo in the form and context in which they respectively appear and has no objection to its report continuing to apply.

A copy of the Valuation Report containing the Valuation Adviser’s estimate of the value of the Offeror H Shares as at 31 December 2024 and the reports from CICC (in accordance with Rules 10.3(b), 11.1(a) and 11.1(b) of the Takeovers Code) and KPMG (in accordance with Rules 10.3(b) and 11.1(a) of the Takeovers Code) on the Valuation Report are also set out in Appendix II to this document (pages II-50 to II-55 of this document). The reports from CICC and KPMG have been lodged with the Executive.

13.    EGM AND H SHAREHOLDERS’ CLASS MEETING

The Company will convene the EGM and the H Shareholders’ Class Meeting for the Shareholders and the H Shareholders respectively, to consider and, if thought fit, approve matters including the Merger.

In compliance with Rule 2.10 of the Takeovers Code, which is applicable to the Merger, the Merger Agreement and the Merger are conditional on (1) the approval by way of poll by at least 75% of the votes attaching to the H Shares held by the Independent H Shareholders that are cast either in person or by proxy at the H Shareholders’ Class Meeting; and (2) the number of votes cast against the resolution(s) at the H Shareholders’ Class Meeting is not more than 10% of the votes attaching to all the H Shares held by the Independent H Shareholders.

The H Shareholders who have been registered as holders of H Shares on the register of members of the Company kept by the H Share Registrar, Computershare Hong Kong Investor Services Limited, on Monday, 21 July 2025 will be entitled to attend the EGM and the H Shareholders’ Class Meeting.

LETTER FROM THE BOARD

(1)    Suspension of registration of Share transfers

The register of members of the Company will be closed from Friday, 18 July 2025 to Monday, 21 July 2025 (both dates inclusive), during which no registration of transfers of Shares will be processed. If applicable, the Shareholders and the H Shareholders intending to attend the EGM and the H Shareholders’ Class Meeting respectively must lodge their respective transfer documents and relevant share certificates with the H Share Registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong no later than 4:30 p.m. on Thursday, 17 July 2025.

(2)     Proxy forms

If you do not intend to attend the EGM and/or the H Shareholders’ Class Meeting or any adjournment thereof (where applicable) in person, you are strongly urged to complete and return the enclosed proxy forms in accordance with the instructions printed thereon. The proxy forms should be returned as soon as possible (but in any event not less than 24 hours before the appointed time for holding the relevant meeting (i.e. by 9:00 a.m. on Sunday, 20 July 2025 in respect of the EGM and by 9:30 a.m. on Sunday, 20 July 2025 in respect of the H Shareholders’ Class Meeting) or any adjournment thereof). In the event that the relevant proxy form has been returned, for holders of Domestic Shares, to the Company’s board office at Securities Department, Dongyangguang Scientific Park, No. 368 Zhen An Zhong Road, Chang’an County, Dongguan, Guangdong Province, the PRC, or, for holders of H shares of the Company, to the H Share Registrar at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong after the abovementioned deadline (where applicable), it will be considered to be invalid and will not be taken into account. After completion and return of the proxy forms, you may still attend and vote at the relevant meetings should you so wish. In the event that you attend and vote at any of the meetings or any adjournment thereof after having deposited the relevant form of proxy, that form of proxy will be deemed to have been revoked.

(3)    Voting at the EGM and the H Shareholders’ Class Meeting

Pursuant to Rule 13.39(4) of the Listing Rules, all resolutions will be passed by way of poll at the EGM and the H Shareholders’ Class Meeting.

In addition, the Company reminds all Shareholders that physical attendance in person at the EGM and/or the H Shareholders’ Class Meeting is not necessary for the purpose of exercising voting rights. Shareholders may appoint the chairman of the relevant meetings as their proxy to vote according to their indicated voting instructions as an alternative to attending the EGM and/or the H Shareholders’ Class Meeting in person.

LETTER FROM THE BOARD

The PRC Company Law does not require any Shareholders to abstain from voting in respect of the Merger at the EGM, and hence the Offeror and any parties acting in concert with it will vote in favour of the resolutions in relation to the Merger at the EGM. Of the Directors who hold Shares, (i) Mr. Tang Xinfa, the Company’s non-executive Director and an Offeror director thus a Concert Party of the Offeror, intends, with respect to his beneficial shareholdings in the Company, to vote in favour of the Merger at the EGM and to abstain from voting at the H Shareholders’ Class Meeting (due to him not being an Independent H Shareholder for the purpose of the H Shareholders’ Class Meeting); and (ii) Mr. Jiang Juncai, Mr. Wang Danjin, Mr. Li Shuang and Mr. Li Xuechen, each a Director, intend, with respect to their respective beneficial shareholdings in the Company, to vote in favour of the Merger at the EGM and the H Shareholders’ Class Meeting. Nevertheless, as the votes of the Offeror and any parties acting in concert with it (including Guangdong HEC and Mr. Tang Xinfa) will not be included in determining whether the requirements under Rule 2.10 of the Takeovers Code (as set out under paragraph (2) of the Conditions to effectiveness in the section headed ‘‘3. PRINCIPAL TERMS OF THE MERGER AGREEMENT’’ in this document (pages 21 to 30 of this document)) are met, the Offeror and any parties acting in concert with it (including Guangdong HEC and Mr. Tang Xinfa) will abstain from voting at the H Shareholders’ Class Meeting.

In addition, Shares held by members of the CICC group acting in the capacity of an exempt principal trader connected with the Offeror or the Company will not be voted at the EGM and the H Shareholders’ Class Meeting in accordance with the requirements of Rule 35.4 of the Takeovers Code. Such Shares that are held by any member of the CICC group in the capacity of an exempt principal trader for and on behalf of non-discretionary investment clients (that are not the Offeror or its Concert Parties) may be voted at the EGM and the H Shareholders’ Class Meeting if (i) the relevant connected exempt principal trader holds the Shares as a simple custodian for and on behalf of non-discretionary clients, and (ii) there are contractual arrangements in place between the relevant connected exempt principal trader and its clients that strictly prohibit the relevant connected exempt principal trader from exercising any voting discretion over the relevant Shares, and (iii) all voting instructions originate from the client only (if no instructions are given, then no votes shall be cast for the relevant Shares held by the relevant connected exempt principal trader).

Save as disclosed above, there are no other restrictions imposed on any Independent H Shareholders to cast votes on the relevant resolutions at the H Shareholders’ Class Meeting.

LETTER FROM THE BOARD

14.    TAXATION

(1)     Non-tax advice

You should consult with your professional adviser to understand the possible tax implications of the Merger or the exercise of the Dissenting Shareholders’ rights. None of the Company, the Offeror, CICC, GF Capital or Gram Capital, nor their respective ultimate beneficial owners, directors, officers, employees, agents, affiliates, advisers, associates or any person participating in the Merger, assume any liability in respect of any tax incurred or other implication of any exercise of the Dissenting Shareholders’ rights.

(2) Hong Kong stamp duty

As implementation of the Merger involves cancellation of the H Shares but not the sale and purchase of Hong Kong stock, and in this respect only, no stamp duty will be payable pursuant to the Stamp Duty Ordinance, Chapter 117 of the Laws of Hong Kong.

For the Dissenting Shareholders who exercise their right to require acquisition of their H Shares, Hong Kong stamp duty is payable at the rate of 0.1% of the consideration by each of the seller and the buyer. The stamp duty payable by the seller will be deducted from the cash received by the relevant Dissenting Shareholders who exercise such right.

15.   RECOMMENDATION OF THE BOARD

The Board (other than members of the Independent Board Committee, whose views are given in the section headed ‘‘LETTER FROM THE INDEPENDENT BOARD COMMITTEE’’ in this document (pages IBC-1 to IBC-2 of this document)) is of the view that the terms of the Merger Agreement, including the Share Exchange Ratio, and the proposed Merger are fair and reasonable and in the interests of the Company and the Shareholders as a whole. Having considered the terms of the Merger Agreement and the proposed Merger and taken into account the advice from Gram Capital, the Independent Board Committee is of the view that the terms of the Merger Agreement and the proposed Merger are fair and reasonable so far as the Independent H Shareholders are concerned. Therefore, the Board recommends that the Shareholders vote in favour of the resolutions in relation to the Merger at the EGM and (if applicable) the H Shareholders’ Class Meeting.

LETTER FROM THE BOARD

16.    OTHER INFORMATION

In considering what action to take in connection with the Merger, you should consider your own tax position and, if you are in any doubt, you should consult your professional advisors.

You are urged to read carefully the letter from the Independent Board Committee on pages IBC-1 to IBC-2 of this document and the letter from Gram Capital on pages IFA-1 to IFA-54 of this document. Your attention is also drawn to the additional information set out in the Appendices to this document, all of which form part of this document.

By order of the Board
YiChang HEC ChangJiang Pharmaceutical Co., Ltd.
TANG Xinfa
Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

YiChang HEC ChangJiang Pharmaceutical Co., Ltd.

宜 昌 東 陽 光 長 江 藥 業 股 份 有 限 公 司

(A joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 01558)

30 June 2025

To the Shareholders

Dear Sir/Madam,

(1) PROPOSED CONDITIONAL PRIVATISATION OF YICHANG HEC
CHANGJIANG PHARMACEUTICAL CO., LTD. BY SUNSHINE LAKE
PHARMA CO., LTD. BY WAY OF MERGER BY ABSORPTION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

(2) PROPOSED SPECIAL DIVIDEND

(3) PROPOSED WITHDRAWAL OF LISTING

INTRODUCTION

We refer to the composite document dated 30 June 2025 jointly issued by the Company and the Offeror (the ‘‘Composite Document’’), of which this letter forms part. Unless the context otherwise requires, terms defined in the Composite Document shall have the same meaning when used in this letter.

We have been appointed by the Board to form the Independent Board Committee to consider and advise the Independent H Shareholders as to whether the terms of the Merger are, or are not, fair and reasonable and as to voting.

Gram Capital has been appointed with the approval of the Independent Board Committee as the Independent Financial Adviser to advise us as to whether or not the terms of the Merger are fair and reasonable so far as the Independent H Shareholders are concerned and as to voting. Details of its advice and the principal factors taken into consideration in arriving at its recommendation are set out in the letter from Gram Capital on pages IFA-1 to IFA-54 of the Composite Document. We also wish to draw your attention to, and advise you to read, the letter from the Board on pages 19 to 64 of the Composite Document, the letter from Gram Capital on pages IFA-1 to IFA-54 of the Composite Document and the appendices to the Composite Document.

We, being the members of the Independent Board Committee, have declared that we are independent and do not have any conflict of interest in respect of the Merger and are therefore able to consider the terms of the Merger and to make recommendations to the Independent H Shareholders.

– IBC-1 –

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

RECOMMENDATION

Having considered the principal factors and reasons considered by, and the advice of Gram Capital as set out in its letter, we concur with the view of Gram Capital and consider the terms of Merger to be fair and reasonable so far as the Independent H Shareholders are concerned.

Accordingly, we concur with the recommendation of Gram Capital, and would recommend the Independent H Shareholders to vote in favour of the Merger.

Notwithstanding our views and recommendation in respect of the terms of the Merger, the Shareholders are strongly advised to exercise their independent decision on voting at the EGM and the H Shareholders’ Class Meeting. If in doubt, the Shareholders should consult their own professional advisers for professional advice.

Yours faithfully,
For and on behalf of
THE INDEPENDENT BOARD COMMITTEE

Mr. TANG Jianxin	Ms. XIANG Ling	Mr. LI Xuechen
Independent non-executive	Independent non-executive	Independent non-executive
Director	Director	Director

– IBC-2 –

LETTER FROM GRAM CAPITAL

Set out below is the text of a letter received from Gram Capital, the Independent Financial Adviser to the Independent Board Committee in respect of the Merger and the Listing for the purpose of inclusion in this document.

Room 1209, 12/F. Nan Fung Tower 88 Connaught Road Central/ 173 Des Voeux Road Central Hong Kong

30 June 2025

To: The Independent Board Committee of YiChang HEC ChangJiang Pharmaceutical Co., Ltd.

Dear Sir/Madam,

(1) PROPOSED CONDITIONAL PRIVATISATION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.
BY SUNSHINE LAKE PHARMA CO., LTD. BY WAY OF MERGER
BY ABSORPTION OF YICHANG HEC CHANGJIANG
PHARMACEUTICAL CO., LTD.;

(2) PROPOSED SPECIAL DIVIDEND;

AND

(3) PROPOSED WITHDRAWAL OF LISTING

INTRODUCTION

We refer to our appointment as the Independent Financial Adviser to advise the Independent Board Committee in respect of the Merger, details of which are set out in the Composite Document dated 30 June 2025 jointly issued by the Company and the Offeror to the Shareholders, of which this letter forms part. Terms used in this letter shall have the same meanings as defined in the Composite Document unless the context requires otherwise.

On 10 May 2024, the Offeror and the Company have entered into the Merger Agreement, pursuant to which the Offeror and the Company have agreed to implement the Merger subject to the terms and conditions of the Merger Agreement, including the Pre-Conditions and the Conditions. Following the fulfilment (or waiver, as applicable) of the Pre-Conditions and Conditions and the completion of the Share Exchange, the Company will be delisted from the Stock Exchange, the Offeror H Shares will be listed on the Main Board of the Stock Exchange by way of introduction (i.e. the Listing) and the Company will be merged into and absorbed by the Offeror in accordance with the terms of the Merger Agreement and PRC Company Law and other applicable PRC Laws. On 27 June 2025, the Company announced that the Pre-Conditions had been satisfied.

– IFA-1 –

LETTER FROM GRAM CAPITAL

Pursuant to Rule 2.8 of the Takeovers Code, the Independent Board Committee is required to comprise all the non-executive Directors who have no direct or indirect interest in the Merger other than as Shareholders. Mr. TANG Xinfa, being the non-executive Director and a director of the Offeror, is regarded as being interested in the Merger. Accordingly, the Independent Board Committee, which comprises all independent non-executive Directors who are not interested in the Merger, being Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen, has been established by the Board to advise the Independent H Shareholders as to whether the Merger is fair and reasonable and whether to vote in favour of or against the Merger at the EGM and the H Shareholders’ Class Meeting.

We, Gram Capital Limited, have been appointed as the Independent Financial Adviser to advise the Independent Board Committee in respect of the Merger, and our opinion herein is solely for the assistance of the Independent Board Committee in connection with its consideration of the Merger pursuant to Rule 2.1 of the Takeovers Code. The appointment of Gram Capital as the Independent Financial Adviser has been approved by the Independent Board Committee.

INDEPENDENCE

During the past two years immediately preceding the Latest Practicable Date, Gram Capital was engaged as an independent financial adviser in relation to the Company’s (i) continuing connected transaction as set out in the Company’s circular dated 1 December 2023; (ii) continuing connected transactions as set out in the Company’s circular dated 8 December 2023; and (iii) continuing connected transactions as set out in the Company’s circular dated 15 October 2024. Save for the aforesaid engagements, there was no other service provided by Gram Capital to the Company relating to any transaction of the Company with executed agreement during the past two years immediately preceding the Latest Practicable Date.

Notwithstanding the aforesaid engagements, we were not aware of any relationships or interests between Gram Capital and the Company, the Offeror, and their respective controlling shareholders; and Gram Capital was not in the same group as the financial or other professional advisers (including a stockbroker) to the Company or the Offeror, during the past two years immediately preceding 8 March 2024 (being the date of the first announcement of the Company in respect of the Merger pursuant to Rule 3.7 of the Takeovers Code) up to and including the Latest Practicable Date, of a kind reasonably likely to create, or to create the perception of, a conflict of interest or reasonably likely to affect the objectivity of Gram Capital’s advice and to act as the Independent Financial Adviser to the Independent Board Committee.

BASIS OF OUR OPINION

In formulating our opinion to the Independent Board Committee, we have relied on the statements, information, opinions and representations contained or referred to in the Composite Document and the information and representations as provided to us by the Directors and the Offeror (where applicable). We have assumed that all information and representations that have been provided by the Directors and the Offeror (where applicable), for which they are solely and wholly responsible, are true and accurate at the time when they were made and continue to be so as at the Latest Practicable Date, and should there be any material changes to our opinion

– IFA-2 –

LETTER FROM GRAM CAPITAL

after the Latest Practicable Date, Shareholders would be notified as soon as possible. We have also assumed that all statements of belief, opinion, expectation and intention made by the Directors and the Offeror (where applicable) in the Composite Document were reasonably made after due enquiry and careful consideration. We have no reason to suspect that any material facts or information have been withheld or to doubt the truth, accuracy and completeness of the information and facts contained in the Composite Document, or the reasonableness of the opinions expressed by the Company, its advisers and/or the Directors and the Offeror (where applicable), which have been provided to us. Our opinion is based on the Directors’ and the Offeror’s representation and confirmation that there is no undisclosed private agreement/arrangement or implied understanding with anyone concerning the Merger. We consider that we have taken sufficient and necessary steps on which to form a reasonable basis and an informed view for our opinion in compliance with Rule 13.80 of the Listing Rules and Rule 2 of the Takeovers Code.

We have not made any independent evaluation or appraisal of the assets and liabilities of the Group or the Offeror Group and we have not been furnished with any such evaluation or appraisal, save as and except for the Valuation Report prepared by the Valuation Adviser as set out in Appendix II to the Composite Document. Since we are not experts in the valuation of assets or businesses, we have relied solely upon the valuation on the value of the Offeror as at 31 December 2024.

Your attention is drawn to the responsibility statements as set out in the section headed ‘‘1. RESPONSIBILITY STATEMENT’’ of Appendix IV to the Composite Document. We, as the Independent Financial Adviser, take no responsibility for the contents of any part of the Composite Document, save and except for this letter of advice.

We consider that we have been provided with sufficient information to reach an informed view and to provide a reasonable basis for our opinion. We have not, however, conducted any independent in-depth investigation into the business and affairs of the Company, the Offeror or their respective subsidiaries or associates, nor have we considered the taxation implication on the Group or the Shareholders as a result of the Merger.

We have assumed that the Merger will be consummated in accordance with the terms and conditions set forth in the Composite Document without any waiver, amendment, addition or delay of any terms or conditions. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents as required for the Merger, no delay, limitation, condition or restriction will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the Merger. In addition, our opinion is necessarily based on the financial, market, economic, industry-specific and other conditions as they existed on, and the information made available to us as at the Latest Practicable Date.

Lastly, where information in this letter has been extracted from published or otherwise publicly available sources, it is the responsibility of Gram Capital to ensure that such information has been correctly and fairly extracted, reproduced or presented from the relevant sources while we are not obligated to conduct any independent in-depth investigation into the accuracy and completeness of those information.

– IFA-3 –

LETTER FROM GRAM CAPITAL

PRINCIPAL FACTORS AND REASONS CONSIDERED

In arriving at our opinion in respect of the Merger, we have taken into consideration the following principal factors and reasons:

1.       Background of the Merger

Pursuant to the Merger Agreement, conditional upon fulfilment (or waiver, as applicable) of the Pre-Conditions and the Conditions set out in the Board Letter, the Share Exchange Shareholders will be entitled to receive from the Offeror 0.263614 new Offeror H Shares for every Share Exchange H Shares cancelled (i.e. the Share Exchange Ratio).

Application has been made to the Stock Exchange for the Offeror H Shares to be listed and traded on the Stock Exchange by way of introduction.

All rights attaching to all H Shares held by the Share Exchange Shareholders shall cease to have effect from and including the Settlement Date and the relevant H Shares shall be cancelled. The share certificates for all H Shares held by the Share Exchange Shareholders will cease to have effect as documents or evidence of title from and including the Settlement Date.

Subject to the fulfilment (or waiver, as applicable) of all the Pre-Conditions and the Conditions, the Company will pay a Special Dividend of HK$1.50 per Share to the Shareholders whose names appear on the register of members of the Company on the Special Dividend Record Date other than the Offeror Group (if applicable). The payment of the Special Dividend will not result in any adjustment to the Share Exchange Ratio.

On 27 June 2025, the Company announced that the Pre-Conditions had been satisfied.

Further details of the Merger are set out in the Board Letter.

2.      Background of the Company and the Offeror

2.1    Information on the Company

With reference to the Board Letter, the Company is a pharmaceutical manufacturing company that focuses on the production, sales and development of pharmaceutical products in the therapeutic areas of anti-infectives, endocrine and metabolism. The ultimate controlling Shareholders of the Company are Ms. Guo Meilan and her son Mr. Zhang Yushuai as they control approximately 62.12% interests in the Offeror, which in turn controls approximately 51.41% interests in the Company as at the Latest Practicable Date.

As at the Latest Practicable Date, the relevant securities of the Company in issue are 879,967,700 Shares, which comprise 653,767,700 H Shares and 226,200,000 Domestic Shares.

– IFA-4 –

LETTER FROM GRAM CAPITAL

With reference to the annual report for the year ended 31 December 2024 (the ‘‘2024 Annual Report’’), the Group’s core product, Kewei (oseltamivir phosphate), an anti-viral drug, is the first-line drug for treatment of influenza in the PRC, which can be used in the treatment and prevention of Influenza A and Influenza B and is listed in the Influenza Treatment Guidance (2020 version)* (《流行性感冒診療方案(2020年版)》, being a guidance for the treatment of influenza published by the National Health Commission of the PRC) and the National Drug List for Basic Medical Insurance, Work-Related Injury Insurance and Maternity Insurance (2023 Version)* (《國家基本醫療保險、工傷保險和生育保險藥品目錄(2023年)》, being a catalogue of drugs for various diseases (including influenza) issued by the Ministry of Human Resources and Social Security of the PRC).

2.1.1 Financial performance

Set out below is a summary of the audited consolidated financial performance of the Group for the three years ended 31 December 2024, as extracted from the Company’s annual report for the year ended 31 December 2023 (the ‘‘2023 Annual Report’’) and the 2024 Annual Report:

	For the	For the	For the
	year ended	year ended	year ended	Changes	Changes
	31 December	31 December	31 December	from	from
	2024	2023	2022	FY2023 to	FY2022 to
	(‘‘FY2024’’)	(‘‘FY2023’’)	(‘‘FY2022’’)	FY2024	FY2023
	RMB’000	RMB’000	RMB’000%		%

Revenue	3,723,783	6,294,585	3,744,952	(40.84)	68.08
— Sales of anti-viral drugs	2,584,574	5,580,477	3,116,059	(53.68)	79.09
— Sales of endocrine and metabolic drugs	249,009	164,174	113,497	51.67	44.65
— Sales of cardiovascular drugs	270,249	184,117	150,114	46.78	22.65
— Sales of anti-infectives drugs	114,676	106,919	87,190	7.26	22.63
— Sales of other medical products and license fee	505,275	258,898	278,092	95.16	(6.90)
Gross profit	2,794,058	4,985,764	2,846,074	(43.96)	75.18
Profit for the year	482,712	1,855,826	49,239	(73.99)	3,669.02

– IFA-5 –

LETTER FROM GRAM CAPITAL

Comparison between FY2022 and FY2023

The Group’s revenue increased from approximately RMB3,745 million for FY2022 to approximately RMB6,295 million for FY2023, representing an increase of approximately 68.08%. With reference to the 2023 Annual Report, such increase was mainly attributable to the increase in sales volume of the Group’s core product, Kewei (oseltamivir phosphate capsules and granules). The Group’s revenue from sales of Kewei accounted for approximately 82.58% and 87.53% of the Group’s revenue for FY2022 and FY2023 respectively. As advised by the Directors, the increase in sales volume of Kewei was mainly attributable to the gradually normalized footfall and daily social activities (social contact among the public raised the transmission rate of influenza as compared to that during the COVID-19 pandemic), and the recovery momentum in flow of people in the post-pandemic era, resulting in the recovery in number of diagnosis and treatment activities and the volume of drug prescriptions in frontline medical institutions.

As a result of the foregoing, the Group recorded (i) corresponding increases in gross profit; and (ii) significant increase in profit for FY2023 as compared to that for FY2022.

Comparison between FY2023 and FY2024

The Group’s revenue decreased from approximately RMB6,295 million for FY2023 to approximately RMB3,724 million for FY2024, representing a decrease of approximately 40.84%. Kewei remained as the Group’s core product for FY2024 and the Group’s revenue from sales of Kewei accounted for approximately 66.82% of the Group’s revenue for FY2024. With reference to the 2024 Annual Report and as advised by the Directors, the aforesaid decrease in the Group’s revenue was mainly attributable to the decrease in sales volume of Kewei (sales of Kewei for FY2024 decreased by approximately 54.83% as compared to that for FY2023) as a result of a lower incidence of seasonal flu outbreaks in 2024, partially offset by the rapid growth achieved by the Group’s other core products, such as a significant increase of 101.14% in revenue from the Group’s insulin series products for FY2024, a significant increase of 120.06% in revenue from Emitasvir Phosphate Capsules for FY2024. As the revenue from Kewei accounted for a significant portion of the Group’s revenue, the aforesaid decrease in sales volume of Kewei led to corresponding decrease in Group’s gross profit.

The Group’s profit for FY2024 decreased by approximately 73.99% as compared to that for FY2023. With reference to the 2024 Annual Report, such decrease was mainly attributable to (i) the decrease in revenue and gross profit as aforementioned; (ii) increase in research and development costs, particularly in areas of chronic diseases; and (iii) increase in impairment loss on trade and other receivables due to increased long-aged trade receivables.

– IFA-6 –

LETTER FROM GRAM CAPITAL

2.1.2 Financial position

Set out below is a summary of the audited consolidated financial position of the Group as at 31 December 2022, 2023 and 2024, as extracted from the 2023 Annual Report and the 2024 Annual Report:

	As at	As at	As at
	31 December	31 December	31 December
	2024	2023	2022
	RMB’000	RMB’000	RMB’000

Assets
Fixed assets	3,963,571	3,740,424	3,518,765
Intangible assets	2,503,625	2,565,626	2,920,646
Investment in unlisted shares of the Offeror	Nil	Nil	2,312,320
Trade and other receivables	2,257,335	2,112,798	1,036,916
Restricted cash	395,613	1,567,300	76,781
Cash and cash equivalents	1,403,777	1,674,413	923,543
Other assets	1,905,294	1,083,768	1,100,829

Total assets	12,429,215	12,744,329	11,889,800

Liabilities
Trade and other payables	1,467,646	1,755,352	1,718,222
Bank loans and other borrowings (including interest-bearing borrowings)	2,220,846	2,607,804	3,821,565
Other liabilities	232,527	445,660	280,012

Total liabilities	3,921,019	4,808,816	5,819,799

Net current assets	2,192,872	1,720,836	73,239
Net assets	8,508,196	7,935,513	6,070,001

As depicted from the above table, the Group’s total assets were mainly comprised of fixed assets (representing the Group’s property, plant and equipment and right-of-use assets), intangible assets investment in unlisted shares of the Offeror, trade and other receivables, restricted cash, and cash and cash equivalents; while the Group’s total liabilities were mainly comprised of trade and other payables and bank loans and other borrowings (including interest-bearing borrowings).

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LETTER FROM GRAM CAPITAL

As at 31 December 2024, the carrying amount of the Group’s fixed assets was approximately RMB3,964 million. As advised by the Directors, the Group’s fixed assets mainly represented the Group’s production facilities.

As at 31 December 2024, the carrying amount of the Group’s intangible assets was approximately RMB2,504 million, which represented the patents, intellectual property rights and capitalized costs of Group’s hepatitis C drugs and other drugs.

The Group’s investment in unlisted shares of the Offeror represented the grant of 10% of the then equity of the Offeror at nil consideration by Shenzhen HEC Industrial in connection with the revised non-competition agreement (the ‘‘2021 Non-Competition Agreement’’) entered into by the Company on 19 March 2021 to revise the scope of non-competition and commitments between the Company and the Offeror. On 23 December 2022, the Company entered into the equity transfer agreement with Shenzhen HEC Industrial (as the transferee) and the Offeror (as target company) in relation to the disposal of the equity interest in the Offeror held by the Company at a consideration of approximately RMB2,312 million (the ‘‘Disposal’’), representing the fair value of the equity interest in the Offeror held by the Company prior to the Disposal. As the Company only holds less than 10% equity interest in the Offeror prior to the Disposal, the Offeror was not a subsidiary nor an associate of the Company, the Offeror’s financial information was not consolidated nor accounted for using equity method in the Group’s financial statements. Furthermore, as the Disposal resulted in no gain or loss, the Disposal has no effect on the Group’s financial performance for FY2023. The Company ceased to hold any interests in the Offeror after completion of the Disposal on 27 June 2023.

As at 31 December 2024, the Group’s restricted cash, and cash and cash equivalents were approximately RMB396 million and RMB1,404 million respectively. With reference to the 2024 Annual Report, the Group’s restricted cash represented security deposits pledged to banks for bank loans and other borrowings.

As at 31 December 2024, the Group’s net current assets and net assets were approximately RMB2,193 million and RMB8,508 million respectively.

2.2    Information on the Offeror

With reference to the Board Letter, the Offeror was established on 29 December 2003. It is an integrated pharmaceutical company driven by independent R&D, rooted in the PRC and facing to the world. It has full capabilities integrating R&D, production and commercialisation. The Offeror focuses on the three key areas of infection, chronic diseases and oncology. With its extensive pipeline of anti-infective drugs, it has been approved by the Ministry of Science and Technology of the PRC to establish a State Key Laboratory of Anti-Infective Drug Development. The Offeror focuses on innovative drugs and is also involved in modified new drugs, generic drugs and biosimilars. It currently has a diverse and robust product portfolio. After over 20 years of experience, the Offeror has established advanced R&D platform, facilities that meet international standards and an extensive sales network.

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LETTER FROM GRAM CAPITAL

As at the Latest Practicable Date, the Offeror holds approximately 51.41% of the Shares, comprising (a) a direct shareholding of 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company); and (b) an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company). The Company is a subsidiary of the Offeror and the financial results of the Group has been consolidated into the Offeror’s financial statements. All the H Shares and Domestic Shares held by the Offeror (including those held through HEC (Hong Kong) will not form part of the Share Exchange but will be cancelled after completion of the Merger.

Further details of the Offeror, its advantages and strategies are set out under the section headed ‘‘(1) Information on the Offeror’’ of the Board Letter.

2.2.1 Financial performance

Set out below is a summary of the audited consolidated financial performance of the Offeror Group for the three years ended 31 December 2024, prepared in accordance with the IFRS, as extracted from Appendix V to the Composite Document:

	For the	For the	For the	Changes	Changes
	year ended	year ended	year ended	from	from
	31 December	31 December	31 December	FY2023 to	FY2022 to
	2024	2023	2022	FY2024	FY2023
	RMB’000	RMB’000	RMB’000%		%

Revenue	4,018,905	6,385,616	3,813,566	(37.06)	67.44
— Anti-infective drugs	2,797,632	5,745,811	3,242,508	(51.31)	77.20
— Chronic disease
treatment drugs	1,067,707	580,743	517,258	83.85	12.27
— Others	153,566	59,062	53,800	160.01	9.78
Gross profit	3,058,631	5,077,048	2,922,189	(39.76)	73.74
Profit/(loss) for the year	24,803	1,013,878	(1,415,915)	(97.55)	N/A

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LETTER FROM GRAM CAPITAL

Comparison between FY2022 and FY2023

The Offeror Group’s revenue increased by approximately 67.44% from approximately RMB3,814 million for FY2022 to RMB6,386 million for FY2023, primarily due to respective increases in revenue from sales of anti-infective drugs, chronic disease treatment drugs and others. With reference to Appendix V to the Composite Document:

•	increase in revenue from anti-infective drugs was mainly driven by (i) higher demand due to greater incidence of influenza in 2023 due to the resumption of normal travel activities; and (ii) increased purchasing of anti-infective drugs from pharmacies and hospital by patients as a result of increased societal awareness on respiratory infectious diseases and demand for anti-viral treatments following the end of the COVID-19 pandemic.

•	increase in revenue from chronic disease treatment drugs overall marketing efforts to boost the sales of our insulin series, which included (i) an increase in educational promotion activities and enhanced training for our sales staff in charge of our insulin series; and (ii) an increase in the number of sales and distribution channels to hospitals and other medical institutions.

•	increase in revenue from others was primarily attributable to increased revenue from newly launched product (such as sildenafil launched in December 2021).

As a result of the foregoing, the Offeror Group’s gross profit increased by approximately 73.74% from approximately RMB2,922 million for FY2022 to approximately RMB5,077 million for FY2023. The Offeror Group’s gross profit margin increased from approximately 76.63% for FY2022, to approximately 79.51% for FY2023, primarily attributable to a significant increase in the Offeror Group’s revenue from and improved gross profit margin for its anti-infective drugs due to a decrease in costs of raw material for the production of Kewei (oseltamivir phosphate) and decrease in manufacturing costs per unit benefitted from the economies of scale attained from ramping up the Offeror Group’s production to meet market demand.

The Offeror Group recorded losses of approximately RMB1,416 million for FY2022 and profit of approximately RMB1,014 million for FY2023. With reference to Appendix V to the Composite Document, the Offeror Group recorded losses for FY2022 primarily because of the lower than usual sales volume of Kewei (oseltamivir phosphate) in FY2022 due to travel restrictions, social-distancing measures and business closures that significantly reduced the movement of people and increased widespread preventive measures against influenza, which resulted in a significant decline in the incidence of respiratory diseases such as influenza.

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LETTER FROM GRAM CAPITAL

Comparison between FY2023 and FY2024

The Offeror Group’s revenue decreased by approximately 37.06% from approximately RMB6,386 million for FY2023 to approximately RMB4,019 million for FY2024, primarily due to a decrease in revenue from sales of anti-infective drugs for FY2024. With reference to Appendix V to the Composite Document, the decrease in revenue from sales of anti-infective drugs was primarily due to a decrease in sales volume of Kewei (in the form of granule and capsule) as a result of a lower incidence of seasonal flu outbreaks in 2024.

Nevertheless, the decrease in the Offeror Group’s revenue was partially offset by (i) the increase in revenue from sales of chronic disease treatment drugs primarily due to (a) increase in the sales of its insulin products as all five of the Offeror Group’s insulin products have been included in the volume-based procurement schemes of PRC public hospitals in 2024 (a scheme adopted by PRC hospitals aimed to achieve a lower price of pharmaceuticals and medical devices centered on medical products with mature, high-volume clinical usage and sufficient market competition through a competitive bidding process for large-volume procurement); and (b) increase in sales of its insulin products, other hypoglycemic products and Esomeprazole Magnesium as a result of an increase in related educational promotion activities; and (ii) the increase in revenue from others primarily due to license fee generated pursuant to an exclusive development and commercialisation license agreement with Apollo Therapeutics Group Limited, a portfolio biopharmaceutical company headquartered in the United Kingdom and one of its affiliates (namely, Apollo AP60 Limited), for the development, manufacture and commercialisation of the GLP-1/FGF21 dual agonist HEC88473 (an innovative drug candidate of the Offeror Group that can simultaneously activate GLP-1 and FGF receptors, which synergistically lower blood glucose levels, reduce body weight and improve lipid metabolism).

As a result of the foregoing, the Offeror Group’s gross profit decreased by approximately 39.76% from approximately RMB5,077 million for FY2023 to approximately RMB3,059 million for FY2024. The Offeror Group’s gross profit margin decreased from approximately 79.51% for FY2023 to approximately 76.11% for FY2024. With reference to Appendix V to the Composite Document, the aforesaid decrease in the Offeror Group’s gross profit margin was primarily due to decreased sales in Kewei, a high margin product.

The Offeror Group’s profit decreased by approximately 97.55% from approximately RMB1,014 million for FY2023 to approximately RMB25 million for FY2024. With reference to Appendix V to the Composite Document, the aforesaid decrease in the Offeror Group’s profit was primarily due to (i) the decrease in revenue and gross profit as aforementioned; (ii) the significant increase in impairment loss on trade and other receivables (from approximately RMB3 million for FY2023 to approximately RMB126 million for FY2024), equity-settled share-based payment expenses (from approximately RMB130 million for FY2023 to

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LETTER FROM GRAM CAPITAL

approximately RMB267 million for FY2024), and listing and privatisation expenses (from approximately RMB3 million for FY2023 to approximately RMB17 million for FY2024), partially offset by (a) the decrease in distribution costs primarily attributable to decrease in the Offeror Group’s promotional activities for anti-infective drugs as a result of a lower incidence of seasonal flu outbreaks in 2024 and the decrease in bonuses under labour costs for the Offeror Group’s sales and marketing personnel; and (b) decrease in income tax expense.

2.2.2 Financial position

Set out below is a summary of the audited consolidated financial position of the Offeror Group as at 31 December 2022, 2023 and 2024, prepared in accordance with the IFRS, as extracted from Appendix V to the Composite Document:

	As at	As at	As at
	31 December	31 December	31 December
	2024	2023	2022
	RMB’000	RMB’000	RMB’000
Assets
Fixed assets	4,390,990	4,179,536	4,002,509
Intangible assets	1,573,456	1,605,045	1,914,857
Trade and bills receivables	1,722,556	1,906,387	808,652
Other receivables	171,737	112,101	1,465,771
Prepayments	1,088,668	489,670	457,307
Restricted cash	435,617	1,567,300	110,270
Cash and cash equivalents	1,480,810	1,920,158	971,510
Other assets	1,067,680	877,902	958,107

Total assets	11,931,514	12,658,099	10,688,983

Liabilities
Trade and other payables	2,421,629	2,594,007	4,917,390
Bank loans and other borrowings (including interest-bearing borrowings)	4,483,293	5,250,510	6,164,137
Other liabilities	559,092	638,263	481,391

Total liabilities	7,464,014	8,482,780	11,562,918

Net current assets/ (liabilities)	164,509	233,985	(4,807,661)
Net assets/(liabilities)	4,467,500	4,175,319	(873,935)

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LETTER FROM GRAM CAPITAL

As depicted from the above table, the Offeror Group’s total assets mainly comprised of fixed assets, intangible assets, trade and other receivables, prepayments, restricted cash and cash and cash equivalents; and the Offeror Group’s total liabilities mainly comprised of trade and other payables and bank loans and other borrowings (including interest-bearing borrowings).

The Offeror Group’s fixed assets increased from approximately RMB4,003 million as at 31 December 2022 to approximately RMB4,180 million as at 31 December 2023, and further increased to approximately RMB4,391 million as at 31 December 2024. With reference to Appendix V to the Composite Document, the Offeror Group’s fixed assets mainly represented the Offeror Group’s manufacturing facilities (including R&D) and the increase in the Offeror Group’s fixed assets was primarily a result of its expansion of manufacturing facilities for the production of new biosimilar and generic drugs; the construction of new facility for its innovative drugs.

As at 31 December 2024, the net book value of the Offeror Group’s intangible assets was approximately RMB1,573 million. With reference to Appendix V to the Composite Document, these intangible assets represented the Offeror Group’s hepatitis C drugs, insulin and other drugs and the net book value of which represented cost of relevant patents, intellectual property rights and capitalised development costs, less accumulated impairment losses and amortisation.

The Offeror Group’s trade and bills receivables increased from approximately RMB809 million as at 31 December 2022 to approximately RMB1,906 million as at 31 December 2023, and decreased to approximately RMB1,723 million as at 31 December 2024. With reference to Appendix V to the Composite Document, the increase in the Offeror Group’s trade and other receivables as at 31 December 2023 as compared to that as at 31 December 2022 was mainly due to the significant increase in sales for FY2023 as compared to that for FY2022, in line with an improvement in the Offeror Group’s business operations; and the decrease in the Offeror Group’s trade and other receivables as at 31 December 2024 as compared to that as at 31 December 2023 was primarily due to the decrease in demand for the Offeror Group’s oseltamivir phosphate products caused by a lower incidence of seasonal flu outbreaks in 2024, which resulted in lower revenue and balance of trade and bills receivables.

The Offeror Group’s other receivables significantly decreased from approximately RMB1,466 million as at 31 December 2022 to approximately RMB112 million as at 31 December  2023 and approximately RMB172 million as at 31 December 2024, primarily due to the repayment received by the Offeror Group from its related parties on outstanding loans in 2023.

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LETTER FROM GRAM CAPITAL

The Offeror Group’s restricted cash increased from approximately RMB110 million as at 31 December 2022 to approximately RMB1,567 million as at 31 December 2023, and decreased to approximately RMB436 million as at 31 December 2024. With reference to Appendix V to the Composite Document, the significant increase in restricted cash as at 31 December 2023 as compared to that as at 31 December 2022 was primarily due to the increase in Offeror Group’s bank loans for the repurchase of its outstanding convertible bonds, which required the Offeror Group to place funds in escrow. The decrease in restricted cash as at 31 December 2024 was due to the Offeror Group’s repayment of the aforesaid bank loans, resulted in the release of a portion of its restricted cash from escrow.

As at 31 December 2024, the Offeror Group’s net current assets and net assets were approximately RMB165 million and RMB4,468 million respectively.

Please refer to the section headed “Financial Information” of Appendix V to the Composite Document for more details on the financial review of the Offeror Group.

Given that (i) the Offeror Group’s revenue was mostly contributed by the Group for the three years ended 31 December 2024; and (ii) the significance of the Offeror Group (excluding the Group) is its R&D capability and the Pipeline Products (which was included in the value of the entire shareholders’ equity of the Offeror as at 31 December 2024 under the Valuation Report), comparison between the fundamentals of the Offeror Group and the Group does not contribute to our assessment on the terms of the Merger.

2.3	Highlights of the Group and the Offeror Group

Set out below are highlights of different business and operational aspects of (i) the Group; and (ii) the Offeror Group (including the Group):

	The Group	The Offeror Group

Business overview	Development, production and sales of pharmaceutical products IN mainland China.	R&D, production and commercialisation of pharmaceutical products IN AND OUTSIDE mainland China.

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	The Group	The Offeror Group

Drug development	Consistency evaluation of existing small molecule generic drugs, and subsequent clinical development of the more mature pharmaceutical products in research acquired through external introduction (independent third parties and the Offeror Group).

Pre-clinical R&D and clinical development of new small molecule and large molecule drugs, development of small molecule generic drugs and biosimilar drugs.

The R&D team has an excellent track record of developing innovative drugs, having successfully launched three innovative drugs onto the market (namely, Dongwei’en (emitasvir phosphate), Dong’antai (netanasvir phosphate) and Dong’anqiang (encofosbuvir)), advancing one innovative drug to the NMPA’s review for launching in China and progressed dozens of independently-discovered drug candidates to the clinical research stage.

R&D team	Nil	More than 1,100 R&D personnels which consist of scientists with extensive working experience gained in multinational pharmaceutical companies and pharmaceutical talents with extensive experience in R&D. The R&D team is led by Mr. Zhang Yingjun (a director of the Offeror) and core members of the R&D team also include Dr. Zhang Ji, Dr. Gu Baohua, Dr. Ye Qunrui, Dr. Liang Shaoqin and Dr. Cai Xiaoli, which held senior positions at renowned pharmaceutical companies and research institutions. They have been involved in drug discovery and development across various field. They have over 25 years of experience in drug discovery and development and have profound insights and extensive experience in all aspects of drug development.

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LETTER FROM GRAM CAPITAL

	The Group	The Offeror Group

Number of approved drugs as at 20 June 2025, being the latest practicable date of the Listing Document (“Listing Document LPD”)	61 approved drugs in China, including: • 2 innovative drugs; • 5 biosimilar drugs; and • 54 generic drugs.	150 approved drugs in the world, including China, the United States and Europe, covering: • 3 innovative drugs; • 5 biosimilar drugs; • 142 generic drugs.

Number of drugs candidates as at Listing Document LPD	2 drug candidates, including: • 1 innovative drugs; and • 1 biosimilar drug.	101 drug candidates, including: • 49 innovative drugs; • 7 biosimilar drugs; • 9 modified new drugs; and • 36 generic drugs.

Product types, brands and patents

The Company has been granted drug approvals for most of its pharmaceutical products, and has owned some drug pipelines, including 33 generic drugs that were acquired by the Company from the Offeror.

The Company’s main products focus on anti-infection, endocrine diseases and metabolic diseases.

The pharmaceutical products of the Offeror Group (excluding the products previously transferred to the Company) are mainly target at anti-infection, anti-tumor, and chronic diseases.

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LETTER FROM GRAM CAPITAL

	The Group	The Offeror Group

Pharmaceuticals production

The production of pharmaceutical products for domestic market. Yidu production base (“Yidu Production Base”) has obtained Chinese GMP certification.

As at 31 December 2024, Yidu Production Base was the largest production base of oseltamivir phosphate formulation in the world and can produce a wide range of insulin products ranging from second to fourth generation.

The production of pharmaceutical products for domestic and overseas markets.

In addition to the Yidu Production Base, the Offeror Group also owned the Songshan Lake production base (“Songshan Lake Production Base”).

Songshan Lake Production Base is a first-class factory in China producing solid chemical formulation and biologics. It has obtained GMP certifications from United States, the European Union and China, including passing EU GMP audit conducted by National Office for Health and Social Affairs of Germany in November 2023, GMP inspection by the U.S. FDA in March 2024, and a GMP compliance check by the Guangdong Provincial Drug Administration in January 2025.

A large-scale biologics facility located in Dongguan that complies with international GMP standards is expected be completed in 2026, equipped with production lines for cell, E coli fermentation and yeast fermentation as planned, which will provide solid support for the commercialization of our biologics under development.

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LETTER FROM GRAM CAPITAL

	The Group	The Offeror Group

Production bases’ specification as at the Listing Document LPD

Yidu Production Base

Gross floor area:

Yidu Factory No. 1: 29,621 square meters

Yidu Factory No. 2: 18,299 square meters

Yidu Factory No. 3: 231,942 square meters

Production line:

Oral solid dosage form (tablets, capsules and granules)

Freeze-dried powder for injection Active pharmaceutical ingredient (API)

Designed annual production capacity:

Tablets: 2,000 million pills

Granules: 1,600 million packets

Capsules: 1,500 million pieces

Insulin (API): 1,000 kilograms

Insulin (injection): 15 million vails

APIs: 60.3 tonnes

Freeze-dried powder for injection: 4.5 million vials

In addition to the Yidu Production Base, the Offeror Group also owned the Songshan Lake Production Base with the following specifications:

Songshan Lake Production Base

Gross floor area:

21,298 square meters

Production line:

Oral solid dosage form (tablets and capsules)

Designed annual production capacity:

Tablets: 1,500 million pills

Capsules: 350 million pieces

Aggregated designed annual production capacity of the Offeror Group’s production bases:

Tablets: 3,500 million pills

Granules: 1,600 million packets

Capsules: 1,850 million pieces

Insulin (API): 1,000 kilograms

Insulin (injection): 15 million vails

APIs: 60.3 tonnes

Freeze-dried powder for injection: 4.5 million vials

Sales of pharmaceutical products	The Group only sells pharmaceutical preparation products in China.	Sales of pharmaceutical products in China and overseas.

Sales and marketing team as at the Listing Document LPD	The Group has 1,854 staffs in its sales teams, across nationwide product distribution network, which was built solely by the Group’s effort.	The Offeror Group has 1,884 employees (including those of the Group) engaged in its marketing and educational promotion activities, covering 32 provinces, cities and autonomous regions and nearly 300 prefecture-level cities in the PRC.

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LETTER FROM GRAM CAPITAL

3.	Reasons for and the benefits of the Merger and the Listing

3.1	Background and reasons of the Merger and the Listing

With reference to the Board Letter, the Offeror plans to further integrate with the Company to become a comprehensive pharmaceutical company driven by independent R&D and incorporating R&D, production and sales capabilities, further capitalising on the scale effect and synergies to unleash greater growth potential. Set out below are the summarised reasons and benefits of the Merger, as noted from the section headed “Reasons and Benefits of the Merger and the Listing” of the Board Letter.

3.1.1	Becoming an integrated pharmaceutical company through the Merger

As advised by the Directors, before the completion of the Merger, the Group lacks an independent R&D system and its drug products (including Kewei (oseltamivir phosphate)) were obtained through acquiring the relevant patents and the R&D through contract research organizations (CROs). The Group’s financial performance was to a certain extent dependent on the sales performance of Kewei (the Group’s core product) as approximately 82.58%, 87.53% and 66.83% of the Group’s revenue for FY2022, FY2023 and FY2024, respectively, was derived from the sales of Kewei. The Group represents part of the production function and the PRC’s sales and distribution function of the Offeror Group. As Kewei was the core product of the Group and the Offeror Group, the Offeror Group had historically relied on the revenue generated from the sales of Kewei through the Group (accounted for approximately 61.92% of the Offeror Group’s revenue for FY2024), hence a significant portion of the Offeror Group’s financial performance was attributed by the Group. Nevertheless, the Offeror Group has been committed to developing products with breakthrough potential, including 49 innovative drug candidates and 7 biosimilar drug candidates. It has extensive experience in engaging in in-house R&D of innovative drugs and has established a diverse and robust pipeline of innovative drug candidates with commercialization potential.

As stated in the 2024 Annual Report, as the development direction of China’s pharmaceutical industry is gradually shifting from generic drugs to innovative drugs, drug innovation has become the core competitiveness which supports the future development of enterprises. In order to capture opportunities in the fierce competition, pharmaceutical companies need to make continuous efforts in various aspects including product R&D, refinement of technical processing abilities, production and supply chain management and sales management.

As disclosed in section headed “2.3 Highlights of the Group and the Offeror Group” above, as at the Listing Document LPD, the Group owned 61 approved drugs in the PRC (majority of which were acquired by the Group from the Offeror Group) and 3 drugs candidates. On the other hands, the Offeror

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Group had 150 approved drugs and 101 drug candidates as at the Listing Document LPD, including 49 innovative drug candidates, 7 biosimilar drug candidates, 9 modified new drug candidates and 36 generic drug candidates.

The Offeror Group has more than 1,100 R&D personnels which consist of scientists with extensive working experience gained in multinational pharmaceutical companies and pharmaceutical talents with rich experience in R&D, its R&D team has deep understanding and profound experience in various aspects of drug R&D, providing strong support for the Offeror Group’s product development. On the other hand, the Group did not have any R&D personnel. The Group can only carry out the re-development activities for its existing drugs, while the Offeror Group has full-cycle drug development capabilities covering all aspects, including pre-clinical R&D and clinical development of small molecule and large molecule new drugs, development of small molecule generic drugs and biosimilars. The Group currently does not possess the full-cycle drug development capabilities similar to that of Offeror Group. The Group’s core competitiveness lies in its strong domestic product commercialization capabilities.

The Offeror Group’s R&D capability was far greater and with deeper pipeline portfolio than those of the Group.

Previously, the Group’s R&D activities were mostly related to its existing products and pipeline products that the Group already owned, and their respective related manufacturing and production processes. The Group’s current strategies on acquiring new drug products include (i) acquire rights to manufacture and sell new products from third parties; and (ii) seize cooperation opportunities from the Offeror Group through cooperation model between the Offeror Group and the Group pursuant to the 2021 Non-Competition Agreement.

Furthermore, pursuant to the 2021 Non-Competition Agreement:

•	The Offeror shall be responsible for all R&D activities, submission of regulatory approval documents, completion of clinical trials, obtaining of pharmaceutical approval numbers and other cooperative arrangement for (1) national pharmaceutical approval numbers for its pharmaceutical products listed overseas; and (2) new national pharmaceutical approval numbers (together with (1), the “Domestic Cooperative Products”).

•	The Offeror shall have the right to choose to retain the relevant intellectual property rights, proprietary technologies, clinical trial approvals and pharmaceutical approval numbers for the domestic pharmaceutical products, and determine fair terms for the cooperation and transaction of the Domestic Cooperative Products through various market-based mechanisms for commercialization. If the Company determines to accept the cooperation opportunities, the Company may

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be given priority to obtain opportunities for the promotion and commercialization of the Domestic Cooperative Products within the PRC at nil consideration and cooperate and carry out transactions through the income sharing model.

To accelerate R&D progress of the Domestic Cooperative Products (which is conducive to the Company’s intention of expanding its pipeline in view of the fierce competition in domestic pharmaceutical market), the Company entered into the drug R&D pipeline cooperation framework agreement with the Offeror on 29 November 2023, pursuant to which the Company will bear part of the R&D expenses of the Domestic Cooperative Products, and both parties will collaborate by way of sharing sales with reference to R&D investment amount of the relevant products in domestic commercialisation stage.

We understood from the Directors that (i) the Group was granted the rights to use certain patents relating to oseltamivir phosphate (i.e. Kewei) from Shenzhen HEC Industrial, which Shenzhen HEC Industrial in-licensed from the licensor of oseltamivir phosphate; and (ii) the Group acquired 35 new drug products from the Offeror in 2018 and 2019.

The Group’s product structure is relatively simple and its channels for acquiring new drug products are to a certain extent relied on the Offeror. Through the Merger, the R&D capability and the pipeline of the Offeror Group and the sales capability of the Group shall be integrated and the Post-Merger Offeror shall have less reliance on Kewei through Post-Merger Offeror’s diverse and robust drug pipeline upon commercialisation, particularly, its abundant pipeline of innovative drugs.

3.1.2	Integration of domestic and overseas sales channels

With reference to the Board Letter, pursuant to the non-compete agreement and to avoid competition between the Company and the Offeror, the Group was solely responsible for the commercialisation of pharmaceutical products in the PRC, while the Offeror Group was solely responsible for the pharmaceutical R&D and overseas sales. After years of development, the Company has formed a large domestic sales network in the PRC, while the Offeror has built an extensive sales network which covers eight jurisdictions and regions including but not limited to the United States, Germany, and the United Kingdom. By combining the sales channels of the Company and the Offeror, the Post-Merger Offeror will form a fully-integrated extensive sales network. As a result, the Post-Merger Offeror can carry out its business operations more flexibly and respond to the unmet medical demands for different pharmaceutical products without being subject to the constraints of the non-compete agreement and provide its diverse and robust pipeline of pharmaceutical products to both domestic and overseas markets.

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LETTER FROM GRAM CAPITAL

With reference to Appendix V to the Composite Document, over 95% of the Offeror Group’s revenue was derived from the PRC (through the Group) during the three years ended 31 December 2024. We understood from the Directors that the Offeror Group’s revenue from outside the PRC was primarily derived from sales of generic drugs (drugs that contain the same active ingredients as original formulation and is comparable in dosage form, strength, quality, performance and intended use) which faces intense competition with other generic drugs in the overseas market, hence its revenue contribution to the Offeror Group was relatively low. Although the Offeror Group had limited revenue from oversea markets, as noted from the Board Letter, the overseas sales and distribution network of the Offeror Group spans across eight countries including the United States, Germany and the United Kingdom. As the Offeror Group had several innovative and biosimilar drug candidates that are conducting clinical trials overseas, the Offeror Group’s established overseas sales and distribution network would help the promotion of these overseas drug candidates upon commercialization. Furthermore, the Offeror plans to expand its overseas sales network to Africa and Latin America, forming a global sales network across five continents.

3.1.3	Improve overall corporate efficiency for long-term sustainable and resilient growth

Under the current arrangement, the review chain of major business decision-making processes is long and requires approval from each of the Offeror and the Company. Since the listing of the H Shares, the Company had conducted various connected transactions with the Offeror, which as noted from the Board Letter, takes a long time to implement the approval process.

The integration of the Company and the Offeror can optimise the management structure, shorten business decision-making process and improve management operation efficiency. Together with integration of the R&D capability of the Offeror Group and the sales capability of the Group, are conducive to achieving long term sustainable and resilient growth.

The Offeror is committed to becoming an integrated world-class pharmaceutical enterprise under the dual driving forces of “innovation” and “internationalisation”. Through the integration, the Offeror intends to achieve structural optimisation and business integration. The Merger and the Listing will enable the Offeror to reap further synergies from the integration of “research, production and marketing” and enhance its market competitiveness, which in turn will maximise returns for shareholders. Details of the strategic plans of the Offeror Group in the sub-section headed “Strategic Plans of the Offeror Group” under the section headed “Reasons and Benefits of the Merger and the Listing” of the Board Letter.

– IFA-22 –

LETTER FROM GRAM CAPITAL

3.2	Benefits to the Share Exchange Shareholders

With reference to the Board Letter, the board of the Offeror believes that the Post-Merger Offeror will be an attractive investment target. Upon completion of the Merger, the Share Exchange Shareholders will not only be able to continue holding their investment in the Company (as a part of the Offeror) which will be equipped with commercialisation capabilities; but also be able to share the R&D results from the R&D platform and the benefits brought by the potential synergies that can be realised as a result of the Merger (such as the Offeror’s diversified pipeline portfolio and the integration of domestic and overseas sales channels).

3.2.1	Industry overview of pharmaceutical industry

With reference to the Board Letter, the Offeror has established a diverse and robust product pipeline focused in three major therapeutic areas with huge unmet clinical need, and has formed differentiated development paths in each R&D fields, namely (a) pipeline of anti-infective drugs covers indications such as influenza, hepatitis B and hepatitis C and acute respiratory infection; (b) in the field of chronic diseases covering respiratory system diseases, metabolic disorders and neuropsychiatric disorders; and (c) oncology pipeline focusing on the treatment of solid tumour and blood cancers (hematological malignancy) utilising technologies such as precise targeting.

Given the above, we extracted and analysed certain statistics regarding the pharmaceutical industry (in particular, the therapeutic areas which the Offeror Group (including the Group) is specialised in and the relevant markets) as extracted from the section headed “Industry Overview” of Appendix V to the Composite Document, prepared by Frost & Sullivan (the “Industry Overview”). We have primarily relied on the research of Frost & Sullivan to analyse the pharmaceutical industry as we are unable to obtain market statistics and information on the PRC’s pharmaceutical industry relating to the areas that the Offeror Group is specialized in, namely, the anti-influenza drug market, chronic diseases drugs market and oncology drug markets. We consider the Industry Overview prepared by Frost & Sullivan to be objective, fair and representative on the basis that (i) Frost & Sullivan is independent global market research and consulting company founded in 1961 and it was engaged by the Offeror to conduct a detailed analysis and prepare an independent industry report in connection with the Listing (the “Listing Engagement”); (ii) Frost & Sullivan was engaged to prepare independent market research reports for pharmaceutical markets for various listing applicants, particularly, Frost & Sullivan was engaged by over 10 listing applicants which were successfully listed on the Stock Exchange within the PRC pharmaceutical industry during the period from 1 January 2024 up to and including the Latest Practicable Date; (iii) team head of Frost & Sullivan responsible for the Listing Engagement is responsible for Frost & Sullivan’s life science team in the Greater China region and had involved in the preparation of various market research reports for pharmaceutical markets; while the team head and officers of Frost & Sullivan

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LETTER FROM GRAM CAPITAL

possess extensive knowledge and experience in IPO consulting, new drug products market entry and pricing; (iv) the fee payable by the Offeror to Frost  & Sullivan for the preparation of its report is not contingent upon the successful Listing or the results of its report; and (v) Frost & Sullivan prepared its report based on its in-house database, independent third-party reports and publicly available data from reputable industry organisation and Frost & Sullivan had independently analysed the information. Thus, we consider the estimation and statistics contained in the Industry Overview are objective, fair and representative.

Size of the pharmaceutical market in the PRC

Set out below are the size of the pharmaceutical market in the PRC during the five years ended 31 December 2023, as extracted from the Industry Overview:

	2019	2020	2021	2022	2023

Size of pharmaceutical market in the PRC (RMB billion)	1,633	1,448	1,591	1,554	1,618

The size of pharmaceutical market in the PRC fluctuated from 2019 to 2023 and reached RMB1,618 billion for 2023. According to the Industry Overview, the growth factors of the PRC pharmaceutical market include, among others, increasing patient population, improvement of China’s economy and increase in per capita income, increase in medical insurance expenditures and favourable government policies.

Based on the statistics published by the National Bureau of Statistics of the PRC:

•	The Chinese population recorded year-on-year decrease for each of 2022, 2023 and 2024, and decreased from approximately 1,412 million as of the end of 2020 to approximately 1,408 million as of the end of 2024. However, the aging population of the PRC (population with age of 65 or above) had been growing, from approximately 191 million as of the end of 2020 to approximately 220 million as of the end of 2024, representing a compound annual growth rate (“CAGR”) of 3.60%, and accounted for approximately 16% of the Chinese population as of the end of 2024.

•	The PRC’s disposable income per capita recorded year-on-year increase for each of 2021, 2022, 2023 and 2024, and increased from RMB32,189 for 2020 to RMB41,314 for 2024, representing a CAGR of 6.44%.

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LETTER FROM GRAM CAPITAL

•	The PRC’s healthcare expenditure per capita recorded year-on-year increase for each of 2021, 2022, 2023 and 2024, and increased from RMB1,843 for 2020 to RMB2,547 for 2024, representing a CAGR of 8.42%.

The growing aging population of the PRC would lead to increase in the number of patients of age-related diseases such as chronic diseases and cancers. The increasing disposable income per capita and the rising health awareness of the Chinese population, as substantiated by the increasing healthcare expenditure per capita, may further promote the development of the pharmaceutical market in the PRC.

Size of the anti-influenza drugs market in the PRC

Set out below are (i) the size of anti-influenza drugs market in the PRC during the five years ended 31 December 2024, as extracted from the Industry Overview; and (ii) the influenza cases reported in the PRC during the five years ended 31 December 2024, being the latest five full-year statistics published by the National Health Commission of the PRC and the National Disease Control and Prevention Administration of the PRC:

	2020	2021	2022	2023	2024

Size of anti-influenza drug market in the PRC (RMB billion)	3.2	1.6	4.4	11.0	6.7

Reported influenza cases in the PRC (million)	1.1	0.7	2.5	12.8	8.6

The size of anti-influenza drug market in the PRC declined in 2021, primarily due to the impact of COVID-19 pandemic. Subsequently, the size of anti-influenza drug market in the PRC increased to approximately RMB4.4 billion for 2022. With the end of the COVID-19 pandemic, other respiratory infectious diseases have broken out intensively and the impact of the influenza epidemic in the PRC was greater as compared to the pre-pandemic period. As a result, the size of anti-influenza drug market in the PRC increased significantly to approximately RMB11.0 billion for 2023. As there were no significant influenza outbreaks in the PRC in 2024, the demand for anti-influenza drugs decreased and the size of anti-influenza drugs market in the PRC decreased to approximately RMB6.7 billion for 2024.

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LETTER FROM GRAM CAPITAL

With reference to the Industry Overview, the sales value of oseltamivir phosphate in the PRC was approximately RMB4.7 billion for 2024, accounted for approximately 70.3% of the size of anti-influenza drug market in the PRC. In the same year, the Offeror Group’s revenue from sales of oseltamivir phosphate was approximately RMB2.6 billion, accounted for approximately 38.8% of the size of anti-influenza drug market in the PRC.

Size of the anti-hepatitis B drugs market and anti-hepatitis C drugs market in the PRC

Set out below are the size of the anti-HBV drugs market and anti- HCV drugs in the PRC during the five years ended 31 December 2023, as extracted from the Industry Overview:

	2019	2020	2021	2022	2023

Size of anti-HBV drugs market in the PRC (RMB billion)	10.9	9.9	10.2	10.8	9.9

Size of anti-HCV drugs market in the PRC (RMB billion)	2.5	3.2	3.4	3.4	3.7

The size of anti-HBV drugs market in the PRC decreased from RMB10.9 billion for 2019 to RMB9.9 billion for 2023. As noted from the Industry Overview, current treatments for HBV have significant limitations as these medications do not achieve complete eradication of HBV and require long-term treatment regimen. With the improvement of health management awareness, the progress of detection of hepatitis B in primary medical institutions and the introduction of various innovative HBV drugs, the treatment for HBV is expected to become more affordable, market demand is projected to expand rapidly and the size of anti-HBV drugs in the PRC is expected to reach RMB43.4 billion for 2030, representing a CAGR of approximately 23.51% as compared to that for 2023.

The size of anti-HCV drugs market in the PRC increased from RMB2.5 billion for 2019 to RMB3.7 billion for 2023. With reference to the Industry Overview, the current diagnosis rate of chronic hepatitis C in the PRC is extremely low because of, among other factors, lack of obvious symptoms. With the increasing awareness of health management of HCV, the HCV diagnosis rate is expected to increase substantially and it is estimated that the number of diagnosed chronic HCV patients will increase to 3.1 million in 2030; and the market size of anti-HCV drugs market in the PRC will increase to RMB4.9 billion for 2030.

– IFA-26 –

LETTER FROM GRAM CAPITAL

Size of metabolic diseases drugs and diabetes drugs market in the PRC

Set out below are the size of metabolic diseases drugs market (including diabetes drugs) in the PRC during the five years ended 31 December 2023, as extracted from the Industry Overview:

	2019	2020	2021	2022	2023

Market size of metabolic diseases drug market in the PRC (RMB billion)	91.7	86.3	96.7	101.9	107.4

Market size of diabetes drug market in the PRC (RMB billion)	65.4	63.2	64.7	66.4	67.6

There was year-on-year increase in the size of metabolic disease drugs market for each of the year 2021, 2022 and 2023. Diabetes drugs represented the largest segment of the PRC metabolic diseases drug market and accounted for over 60% of the PRC metabolic diseases drug markets (in terms of market size) over the five years ended 31 December 2023. We noted from the Industry Overview that, as a results of unhealthy lifestyle habits and an aging population, the prevalence of diabetes in China is high and continues to rise.

We noted from the Industry Overview that the diabetes drug market in the PRC is segmented by different types of diabetes drugs, and insulin and its analogs accounted for approximately 27% of the diabetes drug market in the PRC in 2023. However, as a result of the volume-based procurement scheme of insulin products and increased penetration rate of alternative therapeutics, the price of insulin and its analogs decreased over the years. As at the Listing Document LPD, there were over 60 companies that have received approval to manufacture insulin products in the PRC, and the top six market players (including the Offeror Group) hold an aggregate of over 55.0% of the market share of the insulin market in the PRC in terms of revenue in 2023.

Furthermore, there are several new drugs for the treatment of diabetes introduced to the Chinese market, including SGLT-2 inhibitors (sodium-gloucose Cotransporter-2, a protein that facilitates gloucose reabsorption in the kidney). The market size of SGLT-2 inhibitors had increased substantially over the past year, from approximately RMB1.3 billion for 2019 to approximately RMB10.5 billion for 2023, accounted for approximately 15.5% of the diabetes drug market in the PRC. As at the Listing Document LPD, there are six approved generic SGLT-2 inhibitors and two innovative SGLT-2 inhibitors that are at the new drug applicable stage in the PRC, including Olorigliflozin under the name of Dongjiantang, one of the drug candidates in the Offeror Group’s pipeline.

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LETTER FROM GRAM CAPITAL

The diabetes drug market in the PRC remains highly competitive, with decreasing price of insulin and its analogs; concentration of the insulin market by the top six market players; and new drug products introduced to the Chinese market. Nevertheless, the Offeror Group had made progress in developing new diabetes drug (which had completed the relevant BLA/NDA) to better position itself in view of the shift in drug product structures in the market.

Size of oncology drugs market in the PRC

Set out below are the size of oncology drugs market in the PRC during the five years ended 31 December 2023, as extracted from the Industry Overview:

	2019	2020	2021	2022	2023

Size of oncology drugs market in the PRC (RMB billion)	182.7	197.5	231.1	233.6	269.0

There was year-on-year increase in the size of oncology drugs market in the PRC for each of the year 2020, 2021, 2022 and 2023. The size of oncology drugs market in the PRC increased from RMB182.7 billion for 2019 to RMB269.0 billion for 2024, representing a CAGR of approximately 10.15%. With reference to the Industry Overview, the increasing prevalence of cancer in the PRC, driven by an aging population, lifestyle changes and environmental influences, had led to higher demand for oncology drugs. AML is the most common type of leukemia among the adult population and accounted for approximately 80% of all cases of leukemia.

With reference to the Board Letter, Clifutinib besylate under the name Dongningchun, is a class I innovative drug candidate the Offeror Group had been developing in-house for the treatment of AML and had reached phase III clinical trial.

Despite the challenges faced in the PRC diabetes drugs market driven by the segmented market landscape and the emergence of new innovative drug products, against the backdrop of (i) the Offeror Group’s solid performance in the PRC anti-influenza drugs market; (ii) the R&D progress made by the Offeror Group in developing an innovative drug product for the treatment of diabetes; and (iii) the increasing prevalence rate of cancer in the PRC and the Offeror Group’s continuous effort in developing innovative oncology drugs (namely, Dongningchun), we are of the view that the prospects of the Offeror Group in its specialised therapeutic areas (infectious diseases, chronic diseases and oncology) are generally positive.

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LETTER FROM GRAM CAPITAL

3.2.2	Immediate capital return

With reference to the Board Letter, the Share Exchange Shareholders will also directly receive immediate cash benefits by way of Special Dividend of HK$1.50 per Share to be distributed by the Company, thus enabling the Share Exchange Shareholders to realise a certain level of capital return from their investment.

We noted from the Company’s past annual reports that since the listing of the Company’s H Shares on 29 December 2015, the Company had been paying out cash dividend in respect of each of the financial year up to 31 December  2020 with dividend payout ratio (excluding the bonus issue declared by the Company on 27 March 2020) ranging from approximately 10.53% to 48.95%. As advised by the Directors, the Group’s financial performance had significantly worsened since the second half of 2020 as a result of the outbreak of the COVID-19 pandemic and the Company had not distributed its earnings ever since.

The Special Dividend of HK$1.50 per Share (equivalent to approximately RMB1.37 per Share based on the Exchange Rate) represents a dividend payout ratio of approximately 61% based on the Group’s aggregate net earnings per share for the four years ended 31 December 2024.

3.3	Our conclusion

In conclusion, we are of the view that the Share Exchange Shareholders will be benefited from the Merger based on the followings:

•	the Share Exchange Shareholders shall directly receive immediate capital return in the form of the Special Dividend (subject to the fulfilment (or waiver, as applicable) of all the Pre-Conditions and Conditions);

•	the Group currently lacks R&D capability and majority of its revenue was derived from the sales of its core product, Kewei. The Post-Merger Offeror would be better equipped with the R&D capability, the pipeline of the Offeror, and the sales capability of the Company, and shall place less reliance on a few major products with its diverse drug pipeline upon commercialization. Upon completion of the Merger and the Listing, the Share Exchange Shareholders will not only be able to continue holding their investment in the Company (through their interests in the Offeror H Shares), but will also share the benefits brought by the potential synergies through the Merger of the Company and the Offeror (such as the Offeror’s diversified pipeline portfolio and integration of domestic and overseas sales channels); and

•	the Offeror Group’s prospects in the PRC pharmaceutical market, particularly those therapeutic areas the Offeror Group are specialized in.

– IFA-29 –

LETTER FROM GRAM CAPITAL

4.	Valuation of the Offeror H Shares

With reference to the Board Letter, the Valuation Adviser appointed by the Offeror to value the Offeror H Shares has estimated that the estimated value of the entire shareholders’ equity of the Offeror as at 31 December 2024 is approximately RMB31,093.0 million, with a range from approximately RMB28,382.3 million and RMB34,478.1 million, which implies the theoretical value of approximately RMB67.02 (equivalent to approximately HK$73.45 based on the Exchange Rate, the “Estimated Value”) per Offeror H Share, with a range from approximately RMB61.18 to RMB74.32 per Offeror H Share (equivalent to approximately HK$67.04 to HK$81.44 per Offeror H Share based on the Exchange Rate).

4.1	Background of the Valuation Adviser

For our due diligence purpose, we reviewed and enquired into (i) the terms of engagement of the Valuation Adviser with the Offeror; (ii) the Valuation Adviser’s qualification in relation to the preparation of the Valuation Report; and (iii) the steps and due diligence measures taken by the Valuation Adviser for preparing the Estimated Value. From the mandate letter and other relevant information provided by the Valuation Adviser and based on our interview with the Valuation Adviser, we were satisfied with the terms of engagement of the Valuation Adviser. Based on the information provided by the Valuation Adviser, we noted that the Valuation Adviser is a corporation licensed to carry out and Type 6 (advising on corporate finance) regulated activity under the SFO, and the signatory of the Valuation Report had over 15 years of experience in corporate finance, capital markets and financial investment experience, including valuation of to-be-listed companies during IPO process.

The Valuation Report is contained in Appendix II to the Composite Document and was reported on by CICC in accordance with the requirements under Rules 10.3(b) and 11.1(b) of the Takeovers Code and by KPMG in accordance with the requirements under Rules 10.3(b) and 11.1(a) of the Takeovers Code. The reports from CICC and KPMG are also contained in Appendix II to the Composite Document.

On the basis of the foregoing, we are satisfied with the qualification and experience of the Valuation Adviser for the preparation of the Valuation Report.

4.2	Valuation methodology

We have reviewed and discussed with the Valuation Adviser the methodology used, and the basis and assumptions adopted, for the estimation of the Estimated Value as set out in the Valuation Report. Based on our discussion with the Valuation Adviser and the Valuation Report, the Valuation Adviser determined that sum-of-the-parts approach (with all three of the commonly adopted valuation methodologies,

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LETTER FROM GRAM CAPITAL

namely income approach, asset-based approach and market approach being adopted) is the most appropriate valuation methodology for the purpose of preparing the Valuation Report as:

(i)	the Offeror directly and indirectly hold approximately 51.41% equity interest in the Company (the “Long-term Equity Investment”), which was evaluated by the Valuation Adviser using market approach;

(ii)	the Offeror Group has been investing into its pipeline products (the “Pipeline Products”) through R&D, which has built assets with substantial value in the form of capitalised expenditure and directly holds them and such capitalised expenditure is expected to provide income benefit streams in the future; and was evaluated by the Valuation Adviser using income approach;

(iii)	the 25 subsidiaries of the Offeror other than the Company (the “Other Subsidiaries”), which have assets or in operation, do not exhibit significant cash generating activities; and were evaluated by the Valuation Adviser using asset-based approach (excluding their assets relating to Pipeline Products, if any); and

(iv)	assets and liabilities of the Offeror other than the Long-term Equity Investment, the Pipeline Products (which replaced the Offeror Group’s capitalised development costs as it forms part of the underlying value of the Pipeline Products) and its investments in the Other Subsidiaries, were evaluated by the Valuation Adviser using asset-based approach (the “Other Assets and Liabilities”).

4.3	Bases and assumptions

4.3.1	Long-term Equity Investment under market approach

The value of the Long-term Equity Investment was estimated by the Valuation Adviser with reference to the average closing prices of the Company for 90 trading days prior to and including 31 December 2024 (the “90 Days Average Closing Price”). Based on the Valuation Report, we noted that the Valuation Adviser adopted the average closing prices of such period to reflect the price which a buyer or seller is willing to transact.

We consider the average closing price of the Company over a medium term of 90 days could weaken impact of any short-term fluctuation in prices of the H Shares and thus such assumption is reasonable. Based on the 90 Days Average Closing Price and the Offeror’s holding of approximately 51.41% equity interest in the Company, the valuation of the Long-term Equity Investment was approximately RMB3,825.2 million.

– IFA-31 –

LETTER FROM GRAM CAPITAL

We have reviewed the average closing prices of the H Shares for 120 trading days and 180 trading days prior to and including 31 December 2024, and for FY2024. Based on the average closing prices of the H Shares for 120 trading days and 180 trading days prior to and including 31 December 2024, and for FY2024, the value of the Long-term Equity Investment would be approximately RMB3,819.3 million, RMB4,029.5 million and RMB4,034.1 million, respectively. We consider that the valuation of the Long-term Equity Investment would not be (a) materially different using the average closing price of the H Share for a longer period; and (b) materially over-valued using the 90 Days Average Closing Price.

We have also cross-checked the valuation of the Long-term Equity Investment against the consolidated net asset value of the Group as at 31 December 2024. Based on the Group’s consolidated net assets of approximately RMB8,508 million as at 31 December 2024, the value of the Long-term Equity Investment would be approximately RMB4,374 million. We consider that the use of the 90 Days Average Closing Price would not over-value the Long-term Equity Investment as compared to that using the Group’s consolidated net assets.

Given the aforesaid and that (i) the value of the Long-term Equity Investment based on the Group’s consolidated net asset as at 31 December 2024 does not reflect the market value or value that may be realised by owner of the Long-term Equity Investment; and (ii) the use of 90 Days Average Closing Price reflects the average price which a buyer or seller is willing to transact (i.e. market value/price) over a period of time to mitigate any short-term fluctuation in prices, we consider the valuation of Long-term Equity Investment of approximately RMB3,825.2 million using the 90 Days Average Closing Price to be fair and reasonable.

4.3.2	Pipeline Products under income approach

The value of the Pipeline Products was estimated by the Valuation Adviser with reference to the cash flow forecast of each individual Pipeline Products based on their respective estimated operating results for the forecast period of 10 years with terminal growth of 1% (i.e. perpetual cash flow), discounted by the relevant discount rate and adjusted for the estimated commercialisation success rates.

For our due diligence purpose, we obtained from the Valuation Adviser the underlying calculation of the estimated value of each Pipeline Products and analysed on the following parameters.

Commercialisation success rate

As noted from the Valuation Report, the commercialisation success rates were determined with reference to (i)  the expected success probabilities provided by the Offeror Group’s management; (ii) the discussion between the Valuation Adviser and Frost & Sullivan; and (iii) the research article “Clinical Development Success Rates for Innovative Drugs in China” (the “Research Article”) as contained in the academic

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LETTER FROM GRAM CAPITAL

journal “International Journal of Pharmacology (volume 18)”. In general, commercialisation success rate is higher as the Pipeline Products achieved later clinical stage.

We do not doubt the commercialisation success rates adopted by the Valuation Adviser on the basis that (i) the expected success probabilities were provided by the Offeror Group’s management, which has in-depth understanding in the status of each Pipeline Products; (ii) the estimation provided by Frost & Sullivan are objective, fair and representative based on our analysis as set out under the sub-section headed “3.2.1 Industry overview of pharmaceutical industry” above; (iii) the Research Article analysed efficiency of drug development in the PRC by examining the clinical trial success rates of drug candidates from 2003 to 2019 and evaluated over 1,000 new drug submissions, focusing on phase transition probabilities and approval probabilities; and (iv) the Valuation Adviser had taken into account inputs from (i) to (iii) above, which reflects the Offeror Group’s management expectation specific to each Pipeline Products, objective inputs from Frost & Sullivan (being an independent global market research and consulting company) and past commercialisation success rates as shown in the Research Article.

Set out below are the range of commercialisation success rate for each clinical stage of the Pipeline Products adopted by the Valuation Adviser:

Clinical stage	Pre-clinical	Phase I	Phase II	Phase III	Pre-listing

Range of success probabilities	52–81%	47–81%	47–61%	61–93%	90–93%

We noted that there are two Pipeline Products that are still in early clinical stages but with exceptionally high commercialisation success rate; and one Pipeline Product that is in phase III clinical stage with commercialisation success rate of 93%. As such, we enquired into the Valuation Adviser regarding the reasonableness of the commercialisation success rates of these Pipeline Products with exceptionally high commercialisation success rate and we understood that the high commercialisation success rate of these Pipeline Products was mainly because (i) one of the Pipeline Products is biosimilar drug (a therapeutic biological product that is similar in quality, safety and efficacy to a reference drug approved for registration); (ii) one of the Pipeline Products is also a biosimilar drug that is not required to undergo phase II clinical trials; and (iii) one of the Pipeline Products had reached the end of phase III clinical stage and is entering the pre-listing stage.

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LETTER FROM GRAM CAPITAL

Estimated revenue

The estimated revenue was projected by the estimated number of patients for indication of each Pipeline Products, diagnosis rate, treatment rate, product penetration rate and unit price. We enquired into the Valuation Adviser and understood that the estimated number of patients for relevant indications, diagnosis rate, treatment rate, and product penetration rate (collectively, the “Forecast Data”) were estimated based on industry statistics provided by Frost & Sullivan, the independent industry consultant engaged by the Offeror.

According to the Industry Overview, Frost & Sullivan is an independent global market research and consulting company, founded in 1961, and is based in the United States. Services provided by Frost & Sullivan include market assessments, competitive benchmarking and strategic and market planning for a variety of industries. Frost & Sullivan was engaged by the Offeror to conduct a detailed analysis and prepare an industry report on the pharmaceutical market (including anti-infective drug market, metabolic disease drug market, oncology drug market, respiratory disease drug market and neuropsychiatric drug market in China, the U.S. and globally (as applicable)) in connection with the Listing. Based on our analysis as set out under the sub-section headed “3.2.1 Industry overview of pharmaceutical industry” above, we consider the estimated data provided by Frost & Sullivan are objective, fair and representative. We also noted that Frost & Sullivan prepared numerous industry reports, which were made reference to by listing applicants on the Stock Exchange, including listing applicants that are engaged in pharmaceutical industry.

We noted that Frost & Sullivan prepared its report based on its in-house database, independent third-party reports and publicly available data from reputable industry organizations. Frost & Sullivan will also contact companies operating in the industry, if necessary, to gather and synthesize information in relation to the market, prices and other relevant information.

Having also considered the background and experience of Frost & Sullivan, we are of the view that it is appropriate to project the estimated revenue based on the Forecast Data (comprised of estimated number of patients for relevant indications, diagnosis rate, treatment rate, and product penetration rate).

Estimated costs of sales

The estimated cost of sales of each Pipeline Products is 25% of the estimated revenue for the first year of commercialisation (implying gross profit margin of 75%) and shall decrease by 1% per annum until it reaches 15%.

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LETTER FROM GRAM CAPITAL

We noted from the Valuation Report that the Valuation Adviser had cross-checked the gross profit margin of comparable companies of the Offeror (for the purpose of calculating the discount rate, which are fair, representative and exhaustive as analysed below) (the “Offeror Comparable Companies”) and results have shown that the industry average and median are 67.8% and 70.5% respectively, both being lower than the implied gross profit margin of 75% adopted for the first year of commercialisation. However, we understood from the Valuation Adviser that as new drug products are projected to have a higher selling price as compared to commercialised drug products, which will result in lower cost of sales as a percentage of revenue. As the Offeror Comparable Companies are engaged in similar line of business as the Offeror Group (namely, the R&D, production, sales and development of pharmaceutical products) and operate primarily in the PRC, we consider the use of the Offeror Comparable Companies’ operating metrics to cross-check the implied gross profit margin of the Pipeline Products to be fair and reasonable.

In respect of the decreasing rate of 1% per annum, we noted from the Valuation Report that such assumption is primarily due to economies of scale expected to be achieve upon commercialisation and is in line with the industry average in terms of new drugs. As noted from Appendix V to the Composite Document, the gross profit margin of the Offeror Group’s anti-infective drugs increased from approximately 81.8% for FY2022 to approximately 84.2% for FY2023, representing an increase of approximately 2.4 percentage points, primarily attributable to the increase in production volume of Kewei, thereby resulting in the decrease in the unit manufacturing costs, due to its increasing market demand.

As such, we consider the estimated cost of sales for the first year of commercialisation of each Pipeline Products, being 25% of the estimated revenue, is justifiable and we do not doubt the reasonableness of the decreasing rate of 1% per annum.

Estimated operating expenses

We noted from the Valuation Report that the estimated operating expenses primarily consisted of tax and surcharge, selling expenses, management expenses, R&D expenses, and depreciation and amortisation, all of which are estimated based on a percentage of the estimated revenue for the corresponding forecast period. We noted that such percentage was determined based on (i) the Offeror Group’s historical average for the three years ended 31 December 2024; or (ii) the industry average and median of the Offeror Comparable Companies. We cross-checked the relevant data and they are in line with the assumptions made in formulating the estimated operating expenses.

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LETTER FROM GRAM CAPITAL

According, we consider the basis and assumptions for the estimated operating expenses are justifiable.

Discount rate

We noted from the Valuation Report that the discount rate (i.e. the weighted average cost of capital) applied was approximately 8.57%, formulated based on the cost of equity derived by the Valuation Adviser using the modified capital asset pricing model (the “Modified CAPM”) and the cost of debt using the Offeror Group’s historical financial information and capital structure.

We searched through the internet and noted that the Modified CAPM formula is widely adopted for the purpose of formulating the cost of equity. We understood from the Valuation Adviser that the capital asset pricing model was modified to reflect the unsystematic risk attributable to a specific company (i.e. the specific company adjustment). The cost of equity under the Modified CAPM was formulated using the formula below:

Re = Rf + β * ERP + RPu

Where:
Re	=	cost of equity
Rf	=	risk-free rate
β	=	beta coefficient, a measure of systematic risk
ERP	=	equity risk premium
RPu	=	specific company adjustment

Risk-free rate represents the theoretical rate of return of zero-risk assets, which also reflects the minimum return required by an investor of a riskier investment. We noted from the Valuation Report that the risk-free rate adopted in the Valuation was 1.68%, determined with reference to the 10-year MOF-China Government Bond yield as at 31 December 2024, on the basis that:

(i)	the business operations of the Offeror Group are primarily located in the PRC, the use of the 10-year MOF-China Government Bond yield reflects the local economic and financial conditions in medium-to-long term, which also coincides with the forecast period of 10 years; and

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LETTER FROM GRAM CAPITAL

(ii)	the use of the 10-year MOF-China Government Bond yield avoid inconsistency in functional currency of the Offeror Group’s business operations and the minimum return of an investment denominated in RMB.

We have cross-checked the 10-year MOF-China Government Bond yield as at 31 December 2024 as published by the Ministry of Finance of the PRC and the risk-free rate adopted by the Valuation Adviser is in line with our findings. As the adopted risk-free rate reflects the risk associated with the principal place of operation of the Offeror Group, we consider the use of 10-year MOF-China Government Bond yield for the determination of risk-free rate is justifiable.

For the purpose of formulating the beta coefficient, we noted from the Valuation Report that Valuation Adviser had selected the Offeror Comparable Companies and obtained their levered betas using the following selection criteria:

(i)	pharmaceutical companies listed on the Stock Exchange;

(ii)	companies principally engaged in the production, sales and development of pharmaceutical products primarily in the PRC;

(iii)	companies focused on drug research and development; and

(iv)	companies that are primarily engaged in retail, distribution, contract manufacturing organisation or contract development and manufacturing organisation are excluded.

We consider the selection criteria as set out above allow the Valuation Adviser to (i) identify companies listed on the Stock Exchange that engage in similar line of business of and primarily derived revenue from the same geographical location as the Offeror Group; and (ii) assess the systematic risks (in the form of beta) associated with the cost of capital (as represented by the discount rate) of the Pipeline Products (contributed by the Offeror) with reference to those companies listed on the same listing venue as that the Offeror is seeking to be listed on, and thus they are fair and representative. As also confirmed by the Valuation Adviser, the Offeror Comparable Companies are exhaustive based on their selection criteria.

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LETTER FROM GRAM CAPITAL

Having identified the Offeror Comparable Companies, the Valuation Adviser had indexed the historical share prices of the Offeror Comparable Companies for FY2024 against Hang Seng Index as benchmark to derive their respective levered beta. We consider the use of 1-year historical share price of the Offeror Comparable Companies could adequately reflect the prevailing market conditions and the volatility of the stock market within one year prior to 31 December 2024 and would allow the Valuation Adviser to observe how the stock market has performed in current condition, identify short-term risk and return relationships of the stock market and derive the current level of systematic risks. We also understood from the Valuation Adviser that the use of 1-year historical data can also minimise the influence of past events (such as the COVID-19 pandemic) that no longer impact the stock market. We cross-checked the levered betas of the Offeror Comparable Companies through Wind Financial Terminal and noted that the levered betas obtained by the Valuation Adviser are in line with our findings. The levered betas obtained by the Valuation Adviser had been un-levered to remove the effect of their respective financial leverages, and re-levered at the estimated capital structure of the Offeror to reflect the systematic risks of the Offeror.

Equity risk premium represents the excess return required by equity investors to compensate for higher equity risks than risk-free. We noted from the Valuation Report that the equity risk premium of approximately 5.13% adopted in the Valuation was determined with reference to the equity risk premium of Hong Kong stock market as at 31 December 2024 published by Prof. Aswath Damodaran, the Professor of Finance at the Stern School of Business at New York University. As the Offeror is seeking to list its shares on the Stock Exchange, we consider the use of equity risk premium of the Hong Kong stock market in determining the discount rate of the Pipeline Products, representing the cost of capital of the Pipeline Products which are contributed by the Offeror, to be fair and reasonable.

As noted from Prof. Aswath Damodaran’s website (https://pages.stern.nyu.edu/~adamodar/), Prof. Aswath Damodaran specialised in corporate finance and valuation, and his papers have been published in the “Journal of Financial and Quantitative Analysis”, the “Journal of Finance”, the “Journal of Financial Economics” and the “Review of Financial Studies”. We also noted from various valuation reports prepared by other valuation experts as contained in circulars issued by Hong Kong listed companies that it is common for valuation experts to use the data published by Prof. Aswath Damodaran on his website in determining discount rates (such as equity risk premiums and market risk premiums), and thus we consider it is common practice among valuation experts to use the data published by Prof. Aswath Damodaran in determining discount rates of business and assets.

– IFA-38 –

LETTER FROM GRAM CAPITAL

A specific company adjustment of 3.5% is added to account for the unsystematic risk attributable to the Offeror. We noted from the Valuation Report that the Valuation Adviser had considered ten risk factors associated with the Offeror Group’s business and had assigned the specific risk premium based on the Offeror Group’s status as compared to those of the Offeror Comparable Companies. We consider the risk factors considered by the Valuation Adviser would allow the Valuation Adviser to assess the risk specifically related to the Offeror that would not have been considered in the other components of the Modified CAPM formula and thus we consider the specific company adjustment adopted is justifiable.

The cost of debt adopted in formulating the discount rate represents the Offeror’s post-tax effective interest rate for FY2024. Having derived the cost of equity and cost of debt of the Offeror, the Valuation Adviser formulated the discount rate with reference to the average debt-to-equity ratio of the Offeror Comparable Companies.

We noted from the Valuation Report that the Valuation Adviser had performed sensitivity analysis by altering key inputs in the valuation of the Pipeline Products (namely, the discount rate, perpetual growth rate, gross profit margin and selling expenses) to arrive at the best-case and worst-case valuation of the Pipeline Products. Based on the sensitivity analysis performed by the Valuation Adviser:

(i)	if the discount rate increases or decreases by 0.5 percentage points and the perpetual growth rate increase or decrease by 0.05 percentage points, the valuation of the Pipeline Products would range from approximately RMB28,368.5 million to RMB34,531.4 million, representing an increase in value of approximately 10.54% and the decrease in value of approximately 9.19%; and

(ii)	if the gross profit margin increases or decreases by 1 percentage point and the selling expenses as a percentage of revenue increase or decrease by 0.5 percentage points, the valuation of the Pipeline Products would range from approximately RMB28,928.6 million to RMB33,547.7 million, representing an increase or decrease in value of approximately 7.39%.

We consider the inputs used in the sensitivity analysis are pivotal to the valuation of the Pipeline Products. As the valuation results of the Pipeline Products are highly sensitive to the changes in the key inputs and over-adjusting the key inputs may lead to arbitrary/non-referential results, we consider the percentage points range adopted in performing the sensitivity analysis is justifiable.

– IFA-39 –

LETTER FROM GRAM CAPITAL

4.3.3	Other Subsidiaries and Other Assets and Liabilities under asset-based approach

The aggregated book value and appraised value of the “Other Subsidiaries and Other Assets and Liabilities” were both approximately negative RMB3,970.3 million. As noted from the Valuation Report, the Valuation Adviser had verified the book value of the relevant assets and liabilities by cross-checking the audited figures of the relevant assets and liabilities with the underlying management accounts, and carrying out discussion and interview with the management of the Offeror. We consider the above approach to be justifiable.

On the basis of the foregoing, (a) the valuation of the Long-term Equity Investment was approximately RMB3,825.2 million; (b) the valuation of the Pipeline Products based on base-case scenario was approximately RMB31,238.1 million; and (c) the valuation of the “Other Subsidiaries and Other Assets and Liabilities” is approximately negative RMB3,970.3 million in aggregate. By adopting the sum-of-the-parts approach, the value of the entire shareholders’ equity of the Offeror was approximately RMB31,093.0 million as at 31 December 2024, implying the Estimated Value of RMB67.02 (equivalent to approximately HK$73.45 based on the Exchange Rate) per Offeror H Share.

On the basis that for every Share Exchange H Share cancelled under the Merger, the Share Exchange Shareholders will receive 0.263614 Offeror H Shares, the theoretical value of the consideration for each Share Exchange H Share would be approximately HK$19.36 (the “Implied Consideration”).

– IFA-40 –

LETTER FROM GRAM CAPITAL

5.	Analysis on the Share Exchange Ratio

As stated in the Board Letter, the Share Exchange Ratio of 0.263614 new Offeror H Shares for every Share Exchange H Share cancelled was determined on commercial basis on arm’s length term after taking into account, among other things, the theoretical value of the Offeror H Shares under the Merger for each Share Exchange H Share (i.e. the Implied Consideration).

Set out below are the relative contributions of value of the Post-Merger Offeror attributable by shareholders of the Offeror (based on the estimated value of the entire shareholders’ equity of the Offeror as at 31 December 2024) and the Share Exchange Shareholders (based on the value of the Share Exchange H Shares), the implied exchange ratio and the shareholding proportion in the Post-Merger Offeror, for comparison:

	Shareholders of	Share Exchange
	the Offeror	Shareholders

Value contribution (RMB million)	31,093 (Note 1) (A)	3,617 (Note 2) (B)
Value of the Post-Merger Offeror (RMB million)	34,710 (C = A + B)
Relevant contribution	89.58% (D = A ÷ C)	10.42% (E = B ÷ C)

Number of Offeror Shares/Share Exchange H Shares	463,943,215 (F)	427,567,700 (G)
Value per share attributable to shareholders (RMB)	67.02 (H = A ÷ F)	8.46 (I = B ÷ G)
Implied share exchange ratio (I ÷ H)	0.13

Number of Offeror Shares held by Shareholders of the Offeror and the Share Exchange Shareholders immediately after the completion of the Merger	463,943,215 (J)	112,712,832 (K) (Note 3)
Total number of Offeror Shares immediately after the completion of the Merger	576,656,047 (L = J + K)
Shareholding proportion in the Post-Merger Offeror	80.45% (J ÷ L)	19.55% (K ÷ L)

Notes:

1.	Value attributable to shareholders of the Offeror was determined with reference to the estimated value of the entire shareholders’ equity of the Offeror as at 31 December 2024 according to the Valuation Report.

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LETTER FROM GRAM CAPITAL

2.	Value attributable to Share Exchange Shareholders was determined with reference to the 90 Days Average Closing Price (which align with the Valuation Adviser’s basis in estimating the value of the Long-term Equity Investment).

3.	The number of Offeror Shares held by the Share Exchange Shareholders immediately after the completion of the Merger were calculated by multiplying the number of Share Exchange H Shares by the Share Exchange Ratio.

As illustrated in the above table, the implied exchange ratio based on the estimated value of the entire shareholders’ equity of the Offeror as at 31 December 2024 and value of the Share Exchange H Shares was approximately 0.13 Offeror H Shares for every Share Exchange H Share, which is significantly lower than the Share Exchange Ratio of 0.263614. Furthermore, the contribution of value of the Post-Merger Offeror by the Share Exchange Shareholders (in terms of percentage, i.e., 10.42%) was also less than the shareholding proportion of the Share Exchange Shareholders in the Post-Merger Offeror.

6.	Comparison of value

The Implied Consideration of HK$19.36 per Share Exchange H Share represents:

(i)	a premium of approximately 29.93% over the closing price of HK$14.90 per Share as quoted on the Stock Exchange on the Latest Practicable Date;

(ii)	a premium of approximately 44.48% over the closing price of HK$14.90 per Share as quoted on the Stock Exchange on the Latest Practicable Date, less the Special Dividend resulting in a net price of HK$13.40 per Share;

(iii)	a premium of approximately 72.24% over the closing price of HK$11.24 per Share as quoted on the Stock Exchange on the Last Trading Day;

(iv)	a premium of approximately 98.77% over the closing price of HK$11.24 per Share as quoted on the Stock Exchange on the Last Trading Day, less the Special Dividend resulting in a net price of HK$9.74 per Share (the “LTD Premium”);

(v)	a premium of approximately 115.83% over the average closing price of approximately HK$8.97 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day;

(vi)	a premium of approximately 159.17% over the average closing price of approximately HK$8.97 per Share based on the daily closing prices as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day, less the Special Dividend resulting in a net price of HK$7.47 per Share (the “30 Days Premium”);

(vii)	a premium of approximately 109.52% over the average closing price of approximately HK$9.24 per Share based on the daily closing prices as quoted on the Stock Exchange for the 60 trading days up to and including the Last Trading Day;

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LETTER FROM GRAM CAPITAL

(viii)	a premium of approximately 150.13% over the average closing price of approximately HK$9.24 per Share based on the daily closing prices as quoted on the Stock Exchange for the 60 trading days up to and including the Last Trading Day, less the Special Dividend resulting in a net price of HK$7.74 per Share (the “60 Days Premium”);

(ix)	a premium of approximately 116.07% over the average closing price of approximately HK$8.96 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day;

(x)	a premium of approximately 159.52% over the average closing price of approximately HK$8.96 per Share based on the daily closing prices as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day, less the Special Dividend resulting in a net price of HK$7.46 per Share;

(xi)	a premium of approximately 130.48% over the average closing price of approximately HK$8.40 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day;

(xii)	a premium of approximately 180.58% over the average closing price of approximately HK$8.40 per Share based on the daily closing prices as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day, less the Special Dividend resulting in a net price of HK$6.90 per Share;

(xiii)	a premium of approximately 146.94% over the average closing price of approximately HK$7.84 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day;

(xiv)	a premium of approximately 205.36% over the average closing price of approximately HK$7.84 per Share based on the daily closing prices as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day, less the Special Dividend resulting in a net price of HK$6.34 per Share; and

(xv)	a premium of approximately 82.64% over the consolidated net asset value per Share as at 31 December 2024 of approximately HK$10.60 per Share (based on a total of 879,967,700 Shares in issue as at the Latest Practicable Date and the audited equity attributable to owners of the Company of approximately RMB8,508.2 million (equivalent to approximately HK$9,324.1 million) as at 31 December 2024).

– IFA-43 –

LETTER FROM GRAM CAPITAL

6.1	Historical performance of the H Shares

6.1.1	Historical price of H Shares

Set out below is a chart showing the movement of the closing prices of the H Shares during the period from 1 March 2023 (being approximately one year prior to the Last Trading Day) up to and including the Latest Practicable Date (the “H Shares Review Period”) to illustrate the general trend and level of movement of the closing prices of the Shares.

Source: the Stock Exchange’s website

Note:	Trading in the H Shares was halted (i) with effect from 9:00 a.m. on 4 March 2024 and resumed at 9:00 a.m. on 11 March 2024; and (ii) with effect from 9:00 a.m. on 10 May 2024 and resumed at 9:00 a.m. on 13 May 2024.

During the H Shares Review Period, the lowest and highest closing prices of H Shares as quoted on the Stock Exchange were HK$6.13 per H Share recorded on 21 August 2023 and HK$15.26 per H Shares recorded on 12 June 2025. The Implied Consideration is above the closing price of the H Shares during the entire H Shares Review Period and representing a premium of approximately 26.87% over the highest closing price of H Shares during the H Shares Review Period.

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LETTER FROM GRAM CAPITAL

From the start of the H Shares Review Period up to 10 November 2023, the closing prices of H Shares fluctuated between the range of HK$6.13 and HK$8.67. Thereafter, the closing prices of H Shares formed a general increasing trend before it reached HK$10.06 per H Share on 4 January 2024.

From 5 January 2024, the closing prices of H Shares formed a decreasing trend until 5 February 2024 before the closing prices of H Shares rebounded and reached HK$11.24 per H Share on the Last Trading Day.

Following the publication of the initial announcement pursuant to Rule 3.7 of the Takeovers Code (the “Rule 3.7 Announcement”), the closing prices of H Shares formed an increasing trend and reached HK$13.16 on 9 May 2024 (being the date immediately prior to the publication of the joint announcement by the Company and the Offeror in relation to the Merger pursuant to Rule 3.5 of the Takeovers Code (the “Rule 3.5 Announcement”)).

Following the publication of the Rule 3.5 Announcement and up to the Latest Practicable Date, the closing prices of H Shares fluctuated between HK$8.08 and HK$15.26.

6.1.2	Historical liquidity of H Shares

Set out below is a table showing the average daily number of H Shares traded per month, and the respective percentages of the H Shares’ average daily trading volume as compared to (i) the total number of H Shares held by

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LETTER FROM GRAM CAPITAL

Independent H Shareholders as at the Latest Practicable Date; and (ii) the total number of H Shares in issue as at the Latest Practicable Date, to illustrate the trading liquidity of H Shares during the H Shares Review Period.

			% of the
			Average
			Volume to total	% of the
			number of H	Average
			Share held by	Volume to total
			Independent H	number of H
	Number	Average daily	Shareholders as	Shares in issue
	of	trading volume	at the end of	as at the end of
	trading	(the “Average	each month/	each month/
Month	days	Volume”)	period	period
		Number of
		Shares	Approximate %	Approximate %

2023
March	23	3,058,957	0.75	0.47
April	17	1,283,994	0.32	0.20
May	21	474,510	0.12	0.07
June	21	367,457	0.09	0.06
July	20	539,297	0.13	0.08
August	23	493,174	0.12	0.08
September	19	481,763	0.12	0.07
October	20	1,357,821	0.33	0.21
November	22	2,287,464	0.56	0.35
December	19	1,795,684	0.44	0.27

2024
January	22	1,412,427	0.35	0.22
February	19	908,284	0.22	0.14
March (Note)	15	3,288,720	0.81	0.50
— Last Trading Day	1	7,269,000	1.79	1.11
— 11 March to 28 March	14	3,004,414	0.74	0.46
April	20	2,954,000	0.73	0.45
May (Note)	20	3,562,150	0.88	0.54
— 2 May to 9 May	6	2,990,167	0.74	0.46
— 13 May to 31 May	14	3,807,286	0.94	0.58

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LETTER FROM GRAM CAPITAL

			% of the
			Average
			Volume to total	% of the
			number of H	Average
			Share held by	Volume to total
			Independent H	number of H
	Number	Average daily	Shareholders as	Shares in issue
	of	trading volume	at the end of	as at the end of
	trading	(the “Average	each month/	each month/
Month	days	Volume”)	period	period
		Number of
		Shares	Approximate %	Approximate %

2024 (continued)
June	19	1,222,173	0.30	0.19
July	22	488,168	0.12	0.07
August	22	1,859,473	0.46	0.28
September	19	2,820,337	0.70	0.43
October	21	2,325,849	0.57	0.36
November	21	1,522,825	0.38	0.23
December	20	4,016,137	0.99	0.61

2025
January	19	3,104,564	0.77	0.47
February	20	3,359,199	0.83	0.51
March	21	3,087,014	0.76	0.47
April	19	9,660,240	2.38	1.48
May	20	8,313,510	2.05	1.27
June (up to and including the Latest Practicable Date)	20	11,165,780	2.75	1.71

Source: the Stock Exchange’s website

Note:

Trading in the H Shares was halted (i) with effect from 9:00 a.m. on 4 March 2024 and resumed at 9:00 a.m. on 11 March 2024; and (ii) with effect from 9:00 a.m. on 10 May 2024 and resumed at 9:00 a.m. on 13 May 2024.

As illustrated in the above table, (i) the Average Volume in most of the months during the H Shares Review Period was below 1% of the number of H Shares held by Independent H Shareholders (except for April 2025, May 2025 and June 2025 (up to and including the Latest Practicable Date)); and (ii) the Average Volume in most of the months during the H Shares Review Period (except for March 2024, May 2024, December 2024, February 2025, April 2025, May 2025 and June 2025 (up to and including the Latest Practicable Date)) was below 0.50% of the total number of H Shares in issue as at the Latest Practicable Date. The Average Volume was thin during the H Shares Review Period.

– IFA-47 –

LETTER FROM GRAM CAPITAL

6.2	Comparison with other comparable companies

To assess the fairness and reasonableness of the Implied Consideration, we performed trading multiple analysis (including price-to-earnings ratio (“PER”), price-to-book ratio (“PBR”) and price-to-sales ratio (“PSR”)). We searched for Hong Kong Main Board listed companies (i) which are principally engaged in similar line of business as the Group (being production and sales of drug products in the PRC) and derived more than 50% of their revenue from such business (excluding tradition Chinese medicines); (ii) which are profit-making based on their respective latest published full-year financial information as at the Latest Practicable Date; and (iii) with market capitalisation between HK$1 billion and HK$50 billion as at the Latest Practicable Date. We found ten companies listed below which met the aforesaid criteria and they are exhaustive (the “Comparable Companies”). As it has been over one year since the date of the Rule 3.7 Announcement and that the Comparable Companies have published updated annual financial results, we performed trading multiple analysis on the Comparable Companies as at the Latest Practicable Date to reflect their updated trading multiples based on their latest published financial information.

Set out below are the PER, PBR and PSR of the Comparable Companies based on their closing prices as at the Latest Practicable Date, and their then respective latest published financial information:

		Market	PER	PBR	PSR
Company name (stock code)	Principal business	capitalization	(Note 1)	(Note 2)	(Note 3)
		(HK$ billion)

Shandong Xinhua Pharmaceutical Company Limited (719 & SZ000756)	Development, production and sale of pharmaceutical raw materials, preparations, medical intermediate and other products	9.3	17.99	1.64	1.00

China Medical System Holdings Limited (867)	R&D, production, promotion and sale of medicines	29.3	16.49	1.64	3.58

Essex Bio-Technology Limited (1061)	Development, manufacture and sale of biologic drugs	2.6	8.34	1.21	1.53

Shanghai Fudan-Zhangjiang Bio-Pharmaceutical Co., Ltd. (1349 & SH688505)	Innovative R&D, production and marketing of biomedicine	7.6	175.65 (Note 4)	3.02	9.84 (Note 4)

Livzon Pharmaceutical Group Inc. (1513 & SZ000513)	R&D, production and sale of pharmaceutical products	33.1	14.64	2.13	2.56

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LETTER FROM GRAM CAPITAL

		Market	PER	PBR	PSR
Company name (stock code)	Principal business	capitalization	(Note 1)	(Note 2)	(Note 3)
		(HK$ billion)

SSY Group Limited (2005)	R&D, manufacturing and selling of pharmaceutical products	8.1	7.65	1.12	1.41

Simcere Pharmaceutical Group Limited (2096)	R&D, manufacturing and sales of pharmaceutical products	27.2	33.88	3.51	3.74

Luye Pharma Group Ltd. (2186)	Developing, producing, marketing and selling innovative pharmaceutical products	13.2	25.46	0.85	1.98

Dawnrays Pharmaceutical (Holdings) Limited (2348)	Development, manufacture and sale of non-patented pharmaceutical medicines	1.8	2.99	0.51	1.59

China Resources Pharmaceutical Group Limited (3320)	(i) R&D, manufacturing and sale of pharmaceutical products; (ii) pharmaceutical distribution; and (iii) pharmaceutical retail businesses	32.6	8.88	0.62	0.12

	Maximum (excluding outlier):		33.88	3.51	3.74
	Minimum (excluding outlier):		2.99	0.51	0.12
	Average (excluding outlier):		15.15	1.63	1.94
	Median (excluding outlier):		14.64	1.42	1.59

The Company (based on the Implied Consideration)		17.0 (Note 5)	32.03 (Note 6)	1.83 (Note 7)	4.15 (Note 8)

Source: the Stock Exchange’s website and the cninfo website

– IFA-49 –

LETTER FROM GRAM CAPITAL

Notes:

1.	PERs of the Comparable Companies were calculated based on their respective latest published audited profit for the year attributable to the shareholders, their respective closing prices as quoted on the Stock Exchange and the total issued shares as at the Latest Practicable Date.

2.	PBRs of the Comparable Companies were calculated based on their respective latest published net assets attributable to the shareholders, their respective closing prices as quoted on the Stock Exchange and the total issued shares as at the Latest Practicable Date.

3.	PSRs of the Comparable Companies were calculated based on their respective latest published audited revenue for the year, their respective closing prices as quoted on the Stock Exchange and the total issued shares as at the Latest Practicable Date.

4.	The PER and PSR of the relevant company were exceptionally high as they are more than two standard deviations away from the mean and were considered as outliers based on the mean and standard deviation outlier detection method. We could not identify any specific reason for the aforesaid results.

5.	The implied market capitalisation of the Company was calculated based on the Implied Consideration and the number of Shares in issue as at the Latest Practicable Date.

6.	The implied PER of the Company was calculated based on the Implied Consideration, the audited profit attributable to owners of the Company for FY2024 and the total number of Shares in issue as at the Latest Practicable Date.

7.	The implied PBR of the Company was calculated based on the Implied Consideration, the net assets attributable to owners of the Company as at 31 December 2024 and the total number of Shares in issue as at the Latest Practicable Date.

8.	The implied PSR of the Company was calculated based on the Implied Consideration, the Group’s audited revenue for FY2024 and the total number of Shares in issue as at the Latest Practicable Date.

As depicted in the above table:

•	the PERs of the Comparable Companies (excluding outlier) ranged from approximately 2.99 times to 33.88 times, with an average of approximately 15.15 times and median of approximately 14.64 times; the PBRs of the Comparable Companies ranged from approximately 0.51 times to 3.51 times, with an average of approximately 1.63 times and median of approximately 1.42 times; and the PSRs of the Comparable Companies (excluding outlier) ranged from approximately 0.12 times to 3.74 times, with average of approximately 1.94 times and median of approximately 1.59 times.

The implied PER and implied PBR of the Company are within the respective range of the Comparable Companies and are higher than the average and median of the Comparable Companies (excluding outlier, where applicable), and the implied PSR of the Company is above the PSR range of the Comparable Companies (excluding outlier).

– IFA-50 –

LETTER FROM GRAM CAPITAL

6.3	Comparison with other privatisation cases through share exchange offer

To further assess the fairness and reasonableness of the Implied Consideration, we searched for completed privatisation cases through share exchange offer announced by listed companies in Hong Kong from 9 March 2019 to the Latest Practicable Date, being approximately 5 years prior to the date of Rule 3.7 announcement (i.e. 8 March 2024) and up to the Latest Practicable Date, excluding transactions with cash alternatives (the “Share Exchange Case(s)”). Based on the aforesaid selection criteria, we found seven Share Exchange Cases which met the aforesaid criteria for comparison and they are exhaustive. Although the business and operation of the Group are not the same as those of the offeree companies of the Share Exchange Cases, the Share Exchange Cases can demonstrate the market practices of privatisation cases through share exchange offer conducted by other Hong Kong listed companies. Set out below is an exhaustive list of the Share Exchange Cases based on our selection criteria:

			Implied consideration	Premium/ (discount) of the implied consideration over/to the closing price per share on the last full trading day prior to the publication of the initial announcement in relation to	Premium/ (discount) of the implied consideration over/to the closing price per share for the 30 full trading days prior to the publication of the initial announcement in relation to	Premium/ (discount) of the implied consideration over/to the closing price per share for the 60 full trading days prior to the publication of the initial announcement in relation to
Name of offeror	Name of offeree	Date of initial	per share	the respective	the respective	the respective
(stock code)	(stock code)	announcement	(Note 1)	proposal	proposal	proposal
			(HK$)	(%)	(%)	(%)

Haier Smart Home Co., Ltd. (SH600690)	Haier Electronics Group Co., Ltd. (1169)	16 December 2019	31.51	44.20	42.65	46.62

Huarong International Financial Holdings Limited (993)	Huarong Investment Stock Corporation Limited (2277)	6 July 2020	0.42	35.54	61.28	54.77

Shandong Gold Mining Co., Ltd. (1787 & SH600547)	Hengxing Gold Holding Company Limited (2303)	30 September 2020	3.29	9.60 (Note 2)	(0.34 (Note 2))	2.11 (Note 2)

Asia Standard International Group Limited (129)	Asia Standard Hotel Group Limited (292)	19 June 2024	0.11	52.78	57.44	70.76

– IFA-51 –

LETTER FROM GRAM CAPITAL

			Implied consideration	Premium/ (discount) of the implied consideration over/to the closing price per share on the last full trading day prior to the publication of the initial announcement in relation to	Premium/ (discount) of the implied consideration over/to the closing price per share for the 30 full trading days prior to the publication of the initial announcement in relation to	Premium/ (discount) of the implied consideration over/to the closing price per share for the 60 full trading days prior to the publication of the initial announcement in relation to
Name of offeror	Name of offeree	Date of initial	per share	the respective	the respective	the respective
(stock code)	(stock code)	announcement	(Note 1)	proposal	proposal	proposal
			(HK$)	(%)	(%)	(%)

Guotai Junan Securities Co., Ltd. (2611 & SH601211)	Haitong Securities Co., Ltd. (6837 & SH600837)	9 October 2024	4.90 (Note 3)	35.14 (Note 4)	41.49 (Note 4)	38.45 (Note 4)

Viva Goods Company Holdings Limited (933)	Bossini International Holdings Limited (592)	16 October 2024	0.11	(12.20)	23.38	21.17

Get Nice Holdings Limited (64)	Get Nice Financial Group Limited (1469)	5 November 2024	0.616	105.33 (Note 5)	113.89 (Note 5)	158.64 (Notes 5 & 6)

	Maximum:			105.33	113.89	70.76
	Minimum:			(12.20)	(0.34)	2.11
	Average:			38.63	48.54	38.98
	Median:			35.54	42.65	42.53

	The Merger	8 March 2024	19.36	98.77 (Note 7)	159.17 (Note 7)	150.13 (Note 7)

Notes:

1.	In the case where the relevant offeror is a listed company, the implied consideration per share was based on the sum of (a) closing price of the respective offeror’s shares as quoted on the Stock Exchange on the last full trading day immediately before the date of the initial announce multiplied by the respective share exchange ratio; and (b) the relevant cash consideration (if any). In the case where the relevant offeror was not listed on the Stock Exchange prior to the completion of the relevant proposal, the implied consideration per share was based on the sum of (a) mid-point of the valuation range of the relevant offeror’s share as estimated by its valuation adviser multiplied by the share exchange ratio; and (b) the cash consideration (if any).

2.	Adjusted for special dividend of HK$0.3585 per share of the relevant offeree.

3.	Adjusted for the interim dividend of HK$0.1641716 per share of the relevant offeror.

4.	Adjusted for the interim dividend of HK$0.0328343 per share of the relevant offeree.

5.	Adjusted for the scheme dividend of HK$0.50 per share of the relevant offeree.

– IFA-52 –

LETTER FROM GRAM CAPITAL

6.	The premium as represented by the cancellation price of the relevant privatisation proposal was exceptionally high as they are more than two standard deviations away from the mean and were considered as outliers based on the mean and standard deviation outlier detection method.

7.	Adjusted for the Special Dividend of HK$1.50 per Share.

As depicted in the above table, the premium represented by the Implied Consideration over (i) the closing price of H Shares on the Last Trading Day (adjusted for the Special Dividend) was within the premium/discount range of the Share Exchange Cases; and (ii) the average closing price of H Shares for the 30 and 60 consecutive trading days (adjusted for the Special Dividend) are above the respective range of the Share Exchange Cases (excluding the privatisation proposal for Get Nice Financial Group Limited, being the outlier identified).

6.4	Our conclusion

Taking into account:

●	the Implied Consideration is above the closing price range of H Shares during the entire H Shares Review Period;

●	the Implied Consideration represents substantial premiums over the recent closing price of H Shares, including the LTD Premium, 30 Days Premium and 60 Days Premium;

●	the Implied Consideration represents a substantial premium over the consolidated net asset value per Share as at 31 December 2024;

●	as at the Latest Practicable Date, the implied PER and PBR of the Company are within the respective range ranges of the Comparable Companies and are higher than the average and median of the Comparable Companies (excluding outlier, where applicable), and the implied PSR of the Company is above the PSR range of the Comparable Companies (excluding outlier); and

●	the premiums represented by the Implied Consideration over (i) the closing price of H Shares on the Last Trading Day (adjusted for the Special Dividend) was within the premium/discount range of the Share Exchange Cases; and (ii) the average closing price of H Shares for the 30 and 60 consecutive trading days (adjusted for the Special Dividend) are above the respective range of the Share Exchange Cases (excluding outlier), we consider the Implied Consideration (as implied by the Share Exchange Ratio) is fair and reasonable.

– IFA-53 –

LETTER FROM GRAM CAPITAL

RECOMMENDATION

Having taken into consideration the principal factors and reasons as discussed above, in particular:

●	the Share Exchange Shareholders shall directly receive immediate capital return in the form of Special Dividend (subject to the fulfilment (or waiver, as applicable) of all the Pre-Conditions and Conditions);

●	the Post-Merger Offeror would be better equipped with the R&D capability and the pipeline of the Offeror and the sales capability of the Company. Upon completion of the Merger and the Listing, the Share Exchange Shareholders will not only be able to continue holding its investment in the Company (through their interests in the Offeror H Shares), but will also share the benefits brought by the potential synergies through the Merger of the Company and the Offeror;

●	the Offeror Group’s prospects in the PRC pharmaceutical market, particularly those therapeutic areas the Offeror Group is specialized in;

●	the Share Exchange Ratio is favourable to the Share Exchange Shareholders as analysed in the section headed “5. Analysis on the Share Exchange Ratio” above; and

●	the Implied Consideration (as implied by the Share Exchange Ratio) is fair and reasonable as analysed in the section headed “6. Comparison of value” above,

we consider that the Merger is fair and reasonable so far as the Independent H Shareholders are concerned. Accordingly, we advise the Independent Board Committee to recommend the Independent H Shareholders to vote in favour of the relevant resolutions which will be proposed at the EGM and the H Shareholders’ Class Meeting to approve the Merger.

As different Shareholders would have different investment criteria, objectives and/or circumstances, we would recommend any Shareholders who may require advice in relation to any aspect of the Composite Document, or as to the action to be taken, to consult a licensed securities dealer, bank manager, solicitor, professional accountant, tax adviser or other professional adviser.

Yours faithfully,
For and on behalf of
Gram Capital Limited
Susanna Ho
Director

Note:	Ms. Susanna Ho is a licensed person registered with the Securities and Futures Commission and a responsible officer of Gram Capital Limited to carry out Type 6 (advising on corporate finance) regulated activity under the SFO. She has over 20 years of experience in investment banking industry.

* For identification purposes only

– IFA-54 –

APPENDIX I	FINANCIAL INFORMATION OF THE COMPANY

1.	SUMMARY OF FINANCIAL INFORMATION OF THE GROUP

The following is a summary of the financial results of the Group for each of the three years ended 31 December 2022, 2023 and 2024 as extracted from the annual reports for the years ended 31 December 2022, 2023 and 2024 published by the Company in accordance with the Listing Rules.

	For the	For the	For the
	year ended	year ended	year ended
	31 December	31 December	31 December
	2024	2023	2022
	(RMB’000)	(RMB’000)	(RMB’000)

Revenue	3,723,783	6,294,585	3,744,952
Profit before taxation	577,233	2,126,771	39,422
Income tax	(94,521)	(270,945)	9,817
Profit for the year	482,712	1,855,826	49,239
Profit/(loss) and total comprehensive
income for the year attributable to:
Equity shareholders of the Company	482,712	1,992,624	76,603
Non-controlling interests	—	(136,798)	(27,364)
Earnings per share:
Basic and diluted (RMB)	0.55	2.26	0.09
Dividends	—	—	—
Dividends per share (RMB)	—	—	—

The management of the Company is of the view that, other than the following material items of income or expense disclosed in the Group’s audited consolidated financial statements for the financial years ended 31 December 2022, 2023 and 2024 in accordance with the requirements of IAS 1, there are no other items of income or expense which are material for each of the three years ended 31 December 2022, 2023 and 2024.

Year	Material items of income or expense

The year ended 31 December 2024	Revenue, cost of sales, other net losses, distribution costs, administrative expenses, research and development costs, (recognition)/reversals on impairment loss of trade and other receivables, finance costs, income tax, impairment loss on intangible assets, interest income, interest on bank loans and other borrowings, salaries, wages, bonuses and benefits, contributions to defined contribution retirement benefit schemes, equity-settled share-based payments expenses, depreciation, amortisation, cost of inventories sold, purchase of goods from related parties, receive services from related parties, provide entrusted production and inspection services to related parties

APPENDIX I	FINANCIAL INFORMATION OF THE COMPANY

Year	Material items of income or expense

The year ended 31 December 2023	Revenue, cost of sales, other net losses, distribution costs, administrative expenses, research and development costs, finance costs, income tax, impairment loss on intangible assets, interest income, fair value change on derivative financial instruments embedded in convertible bonds, net foreign exchange loss, interest on convertible bonds, interest on bank loans and other borrowings, salaries, wages, bonuses and benefits, depreciation, amortisation, cost of inventories sold, purchase of goods from related parties, receive services from related parties

The year ended 31 December 2022	Revenue, cost of sales, other net losses, distribution costs, administrative expenses, research and development costs, finance costs, impairment loss on intangible assets, impairment loss on goodwill, fair value change on derivative financial instruments embedded in convertible bonds, fair value change on investment in equity securities, net foreign exchange loss, interest on convertible bonds, interest on bank loans and other borrowings, salaries, wages, bonuses and benefits, contributions to defined contribution retirement benefit schemes, depreciation, amortisation, cost of inventories sold, purchase of goods from related parties, receive services from related parties, provide entrusted production and inspection services to related parties

The consolidated financial statements of the Group for the years ended 31 December 2022, 2023 and 2024 were audited by KPMG. No modified opinion, emphasis of matter or material uncertainty related to going concern was given by the auditors of the Group in respect of the Group’s audited consolidated financial statements for the financial years ended 31 December 2022, 2023 and 2024.

2.	AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE GROUP FOR THE YEARS ENDED 31 DECEMBER 2022, 2023 AND 2024

The Company is required to set out or refer to in this document the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of financial position, the consolidated cash flow statement and the consolidated statement of changes in equity as shown in (1) the audited consolidated financial statements of the Group for the year ended 31 December 2022 (the “2022 Financial Statements”); (2) the audited consolidated financial statements of the Group for the year ended 31 December 2023 (the “2023 Financial Statements”); and (3) the audited consolidated financial statements of the Group for the year ended 31 December 2024 (the “2024 Financial Statements”), together with the notes (as and when applicable) to the relevant published accounts which are of major relevance to the appreciation of the above financial information.

APPENDIX I	FINANCIAL INFORMATION OF THE COMPANY

The 2022 Financial Statements (including the notes thereto) are set out from pages 167 to 306 in the annual report of the Company for the year ended 31 December 2022 (the “2022 Annual Report”) which was published on 23 April 2023 on the websites of the Company (https://www.hec-changjiang.com/Upload/2023042300038_c-10052056733.pdf) and the Stock Exchange (https://www1.hkexnews.hk/listedco/listconews/sehk/2023/0423/2023042300037.pdf).

The 2023 Financial Statements (including the notes thereto) are set out from pages 185 to 328 in the annual report of the Company for the year ended 31 December 2023 (the “2023 Annual Report”) which was published on 26 April 2024 on the websites of the Company (https://www.hec-changjiang.com/Upload/2024042604710_c-14412545019.pdf) and the Stock Exchange (https://www1.hkexnews.hk/listedco/listconews/sehk/2024/0426/2024042604709.pdf).

The 2024 Financial Statements (including the notes thereto) are set out from pages 174 to 316 in the annual report of the Company for the year ended 31 December 2024 (the “2024 Annual Report”) which was published on 28 April 2024 on the websites of the Company (https://www.hec-changjiang.com/Upload/NoticeFile/12558-0429-cn/2025042800166_c.pdf) and the Stock Exchange (https://www1.hkexnews.hk/listedco/listconews/sehk/2025/0428/ 2025042800165.pdf).

The 2022 Financial Statements, the 2023 Financial Statements and the 2024 Financial Statements are incorporated by reference into this document and form part of this document.

3.	INDEBTEDNESS STATEMENT

As at the close of business on 30 April 2025, being the latest practicable date for the purpose of preparing this indebtedness statement prior to the printing of this document, the total indebtedness of the Group amounted to approximately RMB2,573,304,000, and comprised (i) secured bank loans of RMB1,040,923,000, and unsecured bank loans of RMB1,074,447,000 (represented by the sum of short-term and long-term bank loans), (ii) obligations arising from sale and leaseback transactions of RMB441,586,000 and (iii) lease liabilities of RMB16,348,000. The Group has unutilised banking facilities of RMB1,142,462,000.

Save as aforesaid or as otherwise disclosed herein, and apart from intra-group liabilities and normal accounts payable in the ordinary course of business, as at 30 April 2025, the Group did not have other outstanding mortgages, charges, debentures or other loan capital, bank overdrafts or loans, other similar indebtedness, finance lease or hire purchase commitments, liabilities under acceptance or acceptance credits, guarantees or other material contingent liabilities.

As at the Latest Practicable Date, the Directors were not aware of any material adverse changes in the Group’s indebtedness position and contingent liabilities since the close of business on 30 April 2025 up to and including the Latest Practicable Date.

APPENDIX I	FINANCIAL INFORMATION OF THE COMPANY

4.	MATERIAL CHANGE

The Directors confirm that there was no material change in the financial or trading position or outlook of the Group since 31 December 2024, the date to which the latest published audited consolidated financial statements of the Group were made up, up to and including the Latest Practicable Date, save and except for the Group recorded around 40% decrease in overall revenue for the three months ended 31 March 2025 as compared to that of the corresponding period in 2024 based on the unaudited management accounts of the Group for the three months ended 31 March 2025, primarily attributable to a decrease in revenue derived from sales of anti-infective drugs as a result of a lower incidence of seasonal flu outbreaks during the period, which in turn has a greater adverse impact on the profitability of the Group in the first quarter of 2025.

The estimate of the profit of the Group contained in the paragraph above constitutes a profit forecast under Rule 10 of the Takeovers Code and are reported by GF Capital and KPMG in accordance with the requirements under the Takeovers Code. The reports from GF Capital and KPMG are set out in Appendix IIA to this document (pages IIA-1 to IIA-4 of this document). The reports from GF Capital and KPMG have been lodged with the Executive.

APPENDIX II	VALUATION REPORTS AND REPORTS FROM CICC AND KPMG

I.	VALUATION REPORT

The following is the text of the letter from China Sunrise Capital Limited to the Board of the Offeror prepared for the purpose of incorporation into this Composite Document.

CHINA SUNRISE CAPITAL LIMITED Room 1512 YF Life Centre 38 Gloucester Road Wan Chai, Hong Kong

The Board of Directors

The Offeror

No. 368 Zhen’an Middle Road

Chang’an Town, Dongguan City

Guangdong Province

the People’s Republic of China

China International Capital Corporation Hong Kong Securities Limited

29/F, One International Finance Centre

1 Harbour View Street, Central

Hong Kong

30 June 2025

Dear Sirs,

PROPOSED PRE-CONDITIONAL PRIVATISATION OF
THE COMPANY BY THE OFFEROR BY WAY OF MERGER
BY ABSORPTION OF THE COMPANY ESTIMATED VALUE
OF THE OFFEROR H SHARES

I.	INTRODUCTION

We refer to our engagement as the Valuation Adviser to the board of directors of the Offeror in respect of providing an estimated value of the Offeror H Shares (“Estimated Value”). The Offeror H Shares are to be issued to the shareholders of the Company according to the proposed pre-conditional privatisation of the Company. Capitalised terms used in this letter shall have the same meanings as those defined in the Announcement dated 10 May 2024 and the Composite Document dated 30 June 2025 jointly issued by the Offeror and the Company unless the context requires otherwise.

On 10 May 2024, the Offeror and the Company have entered into the Merger Agreement, pursuant to which the Offeror and the Company have agreed to implement the Merger subject to the terms and conditions of the Merger Agreement, including the Pre-Conditions and the Conditions. Following the fulfilment (or waiver, as applicable) of the Pre-Conditions and

APPENDIX II	VALUATION REPORTS AND REPORTS FROM CICC AND KPMG

Conditions and the completion of the Share Exchange, the Company will be delisted from the Stock Exchange, the Offeror H Shares will be listed on the Main Board of the Stock Exchange by way of introduction and the Company will be merged into and absorbed by the Offeror in accordance with the terms of the Merger Agreement and PRC Company Law and other applicable PRC Laws. The Share Exchange Shareholders (which do not include the Offeror or its subsidiaries (if any)) will become shareholders of the Offeror.

Further to our letter of 10 May 2024 containing the Estimated Value, we have updated the Estimated Value using market information and exchange rate of RMB to HK dollars as at 25 June 2025, which is the Latest Practicable Date. In determining the updated Estimated Value, we have used the same methodology as described in our letter of 10 May 2024.

We have been appointed to provide the Estimated Value of the Offeror H Shares, to be offered to the Shareholders, pursuant to paragraph 30 of Schedule I of the Takeovers Code which provides that the offer document should contain “when the offer involves the issue of unlisted securities, an estimate of the value of such securities by an appropriate adviser, together with the assumptions and methodology used in arriving at the value”. Although as at the date of this letter the Offeror H Shares are not listed on any stock exchange, it is one of the Pre-Conditions of the Merger that the Listing Committee of the Stock Exchange approves the listing of and permission to deal in the Offeror H Shares on the Stock Exchange pursuant to the Listing.

II.	PURPOSE

The Estimated Value has been provided to the board of directors of the Offeror and CICC solely for the purpose of paragraph 30 of Schedule I of the Takeovers Code and shall not be used or relied upon for any other purpose whatsoever.

The Estimated Value assumes a willing buyer and seller, neither being under any compulsion to buy or sell, dealing on an arm’s length basis, each having knowledge of all relevant facts. The Estimated Value is also prepared on the basis of a value as to investors acquiring a minority interest as a portfolio investment. It does not include any premium for control.

The Estimated Value does not constitute an opinion as to the price at which the Offeror H Shares may trade at any point, in the future, or represent the value that a holder of the Offeror H Shares may realise on any sale, in the future, where such a value may be higher or lower than the Estimated Value contained in this letter.

In formulating the Estimated Value, we have reviewed, among other things, the following materials (the “Materials”):

1.	the Announcement;

2.	the Composite Document;

APPENDIX II	VALUATION REPORTS AND REPORTS FROM CICC AND KPMG

3.	the audited consolidated financial statements of the Offeror for years ended 31 December (“FY”) 2023 and 2024;

4.	Revenue forecast of each Selected Pipeline Product (as defined below) for the 10-year period ending 31 December 2034;

5.	the annual results announcement of the Company for FY2023 and FY2024; and

6.	other publicly available information related to the Offeror and the Company.

We have assumed that all information, facts, opinions and representations contained in the Materials which we have relied on, are true, complete and accurate and not misleading in all material respects. We have not conducted any independent verification of the Materials.

We would like to draw your attention that the Shares are publicly traded securities and will be subject to the fluctuations of the capital market. Those certain market uncertainties and contingencies are difficult to predict and are beyond our control. Consequently, the Estimated Value expressed in this letter is not necessarily indicative of the price at which the Offeror H Shares might actually trade in any public market as at the date of this letter or at any future date, or the amount which might be realised upon a sale of the Offeror H Shares to a third party. The Estimated Value may differ substantially from estimates available from other sources such as research reports published by brokers. In addition, our view would be expected to fluctuate with changes in prevailing market conditions, the financial conditions and prospects of the Offeror and other factors which generally influence the valuation of securities. As a result, there can be no assurance that the actual price of the Offeror H Shares will be higher or lower than implied by the Estimated Value.

III.	METHODOLOGY

There are three generally accepted approaches to appraise the Estimated Value of the Offeror H Shares, namely the income approach, the asset-based approach and the market approach. All three of them have been considered regarding this valuation:

1.	Income Approach

The income approach provides an indication of value based on the principle that an informed buyer would pay no more than the present value of anticipated future economic benefits generated by the subject asset.

The fundamental method for income approach is the discounted cash flow (“DCF”) method. Under the DCF method, the value depends on the present value of future economic benefits to be derived from the ownership of the enterprise. Thus, an indication of the equity value is calculated as the present value of the future free cash flow of a company less outstanding interest-bearing debt, if any. The future cash flow is discounted at the market-derived rate of return appropriate for the risks and hazards of investing in a similar business.

APPENDIX II	VALUATION REPORTS AND REPORTS FROM CICC AND KPMG

2.	Asset-based Approach

The asset-based approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation arising from condition, utility, age, wear and tear, or obsolescence (physical, functional or economical) present, taking into consideration the past and present maintenance policy and rebuilding history.

3.	Market Approach

The market approach provides an indication of value by comparing the subject asset to the same asset or similar assets that have been sold in the market, with appropriate adjustments for the differences between the subject asset and the assets that are comparable to the subject asset.

There are three methods under the market approach. Firstly, the guideline company method computes a price multiple for publicly listed companies that are considered to be comparable to the subject company and then applies the multiple to the corresponding financial metric of the subject company. Secondly, the comparable transaction method computes a price multiple using recent transactions of assets that are considered to be comparable to the subject asset and then applies the result to the corresponding financial metric of the subject company. Thirdly, the market price method directly takes reference to the trading prices of the assets in the open market.

4.	Selected Valuation Approach

Each of the above-mentioned approaches is appropriate in one or more circumstances, and sometimes, two or more approaches may be used together. Whether to adopt a certain approach will be determined by the most adopted practice in valuing business entities that are similar in nature.

For the purpose of this valuation, we have determined that sum-of-the-parts approach is the most appropriate valuation methodology as we have taken into consideration the following:

(a)	referring to the discussion with the management team of the Offeror (the “Management”) and the review of all the Offeror’s subsidiaries (which are all wholly-owned subsidiaries), we understand that out of the 25 subsidiaries of the Offeror, 9 subsidiaries do not have any principal business activities. Additionally, the remaining subsidiaries, except Shenzhen HEC Detection Technology Co. Ltd. (“Shenzhen HEC DT”), that are currently in operation are experiencing losses. For Shenzhen HEC DT, although it is profit-making, its revenue only accounted for approximately 0.6% of that of the Offeror, according to the management account for FY2024.

APPENDIX II	VALUATION REPORTS AND REPORTS FROM CICC AND KPMG

Considering that all 25 subsidiaries of the Offeror, although they are either operational or possess assets, and none of them exhibit significant cash generating activities, we believe it is appropriate to employ the asset-based approach for the valuation of the 25 subsidiaries;

(b)	the Offeror directly holds approximately 51.41% equity interest in the Company (the “Long-term Equity Investment”) which is evaluated by market approach; and

(c)	the Offeror has been investing into its pipeline products (the “Pipeline Products”) through research and development, which has built assets with substantial value in the form of capitalised expenditure and directly holds them. Such capitalised expenditure is expected to provide income benefit streams in the future. Therefore, income approach is appropriate for the Pipeline Products.

The Offeror
51.41%
Company
100.00%
Shenzhen HEC Detection Technology Co., Ltd.*
100.00%
Dongguan HEC New Pharmaceutical R&D Co., Ltd.*
100.00%
Dongguan HEC Pharmaceutical Co., Ltd.*
100.00%
Dongguan HEC Generic Pharmaceutical R&D Co., Ltd.*
100.00%
Dongguan HEC Biopharmaceutical R&D Co., Ltd.*
100.00%
HEC Pharm GmbH (Germany)
100.00%
HEC (Hong Kong) Sales Co., Limited
100.00%
Guangzhou HEC Pharmaceutical R&D Co., Ltd.*
Dongguan HEC Empagliflozin for Anti-Diabetic Patented Pharmaceuticals Co., Ltd.*
Shanghai HEC Pharmaceutical R&D Co., Ltd.*
Yichang HEC Whole Genome for Anti-Hepatitis C Patented Pharmaceuticals Co., Ltd.*
Yichang HEC Moxidectin for Anti-Hepatitis B Patented Pharmaceuticals Co., Ltd.*
Shaoguan HEC Erlotinib for Anti-Oesophageal Cancer Patented Pharmaceuticals Co., Ltd.*
Dongguan HEC Pirfenidone for Antifibrotic Patented Pharmaceuticals Co., Ltd.*
Shaoguan HEC Tosylate for Anti-Lung Cancer Patented Pharmaceuticals Co., Ltd.*
100.00%
Dongguan HEC Monoclonal Antibodies Co., Ltd.*
100.00%
Dongguan HEC Oral Insulin Patented Pharmaceuticals Co., Ltd.*
100.00%
HEC Pharm USA Inc/PT Hec Pharm Indonesia/ HEC Group Pty Ltd (Australia)/HEC Pharm UK Limited/Japan/Korea/ India/Thailand
Note: 8 subsidiaries in total

APPENDIX II	VALUATION REPORTS AND REPORTS FROM CICC AND KPMG

Table 1 — List of 25 subsidiaries of the Offeror

Number	Company name	Principal business

1	Shenzhen HEC Detection Technology Co. Ltd.* (深圳市東陽光檢測技術有限公司)	Pharmaceutical testing business
2	Dongguan HEC New Pharmaceutical R&D Co., Ltd.* (東莞市東陽光新藥研發有限公司)	No principal business
3	Guangzhou HEC Pharmaceutical R&D Co., Ltd.* (廣州東陽光醫藥研發有限公司)	Clinical business in Guangzhou
4	Shanghai HEC Pharmaceutical R&D Co., Ltd.* (上海東陽光醫藥研發有限公司)	Clinical business in Shanghai
5	Yichang HEC Moxidectin for Anti-Hepatitis B Patented Pharmaceuticals Co., Ltd.* (宜昌東陽光莫非賽定抗乙肝專利新藥有限公司)	Project company has no principal business
6	Dongguan HEC Pirfenidone for Antifibrotic Patented Pharmaceuticals Co., Ltd* (東莞市東陽 光伊非尼酮抗纖維化專利新藥有限公司)	Project company has no principal business
7	Shaoguan HEC Tosylate for Anti-Lung Cancer Patented Pharmaceuticals Co., Ltd* (韶關市東陽 光寧格替尼抗肺癌專利新藥有限公司)	Project company has no principal business
8	Shaoguan HEC Erlotinib for Anti-Oesophageal Cancer Patented Pharmaceuticals Co., Ltd* (韶關 市東陽光萊洛替尼抗食道癌專利新藥有限公司)	Project company has no principal business
9	Yichang HEC Whole Genome for Anti-Hepatitis C Patented Pharmaceuticals Co., Ltd.* (宜昌東陽光全基因抗丙肝專利新藥有限公司)	Project company has no principal business
10	Dongguan HEC Empagliflozin for Anti-Diabetic Patented Pharmaceuticals Co., Ltd.* (東莞市東陽 光榮格列淨抗糖尿病專利新藥有限公司)	Project company has no principal business
11	Dongguan HEC Pharmaceutical Co., Ltd.* (東莞東陽光製藥有限公司)	No principal business
12	Dongguan HEC Generic Pharmaceutical R&D Co., Ltd.* (東莞市東陽光仿製藥研發有限公司)	Research and development of generic drugs
13	Dongguan HEC Biopharmaceutical R&D Co., Ltd.* (東莞市東陽光生物藥研發有限公司)	Research and development of biopharmaceutical drugs
14	Dongguan HEC Monoclonal Antibodies Co., Ltd.* (東莞市東陽光單抗生物藥有限公司)	Research and development of monoclonal antibodies
15	Dongguan HEC Oral Insulin Patented Pharmaceuticals Co., Ltd.* (東莞市東陽光口服胰島素專利新藥有限公司)	Project company has no principal business

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Number	Company name	Principal business

16	HEC (Hong. Kong) Sales Co., Limited (香港東陽光銷售公司)	Sales of overseas pharmaceutical products
17–24	HEC Pharm USA Inc./PT Hec Pharm Indonesia/ HEC Group Pty Ltd (Australia)/HEC Pharm UK Limited/Japan/Korea/India/Thailand	Sales of overseas pharmaceutical products
25	HEC Pharm GmbH (Germany)	Sales of overseas pharmaceutical products

Thus, we determined that the asset-based approach was the most appropriate valuation approach to value the 25 wholly-owned subsidiaries of the Offeror and we have applied the adjusted net assets value method under the asset-based approach in this valuation by considering the assets and liabilities of the 25 subsidiaries.

Apart from the asset-based approach, we adopted market approach for the Long-term Equity Investment and income approach for the Pipeline Products.

(i)	Long-term Equity Investment

Given that the Shares are listed on the Stock Exchange, we are of the view that the market price reflects the willingness of buyers and sellers to transact at a particular price, making it an objective and representative measure of the investment’s value. We have adopted the 90-trading day timeframe which allows us to consider the medium-term perspective, looking beyond short-term fluctuations.

(ii)	Intangible assets and development expenditure — Pipeline Products

We understand from the Management that capitalised development expenditure are mainly for the Pipeline Products. As the Pipeline Products are expected to generate income benefit streams in the future, by which the value of the Pipeline Products is determined, we consider that the income benefit streams could be valued as intangible assets. The capitalised development expenditure would be assigned nil value as its value is included in the valuation of the Pipeline Products.

The income benefit streams of the Pipeline Products could be identified based on projected cash flows prepared by the Management. Therefore, we consider income approach is applicable for the Pipeline Products.

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The Exchange Rate of HK$ = RMB0.91250 as at the Latest Practicable Date is adopted. The market reference date (the “Market Reference Date”) is 31 December 2024, which is prior to the date of this Valuation Report for the purpose of ascertaining certain information contained in this Valuation Report was applied in our calculation. We consider that there will be no material changes from the Market Reference Date to the Latest Practicable Date, taking into account the following:

1.	Long-term Equity Investment: The valuation is based on the Market Reference Date, as we believe that the 90-trading day valuation based on the Latest Practicable Date is significantly distorted. Notably, since the Company’s announcement on 10 April 2025, regarding the NDRC approval for the Merger, the stock price has increased by approximately 42.4% as of the Latest Practicable Date. While we have also considered the valuation as of 10 April 2025, the difference in the 90-day average price of the shares between the Market Reference Date and 10 April 2025, is minimal (approximately 4.4%). Therefore, for consistency, the valuation of the Long-term Equity Investment should be based on the Market Reference Date;

2.	Pipeline Products: The valuation is based on future cash flows. As of the Latest Practicable Date, there have been no changes to the cash flow projections, as the listing schedule for the Pipeline Products remains unchanged; and

3.	Remaining Assets and Liabilities: The balance sheet in the latest audited financial statements is for the year ended 31 December 2024. Additionally, as set out in the section headed “9. Material Change of the Offeror” in Appendix IV to the Composite Document, the Directors confirmed that there have been no material change to the financial position of the Offeror Group since 31 December 2024, up to and including the Latest Practicable Date.

IV.	INFORMATION OF THE OFFEROR

1.	Overview of the Offeror

The Offeror was established in 2003. It is an integrated pharmaceutical company driven by independent R&D, rooted in China and opened to the world. It has comprehensive strength in R&D, production and sales. The Offeror focuses on the three key areas of infectious diseases, chronic diseases and oncology. In particular, according to the industry data collected by Frost & Sullivan, Kewei (oseltamivir phosphate), the core product in the anti-infectious field, has a leading position in the influenza market with a market share of approximately 50.5% of China’s anti-influenza drug market in 2023. With its rich pipeline of anti-infective drugs, it has been approved by the Ministry of Science and Technology of the PRC to establish a State Key Laboratory of Anti-Infective Drug Development. The Offeror focuses on innovative drugs and is also involved in modified new drugs, generic drugs and biosimilars. It currently has a diversified and large product

APPENDIX II	VALUATION REPORTS AND REPORTS FROM CICC AND KPMG

portfolio and a sustainable development pipeline. After over 20 years of experience accumulation, the Offeror has established a leading R&D platform, international standard production capacity and a global sales network. The Offeror has been named in the Top 20 of “China Drug Research and Development Comprehensive Strength Ranking” published by Yaozh.com, for seven consecutive years from 2017 to 2023. In 2023, it was successfully selected as one of the “Top 100 Competitive Enterprises in Chinese Pharmaceutical Industry” and ranked at the top of the list of the “Top 100 Chinese Pharmaceutical Innovators for 2023” released by Healthcare Executive Magazine.

The Offeror is committed to developing products that are first-of-its-kind or best-in-class with breakthrough potential in the global market. It has built outstanding R&D capabilities and created a diversified and robust pipeline portfolio with broad and deep indication coverage through differentiated molecular design and comprehensive technology platforms. The Offeror has formed a large-scale, professional and comprehensive R&D team with more than 1,100 personnels as of 31 December 2024, and has established a comprehensive and integrated independent R&D system and a R&D platform covering the complete development cycle of large and small molecule drugs. Its R&D capabilities are independent and systematic, which enables the Offeror to swiftly advance its drugs under development to commercialisation. As of 31 December 2024, the Offeror has 147 approved drugs in the world, including in China, the United States and Europe, more than 100 drugs in the pipeline, including 45 Class I Innovative Drugs candidates among which three are under the NMPA’s review for launching in China and 10 are in Phases II or III of clinical trials. The Offeror is one of a handful of PRC pharmaceutical companies who has successfully launched two Class I Innovative Drug (An innovative drug that has never been marketed worldwide, being an active pharmaceutical ingredient and its preparation that contain new compounds with clearly defined structure and pharmacological effects which is defined by Reform Plan for Registration Category of Chemical Medicine* (化學藥品註冊分類改革工作方案) issued by the National Medical Products Administration* (國家藥品監督管理局) on March 4, 2016; in other jurisdictions, this type of drug may be classified differently, such as new drug or other classifications, based on their respective regulatory frameworks) and applied for the launch of two Class I Innovative Drugs through in-house R&D. The Offeror attaches great importance to the protection of core technologies. Its patents cover new drug compounds, protein molecular structures, manufacturing processes, usage and preparation formulation, providing a sufficient and long-life patent protection strategy for the Offeror’s products. As of 31 December 2024, the Offeror had applied for a total of 2,446 invention patents, including 382 Patent Cooperation Treaty (PCT) applications, 1,131 domestic invention patents, and 933 overseas invention patents; among them, a total of 1,401 invention patents have been granted by the relevant patent authorities, including 746 domestic invention patents and 655 overseas invention patents. According to Frost & Sullivan, the Offeror ranked first among PRC pharmaceutical companies in the number of patents published and the number of authorised patent announcements in China between 1 January 2014 and 31 December 2023, and the Offeror ranked 79th in the world and 10th in China in terms of the number of public invention patent applications for the global biomedical industry in 2023.

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As of the Latest Practicable Date, the Offeror has two high-standard production bases in Songshan Lake, Dongguan, Guangdong and Yidu, Hubei, covering a total area of more than 1,300 mu, covering the entire pharmaceutical production process in respect of the formulation production. It has production capabilities for tablets, capsules, granules, dry suspensions and freeze-dried powder injections. The Offeror has also formed a pharmaceutical production and quality management system with international standards, aiming to provide high-quality medicines and laying the foundation for the subsequent sales of the Offeror’s products in overseas jurisdictions.

The Offeror has an extensive global sales network, covering China, Europe, North America and other regions. In the domestic market, as of 31 December 2024, the Offeror has a nationwide sales and distribution network and 1,884 professional sales personnels, covering 32 provincial-level regions and nearly 300 prefecture-level cities. The Offeror extensively covers more than 2,500 Class III Hospitals (these are the largest regional hospitals with the highest standard in China designated as Class III hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as the NHC), typically providing high-quality professional healthcare services covering a wide geographic area and undertaking higher academic and scientific research initiatives), more than 9,600 Class II Hospitals and more than 89,000 Class I Hospitals in the PRC as well as many large-scale national or regional pharmacy chains.

As at the date of this document, the Offeror has a total issued share capital of 463,943,215 ordinary shares. The Offeror has no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as at the date of this document. The ultimate controlling shareholders of the Offeror are Ms. Guo Meilan and her son Mr. Zhang Yushuai controlling approximately 62.12% equity interests in the Offeror as at the date of this document.

Please refer to section 8(1) headed “Information on the Offeror” in the Composite Document for further details of the Offeror.

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2.	Financial highlights of the Offeror

	FY2024	FY2023
	(RMB Million)	(RMB Million)

Revenue	4,019	6,386
Profit for the year	25	1,014

Non-current assets	6,953	6,246
Property, plant and equipment	3,897	3,732
Intangible assets	1,573	1,605
Current assets	4,979	6,412
Inventories	738	529
Cash and cash equivalents	1,481	1,920
Non-current liabilities	2,650	2,304
Current liabilities	4,814	6,178
Total equity	4,468	4,175

Source:	As extracted from the audited consolidated financial statements of the Offeror for FY2023 and FY2024, which forms part of the reviewed Materials as stated in pages II-2 to II-3. As our valuation under asset-based approach are based on our review on the audited consolidated financial statements of the Offeror for FY2023 and FY2024, the detailed valuation methodology is set out under the above section headed “III. METHODOLOGY”.

For the year ended 31 December 2024, the Offeror recorded revenue of approximately RMB4,019 million, representing a decrease of approximately 37.06% as compared with the that of the previous financial year. We understand from the Offeror that such decrease is mainly caused by the decreased revenue of the Company which was due to decrease purchasing of anti-infective drugs from pharmacies and hospitals by patients as a result of lower incidence of seasonal flu outbreaks and decreased demand for antiviral treatments in 2024. This, in turn, decreased the purchase of anti-infective drugs from the Company’s distributors by pharmacies and hospitals, ultimately resulting in decreased purchase of anti-infective drugs from the Company by its distributors. The net profit for the year of the Offeror recorded approximately RMB25 million for the year ended 31 December 2024, representing a decrease of approximately 97.55% as at 31 December 2023.

As at 31 December 2024, the Offeror had cash and cash equivalents of approximately RMB1,481 million, registered a decrease of approximately 22.88% as compared with approximately RMB1,920 million as at 31 December 2023. The net asset value attributable to shareholders of the Offeror was approximately RMB4,468 million as at 31 December 2024, representing an increase of approximately 7.00% as compared with approximately RMB4,175 million as at 31 December 2023.

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3.	Shareholding structure

The diagram below shows the existing shareholding structure of the Offeror.

*	Most of the other subsidiaries are wholly-owned by the Offeror.

V.	INFORMATION OF THE COMPANY

1.	Overview of the Company

The Company is a pharmaceutical manufacturing company that focuses on the production, sales and development of pharmaceutical products in the therapeutic areas of anti-infectives, endocrine and metabolism. The ultimate controlling Shareholders owners of the Company are Ms. Guo Meilan and her son Mr. Zhang Yushuai as they control approximately 62.12% interests in the Offeror, which in turn controls approximately 51.41% interests in the Company.

Please refer to section 8(3) headed “Information on the Company” in the Composite Document for further details of the Company.

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2.	Financial highlights of the Company

	FY2024	FY2023
	(RMB Million)	(RMB Million)

Revenue	3,724	6,295
Gross profit	2,794	4,986
Profit for the year	483	1,856

Non-current assets	7,396	6,691
Property, plant and equipment	3,618	3,398
Fixed assets	3,964	3,740
Intangible assets	2,504	2,566
Current assets	5,033	6,053
Inventories	646	409
Cash and cash equivalents	1,404	1,674
Non-current liabilities	1,080	477
Current liabilities	2,841	4,332
Total equity	8,508	7,936

Source:	As extracted from the annual results announcement of the Company for FY2023 and FY2024 and is for illustrated purpose only as our valuation does not rely on the Company’s financials. The detailed valuation methodology is set out under the above section headed “III. METHODOLOGY”.

For the year ended 31 December 2024, the Company had revenue of approximately RMB3,724 million, representing a decrease of approximately 40.8% as compared with the previous financial year. Net profit for year recorded approximately RMB483 million for the year ended 31 December 2024, represented a decline by approximately 74.0% from approximately RMB1,856 million for the year ended 31 December 2023.

As at 31 December 2024, the Company had cash and cash equivalents of approximately RMB1,404 million, registered a decrease of approximately 16.2% as compared with approximately RMB1,674 million as at 31 December 2023. The net asset value attributable to shareholders was approximately RMB8,508 million as at 31 December 2024, represented an increase of approximately 7.2% comparing with approximately RMB7,936 million as at 31 December 2023.

VI.	OVERVIEW OF PHARMACEUTICAL MARKET

1.	Pharmaceutical market in China

The pharmaceutical market in China has been expanding rapidly, driven by factors such as an aging population, increasing healthcare expenditure, rising middle-class incomes, government initiatives to improve healthcare access, the decline in birth rate of newborns and the increase in life expectancy, the aging trend of the China population is

APPENDIX II	VALUATION REPORTS AND REPORTS FROM CICC AND KPMG

accelerating. From 2018 to 2022, the ageing of the Chinese population continued to intensify, with approximately 209.8 million people over 65 years old in 2022. This number is expected to reach approximately 243.3 million by 2027, growing at a compounded annual growth rate of approximately 3.77% from 2022 to 2027. China’s ageing population is expected to reach approximately 273.2 million by 2030 (since this figure is an estimated figure for 2030, we have classified the figure as “2030E”), accounting for approximately 19.57% of the total population.

Chart 1: China ageing population trend, 2018–2030E

Source: National Bureau of Statistics and Frost and Sullivan

China’s total health expenditure has been increasing significantly over the years as the country focuses on improving healthcare access and quality for its population. China’s total health expenditure has been growing at a robust rate, driven by factors such as population growth, urbanisation, aging population, and increased healthcare needs. The Chinese government has been increasing its healthcare budget to meet these demands and actively investing in healthcare infrastructure, facilities, and services. It has implemented several healthcare reform initiatives to enhance healthcare access, including the establishment of primary healthcare centers, the expansion of healthcare insurance coverage, and the implementation of the “Healthy China 2030 plan”* (健康中國2030規劃 綱要).

The demand for medical and health services in China is on the rise due to the increasing prevalence of adult diseases at younger ages. As a result, health expenditure per capita in the country has been experiencing rapid growth. According to the National Bureau of Statistics, from 2018 to 2021, health expenditure per capita increased from approximately RMB4,206.7 to approximately RMB5,348.1, reflecting a compound annual growth rate of approximately 8.33%. Projections indicate that by 2025 and 2030, health expenditure per capita is expected to reach approximately RMB7,723.7 and approximately RMB11,242.8, respectively, with a compound annual growth rate of approximately 7.80%.

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Chart 2: China health expenditure, 2018–2030E

Source: National Bureau of Statistics and Frost and Sullivan

During the period from 2018 to 2021, China witnessed a substantial increase in total healthcare expenditure, rising from approximately RMB5.9 trillion to approximately RMB7.6 trillion, reflecting a compound annual growth rate of approximately 8.54% during the period. This upward trend is projected to continue in the future, with China’s total health expenditure expected to reach approximately RMB11.0 trillion by 2025 and approximately RMB16.3 trillion by 2030.

From 2018 to 2022, the total size of China’s pharmaceutical market increased from approximately RMB1,533.4 billion to approximately RMB1,554.1 billion, with a compound annual growth rate of approximately 0.34%. It is expected to reach approximately RMB2,095.8 billion in 2026 and approximately RMB2,624.5 billion in 2030.

Chart 3: China medical market, 2018–2030E

Source: National Bureau of Statistics and Frost and Sullivan

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In 2022, the chemical medicines market dominated the China medical market, with a value of approximately RMB710.7 billion, representing approximately 45.73% of the total market. The remaining market share is divided between the biological medicines market and Chinese traditional medicines. Oseltamivir and similar drugs belong to the category of chemical medicines, while insulin products fall under the category of biological medicines. However, projections indicate a shift in the future years, with the biological medicines market expected to surpass the chemical medicines market. By 2027, the biological medicines market is anticipated to reach a value of approximately RMB867.1 billion, accounting for approximately 38.94% of the total market. According to Frost & Sullivan, the projections are based on several factors driving the growth of China’s biological medicines market including an aging population that increases demand for treatments for chronic diseases, improved health awareness and financial capacity among residents, and a favorable policy environment that supports research and commercialisation. Additionally, local companies are making significant technological advancements, while strong interest from the capital market offers crucial funding for innovation. Together, these elements create a positive long-term outlook for the biological medicines sector in China.

2.	Driving forces of China’s pharmaceutical market development

(i)	Improvement of people’s health awareness and medical expenditure

China’s medical expenditure has been on the rise, driven by the improved health awareness of its population and the increase in residents’ disposable income. This shift in focus from merely treating diseases to a more holistic approach of long-term comprehensive health management, along with the prevention and treatment of complications, has been observed with the progress of people’s health awareness. The 2020 Report on the Status of Nutrition and Chronic Diseases* (中國營養與慢性病狀況報告(2020年)) published by National Health Commission of the People’s Republic of China in October 2020 in China highlights a significant increase in the proportion of individuals regularly monitoring health indicators such as weight, blood pressure, blood sugar, and blood lipids. This growing health consciousness among patients with chronic diseases is expected to contribute to the development of China’s pharmaceutical market to a certain degree.

(ii)	Growing demand for chronic disease management due to ageing

China’s economic and social development, along with advancements in health services, have led to a continuous increase in life expectancy per capita. Consequently, the survival period for patients with chronic diseases like diabetes, cardiovascular diseases, and cerebrovascular diseases has significantly lengthened. Additionally, factors such as an aging population, urbanisation, industrialisation, and lifestyle changes have contributed to a notable rise in the incidence of chronic diseases in China. As a result, the number of patients with chronic diseases has been expanding steadily, which in turn drives further growth in the related pharmaceutical market.

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(iii)	Government policy support

The Chinese government has implemented a range of policies in recent years to foster the growth of the pharmaceutical industry. In October 2019, the National Development and Reform Commission introduced the Industrial Structure Adjustment Guidance Catalogue (2019 Edition)* (產業結構調整指導目錄(2019年本)) which, for the first time, included the development and production of new drugs with independent intellectual property rights and the production of generic drugs for the prevention and treatment of major diseases in China, and the Industrial Structure Adjustment Guidance Catalogue (2024 Edition)* (產業結構調整指導目錄(2024年本) was approved at the 6th Committee Meeting on December 1, 2023, and will take effect on February 1, 2024. These industries were listed among those encouraged for development.

Furthermore, the “14th Five-Year Plan” outline, released by the National People’s Congress in March 2021, identifies biopharmaceutical technology innovation and antibody drug research and development as frontier areas of scientific and technological research. These initiatives aim to establish a new pillar in the industrial system. The outline also emphasises the need to expedite the growth of biomedicine and other industries to further enhance the bioeconomy’s size and strength. The introduction of various innovation incentives by the government has provided a significant boost to the pharmaceutical industry’s development and innovation efforts.

(iv)	Expansion of health insurance coverage

As medical reform progresses, the accessibility of healthcare services in China has been steadily enhancing. The Chinese government has prioritised investments in the construction and modernisation of medical infrastructure, as well as the expansion of medical insurance coverage. According to the Chinese Pharmaceutical Association1, there has been a consistent increase in the proportion of medical insurance drugs within the drugs utilised by medical institutions since 2018. The National Basic Medical Insurance, Work Injury Insurance, and Maternity Insurance Drug Catalogue (2024)* (國家基本醫療保險工傷保險和生育保險藥品目錄(2024年)) published by National Healthcare Security Administration of the People’s Republic of China, includes a total of 3,159 drugs, comprising 1,765 Western medicines, 1,394 traditional Chinese medicines, and 892 pieces of traditional

[1]	The Chinese Pharmaceutical Association has a rich history and a significant role in the development of pharmaceutical sciences in China. Established in 1907, it is one of the oldest academic organisations in China, dedicated to advancing pharmaceutical knowledge, promoting research, and enhancing the professional standards of pharmaceutical practitioners. There are several objective bases for relying on data from the Chinese Pharmaceutical Association. Firstly, its long-standing credibility is rooted in over a century of experience in the field, which makes it a trusted source for pharmaceutical information. Furthermore, the association operates under the oversight of the China Association for Science and Technology and the National Medical Products Administration. This government guidance adds a layer of credibility and regulatory compliance to the data it provides. In addition, the Chinese Pharmaceutical Association often collaborate with other health organisations and government agencies, which enhances the reliability of its results.

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Chinese herbal medicine. Since the establishment of the National Healthcare Security Administration in 2018, there have been continuous dynamic adjustments to the insurance drug list for seven consecutive years, with a total of 835 new drugs added to the catalogue, including 91 new drugs in 2024. This trend has further solidified the dominant position of medical insurance drugs, resulting in improved rationality in clinical drug usage. Simultaneously, the inclusion of innovative drugs in medical insurance has been accelerated, significantly reducing the approval cycle and enhancing patient accessibility to these medications.

3.	Development trend of China’s pharmaceutical market

(i)	Increased access to medications

In 2022, the State Council of China issued the Opinions on Deepening the Reform of the Medical Security System* (關於深化醫藥衛生體制改革的意見), which outlines the importance of enhancing the basic medical insurance system. The document emphasises the need to establish a comprehensive and inclusive medical insurance system and policy framework that covers all citizens in accordance with the law. It also highlights the importance of unifying the medical insurance catalog and standardising medical insurance payment processes.

Medical insurance payment serves as a crucial mechanism to ensure that citizens can avail themselves of high-quality medical services. To adapt to the advancements in innovative pharmaceutical research and development technology and meet the clinical needs of the population, the dynamic adjustment mechanism of the medical insurance catalog is being optimised and improved. This ensures that drugs with significant clinical value and excellent economic evaluation are included in the scope of medical insurance, enhancing patients’ accessibility to clinically beneficial medications.

(ii)	Accelerated expansion of the innovative drug market

In 2021, several key departments, including the Ministry of Industry and Information Technology, the National Health Commission, the National Health Insurance Administration, and the State Food and Drug Administration, collaborated to issue the “14th Five-Year Plan for the Development of the Pharmaceutical Industry”* (“十四五” 國家藥品安全及促進高品質發展規劃). This plan highlights the significant progress made during the “13th Five-Year Plan” period, with traditional pharmaceutical companies accelerating their innovation and transformation efforts. The number of innovative pharmaceutical companies has also seen a notable increase, accompanied by a rise in the number of new drugs entering the clinical stage and a surge in research and development investments. Driven by a range of incentive policies promoting innovation-driven transformation, the pharmaceutical industry is poised to continue its investment in innovation, expedite transformation processes, and facilitate sustained growth in the number of new drugs entering the clinical stage. Furthermore, the plan sets forth a target for the “14th Five-Year Plan” period, aiming for an average annual growth rate of research and

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development investment across the entire industry of over 10.00%. This strategic focus will contribute to the emergence of transformative innovative drugs and therapies, fostering the continuous expansion of China’s drug market.

(iii)	Research and development of innovative drugs that meet clinical needs

Chronic diseases, including diabetes, have emerged as the leading cause of death in China, and their prevalence is escalating due to the aging population. The State Council’s Report on the Status of Nutrition and Chronic Diseases in China (2020)* (中國營養與慢性病狀況報告(2020年)) reveals that chronic diseases accounted for approximately 88.50% of all deaths in China in 2019. In addition, the Report on Nutrition and Chronic Disease Status of Chinese Residents (2024)* (中國營養與慢性病狀況報告(2024年) ), mention that the issue of overweight and obesity among residents in China is becoming increasingly prominent, with the overweight rate among adults reaching 36.5% and the obesity rate reaching 17.8%, resulting in a combined total of over 50%, and it indicates that the rates of overweight and obesity among adults in China continue to rise, representing a significant health issue closely related to various chronic diseases. Furthermore, as the population continues to age, the incidence of new cancer cases is projected to rise, highlighting the increasing demand for anti-tumor drugs. This industry landscape propels the acceleration of technological innovation in the field of anti-tumor drugs to cater to the evolving clinical requirements of tumor treatments. Simultaneously, the misuse of anti-infective drugs is contributing to the surge in drug resistance. Coupled with growing consumer health awareness, the use of anti-infective drugs is becoming more cautious, with consumers seeking safer, more effective, and reliable alternatives. Presently, the government places greater emphasis on drug treatments for diseases with significant clinical burdens such as diabetes, cardiovascular and cerebrovascular diseases, central nervous system diseases, tumors, and infections. In the future, the development of innovative drugs in China will prioritise medications that meet the criteria of safety, long-term efficacy, patient compliance, and comprehensive benefits. These innovative drugs will occupy a significant position in the research and development landscape, aligning with the evolving needs of the population.

4.	Pipeline Products of the Offeror

The Offeror’s products are primarily developed through independent research and development. The pipeline is rich and focuses on innovative drugs, innovative formulations, and high-end generics in the areas of infection, oncology, and chronic diseases. As of the end of 2024, the Offeror had a portfolio of 147 approved products and more than 100 products in the pipeline, and 10 drugs were in phase II and III clinical trials as at the end of 2024.

In general, later clinical stages indicate higher success probabilities. The table below summarises the range of success probabilities we use based on the respective clinical stages. However, these probabilities are estimates determined by the unique circumstances of each Selected Pipeline Product. We understand from the Offeror and Frost & Sullivan

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that some of the selected pipeline products are classified as biobetters, (i.e. new drugs that are developed from existing ones and feature improved properties). Compared to innovative drugs, biobetters have a higher probability of success. Our review of relevant academic journals (detailed background information is set out in note 2 on page II-34) supports this finding. For further details, please refer to “Table 2: Selected Pipeline Products” below.

Clinical stage	Pre-clinical	Phase I	Phase II	Phase III	Pre-listing

Range of success
probabilities	52–81%	47–81%	47–61%	61–93%	90–93%

VII. OVERALL VALUATION OF THE OFFEROR

1.	Valuation Assumptions

(i)	General assumptions

a.	It is assumed that there are no force majeure factors and unforeseeable factors that will have a material adverse impact on the Offeror’s continuous operation.

b.	It is assumed that the business scope (operation scope), operation model, product structure and decision-making procedures of the Offeror are basically consistent with those currently in place based on the existing management mode (model) and management level, and the future development trend of its business is basically consistent with the development trend of the industry in which it operates as at the Market Reference Date.

c.	It is assumed that the operator of the Offeror is responsible and its management is capable of performing its duties and responsibilities.

d.	It is assumed that all business-related qualifications of the appraised entity can successfully obtain the approval of relevant authorities after the expiration of the validity period, and the industry qualifications will remain valid.

e.	The Offeror is currently involved in a pending legal action. The pending legal action is a lawsuit on the basis of copyright infringement and the Offeror is one of the defendants. It is pending judgement from the court of first instance. The plaintiff of the pending legal action has claimed approximately RMB100,000,000. We do not consider this potential claim amount is material because the product, which is the subject of the pending legal action, is not one of the main products of the Offeror. The percentage of revenue contribution from Linagliptin tablets during the Track Record Period is below 5% for the years ending December 31, 2022, 2023, and

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2024, respectively. Furthermore, the Offeror was unsuccessful in its bid for inclusion in the national volume-based procurement scheme in 2024. This suggests that the provincial volume-based procurement scheme may not commence until the completion of the current three-year national procurement cycle, thereby limiting its future growth potential. Based on our discussion with the management of the Offeror, the accrued provision for the potential outcome of the legal proceedings is sufficient as Dongguan HEC New Pharmaceutical R&D Co., Ltd, an indirect substantial shareholder of the Offeror, has indemnified the Offeror in the amount of RMB100,000,000 for any potential claims or damages resulting from the pending legal action. Aside from the fact that the potential claims are borne by the shareholder of the Offeror, the maximum proposed amount claimed by the plaintiff is RMB100,000,000, and the legal action is still pending. Therefore, it is assumed that the main operating assets and businesses of the appraised entity are free from material legal disputes and obstacles, and the property rights of the assets are clear.

f.	It is assumed that the enterprise will maintain its existing credit policy and will not encounter any major problem of fund recovery in the future.

g.	It is assumed that the contracts and agreements entered into by the appraised entity in previous years and the current year are valid and enforceable.

h.	It is assumed that the Offeror fully complies with all relevant current laws and regulations.

(ii)	Specific assumptions for income approach

a.	Assumption of continuous use of assets: continuous use assumption is an assumption of the conditions of the market where the assets are intended to enter and the status of the assets under such market conditions. Firstly, the appraised assets associated with the Pipeline Products are in use, and secondly, it is assumed that the assets associated with the Pipeline Products will continue to be used.

b.	Enterprise going concern assumption: the production and operation of the appraised entity associated with the Pipeline Products can continue to operate in its current condition, and there will be no material changes in its operating conditions in the foreseeable operating period (i.e. 10 years).

(iii)	Valuation of restricted conditions

The valuation results from three different approaches are derived from the evaluation of various factors. The asset-based approach considers the value, book value, and appraisal value of assets and liabilities of the Offeror (excluding the Long-term Equity Investment and the Pipeline Products). The market approach

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focuses on the market price of the Long-term Equity Investment. Lastly, the income approach estimates the present value of the income benefit streams generated by the Pipeline Products. By utilising these three approaches, a comprehensive assessment of the valuation is obtained, considering different aspects of the assets, liabilities, and income potential.

Based on the assumption of an open market, the appraised value does not consider the impact of potential price fluctuations in special transactions, nor does it consider the influence of macroeconomic changes, natural forces, or other force majeure events on the asset price.

The valuation results in this Valuation Report are based on the above assumptions and limitations. When the above valuation assumptions and limitations change significantly, the valuation results will be invalid.

2.	Asset-based approach

(i)	Application of specific valuation methods for various assets and liabilities under the asset-based approach

As the Offeror has provided the list of main assets of the Offeror which are normally used or in use, and the replacement value of the relevant assets of the Offeror is easily accessible and the depreciation can be reasonably predicted, the asset-based approach is suitable for this valuation excluding the Pipeline Products. We note that the Accountants’ Report as stated in Appendix IV is prepared on a consolidated basis and includes the historical financial information of the Offeror and its subsidiaries including the Company. As mentioned above in our report, we have evaluated the Long-term Equity Investment (approximately 51.41% equity interest in the Company held by the Offeror) by using the market approach. As such, we did not take into consideration of the book value of the Company as part of our valuation.

(ii)	Valuation of current assets

a.     Monetary funds

Monetary funds include bank deposits and other monetary funds. For non-foreign currency accounts, the appraised value is determined based on the verified book value. For foreign currency accounts, the appraised value is determined by multiplying the foreign currency exchange rate on the Market Reference Date by the book value of foreign currency.

b.     Bills receivables

Bills receivable are non-interest bearing bank acceptance bills. The appraised value is determined based on the verified book value.

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c.     Trade and other receivables

On the basis of verification, the appraised value of various receivables is determined based on the amount of each payment that may be recovered. For the receivables that are believed to be fully recoverable with reasons, the appraised value is calculated based on the entire amount of receivables; for the amounts that may be partially unrecoverable, in the event that it is difficult to determine the amount of unrecoverable accounts, the amounts are estimated based on the historical information and on-site investigation, specifically analysing the amount, time and reason of the arrears, recovery of the amounts, the funds, credit, operation and management status of the debtors, and with reference to the ageing analysis method, and the appraised value is calculated after deducting the risk loss; for those that have conclusive evidence that they are unable to be recovered, the appraised value is zero; as the aforementioned calculation of trade and other receivables has taken provision for bad debts and the deduction of risk loss into consideration, the Offeror’s subsidiaries have made provisions for all receivables. Therefore, the appraised value of “provision for bad debts” items of the accounts is zero.

d.     Prepayments

The valuation of prepayment is based on the accounting treatment as to determine if the value of assets or rights of the corresponding goods that can be recovered. We have also discussed with the Management and understand that, historically, the Offeror has not experienced any recoverability issues involving the prepayment. Therefore, the verified book value is taken as the appraised value.

e.    Inventories

Inventories evaluated include materials procurement (material in transportation), raw materials, work in progress, finished goods and goods delivered. Based on the spot check and verification of the reported quantity and amount, the estimations are as follows:

For materials procurement and raw materials, the replacement cost method is adopted which is based on the prevailing market prices of various materials, plus reasonable transportation and miscellaneous expenses and other reasonable expenses, multiplied by the actual quantity and recognised as the appraised value.

For semi finished products, on the basis of verification, considering that the production cycle is short, the enterprise records the actual cost. The cost comprised raw materials used for production and the manufacturing cost (cost of conversion), and the book value can basically be reflected in the current value of the semi finished products. Therefore, the verified book value is recognised as the appraised value.

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For finished products, the appraised value is determined by multiplying the verified quantity by the prevailing market selling price after deducting reasonable sales costs, taxes and appropriate profits.

(iii)	Valuation of long-term equity investments

a.	For the Long-term Equity Investment, the book value is replaced by the value obtained from the market approach, details of which are set out below in section “3. Market approach for the Long-term Equity Investment”;

b.	For the Offerors’ interests in subsidiaries (other than the Company), we conducted the asset approach based on their book value.

(iv)	Valuation of fixed assets

The verified book value is taken as the appraised value in this valuation.

(v)	Valuation of right-of-use assets

The verified book value is taken as the appraised value in this valuation. It mainly comprises of lease of building, office and ownership interests in leasehold land held for own use.

(vi)	Valuation of intangible assets — land use rights

The verified book value is taken as the appraised value in this valuation.

(vii)	Valuation of intangible assets — other intangible assets

As at the Market Reference Date, intangible assets — other intangible assets include purchased software and off-book research and development projects recorded in the book.

a.	Purchased software and other intangible assets

We have estimated the amortisation of the software system and other intangible assets based on the purchase price. The estimated value after amortisation is equivalent to the book value. The verified book value is taken as the appraised value in this valuation.

b.	Research and development projects

The Pipeline Products in the research and development projects are appraised based on income approach, details of which are set out below in section “4. Income approach for the Pipeline Products”.

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(viii)	Valuation of development expenditures

In this valuation, the development expenditures are appraised as part of the research and development projects of other assets in intangible assets. The capitalised development expenditure would be assigned nil value as its value is replaced by the valuation of the Pipeline Products.

(ix)	Valuation of other non-current assets

All other non-current assets are receivables, which we have adopted the same valuation as trade receivable as set out above in the subsection headed c. Trade and other receivables.

(x)	Valuation of liabilities

Liabilities include short-term borrowings, note payable, accounts payable, contract liabilities, staff emoluments payable, taxes payable, other payables, long-term borrowings, lease liabilities, long-term payables, provisions and deferred income.

a.	Contract liabilities

The appraised amount is determined according to the subsequent obligations agreed in the contracts and the relevant tax payment obligations.

b.	Borrowings

On the basis of verification, the appraised amount is determined based on the amount of principal and interest payable according to actual term of the borrowings.

c.	Accounts and other payable

On the basis verification and out of the purpose of conservatism, the appraised amount is determined based on the verified book value, except for accounts and other payable aged more than 5 years with non-related parties, which are appraised as nil.

d.	Estimated liability

As estimated liability only involve the contingent liability under a pending legal action, on the basis of verification and out of the purpose of conservatism, the appraised amount is determined based on the verified book value, for which the amount the plaintiff is suing the defendant.

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e.	Other liabilities

On the basis of verification, the appraised amount is determined based on the book value.

As such, for assets, the book value is 7,990.5 million excluding Long-term Equity Investment of approximately RMB5,278.2 million and the book value of Pipeline Products-related items including intangible assets and development expenditure of RMB529.6 million and the appraised value is 2,182.7 million. For liabilities, the book value and appraised value is 6,153.1 million.

3.	Market approach for the Long-term Equity Investment

We have chosen to analyse the Company’s stock performance over a 90-trading day period as part of our evaluation of the Long-term Equity Investment. This approach is based on the market’s assessment, which reflects the willingness of buyers and sellers to transact at a particular price, making it an objective and representative measure of the investment’s value. We have not observed any announcements that significantly impacted the performance of the shares. It is important to note that the market may take time to fully digest the information contained in the Composite Document and then reflecting in the Company’s stock trading price. As the 90-trading day timeframe allows us to consider the medium-term perspective, looking beyond short-term fluctuations, we believe it is reasonable to reference the 90-trading day period for the purpose of valuing the Long-term Equity Investment.

Taking reference to 90-trading day average price of the Shares, which is from 20 August 2024 to 31 December 2024, the last trading day and the Market Reference Date, the estimated value of the Company is approximately RMB7,440.6 million or approximately for RMB8.46 per share (equivalent to approximately HK$9.27 per share based on the Exchange Rate).

As such, the valuation of the Long-term Equity Investment is approximately RMB3,825.2 million.

Moreover, the appraised value above in relation to the Long-term Equity Investment does not constitute an opinion as to the price at which the Offeror H Shares may trade at any point, in the future, or represent the value that a holder of the H Shares may realise on any sale, in the future, where such a value may be higher or lower than the appraised value above.

4.	Income approach for the Pipeline Products

Considering that research and development projects, which are the Pipeline Products, are the main business of pharmaceutical research and development enterprises and the main source of future profits of enterprises, the income approach is adopted in this valuation for the Offeror’s innovative drugs and biological drugs research and development projects.

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In connection with the Pipeline Products, assuming that (i) the future income can be reasonably estimated and measured; (ii) the risks associated with the expected returns can be measured; and (iii) the income period can be determined or reasonably expected, we have adopted income approach by conducting discounted cashflow valuation. The appraisal period of the Pipeline Products is 10 years. We consider the appraisal period of 10 years is reasonable on the following basis:

(i)	forecasting accuracy: as the time horizon increases, the uncertainty and difficulty in accurately predicting future cash flows also increase. The longer the appraisal period, the more likely the estimates will be less reliable due to various factors such as changes in the business environment, market conditions, and technological advancements. A 10-year period is often considered a reasonable compromise between capturing long-term value and maintaining a reasonable level of forecasting accuracy;

(ii)	business cycles: many businesses and industries experience cyclical patterns that can significantly impact their performance. By using a 10-year period, we aim to capture at least one full business cycle, including periods of expansion and contraction. This allows for a more comprehensive assessment of the investment’s potential over different economic conditions; and

(iii)	stages of the Selected Pipeline Products: The Selected Pipeline Products are anticipated to be listed in the next three years. Using a shorter evaluation period may not significantly improve the accuracy of the valuation.

Additionally, considering that the Pipeline Products are in various stages of development, their valuation will be affected by the timing of listing and success probabilities. Therefore, the WACC (as defined below) will be used to discount projected pre-listing costs and post-listing revenues for each year and for each Selected Pipeline Products (as defined below).

(i)	Pipeline Products with clinical approvals

The Pipeline Products that are the main focuses of the Offeror (the “Selected Pipeline Products”, as set out in the table below) are valued mainly based on their expected revenue, research and development expenses, expected commercialisation date and success probability.

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Table 2: Selected Pipeline Products

We primarily reference three sources regarding success probabilities based on clinical stages: (i) an academic journal for biosimilar (No. 1 to 4 below); (ii) an academic journal for innovative drugs (No. 5 to 13 below); and (iii) research from Frost & Sullivan on improved drugs (No. 14 to 16 below).

			Latest	Success
No.	Indication	Pipeline Products	clinical stage	probabilities	Basis

1	Diabetes	Guang Jian You (光健優)	Applying for listing	93%	According to Clinical Development Success Rates and Contributing Factors 2011–2020, the success probability for biosimilar at pre-listing stage is approximately 93%.

2	Diabetes	Guang Jian Da* (光健達)	Pre-biologics license application	93%	According to Clinical Development Success Rates and Contributing Factors 2011–2020, the success probability for biosimilar at pre-biologics license application stage is approximately 93%.

3	Diabetes	Guang Jian Cheng* (光健成)	Clinical phase 1 completed	81%	According to Clinical Development Success Rates and Contributing Factors 2011–2020, the success probability for biosimilar at clinic stage 1 is approximately 32%. However, as the drug has a high similarity to the original research, the next stage is expected to be clinical stage 3. Therefore, the success probability is adjusted to be 81%.

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			Latest	Success
No.	Indication	Pipeline Products	clinical stage	probabilities	Basis

4	Diabetes	Guang Jian Tang* (光健坦)	Pre-clinical phase	81%	According to Clinical Development Success Rates and Contributing Factors 2011–2020, the success probability for biosimilar at pre-listing stage is approximately 32%. However, the drug features advanced production technology, resulting in a higher similarity to the original research. Its success has already been demonstrated in China. Since a clinical stage is not required. Only key bioequivalence studies with the original research are needed. Therefore, the success probability is adjusted to align with that of Phase 3 clinical trials, set at 81%.

5	Hepatitis	Dong Antai* (東安泰)	Applying for listing	90%	According to International Journal of Pharmacology (“Int. J. Pharmacol.”), 18 (6):1137–1150, 2022, the success probability for innovative drugs at pre-listing stage is approximately 90%.

6	Hepatitis	Dong Andi* (東安帝)	Clinical phase 3	67%	According to Int. J. Pharmacol., 18 (6):1137–1150, 2022, the success probability for innovative drugs at clinical phase 3 is approximately 67%.

7	Esophageal carcinoma	Dong Ningguan* (東寧冠)	Clinical phase 3	67%	According to Int. J. Pharmacol., 18 (6):1137–1150, 2022, the success probability for innovative drugs at clinical phase 3 is approximately 67%.

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			Latest	Success
No.	Indication	Pipeline Products	clinical stage	probabilities	Basis

8	Acute myelogenous	Dong Ningchun* (東寧春)	Clinical phase 3	67%	According to Int. J. Pharmacol., 18 (6):1137–1150, 2022, the success probability for innovative drugs at clinical phase 3 is approximately 67%.

9	Depression	Dong Tong Shen* (東通神)	Clinical phase 2	61%	According to Int. J. Pharmacol., 18 (6):1137–1150, 2022, the success probability for innovative drugs at clinical phase 2 is approximately 61%.

10	Idiopathic pulmonary fibrosis	Dong Jiandi* (東健帝)	Clinical phase 2	61%	According to Int. J. Pharmacol., 18 (6):1137–1150, 2022, the success probability for innovative drugs at clinical phase 2 is approximately 61%

11	Cancer-associated anemia	Dong Ningsheng* (東寧生)	Clinical phase 2	61%	According to Int. J. Pharmacol., 18 (6):1137–1150, 2022, the success probability for innovative drugs at clinical phase 2 is approximately 61%.

12	Diabetes	Guang Jian Bao* (光健寶)	Clinical phase 1 completed	61%	According to Int. J. Pharmacol., 18 (6):1137–1150, 2022, the success probability for innovative drugs at completion of clinical phase 1 is approximately 61%.

13	Other	Other (New Drug)	Pre-clinical phase/Clinical phase 1/2	47%	According to Int. J. Pharmacol., 18 (6):1137–1150, 2022, the average success probability for innovative drugs from pre-clinical phase to clinical phase 2 is approximately 47%.

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			Latest	Success
No.	Indication	Pipeline Products	clinical stage	probabilities	Basis

14	Gastric ulcer	Vonoprazan Fumarate* (富馬酸伏諾拉生*)	Clinical phase 1 competed	57%	Improved drugs change the administration methods and frequencies. Given that the original compounds have been successfully marketed, the expected success probability for improved drug is higher. We have also considered the research from Frost and Sullivan, the success probability for the improved drugs at completed clinical phase 1 is adjusted to approximately 57%.

15	Alzheimer’s disease	Injector* (美金剛長效 注射劑)	Clinical phase 1	52%	Improved drugs change the administration methods and frequencies. Given that the original compounds have been successfully marketed, the expected success probability for improved drug is higher. We have also considered the research from Frost and Sullivan, the success probability for the improved drugs at clinical phase 1 is adjusted to approximately 52%.

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			Latest	Success
No.	Indication	Pipeline Products	clinical stage	probabilities	Basis

16	Asthma	Inhalers* (吸入噴霧劑)	Pre-clinical phase	52%	Improved drugs change the administration methods and frequencies. Given that the original compounds have been successfully marketed, the expected success probability for improved drug is higher. We have also considered the research from Frost and Sullivan, the success probability for the improved drugs at pre-clinical stage is adjusted to approximately 52%.

We understand that the report titled “Clinical development success rates and Contributing Factors from 2011 to 2020”, published by Biotechnology Innovation Organization, Informa Pharma Intelligence, and Quantitative Life Sciences Advisors, is both an updated study of clinical drug development success rates from its report dated 2016, and an expansion into the drivers of success with the addition of machine learning modeling to analyse the predictive factors contributing to drug development. It is noted that a total of 12,728 clinical and regulatory phase transitions were recorded and analysed from 9,704 development programs over the last decade during the period from 2011 to 2020, across 1,779 companies in the Biomedtracker (a subscription-based product of Informa Pharma Intelligence, tracks the clinical development and regulatory history of investigational drugs to assess their likelihood of approval by the FDA) database.

Phase transitions occur when a drug candidate advances into the next phase of development or is suspended by the sponsor. This report calculated the number of programs progressing to the next phase versus the total number progressing and suspended, and further assessed the success rate at each of the four phases of development (i.e. phase I, phase II, phase III and regulatory filing). With the phase-by-phase data in hand, they then compared groups of diseases, drug modalities, and other attributes to generate the most comprehensive analysis yet of biopharmaceutical R&D success.

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We further understand that Biotechnology Innovation Organization is the world’s largest trade association representing biotechnology companies, academic institutions, and related organizations globally. Its members, ranging from startups to Fortune 500 companies, are involved in developing innovative biotechnology products across various sectors. Informa Pharma Intelligence is the trusted partner of all the top 50 global pharmaceutical companies and the top 10 contract research organisations providing timely intelligence and insight to help them make authoritative decisions. Quantitative Life Sciences Advisors is a technology and advisory company based in Cambridge, Massachusetts, it employs a blend of fundamental and quantitative tools to help clients manage risk, assess reward, and develop investment and financing strategies for portfolios of healthcare-related assets.

We are of the opinion that the sample size recorded and analysed during a ten-year timeframe by the Clinical development success rates and Contributing Factors from 2011 to 2020 report, are sufficient, fair and representative.

(ii)	Basis of success probabilities of the Selected Pipeline Products

The Management has provided the expected success probabilities of the Selected Pipeline Products. Having reviewed the average success probabilities of the industry, the reasons provided by the Management and the discussion with the industry adviser, Frost and Sullivan, we have adjusted downward the success probabilities to better reflect the risk nature of the Selected Pipeline Products and be closer to the industry average suggested below.

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We have also reviewed the data of average success probabilities of the industry provided by Frost and Sullivan and academic journal (International Journal of Pharmacology, 18 (6): 1137–1150, 2022)2 which summarised the success probabilities of various stages in China, which are approximately 30%–91%. In addition, we have reference to Frost and Sullivan’s report and the average success probabilities of the industry, combined with the different clinical stages of the Pipeline Products, in order to determine the success probabilities. Thus, we consider the success probabilities are reasonable and able to reflect the risk nature of the Selected Pipeline Products. For the success probabilities, of the Selected Pipeline Products, please refer to the table 2 above.

(iii)	Basis of revenue

Revenue is projected by the estimated number of patients for indication of each Selected Pipeline Products respectively, diagnostic rate, treatment rate, product penetration rate and unit revenue.

The estimated number of patients for indication of each Selected Pipeline Products is based on publicly available real-world studies, academic literature, data from the World Health Organization, and official statistics from various countries.

[2]	We understand that the International Journal of Pharmacology is an internationally recognised journal, contains peer-review material and provides broad coverage of all aspects of the interactions of drugs and medicines with biological systems including autonomic, behavioral, cardiovascular, cellular, clinical, developmental, gastrointestinal, immuno-, neuro-, pulmonary, and renal pharmacology, as well as analgesics, drug abuse, metabolism and disposition, chemotherapy, and toxicology, pharmaceuticals, neutraceuticals, immunomodulation, vaccines and vaccines based therapies, pharmacogenomics aided drug development and therapeutics, pharmacokinetics, pharmacodynamics, modes of action and metabolism of effective drugs and medicines, various upcoming drug designing and novel drug delivery methods. The International Journal of Pharmacology also emphasises frontiers in therapeutic advances and their biomedical perspectives including advances and recent trends in various prophylactic and therapeutic regimens to effectively combat various diseases and other health problems, both infectious and non-infectious posing challenge to the humans and their companion animals. We noted that the International Journal of Pharmacology is issued by the IMR Press, an academic publisher established in 2017. In 2018, the IMR Press established its first journal, the Journal of Molecular and Clinical Medicine. Responding to growth demands, in November 2019, IMR Press registered IMR Press PTE. LTD in Singapore, designating it as the global headquarters of IMR Press. In the same year, IMR Press established an office in Hangzhou, Zhejiang, China, primarily responsible for technical support such as website hosting and data production, ensuring the continuous provision of high-quality publishing services to the academic community. The management team of IMR Press includes: (i) Assoc. Prof. Ng Yin Kwee is the executive editor of IMR Press, Prof. Ng Yin Kwee obtained a Bachelor of Engineering from the University of Newcastle upon Tyne; Ph.D at the Cambridge University with a Cambridge Commonwealth Scholarship and a Postgraduate Diploma in Teaching Higher Education; (ii) Prof. Dr. Tu Guo Wei is the publishing director of IMR Press, Prof. Dr. Tu Guo Wei served on the editorial board of reviews in Cardiovascular Medicine in 2022. He obtained his Doctor of Medicine degree from Fudan University, China. Currently, he holds the position of Professor in the Cardiac Surgery Intensive Care Unit at Zhongshan Hospital, Fudan University, China; and (iii) Behrooz Astaneh is the director of Education and Ethics Integrity of IMR Press, he is an experienced department head with a demonstrated history of working in the higher education industry. He obtained a Doctor of Medicine degree from Shiraz University of Medical Sciences and Medical Journalology degree from Westminster University, London, United Kingdom and Health Research Methodology at McMaster University, Hamilton, Ontario, Canada.

We noted from the International Journal of Pharmacology that the materials and methods adopted include retrospectively analysed the status of investigational new drug submissions for innovative drugs filed in China between 1 January 2003 and 31 May 2019, calculating the phase transition probability and approval probability of 1,076 innovative drugs from 506 applicants. We understand that the data and information adopted in the International Journal of Pharmacology was extracted from two official databases of the Center for Drug Evaluation* (國家藥品監督管理局藥品審評中心).

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This information, combined with insights from frontline expert interviews, was analysed through Frost and Sullivan’s internal modelling system to ensure the data is scientifically valid, grounded in reality, and has industry reference value.

Regarding diagnosis rate and treatment rate, Frost and Sullivan has systematically organised publicly available literature data from both domestic and international sources, combined with interviews from multiple clinical experts, to obtain information on the consultation rates, medication status, and treatment rates for various diseases in actual clinical settings.

The product penetration rate and unit revenue are derived from publicly available data such as annual reports of publicly listed companies, along with insights from frontline expert interviews. The interview participants included frontline experts closely related to product sales and clinical use including: (i) executives from pharmaceutical companies (e.g., strategic leaders, head of product line and regional general managers); (ii) key members of the marketing and sales teams (e.g., marketing directors, head of sales and frontline sales representatives); and (iii) attending physicians and chief physicians from public hospitals and private medical institutions. Through in-depth interviews with the above-mentioned frontline experts, Frost and Sullivan systematically obtained key findings and insights regarding the product’s clinical use scenarios, patient acceptance level, prescribing habits, channel accessibility, actual sales status, pharmaceutical companies’ product strategies and future development plans, as well as market perceptions of competing products. This analysis considers the sales revenue, market share, regional sales performance, channel coverage, and product type differences of various manufacturers in different markets. Different markets include the Anti-influenza Drug Market in China, anti-influenza Drug and Oseltamivir Phosphate Drug Markets in China, Anti-HBV Drug Market in China, Anti-HCV Drug Market in China, Metabolic Disease Drug Market in China, Diabetes Drug Market in China, SGLT-2 Inhibitor Drug Market in China, Pulmonary Fibrosis Drug Market in China, Oncology Drug Market in China, Acute Myeloid Leukemia Drug Market in China.

We have reviewed the supporting documents related to the estimations obtained from Frost and Sullivan. Additionally, we conducted a separate review of relevant information based on our desktop research. Our findings indicate no significant differences between our research and the documents provided by Frost and Sullivan.

(iv)   Basis of cost of sales

Cost of sales represents the direct cost incurred in the production. According to the Management, the cost of sales for new drugs is higher and then gradually decreases due to scale of economics. We have reviewed the industry average (the “Industry Average”) and the industry median (the “Industry Median”) of the Comparable Public Companies (as defined below under the subsection headed “(3) Beta”), which are approximately 32.2% and 29.5%, respectively. We further noted that the range of cost of sales is between 3.4% to 73.0%. We understood from the

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Management that due to the high cost of sales for new drugs and for the purpose of conservatism, the costs of sales will be 25.00% of the projected revenue for the first year of listing for each Selected Pipeline Products, and then drop by 1.00% per year until it reaches 15.00%. As we have discussed with Frost and Sullivan, we understood that such decrease in percentage is due to scale of economics and in line with industry average in terms of new drugs. Such decrease in costs per year is based on the equal distribution taken into consideration of resource planning and cost management, the assumption of which can assist the company to maintain stability and sustainability in expenses throughout the appraisal period.

(v)    Basis of operating expenses

In the financial projection, the operating expenses consist of the following items:

(1)   Tax and surcharge

Tax and surcharge were projected as a percentage of revenue. It is understood that taxes and surcharges include urban construction and maintenance tax, education surcharge, real estate tax, land use tax, stamp duty, etc., but not corporate income tax. As the tax and surcharge of the Offeror in the past 3 years prior to the appraisal period was 1.39% in average, it is projected to remain stable at approximately 1.39% during the appraisal period.

(2)   Selling expenses

Selling expenses were projected as a percentage of revenue. We have reviewed the Industry Average and the Industry Median of the selling expenses, which are approximately 29.4% and 29.9%, respectively. We understand from the Management that, the selling expenses of new drugs at first are higher and then gradually drops. Therefore, the selling expense percentage of revenue is projected to be 40.00%, and then drop by 1.00% per year until it reaches 30.00%, which is closer to the Industry Average.

(3)   Management expenses

Management expenses were projected as a percentage of revenue. We have reviewed the Industry Average and the Industry Median of the management expenses, which are approximately 9.8% and 7.9%, respectively. The management expense of the Offeror in the past 3 years prior to the appraisal period was approximately 25.73%, 43.98% and 14.58%, respectively and was 28.10% in average. We have discussed with the Management and note that the fluctuation in percentages were mainly due to (i) the grant of grant of equity-settled share-based payment and privatisation expense of the Offeror in 2023; and (ii) collaboration with the Company and Appollo Therapeutics in 2024.

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For the purpose of conservatism, we suggest that percentage will decrease gradually. we adopted the average of approximately 28.10%, for the first year of the appraisal period, and then drop by 1.00% per year over the appraisal period of 10 years by which it reaches approximately 18.10%. Besides, although the management expenses should cover the whole business of the Offeror, for the purpose of the valuation, we adopted activity-based costing, by which we identified the cost of the Selected Pipeline Products and allocated the corresponding management expenses based on their revenue respectively.

(4)   Research and development expenses

The Management has provided the research and development plan for the Pipeline Products, which includes the budget covering the clinical trial expenses, material costs, salaries, patent registry and maintenance costs, etc. Certain part of the expenses is capitalised into research and development expense on the balance sheet, depending on the clinical trial stage. Based on the prevailing accounting treatment, expenses incurred during the pre-clinical phase to clinical phase 3 of a project are not capitalised. However, during the clinical phase 3 to pre-listing stage, a substantial portion of expenses, typically ranging from 90% to 100%, are capitalised and recorded as research and development expenses on the balance sheet.

(5)   Depreciation and amortisation

As the depreciation expenses of the fixed assets, not including the research and development projects, in the past 3 years prior to the appraisal period were 15.69% of the beginning balance of the fixed assets in average, they were projected with the assumption that the annual depreciation is 15.69% of the beginning balance of the fixed assets.

As the depreciation and amortisation expenses of the research and development expenses in the past 3 years prior to the appraisal period were 15.69% and 3.98% respectively, they were projected with the assumption that the annual depreciation and amortisation are 15.69% and 3.98%, respectively.

As the depreciation expenses of the fixed assets and the depreciation and amortisation expenses of the research and development expenses are non-cash items, such amounts would be subsequently added back when calculating the cash flow for the year.

(vi)   Basis of capital expenditure

Capital expenditure represented expenditure to be incurred in the construction of additional production lines and upgrade or replacement of existing fixed assets. Referring to the Management, there is a capital expenditure plan to ensure that the capacity of production lines can match with the future revenue.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

(vii)  Working capital requirement

Working capital mainly includes accounts receivable, prepayment, inventory, bills payable, trade payable, salary payable and tax payable. In order to determine the movement of net working capital, working capital is projected based on the estimation of the Management and historical working capital ratios as follows:

i.	Accounts receivables would be collected in approximately 106.49 days;

ii.	Prepayment would be exchanged into services or products in approximately 153.96 days;

iii.	Inventory would be sold and replaced in approximately 210.47 days;

iv.	Bills payables would be paid in approximately 71.61 days;

v.	Trade payable would be paid in approximately 71.61 days;

vi.	Salary payable would be paid in approximately 206.48 days; and

vii.	Tax payable would be paid in approximately 4.47 days.

(viii)	Basis of corporate income taxes

Referring to the Management, the corporate income tax rate of the Offeror is 15.00% as it is a national high-tech enterprise that enjoys a lower corporate income tax in accordance with “Administrative measures for the determination of high and new technology enterprises”* (高新技術企業認定管理辦法).

(ix)  Other projects of new drugs and biological drugs (“Other (New drugs)”)

Other (New Drugs) includes other drugs and biological products in the Offeror’s pipeline and they are not appraised individually. This is because they are in the early stages of research and development, which typically involves a lengthy cycle. However, from a cash flow perspective, their research and development expenses impact future cash outflow and the listing of products leads to future cash inflow. Therefore, we include them as a group. In view of this, we include them into valuation while adjust their success probabilities to approximately 47.00% based on the average industry success probabilities in China from the academic journal (International Journal of Pharmacology, 18 (6): 1137–1150, 2022).

(x)   Determination of discount rate

We developed weighted average cost of capital (the “WACC”), which is based on the cost of equity for this valuation based on data and factors relevant to the economy, the industry as at the Market Reference Date, and the cost of debt based on the Offeror’s historical financial information and capital structure.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

a.	Cost of Equity

(1)	Modified capital asset pricing model (“MCAPM”)

MCAPM, as applied to this valuation, can be summarised as follows:

Where

Re:	Cost of equity,

Rf:	Risk free rate;

Beta:	A measure of systematic risk;

ERP:	Equity risk premium; and

RPu:	Specific company adjustment

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

(2)   Risk free rate

Risk free rate was determined by identifying the return yields of the local government bonds. Ideally, the duration of the security used as an indication of risk free rate should match the horizon of the projected cash flows that were being discounted, which was into perpetuity in the present case. Despite the Offeror’s intention to pursue a listing in Hong Kong, we relied on the 10-year MOF-China Government Bond Yield, which was 1.68% as at the Market Reference Date according to Ministry of Finance of the PRC, taking into consideration below:

1.	Geographic relevance: Since the Offeror’s business operations are primarily located in China, it makes sense to use a risk-free rate that reflects the local economic and financial conditions. The MOF-China Government Bond Yield represents the prevailing interest rate on government bonds in China, which is directly tied to the local market and economic factors; and

2.	Currency alignment: Using the MOF-China Government Bond Yield ensures consistency in terms of currency. By adopting a risk-free rate based on China’s financial market, which operates in RMB, we could align the valuation with the same currency in which the Offeror conducts its business operations. This approach avoids potential inconsistencies that could arise from using a risk-free rate based on a different currency.

By taking into consideration the Offeror’s business operations, we have selected the 10-year MOF-China Government Bond Yield as the risk free rate which is more appropriate in the current context. The 10-year MOF-China Government Bond Yield is more align with the Offeror’s business operations, which are primarily located in China and directly tied to the local market and economic factors. By using the 10-year MOF-China Government Bond Yield, we aim to capture the risk and market conditions that closely impact the Offeror’s operations. We believe that the 10-year MOF-China Government Bond Yield provides a more appropriate basis for the risk free rate. In the event that if the 10-year yield-to-maturity of Hong Kong was adopted as the risk free rate, for illustration purpose, the Appraised value of the Pipeline Products under the base-case scenario would be approximately RMB22,020.9 million, which is lower by approximately 30%.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

(3)   Beta

In the MCAPM formula, beta is a measure of the systematic risk of a particular investment relative to the market for all investment assets. Due to the business nature of the Offeror, which includes R&D, R&D on a standalone basis, is different from the Company, which is primarily engaged in the manufacturing and sale of drugs, we selected an exhaustive list of comparable companies and obtained betas of eight (8) comparable public companies3 (the “Comparable Public Companies”) for this valuation. In order to obtain betas of the Comparable Public Companies, we have collected the historical daily price data for FY2024, including the Hang Seng Index as the benchmark index and the Comparable Public Companies. After calculating the daily returns of the benchmark index Comparable Public Companies, covariance between the daily return of the benchmark index and the Comparable Public Companies, and the variance of the benchmark return, we could obtain the betas which is a measure of systematic risk and represents the stock’s sensitivity to market movements. The identified betas have been un-levered to remove the effects of financial leverage on the indication of relative risk provided by the beta, then taken the market capitalisation weighted average, and re-levered at the estimated capital structure of the Offeror in the long run.

As aforementioned, the Comparable Public Companies were selected to compute beta in the determination of cost of equity, we have selected the companies based on the following criteria:

1.	pharmaceutical companies listed on the Stock Exchange;

2.	companies principally engaged in the production, sale and development of pharmaceutical products;

3.	companies focused on drug research and development; and

4.	companies that are primarily engaged in retail, distribution, contract manufacturing organisation or contract development and manufacturing organisation are excluded.

3   SciClone Pharmaceutics (Holding) Limited (SEHK: 6600) is excluded from the previous set of comparable public companies because it was delisted in 2024.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

The median of market capitalisation weighted average of beta is approximately 0.92 and that of un-levered beta is approximately 0.80.

Comparable Public Companies

Company Name	Stock Code

CSPC Pharma	1093
Fosun Pharma	2196
Hansoh pharma	3692
Hutchmed	13
Innovent Bio	1801
Livzon Pharma	1513
Sino Biopharm	1177
SSY Group	2005

(4)   Equity risk premium

Equity risk premium is the excess return equity investors required to compensate them for taking on relatively higher equity risks above zero risks. We acknowledged the Offeror is planning to seek listing on the Stock Exchange, we have referred to equity risk premium of the Hong Kong stock market published by Prof. Aswath Damodaran, the Professor of Finance at the Stern School of Business at New York University, which is approximately 5.13%, as at the Market Reference Date.

(5)   Company Specific Risk Premium (“CSRP”)

CSRP for unsystematic risk attributable to the specific company is designed to account for additional risk factors specific to this valuation.

In this valuation, considering that the Offeror’s businesses comprise both sales of developed products, which are generating income stream and track records, and research and development projects, which involve the development of innovative drug candidates and as such consist of uncertainty regarding the future income stream, plus the Offeror recorded a drop in revenue in FY2024. To address these concerns, we have identified ten risk factors to determine the appropriate CSPR. We reviewed Comparable Public Companies and compared them with the Offeror based on these risk factors. The table below summarises the conclusion of the risk factors for the Offeror in relation to the Comparable Public Companies we examined. The total CSPR is 3.5% as shown in the following table.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

	Low	Neutral	High
Risk factors	(0%)	(0.5%)	(1%)	Explanation

Company Size	X			The Offeror’s size presents a low risk.
Management depth	X			The Offeror possesses adequate talent to support company operations.
Access to capital	X			The Offeror has easy access to both equity and debt financing.
Customer concentration	X			The Offeror’s products cater to a diverse range of customer segments.
Production diversification	X			The Pipeline Products address various diseases.
Geographical distribution		X		Some of the Pipeline Products are listed in the U.S., which is affected by the trading conflict between the U.S. and China.
Volatility of earnings or cash flow			X	The Offeror’s revenue and net profit declined by approximately 37.1% and 97.6%, respectively, in 2024.
Potential new competitors		X		The Pipeline Products face competition from new entrants.
Pending litigation		X		The Offeror is currently involved in pending legal action; however, the potential claim amount is not material.
Pending regulatory changes			X	Some of the Pipeline Products are listed in the U.S., which is subject to frequent regulatory changes that may impact revenue.

b.     Cost of debt

The cost of debt is the effective interest expense over the total amount of interest-bearing debt, which was 6.42% based on the audited consolidated financial statements of the Offeror for FY2024. Using FY2024 data, the forecasted cost of debt can be determined with the highest degree of accuracy.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

c.     WACC

The WACC, as applied to this valuation as discount rate, can be summarised as follows:

Where	WACC:	Weighted average cost of capital;

	Re:	Cost of equity

	E:	Total amount of shareholders’ equity

	D:	Total amount of interest-bearing debt

	Rd:	Cost of debt

	Tax rate:	15.00%

For the total amount of shareholders’ equity and total amount of interest-bearing debt, we understand from the Management that, within 5 years after listing by introduction, they intend to modify the capital structure of the Offeror that is closer to the Industry Average, which consists of approximately 18.5% debt and approximately 81.5% equity. Therefore, we adopted the Industry Average of the capital structure as the estimated capital structure of the Offeror in the long run. The WACC is approximately 8.57%.

(xi)   Determination of value

To determine total the value of a company’s cash flows beyond the projected period, known as the terminal value, there are three commonly used approaches:

1.	Exit Multiple Method: This method involves applying a multiple to relevant financial metrics, such as enterprise multiple to estimate the terminal value. However, this method is applicable only to the entire company and not specific product lines.

2.	Perpetuity Growth Method: This method assumes that the company’s cash flows will continue to grow at a constant rate indefinitely into the future.

3.	Liquidation method: This method assumes that the company will cease operations at a point in time in the future and sell the assets it has accumulated to the highest bidders.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

Since the exit multiple method and liquidation method are not suitable for evaluating specific product lines and considering our inability to predict the impact and timing of new drug advancements, we can only rely on the perpetuity growth method to obtain the terminal value for the Pipeline Products.

As we adopted the perpetual cash flow model, this model calculates the terminal value by summing up its future cashflow beyond the appraisal period (i.e. 10 years) discounted by the corresponding compounded WACC for each year. It is noteworthy that such assumption of the perpetual cash flow is only applicable to the calculation of the terminal value while the appraisal period remains 10 years and such terminal value is discounted by 10-year compounded WACC.

As required by the perpetuity growth method, we have to assign a long-term sustainable growth rate (the “Growth Rate”) and we assume to be 1.00% for the purpose of conservatism, whereas it is often to be the expected gross domestic product growth rate in the country of its business and operation.

The formula for calculating the terminal value using the perpetual cash flow model is:

Terminal Value = Cash Flow in the Last Forecasted Year * (1 + Growth Rate)/ (WACC – Growth Rate)

After that, we applied WACC to discount the cash flow and the terminal value so as to obtain the valuation.

Based on the investigation and analysis stated above and on the valuation method employed, it was our opinion that the appraised value of the Pipeline Products as at the Market Reference Date was as follows:

As the appraisal period is 10 years which we may capture at least one full business cycle, we have considered the best-case scenario which contains optimistic assumptions about the key variables and the worst-case scenario which contains pessimistic assumptions about the key variables.

Based on our discussion with the Management, the best-case scenario assumes that (i) the gross profit margin improves by 1.00% of the revenue; and (ii) the operating expenses decrease by the range from 0.10%–0.50% of the revenue. We have considered the R&D expenses and capital expenditures, which can support the Offeror’s growth and profitability from new products and the terminal value is based on the overall company operation of the Offeror, bolstered by the potential listing of new drugs. Therefore, we assume that it will achieve profitability on a perpetual basis.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

Based on our discussion with the Management, the worst-case scenario assumes that (i) the gross profit margin deteriorates by 1.00% of the revenue; and (ii) the operating expenses, including but not limited to tax and surcharge, selling expenses and management expenses, increase by the range from 0.10%–0.50% of the revenue.

Table 3 Appraised value of the Pipeline Products as at the Market Reference Date

		Best-case	Base-case	Worst-case
Indication(s)	Product name	valuation	valuation	valuation
		(RMB million)	(RMB million)	(RMB million)

Diabetes	Guang Jian You* (光健優)	6,394.9	5,890.4	5,555.7
	Guang Jian Tan* (光健坦)	1,246.8	1,139.6	1,055.7
	Guang Jian Da* (光健達)	1,619.8	1,489.5	1,376.3
	Guang Jian Cheng* (光健成)	2,438.6	2,211.7	2,012.0
	Guang Jian Bao* (光健寶)	3,205.9	2,889.2	2,616.6
Hepatitis	Dong Antai* (東安泰)	4,937.8	4,507.7	4,256.5
	Dong Andi* (東安帝)	4,242.6	3,884.8	3,567.9
Depression	Dong Tong Shen* (東通神)	1,019.5	928.0	850.3
Esophageal carcinoma	Dong Ningguan* (東寧冠)	2,358.7	2,161.9	1,988.7
Acute myelogenous leukemia	Dong Ningchun* (東寧春)	1,282.3	1,170.2	1,087.4
Idiopathic pulmonary fibrosis	Dong Jiandi* (東健帝)	2,748.7	2,521.1	2,319.8
Cancer-associated anemia	Dong Ningsheng* (東寧生)	569.9	517.1	472.7
Alzheimer’s disease	Injector* (美金剛長效注 射劑)	854.6	771.8	698.0
Asthma	Inhalers* (吸入噴霧劑)	172.4	146.9	124.1
Gastric ulcer	Vonoprazan Fumarate* 富馬酸伏諾拉生*	566.9	527.1	492.3
Other	Other (New drugs)	963.9	481.1	53.4

Total		34,623.3	31,238.1	28,527.5

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

Sensitivity Analysis

The WACC, the Growth Rate, gross profit margin and selling expenses play the pivotal roles in the valuation given their high sensitivity to the appraised value of the Pipeline Products. The appraised value of the Pipeline Products under different combination of the WACC, the Growth Rate, gross profit margin and selling expenses are presented below:

As slight change in the WACC and the Growth Rate will lead to large valuation deviation, we have discussed with the Management and relied on the industry practice. To demonstrate the sensitivity of the valuation to the WACC and Growth Rate, we considered the WACC range of approximately 8.14% to 9.00% (with a deviation of 5.00% from the WACC of approximately 8.57%) and the Growth Rate range of approximately 0.95% to 1.05% (with a deviation of 5.00% from the Growth Rate of 1.00%), the valuation is estimated to range from approximately RMB28,368.5 million to approximately RMB34,531.4 million.

Table 4 Sensitivity analysis — Change in WACC and Growth Rate to the appraised value of the Pipeline Products

Growth rate
RMB
Million	0.95%	0.96%	0.97%	0.98%	0.99%	1.00%	1.01%	1.02%	1.03%	1.04%	1.05%
9.00%	28,368.5	28,402.5	28,436.6	28,470.8	28,505.1	28,539.4	28,573.8	28,608.4	28,643.0	28,677.7	28,712.5
8.91%	28,877.3	28,912.2	28,947.3	28,982.5	29,017.8	29,053.1	29,088.6	29,124.1	29,159.7	29,195.4	29,231.2
8.83%	29,398.4	29,434.4	29,470.5	29,506.7	29,543.0	29,579.4	29,615.9	29,652.5	29,689.1	29,725.9	29,762.7
8.74%	29,932.4	29,969.4	30,006.6	30,043.9	30,081.2	30,118.7	30,156.3	30,193.9	30,231.7	30,269.5	30,307.5
8.65%	30,479.6	30,517.8	30,556.0	30,594.4	30,632.9	30,671.4	30,710.1	30,748.9	30,787.8	30,826.8	30,865.8
8.57%	31,040.5	31,079.8	31,119.2	31,158.8	31,198.4	31,238.1	31,278.0	31,317.9	31,357.9	31,398.1	31,438.4
8.48%	31,615.6	31,656.1	31,696.7	31,737.4	31,778.3	31,819.2	31,860.2	31,901.4	31,942.7	31,984.0	32,025.5
8.40%	32,205.4	32,247.1	32,289.0	32,330.9	32,373.0	32,415.2	32,457.5	32,499.9	32,542.4	32,585.1	32,627.9
8.31%	32,810.4	32,853.4	32,896.5	32,939.8	32,983.2	33,026.6	33,070.3	33,114.0	33,157.8	33,201.8	33,245.9
8.23%	33,431.1	33,475.5	33,519.9	33,564.5	33,609.3	33,654.1	33,699.1	33,744.2	33,789.4	33,834.8	33,880.2
8.14%	34,068.2	34,113.9	34,159.8	34,205.8	34,251.9	34,298.2	34,344.6	34,391.1	34,437.7	34,484.5	34,531.4

Table 5 Sensitivity analysis — Change in gross profit margin and selling expenses as percentage of revenue to the appraised value of the Pipeline Products

In order to demonstrate the sensitivity of the gross profit margin and selling expenses as percentage of revenue in line with the best-case and worst-case scenario, we considered the gross profit margin range of 74.00% to 76.00% (with a deviation of approximately 1.00% around the gross profit margin of 25.00%) and the selling expenses as percentage of revenue range of 39.50% to 40.50% (with a deviation of approximately 0.50% around the selling expenses as percentage of revenue of 40.00%). The valuation is estimated to range from approximately RMB28,928.6 million to approximately RMB33,547.7 million.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

It provides a systematic way of analysing the sensitivity of the valuation output to different key input parameters according to the best-case and worst-case scenario.

Selling expenses as percentage of revenue
RMB
Million	39.50%	39.60%	39.70%	39.80%	39.90%	40.00%	40.10%	40.20%	40.30%	40.40%	40.50%
76.00%	33,547.7	33,394.0	33,240.3	33,086.7	32,933.0	32,779.3	32,625.7	32,472.0	32,318.4	32,164.7	32,011.0
75.80%	33,239.4	33,085.7	32,932.1	32,778.4	32,624.8	32,471.1	32,317.4	32,163.8	32,010.1	31,856.5	31,702.8
75.60%	32,931.2	32,777.5	32,623.8	32,470.2	32,316.5	32,162.9	32,009.2	31,855.5	31,701.9	31,548.2	31,394.6
75.40%	32,622.9	32,469.2	32,315.6	32,161.9	32,008.3	31,854.6	31,700.9	31,547.3	31,393.6	31,240.0	31,086.3
75.20%	32,314.7	32,161.0	32,007.3	31,853.7	31,700.0	31,546.4	31,392.7	31,239.0	31,085.4	30,931.7	30,778.1
75.00%	32,006.4	31,852.8	31,699.1	31,545.4	31,391.8	31,238.1	31,084.5	30,930.8	30,777.1	30,623.5	30,469.8
74.80%	31,698.2	31,544.5	31,390.8	31,237.2	31,083.5	30,929.9	30,776.2	30,622.5	30,468.9	30,315.2	30,161.6
74.60%	31,389.9	31,236.3	31,082.6	30,928.9	30,775.3	30,621.6	30,468.0	30,314.3	30,160.6	30,007.0	29,853.3
74.40%	31,081.7	30,928.0	30,774.4	30,620.7	30,467.0	30,313.4	30,159.7	30,006.1	29,852.4	29,698.7	29,545.1
74.20%	30,773.4	30,619.8	30,466.1	30,312.4	30,158.8	30,005.1	29,851.5	29,697.8	29,544.1	29,390.5	29,236.8
74.00%	30,465.2	30,311.5	30,157.9	30,004.2	29,850.5	29,696.9	29,543.2	29,389.6	29,235.9	29,082.2	28,928.6

VIII. CONCLUSION

The market value of the total shareholders’ equity of the Offeror as at the Market Reference Date was appraised in accordance with the principles of independence, impartiality and objectivity and necessary valuation procedures. Based on the above valuation work, the following valuation conclusion is reached:

We have taken into consideration that:

a.	regarding the Long-term Equity Investment, the valuation is approximately RMB3,825.2 million;

b.	regarding the Pipeline Products, referring to Table 3 Appraised value of the Pipeline Products as at the Market Reference Date, the valuation ranges from approximately RMB28,527.5 million to RMB34,623.3 million, with a base case scenario of approximately RMB31,238.1 million;

c.	regarding the assets excluding the Long-term Equity Investment and the Pipeline Products, the valuation is approximately RMB2,182.7 million, due to the deduction of the book value of the Long-term Equity Investment and development expenditure; and

d.	the current number of total issued shares of the Offeror is 463,943,215.

By adopting the sum-of-the-parts approach:

a.	The book value and appraised value of the total assets of the Offeror were approximately RMB7,990.5 million and approximately RMB37,246.0 million (Long-term Equity Investment (RMB3,825.2 million) + Pipeline Products (RMB31,238.1 million) + remaining assets (RMB2,182.7 million)) which includes the valuation for

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

the Long-term Equity Investment and the Pipeline Products, respectively, and the appraised value represents an appreciation of approximately 366.1% of the book value.

b.	The book value and appraised value of the total liabilities of the Offeror were approximately RMB6,153.1 million.

c.	The market value of the entire shareholders’ equity of the Offeror appraised as at the Latest Practicable Date is approximately RMB31,093.0 million.

Therefore, we are of the view that the total estimated value of the Offeror as of the Market Reference Date is approximately RMB31,093.0 million, with a range from approximately RMB28,382.3 million and RMB34,478.1 million, which implies the theoretical Estimated Value is approximately RMB67.02 per Offeror H Share, with a range from approximately RMB61.18 to RMB74.32 per Offeror H Share (equivalent to approximately HK$73.45, HK$67.04 and HK$81.44, respectively based on the Exchange Rate). We confirm that the valuation as at the Latest Practicable Date would not be materially different from that as at the Market Reference Date (For details, please refer to page II-8 of this Valuation Report).

Warning: H Shareholders and potential investors should be aware that, regarding the Pipeline Products, our relevant valuation results contained in our report, in particular under the section headed “Sensitivity Analysis” on page II-47 to page II-48 of our report, may deviate to a great extent from real life scenario based on different variations in the WACC rate, the Growth Rate, the gross profit margin and selling expenses of the Company.

Yours faithfully,
for and on behalf of
CHINA SUNRISE CAPITAL LIMITED
Anthony Fong
Managing Director

Mr. Anthony Fong is a licensed person registered with the SFC and a responsible officer of China Sunrise Capital Limited to carry out Type 6 (advising on corporate finance) regulated activity under the SFO who has over 15 years of experience in corporate finance industry. Mr. Fong has extensive experience in corporate finance execution, including (i) valuation of to be listed companies during the IPO process; and (ii) review and comment on the valuation of unlisted targeted company(ies) being purchased by listed companies.

*   For identification purposes only

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

II.	REPORT FROM CICC ON THE VALUATION REPORT

The Board of Directors

Sunshine Lake Pharma Co., Ltd.

No. 368 Zhen’an Middle Road

Chang’an Town, Dongguan City

Guangdong Province

People’s Republic of China

30 June 2025

Dear Sirs,

PROPOSED CONDITIONAL PRIVATISATION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

BY SUNSHINE LAKE PHARMA CO., LTD.

BY WAY OF MERGER BY ABSORPTION OF

YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

We refer to the composite document of even date jointly issued by Sunshine Lake Pharma Co., Ltd. and YiChang HEC ChangJiang Pharmaceutical Co., Ltd. in connection with the Merger (the Composite Document). Unless otherwise defined, capitalised terms used herein have the same meaning as defined in the Composite Document.

Pursuant to the requirements of the Takeovers Code, the Offeror has appointed China Sunrise Capital Limited (the Valuation Adviser) to provide an estimate of value of the Offeror H Shares (the Estimate of Value), contained in the letter dated 30 June 2025 addressed to you from the Valuation Adviser as set out in the Composite Document (the Valuation Report). The Valuation Adviser is licensed for Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO.

As the appraised value of the Offeror H Shares stated in the Estimate of Value was partly derived from the discounted cash flow method, the Estimate of Value constitutes a profit forecast under Rule 10 and Rule 11.1(a) of the Takeovers Code (the Profit Forecast).

We, in our capacity as the financial adviser solely to the Offeror in connection with the Merger, are required to:

(a)	pursuant to the requirements of Rule 10 of the Takeovers Code, discuss the assumptions with the Offeror and the Valuation Adviser and satisfy ourselves that the Profit Forecast has been made with due care and consideration; and

(b)	pursuant to the requirements of Rule 11.1(b) of the Takeovers Code, report on the qualifications and experience of the Valuation Adviser.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

OUR REVIEW

For the purpose of providing this letter, we have conducted the following due diligence:

In respect of the Estimate of Value (which constitutes a Profit Forecast)

(a)	reviewed the Estimate of Value, for which you and the Valuer are solely responsible;

(b)	discussed with you the valuation methodologies, qualifications, bases and assumptions adopted in the Valuation Report, and the reasons thereof;

(c)	discussed, from the perspective of the financial adviser, with the Valuation Adviser, the Estimate of Value and the bases and assumptions underlying the Estimate of Value;

(d)	discussed with Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., the industry consultant engaged by you in connection with the Listing (the Industry Consultant) the valuation methodologies of companies in the same industry as the Company and the market conditions of such industry;

(e)	considered the letter from KPMG dated 30 June 2025 addressed to you regarding their opinion that, so far as the calculations and, where applicable, the accounting policies are concerned, the discounted future cash flows have been properly compiled on the basis of the assumptions set out in the Valuation Report (the KPMG Opinion); and

In respect of the qualification and experience of the Valuation Adviser

(f)	conducted reasonable checks to assess the relevant qualifications, experience (in particular, its experience in the valuation of securities of pharmaceutical companies to be listed in Hong Kong) and expertise of the Valuation Adviser, including reviewing supporting documents on the qualifications of the Valuation Adviser and discussing with the Valuation Adviser and its representatives on their relevant qualifications, track records, experience and expertise (Qualification Checks);

Based on the information provided by the Valuation Adviser, you and your management team as at the date of this letter as well as the KPMG Opinion, we are satisfied that the Estimate of Value and Profit Forecast, together with the bases and assumptions adopted by you and the Valuation Adviser as set out in the Valuation Report, have been made after due care and consideration.

Based on the information provided by the Valuation Adviser as well as our Qualification Checks, we are also satisfied that the Valuation Adviser is suitably qualified and experienced to prepare the Valuation Report and that reliance could fairly be placed on the Valuation Adviser’s work.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

We have not independently verified the computations leading to the determination of the Estimate of Value and have assumed the computations to be true, accurate and complete. The valuation of non-publicly traded securities is inherently imprecise and subject to the underlying assumptions, which are in turn subject to uncertainties and affected by market conditions. In addition, our view is necessarily based on valuation methodologies of companies in the same industry as the Company and the market conditions of such industry as we understand from the Industry Consultant (which we assume is true, accurate and complete), wider prevailing economic, market and other conditions which generally affect the value of companies and securities as in effect and the financial conditions of the Offeror available to us as at the date of this letter. It should be understood that subsequent developments may affect our view expressed herein and that subject to Rule 9.1 of the Takeovers Code, we do not have any obligation to update, revise or reaffirm this view.

GENERAL

This letter has been provided to the directors of the Offeror only and solely for the purposes of Rules 10 and 11.1(b) of the Takeovers Code and shall not be used or relied upon for any other purpose whatsoever. It is not addressed to and may not be relied upon by any third party for any purpose whatsoever and we expressly disclaim any duty or liability to any third party with respect to the contents of this letter.

We are not the independent appraiser of the Estimate of Value, which was determined by the Valuation Adviser. We are acting as the financial adviser solely to the Offeror in connection with the Merger. We will not be responsible to any person other than the Offeror for providing advice in connection with the Merger, nor will we owe any responsibility to any person other than the Offeror.

In providing this letter, we express no opinion or recommendation to any person as to how such person should act on any matters relating to the Merger or as to the fairness of the financial terms of the Merger. Independent Shareholders are recommended to seek their own independent financial advice.

Yours faithfully,

For and on behalf of

China International Capital Corporation Hong Kong Securities Limited

David CHING

Executive Director

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

III. REPORT FROM KPMG ON THE VALUATION REPORT

The following is the text of a report received from the Offeror’s reporting accountants, KPMG, Certified Public Accountants, Hong Kong, for inclusion in this composite document.

REPORT ON THE DISCOUNTED FUTURE CASH FLOWS IN CONNECTION WITH THE VALUATION OF SUNSHINE LAKE PHARMA CO., LTD.* (廣東東陽光藥業股份有限公司)

TO THE BOARD OF DIRECTORS OF SUNSHINE LAKE PHARMA CO., LTD.* (廣東東陽光藥業股份有限公司)

We refer to the discounted future cash flows which forms part of the valuation of Sunshine Lake Pharma Co., Ltd.* (the “Offeror”) dated 30 June 2025 prepared by China Sunrise Capital Limited (the “Valuer”) in respect of the appraisal of an estimated value of the shares in the ordinary share capital of the Offeror as at 31 December 2024 (the “Valuation”). The Valuation is prepared based in part on the discounted future cash flows and is regarded as a profit forecast under Rule 11.1(a) of the Code on Takeovers and Mergers issued by the Securities and Futures Commission (the “Takeovers Code”).

Directors’ Responsibilities

The directors of the Offeror (the “Offeror Directors”) are responsible for the preparation of the discounted future cash flows in accordance with the bases and assumptions determined by the Offeror Directors and Valuer as set out in the Valuation. This responsibility includes carrying out appropriate procedures relevant to the preparation of the discounted future cash flows for the Valuation and applying an appropriate basis of preparation; and making estimates that are reasonable in the circumstances.

Our Independence and Quality Management

We have complied with the independence and other ethical requirements of the Code of Ethics for Professional Accountants issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies Hong Kong Standard on Quality Management (HKSQM) 1 “Quality Management for Firms that Perform Audits or Reviews of Financial Statements, or Other Assurance or Related Services Engagements” which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

*   For identification purposes only

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

Reporting Accountants’ Responsibilities

Our responsibility is to report, as required by Rule 10.3(b) of the Takeovers Code, on the calculations and, where applicable, the accounting policies of the discounted future cash flows used in the Valuation.

Basis of Opinion

We conducted our engagement in accordance with the Hong Kong Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information” issued by the HKICPA. This standard requires that we plan and perform our work to obtain reasonable assurance as to whether, so far as the calculations and accounting policies are concerned, the Offeror Directors have properly compiled the discounted future cash flows in accordance with the bases and assumptions adopted by the Offeror Directors as set out in the Valuation. We performed procedures on the arithmetical calculations and the compilations of the discounted future cash flows in accordance with the bases and assumptions adopted by the Offeror Directors and Valuer as set out in the Valuation. Our work is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing issued by the HKICPA. Accordingly, we do not express an audit opinion.

Opinion

In our opinion, so far as the calculations and accounting policies are concerned, the discounted future cash flows have been properly compiled in accordance with the bases and assumptions as set out in the Valuation.

Other matters

Without qualifying our opinion, we draw to your attention that we are not reporting on the appropriateness and validity of the bases and assumptions on which the discounted future cash flows are based and our work does not constitute any valuation of the Offeror or an expression of an audit or review opinion on the Valuation.

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

The discounted future cash flows depend on future events and on a number of assumptions which cannot be confirmed and verified in the same way as past results and not all of which may remain valid throughout the forecast period. Further, since the discounted future cash flows relate to the future, actual results are likely to be different from the discounted future cash flows because events and circumstances frequently do not occur as expected, and the differences may be material. Our work has been undertaken for the purpose of reporting solely to you under Rule 10.3(b) of the Takeovers Code and for no other purpose. We accept no responsibility to any other person in respect of, arising out of or in connection with our work.

KPMG

Certified Public Accountants

Hong Kong

30 June 2025

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

IV.   VALUATION REPORT APPENDED TO THE ANNOUNCEMENT

The valuation report appended to the Announcement is set out in Annex 2 of the Announcement which was published on the website of the Company (www.hec-changjiang.com) and the Stock Exchange (https://www1.hkexnews.hk/listedco/listconews/sehk/ 2024/0510/2024051001146.pdf).

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

V.      REPORT FROM CICC ON THE VALUATION REPORT APPENDED TO THE ANNOUNCEMENT

The Board of Directors

Sunshine Lake Pharma Co., Ltd.

No. 368 Zhen’an Middle Road

Chang’an Town, Dongguan City

Guangdong Province

People’s Republic of China

10 May 2024

Dear Sirs,

PROPOSED PRE-CONDITIONAL PRIVATISATION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.
BY SUNSHINE LAKE PHARMA CO., LTD.

BY WAY OF MERGER BY ABSORPTION OF

YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

We refer to the announcement of even date jointly issued by Sunshine Lake Pharma Co., Ltd. and YiChang HEC ChangJiang Pharmaceutical Co., Ltd. in connection with the Merger (the Rule 3.5 Announcement). Unless otherwise defined, capitalised terms used herein have the same meaning as defined in the Rule 3.5 Announcement.

Pursuant to the requirements of the Takeovers Code, the Offeror has appointed China Sunrise Capital Limited (the Valuation Adviser) to provide an estimate of value of the Offeror H Shares, contained in the letter dated 10 May 2024 addressed to you from the Valuation Adviser as set out in the Rule 3.5 Announcement (the Estimate of Value). The Valuation Adviser is licensed for Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO.

As the appraised value of the Offeror H Shares stated in the Estimate of Value was partly derived from the discounted cash flow method, the Estimate of Value constitutes a profit forecast under Rule 10 of the Takeovers Code (the Profit Forecast).

We, in our capacity as the financial adviser solely to the Offeror in connection with the Merger, are required to:

(a)	pursuant to the requirements of Rule 10 of the Takeovers Code, discuss the assumptions with the Offeror and the Valuation Adviser and satisfy ourselves that the Profit Forecast has been made with due care and consideration; and

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

(b)	pursuant to the requirements of Rule 11.1(b) of the Takeovers Code, report on the Estimate of Value and the qualifications and experience of the Valuation Adviser.

OUR REVIEW

For the purpose of providing this letter, we have conducted the following due diligence:

In respect of the Profit Forecast

(a)	reviewed the Profit Forecast;

(b)	discussed with you the valuation methodologies, the qualifications, the bases and assumptions adopted in the Profit Forecast, and the reasons thereof;

(c)	discussed with Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., the industry consultant engaged by you in connection with the Listing (the Industry Consultant) the valuation methodologies of companies in the same industry as the Company and the market conditions of such industry;

(d)	considered the letter from KPMG dated 10 May 2024 addressed to you regarding their opinion on whether, so far as the calculations are concerned, the discounted future cash flows have been properly compiled on the basis of the assumptions set out in the Estimate of Value; and

In respect of the Estimate of Value

(a)	conducted reasonable checks to assess the relevant qualifications, experience and expertise of the Valuation Adviser, including reviewing the supporting documents on the qualifications of the Valuation Adviser and discussing with the Valuation Adviser on its qualifications, experience and expertise.

(b)	reviewed the Estimate of Value; and

(c)	discussed, from the perspective of the financial adviser, with the Valuation Adviser, the Estimate of Value and the bases and assumptions underlying the Estimate of Value.

Based on the information provided by the Valuation Adviser, you and your management team as at the date of this letter as well as the opinion of KPMG, without giving any other opinion or expressing any other view on the Estimate of Value and the Profit Forecast, for which you and the Valuation Adviser are solely responsible, we are satisfied that the Estimate of Value and Profit Forecast have been made after due care and consideration and that the qualifications, bases and assumptions therein have been made with due care and objectivity and on a reasonable basis. Based on the information provided by the Valuation Adviser, we are also satisfied that the Valuation Adviser is suitably qualified and experienced to prepare the Estimate of Value and that reliance could fairly be placed on the Valuation Adviser’s work.

We have not independently verified the computations leading to the determination of the Estimate of Value and have assumed the computations to be true, accurate and complete. The valuation of non-publicly traded securities is inherently imprecise and subject to the underlying

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

assumptions, which are in turn subject to uncertainties and affected by market conditions. In addition, our view is necessarily based on valuation methodologies of companies in the same industry as the Company and the market conditions of such industry as we understand from the Industry Consultant (which we assume is true, accurate and complete), wider prevailing economic, market and other conditions which generally affect the value of companies and securities as in effect and the financial conditions of the Offeror available to us as at the date of this letter. It should be understood that subsequent developments may affect our view expressed herein and that subject to Rule 9.1 of the Takeovers Code, we do not have any obligation to update, revise or reaffirm this view.

GENERAL

This letter has been provided to the directors of the Offeror only and solely for the purposes of Rules 10 and 11.1(b) of the Takeovers Code and shall not be used or relied upon for any other purpose whatsoever. It is not addressed to and may not be relied upon by any third party for any purpose whatsoever and we expressly disclaim any duty or liability to any third party with respect to the contents of this letter.

We are not the independent appraiser of the Estimate of Value, which was determined by the Valuation Adviser. We are acting as the financial adviser solely to the Offeror in connection with the Merger. We will not be responsible to any person other than the Offeror for providing advice in connection with the Merger, nor will we owe any responsibility to any person other than the Offeror.

In providing this letter, we express no opinion or recommendation to any person as to how such person should act on any matters relating to the Merger or as to the fairness of the financial terms of the Merger. Independent Shareholders are recommended to seek their own independent financial advice.

Yours faithfully,

For and on behalf of

China International Capital Corporation Hong Kong Securities Limited

David CHING

Executive Director

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

VI.	REPORT FROM KPMG ON THE VALUATION REPORT APPENDED TO THE ANNOUNCEMENT

The following is the text of a report received from the Offeror’s reporting accountants, KPMG, Certified Public Accountants, Hong Kong, for inclusion in this joint announcement.

REPORT ON THE DISCOUNTED FUTURE CASH FLOWS IN CONNECTION WITH THE VALUATION OF SUNSHINE LAKE PHARMA CO., LTD.* (廣東東陽光藥業股份有限公司)

TO THE BOARD OF DIRECTORS OF SUNSHINE LAKE PHARMA CO., LTD.* (廣東東陽光藥業股份有限公司)

We refer to the discounted future cash flows on which the valuation of Sunshine Lake Pharma Co., Ltd.* (the “Offeror”) dated 10 May 2024 prepared by China Sunrise Capital Limited (the “Valuer”) in respect of the appraisal of an estimated value of the shares in the ordinary share capital of the Offeror as at 31 December 2023 (the “Valuation”) is based. The Valuation is prepared based in part on the discounted future cash flows and is regarded as a profit forecast under Rule 11.1(a) of the Code on Takeovers and Mergers issued by the Securities and Futures Commission (the “Takeovers Code”).

Directors’ Responsibilities

The directors of the Offeror (the “Offeror Directors”) are responsible for the preparation of the discounted future cash flows in accordance with the bases and assumptions determined by the Offeror Directors and Valuer as set out in the Valuation. This responsibility includes carrying out appropriate procedures relevant to the preparation of the discounted future cash flows for the Valuation and applying an appropriate basis of preparation; and making estimates that are reasonable in the circumstances.

Our Independence and Quality Management

We have complied with the independence and other ethical requirements of the Code of Ethics for Professional Accountants issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies Hong Kong Standard on Quality Management (HKSQM) 1 “Quality Management for Firms that Perform Audits or Reviews of Financial Statements, or Other Assurance or Related Services Engagements” which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

*    For identification purposes only

APPENDIX II	VALUATION REPORTS AND REPORTS
FROM CICC AND KPMG

Reporting Accountants’ Responsibilities

Our responsibility is to report, as required by Rule 10.3(b) of the Takeovers Code, on the calculations of the discounted future cash flows used in the Valuation. The discounted future cash flows do not involve the adoption of accounting policies.

Basis of Opinion

We conducted our engagement in accordance with the Hong Kong Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information” issued by the HKICPA. This standard requires that we plan and perform our work to obtain reasonable assurance as to whether, so far as the calculations are concerned, the Offeror Directors have properly compiled the discounted future cash flows in accordance with the bases and assumptions adopted by the Offeror Directors as set out in the Valuation. We performed procedures on the arithmetical calculations and the compilations of the discounted future cash flows in accordance with the bases and assumptions adopted by the Offeror Directors. Our work is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing issued by the HKICPA. Accordingly, we do not express an audit opinion.

Opinion

In our opinion, so far as the calculations are concerned, the discounted future cash flows have been properly compiled in accordance with the bases and assumptions as set out in the Valuation.

Other matters

Without qualifying our opinion, we draw to your attention that we are not reporting on the appropriateness and validity of the bases and assumptions on which the discounted future cash flows are based and our work does not constitute any valuation of the Offeror or an expression of an audit or review opinion on the Valuation.

The discounted future cash flows depend on future events and on a number of assumptions which cannot be confirmed and verified in the same way as past results and not all of which may remain valid throughout the forecast period. Further, since the discounted future cash flows relate to the future, actual results are likely to be different from the discounted future cash flows because events and circumstances frequently do not occur as expected, and the differences may be material. Our work has been undertaken for the purpose of reporting solely to you under Rule 10.3(b) of the Takeovers Code and for no other purpose. We accept no responsibility to any other person in respect of, arising out of or in connection with our work.

KPMG

Certified Public Accountants

Hong Kong

10 May 2024

APPENDIX IIA	REPORTS ON PROFIT ESTIMATE OF
THE GROUP AND THE OFFEROR GROUP

I.       REPORT FROM GF CAPITAL ON THE PROFIT ESTIMATE OF THE GROUP

30 June 2025

The Board of Directors

YiChang HEC ChangJiang Pharmaceutical Co., Ltd.

No. 38 Binjiang Road

Yidu

Yichang

Hubei Province

The PRC

Dear Sir/Madam,

Reference is made to the composite document jointly issued by YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (the “Company”), together with its subsidiaries, the “Group”) and Sunshine Lake Pharma Co., Ltd. dated 30 June 2025 (the “Composite Document”). Capitalised terms used in this letter shall have the same respective meanings as defined in the Composite Document unless the context otherwise required.

We refer to the section headed “4. MATERIAL CHANGE” of Appendix I to the Composite Document, it states that:

“The Directors confirm that there was no material change in the financial or trading position or outlook of the Group since 31 December 2024, the date to which the latest published audited consolidated financial statements of the Group were made up, up to and including the Latest Practicable Date, save and except for the Group recorded around 40% decrease in overall revenue for the three months ended 31 March 2025 as compared to that of the corresponding period in 2024 based on the unaudited management accounts of the Group for the three months ended 31 March 2025, primarily attributable to a decrease in revenue derived from sales of anti-infective drugs as a result of a lower incidence of seasonal flu outbreaks during the period, which in turn has a greater adverse impact on the profitability of the Group in the first quarter of 2025.”

The above statement (the “Profit Estimate”) constitutes a profit forecast under Rule 10 of the Takeovers Code and must be reported on by the financial adviser and the auditors or consultant accountants.

We have obtained and reviewed the Profit Estimate and other relevant information and documents, including the unaudited management accounts of the Group for the three months ended 31 March 2025 (the “Unaudited Management Accounts”), which you as the Directors are solely responsible for and discussed with you and the senior management of the Company the information and documents provide by the Company which formed the key bases upon the Profit Estimate has been made. Although we have not performed any independent review of the preparation of the Profit Estimate, we have discussed with you the bases adopted by the Directors upon which the Profit Estimate has been calculated and the accounting policies and

– IIA-1 –

APPENDIX IIA	REPORTS ON PROFIT ESTIMATE OF
THE GROUP AND THE OFFEROR GROUP

calculations adopted in arriving at the Profit Estimate and, in particular, discussed with you as to whether the Profit Estimate has been prepared on a basis consistent in all material respects with the accounting policies and calculations normally adopted by the Group.

We have also considered, the report as set out in Appendix IIA to the Composite Document issued by KPMG, being the auditor of the Company, which stated that so far as the accounting policies and calculations are concerned, the Profit Estimate has been properly compiled in accordance with the bases adopted by the Directors in the Unaudited Management Accounts and is presented on a basis consistent in all material respects with the accounting policies normally adopted by the Group as set out in the annual report of the Company for the year ended 31 December 2024.

Based on the above, we are of the opinion that the Profit Estimate, for which you as the Directors are solely responsible, has been made with due care and consideration.

For the purpose of this letter, we have relied on and assumed the accuracy and completeness of all information provided to us and/or discussed with the Group. We have not assumed any responsibility for independently verifying the accuracy and completeness of such information or undertaken any independent evaluation or appraisal of any of the assets or liabilities of the Group. Save as provided in this letter, we do not express any other opinion or views on the Profit Estimate and the Unaudited Management Accounts.

This letter is provided to the Company solely for the purpose of complying with Note1(c) to Rule 10.1 and 10.2 of the Takeovers Code and not for any other purpose. We do not accept any responsibility to any person(s), other than the Company, in respect of, arising out of, or in connection with this letter.

Yours faithfully,
For and on behalf of

GF Capital (Hong Kong) Limited
Erica Law
Director

– IIA-2 –

APPENDIX IIA	REPORTS ON PROFIT ESTIMATE OF
THE GROUP AND THE OFFEROR GROUP

II.       REPORT FROM KPMG ON THE PROFIT ESTIMATE OF THE GROUP

8th Floor Prince’s Building 10 Chater Road Central Hong Kong 30 June 2025

The Board of Directors

Yichang HEC ChangJiang Pharmaceutical Co., Ltd.

Dear Sirs,

YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (“the Company”)

PROFIT ESTIMATE FOR THE THREE MONTHS ENDED 31 MARCH 2025

We refer to the estimate of the consolidated results of the Company and its subsidiaries (collectively referred to as “the Group”) for the three months ended 31 March 2025 (the “Profit Estimate of the Group”). The Profit Estimate of the Group has been prepared to enable the directors of the Company to issue the following statement set forth in the section headed “4. MATERIAL CHANGE” of Appendix I to the composite document dated 30 June 2025 (the “Composite Document”) jointly issued by the Company and Sunshine Lake Pharma Co., Ltd.:

“... the Group recorded around 40% decrease in overall revenue for the three months ended 31 March 2025 as compared to that of the corresponding period in 2024 based on the unaudited management accounts of the Group for the three months ended 31 March 2025, primarily attributable to a decrease in revenue derived from sales of anti-infective drugs as a result of a lower incidence of seasonal flu outbreaks during the period, which in turn has a greater adverse impact on the profitability of the Group in the first quarter of 2025.”

DIRECTORS’ RESPONSIBILITIES

The Profit Estimate of the Group has been prepared by the directors of the Company based on the unaudited management accounts of the Group for the three months ended 31 March 2025.

The Company’s directors are solely responsible for the Profit Estimate of the Group.

OUR INDEPENDENCE AND QUALITY MANAGEMENT

We have complied with the independence and other ethical requirements of the Code of Ethics for Professional Accountants issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

– IIA-3 –

APPENDIX IIA	REPORTS ON PROFIT ESTIMATE OF
THE GROUP AND THE OFFEROR GROUP

Our firm applies Hong Kong Standard on Quality Management (HKSQM) 1 “Quality Management for Firms that Perform Audits or Reviews of Financial Statements, or Other Assurance or Related Services Engagements” which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

REPORTING ACCOUNTANTS’ RESPONSIBILITIES

Our responsibility is to express an opinion on the accounting policies and calculations of the Profit Estimate of the Group based on our procedures. We conducted our engagement in accordance with Hong Kong Standard on Investment Circular Reporting Engagements 500 “Reporting on Profit Forecasts, Statements of Sufficiency of Working Capital and Statements of Indebtedness” and with reference to Hong Kong Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information” issued by the HKICPA. Those standards require that we plan and perform our work to obtain reasonable assurance as to whether, so far as the accounting policies and calculations are concerned, the Company’s directors have properly compiled the Profit Estimate of the Group in accordance with the bases adopted by the directors and as to whether the Profit Estimate of the Group is presented on a basis consistent in all material respects with the accounting policies normally adopted by the Group. Our work is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing issued by the HKICPA. Accordingly, we do not express an audit opinion.

OPINION

In our opinion, so far as the accounting policies and calculations are concerned, the Profit Estimate of the Group has been properly compiled in accordance with the bases adopted by the directors of the Company in the unaudited management accounts of the Group for the three months ended 31 March 2025 and is presented on a basis consistent in all material respects with the accounting policies normally adopted by the Group as set out in the annual report of the Company for the year ended 31 December 2024.

Yours faithfully,

KPMG

Certified Public Accountants

Hong Kong

– IIA-4 –

APPENDIX IIA	REPORTS ON PROFIT ESTIMATE OF
THE GROUP AND THE OFFEROR GROUP

III. REPORT FROM CICC ON THE PROFIT ESTIMATE OF THE OFFEROR GROUP

The Board of Directors

Sunshine Lake Pharma Co., Ltd.

No. 368 Zhen’an Middle Road

Chang’an Town, Dongguan City

Guangdong Province

People’s Republic of China

30 June 2025

Dear Sirs,

PROPOSED CONDITIONAL PRIVATISATION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

BY SUNSHINE LAKE PHARMA CO., LTD.

BY WAY OF MERGER BY ABSORPTION OF
YICHANG HEC CHANGJIANG PHARMACEUTICAL CO., LTD.

We refer to the composite document dated 30 June 2025 issued by Sunshine Lake Pharma Co., Ltd. and YiChang HEC ChangJiang Pharmaceutical Co., Ltd. in connection with the Merger (the “Composite Document”). Unless otherwise defined, capitalised terms used herein have the same meaning as defined in the Composite Document.

We also refer to the paragraph headed “4. Material Change” of Appendix II of the Composite Document which states the decrease in the Offeror Group’s revenue for the first quarter of 2025 by 40.6% as compared with the first quarter of 2024 based on the unaudited management accounts of the Offeror Group for the three months ended 31 March 2025 which in turn had a greater adverse impact on its profitability in the first quarter of 2025 (together, the “Profit Figures”).

The Profit Figures are regarded as a profit forecast under the Takeovers Code and therefore are required to be reported on pursuant to Rule 10 of the Takeovers Code.

The Profit Figures have been prepared by the Offeror based on the unaudited consolidated accounts of the Offeror Group for the three months ended 31 March 2025 (the “2025 Q1 Unaudited Accounts”), which have been reviewed by the auditor of the Offeror, KPMG, and were presented on a basis consistent in all material respects with the accounting policies normally adopted by the Offeror Group as set out in the accountants’ report of the Offeror dated 30 June 2025, the text of which is set out in Appendix I to the Listing Document (the “Bases”).

– IIA-5 –

APPENDIX IIA	REPORTS ON PROFIT ESTIMATE OF
THE GROUP AND THE OFFEROR GROUP

For the purpose of providing this letter, we have conducted the following due diligence:

1.	reviewed the Profit Figures, the 2025 Q1 Unaudited Accounts and the Bases upon which the Profit Figures have been made;

2.	reviewed and discussed with you and your management, among other things, the financial position of the Offeror Group as at 31 March 2025, including its financial performance and the material factors underlying its financial position as at 31 March 2025 as well as the trading position with respect to the Offeror Group’s suppliers and customers for the three months ended 31 March 2025; and

3.	considered the report on the Profit Figures from KPMG addressed to the Offeror directors dated 30 June 2025 regarding the accounting policies and calculations upon which the Profit Figures have been made.

We have assumed that the information provided are true, accurate and complete in all material aspects as at the date hereof. We have no reason to believe that any material information has been omitted or withheld, or to doubt the truth or accuracy of the information provided. We have, however, not carried out any independent verification of the information supplied nor verified the computations leading to the Profit Figures.

Based on the above, we are satisfied that the Profit Figures have been made by the board of the directors of the Offeror with due care and consideration.

The work undertaken by us is for the sole purpose of reporting to the Offeror directors under Rule 10 of the Takeovers Code and for no other purposes. We accept no responsibility to any other person in connection with such work.

Yours faithfully,

For and on behalf of

China International Capital Corporation Hong Kong Securities Limited

David CHING

Executive Director

– IIA-6 –

APPENDIX IIA	REPORTS ON PROFIT ESTIMATE OF
THE GROUP AND THE OFFEROR GROUP

IV.	REPORT FROM KPMG ON THE PROFIT ESTIMATE OF THE OFFEROR GROUP

8th Floor Prince’s Building 10 Chater Road Central Hong Kong 30 June 2025

The Board of Directors

Sunshine Lake Pharma Co., Ltd.

Dear Sirs,

Sunshine Lake Pharma Co., Ltd. (“the Offeror”)

PROFIT ESTIMATE FOR THE THREE MONTHS ENDED 31 MARCH 2025

We refer to the estimate of the consolidated results of the Offeror and its subsidiaries (collectively referred to as “the Offeror Group”) for the three months ended 31 March 2025 (the “Profit Estimate of the Offeror Group”). The Profit Estimate of the Offeror Group has been prepared to enable the directors of the Offeror to issue the following statement set forth in the section headed “9. MATERIAL CHANGE OF THE OFFEROR” of Appendix IV to the composite document dated 30 June 2025 (the “Composite Document”) jointly issued by YiChang HEC ChangJiang Pharmaceutical Co., Ltd. and the Offeror:

“... the decrease in the Offeror Group’s revenue for the first quarter of 2025 by 40.6% as compared with the first quarter of 2024 based on the unaudited management accounts of the Offeror Group for the three months ended 31 March 2025 which in turn had a greater adverse impact on its profitability in the first quarter of 2025 ...”

DIRECTORS’ RESPONSIBILITIES

The Profit Estimate of the Offeror Group has been prepared by the directors of the Offeror based on the unaudited management accounts of the Offeror Group for the three months ended 31 March 2025.

The Offeror’s directors are solely responsible for the Profit Estimate of the Offeror Group.

OUR INDEPENDENCE AND QUALITY MANAGEMENT

We have complied with the independence and other ethical requirements of the Code of Ethics for Professional Accountants issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

– IIA-7 –

APPENDIX IIA	REPORTS ON PROFIT ESTIMATE OF
THE GROUP AND THE OFFEROR GROUP

Our firm applies Hong Kong Standard on Quality Management (HKSQM) 1 “Quality Management for Firms that Perform Audits or Reviews of Financial Statements, or Other Assurance or Related Services Engagements” which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

REPORTING ACCOUNTANTS’ RESPONSIBILITIES

Our responsibility is to express an opinion on the accounting policies and calculations of the Profit Estimate of the Offeror Group based on our procedures. We conducted our engagement in accordance with Hong Kong Standard on Investment Circular Reporting Engagements 500 “Reporting on Profit Forecasts, Statements of Sufficiency of Working Capital and Statements of Indebtedness” and with reference to Hong Kong Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information” issued by the HKICPA. Those standards require that we plan and perform our work to obtain reasonable assurance as to whether, so far as the accounting policies and calculations are concerned, the Offeror’s directors have properly compiled the Profit Estimate of the Offeror Group in accordance with the bases adopted by the directors and as to whether the Profit Estimate of the Offeror Group is presented on a basis consistent in all material respects with the accounting policies normally adopted by the Offeror Group. Our work is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing issued by the HKICPA. Accordingly, we do not express an audit opinion.

OPINION

In our opinion, so far as the accounting policies and calculations are concerned, the Profit Estimate of the Offeror Group has been properly compiled in accordance with the bases adopted by the directors of the Offeror in the unaudited management accounts of the Offeror Group for the three months ended 31 March 2025 and is presented on a basis consistent in all material respects with the accounting policies normally adopted by the Offeror Group as set out in our accountants’ report of the Offeror dated 30 June 2025, the text of which is set out in Appendix I of the listing document of the Offeror dated 30 June 2025.

Yours faithfully,

KPMG

Certified Public Accountants

Hong Kong

– IIA-8 –

APPENDIX III	PROPERTY VALUATION REPORT

The following is the text of a letter, summary of values and valuation certificates prepared for the purpose of incorporation in this document received from Asia-Pacific Consulting and Appraisal Limited, an independent valuer, in connection with its valuation as at 31 March 2025 of the property interests held by the Offeror Group.

Asia-Pacific Consulting and Appraisal Limited
Flat/Rm A 12/F Kiu Fu Commercial Building,
300 Lockhart Road, Wan Chai,
Hong Kong

30 June 2025

The Board of Directors

Sunshine Lake Pharma Co., Ltd.

1 Industrial North Road

Songshan Lake Park

Dongguan City

Guangdong Province

The PRC

Dear Sirs,

Instructions, Purpose and Valuation Date

Asia-Pacific Consulting and Appraisal Limited (“APA” or “we”) is instructed by Sunshine Lake Pharma Co., Ltd. (the “Offeror”) to provide valuation service on the properties held by the Offeror and its subsidiaries (hereinafter together referred to as the “Offeror Group”) for disclosure purpose. We confirm that we have carried out inspections, made relevant enquiries and searches and obtained such further information as we consider necessary for the purpose of providing our opinion on the market value of the property interests as at 31 March 2025 (the “Valuation Date”).

Basis of Valuation

Our valuation of the property interests represents the market value which we would define as “the estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently, and without compulsion”.

– III-1 –

APPENDIX III	PROPERTY VALUATION REPORT

Methods of Valuation

Due to the nature of the buildings and structures of the properties nos. 1 to 8 and the particular location in which they are situated, it is unlikely to find relevant market comparable sales readily available, and thus the buildings and structures of the property have been valued by the cost approach with reference to their depreciated replacement costs.

Depreciated replacement cost is defined as “the current cost of replacing an asset with its modern equivalent asset less deductions for physical deterioration and all relevant forms of obsolescence and optimisation.” It is based on an estimate of the market value for the existing use of the land, plus the current cost of replacement of the improvements, less deductions for physical deterioration and all relevant forms of obsolescence and optimisation. In arriving at the value of the land portion, reference has been made to the sales evidence available in the locality.

We have valued the properties nos. 9 to 41 by the comparison approach assuming sale of the property interest in its existing states with the benefit of immediate vacant possession and by making reference to comparable sales transactions as available in the market. This approach rests on the wide acceptance of the market transactions as the best indicator and pre-supposes that evidence of relevant transactions in the market place can be extrapolated to similar properties, subject to allowances for variable factors.

Valuation Assumptions

Our valuation has been made on the assumption that the seller sells the property interests in the market without the benefit of a deferred term contract, leaseback, joint venture, management agreement or any similar arrangement, which could serve to affect the value of the property interests.

No allowance has been made in our report for any charge, mortgage or amount owing on any of the property interests valued nor for any expense or taxation which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that the properties are free from encumbrances, restrictions and outgoings of an onerous nature, which could affect its value.

Valuation Standards

In valuing the property interests, we have complied with all requirements contained in Chapter 5 and Practice Note 12 of the Rules Governing the Listing of Securities issued by The Stock Exchange of Hong Kong Limited, Rule 11 of the Code on Takeovers and Mergers issued by Securities and Futures Commission, the RICS Valuation — Professional Standards published by the Royal Institution of Chartered Surveyors, the HKIS Valuation Standards published by the Hong Kong Institute of Surveyors and the International Valuation Standards published by the International Valuation Standards Council.

– III-2 –

APPENDIX III	PROPERTY VALUATION REPORT

The property-related potential tax liability which might arise on disposal of the property interests (as property transfer) in the PRC include value-added tax (at 5% or 9% on the transaction amount), land appreciation tax (at progressive rates from 30% to 60% on the appreciation amount) and corporate income tax (at 15% in case of preferential enterprise income tax rate or 25% of the gain). As confirmed by the Offeror Group, the properties are held for owner-occupation. Therefore, the likelihood of such tax liability being crystallised to the Offeror Group is slim and is excluded from our valuation.

Source of Information

We have relied to a very considerable extent on the information given by the Offeror Group and have accepted advice given to us on such matters as tenure and all other relevant matters.

We have had no reason to doubt the truth and accuracy of the information provided to us by the Offeror Group. We have also sought confirmation from the Offeror Group that no material factors have been omitted from the information supplied. We consider that we have been provided with sufficient information to reach an informed view, and we have no reason to suspect that any material information has been withheld.

Document and Title Investigation

We have been shown copies of various title documents including Real Estate Title Certificates and other title documents relating to the property interests and have made relevant enquiries. However, we have not searched the original documents to verify the ownership or to ascertain any amendment. We have relied to a very considerable extent on the information given by the Offeror Group, and have accepted advice given to us on such matters as tenure, planning approvals, statutory notices, easements, particulars of occupancy, lettings, and all other relevant matters. We have relied considerably on the advice given by the Offeror’s PRC legal advisor — Jia Yuan Law Offices, concerning the validity of the property interests in the PRC.

Area Measurement and Inspection

We have not carried out detailed measurements to verify the correctness of the areas in respect of the properties but have assumed that the areas shown on the documents and official site plans handed to us are correct. All documents have been used as reference only and all dimensions, measurements and areas are approximations. No on-site measurement has been taken.

We have inspected the exterior and, where possible, the interior of the properties unless we have been otherwise instructed. However, we have not carried out investigation to determine the suitability of the ground conditions and services for any development thereon. Our valuation has been prepared on the assumption that these aspects are satisfactory. Moreover, no structural survey has been made, but in the course of our inspection, we did not note any serious defects. We are not, however, able to report whether the properties are free of rot, infestation or any other structural defects. No tests were carried out on any of the services.

– III-3 –

APPENDIX III	PROPERTY VALUATION REPORT

The site inspection was carried out in April 2025 by Ms. Jasper Jia who is a member of the Royal Institution of Chartered Surveyors and has more than 15 years’ experience in property valuation in the PRC; Ms. Genma Liang who is a Certified Public Valuer and has 2 years’ experience in property valuation in the PRC; Ms. Ivy Liu and Mr. Chris Wu who have 7 years’ and 2 years’ experience respectively in property valuation in the PRC.

Currency

All monetary figures stated in this report are in Renminbi (RMB).

Our valuation summary and certificates are enclosed hereby for your attention.

Yours faithfully,

for and on behalf of

Asia-Pacific Consulting and Appraisal Limited

David G.D. Cheng

MRICS

Executive Director

Note:	David G.D. Cheng is a Chartered Surveyor who has more than 20 years’ experience in the valuation of assets in the Greater China Region, the Asia-Pacific region, the United States and Canada.

– III-4 –

APPENDIX III	PROPERTY VALUATION REPORT

SUMMARY OF VALUES

Property interests held by the Offeror Group in the PRC

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

1	A parcel of land, 8 buildings and various ancillary structures located at No. 1 North Industrial Road, Songshan Lake High-tech Industrial Development Zone, Dongguan City, Guangdong Province, The PRC	66,077,000	100%	66,077,000

2	A parcel of land, 14 buildings and various ancillary structures located at East Side of Changyuan Road, Songshan Lake Park, Dongguan City, Guangdong Province, The PRC	413,224,000	51.41%	212,438,000

3	A parcel of land, 28 buildings and various ancillary structures located at Louzihe Village, Zhicheng Town, Yidu City, Hubei Province, The PRC	182,630,000	51.41%	93,890,000

4	A parcel of land, 11 buildings and various ancillary structures located at No. 38, Binjiang Avenue, Lucheng Street, Yidu City, Hubei Province, The PRC	76,057,000	51.41%	39,101,000

– III-5 –

APPENDIX III	PROPERTY VALUATION REPORT

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

5	A parcel of land, 5 buildings located at No. 62, Binjiang Road, Lucheng Street, Yidu City, Hubei Province, The PRC	62,385,000	51.41%	32,072,000

6	5 parcels of land, 17 buildings and various ancillary structures located at Louzihe Village, Zhicheng Town, Yidu City, Hubei Province, The PRC	585,510,000	51.41%	301,011,000

7	3 parcels of land, 4 buildings and various ancillary structures located at Baotawan Village, Lucheng Town, Yidu City, Hubei Province, The PRC	92,876,000	51.41%	47,748,000

8	A parcel of land located at Hongchun Community, Lucheng Town, Yidu City, Hubei Province, The PRC	46,420,000	51.41%	23,865,000

– III-6 –

APPENDIX III	PROPERTY VALUATION REPORT

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

9	9 office units of Vanke Jinyu Huafu located at No. 29 Fangji Road, Yangyuan Street, Wuchang District, Wuhan City, Hubei Province, The PRC	15,098,000	51.41%	7,762,000

10	6 office units of Asia Europe Trade Center located at No. 353 Fenghuangshan Street, Toutunhe District, Urumqi Economic and Technological Development Zone, Xinjiang Province, The PRC	10,591,000	51.41%	5,445,000

11	2 office units of Darong Center located at No. 180 Haier Road, Laoshan District, Qingdao City, Shandong Province, The PRC	15,097,000	51.41%	7,761,000

12	2 office units of Meinian Square located at northwest of the intersection of Dongting Road and Nujiang Road, Hexi District, Tianjin City, The PRC	7,876,000	51.41%	4,049,000

– III-7 –

APPENDIX III	PROPERTY VALUATION REPORT

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

13	3 office units of Wanda Plaza located at Qianxing Road, Xishan District, Kunming City, Yunnan Province, The PRC	4,064,000	51.41%	2,089,000

14	4 office units of Jinbao Centre located at No. 129 Ningguo Road, Baohe District, Hefei City, Anhui Province, The PRC	4,118,000	51.41%	2,117,000

15	A commercial unit of Xinda. Haodifang located at No. 199, South Second Ring Road, Baohe District, Hefei City, Anhui Province, The PRC	1,932,000	51.41%	993,000

16	5 office units of Qianjiang Zhejiang Merchants Venture Capital Center located at No. 527 Xixi Road, Xihu District, Hangzhou City, Zhejiang Province, The PRC	16,210,000	51.41%	8,334,000

– III-8 –

APPENDIX III	PROPERTY VALUATION REPORT

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

17	9 office units of Harbour Center located at No. 1D, Wuwu Road, Zhongshan District, Dalian City, Liaoning Province, The PRC	7,834,000	51.41%	4,027,000

18	6 office units of Jinyu Haoting located at No. 503 Jinma Road, High tech Industrial Development Zone, Weifang City, Shandong Province, The PRC	3,719,000	51.41%	1,912,000

19	An office unit of Wanhua Financial Center located at Southwest side of the intersection of Xianyue Road and Huandao Road in the Cross Strait Financial Center area of Huli District, Xiamen City, Fujian Province, The PRC	No commercial value	51.41%	No commercial value

20	4 office units of Taiyuan Baihua Valley located at No. 132 Xuefu Street, Taiyuan City, Shanxi Province, The PRC	7,793,000	51.41%	4,006,000

– III-9 –

APPENDIX III	PROPERTY VALUATION REPORT

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

21	10 office units of Botai World Island located at No. 199 Yunfeng Avenue, Baiyun District, Guiyang City, Guizhou Province, The PRC	5,234,000	51.41%	2,691,000

22	A commercial unit of Building A16, Block A of Jinhua Garden located at No. 89 Shibiao Road, Guanshanhu District, Guiyang City, Guizhou Province, The PRC	1,283,000	51.41%	660,000

23	5 office units of Kunyuan SOHO located at No. 22 Taibai South Road, High tech Zone, Xi’an City, Shaanxi Province, The PRC	8,965,000	51.41%	4,609,000

24	A commercial unit of Building 14, Fenglin Huafu located at Minjie Road, Yanta District, Xi’an City, Shaanxi Province, The PRC	3,707,000	51.41%	1,906,000

– III-10 –

APPENDIX III	PROPERTY VALUATION REPORT

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

25	6 office units of Lanzhou Zhongtianjian Square located at No. 124 Run’an Lane, Dunhuang Road Street, Qilihe District, Lanzhou City, Gansu Province, The PRC	10,804,000	51.41%	5,554,000

26	An office unit of Jingling Mansion located at No. 106–1 Yuhua East Road, Yuhua District, Shijiazhuang City, Hebei Province, The PRC	1,548,000	51.41%	796,000

27	A commercial unit of a building of Qunli New Garden located at No. 196 Jingjiang West Road, Daoli District, Harbin City, Heilongjiang Province, The PRC	3,557,000	51.41%	1,829,000

28	A commercial unit of a building of Faxiang Lane Community located at No. 132 Jingyi Road, Huaiyin District, Jinan City, Shandong Province, The PRC	4,154,000	51.41%	2,136,000

– III-11 –

APPENDIX III	PROPERTY VALUATION REPORT

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

29	A commercial unit of a building of Jinsheng Xinyuan located at No. 122 Jingxing South Street, Tiexi District, Shenyang City, Liaoning Province, The PRC	2,602,000	51.41%	1,338,000

30	An office unit of Xinhualian Commercial Building located at No. 12 Cuiwei Road, Haidian District, Beijing City, The PRC	14,596,000	51.41%	7,504,000

31	A villa of No. 18 Fuyou located at No. 13 Xixiaoqiao Street, Shunyi District, Beijing City, The PRC	30,541,000	51.41%	157,011,000

32	An office unit of Damei Centre located at No. 7 Qingnian Road, Chaoyang District, Beijing City, The PRC	32,549,000	51.41%	16,733,000

33	A commercial unit of Linglong Bay Garden located at No. 778 Xiangzhang Road, Yuhua District, Changsha City, Hunan Province, The PRC	3,360,000	51.41%	1,727,000

– III-12 –

APPENDIX III	PROPERTY VALUATION REPORT

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

34	A commercial unit of No. 30 building of Zhengda Guangming City Phase III located at West Yatai Street, North Qingfeng Road, East Jiutai Road, and South Tieyi Road, Kuancheng District, Changchun City, Jilin Province, The PRC	3,317,000	51.41%	1,705,000

35	2 office units and 2 car parking spaces of Lifan Center — LFC located at No. 8 Juxianyan Square, Jiangbei District, Chongqing City, The PRC	9,222,000	51.41%	4,741,000

36	3 office units of Guanghua Yijia located at No. 98 Guanghua North 3rd Road, Qingyang District, Chengdu City, Sichuan Province, The PRC	5,970,000	51.41%	3,069,000

37	2 office units of Kailin Business Center located at No. 51 South Nongye Road, Zhengdong New District, Zhengzhou City, Henan Province, The PRC	4,393,000	51.41%	2,258,000

– III-13 –

APPENDIX III	PROPERTY VALUATION REPORT

				The Total
				Market value
				attributable to
		Market value	Interest	the Offeror
		in existing	attributable to	Group as at
		state as at the	the Offeror	the Valuation
No.	Property	Valuation Date	Group	Date
		RMB		RMB

38	A commercial unit of Yue Fu located at No. 171 Suo Street, Jianye District, Nanjing City, Jiangsu Province, The PRC	7,209,000	51.41%	3,706,000

39	An office unit of Xinli Mansion located at No. 300 Jinhuan Road, Xihu District, Nanchang City, Jiangxi Province, The PRC	7,446,000	51.41%	3,828,000

40	An office unit of Wenzhou World Trade Center located at Danan Road, Lucheng District, Wenzhou City, Zhejiang Province, The PRC	6,477,000	51.41%	3,330,000

41	An office unit of Ningxing Wealth Plaza located at Lucheng District, Jiangdong District, Ningbo City, Zhejiang Province, The PRC	6,755,000	51.41%	3,473,000

	Sub-total:	1,793,200,000		1,095,301,000

Note:

*	For the portions of the property without proper title certificates, we have not attributed commercial value to them. However, for reference purpose, we are of the opinion that the market value of them as at the Valuation Date would be RMB266,385,000 assuming all relevant title certificates have been obtained and they could be freely transferred.

– III-14 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Property interests held by the Offeror Group in the PRC

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

1.

A parcel of land, 8 buildings and various ancillary structures located at No. 1 North Industrial Road, Songshan Lake High-tech Industrial Development Zone, Dongguan City, Guangdong Province, The PRC

(廣東東陽光藥業股份有限公司)

The property comprises a parcel of land with a site area of approximately 42,264.95 sq.m. and 8 buildings and various ancillary structures erected thereon which were completed in various stages from 2006 to 2021.

The 8 buildings have a total gross floor area of approximately 21,298.13 sq.m., mainly including industrial buildings, office buildings and dormitory buildings.

The structures mainly include a basketball court, roads and boundary walls.

The land use rights of the property have been granted for a term expiring on 28 October 2059 for industry use.

			The property is currently occupied by the Offeror Group for production and ancillary purposes.	66,077,000 (100% interest attributable to the Offeror Group: 66,077,000)

Notes:

1.	Pursuant to 7 Real Estate Title Certificates — Yue (2024) Dong Guan Bu Dong Chan Quan Di Nos. 0021742, 0021750, 0024017, 0024018, 0024022, 0024028 and 0024031, the land use rights of a parcel of land with a site area of approximately 42,264.95 sq.m. have been granted to the Offeror for a term expiring on 28 October 2059 for industry use, and 7 buildings with a total gross floor area of approximately 21,266.13 sq.m. are owned by the Offeror.

2.	For the remaining building with a gross floor area of approximately 32.00 sq.m., we have not been provided with any title certificates.

3.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the land and buildings of the property mentioned in note 1. The ownership of the land use rights and buildings are clearly defined and free from any property disputes.

4.	In the valuation of this property, we have attributed no commercial value to the building of the property mentioned in note 2 whose proper title certificates have not been obtained. However, for reference purpose, we are of the opinion that the depreciated replacement cost of it (excluding land element) as at the Valuation Date would be RMB57,000 assuming the relevant title certificate has been obtained and it could be freely transferred.

– III-15 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

2.	A parcel of land, 14 buildings and various ancillary structures located at East Side of Changyuan Road, Songshan Lake Park, Dongguan City, Guangdong Province, The PRC (廣東東陽光生物製劑 有限公司)

The property comprises a parcel of land with a site area of approximately 60,951.07 sq.m. and 14 buildings and various ancillary structures erected thereon, a significant portion of the property has already been completed, while a minor section still requires further renovation, as advised by the Offeror, the entire project will be fully completed by 30 June 2026.

The 14 buildings have a total gross floor area of approximately 106,663.62 sq.m., mainly including industrial buildings, office buildings and ancillary buildings.

The structures mainly include emergency collection pond, roads and boundary walls.

The land use rights of the property have been granted for a term expiring on 18 December 2065 for industry use.

			A portion of the property is currently occupied by the Offeror Group for pre- production purposes, and the remaining portion is under renovation.	413,224,000 (51.41% interest attributable to the Offeror Group: 212,438,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Yue (2019) Dong Guan Bu Dong Chan Quan Di No. 0265055, the land use rights of a parcel of land with a site area of approximately 60,951.07 sq.m. have been granted to Guangdong HEC Biopharmaceutical Co., Ltd. (‘‘Guangdong HEC Biopharmaceutical’’, an indirect 51.41% held subsidiary of the Offeror) for a term expiring on 18 December 2065 for industry use.

2.	Pursuant to 14 Construction Work Planning Permits — Jian Zi Di Nos. 2020–85–1090, 2020–85–1136 to 2020–85–1148, in favour of Guangdong HEC Biopharmaceutical, 14 buildings with a total gross floor area of approximately 106,663.62 sq.m. has been approved for construction.

– III-16 –

APPENDIX III	PROPERTY VALUATION REPORT

3.	Pursuant to 14 Construction Work Commencement Permits — Nos. 441900202102070299, 441900202102070399, 441900202102070499, 441900202102070599, 441900202102080499, 441900202102080599, 441900202102080699, 441900202102080799, 441900202106150199, 441900202106150299, 441900202106300799, 441900202106300899, 441900202106300999 and 44190202109301999, in favour of Guangdong HEC Biopharmaceutical, permission by the relevant local authority was given to commence the construction work of 14 buildings with a total gross floor area of approximately 106,663.62 sq.m.

4.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the land of the property. The ownership of the land use rights is clearly defined and free from any property disputes.

b.	All necessary governmental approvals for the property mentioned in note 2 have been duly obtained at corresponding development phases in compliance with statutory requirements.

– III-17 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

3.	A parcel of land, 28 buildings and various ancillary structures located at Louzihe Village, Zhicheng Town, Yidu City, Hubei Province, The PRC (宜昌東陽光製藥有限 公司)

The property comprises a parcel of land with a site area of approximately 191,993.41 sq.m. and 28 buildings and various ancillary structures erected thereon which were completed in 2021 to 2023.

The 28 buildings have a total gross floor area of approximately 84,040.88 sq.m., mainly including industrial buildings, office buildings and ancillary buildings.

The structures mainly include water ponds, roads and boundary walls.

The land use rights of the property have been granted for a term expiring on 29 June 2067 for industry use.

			The property is currently occupied by the Offeror Group for production and ancillary purposes.	182,630,000 (51.41% interest attributable to the Offeror Group: 93,890,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — E (2018) Yi Du Shi Bu Dong Chan Quan Di No. 0007344, the land use rights of a parcel of land with a site area of approximately 191,993.41 sq.m. have been granted to Yichang HEC Pharmaceutical Co., Ltd. (‘‘Yichang HEC Pharmaceutical’’, an indirect 51.41% held subsidiary of the Offeror) for a term expiring on 29 June 2067 for industry use.

2.	For the 28 buildings with a total gross floor area of approximately 84,040.88 sq.m., we have not been provided with any title certificates except for the following documents:

a.	Pursuant to 6 Construction Work Planning Permits — Jian Zi Di Nos.2019–006, 2019–021, 2019–038, 2019–078, 420581201900013 and 420581202000026, in favour of Yichang HEC Pharmaceutical, 28 buildings with a total gross floor area of approximately 84,040.88 sq.m. has been approved for construction.

b.	Pursuant to 8 Construction Work Commencement Permits — Nos. 422722201903050101, 422722201904240101, 422722201907050201, 422722201907230101, 422722201911190101, 422722201912200101, 422722202001100101 and 422722202004270101, in favour of Yichang HEC Pharmaceutical, permission by the relevant local authority was given to commence the construction work of 28 buildings with a total gross floor area of approximately 84,040.88 sq.m.

– III-18 –

APPENDIX III	PROPERTY VALUATION REPORT

c.	Pursuant to 18 Construction Work Completion and Inspection Reports, the 28 buildings with a total gross floor area of approximately 84,040.88 sq.m. have been completed and passed the acceptance inspection.

3.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the land of the property. The ownership of the land use rights is clearly defined and free from any property disputes.

b.	All necessary governmental approvals for the property mentioned in note 2 have been duly obtained at corresponding development phases in compliance with statutory requirements.

4.	In the valuation of this property, we have attributed no commercial value to the 28 buildings of the property mentioned in note 2 whose proper title certificates have not been obtained. However, for reference purpose, we are of the opinion that the depreciated replacement cost of them (excluding land element) as at the Valuation Date would be RMB203,284,000 assuming all relevant title certificates have been obtained and they could be freely transferred.

– III-19 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

4.	A parcel of land, 11 buildings and various ancillary structures located at No. 38, Binjiang Avenue, Lucheng Street, Yidu City, Hubei Province, The PRC (宜昌東陽光長江藥業 股份有限公司 — 製 劑一分廠)

The property comprises a parcel of land with a site area of approximately 29,534.51 sq.m. and 11 buildings and various ancillary structures erected thereon which were completed in various stages from 2002 to 2011.

The 11 buildings have a total gross floor area of approximately 29,421.34 sq.m., mainly including industrial buildings, office buildings and dormitory buildings.

The structures mainly include water ponds, roads and boundary walls.

The land use rights of the property have been granted for a term expiring on 31 August 2051 for industry use.

			The property is currently occupied by the Offeror Group for production and ancillary purposes.	76,057,000 (51.41% interest attributable to the Offeror Group: 39,101,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — E (2016) Yi Du Shi Bu Dong Chan Quan Di No. 0007091, the land use rights of a parcel of land with a site area of approximately 29,534.51 sq.m. have been granted to Yichang HEC Medical Co., Ltd. (‘‘Yichang HEC Medical’’, an indirect 51.41% held subsidiary of the Offeror) for a term expiring on 31 August 2051 for industry use, and 11 buildings with a total gross floor area of approximately 29,421.34 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the land and buildings of the property. The ownership of the land use rights and buildings are clearly defined and free from any property disputes.

– III-20 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

5.	A parcel of land, 5 buildings located at No. 62, Binjiang Road, Lucheng Street, Yidu City, Hubei Province, The PRC (宜昌東陽光長江藥業 股份有限公司 — 合 成工廠)

The property comprises a parcel of land with a site area of approximately 23,134.00 sq.m. and 5 buildings erected thereon which were completed in various stages from 2010 to 2016.

The 5 buildings have a total gross floor area of approximately 18,298.67 sq.m., mainly including industrial buildings.

The land use rights of the property have been granted for a term expiring on 8 August 2053 for industry use.

			The property is currently occupied by the Offeror Group for production purpose.	62,385,000 (51.41% interest attributable to the Offeror Group: 32,072,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — E (2018) Yi Du Shi Bu Dong Chan Quan Di No. 0007252, the land use rights of a parcel of land with a site area of approximately 23,134.00 sq.m. have been granted to Yichang HEC Medical for a term expiring on 8 August 2053 for industry use, and 5 buildings with a total gross floor area of approximately 18,298.67 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the land and buildings of the property. The ownership of the land use rights and buildings are clearly defined and free from any property disputes.

– III-21 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

6.	5 parcels of land, 17 buildings and various ancillary structures located at Louzihe Village, Zhicheng Town, Yidu City, Hubei Province, The PRC (宜昌東陽光長江藥業 股份有限公司 — 長 江製藥胰島素)

The property comprises 5 parcels of land with a total site area of approximately 400,042.85 sq.m. and 17 buildings erected thereon which were completed in various stages from 2010 to 2021.

The 17 buildings have a total gross floor area of approximately 118,920.24 sq.m., mainly including industrial buildings and ancillary buildings.

The structures mainly include water ponds, roads, sheds and green belts.

The land use rights of the property have been granted for terms expiring on 15 April 2059, 20 June 2063 and 29 June 2067, respectively, for industry use.

			The property is currently occupied by the Offeror Group for production purposes and ancillary purposes.	585,510,000 (51.41% interest attributable to the Offeror Group: 301,011,000)

Notes:

1.	Pursuant to 5 Real Estate Title Certificates — E (2024) Yi Du Shi Bu Dong Chan Quan Di No. 0026377, E (2022) Yi Du Shi Bu Dong Chan Quan Di Nos. 0001448 and 0001450, E (2024) Yi Du Shi Bu Dong Chan Quan Di No. 0026547 and E (2020) Yi Du Shi Bu Dong Chan Quan Di No. 0003841, the land use rights of 5 parcels of land with a total site area of approximately 400,042.85 sq.m. have been granted to Yichang HEC Medical for terms expiring on 15 April 2059, 20 June 2063 and 29 June 2067, respectively, and 17 buildings with a total gross floor area of approximately 118,920.24 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the land and buildings of the property. The ownership of the land use rights and buildings are clearly defined and free from any property disputes.

– III-22 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

7.	3 parcels of land, 4 buildings and various ancillary structures located at Baotawan Village, Lucheng Town, Yidu City, Hubei Province, The PRC (宜昌東陽光長江藥業 股份有限公司 — 人 才公寓)

The property comprises 3 parcels of land with a total site area of approximately 87,691.31 sq.m. and 4 buildings erected thereon which were completed in 2021.

The 4 buildings have a total gross floor area of approximately 28,187.00 sq.m., mainly including apartment buildings and an ancillary building.

The structures mainly include roads, basketball court and green belt.

The land use rights of the property have been granted for terms expiring on 10 March 2059, 1 July 2060 and 19 September 2061, respectively, for other commercial service use.

			The property is currently occupied by the Offeror Group for apartment purpose.	92,876,000 (51.41% interest attributable to the Offeror Group: 47,748,000)

Notes:

1.	Pursuant to a State-owned Land Use Rights Grant Contract — Du Zi Ran Zi Gui Wen No. [2021]157 dated on 19 September 2021 between Yichang HEC Medical and Yidu City Bureau of Natural Resources and Planning, the land use rights of one parcel of land of the property were contracted to be granted to Yichang HEC Medical for a term of 40 years for other commercial service use. The land premium was RMB17,549,000.

2.	Pursuant to 3 Real Estate Title Certificates — E (2019) Yi Du Shi Bu Dong Chan Quan Di No. 0001310, E (2020) Yi Du Shi Bu Dong Chan Quan Di Nos. 0004001 and E (2021) Yi Du Shi Bu Dong Chan Quan Di No. 0012077, the land use rights of 3 parcels of land with a total site area of approximately 87,691.31 sq.m. have been granted to Yichang HEC Medical for terms expiring on 10 March 2059, 1 July 2060 and 19 September 2061, respectively, for other commercial service use.

3.	For the 4 buildings with a total gross floor area of approximately 28,187.00 sq.m., we have not been provided with any title certificates except for the following documents:

a.	Pursuant to a Construction Work Planning Permit — Jian Zi Di No.2019–075, in favour of Yichang HEC Pharmaceutical, 4 buildings with a total gross floor area of approximately 28,187.00 sq.m. has been approved for construction.

– III-23 –

APPENDIX III	PROPERTY VALUATION REPORT

b.	Pursuant to a Construction Work Commencement Permit — No. 422722201911060101, in favour of Yichang HEC Pharmaceutical, permission by the relevant local authority was given to commence the construction work of 4 buildings with a total gross floor area of approximately 28,187.00 sq.m.

c.	Pursuant to a Construction Work Completion and Inspection Certificate — He Zi Di 420581202300221, the 4 buildings with a total gross floor area of approximately 28,187.00 sq.m. have been completed and passed the acceptance inspection.

4.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the land of the property. The ownership of the land use rights is clearly defined and free from any property disputes.

b.	All necessary governmental approvals for the property mentioned in note 2 have been duly obtained at corresponding development phases in compliance with statutory requirements.

5.	In the valuation of this property, we have attributed no commercial value to the 4 buildings of the property mentioned in note 2 whose proper title certificates have not been obtained. However, for reference purpose, we are of the opinion that the depreciated replacement cost of them (excluding land element) as at the Valuation Date would be RMB51,066,000 assuming all relevant title certificates have been obtained and they could be freely transferred.

– III-24 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

8.	A parcel of land located at Hongchun Community, Lucheng Town, Yidu City, Hubei Province, The PRC (宜昌東陽光長江藥業股份有限公司 — 市區空地)	The property comprises a parcel of land with a site area of approximately 33,158.46 sq.m.

		The land use rights of the property have been granted for a term expiring on 17 January 2061 for other commercial service use.	The property is currently vacant.	46,420,000 (51.41% interest attributable to the Offeror Group: 23,865,000)

Notes:

1.	Pursuant to a State-owned Land Use Rights Grant Contract — Du Zi Ran Zi Gui Wen No. [2020]168 dated on 24 December 2020 between Yichang HEC Medical and Yidu City Bureau of Natural Resources and Planning, the land use rights of the property were contracted to be granted to Yichang HEC Medical for a term of 40 years for other commercial service use. The land premium was RMB47,253,000.

2.	Pursuant to a Real Estate Title Certificate — E (2021) Yi Du Shi Bu Dong Chan Quan Di No. 0000914, the land use rights of a parcel of land with a site area of approximately 33,158.46 sq.m. have been granted to Yichang HEC Medical for a term expiring on 17 January 2061 for other commercial service use.

3.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the land of the property. The ownership of the land use rights is clearly defined and free from any property disputes.

– III-25 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

9.	9 office units of Vanke Jinyu Huafu located at No. 29 Fangji Road, Yangyuan Street, Wuchang District, Wuhan City, Hubei Province, The PRC (武漢)

The property comprises 9 office units with a total gross floor area of approximately 1,006.44 sq.m. on 21st floor of Vanke Jinyu Huafu, which is a 28-storey office building completed in 2016.

The land use rights of the property have been granted for a term expiring on 18 March 2052 for commercial use.

			The property is currently occupied by the Offeror Group for office purpose.	15,098,000 (51.41% interest attributable to the Offeror Group: 7,762,000)

Notes:

1.	Pursuant to 9 Real Estate Title Certificates — E (2021) Wu Han Shi Bu Dong Chan Quan Di Nos. 0009945, 0009948, 0009951, 0009953, 0009955, 0009956, 0009957, 0009961 and 0009962, the property with a total gross floor area of approximately 1,006.44 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-26 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

10.	6 office units of Asia Europe Trade Center located at No. 353 Fenghuangshan Street, Toutunhe District, Urumqi Economic and Technological Development Zone, Xinjiang Province, The PRC (烏魯木齊)

The property comprises 6 office units with a total gross floor area of approximately 706.09 sq.m. on 21st floor of Asia Europe Trade Center, which is a 23-storey office building completed in 2018.

The land use rights of the property have been granted for a term expiring on 30 December 2053 for commercial and financial uses.

			The property is currently occupied by the Offeror Group for office purpose.	10,591,000 (51.41% interest attributable to the Offeror Group: 5,445,000)

Notes:

1.	Pursuant to 6 Real Estate Title Certificates — Xin (2021) Wu Lu Mu Qi Shi Bu Dong Chan Quan Di Nos. 0069796, 0069800, 0069802, 0070018, 0070053 and 0070054, the property with a total gross floor area of approximately 706.09 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-27 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

11.	2 office units of Darong Center located at No. 180 Haier Road, Laoshan District, Qingdao City, Shandong Province, The PRC (青島)	The property comprises 2 office units with a total gross floor area of approximately 686.22 sq.m. on 14th floor of Darong Center, which is a 25-storey office building completed in 2014.

		The land use rights of the property have been granted for a term expiring on 30 August 2044 for commercial use.	The property is currently occupied by the Offeror Group for office purpose.	15,097,000 (51.41% interest attributable to the Offeror Group: 7,761,000)

Notes:

1.	Pursuant to 2 Real Estate Title Certificates — Lu (2018) Qing Dao Shi Bu Dong Chan Quan Di Nos. 0016073 and 0016152, the property with a total gross floor area of approximately 686.22 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-28 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

12.	2 office units of Meinian Square located at northwest of the intersection of Dongting Road and Nujiang Road, Hexi District, Tianjin City, The PRC (天津)	The property comprises 2 office units with a total gross floor area of approximately 656.28 sq.m. on 3rd floor of Meinian Square, which is a 3-storey office building completed in 2018.

		The land use rights of the property have been granted for a term expiring on 28 October 2053 for commercial and financial uses.	The property is currently occupied by the Offeror Group for office purpose.	7,876,000 (51.41% interest attributable to the Offeror Group: 4,049,000)

Notes:

1.	Pursuant to 2 Real Estate Title Certificates — Jin (2018) He Xi Qu Bu Dong Chan Quan Di Nos. 1030096 and 1030143, the property with a total gross floor area of approximately 656.28 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-29 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

13.	3 office units of Wanda Plaza located at Qianxing Road, Xishan District, Kunming City, Yunnan Province, The PRC (昆明)	The property comprises 3 office units with a total gross floor area of approximately 508.07 sq.m. on 59th floor of Wanda Plaza, which is a 66-storey office building completed in 2017.

		The land use rights of the property have been granted for a term 4 June 2052 for commercial and financial uses.	The property is currently occupied by the Offeror Group for office purpose.	4,064,000 (51.41% interest attributable to the Offeror Group: 2,089,000)

Notes:

1.	Pursuant to 3 Real Estate Title Certificates — Yun (2019) Xi Shan Qu Bu Dong Chan Quan Di Nos. 0077674, 0077677 and 0077682, the property with a total gross floor area of approximately 508.07 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-30 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

14.	4 office units of Jinbao Centre located at No. 129 Ningguo Road, Baohe District, Hefei City, Anhui Province, The PRC (合肥-1)	The property comprises 4 office units with a total gross floor area of approximately 588.32 sq.m. on 22nd floor of Jinbao Centre, which is a 44-storey office building completed in 2018.

		The land use rights of the property have been granted for a term expiring on 21 August 2056 for commercial and financial uses.	The property is currently occupied by the Offeror Group for office purpose.	4,118,000 (51.41% interest attributable to the Offeror Group: 2,117,000)

Notes:

1.	Pursuant to 4 Real Estate Title Certificates — Wan (2019) He Fei Shi Bu Dong Chan Quan Di Nos. 10144936, 10144937, 10144938 and 10144939, the property with a total gross floor area of approximately 588.32 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-31 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

15.	A commercial unit of Xinda. Haodifang located at No. 199, South Second Ring Road, Baohe District, Hefei City, Anhui Province, The PRC (合肥-2)	The property comprises a commercial unit with a gross floor area of approximately 193.21 sq.m. on 1st floor of Xinda. Haodifang, which is a 5-storey commercial building completed in 2007.

		The land use rights of the property have been granted for a term expiring 1 September 2049 for commercial use.	The property is currently occupied by the Offeror Group for retail purpose.	1,932,000 (51.41% interest attributable to the Offeror Group: 993,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Wan (2022) He Fei Shi Bu Dong Chan Quan Di No. 1089666, the property with a gross floor area of approximately 193.21 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-32 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

16.	5 office units of Qianjiang Zhejiang Merchants Venture Capital Center located at No. 527 Xixi Road, Xihu District, Hangzhou City, Zhejiang Province, The PRC (杭州)	The property comprises 5 office units with a total gross floor area of approximately 900.59 sq.m. on 4th floor of Qianjiang Zhejiang Merchants Venture Capital Center, which is an 11-storey office building completed in 2017.

		The land use rights of the property have been granted for a term expiring on 18 October 2054 for commercial use.	The property is currently occupied by the Offeror Group for office purpose.	16,210,000 (51.41% interest attributable to the Offeror Group: 8,334,000)

Notes:

1.	Pursuant to 5 Real Estate Title Certificates — Zhe (2020) Hang Zhou Shi Bu Dong Chan Quan Di Nos. 0077886, 0077941, 0077810, 0077936 and 0078992, the property with a total gross floor area of approximately 900.59 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-33 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

17.	9 office units of Harbour Center located at No. 1D, Wuwu Road, Zhongshan District, Dalian City, Liaoning Province, The PRC (大連)	The property comprises 9 office units with a total gross floor area of approximately 765.67 sq.m. on 11th floor of Harbour Center, which is a 31-storey office building completed in 2018.

		The land use rights of the property have been granted for a term expiring on 22 April 2048 for residential use.	The property is currently occupied by the Offeror Group for office purpose.	7,834,000 (51.41% interest attributable to the Offeror Group: 4,027,000)

Notes:

1.	Pursuant to 9 Real Estate Title Certificates — Liao (2018) Da Lian Shi Nei Si Qu Bu Dong Chan Quan Di Nos. 00354358, 00354359, 00354364, 00354365, 00354367, 00354368, 00354369, 00354373 and 00354374, the property with a total gross floor area of approximately 765.67 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-34 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

18.	6 office units of Jinyu Haoting located at No. 503 Jinma Road, High tech Industrial Development Zone, Weifang City, Shandong Province, The PRC (濰坊)	The property comprises 6 office units with a total gross floor area of approximately 620.04 sq.m. on 11th floor of Jinyu Haoting, which is a 26-storey office building completed in 2019.

		The land use rights of the property have been granted for a term expiring on 15 January 2054 for other commercial use.	The property is currently occupied by the Offeror Group for office purpose.	3,719,000 (51.41% interest attributable to the Offeror Group: 1,912,000)

Notes:

1.	Pursuant to 6 Real Estate Title Certificates — Lu (2021) Wei Fang Shi Kei Wen Qu Bu Dong Chan Quan Di Nos. 0097570, 0097580, 0097569, 0097571, 0097574 and 0097576, the property with a total gross floor area of approximately 620.04 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-35 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

19.	An office unit of Wanhua Financial Center located at Southwest side of the intersection of Xianyue Road and Huandao Road in the Cross Strait Financial Center area of Huli District, Xiamen City, Fujian Province, The PRC

(廈門)	The property comprises an office unit with a gross floor area of approximately 704.56 sq.m. on 19th floor of Wanhua Financial Center, which is a 26-storey office building completed in 2021.

		The land use rights of the property have been granted for a term expiring on 17 September 2062 for commercial use.	The property is currently occupied by the Offeror Group for office purpose.	No commercial value

Notes:

1.	Pursuant to a Commodity Property Sale & Purchase Contract dated 10 November 2020, an office unit with a gross floor area of approximately 704.56 sq.m. was purchased by Yichang HEC Medical at a consideration of approximately RMB20,432,240.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group is currently processing the real estate title certificate for the property.

3.	In the valuation of this property, we have attributed no commercial value to the property whose proper title certificate has not been obtained. However, for reference purpose, we are of the opinion that the market value of the property as at the Valuation Date would be RMB11,978,000 assuming all relevant title certificates have been obtained and the property could be freely transferred.

– III-36 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

20.	4 office units of Taiyuan Baihua Valley located at No. 132 Xuefu Street, Taiyuan City, Shanxi Province, The PRC (太原)	The property comprises 4 office units with a total gross floor area of approximately 708.37 sq.m. on 24th floor of Taiyuan Baihua Valley, which is a 37-storey office building completed in 2020.

		The land use rights of the property have been granted for a term expiring on 31 August 2041 for commercial and financial uses.	The property is currently occupied by the Offeror Group for office purpose.	7,793,000 (51.41% interest attributable to the Offeror Group: 4,006,000)

Notes:

1.	Pursuant to 4 Commodity Property Sale & Purchase Contracts dated 12 August 2020, 4 office units with a total gross floor area of approximately 708.37 sq.m. was purchased by Yichang HEC Medical at a total consideration of approximately RMB17,173,588.

2.	Pursuant to 4 Real Estate Title Certificates — Jin (2021) Tai Yuan Shi Bu Dong Chan Quan Di Nos. 0119690, 0119693, 0119696 and 0119700, the property with a total gross floor area of approximately 708.37 sq.m. are owned by Yichang HEC Medical.

3.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-37 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

21.	10 office units of Botai World Island located at No. 199 Yunfeng Avenue, Baiyun District, Guiyang City, Guizhou Province, The PRC (貴陽-1)	The property comprises 10 office units with a total gross floor area of approximately 747.69 sq.m. on 17th floor of Botai World Island, which is a 29-storey office building completed in 2019.

		The land use rights of the property have been granted for a term expiring on 19 April 2051 for commercial use.	The property is currently occupied by the Offeror Group for office purpose.	5,234,000 (51.41% interest attributable to the Offeror Group: 2,691,000)

Notes:

1.	Pursuant to 10 Real Estate Title Certificates — Qian (2022) Bai Yun Qu Bu Dong Chan Quan Di Nos. 0001734, 0001735, 0001736, 0001738, 0001739, 0001740, 0001749, 0001750, 0001751 and 0001752, the property with a total gross floor area of approximately 747.69 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-38 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

22.	A commercial unit of Building A16, Block A of Jinhua Garden located at No. 89 Shibiao Road, Guanshanhu District, Guiyang City, Guizhou Province, The PRC (貴陽-2)	The property comprises a commercial unit with a gross floor area of approximately 67.55 sq.m. on 2nd floor of a 2-storey commercial building of Jinhua Garden completed in 2010.

		The land use rights of the property have been granted for a term expiring on 31 December 2048 for commercial use.	The property is currently occupied by the Offeror Group for retail purpose.	1,283,000 (51.41% interest attributable to the Offeror Group: 660,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Qian (2020) Gui Yang Shi Bu Dong Chan Quan Di No. 0034399, the property with a gross floor area of approximately 67.55 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-39 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

23.	5 office units of Kunyuan SOHO located at No. 22 Taibai South Road, High tech Zone, Xi’an City, Shaanxi Province, The PRC (西安-1)	The property comprises 5 office units with a total gross floor area of approximately 814.96 sq.m. on 18th floor of Kunyuan SOHO, which is a 25-storey office building completed in 2018.

		The land use rights of the property have been granted for a term expiring on 10 March 2056 for commercial use.	The property is currently occupied by the Offeror Group for office purpose.	8,965,000 (51.41% interest attributable to the Offeror Group: 4,609,000)

Notes:

1.	Pursuant to 5 Real Estate Title Certificates — Shan (2021) Xi An Shi Bu Dong Chan Quan Di Nos. 0478023, 0478024, 0478025, 0478026 and 0478018, the property with a total gross floor area of approximately 814.96 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-40 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

24.	A commercial unit of Building 14, Fenglin Huafu located at Minjie Road, Yanta District, Xi’an City, Shaanxi Province, The PRC (西安-2)	The property comprises a commercial unit with a gross floor area of approximately 264.81 sq.m. on 1st floor of a 2-storey commercial building of Fenglin Huafu completed in 2011.

		The land use rights of the property have been granted for a term expiring on 25 December 2072 for residential use.	The property is currently occupied by the Offeror Group for retail purpose.	3,707,000 (51.41% interest attributable to the Offeror Group: 1,906,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Shan (2021) Xi An Shi Bu Dong Chan Quan Di No. 0588346, the property with a gross floor area of approximately 264.81 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-41 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

25.	6 office units of Lanzhou Zhongtianjian Square located at No. 124 Run’an Lane, Dunhuang Road Street, Qilihe District, Lanzhou City, Gansu Province, The PRC (蘭州)	The property comprises 6 office units with a total gross floor area of approximately 771.60 sq.m. on 11th floor of Lanzhou Zhongtianjian Square, which is a 28-storey office building completed in 2018.

		The land use rights of the property have been granted for a term expiring on 5 January 2054 for other commercial use.	The property is currently occupied by the Offeror Group for office purpose.	10,804,000 (51.41% interest attributable to the Offeror Group: 5,554,000)

Notes:

1.	Pursuant to 6 Real Estate Title Certificates — Gan (2022) Lan Zhou Shi Bu Dong Chan Quan Di Nos. 0067353, 0067402, 0071783, 0071794, 0071801 and 0090736, the property with a total gross floor area of approximately 771.60 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-42 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

26.	An office unit of Jingling Mansion located at No. 106–1 Yuhua East Road, Yuhua District, Shijiazhuang City, Hebei Province, The PRC (石家莊)	The property comprises an office unit with a gross floor area of approximately 221.09 sq.m. on 19th floor of Jingling Mansion, which is a 31-storey office building completed in 2009.

		The land use rights of the property have been granted for a term expiring on 26 November 2046 for other commercial use.	The property is currently occupied by the Offeror Group for office purpose.	1,548,000 (51.41% interest attributable to the Offeror Group: 796,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Ji (2021) Shi Jia Zhuang Shi Bu Dong Chan Quan Di No. 0157662, the property with a gross floor area of approximately 221.09 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-43 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

27.	A commercial unit of a building of Qunli New Garden located at No. 196 Jingjiang West Road, Daoli District, Harbin City, Heilongjiang Province, The PRC (哈爾濱)

The property comprises a commercial unit with a gross floor area of approximately 323.34 sq.m. on 1st&2nd floors of 6-storey building of Qunli New Garden completed in 2010.

The land use rights of the property have been granted for a term expiring on 24 June 2049 for residential use.

			The property is currently occupied by the Offeror Group for retail purpose.	3,557,000 (51.41% interest attributable to the Offeror Group: 1,829,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Hei (2021) Ha Er Bin Shi Bu Dong Chan Quan Di No. 0300235, the property with a total gross floor area of approximately 323.34 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-44 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

28.	A commercial unit of a building of Faxiang Lane Community located at No. 132 Jingyi Road, Huaiyin District, Jinan City, Shandong Province, The PRC (濟南)

The property comprises a commercial unit with a gross floor area of approximately 346.13 sq.m. on 1st floor of 24-storey building of Faxiang Lane Community completed in 2010.

The land use rights of the property have been granted for a term expiring on 25 September 2047 for commercial use.

			The property is currently occupied by the Offeror Group for retail purpose.	4,154,000 (51.41% interest attributable to the Offeror Group: 2,136,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Lu (2021) Ji Nan Shi Bu Dong Chan Quan Di No. 0296660, the property with a gross floor area of approximately 346.13 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-45 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

29.	A commercial unit of a building of Jinsheng Xinyuan located at No. 122 Jingxing South Street, Tiexi District, Shenyang City, Liaoning Province, The PRC (瀋陽)

The property comprises a commercial unit with a gross floor area of approximately 289.15 sq.m. on 1st & 2nd floors of 7-storey building of Jinsheng Xinyuan completed in 2009.

The land use rights of the property have been granted for a term expiring on 20 March 2049 for residential use.

			The property is currently occupied by the Offeror Group for retail purpose.	2,602,000 (51.41% interest attributable to the Offeror Group: 1,338,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Liao (2021) Shen Yang Shi Bu Dong Chan Quan Di No. 0243663, the property with a gross floor area of approximately 289.15 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-46 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

30.	An office unit of Xinhualian Commercial Building located at No. 12 Cuiwei Road, Haidian District, Beijing City, The PRC (北京-1)	The property comprises an office unit with a gross floor area of approximately 275.4 sq.m. on 13th floor of Xinhualian Commercial Building, which is a 26-storey office building completed in 2007.	The property is currently occupied by the Offeror Group for office purpose.	14,596,000 (51.41% interest attributable to the Offeror Group: 7,504,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — X Jing Fang Quan Hai Zi Di No.256372, the property with a gross floor area of approximately 275.4 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-47 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

31.	A villa of No.18 Fuyou located at No. 13 Xixiaoqiao Street, Shunyi District, Beijing City, The PRC (北京-2)

The property comprises a villa with a total gross floor area of approximately 698.72 sq.m. of No. 18 Fuyou completed in 2021.

The land use rights of the property have been granted for a term expiring on 12 February 2073 for residential use.

			The property is currently under renovation by the Offeror Group.	30,541,000 (51.41% interest attributable to the Offeror Group: 157,011,000)

Notes:

1.	Pursuant to a Commodity Property Sale & Purchase Contract dated 1 August 2024, a villa with a total gross floor area of approximately 698.72 sq.m. was purchased by Yichang HEC Medical at a consideration of approximately RMB9,500,000.

2.	Pursuant to a Real Estate Title Certificate — Jing (2024) Shun Bu Dong Chan Quan Di No. 0026570, the property with a total gross floor area of approximately 698.72 sq.m. are owned by Yichang HEC Medical.

3.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-48 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

32.	An office unit of Damei Centre located at No. 7 Qingnian Road, Chaoyang District, Beijing City, The PRC (北京-3)

The property comprises an office unit with a gross floor area of approximately 678.1 sq.m. on 32th floor of Damei Centre, which is a 34-storey office building completed in 2015.

The land use rights of the property have been granted for a term expiring on 7 September 2060 for office use.

			The property is currently occupied by the Offeror Group for office purpose.	32,549,000 (51.41% interest attributable to the Offeror Group: 16,733,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Jing 2020 (Chao) Bu Dong Chan Quan Di No. 0087915, the property with a gross floor area of approximately 678.1 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-49 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

33.	A commercial unit of Linglong Bay Garden located at No. 778 Xiangzhang Road, Yuhua District, Changsha City, Hunan Province, The PRC (長沙)

The property comprises a commercial unit with a gross floor area of approximately 240.00 sq.m. on 1st floor of Linglong Bay Garden, which is a 31-storey office building completed in 2010.

The land use rights of the property have been granted for a term expiring on 17 October 2047 for commercial use.

			The property is currently occupied by the Offeror Group for retail purpose.	3,360,000 (51.41% interest attributable to the Offeror Group: 1,727,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Xiang (2022) Chang Sha Shi Bu Dong Chan Quan Di No. 0208040, the property with a gross floor area of approximately 240.00 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-50 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

34.

A commercial unit of No. 30 building of Zhengda Guangming City Phase III located at West Yatai Street, North Qingfeng Road, East Jiutai Road, and South Tieyi Road, Kuancheng District, Changchun City, Jilin Province, The PRC

(長春)

The property comprises a commercial unit with a gross floor area of approximately 276.43 sq.m. on 1st floor of 2-storey building of Zhengda Guangming City Phase III completed in 2012.

The land use rights of the property have been granted for a term expiring on 19 December 2056 for other commercial use.

			The property is currently occupied by the Offeror Group for retail purposes.	3,317,000 (51.41% interest attributable to the Offeror Group: 1,705,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Ji (2016) Chang Chun Shi Bu Dong Chan Quan Di No. 0006520, the property with a gross floor area of approximately 276.43 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-51 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

35.	2 office units and 2 car parking spaces of Lifan Center — LFC located at No. 8 Juxianyan Square, Jiangbei District, Chongqing City, The PRC (重慶)

The property comprises 2 office units with a total gross floor area of approximately 488.99 sq.m. on 7th floor and 2 car parking spaces with total gross floor area of approximately 78.86 sq.m. on basement floor of Lifan Center — LFC, which is a 15-storey office building completed in 2016.

The land use rights of the property have been granted for a term expiring on 15 May 2051 for commercial and financial uses.

			The property is currently occupied by the Offeror Group for office and car parking purposes.	9,222,000 (51.41% interest attributable to the Offeror Group: 4,741,000)

Notes:

1.	Pursuant to 4 Real Estate Title Certificates — Yu (2017) Jiang Bei Qu Bu Dong Chan Quan Di No. 000001192, 000001056, 000001360 and 000001524, the property with a total gross floor area of approximately 567.85 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-52 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

36.	3 office units of Guanghua Yijia located at No. 98 Guanghua North 3rd Road, Qingyang District, Chengdu City, Sichuan Province, The PRC (成都)

The property comprises 3 office units with a total gross floor area of approximately 542.68 sq.m. on 13th & 14th floors of Guanghua Yijia, which is a 16-storey office building completed in 2014.

The land use rights of the property have been granted for a term expiring on 23 June 2051 for other commercial use.

			The property is currently occupied by the Offeror Group for office purpose.	5,970,000 (51.41% interest attributable to the Offeror Group: 3,069,000)

Notes:

1.	Pursuant to 3 Real Estate Title Certificates — Chuang (2018) Cheng Du Shi Bu Dong Chan Quan Di Nos. 0235545,0235549 and 0235547, the property with a total gross floor area of approximately 542.68 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-53 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

37.	2 office units of Kailin Business Center located at No. 51 South Nongye Road, Zhengdong New District, Zhengzhou City, Henan Province, The PRC (鄭州 )

The property comprises 2 office units with a total gross floor area of approximately 439.27 sq.m. on 4th floor of Kailin Business Center, which is a 22-storey office building completed in 2015.

The land use rights of the property have been granted for a term expiring on 22 January 2048 for commercial and financial uses.

			The property is currently occupied by the Offeror Group for office purpose.	4,393,000 (51.41% interest attributable to the Offeror Group: 2,258,000)

Notes:

1.	Pursuant to 2 Real Estate Title Certificates — Yu (2019) Zheng Zhou Shi Bu Dong Chan Quan Di Nos.0006247 and 0006204, the property with a gross floor area of approximately 439.27 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-54 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

38.	A commercial unit of Yue Fu located at No. 171 Suo Street, Jianye District, Nanjing City, Jiangsu Province, The PRC (南京)

The property comprises a commercial unit with a gross floor area of approximately 333.77 sq.m. on 2nd floor of Yue Fu, which is a 25-storey office building completed in 2016.

The land use rights of the property have been granted for a term expiring on 3 May 2050 for retail use.

			The property is currently occupied by the Offeror Group for retail purpose.	7,209,000 (51.41% interest attributable to the Offeror Group: 3,706,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Su (2018) Ning Jian Bu Dong Chan Quan Di No. 0024845, the property with a gross floor area of approximately 333.77 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-55 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

39.	An office unit of Xinli Mansion located at No. 300 Jinhuan Road, Xihu District, Nanchang City, Jiangxi Province, The PRC (南昌)

The property comprises an office unit with a gross floor area of approximately 676.88 sq.m. on 19th floor of Xinli Mansion, which is a 41-storey office building completed in 2017.

The land use rights of the property have been granted for a term expiring on 3 April 2051 for commercial and financial uses.

			The property is currently occupied by the Offeror Group for office purpose.	7,446,000 (51.41% interest attributable to the Offeror Group: 3,828,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Gan (2020) Nan Chang Shi Bu Dong Chan Quan Di No. 1213545, the property with a gross floor area of approximately 676.88 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-56 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

40.	An office unit of Wenzhou World Trade Center located at Danan Road, Lucheng District, Wenzhou City, Zhejiang Province, The PRC (溫州)

The property comprises an office unit with a gross floor area of approximately 462.65 sq.m. on 30th floor of Wenzhou World Trade Center, which is a 72-storey office building completed in 2005.

The land use rights of the property have been granted for a term expiring on 27 March 2053 for commercial and financial uses.

			The property is currently occupied by the Offeror Group for office purpose.	6,477,000 (51.41% interest attributable to the Offeror Group: 3,330,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Zhe (2020) Wen Zhou Shi Bu Dong Chan Quan Di No. 0042022, the property with a gross floor area of approximately 462.65 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-57 –

APPENDIX III	PROPERTY VALUATION REPORT

VALUATION CERTIFICATE

Market value
in existing state
			Particulars of	as at the
No.	Property	Description and tenure	occupancy	Valuation Date
RMB

41.	An office unit of Ningxing Wealth Plaza located at Lucheng District, Jiangdong District, Ningbo City, Zhejiang Province, The PRC (寧波)

The property comprises an office unit with a gross floor area of approximately 397.34 sq.m. on 5th floor of Ningxing Wealth Plaza, which is a 12-storey office building completed in 2017.

The land use rights of the property have been granted for a term expiring on 16 March 2048 for commercial and financial uses.

			The property is currently occupied by the Offeror Group for office purpose.	6,755,000 (51.41% interest attributable to the Offeror Group: 3,473,000)

Notes:

1.	Pursuant to a Real Estate Title Certificate — Zhe (2020) Ning Bo Shi Bu Dong Chan Quan Di No. 0298117, the property with a gross floor area of approximately 397.34 sq.m. are owned by Yichang HEC Medical.

2.	We have been provided with a legal opinion dated on 21 March 2025 regarding the property interest by the Offeror’s PRC legal advisers, which contains, inter alia, the following:

a.	The Offeror Group has obtained the real estate title certificate for the property. The ownership of the property is clearly defined and free from any property disputes.

– III-58 –

APPENDIX IV	GENERAL INFORMATION

1.       RESPONSIBILITY STATEMENT

As at the Latest Practicable Date, the Offeror’s directors are Dr. ZHANG Yingjun, Dr. LI Wenjia, Mr. Zhang Yushuai, Mr. TANG Xinfa, Mr. ZHU Yingwei, Mr. ZENG Xuebo, Ms. DONG Xiaowei, Ms. WANG Lei, Dr. LI Xintian, Dr. MA Dawei, Dr. YIN Hang Hubert and Dr. LIN Aimei. The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this document (other than in relation to the Company or the Directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this document (other than those expressed by the Company or the Directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this document the omission of which would make any of the statements in this document misleading.

As at the Latest Practicable Date, the Board consists of Mr. JIANG Juncai, Mr. WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors. The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this document (other than in relation to the Offeror or its directors in their capacity as such) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this document (other than those expressed by the Offeror or its directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this document the omission of which would make any of the statements in this document misleading.

2.	SHARE CAPITAL

(a)	Registered and issued share capital of the Company

  As at the Latest Practicable Date, the registered and issued share capital of the Company were as follows:

RMB
Registered share capital
653,767,700 H Shares of RMB1.00 each	653,767,700
226,200,000 Domestic Shares of RMB1.00 each	226,200,000

Total	879,967,700

Issued and fully paid:
653,767,700 H Shares of RMB1.00 each	653,767,700
226,200,000 Domestic Shares of RMB1.00 each	226,200,000

Total	879,967,700

APPENDIX IV	GENERAL INFORMATION

All of the Domestic Shares and H Shares currently in issue rank pari passu in all respects with each other, including voting rights, right to receive dividend payment (except that payment of dividend will be made in RMB to the holders of the Domestic Shares and in Hong Kong dollars to H Shareholders) and capital (including right to return of capital).

Since 31 December 2024, being the date of the last audited consolidated financial statements of the Company, up to the Latest Practicable Date, the Company had not issued any Shares.

There were not any outstanding options, derivatives, warrants, or any conversion rights affecting the Shares issued by the Company as at the Latest Practicable Date and the Company had not entered into any agreement for the issue of such options, derivatives, warrants, or securities convertible or exchangeable into Shares, and the Company had no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as at the Latest Practicable Date.

(b)     Listing

The H Shares are listed and traded on the Main Board of the Stock Exchange. No part of the Shares is listed or dealt in, nor is any listing or permission to deal in the Shares being or proposed to be sought, on any other stock exchange.

(c)     Registered and issued share capital of the Offeror

As at the Latest Practicable Date, the registered and issued share capital of the Offeror were as follows:

RMB
Registered share capital
463,943,215 domestic shares of RMB1.00 each	463,943,215

Issued and fully paid:
463,943,215 domestic shares of RMB1.00 each	463,943,215

All the domestic shares of the Offeror currently in issue rank pari passu in all respects with each other, including voting rights, right to receive dividend payment and capital (including right to return of capital).

All of the domestic shares of the Offeror and Offeror H Shares (when allotted and issued) will rank pari passu in all respects with each other, including voting rights, right to receive dividend payment (except that payment of dividend will be made in RMB to the holders of the domestic shares and in Hong Kong dollars to the holders of the Offeror H Shares) and capital (including right to return of capital).

APPENDIX IV	GENERAL INFORMATION

Since 31 December 2024, being the date of the last audited consolidated financial statements of the Offeror, up to the Latest Practicable Date, the Offeror had not issued any shares.

There were not any outstanding options, derivatives, warrants, or any conversion rights affecting the shares issued by the Offeror as at the Latest Practicable Date and the Offeror had not entered into any agreement for the issue of such options, derivatives, warrants, or securities convertible or exchangeable into its shares, and the Offeror had no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as at the Latest Practicable Date.

There has been no reorganisation of the capital of the Offeror during the two financial years preceding the date of commencement of the Offer Period save for the following:

(1)	equity transfers and capital increases in:

(a)	March 2022:

(i)	Yichang HEC Research entered into an equity transfer agreement with Shenzhen HEC Industrial, pursuant to which Yichang HEC Research agreed to transfer 0.77% equity interest in the Offeror held by it to Shenzhen HEC Industrial at a consideration of RMB2.160334 million, and

(ii)	Shenzhen HEC Industrial entered into an equity transfer agreement with Guangdong HEC, pursuant to which Shenzhen HEC Industrial agreed to transfer 7.58% equity interest in the Offeror held by it to Guangdong HEC (2.48% of which was agreed to be transferred at a consideration of RMB1, representing registered capital of RMB6,930,101 and 5.10% of which was agreed to be transferred at a consideration of RMB910,171,779);

(b)	June 2022:

(i)	Guangdong HEC entered into an equity transfer agreement with Yichang HEC Research, pursuant to which Guangdong HEC agreed to transfer 6.5505% equity interest in the Company held by it to Yichang HEC Research at a consideration of RMB776,721,316. The parties agreed that the consideration payable by Yichang HEC Research to Guangdong HEC shall be settled by Yichang HEC Research’s transferring registered capital of RMB11,698,588 in the Offeror held by it at a consideration of RMB776,721,316; and

APPENDIX IV	GENERAL INFORMATION

(c)	March 2023:

(i)	the Company entered into an equity transfer agreement with Shenzhen HEC Industrial, pursuant to which the Company agreed to transfer 9.90% equity interest in the Offeror held by it to Shenzhen HEC Industrial at a consideration of RMB2,312,319,650; and

(ii)	the registered capital of the Offeror increased to RMB290,176,716 and the increased registered capital was subscribed by Shenzhen HEC Industrial at a consideration of RMB850 million;

(2)	The conversion of the Offeror into joint stock limited company and capital increase in June 2023:

(i)	the Offeror was converted from a limited liability company to a joint stock limited company; and

(ii)	the registered capital of the Offeror was increased to RMB463,943,215 and the increased registered capital of RMB13,943,215 was subscribed by Shenzhen HEC Industrial at a consideration of RMB750 million.

The details relating to the above are set out on pages V-258 to V-263 of the section headed ‘‘History, Development and Corporate Structure’’ of the Listing Document.

APPENDIX IV	GENERAL INFORMATION

3.       MARKET PRICES

The table below sets out the closing price of the H Shares on the Stock Exchange on (1) the last trading day of each of the calendar months during the Relevant Period, (2) the Last Trading Day, and (3) the Latest Practicable Date:

Closing price
of each
Date	H Share
(HK$)

29 September 2023	6.68
31 October 2023	8.29
30 November 2023	9.56
29 December 2023	9.49
31 January 2024	8.47
29 February 2024	10.20
1 March 2024 (the Last Trading Day)	11.24
28 March 2024	10.88
30 April 2024	12.96
9 May 2024 (the last trading day before the date of the Announcement)	13.16
31 May 2024	9.90
28 June 2024	9.40
31 July 2024	9.27
30 August 2024	9.92
30 September 2024	9.54
31 October 2024	8.82
29 November 2024	9.08
31 December 2024	9.56
28 January 2025	9.19
28 February 2025	9.74
31 March 2025	9.69
30 April 2025	12,48
30 May 2025	13.90
27 June 2025 (the Latest Practicable Date)	14.90

During the Relevant Period, the highest closing price of the H Shares as quoted on the Stock Exchange was HK$15.26 on 12 June 2025 and the lowest closing price of the H Shares as quoted on the Stock Exchange was HK$6.27 on 9 October 2023.

Since the Offeror Shares are not (and have not been) listed on any stock exchange, there is no readily available market price for the Offeror Shares. There has not been transaction in the Offeror Shares during the Relevant Period.

APPENDIX IV	GENERAL INFORMATION

4.	DISCLOSURE OF INTERESTS IN THE SHARES OF THE COMPANY

(a)	Interests of the Directors, supervisors and chief executive of the Company in the securities of the Company and the securities of the associated corporations of the Company

As at the Latest Practicable Date, save as disclosed below, none of the Directors, supervisors and chief executive of the Company had any interests or short positions in the Shares, underlying shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) which were required to be (a) notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which they were taken or deemed to have under such provisions of the SFO); or (b) recorded in the register required to be kept by the Company under section 352 of the SFO; or (c) notified to the Company and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers as set out in Appendix C3 to the Listing Rules; or (d) disclosed under the Takeovers Code:

Interests in the H Shares:

			Approximate	Approximate
		Number of	% of total	% of total
		H Shares	issued H share	issued share
Name of Directors	Type of interest	interested	capital	capital

Mr. TANG Xinfa	Beneficial interest	130,400 (L)	0.02%	0.02%
(Non-executive
Director/Chairman)
Mr. LI Shuang	Beneficial interest	66,800 (L)	0.01%	0.01%
(Executive Director)
Mr. WANG Danjin	Beneficial interest	67,200 (L)	0.01%	0.01%
(Executive Director)
Mr. JIANG Juncai	Beneficial interest	66,800 (L)	0.01%	0.01%
(Executive Director)
Mr. LI Xuechen	Beneficial interest	4,000 (L)	0.00%	0.00%
(Independent Non-
executive Director)
Mr. WANG Shengchao	Beneficial interest	32,000 (L)	0.00%	0.00%
(Supervisor)
Mr. LUO Zhonghua	Beneficial interest	66,800 (L)	0.01%	0.01%
(Supervisor)

Note:    (L) represents long position.

APPENDIX IV	GENERAL INFORMATION

(b)	Interests of substantial shareholders in the securities of the Company

As at the Latest Practicable Date, save as disclosed below, so far as known to the Board, no persons (not being a director, supervisors or chief executive of the Company) had interests or short positions in the Shares or underlying shares and debenture of the Company which would fall to be disclosed to the Company and the Stock Exchange under the provisions of Division 2 and 3 of Part XV of the SFO, or which were recorded in the register required to be kept by the Company under section 336 of the SFO, or as otherwise notified to the Company and the Stock Exchange:

					Approximate %
				Approximate %	in the total
		Capacity/	Number of	in the relevant	issued share
Name of Shareholder	Class of Shares	Type of interests	Shares interested	class of Shares	capital

The Offeror(Note 2, 3)	Domestic Shares	Beneficial interest	226,200,000 (L)	100%	25.71%
	H Shares	Interest in controlled corporation	226,200,000 (L)	34.60%	25.71%
HEC (Hong Kong)(Note 2, 4)	H Shares	Beneficial interest	226,200,000 (L)	34.60%	25.71%
Shenzhen HEC Industrial(Note 2)	Domestic Shares	Interest in controlled corporation	226,200,000 (L)	100%	25.71%
	H Shares	Interest in controlled corporation	248,015,200 (L)	37.94%	28.18%
Shaoguan Xinyuneng Industrial Investment Company Limited(Note 2)	Domestic Shares	Interest in controlled corporation	226,200,000 (L)	100%	25.71%
	H Shares	Interest in controlled corporation	248,015,200 (L)	37.94%	28.18%
Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd.(Note 2)	Domestic Shares	Interest in controlled corporation	226,200,000 (L)	100%	25.71%
	H Shares	Interest in controlled corporation	248,015,200 (L)	37.94%	28.18%
Ruyuan Yao Autonomous County Xinjing Technology	Domestic Shares	Interest in controlled corporation	226,200,000 (L)	100%	25.71%
Development Co., Ltd.(Note 2)	H Shares	Interest in controlled corporation	248,015,200 (L)	37.94%	28.18%
Ms. GUO Meilan(Note 5)	Domestic Shares	Interest in controlled corporation	226,200,000 (L)	100%	25.71%
	H Shares	Interest in controlled corporation	248,015,200 (L)	37.94%	28.18%
Mr. ZHANG Yushuai(Note 6)	Domestic Shares	Interest in controlled corporation	226,200,000 (L)	100%	25.71%
	H Shares	Interest in controlled corporation	248,015,200 (L)	37.94%	28.18%

APPENDIX IV	GENERAL INFORMATION

					Approximate %
				Approximate %	in the total
		Capacity/	Number of	in the relevant	issued share
Name of Shareholder	Class of Shares	Type of interests	Shares interested	class of Shares	capital

Ms. HUA Xiaoyi(Note 7)	Domestic Shares	Interest in controlled corporation	226,200,000 (L)	100%	25.71%
	H Shares	Interest in controlled corporation	248,015,200 (L)	37.94%	28.18%

Notes:

1.	(L) represents long position.

2.	As at the Latest Practicable Date, Shenzhen HEC Industrial held, directly and indirectly (through Yichang HEC Medicine Co., Ltd.* (宜昌東陽光藥業股份有限公司), its non-wholly owned subsidiary), 38.57% equity interest in Guangdong HEC and is interested in another 14.11% equity interest in Guangdong HEC through acting in concert arrangements, and Guangdong HEC (which directly held 21,815,200 H Shares) is a controlled corporation of Shenzhen HEC Industrial; and Shenzhen HEC Industrial directly owned 15.68% equity interest in the Offeror, and HEC (Hong Kong) (which directly held 226,200,000 H Shares) is wholly-owned by the Offeror (a controlled corporation of Shenzhen HEC Industrial). Therefore, Shenzhen HEC Industrial is deemed to be interested in the Shares held by Guangdong HEC and HEC (Hong Kong) (248,015,200 H Shares in total).

Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd. owned 42.34% equity interest in Shenzhen HEC Industrial and 58.00% equity interest in Shaoguan Xinyuneng Industrial Investment Company Limited, which owned 27.01% equity interest in Shenzhen HEC Industrial, therefore Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd. is deemed to be interested in the Shares which are interested by Shenzhen HEC Industrial.

Ruyuan Yao Autonomous County Xinjing Technology Development Co., Ltd. owned 30.66% equity interest in Shenzhen HEC Industrial and 42.00% equity interest in Shaoguan Xinyuneng Industrial Investment Company Limited, which owned 27.01% equity interest in Shenzhen HEC Industrial, therefore Ruyuan Yao Autonomous County Xinjing Technology Development Co., Ltd. is deemed to be interested in the Shares which are interested by Shenzhen HEC Industrial.

3.	The Offeror pledged 226,200,000 Domestic Shares to a third-party lender, Shanghai Pudong Development Bank, as collateral for the loan provided to it by Shanghai Pudong Development Bank.

4.	Reference is made to the announcements of the Company dated 8 March 2024 pursuant to Rule 3.7 of the Takeovers Code and dated 10 March 2025. On 8 March 2024 (after trading hours), the Offeror and its wholly-owned subsidiary HEC (Hong Kong) entered into a share transfer agreement pursuant to which HEC (Hong Kong) will, subject to the terms and conditions of such agreement, transfer to the Offeror 226,200,000 H Shares (representing approximately 25.71% of the total issued share capital of the Company) at a consideration of HK$9.14 per Share. Completion of the transfer of the rights and obligations attached to, and the profit or loss arising from, such H Shares has already taken place on 8 March 2024. HEC (Hong Kong) further undertakes that it will use its best endeavours to procure the Company to complete the updating of the register of members of the Company in relation to such transfer of H Shares. Considering that further time is required for obtaining regulatory approvals for the payment of the transfer price, the Offeror and HEC (Hong Kong) have entered into a supplemental agreement on 28 February 2025 under which the Offeror will pay 10% of the transfer price within 180 days from the date of obtaining the requisite approval from SAFE and the remaining transfer price in full within 360 days from the date of obtaining the requisite approval from SAFE (which is expected to be obtained after the Delisting, if successful). As at the Latest Practicable Date, the share transfer has not yet been completed.

APPENDIX IV	GENERAL INFORMATION

5.	As at the Latest Practicable Date, Ms. Guo Meilan owned 74.63% equity interest in Ruyuan Yao Autonomous County Xinjing Technology Development Co., Ltd., therefore Ms. Guo Meilan is deemed to be interested in the Shares which are interested by Ruyuan Yao Autonomous County Xinjing Technology Development Co., Ltd.

As at the Latest Practicable Date, Ms. Guo Meilan owned 71.75% equity interest in Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd., therefore Ms. Guo Meilan is deemed to be interested in the Shares which are interested by Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd..

6.	As at the Latest Practicable Date, Mr. ZHANG Yushuai owned 27.45% equity interest in Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd., therefore Mr. ZHANG Yushuai is deemed to be interested in the Shares which are interested by Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd..

As at the Latest Practicable Date, Mr. ZHANG Yushuai was the general partner and holds 90% of the interest of Ruyuan Yao Autonomous County Shuaicai Investment Service Partnership (L.P.)* (乳源瑤族自治縣帥才投資服務合夥企業(有限合夥)), a limited partnership established under the laws of the PRC and its general partner is Mr. Zhang Yushuai, which owned 0.5% equity interest in Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd..

7.	Ms. Hua Xiaoyi is the spouse of Mr. Zhang Yushuai and, therefore, is deemed to be interested in the Shares which are interested by Mr. Zhang Yushuai under the SFO.

(c)	Interests discloseable under Schedule II of the Takeovers Code

As at the Latest Practicable Date:

(1)	the Company was not interested in any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Offeror, and the Company had not dealt for value in the shares or relevant securities of the Offeror during the Relevant Period;

(2)	save as disclosed under subsections (a) and (b) of this section, none of the Directors was interested in any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company or the Offeror, or had dealt for value in any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company or the Offeror during the Relevant Period;

(3)	none of the subsidiaries of the Company, pension funds of the Company or of a subsidiary of the Company, or any person who is presumed to be acting in concert with the Company by virtue of class (5) of the definition of “acting in concert” under the Takeovers Code or who is an associate of the Company by virtue of class (2) of the definition of “associate” under the Takeovers Code owned or controlled any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company or the Offeror, or had dealt for value in any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company or the Offeror during the Relevant Period;

APPENDIX IV	GENERAL INFORMATION

(4)	save for the Merger Agreement, the Listing and the transactions contemplated respectively thereunder, no person had any arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with (i) the Company, (ii) any person who is presumed to be acting in concert with the Company by virtue of classes (1), (2), (3) and (5) of the definition of “acting in concert” or (iii) who is an associate of the Company by virtue of classes (2), (3) and (4) of the definition of “associate” under definitions of the Takeovers Code (the “Relevant Persons”). The Directors and the financial adviser to the Company are also not aware of any such arrangement between any other associates of the Company and any other person.

Save as disclosed under subsections (a) and (b) of this section, none of such persons who had any arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with the Relevant Persons owned or controlled any relevant shareholdings (as defined in Note 1 to paragraph 4 of Schedule I to the Takeovers Code) in the Company or the Offeror.

None of such persons who had any arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with the Relevant Persons had dealt for value in the relevant shareholdings (as defined in Note 1 to paragraph 4 of Schedule I to the Takeovers Code) in the Company or the Offeror during the Offer Period and ending on the Latest Practicable Date;

(5)	no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company or the Offeror were managed on a discretionary basis by fund managers connected with the Company, and none of them had dealt for value in any relevant securities in the Company or the Offeror during the Relevant Period;

(6)	Of the Directors who hold Shares, (i) Mr. Tang Xinfa, the Company’s non-executive Director and an Offeror director thus a Concert Party of the Offeror, intends, with respect to his beneficial shareholdings in the Company, to vote in favour of the Merger at the EGM and to abstain from voting at the H Shareholders’ Class Meeting (due to him not being an Independent H Shareholder for the purpose of the H Shareholders’ Class Meeting); and (ii) Mr. Jiang Juncai, Mr. Wang Danjin, Mr. Li Shuang and Mr. Li Xuechen, each a Director, intend, with respect to their respective beneficial shareholdings in the Company, to vote in favour of the Merger at the EGM and the H Shareholders’ Class Meeting. Save for the Directors mentioned in this paragraph, none of the Directors holds any Shares; and

(7)	none of the Company or the Directors had borrowed or lent any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company or the Offeror.

APPENDIX IV	GENERAL INFORMATION

5.	DISCLOSURE OF INTERESTS IN THE SHARES OF THE OFFEROR AND THE COMPANY

(a)	Interests of the Offeror in the Company

As at the Latest Practicable Date:

(1)	the Offeror held approximately 51.41% of the Shares, comprising (a) a direct shareholding of 226,200,000 Domestic Shares (representing all of the Domestic Shares in issue and approximately 25.71% of the total issued share capital of the Company) and (b) an indirect shareholding of 226,200,000 H Shares through its wholly-owned subsidiary HEC (Hong Kong) (representing approximately 34.60% of the total number of H Shares in issue and approximately 25.71% of the total issued share capital of the Company). Other than this, the Offeror holds no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Company.

(2)	the following parties acting in concert with the Offeror were interested in the Shares in the following manner:

(i)	Guangdong HEC directly held 21,815,200 H Shares (representing approximately 3.34% of the total number of H Shares in issue and approximately 2.48% of the total issued share capital of the Company).

(ii)	Mr. Tang Xinfa, the Company’s non-executive Director and an Offeror director, held approximately 0.01% of the Shares (comprising direct shareholding of 130,400 H Shares).

(b)	Interests discloseable under Schedule I to the Takeovers Code

As at the Latest Practicable Date:

(1)	save for as set out in the paragraph headed “Shareholding in the Company” in the Letter to the Board above, the directors of the Offeror were not interested (within the meaning of Part XV of the SFO) in any Offeror Shares, Shares, or any convertible securities, warrants, options or derivatives in respect of the Offeror Shares or Shares;

(2)	save for the existing shareholding of the parties acting in concert with the Offeror as set out in the paragraph headed “Shareholding in the Company” in the Letter to the Board above, none of the Offeror or parties acting in concert with it owned or had control or direction over any interests in the Offeror Shares, Shares, options, derivatives, warrants, other securities convertible into Offeror Shares or Shares, or other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Offeror or the Company, excluding Offeror Shares or Shares held on behalf of non-discretionary investment clients of the CICC group;

APPENDIX IV	GENERAL INFORMATION

(3)	no one who owned or controlled shares, convertible securities, warrants, options or derivatives in respect of the Offeror Shares or Shares had irrevocably committed to vote in favour of or against the resolutions at the H Shareholders’ Class Meeting and/or at the EGM, or to accept or reject the Merger;

(4)	save for the Merger Agreement, the Listing, the share transfer agreement dated 8 March 2024 between the Offeror and its wholly-owned subsidiary HEC (Hong Kong) relating to the transfer of 226,200,000 H Shares to the Offeror and the transactions contemplated respectively thereunder, no person had any arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with the Offeror or any parties acting in concert with it. The directors of the Offeror and the financial adviser to the Offeror are also not aware of any such arrangement between any other associates of the Offeror and any other person.

Save as disclosed in the paragraph headed “Shareholding in the Company” in the Letter to the Board above and under subsections (a) and (b) of the section headed “4. DISCLOSURE OF INTERESTS IN THE SHARES OF THE COMPANY” of this Appendix IV, none of such persons who had any arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with the Offeror or any parties acting in concert with it owned or controlled any relevant shareholdings (as defined in Note 1 to paragraph 4 of Schedule I to the Takeovers Code) in the Company or the Offeror.

None of such persons who had any arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with the Offeror or any parties acting in concert with it had dealt for value in the relevant shareholdings (as defined in Note 1 to paragraph 4 of Schedule I to the Takeovers Code) in the Company or the Offeror during the Relevant Period;

(5)	there was no agreement or arrangement (other than the Merger Agreement, the Listing and the transactions contemplated thereunder) to which the Offeror was a party which relates to the circumstances in which the Offeror might or might not invoke or seek to invoke a Pre-Condition or Condition of the Merger;

(6)	there was no consideration, compensation or benefit in whatever form paid or to be paid by the Offeror or any parties acting in concert with it to the H Shareholders in relation to the Merger, other than the issue of the Offeror H Shares;

(7)	save for the share transfer agreement dated 8 March 2024 between the Offeror and its wholly-owned subsidiary HEC (Hong Kong) relating to the transfer of 226,200,000 H Shares to the Offeror and the supplemental agreement on 28 February 2025 in connection therewith, there was no understanding, arrangement or agreement or special deal (as defined under Rule 25 of the Takeovers Code) between (i) any Shareholder; and (ii)(a) the Offeror or any parties acting in concert with it or (b) the Company, its subsidiaries or associated companies as at the Latest Practicable Date;

APPENDIX IV	GENERAL INFORMATION

(8)	none of the Offeror or any parties acting in concert with it had borrowed or lent any relevant securities (as defined in Note 4 to Rule 22) in the Offeror or the Company; and

(9)	none of the Offeror and any parties acting in concert with it (including but not limited to directors of the Offeror) had dealt for value in any Shares or Offeror Shares, or any convertible securities, warrants, options or derivatives in respect of the Shares or Offeror Shares (excluding non-proprietary trades conducted by members of the CICC group for and on behalf of clients of the CICC group) during the Relevant Period.

(c)	Disclosure of redemption or buy-back of interests in the Offeror and share issuance by the Offeror

(1)	During the period of six months before the date of commencement of the Offer Period and since the end of the last financial year of the Offeror, the Offeror has not redeemed or bought back any interests in the Offeror Shares, options, derivatives, warrants, other securities convertible into Offeror Shares or other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code).

(2)	Since 31 December 2024, being the date of the last audited consolidated financial statements of the Offeror, up to the Latest Practicable Date, the Offeror had not issued any shares.

6.	ARRANGEMENTS IN CONNECTION WITH THE MERGER

(1)	Arrangements affecting the Directors

As at the Latest Practicable Date:

(i)	no benefit (save for statutory compensation required under applicable laws) would be given to any Director as compensation for loss of office or otherwise in connection with the Merger;

(ii)	save for the Merger, there were no agreements or arrangements between any Director and any other person which was conditional on or dependent upon the outcome of the Merger or otherwise connected with the Merger; and

(iii)	there were no material contracts entered into by the Offeror in which any Director had a material personal interest.

APPENDIX IV	GENERAL INFORMATION

(2)	Arrangements with the Company in connection with the Merger

(i)	The emolument of the Directors will not be affected by the Merger or by any associated transactions.

(ii)	As at the Latest Practicable Date, no person who owned or controlled any Shares or any convertible securities, warrants, options or derivatives in respect of the Shares had irrevocably committed themselves to vote their Shares in favour of or against the resolutions at the H Shareholders’ Class Meeting and/or at the EGM, or to accept or reject the Merger.

(3)	Arrangement with the Offeror in connection with the Merger

(i)	The emolument of the directors of the Offeror will not be affected by the Merger or by any associated transactions.

(ii)	Save for the Merger Agreement, the Listing and the transactions contemplated thereunder, there was no agreement, arrangement or understanding (including any compensation arrangement) between the Offeror or any person acting in concert with it on the one hand and any of the Directors, recent Directors, Shareholders or recent Shareholders on the other hand having any connection with or dependence upon the Merger.

(iii)	Save for the Merger Agreement, the Listing and the transactions contemplated thereunder, there was no agreement or arrangement to which the Offeror is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a Pre-Condition or Condition of the Merger.

(iv)	As at the Latest Practicable Date, the Offeror did not have any intention to transfer, charge or pledge any Shares to be acquired pursuant to the Merger to any other person.

7.	INDEBTEDNESS OF THE OFFEROR GROUP

For details of the statement of indebtedness of the Offeror Group, please refer to the section headed “Financial Information” of the Listing Document (pages V-544 to V-614 of the Listing Document).

Save as disclosed in this section, the Offeror Group did not have any material mortgages, charges, debentures, loan capital, debt securities, loans, bank overdrafts or other similar indebtedness, finance lease or hire purchase commitments, liabilities under acceptance (other than normal trade bills), acceptance credits, which are either guaranteed, unguaranteed, secured or unsecured, or guarantees or other contingent liabilities as of 30 April 2025; and the directors of the Offeror confirm that there had been no material change in indebtedness since 30 April 2025 up to and including the Latest Practicable Date.

APPENDIX IV	GENERAL INFORMATION

8.	FINANCIAL INFORMATION OF THE OFFEROR GROUP

For details of the financial information of the Offeror Group, please refer to the section headed “Financial Information” of the Listing Document (pages V-544 to V-614 of the Listing Document) and the accountants’ report from KPMG, the text of which is set out in Appendix I to the Listing Document (pages V-I-1 to V-I-91 of the Listing Document).

The management of the Offeror is of the view that, other than the following material items of income or expense disclosed in (1) the consolidated statements of profit or loss and (2) the notes of the Historical Financial Information (as defined in Appendix V — Listing Document to this document) in accordance with the requirements of IAS 1, there are no other items of income or expense which are material for each of the three years ended 31 December 2022, 2023 and 2024.

Year	Material items of income or expense

The year ended 31 December 2024	Revenue, cost of sales, other (losses)/income, distribution costs, administrative expenses, research and development costs, reversals/(recognition) of impairment loss on trade and other receivables, finance costs, income tax, government grants, interest income from bank deposits and investments, impairment loss on intangible assets, interest on bank loans and other borrowings, salaries, wages, bonuses and benefits, equity-settled share-based payment expenses, contributions to defined contribution retirement benefit schemes, depreciation, amortisation, cost of inventories sold, write-down of inventories, purchase of goods from related parties, and receive services from related parties

The year ended 31 December 2023	Revenue, cost of sales, other (losses)/income, distribution costs, administrative expenses, research and development costs, finance costs, income tax, government grants, interest income from bank deposits and investments, fair value change on derivative financial instruments embedded in convertible bonds, impairment loss on intangible assets, interest on convertible bonds, interest on bank loans and other borrowings, salaries, wages, bonuses and benefits, equity-settled share-based payment expenses, contributions to defined contribution retirement benefit schemes, depreciation, amortisation, cost of inventories sold, purchase of goods from related parties, interest income from related parties, and receive services from related parties

APPENDIX IV	GENERAL INFORMATION

Year	Material items of income or expense

The year ended 31 December 2022	Revenue, cost of sales, other (losses)/income, distribution costs, administrative expenses, research and development costs, finance costs, income tax, government grants, fair value change on derivative financial instruments embedded in convertible bonds, impairment loss on intangible assets, impairment loss on goodwill, net foreign exchange loss, interest on convertible bonds, interest on financial instruments with preferential rights issued to investors, salaries, wages, bonuses and benefits, contributions to defined contribution retirement benefit schemes, depreciation, amortisation, cost of inventories sold, interest on bank loans and other borrowings, interest on non-trade payables, write-down of inventories, purchase of goods from related parties, interest expense to related parties, and interest income from related parties

The accountants’ report from KPMG for each of the financial years ended 31 December 2022, 2023 and 2024 did not contain any modified opinion, emphasis of matter or material uncertainty related to going concern.

9.	MATERIAL CHANGE OF THE OFFEROR

The directors of the Offeror confirm that, as at the Latest Practicable Date, save for the disclosure contained in the “Summary” section of the Listing Document (page V-37 of the Listing Document) regarding the decrease in the Offeror Group’s revenue for the first quarter of 2025 by 40.6% as compared with the first quarter of 2024 based on the unaudited management accounts of the Offeror Group for the three months ended 31 March 2025 which in turn had a greater adverse impact on its profitability in the first quarter of 2025, there was no material change in the financial position or trading position or outlook of the Offeror Group since 31 December 2024, being the date to which the latest published audited consolidated financial statements of the Offeror Group were made up, up to and including the Latest Practicable Date.

The estimate of the profit of the Offeror Group contained in the paragraph above constitutes a profit forecast under Rule 10 of the Takeovers Code and are reported by CICC and KPMG in accordance with the requirements under the Takeovers Code. The reports from CICC and KPMG are set out in Appendix IIA to this document (pages IIA-5 to IIA-8 of this document). The reports from CICC and KPMG have been lodged with the Executive.

APPENDIX IV	GENERAL INFORMATION

10.	PROPERTY INTERESTS AND PROPERTY VALUATION REPORT

Asia-Pacific Consulting and Appraisal Limited has valued the property interests of the Offeror Group as at 31 March 2025. The text of the letter, summary of values and the valuation certificates are set out in Appendix III to this Composite Document.

11.	MATERIAL CONTRACTS

(a)	Group

The Company and its subsidiaries have not entered into any material contract (being the contracts not entered into in the ordinary course of business carried on or intended to be carried on by the Group) within two years before the Offer Period.

(b)	Offeror Group

The Offeror and its subsidiaries have not entered into any material contract (being the contracts not entered into in the ordinary course of business carried on or intended to be carried on by the Offeror Group) within two years before the Offer Period.

12.	MATERIAL LITIGATION

(a)	Group

As at the Latest Practicable Date, neither the Company nor any of its subsidiaries was engaged in any litigation, arbitration or claim of material importance and no litigation, arbitration or claim of material importance was pending or threatened by or against the Company or any of its subsidiaries.

(b)	Offeror Group

As at the Latest Practicable Date, neither the Offeror nor any of its subsidiaries was engaged in any litigation, arbitration or claim of material importance and no litigation, arbitration or claim of material importance was pending or threatened by or against the Offeror or any of its subsidiaries.

APPENDIX IV	GENERAL INFORMATION

13.	EXPERTS’ QUALIFICATIONS AND CONSENTS

The following are the names and qualifications of the experts whose letter, opinions or advice are contained or referred to in this document:

Name	Qualifications

CICC	The financial adviser to the Offeror in respect of the Merger, a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 2 (dealing in futures contracts), Type 4 (advising on securities), Type 5 (advising on futures contracts) and Type 6 (advising on corporate finance) regulated activities under the SFO

GF Capital (Hong Kong) Limited	The financial adviser to the Company in respect of the Merger, a licensed corporation under the SFO, licensed to carry out Type 6 (advising on corporate finance) regulated activity under the SFO

China Sunrise Capital Limited	The Valuation Adviser, a licensed corporation under the SFO, licensed to carry out Type 6 (advising on corporate finance) regulated activity under the SFO

KPMG	Certified Public Accountants

Gram Capital	The Independent Financial Adviser, a licensed corporation to carry out Type 6 (advising on corporate finance) regulated activity under the SFO

Asia-Pacific Consulting and Appraisal Limited	An independent property valuer

Each of the above experts has given and has not withdrawn its written consent to the issue of this document with (where applicable) the inclusion therein of its opinions or reports, and the references to its name, opinions or reports in the form and context in which they respectively appear.

APPENDIX IV	GENERAL INFORMATION

14.	SERVICE CONTRACTS

As at the Latest Practicable Date, none of the Directors had any existing service contract with the Company or any of its subsidiaries or associated companies which (i) (including both continuous and fixed-term contracts) had been entered into, or amended within six months before the date of commencement of the Offer Period; (ii) was a continuous contract with a notice period of 12 months or more; (iii) was a fixed term contract with more than 12 months to run irrespective of the notice period; or (iv) was not determinable by the Company within one year without payment of compensation (other than statutory compensation).

15.	OTHER INFORMATION

(1)	The registered address of the Offeror is 1 Industrial North Road, Songshan Lake Park, Dongguan City, Guangdong Province, the PRC and the address of the Offeror’s principal office in Hong Kong is 40/F, Dah Sing Financial Centre, 248 Queen’s Road East, Wanchai, Hong Kong.

(2)	The directors of the Offeror are Dr. ZHANG Yingjun, Dr. LI Wenjia, Mr. Zhang Yushuai, Mr. TANG Xinfa, Mr. ZHU Yingwei, Mr. ZENG Xuebo, Ms. DONG Xiaowei, Ms. WANG Lei, Dr. LI Xintian, Dr. MA Dawei, Dr. YIN Hang Hubert and Dr. LIN Aimei.

(3)	The principal members of the Offeror’s concert group include (i) Guangdong HEC, (ii) HEC (Hong Kong); (iii) Mr. Tang Xinfa; (iv) Ms. Guo Meilan; (v) Mr. Zhang Yushuai; (vi) Shenzhen HEC Industrial; (vii) Mr. Tang Xinfa; (viii) Mr. Lu Yuxin; (ix) Mr. Zhang Hongwei; (x) Mr. Zhu Yingwei; (xi) Mr. Deng Xinfa; and (xii) Mr. Qian Xifeng. Details (including directors) of the principal members of the Offeror’s concert group are as follows:

Name of principal		Registered Office/
member	Directors	Corresponding Address

Guangdong HEC	Mr. ZHANG Hongwei	Hougongdu,
	Mr. DENG Xinhua	Rucheng Town,
	Mr. LI Yitao	Ruyuan Yao
	Mr. HU Laiwen	Autonomous County,
	Mr. ZHANG Guangmang	Shaoguan City,
	Mr. WANG Wenjun	Guangdong Province,
	Mr. QIN Jiwei	the PRC
Mr. FU Hailiang
Mr. XIE Bin

APPENDIX IV	GENERAL INFORMATION

Name of principal		Registered Office/
member	Directors	Corresponding Address

HEC (Hong Kong)	Mr. WANG Xuming	Room 06, 13A/F.,
South Tower,
World Finance Centre,
Harbour City,
17 Canton Road,
Tsim Sha Tsui,
Kowloon, Hong Kong

Mr. Tang Xinfa	N/A	West Fourth Floor,
Building 106,
Huafa North Road,
Futian District,
Shenzhen City,
Guangdong Province,
the PRC

Ms. Guo Meilan	NA	E-25, Dongfang Garden,
No. 9017 Shennan Avenue,
Dongfang Community,
Shahe Subdistrict,
Nanshan District,
Shenzhen City,
Guangdong Province,
the PRC

Mr. Zhang Yushuai	NA	E-25, Dongfang Garden,
No. 9017 Shennan Avenue,
Dongfang Community,
Shahe Subdistrict,
Nanshan District,
Shenzhen City,
Guangdong Province,
the PRC

Shenzhen HEC	Mr. ZHANG Yushuai	E-25, Dongfang Garden,
Industrial	Mr. TANG Xinfa	No. 9017 Shennan Avenue,
	Mr. LU Yuxin	Dongfang Community,
	Ms. GUO Meilan	Shahe Subdistrict,
	Mr. ZHANG Hongwei	Nanshan District,
	Mr. ZHU Yingwei	Shenzhen City,
	Mr. DENG Xinfa	Guangdong Province,
	Mr. QIAN Xifeng	the PRC

APPENDIX IV	GENERAL INFORMATION

Name of principal		Registered Office/
member	Directors	Corresponding Address

Mr. TANG Xinfa	NA	E-25, Dongfang Garden,
No. 9017 Shennan Avenue,
Dongfang Community,
Shahe Subdistrict,
Nanshan District,
Shenzhen City,
Guangdong Province,
the PRC

Mr. Lu Yuxin	NA	E-25, Dongfang Garden,
No. 9017 Shennan Avenue,
Dongfang Community,
Shahe Subdistrict,
Nanshan District,
Shenzhen City,
Guangdong Province,
the PRC

Mr. Zhang Hongwei	NA	E-25, Dongfang Garden,
No. 9017 Shennan Avenue,
Dongfang Community,
Shahe Subdistrict,
Nanshan District,
Shenzhen City,
Guangdong Province,
the PRC

Mr. Zhu Yingwei	NA	E-25, Dongfang Garden,
No. 9017 Shennan Avenue,
Dongfang Community,
Shahe Subdistrict,
Nanshan District,
Shenzhen City,
Guangdong Province,
the PRC

Mr. Deng Xinfa	NA	E-25, Dongfang Garden,
No. 9017 Shennan Avenue,
Dongfang Community,
Shahe Subdistrict,
Nanshan District,
Shenzhen City,
Guangdong Province,
the PRC

APPENDIX IV	GENERAL INFORMATION

Name of principal		Registered Office/
member	Directors	Corresponding Address

Mr. Qian Xifeng	NA	E-25, Dongfang Garden,
No. 9017 Shennan Avenue,
Dongfang Community,
Shahe Subdistrict,
Nanshan District,
Shenzhen City,
Guangdong Province,
the PRC

(4)	CICC is the financial adviser to the Offeror in relation to the Merger and its address is 29/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.

(5)	GF Capital is the financial adviser to the Company in relation to the Merger and its address is 27/F, GF Tower, 81 Lockhart Road, Wan Chai, Hong Kong.

(6)	The registered office address of the Company is No. 38 Binjiang Road, Yidu, Yichang, Hubei Province, the PRC and the principal place of business of the Company in Hong Kong is 40th Floor, Dah Sing Finance Centre, No. 248 Queen’s Road East, Wanchai, Hong Kong.

(7)	As at the Latest Practicable Date, the Board comprised Mr. JIANG Juncai, Mr. WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors.

(8)	The address of the Independent Financial Adviser, Gram Capital, is Room 1209, 12/F, Nan Fung Tower, 173 Des Voeux Road Central, Central, Hong Kong.

(9)	The address of the independent property valuer, Asia-Pacific Consulting and Appraisal Limited, is Flat/Rm A 12/F, Kiu Fu Commercial Building, 300 Lockhart Road, Wan Chai, Hong Kong.

(10)	In case of inconsistency, the English version of this document shall prevail over the Chinese version.

APPENDIX IV	GENERAL INFORMATION

16.	DOCUMENTS ON DISPLAY

Copies of the following documents are available on display (1) on the website of the Company at www.hec-changjiang.com; (2) on the website of the Offeror at www.hecpharm.com; (3) on the website of the SFC at www.sfc.hk; and (4) on the website of the Stock Exchange (www.hkexnews.com.hk) from the time this document is published until the date on which the Offer Period ends:

(1)	the Articles;

(2)	the articles of association of the Offeror;

(3)	the audited consolidated financial statements of the Offeror Group for each of the financial years ended December 31, 2022, 2023 and 2024;

(4)	the annual reports containing the consolidated financial statements of the Group for each of the financial years ended 31 December 2022, 2023 and 2024;

(5)	the letter from the Board, the full text of which is set out in this document from pages 19 to 64;

(6)	the letter from the Independent Board Committee, the full text of which is set out in this document on pages IBC-1 to IBC-2;

(7)	the letter from Gram Capital, the full text of which is set out in this document from pages IFA-1 to IFA-54;

(8)	the Valuation Report from China Sunrise Capital Limited, the full text of which is set out in Appendix II to this document;

(9)	the report from CICC on the Valuation Report in accordance with Rules 10.3(b) and 11.1(b) of the Takeovers Code, the full text of which is set out in Appendix II of this document;

(10)	the report from KPMG on the Valuation Report in accordance with Rules 10.3(b) and 11.1(a) of the Takeovers Code, the full text of which is set out in Appendix II to this document;

(11)	the valuation report from China Sunrise Capital Limited appended to the Announcement;

(12)	the report from CICC on the valuation report appended to the Announcement in accordance with Rules 10.3(b), 11.1(a) and 11.1(b) of the Takeovers Code, the full text of which is set out in Appendix II to this document;

APPENDIX IV	GENERAL INFORMATION

(13)	the report from KPMG on the valuation report appended to the Announcement in accordance with Rules 10.3(b) and 11.1(a) of the Takeovers Code, the full text of which is set out in Appendix II to this document;

(14)	the report from GF Capital on the profit estimate of the Group in accordance with Rule 10 of the Takeovers Code, the full text of which is set out in Appendix IIA to this document;

(15)	the report from KPMG on the profit estimate of the Group in accordance with Rule 10 of the Takeovers Code, the full text of which is set out in Appendix IIA to this document;

(16)	the report from CICC on the profit estimate of the Offeror Group in accordance with Rule 10 of the Takeovers Code, the full text of which is set out in Appendix IIA to this document;

(17)	the report from KPMG on the profit estimate of the Offeror Group in accordance with Rule 10 of the Takeovers Code, the full text of which is set out in Appendix IIA to this document;

(18)	the property valuation report from Asia-Pacific Consulting and Appraisal Limited, the full text of which is set out in Appendix III to this document;

(19)	the Listing Document, the full text of which is set out in Appendix V to this document;

(20)	copies of each document as set out in the section headed “Appendix VII — Documents Available on Display” of Appendix V — Listing Document (pages V-VII-1 to V-VII-2 of the Listing Document) to this document (which are not otherwise included in this section as documents on display), including:

(a)	the articles of association of the Offeror as amended, supplemented or otherwise modified from time to time, conditionally adopted on December 11, 2024 with effect from the date of Listing;

(b)	the accountants’ report from KPMG, the text of which is set out in Appendix I to the Listing Document;

(c)	the report on the unaudited pro forma financial information of the Offeror Group from KPMG, the text of which is set out in Appendix II to the Listing Document;

(d)	the PRC legal opinion issued by Jia Yuan Law Offices, the Offeror’s PRC legal advisor in respect of the Offeror’s general matters and property interests in the PRC;

APPENDIX IV	GENERAL INFORMATION

(e)	the industry report issued by Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., the summary of which is set forth in the section headed “Industry Overview” in the Listing Document;

(f)	the material contracts referred to in the section headed “Statutory and General Information — B. Further Information about our Business — 1. Summary of Material Contracts” in Appendix VI to the Listing Document;

(g)	the service contracts referred to in the section headed “Statutory and General Information — C. Further Information about our Directors, Supervisors and Substantial Shareholders — 1. Directors, Supervisors and Chief Executive — (ii) Particulars of service agreements and appointment letters” in Appendix VI to the Listing Document;

(h)	the written consents referred to in the section headed “Statutory and General Information — E. Other Information — 8. Consent of Experts” in Appendix VI to the Listing Document; and

(i)	copies of the following PRC laws, together with the unofficial English translations thereof:

(i)	the PRC Company Law;

(ii)	the PRC Securities Law;

(iii)	the Trial Measures; and

(iv)	the Guidelines for Articles of Association of Listed Companies.

(21)	the written consent referred to in the section headed “13. Experts’ Qualifications and Consents” in this Appendix IV; and

(22)	this document.

APPENDIX V	LISTING DOCUMENT

IMPORTANT

IMPORTANT: If you are in any doubt about any of the contents of this Listing Document, you should obtain independent professional advice.

SUNSHINE LAKE PHARMA CO., LTD.
廣東東陽光藥業股份有限公司
(A joint stock company incorporated in the People’s Republic of China with limited liability)
Stock code: 6887

LISTING BY WAY OF INTRODUCTION OF H SHARES OF
SUNSHINE LAKE PHARMA CO., LTD.
ON THE MAIN BOARD OF
THE STOCK EXCHANGE OF HONG KONG LIMITED

Nominal Value RMB1.00 each

Sole Sponsor

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and Hong Kong Securities Clearing Company Limited take no responsibility for the contents of this Listing Document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Listing Document.

This Listing Document is published in connection with the Introduction on the Main Board of the Stock Exchange and contains particulars given in compliance with the Securities and Futures (Stock Market Listing) Rules (Chapter 571V of the Laws of Hong Kong) and the Listing Rules solely for the purpose of giving information with regard to the Company and its subsidiaries.

This Listing Document does not constitute an offer of, nor is it calculated to invite offers for, shares or other securities of the Company, nor have any such shares or other securities been allotted with a view to any of them being offered for sale to or subscription by the public.

Your attention is drawn to the section headed “Risk Factors” of this Listing Document.

Information regarding the proposed arrangements for the listing and registration of, and for dealings and settlement of dealings in, the H Shares following the Introduction is set out in the section headed “Information about this Listing Document and the Introduction” of this Listing Document.

The H Shares have not been and will not be registered under the U.S. Securities Act or any state securities laws of the United States and will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act, and in reliance on applicable exemptions under U.S. state securities laws.

June 30, 2025

APPENDIX V	LISTING DOCUMENT

EXPECTED TIMETABLE

Latest time for lodging transfers of HEC CJ Pharm
H Shares in order to be entitled to attend and
vote at the HEC CJ Pharm EGM and the HEC
CJ Pharm H Shareholders’ Class Meeting	4:30 p.m. on
Thursday, July 17, 2025

Closure of registers for transfers of HEC CJ
Pharm Shares for determination of the HEC CJ
Pharm Shareholders entitled to attend and vote
at the HEC CJ Pharm EGM and the HEC CJ
Pharm H Shareholders’ Class Meeting	Friday, July 18, 2025 to
Monday, July 21, 2025
(both dates inclusive)

Latest time for lodging forms of proxy in respect of the:

HEC CJ Pharm EGM	9:00 a.m. on
Sunday, July 20, 2025

HEC CJ Pharm H Shareholders’ Class Meeting	9:30 a.m. on
Sunday, July 20, 2025

Record date for HEC CJ Pharm Shareholders for
the HEC CJ Pharm EGM and the HEC CJ Pharm
H Shareholders for the HEC CJ Pharm H Shareholders’
Class Meeting	Monday, July 21, 2025

HEC CJ Pharm EGM	9:00 a.m. on
Monday, July 21, 2025

HEC CJ Pharm H Shareholders’ Class Meeting	9:30 a.m. on
Monday, July 21, 2025
or immediately after the conclusion of
the HEC CJ Pharm EGM
or any adjournment
thereof on Monday, July 21, 2025

Announcement of the results of the HEC
CJ Pharm EGM and the HEC CJ Pharm
H Shareholders’ Class Meeting published
on the Stock Exchange’s website and HEC
CJ Pharm’s website	by 7:00 p.m. on
Monday, July 21, 2025

Expected date for all Conditions to
effectiveness to be satisfied(3)	Monday, July 21, 2025

APPENDIX V	LISTING DOCUMENT

EXPECTED TIMETABLE

Announcement of the satisfaction of all
Conditions to effectiveness, last day for
dealings in HEC CJ Pharm H Shares and
expected date of withdrawal of listing
of HEC CJ Pharm H Shares(3)	Monday, July 21, 2025

Resumption of registers for transfer of
HEC CJ Pharm Shares	Tuesday, July 22, 2025

Each of the Company and HEC CJ
Pharm notifies its creditors and makes a
public announcement of the Merger pursuant
to the PRC Company Law	within 10 days
(for notice to creditors)
and 30 days (for the announcement)
following the HEC CJ Pharm EGM and
the HEC CJ Pharm H Shareholders’
Class Meeting

Expected latest time for dealings in HEC CJ
Pharm H Shares on the Stock Exchange	4:10 p.m. on
Tuesday, July 29, 2025

Latest time for lodging transfers of HEC
CJ Pharm H Shares in order to be entitled
to receive H Shares	4:30 p.m. on
Friday, August 1, 2025

Closure of registers of members of
HEC CJ Pharm	from Monday,
August 4, 2025 onwards

Share Exchange Record Date	Monday, August 4, 2025

Expected date and time of withdrawal of
listing of HEC CJ Pharm H Shares	4:00 p.m. on
Tuesday, August 5, 2025

H Shares certificates to be dispatched
on(3)	Wednesday, August 6, 2025

Announcement that all
Conditions to implementation
are satisfied (or waived, as applicable)(4)	Thursday, August 7, 2025

APPENDIX V	LISTING DOCUMENT

EXPECTED TIMETABLE

Latest date for the Share Exchange	Thursday, August 7, 2025

Dealings in the H Shares on the Stock
Exchange expected to commence at	9:00 a.m. on
Thursday, August 7, 2025

End of the period during which creditors may
request the Company and HEC CJ Pharm to
pay off their respective indebtedness or provide
guarantees	within 30 days after the
receipt of notice by creditors
or 45 days after the issue of
announcement to creditors
if the aforesaid notice has
not been received by creditors
(whichever is the latest)

Notes:

(1)	The timetable may be subject to change. Further announcement(s) will be made in the event that there is any change.

(2)	Unless otherwise expressly stated, all references in this Listing Document to times and dates are references to Hong Kong times and dates.

(3)	The H Share certificates are expected to be despatched to Share Exchange Shareholders on Wednesday, August 6, 2025 after the Stock Exchange grants its approval for the Listing. The H Share certificates will not become valid unless the formal letter of approval for the Listing is obtained, and the Introduction has become effective. In the event that the approval for the Listing is not obtained on Monday, August 4, 2025, the H Share certificates will not be despatched on Wednesday, August 6, 2025, dealings in the H Shares on the Stock Exchange will not commence on Thursday, August 7, 2025 and the listing of the HEC CJ Pharm H Shares will also not be withdrawn on Tuesday, August 5, 2025. In such event, we will make an announcement of the above and of a revised timetable as soon as practicable. Investors who trade in the H Shares prior to the receipt of the H Share certificates or prior to the H Share certificates becoming valid do so entirely at their own risk.

(4)	The Company and HEC CJ Pharm will jointly publish announcement(s) when or as soon as reasonably practicable after all Conditions to effectiveness of the Merger Agreement have been satisfied and the Conditions to implementation of the Merger have been satisfied or waived, as appropriate.

APPENDIX V	LISTING DOCUMENT

CONTENTS

This Listing Document is issued by our Company solely in connection with the Introduction and does not constitute an offer to sell or a solicitation of an offer to subscribe for or buy any security. This Listing Document may not be used for the purpose of, and does not constitute, an offer to sell or a solicitation of an offer to subscribe for or buy any security in any other jurisdiction or in any other circumstances. No action has been taken to permit a public offering of our Shares or the distribution of this Listing Document in any jurisdiction other than Hong Kong.
You should rely only on the information contained in this Listing Document, the Composite Document and the public filings made by us and/or HEC CJ Pharm in relation to the Introduction and the Privatization to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained therein. Any information or representation not included in this Listing Document must not be relied on by you as having been authorized by us, the Sole Sponsor, any of our or their respective directors or advisors, or any other person or party involved in the Introduction and the Privatization. Information contained on our website, located at www.hecpharm.com, does not form part of this Listing Document.

Page

Expected Timetable	V-2

Contents	V-5

Summary	V-7

Definitions	V-39

Glossary of Technical Terms	V-58

Forward-Looking Statements	V-70

Risk Factors	V-71

Waivers from Strict Compliance with the Listing Rules	V-128

Information about this Listing Document and the Introduction	V-134

Directors, Supervisors and Parties Involved in the Introduction	V-138

Corporate Information	V-143

Industry Overview	V-145

APPENDIX V	LISTING DOCUMENT

CONTENTS

Regulatory Environment	V-182

History, Development and Corporate Structure	V-245

Benefits of the Introduction and the Privatization	V-306

Business	V-310

Connected Transactions	V-476

Directors, Supervisors and Senior Management	V-491

Relationship with our Controlling Shareholders	V-518

Substantial Shareholders	V-538

Share Capital	V-541

Financial Information	V-544

Future Plans and Prospects	V-615

Appendix I	–	Accountants’ Report	V-I-1

Appendix II	–	Unaudited Pro Forma Financial Information	V-II-1

Appendix III	–	Taxation and Foreign Exchange	V-III-1

Appendix IV	–	Summary of Legal and Regulatory Provisions	V-IV-1

Appendix V	–	Summary of the Articles of Association	V-V-1

Appendix VI	–	Statutory and General Information	V-VI-1

Appendix VII	–	Documents Available on Display	V-VII-1

APPENDIX V	LISTING DOCUMENT

SUMMARY

This summary aims to give you an overview of the information contained in this Listing Document. As it is a summary, it does not contain all the information that may be important to you and all content of such information is subject to the full text of this Listing Document. It should be read in conjunction with the full text of this Listing Document. You should read this Listing Document in its entirety before you decide to invest in our Shares.
There are risks associated with any investment. Some of the particular risks in investing in our Shares are set out in “Risk Factors” beginning on page V-71 of this Listing Document. You should read that section carefully before you decide to invest in our Shares.

OVERVIEW

We are a vertically integrated pharmaceutical company engaging in research and development, production and commercialization of pharmaceutical products. We strategically focus on therapeutic areas of infectious diseases, chronic diseases and oncology. For the years ended December 31, 2022, 2023 and 2024, our revenue from sales of anti-infective drugs was RMB3,242.5 million, RMB5,745.8 million and RMB2,797.6 million, respectively, accounting for 85.0%, 90.0% and 69.6% of our total revenue for the same periods, respectively. We also generated revenue from sales of chronic disease treatment drugs in the amount of RMB517.3 million, RMB580.7 million and RMB1,067.7 million for the years ended December 31, 2022, 2023 and 2024, respectively, accounting for 13.6%, 9.1%, 26.6% of our total revenue for the same period, respectively. As of the Latest Practicable Date, our oncology drug candidates were still at various clinical trial stages.

During the Track Record Period, we manufactured and mainly sold our drugs in China. As of the Latest Practicable Date, we had sold 48 drugs in China and 23 drugs in overseas markets. In 2022, 2023 and 2024, our revenue from the PRC was RMB3,753.2 million, RMB6,335.9 million and RMB3,880.5 million, respectively, representing 98.4%, 99.2% and 96.6% of our total revenue, respectively. During the Track Record Period, we also conducted R&D collaboration projects with overseas partners. In 2022, 2023 and 2024, our overseas revenue from sales of drugs and license fee generated from overseas R&D collaboration projects was RMB60.4 million, RMB49.7 million and RMB138.4 million, respectively, representing 1.6%, 0.8% and 3.4% of our total revenue, respectively. Please see “Business — Research and Development — Collaboration and Licensing Agreements” for further details.

APPENDIX V	LISTING DOCUMENT

SUMMARY

Our Major Drugs

Infectious Diseases

Our existing anti-infective product portfolio mainly includes (i) our top-selling product, Kewei (oseltamivir phosphate), for the treatment of influenza (in particular, Type A and Type B influenza viruses), (ii) one innovative drug developed in-house, Dongweien (emitasvir phosphate), for the treatment of hepatitis C, and (iii) three generic drugs for the treatment of infections caused by sensitive bacteria, namely Clarithromycin, Levofloxacin and Moxifloxacin Hydrochloride.

In 2022, 2023 and 2024, our oseltamivir phosphate drugs, including Kewei, our top-selling product, accounted for 81.2%, 86.9% and 64.2% of our revenue for the years ended December 31, 2022, 2023 and 2024, respectively. Our revenue fluctuated during the Track Record Period due to the fluctuation of revenue generated from the sales of oseltamivir phosphate drugs during the Track Record Period. Please see “— Summary Financial Information — Revenue” for more details. We were among the first few PRC pharmaceutical companies to secure the right to use key patents relating to the oseltamivir phosphate, granting us a first-mover advantage in the manufacturing and selling Oseltamivir Phosphate Capsules in the PRC. Our licenses under the Oseltamivir Phosphate Licensing Agreement cover several key patents relating to oseltamivir phosphate compound and oseltamivir phosphate synthetic process for manufacturing oseltamivir phosphate API and oseltamivir phosphate capsules. The key patents relating to oseltamivir phosphate compound began to expire in August 2017, with the final patent relating to oseltamivir phosphate synthetic process which is used in the manufacturing of oseltamivir phosphate products having expired in March 2024. Since 2017, other pharmaceutical companies have been producing and selling oseltamivir phosphate capsule products by using different oseltamivir phosphate manufacturing process. As a result, our oseltamivir phosphate capsule drug has been competing with other oseltamivir phosphate producers since 2017.

We believe the expiry of the oseltamivir phosphate patents starting from 2017 has no material impact on our business, as the average selling prices for both oseltamivir phosphate granules and capsules remained stable during the period from 2016 to 2019 (which is the period from one year before to two years after the year when the patents in connection with oseltamivir phosphate started to expire (2017)). We believe that the patent expiry in March 2024 doesn’t have a major impact on the competitive landscape for oseltamivir phosphate capsule as it is not a patent necessary for the other oseltamivir phosphate producers to produce oseltamivir phosphate and the number of oseltamivir phosphate producers in the PRC remained stable before and after the expiry of such patent in March 2024. Please see “Business — Our Productions and Product Candidates — Infectious Disease — Influenza — Commercialized Product — Kewei (Oseltamivir Phosphate Granules/Capsules) 可威® (磷酸奧司他韋顆粒/膠囊)” for details. Our Kewei also faces increasingly intense competition from other types of anti-influenza drugs and other oseltamivir phosphate manufacturers and such competition had negatively affected our revenue generated from oseltamivir phosphate products in 2024 as compared to 2023. Please see “Risk Factors — Risks Relating to Our Business and Industries

APPENDIX V	LISTING DOCUMENT

SUMMARY

— We operate in a highly-competitive environment, and we may not be able to compete effectively against our competitors selling competing drugs, which could subject us to the pressure of price reduction and adversely affect our operations, revenue and business prospects” for details.

Chronic Diseases

Our commercialized chronic disease treatment drugs primarily focuses on the treatment of diabetes, hyperuricemia, hypertension and stomach acid related disease, including five insulin products and four major generic drugs. In 2022, 2023 and 2024, our revenue generated from sales of chronic disease treatment drugs was RMB517.3 million, RMB580.7 million and RMB1,067.7 million, accounting for 13.6%, 9.1% and 26.6% of our total revenue for the same periods, respectively. For details of our five insulin products, please see “Business — Diabetes — Commercialized Products — Insulins in China.” For details of the four major generic drugs, namely Benzbromarone, Telmisartan, Olmesartan Medoxomil and Esomeprazole Magnesium, for the treatment of hyperuricemia, hypertension and stomach acid related disease in the therapeutic areas of chronic diseases that we sold during the Track Record Period, please see “Business — Other Commercialized Products for Chronic Diseases.”

Research and Development

With over two decades of experience since our inception in 2003, we have built independent research and development platforms. We have developed comprehensive and integrated in-house research and development capabilities. We have more than 1,100 research and development personnels which consist of scientists with work experience gained in multinational pharmaceutical companies and pharmaceutical talents with rich experience in research and development. Core members of the team, including Dr. Zhang Yingjun (張英俊博士), Dr. Gu Baohua (谷保華博士), Dr. Ye Qunrui (葉群瑞博士) and Dr. Cai Xiaoli (蔡曉莉醫學博士), have industry insights and drug research and development experience. Our research and development platforms cover the full cycle of the development of chemical drugs and biologics. We also possess advanced technologies such as small nucleic acid, ADC, PROTAC and specific antibody. Our strong in-house research and development capabilities have translated into a diverse and robust drug pipeline, and enable us to efficiently advance our drugs under development to commercialization. In particular, we are approved by the Ministry of Science and Technology of the PRC to establish a State Key Laboratory of Anti-Infective Drug Development due to our extensive pipeline of anti-infective drugs. As of the Latest Practicable Date, we had successfully launched three Class I innovative drugs, applied for launching one Class I innovative drug through our in-house research and development. In addition, we also collaborated with our business partners to fully develop the commercial potential of our drug candidates. For example, we entered into an exclusive license and commercialization agreement for HEC88473 with Apollo Therapeutics Group Limited in November 2024. Please see “Business — Research and Development — Collaboration and Licensing Agreements — Licensing Agreement with Apollo” for details. Our research and

APPENDIX V	LISTING DOCUMENT

SUMMARY

development costs amounted to RMB791.6 million, RMB827.4 million, and RMB887.7 million for the years ended December 31, 2022, 2023 and 2024, accounting for 20.8%, 13.0%, and 22.1% of our total revenue, respectively.

Sales, Marketing and Distribution

Our approach to generating demand for our products is based on two central strategies: promotional activities and strengthening and optimizing our distribution network. We promote our drugs primarily through our in-house sales and marketing team, which interacts with KOLs as well as other healthcare professionals through educational promotion activities. We believe our educational promotion activities enhance healthcare professionals’ knowledge about the relevant therapeutic areas, as well as their understanding of the usage, clinical efficacy and other features of our products.

We sell our products primarily to GSP-certified third-party offline distributors, which distribute our products to hospitals, other medical institutions and pharmacies in the PRC. As of December 31, 2024, we have 1,884 employees engaged in our marketing and educational promotion activities, covering 32 provinces, cities and autonomous regions and nearly 300 prefecture-level cities in the PRC. As of December 31, 2024, we had 610 third-party distributors conducting sales, marketing and distribution activities within the PRC. Our GSP-certified third-party distributors are located throughout the PRC, which enables us to deepen our market penetration and expand our coverage of hospitals, pharmacies and other medical institutions throughout the PRC. We believe that this approach optimizes the allocation of our sales, marketing and distribution resources in an effective manner. Please see “Business — Sales, Marketing and Distribution” for details.

We have two types of distributors, namely (i) general distributors which are mainly responsible for distributing our products to hospitals and other medical institutions and, to a lesser extent, distributing our products other than Kewei to pharmacies in the geographic areas stipulated in the relevant distributorship agreements and (ii) our Kewei pharmacy distributors, which are mainly responsible for marketing and distributing our top-selling product, Kewei, to pharmacies in the PRC.

The table below sets forth a breakdown of our distribution revenue by each type of distributor during the Track Record Period:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

General Distributors	3,114,039	83.6	4,939,412	78.6	3,278,198	85.3
Kewei Pharmacy Distributors	608,668	16.4	1,347,025	21.4	565,054	14.7
Total	3,722,707	100.0	6,286,437	100.0	3,843,252	100.0

APPENDIX V	LISTING DOCUMENT

SUMMARY

Manufacturing

We have obtained GMP certifications from China, the United States and Europe for the production of our current drugs. Our Songshan Lake base has obtained GMP certifications from the United States, the European Union and China, including recently passing EU GMP audit conducted by National Office for Health and Social Affairs of Germany in November 2023, GMP inspection by the U.S. FDA in March 2024, and a GMP compliance check by the Guangdong Provincial Drug Administration in January 2025. Our Yidu production base obtained PRC GMP certification, and recently passed the inspection conducted by the U.S. FDA in May 2024.

Our production facilities are located in Dongguan and Yidu in China. We currently have four production facilities for the manufacturing of our drugs, including one in Songshan Lake Park, Dongguan and three in Yidu (which also has API workshops). As of the Latest Practicable Date, our production facilities had a total GFA of approximately 301,160 square meters across 16 main production workshops, certain of which were still under construction.

Our Yidu Factory No. 1 is our primary production facility and currently produces our top-selling product, Kewei. The fluctuations in utilization rates generally reflect the fluctuations in our production volumes in line with the level of market demand for the corresponding products. For our Yidu Factory No. 1, the utilization rate for granules was 25.4%, 97.8%, 54.0% for 2022, 2023 and 2024, respectively and the utilization rate for capsules was 2.9%, 4.4% and 4.3% for 2022, 2023 and 2024, respectively. Please see “Business — Manufacturing — Production facilities” for details.

We own all of our production facilities and production lines in our production workshops. We have obtained all necessary governmental approvals, permits and licences, including GMP certifications for all of our production workshops and production lines in respect of the products that we currently produce. We also conduct regular inspection, repairs and maintenance to ensure that we comply with the GMP and relevant regulations. Please see “Business — Manufacturing” for details on our production facilities.

OUR COMPETITIVE STRENGTHS

We believe that we have the following competitive strengths:

•	We are a pharmaceutical company with vertically integrated capabilities in research and development, production and commercialization of pharmaceuticals, ranking first in the PRC in terms of the sales revenue of antiviral drugs for the past five years

•	We have established a diverse and robust pipeline of innovative drug candidates with commercialization potential

•	We have built comprehensive in-house research and development capabilities and have created comprehensive research and development platforms and technologies that cover the entire drug development cycle for both chemical drugs and biologics

APPENDIX V	LISTING DOCUMENT

SUMMARY

•	We have a strong nationwide sales and distribution network, and we work closely with our strategic partners worldwide to gradually increase our market penetration and brand influence in overseas markets

•	We have an advanced production and supply chain system in China, and our production bases fully comply with international GMP standards

•	We have an experienced team with a proven track record, which enables our business to grow in the future

OUR STRATEGIES

We plan to implement the following strategies:

•	We will focus on upgrading our key research and development platforms and further strengthening our diverse and robust drug pipeline in order to achieve sustainable growth

•	With internationalization being our key development strategy, we plan to accelerate our expansion into global markets and strive to become an international pharmaceutical company

•	We plan to strengthen our brand recognition and accelerate the commercialization of our approved pharmaceutical products

•	We plan to attract and develop global pharmaceutical talents by establishing a human resources system that facilitates and incentivizes career development

•	We plan to actively seek and work with global strategic partners

OUR PRODUCTS AND PRODUCT CANDIDATES

Our Existing Product Portfolio

Driven by our in-house research and development, we have developed a diverse and robust product portfolio. As of the Latest Practicable Date, we had 150 approved drugs in various countries and regions, including China, the United States and Europe. As of the Latest Practicable Date, we had sold 48 drugs in the PRC and 23 drugs in overseas markets. Our existing product portfolio focuses on therapeutic areas of infectious diseases and chronic diseases, mainly comprising the following major products: (i) five major anti-infective drugs, including our top-selling product, Kewei (oseltamivir phosphate), one Class I innovative drug developed in-house, Dongweien (emitasvir phosphate), and three other major anti-infective generic drugs, and (ii) nine major products for the treatment of chronic diseases, including five insulin products and four other major chronic disease treatment generic drugs. Sales of our major products accounted for 92.6%, 95.3% and 84.9% of our total revenue for the years ended December 31, 2022, 2023 and 2024, respectively.

APPENDIX V	LISTING DOCUMENT

SUMMARY

The following table sets forth the selected information of our major products in major dosage forms, which contributed an important portion of our revenue during the Track Record Period or was expected to contribute to our future growth, as of the Latest Practicable Date.

Therapeutic Area	Major Product	Classification	Indication	Major Dosage Form	Year of First Inclusion in NRDL(2)	Inclusion in National Essential Drug List (2018 Version)(3)	VBP Scheme(4)	In-house R&D/License-in Patents

Infectious diseases	Kewei (Oseltamivir Phosphate Capsules/Granules) 可威® (磷酸奧司他韋膠囊/顆粒)	Capsules: Class VI active chemical drug(1)	Influenza	Capsules: 75 mg per capsule	2006, Part B	Yes	No(6)	Licensed-in patents until the expiry of the relevant patents in March 2024
		Granules: Class V active chemical drug(1)		Granules: 15 mg per sachet	2008, Part B	Yes	Provincial(7) 2023: six provinces 2024: 20 provinces 2025: 23 provinces	Licensing-in patents until the expiry of the patents in April 2026

	Dongwei'en (Emitasvir Phosphate Capsules) 東衛恩® (磷酸依米他韋膠囊)	Class I chemical drug – innovative drug	Hepatitis C	0.1g per capsule	2022, Part B	No	No	In-house R&D

	Clarithromycin Tablets (克拉霉素片)(5)	Class IV chemical drug – generic drug	Infections caused by clarithromycin-sensitive bacteria	250 mg/500 mg per tablet	2004, Part B	Yes	National: 2020-2023 Provincial(7) 2024: four provinces 2025: four provinces	In-house R&D

APPENDIX V	LISTING DOCUMENT

SUMMARY

Therapeutic Area	Major Product	Classification	Indication	Major Dosage Form	Year of First Inclusion in NRDL(2)	Inclusion in National Essential Drug List (2018 Version)(3)	VBP Scheme(4)	In-house R&D/License-in Patents

	Levofloxacin Tablets (左氧氟沙星片)(5)	Class IV chemical drug – generic drug	Infections caused by sensitive bacteria	250 mg/500 mg per tablet	2018, Part A	Yes	National: 2021-2024 Provincial(7) 2025: 17 provinces	In-house R&D

	Moxifloxacin Hydrochloride Tablets (鹽酸莫西沙星片)(5)	Class IV chemical drug – generic drug	Infections caused by sensitive bacteria	400 mg per tablet	2018, Part B	Yes	National: 2020-2023 Provincial(7) 2023: four provinces 2024: 20 provinces 2025: 20 provinces	In-house R&D

Chronic diseases	Human Insulin Injection (Yibilin R) (人胰島素注射液 (宜必霖R))	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2020, Part A	Yes	National: 2021-2024; 2024-2027	In-house R&D
	Mixed Protamine Human Insulin Injection (30R) (Yibilin 30) (精蛋白人胰島素混合注射液(30R)(宜必霖30®))	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2023, Part A	Yes	National: 2024-2027	In-house R&D

	Insulin Glargine Injection (Yibigan) (甘精胰島素注射液(宜必甘®))	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2021, Part B	Yes	National: 2021-2024; 2024-2027	In-house R&D

APPENDIX V	LISTING DOCUMENT

SUMMARY

Therapeutic Area	Major Product	Classification	Indication	Major Dosage Form	Year of First Inclusion in NRDL(2)	Inclusion in National Essential Drug List (2018 Version)(3)	VBP Scheme(4)	In-house R&D/License-in Patents

	Insulin Aspart Injection (門冬胰島素注射液)	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2022, Part B	No	National: 2024-2027	In-house R&D

	Insulin Aspart 30 Injection (門冬胰島素30注射液)	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2022, Part B	No	National: 2024-2027	In-house R&D

	Ertongshu (Benzbromarone Tablets) 爾同舒® (苯溴馬隆片)	Class IV active chemical drug(1)	Hyperuricemia	25 mg/50 mg per tablet	2004, Part B	Yes	Provincial(7) 2025: two provinces	In-house R&D

	Oumeining (Telmisartan Tablets) 歐美寧® (替米沙坦片)	Class II active chemical drug(1)	Hypertension	40 mg/80 mg per tablet	2004, Part B	No	National: 2021-2024 Provincial:(7) 2025: eight provinces	In-house R&D

	Esomeprazole Magnesium Enteric-Coated Capsules (艾司奧美拉唑鎂腸溶膠囊)	Class III chemical drug – generic drug	Stomach acid related diseases	20 mg per capsule	2020, Part B	No	National: 2021-2024 Provincial:(7) 2025: 17 provinces	In-house R&D

	Olmesartan Medoxomil Tablets (奧美沙坦酯片)(5)	Class IV chemical drug – generic drug	Hypertension	20 mg/40 mg per tablet	2019, Part B	No	National: 2020-2023 Provincial:(7) 2023: four provinces 2024: 22 provinces 2025: 22 provinces	In-house R&D

APPENDIX V	LISTING DOCUMENT

SUMMARY

Notes:

(1)	This drug was registered before the implementation of the new registration classification of chemical drugs and its classification remains the same upon its re-registration.

(2)	The NRDL comprises Part A and Part B. Patients purchasing pharmaceuticals included in Part A of the NRDL are entitled to reimbursement of the entire amount of the purchase price, while patients purchasing pharmaceuticals included in Part B of the NRDL are required to pay a deductible amount and obtain reimbursement for the remainder of the purchase price. The amount of the deductible differs from region to region in the PRC. The market demand for our drugs is sensitive to the coverage of the NRDL. Please see “Risk Factors — Risks Relating to Our Business and Industries — If our products are removed or excluded from national, provincial or other government sponsored medical insurance programs or the National Essential Drug List, our operation, revenue and business prospects in relation to the affected products could be materially and adversely affected.”

(3)	The current version of National Essential Drug List is promulgated by the NHC and National Administration of Traditional Chinese Medicine pursuant to the Notice on the Issuance of National Essential Drug List (2018 Version) (關於印發《國家基本藥物目錄(2018 年版)》的通知) on September 30, 2018, which became effective on November 1, 2018. The National Essential Drug List is a list of essential medicines designated by the Chinese government to ensure equitable access to healthcare at fair prices. The market demand for our drugs is also sensitive to the coverage of the National Essential Drug List. Please see “Risk Factors — Risks Relating to Our Business and Industries — If our products are removed or excluded from national, provincial or other government sponsored medical insurance programs or the National Essential Drug List, our operation, revenue and business prospects in relation to the affected products could be materially and adversely affected.”

(4)	The VBP scheme aims to achieve a lower price of pharmaceuticals and medical devices center on medical products with mature, high-volume clinical usage and sufficient market competition through a competitive bidding process for large-volume procurement. The VBP scheme has been rolled out at both national and provincial levels. For details of the differences of the national and provincial VBP schemes, see “Regulatory Environment — Principal Regulatory Provisions — Laws and Regulations on Drug Supply — VBP of Drugs in “4+7 Cities” and Nationwide.”

(5)	This drug has also been sold overseas. For details of our sales overseas, see “Business — Sales, Marketing and Distribution — Sales Outside the PRC.”

(6)	We also sell oseltamivir phosphate capsules in 75 mg doses under the brand Yangjiantai (陽健泰®). Yangjiantai was approved for sale in China in 2022 and was included in the NRDL (Part B) and the National Essential Drug List in the same year. It was also included in the national VBP scheme in 2022 and the cycle is expected to end in 2025. We intend to submit bids for Yangjiantai to be included in the provincial VBP scheme after 2025. During the Track Record Period, Kewei accounted for 99.9%, 99.4% and 96.5% and Yangjiantai accounted for 0.1%, 0.5% and 3.4% of our total sales of oseltamivir phosphate for 2022, 2023 and 2024, respectively. We also sold a small amount of dry suspension form of oseltamivir phosphate and 30 mg and 45 mg unbranded oseltamivir phosphate capsules which in aggregate accounted for nil, 0.1% and 0.1% of our total sales of oseltamivir phosphate for 2022, 2023 and 2024, respectively. Given the relatively small revenue contribution from Yangjiantai and the fact that we do not plan to conduct large-scale marketing to promote the brand, we do not expect our overall financial and business performance will be significantly impacted by whether Yangjiantai is included in the national VBP scheme or not.

(7)	Represents the number of provinces that implemented the provincial VBP scheme on our products in the corresponding year, with the figure for 2025 reflecting the status as of the Latest Practicable Date.

APPENDIX V	LISTING DOCUMENT

SUMMARY

The following table sets forth the sales of our major products, which contributed an important portion of our revenue during the Track Record Period or are expected to contribute to our future growth, in absolute amounts and as percentages of our total revenue for the periods indicated:

			Year ended December 31,
Therapeutic area	Major products	Indication	2022		2023		2024

			(RMB in thousands, except for percentages)

Anti-infective drugs	Oseltamivir Phosphate(1)	Influenza	3,097,403	81.2%	5,546,118	86.9%	2,580,704	64.2%

	Clarithromycin	Infections caused by clarithromycin sensitive bacteria	52,293	1.4%	41,875	0.7%	43,146	1.1%

	Moxifloxacin Hydrochloride Tablets	Infections caused by sensitive bacteria	33,434	0.9%	47,516	0.7%	48,214	1.2%

	Emitasvir Phosphate Capsules	Hepatitis C	10,816	0.3%	40,665	0.6%	89,486	2.2%

	Levofloxacin Tablets	Infections caused by sensitive bacteria	25,771	0.7%	29,778	0.5%	27,566	0.7%

	Subtotal(3)		3,219,718	84.4%	5,705,952	89.4%	2,789,116	69.4%

Chronic disease treatment drugs	Benzbromarone Tablets	Hyperuricemia	98,424	2.6%	94,968	1.5%	109,534	2.7%

	Esomeprazole Magnesium Enteric-Coated Capsules	Stomach acid related diseases	89,734	2.4%	92,274	1.5%	206,187	5.1%

	Telmisartan Tablets	Hypertension	62,922	1.6%	77,980	1.2%	110,281	2.7%

	Insulin Injections(2)	Diabetes	12,420	0.3%	69,449	1.1%	136,688	3.4%

	Olmesartan Medoxomil Tablets	Hypertension	44,433	1.2%	42,540	0.7%	59,405	1.5%

	Subtotal(4)		307,933	8.1%	377,211	5.9%	622,095	15.5%

	Total major products		3,527,650	92.6%	6,083,163	95.4%	3,411,211	84.9%

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Note:

(1)	Our oseltamivir phosphate products mainly include Kewei granule, Kewei capsule, Yangjiantai capsule products. For revenue generated by our main oseltamivir phosphate products, please refer to “Business — Sales, Marketing and Distribution — Our Oseltamivir Phosphate Products and the Reasons for the Fluctuation of the Sales of Our Oseltamivir Phosphate Products during the Track Record Period” for detail. During the Track Record Period, we also generated small amount of revenue from (i) the sales of dry suspension form of oseltamivir phosphate in the amount of nil, RMB6.0 million and RMB3.5 million for 2022, 2023 and 2024, respectively and (ii) the sales of 30 mg and 45 mg unbranded oseltamivir phosphate capsules which in aggregate generated revenue in the amount of nil, RMB763.5 thousands, RMB33.1 thousands for 2022, 2023 and 2024, respectively. The dry suspension form of oseltamivir phosphate and 30 mg and 45 mg unbranded oseltamivir phosphate capsules in aggregate accounted for nil, 0.1% and 0.1% of our total sales of oseltamivir phosphate for 2022, 2023 and 2024, respectively.

(2)	Our insulin products include (i) Human Insulin Injection, (ii) Mixed Protamine Human Insulin Injection (30R), (iii) Insulin Glargine Injection, (iv) Insulin Aspart Injection, and (v) Insulin Aspart 30 Injection. Mixed Protamine Human Insulin Injection (30R) was approved for sale in 2023 and we started generating revenue from its sales in 2024. For details of our five insulin products, please see “Business — Our Products and Product Candidates — Chronic Diseases — Diabetes — Commercialized Products — Insulins in China.”

(3)	In 2022, 2023 and 2024, our five major anti-infective products (Oseltamivir Phosphate, Clarithromycin, Moxifloxacin Hydrochloride Tablets, Emitasvir Phosphate Capsules and Levofloxacin Tablets) contributed 99.3%, 99.3% and 99.7% of our revenue from sales of anti-infective products for the same periods, respectively. The remaining revenue from sales of anti-infective products in 2022, 2023 and 2024 was contributed by six, four and six other anti-infective products, respectively.

(4)	In 2022, 2023 and 2024, our nine major chronic disease treatment products (namely Benzbromarone Tablets, Esomeprazole Magnesium Enteric-Coated Capsules, Telmisartan Tablets, five Insulin Injections and Olmesartan Medoxomil Tablets) contributed 59.5%, 65.0% and 58.3% of our revenue from sales of chronic disease treatment products for the same periods, respectively. The remaining revenue from sales of chronic disease treatment products in 2022, 2023 and 2024 was contributed by 20, 22 and 27 other chronic disease treatment products, respectively.

Competitive Landscape for our Oseltamivir Phosphate Products

The size of the anti-influenza drug market in China was RMB6.7 billion in 2024, of which the sales value of oseltamivir phosphate was RMB4.7 billion, accounting for 70.3% of the total market share for 2024. The other two major drug competitors for oseltamivir phosphate are peramivir and baloxavir marboxil. In 2024, the sales value of peramivir was RMB830.7 million, accounting for 12.4% of the total anti-influenza drug market and the sales value of baloxavir marboxil was RMB726.0 million, accounting for 10.8% of the total anti-influenza drug market. The anti-influenza drug market in China is highly competitive, with over 120 pharmaceutical companies producing influenza medications. In particular, the three leading companies, including us, collectively held 56.9% of the market share of the anti-influenza drug market in China in terms of revenue in 2024. In 2024, the sales of our oseltamivir phosphate products, including our top-selling product, Kewei, reached RMB2.6 billion and accounted for 38.5% of the anti-influenza drug market in China.

There are currently more than 70 pharmaceutical companies in China producing oseltamivir phosphate. We are one of the main producers with well-established production and commercialization scale. In 2024, sales of our oseltamivir phosphate products, including our top-selling product, Kewei, accounted for 54.8% of the entire oseltamivir phosphate market in

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China. We are also a market leader in the oseltamivir phosphate granules market in China in terms of sales volume of and revenue derived from oseltamivir phosphate granules. Sales of Kewei granules accounted for over 99% of the oseltamivir phosphate granules market in China during the Track Record Period.

The provincial VBP schemes had been implemented on Kewei granules since 2023 and 20 provinces have implemented VBP schemes on Kewei granules as of 2024. We mainly sell Kewei granules through provincial VBP schemes to public hospitals. We also sell Kewei granules to public hospitals located in provinces where the VBP has not been implemented, and to pharmacies and other medical institutions outside of VBP schemes. Our dominant market position in Kewei granules has enabled us to face less pricing pressures when bidding to have it included in provincial volume-based schemes. As a result our dominant market position on granules, whether the provincial VBP schemes had been implemented and the number of provinces which implemented provincial VBP on Kewei granules have no material impact on the aggregate sales volume of Kewei granule for both VBP and non-VBP sales. Please see “Industry Overview — Overview of the Anti-influenza Drug Market in China — Competitive Landscape of the Anti-infective Drug Market in China” for details.

Product Pricing

The PRC government regulates the prices at which pharmaceutical manufacturers sell drugs to the public hospitals mainly through VBP schemes. All drugs used by public hospitals must be procured via the centralized drug procurement platforms or the public procurement platforms established by provincial-level healthcare security administrations (collectively, the “government’s platforms”). A pharmaceutical manufacturer is required to declare its products, including the price at which the pharmaceutical companies sell the drug to the public hospitals, on the government’s platforms before such products are allowed to be sold to public hospitals. For the drugs that win the bids during the centralized tender process and are included in the VBP schemes, their bidding prices are displayed on the government’s platforms. As for the other non-centralized procured drugs or drugs which are not included in the VBP schemes, the drug prices on the government’s platforms are those declared by the relevant pharmaceutical manufacturers and officially vetted by the relevant authority, with such prices being subject to routine monitoring by the provincial healthcare security administration. Please see “Regulatory Environment — Principal Regulatory Provisions — Laws and Regulations on Drug Supply” for more details on VBP schemes and drug price regulation in the PRC.

Our Kewei granules are included in the provincial VBP schemes, and our Yangjiantai capsules are included in national VBP schemes. Kewei granules and Yangjiantai capsules are required to declare their bidding prices on the government’s platforms, and they are sold to public hospitals at such prices. Our Kewei capsules has not been included in any national or provincial VBP schemes. Like many other drugs, Kewei capsules must comply with the above government’s platforms pricing policies on non-centralized procured drugs or drugs which are not included in the VBP schemes, in order for public hospitals to purchase it through such government’s platforms.

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Our Product Pipeline

As of the Latest Practicable Date, we had two innovative drugs for the treatment of Hepatitis C, namely Dong’antai (Netanasvir Phosphate) and Dong’anqiang (Encofosbuvir), approved for marketing in the PRC by the NMPA. In addition, we had more than 100 drugs in the pipeline, including 49 Class I innovative drug candidates in China. Our major innovative drug candidates mainly comprise (i) one Class I innovative drug candidate for the treatment of Diabetes, namely Dongjiantang (Olorigliflozin), for which we have submitted the NDA to the NMPA, and (ii) four Class I innovative drug candidates in Phase III clinical trials, namely Dong’andi (Morphothiadine Mesylate) for the treatment of Hepatitis B, Dongjiandi (Yinfenidone Hydrochloride) for the treatment of IPF, Dongningchun (Clifutinib Besylate) for the treatment of AML and Dongningguan (Larotinib Mesylate) for the treatment of esophageal squamous cell carcinoma. We have a diverse and robust product pipeline in our strategically focused therapeutic areas, including infectious diseases, chronic diseases, and oncology. For details, see “Business — Our Products and Product Candidates — Our Product Pipeline.”

OUR SUPPLIERS

Our suppliers mainly include (i) equipment and construction service providers, (ii) suppliers of raw materials for the manufacturing of our drugs (such as APIs) and packaging materials, (iii) suppliers of raw materials and consumables for our research and development, (iv) CROs, which provide third-party contracting services for research and development, (v) suppliers of production and research and development equipment and (vi) marketing and advertising service providers. Majority of our purchases are acquired within the PRC. We made 97.5%, 96.8% and 94.5% of our purchases in the PRC for the years ended December 31, 2022, 2023 and 2024, respectively. Other countries from which we made purchases are mainly India, Switzerland and the United Kingdom. For the years ended December 31, 2022, 2023 and 2024, our purchases from our five largest suppliers in each year during the Track Record Period were RMB430.0 million, RMB431.1 million and RMB572.4 million, respectively, representing 27.0%, 22.0% and 27.1% of our total purchases for the respective years. Purchases attributable to our largest supplier in each of the years ended December 31, 2022, 2023 and 2024 amounted to RMB245.6 million, RMB248.8 million and RMB305.0 million, respectively, representing 15.4%, 12.7% and 14.5% of our total purchases for the respective years.

OUR CUSTOMERS

Our five largest customers in each of the years ended December 31, 2022, 2023 and 2024 were in the PRC and mainly included pharmaceutical companies who are our third-party distributors. Revenue from our five largest customers in each of the years ended December 31, 2022, 2023 and 2024 amounted to RMB2,504.0 million, RMB4,176.6 million and RMB2,514.4 million, respectively, which accounted for 65.7%, 65.4% and 62.6% of our total revenue for the respective years. None of our five largest customers in each year during the Track Record Period was also our supplier and vice versa. Revenue generated from sales to our largest

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customer in each of the years ended December 31, 2022, 2023 and 2024 were RMB993.9 million, RMB1,469.3 million and RMB1,010.0 million, respectively, representing 26.1%, 23.0% and 25.1% of our revenue for the respective years.

RISK FACTORS

Our business faces risks including those set out in the section headed “Risk Factors.” In particular, the sales of our top-selling product, Kewei, is susceptible to various factors including (i) fluctuations of flu incidence, (ii) expiries of patents relating to oseltamivir phosphate compound in 2017 and synthetic process in March 2024, which resulted in increased competition for our oseltamivir phosphate capsule products and (iii) the patent expiry for our oseltamivir phosphate granule products in April 2026 which will bring more competition for our oseltamivir phosphate granule products. As different investors may have different interpretations and criteria when determining the significance of a risk, you should read the “Risk Factors” section in its entirety before you decide to invest in our Shares. Some of the major risks that we face include:

•	Our revenue and business prospects currently depend on Kewei (oseltamivir phosphate). If we are unable to maintain the sales volumes, pricing levels and profit margins of Kewei, our revenue and business prospects could be materially and adversely affected.

•	We operate in a highly-competitive environment, and we may not be able to compete effectively against our competitors selling competing drugs, which could subject us to the pressure of price reduction and adversely affect our operations, revenue and business prospects.

•	We rely substantially on the success of our drug candidates, some of which are in pre-clinical or clinical development stage, as well as our ability to identify additional drug candidates. If we are unable to successfully identify new drug candidates, complete clinical development, obtain regulatory approval and commercialize our drug candidates, or experience significant delays in doing so, our business will be materially harmed.

•	If we fail to maintain an effective distribution network for our pharmaceutical products, our business may be adversely affected.

•	We incurred losses in certain years during the Track Record Period and recorded significant revenue drop for the first quarter of 2025 as compared with the first quarter of 2024, and there may be uncertainty about the business prospects in the future.

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OUR CONTROLLING SHAREHOLDERS

As of the Latest Practicable Date, Yichang HEC Research, Shenzhen HEC Industrial, Guangdong HEC Technology, Yidu Junjiafang and Yidu Shuaixinwei directly held in aggregate approximately 62.12% of the total issued share capital of our Company.

Yichang HEC Research is owned as to 86.74% by Dongguan HEC Research, which is owned as to 73.64% by Linzhi HEC Pharmaceutical Research, 2.11% by Shenzhen HEC Industrial and 6.93% by Ruyuan HEC Industrial, a non wholly-owned subsidiary of Shenzhen HEC Industrial. Linzhi HEC Pharmaceutical Research is owned as to 82.72% by Shenzhen HEC Pharmaceutical, which is wholly owned by Shenzhen HEC Industrial, 9.19% by Yidu HEC Industrial and 2.98% by Yichang HEC Medicine, each a non wholly-owned subsidiary of Shenzhen HEC Industrial, and 5.11% by Ruyuan Yuneng Electric. Yichang HEC Medicine is owned as to 53.73% by Zhejiang HEC Health and 5.75% by Dongguan HEC Industrial, each a wholly-owned subsidiary of Shenzhen HEC Industrial. Guangdong HEC Technology is owned as to 52.69% in aggregate directly or indirectly by Shenzhen HEC Industrial and its parties acting in concert, namely, Yichang HEC Medicine, Ruyuan Yangzhiguang Aluminum, Ruyuan HEC Enterprise Management, Shenzhen NewFoxon and Suzhou Fenghe. Shenzhen HEC Industrial is held as to 42.34%, 27.01% and 30.66% by Ruyuan Yuneng Electric, Shaoguan Xinyuneng Industrial and Ruyuan Xinjing Technology, respectively, while Shaoguan Xinyuneng Industrial is owned as to 58% and 42% by Ruyuan Yuneng Electric and Ruyuan Xinjing Technology, respectively. Ruyuan Yuneng Electric is owned as to 71.75% by Ms. Guo, 27.45% by Mr. Zhang and 0.5% by Ruyuan Shuaicai Investment, a limited partnership where Mr. Zhang acts as the general partner thereof and holds 90% interest therein. Ruyuan Xinjing Technology is ultimately controlled by Ms. Guo and Mr. Zhang. Furthermore, Mr. Zhang is also the sole general partner of Yidu Shuaixinwei and Yidu Junjiafang.

Upon the completion of the Introduction and the Privatization, Mr. Zhang and Ms. Guo will continue to indirectly hold in aggregate 50.98% of the total issued share capital of our Company through entities controlled by them. Accordingly, and by virtue of the family relationship of Mr. Zhang and Ms. Guo, Mr. Zhang, Ms. Guo and the entities controlled by them, namely Guangdong HEC Technology, Yichang HEC Research, Dongguan HEC Research, Linzhi HEC Pharmaceutical Research, Ruyuan HEC Industrial, Yidu HEC Industrial, Yichang HEC Medicine, Shenzhen HEC Pharmaceutical, Shenzhen HEC Industrial, Dongguan HEC Industrial, Zhejiang HEC Health, Ruyuan Yuneng Electric, Ruyuan Shuaicai Investment, Shaoguan Xinyuneng Industrial, Ruyuan Xinjing Technology, Yidu Junjiafang and Yidu Shuaixinwei, will become a group of our Controlling Shareholders after the Listing.

CONNECTED TRANSACTIONS

We have entered into certain transactions with Shenzhen HEC Industrial (being one of our Controlling Shareholders), and following the Listing, the transactions contemplated thereunder will continue and constitute continuing connected transactions under Chapter 14A of the Listing Rules. We have applied to the Stock Exchange for, and the Stock Exchange has granted

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to us, a waiver from strict compliance with the announcement requirement under Chapter 14A of the Listing Rules in respect of such continuing connected transactions. Please see “Connected Transactions” for further details.

STRUCTURE OF THE INTRODUCTION AND THE PRIVATIZATION

Our Company has made the Privatization Proposal to privatize HEC CJ Pharm by way of merger by absorption in accordance with the PRC Company Law, other applicable PRC laws, Hong Kong laws, the Takeovers Code and the Listing Rules and pursuant to which, subject to the fulfillment (or waiver, as applicable) of the Pre-Conditions and all the Conditions (being the Conditions to effectiveness and the Conditions to implementation), our Company will issue H Shares to all Share Exchange Shareholders according to the Share Exchange Ratio as the consideration for the Share Exchange. Accordingly, our Company has made an application to the Stock Exchange for our listing of the H Shares by way of introduction. According to the Share Exchange Ratio, for every Share Exchange HEC CJ Pharm H Share canceled under the Privatization Proposal, 0.263614 H Shares will be issued.

Following the fulfillment (or waiver, as applicable) of the Pre-Conditions and the Conditions under the Merger Agreement and the completion of the Share Exchange:

(a)	the listing of HEC CJ Pharm H Shares on the Stock Exchange will be withdrawn;

(b)	our H Shares will be listed on the Stock Exchange by way of introduction;

(c)	the Share Exchange Shareholders will become our Shareholders;

(d)	our Company will assume all assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations of HEC CJ Pharm from the Implementation Date; and

(e)	HEC CJ Pharm will be eventually deregistered in the PRC.

The Privatization and the Listing will not proceed if the Merger is not approved or lapses or does not become unconditional for any reason, and the Merger is conditional upon obtaining the necessary approvals and/or having made the necessary filings for the listing (by way of introduction) of, and permission to deal in, our H Shares on the Stock Exchange pursuant to the Listing. For the status of obtaining of approvals and/or completion of filings for the Listing, please refer to “History, Development and Corporate Structure — Structure of the Introduction and the Privatization”.

For further information, please refer to “History, Development and Corporate Structure — Structure of the Introduction and the Privatization”.

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BENEFITS OF THE INTRODUCTION AND THE PRIVATIZATION

Our Directors believe that the completion of the Merger and the Listing benefits both Share Exchange Shareholders and the Company and marks a significant milestone in the development of the Company. The Merger and the Listing represent an opportunity for Share Exchange Shareholders to become shareholders of the Enlarged SLP Group, and will benefit the Company and Share Exchange Shareholders in the following aspects:

Benefits of the Merger and the Listing to the Company include:

•	Through the Merger, the Enlarged SLP Group will become an integrated pharmaceutical company engaging in R&D, production and commercialization of pharmaceutical products, and consolidate its position as a comprehensive pharmaceutical company

•	Integrating domestic and overseas sales channels to build a global pharmaceutical company

•	Improving overall corporate efficiency for long-term sustainable and resilient growth

Benefits of the Merger and the Listing to the Share Exchange Shareholders include:

•	Our integrated in-house R&D system and our R&D platform that covers the complete drug development cycle to achieve long-term value creation

•	Eliminating connected transactions, improving operational efficiency and expanding economies of scale

•	Enhancing overall performance in the capital market

APPLICATION FOR LISTING ON THE STOCK EXCHANGE

We are applying for the Listing under Rule 8.05(3) of the Listing Rules and satisfy the market capitalization/revenue test, with reference to, among other things, (i) our revenue for the financial year ended December 31, 2024, being RMB4,018.9 million, which is over HK$500 million as required by Rule 8.05(3) of the Listing Rules; and (ii) our expected market capitalisation would exceed the market capitalisation requirements under Rules 8.05(3) on the basis that: (1) the estimated value of the Company (being in the range of RMB28,944.6 million to RMB32,902.5 million, as concluded in the valuation report appended to the 3.5 Announcement) far exceeds the market capitalisation requirements; (2) the latest market capitalisation of HEC CJ Pharm (based on the average closing price of its H shares as stated in the Stock Exchange's daily quotations sheets for the five business days up to and including the Latest Practicable Date) (being HK$12.63 billion) which exceeds the market capitalisation requirements under Rules 8.05(3) on its own and taking into account the fact that (x) based on

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the valuation report appended to the 3.5 Announcement, the valuation of HEC CJ Pharm only makes up 23.2% of the total valuation of the Group and (y) the business performance of the Group (save as disclosed below in the section “— Recent Development — Update on Our Financial Performance for the First Quarter of 2025”) has not had any material adverse changes.

SUMMARY FINANCIAL INFORMATION

The following tables set forth summary financial data from our consolidated financial information for the Track Record Period, extracted from the Accountants’ Report set out in Appendix I to this Listing Document.

Summary of Consolidated Statements of Profit or Loss

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Revenue	3,813,566	6,385,616	4,018,905
Cost of sales	(891,377)	(1,308,568)	(960,274)
Gross profit	2,922,189	5,077,048	3,058,631
Other (losses)/income	(1,294,012)	(422,669)	89,743
Distribution costs	(1,244,177)	(1,577,083)	(1,197,046)
Administrative expenses	(387,872)	(480,720)	(557,116)
Research and development costs	(791,642)	(827,415)	(887,653)
Reversals/(recognition) of impairment loss on trade and other receivables	2,575	(3,079)	(126,011)
(Loss)/profit from operations	(792,939)	1,766,082	380,548
Finance costs	(686,884)	(380,591)	(239,787)
Share of (loss)/profit of an associate	–	(29)	293
(Loss)/profit before taxation	(1,479,823)	1,385,462	141,054
Income tax	63,908	(371,584)	(116,251)
(Loss)/profit for the year	(1,415,915)	1,013,878	24,803
(Loss)/profit for the year attributable to:
Equity shareholders of the Company	(1,209,205)	184,924	(207,434)
Non-controlling interests	(206,710)	828,954	232,237
(Loss)/profit for the year	(1,415,915)	1,013,878	24,803
(Loss)/earnings per share
Basic and diluted (in RMB)	(3.29)	0.44	(0.47)

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Non-IFRS Measure

To supplement our consolidated statements of profit or loss and other comprehensive expenses which are presented in accordance with IFRS, we also use adjusted net (loss)/profit as a non-IFRS measure, which is not required by, or presented in accordance with, IFRS. We believe that the presentation of the non-IFRS measure when shown in conjunction with the corresponding IFRS measures provides useful information to management and investors in facilitating a comparison of our operating performance from year to year. In particular, the non-IFRS measure eliminates impact of certain expenses, including fair value change on derivative financial instruments embedded in convertible bonds, equity-settled share-based payment expenses, interest on financial instruments with preferential rights issued to investors and listing and privatisation expenses. Such non-IFRS measure allows investors to consider metrics used by our management in evaluating our performance.

We define adjusted net (loss)/profit ( measure) as (loss)/profit for the year adjusted by adding back loss from fair value change on derivative financial instruments embedded in convertible bonds, equity-settled share-based payment expenses, interest on financial instruments with preferential rights issued to investors and listing and privatisation expenses. Fair value change on derivative financial instruments embedded in convertible bonds are expenses arising from fair value change on the derivative component of our convertible bonds issued due to exchange rate and share price fluctuations. We no longer recognize such liabilities as of July 31, 2023, because we had fully repurchased the outstanding portion of our convertible bonds issued by HEC CJ Pharm in July 2023. Equity-settled share-based payment expenses are expenses arising from granting restricted shares to selected employees, senior management, and directors, the amount of which is non-cash in nature. Interest on financial instruments with preferential rights issued to investors represents the interest on the redemption amount pursuant to a series of investment agreements and equity transfer agreements entered into with our Pre-Listing Investors from July 2020. We no longer recognize such liabilities as of March 31, 2022, because each of our then Pre-Listing Investors provided a confirmation to our Company and our subsidiaries that are subject to the redemption rights in March 2022, pursuant to which our Pre-Listing Investors confirmed in writing that they had waived their redemption rights against our Company and the involved subsidiaries, and as a result of which such rights were terminated on the same date. Listing and privatisation expenses are the expenses arising from activities in relation to the proposed Listing and Privatisation and are excluded from our (loss)/profit for the year.

The use of the non-IFRS measure has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, or superior to, analysis of our results of operations or financial condition as reported under IFRS. In addition, the non-IFRS financial measure may be defined differently from similar terms used by other companies and therefore may not be comparable to similar measures presented by other companies.

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The following table shows reconciliation from our (loss)/profit for the years to our adjusted net (loss)/profit (non-IFRS measure) for the year indicated:

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

(Loss)/profit for the year	(1,415,915)	1,013,878	24,803
Adjusted for:
Equity-settled share-based payment expenses	–	130,278	266,545
Interest on financial instruments with preferential rights issued to investors	172,715	–	–
Fair value change on derivative financial instruments embedded in convertible bonds	859,569	79,796	–
Listing and privatisation expenses	–	3,000	17,191
Adjusted net (loss)/profit for the year (Non-IFRS measure)	(383,631)	1,226,952	308,539

Our adjusted net loss or profit for the year (non-IFRS measure) generally fluctuated in line with our revenue. In particular, we recorded adjusted net loss for the year (non-IFRS measure) of RMB383.6 million in 2022, primarily due to (i) our loss for the year of RMB1,415.9 million as a result of the lower than usual sales volume of Kewei (oseltamivir phosphate) in 2022 due to travel restrictions, social-distancing measures and business closures which significantly reduced the movement of people and increased widespread preventive measures against influenza, which resulted in a significant decline in the incidence of respiratory diseases such as influenza, (ii) non-recurring items including (a) interest on convertible bonds issued by HEC CJ Pharm of RMB257.3 million, which were fully repurchased in July 2023, (b) net foreign exchange loss of RMB239.8 million arising from the translation of convertible bonds issued by HEC CJ Pharm denominated in US dollars, (c) impairment loss of RMB43.0 million on intangible assets in connection with the combination treatment regimen of Emitasvir Phosphate and Furaprevir for the treatment of hepatitis C (the “Combination Therapy”), which was impaired due to delayed development timelines in 2022 and (d) impairment loss of RMB75.9 million on goodwill in connection with the acquisition of Dongguan HEC Medical for the R&D, production and sales of the Combination Therapy; the goodwill was fully impaired in 2023 due to delays in the development of the Combination Therapy and increased market competition and (iii) recurring impairment loss on generic drugs intellectual property rights of RMB147.4 million in 2022 due to certain under-performing generic drugs as a result of lower-than-expected sales or delayed development timelines in 2022, including Clarithromycin Tablets, Olanzapine Tablets, Azithromycin Tablets and Esomeprazole Magnesium Enteric-Coated Capsules.

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(Loss)/profit for the Year Attributable to Non-controlling Interests

During the Track Record Period and up to the Latest Practicable Date, we held approximately 51.4% equity interest in HEC CJ Pharm. Accordingly, non-controlling interests accounted for approximately 48.6% of HEC CJ Pharm's profits or losses. From 2022 to 2024, the share of profits and losses attributable to non-controlling interests experienced fluctuations, primarily reflecting changes in HEC CJ Pharm's financial performance. These changes were largely driven by sales volume movements of the top-selling product Kewei (oseltamivir phosphate).

Revenue

The table below sets forth a breakdown of our revenue derived from our major product lines for the years indicated:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Anti-infective drugs	3,242,508	85.0	5,745,811	90.0	2,797,632	69.6
Chronic disease treatment drugs	517,258	13.6	580,743	9.1	1,067,707	26.6
Others(1)	53,800	1.4	59,062	0.9	153,566	3.8
Total	3,813,566	100.0	6,385,616	100.0	4,018,905	100.0

Note:

(1)	Others comprise (i) revenue from sales of drugs that were not anti-infective drugs or chronic disease treatment drugs, mainly including tadalafil and sildenafil, (ii) transfer and license fee we received pursuant to the HEC88473 Agreement with Apollo, and to a lesser extent, (iii) rental revenue generated from the leasing of fixed assets and (iv) revenue from the disposal of surplus construction materials.

The table below sets forth a breakdown of the revenue derived from our oseltamivir phosphate products by dosage form for the years indicated:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Oseltamivir phosphate (capsule)	512,252	16.5	715,576	12.9	395,676	15.3
Oseltamivir phosphate (granule)	2,585,151	83.5	4,824,592	87.0	2,181,509	84.6
Oseltamivir phosphate (dry suspension)	–	–	5,950	0.1	3,520	0.1
Total	3,097,403	100	5,546,118	100	2,580,704	100

APPENDIX V	LISTING DOCUMENT

SUMMARY

The table below sets forth, for the years indicated, a breakdown of our revenue by geographical location:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

The PRC	3,753,159	98.4	6,335,896	99.2	3,880,476	96.6
Overseas(1)	60,407	1.6	49,720	0.8	138,429	3.4
Total	3,813,566	100.0	6,385,616	100.0	4,018,905	100.0

Note:

(1)	Overseas countries comprise the United States, Germany, the United Kingdom, Malaysia, Algeria, South Africa and the United Arab Emirates. Our overseas revenue increased significantly in 2024, primarily due to license fee generated pursuant to the HEC88473 Agreement with Apollo.

During the Track Record Period, most of our revenue was derived from sales of oseltamivir phosphate products, a large portion of which is attributable to the sales of Kewei (oseltamivir phosphate), with a smaller portion contributed by oseltamivir phosphate capsules under the brand Yangjiantai, which was included in the national VBP scheme in 2022. During the Track Record Period, Kewei accounted for 99.9%, 99.4% and 96.5% and Yangjiantai accounted for 0.1%, 0.5% and 3.4% of our total sales of oseltamivir phosphate for 2022, 2023 and 2024, respectively.

We report our revenue by our major product lines, which include anti-infective drugs, chronic disease treatment drugs and others. Our revenue increased by 67.4% from RMB3,813.6 million in 2022 to RMB6,385.6 million in 2023, primarily attributable to the respective increases in revenue derived from sales of (i) anti-infective drugs driven by higher demand for Kewei (oseltamivir phosphate) due to increased flu incidence in 2023 and greater societal awareness of respiratory infectious diseases; there were 2.5 million and 12.5 million new influenza cases reported in China in 2022 and 2023, respectively, based on the Statistical Report on China’s Healthcare Development and according to Frost & Sullivan, the PRC’s anti-influenza drug market increased by 150.0% from RMB4.4 billion in 2022 to RMB11.0 billion in 2023 due to the significant influenza outbreaks in 2023 and (ii) chronic disease treatment drugs due to enhanced marketing efforts and expanded distribution channels for our insulin series. During the Track Record Period, our revenue generated from the sales of oseltamivir phosphate products fluctuated with flu incidence in China and our revenue fluctuation was generally in line with our competitors during the Track Record Period. Our revenue decreased by 37.1% from RMB6,385.6 million in 2023 to RMB4,018.9 million in 2024, primarily attributable to a decrease in total sales of oseltamivir phosphate mainly due to (i) lower incidence of seasonal flu outbreaks in China in 2024 as compared to 2023, which was evidenced by the fact that there were 12.5 million and 8.6 million new influenza cases reported in China in 2023 and 2024, respectively, based on the Statistical Report on China’s Healthcare Development which caused the drop in sales for both Kewei granules and capsules; (ii) the

APPENDIX V	LISTING DOCUMENT

SUMMARY

reduced sales of our Kewei capsule in 2024 as public hospitals reduced the purchase of Kewei capsules outside of their VBP schemes in 2024; (iii) the decrease of average selling price of our Kewei granules and Kewei capsules by 7.8% and 20.1%, respectively, in 2024 as compared with those in 2023; and (iv) increasingly intense competition our oseltamivir phosphate is facing from other types of anti-influenza drugs and other oseltamivir phosphate manufacturers which caused (i) the market share of oseltamivir phosphate as a percentage of total anti-influenza drug market decreased from 78.0% in 2023 to 70.3% in 2024 and (ii) the market share of our oseltamivir phosphate products as a percentage of total PRC oseltamivir phosphate market decreased from 64.8% in 2023 to 54.8% in 2024. For details, please see “Business — Sales, Marketing and Distribution — Our Oseltamivir Phosphate Products and the Reasons for the Fluctuation of the Sales of Our Oseltamivir Phosphate Products during the Track Record Period.”

Gross Profit and Gross Profit Margin

Our gross profit increased from RMB2,922.2 million in 2022 to RMB5,077.0 million in 2023, and our gross profit margin increased from 76.6% in 2022 to 79.5% in 2023. Such increases were primarily attributable to a significant increase in the revenue from our anti-infective drugs, as well as decreases in the cost of raw materials and unit manufacturing costs for Kewei (oseltamivir phosphate) as we benefited from economies of scale attained from ramping up our production to meet market demand. In 2024, our gross profit decreased to RMB3,058.6 million and our gross profit margin decreased to 76.1%. The decreases were primarily attributable to a decrease in revenue from our anti-infective drugs as a result of lower sales volume of Kewei (oseltamivir phosphate), a high margin product, due to lower incidence of seasonal flu outbreaks in 2024.

The table below sets forth, for the years indicated, the gross profit margins of our major product lines.

	Year ended December 31,
	2022	2023	2024

Anti-infective drugs	81.8%	84.2%	82.5%
Chronic disease treatment drugs	48.0%	39.8%	62.1%
Others	40.0%	16.3%	56.6%
Total	76.6%	79.5%	76.1%

(Loss)/Profit for the Year

Our profit for the year changed from a loss for the year of RMB1,415.9 million in 2022 to a profit for the year of RMB1,013.9 million in 2023, primarily attributable to the respective increases in revenue derived from sales of (i) anti-infective drugs and (ii) chronic disease treatment drugs. Our profit for the year decreased to RMB24.8 million in 2024, primarily attributable to a decrease in revenue derived from the sales of anti-infective drugs.

APPENDIX V	LISTING DOCUMENT

SUMMARY

Summary of Consolidated Statements of Financial Position Items

The following table sets forth selected information from our consolidated statements of financial position as of the dates indicated:

	As of December 31,
	2022	2023	2024
	RMB'000	RMB'000	RMB'000

Total current assets	4,150,648	6,412,476	4,978,760
Total non-current assets	6,538,335	6,245,623	6,952,754
Total current liabilities	8,958,309	6,178,491	4,814,251
Total non-current liabilities	2,604,609	2,304,289	2,649,763
Total assets	10,688,983	12,658,099	11,931,514
Net current (liabilities)/assets	(4,807,661)	233,985	164,509
Total assets less current liabilities	1,730,674	6,479,608	7,117,263
Net (liabilities)/assets	(873,935)	4,175,319	4,467,500
(Net deficit)/total equity attributable to equity shareholders of the Company	(3,688,684)	327,921	344,149
Non-controlling interests	2,814,749	3,847,398	4,123,351

Our net liabilities changed from RMB873.9 million as of December 31, 2022 to net assets of RMB4,175.3 million as of December 31, 2023, primarily due to (i) profit of year of RMB1,013.9 million, (ii) capital contribution from shareholders of RMB1,616.1 million and (iii) deemed contribution from a shareholder of RMB2,312.3 million. Our net assets then increased to RMB4,467.5 million as of December 31, 2024, primarily due to (i) profit for the year of RMB24.8 million and (ii) equity-settled share-based payment of RMB266.5 million.

Our net current assets decreased from RMB234.0 million as of December 31, 2023 to RMB164.5 million as of December 31, 2024 and such decrease was primarily due to (i) a decrease in our restricted cash and (ii) a decrease in cash and cash equivalents.

We recorded net current liabilities of RMB4,807.7 million as of December 31, 2022 and net current assets of RMB234.0 million as of December 31, 2023 and such improvement was primarily due to (i) an increase in our restricted cash and our cash and cash equivalents, (ii) a decrease in our trade and other payables and (iii) a decrease in our current interest-bearing borrowings because we had fully repurchased the outstanding portion of our convertible bonds issued by HEC CJ Pharm in July 2023, which was offset by an increase in our current bank loans and other borrowings.

APPENDIX V	LISTING DOCUMENT

SUMMARY

Summary of Consolidated Statements of Cash Flows Items

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Net cash generated from operating activities	1,160,966	1,318,106	500,532
Net cash (used in)/generated from investing activities	(1,109,599)	(1,682,992)	29,794
Net cash (used in)/generated from financing activities	(313,575)	1,314,291	(970,666)
Net (decrease)/increase in cash and cash equivalents	(262,208)	949,405	(440,340)
Cash and cash equivalents at January 1	1,232,268	971,510	1,920,158
Effect of foreign exchange rate changes	1,450	(757)	992
Cash and cash equivalents at 31 December	971,510	1,920,158	1,480,810

We had net cash generated from operating activities of RMB500.5 million in 2024, resulting from our profit before taxation of RMB141.1 million, adjustments for non-cash items of RMB903.3 million, changes in working capital of RMB296.2 million and corporate income tax paid of RMB247.6 million. Adjustments for non-cash items primarily included the adding back of (i) depreciation of RMB284.7 million, (ii) finance costs of RMB239.8 million and (iii) equity-settled share-based payment expenses of RMB266.5 million. Changes in working capital primarily included (i) an increase in inventories of RMB208.8 million and (ii) a decrease in trade and other payables of RMB88.8 million. Please see “Financial Information — Liquidity and Capital Resources — Cash Flows” for details of our cash flows.

FUTURE PLANS AND PROSPECTS

During the Track Record Period, we had built a comprehensive R&D platform, production facilities that meet international standards and an extensive sales network. We plan to take the following integration initiatives after completion of the Merger and the Listing, so as to accelerate the integration of our business.

Our strategic plans include:

•	Clarify the direction of future development to become a comprehensive pharmaceutical enterprise integrating research, production and sales

•	Increase capital efficiency and expedite product innovation, continuously upgrading product technology to enhance market dominance

APPENDIX V	LISTING DOCUMENT

SUMMARY

•	Reduce the competition and connected transactions between HEC CJ Pharm and SLP as well as enhance operational efficiency

•	Establish presence in the global capital market and enhance our corporate image

Our future development and integration initiatives include:

•	Facilitate the integration and development of research and development platforms and product pipelines to consistently strengthen competitiveness

•	Enhance our renowned brand image and establish an efficient distribution network

•	Optimize our overall production system and enhance systematic operational efficiency

•	Consolidate structure and reduce governance costs

KEY FINANCIAL RATIOS

The table below sets forth, as of the dates or for the years indicated, certain financial ratios.

		Year ended December 31,/As of December 31,
	Notes	2022	2023	2024

Liquidity ratios
Current ratio (times)	(1)	0.7	1.0	1.0
Quick ratio (times)	(2)	0.6	1.0	0.9
Profitability ratios
Gross profit margin %	(3)	76.6	79.5	76.1
Net profit margin %	(4)	N/A	15.9	0.6
Adjusted net profit margin (non-IFRS measure) %	(5)	N/A	19.2	7.7
Solvency ratio
Gearing ratio %	(6)	N/A	128.2	103.5

Notes:

(1)	Current ratio represents current assets as of a record date divided by current liabilities as of the same record date.

(2)	Quick ratio represents current assets excluding inventories as of a record date divided by current liabilities as of the same record date.

(3)	Gross profit margin represents the revenue for a period minus the cost of sales for such period divided by the revenue for such period.

APPENDIX V	LISTING DOCUMENT

SUMMARY

(4)	Net profit margin represents the profit for a period divided by the revenue for such period. Negative figures are marked as N/A.

(5)	Adjusted net profit margin (non-IFRS measure) represents the adjusted net profit (non-IFRS measure) for a period divided by the revenue for such period. For details of adjusted net profit (non-IFRS measure), see “Financial Information — Non-IFRS Measure”. Negative figures are marked as N/A.

(6)	Gearing ratio represents total indebtedness (being bank loans and other borrowings, lease liabilities and interest-bearing borrowings) divided by total equity as of the dates indicated. Negative figures are marked as N/A.

IMPACTS OF THE COVID-19 OUTBREAK

The outbreak of the COVID-19 pandemic since early 2020 has materially and adversely affected the global economy. As of the Latest Practicable Date, we had not experienced material disruptions in our research and development activities as a result of the COVID-19 pandemic. Although we encountered temporary slow-down in subject enrollment for certain clinical trials in China, since 2023, we have resumed normal business operations and our business has gradually recovered from the impacts of the COVID-19 pandemic. We have since considered COVID-19 to have minimal negative impact on our financial results.

During the Track Record Period, the market demand for our anti-infective drugs, especially Kewei, was affected by the COVID-19 pandemic due to travel restrictions, social-distancing measures and business closures. The decrease was primarily attributed to the fact that at the beginning of the COVID-19 pandemic outbreak, the mobility of China’s domestic population declined, and the number of medical activities, prescriptions and sales volume of drugs in hospitals also decreased accordingly. Our top-selling product, Kewei, is a prescription medicine sold primarily at tiered hospitals, and the sales volume of this product also declined due to the impact of the COVID-19 pandemic.

Although the COVID-19 pandemic prevention and control in China had largely stabilized by 2022, our business operations and financial results still experienced some residual negative impacts during the year. Our revenue derived from sales of anti-infective drugs amounted to RMB3,242.5 million in 2022, which was primarily attributed to the fact that the COVID-19 pandemic prevention and control in China had generally stabilized, the flow of people and daily social activities had gradually returned to normal, and the overall flow of people, the number of diagnosis and treatment activities and the volume of prescriptions in terminal medical institutions have recovered significantly in 2022. In addition, many southern provinces in China issued flu warnings and the number of patients of fever clinics surged in 2022. Meanwhile, comparing with the early stage of the COVID-19 pandemic, the sales activities of Kewei returned to a normal and reasonable level in 2022. Therefore, with the gradual recovery of the flow of people and the number of flu cases and the normalization of our sales activities, Kewei, our top-selling product, showed a very good trend of recovery in its sales volume leveraging on its brand advantages accumulated in the field of flu treatment for years and its advantages in efficacy and safety.

APPENDIX V	LISTING DOCUMENT

SUMMARY

Our revenue derived from sales of anti-infective drugs increased by RMB2,503.3 million, or 77.2%, from RMB3,242.5 million in 2022 to RMB5,745.8 million in 2023. The increase was primarily attributed to a greater incidence of influenza in 2023 as compared with that of 2022 upon the complete removal of travel restrictions and social-distancing measures in early 2023. In addition, as result of the COVID-19 pandemic, there has been an increased societal awareness and focus on respiratory infectious diseases and antiviral treatments. Kewei is a key drug for the treatment of influenza, within the markets in which we operate. We believe our ability to maintain our market share in an increasingly competitive environment was primarily due to our ability to ramp up our oseltamivir phosphate production scale to respond to changing market demands in a timely manner, our coverage of various sales and distribution channels and our brand reputation.

DIVIDEND POLICY

During the Track Record Period, we did not declare dividends.

Our Board is responsible for submitting proposals in respect of dividend payments, if any, to the Shareholders’ general meeting for approval. Our Board may declare dividends in the future after taking into account our distributable profits, financial condition, cash flow, expected future capital expenditure, return to our Shareholders, capital requirements, finance costs, the external financing environment and any other factors that the Directors may deem relevant. Any declaration and payment, as well as the amount of, dividends will be subject to the requirements of our constitutional documents and the PRC Company Law. Under the PRC Company Law and our Articles of Association, dividends are distributed to our Shareholders in proportion to their shareholdings. As of the Latest Practicable Date, we did not have a formal dividend policy or a fixed pay-out ratio for future cash dividends. The payment of dividends may also be limited by legal restrictions and by financing agreements that we may enter into from time to time.

LISTING AND PRIVATIZATION EXPENSES

The estimated total listing and privatization expenses, which are non-recurring in nature, are RMB81.9 million. The expenses consist of (i) fees paid and payable to legal advisors and Reporting Accountants of RMB36.9 million and (ii) other fees and expenses of RMB45.0 million. Among the estimated aggregate amount of our listing and privatization expenses, (i) RMB38.2 million was or is expected to be charged to our consolidated statements of profit or loss, of which RMB3.0 million was recognized as our profit or loss for the year ended December 31, 2023, RMB17.2 million was recognized as our profit or loss for the year ended December 31, 2024 and RMB18.0 million is expected to be recognized as our profit or loss for year ending December 31, 2025, and (ii) RMB43.7 million is directly attributable to the issuance of new Shares and is expected to be accounted for as a deduction from equity upon the Listing.

APPENDIX V	LISTING DOCUMENT

SUMMARY

UNAUDITED PRO FORMA STATEMENT OF ADJUSTED NET TANGIBLE ASSETS

The following unaudited pro forma statement of adjusted net tangible assets of the Group is prepared in accordance with Rule 4.29 of the Listing Rules and is set out below to illustrate the effect of the Introduction and the Privatisation on the consolidated net tangible liabilities attributable to equity shareholders of the Company as of 31 December 2024 as if the Introduction and the Privatisation had taken place at 31 December 2024.

The unaudited pro forma statement of adjusted net tangible assets has been prepared for illustrative purposes only and because of its hypothetical nature, it may not give a true picture of the financial position of the Group had the Introduction and the Privatisation been completed as of 31 December 2024 or at any future date.

Consolidated net tangible liabilities attributable to equity shareholders of the Company as of 31 December 2024	Effect of the Introduction and the Privatisation	Unaudited pro forma adjusted consolidated net tangible assets attributable to equity shareholders of the Company	Unaudited pro forma adjusted consolidated net tangible assets attributable to equity shareholders of the Company per Share

RMB’000 (Note 1)	RMB’000 (Note 2)	RMB’000	RMB (Note 3)	HK$ (Note 4)

(464,765)	3,307,917	2,843,152	5.13	5.55

Notes:

(1)	The consolidated net tangible liabilities attributable to equity shareholders of the Company as of 31 December 2024 is arrived at after (i) deducting intangible assets of RMB1,573,456,000; and (ii) adjusting the share of intangible assets attributable to non-controlling interests of RMB764,542,000 from the consolidated total equity attributable to equity shareholders of the Company of RMB344,149,000 as of 31 December 2024 which is extracted from the Accountants’ Report set out in Appendix I to the listing document.

(2)	The adjustment represents the derecognition of the carrying amount of non-controlling interests in HEC CJ Pharm upon the completion of the Introduction and the Privatisation as at 31 December 2024, and the corresponding change in consolidated net tangible liabilities attributable to equity shareholders of the Company, after deduction of listing and privatisation expenses paid or payable by the Company of RMB61,672,000 (excluding the related expenses charged to profit or loss during the Track Record Period).

(3)	The unaudited pro forma adjusted consolidated net tangible assets attributable to equity shareholders of the Company per Share is arrived at after the adjustments referred to in the preceding paragraphs and on the basis that a total of 553,700,263 Shares were in issue (being the outstanding 463,943,215 domestic shares in issue immediately before the Introduction and the Privatisation and 112,712,832 H shares to be issued pursuant to the Introduction and the Privatisation, excluding the 22,955,784 shares under the 2023 Restricted Share Scheme) assuming that the Introduction and the Privatisation had been completed on 31 December 2024.

(4)	The unaudited pro forma adjusted consolidated net tangible assets attributable to equity shareholders of the Company per Share amount in Renminbi is converted into Hong Kong dollars with an exchange rate of HK$1.00 to RMB0.9253. No representation is made that the Renminbi amount has been, could have been or may be converted into Hong Kong dollars, or vice versa, at that rate or at any other rates.

APPENDIX V	LISTING DOCUMENT

SUMMARY

(5)	No adjustment has been made to reflect any trading results or other transactions of the Group entered into subsequent to 31 December 2024, including but not limited to the Special Dividend to be declared by HEC CJ Pharm to the shareholders whose names appear on the register of members of HEC CJ Pharm on the Share Exchange Record Date (other than the Company or its subsidiaries, if any). The Directors of the Company preliminarily estimated that the Special Dividend would amount to approximately RMB593.4 million, based on the total number of 427,567,700 HEC CJ Pharm Shares held by the aforementioned shareholders as of 31 December 2024 and the proposed Special Dividend of HK$1.50 per HEC CJ Pharm Shares. The Special Dividend payable is converted from Hong Kong dollars at an exchange rate of HK$1.00 to RMB0.9253. No representation is made that the Hong Kong dollar amount has been, could have been or may be converted into Renminbi, or vice versa, at that rate or at any other rates. Had the Special Dividend been declared on 31 December 2024, the unaudited pro forma adjusted net tangible assets would have decreased by RMB593.4 million and the unaudited pro forma adjusted net tangible assets per Share would have decreased by RMB1.07 (equivalent to HK$1.16).

RECENT DEVELOPMENT

Update on Our Financial Performance for the First Quarter of 2025

Our revenue for the first quarter of 2025 decreased by 40.7% as compared with the first quarter of 2024 which in turn had a greater adverse impact on our profitability in the first quarter of 2025. Such greater adverse impact on our profitability was primarily due to the fact that in the first quarter of 2025 as compared with the same period in 2024, (i) our gross profit margin remained relatively stable; and (ii) our operating expenses decreased at a slower pace than our revenue. The decrease of the revenue for the first quarter of 2025 was primarily because (i) our revenue for the first quarter of 2024 was relatively high as there was a large-scale outbreak of flu season at the end of 2023 which prompted our distributors to substantially increase the purchase of the oseltamivir phosphate in the first quarter of 2024; and (ii) due to an outbreak of flu season at the end of 2024, our distributors increased purchase of oseltamivir phosphate at the end of 2024 to prepare for the flu season ahead of the Chinese New Year holiday in January 2025. However, as the actual severity of the flu outbreak was less and the duration of the flu season was shorter than originally expected, the distributors reduced the purchase of new oseltamivir phosphate from us in the first quarter of 2025.

Special Dividend

Subject to the fulfillment (or waiver, as applicable) of all the Pre-Conditions and the Conditions, HEC CJ Pharm will pay a Special Dividend to HEC CJ Pharm Shareholders whose names appear on the register of members of HEC CJ Pharm on the Special Dividend Record Date other than our Company and our subsidiaries (if applicable). The Special Dividend payable is based on HK$1.50 per share for a total number of 427,567,700 HEC CJ Pharm Shares held by the aforementioned shareholders. We estimate that the total Special Dividend payable would amount to approximately RMB593.4 million which will be settled by the cash owned by HEC CJ Pharm.

APPENDIX V	LISTING DOCUMENT

SUMMARY

Key Regulatory Approvals for Our Product Candidates

We submitted the BLAs to the NMPA in January and June 2025, respectively, for two insulin analogs, namely Guangjianda (Insulin Degludec Injection) and Guangjianshu (Insulin Degludec/Insulin Aspart Injection). In addition, our two Class I innovative anti-HCV drugs, namely Netanasvir Phosphate Capsules and Encofosbuvir Tablets, were approved by the NMPA for launching in China in February 2025 and March 2025, respectively. We are currently scaling up production and finalizing our market launch preparations, with sales expected to begin in July 2025 in the PRC. In parallel, we are preparing to initiate negotiations with national medical insurance authorities in December 2025, and we anticipate that our products will be included in the NRDL starting in January 2026.

MATERIAL ADVERSE CHANGE

Our Directors confirm that, up to the date of this Listing Document, except as disclosed above in the section “— Recent Development — Update on Our Financial Performance for the First Quarter of 2025”, there has been no material adverse change in our financial, operational, or trading position or prospects since December 31, 2024, which is the end date of the periods reported on in the Accountants' Report included in Appendix I to this Listing Document, and there has been no event since December 31, 2024 that would materially affect the information as set out in the Accountants' Report included in Appendix I to this Listing Document. Please see “Risk Factors — A. Risks Relating to Our Business and Industries — We incurred losses in certain years during the Track Record Period and recorded significant revenue drop for the first quarter of 2025 as compared with the first quarter of 2024, and there may be uncertainty about the business prospects in the future” for details.

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

In this Listing Document, unless the context otherwise requires, the following terms and expressions have the meanings set forth below. Certain other terms are explained in the section entitled “Glossary of Technical Terms” in this Listing Document.

“3.5 Announcement”	the joint announcement issued by our Company and HEC CJ Pharm on May 10, 2024 regarding the Privatization Proposal

“Accountants’ Report”	the accountants’ report for our Group, the text of which is set out in Appendix I to this Listing Document

“affiliate(s)”	with respect to any specified person, any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person

“AI”	artificial intelligence

“AIDD”	AI-driven Drug Design, drug development method using AI technology at any point during the drug development process. The technology leverages the power of machine learning algorithms to identify potential targets and design molecules that can interact with those targets

“Articles” or “Articles of Association”	the articles of association of our Company, as amended, supplemented or otherwise modified from time to time, conditionally adopted on December 11, 2024 with effect from the Listing Date, a summary of which is set out in Appendix V to this Listing Document

“B2C”	business-to-consumer

“BLA”	biologics license applications, applications by which a pharmaceutical company applies to a drug regulatory agency to bring a new drug to market

“Board” or “Board of Directors”	the board of Directors of our Company

“Board of Supervisors”	the board of Supervisors of our Company

“business day”	a day on which the Stock Exchange is open for the transaction of business

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“CAGR”	compound annual growth rate

“CCASS”	the Central Clearing and Settlement System established and operated by HKSCC

“China,” “PRC” or “mainland China”	the People’s Republic of China which for the purpose of this Listing Document does not include Hong Kong, Macau and Taiwan unless the context otherwise specifies

“Companies Ordinance”	the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Companies (Winding up and Miscellaneous Provisions) Ordinance”	the Companies (Winding up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Company,” “our Company” or “SLP” or “Offeror”	Sunshine Lake Pharma Co., Ltd. (廣東東陽光藥業股份有限公司), (formerly known as Sunshine Lake Pharma Limited* (廣東東陽光藥業有限公司)), a company established under the laws of the PRC with limited liability on December 29, 2003, and subsequently converted into a joint stock company with limited liability on June 21, 2023

“Company Law” or “PRC Company Law”	the Company Law of the PRC (中華人民共和國公司法), as amended, supplemented or otherwise modified from time to time

“Composite Document”	the document to be issued by or on behalf of our Company and HEC CJ Pharm to all HEC CJ Pharm Shareholders in accordance with the Takeovers Code containing, among others, details of the Merger, as may be revised or supplemented as appropriate, which is required under the Takeovers Code to be despatched no later than 7 days after the fulfilment of all Pre- Conditions (the last of which, as at the Latest Practicable Date, is the approval for the Listing of the Listing Committee) and will be available on display on the Company's website from the date of its despatch

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Conditions”	has the meaning given to it in the section headed “History, Development and Corporate Structure — Structure of the Introduction and the Privatization” in this Listing Document

“Conditions to effectiveness”	has the meaning given to it in the section headed “History, Development and Corporate Structure — Structure of the Introduction and the Privatization” in this Listing Document

“Conditions to implementation”	has the meaning given to it in the section headed “History, Development and Corporate Structure — Structure of the Introduction and the Privatization” in this Listing Document

“Controlling Shareholders”	has the meaning ascribed to it under the Listing Rules and unless the context otherwise requires, refers to Mr. Zhang, Ms. Guo, Guangdong HEC Technology, Yichang HEC Research, Dongguan HEC Research, Linzhi HEC Pharmaceutical Research, Ruyuan HEC Industrial, Yidu HEC Industrial, Yichang HEC Medicine, Shenzhen HEC Pharmaceutical, Shenzhen HEC Industrial, Dongguan HEC Industrial, Zhejiang HEC Health, Ruyuan Yuneng Electric, Ruyuan Shuaicai Investment, Shaoguan Xinyuneng Industrial, Ruyuan Xinjing Technology, Yidu Junjiafang and Yidu Shuaixinwei, for further details of which, please refer to “Relationship with our Controlling Shareholders” in this Listing Document

“CSDCC”	China Securities Depositary and Clearing Corporation Limited (中國證券登記結算有限責任公司)

“CSRC”	China Securities Regulatory Commission (中國證券監督管理委員會)

“Delisting Date”	the date on which the listing of HEC CJ Pharm on the Stock Exchange has been withdrawn

“Director(s)”	the director(s) of our Company or any one of them

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Dissenting Shareholder”	an HEC CJ Pharm H Shareholder who has validly voted against the resolutions in respect of the Merger Agreement, the Merger and the relevant arrangements at the HEC CJ Pharm EGM and the HEC CJ Pharm H Shareholders’ Class Meeting

“Domestic Share(s)”	ordinary share(s) in the share capital of our Company with a nominal value of RMB1.00 each, which are subscribed for or credited as paid up in Renminbi and are unlisted Shares which are currently not listed or traded on any stock exchange

“Dongguan HEC Biopharmaceutical”	Dongguan HEC Biopharmaceutical R&D Co., Ltd.* (東莞市東陽光生物藥研發有限公司), a company established in the PRC with limited liability on March 21, 2019 and a direct wholly-owned subsidiary of our Company

“Dongguan HEC Generic Drug”	Dongguan HEC Generic Drug R&D Co., Ltd.* (東莞市東陽光仿製藥研發有限公司), a company established in the PRC with limited liability on March 21, 2019 and a direct wholly-owned subsidiary of our Company

“Dongguan HEC Industrial”	Dongguan HEC Industrial Development Co., Ltd.* (東莞市東陽光實業發展有限公司), a company established in the PRC with limited liability on December 17, 2004, a wholly-owned subsidiary of Shenzhen HEC Industrial and one of our Controlling Shareholders

“Dongguan HEC Medical”	Dongguan HEC Medical Co., Ltd.* (東莞東陽光醫藥有限公司), formerly known as Dongguan HEC TaiGen Pharmaceutical R&D Co., Ltd.* (東莞東陽光太景醫藥研發有限責任公司), a company established in the PRC with limited liability on January 10, 2017 and an indirect non-wholly owned subsidiary of our Company

“Dongguan HEC Medicine”	Dongguan HEC Medicine R&D Co., Ltd.* (東莞市東陽光新藥研發有限公司), a company established in the PRC with limited liability on March 21, 2019 and a direct wholly-owned subsidiary of our Company

“Dongguan HEC Pharmaceutical”	Dongguan HEC Pharmaceutical Co., Ltd.* (東莞東陽光製藥有限公司), a company established in the PRC with limited liability on July 16, 2019 and a direct wholly-owned subsidiary of our Company

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Dongguan HEC Research”	Dongguan HEC Research Co., Ltd.* (東莞東陽光藥物研發有限公司), a company established in the PRC with limited liability on August 23, 2002 and one of our Controlling Shareholders

“Dongguan Yangzhikang”	Dongguan Yangzhikang Pharmaceutical Co., Ltd.* (東莞市陽之康醫藥有限責任公司), a company established in the PRC with limited liability on August 24, 2018 and an indirect non-wholly owned subsidiary of our Company

“EIT Law”	Enterprise Income Tax Law of the PRC (中華人民共和國企業所得稅法), as amended, supplemented or otherwise modified from time to time

“Enlarged SLP Group”	our Group together with the privatized HEC CJ Pharm

“Employee Incentive Scheme”	the employee incentive scheme as adopted on June 18, 2023, the principal terms of which are summarized in “Appendix VI — Statutory and General Information — D. Employee Incentive Scheme”

“EUR”	Euro, the lawful currency of member states of the European Union

“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director

“Frost & Sullivan”	Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., an independent global market research and consulting company

“Frost & Sullivan Report”	the independent industry report prepared by Frost & Sullivan as commissioned by us

“General Rules of HKSCC”	General Rules of HKSCC published by the Stock Exchange and as amended from time to time

“Germany HEC”	HEC Pharm GmbH, a company incorporated in Germany with limited liability on December 22, 2009 and a direct non-wholly owned subsidiary of our Company

“Greater China Region”	for the purpose of this Listing Document, the PRC, Hong Kong, Macau and Taiwan

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Group,” “our Group,” “we” or “us”	our Company and its subsidiaries from time to time or, where the context so requires, in respect of the period prior to our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time

“Guangdong HEC Biopharmaceutical”	Guangdong HEC Biopharmaceutical Co., Ltd* (廣東東陽光生物製劑有限公司), a company established in the PRC with limited liability on February 10, 2017 and an indirect non-wholly owned subsidiary of our Company

“Guangdong HEC Technology”	Guangdong HEC Technology Holding Co., Ltd.* (廣東東陽光科技控股股份有限公司), a company established in the PRC on October 24, 1996, whose shares are listed on the Shanghai Stock Exchange (stock code: 600673), and one of our Controlling Shareholders

“Guide for New Listing Applicants”	the Guide for New Listing Applicants published by the Stock Exchange effective from January 1, 2024 (as amended from time to time)

“HEC Biochemical Pharma”	Yichang HEC Biochemical Pharmaceutical Co., Ltd* (宜昌東陽光生化製藥有限公司), a company established in the PRC on November 29, 2018 and indirectly controlled by Ms. Guo and Mr. Zhang

“HEC CJ Pharm”	Yichang HEC ChangJiang Pharmaceutical Co., Ltd. (宜昌東陽光長江藥業股份有限公司) (formerly known as Yidu HEC Pharmaceutical Company Limited* (宜都東陽光製藥有限公司) and Yichang Changjiang Pharmaceutical Company Limited* (宜昌長江藥業有限公司)), the shares of which are listed on the Stock Exchange (stock code: 1558), a direct non-wholly owned subsidiary of our Company

“HEC CJ Pharm EGM”	the extraordinary general meeting of HEC CJ Pharm to be convened, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and the relevant arrangements

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“HEC CJ Pharm H Share(s)”	the ordinary shares issued by HEC CJ Pharm, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Stock Exchange, representing approximately 74.29% of the issued share capital of HEC CJ Pharm as of the date of the 3.5 Announcement

“HEC CJ Pharm H Shareholder(s)”	the holder(s) of the HEC CJ Pharm H Share(s)

“HEC CJ Pharm H Shareholders’ Class Meeting”	class meeting of HEC CJ Pharm to be convened for HEC CJ Pharm H Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and the relevant arrangements

“HEC CJ Pharm Share(s)”	ordinary share(s) with a nominal value of RMB1.00 each in the share capital of HEC CJ Pharm

“HEC CJ Pharm Shareholder(s)”	the registered holder(s) of the HEC CJ Pharm Share(s)

“HKD,” “HK$” or “HK dollars”	Hong Kong dollars and cents, respectively, the lawful currency of Hong Kong

“H Share(s)” or “SLP H Share(s)”	shares in the ordinary share capital of our Company, with a nominal value of RMB1.00 each, which are to be traded in HK$ and listed on the Stock Exchange pursuant to the Listing

“H Share Registrar”	Computershare Hong Kong Investor Services Limited

“HKSCC”	Hong Kong Securities Clearing Company Limited, a wholly owned subsidiary of Hong Kong Exchanges and Clearing Limited

“HKSCC Nominees”	HKSCC Nominees Limited, a wholly owned subsidiary of HKSCC

“HKSCC Operational Procedures”	the operational procedures of HKSCC, containing the practices, procedures and administrative or other requirements relating to HKSCC’s services and the operations and functions of CCASS, FINI or any other platform, facility or system established, operated and/or otherwise provided by or through HKSCC, as from time to time in force

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Hong Kong” or “HK”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong HEC”	HEC (Hong Kong) Sales Co., Limited (香港東陽光銷售有限公司), a company incorporated in Hong Kong with limited liability on August 25, 2020 and a direct wholly-owned subsidiary of our Company

“Hong Kong Listing Rules” or “Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time)

“Hong Kong Stock Exchange” or “Stock Exchange”	The Stock Exchange of Hong Kong Limited

“ICH”	International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (ICH), an initiative that brings together the regulatory authorities and pharmaceutical industry to discuss scientific and technical aspects of pharmaceuticals and develop ICH guidelines

“IFRS”	IFRS Accounting Standards issued by the International Accounting Standards Board

“Implementation Date”	the implementation date of the Merger agreed between our Company and HEC CJ Pharm upon which our Company will assume all assets, liabilities, interests, businesses, qualifications, employees, contracts and all other rights and obligations of HEC CJ Pharm

“IND”	investigational new drug, an application and approval process required before drug candidates may commence clinical trials

“Independent Third Party(ies)”	a person or entity who is not a connected person of our Company within the meaning of the Hong Kong Listing Rules

“Independent HEC CJ Pharm H Shareholders”	HEC CJ Pharm H Shareholders other than SLP and SLP Concert Parties

“Independent HEC CJ Pharm Shareholders”	HEC CJ Pharm Shareholders other than SLP and SLP Concert Parties

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Introduction”	the proposed Listing of our Company by way of introduction on the Main Board of the Hong Kong Stock Exchange, which include the creation of listed equity consideration (in the form of H Shares) for the Privatization

“KOL(s)”	key opinion leader, a person or organization who has expert product knowledge and influence in a particular field, who is trusted by relevant interest groups and has significant effects on consumer behavior

“Latest Practicable Date”	June 20, 2025, being the latest practicable date for ascertaining certain information in this Listing Document prior to its publication

“Linzhi HEC Pharmaceutical Research”	Linzhi HEC Pharmaceutical Research Co., Ltd.* (林芝東陽光藥業研發有限公司), a company established in the PRC with limited liability on December 20, 2016 and one of our Controlling Shareholders

“Listing”	the listing (by way of introduction) of, and permission to deal in, the H Shares on the Main Board of the Stock Exchange

“Listing Committee”	the Listing Committee of the Stock Exchange

“Listing Date”	the date, expected to be on or about Thursday, August 7, 2025, on which the H Shares are listed and on which dealings in the H Shares are first permitted to take place on the Stock Exchange

“Listing Document”	this listing document being issued by our Company in connection with the Introduction

“Long-stop Date”	the last date the Pre-Conditions, the Conditions to effectiveness and the Conditions to implementation can be fulfilled or waived, as applicable, being December 31, 2025 or such other date as agreed between our Company and HEC CJ Pharm with the consent of the Executive

“Macau”	the Macau Special Administrative Region of the PRC

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Main Board”	the stock exchange (excluding the option market) operated by the Stock Exchange which is independent from and operates in parallel with the GEM of the Stock Exchange

“Merger”	the proposed merger by absorption of HEC CJ Pharm by our Company in accordance with the PRC Company Law and other applicable PRC laws as contemplated under the Merger Agreement

“Merger Agreement”	the merger agreement entered into between our Company and HEC CJ Pharm on May 10, 2024 in relation to the Merger

“Ministry of Finance” or “MOF”	the Ministry of Finance of the PRC (中華人民共和國財政部) (or its local authority, as applicable)

“MIIT”	the Ministry of Industry and Information Technology of the PRC (中華人民共和國工業和信息化部) (or its local authority, as applicable)

“Mr. Zhang”	Mr. ZHANG Yushuai (張寓帥), the son of Ms. Guo and one of our Directors and Controlling Shareholders

“Ms. Guo”	Ms. GUO Meilan (郭梅蘭), the mother of Mr. Zhang and one of our Controlling Shareholders

“mu”	an area unit used in China, equals to approximately 667 square metres

“National Essential Drug List”	the National Essential Drug List (2018 version) (《國家基本藥物目錄(2018年版)》) promulgated by the NHC, as amended, supplemented or otherwise modified from time to time

“NCCN”	National Comprehensive Cancer Network

“NDA”	new drug application, a process required by a regulatory authority to approve a new drug for sale and marketing

“NDRC”	the National Development and Reform Commission of the PRC (中華人民共和國國家發展和改革委員會) (or its local authority, as applicable)

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“NHC”	National Health Commission of the PRC (中華人民共和國國家衛生健康委員會), formerly known as National Health and Family Planning Commission of the PRC (“NHFPC”) (中華人民共和國國家衛生和計劃生育委員會); references to NHC include NHFPC

“NMPA”	the National Medical Products Administration (國家藥品監督管理局), formerly known as China Food and Drug Administration (“CFDA”) (國家食品藥品監督管理總局) or State Food and Drug Administration (“SFDA”) (國家 食品藥品監督管理局) or China’s Drug administration (“CDA”) (國家藥品監督管理局); references to NMPA include CFDA, SFDA and CDA

“North & South Brother (HK)”	North & South Brother International Investment H.K. Co. Limited (香港南北兄弟國際投資有限公司), a company established in Hong Kong on October 31, 1997 and an Independent Third Party

“North & South Brother Pharma”	North & South Brother Pharmacy Investment Company Limited (南北兄弟藥業投資有限公司), a company established in Hong Kong on October 31, 2006 and an Independent Third Party

“NPC”	the National People’s Congress of the PRC (中華人民共和國全國人民代表大會)

“NRDL”	China’s National Reimbursement Drug List, also known as Drugs Catalog for the National Basic Medical Insurance, Work-related Injury Insurance and Maternity Insurance (《國家基本醫療保險、工傷保險和生育保險藥品目錄》), which was published by MOHRSS, as amended, supplemented or otherwise modified from time to time

“Oseltamivir Phosphate Licensor”	F. Hoffmann-La Roche Ltd, an international pharmaceutical company based in Switzerland that holds the rights to certain patents relating to oseltamivir phosphate, an Independent Third Party

“OTC”	over the counter, drugs sold directly to a consumer without a prescription, as opposed to prescription drugs

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“PBOC”	People’s Bank of China (中國人民銀行), the central bank of the PRC

“PCT”	the Patent Cooperation Treaty, an international patent law treaty, concluded in 1970. It provides a unified procedure for filing patent applications to protect inventions in each of its contracting states. A patent application filed under the PCT is called an international application, or PCT application

“Poisons and Drugs Research Office”	Poisons and Drugs Research Office of the Medical Science Academy of the PRC People’s Liberation Army (中國人民解放軍軍事醫學科學院毒物藥物研究所)

“PRC GAAP”	generally accepted accounting principles of PRC

“Pre-Listing Investment”	investment made by the Pre-Listing Investors

“Pre-Listing Investors”	the investors as set out in the section headed “History, Development and Corporate Structure — Pre-Listing Investment — 5. Information about the Pre-Listing Investors” in this Listing Document

“PRC Laws”	any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations as may be in force and publicly available in the PRC from time to time

“PRC Legal Advisor”	Jia Yuan Law Offices, our legal advisor as to PRC laws

“Pre-Conditions”	has the meaning given to it in the section headed “History, Development and Corporate Structure — Structure of the Introduction and the Privatization” in this Listing Document

“Privatization”	the privatization of HEC CJ Pharm by our Company by way of merger by absorption in accordance with the PRC Company Law and other applicable PRC laws as contemplated under the Merger Agreement and the voluntary withdrawal of the listing of the HEC CJ Pharm H Shares from the Stock Exchange pursuant to Rule 6.15(2) of the Listing Rules

“Privatization Proposal”	the proposal for the Privatization

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“province”	a province or, where the context requires, a provincial level autonomous region or municipality, under the direct supervision of the central government of the PRC

“R&D”	research and development

“RMB” or “Renminbi”	Renminbi, the lawful currency of the PRC

“Ruyuan HEC Enterprise Management”	Ruyuan Yao Autonomous County HEC Enterprise Management Co., Ltd.* (乳源瑤族自治縣東陽光企業管理有限公司), a company established in the PRC with limited liability on September 2, 2010

“Ruyuan HEC Industrial”	Ruyuan Yao Autonomous County HEC Industrial Development Co., Ltd.* (乳源瑤族自治縣東陽光實業發展有限公司), a company established in the PRC with limited liability on May 28, 2004 and one of our Controlling Shareholders

“Ruyuan HEC Pharma”	Ruyuan HEC Pharmaceutical Co., Ltd.* (乳源東陽光藥業有限公司), a company established in the PRC with limited liability on March 5, 2010 and indirectly controlled by Ms. Guo and Mr. Zhang

“Ruyuan Shuaicai Investment”	Ruyuan Yao Autonomous County Shuaicai Investment Service Partnership (L.P.)* (乳源瑤族自治縣帥才投資服務合夥企業(有限合夥)), a limited partnership established in the PRC on February 4, 2024 of which Mr. Zhang is the sole general partner and owns 90% interest therein and one of our Controlling Shareholders

“Ruyuan Xinjing Technology”	Ruyuan Yao Autonomous County Xinjing Technology Development Co., Ltd.* (乳源瑤族自治縣新京科技發展有限公司), a company established in the PRC with limited liability on June 26, 2001 and one of our Controlling Shareholders

“Ruyuan Yangzhiguang Aluminum”	Ruyuan Yangzhiguang Aluminum Development Co., Ltd.* (乳源陽之光鋁業發展有限公司), a company established in the PRC with limited liability on June 25, 1998

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Ruyuan Yuneng Electric”	Ruyuan Yao Autonomous County Yuneng Electric Industrial Co., Ltd.* (乳源瑤族自治縣寓能電子實業有限公司), a company established in the PRC with limited liability on June 26, 2001 and one of our Controlling Shareholders

“SAFE”	State Administration of Foreign Exchange of the PRC (中華人民共和國國家外匯管理局)

“SAMR”	State Administration for Market Regulation of the PRC (中華人民共和國國家市場監督管理總局)

“SASAC”	the State-owned Assets Supervision and Administration Commission of the State Council (國務院國有資產監督管理委員會)

“SAT”	the State Taxation Administration of the PRC (中華人民共和國國家稅務總局)

“Securities and Futures Ordinance” or “SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (as revised, supplemented or otherwise modified from time to time)

“SFC”	the Securities and Futures Commission of Hong Kong

“Shaoguan Xinyuneng Industrial”	Shaoguan Xinyuneng Industrial Investment Co., Ltd.* (韶關新寓能實業投資有限公司), a company established in the PRC with limited liability on November 9, 2016 and one of our Controlling Shareholders

“Share(s)”	ordinary share(s) in the share capital of our Company with a nominal value of RMB1.00 each, comprising Domestic Shares and H Shares

“Shareholder(s)”	holder(s) of our Share(s)

“Share Exchange”	exchange of the HEC CJ Pharm H Shares held by the Share Exchange Shareholders into the H Shares according to the Share Exchange Ratio and the terms of the Merger Agreement

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Share Exchange HEC CJ Pharm H Share(s)”	the HEC CJ Pharm H Shares held by the Share Exchange Shareholders which will be exchanged into the H Shares according to the Share Exchange Ratio pursuant to the Share Exchange

“Share Exchange Ratio”	one HEC CJ Pharm H Share to exchange for 0.263614 H Share, meaning that our Company will issue 0.263614 H Share to exchange for one HEC CJ Pharm H Share

“Share Exchange Record Date”	the trading day of the Stock Exchange, expected to be on or about Monday, August 4, 2025, on which a list of the Share Exchange Shareholders who are eligible to participate in the Share Exchange and the number of HEC CJ Pharm H Shares held by such Share Exchange Shareholders will be confirmed

“Share Exchange Shareholder(s)”	the HEC CJ Pharm Shareholders who are registered on the register of members of HEC CJ Pharm on the Share Exchange Record Date (other than our Company or our subsidiaries (if any)) including the HEC CJ Pharm Shareholders who, on the Share Exchange Record Date, do not declare, only partially declare, are ineligible to declare or invalidly declare to exercise the right of the Dissenting Shareholders and any third party designated by HEC CJ Pharm which has acquired HEC CJ Pharm Shares held by the Dissenting Shareholder(s) (if any)

“Shenzhen HEC Industrial”	Shenzhen HEC Industrial Development Co., Ltd.* (深圳市東陽光實業發展有限公司), a company established in the PRC with limited liability on January 27, 1997 and one of our Controlling Shareholders

“Shenzhen HEC Industrial Group”	Shenzhen HEC Industrial and its subsidiaries (other than our Group)

“Shenzhen HEC Pharmaceutical”	Shenzhen HEC Pharmaceutical Co., Ltd.* (深圳市東陽光藥業有限公司), a company established in the PRC with limited liability on March 14, 2016 and one of our Controlling Shareholders

“Shenzhen HEC Testing”	Shenzhen HEC Testing Technology Co., Ltd.* (深圳市東陽光檢測技術有限公司), a company established in the PRC with limited liability on February 28, 2014 and a direct wholly-owned subsidiary of our Company

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Shenzhen NewFoxon”	NewFoxon Xuebao No. 3 Private Securities Investment Fund* (紐富斯雪寶3號私募證券投資基金), a fund managed by Shenzhen NewFoxon Investment Co., Ltd.* (深圳紐富斯投資管理有限公司)

“SLP Concert Parties”	parties acting in concert with us in relation to HEC CJ Pharm under the Takeovers Code

“Sole Sponsor”	China International Capital Corporation Hong Kong Securities Limited

“Special Dividend”	subject to, the fulfillment (or waiver, as applicable) of all the Pre-Conditions and the Conditions, the proposed special dividend of HK$1.50 per HEC CJ Pharm Share to be declared by HEC CJ Pharm payable in cash to HEC CJ Pharm Shareholders whose names appear on the register of members of HEC CJ Pharm on the Special Dividend Record Date other than our Company and our subsidiaries (if applicable)

“Special Dividend Record Date”	the record date for determining the entitlements of HEC CJ Pharm Shareholders to the proposed Special Dividend, which will be decided by the board of HEC CJ Pharm and announced by HEC CJ Pharm

“State Council”	State Council of the PRC (中華人民共和國國務院)

“subsidiary(ies)”	has the meaning ascribed to it in section 15 of the Companies Ordinance

“Supervisor(s)”	the supervisor(s) of our Company

“Suzhou Fenghe”	Suzhou Fenghe Yinghui Corporate Management Partnership (L.P.)* (蘇州豐禾盈輝企業管理合夥企業(有限合夥)), a limited partnership established in the PRC on December 20, 2024

“Takeovers Code”	the Code on Takeovers and Mergers issued by the SFC, as amended, supplemented or otherwise modified from time to time

“Track Record Period”	the three financial years ended December 31, 2022, 2023 and 2024

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“United States” or the “U.S.”	the United States of America, its territories and possessions, any State of the United States and the District of Columbia

“U.S. Securities Act”	The United States Securities Act of 1933, as amended

“US$” or “US dollars” or “USD”	United States dollars, the lawful currency of the United States

“US HEC”	HEC Pharm USA, Inc., a corporation incorporated in the State of New Jersey on November 1, 2011 and an indirect wholly-owned subsidiary of our Company

“Yichang HEC Medical Technology”	Yichang HEC Medical Technology Promotion Service Co., Ltd.* (宜昌東陽光醫藥科技推廣服務有限公司), a company established in the PRC with limited liability on September 10, 2019 and an indirect non-wholly owned subsidiary of our Company

“Yichang HEC Medical”	Yichang HEC Medical Co., Ltd.* (宜昌東陽光醫藥有限公司), a company established in the PRC with limited liability on July 8, 2005 and an indirect non-wholly owned subsidiary of our Company

“Yichang HEC Medicine”	Yichang HEC Medicine Co., Ltd.* (宜昌東陽光藥業股份有限公司), a company established in the PRC with limited liability on January 12, 2004, a non wholly-owned subsidiary of Shenzhen HEC Industrial and one of our Controlling Shareholders

“Yichang HEC Pharmaceutical”	Yichang HEC Pharmaceutical Co., Ltd.* (宜昌東陽光製藥有限公司), a company established in the PRC with limited liability on February 28, 2018 and an indirect non-wholly owned subsidiary of our Company

“Yichang HEC Research”	Yichang HEC Research Co., Ltd.* (宜昌東陽光藥研發有限公司), a company established in the PRC with limited liability on December 12, 2014 and one of our Controlling Shareholders

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

“Yidu HEC Industrial”	Yidu HEC Industrial Development Co., Ltd.* (宜都市東陽光實業發展有限公司), a company established in the PRC with limited liability on February 10, 2004, a non wholly-owned subsidiary of Shenzhen HEC Industrial and one of our Controlling Shareholders

“Yidu Fangwenwen”	Yidu Fangwenwen Equity Investment Limited (L.P.)* (宜都芳文文股權投資合夥企業(有限合夥)), a limited liability partnership established in the PRC on February 5, 2021 of which Dr. Zhang Yingjun is the sole general partner, and one of our employee incentive platforms

“Yidu Junjiafang”	Yidu Junjiafang Equity Investment Limited (L.P.)* (宜都俊佳芳股權投資合夥企業(有限合夥)), a limited liability partnership established in the PRC on October 30, 2020 of which Mr. Zhang is the sole general partner, and one of our Controlling Shareholders

“Yidu Shuaixinwei”	Yidu Shuaixinwei Equity Investment Limited (L.P.)* (宜都帥新偉股權投資合夥企業(有限合夥)), a limited liability partnership established in the PRC on October 30, 2020 of which Mr. Zhang is the sole general partner, and one of our Controlling Shareholders

“Yidu Yingwenfang”	Yidu Yingwenfang Equity Investment Limited (L.P.)* (宜都英文芳股權投資合夥企業(有限合夥)), a limited liability partnership established in the PRC on February 9, 2021 of which Dr. Zhang Yingjun is the sole general partner, and one of our employee incentive platforms

“Zhejiang HEC Health”	Zhejiang HEC Health Pharmaceutical Co. Ltd.* (浙江東陽光健康藥業有限公司), a company established in the PRC with limited liability on September 15, 2009, a wholly-owned subsidiary of Shenzhen HEC Industrial and one of our Controlling Shareholders

“%”	per cent

In this Listing Document, the terms “associate”, “close associate”, “connected person”, “core connected person”, “connected transaction”, “controlling shareholder” and “substantial shareholder” shall have the meanings given to such terms in the Hong Kong Listing Rules, unless the context otherwise requires.

APPENDIX V	LISTING DOCUMENT

DEFINITIONS

Certain amounts and percentage figures included in this Listing Document have been subject to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures preceding them. Any discrepancies in any table or chart between the total shown and the sum of the amounts listed are due to rounding.

For ease of reference, in this Listing Document, “*” denotes translation of certain PRC established companies or entities, laws or regulations into English for identification purposes only. In the event of any inconsistency, the Chinese versions shall prevail.

APPENDIX V	LISTING DOCUMENT

GLOSSARY OF TECHNICAL TERMS

This glossary of technical terms contains terms used in this Listing Document as they relate to our business. As such, these terms and their meanings may not always correspond to standard industry meaning or usage of these terms.

“antibiotic(s)”	a substance produced by or derived from certain fungi, bacteria and other microorganisms, or produced by chemical processes that can destroy or inhibit the growth of other microorganisms; widely used in the prevention and treatment of infectious diseases

“acute myeloid leukemia” or “AML”	a cancer caused by an over-proliferation of myeloid blood cells, characterized by the rapid growth of large numbers of abnormal cells in the bone marrow and blood, which interfere with blood production

“AD” or “Alzheimer's disease”	caused by the accumulation of abnormal protein structures in the brain, which leads to the death of brain cells and the shrinking of brain tissue, affecting patients’ memory and thinking skills

“ADC”	antibody drug conjugate, a class of biopharmaceutical drugs that comprise an antibody conjugated to a payload molecule, typically a cytotoxic agent, via a chemical linker

“API(s)”	active pharmaceutical ingredient (API) (or drug substance), any substance or mixture of substances intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of a drug, becomes an active ingredient of the drug product.

“bioequivalence”	the relationship between two preparations of the same drug in the same dosage form that have a similar bioavailability (rate and extent of availability)

“biosimilar”	a therapeutic biological product that is similar in quality, safety and efficacy to a reference drug approved for registration

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“blood glucose”	also referred to as blood sugar, the concentration of glucose in your blood, an indicator of diabetes monitoring

“Class I innovative (chemical/biological) drug” or “innovative (chemical/biological) drug”	innovative drug that has never been marketed worldwide, being API and its preparation that contain new compounds with clearly defined structure and pharmacological effects which is defined by Reform Plan for Registration Category of Chemical Medicine (《化學藥品註冊分類改革工作方案》) issued by NMPA on March 4, 2016; in other jurisdictions, this type of drug may be classified differently, such as new drug or other classifications, based on their respective regulatory frameworks

“Class II modified new (chemical) drug”	modified new drug that has never been marketed worldwide, being drugs that optimize their structure, dosage form, prescription process, administration route, and indication on the basis of known active ingredients which is defined by Reform Plan for Registration Category of Chemical Medicine (《化學藥品註冊分類改革工作方案》) issued by NMPA on March 4, 2016

“Class III chemical drug”	drugs produced domestically that mimic in-house research and development drugs already listed overseas but not yet listed domestically, having the same active ingredients, dosage forms, specifications, indications, administration routes, and dosage as reference preparations which is defined by Reform Plan for Registration Category of Chemical Medicine (《化學藥品註冊分類改革工作方案》) issued by NMPA on March 4, 2016

“Class III biological drug”	biological products that have been marketed in or outside China which is defined by Requirements for Registration Classification and Application Dossiers of Biological Products (《生物製品註冊分類及申報資料要求》) issued by NMPA on June 29, 2020

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“Class IV chemical drug”	drugs produced domestically that mimic domestically listed in-house research and development drugs, having the same active ingredients, dosage forms, specifications, indications, administration routes, and dosage as the reference formulation which is defined by Reform Plan for Registration Category of Chemical Medicine (《化學藥品註冊分類改革工作方案》) issued by NMPA on March 4, 2016

“cccDNA”	covalently closed circular DNA, a special DNA structure that arises during the propagation of some viruses in the cell nucleus and may remain permanently there

“chemotherapy”	treatment of non-specific usage of intracellular poisons to inhibit mitosis (cell division) or induce DNA damage

“CIA”	chemotherapy-induced anemia, a side effect of chemotherapy that can occur when chemotherapy drugs damage cells in the bone marrow that produce red blood cell

“cirrhosis”	a chronic disease of the liver marked by degeneration of cells, inflammation and fibrous thickening of tissue

“Class I hospital” or “primary hospital”	township or community hospitals designated as Class I hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as National Health Commission of the PRC (中華人民共和國國家衛生健康委員會)), whose primary focus is on preventive care, minimal health services, and rehabilitation

“Class II hospital” or “secondary hospital”	regional hospitals designated as Class II hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as the NHC), typically providing multiple communities with integrated healthcare services and undertaking certain academic and scientific research missions

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“Class III hospital” or “tertiary hospital”	largest regional hospitals with the highest standard in China designated as Class III hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as the NHC), typically providing high-quality professional healthcare services covering a wide geographic area and undertaking higher academic and scientific research initiatives

“CMC”	chemistry, manufacturing, and controls

“COPD”	chronic obstructive pulmonary disease, a progressive and often preventable lung disease characterized by long-term breathing problems and poor airflow due to conditions like chronic bronchitis and emphysema

“CR”	complete remission, the disappearance of all signs and symptoms of a disease, usually after treatment, indicating that the disease is no longer detectable

“CRc”	composite complete remission

“CRh”	complete remission with partial hematologic recovery

“CRO”	contract research organization, a contract research organization, who provides support to the pharmaceutical, biotechnology, and medical device industries in the form of research services outsourced on a contractual basis

“DAA”	direct-acting antiviral agent(s) or drug(s), drugs used to treat viral infections, especially hepatitis C, by directly targeting the virus and inhibiting its replication, significantly improving treatment effectiveness and shortening treatment duration

“DDP (Incoterms 2010)”	Delivered Duty Paid under the 2010 version of the Incoterms, an international trade term where the seller assumes responsibility for all costs, risks and obligations involved in delivering goods to the buyer's designated location, including customs duties, taxes, and transport costs, until delivery is completed

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“DPP-4”	dipeptidyl peptidase-4, also known as adenosine deaminase complexing protein 2 or CD26 (cluster of differentiation 26) is a protein that, in humans, is encoded by the DPP4 gene

“diabetes”	a chronic disease marked by high blood sugar that occurs either when the pancreas does not produce enough insulin or when the body cannot effectively use the insulin it produces

“DNA”	deoxyribonucleic acid, a molecule that carries most of the genetic instructions used in the development, functioning and reproduction of all known living organisms and many viruses

“drug-drug interaction”	means the cumulative changes in a drug’s effect on the body when the drug is taken together with another drug. Drug-drug interaction can delay, decrease, or enhance absorption of either drug

“druggability”	the ability of a target to be therapeutically modulated by medicines

“Encofosbuvir” or “Encofosbuvir Tablets”	a Class I innovative anti-HCV drug candidate, previously known as “Yiqibuvir”

“ESCC” or “esophageal squamous cell carcinoma”	a high-mortality cancer with complex etiology and progression involving both genetic and environmental factors

“exposure-response (E-R) models”	exposure-response analysis refers to developing empirical models to characterize the relationship between drug exposure vs. drug response. Drug response can refer to biomarker changes, safety events, and clinical responses

“FGF21”	fibroblast growth factor 21, is a metabolic hormone primarily expressed in the liver. It acts on adipose, liver and pancreatic tissues to regulate glucose and lipid homeostasis as well as other metabolic processes

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“FLT3”	a transmembrane ligand-activated receptor tyrosine kinase that is normally expressed by hematopoietic stem or progenitor cells and plays an important role in the early stages of both myeloid and lymphoid lineage development

“FLT3 inhibitor”	a type of tyrosine kinase inhibitors, which inhibit the phosphorylation of FLT3 protein through the ATP binding site of the active region of the kinase, and then inhibit the relevant downstream growth signaling pathway, and play a therapeutic role

“FLT3-ITD”	FLT3 internal tandem duplication, a common mutation in AML and correlates with a poor prognosis and higher risk of relapse of AML patients. ITDs are in-frame mutations caused by duplication of various in length fragments encoding the JM domain of FLT3 receptor. The length of ITD insert can influence the clinical outcome in AML patients

“fusion protein”	proteins created through the joining of two or more genes by molecular engineering

“generic drug”	a drug that contains the same active ingredients as an original formulation and is comparable in dosage form, strength, quality, performance and intended use

“GCG”	glucagon, a peptide hormone produced by the alpha cells of the pancreas. It raises blood glucose by promoting glycogen breakdown and new glucose synthesis in the liver

“GCP”	good clinical practice, an international ethical and scientific quality standard for the performance of a clinical trial on medicinal products involving humans

“GIP”	dependent insulinotropic polypeptide. Secreted by intestinal K-cells upon food intake, especially carbs. It stimulates insulin release in a glucose-dependent way and affects lipid metabolism

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“GLP”	good laboratory practice, a quality system of management controls for research laboratories and organizations to try to ensure the uniformity, consistency, reliability, reproducibility, quality and integrity of chemical and pharmaceuticals non-clinical safety tests

“GLP-1”	glucagon-like peptide-1, an incretin hormone secreted by L-cells in the distal intestinal ileum and colon after eating

“GMP”	good manufacturing practice, a quality system enforced by relevant regulatory authorities to ensure that the products produced meet specific requirements for identity, strength, quality and purity

“granules”	a form in which medicines may be delivered for oral ingestion, produced by mixing extracted active medicinal ingredients with supplemental materials or powdered medicines which are formed into dry granules

“GSP”	good supply practice, guidelines and regulations from time to time issued pursuant to the Drug Administration Law of the PRC (《中華人民共和國藥品管理法》) to provide quality assurance and ensure that pharmaceutical distribution enterprises distribute pharmaceutical products in compliance with the guidelines and regulations

“head-to-head”	a trial designed to evaluate an investigational medicine compared to an existing standard of care

“HIF-PHD”	hypoxia inducible factors – prolyl hydroxylase domain proteins. Hypoxia inducible factors (HIFs) are central transcription factors in the hypoxia response and drive the expression of a vast number of survival genes in cancer cells and in cells in the tumor microenvironment. HIFs are tightly controlled by a class of oxygen sensors, the HIF-prolyl hydroxylase domain proteins (PHDs), which hydroxylate HIFs, thereby marking them for proteasomal degradation

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“HbA1c”	glycosylated hemoglobin, a form of hemoglobin that is chemically linked to a sugar. Most monosaccharides, including glucose, galactose and fructose, spontaneously bond with hemoglobin, when present in the bloodstream of humans

“HBcrAg”	hepatitis B core-related antigen, a soluble antigen that circulates in the blood

“HBsAg”	HBV surface antigens, a protein found on the surface of HBV

“hepatitis B”	an infectious disease affecting the liver, caused by the hepatitis B virus (HBV)

“hepatitis C”	an infectious disease affecting primarily the liver, caused by the hepatitis C virus (HCV)

“hERG”	hERG codes for a protein known as Kv11.1, the alpha subunit of a potassium ion channel. This ion channel is best known for its contribution to the electrical activity of the heart; the hERG channel mediates the repolarizing IKr current in the cardiac action potential, which helps coordinate the heart’s beating

“heuristic search”	a type of problem-solving algorithm that uses heuristic functions to guide the exploration of possible solutions. A heuristic function is an approximation or estimation used as a way to find better, more efficient solutions faster than exhaustive searches through all possible combinations

“hypertension”	a long-term medical condition in which blood pressure is persistently elevated

“hyperuricemia”	a level of uric acid in the blood that is abnormally high

“hypoglycemic”	a condition in which the blood sugar (glucose) level is lower than the standard range

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“in vitro”	Latin for “in glass” (usually performed in experimental glassware); studies in vitro are conducted using components of an organism that have been isolated from their usual biological surroundings, such as microorganisms, cells or biological molecules

“in vivo”	Latin for “within the living”; studies in vivo are those in which the effects of various biological entities are tested on whole, living organisms as opposed to a partial or dead organism

“IPF” or “idiopathic pulmonary fibrosis”	a chronic, progressive lung disease. This condition causes scar tissue (fibrosis) to build up in the lungs, which makes the lungs unable to transport oxygen into the bloodstream effectively

“inhibitor”	also known as retarding agent, a substance used to block or reduce the rate of chemical reaction, the same effect as a negative catalyst

“insulin”	a substance that the human body makes and uses to turn sugar into energy

“License in/License out”	the introduction or licensing of products or technologies

“mechanism of action”	the specific biochemical interaction through which a drug substance produces its pharmacological effect

“molecule”	an electrically neutral group of two or more atoms held together by chemical bonds

“monotherapy”	treatment of a condition by means of a single drug

“NASH”	non-alcoholic steatohepatitis, severe form of nonalcoholic fatty liver disease characterized by inflammation of the liver and damage to liver cells, which can lead to fibrosis (scarring) or cirrhosis

“Netanasvir Phosphate” or “Netanasvir Phosphate Capsules”	a Class I innovative anti-HCV drug candidate, previously known as “Antaitasvir Phosphate”

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“NS5A”	non-structural protein 5A, a zinc-binding and proline-rich hydrophilic phosphoprotein that plays a key role in HCV RNA replication

“NS5B”	non-structural protein 5B, an RNA polymerase

“NS3/4A”	a protease that plays an essential role in translation and polyprotein processing during the HCV viral replication process

“Olorigliflozin” or “Olorigliflozin Capsules”	a Class I innovative antidiabetic medication drug candidate, previously known as “Rongliflozin Pyroglutamate”

“orphan drug designation”	a designation granted by the FDA to a drug or biological product which prevents, diagnoses or treats a rare disease or condition, qualifying the sponsors for certain incentives

“pan-genotypic”	anti-viral activity against all genotypes; for hepatitis C, a pan-genotypic drug would effectively target genotypes 1 to 6

“pharmacology”	the science that deals with the origin, nature, chemistry, effects, and uses of drugs, including pharmacognosy, pharmocokinetics, pharmacodynamics, pharmacotherapeutics and toxicology

“Phase I clinical trial(s)”	phase I clinical trials aim to test the safety of a new drug candidate

“Phase II clinical trial(s)”	phase II clinical trials test the new drug candidate on a larger group of patients, to gather information about whether it works and how well it works in the short-term

“Phase III clinical trial(s)”	phase III clinical trials are for a new drug candidate that has already passed phases I and II which test the new drug candidate in larger groups of patients, and compare the new drug candidate against an existing treatment or a placebo to see if it works better in practice and if it has important side effects

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“placebo”	a substance or treatment with no active therapeutic effect, commonly used in clinical trials as the administered substance for the control group

“pneumonia”	an infection of one or more lungs which is usually caused by bacteria, viruses or fungi

“PPI”	proton pump inhibitors, a substance used to treat certain disorders of the stomach and intestines, such as heartburn and ulcers. Proton pump inhibitors block the actions of an enzyme in the stomach and reduce the amount of acid made in the stomach

“pre-clinical studies”	pre-clinical studies testing a drug candidate on nonhuman subjects, to gather efficacy, toxicity, pharmacokinetic and safety information and to decide whether a drug candidate is ready for clinical trials

“primary endpoint”	the main clinical event or result that is measured at a specified time of the study to see if the investigational treatment is effective

“PROTAC”	proteolysis targeting chimera, a molecule that induces selective intracellular proteolysis

“proteolysis”	the breakdown of proteins or peptides into amino acids by the action of enzymes

“QT interval”	the duration of ventricular electrical systole, a measurement made on an electrocardiogram used to assess some of the electrical properties of the heart

“receptor”	a protein molecule usually found on the surface of a cell that receives chemical signals from outside the cell

“ribavirin”	an anti-viral medication used to treat respiratory syncytial virus infection, hepatitis C and viral hemorrhagic fevers

“RLD”	reference listed drug, the approved drug product that the proposed generic drug is intended to duplicate

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“RNA”	ribonucleic acid, a polymeric molecule essential in various biological roles in coding, decoding, regulation and expression of genes

“SGLT-2”	sodium-glucose Cotransporter-2, a protein that facilitates glucose reabsorption in the kidney

“sildenafill”	a medication used to treat erectile dysfunction and pulmonary arterial hypertension

“SVR12”	sustained virologic response 12 weeks after treatment completion

“synthesis”	the production of chemical compounds by reaction from simpler materials

“tadalafil”	a medication used to treat erectile dysfunction, benign prostatic hyperplasia, and pulmonary arterial hypertension

“type 2 diabetes”	a form of diabetes characterized by high blood sugar, insulin resistance and relative lack of insulin

“TKD”	tyrosine kinase domain, a specific region within a protein that has the enzymatic activity to phosphorylate tyrosine residues on other proteins, playing a crucial role in cell signaling pathways that regulate various cellular processes such as growth, differentiation, and survival

“TLR8 agonist”	a type of molecule that activates Toll-like receptor 8 (TLR8), a protein mainly expressed in myeloid cells such as monocytes, macrophages, and neutrophils in the human body

“U.S. FDA” or “FDA”	the Food and Drugs Administration of the United States

“VBP” or “volume-based procurement”	a set of drug and medical device procurement regulations implemented in China which primarily regulate the drug and medical device procurements of public hospitals in China. The VBP aims to achieve a lower price of pharmaceuticals and medical devices center on medical products with mature, high-volume clinical usage and sufficient market competition through a competitive centralized bidding process for large-volume procurement. VBP has been rolled out at both national and provincial levels

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FORWARD-LOOKING STATEMENTS

This Listing Document includes forward-looking statements. All statements other than statements of historical facts contained in this Listing Document, including, without limitation, those regarding our future financial position, our strategy, plans, objectives, goals, targets and future developments in the markets where we participate or are seeking to participate, and any statements preceded by, followed by or that include the words “believe,” “expect,” “estimate,” “predict,” “aim,” “intend,” “will,” “may,” “plan,” “consider,” “anticipate,” “seek,” “should,” “could,” “would,” “continue,” or similar expressions or the negative thereof, are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These forward-looking statements are based on numerous assumptions regarding our present and future business strategies and the environment in which we will operate in the future. Important factors that could cause our actual performance or achievements to differ materially from those in the forward-looking statements include, among others, the following:

•	our business strategies and plans to achieve these strategies;

•	future developments, trends and conditions in and competitive environment for the industries and markets in which we operate;

•	general economic, political and business conditions in locations where we operate;

•	our financial condition and performance;

•	our capital expenditure plans;

•	changes to the regulatory environment, policies, operating conditions of and general outlook in the industries and markets in which we operate;

•	our expectations with respect to our ability to acquire and maintain regulatory licenses or permits;

•	the amount and nature of, and potential for, future development of our business;

•	the actions of and developments affecting our competitors; and

•	the actions of and developments affecting our major customers and suppliers.

Additional factors that could cause actual performance or achievements to differ materially include, but are not limited to, those discussed under the section headed “Risk Factors” and elsewhere in this Listing Document. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as at the date of this Listing Document. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Considering these risks, uncertainties and assumptions, the forward-looking events discussed in this Listing Document might not occur. All forward-looking statements contained in this Listing Document are qualified by reference to the cautionary statements set out in this section.

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RISK FACTORS

You should carefully consider all of the information in this Listing Document, including the following risk factors before making any investment decision in relation to the H Shares. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The market price of the H Shares could fall significantly due to any of these risks, and you may lose all or part of your investment.

We believe that there are certain risks involved in our operations, many of which are beyond our control. We have categorized these risks and uncertainties into: (i) risks relating to our business and industries; and (ii) risks relating to the Listing. Additional risks and uncertainties that are presently not known to us or not expressed or implied below or that we currently deem immaterial could also harm our business, financial condition and operating results. You should consider our business and prospects in light of the challenges we face, including the ones discussed in this section.

A.	RISKS RELATING TO OUR BUSINESS AND INDUSTRIES

Our revenue and business prospects currently depend on Kewei (oseltamivir phosphate). If we are unable to maintain the sales volumes, pricing levels and profit margins of Kewei, our revenue and business prospects could be materially and adversely affected.

During the Track Record Period, sales of oseltamivir phosphate accounted for 81.2%, 86.9% and 64.2% of our revenue for the years ended December 31, 2022, 2023 and 2024, respectively. Most of the oseltamivir phosphate revenue was generated from Kewei (oseltamivir phosphate), our top-selling product. As our revenue has been, and we expect in the short to medium term will continue to be, concentrated on Kewei, our business will be susceptible to factors that may adversely affect Kewei, including incidence of seasonal flu outbreaks, seasonality of sales of Kewei, competition from other manufacturers of anti-viral drugs, prolonged outbreak of an epidemic illness, efficacy of Kewei, pricing level, sales volume, profit margin and production.

The sales of Kewei is significantly affected by flu incidence and pronounced seasonality patterns that may materially impact our financial performance and business operations. For example, our revenue decreased by 37.1% from RMB6,385.6 million in 2023 to RMB4,018.9 million in 2024 mainly due to the fact that our sales for Kewei decreased significantly in 2024 as compared to that of 2023. Such drop was in turn mainly caused by a decrease in flu incidence in China in 2024 as compared to the same period in 2023. In addition, Kewei is effective specifically against Type A and Type B influenza viruses, making it highly sought after during the winter-spring flu seasons in China (typically November through March), when influenza activity reaches its highest levels. Conversely, during periods of low influenza activity, particularly summer months (June through August), demand for Kewei experiences substantial declines, often resulting in significant reductions in our sales volume and revenue for this product. Kewei does not exhibit effectiveness against Types C and D influenza viruses,

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nor is its efficacy guaranteed for any new and potentially evolving influenza viruses that may emerge in the future. This limitation could impact the market position of Kewei, particularly if alternative drugs are proven to be more effective against such novel strains. The unpredictability of seasonal flu outbreaks in terms of timing, severity, duration, type, and geographic spread can vary significantly from year to year. A particularly mild flu season could result in substantially reduced demand for Kewei, potentially leaving us with excess inventory. As these factors are largely beyond our control and are difficult to predict with certainty, the potential fluctuations relating to Kewei’s performance could materially impact our revenue and business prospects. In addition, any prolonged outbreak of epidemic illness may lead to large-scale travel restrictions, social-distancing measures and business closures which would significantly reduce the movement of people, resulting in a decline in the incidence of influenza which in turn could have a negative impact on our business. Furthermore, as oseltamivir phosphate is mostly effective when taking within 48 hours of the onset of flu symptoms, if a patient does not take oseltamivir phosphate during this period, the patient may choose to take other drugs instead of oseltamivir phosphate which may have a negative impact on the sales of our oseltamivir phosphate products.

In addition, the key patents relating to oseltamivir phosphate compound began to expire in August 2017, with the final key patent relating to oseltamivir phosphate synthetic process expired in March 2024. Since 2017, other pharmaceutical companies have been producing and selling oseltamivir phosphate capsule products by using different oseltamivir phosphate manufacturing processes. As a result, our oseltamivir phosphate capsule drug has been competing with other oseltamivir phosphate capsules produced by other pharmaceutical companies since 2017. We mainly sold two types of oseltamivir phosphate capsule products during the Track Record Period, namely (i) oseltamivir phosphate capsule under the brand Kewei with a revenue of RMB507.6 million, RMB684.9 million and RMB307.0 million for 2022, 2023 and 2024, respectively, representing 16.4%, 12.3% and 11.9% of our total revenue from oseltamivir phosphate products, respectively; and (ii) oseltamivir phosphate capsule under the brand Yangjiantai with a revenue of RMB4.7 million, RMB29.2 million and RMB87.7 million for 2022, 2023 and 2024, respectively, representing 0.1%, 0.5% and 3.4% of our total revenue from oseltamivir phosphate products, respectively. The patent relating to our oseltamivir phosphate granules will expire in April 2026, and there may be more competitors producing oseltamivir phosphate granules after the patent expiry. Our oseltamivir phosphate granule under the brand Kewei generated a revenue of RMB2,585.2 million, RMB4,824.6 million and RMB2,181.5 million for 2022, 2023 and 2024, respectively, representing 83.5%, 87.0% and 84.6% of our total revenue from oseltamivir phosphate products, respectively. The increased competition may have a negative impact on the sales of Kewei. Furthermore, the pricing of our oseltamivir phosphate products also has a significant impact on our financial performance. Our Kewei granules are included in provincial VBP schemes and Yangjiantai capsules are included in national VBP schemes. As a result, the relevant products included in the VBP schemes will be sold to the public medical institutions at the bid prices, which in part determine the prices at which we sell our products to our distributors. The centralized tender process can create pricing pressure among substitute products or products that are perceived to be substitute products. If there are more competitors participating in the centralized tender process, it will create pricing pressure on our Kewei granules. Our Kewei capsules has not been

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included in the provincial VBP. However, Kewei capsules, like many other drugs, must comply with the government’s platforms approval and pricing policies stipulated by national and provincial-level healthcare security administrations to be eligible for the purchase by public hospitals through the government’s platforms established by provincial-level healthcare security administrations. In addition, for our Kewei capsules, as there has not been any VBP schemes implemented on Kewei capsules, we cannot sell Kewei capsules to public hospitals through VBP schemes under normal situation and can only sell Kewei capsules to public hospitals outside of the VBP schemes. As a result, whether the public hospitals under or over purchase the amount of oseltamivir phosphate capsules they need in a given year will have a big impact on the sales of Kewei capsules. If there is no shortage of oseltamivir phosphate capsules in public hospitals, we will not be able to sell Kewei capsules to public hospitals which will have a material adverse impact on the sales of our Kewei capsules. Please see “Business — Product Pricing” for more details.

In addition to the above, changes in the price of APIs or other raw materials in the production of Kewei have affected and will continue to affect the profit margins of such products, which could cause our business, revenue and profitability to decline. For example, the gross margins of our anti-infective products in the Track Record Period were affected by cost of APIs. While we intend to continue to expand our product portfolio and diversify the sources of our revenue, there is no assurance that Kewei will not continue to contribute a significant portion of our revenue.

We operate in a highly-competitive environment, and we may not be able to compete effectively against our competitors selling competing drugs, which could subject us to the pressure of price reduction and adversely affect our operations, revenue and business prospects.

We operate in a highly-competitive environment, and we may not be able to compete effectively against competitors. Our inability to compete effectively could result in a decrease of our sales, reduction of the prices of our products and a loss of market share, any of which could have a material adverse effect on our results of operations and profit margins.

Our key competitors are large international and domestic manufacturers of pharmaceutical products. Our drugs primarily compete with drugs that are indicated for similar conditions as our drugs on the basis of efficacy, safety, price, brand, general market acceptance and recognition. Our competitors may be able to more quickly or more successfully discover, develop, acquire or market effective substitutes for our products.

In particular, as we were a market leader in terms of both sales volume and revenue derived from the sales of oseltamivir phosphate granules, holding over 99% of the market share of oseltamivir phosphate granules in China during the Track Record Period, we faced less pricing pressure (i) in the provinces where the provincial VBP schemes are implemented on Kewei granules, when submitting bids for provincial VBP schemes, or (ii) in the provinces where Kewei granules are not included in provincial VBP schemes, when obtaining price approvals from provincial-level healthcare security administrations at which our Kewei

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granules can be sold to the public hospitals in such provinces. However, the patent relating to our oseltamivir phosphate granules will expire in April 2026, and there may be more competitors producing oseltamivir phosphate granules after the patent expiry. If we fail to compete with our competitors and maintain a market-leading position for our Kewei granules, we may lose our bargaining power and face increased pricing pressure for our Kewei granules when we seek to have our Kewei granules included in provincial VBP schemes or obtaining pricing approval from provincial-level healthcare security administrations, which in turn, will have a material negative impact on our business performance and financial position.

In addition, our top-selling drug, Kewei, faces increasingly intense competition from other oseltamivir phosphate manufacturers and other types of anti-influenza drugs. The anti-influenza drug market in China is highly competitive, with over 120 pharmaceutical companies producing influenza medications. Increasingly intense competition from other types of anti-influenza drugs had negatively affected our revenue generated from oseltamivir phosphate products during the Track Record Period. According to Frost & Sullivan, peramivir and baloxavir marboxil, which accounted for 8.6% and 5.4% of the PRC’s anti-influenza drug market in 2023, respectively, were able to increase their market shares to 12.4% and 10.8% in 2024, respectively while the market share of oseltamivir phosphate decreased from 78.0% to 70.3% in 2024. In addition, our competitors within the PRC oseltamivir phosphate market in China such as Company A and Company B also increased their market share from 16.3% and 3.9% in 2023 to 21.2% and 4.9% in 2024, respectively while the market share of our oseltamivir phosphate products decreased from 64.8% to 54.8%. If we failed to compete with other oseltamivir phosphate manufacturers and other types of anti-influenza drugs and maintain our market share, it will have a material negative impact on our business performance and financial position.

Furthermore, several pharmaceutical companies have commercialized flu vaccines and are devolving universal flu vaccines which may be more effective. The commercialization of such new vaccines with better efficacy may lower the flu incidence in future which may have a negative impact on the sales of our oseltamivir phosphate products.

We rely substantially on the success of our drug candidates, some of which are in pre-clinical or clinical development stage, as well as our ability to identify additional drug candidates. If we are unable to successfully identify new drug candidates, complete clinical development, obtain regulatory approval and commercialize our drug candidates, or experience significant delays in doing so, our business will be materially harmed.

Our business relies on the successful development, regulatory approval and commercialization of our pre-clinical or clinical stage drug candidates for the treatment of patients with cancer, diabetes, hepatitis or other targeted indications as well as new drug candidates we may identify and develop. We have invested a significant amount of effort and financial resources into the development of our existing drug candidates and into the research

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of new drug candidates. Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and clinical trials may not be predictive of future trial results. The success of our drug candidates depends on a number of factors, including:

•	successful enrollment of patients in, and completion of, clinical trials, as well as completion of pre-clinical studies;

•	obtaining sufficient supplies of any competing drug product that may be necessary for use in clinical trials for evaluation of our drug candidates;

•	favorable safety and efficacy data from our clinical trials and other studies;

•	successful identification of potential product candidates based on our research or business development methodology or search criteria and process;

•	sufficient resources to acquire or discover additional drug candidates;

•	receipt of regulatory approvals;

•	establishing commercial manufacturing capabilities, either by building facilities ourselves or making arrangements with third-party manufacturers;

•	in relation to CROs or other third parties, whether their performance of their duties to us is (i) compliant with our protocols and applicable laws and (ii) able to protect the integrity of all resulting data;

•	obtaining and maintaining patent, trade secret and other intellectual property protections and regulatory exclusivity for our drug candidates;

•	ensuring we do not infringe, misappropriate or otherwise violate the patents, trade secrets or other intellectual property rights of third parties;

•	successfully launching commercial sales of our drug candidates, if and when approved;

•	competition with other products; and

•	maintaining an acceptable safety profile of our drug candidates following regulatory approval.

If we fail to achieve one or more of these factors in a timely manner or at all, we may experience significant delays in our ability to develop, obtain approval for and commercialize our drug candidates. Such delays could materially harm our business and our ability to generate sufficient revenue and cash flow to sustain our operations.

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If we fail to maintain an effective distribution network for our pharmaceutical products, our business may be adversely affected.

We sell our products primarily to GSP-certified third-party offline distributors. As at December 31, 2024, we had relationships with 610 third-party distributors within the PRC. Our ability to maintain and grow our business will depend on our ability to access a distribution network that timely delivers our products to the PRC and overseas markets. However, we only have limited control over our distributors and cannot guarantee that they will distribute our products in a manner that we deem satisfactory. In addition, our distributors may engage sub-distributors. We have limited control over these sub-distributors as we do not enter into contract with the sub-distributors. It is difficult to monitor their compliance with regulatory requirements and business practices. Non-compliance by any of our sub-distributors under applicable regulations may adversely affect the sales and distribution of our products.

Furthermore, we may be exposed to the risks of fraud or other misconduct committed by our distributors or sub-distributors, over whom we have no direct control. Fraud or other misconduct by our distributors or sub-distributors may involve engaging in kick-backs, bribery or other unlawful payments. In any such event, we could, as a result, incur liability to our downstream customers for fraud or misconduct committed by such distributor or sub-distributors. Any claims could subject us to costly litigation and impose a significant strain on our financial resources and attention of management personnel regardless of whether the claims have merit, any of which could result in complaints from our downstream customers, regulatory and legal liabilities, as well as serious harm to our reputation.

Moreover, we typically enter into distribution agreements with our general distributors for a term of one year and with our pharmacy distributors for a term of three years. We need to continually renew distribution agreements with our distributors in order to maintain our distribution network. Our distributors might elect not to renew their agreements with us or otherwise terminate their business relationship with us for different reasons, for example, if certain factors limit the profit margins that such distributors can obtain through the resale of our pharmaceutical product to hospitals, medical institutions and sub-distributors. Our business prospects may be adversely affected if we lose our relationships with our existing distributors or otherwise fail to maintain or expand our distribution network effectively.

In addition, as one of the measures of the PRC healthcare system reform, the State Council together with seven other central government departments (including the NHC and the NMPA) jointly issued the Circular on Issuing the Implementing Opinions on Carrying out the Two-invoice System for Drug Procurement among Public Medical Institutions (for Trial Implementation) (《印發關於在公立醫療機構藥品採購中推行「兩票制」的實施意見(試行)的通知》) (the “Circular”) on December 26, 2016. Please refer to the paragraphs headed “Regulatory Environment — Principal Regulatory Provisions — Laws and Regulations on Drug Supply — Two-invoice System.” The “Two-Invoice System” refers to one invoice between the pharmaceutical manufacturer and the pharmaceutical distributor, and one invoice between the pharmaceutical distributor and the hospital, and thereby only allows a single level of distributor for the sale of pharmaceutical products from the pharmaceutical manufacturer to

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the hospital. According to the Circular, two-invoice system will be promoted in pilot provinces (autonomous regions and municipalities directly under the Central Government) involved in the comprehensive medical reform program and pilot cities for public hospital reform on a priority basis, while other regions are encouraged to implement such system, so that such system can be promoted in full swing nationwide in 2018. To meet this requirement, many drug manufacturers have reduced the tiers of distributors, or converted drug distributors into contracted service organizations. As a result, the system significantly limits the options for companies like us to use multiple tiers of distributors to reach a larger geographic area. The reduction in distribution tiers resulted in a decrease in distribution mark-ups and an accompanying reduction in prices paid by public hospitals. The pharmaceutical manufacturers and pharmaceutical distributors who fail to comply with the requirements of the “two-invoice system”, may lose their qualification to participate in the bidding and procurement process of public hospitals as well as to win bids and distribute drugs to public hospitals. In addition, the relevant pharmaceutical manufacturers and pharmaceutical distributors will also have a bad record of drug sales. Alterations to this regulatory framework or its enforcement could lead to unforeseen challenges, such as increased compliance requirements or adjustments in our business processes.

We incurred losses in certain years during the Track Record Period and recorded significant revenue drop for the first quarter of 2025 as compared with the first quarter of 2024, and there may be uncertainty about the business prospects in the future.

We are a pharmaceutical company. Investment in pharmaceutical product development is highly speculative because it entails substantial upfront capital expenditure and significant risk that a drug candidate may fail to gain regulatory approval or become commercially viable. We will be susceptible to factors that may adversely affect our marketed products including sales volume, lower incidence of seasonal flu outbreaks, pricing level, profit margin and production. We have incurred and may continue to incur significant development and other expenses related to our ongoing operations. We reported loss for the year of RMB1,415.9 million, for the year ended December 31, 2022. Although our loss for the years decreased during the Track Record Period and we reported profit for the year of RMB1,013.9 million and RMB24.8 million for the year ended December 31, 2023 and 2024, there may be uncertainty about the business prospects in the future as we:

•	continue our development and commence clinical trials of our drug candidates;

•	seek regulatory approvals for our drug candidates throughout the research and development and clinical trial stages;

•	commercialize any of our drug candidates for which we may obtain marketing approval;

•	maintain and expand our manufacturing facilities;

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•	continue to build up clinical, operational, financial, manufacturing and scientific personnel;

•	establish and expand our sales, marketing and commercialization infrastructure and workforce and maintain our sales network for any products that obtain regulatory approval;

•	seek to identify additional drug candidates;

•	address any competing technological and marketing developments, including new products developed by competitors;

•	obtain, maintain, expand and protect our intellectual property portfolio;

•	may experience an increase in the amount of loss allowance in respect of our trade and bills receivables;

•	enforce and defend intellectual property-related claims; and

•	acquire or in-license other intellectual property, drug candidates and technologies.

The likelihood and size of our future net losses will depend, in part, on the rate of growth of our expenses and our ability to successfully commercialize and generate revenue from sales of our drug candidates, which will be adversely affected if any of our drug candidates fail, for any reason, before commercialization. To remain profitable, we must develop and eventually commercialize drug candidates with significant market potential. This will require us to succeed in a range of challenging activities, including completing pre-clinical testing and clinical trials of our drug candidates, obtaining regulatory (such as IND, NDA/BLA) and marketing approval for these drug candidates, manufacturing, marketing and selling those drug candidates and satisfying any post-marketing requirements. If we are unable to achieve sufficient market acceptance or favorable pricing for our drug candidates, it could impact our ability to generate revenue and become profitable as well as our prospects of generating sufficient cash to fund the development of our other pipeline projects.

We cannot guarantee that we will succeed in any or all of these activities and, even if we do, we may not generate sufficient revenue to break even or achieve profitability. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Even if we remain profitable in the near future, we may not be able to sustain profitability in subsequent periods. In addition, our revenue for the first quarter of 2025 decreased by 40.7% as compared with the first quarter of 2024 which in turn had a greater adverse impact on our profitability in the first quarter of 2025. Such decrease in revenue may have a negative impact on our gross profit and net profit. Please see “Summary — Recent Development — Update on Our Financial Performance for the First Quarter of 2025”

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for details. Our failure to remain profitable may adversely affect the value of the Company and impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the expertise of principal members of our management and scientific teams. See “Directors, Supervisors and Senior Management” in this Listing Document for further details of the expertise and experience of our key management. We do not maintain “key person” insurance for any of our executives or other employees.

Our success also depends on our continued ability to attract, retain and motivate highly qualified employees, in particular technical employees as well as manufacturing and sales personnel. We also engage consultants and advisors, including scientific and clinical advisors, to assist us in formulating our discovery, clinical development and commercialization strategies. The loss of the services of one or more of our key executives, senior management, technical, manufacturing and sales personnel or third-party consultants or advisors could delay or prevent the successful development and commercialization of our existing and future drug candidates and materially harm our ability to successfully implement our business strategies.

Furthermore, replacing executive officers, key employees or consultants may be difficult and take more time because the pool of qualified individuals is very small and the competition for them is fierce. We may be unable to hire, train, retain or motivate these key personnel or consultants on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel.

We may also face competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, our consultants and advisors may have commitments under consulting or advisory contracts with entities other than us that limit the scope of services they can provide to us.

If we are unable to win bids through the centralized tender processes conducted by PRC authorities, we will lose market share and our revenue and profitability may be adversely affected.

A number of the products we sell to our distributors are on-sold to public hospitals owned or controlled by government authorities in the PRC. For details on our major products which are included in the VBP scheme, please refer to “Summary — Our Products and Product Candidates — Our Existing Product Portfolio”. Each public medical institution owned by the government at the county level or higher or owned by state-owned enterprises, including state-controlled enterprises, must purchase substantially all their pharmaceutical products through a centralized tender process. We submit bids in a tender process to supply our products to these institutions at fixed prices. Our bids are generally considered on the basis of prices relative to substitute products and their clinical effectiveness, as well as the quality of our

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products. If we are successful in winning bids in a centralized tender process, the relevant products will be sold to public hospitals at bid prices, which will partly determine the prices at which we can sell our products to our distributors.

The centralized tender process can create pricing pressure among substitute products or products that are perceived to be substitute products. Our sales volumes and profitability depends on our ability to successfully differentiate our products and price our bids in a manner that enable us to succeed in the centralized tender processes at profitable levels. If we are unable to differentiate our products or are otherwise unsuccessful in winning future bids in the centralized tender processes at profitable levels, we will lose revenue that would have otherwise been realized through the sale of products to the relevant PRC public hospitals.

We may fail to win bids in a centralized tender process due to various factors, including reduced demand for the relevant product, uncompetitive bidding price, the relevant product being perceived to be less clinically effective than competing products, or our services or other aspects of our operations being perceived to be less competitive. If our products are not selected in the centralized tender processes in one or more regions, we will be unable to sell the relevant products to public hospitals in those regions. This could materially and adversely affect our market share, revenue and profitability.

All material aspects of the research, development, manufacturing and commercialization of our drug candidates are heavily regulated and are subject to change, which may affect our operations, revenue and profitability or impose additional compliance burdens on us.

All jurisdictions in which we intend to develop and commercialize our drug candidates regulate these activities in great depth and detail. The pharmaceutical and biopharmaceutical industries in these jurisdictions are subject to comprehensive government regulation and supervision, in particular, regulation of the development, approval, manufacturing, marketing, sales and distribution of products. However, there are differences in the regulatory regimes that make for a more complex and costly regulatory compliance burden for a company like us that plans to operate in each of these regions.

The process of obtaining regulatory approvals and maintaining compliance with appropriate laws and regulations requires the expenditure of substantial time and financial resources. Any recently enacted and future legislations may increase the difficulty and cost for us to obtain regulatory approval of, and commercialize, our drug candidates, and affect the prices we may obtain. Changes in government regulations or in practices relating to the pharmaceutical and biopharmaceutical industries, such as a relaxation in regulatory requirements or the introduction of simplified approval procedures which would lower the entry barrier for potential competitors, or an increase in regulatory requirements which may increase the difficulty for us to satisfy such requirements, may have a material adverse impact on our business, financial condition, results of operations, and prospects. In addition, we are subject to scheduled or unscheduled periodic inspections of our facilities to monitor our regulatory compliance. During the Track Record Period, we passed all the inspections and obtained clearance in relation to discovery and development of our drug candidates from the

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regulatory authorities in all material respects. However, we cannot assure you that we will be able to do so going forward. Assessment and ultimate decision regarding these regulatory approvals, clearance and inspection are subject to the discretion of the relevant authority, which means that even if we meet all necessary requirements, there is no guarantee that we will obtain or renew such approvals in a timely manner. Failure to obtain or maintain the regulatory approvals in the jurisdictions we operate or target to operate in the future at any time during the drug development process or approval process, or after approval, may subject us to administrative or judicial sanctions. These sanctions could include, but are not limited to, a regulator’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, voluntary or mandatory product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any occurrence of the foregoing could therefore materially adversely affect our business, financial condition, results of operations and prospects.

For example, pursuant to the Opinions on Conducting the Consistency Evaluation for the Quality and Efficacy of Generic Drugs issued by the General Office of the State Council (《國務院辦公廳關於開展仿製藥質量和療效一致性評價的意見》) promulgated on February 6, 2016 and the Opinions of Relevant Matters Concerning Implementing the Opinions on Conducting the Consistency Evaluation for the Quality and Efficacy of Generic Drugs issued by the NMPA (《關於落實<國務院辦公廳關於開展仿製藥質量和療效一致性評價的意見>的有關事項的意見》), promulgated on May 25, 2016, generic drugs approved for marketing before the implementation of the new registration classification of chemical drugs, including domestic generic drugs, imported generic drugs and the indigenous varieties of the originally developed drugs, shall carry out consistency evaluation. In principle, the consistency evaluation should be completed before the end of 2018 for the oral solid preparations of generic chemicals approved for sale before October 1, 2007 listed in the National Essential Drug List (2012 version) (《國家基本藥物目錄(2012年版)》). For any other generic drugs approved for marketing before the implementation of the new classification of registration of chemical drugs, after a drug produced by a pharmaceutical enterprise passes the consistency evaluation, other pharmaceutical enterprises shall, in theory, complete the consistency evaluation for their identical drugs within three years; no registration will be granted in case of failure to do so as required within the prescribed time limit.

Pursuant to the Circular on Relevant Matters Concerning Consistency Evaluation for Quality and Curative Effect of Generic Drugs (《關於仿製藥質量和療效一致性評價有關事項的公告》) further promulgated by NMPA on December 28, 2018, the time limit for evaluation of the varieties included in the National Essential Drug List (2018 version) (《國家基本藥物目錄(2018年版)》) will no longer be set uniformly. For generic drugs, including essential drug varieties, approved for listing before the implementation of new registration and classification of chemical drugs, after the first variety has passed the consistency evaluation, the same variety of other drug manufacturers should, in theory, complete the consistency evaluation within three years. If it is not completed within the time limit, the enterprise may apply to the local

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provincial drug regulatory authority for an extension of the evaluation if it is deemed to be clinically necessary and in short supply in the market. If the registration is not completed within the prescribed time limit, it shall not be re-registered.

For example, several of our products have yet to pass the consistency evaluation. Substantial uncertainty persists regarding both the substantive and procedural requirements of the evaluation process. This includes ambiguities in the interpretation of the pertinent written requirements and procedures, as well as associated costs, particularly those incurred in conducting consistency evaluations. If we fail to complete the evaluation for our generic drugs, we may not be able to re-register such drugs for sale, or participate in the centralized tender process. If we fail to complete the bioequivalence test study, we may fail to obtain generic drugs approval, as a result of which, we cannot commence production and sale of the relevant drugs. All of these may materially and adversely affect our business, financial condition, results of operations and prospects. Please see “Regulatory Environment — Laws and Regulations on Drugs — Registration of Generic Drugs” for more details.

Our failure to obtain or renew certain approvals, licences, permits and certificates required for our business may materially and adversely affect us.

We are required to obtain and maintain various approvals, licences, permits and certificates from relevant authorities to operate our business. Please see “Business — Permits, Licenses and Certifications.” In addition, some of these approvals, permits, licences and certificates are subject to periodic renewal and/or reassessment by the relevant authorities, and the standards of such renewal and/or reassessment may change from time to time. We cannot assure you that we will be able to successfully procure such renewals and/or reassessment when due, and any failure to do so could severely disrupt our business.

Furthermore, if the interpretation or implementation of existing laws and regulations changes or new regulations come into effect requiring us to obtain any additional approvals, permits, licences or certificates that were previously not required to operate our existing businesses, we cannot assure you that we will successfully obtain them, which in turn could restrict our scope of permitted business activities and constrain our drug development and revenue generation capability.

The market opportunities for our drug candidates in pipeline may be smaller than we anticipate, which could render some drug pipelines ultimately unprofitable even if commercialized.

We estimate the incidence and prevalence of target patient populations for particular diseases based on various third-party sources, such as scientific literature, surveys of clinics, patient foundations or market research, as well as internally generated analysis, and we use such estimates in making decisions regarding our drug development strategy, including determining which pipelines to focus our limited resources on in pre-clinical or clinical trials. These estimates may be inaccurate or based on imprecise data. The addressable market opportunity will depend on, among other things, acceptance of the drug by the medical

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community, patient access, drug pricing and reimbursement. The number of patients in the addressable market may turn out to be lower than expected, patients may not be amenable to treatment with our drugs, or new patients may become increasingly difficult to identify.

Furthermore, new studies may change the estimated incidence or prevalence of the indications that are targeted by our drug pipelines, including but not limited to infectious diseases, oncology, NASH, diabetes, respiratory and neuropsychiatric diseases pipelines, and the number of addressable patients for our drug pipelines in any case may turn out to be lower than expected. In such cases, even if we obtain significant market share for our drug pipelines, given how small the potential target populations are, we may never achieve profitability without obtaining regulatory approval for additional indications. Any of the above unfavorable developments could have a material adverse effect on our business, financial condition and results of operations.

We have entered into collaboration arrangements and licensing agreements for the development and commercialization of our product candidates, and may continue to form or seek such arrangement in the future, even though we may not realize the benefit of it. Disputes may arise between us and our partners, which could adversely affect our business operations and financial condition.

As an important component of our research and development model, we have entered into collaboration and licensing arrangements with leading domestic and international pharmaceutical companies and biotechnology companies regarding our co-development, in-license and/or out-license initiatives. Please see “Business — Research and Development — Collaboration and Licensing Agreements” in this Listing Document for further information on those collaboration arrangements. We may form or seek strategic alliances, create joint ventures or collaborations, or enter into additional licensing arrangements with third parties whom we believe will complement or expand our development and commercialization efforts with respect to our drug candidates and any future drug candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our short- and long-term expenditure, issue securities that dilute existing shareholdings, or disrupt our management and business.

We have limited experience in developing new pharmaceutical products for overseas markets, including the United States, which can be significantly more costly and time consuming than for the PRC market. As a result, we have sought co-development partners to assist us with regulatory requirements and to share costs associated with clinical trials or other aspects of product development. For example, we and one of our business partners are carrying out research and development collaborations in relation to certain chronic diseases.

Our strategic collaboration with collaboration partners involves numerous risks. We may not achieve the revenue and cost synergies expected from the transaction. These synergies are inherently unpredictable, and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and are beyond our control. If we achieve the expected benefits, they may not be achieved within the anticipated

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time frame. In addition, the synergies from our collaboration with collaboration partners may be offset by other costs incurred in collaborating with collaboration partners, increases in other expenses, operating losses or problems in the business which are unrelated to our collaboration with collaboration partners. Disputes may arise between us and our current or future collaboration partners. For example, our collaboration partners may refuse to pay or may be unable to settle the licensing fee. Such disputes may cause delay or termination of the research, development or commercialization of our drug candidates, or may result in costly litigation or arbitration that diverts management attention and resources. As a result, there can be no assurance that these synergies will be achieved.

We face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our drug candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our drug candidates as having the requisite potential to demonstrate safety and efficacy or commercial viability. If and when we collaborate with a third party for development and commercialization of a drug candidate, we can expect to relinquish some or all of the control over the future success of that drug candidate to the third party. The milestone payments that we expect to receive under the collaboration and/or license agreement are usually contingent on the achievement of certain development or commercial milestones, and failure to achieve such milestones means that we will not be able to receive these payments. Milestone payments may account for a substantial part of the total amount of the payments that we expect to receive under these agreements.

We face substantial competition, which may result in others discovering, developing or commercializing competing drugs before or more successfully than we do.

The development and commercialization of new drugs is highly competitive. We face competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide who may have significantly greater financial resources and expertise as well as from small and early-stage companies who collaborate with large and established companies in research and development activities. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. A number of large pharmaceutical and biotechnology companies are currently marketing and selling drugs or pursuing the development of drugs for the treatment of infectious diseases, oncology, NASH, diabetes, respiratory and neuropsychiatric diseases for which we are commercializing our drugs or developing our drug candidates. We also face potential competitions from academic institutions, government agencies and other public and private research organizations who conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

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Our ability to commercialize our drug candidates could be materially harmed if our competitors develop and commercialize drugs that are safer, more effective, cheaper or have fewer or less severe side effects compared to our own drug candidates. If our competitors manage to obtain approval from the FDA, NMPA, EMA or other comparable regulatory authorities for their drugs and enter into the relevant market ahead of us, we may experience a second mover disadvantage or a delay in our regulatory approval.

Other pharmaceutical companies in the past manufactured and sold products which compete with some of our major products and may continue to do so in the future when the patents of those major products that we are licensed to or own expire. It may erode our market share in the PRC for our major products, which may materially and adversely affect our future sales revenue and profit of such products.

Our current and potential competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We are subject to stringent privacy laws, information security policies and contractual obligations related to data privacy and security, and we may be exposed to risks related to our management of the medical data of subjects enrolled in our clinical trials and other personal or sensitive information.

Data protection and privacy laws and regulations generally require clinical trial sponsors and operators and their personnel to protect the privacy of their enrolled subjects and prohibit unauthorized disclosure of personal information. If such institutions or personnel divulge the subjects’ private or medical records without their consent, they will be held liable for damage caused thereby. We receive, collect, generate, store, process, transmit and maintain medical data treatment records and other clinical details of the subjects enrolled in our clinical trials. As such, we are subject to the relevant local, national and international data protection and privacy laws, directives regulations and standards that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data in the various jurisdictions in which we operate and conduct our clinical trials, as well as contractual obligations. As of the Latest Practicable Date, we are primarily subject to numerous PRC laws, Hong Kong laws, EU laws and U.S. federal and state laws governing data protection and privacy.

In recent years, the PRC authorities have promulgated certain laws and regulations in respect of information security, data collection and privacy protection regulations in the PRC, including the Cybersecurity Law of the PRC (中華人民共和國網絡安全法), the Provisions on Protection of Personal Information of Telecommunication and Internet Users (電信和互聯網用戶個人信息保護規定), the Cybersecurity Review Measures (網絡安全審查辦法), the Data Security Law of the PRC (中華人民共和國數據安全法) which became effective from September 1, 2021, the Personal Information Protection Law of the PRC (中華人民共和國個人信息保護法) which became effective from November 1, 2021, and the Measures for the

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Security Assessment of Outbound Data Transfer (數據出境安全評估辦法) which became effective from September 1, 2022. Under the Personal Information Protection Law of the PRC, in case of any personal information processing, such individual prior consent shall be obtained, unless the Law indicates otherwise. Further, any data processing activities, that are in relation to the sensitive personal information such as biometrics, medical health and personal information of teenagers under fourteen years old, are not allowed, unless such activities have a specific purpose, are highly necessary and strictly protective measures have been taken. We are not a critical information infrastructure operator and are not an internet platform operator which holds the personal information of more than 1 million users. As of the Latest Practicable Date, we have not received any written or oral notification from the competent authorities or supervisory authorities which have determined that we constituted a critical information infrastructure operator, or that our business operations in all aspects (including but not limited to data processing activities) affect or may affect national security. In addition, the listing in Hong Kong does not fall within the context of “overseas” listing under the Cybersecurity Review Measures of the People's Republic of China (中華人民共和國網路安全審查辦法). Based on the foregoing, and as advised by our PRC Legal Advisor, we do not fall under the circumstances requiring a cybersecurity review under the Cybersecurity Review Measures of the People's Republic of China (中華人民共和國網路安全審查辦法).

In addition, certain industry-specific laws and regulations affect the collection and transfer of data in China. The Regulations on the Administration of Human Genetic Resources of the PRC (中華人民共和國人類遺傳資源管理條例), or the HGR Regulation, was promulgated by the State Council in May 2019 and came into effect in July 2019. It stipulates that Foreign Entities, individuals, and the entities established or actually controlled by Foreign Entities or individuals are forbidden to collect, preserve and export China’s human genetic resources. On May 26, 2023, the Ministry of Science and Technology of China promulgated the Implementation Rules for the Administrative Regulation on Human Genetic Resources (《人類遺傳資源管理條例實施細則》), or the Implementation Rules for HGR, which came into effect on July 1, 2023. The Implementation Rules for HGR further clarify the criteria to constitute a Foreign Entity, which shall include (i) any foreign organization or individual that holds directly or indirectly more than 50% of the shares, equity interests, voting rights, property shares or other interests in the institution, (ii) any foreign organization or individual that is able to dominate or have material effect on the decision-making or management of the institution through its voting right or other interests, although the shares, equity interests, voting rights, property share or other interests it directly or indirectly holds in the institution is less than 50%, (iii) any foreign organization or individual that is able to dominate or have material effect on the decision-making or management of the institution through investment relationship, contract or other arrangement; and (iv) other situations stipulated by laws, regulations and rules. Currently, we do not fall into the definition of the Foreign Entity under the Implementation Rules for HGR, but we cannot assure you that we will not be defined as a Foreign Entity in the future. We may only be permitted to utilize and be provided with China’s human genetic resources after satisfying all requirements under the HGR Regulation and other applicable laws if we were regarded as a Foreign Entity. This could potentially cause delays in our ability to access and utilize these resources in a timely manner.

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In October 2020, the SCNPC promulgated the Biosecurity Law of the PRC, which became effective in April 2021. The Biosecurity Law of the PRC (中華人民共和國生物安全法) reaffirms the regulatory requirements stipulated by the HGR Regulation while potentially increasing the administrative sanctions where China’s human genetic resources are collected, preserved, exported or used in international cooperation in violation of applicable laws. As a result, we may be exposed to compliance risks under the HGR Regulation and the Biosecurity Law of the PRC. For more information regarding the PRC laws and regulations governing data protection and privacy, see “Regulatory Environment — Laws and Regulations of the PRC” in this Listing Document.

In addition, our clinical trials frequently also involve professionals from third-party institutions working on-site with our staff and enrolled subjects. We cannot ensure that such persons will always comply with our data privacy measures. We also cooperate with third parties including principal investigators, hospitals, CROs, CDMOs and other third-party contractors and consultants for our clinical trials and operations. Any leakage or abuse of patient data by our third-party partners may be perceived by the patients as our fault, negligence or a result of our failure. Furthermore, any change in such laws and regulations could affect our ability to use medical data and subject us to liability for the use of such data for previously permitted purposes. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of information security that results in the unauthorized release or transfer of personally identifiable information or other patient data, could cause our customers to lose trust in us and could expose us to legal claims.

In addition, according to the relevant rules for the management of scientific data applicable in each jurisdiction, we may be required to obtain governmental approval before any scientific data can be transferred from one jurisdiction to another. As the assessment and ultimate decision regarding these approval(s) are subject to the discretion of the relevant authority, we cannot guarantee that we will always successfully obtain relevant approvals for sending scientific data (such as the results of our pre-clinical studies or clinical trials) to another jurisdiction. If we are unable to obtain necessary approvals in a timely manner, or at all, our research and development of drug candidates may be hindered, which may materially and adversely affect our business, results of operations, financial conditions and prospects.

Mutations to viruses (including mutations that develop increases drug resistance) may affect the effectiveness of our anti-viral products.

Anti-viral products are one of our key therapeutic areas. In particular, our Kewei product is used for the treatment and prevention of the anti-influenza virus (in particular, the influenza A virus and the influenza B virus). The effectiveness of our anti-viral products in relation to the treatment and prevention of viral infections may be adversely affected if the virus type for which our products target mutates or otherwise develops resistance against the relevant products (or the chemical compound associated with the relevant products). According to U.S. Centers for Disease Control, mutations of viruses may happen over time or suddenly. For example, as a virus replicates, small genetic changes in the viral genome may occur. As these

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changes accumulate over time, the virus may become genetically different from the original virus type. In other cases, a mutation may suddenly occur when two different viruses infect a host at the same time, which may lead to the two viruses combining and producing a new virus type.

The efficacy of our anti-viral products will be affected by mutated viruses or viruses that develop resistance against certain chemical compounds over time. If the effectiveness of our anti-viral products in respect of the treatment against the relevant virus type is diminished, it may reduce the demand for our anti-viral products and in turn, may adversely affect the revenue generated from such anti-viral products.

Our drugs and any future approved drug candidates may fail to achieve the degree of market acceptance by physicians, patients and others in the medical community necessary for commercial success.

Even if our future drug candidates receive regulatory approval, they may nonetheless fail to gain sufficient market acceptance by physicians and patients and others in the medical community. If our drug candidates do not achieve an adequate level of acceptance, we may not generate significant product sales revenue and we may not become profitable. The degree of market acceptance of our drug candidates, if approved for commercial sale, will depend on a number of factors, including, but not limited to:

•	no adverse events caused by our drug candidates which could interrupt, delay or halt clinical trials;

•	the clinical indications for which our drug candidates are approved;

•	physicians, hospitals, medical treatment centers and patients considering our drug candidates as a safe and effective treatment;

•	the potential and perceived advantages of our drug candidates over alternative treatments;

•	the prevalence and severity of any side effects;

•	product labeling or package insert requirements of regulatory authorities;

•	limitations or warnings contained in the labeling approved by regulatory authorities;

•	the timing of market introduction of our drug candidates as well as competitive drugs;

•	the cost of treatment in relation to alternative treatments;

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•	the availability of adequate coverage and reimbursement under the national and provincial reimbursement drug lists in the PRC, or from third-party payers and government authorities in other jurisdictions;

•	price control or downward adjustment by the government authorities or other pricing pressure, including the price reduction during the negotiation for inclusion in the national reimbursement drug lists;

•	the willingness of patients to pay out-of-pocket in the absence of coverage and reimbursement by third-party payers and government authorities;

•	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

•	the effectiveness of our sales and marketing efforts.

If any approved drug candidates that we commercialize fail to achieve market acceptance among physicians, patients, hospitals, medical treatment centers or others in the medical community, we will not be able to generate revenue. Even if our future approved drug candidates obtain market acceptance, we may not be able to maintain such market acceptance over time if new products or technologies are introduced that are more favorably received than our drug candidates, are more cost-effective or render our drug candidates obsolete. Our failure to achieve or maintain market acceptance for our future approved drug candidates would materially adversely affect our business, financial condition, results of operations and prospects.

The regulatory approval processes of the NMPA, FDA and other comparable regulatory authorities are complex. If we are unable to obtain without undue delay any regulatory approval for our drug candidates in our targeted markets, our business may be materially and substantially affected.

The regulatory approval processes of the NMPA, the FDA and other comparable regulatory authorities are often complex, and depend on numerous factors, including the substantial discretion of the regulatory authorities. Our drug candidates could fail to receive regulatory approval in a timely manner for many reasons, including but not limited to:

•	failure to begin or complete clinical trials due to disagreements with regulatory authorities;

•	failure to demonstrate that a drug candidate is safe and effective or, it is safe, pure, and potent for its proposed indication;

•	failure of clinical trial results to meet the level of statistical significance required for approval;

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•	data integrity issues related to our clinical trials;

•	disagreement with our interpretation of data from preclinical studies or clinical trials;

•	failure to conduct a clinical trial in accordance with regulatory requirements or our clinical trial protocols; and

•	clinical sites, investigators or other participants in our clinical trials deviating from a trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial.

In addition, the NMPA, the FDA or a comparable regulatory authority may require more information, including additional analyses, reports, data, non-clinical studies and clinical trials, or questions regarding interpretations of data and results, to support approval, which may prolong, delay or prevent approval and our commercialization plans, or we may decide to abandon the development programs. Changes in regulatory requirements and guidance may also occur, and we may need to amend clinical trial protocols submitted to competent regulatory authorities to reflect these changes. Resubmission may impact the costs, timing or successful completion of a clinical trial. The policies of the NMPA, the FDA and other comparable regulatory authorities may also change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our drug candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may not obtain the regulatory approvals or may lose the approvals that we may have obtained and we may not achieve or sustain profitability.

Additionally, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking regulatory approvals in various jurisdictions could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials which would be costly and time consuming. We cannot assure you that we will be able to meet regulatory requirements of different jurisdictions or that our drug candidates will be approved for sale in those jurisdictions. Additional time, effort and expense may be required to bring our drug candidates, upon regulatory approval, to the international markets in compliance with different regulatory processes.

If we experience delays in the completion of, or the termination of, a clinical trial of any of our drug candidates, the commercial prospects of that drug candidate will be harmed, and our ability to generate product sales revenues from any of those drug candidates will be compromised. Any delays in completing our clinical trials will increase our costs, slow down our drug candidate development and approval process, and jeopardize our ability to commence product sales and generate related revenues for that candidate. Any of these occurrences may

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harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our drug candidates.

We rely on a limited number of suppliers for our raw materials and active pharmaceutical ingredients; if any of such suppliers fails to continue to supply us with raw materials at commercially acceptable prices, our sales volumes and margins for the relevant product could be adversely affected.

We rely on a limited number of suppliers for the raw materials and active pharmaceutical ingredients necessary for the production of our drug products. We formulate our procurement requirements based on our sales plan. We enter into purchase agreements with our raw material suppliers for terms of less than a year or make purchase orders based on the procurement requirements. We cannot assure you that our suppliers will continue to sell products to us on commercially acceptable terms, or at all. We also cannot assure you that we will be able to establish new supplier relationships, or renew our agreements with our existing suppliers when they expire.

Moreover, we are exposed to the risk of inadequate supplies of raw materials and active pharmaceutical ingredients, as well as price increases. The availability and prices of raw materials and active pharmaceutical ingredients required for our production of pharmaceutical products may be impacted by factors such as general market conditions, including increased demand for such materials and ingredients from producers of substitute products or from alternative uses, weather conditions and the occurrence of natural disasters, many of which are outside of our control. In the event that any of our suppliers fails to continue to supply us with adequate quantities of raw materials at commercially reasonable prices, we may not be able to procure raw materials and active pharmaceutical ingredients from other sources on similar commercial terms.

In addition, certain of our raw materials are imported from overseas, and our suppliers may fail to obtain the permits and licences required for the importation of these raw materials. We may also be unable to respond to increases in the prices for raw materials and active pharmaceutical ingredients due to our reliance on a limited number of suppliers or for other reasons, and unable to pass on such price increases to our customers due to governmental price controls for pharmaceutical products in China or competitive conditions for our products. In the event of any disruption to our supply of the raw materials and active pharmaceutical ingredients necessary for the production of our pharmaceutical products at commercially acceptable prices, we may be forced to reduce, suspend or cease production or sale of certain of our pharmaceutical products, and our sales volumes for the relevant product could be adversely affected. Increases in the prices to the raw materials and active pharmaceutical ingredients necessary for the production of our pharmaceutical products could also adversely affect our margins for the relevant product.

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We may rely on third parties to manufacture a portion of our clinical and commercial drug supplies. Our business could be harmed if those third parties fail to provide us with sufficient quantities of product or fail to do so at acceptable quality levels or prices.

Although we intend to further develop and rely on our own manufacturing facilities, we may use third parties as part of our manufacturing process and for the clinical and commercial supply of our drug candidates, which is not expected to be a major undertaking in addition to owning and operating our in-house manufacturing facilities. Currently, we have agreements for the supply of drug materials with manufacturers or suppliers that we believe have sufficient capacity to meet our demands. We believe that adequate alternative sources for such supplies exist. However, there is a risk that, if supplies are interrupted, it would materially harm our business.

Reliance on third-party manufacturers would expose us to the following risks:

•	we may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the NMPA, FDA, EMA or other comparable regulatory authorities must evaluate and/or approve any manufacturers as part of their regulatory oversight of our products and drug candidates. This evaluation would require new testing and cGMP-compliance inspections by NMPA, FDA, EMA or other comparable regulatory authorities;

•	our third-party manufacturers might be unable to timely manufacture our products or drug candidates or produce the quantity and quality required to meet our clinical and commercial needs, if any;

•	manufacturers are subject to ongoing periodic unannounced inspection by NMPA to ensure strict compliance with GMP and other government regulations and by other comparable regulatory authorities for corresponding non-PRC requirements. We do not have control over third-party manufacturers’ compliance with these regulations and requirements;

•	we may not own, or may have to share, the intellectual property rights to any improvements made by our third-party manufacturers in the manufacturing process for our products and drug candidates;

•	manufacturers may not properly obtain, protect, maintain, defend or enforce our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

•	manufacturers may infringe, misappropriate, or otherwise violate the patent, trade secret, or other intellectual property rights of third parties;

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•	raw materials and components used in the manufacturing process, particularly those for which we have no other source or supplier, may not be available or may not be suitable or acceptable for use due to material or component defects; and

•	our contract manufacturers and critical reagent suppliers may be subject to inclement weather, as well as natural or man-made disasters.

Each of these risks could delay or prevent the completion of our clinical trials or the approval of any of our drug candidates, result in higher costs or adversely impact commercialization of our future approved drug candidates. In addition, we will rely on third parties to perform certain specification tests on our drug candidates prior to delivery to patients. If these tests are not appropriately done and test data are not reliable, patients could be put at risk of serious harm and regulatory authorities could place significant restrictions on our Company until deficiencies are remedied.

If our CROs fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We and third parties, such as our CROs, are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. We cannot assure you that these third parties will comply with such laws and regulations as we have no ultimate control over their behavior, conduct and business practices. In addition, our construction projects can only be put into operation after certain regulatory procedures with the relevant administrative authorities in charge of environmental protection, health and safety have been completed. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

In addition, we may be required to incur substantial costs to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

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Failure to comply with regulatory requirements by our manufacturing facilities, or damage to, destruction of or interruption of production at such facilities, could delay our development plans or commercialization efforts.

We have obtained international good manufacturing practice (GMP) accreditations for our manufacturing facilities based in the PRC, which will allow us to enter the global market. These facilities may encounter unanticipated delays and expenses due to a number of factors, including regulatory requirements. Cost overruns associated with maintaining our facilities could require us to raise additional funds from other sources.

Our manufacturing facilities will be subject to ongoing, periodic inspection by the NMPA, FDA, EMA or other comparable regulatory agencies to ensure compliance with GMP regulations. Our failure to follow and document our adherence to such GMP regulations or other regulatory requirements may lead to significant delays in the availability of products for clinical or, in the future, commercial use, may result in the termination of or a hold on a clinical trial, or may delay or prevent filing or approval of marketing applications for our drug candidates or the commercialization of our drugs, if approved. We also may encounter difficulties with the following:

•	achieving adequate or clinical-grade materials that meet NMPA, FDA, EMA or other comparable regulatory agency standards or specifications with consistent and acceptable production yield and costs;

•	shortages of qualified personnel, raw materials or key contractors; and

•	ongoing compliance with GMP regulations and other requirements of the NMPA, FDA, EMA or other comparable regulatory agencies.

In addition, our quality control and quality assurance procedures may not be effective in consistently preventing and resolving deviations from our quality standards, which could render our products unsuitable for use, jeopardize any GMP certifications and/or harm our market reputation and relationship with business partners.

Failure to comply with applicable regulations could also result in sanctions being imposed on us, including fines, injunctions, civil penalties, a requirement to suspend or put on hold one or more of our clinical trials, failure of regulatory authorities to grant marketing approval of our drug candidates, delays, suspension or withdrawal of approvals, supply disruptions, license revocation, seizures or recalls of our drug candidates, operating restrictions and criminal prosecutions, any of which could harm our business.

Developing advanced manufacturing techniques and process controls is required to fully utilize our facilities. Advances in manufacturing techniques may render our facilities and equipment inadequate or obsolete.

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If our manufacturing facilities or equipment are damaged or destroyed, we may not be able to replace them quickly or inexpensively or at all. In the event of a temporary or protracted loss of the facilities or equipment, we may not be able to transfer manufacturing to a third party. Even if it were possible, the transfer may be expensive and time-consuming, particularly since the new facility would need to comply with the necessary regulatory requirements and we would need to obtain regulatory approval before selling any of our drug candidates manufactured at the third-party facility. As a result, our clinical trials may be delayed and our production and sales of our drug candidates may be reduced. Any interruption in manufacturing operations at our manufacturing facilities could adversely affect our ability to meet the demands of our clinical trials or commercialization and could materially harm our business, financial condition and operations.

Our efforts to further expand our manufacturing capacity may not be successful, and we may not be able to precisely anticipate market demand.

In anticipation of commercialization of more drug candidates, we aim to expand our manufacturing capacity even further. However, the success of these plans, particularly the timetable and progress of construction, are subject to significant uncertainty. In particular, such plans are capital-intensive and require significant upfront investment. Since we intend to finance the expansion through various channels, including with debt financing and expected cash flow from commercial sales of products which we have commenced or have yet to commence, we cannot guarantee that we will be able to timely obtain such financing, if at all.

Furthermore, there may be significant changes in the macroeconomics of the pharmaceutical industry, including, among other things, market demand, product and supply pricing trends and customer preferences. Any adverse trends in these respects could result in operational inefficiency and unused capacity in our facilities. We may also experience various unfavorable events in the course of developing our new manufacturing facilities, such as:

•	unforeseen delays due to construction, land use rights or regulatory issues, which could result in loss of business opportunities;

•	construction cost overruns, which may require diverting resources and management’s attention from other projects; and

•	difficulty finding sufficient numbers of trained and qualified staff.

The success of our business expansion also depends on our ability to advance drug candidates through the development, regulatory approval and commercialization stages. Any delay, suspension or termination in such respects would harm our ability to generate satisfactory returns on our investment in manufacturing expansion, if at all, which in turn could have a material adverse effect on our business, financial condition and results of operations.

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Even after we obtain regulatory approval for the marketing and distribution of our drug candidates, our products will continue to remain subject to ongoing or additional regulatory obligations and continued regulatory review, which may result in significant additional expenses, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our future approved drugs.

If any of our drug candidates is approved in the future, it will be subject to ongoing or additional regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy and other post-market information, including requirements of regulatory authorities in China, the U.S. and other jurisdictions. These requirements also include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current Good Manufacture Practices, or the current good manufacturing practice (cMGP), and Good Clinical Practice, or the GCP, for any clinical trials that we conduct post-approval.

Any approvals that we receive for our drug candidates may be subject to limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, which could adversely affect the drug’s commercial potential or contain requirements for potentially costly post-marketing testing and surveillance to monitor the safety and efficacy of the drug candidates. The NMPA, FDA or a comparable regulatory authority may also require a REMS program as a condition of approval of our drug candidates or following approval.

Once a drug is approved by the NMPA, FDA or a comparable regulatory authority for marketing, it is possible that there could be a subsequent discovery of previously unknown problems with the drug, including problems with third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements. If any of the foregoing occurs with respect to our drug products, it may result in, among other things:

•	restrictions on the marketing or manufacturing of the drug, withdrawal of the drug from the market, or voluntary or mandatory drug recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the NMPA, FDA or comparable regulatory authority to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of drug license approvals;

•	drug seizure or detention, or refusal to permit the import or export of drugs; and

•	injunctions or the imposition of civil, administrative or criminal penalties.

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In addition, we are subject to ongoing regulatory requirements for our day-to-day business operations. Accordingly, we and third parties we work with must continue to spend time, money and efforts in all areas of regulatory compliance, including manufacturing, production and quality control. We cannot predict the likelihood, nature or extent of governmental policies or regulations that may arise from future legislation or administrative actions in China, the U.S. or other jurisdictions, where the regulatory environment is constantly evolving. If we are unable to maintain regulatory compliance, or if we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, we may lose any regulatory approval that we have obtained, and we may not achieve or sustain profitability.

Negative results from off-label use of our future marketed drug products could materially harm our business reputation, product brand and financial condition and expose us to liability.

Products distributed or sold in the pharmaceutical market may be subject to off-label drug use. Off-label drug use is prescribing a product for an indication, dosage or in a dosage form that is not in accordance with regulatory approved usage and labeling. Even though the NMPA, FDA and other comparable regulatory authorities actively enforce the laws and regulations prohibiting the promotion of off-label use, there remains the risk that our product is subject to off-label drug use and is prescribed in a patient population, dosage or dosage form that has not been approved by competent authorities. This occurrence may render our products less effective or entirely ineffective and may cause adverse drug reactions or adverse events. Any of these occurrences can create negative publicity and materially and adversely affect our business reputation, product brand, commercial operations and financial condition, including our share price. These occurrences may also expose us to liability and cause a delay in the progress of our clinical trials and may ultimately result in failure to obtain regulatory approval for our drug candidates.

We may be directly or indirectly subject to applicable anti-kickback, false claims laws, physician payment transparency laws, fraud and abuse laws or similar healthcare and security laws and regulations in China and other jurisdictions, which could, in the event of noncompliance, expose us to administrative sanctions, criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Our business operations and current and future arrangements with clinical site investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we market, sell, and distribute our drug candidates, if approved. Such laws include the PRC Anti-Unfair Competition Law (中華人民共和國反不正當競爭法), the PRC Criminal Law (中華人民共和國刑法), the U.S. federal Anti-Kickback Statute, the U.S. federal False Claims Act, HIPAA, and the U.S. Physician Payments Sunshine Act.

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Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. Our business practices may concluded as not compliant with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and if we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in governmental healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and have a significant impact on our businesses and results of operations. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs, which may also adversely affect our business. Furthermore, defending against any such actions can be costly, time-consuming, and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

We are subject to the risks of doing business globally, including risks relating to political and economic instability and changes in diplomatic and trade relationships, which may materially and adversely affect our business and results of operations.

Our overseas sales network covers eight countries and regions such as the United States, Germany and the United Kingdom. In the future, we plan to expand our overseas sales network to Africa and Latin America and further increase the scope of our sales network in major developed countries and regions to enhance our global sales capabilities. Accordingly, our business and financial results in the future could be adversely affected due to a variety of factors, including:

•	changes in a specific country’s or region’s political and cultural climate or economic condition;

•	unexpected changes in laws and regulatory requirements in local jurisdictions;

•	differences between national and local practice with respect to laws and regulatory requirements in a specific jurisdiction;

•	difficulty of effective enforcement of contractual provisions in certain jurisdictions;

•	efforts to develop an international sales, marketing and distribution organization may increase our expenses, divert our management’s attention from the acquisition or development of drug candidates or cause us to forgo profitable licensing opportunities in these geographies;

•	the occurrence of economic weakness, including inflation or political instability;

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•	inadequate intellectual property protection in certain jurisdictions;

•	difficulty of ensuring that third-party partners do not infringe, misappropriate, or otherwise violate the patent, trade secret, or other intellectual property rights of others;

•	enforcement of anti-corruption and anti-bribery laws;

•	trade protection measures, import or export licensing requirements and fines, penalties or suspension or revocation of export privileges;

•	delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions, potentially longer payment cycles, and greater difficulty in accounts receivable collection;

•	compliance with tax, employment, immigration and labor;

•	the effects of applicable local tax regimes and potentially adverse tax consequences;

•	significant adverse changes in local currency exchange rates; and

•	business interruptions resulting from geo-political actions and cultural climate or economic condition, including war and acts of terrorism, natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires, or the impact of public health pandemics or epidemics.

The occurrence of any one or more of these risks of doing business internationally, alone or in aggregate, could materially adversely affect our business and results of operations.

If our products are removed or excluded from national, provincial or other government sponsored medical insurance programs or the National Essential Drug List, our operation, revenue and business prospects in relation to the affected products could be materially and adversely affected.

Under the PRC national medical insurance program, patients can obtain reimbursement of all or a portion of the cost of certain pharmaceutical products listed in the NRDL, the provincial medical insurance drugs catalogues or the National Essential Drug List. Consequently, whether a pharmaceutical product is included or excluded in the NRDL, the provincial medical insurance drugs catalogues or the National Essential Drug List will materially affect the demand for such a pharmaceutical product in the PRC.

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The PRC government considers a range of factors when deciding whether a pharmaceutical product would be listed in the NRDL, the provincial medical insurance drugs catalogues or the National Essential Drug List, including, among other things, the results of clinical trials, frequency of use, effectiveness of the product and the prevalence of the disease or symptom that such a product is designed to treat or prevent. The pharmaceutical products listed in the NRDL, the provincial medical insurance drugs catalogues and the National Essential Drug List are also reviewed and updated from time to time. There is no assurance that the catalogued products will continue to be, or any of our products in the future will be, listed in the NRDL, the provincial medical insurance drugs catalogues or the National Essential Drug List. The entry into, and the removal from, the NRDL, the provincial medical insurance drugs catalogues or the National Essential Drug List are beyond our control. The removal of any of our products from the NRDL, the provincial medical insurance drugs catalogues or the National Essential Drug List, may have a material adverse impact on the demand of our products and in turn a material adverse effect on our sales volume, revenue and profitability.

If we engage in acquisitions or strategic partnerships, this may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

From time to time, we may evaluate various acquisitions and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any completed, in-process or potential acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of additional indebtedness or contingent or unforeseen liabilities;

•	the issuance of our equity securities;

•	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing drugs or drug candidates and regulatory approvals; and

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•	our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in a significant future amortization expense.

We had substantial indebtedness and net current liabilities and net liabilities during the Track Record Period, and may continue to incur significant debt going forward.

As of December 31, 2022, 2023 and 2024, we had net current liabilities of RMB4,807.7 million, net current assets of RMB234.0 million and net current assets of RMB164.5 million, respectively. As of December 31, 2022, 2023 and 2024, we had net liabilities of RMB873.9 million, net assets of RMB4,175.3 million and net assets of RMB4,467.5 million.

A large balance of indebtedness, whether from banks or related parties, may require that we devote our financial resources to servicing such debt rather than funding our operating activities and investments in research and development, which constrains our capital flexibility and may in turn adversely affect our drug development timetable. It may also be a challenge for us to service our interest and principal repayments in a timely manner or at all, which could trigger cross-defaults with other debt, as applicable, as well as limit our ability to obtain further debt financing. Given our historical reliance on external financing, such developments could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, the terms of our indebtedness may contain affirmative and negative covenants, such as restriction on use of loans, restriction on external guarantee, requirement on certain financial ratios and continuing reporting obligations. A breach of any of these covenants could result in a default that would permit our lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, trigger cross-default provisions under other debt agreements and, as applicable, cause the termination of commitments of relevant lenders to make further extensions of credit under our financing agreements or credit facilities. If we were unable to repay our indebtedness to our lenders in such an event, the lenders could, among other things, dispose of collateral, which could include substantially all of our assets. Our future ability to comply with financial covenants and other conditions, make scheduled payments of principal and interest or refinance existing borrowings depends on our business performance, which is subject to economic, financial, competitive and other factors, including the other risks described in this Listing Document. Any failure to comply with the covenants of our financing agreements or to obtain financing for our business could have a material adverse effect on our business, financial condition, results of operations and prospects.

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Failure to manage our inventory effectively would materially and adversely affect our results of operations, financial condition and cash flows.

Our inventory primarily consists of finished products and certain production materials such as raw materials, excipients, packaging materials, consumables for reagents and consumables for workshops. To operate our business successfully and meet our customers’ demands and expectations, we need manage our inventory effectively to ensure immediate delivery when required. We have personnel responsible for reviewing and managing our inventory of finished products and inventory of production materials. In general, we formulate purchase plans for production materials on an order-by-order basis or based on our monthly plans of production, purchase non-production supplies based on the needs of various departments on a monthly basis and perform strict inventory control from the time we have them in stock. We are exposed to inventory risk as a result of changing clinical demands which is difficult to predict. There can be no assurance that we can accurately predict these clinical demands and avoid over-stocking or under-stocking our products. Our average inventory turnover days decreased from 142.6 days in 2022 to 124.9 days in 2023 in line with a continued improvement of our overall business performance. Our average inventory turnover days further increased to 240.8 days in 2024 primarily due to an increase in our inventory as a result of a lower incidence of seasonal flu outbreaks. Please see “Financial Information — Certain Current Balance Sheet Items — Inventories” for more detail.

We may be exposed to increased inventory risks due to accumulated excess inventory of our products. Excess inventory levels may increase our inventory holding costs, obsolescence risks or write-down of inventories. For the year ended December 31, 2022, 2023 and 2024, we recorded write-down of inventories of RMB59.7 million, RMB24.4 million and RMB44.7 million, respectively. The write-down in 2022 was primarily due to our lower than usual sales of Kewei (oseltamivir phosphate) due to travel restrictions, social-distancing measures and business closures which significantly reduced the movement of people, resulting in a decline in the incidence of influenza. The write-downs in 2023 and 2024 were primarily due to low utilization rates of our insulin production lines, which led to increased unit costs; as a result, the net realizable value of our insulin products fell below their book value. If our inventory level increases substantially in the future, our financial condition and cash flows could be materially and adversely affected.

We may experience impairment losses related to intangible assets, which could materially impact our financial position.

We may face impairment losses on intangible assets and goodwill, which could significantly affect our financial standing. During the Track Record Period, our intangible assets mainly comprised our (i) hepatitis C drugs patent, (ii) hepatitis C drugs capitalized development costs, (iii) insulin intellectual property rights, (iv) insulin capitalized development costs, (v) other drugs (generic drug) intellectual property rights, and (vi) other drugs capitalized development costs. We had intangible assets of RMB1,914.9 million, RMB1,605.0 million, RMB1,573.4 million as of December 31, 2022, 2023 and 2024, respectively. See “Financial Information — Certain Non-Current Balance Sheet Items —

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Intangible Assets” for further information. We evaluate indicators of impairment for intangible assets at the end of each reporting period. Impairment occurs when the carrying amount of an asset or cash-generating unit surpasses its recoverable amount, defined as the higher of fair value less disposal costs or value in use. Fair value calculations rely on comparable sales data for similar assets, while value in use requires management to estimate future cash flows and select an appropriate discount rate. Adjustments to these assumptions regarding future cash flows or discount rates could diminish the recoverable value of an asset relative to its carrying amount. See Note 2(j)(ii) to the Accountants’ Report set out in the Appendix I to this Listing Document. We may incur impairment losses on intangible assets in the future, which could adversely affect our assets and profitability, ultimately negatively impacting our financial position.

We are subject to credit risk related to delay in payment and defaults of customers, and we have recorded loss allowance in respect of our trade and bills receivables in the past. Any significant delay in payment or defaults on our trade and bills receivables could materially and adversely affect our liquidity, financial conditions and results of operations.

We are exposed to credit risk related to delay in payment and defaults of our various customers. As of December 31, 2022, 2023 and 2024, our trade and bills receivables net of loss allowance amounted to RMB808.7 million, RMB1,906.4 million and RMB1,722.6 million, respectively, and our loss allowance in respect of trade and bills receivables amounted to RMB11.6 million, RMB16.6 million and RMB144.6 million, respectively. Our impairment loss in respect of trade and bills receivables increased significantly to RMB127.8 million in 2024. In addition, our average trade and bills receivables turnover days in 2024 increased to 164.8 days from 77.6 days in 2023. The increases in our loss allowance in respect of trade and bills receivables and our average trade and bills receivables turnover days in 2024 were both primarily due to a reduction in seasonal flu outbreaks in 2024, which led to a decline in sales of our major distributors and consequently slowed our payment collection from these distributors. In 2024, our major distributors increased the purchases of Kewei (oseltamivir phosphate) based on metrics such as regional population data and projected pandemic scale to ensure sufficient drug supply amid uncertainties around the timing and severity of potential outbreaks. Such increased purchases were prompted by such distributors’ estimates on how much Kewei (oseltamivir phosphate) they need in order to meet their customers’ demand. However, the actual severity and duration of the flu season were lower than anticipated, resulting in inventory levels exceeding actual market demand. This led to slower inventory turnover for our distributors, which in turn extended our receivables collection period. Please see “Business — Sales, Marketing and Distribution — Measures to Manage Cannibalization and Channel Stuffing” for detail. We may not be able to collect all trade and bills receivables, or any at all, due to a variety of factors that are outside of our control, including adverse market conditions, long payment cycle of certain customers, adverse operating conditions or financial situation of customers, and customers’ inability to pay caused by their end customers’ delay in payment. If any of our customers experience financial difficulties in settling the trade and bills receivables, or if the relationship between us and any of our customers, is terminated or deteriorates, our corresponding trade and bills receivables might be adversely affected in terms of recoverability.

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As the increase of the amount of loss allowance made on our trade and bills receivables is recorded as expenses on our results of operations, if we are not able to manage the credit risk associated with our trade and bills receivables effectively, our results of operations and financial conditions may be materially and adversely affected. Furthermore, substantial defaults or delays by our customers could materially and adversely affect our cash flow, profits and financial positions and we may have to terminate our relationships with such customers.

Share-based payments may impact our financial performance.

We adopted a restricted share scheme in 2023 and granted restricted shares to certain employees and directors to incentivize and reward eligible persons who had contributed and would continue to contribute to the success of our Company. For the year ended December 31, 2023 and 2024, we recorded equity-settled share-based payment expenses of RMB130.3 million and RMB266.5 million, respectively. To further incentivize our employees and directors and align their interests with ours, we may grant them additional share-based compensation in the future. Expenses incurred with respect to such share-based payment may increase our operating expenses and therefore have an adverse effect on our financial performance.

Our Controlling Shareholders, Directors, employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, and insider trading, which could harm our reputation and subject us to penalties and significant expenses that have a material and adverse effect on our business, financial condition and results of operations.

We are exposed to risks of fraud, bribery, misconduct or other illegal activity by our Controlling Shareholders, Directors, employees, principal investigators, consultants and commercial partners that could subject us to financial losses and sanctions imposed by government authorities, which may adversely affect our reputation. Misconduct by these parties could include, but not limited to, intentional, reckless and negligent conduct that fails to:

•	comply with applicable laws and regulations relating to insider dealing;

•	comply with the laws of the NMPA, the FDA and other comparable regulatory authorities;

•	provide true, complete and accurate information to the NMPA, the FDA and other comparable regulatory authorities;

•	comply with manufacturing standards we have established;

•	comply with healthcare fraud and abuse laws in China, the U.S. and similar fraudulent misconduct laws applicable to us; or

•	report financial information or data accurately or disclose unauthorized activities to us.

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If we obtain approval for any of our drug candidates and begin commercializing those drugs in China, the U.S., or other applicable jurisdictions, our potential exposure under relevant laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators of our clinical trials, and our use of information obtained in the course of patient recruitment for clinical trials, as well as proposed and future sales and marketing programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally.

Additionally, we could be liable for actions taken by them that violate anti-bribery, anti-corruption and other related laws and regulations in China, the U.S. or other jurisdictions. The government authorities may seize the products involved in any illegal or improper conduct engaged in by our employees or commercial partners. We may be subject to claims, fines or suspension of our operations. Our reputation, our sales activities or the price of our H Shares could be adversely affected if we are associated with any negative publicity as a result of illegal or improper actions, or allegations of illegal or improper actions, taken by our Directors, employees or commercial partners.

Furthermore, as we do not and cannot fully control the conduct of our Controlling Shareholders, Directors, employees, principal investigators, consultants and commercial partners, they may, in the course of performing their tasks, attempt to elicit illegal gains, including, among other things, trading on or passing on to third parties material non-public information, altering sales volume, or colluding with distributors or sub-distributors for kickbacks. There can be no assurance that we were, are or will be able to entirely prevent our Controlling Shareholders, Directors, employees, principal investigators, consultants or commercial partners from engaging in such activities. We may also be held liable for actions taken by our Controlling Shareholders, Directors, employees, principal investigators, consultants and commercial partners, which could expose us to regulatory investigations and penalties.

In addition, even if we are not held liable to any of the conducts discussed above, any negative news or publicity concerning us, our Controlling Shareholders, our Directors, management, affiliates or any entity that shares the Sunshine Lake brand name, even if proven untrue, could adversely affect our reputation and business prospects. We cannot guarantee that negative publicity about us or any of our affiliates or any entity that shares such name would not damage our brand image. Given our specialized industry and market, negative publicity and word of mouth could travel quickly and negatively impact our relationships with third parties, which could have a material adverse effect on our business, financial condition and results of operations.

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During the Track Record Period, we were not aware of any instances of fraud, bribery, or other misconduct involving our Directors, employees and other third parties that had any material and adverse impact on our business and results of operations. However, we cannot guarantee that there will not be any such instances in the future. Although we consider our internal control policies and procedures to be adequate, we may be unable to prevent, detect or deter all such instances of misconduct. Any such misconduct committed against our interests, which may include past acts that have gone undetected or future acts, may have a material adverse effect on our business and results of operations.

We have limited insurance coverage, and any claims beyond our insurance coverage may result in us incurring substantial costs and a diversion of resources.

We maintain insurance coverage which we believe to be in line with the industry norm in the jurisdictions where we operate. In line with what we consider to be customary for PRC pharmaceutical manufacturing companies, we maintain clinical trial insurance relating to adverse events in clinical trials, property insurance covering our production facilities and equipment, insurance relating to public liability, insurance relating to transport of goods and insurance covering our construction projects (including accidents). We also maintain social security insurance in accordance with the relevant laws and regulations in the PRC. We do not carry any product liability insurance or business interruption insurance, which are not mandatory under PRC law as confirmed by our PRC Legal Advisor. Our insurance coverage may be insufficient to cover any such claims relating to the above or such claims may be excluded from insurance coverage, which in turn may result in us incurring substantial costs and a diversion of resources, and the occurrence of such incidents may lead to an increase in our insurance premiums.

Product liability claims or lawsuits could cause us to incur substantial liabilities.

We face an inherent risk of product liability and/or product recalls as a result of the commercialization of our drugs in North America, Europe, Asia and Africa and clinical testing and any future commercialization of our drug candidates globally. For example, we may be sued if our drugs or drug candidates cause or are perceived to cause injury, material adverse event or are found to be otherwise unsuitable during the stages of clinical testing, manufacturing, marketing or sales. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the drug, negligence, strict liability or a breach of warranties. Claims could also be asserted under applicable consumer protection legislation. If we cannot successfully defend ourselves against or obtain indemnification from our collaborators for product liability claims, we may incur substantial liabilities or be required to limit commercialization of our drugs and drug candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in, among others: reduced demand for our drugs; damage to our reputation; withdrawal of clinical trial participants and inability to continue clinical trials; initiation of investigations by regulators; costs to defend the related litigation; a diversion of management’s time and our resources; substantial monetary awards to trial participants or patients; product recalls, withdrawals or

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labeling, marketing or promotional restrictions; loss of revenue; exhaustion of any available insurance and our capital resources; the inability to commercialize any drug candidate; and a decline in the ordinary share price.

We are subject to potential adverse consequences in respect of certain of our existing properties owned and leased and our land use rights in mainland China.

As at the Latest Practicable Date, we had not obtained building ownership certificates for some of our owned and leased buildings, which are mainly used for production facilities, warehousing facilities, dormitories, office premises and other purposes which are not revenue-generating in nature. For details, please see “Business — Land and Properties”. As advised by our PRC Legal Advisor, relevant PRC government authorities may impose administrative penalties and different levels of fines for violations of applicable regulations. As at the Latest Practicable Date, we had not yet received any administrative penalty from the relevant authorities for the title defects. However, there is no assurance that we will not be subject to any administrative action for these non-compliances in the future, and if this were to happen, our business, results of operation and financial position may be adversely affected.

For some of our leased properties in mainland China, the lessors may not be able to provide property title certificates or other documents evidencing the authorization or consent from the property owners for subleasing. In such case, our rights in relation to such properties might not be entirely protected. Any claim or disputes related to the title of the properties leased by us may affect our ability to continue to lease such properties and may result in relocation. We cannot guarantee that the legality of our use and occupation of the relevant buildings will not be challenged. If we have to find alternative properties, additional relocation costs will be incurred, and our business operations may be disrupted, any of which may have a material and adverse effect on our business, financial condition and results of operations. Furthermore, under PRC law certain leases are required to be registered with the PRC government. We have several leases that have not been registered with the relevant PRC governmental authorities. We may thus be subject to penalties and may result in adverse effects on our results of operations, financial position or prospects. For details, please see “Business — Land and Properties”.

Under PRC laws, if we fail to develop a property development project according to the terms of the land grant contract, including those relating to the designated use of the land and the time for commencement and completion of the property development, government authorities may issue a warning, impose a penalty and/or order us to forfeit the land. If we fail to commence development within one year of the commencement date stipulated in the land grant contract, the relevant PRC land bureau may issue a warning to us and impose an idle land penalty of up to 20% of the land grant premium. If we fail to commence development within two years from the commencement date stipulated in the land grant contract, the relevant PRC land bureau may confiscate our land use rights without compensation, unless the delay in the development is caused by government action or is due to a force majeure. Moreover, if a property developer commences development of the property in accordance with the timeframe stipulated in the then land grant contract but, suspended for more than one year without

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government approval and falls under either of the following two situations: (i) the developed land area is less than one-third of the total land area, or (ii) the total invested capital is less than one-fourth of the total planned investment in the project, then the land may be treated as idle land and will be subject to the risk of forfeiture under the Measures on the Disposal of Idle Land (《閒置土地處置辦法》).

During the Track Record Period, we failed to commence and/or complete construction within the prescribed period as stipulated in certain land grant contracts mainly because of objective constraints such as the government’s policy to protect the Yangtze River. We cannot assure you that circumstances leading to delays in the commencement or completion of a property development project will not arise in the future. If our land is repossessed, we will not be able to continue our property development on the forfeited land, recover the costs incurred for the initial acquisition of the repossessed land or recover development costs and other costs incurred. In addition, we cannot assure you that regulations relating to idle land or other aspects of land use rights grant contracts will not become more restrictive or punitive in the future. If we fail to comply with the terms of any land use rights grant contract as a result of delays in project development, or as a result of other factor, we may lose the opportunity to develop the project as well as our past investments in the land, which could materially and adversely affect our business, financial condition and results of operations.

We may be subject to additional payments or penalties relating to contributions to social security insurance and housing provident funds.

During the Track Record Period, we had not made full contributions to the social insurance premium and housing provident fund based on the actual salary level of some of our employees as prescribed by relevant laws and regulations. As advised by our PRC Legal Advisor, pursuant to relevant PRC laws and regulations, if we fail to pay the full amount of social insurance contributions as required, we may be ordered to pay the outstanding social insurance contributions within a prescribed period and may be subject to an overdue fine of 0.05% of the delayed payment per day from the date on which the payment is payable. If such payment is not made within the prescribed period, the competent authorities may further impose a fine from one to three times the amount of any overdue payment. In respect of the housing provident fund contributions, if any competent authority is of the view that the housing provident fund contributions we made do not satisfy the requirements under the relevant PRC laws and regulations, it can order us to make the outstanding balance to the relevant local authorities within a given period.

As at the Latest Practicable Date, we had not been subject to any penalty from the relevant labor authorities in relation to social security insurance and housing provident funds. As advised by our PRC Legal Advisor, if the relevant employees bring a complaint before the relevant labor authorities, we may be required to pay the arrears amount in full and pay delay penalties. If we are required to make additional payments in relation to such social security insurance and housing provident funds contributions, our operating expenses will increase and consequently could adversely affect our financial condition and results of operations.

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Our business benefits from certain financial incentives and discretionary policies granted by local governments. Expiration of, or changes to, these incentives or policies would have an adverse effect on our results of operations.

In the past, local governments in China granted certain financial incentives from time to time to our PRC subsidiaries as part of their efforts to encourage the development of local businesses. The timing, amount and criteria of government financial incentives are determined within the sole discretion of the local government authorities and cannot be predicted with certainty before we actually receive any financial incentive. We generally do not have the ability to influence local governments in making these decisions. Local governments may decide to reduce or eliminate incentives at any time. In addition, some of the government financial incentives are granted on a project basis and subject to the satisfaction of certain conditions, including compliance with the applicable financial incentive agreements and completion of the specific projects therein. We cannot guarantee that we will satisfy all relevant conditions, and if we fail to satisfy any such conditions, we may be deprived of the relevant incentives. We cannot guarantee the continued availability of the government incentives currently enjoyed by us. Any reduction or elimination of incentives would have an adverse effect on our results of operations.

We are and may be involved in litigation, legal disputes, claims or administrative proceedings which could be costly and time-consuming to resolve.

We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business or pursuant to governmental or regulatory enforcement activity. Any litigation or proceeding to which we become a party might result in substantial costs and divert management’s attention and resources. Furthermore, any litigation, legal disputes, claims or administrative proceedings which are initially not of material importance may escalate and become important to us due to a variety of factors, such as changes in the facts and circumstances of the cases, the likelihood of loss, the monetary amount at stake and the parties involved. Our insurance might not cover claims brought against us, provide sufficient payments to financially cover all of the costs to resolve such claims or continue to be available on terms acceptable to us.

Uncertainties embedded in the legal systems of certain geographic markets where we operate could affect our business, financial condition and results of operations.

Legal systems of the geographic markets where we operate vary significantly from jurisdiction to jurisdiction. Some jurisdictions have a civil law system based on written statutes and others are based on common law. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

The legal systems of some geographic markets where we operate are consistently evolving. Laws and regulations that are recently enacted may not sufficiently cover all aspects of economic activities in such markets. In particular, the interpretation and enforcement of these laws and regulations are subject to future implementations, and the application of some

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of these laws and regulations to our businesses is not settled. Since local administrative and court authorities are authorized to interpret and implement statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we have in many of the geographic markets where we operate. Local courts may have discretion to reject enforcement of foreign awards or arbitration awards. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions, claims concerning the conduct of third parties, or threats in attempt to extract payments or benefits from us.

Furthermore, many of the legal systems in the geographic markets where we operate are based in part on their respective government policies and internal interpretations, some of which are not published on a timely basis or at all and may have retroactive effects. There are other circumstances where key regulatory definitions are unclear, imprecise or missing, or where interpretations that are adopted by regulators are inconsistent with interpretations adopted by a court in analogous cases. As a result, we may not be aware of our violation of certain policies or rules until sometime after the violation. In addition, administrative and court proceedings in certain of our geographic markets may be protracted, resulting in substantial costs and diversion of resources and management attention.

It is possible that a number of laws and regulations may be adopted or construed to be applicable to us in our geographic markets and elsewhere that could affect our businesses and operations. Scrutiny and regulations of the industries in which we operate may further increase, and we may be required to devote additional legal and other resources to addressing these regulations. Changes in current laws or regulations or the imposition of new laws and regulations in our geographic markets may slow the growth of our industries and affect our business, financial condition and results of operations.

It may be complex to effect service of process upon us or our management or to enforce against them or us any judgments obtained from foreign courts.

We are a company incorporated under the PRC laws and a majority of our assets are located in mainland China. In addition, most of our Directors, Supervisors and senior management reside in mainland China. As a result, it may be complex for investors to effect service of process outside of mainland China upon us, our Directors, Supervisors or senior management or to enforce judgments obtained against us in courts outside mainland China. A judgment of a court of another jurisdiction may be reciprocally recognized or enforced in mainland China only if the jurisdiction has a treaty with mainland China or if the jurisdiction has been otherwise deemed by the courts of mainland China to satisfy the requirements for reciprocal recognition, subject to the satisfaction of other requirements. However, mainland China is not a party to treaties providing for the reciprocal enforcement of judgments of courts with certain foreign countries such as the United States, and enforcement in mainland China of judgments of a court in these jurisdictions may consequently be difficult. On July 3, 2008, the Supreme People’s Court of the People’s Republic of China and the Government of the Hong Kong Special Administrative Region signed the Arrangement between the Mainland and the

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HKSAR on Reciprocal Recognition and Enforcement of the Decisions of Civil and Commercial Cases under Consensual Jurisdiction (關於內地與香港特別行政區法院相互認可和執行當事人協議管轄的民商事案件判決的安排) (the “2008 Arrangement”). Under the 2008 Arrangement, where any designated court of mainland China or Hong Kong court has made an enforceable final judgment requiring payment of money in a civil and commercial case pursuant to a choice of court agreement, the party concerned may apply to the relevant court of mainland China or Hong Kong court for recognition and enforcement of the judgment. The 2008 Arrangement took effect on August 1, 2008. On January 18, 2019, the Supreme People’s Court and the Department of Justice under the Government of the Hong Kong Special Administrative Region signed the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region (關於內地與香港特別行政區法院相互認可和執行民商事案件判決的安排) (the “2019 Arrangement”). The 2019 Arrangement regulates, among others, the scope and particulars of judgments, the procedures and methods of the application for recognition or enforcement, the review of the jurisdiction of the court that issued the original judgment, the circumstances where the recognition and enforcement of a judgment shall be refused, and the approaches towards remedies for the reciprocal recognition and enforcement of judgments in civil and commercial matters between the courts in mainland China and those in Hong Kong. The 2019 Arrangement came into effect on January 29, 2024 which superseded the 2008 Arrangement.

Regulations on currency conversion and changes in the exchange rate between RMB and other currencies could negatively affect our financial condition, operations and our ability to pay dividends.

The conversion and remittance of foreign currencies are subject to certain foreign exchange regulations. As we may convert our cash balance in RMB into other currencies to meet our foreign currency obligations, such as payments of dividends on our H Shares, there is no assurance that we will have sufficient foreign exchange to meet these requirements. For example, under the PRC current foreign exchange regulation system, foreign exchange transactions under the current account conducted by us, including the payment of dividends, do not require advance approval from the SAFE; however, we are required to present relevant documentary evidence of such transactions and conduct such transactions at designated foreign exchange banks within the PRC that have the licenses to carry out foreign exchange business. Foreign exchange transactions under the capital account, however, normally need to be approved by or registered with the SAFE or their local branch unless otherwise permitted by law. Any insufficiency of foreign exchange may restrict our ability to obtain sufficient foreign exchange for dividend payments to holders of H Shares or satisfy any other foreign exchange obligation. Moreover, non-compliance with any applicable foreign exchange regulations could subject us to administrative penalties and fines, and could affect our business and reputation.

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Fluctuation in the value of the Renminbi may have a material adverse effect on our business.

We conduct most of all our business in Renminbi, which is our reporting currency. The value of the Renminbi against the US dollar, Hong Kong dollar and other currencies may be affected by changes in the PRC’s policies and international economic and political developments. As a result of these and any future changes in currency policy, the exchange rate may become volatile, the Renminbi may be revalued further against the US dollar or other currencies or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the US dollar or other currencies. In the three years ended December 31, 2022, 2023 and 2024, respectively, we had net foreign exchange loss of RMB280.7 million, net foreign exchange loss of RMB35.3 million and net foreign exchange loss of RMB4.4 million, respectively. Fluctuations in exchange rates may adversely affect the value, translated or converted into US dollars or Hong Kong dollars (which are pegged to the US dollar), of our cash flows, revenues, earnings and financial position. For example, an appreciation of the Renminbi against the US dollar or the Hong Kong dollar would make any new Renminbi-denominated investments or expenditures more costly to us, to the extent that we need to convert US dollars or Hong Kong dollars into Renminbi for such purposes.

Our favorable tax treatment in the PRC may change or discontinue.

Our Company is qualified as a “High and New Technology Enterprise (高新技術企業)” under the relevant PRC tax rules and is entitled to a preferential enterprise income tax rate of 15%. Our Company’s enterprise income tax rate during the Track Record Period was 15%. Our current status as a “High and New Technology Enterprise” will expire on December 18, 2026. If we are not able to renew our status as a “High and New Technology Enterprise” after our current status expires, our preferential enterprise income tax rate of 15% will also expire. Under the relevant PRC tax rules, the “High and New Technology Enterprise” qualification is subject to review and approval by the relevant approval authorities every three years.

There can be no assurance that the current favorable tax policies available to our Company and its subsidiary will not be withdrawn or revoked by the PRC government or become less favorable. If the current favorable tax treatments are reduced or are no longer available in the future, our Group’s business, financial condition and results of operations in the future may be materially and adversely affected.

We are a mainland China enterprise and we are subject to mainland China tax on our global income and any gains on the sales of H Shares and dividends on the H Shares may be subject to mainland China income taxes.

Under the EIT Law and its implementation rules, subject to any applicable tax treaty or similar arrangement between the mainland China and a non-mainland China investor’s jurisdiction of residence that provides for a different income tax arrangement, mainland China withholding tax at the rate of 10% is normally applicable to dividends from mainland China

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sources payable to investors that are non-mainland China resident enterprises, which do not have an establishment or place of business in mainland China, or which have an establishment or place of business in mainland China if the relevant income is not effectively connected with such establishment or place of business. Any gains realized on the transfer of shares by such investors are subject to a 10% mainland China income tax rate if such gains are regarded as income from sources within mainland China unless a treaty or similar arrangement provides otherwise.

Under the PRC Individual Income Tax Law (《中華人民共和國個人所得稅法》) and its implementation rules, dividends from sources within mainland China paid to foreign individual investors who are not mainland China residents are generally subject to a mainland China withholding tax at a rate of 20% and gains from mainland China sources realized by such investors on the transfer of shares are generally subject to a 20% mainland China income tax rate, in each case, subject to any reduction or exemption set forth in applicable tax treaties and laws in mainland China. Pursuant to the Circular on Questions Concerning the Collection of Individual Income Tax Following the Repeal of Guo Shui Fa [1993] No. 045 (《關於國稅發 [1993]045號文件廢止後有關個人所得稅徵管問題的通知》) (Guo Shui Han [2011] No. 348) (國稅函[2011]348號) dated June 28, 2011, issued by the SAT, dividends paid to non-mainland China resident individual holders of H Shares are generally subject to individual income tax of mainland China at the withholding tax rate of 10%, in which the non-mainland China resident individual holder of H Shares resides as well as the tax arrangement between mainland China and Hong Kong. Non-mainland China resident individual holders who reside in jurisdictions that have not entered into tax treaties with mainland China are subject to a 20% withholding tax on dividends received from us. However, pursuant to the Circular Declaring that Individual Income Tax Continues to be Exempted over Income of Individuals from Transfer of Shares (《關於個人轉讓股票所得繼續暫免徵收個人所得稅的通知》) issued by the MOF of mainland China and the SAT on March 30, 1998, gains of individuals derived from the transfer of listed shares of enterprises may be exempt from individual income tax. In addition, on December 31, 2009, the MOF, the SAT and the CSRC jointly issued the Circular on Relevant Issues Concerning the Collection of Individual Income Tax over the Income Received by Individuals from Transfer of Listed Shares Subject to Sales Limitation (《關於個人轉讓上市公司限售股所得徵收個人所得稅有關問題的通知》) (Cai Shui [2009] No. 167) which states that individuals’ income from the transfer of listed shares on certain domestic exchanges shall continue to be exempted from individual income tax, except for the relevant shares which are subject to sales restrictions as defined in the Supplementary Circular on Relevant Issues Concerning the Collection of Individual Income Tax over the Income Received by Individuals from Transfer of the Listed Shares Subject to Sales Limitations (《關於個人轉讓上市公司限售股所得徵收個人所得稅有關問題的補充通知》) (Cai Shui [2010] No. 70). As of the Latest Practicable Date, the aforesaid provision has not expressly provided that individual income tax shall be collected from non-mainland China resident individuals on the sale of shares of mainland China resident enterprises listed on overseas stock exchanges.

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If we are sued for infringing, misappropriating, or otherwise violating intellectual property rights of third parties or engaging in unfair competition, such litigation could be costly and time-consuming and could prevent or delay us from developing or commercializing our drug candidates.

Our commercial success depends in part on us and our partners avoiding infringement, misappropriation, and other violations of the patents and other intellectual property rights of third parties. We are aware of numerous issued patents and pending patent applications belonging to third parties that exist in fields in which we are developing our drug candidates. There may also be third-party patents or patent applications of which we are currently unaware, and given the dynamic area in which we operate, additional patents are likely to issue that relate to aspects of our business. There is a substantial amount of litigation and other claims and proceedings involving patent and other intellectual property rights in the pharmaceutical and biopharmaceutical industries generally. As the pharmaceutical and biopharmaceutical industries expand and more patents are issued, the risk increases that our drug candidates may give rise to claims of infringement of the patent rights of others.

Third parties may assert that we are using technology in violation of their patent or other proprietary rights. We may also be subject to allegations by third parties of unfair competition, defamation or violation of their other rights. Defense of these claims, regardless of their merit, could involve substantial litigation expense and divert our technical personnel, management personnel, or both from their normal responsibilities. Even in the absence of litigation, we may seek to obtain licenses from third parties to avoid the risks of litigation, and if a license is available, it could impose costly royalty and other fees and expenses on us.

We are involved in an ongoing patent infringement litigation in connection with the Company’s generic drug Linagliptin in which we are the defendant and the amount in dispute is approximately RMB100 million. For details, please see “Business — Legal and Compliance — Recent Intellectual Property Infringement Claim”. We cannot assure you that a court would find in our favor on questions of infringement, validity, enforceability, or priority and it could materially and adversely affect our ability to develop and commercialize any of our drug candidates and any other drug candidates covered by the asserted third party patents.

If third parties bring successful claims against us for infringement, misappropriation, or other violations of their intellectual property rights, we may be subject to injunctive or other equitable relief, which could prevent us from developing and commercializing one or more of our drug candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim against us of infringement, misappropriation, or other violation of intellectual property, or a settlement by us of any such claims, we may have to pay substantial damages, which we may not be able to be indemnified by our licensing partners. In the event of an adverse result in any such litigation, or even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our drug candidates. Any such license might not be available on reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive,

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thereby giving our competitors and other third parties access to the same technologies license to us, and it could require us to make substantial licensing and royalty payments. In the event that we are unable to obtain such a license, we would be unable to further develop and commercialize one or more of our drug candidates, which could harm our business significantly. We may also elect to enter into license agreements in order to settle patent and other intellectual property infringement claims or to resolve disputes prior to litigation, and any such license agreements may require us to pay royalties and other fees that could significantly harm our business.

Even if litigation or other proceedings are resolved in our favor, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our shares. Such litigations or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

If we are unable to obtain and maintain patent protection for our drug candidates through intellectual property rights, or if the scope of such intellectual property rights obtained is not sufficiently broad, third parties could develop and commercialize products and technologies similar or identical to ours and compete directly against us, and our ability to successfully commercialize any product or technology may be adversely affected.

Our success depends in large part on our ability to protect our proprietary technology and drug candidates from competition by obtaining, maintaining, defending and enforcing our intellectual property rights, including patent rights. As of December 31, 2024, we had filed a total of 2,446 invention patent applications, including 382 PCT applications, 1,131 PRC domestic invention applications and 933 overseas applications, among which, a total of 1,401 invention patents have been granted by the relevant patent authorities, including 746 in the PRC and 655 overseas. For further information on our patent portfolio, please see “Business — Intellectual Property ” in this Listing Document. If we or our licensors are unable to obtain or maintain patent protection with respect to our drug candidates and technologies, our business, financial condition, results of operations and prospects could be materially harmed.

The scope of patent protection in various jurisdictions is also uncertain. Changes in either the patent laws or their interpretation in the relevant markets may diminish our ability to protect our inventions, obtain, maintain, defend, and enforce our intellectual property and, more generally, could affect the value of our intellectual property or narrow the scope of our patent rights. We cannot predict whether the patent applications we are currently pursuing and may pursue in the future will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors.

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The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner in all desirable territories. As a result, we may not be able to prevent competitors from developing and commercializing competitive drugs in all such fields and territories.

Patents may be invalidated and patent applications may not be granted for a number of reasons, including deficiencies in the patent application, a lack of novelty of the underlying invention or technology, or where the subject of the patent application already exists. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisers and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to obtain patent protection. In addition, publications of discoveries in the scientific literature often lag behind actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases, not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications or that we were the first to file for patent protection of such inventions. Furthermore, China and the United States have adopted the “first-to-file” system under which whoever first files a patent application will be awarded the patent if all other patentability requirements are met. Under the first-to-file system, third parties may be granted a patent relating to a technology which we invented.

In addition, under the PRC patent law, any organization or individual that applies for a patent in a foreign country for an invention or utility model accomplished in China is required to file to the China National Intellectual Property Administration, or CNIPA, for confidentiality examination. Otherwise, if an application is later filed in China, the patent right will not be granted.

The coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we hold or in-license may be challenged, narrowed, circumvented, or invalidated by third parties. In addition, the patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain.

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The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patent rights may be challenged in the courts or patent offices in the relevant markets. We may be subject to a third-party pre-issuance submission of prior art to the IP offices in relevant markets, or become involved in opposition, derivation, revocation, re-examination, post-grant review, inter-parties review, or interference proceedings or similar proceedings in foreign jurisdictions challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or drug candidates and compete directly with us without payment to us, or result in our inability to manufacture or commercialize drug candidates without infringing, misappropriating or otherwise violating third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the IP offices in relevant markets to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge the priority of our invention or other features of patentability of our patents and patent applications. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and drug candidates. Such proceedings also may result in substantial costs and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Consequently, we do not know whether any of our technology or drug candidates will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

Furthermore, although extensions may be available, the life of a patent and the protection it affords, is limited. Even if we successfully obtain patent protection for an approved drug candidate, it may face competition from generic or biosimilar medications once the patent has expired. Manufacturers of generic or biosimilar drugs may challenge the scope, validity or enforceability of our patents in court or before a patent office, and we may not be successful in enforcing or defending those intellectual property rights and, as a result, may not be able to develop or market the relevant product exclusively, which would have a material adverse effect on any potential sales of that product. The issued patents and pending patent applications, if issued, for our drug candidates are expected to expire on various dates as described in “Appendix VI — Statutory and General Information — B. Further Information about Our Business — 2. Our Intellectual Property Rights” in this Listing Document. Upon the expiration of our issued patents or patents that may issue from our pending patent applications, we will not be able to assert such patent rights against potential competitors and our business and results of operations may be adversely affected.

Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such drug candidates might expire before or shortly after such drug candidates are commercialized. As a result, our patents and patent applications may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Moreover, some of our patents and patent applications are, and may

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in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

In addition, periodic maintenance fees on any issued patent are due to be paid to the CNIPA and other patent agencies in several stages over the lifetime of the patent. The CNIPA and various other governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. Although an inadvertent lapse can in many cases be rectified by paying a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. In any such event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be time consuming and unsuccessful. Our patent rights relating to our drug candidates could be found invalid or unenforceable if challenged in court or before the patent authority.

Competitors may infringe our patent rights or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. This can be expensive and time consuming. Any claims that we assert against perceived infringers could also provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property rights. Many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce and/or defend their intellectual property rights than we can. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. An adverse result in any litigation proceeding could put our patent, as well as any patents that may issue in the future from our pending patent applications, at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

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We may not be able to protect our intellectual property rights throughout the world or prevent unfair competition by third parties.

Filing, prosecuting, maintaining and defending patents on drug candidates in all countries throughout the world could be prohibitively expensive for us, and our intellectual property rights in some countries can have a different scope and strength than do those in some other countries. In addition, the laws of certain countries do not protect intellectual property rights to the same extent as the laws of certain other countries. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries, or from selling or importing drugs made using our inventions in and into certain jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own drugs and further, may export otherwise infringing drugs to certain jurisdictions where we have patent protection, but where enforcement rights are not as strong as those in certain other countries. These drugs may compete with our drug candidates and our patent rights or other intellectual property rights may not be effective or adequate to prevent them from competing.

We currently hold issued trademark registrations and have trademark applications pending, any of which may be the subject of a governmental or third-party objection, which could prevent the registration or maintenance of the same. If we are unsuccessful in obtaining trademark protection for our primary brands, we may be required to change our brand names, which could materially adversely affect our business. Moreover, as our products mature, our reliance on our trademarks to differentiate us from our competitors will increase, and as a result, if we are unable to prevent third parties from adopting, registering or using trademarks and trade dress that infringe, dilute or otherwise violate our trademark rights, or engaging in conduct that constitutes unfair competition, defamation or other violation of our rights, our business could be materially adversely affected.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain jurisdictions. The legal systems of some countries do not favor the enforcement of patents, trade secrets and other intellectual property, particularly those relating to biopharmaceutical products, which could make it difficult in those jurisdictions for us to stop the infringement, misappropriation or other violation of our patents or other intellectual property rights, or the marketing of competing drugs in violation of our proprietary rights. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us.

We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

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Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•	others may be able to make products that are similar to any drug candidates we may develop or utilize similar technology that are not covered by the claims of the patents that we own or license now or in the future;

•	we, or our license partners or current or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

•	we, or our license partners or current or future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating our owned or licensed intellectual property rights;

•	it is possible that our pending licensed patent applications or those that we may own in the future will not lead to issued patents;

•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

•	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm our business; and

•	we may choose not to file a patent for certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

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Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed. We may be subject to claims that our employees, consultants, or advisers have wrongfully used or disclosed alleged trade secrets of their former employers or claims asserting ownership of what we regard as our own intellectual property.

In addition to our issued patent and pending patent applications, we rely on trade secrets and confidential information, including unpatented know-how, technology and other proprietary information, to maintain our competitive position and to protect our drug candidates. We seek to protect these trade secrets and confidential information, in part, by entering into non-disclosure and confidentiality agreements with parties that have access to them, such as our employees, corporate collaborators, outside scientific collaborators, sponsored researchers, contract manufacturers, consultants, advisers and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. However, any of these parties may breach such agreements and disclose our proprietary information, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us and our competitive position would be harmed.

Furthermore, many of our employees, consultants, and advisers, including our senior management, were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Some of these employees, consultants, and advisers, including each member of our senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. We may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, and furthermore, the assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, each of which may result in claims by or against us

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related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and scientific personnel and could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our business model exposes us to risks of cannibalization and stock obsolescence.

We sell our products primarily through our third-party distributors covering 32 provinces, cities and autonomous regions and nearly 300 prefecture-level cities in the PRC as of December 31, 2024, and the third-party distributors are required by us to sell our products only in the designated market regions. We may be subject to risks of cannibalization if any distributors selling products outside their designated regions, leading to diminished overall revenue and market share. We may also be subject to the risks of stock obsolescence where products lose their value or become unsellable due to factors such as expiration or the emergence of more advanced alternatives.

We have implemented a series of measures to avoid the occurrence of cannibalization. For further details of our measures, please refer to the paragraph headed “Business — Sales, Marketing and Distribution — Measures to Manage Cannibalization and Channel Stuffing” in this Listing Document. However, we cannot guarantee that our distributors would continue to follow our measures, and that our measures can completely avoid the occurrence of cannibalization among different distributors. Any failure by us to effectively prevent cannibalization could materially and adversely affect our sales and the reach of our products to end-consumers, which would in turn result in a material adverse effect on our financial condition and results of operations.

Changes in U.S. and international trade policies, and geopolitical relationships, may cause disruptions to our clinical development, drug manufacturing processes and other aspects of our business and operations.

The recent U.S.-China trade tensions have led to the introduction of high tariffs on a host of goods trading between the two countries. The trade tensions between the two countries have been rising and there is a possibility that the extent and scale of trade restrictions between the two countries be escalated if the U.S. and China fail to reach any agreement to settle the issues. There is no assurance as to how the U.S.-China trade tensions might develop or whether there will be any changes to the scope and extent of goods that are or will be being subject to such export controls, sanctions, tariffs, or new trade policies introduced by the two countries. We cannot predict the implications of the ongoing U.S.-China trade tensions and the resulting impact on our industry and the global economy. Any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the import or export of raw materials and disrupt our drug development and the manufacturing of our drug candidates. Such unfavorable policies may also negatively impact the hiring of scientists and other research and development personnel, the demand for and competitiveness of our drugs, or

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prevent us from selling our drugs in certain countries. If any new tariffs, policies, legislation and/or regulations are announced or implemented, or if existing trade agreements are renegotiated, such changes could have an adverse effect on our business, financial condition, results of operations and prospects.

Our business could be negatively affected by changes in geopolitical relationships. Fluctuations in diplomatic relations and changes in governments could present challenges in recruiting qualified personnel, obtaining necessary supplies and raw materials, and the ability to ensure a stable supply chain. The implementation of trade sanctions or export controls could lead to compliance requirements and potential delays in product development. The introduction of new tariffs, modifications to legislation and regulations, or the renegotiation of current trade agreements may have a significant negative impact on our business, future prospects, operational results, financial condition, and cash flows. These factors require ongoing attention and could entail costs and require managerial attention in order to adapt to changing market conditions.

B.	RISKS RELATING TO THE LISTING

There are uncertainties relating to the Privatization.

As stated in the 3.5 Announcement and the Composite Document, our Listing is in connection with the Privatization. The Listing and the issuance of the new H Shares to the Share Exchange Shareholders will only take place if all of the Pre-Conditions and the Conditions (being the Conditions to effectiveness and the Conditions to implementation) have been fulfilled or waived (as applicable). Accordingly, the success of the Listing is conditional upon the Privatization becoming successful and it is a condition to the Merger Agreement becoming effective that the approval of Listing Committee of the Stock Exchange for the listing of, and permission to deal in, our H Shares on the Stock Exchange not having been withdrawn and remain valid.

The Merger is subject to various conditions as set forth in detail in the 3.5 Announcement and the Composite Document. As at the date of this Listing Document, the following conditions, amongst others, remain unfulfilled:

(a)	the passing of special resolution(s) by majority of not less than two-thirds of the votes cast by way of poll by the HEC CJ Pharm Shareholders present and voting in person or by proxy at the HEC CJ Pharm EGM to approve the Merger under the Merger Agreement in accordance with the articles of association of HEC CJ Pharm and applicable PRC Laws;

(b)	the passing of special resolution(s) by way of poll approving the Merger under the Merger Agreement at the HEC CJ Pharm H Shareholders’ class meeting to be convened for this purpose, provided that: (i) approval is given by at least 75% of the votes attaching to the HEC CJ Pharm H Shares held by the Independent HEC CJ

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Pharm Shareholders that are cast either in person or by proxy; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all HEC CJ Pharm H Shares held by the Independent HEC CJ Pharm Shareholders;

(c)	there being no material breach of the representations, warranties or undertakings given by our Company in the Merger Agreement on the Delisting Date which has a material adverse impact on the Merger;

(d)	there being no material breach of the representations, warranties or undertakings given by HEC CJ Pharm in the Merger Agreement on the Delisting Date which has a material adverse impact on the Merger;

(e)	there being no law, restriction or prohibition of any governmental authority or any judgment, decision or adjudication of any court on the Delisting Date which restricts, prohibits or terminates the Merger; and

(f)	the necessary approval or filing for the Introduction, and permission to deal in the H Shares on the Stock Exchange pursuant to the Introduction not having been withdrawn and remain valid.

The above conditions cannot be waived. Accordingly, if any of the conditions are not satisfied on or before the Long Stop Date, the Privatization will lapse and the Listing will be aborted.

Future sales or perceived sales or conversion of substantial amounts of our Shares in the public market, including any future offering of H Shares or conversion of our unlisted Shares into H Shares, could have a material adverse effect on the prevailing market price of our H Shares and our ability to raise additional capital in the future, or may result in dilution of your shareholding.

The market price of our H Shares could decline as a result of future sales or issuances of a substantial number of our H Shares or other securities relating to our H Shares in the public market, or the perception that such sales or issuances may occur. Moreover, such future sales or perceived sales may also adversely affect the prevailing market price of our H Shares and our ability to raise capital in the future at a favorable time and price. The H Shares held by the Controlling Shareholder are subject to certain lock-up undertakings for a period of up to twelve months after the Listing Date. We cannot assure you that they will not dispose of their Shares they may own now or in the future.

According to the stipulations by the State Council’s securities regulatory authority and the Articles of Association, our unlisted Shares may be converted into H Shares, and such converted H Shares may be listed or traded on an overseas stock exchange provided that prior to the conversion and trading of such converted H Shares, the requisite internal approval processes (but without the necessity of Shareholders’ approval by class) have been duly completed and the approval from the relevant PRC regulatory authorities, including the CSRC,

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have been obtained. In addition, such conversion, trading and listing shall in all respects comply with the regulations prescribed by the State Council’s securities regulatory authorities and the regulations, requirements and procedures prescribed by the relevant overseas stock exchange. The conversion of a substantial amount of unlisted Shares into H Shares could further increase the supply of H Shares in the market and could negatively impact the market price of H Shares.

Furthermore, if additional funds are raised through our issuance of new equity or equity-linked securities other than on a pro-rata basis to existing Shareholders, the percentage ownership for such Shareholders may be reduced. Such new securities may also confer rights and privileges that take priority over those conferred by the H Shares.

We may not be able to declare and pay any dividend.

The amount of dividends that the Company may declare and pay in the future will be proposed by our Board of Directors and subject to the approval of our Shareholders at a shareholders’ meeting. In considering the amount of dividends to declare and pay, we will consider a number of factors, including our distributable profits, financial condition, cash flow, expected future capital expenditure, return to our Shareholders, capital requirements, finance costs, the external financing environment and any other factors that the Directors may deem relevant. The payment of dividends may also be limited by legal restrictions and by financing agreements that we may enter into from time to time. No dividends have been declared by the Company during the years ended December 31, 2022, 2023 and 2024. There is no assurance that we will be able to declare and pay any dividend in the future.

We cannot assure you that the H Shares will remain listed on the Stock Exchange.

Although it is currently intended that the H Shares will remain listed on the Stock Exchange, there is no guarantee of the continued listing of the H Shares. Among other factors, the Company may not continue to satisfy the listing requirements of the Stock Exchange. Holders of H Shares would not be able to sell their H Shares through trading on the Stock Exchange if the H Shares are no longer listed on the Stock Exchange.

The market price and trading volume of the Company’s H Shares may fluctuate significantly and could decline upon completion of the Listing, and investors could lose some or all of their investment.

The trading volume and price of our H Shares may fluctuate significantly. The trading price of our H Shares may fluctuate after the Listing as the public offer price is not available for our H Shares in the Introduction. Prior to the Listing, there is no public offer price for our H Shares. The intrinsic value of our H Shares may differ significantly from the market price for the H Shares following the Listing.

APPENDIX V	LISTING DOCUMENT

RISK FACTORS

The share price is determined by the supply of and demand for the H Shares and may not necessarily reflect the fair value of our Company. Some of the factors that could negatively affect the share price or result in fluctuations in the price or trading volume of the H Shares include, for example, ad hoc developments, fluctuations in our actual or projected operating results, changes in projected or expected financial performance, variations in quarterly results, failure to meet securities analysts’ expectations, the contents of published research reports about us or our industry segments or securities analysts failing or ceasing to cover us following the Listing, actions by institutional shareholders and general market conditions or special factors influencing companies in the industry in general. Furthermore, the share price could also decline due to future sales or market expectations of sales of a substantial number of shares in us by significant shareholders. Fluctuations in the equity markets could also cause the share price to decline, though such general fluctuations may not necessarily have any particular basis in our business or prospects. If the share price decreases, investors may be unable to resell their shares at or above their purchase price and may lose some or all of their investment in our H Shares.

Future sales or perceived sales of our Shares in the public market by major Shareholders following the Listing could materially and adversely affect the price of our Shares.

The market price of our H Shares could decrease as a result of future sales of a substantial number of our H shares or other securities relating to our H shares in the public market, or the perception that such sales may occur. Future sales, or anticipated sales, of substantial amounts of our securities could also materially and adversely affect our ability to raise capital at a specific time and on terms favorable to us. In addition, any of our future offerings of securities may dilute the shareholdings of our H Share shareholders.

The industry facts, statistics and forecasts in the Listing Document obtained from various government publications and the industry report have not been independently verified.

Facts, forecasts and statistics in this Listing Document relating to the pharmaceutical industry are obtained from various sources that we believe are reliable, including official government publications as well as a report prepared by Frost & Sullivan that we commissioned. We believe that the sources of such information are appropriate sources for such information and have taken reasonable care in extracting and producing such information. We have no reason to believe that such information is false or misleading or that any fact has been omitted that would render such information false or misleading. However, we cannot guarantee the quality or reliability of information from official government sources. The information from official government sources has not been independently verified by us, the Sole Sponsor, any of our or their respective directors, officers or representatives or any other person involved in the Listing and no representation is given as to its accuracy. You should therefore not place undue reliance on such information. In addition, we cannot assure you that such information is stated or compiled on the same basis or with the same degree of accuracy as or consistent with similar statistics presented elsewhere, and such information may not be complete or up-to-date. In any event, you should consider carefully the importance placed on such information or statistics.

APPENDIX V	LISTING DOCUMENT

RISK FACTORS

You should read the entire Listing Document carefully, and we strongly caution you not to place any reliance on any information contained in press articles or other media regarding us or the Listing.

Prior to the publication of this Listing Document, there had been press and media coverage regarding us and the Listing, which contained, among other things, certain financial information, projections, valuations and other forward-looking information. We have not authorized the disclosure of any such information in the press or media and do not accept responsibility for the accuracy or completeness of such press articles or other media coverage. We make no representation as to the appropriateness, accuracy, completeness or reliability of any of the projections, valuations or other forward-looking information about us. To the extent that such statements are inconsistent with, or conflict with, the information contained in this Listing Document, we disclaim responsibility for them. Accordingly, prospective investors are cautioned to make their investment decisions only on the basis of the information contained in this Listing Document and should not rely on any other information.

APPENDIX V	LISTING DOCUMENT

WAIVERS FROM STRICT COMPLIANCE WITH THE LISTING RULES

In preparation of the Listing, we have sought the following waivers from strict compliance with the relevant provisions of the Listing Rules.

MANAGEMENT PRESENCE IN HONG KONG

Pursuant to Rule 8.12 of the Listing Rules, a new applicant applying for a primary listing on the Stock Exchange must have sufficient management presence in Hong Kong. This normally means that at least two of the executive directors must be ordinarily resident in Hong Kong. Rule 19A.15 of the Listing Rules further provides that the requirement in Rule 8.12 of the Listing Rules may be waived by the Stock Exchange in its discretion.

Given that we are headquartered in the PRC with our principal business operation principally located, managed and conducted in the PRC and all of our executive Directors are not ordinarily resident in Hong Kong, our Company considers that it would be practically difficult and commercially unfeasible for us to either relocate two of our executive Directors to Hong Kong or to appoint two additional executive Directors who are ordinarily resident in Hong Kong solely for the purpose of satisfying the requirements under Rule 8.12 and Rule 19A.15 of the Listing Rules.

Accordingly, pursuant to Rule 19A.15 of the Listing Rules, our Company has applied to the Stock Exchange for, and the Stock Exchange has granted, a waiver from strict compliance with the requirements under Rule 8.12 and Rule 19A.15 of the Listing Rules, provided that our Company implements the following arrangements:

•	our Company has appointed two authorized representatives (the “Authorized Representatives”) pursuant to Rule 3.05 of the Listing Rules, namely, Dr. Zhang Yingjun and Dr. Li Wenjia, both of whom are executive Directors, who will act as our Company’s principal channel of communication with the Stock Exchange. Each of the Authorized Representatives will be available to meet with the Stock Exchange in Hong Kong within a reasonable time frame upon the request of the Stock Exchange and will be readily contactable by telephone and email to deal promptly with enquiries from the Stock Exchange. Each of the Authorized Representatives is authorized by our Board to communicate on behalf of our Company with the Stock Exchange. Our Company is registered as a non-Hong Kong company under Part 16 of the Companies Ordinance, and Mr. Cheng Ching Kit, the company secretary of our Company, has been authorized to accept service of legal process and notice in Hong Kong on behalf of our Company;

•	each of the Authorized Representatives has means to contact all members of our Board (including the independent non-executive Directors) and the senior management team promptly at all times as and when the Stock Exchange wishes to contact them or any of them for any matters. To enhance the communication between the Stock Exchange, the Authorized Representatives and our Directors, our Company will implement a number of policies whereby (i) each Director shall provide his/her mobile phone numbers, office phone numbers and email addresses

APPENDIX V	LISTING DOCUMENT

WAIVERS FROM STRICT COMPLIANCE WITH THE LISTING RULES

to the Authorized Representatives; (ii) in the event that such Director expects to travel and be out of office, he/she shall provide the phone number of the place of his/her accommodation or other contact method to the Authorized Representatives; and (iii) all our Directors and authorized representatives will provide their respective mobile phone numbers, office phone numbers and email addresses to the Stock Exchange. We shall promptly inform the Stock Exchange of any changes to the contact details of the Authorized Representatives and our Directors;

•	China Sunrise Capital Limited has been appointed as our Company’s compliance advisor, pursuant to Rule 3A.19 of the Listing Rules, to provide our Company with professional advice on continuing obligations under the Listing Rules, and to act at all times, in addition to the two Authorized Representatives, as our Company’s additional channel of communication with the Stock Exchange for the period commencing on the Listing Date and ending on the date on which our Company complies with Rule 13.46 of the Listing Rules and publishes its financial results in respect of its first full financial year commencing after the Listing Date. The contact person of the compliance advisor will be fully available to answer enquiries from the Stock Exchange;

•	each of our Directors (including independent non-executive Directors) who is not ordinarily resident in Hong Kong has confirmed that he/she possesses or can apply for valid travel documents to visit Hong Kong and would be able to meet with the Stock Exchange in Hong Kong upon reasonable notice; and

•	our Company will also appoint other professional advisors (including its legal advisors in Hong Kong) after the Listing to assist our Company in addressing any enquiries which may be raised by the Stock Exchange and to ensure that there will be prompt and effective communication with the Stock Exchange.

DEALINGS IN THE SHARES PRIOR TO LISTING

According to Rule 9.09(b) of the Listing Rules, there must be no dealing in the securities for which listing is sought by any core connected person of the new listing applicant from four clear business days before the expected hearing date until listing is granted (the “Restricted Period”).

Our Company has made the Privatization Proposal to privatize HEC CJ Pharm by way of merger by absorption in accordance with the PRC Company Law, other applicable PRC laws, Hong Kong laws, the Takeovers Code and the Listing Rules and pursuant to which, subject to the fulfilment (or waiver, as applicable) of the Pre-Conditions and all the Conditions (being the Conditions to effectiveness and the Conditions to implementation), our Company will issue H Shares to all Share Exchange Shareholders according to the Share Exchange Ratio as the consideration for the Share Exchange. Accordingly, our Company has made an application to

APPENDIX V	LISTING DOCUMENT

WAIVERS FROM STRICT COMPLIANCE WITH THE LISTING RULES

the Stock Exchange for our listing of the H Shares by way of introduction. According to the Share Exchange Ratio, for every Share Exchange HEC CJ Pharm H Share canceled under the Privatization Proposal, 0.263614 H Shares will be issued.

As at the Latest Practicable Date, to the best knowledge of the Company after due inquiry, (1) Guangdong HEC Technology, (2) Mr. Tang Xinfa, (3) Mr. Li Shuang, Mr. Wang Danjin, Mr. Jiang Juncai and Mr. Li Xuechen, each of whom being a director of HEC CJ Pharm (collectively, the “Relevant HEC CJ Pharm Directors”) and (4) Mr. Wang Shengchao and Mr. Luo Zhonghua, each of whom being a supervisor of HEC CJ Pharm (collectively, the “Relevant HEC CJ Pharm Supervisors”) held 21,815,200, 130,400, 204,800 and 98,800 HEC CJ Pharm H Shares, respectively. In anticipation of the Share Exchange and for the purpose of the Introduction, 5,750,792, 34,375, 53,988 and 26,045 H Shares will be issued to Guangdong HEC Technology, Mr. Tang Xinfa, the Relevant HEC CJ Pharm Directors and the Relevant HEC CJ Pharm Supervisors, respectively, in the Restricted Period, as consideration for the cancellation of the HEC CJ Pharm H Shares held by each of them.

In this regard, the Share Exchange to be participated by Guangdong HEC Technology, Mr. Tang Xinfa, the Relevant HEC CJ Pharm Directors and the Relevant HEC CJ Pharm Supervisors, and in particular the issuance of H Shares to them in the Restricted Period, may result in a technical deviation from Rule 9.09(b) which prohibits dealing in securities for which listing is sought by any core connected person of our Company during the Restricted Period.

We have therefore applied for, and the Stock Exchange has granted our Company, a waiver from strict compliance with Rule 9.09(b) of the Listing Rules for the issuance of H Shares to Guangdong HEC Technology and Mr. Tang Xinfa under the Share Exchange, subject to the following conditions:

(1)	that the waiver is only applicable to Guangdong HEC Technology, Mr. Tang Xinfa and each of the Relevant HEC CJ Pharm Directors and Relevant HEC CJ Pharm Supervisors with respect to their participation in the Share Exchange;

(2)	save for the participation of Guangdong HEC Technology, Mr. Tang Xinfa and each of the Relevant HEC CJ Pharm Directors and Relevant HEC CJ Pharm Supervisors in the Share Exchange, that no other core connected persons of our Company will deal in the H Shares seeking for the Listing during the Restricted Period;

(3)	our Company undertakes that it shall notify the Stock Exchange of any dealings or suspected dealings in the H Shares seeking for Listing by any core connected persons of the Company during the Restricted Period; and

(4)	our Company undertakes to release price sensitive information to the public as required by the relevant laws and regulations applicable to our Company so that Guangdong HEC Technology, Mr. Tang Xinfa and each of the Relevant HEC CJ Pharm Directors and Relevant HEC CJ Pharm Supervisors will not be in possession of non-public price sensitive information.

APPENDIX V	LISTING DOCUMENT

WAIVERS FROM STRICT COMPLIANCE WITH THE LISTING RULES

SHARE ISSUE RESTRICTION

Rule 10.08 of the Listing Rules provides that no further shares or securities convertible into equity securities of a listed issuer may be issued or form the subject of any agreement to such an issue within six months from the date on which securities of the listed issuer first commence dealings on the Stock Exchange (whether or not such issue of shares or securities will be completed within six months from the commencement of dealing) except for the circumstances more particularly stated in the Listing Rules.

Our Company has applied to the Stock Exchange for a waiver from strict compliance with the restrictions on further issue of Shares (or convertible securities) within the first six months from the Listing Date under Rule 10.08 of the Listing Rules, and the Stock Exchange has granted such a waiver subject to the following conditions:

(a)	any issue of Shares (or convertible securities) by our Company during the first six months from the Listing Date must be for cash to fund a specific acquisition, as part of or full consideration for the acquisitions, or to be used for our R&D expenditures, sales network construction or construction of our production facilities;

(b)	the matter mentioned in (a) above must contribute to the growth of our Group’s operation;

(c)	any further issue of new Shares will be made under a general mandate or subject to the Shareholders' approval as required under Rule 13.36 of the Listing Rules with the total number of Shares that are issued or to be issued not exceeding 20% of the total number of Shares in issue as at the Listing Date. Upon completion of any issuance(s) within six months after Listing, our Controlling Shareholders would hold no less than 42.48% of the total issued share capital of our Company; and

(d)	our Controlling Shareholders will not cease to be Controlling Shareholders upon the issue of any Shares within the first 12 months from the Listing Date in compliance with Rule 10.07(1) of the Listing Rules.

The reasons for the application for a waiver from strict compliance with Rule 10.08 of the Listing Rules by our Company are, inter alia, as follows:

(a)	our Company is seeking a listing of its H Shares on the Stock Exchange by way of introduction. The relevant H Shares subject to the listing application are H Shares to be issued as consideration for the cancelation of the Share Exchange HEC CJ Pharm H Shares pursuant to the Merger and the Privatization. Our Company is not issuing any other new H Shares or raising new funds pursuant to the Introduction. Accordingly, our Company’s listing by way of introduction itself will not result in any dilution of the Shareholders’ interests in our Company;

APPENDIX V	LISTING DOCUMENT

WAIVERS FROM STRICT COMPLIANCE WITH THE LISTING RULES

(b)	as our Company continues to expand its business and enrich its product pipeline, it is essential for our Company to have flexibility in raising funds by way of further issue of new H Shares to support our business development or entering into further acquisitions with issuance of H Shares as consideration should an appropriate opportunity arise. In addition, our Company considers that any issue of new H Shares by our Company will enhance our Shareholders’ base and increase the trading liquidity of the H Shares. The interests of our Shareholders and prospective investors would be prejudiced if our Company could not raise funds for our business development or expansion due to the restrictions under Rule 10.08 of the Listing Rules;

(c)	the interests of our Shareholders will be protected since any further issue of Shares by our Company will have to be subject to the Shareholders’ approval as required under Rule 13.36 of the Listing Rules; and

(d)	since the commencement of the Track Record Period, our Controlling Shareholders have at all times maintained more than 30% interest in our Company. They remained strongly committed to our Company and save for the deemed disposal by our Controlling Shareholders resulting from any issue of securities by our Company within six months from the Listing Date, they intend not to dispose of any Shares owned by them within six months from the Listing Date and have undertaken to remain as Controlling Shareholders for the first 12 months from the Listing Date.

CONTINUING CONNECTED TRANSACTIONS

Our Group entered into and is expected to continue with certain transactions which would constitute partially exempted continuing connected transactions under Chapter 14A of the Listing Rules, following completion of the Listing. We have applied for, and the Stock Exchange has granted, a waiver from strict compliance with the relevant requirements under Chapter 14A of the Listing Rules in respect of such partially exempted continuing connected transactions. For details, please refer to the section headed “Connected Transactions” in this Listing Document.

PUBLIC FLOAT

Rule 8.08(1)(a) of the Listing Rules provides that there must be an open market in the securities for which listing is sought which normally means that at least 25% of the issuer’s total issued share capital must at all times be held by the public.

We have applied to the Stock Exchange for, and the Stock Exchange has granted, a waiver from strict compliance with the minimum public float requirement under Rule 8.08(1)(a) of the Listing Rules so that the minimum percentage of our H Shares from time to time held by the public shall be the higher of (1) 18.53% and (2) such percentage of H Shares to be held by the public immediately upon completion of the Introduction and the Privatization.

APPENDIX V	LISTING DOCUMENT

WAIVERS FROM STRICT COMPLIANCE WITH THE LISTING RULES

Assuming that the Merger is approved and all the Dissenting Shareholders request that their HEC CJ Pharm H Shares to be acquired at a “fair price”, the Company is expected to have more than 300 Shareholders upon Listing, which satisfies the requirement under Rule 8.08(2) of the Listing Rules.

Assuming that the Merger is approved and all the Dissenting Shareholders request that their HEC CJ Pharm H Shares to be acquired at a “fair price”, it is expected that the three largest public Shareholders will hold in aggregate not more than 50% of H Shares in public hands, which satisfies the requirement under Rule 8.08(3) of the Listing Rules.

Assuming that the Merger is approved and all the Dissenting Shareholders request that their HEC CJ Pharm H Shares to be acquired at a “fair price”, the expected market capitalisation of the H Shares held by the public upon the Listing is approximately HK$7,822.3 million (based on the value of each H Share of approximately HK$73.21 indicated in valuation report appended to the 3.5 Announcement), which satisfies the requirement under Rule 8.09(1) of the Listing Rules.

This waiver has been granted on the basis that (a) the Company will have a market capitalization at the time of Listing of over HK$10 billion, (b) the Company will have an open market in the H Shares to be held by the public upon the Listing, where the quantity and scale of the H Shares would enable the market to operate properly with a lower percentage of public float, (c) the Company will make appropriate disclosure of the lower prescribed percentage of public float in the Listing Document, (d) the Company will announce the percentage of H Shares held by the public immediately after the completion of the Introduction and the Privatization such that the public will be informed of the minimum public float requirement applicable to the Company, (e) the Company will confirm the sufficiency of the public float prescribed by the Stock Exchange in its successive annual reports after the Listing, and (f) the Company will implement appropriate measures and mechanisms to ensure continual maintenance of the minimum percentage of public float.

APPENDIX V	LISTING DOCUMENT

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION

DIRECTORS’ RESPONSIBILITY FOR THE CONTENTS OF THIS LISTING DOCUMENT

This Listing Document, for which the Directors (including any proposed Director who is named as such in this Listing Document) collectively and individually accept full responsibility, includes particulars given in compliance with the Securities and Futures (Stock Market Listing) Rules (Chapter 571V of the Laws of Hong Kong) and the Listing Rules for the purpose of giving information with regard to our Group. Our Directors, having made all reasonable enquiries, confirm that to the best of their knowledge and belief the information contained in this Listing Document is accurate and complete in all material respects and not misleading or deceptive, and there are no other matters the omission of which would make any statement herein or this Listing Document misleading.

CSRC FILING

We have filed the required documents with the CSRC, and the CSRC has issued the filing notice dated June 16, 2025, confirming our completion of the filing regarding the application for listing of the H Shares on the Stock Exchange pursuant to the new filing regime introduced by the Overseas Listing Trial Measures for the Listing.

INFORMATION AND REPRESENTATIONS

Our Company has not authorised anyone to provide any information or to make any representation not contained in this Listing Document. You should not rely on any information or representation not contained in this Listing Document as having been authorised by our Group, the Sole Sponsor, or any of our or its respective directors, officers or representatives or any other person involved in the Listing. The delivery of this Listing Document should not, under any circumstances, constitute a representation that there has been no change or development reasonably likely to involve a change in our affairs since the date of this Listing Document or imply that the information contained in this Listing Document is correct as at any date subsequent to the date of this Listing Document.

RESTRICTIONS ON THE USE OF THIS LISTING DOCUMENT

This Listing Document is published solely in connection with providing information on the Introduction. Unless expressly authorized, it may not be used for any other purpose and, in particular, no person is authorised to use or reproduce this Listing Document or any part thereof in connection with any offering of H Shares or other securities of our Company. Accordingly, there is no, and will not be any, offer of or solicitation, or an invitation by or on behalf of our Company and/or the Sole Sponsor to subscribe for or purchase, any of the H Shares or other securities of our Company. Neither this Listing Document nor any other document or information (or any part thereof) delivered or supplied under or in relation to the Introduction may be used for the purpose of, and the delivery, distribution and availability of

APPENDIX V	LISTING DOCUMENT

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION

this Listing Document or such other document or information (or any part thereof) does not constitute, any offer of or solicitation or an invitation by or on behalf of our Company and/or the Sole Sponsor, to subscribe for or purchase any of the H Shares or other securities of our Company.

NO CHANGE IN THE NATURE OF OUR BUSINESS

No change in the nature of our business is contemplated immediately following the Introduction.

APPLICATION FOR LISTING ON THE STOCK EXCHANGE

We have applied to the Stock Exchange for the listing of, and permission to deal in, our H Shares to be issued as mentioned in this Listing Document. Please see the section headed “Share Capital” in this Listing Document for more details. Save as disclosed in this Listing Document, no part of our Shares is listed on or dealt in on any other stock exchange and no such listing or permission to list is being or proposed to be sought in the near future.

The Introduction does not involve a public offering of H Shares or any other securities of our Company for purchase or subscription and no money will be raised in conjunction with the Introduction.

CONDITIONS OF THE INTRODUCTION

The Introduction is conditional on the Merger Agreement becoming effective, and the Stock Exchange granting the listing of, and permission to deal in, the H Shares on the Main Board of the Stock Exchange and such approval not having been revoked prior to the Introduction. If such conditions are not satisfied, the Introduction will not take place, in which case an announcement to that effect will be made.

H SHARE REGISTRAR AND STAMP DUTY

All of the H Shares to be issued will be registered on our H Share register of members to be maintained in Hong Kong by our H Share Registrar, Computershare Hong Kong Investor Services Limited. Our principal register of members will be maintained by us at our head office in the PRC. Dealings in our H Shares registered on our H Share Registrar will be subject to Hong Kong stamp duty. Please see the section headed “Appendix III – Taxation and Foreign Exchange” in this Listing Document for more details.

Unless determined otherwise by the Company, dividends payable in respect of our H Shares will be paid to the Shareholders as recorded on the H Share register of our Company in Hong Kong and sent by ordinary post, at the Shareholders’ risk, to the registered address of each Shareholder.

APPENDIX V	LISTING DOCUMENT

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION

H SHARES WILL BE ELIGIBLE FOR ADMISSION INTO CCASS

Subject to the granting of listing of, and permission to deal in, our H Shares on the Stock Exchange and our Company’s compliance with the stock admission requirements of HKSCC, our H Shares will be accepted as eligible securities by HKSCC for deposit, clearance and settlement in CCASS with effect from the date of commencement of dealings in the H Shares on the Stock Exchange or any other date HKSCC chooses. Settlement of transactions between Exchange Participants (as defined in the Listing Rules) is required to take place in CCASS on the second settlement day after any trading day. All activities under CCASS are subject to the General Rules of HKSCC and HKSCC Operational Procedures in effect from time to time.

All necessary arrangements have been made for the H Shares to be admitted into CCASS. If you are unsure about the details of CCASS settlement arrangements and how such arrangements will affect your rights and interests, you should seek the advice of your stockbrokers or other professional advisors.

PROFESSIONAL TAX ADVICE RECOMMENDED

You should consult your professional advisors if you are in any doubt as to the taxation implications of receiving, purchasing, holding, disposing of and dealing in our H Shares. It is emphasised that none of our Company, the Sole Sponsor, any member of our Group or the respective directors, officers or representatives of our Company, the Sole Sponsor and members of our Group or any other person involved in the Listing accepts responsibility for any tax effects or liabilities resulting from the receipt of, purchase, holding or disposing of, or dealing in, our H Shares or your exercise of any rights attaching to our H Shares.

COMMENCEMENT OF DEALINGS IN THE H SHARES

Dealings in our H Shares on the Stock Exchange are expected to commence at 9:00 a.m. on Thursday, August 7, 2025. Our H Shares will be traded in board lots of 100 H Shares each and will be traded on the Main Board of the Stock Exchange in Hong Kong dollars. The stock code of our H Shares is 6887.

LANGUAGE

If there is any inconsistency between this Listing Document and the Chinese translation of this Listing Document, this Listing Document shall prevail unless otherwise stated. However, the translated English names of the Chinese and foreign national, entities, departments, facilities, certificates, titles, laws, regulations (including certain of our subsidiaries) and the like included in this Listing Document and for which no official English translation exists are unofficial translations for your reference only. If there is any inconsistency, the names in their original languages shall prevail.

APPENDIX V	LISTING DOCUMENT

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION

ROUNDING

Certain amounts and percentage figures included in this Listing Document have been subject to rounding adjustments. Any discrepancies in any table, chart or elsewhere between the total shown and the sum of the amounts listed are due to rounding.

CURRENCY TRANSLATION

Solely for your convenience, this Listing Document contains translations among certain amounts denominated in Renminbi, Hong Kong dollars and US dollars at specified rates.

Unless otherwise specified, the translation of Renminbi into Hong Kong dollars, of Renminbi into US dollars and of Hong Kong dollars into US dollars, and vice versa, in this Listing Document was made at the following rates:

RMB0.92526 to HK$1.00

RMB7.1996 to US$1.00

HK$7.7812 to US$1.00

No representation is made that any amounts in Renminbi, Hong Kong dollars or US dollars can be or could have been at the relevant dates converted at the above rates or any other rates or at all.

APPENDIX V	LISTING DOCUMENT

DIRECTORS, SUPERVISORS AND PARTIES INVOLVED IN THE INTRODUCTION

DIRECTORS

Name	Address	Nationality

Executive Directors

Dr. Zhang Yingjun (張英俊博士)	Villa 6-1 HEC Scientific Park No. 368 Zhen’an Middle Road Chang’an County Dongguan City Guangdong Province, PRC	Chinese

Dr. Li Wenjia (李文佳博士)	24G, Unit B, Block 6, Yongjing Bay Garden 48 Airong Road Nanshan District Shenzhen City Guangdong Province, PRC	Chinese

Non-executive Directors

Mr. Zhang Yushuai (張寓帥先生)	House 8 Living Community 1 HEC Industrial Development Co., Ltd Rucheng Industrial Road Ruyuan Yao Autonomous County Guangdong Province, PRC	Chinese

Mr. Tang Xinfa (唐新發先生)	West Fourth Floor, Building 106 Huafa North Road Futian District Shenzhen City Guangdong Province, PRC	Chinese

Mr. Zhu Yingwei (朱英偉先生)	25, Zone E, Dongfang Garden 9017 Shennan Avenue Nanshan District Shenzhen City Guangdong Province, PRC	Chinese

Mr. Zeng Xuebo (曾學波先生)	2402 34 Shanhu Road Luopu Street Panyu District Guangzhou City Guangdong Province, PRC	Chinese

APPENDIX V	LISTING DOCUMENT

DIRECTORS, SUPERVISORS AND PARTIES INVOLVED IN THE INTRODUCTION

Name	Address	Nationality

Ms. Dong Xiaowei (東曉維女士)	Room 401, Haide Pavilion, Building 8 Gelan Mingzhu Dongguan City, Guangdong Province, PRC	Chinese

Ms. Wang Lei (王蕾女士)	11A, Block B, Changyi Garden 59 Baihua Fourth Road Futian District Shenzhen City Guangdong Province, PRC	Chinese

Independent Non-executive Directors

Dr. Li Xintian (李新天博士)	1-14C, Yinhai Shangzhuang, No. 52, Hongshan Side Road, Wuchang District, Wuhan City, Hubei Province, PRC	Chinese

Dr. Ma Dawei (馬大為博士)	1301, Building 2 Lane 2455, Xietu Road Xuhui District Shanghai PRC	Chinese

Dr. Yin Hang Hubert (尹航博士)	2601, Unit 1, Building 4 Shuangqingyuan Haidian District Beijing PRC	American

Dr. Lin Aimei (林愛梅博士)	Room 1102, Unit 3, G7 Building, Wenchang Campus China University of Mining and Technology	Chinese

Dr. Ye Tao (葉濤博士)	Flat B, 21/F, Tower 1A Oceanaire 18 Po Tat Street Ma On Shan New Territories, Hong Kong	Chinese

APPENDIX V	LISTING DOCUMENT

DIRECTORS, SUPERVISORS AND PARTIES INVOLVED IN THE INTRODUCTION

SUPERVISORS

Name	Address	Nationality

Dr. Li Jing (李靜博士)	Room 02, Building 13 HEC Scientific Park No. 368 Zhen’an Middle Road Chang’an County Dongguan City Guangdong Province, PRC	Chinese

Mr. Chen Gang (陳罡先生)	Room 05, Building 08 HEC Scientific Park No. 368 Zhen’an Middle Road Chang’an County Dongguan City Guangdong Province, PRC	Chinese

Mr. Qing Shiwei (青仕偉先生)	Room 931, Building 33 HEC Scientific Park No. 368 Zhen’an Middle Road Chang’an County Dongguan City Guangdong Province, PRC	Chinese

For further details of the biographies and other relevant information of our Directors and Supervisors, see “Directors, Supervisors and Senior Management” in this Listing Document.

APPENDIX V	LISTING DOCUMENT

DIRECTORS, SUPERVISORS AND PARTIES INVOLVED IN THE INTRODUCTION

PARTIES INVOLVED IN THE INTRODUCTION

Sole Sponsor	China International Capital Corporation Hong Kong Securities Limited 29/F, One International Finance Centre 1 Harbour View Street, Central Hong Kong

Financial Advisors to our Company in respect of the Privatization	China International Capital Corporation Hong Kong Securities Limited 29/F, One International Finance Centre 1 Harbour View Street, Central Hong Kong

Legal Advisors to our Company

As to Hong Kong law and U.S. law:
Slaughter and May
47/F, Jardine House
One Connaught Place
Central
Hong Kong

As to Hong Kong law:
Jia Yuan Law Office
Suites 3502-3503, 35/F
Tower 1, Exchange Square
8 Connaught Place, Central
Hong Kong

As to PRC law:
Jia Yuan Law Offices
45/F, Media Finance Center
Pengcheng 1st Road
Futian District
Shenzhen
PRC

APPENDIX V	LISTING DOCUMENT

DIRECTORS, SUPERVISORS AND PARTIES INVOLVED IN THE INTRODUCTION

Legal Advisors to the Sole Sponsor

As to Hong Kong law and U.S. law:
Freshfields
55/F, One Island East
Taikoo Place
Quarry Bay
Hong Kong

As to PRC law:
Tian Yuan Law Firm
509, Tower A
International Enterprise Building
35 Financial Street
Xicheng District
Beijing
PRC

Auditors and Reporting Accountants	KPMG
Certified Public Accountants
Public Interest Entity Auditor
registered in accordance with the
Accounting and Financial Reporting
Council Ordinance
8th Floor, Prince’s Building
10 Chater Road
Central
Hong Kong

Industry Consultant	Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. Room 2504 Wheelock Square 1717 Nanjing West Road Shanghai PRC

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CORPORATE INFORMATION

Registered Office	1 Industrial North Road Songshan Lake Park Dongguan City Guangdong Province, the PRC

Headquarters and Principal Place of Business in the PRC	HEC Scientific Park No. 368 Zhen An Zhong Road Chang’an County Dongguan Guangdong Province, the PRC

Principal Place of Business in Hong Kong	40th Floor, Dah Sing Financial Centre No. 248 Queen’s Road East Wanchai, Hong Kong

Company’s Website	www.hecpharm.com (the information contained on the website does not form part of this Listing Document)

Company Secretary	Mr. Cheng Ching Kit (鄭程傑) (ACG, HKACG) 40th Floor, Dah Sing Financial Centre No. 248 Queen's Road East Wanchai, Hong Kong

Authorized Representatives

Dr. Zhang Yingjun (張英俊)
Villa 6-1
HEC Scientific Park
No. 368 Zhen’an Middle Road
Chang’an County
Dongguan City
Guangdong Province, PRC

Dr. Li Wenjia (李文佳)
24G, Unit B, Block 6
Yongjing Bay Garden
48 Airong Road
Nanshan District
Shenzhen City
Guangdong Province, PRC

Audit Committee	Dr. Lin Aimei (林愛梅) (Chairman) Mr. Tang Xinfa (唐新發) Dr. Li Xintian (李新天)

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CORPORATE INFORMATION

Remuneration and Appraisal Committee	Dr. Lin Aimei (林愛梅) (Chairman) Dr. Zhang Yingjun (張英俊) Dr. Li Xintian (李新天)
Nomination Committee	Dr. Yin Hang Hubert (尹航) (Chairman) Dr. Zhang Yingjun (張英俊) Dr. Li Xintian (李新天)
Strategic Committee	Dr. Zhang Yingjun (張英俊) (Chairman) Mr. Zeng Xuebo (曾學波) Dr. Yin Hang Hubert (尹航)
Compliance Advisor	China Sunrise Capital Limited Units 4513 45th Floor, The Center 99 Queen's Road Central Hong Kong
H Share Registrar	Computershare Hong Kong Investor Services Limited Shops 1712-1716, 17th Floor Hopewell Centre 183 Queen’s Road East Wan Chai Hong Kong
Principal Bank	China Merchants Bank Dongguan Chang’an branch First floor Changsheng Xi’an Road Sports Park Activity Center Chang’an County Dongguan Guangdong Province, the PRC

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INDUSTRY OVERVIEW

The information and statistics set out in this section and other sections of this Listing Document were extracted from various official government publications, available sources from public market research, other sources from independent suppliers, and the independent industry report prepared by Frost & Sullivan. We engaged Frost & Sullivan to prepare the Frost & Sullivan Report, an independent industry report, in connection with the Listing. The information extracted from official government sources has not been independently verified by us, the Sole Sponsor, any of their respective directors and advisers, or any other persons or parties involved in the Listing, and no representation is given as to its accuracy.

THE PHARMACEUTICAL MARKET

Overview of the Global Pharmaceutical Market

The size of the global pharmaceutical market was USD1,472.3 billion in 2023 and is expected to reach USD1,766.7 billion in 2026 and USD2,069.4 billion in 2030, representing a CAGR of 6.3% from 2023 to 2026 and 4.0% from 2026 to 2030, respectively.

Overview of the Pharmaceutical Market in China

Accompanying the growth in demands of the economy and healthcare industry, the size of China’s pharmaceutical market increased from RMB1,533.4 billion in 2018 to RMB1,618.3 billion in 2023, representing a CAGR of 1.1%. The PRC pharmaceutical market will further

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increase to RMB2,034.5 billion in 2026 and RMB2,608.8 billion in 2030, representing a CAGR of 7.9% from 2023 to 2026 and 6.4% from 2026 to 2030, respectively. The chart below sets forth the size of the pharmaceutical market in China by therapeutic areas from 2018 to 2030.

Pharmaceutical Market in China, 2018-2030E

__________

Note:

1.	Excludes sex hormones and insulins

Source: Annual reports of listed companies, NMPA, CDE, NRDL, Expert interviews, Frost & Sullivan analysis

Threats and Challenges of the Pharmaceutical Market in China

Pressure from VBP. China’s VBP policy imposes significant price pressures on pharmaceutical companies. Through large-scale procurement initiatives, the government reduces drug prices, compelling many pharmaceutical companies to lower their prices to remain competitive. This dynamic particularly affects manufacturers of innovative drugs, as the financial strain may hinder their ability to recover R&D costs, thereby impacting the development and market availability of new drugs.

Challenges in Innovative Drug R&D. Chinese pharmaceutical companies encounter significant challenges in the research and development of innovative drugs. Despite advancements in biopharmaceuticals and vaccine development, the overall innovation landscape in China remains relatively underdeveloped. The lengthy drug development cycles and substantial financial investments required, coupled with the complex clinical trial and approval processes, elevate risks for companies, particularly those with limited capital and technological capabilities. Furthermore, inadequate intellectual property protection for domestic innovative drugs may discourage investments in R&D.

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Challenges in Drug Internationalization. The internationalization of China’s pharmaceutical industry presents various challenges. While the domestic market is expanding rapidly, companies aiming to penetrate international markets often face cultural, legal and regulatory hurdles. Variations in drug approval standards across different countries can extend the timelines for market entry. Additionally, the increasing intensity of international competition, combined with relatively weaker brand recognition and influence among domestic companies, necessitates greater effort to meet the demands of the global market.

Intense Market Competition. The Chinese pharmaceutical market is highly competitive, with intense rivalry among domestic companies and multinational pharmaceutical firms. The prevalence of generic drugs and price-driven competition have further compressed profit margins of drugs. Many companies resort to price wars and aggressive promotional tactics to capture market share, which may disrupt market stability and adversely affect drug quality and the pursuit of innovative R&D.

Entry Barriers of the Pharmaceutical Market in China

Regulatory hurdles. New entrants in the Chinese pharmaceutical market face significant regulatory challenges, with stringent oversight by the NMPA to ensure drug safety, efficacy, and quality. Compliance with regulations, including clinical trials, product testing, manufacturing standards, and marketing approvals, requires substantial investments in regulatory expertise and resources, creating barriers to market entry and product commercialization.

Established competition. The market is highly competitive with numerous domestic and global players. Established companies benefit from strong brand recognition, extensive distribution networks, and established relationships with healthcare providers and regulators. New entrants must contend with these entrenched competitors, who possess considerable resources and experience in navigating the local market.

Quality and compliance requirements. Smaller pharmaceutical companies often struggle to meet stringent quality standards and regulatory requirements, including GMP standards. Compliance demands significant investment in infrastructure, technology, and expertise. Companies that fail to meet these standards may struggle to gain market acceptance and secure necessary product approvals.

Growth Drivers of the Pharmaceutical Market in China

Expansion of the Patient Population. China’s aging population is growing, leading to an enlarged pool of patients with various age-related health issues, such as chronic diseases and cancer. For example, the number of diabetic patients in China reached 143.4 million in 2023 and is expected to increase to 157.6 million in 2030. In China, incidence of cancer was 4.9 million in 2023 and is expected to reach 5.6 million in 2030. The increasing number of patients is expected to spur the demands for medications and treatments, driving the growth of the pharmaceutical market in China.

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Favorable Government Policies. The Chinese government promulgated a series of policies to shorten the review and approval process for innovative drugs. In addition, the Chinese government has implemented a priority review system for certain drugs, which aims to accelerate the process of getting to the market the drugs that have the potential to address urgent clinical needs. These include the “Opinions of Encouraging Drug Innovation to Implement Priority Review and Approval” (《總局關於鼓勵藥品創新實行優先審評審批的意見》) issued by the General Office of the State Council in 2017 and the “Notice on Soliciting Opinions on the Working Procedures of Breakthrough Therapeutics and the Priority Review and Approval Process” (《關於突破性治療藥物工作程序和優先審評審批工作程序徵求意見的通知》) issued by the NMPA in 2019. Patent protection in China has been greatly enhanced as well. All these reforms will encourage domestic players to invest more in the research and development of innovative drugs. This increase in range of diverse, innovative drugs available in China will, in turn, boost consumption in the future.

Increased Medical Insurance Expenditure. In recent years, the Chinese government has continuously increased its investment in medical security. This kind of investment not only improves the people’s medical security level but also provides a broad market space for pharmaceutical enterprises. For instance, expenditure of the basic medical insurance fund increased from RMB1,782.2 billion in 2018 to RMB2,814.0 billion in 2023, with a CAGR of 9.6%. New drugs are quickly covered by medical insurance after listing, which provides opportunities for pharmaceutical companies to quickly recover their research and development investment, thus further stimulating the innovation vitality of enterprises. Currently, the national population participation rate in medical insurance schemes remains stable at approximately 95%, and the reimbursement rate of hospitalization expenses under employee medical insurance and urban and rural residents’ medical insurance is also very high. As more people are able to enjoy the benefits brought about by medical insurance, this would further enhance the demands for the growth and expansion of the pharmaceutical market.

Improvement of China’s Economy and Increase in Per Capita Income. With the rapid development of China’s economy, income levels are constantly improving, and the demand for medical care is gradually increasing. This growth trend provides a broad market space and potential for the pharmaceutical market. Economic growth means an increase in the country’s overall wealth, which usually provides the government with greater financial resources to invest in medical security. As a result, the coverage and quality of medical insurance will be improved. China’s disposable income per capita increased from RMB28,228 in 2018 to RMB39,218 in 2023, with a CAGR of 6.8%. The increase in residents’ income means that individuals have more disposable income for medical care consumption. As such, they would be more willing to invest in their own health and that of their families, and the demand for high-quality and efficient medical services and medicines would increase accordingly. In addition, people’s health awareness is gradually improving. More and more people are beginning to pay attention to their health status, actively participate in health management, and are willing to pay more for prevention and healthcare. This increase in health awareness will further promote the development of the pharmaceutical market, especially in the fields of preventive healthcare and chronic disease management.

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Increased Investment in Research and Development. The pharmaceutical industry is capital-intensive by nature and requires huge investment in both research and development as well as the manufacturing process. Investment in research and development in China has grown substantially. For example, USD30.1 billion was spent on drug research and development in China in 2023, representing a CAGR of 11.5% from 2018 to 2023. This is expected to rise to USD42.8 billion by 2026 and USD76.0 billion by 2030, representing a CAGR of 12.5% from 2023 to 2026 and 15.5% from 2026 to 2030, respectively. This increase in investment provides abundant capital for research and development of innovative drugs, investigations of emerging categories and the establishment of manufacturing facilities.

Advancement of Technology. The development of technology promotes the development of the pharmaceutical industry in China. In particular, biotechnology can create substances that cannot be found in nature, as well as synthesize different substances to take advantage of synthetic substances, and even exploit the unique characteristics of viruses. Additionally, the increasing prevalence of multidisciplinary fields, such as genome technology and information technology, has promoted the development of precision medicine. Accordingly, it is necessary to develop innovative drugs with more precise targeting.

Market Trends of the Pharmaceutical Market in China

Increased Permeability of Drugs for Infectious Diseases. Infectious diseases, especially respiratory infections, have always been a major global health problem. The penetration rate of drugs for infectious diseases is expected to increase as people deepen their understanding of these diseases and medical technology continues to advance. With the popularization of medical knowledge and the improvement of public health awareness, people’s perception of infectious diseases has changed significantly. People have started to pay more attention to prevention and treatment and are willing to invest more resources and time into managing these diseases. This change in perception will help to promote the development of the drug market for infectious diseases. With the progress of medical science and technology, new drugs for infectious diseases are constantly emerging, which provides more choice for the treatment of these diseases. These drugs have greater curative effect and fewer side effects and are diverse enough to meet the needs of different patients. At the same time, as drug research and development progresses, precise therapeutic drugs targeting specific pathogens may emerge in the future to further improve treatment efficacy. Many national governments and people from all walks of life are also actively promoting the research and development and application of drugs for infectious diseases. For example, some countries have set up special funds to support the research and development of anti-infective drugs and are encouraging pharmaceutical companies to invest more. At the same time, by implementing relevant policies, medical institutions and patients will be encouraged to use these drugs more. In short, with the deepening of people’s understanding of infectious diseases, the progress of medical technology and the support of different national governments and people from all walks of life, the penetration rate of infectious diseases drugs is expected to be further improved in the future. This will help to better meet the needs of patients, improve the treatment effect and promote the sustainable development of the pharmaceutical market.

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Increase in Chronic Diseases. According to China’s Mid- and Long-term Plan for Chronic Diseases (2017-2025) 《中國防治慢性病中長期規劃(2017-2025)》issued by the State Council, chronic diseases account for 86.6% of total deaths and the disease burden accounted for over 70% of the total disease burden. Therefore, from a clinical demand perspective, China’s innovative drug research and development in the coming future will mainly target cardiovascular diseases, diabetes and other chronic diseases.

Multidisciplinary Integration. After the two revolutions in life science led by the development of molecular biology and genomics, the third revolution is characterized by the integration of multiple disciplines, such as life science, physics, engineering and information technology. The cross-fusion of gene editing technology, tumor immunotherapy, big data, artificial intelligence, 3D printing technology and other fields will promote the research and development of new drugs.

Cooperative Innovation. Pharmaceutical enterprises can leverage the resources from other market participants to expedite the time required for research and development, reduce the research and production costs, and accelerate the entry of innovative drugs into the market. Pharmaceutical enterprises can entrust manufacturing enterprises with the production of innovative drugs, thus saving the time and resources of having to build factories and production lines, as well as cooperate with universities and research institutions for innovative drug research, which can help to reduce costs and share the risk of research.

Improving Affordability. The average disposable income in China is expected to continue growing rapidly. This will, in turn, increase the willingness and ability of patients to pay for medication. As more Chinese households increase their spending power, they will be able to afford more expensive medical treatments, particularly those for life-threatening diseases.

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Competitive Landscape of the Pharmaceutical Market in the China

Our key competitors are large national and regional manufacturers of pharmaceutical products, including large state-owned pharmaceutical companies. We also compete with multinational pharmaceutical companies. The table below sets forth a comparison of the top five pharmaceutical companies in China by revenue and their major drug assets:

Note:

1.	This ranking excludes pharmaceutical companies that do not have self-manufactured/in-house R&D products.

Source: Ministry of commerce PRC, Annual reports of listed companies, Frost & Sullivan Analysis

Competitive Strengths of the Group

The Group has a robust presence and significant competitive advantages in therapeutic areas of infectious diseases, chronic diseases and oncology. The Group’s innovative drug pipeline is extensive and poised to deliver significant advancements in healthcare.

In the anti-infective drug market, the Group’s antiviral flu drug Kewei (oseltamivir phosphate) ranked number one in the Chinese oseltamivir phosphate market, and our oseltamivir phosphate products had a market share of 54.8% in 2024 in terms of revenue. The Group has also been advancing its Class I innovative anti-influenza drug candidate, HEC116094, which has successfully completed Phase I clinical trials. Its hepatitis C treatment drug, Emitasvir Phosphate, has achieved an outstanding SVR12 rate of 99.5%, while its Morphothiadine Mesylate Capsule, a promising hepatitis B treatment drug, has entered Phase III clinical trials, demonstrating significant HBsAg suppression.

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In the chronic disease drug market, the Group has developed a comprehensive diabetes drug portfolio that includes insulin, SGLT-2 inhibitors, and GLP-1/FGF21 dual-target agonists. The Group’s pulmonary fibrosis drug candidate, Yinfenidone Hydrochloride Tablet, has shown superior efficacy compared to Pirfenidone in Phase II clinical trials. Additionally, its NASH treatment drug candidate, HEC96719, has demonstrated a significant reduction in liver fat content.

In the oncology drug market, the Group’s targeted drug Clifutinib Besylate for the treatment of AML is currently in Phase III clinical trials, having exhibited a CR/CRh rate of 23.1% in earlier trials. Furthermore, its Larotinib Mesylate is the first small molecule targeted therapy for the treatment of esophageal cancer in China to enter Phase III clinical trial, and it has made significant progress in this regard.

Looking ahead, with the anticipated approval and commercialization of multiple innovative drugs, the Group is well-positioned to further strengthen its leadership position in the Chinese pharmaceutical market.

THE ANTI-INFECTIVE DRUG MARKET IN CHINA

Overview of the Anti-infective Drug Market in China

Anti-infectives are a group of drugs which kill or inhibit different kinds of pathogenic microbes through oral, intramuscular injection, intravenous injection or topical use. Anti-infectives are widely used for all kinds of infectious diseases and complications triggered by other diseases.

In 2023, the size of the anti-infective drug market in China reached RMB190.3 billion. It is predicted that the market size of anti-infective drugs in China will continue to grow in the future, reaching RMB204.5 billion in 2026 and further rising to RMB221.5 billion in 2030.

Overview of the Anti-influenza Drug Market in China

Influenza, commonly known as “the flu”, is an infectious disease with high incidence in children aged below 5 and the elderly. There are four types of influenza viruses, of which human influenza A and B viruses can cause seasonal epidemics of disease (known as the flu season) almost every winter.

The size of the anti-influenza drug market in China increased from RMB3.2 billion in 2018 to RMB4.4 billion in 2022, representing a CAGR of 8.4%. Despite the overall upward trend, due to the impact of COVID-19 in 2020, the number of influenza cases decreased, and the market size declined in 2020 and 2021. However, with the end of the COVID-19 pandemic, there has been a significant increase in other respiratory infectious diseases. The impact of the influenza epidemic in China in 2023 was greater in both scope and duration as compared with the pre-pandemic period, and the size of the market drastically increased to RMB11.0 billion in 2023. Unlike in 2023, there were no significant influenza outbreaks in 2024, which led to

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a decrease in demand for anti-influenza medications. Consequently, the anti-influenza drug market in China decreased to RMB6.7 billion in 2024. The size of the market is expected to rebound and reach RMB10.1 billion in 2026 and further increase to RMB11.6 billion in 2030. The chart below sets forth the size of the anti-influenza drug market in China from 2018 to 2030.

Anti-influenza Drug Market in China, 2018-2030E

Source: Annual reports of listed companies, NMPA, CDE, NRDL, Expert interviews, Frost & Sullivan analysis

Note:

1.	Excluding traditional Chinese medicines.

Threats and Challenges of the Anti-Influenza Drug Market in China

Emerging and Mutating Influenza Strains. The continuous mutation of influenza viruses poses a significant challenge to the efficacy of existing antiviral drugs. While oseltamivir phosphate remains a widely used treatment, resistance to neuraminidase inhibitors has been reported in certain influenza strains, potentially diminishing patient outcomes and demand for existing drugs. This necessitates ongoing R&D investments for next-generation antiviral therapies, which can be costly and time-consuming.

Policy Changes and Market Uncertainty. Government policies on drug procurement and pricing, such as VBP policy, may lead to further price reductions, impacting manufacturers’ profit margins. Additionally, changes to the reimbursement drug list and insurance policies may affect market performance. While these policies aim to improve drug accessibility, they may also increase market uncertainty and operational risks for companies.

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Intensifying Competition from Domestic Players. The anti-influenza drug market in China is highly competitive, dominated by companies such as the Group, Company A and Company B, which together hold 56.9% of the market share of the anti-influenza drug market in China and 80.9% of the market share of the oseltamivir phosphate market in China, in terms of revenue in 2024. The entry of generic drug manufacturers, particularly following the expiration of key patents for oseltamivir phosphate, has intensified price competition and increased pressure on established brands.

Rising Vaccination Rates. Increasing influenza vaccination rates may impact future demand for antiviral drugs. According to data from the Chinese Center for Disease Control and Prevention, the vaccination rate increased from 2.5% in the 2021-2022 flu season to 3.9% in the 2022-2023 flu season. Although the influenza vaccination rates in China are still significantly lower than those of developed countries, a significant increase in vaccination rates could reduce influenza infections and, consequently, reliance on antiviral treatments.

Entry Barriers of the Anti-influenza Drug Market in China

Research and Development Capability. Influenza viruses mutate and camouflage to evade recognition and elimination by the immune system. Resistance to existing drugs has become a serious problem, requiring companies to have strong research and development capability, time and sufficient funding.

Competitive Market. At present, the anti-influenza market is dominated by a few companies. For example, sales of oseltamivir phosphate still account for the majority of the anti-influenza drug market, with the revenue of the product, Kewei, together with other oseltamivir phosphate products accounting for 54.8% of the oseltamivir phosphate market in China in 2024. A small number of enterprises participate in VBP schemes, which allows such enterprises to supply their pharmaceutical products to non-profit making hospitals and other non-profit making medical institutions established by the PRC government at the county level or higher. Furthermore, the companies increase the barriers to competition through continuous expansion of product lines in order to achieve long-term success.

Sales Channels Capabilities. At present, hospital and retail channels are the main sales channels for anti-influenza drugs. Doctors diagnose and prescribe drugs based on symptoms, and so new market entrants need to compete with drugs that not only have already been included in the VBP schemes but which are also preferred by physicians. In addition, building and maintaining strong relationships with retail channel partners is key to increasing a drug's market penetration.

Branding Capabilities. When people choose which flu medication to take, their choice is often influenced by the medication’s brand name. Due to limited knowledge of medication, consumers often choose to purchase drugs based on brand awareness or by following their doctor's advice and recommendations. In order to appeal more to consumers, companies need a certain amount of funding for marketing purposes.

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Scalable Production Capabilities. In order to meet market demands, companies need to have the capability for scaled production. Every time there is an outbreak of the flu, anti-influenza drugs will experience stockouts. New entrants may face challenges in establishing a reliable supply chain if they are unable to quickly expand their production scale to address the spike in demands during flu seasons.

Growth Drivers of the Anti-Influenza Drug Market in China

Increasing Cases and Growing Demand. The reported 12.5 million new influenza cases in 2023 according to the Statistical Report on China’s Health Care Development have driven demand for antiviral medications, particularly oseltamivir phosphate, the most widely prescribed treatment. Growing awareness of timely treatment is expected to further expand the market for antiviral drugs.

Favorable Policies and Government Support. The PRC government has implemented various policies to encourage the development, production, and stockpiling of drugs that target pandemic diseases. For instance, the National Essential Drug List and the National Reimbursement Drug List have included oseltamivir phosphate, significantly improving patient accessibility and driving sales growth. Additionally, the NHC’s Guidelines for Influenza Diagnosis and Treatment《流行性感冒診療方案(2025年版)》emphasize the importance of early detection and treatment of flu, particularly during seasonal outbreaks. These measures, coupled with government-led procurement initiatives, have ensured a stable supply of influenza drugs and supported market expansion. In addition, the National Medical Reserve Management Measures as amended in 2021 (國家醫藥儲備管理辦法(2021年修訂)) requires the establishment of two levels of medical reserves, namely the central and local (provinces, autonomous regions, and municipalities directly under the central government medical reserves). The central medical reserve mainly reserves medical products for significant and major public emergencies such as pandemic diseases, and those with a high risk of supply shortages. The local medical reserve mainly reserves medical products for responding to relatively major and general public emergencies, ensure regional safety during major events, and address supply shortages within the local jurisdiction. The Ministry of Industry and Information Technology is the main government authority in charge of the medical reserves. Such government policies in general are beneficial for the sales of antiviral drugs, including oseltamivir phosphate.

Expansion of Distribution Channels. The distribution network for influenza antiviral drugs has significantly improved, with a rise in online sales facilitated by e-commerce and digital healthcare platforms. Government initiatives, such as the Internet + Healthcare policy, also support online prescription and drug delivery, increasing accessibility in rural areas and contributing to higher sales volume.

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Competitive Landscape of the Anti-influenza Drug Market in China

The size of the anti-influenza drug market in China was RMB6.7 billion in 2024, of which the sales value of oseltamivir phosphate in 2024 was RMB4.7 billion, accounting for 70.3% of the total market share for that year. In the same year, the sales value of peramivir was RMB830.7 million, accounting for 12.4% of the total market share. The anti-influenza drug market in China is highly competitive, with over 120 pharmaceutical companies producing influenza medications. In particular, the three companies, including the Group, collectively hold 56.9% of the market share of the anti-influenza drug market in China in terms of revenue in 2024. In 2024, sales of the Group’s product, Kewei (oseltamivir phosphate), together with oseltamivir phosphate products reached RMB2.6 billion and accounted for 38.5% of the anti-influenza drug market in China. The chart below sets forth the sales value and market share of various anti-influenza drugs in China in 2024.

Anti-influenza Drug Market in China, 2024

Source: Annual reports of listed companies, NMPA, Expert interviews, Frost & Sullivan analysis

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The size of the oseltamivir phosphate drug market in China increased from RMB2.9 billion in 2018 to RMB4.7 billion. The size of the market is expected to reach to RMB7.3 billion by 2026 and RMB8.6 billion by 2030. The chart below sets forth the size of the anti-influenza drug market and the oseltamivir phosphate drug market in China from 2018 to 2030.

Anti-influenza Drug and Oseltamivir Phosphate Drug Markets in China, 2018-2030E

Note: Excluding traditional Chinese medicines.

Source: Annual reports of listed companies, NMPA, CDE, NRDL, Expert interviews, Frost & Sullivan analysis

Currently, there are more than 70 participants in China's oseltamivir phosphate market. The main manufacturer is the Group, which has well-established production and commercialization scale. The other key players in China’s oseltamivir phosphate drug market include F. Hoffmann-La Roche AG, ApicHope Pharmaceutical Group Co., Ltd., Sinopep Allsino Bio Pharmaceutial Co., Ltd. and Zhongshan Wanhan Pharmaceutical Co., Ltd. In 2024, sales of the Group’s product, Kewei, together with other oseltamivir phosphate products accounted for 54.8% of the entire oseltamivir phosphate market in China. The Group is also a market leader in the oseltamivir phosphate granules market in China in terms of sales volume of and revenue derived from oseltamivir phosphate granules. Sales of the Group's oseltamivir

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phosphate granules accounted for over 99% of the oseltamivir phosphate granules market in China during the Track Record Period. The chart below sets forth the revenue and market share of the top three players in the oseltamivir phosphate drug market in China in 2024.

Selected Information of Top Three Players in the
Oseltamivir Phosphate Drug Market in China, 2024

Notes:

1.	Company A is a listed multinational holding healthcare company headquartered in Switzerland. It mainly focuses on developing drugs and diagnostics. It is a global leader in oncology, immunology, and personalized healthcare, with two core divisions: pharmaceuticals and diagnostics. The company also invests heavily in biotechnology and collaborates with various partners in precision medicine.

2.	Company B is an A-share listed company headquartered in Guangzhou. It focuses on research and development, production, and sale of pharmaceutical products. Its product portfolio includes both chemical and traditional Chinese medicines, with key therapeutic areas including pediatrics, cardiovascular diseases, and anti-infectives.

3.	This segment is relatively fragmented.

Source: Annual reports of listed companies, NMPA, Expert interviews, Frost & Sullivan analysis

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The table below sets out the prices displayed on the government’s platform with respect to oseltamivir phosphate capsules (75mg per capsule, 10 capsules per box) of the Group, Company A and Company B during the Track Record Period.

	For the year ended December 31,
	2022	2023	2024
	RMB/capsule	RMB/capsule	RMB/capsule

The Group (Kewei (oseltamivir phosphate))(1)	13.01	13.01	9.86
Company A	20.49	17.16	17.16
Company B	7.98	1.99	1.99

Note:

(1)	The Group sold drugs to its distributors at a price which is lower than the price the distributors subsequently sold to hospital, medical institution or pharmacies. The discrepancy in the average selling price of Kewei capsules and the price of Kewei capsules displayed on the government's platform is mainly because the average selling price of Kewei is calculated by dividing the revenue the Group received from distributors by the sales volume while the price of Kewei displayed on the government's platform is the price that public hospital paid to the distributors. The price difference mainly represented the fees the distributors received for their distribution and delivery services and/or their marketing the promotion services.

Source: Chinese Government Procurement Center, Public Resource Trading Center

The table below sets forth the sales volume of oseltamivir phosphate drugs of the Group, Company A and Company B for each of the years during the Track Record Period. During the Track Record Period, the Group's revenue generated from the sales of oseltamivir phosphate products fluctuated with flu incidence in China and the Group's revenue fluctuation was generally in line with the Group's competitors during the Track Record Period.

		Year ended December 31,
		2022		2023		2024
	Dosage Form	Sales Volume	Revenue	Sales Volume	Revenue	Sales Volume	Revenue
		(’000 units)	(RMB’000)	(’000 units)	(RMB’000)	(’000 units)	(RMB’000)

The Group	Capsule(1)	71,835	512,252	111,118	714,139	126,630	394,687
	Granule	861,788	2,585,151	1,488,517	4,824,593	735,522	2,181,509
Company A	Capsule(2)	23,500	376,862	86,900	1,391,390	62,500	999,831
Company B	Capsule(2)	12,000	15,019	262,000	337,359	179,000	230,187

Notes:

(1)	Only includes the Group’s oseltamivir phosphate capsules in 75mg doses sold under the brands Kewei and Yangjiantai.

(2)	Company A and Company B only manufacture oseltamivir phosphate capsules.

Source: Annual reports of listed companies, Expert interviews, Frost & Sullivan analysis

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Pediatric Influenza Medication

Among anti-influenza drugs approved in China, oseltamivir phosphate is the preferred choice for influenza in children. Oseltamivir phosphate granules have unique advantages over traditional dosage forms. This formulation allows for more precise dosages, as physicians can adjust the dosage based on a child's weight or specific medical needs. Oseltamivir phosphate granules combine the advantages of both solid and liquid formulae, and are both portable and easy to take, which makes them especially suitable for children and elderly with dysphagia. Oseltamivir phosphate should be taken within 48 hours of the onset of flu symptoms, and the course of medication is usually 5 days.

Overview of the Anti-Hepatitis B Drug Market in China

Hepatitis B is an infectious disease characterized by inflammation of the liver caused by the hepatitis B virus (HBV). Clinical symptoms include loss of appetite, liver pain and physical weakness. HBV infections may be acute or chronic. HBV infections may develop into chronic hepatitis, which can lead to cirrhosis, liver failure and liver cell carcinoma.

With the improvement of health management awareness of patients with hepatitis B, the progress of detection of hepatitis B in primary medical institutions and the introduction of various innovative HBV drugs, the number of patients diagnosed with hepatitis B in China will increase rapidly in the future. The number of patients diagnosed with chronic hepatitis B in China was approximately 15.4 million in 2018 and approximately 19.1 million in 2023, representing a CAGR of 4.4%. It is estimated that the number of diagnosed chronic hepatitis B patients will increase to approximately 23.2 million in 2026 and approximately 31.9 million in 2030, representing a CAGR of 6.7% from 2023 to 2026 and 8.3% from 2026 to 2030, respectively.

In 2023, the market size of anti-HBV drugs in China was RMB9.9 billion. Given the large population of chronic hepatitis B patients, significant investment in drug development and the promising efficacy data of upcoming new therapies, the penetration rate of anti-hepatitis B drugs is expected to gradually increase. Additionally, as treatments become more affordable, market demand is projected to expand rapidly. As such, it is predicted that the market size of anti-HBV drugs in China will continue to grow in the future, reaching RMB16.7 billion in 2026

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and a further RMB43.4 billion in 2030, representing a CAGR of 19.1% from 2023 to 2026 and 27.0% from 2026 to 2030, respectively. The chart below sets forth the size of the anti-hepatitis B drug market in China from 2018 to 2030.

Anti-HBV Drug Market in China, 2018-2030E

Source: Annual reports of listed companies, NMPA, CDE, NRDL, Expert interviews, Frost & Sullivan analysis

Competitive Landscape of Anti-Hepatitis B Drug Market in China

As of the Latest Practicable Date, there are more than 50 participants in the anti-hepatitis B drug market in China, and a total of 19 drugs for the treatment of hepatitis B have been approved in China, including seven nucleotide analogs, seven interferon-based therapies, and five other immunomodulatory agents. Common nucleotide/nucleoside analogs include Entecavir, Adefovir Dipivoxil, Lamivudine, Tenofovir and Telbivudine. In addition, interferon-based drugs are also widely used, including recombinant human interferon α-2a, recombinant human interferon α-2b, recombinant human interferon, pegylated interferon α-2a and pegylated interferon α-2b. Current treatments for hepatitis B, such as nucleotide analogs and interferons, have significant limitations. These medications do not achieve complete eradication of HBV and require long-term treatment regimens. Discontinuation of therapy often results in relapse, with notably low rates of HBsAg clearance. Furthermore, interferons are associated with substantial side effects and are suitable only for a limited patient population, leaving some patients at continued risk for liver cancer. Consequently, the prolonged nature of these treatments leads to high long-term healthcare costs, presenting considerable economic burden for patients.

Self-assembly of capsid is a critical step in the life cycle of a virus, and the core protein is extremely conservative and acts as a natural barrier to drug resistance. Therefore, anti-HBV drugs targeting the core protein have emerged as a key focus in current research and development. Unlike existing nucleos(t)ide analogs that only inhibit viral reverse transcription,

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capsid inhibitors interfere with the assembly of the HBV capsid, thereby strongly suppressing HBV replication and the production of mature viral particles. The Group’s Morphothiadine Mesylate Capsule is the fastest anti-HBV capsid inhibitor in China, and it is the only capsid inhibitor in China that has entered Phase III clinical trial. In addition, the Group’s other capsid inhibitor, Freethiadine Tablet, is currently in Phase I clinical trial.

As of the Latest Practicable Date, there is no approved capsid inhibitor for the treatment of hepatitis B in China, and there are 9 pipelines under clinical research in China as set forth in the table below.

Capsid Inhibitor Pipelines in China

Source: CDE, Frost & Sullivan analysis

Overview of the Anti-Hepatitis C Drug Market in China

Without treatment, around 55-85% of acute hepatitis C virus (HCV) patients will carry the hepatitis C virus for the rest of their lives and are considered to have chronic HCV infection. Symptoms of chronic hepatitis C may also be difficult to recognize in the early stages. The most common symptom is fatigue, which can last 20-25 years. Jaundice, or yellowing of the skin or eyes, may indicate serious disease progression. Some patients with cirrhosis may also clinically progress to hepatocellular carcinoma.

The current diagnosis rate of chronic hepatitis C in China is extremely low because of various factors, such as the lack of obvious symptoms. Currently, the treatments are already capable of fully curing HCV. With the increasing awareness of health management of HCV, the HCV diagnosis rate is set to increase substantially. The number of patients diagnosed with chronic hepatitis C in China was 2.0 million in 2018 and 2.6 million in 2023, representing a CAGR of 5.2%. It is estimated that the number of diagnosed chronic hepatitis C patients will increase to 2.8 million in 2026 and 3.1 million in 2030, representing a CAGR of 2.5% from 2023 to 2026 and 2.6% from 2026 to 2030, respectively.

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In 2023, the market size of anti-HCV drugs in China reached RMB3.7 billion. As a result of (i) the increasing penetration of DAAs as a result of their inclusion to the NRDL in 2020 and the growing number of approved DAAs in China, (ii) the implementation of the National Action Plan for Eliminating Hepatitis C as a Public Health Threat (2021–2030) by the National Health Commission of China and eight other government departments in 2021, which has an overarching goal and 15 specific targets that cover health education, comprehensive prevention interventions, testing and treatment, and (iii) increasing production capacity, the anti-HCV drug market in China will continue to grow. It is estimated that the market size of anti-HCV drugs in China will reach RMB4.5 billion in 2026 and a further RMB4.9 billion in 2030, representing a CAGR of 7.0% from 2023 to 2026 and 2.1% from 2026 to 2030, respectively.

Anti-HCV Drug Market in China, 2018-2030E

Source: Annual reports of listed companies, NMPA, CDE, NRDL, Expert interviews, Frost & Sullivan analysis

Competitive Landscape of Anti-Hepatitis C Drug Market in China

As of the Latest Practicable Date, the NMPA has approved a total of 24 drugs for the treatment of hepatitis C, including seven interferon-based therapies and 17 DAAs. Interferon-based therapies are further divided into recombinant IFN-α and PEG-IFN-α. DAAs target three key viral proteins: (i) NS3/4A, which is involved in the post-translational processing of the HCV polyprotein; (ii) NS5A, which plays a role in the formation of the replication complex, and (iii) NS5B, a key enzyme catalyzing HCV RNA synthesis. Traditional treatment for hepatitis C has primarily been based on interferon and ribavirin therapy. However, in recent years, treatment strategies have gradually shifted towards DAAs, which offer greater safety, shorter treatment durations, and improved tolerability compared to conventional therapies.

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The Group’s Emitasvir Phosphate was approved for marketing in 2020, and it was used in combination with Sofosbuvir to treat adult genotype 1 non-cirrhotic chronic hepatitis C, which is the most common chronic hepatitis C genotype in China. Emitasvir Phosphate was included in the NRDL in 2022. In addition, the Group has developed a combination therapy of Netanasvir Phosphate Capsules and Encofosbuvir Tablets for people with pan-genotype chronic hepatitis C. The Group's Netanasvir Phosphate and Encofosbuvir were approved by the NMPA for launching in China in February 2025 and March 2025, respectively. The combination treatment regimen will be a new alternative treatment regimen for pan-genotypic chronic hepatitis C. As of the Latest Practicable Date, 17 DAAs for treating chronic hepatitis

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C have been approved in China, eight of which have been included in the NRDL. The following table sets forth the details of the approved DAAs for chronic hepatitis C in China as of the Latest Practicable Date.

Approved DAAs in China

Source: NMPA, Frost & Sullivan analysis

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THE METABOLIC DISEASES DRUG MARKET IN CHINA

Chronic disease is defined by the World Health Organization as a disease of long duration, generally slow in progression and non-contagious. Chronic disease requires long-term treatment, nursing and special rehabilitation. Chronic disease has the characteristics of a prolonged illness. With the improvement of people’s living standards, chronic diseases have become a leading cause of death globally. Chronic diseases generally include metabolic diseases such as diabetes, chronic respiratory diseases such as COPD, and neuropsychiatric diseases.

Overview of the Metabolic Diseases Drug Market in China

Problems caused by impaired metabolism may lead to metabolic diseases, affecting the whole body’s tissues, organs, cognitive function, growth and development, and mental state. Primary risk factors include unhealthy living habits, aging, obesity, environmental pollutants, abnormal blood sugar, blood pressure, blood lipids, uric acid, etc. Patients may suffer from multiple complications or comorbidities, such as obesity, non-alcoholic steatohepatitis, hypertension and dyslipidemia.

In 2023, the metabolic disease drug market in China reached RMB107.4 billion, with a CAGR of 5.7% from 2018 to 2023. Metabolic diseases are often comorbidities of other conditions. Lifestyle changes, such as poor diets and sedentary behavior, contribute to this growing prevalence, leading to a larger patient population in need of treatment. With advancements in drug development and growing awareness of health management, the metabolic disease drug market is expected to rise steadily. The market size is expected to reach RMB151.1 billion in 2026 and RMB219.5 billion in 2030, with a CAGR of 12.1% from 2023 to 2026 and 9.8% from 2026 to 2030, respectively. The chart below sets forth the size of the metabolic diseases drug market in China from 2018 to 2030.

Metabolic Disease Drug Market in China, 2018-2030E

Source: Annual reports of listed companies, NMPA, CDE, NRDL, Expert interviews, Frost & Sullivan analysis

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Overview of the Diabetes Drug Market

Diabetes mellitus is a group of metabolic diseases characterized by hyperglycemia resulting from defects in insulin secretion, insulin action, or both. Chronic hyperglycemia of diabetes is associated with long-term damage, dysfunction, and failure of various organs, especially the eyes, kidneys, nerves, heart, and blood vessels.

In 2023, the number of diabetic patients in China reached 143.4 million, among which approximately 137.0 million patients had type 2 diabetes. As a result of the aging population, it is estimated that the number of diabetic patients in China will reach 151.1 million in 2026 and 157.6 million in 2030, with a CAGR of 1.8% from 2023 to 2026 and 1.1% from 2026 to 2030, respectively.

Overview of the Diabetes Drug Market in China

From 2018 to 2023, the market size of diabetes drugs in China increased from RMB57.3 billion to RMB67.6 billion, with a CAGR of 3.4%. As a result of unhealthy lifestyle habits and an aging population, the prevalence of diabetes in China is high and continues to rise. There is also greater awareness of metabolic diseases among healthcare professionals and the public, leading to earlier diagnosis and treatment. Recent introductions of GLP-1 receptor agonists and other innovative therapies have injected new momentum into the diabetes drug market. As public acceptance of these innovative drugs continues to grow, steady market growth is anticipated. In the future, the market size of diabetes drugs in China is expected to reach RMB90.3 billion in 2026 and RMB122.3 billion in 2030, with a CAGR of 10.1% from 2023 to 2026 and 7.9% from 2026 to 2030, respectively. The chart below sets forth the size of the diabetes drug market in China from 2018 to 2030.

Diabetes Drug Market in China, 2018-2030E

Source: Annual reports of listed   pharmaceutical companies, Frost & Sullivan analysis

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For the sales of diabetes drugs, there are obvious differences in the sales structure between China’s diabetes drug market and that of the global market. Traditional oral drugs such as Biguanides, Sulfonylureas and α-glucosidase inhibitors, which have been on the market for decades, are currently still the mainstream in China. However, the global market share of these drugs is less than that of the new drugs represented by DPP-4 inhibitors, GLP-1 receptor agonists (“GLP-1RAs”) and SGLT-2 inhibitors. Since these new drugs entered the Chinese market late, the proportion of sales revenue generated by them in China is far less than that of other developed countries in the world. With the combined clinical benefits of DPP-4 inhibitors, GLP-1RAs and SGLT-2 inhibitors, such as cardiovascular and renal benefits, there is potential for the market share of these new drugs to increase in China. The chart below sets forth a breakdown of the diabetes drug market in China by drug type.

Diabetes Drug Market in China, 2023

Source: Annual reports of listed pharmaceutical companies, Frost & Sullivan analysis

Overview of the Diabetes Drug Market in the U.S.

From 2018 to 2023, the market size of diabetes drugs in the U.S. increased from USD33.2 billion to USD40.4 billion, with a CAGR of 4.0%. The market size of diabetes drugs in the U.S. will continue to grow steadily and is expected to reach USD46.0 billion in 2026 and USD52.0 billion in 2030, representing a CAGR of 4.4% from 2023 to 2026 and 3.1% from 2026 to 2030, respectively. In 2023, sales of insulin and its analogs accounted for approximately 20% of the diabetes drugs market in the U.S.

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Competitive Landscape of the Diabetes Drug Market in China

Insulin

From 2018 to 2023, the market size of insulin and its analogs in China decreased from RMB26.4 billion to RMB18.3 billion due to the declining price of insulin and its analogs as a result of the VBP scheme of insulin products and the increased penetration rate of alternative therapeutics. The insulin analogs that are designed to closely mimic both basal and prandial insulin secretion, such as insulin glargine and insulin degludec, still have room for expansion. At the same time, the domestic substitution trend is becoming increasingly obvious, and the domestic insulin analogs are expected to grow. As of the Latest Practicable Date, there are over 60 companies that have received approval to manufacture insulin products in China, and the top six market players hold an aggregate of over 55.0% of the market share of the insulin market in China in terms of revenue in 2023. The key players of the insulin market in China include Novo Nordisk, Eli Lilly and Company, Sanofi and Gan & Lee Pharmaceuticals Co., Ltd. There are currently 18 approved insulin products categorized by their mechanism of action in China: prandial insulins (rapid-acting/short-acting), basal insulins (intermediate-acting/long-acting), premixed insulins, and other formulations. Regular insulins, which are short-acting, are produced by 39 manufacturers. Rapid-acting insulins, including insulin aspart, insulin lispro and insulin glulisine, are produced by eight, five, and one manufacturers, respectively. Intermediate-acting insulins, such as protamine insulin, are produced by 11 manufacturers. Long-acting insulins, including insulin glargine, insulin detemir, and insulin degludec, are produced by 12, two and three manufacturers, respectively. Common premixed insulins include premixed insulin aspart, recombinant human premixed protamine/regular insulin and premixed insulin lispro, which are manufactured by eight, 13, and four companies, respectively. Additionally, other formulations, including insulin degludec/aspart, insulin degludec/liraglutide and insulin glargine/lixisenatide I/II, are produced by three, one, and one manufacturers, respectively.

SGLT-2 Inhibitor

SGLT-2 inhibitor is a type of innovative medication for treating diabetes and heart failure that can lower the renal glucose threshold and promote urinary glucose excretion, thus reducing blood glucose levels. From 2018 to 2023, the market size of SGLT-2 inhibitor in China increased from RMB0.5 billion to RMB10.5 billion, with a CAGR of 83.5%. SGLT-2 inhibitors have demonstrated significant efficacy in lowering blood glucose levels while also providing cardiovascular and renal protection. As healthcare providers and patients become more aware of these benefits, the demand for these medications is anticipated to increase. In the future, the market size of SGLT-2 inhibitor in China will continue to grow rapidly in the short term, and it is expected to reach RMB20.0 billion in 2026, with a CAGR of 23.8% from 2023 to 2026. As the diabetes drug market matures and becomes more saturated, the growth rate is anticipated to gradually slow down, particularly as more SGLT-2 inhibitor drugs gain inclusion in medical insurance coverage. As such, the market is expected to reach RMB27.5 billion in 2030, with a CAGR of 8.3% from 2026 to 2030. The chart below sets forth the size of the SGLT-2 inhibitor drug market in China from 2018 to 2030.

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SGLT-2 Inhibitor Drug Market in China, 2018-2030E

Source: Annual reports of listed pharmaceutical companies, Frost & Sullivan analysis

The following charts set forth the details of the SGLT-2 inhibitors approved in China and the innovative SGLT-2 inhibitors that are at the NDA stage in China as of the Latest Practicable Date.

Approved SGLT-2 Inhibitor in China

Innovative SGLT-2 Inhibitor at NDA Stage in China

Source: NMPA, Frost & Sullivan analysis

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Overview of the Non-Alcoholic Steatohepatitis (NASH) Drug Market

Non-alcoholic steatohepatitis (NASH, recently renamed as metabolic dysfunction-associated steatohepatitis or MASH) is the most severe form of non-alcoholic fatty liver disease (NAFLD, recently renamed as metabolic dysfunction-associated steatotic liver disease or MASLD). As NASH evolves, it can result in fibrosis, liver cirrhosis and liver cancer. There are no symptoms in the early stages of NASH. However, as NASH progresses, symptoms of fatigue, unexplained weight loss, general physical weakness and pain in the upper right part of the belly may appear.

In recent years, the number of patients with NASH in China has increased significantly from 36.2 million in 2018 to 42.5 million in 2023, representing a CAGR of 3.3%, due to factors such as changes to dietary and lifestyle habits, and rising obesity rates. It is predicted that the number of patients with NASH in China will continue to increase, reaching 47.2 million in 2026 and 54.9 million in 2030, representing a CAGR of 3.6% from 2023 to 2026 and 3.9% from 2026 to 2030, respectively.

In 2023, there are 386.1 million people suffering from NASH worldwide. It is estimated that by 2026, this number will increase to 425.5 million with a CAGR of 3.3%, and by 2030, this number will reach 486.2 million.

Competitive landscape of the NASH/NAFLD Drug Market

On March 14, 2024, Resmetirom from Madrigal Pharmaceuticals was approved by the FDA, making it the first FDA-approved medication for NASH. Resmetirom is a thyroid hormone receptor-beta agonist indicated in conjunction with diet and exercise for the treatment of adults with NASH with moderate to advanced liver fibrosis. The only other drug listed in the world is Saroglitazar Magnesium, which was developed by the Indian company Zydus Cadila and was approved by the Indian Drug Management Center on March 6, 2020. As of the Latest Practicable Date, no drugs for the treatment of NASH/NAFLD have been approved in China and Europe.

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As of the Latest Practicable Date, there are two approved drugs and 185 active clinical trials globally for treating NASH/NAFLD, among which one is under NDA, 14 are in Phase III clinical trials and the remaining are in Phase II clinical trials and Phase I clinical trials. The chart below sets forth a breakdown of the global NSAH/NAFLD drug pipelines by regions.

Global NASH/NAFLD Drug Pipelines by Regions1

Notes:

1.	Only the most advanced clinical stage for each drug candidate for the indication of NASH is included. If a drug candidate is in the same clinical stage across multiple regions, each region is counted separately.

2.	The Group's HEC88473 and HEC96719 are currently in Phase II clinical trials in China. The Group's HEC96719 has also completed Phase I clinical trials in Australia.

3.	Others mainly include EU and Japan.

Source: Clinicaltrials.gov, CDE, NMPA, Frost & Sullivan analysis

Overview of the Obesity/Overweight Drug Market

Overweight and obesity are defined as abnormal or excessive fat accumulation that presents a health risk. At present, the commonly used body mass index (BMI) is an internationally recognized grading method for evaluating the degree of obesity. The specific calculation method is BMI= weight/height2 (kg/m2).

According to the classification of World Health Organization (WHO) and National Institutes of Health (NIH), BMI≥25kg/m2 is defined as overweight, and BMI≥30kg/m2 is defined as obese. The Guidelines for Prevention and Control of Overweight and Obesity among Adults in China issued by the Department of Disease Control and Prevention of the Ministry of Health of China have put forward the BMI cut-off value for an obesity diagnosis, in which 24kg/m2≤BMI<28kg/m2 was categorized as overweight and BMI≥28kg/m2 was categorized as obese.

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In recent years, the number of obese/overweight patients in China has appreciably increased, from 531.8 million in 2018 to 622.4 million in 2023, with a CAGR of 3.2%, due to factors such as changes to dietary and lifestyle habits. It is predicted that the number of obese/overweight patients in China will continue to rise, reaching 674.2 million in 2026 and 740.4 million in 2030, with a CAGR of 2.7% from 2023 to 2026 and 2.4% from 2026 to 2030, respectively.

GLP-1/FGF21

HEC88473 is the first GLP-1/FGF21 dual agonist product in the world to enter the clinical stage. Phase II clinical trials have started for the indication of type 2 diabetes mellitus. The Group's HEC88473 has the potential to concurrently target three major indications, namely type 2 diabetes, NASH and obesity. The following chart sets forth the details of GLP-1/FGF21 dual-target drug candidates in China as of the Latest Practicable Date.

GLP-1/FGF21 Dual-target Drug Pipelines in China

Notes:

1.	The Group has submitted the IND application for NASH to the U.S. FDA and obtained clinical trial approval and submitted the IND application for obesity to the NMPA and obtained clinical trial approval, respectively, for HEC88473.

2.	DR10624 is a tri-specific drug that agonizing GLP-1, glucagon receptor GCG, and FGF21.

Source: CDE, Frost & Sullivan analysis

THE RESPIRATORY SYSTEM DISEASE DRUG MARKET IN CHINA

Respiratory diseases are diseases that affect the lungs and other parts of the respiratory system. Respiratory diseases may be caused by infection, smoking, breathing in secondhand tobacco smoke, radon, asbestos, or other forms of air pollution. Common respiratory diseases include, among others, COPD, asthma, bronchitis, pneumonia, pulmonary fibrosis. The market size of respiratory system disease drugs in China reached approximately RMB82.1 billion in 2023. Driven by a growing aging population, poor lifestyle choices such as smoking, as well as air pollution and other factors, the pool of patients suffering from respiratory system diseases continues to expand. Meanwhile, as more new drugs such as respiratory targeted therapeutic drugs and drugs with more convenient administration routes such as inhalation

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preparations are expected to be approved in the future, this will continue to drive the growth of this market. It is estimated that the market size will grow in the future, reaching approximately RMB103.7 billion in 2026 and RMB123.9 billion in 2030.

Overview of the Pulmonary Fibrosis Drug Market in China

Idiopathic pulmonary fibrosis (IPF), the most common type of pulmonary fibrosis, is a type of lung disease which causes scarring (fibrosis) of the lungs. Scarring causes stiffness in the lungs and makes it difficult to breathe. Lung damage from IPF is irreversible and progressive, meaning it worsens over time. In some cases, this gradual worsening can be slowed down by certain medications. Occasionally, people with IPF will be recommended for lung transplant. Despite conventional treatment, a proportion of interstitial lung disease (ILD) patients develop a progressive phenotype known as fibrosing ILD with a progressive phenotype (PF-ILD), characterized by worsening respiratory symptoms, decline in lung function and early mortality.

The growth in aging population, tobacco use and environmental air pollution all contribute to the rapid growth of IPF incidence. At the same time, the popularization and promotion of medical intervention measures and the education of patients and doctors will prolong the survival time of patients, reduce the mortality rate and increase the IPF patient base. In 2023, the number of IPF patients reached 164.3 thousand, and the CAGR from 2018 to 2023 was 13.0%. It is estimated that the number of IPF patients will reach 231.1 thousand by 2026 and 339.2 thousand by 2030, with a CAGR of 12.0% from 2023 to 2026 and 10.1% from 2026 to 2030, respectively.

Pirfenidone and Nintedanib (the only two drugs currently available globally for the treatment of IPF) were added to the NRDL since 2017 and 2020, respectively, which drove the rapid growth of the pulmonary fibrosis drug market in China from 2018 to 2023. In 2023, the market size of pulmonary fibrosis drugs in China reached approximately RMB1.5 billion, with a CAGR of 54.4% from 2018 to 2023. Given the complex epidemiology of pulmonary fibrosis, driven by environmental exposures, an aging population and underlying conditions, such as autoimmune diseases, the demand for effective treatments continues to rise. With the growing number of approved drugs in the future and the expansion of indication of such drugs from IPF

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to other types of pulmonary fibrosis, it is estimated that this market size will continue to grow, reaching approximately RMB2.7 billion in 2026 and RMB3.2 billion in 2030. The chart below sets forth the size of the pulmonary fibrosis drug market in China from 2018 to 2030.

Pulmonary Fibrosis Drug Market in China, 2018-2030E

Source: Annual reports of listed companies, NMPA, CDE, NRDL, Expert interviews, Frost & Sullivan analysis

Competitive Landscape of the Pulmonary Fibrosis Drug Market in China

The following charts set forth the details of pulmonary fibrosis drugs approved in China and pulmonary fibrosis innovative drug candidates in Phase II clinical trials, Phase III clinical trials and NDA stage in China as of the Latest Practicable Date.

Approved Pulmonary Fibrosis Drugs in China

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Pulmonary Fibrosis Innovative Drug Pipelines in China

Drug Name	Company	Target	Indication	Status	First Posted Date
Nerandomilast/ BI 1015550 Tablets	Boehringer Ingelheim	PDE4B	IPF	NDA	February 25, 2025
			PF-ILD	NDA	May 15, 2025
BMS-986278 Tablets	BMS	LPAR1	IPF	Phase III	December 28, 2023
			Progressive pulmonary fibrosis	Phase III	December 15, 2023
SC1011 Tablets	Biocity	/	IPF	Phase II/III	February 23, 2023
Bexotegrast	Pliant Therapeutics	Integrin αvβ1 Integrin αvβ6	IPF	Phase II/III	October 18, 2024
HSK44459	Haisco Pharmaceutical	PDE4B	IPF	Phase II	January 6, 2025
BI 1839100	Boehringer Ingelheim	ion channel	Progressive pulmonary fibrosis IPF	Phase II	October 22, 2024
BI 1819479	Boehringer Ingelheim	/	IPF	Phase II	August 26, 2024
TDI01 Oral Suspension	Tide Pharmaceutical	ROCK2	IPF	Phase II	August 21, 2023
HW021199 Tablets	Wuhan Humanwell Likang Pharmaceutical	/	IPF	Phase II	August 16, 2023
ISM001-055/ INS018_055 Capsules	Shanghai SynTheAll/ Insilico Medicine	TNIK	IPF	Phase II	March 21, 2023
Butaselen Tablets	Yuanxi Medicine	/	PF-ILD	Phase II	November 8, 2022
AK3280 Tablets	Ark Bio	/	IPF	Phase II	May 30, 2022
REGEND001 Cell Autotransfusion Preparation	Regend	/	IPF	Phase II	May 12, 2022
Yinfenidone Hydrochloride Tablets	**The Group**	/	**PF-ILD**	**Phase II**	**December 1, 2021**
			IPF	**Phase II**	**January 26, 2021**
Jaktinib Hydrochloride Tablets	Zelgen	JAK	IPF	Phase II	July 23, 2020

Source: CDE, Frost & Sullivan analysis

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THE ONCOLOGY DRUG MARKET IN CHINA

Overview of the Oncology Drug Market in China

Cancer is the second most common disease in China. The number of new cases grew from 4.4 million in 2018 to 4.9 million in 2023, with a CAGR of 2.2%. Due to the increasing number of cancer diagnoses, the number of new cases in 2026 is predicted to increase to 5.2 million and further to 5.6 million in 2030 with the CAGR of 2.1% from 2023 to 2026 and 1.9% from 2026 to 2030, respectively. The chart below sets forth incidence of major cancer types in China from 2018 to 2030.

Incidence of Major Cancer Types in China, 2018-2030E

Source: Globocan, NCCR, Frost & Sullivan analysis

In the Chinese drug market, sales of oncology products have risen steadily in recent years. China’s oncology drug market, which generated RMB269.0 billion in 2023, experienced a CAGR of 11.3% over the past five years. The increasing prevalence of cancer in China, driven by an aging population, lifestyle changes and environmental influences, has led to higher demand for oncology drugs. As more individuals are diagnosed with various types of cancer, the need for effective treatment options continues to grow. The constantly evolving array of successful innovative oncology treatments is expected to bring in high return for pharmaceutical manufacturers. In the future, stronger and more innovative therapies, such as

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ADCs and bispecific antibodies, are expected to enter the market, significantly driving the overall market expansion. The Chinese oncology drug market is expected to be on an upward trend in the coming years. From 2023 to 2026, China’s oncology market is predicted to reach RMB398.5 billion at wholesale price level with CAGR of 14.0%. It is estimated that China’s oncology drug market would be valued at RMB581.7 billion in 2030, representing a CAGR of 9.9% from 2026 to 2030. The chart below sets forth the size of the oncology drug market in China from 2018 to 2030.

Oncology Drug Market in China, 2018-2030E

Source: Annual reports of listed pharmaceutical companies, NMPA, CDE, NRDL, Ministry of Human Resources and Social Security, National Central Cancer Registry of China, Frost & Sullivan analysis

While competition in China’s oncology drug market is fierce, companies with in-house capabilities throughout the entire value chain of oncology drug development, including drug discovery, process development, clinical development, quality control and assurance and commercialization, are better positioned to capture the growth potential of this market.

Currently, China’s oncology drug market is dominated by chemotherapy drugs. In 2023, chemotherapy drugs accounted for 47.5% of the total oncology drug market while targeted drugs, including small molecular targeted drugs and biologics, accounted for 42.4% and immuno-oncology therapy accounted for 10.1%. With medical insurance and reimbursement policies, new drug developments and patients’ increasing spending ability, targeted drugs and immuno-oncology therapy would occupy most of the market by 2030. It is expected that the

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share of immuno-oncology therapy will account for 43.9% while targeted drugs will account for 43.5% in 2030. The chart below sets forth a breakdown of the oncology drug market in China by therapy type in 2023 and 2030.

Breakdown of the Oncology Drug Market by Therapy in China, 2023 and 2030E

Source: Annual reports of listed pharmaceutical companies, NMPA, CDE, NRDL, Ministry of Human Resources and Social Security, National Central Cancer Registry of China, Frost & Sullivan analysis

Overview of the Acute Myeloid Leukemia (AML) Drug Market in China

Acute myeloid leukemia (AML) is the most common type of leukemia among the adult population and accounts for approximately 80% of all cases of leukemia. It is characterized by clonal expansion of immature “blast cells” in the peripheral blood and bone marrow, resulting in ineffective erythropoiesis and bone marrow failure. The French-American-British (FAB) classification divides AMLs into subtypes M0 to M7. This was based on the type of cell from which the leukemia developed and the level of maturity of the cells. The FAB classification relies on the appearance of leukemia cells under the microscope after routine staining.

In 2023, there were approximately 29.1 thousand new cases of AML in China, with a CAGR of 1.5% from 2018 to 2023. It is estimated that there will be approximately 30.4 thousand new cases in 2026 and approximately 32.2 thousand new cases in 2030.

In 2023, the market size of AML drugs in China reached RMB0.3 billion, with a CAGR of 46.0% from 2018 to 2023. Epidemiological data indicate a continuous rise in AML incidence, necessitating accelerated clinical trial progress and new drug development. As a result, a greater number of innovative therapies are expected to gain approval and enter the

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market, thereby fostering the growth of the AML drug market. It is predicted that this market size will continue to grow, reaching RMB1.0 billion in 2026 and RMB3.5 billion in 2030. The chart below sets forth the size of the AML drug market in China from 2018 to 2030.

AML Drug Market in China, 2018-2030E

Source: Annual reports of listed companies, NMPA, CDE, NRDL, Expert interviews, Frost & Sullivan analysis

Competitive Landscape of the AML Drug Market in China

As of the Latest Practicable Date, a total of 13 drugs have been approved in China for the treatment of AML, including eight chemotherapy drugs and five targeted therapies. Among these targeted therapies, Venetoclax, which targets BCL-2, is most commonly used. Additionally, Gilteritinib, which targets FLT3, and Ivosidenib, which targets IDH1, were recently approved in China. There are more than 20 manufacturers of approved drugs for the treatment of AML in China.

As of the Latest Practicable Date, only one FLT3 inhibitor was approved for the treatment of AML in China. 10 FLT3 inhibitors are at clinical trial stages, among which one is in NDA stage, four are in Phase III clinical trials and five are in Phase I clinical trials and Phase II clinical trials. The Group’s Clifutinib Besylate is the first domestically developed highly selective FLT3 inhibitor to enter Phase III clinical trials in China in October 2022. In Phase I clinical trials, it demonstrated a high CR/CRh rate and good tolerability in patients. The following charts set forth the details of the FLT3 inhibitor approved for the treatment of AML in China and the FLT3 inhibitor drug candidates for the treatment of AML in Phase III clinical trials in China as of the Latest Practicable Date.

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Approved FLT3 Inhibitors for the treatment of AML in China

FLT3 Inhibitor Pipelines for the treatment of AML in China

Source: NMPA CDE, Frost & Sullivan analysis

REPORT COMMISSIONED BY FROST AND SULLIVAN

In connection with the Listing, we have engaged Frost & Sullivan to conduct a detailed analysis and prepare an industry report on the pharmaceutical market, anti-infective drug market, metabolic disease drug market, oncology drug market, respiratory disease drug market and neuropsychiatric drug market in China, the U.S. and globally (as applicable). Frost & Sullivan is an independent global market research and consulting company, founded in 1961, and is based in the United States. Services provided by Frost & Sullivan include market assessments, competitive benchmarking and strategic and market planning for a variety of industries. The contract sum to Frost & Sullivan is RMB400,000 for the preparation of the Frost & Sullivan Report. The payment of such amount was not contingent upon our successful Listing or on the results of the Frost & Sullivan Report. Except for the Frost & Sullivan Report, we did not commission any other industry report in connection with the Listing. Except as otherwise noted, all of the data and forecasts contained in this section are derived from the Frost & Sullivan Report. Frost & Sullivan prepared its report based on its in-house database, independent third-party reports and publicly available data from reputable industry organizations. Where necessary, Frost & Sullivan contacts companies operating in the industry to gather and synthesize information in relation to the market, prices and other relevant information. Frost & Sullivan believes that the basic assumptions used in preparing the Frost & Sullivan Report, including those used to make future projections, are factual, correct and not misleading. Frost & Sullivan has independently analyzed the information, but the accuracy of the conclusions of its review largely relies on the accuracy of the information collected. Frost & Sullivan research may be affected by the accuracy of these assumptions and the choice of these primary and secondary sources.

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LAWS AND REGULATIONS OF THE PRC

We are subject to a variety of PRC laws, rules and regulations affecting many aspects of our business. This section summarizes the major PRC regulatory authorities and PRC laws and regulations that we believe are relevant to our business and operations in the PRC.

PRINCIPAL REGULATORY AUTHORITIES

NMPA and Center for Drug Evaluation

National Medical Products Administration (國家藥品監督管理局) (formerly the China Food and Drug Administration (國家食品藥品監督管理總局) (the “CFDA”)) (the “NMPA”) is the department in charge of the pharmaceutical industry of China. It is responsible for drawing up the laws and regulations related to pharmaceuticals and medical devices, making policies and plans, establishing department manuals and procedures, organizing the development and issuance of pharmaceutical and medical device standards, classification and management regulations, such as national formulary, and supervising the implementation. Center for Drug Evaluation (the “CDE”) is the technical evaluation unit for drug registration with NMPA. It is mainly responsible for conducting technical evaluation on the drugs applying for registration and verifying the relevant aspects with drug registrations.

NHC

The National Health Commission (國家衛生健康委員會) (formerly known as the National Health and Family Planning Commission (國家衛生和計劃生育委員會)) (the “NHC”), is primary national agency for public health and family planning management. It is primarily responsible for drafting national health policies, supervising and regulating public health, healthcare services, and health emergency systems, coordinating the reform of medical and health system, organizing the establishment of national drug policies and national essential medicine system, performing pharmacovigilence and drug shortage alert, giving suggestions on the pricing policy of national essential medicine, and monitoring the operation of medical institutions and practicing of healthcare practitioners.

NHSA

The National Healthcare Security Administration (國家醫療保障局) (the “NHSA”), a new agency established in May 2018, directly under the State Council, is responsible for the management of the healthcare security system. It is primarily responsible for drafting and implementing policies and standards on medical insurance, maternity insurance and medical assistance; supervising and administering the healthcare security funds; formulating a uniform medical insurance catalogue and payment standards on drugs, medical disposables and healthcare services; and formulating and supervising the implementation of the bidding and tendering policies for drugs and medical disposables.

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Ministry of Commerce

The Ministry of Commerce of the PRC (中華人民共和國商務部) (the “MOFCOM”) is responsible for the overall guidance and management of foreign investment. It drafts, revises and implements the laws, regulations, rules and policies of foreign investment. It also participates in the drafting and promulgation of the Special Management Measures for the Market Entry of Foreign Investment (Negative List) (《外商投資准入特別管理措施(負面清單)》the “Negative List”) and Catalog of Industries for Encouraging Foreign Investment (《鼓勵外商投資產業目錄》). The MOFCOM is also responsible for the administration and supervision of the approval and registration of foreign investment in China.

General Administration of Customs of the People’s Republic of China

The General Administration of Customs of the People’s Republic of China (the “GACC”) is a directly affiliated institution of the State Council. The GACC is the state’s customs supervision and administration authority and is responsible for collection and management of import/export duties and other taxes and fees, outbound and inbound health quarantine and entry-exit inspection and quarantine of animals and plants and the related products, inspection of import and export commodities under the laws, compilation of customs statistics for national trading of items including import/export goods, formulating and implementing planning to develop customs technologies and the planning to support the development of laboratories and technologies. According to the Decision on the State Council Institutional Reform Proposal issued by the State Council and effective on March 17, 2018, the duty of the entry-exit inspection and quarantine management and relevant staff of the former State Administration for Quality Supervision and Inspection and Quarantine were assigned to the GACC.

PRINCIPAL REGULATORY PROVISIONS

Laws and Regulations on Company Establishment and Foreign Investment in the PRC

The establishment, operation and management of corporate entities in China are governed by the Company Law of the PRC (《中華人民共和國公司法》) (the “PRC Company Law”), which was promulgated by the Standing Committee of the NPC in December 1993 and further amended in December 1999, August 2004, October 2005, December 2013, October 2018 and December 2023, respectively. According to the PRC Company Law, companies are generally classified into two categories: limited liability companies and companies limited by shares. The PRC Company Law also applies to foreign-invested limited liability companies and foreign-invested companies limited by shares. According to the PRC Company Law, where laws on foreign investment have other stipulations, such stipulations shall prevail.

Currently investment activities in the PRC by foreign investors are primarily governed by the Special Administrative Measures for the Access of Foreign Investment (Negative List) (Edition 2024) (《外商投資准入特別管理措施(負面清單)(2024年版)》) which were promulgated by the MOFCOM in September 2024 and came into effect since November 1, 2024 and Special Administrative Measures for the Access of Foreign Investment in Pilot Free

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Trade Zones (Negative List) (Edition 2021) (《自由貿易試驗區外商投資准入特別管理措施(負面清單)(2021年版)》) (collectively, the “Negative Lists”), which were promulgated by the MOFCOM and the NDRC in December 2021 and came into effect since January 1, 2022. The Negative Lists set out the special administrative measures in a unified manner in respect of the access of foreign investments, such as the industries that are prohibited for foreign investment, the limits on shareholding percentages of foreign investors and the requirements on the participation of foreign investors in the operation and management. The Negative Lists cover 11 industries, and any field not falling in the Negative Lists shall be administered under the principle of equal treatment for domestic and foreign investment. Our business, as currently conducted, does not fall within the confines of the Negative Lists and is not subject to foreign investment restrictions.

Foreign Investment Law of the PRC (《中華人民共和國外商投資法》) (the “Foreign Investment Law”) was promulgated by the NPC in March 2019 and came into effect in January 2020. After the Foreign Investment Law came into effect, the trio of Law on Wholly Foreign-owned Enterprises of the PRC (《中華人民共和國外資企業法》), the Law on Sino-foreign Equity Joint Ventures of the PRC (《中華人民共和國中外合資經營企業法》) and the Law on Sino-foreign Cooperative Joint Ventures of the PRC (《中華人民共和國中外合作經營企業法》) have been repealed simultaneously. The investment activities of foreign natural persons, enterprises or other organizations (hereinafter referred to as “foreign investors”) directly or indirectly within the territory of China shall comply with and be governed by the Foreign Investment Law, including: 1) foreign investors establishing foreign-invested enterprises in China alone or jointly with other investors; 2) foreign investors acquiring shares, equity, property shares, or other similar interests of Chinese domestic enterprises; 3) foreign investors investing in new projects in China alone or jointly with other investors; and 4) other forms of investment prescribed by laws, administrative regulations or the State Council.

In December 2019, the State Council promulgated the Regulations on Implementing the Foreign Investment Law of the PRC (《中華人民共和國外商投資法實施條例》) (the “Implementation Rules”), which came into effect in January 2020. The Implementation Rules further clarified that the state shall encourage and promote foreign investment, protect the lawful rights and interests in foreign investments, regulate foreign investment administration, continue to optimize foreign investment environment, and advance a higher-level opening.

In December 2019, the MOFCOM and the SAMR promulgated the Measures on Reporting of Foreign Investment Information (《外商投資信息報告辦法》) (the “Reporting Measures”), which came into effect in January 2020. After the Reporting Measures came into effect, the Interim Measures for the Administration of Filing for Establishment and Changes in Foreign Investment Enterprises (《外商投資企業設立及變更備案管理暫行辦法》) has been repealed simultaneously. Since January 1, 2020, foreign investors or foreign-invested enterprises carrying out investment activities directly or indirectly in China shall submit investment information to the relevant commerce administrative authorities according to the Reporting Measures.

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Laws and Regulations on Drugs

Research and development of new drugs

The Drug Administration Law of the PRC (《中華人民共和國藥品管理法》) (the “Drug Administration Law”) promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) in September 1984, last amended on August 26, 2019 and became effective on December 1, 2019, and the Implementation Regulations of the Drug Administration Law of the PRC (《中華人民共和國藥品管理法實施條例》) (the “Implementation Regulations”) promulgated by the State Council in August 2002 and last amended on March 2, 2019, have laid down the legal framework for the establishment and maintenance of pharmaceutical manufacturing and trading enterprises, as well as for the administration of pharmaceutical products including the development and manufacturing of new drugs. According to the Drug Administration Law and the Implementation Regulations, the PRC encourages the research and development of new drugs and protects the legal rights and interests in the research and development of new drugs. The developer and clinical trial sponsor of any new drug shall truthfully submit the new drug’s manufacturing method, quality specifications, results of pharmacological and toxicological tests and the related data, documents and samples to the NMPA for approval before any clinical trial is conducted.

Non-clinical research and Animal Testing

The non-clinical safety evaluation study for drugs for the purpose of applying for marketing authorization shall be conducted in accordance with the Administrative Measures for Good Laboratories Practice (《藥物非臨床研究質量管理規範》), which was promulgated in August 2003 and amended in July 2017 by the CFDA. In April 2007, the CFDA issued the Circular on Measures for Certification of Good Laboratory Practice (《藥物非臨床研究質量管理規範認證管理辦法》), last amended on January 19, 2023 and taking effect on July 1, 2023, which set forth the requirements for an institution to apply for a Certification of Good Laboratory Practice to undertake non-clinical research on drugs.

According to the Regulations for the Administration of Affairs Concerning Experimental Animals (《實驗動物管理條例》) issued by the State Scientific and Technological Commission on November 14, 1988 and last amended by the State Council on March 1, 2017, the Administrative Measures on Good Practice of Experimental Animals (《實驗動物質量管理辦法》) jointly issued by the State Scientific and Technological Commission and the State Bureau of Quality and Technical Supervision on December 11, 1997 and the Administrative Measures on the Certificate for Experimental Animals (Trial) (《實驗動物許可證管理辦法(試行)》) issued by the Ministry of Science and Technology and other regulatory authorities on December 5, 2001 and effective from January 1, 2002, using and breeding experimental animals shall be subject to some rules and performing experimentation on animals requires a Certificate for Use of Experimental Animals. Any entity without such certification must engage a qualified third party to conduct such non-clinical studies regulated under relevant laws and regulations.

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Application for clinical trial

According to the Decision on Adjusting the Approval Procedures of Certain Administrative Approval Items for Drugs (《關於調整部分藥品行政審批事項審批程序的決定》) promulgated by the CFDA on March 17, 2017, the decision on the approval of clinical trials of drugs shall be made by the CDE from May 1, 2017. According to the Administrative Measures for Drug Registration (《藥品註冊管理辦法》) (the “Circular 27”), which was promulgated on January 22, 2020 and took effect on July 1, 2020, drug clinical trials shall be divided into Phase I clinical trial, Phase II clinical trial, Phase III clinical trial, Phase IV clinical trial, and bioequivalence trial. In accordance with Circular 27 and the Announcement on Adjusting Evaluation and Approval Procedures for Clinical Trials for Drugs (《關於調整藥物臨床試驗審評審批程序的公告》) issued in July 2018, if a clinical trial applicant does not receive any negative or questioned opinions from the CDE within 60 days after the date when the trial application is accepted and the fees are paid, the applicant can proceed with the clinical trial in accordance with the trial protocol submitted to the CDE.

After obtaining the approval of clinical trial from the NMPA, the applicant must complete the clinical trial registration at the Drug Clinical Trial Information Platform for public disclosure in accordance with the Circular on Drug Clinical Trial Information Platform (《關於藥物臨床試驗信息平台的公告》), which came into effect in September 2013. The applicant shall complete the initial registration of the trial within one month after obtaining the approval of clinical trial to obtain an exclusive trial registration number, and then complete the subsequent information registration before the first patient is enrolled in the trial and submit the registration for public disclosure for the first time.

Conduct of clinical trial

After obtaining clinical trial approval, the applicant shall conduct clinical trials at qualified clinical trial institutions. The qualified clinical trial institution refers to institutions that have the conditions to conduct clinical trials in accordance with the requirements and technical guidelines set forth in the Regulations for the Administration of Drug Clinical Trial Institutions (《藥物臨床試驗機構管理規定》), which came into effect on December 1, 2019. Such clinical trial institutions shall be subject to registration requirements, with the exception of institutions that only engage in analysis of biological samples which shall not be subject to such registration requirements. The NMPA is responsible for setting up a registration management information platform for the registration and operation management of drug clinical trial institutions, as well as the entry, sharing and disclosure of information from the supervision and inspection activities conducted by the drug regulatory authorities and competent healthcare authorities.

Clinical trials must be conducted in accordance with the Good Clinical Practice for Drug Trials (《藥物臨床試驗質量管理規範》) promulgated by NMPA and NHC on April 23, 2020 and effective on July 1, 2020, which stipulates the requirements for the procedures of

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conducting clinical trials, including clinical trial preparation, trial protocols, protection of subject's rights and interests, duties of investigators, sponsors and monitors, as well as data management and statistical analysis.

According to the Announcement on Adjusting Evaluation and Approval Procedures for Clinical Trials for Drugs (《關於調整藥物臨床試驗審評審批程序的公告》), where the application for clinical trial of investigational new drug has been approved, upon the completion of Phases I and II clinical trials and prior to Phase III clinical trial, the sponsor shall submit the application for communication meetings to CDE to discuss with CDE the key technical issues including the design of Phase III clinical trial protocol. According to the Administrative Measures for Communication on the Research, Development and Technical Evaluation of Drugs (《藥物研發與技術審評溝通交流管理辦法》), revised by the NMPA on December 10, 2020, during the research and development stage including the review stage of the investigational new drug application, the applicants may propose to have communication meetings with the CDE. The communication meetings can be classified into three types. Type I meetings are intended to address key safety issues in clinical trials of drugs and key technical issues in the research and development of breakthrough therapeutic drugs. Type II meetings are held during the key research and development stages of drugs, mainly including meetings before submitting the clinical trial application, meetings upon the completion of Phase II trials or prior to Phase III trials, meetings before submitting the marketing application for a new drug, and meetings for risk evaluation and mitigation strategies (REMS). Type III meetings refer to other meetings not classified as Type I or Type II.

Classification of Chemical Drugs

According to the Administrative Measures for Drug Registration, the drug registration administration shall be classified into traditional Chinese drugs, chemical drugs and biological products; among them, the registration of chemical drugs shall be classified into innovative chemical drugs, improved new chemical drugs, generic chemical drugs, etc.

Pursuant to the Reform Plan for Registration Classification of Chemical Drugs (《化學藥品註冊分類改革工作方案》) issued by the CFDA on March 4, 2016, new registration of chemical drugs are divided into 5 categories: (i) Class 1: innovative drugs that have not been marketed in the PRC or abroad which shall contain new compounds with clear structure and pharmacological effects and clinical value; (ii) Class 2: improved new drugs that have not been marketed in the PRC or abroad with optimization in structure, dosage form, prescription technology, route of drug administration and indications on the basis of known active ingredients as well as obvious clinical advantages; (iii) Class 3: drugs imitated by domestic applicants which are marketed overseas while originator’s drugs are not marketed in the PRC. Such drugs should possess quality and efficacy in line with that of the originator’s drugs (i.e. the first drugs approved to be marketed in the PRC or overseas with complete and sufficient safety and efficacy data to serve as the basis for its launch); (iv) Class 4: drugs imitated by domestic applicants while originator’s drugs have been marketed in the PRC. The quality and efficacy of such drugs should be consistent with that of the originator’s drugs; and (v) Class 5: drugs which have been marketed abroad with the applications to be marketed in the PRC.

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Among them, the reporting procedure for Class 1 and 2 shall comply with those for new drugs and for Class 3 and 4 it shall be in accordance with those for generic drugs, while Class 5 shall be reported pursuant to the procedures for imported drugs.

According to the Registration Classification of Chemical Drugs and the Reporting Information Requirements (《化學藥品註冊分類及申報資料要求》) issued by the NMPA on June 29, 2020 with implementation of the Registration Classification of Chemical Drugs from July 1, 2020, the registration of chemical drugs is classified into innovative drugs, improved new drugs, generic drugs, and chemical drugs marketed abroad only. The Registration Classification of Chemical Drugs and the Reporting Information Requirements reaffirmed the classification principles for chemical drugs set forth by the Reform Plan for Registration Classification of Chemical Drugs (《化學藥品註冊分類改革工作方案》) and made further adjustments to the chemical drugs subclassifications of Class 2 and 5 among which as well as elaboration regarding the quality and efficacy requirements for generic drugs in Class 3 and 4; in addition, it also proposed the registration requirements and reporting information requirements for various types of chemical drugs.

According to the Announcement on Registration Classification of Biological Products and the Requirements for Application Materials (《關於發佈生物製品註冊分類及申報資料要求的通告》) issued by the NMPA on June 29, 2020, which divided biological products into 3 classes, Class I therapeutic biological products or vaccines refer to those have not been marketed in the PRC or abroad. Class II therapeutic biological products or vaccines refer to improved ones which, compared with the existing products marked in the PRC or abroad, could improve the safety, effectiveness and quality controllability, and have obvious advantages. Class III therapeutic biological products or vaccines refer to those have been marketed in the PRC or abroad.

New drug application

Pursuant to Circular 27, upon completion of clinical trials, determination of quality standards, completion of validation of commercial-scale production processes and completion of other related preparation works, the applicant may apply with the NMPA for the marketing authorization. The NMPA then determines whether to approve the application according to applicable laws and regulations. The applicant must obtain the marketing authorization before the drug can be manufactured and sold in the China market. According to Circular 27, the applicants of any of the following drugs can apply for conditional approval of such drugs: (1) drugs which are used for the treatment of severe life-threatening diseases currently lacking effective treatment and the data of clinical trials can confirm their efficacy and forecast their clinical value; (2) drugs which are urgently needed for public health and data of clinical trials can demonstrate their efficacy and forecast their clinical value; and (3) vaccines which are urgently needed to deal with major public health emergencies or other vaccines which the NHC deems to be urgently needed, which benefits are assessed to outweigh the risks.

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Marketing Authorization Holder Mechanism

Pursuant to the Drug Administration Law, China implements the marketing authorization holder mechanism for management of the drug industry. The drug marketing authorization holder refers to an enterprise or a drug research and development institution that has obtained the drug registration certificate. The drug marketing authorization holder shall be responsible for non-clinical research, clinical trials, production and operation, post-marketing research, adverse reaction monitoring, reporting and processing of drugs in accordance with the provisions of the law.

The marketing authorization holders may manufacture drugs by themselves or entrust a pharmaceutical manufacturing enterprise to manufacture drugs. Likewise, they may sell drugs by themselves or entrust a pharmaceutical distribution enterprise to sell drugs. However, marketing authorization holders may not entrust a pharmaceutical manufacturing enterprise to produce blood products, narcotic drugs, psychotropic drugs, medical-use toxic drugs or pharmaceutical precursor chemicals, except as otherwise stipulated by the drug regulatory department under the State Council.

The drug marketing authorization holder shall establish a drug quality assurance system and be equipped with special personnel to take charge of quality management on drugs independently. The drug marketing authorization holder shall regularly review the quality management system of the drug manufacturer and the drug distributor and supervise its continuous quality assurance and control capabilities.

Where the marketing authorization holder is an overseas enterprise, its designated domestic enterprise shall perform the obligations of the marketing authorization holder and jointly assume responsibilities of the marketing authorization holder with the overseas enterprise.

Gathering, Collection and Filing of Human Genetic Resources

Pursuant to the Service Guide for Administrative Licensing of Gathering, Collection, Deal, Export and Exit Approval of Human Genetic Resources (《人類遺傳資源採集、收集、買賣、出口、出境審批行政許可事項服務指南》) promulgated by the Ministry of Science and Technology in July 2015 and the Notice on the Implementation of the Administrative License for the Gathering, Collection, Deal, Export and Exit of Human Genetic Resources (《關於實施人類遺傳資源採集、收集、買賣、出口、出境行政許可的通知》) promulgated by the Ministry of Science and Technology in August 2015, the gathering and collection of human genetic resources though clinical trials by a foreign-invested sponsor shall be filed for record with the China Human Genetic Resources Management Office through an online system.

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Pursuant to the Regulations on the Management of Human Genetic Resources of the PRC (《中華人民共和國人類遺傳資源管理條例》) promulgated by the State Council in May 2019 and came into effect on July 1, 2019, and amended on March 10, 2024, foreign organizations, individuals and the institutions established or actually controlled thereby shall not collect, preserve China's human genetic resources within the territory of China, nor shall they provide China's human genetic resources out of the country.

On May 26, 2023, the Ministry of Science and Technology promulgated the Implementation Rules for the Administrative Regulation on Human Genetic Resources (《人類遺傳資源管理條例實施細則》), or the Implementation Rules for HGR, which has come into effect on July 1, 2023. The Implementation Rules for HGR further clarify the criteria to constitute a Foreign Entity, which shall include (i) any foreign organization or individual that holds directly or indirectly more than 50% of the shares, equity interests, voting rights, property shares or other interests in the institution, (ii) any foreign organization or individual that is able to dominate or have material effect on the decision-making or management of the institution through its voting right or other interests, although the shares, equity interests, voting rights, property share or other interests it directly or indirectly holds in the institution is less than 50%, (iii) any foreign organization or individual that is able to dominate or have material effect on the decision-making or management of the institution through investment relationship, contract or other arrangement; and (iv) other situations stipulated by laws, regulations and rules.

The Standing Committee of the NPC adopted the Biosecurity Law of the PRC (《中華人民共和國生物安全法》) (the “Biosecurity Law”), which issued on October 17, 2020 and last amended on April 26, 2024. The Biosecurity Law establishes an integrated system to regulate biosecurity related activities in China, including the security regulation of human genetic resources and biological resources. The Biosecurity Law for the first time expressly declares that China has sovereignty over its human genetic resources, and further endorses the Regulation on the Management of Human Genetic Resources by recognizing the fundamental regulatory principles and systems established by it over the utilization of Chinese human genetic resources by foreign entities in China. Although the Biosecurity Law does not provide any specific new regulatory requirements for human genetic resources, because it is a law adopted by China’s highest legislative authority, it gives China’s major regulatory authority of human genetic resources, the NHC, significantly more power and discretion to regulate human genetic resources, and it is expected that the overall regulatory landscape of Chinese human genetic resources will evolve and become even more rigorous and sophisticated. Failure to comply with the requirement under the Biosecurity Law will result in penalties, including fines, suspension of related activities and confiscation of related human genetic resources and gains generated from conducting these activities.

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Regulations of Biosimilars

According to the Technical Guideline for the Research, Development and Evaluation Biosimilars (Trial) (《生物類似藥研發與評價技術指導原則(試行)》) (the “Biosimilar Guidelines”), biosimilars refer to therapeutic biological products that are similar to approved reference drugs in terms of quality, safety and efficacy. The R&D and marketing of biosimilars need to comply with the relevant regulations of the Drug Administration Law and Circular 27. After completion of pre-clinical studies, the applicant is required to submit an application for a clinical trial, and after receiving the approval to conduct a clinical trial, the applicant should complete the clinical trial in accordance with the clinical trial protocol. The applicant shall submit an application for marketing authorization after completion of the clinical trials and related preparation works.

According to Circular 27, drug registration shall be subject to registration and administration by categories, namely Chinese medicine, chemical medicine and biological products, etc. Biological product registration shall be categorized in accordance with innovative biological products, modified biological products, marketed biological products (including biosimilars), etc. In order to cooperate with the implementation of the Circular 27, the NMPA established the Registration Classification of Biological Products and Requirements for Application Dossiers (《生物製品註冊分類及申報資料要求》), and the Registration Classification of Biological Products part came into effect on July 1, 2020 while the Requirements for Application Dossiers part came into effect on October 1, 2020. According to the Registration Classification of Biological Products and Requirements for Application Dossiers, biosimilars are classified as category 3.3.

According to the Biosimilar Guidelines, biosimilars shall be filed under the application procedures for new drugs. Application dossiers for therapeutic biological products shall be submitted following specific requirements in the Biosimilar Guidelines.

In February 2015, the CFDA released the Biosimilar Guidelines, which outline the regulatory framework for biosimilars in China and provide the basic principles for the evaluation and management of biosimilars. It sets forth the definition of biosimilars and reference drugs, the requirements in relation to the selection of reference drugs, the basic principles for the technical review, the criteria for comparability, and the conditions under which extrapolations of indications would be permissible. According to the Biosimilar Guidelines, R&D of biosimilar drugs is based on comparability studies to prove their similarities with reference drugs, supporting their safety, efficacy and quality control. A biosimilar drug should in principle have the same amino acid sequence as the reference drug, and the R&D and evaluation of biosimilars should be carried out in accordance with basic principles (i.e. comparison principle, stepwise principle, consistency principle and equivalence principle) and should cover pharmaceutical, non-clinical and clinical research and evaluation. For PK comparability studies, equivalence design is usually used to study similarities of absorption/bioavailability. Equivalence thresholds should be set in advance and justified, and elimination characteristics (e.g., clearance rate, elimination half-lives) should be analyzed.

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The Biosimilar Guidelines set out provisions for the extrapolation of indications of biosimilars. When similarities are proved in comparative trials, the indications of biosimilars may be expanded to include other indications of reference drugs. The extrapolated indications shall be those with same pathological mechanisms and/or receptors and the same action mechanisms and targets. In comparative trials, appropriate indications shall be selected, and subsequent evaluation shall be made on the safety and immunogenicity of the extrapolated indications. The extrapolation of indications shall be considered according to product features on a case-by-case basis. However, caution shall be taken in expanding indications for patients with concomitant medication, with different combined diseases or different recommended dosages.

On February 10, 2021, the NMPA issued the Technical Guidelines for Similarity Evaluation and Indication Extrapolation of Biosimilars (《生物類似藥相似性評價和適應症外推技術指導原則》) to further standardize the development and evaluation of biosimilars, which came into effect on the same day. According to the Technical Guidelines for Similarity Evaluation and Indication Extrapolation of Biosimilars, “similarity” refers to a drug candidate that is overall similar to an approved reference drug and does not present clinically meaningful differences in terms of quality, safety and efficacy, and “Indication Extrapolation” refers to that, in respect to a drug candidate that is overall similar to the reference drug, when clinical trials showing that the candidate is clinically similar to the reference drug in at least one indication, it may be possible to extrapolate the scientific arguments for indication related study data and information in support of its use for other indications not directly studied but approved for the reference drug in China. The similarity evaluation of biosimilars should be carried out comprehensively from the perspective of pharmaceutical, non-clinical and clinical studies to determine the overall similarity and should be carried out at different stages of biopharmaceutical development.

Registration of Generic Drugs

According to the Registration Measures, the applicants which apply for registration of generic drugs shall be manufacturers of the same drugs. The applicant’s drugs shall also be within the manufacturing scope specified in the Drug Manufacturing Certificate. Furthermore, clinical trials are required to be conducted in accordance with the Registration Measures. According to the Circular on Implementation of Notification Management of Bioequivalence Trials of Chemical Drug (《關於化學藥生物等效性試驗實行備案管理的公告》), the management of bioequivalence trials of chemical drug has been changed from examination and approval to notification. With reference to the technical review opinions, the NMPA will either grant a drug registration number or issue a disapproval notice.

Pursuant to the Opinions on Conducting the Consistency Evaluation for the Quality and Efficacy of Generic Drugs issued by the General Office of the State Council (《國務院辦公廳關於開展仿製藥質量和療效一致性評價的意見》) promulgated on February 6, 2016 and the Opinions of Relevant Matters Concerning Implementing the Opinions on Conducting the Consistency Evaluation for the Quality and Efficacy of Generic Drugs issued by the NMPA (《關於落實<國務院辦公廳關於開展仿製藥質量和療效一致性評價的意見>的有關事項的意

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見》), promulgated on May 25, 2016, generic drugs approved for marketing before the implementation of the new registration classification of chemical drugs, including domestic generic drugs, imported generic drugs and the indigenous varieties of the innovative drugs, shall carry out consistency evaluation. In principle, the consistency evaluation should be completed before the end of 2018 for the generic oral solid preparations approved for sale before October 1, 2007 and listed in the National Essential Drug List (2012 version) (《國家基本藥物目錄(2012年版)》). For any other generic drugs approved for marketing before the implementation of the new registration classification of chemical drugs, after the first drug produced by a pharmaceutical enterprise passes the consistency evaluation, other pharmaceutical enterprises shall complete the consistency evaluation for their identical drugs within three years in principle; no registration will be granted in case of failure to do so as required within the prescribed time limit.

Pursuant to the Circular on Relevant Matters Concerning Consistency Evaluation for Quality and Curative Effect of Generic Drugs (《關於仿製藥質量和療效一致性評價有關事項的公告》) further promulgated by NMPA on December 28, 2018, the time limit for consistency evaluation of the drugs included in the National Essential Drug List (2018 version) (《國家基本藥物目錄(2018年版)》) will no longer be set uniformly. For generic drugs, including essential drug varieties, approved for marketing before the implementation of new registration classification of chemical drugs, after the first drug has passed the consistency evaluation, other drug manufacturers should complete the consistency evaluation for their identical drugs within three years in principle. If it is not completed within the time limit, the enterprise may apply to the local provincial drug regulatory authority for an extension of the evaluation if the drug is deemed to be clinically necessary and in short supply in the market. If the registration is not completed within the extended time limit, it shall not be re-registered.

Laws and Regulations on the Manufacturing of Drugs

Drug Manufacturing Certificate

Pursuant to the Drug Administration Law and the Implementing Regulations, a drug manufacturer must obtain a Drug Manufacturing Certificate (藥品生產許可證) from the drug regulatory authority at provincial, autonomous regional or municipal level before it may start manufacturing drugs in the PRC. The Drug Manufacturing Certificate shall indicate the validity period and the scope of production. Each Drug Manufacturing Certificate is valid for a period of five years and the manufacturer is required to apply for renewal of the permit within six months prior to its expiration date.

Good Manufacturing Practice

Prior to December 1, 2019, pursuant to the Certification Measures for Good Manufacturing Practice for Drugs (《藥品生產質量管理規範認證管理辦法》) issued by the CFDA in August 2011, when establishing a pharmaceutical manufacturer or a new factory or expanding the production scope, the drug manufacturer is required to submit an application for a good manufacturing practice certification (the “GMP certification”) with the drug regulatory

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authority. If the Good Manufacturing Practices (the “GMP”) are satisfied, a GMP certificate will be issued. Pursuant to the Circular on the Relevant Issues Concerning the Implementation of the Drug Administration Law of the PRC (《關於貫徹實施<中華人民共和國藥品管理法>有關事項的公告》), promulgated by the NMPA on November 29, 2019, and the Drug Administration Law, since December 1, 2019, the GMP and Good Supply Practice (the “GSP”) certifications have been canceled, applications for GMP and GSP certifications are no longer accepted, and GMP and GSP certificates are no longer issued. The legal representative of and principal person in charge of a drug manufacturer is fully responsible for the drug manufacturing activities of the enterprise.

The drug manufacturer must conduct the manufacturing process in accordance with the Good Manufacturing Practice for Drugs (《藥品生產質量管理規範》) issued by the Ministry of Health in January 2011, which sets forth a set of detailed standard guidelines governing the manufacture of drugs including organization and staff qualifications, production premises and facilities, equipment, hygiene conditions, production management, quality controls, drug supply, raw material management, maintenance of distribution records and management of customer complaints and adverse event reports.

Laws and Regulations on Drug Supply

According to the Drug Administration Law, the operation of drug business, including drug wholesale and drug retail, is prohibited without a Drug Supply Permit. A Drug Supply Permit shall state the validity period and the scope of business and be subject to review and reissuance upon expiry of the validity period.

According to the Measures for the Supervision and Administration of Drug Supply and Usage (《藥品經營和使用質量監督管理辦法》) took into effect on January 1, 2024, a Drug Supply Permit is valid for five years. Each holder of the Drug Supply Permit must apply for an extension of its permit six months prior to expiration.

The Good Supply Practice for Pharmaceutical Products (《藥品經營質量管理規範》) (the “GSP Rules”) was last amended and came into effect on July 13, 2016. The GSP Rules set forth the basic standards in management of drug supply and apply to enterprises engaged in drug supply in the PRC, which require drug suppliers to implement strict controls on its supply of pharmaceutical products, including standards regarding staff qualifications, premises, warehouses, inspection equipment and facilities, management and quality control. Under the Drug Administration Law of the PRC, the GSP certification is no longer required for drug suppliers, but drug suppliers are still required to comply with the GSP Rules.

National Essential Drugs List

On August 18, 2009, the Ministry of Health (later restructured as the National Health Commission) and eight other state agencies jointly issued the Implementation Opinions on Establishing the National Essential Drugs System (《關於建立國家基本藥物制度的實施意見》), which aims to facilitate the provision of essential medicines to Chinese consumers at

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reasonable prices and ensure equitable public access to drugs listed in the National Essential Drugs List (《國家基本藥物目錄》). The National Essential Drugs List (2018 Edition) (《國家基本藥物目錄(2018年版)》) (the “National Essential Drugs List”) was promulgated by the NHC on September 30, 2018. Under these regulations, all government-funded primary healthcare institutions (primarily including county-level hospitals, county-level traditional Chinese medicine hospitals, township health centers, and community clinics) are required to fully stock and utilize drugs specified in the National Essential Drugs List. Drugs listed in the National Essential Drugs List used by public hospitals must be procured through centralized public bidding mechanisms and are subject to management by the NDRC, the NHC and other government departments.

NRDL

Pursuant to the Interim Measures for the Administration of Drugs Covered by Basic Medical Insurance (《基本醫療保險用藥管理暫行辦法》) promulgated by the NHSA on July 30, 2020 and effective as of September 1, 2020, the scope of drugs covered under the basic medical insurance system shall be administered through the NRDL.

The National Drug Catalog for Basic Medical Insurance, Work-Related Injury Insurance, and Maternity Insurance (the “NRDL”), jointly issued by the NHSA and the Ministry of Human Resources and Social Security (MOHRSS) on November 27, 2024 and effective as of January 1, 2025, establishes reimbursement standards for drugs under the basic medical insurance, work-related injury insurance, and maternity insurance funds. Local governments are mandated to implement the NRDL strictly and are prohibited from making any modifications to its contents. The NRDL comprises Part A and Part B. Part A drugs are clinically essential medicines characterized by broad clinical applicability, proven therapeutic efficacy, and comparatively lower pricing than alternative drugs in the same therapeutic class. Part B drugs are clinically essential medicines with proven therapeutic efficacy but relatively higher pricing than Part A drugs.

In accordance with the Interim Measures for the Administration of Drugs Covered by Basic Medical Insurance (《基本醫療保險用藥管理暫行辦法》), provincial medical insurance drug catalogs must be formulated by provincial healthcare security authorities. Provincial healthcare security authorities are authorized to include ethnic medicines and medical institution-prepared formulations in the Part B drug list of provincial medical insurance catalogs under applicable regulations.

Eligible drugs in the National Essential Drugs List may be incorporated into the NRDL according to the Interim Measures for the Administration of Basic Medical Insurance Drugs (《基本醫療保險用藥管理暫行辦法》).

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Drug Purchases by Hospitals

According to the Opinion on the Guidance of the Reform of Urban Medical and Health Care System (《關於城鎮醫藥衛生體制改革的指導意見》) promulgated and took into effect on February 16, 2000 and the Opinion on the Implementation of Classification Management of Urban Medical Institutions (《關於城鎮醫療機構分類管理的實施意見》) promulgated on July 18, 2000 and became effective from September 1, 2000, a medical institution must be defined as a profit-making or non-profit-making institution at the time when it is established. A non-profit-making medical institution is established to provide services to the general public, with its revenue used for maintaining and developing such institution, while a profit-making medical institution is established by investors for the purpose of investment return. The PRC government does not establish any profit-making medical institutions, while non-government entities may establish profit-making medical institutions. Any non-profit-making medical institutions must implement a collective tender system in respect of any drug purchases and any profit-making medical institutions need not to implement such a system according to PRC law.

According to the Notice on the Trial Implementation of the Centralized Tender with Respect to Drug Purchases by Medical Institutions (《關於印發醫療機構藥品集中招標採購試點工作若干規定的通知》) promulgated and became effective on July 7, 2000, the Notice on the Further Standardizing of the Centralized Tender with respect to Drug Purchases By Medical Institutions (《關於進一步做好醫療機構藥品集中招標採購工作的通知》) promulgated and became effective on August 8, 2001 and the Opinions concerning Further Regulating Purchase of Medicines by Medical Institutions through Centralized Tendering (《關於進一步規範醫療機構藥品集中採購工作的意見》) promulgated and took into effect on January 17, 2009, any non-profit-making medical institutions established and/or controlled by any government at a county level or above must implement the centralized tender system in respect of purchase of any drugs which are contained in the Medicines List for National Basic Medical Insurance and are generally used for clinical purposes and purchased in relatively large amount.

The Circular on the Good Practice of Medical Institutions with respect to Centralized Procurement of Drugs (《醫療機構藥品集中採購工作規範》) promulgated and was effective on July 7, 2010, provides stipulations in detail in respect of the catalog for centralized procurement and methods, procedures, evaluators, expert database construction and management of drugs, further regulating the centralized drug procurement and clarifying the code of conduct on the part of purchasing parties. According to the Good Practice of Medical Institutions with respect to Centralized Procurement of Drugs, any non-profit-making medical institutions established by the government at the county level or above or state-owned enterprises (including stock-holding enterprises) must participate in the centralized procurement of medical institutions. The centralized procurement management authority at provincial (municipal or district) level is responsible for compiling the catalog of drugs for centralized procurement by medical institutions within its own administrative region, and narcotic drugs and first class psychoactive drugs with respect to which the special administration is carried out by the state are not included in such catalog for centralized

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procurement; second class psychoactive drugs, radioactive pharmaceuticals, toxic drugs for medical use, crude drugs, traditional Chinese medicinal materials and traditional Chinese medicine decoction pieces may be excluded from such catalog for centralized procurement.

According to the Guidance Opinion of the General Office of the State Council on the Improvement of the Drug Centralized Procurement Work of Public Hospitals (《國務院辦公廳關於完善公立醫院藥品集中採購工作的指導意見》) promulgated and came into effect on February 9, 2015, the centralized procurement work of public hospitals will be improved through the classification purchase of drugs. All drugs used by public hospitals (with the exception of traditional Chinese medicine decoction pieces) should be procured through a provincial centralized pharmaceutical procurement platform. The provincial procurement agency should work out a summary of the procurement plans and budget submitted by hospitals and compile reasonably a drug procurement catalog of the hospitals with its own administration region, listing by classification the drugs to be procured through bids, negotiations, direct purchases by hospitals or to be manufactured by appointed manufacturers.

VBP of Drugs in “4+7 Cities” and Nationwide

On November 15, 2018, the Joint Procurement Office, formed by representatives from pilot regions for the national VBP of drugs (comprising Beijing, Tianjin, Shanghai, Chongqing, and 11 other cities including Shenyang, Dalian, Xiamen, Guangzhou, Shenzhen, Chengdu, and Xi’an (“4+7 Cities”)), issued the 4+7 Cities VBP Document (《4+7城市藥品集中採購文件》). This document initiated a pilot program for nationwide volume-based drug procurement with minimum purchase quantities within the 4+7 Cities.

On January 1, 2019, the General Office of the State Council issued the Notice of the General Office of the State Council on Printing and Distributing the National VBP and Use Pilot Program (《國務院辦公廳關於印發國家組織藥品集中採購和使用試點方案的通知》), which set out detailed measures for implementing the nationwide VBP pilot program with minimum purchase quantities in the 4+7 Cities. In principle, the pilot program for VBP and use shall select pilot drugs from generic drugs that have passed consistency evaluation under their respective generic names.

The procurement procedure varies depending on the number of manufacturers meeting the qualification criteria for each drug: for drugs with three or more qualified manufacturers, a bidding process is adopted; for drugs with two qualified manufacturers, a price negotiation process is used; and for drugs with only one qualified manufacturer, a negotiation-based procurement method is applied.

According to the Implementation Opinions on Expanding the Regional Scope of the National VBP and Use Pilot Program (《關於國家組織藥品集中採購和使用試點擴大區域範圍的實施意見》), issued and effective on September 25, 2019, the VBP program was expanded nationwide. The nationwide VBP program allows all pharmaceutical manufacturers, exclusive import agents, and marketing authorization holders with eligible drugs under the procurement program to participate.

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The Notice on Carrying Out the Second Batch of National VBP and Use Work (《關於開展第二批國家組織藥品集中採購和使用工作的通知》), which came into effect on January 13, 2020, established several principles for implementing the national VBP program to deepen reform and build a standardized, routine drug procurement plan nationwide.

On January 22, 2021, the General Office of the State Council issued the Opinions on Promoting the Normalization and Institutionalization of the VBP of Drugs (《關於推動藥品集中帶量採購工作常態化制度化開展的意見》, the “Normalization Opinions”), which stated that various measures would be adopted to promote the normalization and institutionalization of nationwide VBP. All public medical institutions are required to participate in the VBP program. The procurement program will focus on drugs with high demand and high procurement costs in the National Essential Medicines List, gradually covering clinically necessary, reliable-quality drugs available on the domestic market. Future procurement lists are expected to include widely demanded or high-priced drugs in the National Medical Insurance List, aiming to encompass as many clinically necessary, high-quality drugs as possible.

According to the Normalization Opinions, VBP is to be carried out in a tiered manner. The state will organize centralized VBP for certain drugs that have passed consistency evaluation and conduct special procurement based on market conditions while guiding local authorities in their procurement efforts. Provincial-level regions (provinces, autonomous regions, and municipalities) are responsible for independently conducting or forming alliances with other provinces for centralized VBP of drugs not included in the national procurement scope. They are also tasked with guiding eligible prefecture-level regions to conduct procurement. Prefecture-level regions are expected to independently or collaboratively conduct VBP for drugs not covered by upper-level organizations, according to their provincial arrangements. For drugs not yet included in the government-organized VBP scope, medical institutions may independently or delegate procurement via the provincial-level drug procurement platform.

The table below sets forth the key differences between national and provincial VBP schemes:

	National VBP scheme	Provincial VBP scheme

Issuing authority	Issued by the National Healthcare Security Administration (國家醫療保障局), with policies and standards set uniformly at the national level.	Issued by individual provincial healthcare security bureaus or regional alliances, with policies tailored to local circumstances.
Geographical coverage	Nationwide coverage, integrating procurement resources across the country with uniform standards.	Limited to single provinces or regional alliances, allowing for flexibility to address local needs.

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	National VBP scheme	Provincial VBP scheme

Procuring institution	Primarily involves public medical institutions operating through a centralized platform for large-scale negotiations.	Also primarily involves public medical institutions; however, the procurement scale is smaller and more focused on local demand.

Drug category

Prioritizes high-demand, high-value medicines included in the NRDL, and is progressively extended to include clinically essential, reliably manufactured medicines available on the domestic market.

Preference is given to generic drugs, including both chemically synthesized generics and biosimilars.

Serves as a supplement to the national scheme, covering drugs that have not yet been included in the national VBP scheme or drugs requiring re-procurement after national VBP scheme expire.
Impact on drug price	Due to larger purchasing volumes and more competitive negotiations, it generally achieves a more significant price reduction effect.	With relatively limited market scale and negotiating power, the price reduction effect is generally more moderate.
Other characteristics	Facilitates nationwide unified pricing, enhances resource integration, and strengthens overall market competitiveness.	Provides flexibility in adjusting procurement strategies and standards according to local conditions and needs.

Drug Price

On May 4, 2015, the NDRC, the National Health and Family Planning Commission, the Ministry of Human Resources and Social Security, the Ministry of Industry and Information Technology of the PRC, the Ministry of Finance, the MOFCOM and the NMPA issued the Opinion on Furthering Pharmaceutical Price Reform (《推進藥品價格改革的意見》) (the “Price Reform Opinion”) and the Notice on Issuing the Opinion on Furthering Pharmaceutical Price Reform (《關於印發推進藥品價格改革意見的通知》) (the “Price Reform Notice”). Pursuant to the Price Reform Notice, government price controls on pharmaceutical products (other than narcotic drugs and psychiatric drugs of category I) has been lifted on June 1, 2015. According to the Price Reform Opinion, after price controls are lifted, prices of pharmaceutical products will be mainly determined by market competition. Instead of direct price controls, the

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government will regulate prices mainly by establishing a consolidated procurement mechanism, revising medical insurance reimbursement standards and strengthening regulation of medical and pricing practices.

On 26 November 2019, the NHSA issued the Opinions on Effectively Managing Current Drug Prices, confirming that, except for narcotic drugs and psychiatric drugs of category I which are subject to government-guided pricing, all other drugs are subject to market-regulated pricing.

In addition, as for the drug prices at which pharmaceutical manufacturers sell to the public hospitals, according to the specific documents formulated by the provincial medical insurance department or health department in accordance with policies and guidelines issued by NHSA, unless otherwise expressly provided by the laws and regulations, all drugs used by public hospitals (with the exception of traditional Chinese medicine decoction pieces) should be procured via the centralized drug procurement platforms/the public procurement platforms established by provincial-level healthcare security administrations (collectively, the “government’s platforms”).

Relevant pharmaceutical manufacturers are required to declare their products on government’s platforms in accordance with relevant laws and regulations before they are allowed to sell their drugs to public medical institutions. For the drugs that are selected in the centralized tender process and VBP schemes, their prices on the government’s platforms are the selected prices displayed on the relevant government’s platform. As for other non-centralized procurement drugs, the drug prices on the government’s platforms are those declared by relevant pharmaceutical manufacturers and officially vetted by the competent authorities, with such prices being subject to routine monitoring by the provincial healthcare security administration. The relevant policies of the above government’s platforms are implemented and refined by the provincial-level healthcare security administrations.

Two-invoice System

In order to further optimize the order of purchasing and selling pharmaceutical products and reduce circulation steps, as required at the executive meeting of the State Council dated April 6, 2016 and under the 2016 List of Major Tasks in Furtherance of the Healthcare and Pharmaceutical Reforms (《深化醫衛生體制改革2016年重點工作任務》) issued by the General Office of the State Council on April 21, 2016, the “two-invoice System” (兩票制) will be fully implemented in the PRC. According to the Circular on Issuing the Implementing Opinions on Carrying out the Two-invoice System for Drug Procurement among Public Medical Institutions (for Trial Implementation) 《印發<關於在公立醫療機構藥品採購中推行 “兩票制”的實施意見(試行)>的通知》) (the “Circular”), which was effective from December 26, 2016, the two-invoice system means one invoice between the pharmaceutical manufacturer and the pharmaceutical distributor, and one invoice between the pharmaceutical distributor and the hospital, and thereby only allows a single level of distributor for the sale of pharmaceutical products from the pharmaceutical manufacturer to the hospital. According to the Circular, two-invoice system will be promoted in pilot provinces (autonomous regions and

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municipalities directly under the Central Government) involved in the comprehensive medical reform program and pilot cities for public hospital reform on a priority basis, while other regions are encouraged to implement such system, so that such system can be promoted in full swing nationwide in 2018.

Import and Export of Goods

Pursuant to the Provisions of the PRC for the Administration of Filing of Customs Declaration Entities (《中華人民共和國海關報關單位備案管理規定》) promulgated by the General Administration of Customs on November 19, 2021 and became effective on January 1, 2022, customs declaration entities refer to consignees or consignors of imported or exported goods or customs declaration enterprises that have filed for record with Customs in accordance with the Provisions. Consignors or consignees of imported or exported goods or customs declaration enterprises that apply for record-filing shall obtain market entity qualifications.

Pursuant to the Regulation of the People’s Republic of China on the Administration of the Import and Export of Goods (《中華人民共和國貨物進出口管理條例》) (hereinafter referred to as the “Regulation on the Administration of the Import and Export of Goods”) promulgated by the State Council on December 10, 2001 and last amended on May 1, 2004, enterprises engaged in the import of goods to the customs territory of the People’s Republic of China or export of goods from the customs territory of the People’s Republic of China, shall comply with the Regulation on the Administration of the Import and Export of Goods. For goods that are prohibited from importation or exportation, they cannot be imported or exported; for goods that are subject to import or export restrictions, a license or quota management system shall be implemented; for goods that are freely imported or exported, there is no restriction. The import and export business operator shall present the automatic import and export licenses, import and export license or the quotas certificate issued by the administrative departments of import quotas to the customs offices for handling the formalities of customs declaration and examination.

Import and Export of Special Articles

Pursuant to the Administrative Provisions on the Sanitation and Quarantine of Entry/Exit Special Articles (《出入境特殊物品衛生檢疫管理規定》) (Order No. 160 of the General Administration of Quality Supervision, Inspection and Quarantine, effective on March 1, 2015 and amended on October 18, 2016, April 28, 2018, May 29, 2018 and November 23, 2018 respectively), the import or export of special articles, including micro-organisms, human tissues, biological products, blood and blood products shall be subject to the supervision and administration over health quarantine. The customs office is responsible for the health quarantine and approval of import and export of special articles in its relevant jurisdictions. The enterprise conducting import or export of special articles shall establish safety management system for special articles, and shall produce, use or sell the special articles in strict accordance with the purposes for the approval of such special articles.

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Export of Drugs

Pursuant to the Reply by NMPA on Certain Issues of Pharmaceutical Products Export (《國家藥品監督管理局關於藥品出口有關問題的批覆》), both promulgated on and effective from September 20, 1999, enterprise’s right to operate import and export of pharmaceutical products and the qualification shall be decided by the foreign trade authority. Export of pharmaceutical products shall mainly comply with the requirements of the importing country, so long as there is no special requirement by the importation country, the NMPA would support the export in principle based on the national policy of encouraging exports. However, pursuant to the PRC Drug Administration Law, the export license issued by NMPA is required for the export of narcotics and psychotropic drugs prescribed by the PRC.

Product Liability

The Product Quality Law of the PRC (《中華人民共和國產品質量法》) (the “Product Quality Law”), promulgated by the Standing Committee of the NPC on February 22, 1993 and latest amended on December 29, 2018, is the principal governing law relating to the supervision and administration of product quality. According to the Product Quality Law, manufacturers shall be liable for the quality of products produced by them, and sellers shall take measures to ensure the quality of the products sold by them. A manufacturer shall be liable for compensating for any bodily injuries or property damages, other than the defective product itself, resulting from the defects in the product, unless the manufacturer is able to prove that (1) the product has never been distributed; (2) the defects causing injuries or damages did not exist at the time when the product was distributed; or (3) the science and technology at the time when the product was distributed was at a level incapable of detecting the defects. A seller shall be liable for compensating for any bodily injuries or property damages of others caused by the defects in the product if such defects are attributable to the seller. A seller shall pay compensation if it fails to indicate either the manufacturer or the supplier of the defective product. A person who is injured or whose property is damaged by the defects in the product may claim for compensation from the manufacturer or the seller.

On May 28, 2020, the Civil Code of the PRC (《中華人民共和國民法典》) was adopted by the third session of the 13th NPC, which came into effect on January 1, 2021. According to the Civil Code of the PRC, a patient may make a claim against the drug marketing authorization holder, a medical institution or producer for any damage arising from defects of drugs.

The Law of the PRC on the Protection of the Rights and Interests of Consumers (《中華人民共和國消費者權益保護法》) was promulgated on October 31, 1993 and was amended on August 27, 2009 and October 25, 2013 to protect consumers’ rights when they purchase or use goods and accept services. All business operators must comply with this law when they manufacture or sell goods and/or provide services to customers. Where the goods or services provided by a business operator do not satisfy quality requirements, the consumer may require the business operator to perform replacement or repair obligations.

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Drug Advertisement

Pursuant to the Advertisement Law of the PRC (《中華人民共和國廣告法》), which was promulgated by Standing Committee of the NPC on October 27, 1994 and effective from February 1, 1995 and latest amended and effective from April 29, 2021, advertisements shall not contain false statements or be deceitful or misleading to consumers. Advertisements relating to pharmaceuticals and medical devices, shall be reviewed by relevant authorities in accordance with applicable rules before being distributed by broadcasting, movies, television, newspapers, journals or otherwise. The Advertisement further stipulates that advertisements for medical treatment, pharmaceutical products or medical devices shall not contain: (i) any assertion or guarantee for efficacy and safety; (ii) any statement on cure rate or effectiveness rate; (iii) any comparison with the efficacy and safety of other pharmaceutical products or medical devices or with other healthcare institutions; (iv) recommendation or endorsement of an advertising endorser; or (v) other items as prohibited by laws and regulations.

Pursuant to the Interim Measures for the Administration of Internet Advertisement (《互聯網廣告管理暫行辦法》) which was promulgated by the State Administration of Industry and Commerce on July 4, 2016 and became effective as of September 1, 2016, the Internet advertisement must be visibly marked as “advertisement”. Advertisements for special commodities or services such as medical treatment, pharmaceuticals, foods for special medical purposes, medical instruments, agrochemicals, veterinary medicines and other health foods must be reviewed by competent authorities before online publication. On February 25, 2023, the SAMR promulgated the Measures for Administration of Internet Advertising (《互聯網廣告管理辦法》) (the “Internet Advertising Measures”), which replaced the Interim Measures for the Administration of Internet Advertisement, and came into effect as of 1 May 2023. Pursuant to the Internet Advertising Measures, Internet advertisers are prohibited from publishing advertisements of prescription drugs on the Internet. Besides, Internet advertisers are prohibited from publishing advertisements for medical treatment, drugs, medical devices, health food and formula food for special medical purposes in disguised form by way of introducing knowledge on health or health maintenance. When introducing knowledge on health or health maintenance, the address, contact information, shopping links and other contents of sellers or service providers of relevant medical treatment, drugs, medical devices, health food, or formula food for special medical purposes shall not be presented on the same page or together with other contents.

Pursuant to the Measures for Administration of Medical Advertisement (《醫療廣告管理辦法》), which were jointly promulgated by the SAIC and the Ministry of Health on November 10, 2006 and effective on January 1, 2007, medical advertisements shall be reviewed by relevant health authorities and obtain a Medical Advertisement Examination Certificate before being released. Medical Advertisement Examination Certificate is valid for one year and maybe renewed upon application.

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Pursuant to the Interim Measures for the Administration of Censorship of Advertisements on Drugs, Medical Devices, Dietary Supplements and Formula Foods for Special Medical Purposes (《藥品、醫療器械、保健食品、特殊醫學用途配方食品廣告審查管理暫行辦法》) which were promulgated by the SAMR on December 24, 2019 and became effective from March 1, 2020, for medical devices advertisement to be released and published, a manufacturer of medical devices shall obtain an approval from the NMPA at provincial level. In addition, the content of advertisements for medical devices is subject to certain guidelines as approved by the NMPA or its local counterparts at provincial level.

Pursuant to the Measures Regarding the Administration of Drug Information Service through the Internet (《互聯網藥品信息服務管理辦法》), which was promulgated by the CFDA and effective from July 8, 2004, and amended and effective from November 17, 2017, the Internet drug information services, referring to that of providing medical information (including medical devices information) services to Internet users through the Internet, are classified into two categories, namely, profit-making services and non-profit services. Any website intending to provide drug information services through Internet shall be approved by NMPA at provincial level before applying for an operation permit or record-filing from the authority in charge of information industry under the State Council or the administration of telecommunication at the provincial level.

Laws and Regulations on Intellectual Properties

Patent

Patents in the PRC are mainly protected by the Patent Law of the PRC (《中華人民共和國專利法》), which was promulgated by the SCNPC on March 12, 1984, last amended on October 17, 2020 and became effective on June 1, 2021, and the Implementation Rules of the Patent Law of the PRC (《中華人民共和國專利法實施細則》), which were promulgated by the State Council on June 15, 2001 and last amended on December 11, 2023. The Patent Law of the PRC and its Implementation Rules provide for three types of patents, “invention”, “utility model” and “design.” “Invention” refers to any new technical solution relating to a product, a process or improvement thereof; “utility model” refers to any new technical solution relating to the shape, structure, or their combination, of a product, which is suitable for practical use; and “design” refers to a new design of the shape, pattern, or a combination thereof, as well as a combination of the color, shape and pattern, of the entirety or a portion of a product, which creates an aesthetic feeling and is fit for industrial application. The duration of a patent right for “invention” is twenty years, the duration of a patent right for “utility model” is ten years, and the duration of a patent right for “design” is fifteen years, from the date of application. For the purpose of making up the time required for the assessment and approval of the marketing of a new drug, the patent administrative department of the State Council may, at the request of the patentee, provide patent term extension for an invention patent relating to the new drug approved for marketing in China. The extension may not exceed five years, and the total effective term of the patent after the new drug is approved for marketing shall not exceed 14 years. According to the Patent Law of the PRC, for the purpose of public health, the patent

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administrative department of the State Council may grant mandatory licensing to manufacture and export patented drugs to countries or regions in comply with provisions of the relevant international treaty participated by the PRC.

Trade Secret

According to the Anti-Unfair Competition Law of the PRC (《中華人民共和國反不正當競爭法》), promulgated by the SCNPC in September 1993 and last amended on April 23, 2019, the term “trade secrets” refers to technical and business information that is unknown to the public, has utility, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders. Under the Anti-Unfair Competition Law of the PRC, business persons are prohibited from infringing others’ trade secrets by: (1) acquiring a trade secret from the right holder by theft, bribery, fraud, coercion, electronic intrusion, or any other means; (2) disclosing, using, or allowing another person to use a trade secret acquired from the right holder by any means as specified in the item (1) above; (3) disclosing, using, or allowing another person use a trade secret in its possession, in violation of its confidentiality obligation or the requirements of the right holder for keeping the trade secret confidential; (4) abetting a person, or tempting another person into or in acquiring, disclosing, using, or allowing another person to use the trade secret of the right holder in violation of his or her non-disclosure obligation of the requirements of the right holder for keeping the trade secret confidential. If a third party knows or should have known of the above-mentioned illegal conduct but nevertheless obtains, uses or discloses trade secrets of others, the third party may be deemed to have committed a misappropriation of the others’ trade secrets. The parties whose trade secrets are being misappropriated may petition for administrative corrections, and regulatory authorities may stop any illegal activities and impose fines on the infringing parties.

Trademark

Pursuant to the Trademark Law of the PRC (《中華人民共和國商標法》) promulgated by the SCNPC on August 23, 1982, last amended on April 23, 2019 and became effective on November 1, 2019, the period of validity for a registered trademark is ten years, commencing from the date of registration. Upon expiry of the period of validity, the registrant shall go through the formalities for renewal within twelve months prior to the date of expiry as required if the registrant needs to continue to use the trademark. Where the registrant fails to do so, a grace period of six months may be granted. The period of validity for each renewal of registration is ten years, commencing from the day immediately after the expiry of the preceding period of validity for the trademark. In the absence of a renewal upon expiry, the registered trademark shall be canceled. Industrial and commercial administrative authorities have the authority to investigate any behavior in infringement of the exclusive right under a registered trademark in accordance with the law. In case of a suspected criminal offense, the case shall be timely referred to a judicial authority and decided in accordance with applicable laws.

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Copyright

Copyright in the PRC is primarily protected by the Copyright Law of the PRC (《中華人民共和國著作權法》), which was promulgated by the SCNPC on September 7, 1990, last amended on November 11, 2020 and became effective on June 1, 2021, and Implementation Regulations of the Copyright Law of PRC (《中華人民共和國著作權法實施條例》), which was promulgated by the State Council on August 2, 2002 and last amended on January 30, 2013. These laws and regulations provide provisions on the classification of works and the obtaining and protection of copyright.

Domain Names

In accordance with the Measures for the Administration of Internet Domain Names (《互聯網域名管理辦法》) which was issued by the Ministry of Information Industry on August 24, 2017 and came into effect on November 1, 2017, the MIIT is responsible for supervision and administration of domain name services in the PRC. Communications administrative bureaus at provincial levels shall conduct supervision and administration of the domain name services within their respective administrative jurisdictions. Domain name registration services shall, in principle, be subject to the principle of “first apply, first register.” A domain name registrar shall, in the process of providing domain name registration services, ask the applicant for which the registration is made to provide authentic, accurate and complete identity information on the holder of the domain name and other domain name registration related information.

Laws and Regulations on Labor and Employee Incentives

Labor, Social Insurance and Housing Provident Funds

According to the Labor Law of the PRC (《中華人民共和國勞動法》), which was promulgated by the SCNPC in July 1994 and last amended and came into effect in December 2018, the Labor Contract Law of the PRC (《中華人民共和國勞動合同法》), which was promulgated by the SCNPC in June 2007 and amended in December 2012 and came into effect in July 2013, and the Implementing Regulations of the Labor Contracts Law of the PRC (《中華人民共和國勞動合同法實施條例》), which was promulgated by the State Council and came into effect in September 2008, labor contracts in written form shall be executed to establish labor relationships between employers and employees. In addition, wages shall not be lower than local minimum wages. The employers must establish a system for labor safety and sanitation, strictly comply with national rules and standards, provide education regarding labor safety and sanitation to its employees, provide employees with labor safety and sanitation conditions and necessary protection materials in compliance with national rules, and carry out regular health examinations for employees engaged at work involving occupational hazards.

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According to the Social Insurance Law of PRC (《中華人民共和國社會保險法》), which was promulgated by the SCNPC in October 2010 and last amended and came into effect in December 2018, and the Interim Regulations on the Collection and Payment of Social Security Funds (《社會保險費徵繳暫行條例》), which was promulgated by the State Council in January 1999 and last amended in March 2019, and the Regulations on the Administration of Housing Provident Funds (《住房公積金管理條例》), which was promulgated by the State Council in April 1999 and last amended in March 2019, employers are required to contribute, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance and maternity insurance and to housing provident funds. Any employer who fails to make the required contributions may be fined and ordered to compensate the deficit within a stipulated time limit.

The Prevention and Control of Occupational Diseases Law of the PRC (《中華人民共和國職業病防治法》), which was promulgated by the SCNPC on October 27, 2001 and latest amended on December 29, 2018 (the “Prevention and Control of Occupational Diseases Law”), is the basic law for the prevention and control of occupational diseases. According to the Prevention and Control of Occupational Diseases Law, budget for facilities for the prevention and control of occupational diseases of a construction project shall be included in the budget of the project and those facilities shall be designed, constructed and put into operation simultaneously with the main body of the project. The entity that takes charge of the project should carry out the assessment of the effectiveness of measures for the prevention and control of occupational diseases before the final acceptance of the construction project. In addition, employers shall take required administrative measures to prevent and control occupational diseases in work.

Laws and Regulations on Environmental Protection

Environment Protection

The Environmental Protection Law of the PRC (《中華人民共和國環境保護法》) (“the Environmental Protection Law”), which was promulgated by the SCNPC on December 26, 1989, came into effect on the same day and last amended on April 24, 2014, outlines the authorities and duties of various environmental protection regulatory agencies. The Ministry of Ecology and Environment is authorized to issue national standards for environmental quality and emissions, and to monitor the environmental protection scheme of the PRC. Meanwhile, local environment protection authorities may formulate local standards which are more rigorous than the national standards, in which case, the concerned enterprises must comply with both the national standards and the local standards.

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Environmental Impact Appraisal

According to the Administration Rules on Environmental Protection of Construction Projects (《建設項目環境保護管理條例》), which was promulgated by the State Council on November 29, 1998, amended on July 16, 2017 and became effective on October 1, 2017, depending on the impact of the construction project on the environment, a construction employer shall submit an environmental impact report or an environmental impact statement, or file a registration form. As to a construction project, for which an environmental impact report or the environmental impact statement is required, the construction employer shall, before the commencement of construction, submit the environmental impact report or the environmental impact statement to the relevant authority at the environmental protection administrative department for approval. If the environmental impact assessment documents of the construction project have not been examined or approved upon examination by the approval authority in accordance with the law, the construction employer shall not commence the construction. According to the Environmental Impact Appraisal Law of PRC (《中華人民共和國環境影響評價法》) (the “Environmental Impact Appraisal Law”), which was promulgated by the SCNPC on October 28, 2002, amended on July 2, 2016 and December 29, 2018, for any construction projects that have an impact on the environment, an entity is required to produce either a report, or a statement, or a registration form of such environmental impacts depending on the seriousness of effect that may be exerted on the environment.

Management of Waste Discharge

Pursuant to the Catalog of Classified Management of Pollutant Discharge Permits for Stationary Pollution Sources (2019 Version) (《固定污染源排污許可分類管理名錄(2019年版)》) issued by the Ministry of Ecology and Environment of the PRC and became effective on December 20, 2019, the State implements the primary management, simplified management and registration management of pollutant discharge permits based on the pollutant production, emission amount and the extent of environmental impact of the pollutant discharge entities. A pollutant discharge unit under registration management does not need to apply for a pollutant discharge license.

Pursuant to the Regulations on the Administration of Pollutant Discharge Permits (《排污許可管理條例》) promulgated by the State Council on January 24, 2021 and became effective on March 1, 2021, based on the quantity of pollutants generated and discharged, their impacts on the environment and other factors, categorical administration of pollutant discharge permit system is implemented to regulate pollutant-discharging entities: (1) key administration of pollutant discharge permits shall be implemented for pollutant discharging entities which generate and discharge relatively large quantities of pollutants or have a relatively serious impact on the environment; and (2) administration of pollutant discharge permits shall be simplified for pollutant-discharging entities which generate and discharge relatively small quantities of pollutants and have a relatively small impact on the environment. The entities that generate and discharge relatively small quantities of pollutants and have a relatively small impact on the environment shall fill in the waste discharge registration form (排污登記表) and are no longer required to obtain a waste discharge license (排污許可證). Entity that is required

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to fill in the waste discharge registration form shall report the basic information, waste discharge destination, waste discharge standards implemented, waste prevention and control measures adopted and other information to the national waste discharge license information platform. If the information reported is changed, it shall be changed in the platform within 20 days as of the date when such change occurs.

Regulations on Information Security and Data Privacy

Data security and data export

The NPCSC promulgated the Data Security Law of the People’s Republic of China (《中華人民共和國數據安全法》), on June 10, 2021 (effective from September 1, 2021), for the establishment of a data classification and grading protection system to conduct classified and hierarchical protection of data. Entities engaged in data processing activities shall, in accordance with laws and regulations, establish a sound full-process data security management system, organize data security education and training, and take corresponding technical measures and other necessary measures to ensure data security. According to the Measures on Security Assessment of Cross-border Data Transfer (《數據出境安全評估辦法》) issued by the Cyberspace Administration of China on July 7, 2022 and effective on September 1, 2022, a data processor that provides data overseas under any of the following circumstances shall apply to the national cyberspace administration for the security assessment of the outbound data transfer through local provincial cyberspace administration: (I) a data processor provides important data abroad; (II) the critical information infrastructure operator or the data processor that has processed the personal information of more than 1 million people provides personal information abroad; (III) the data processor that has provided the personal information of over 100,000 people or the sensitive personal information of over 10,000 people cumulatively since January 1 of the previous year provides personal information abroad.; and (IV) any other circumstance where an application for the security assessment of outbound data transfer is required by the national cyberspace administration.

According to the Measures for Standard Contract for Outbound Transfer of Personal Information (《個人信息出境標準合同辦法》) issued by the Cyberspace Administration of China on February 22, 2023 and effective from June 1, 2023, to provide personal information to an overseas recipient through the conclusion of the standard contract, a personal information processor shall meet all of the following circumstances: (I) it is not a critical information infrastructure operator; (II) it has processed the personal information of less than one million individuals; (III) it has cumulatively provided the personal information of less than 100,000 individuals to overseas recipients since January 1 of the previous year; and (IV) it has cumulatively provided the sensitive personal information of less than 10,000 individuals since January 1 of the previous year. In addition, the Measures for Standard Contract for Outbound Transfer of Personal Information require that all Outbound Transfers of personal information that have been carried out before June 1, 2023 and do not comply with the provisions of the Measures for Standard Contract for Outbound Transfer of Personal Information be rectified within 6 months.

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Personal information protection

According to the Civil Code of the PRC, personal information of natural persons is protected by law. If any organization or individual needs to obtain other people’s personal information, they should obtain it in accordance with the law and ensure the security of the information. They must not illegally collect, use, process, or transmit other people’s personal information, and must not illegally buy, sell, provide, or disclose the information. The Personal Information Protection Law of the People’s Republic of China (《中華人民共和國個人信息保護法》) promulgated by the NPCSC on August 20, 2021 and implemented on November 1, 2021, further emphasizes the obligations and responsibilities of processors for the protection of personal information, and requests higher level of protective measures on the processing of sensitive personal information. According to the Cybersecurity Law of the People’s Republic of China (《中華人民共和國網絡安全法》) promulgated by the NPCSC on November 7, 2016 and effective on June 1, 2017, network operators must follow the principles of legality, legitimacy and necessity when collecting and using personal information, and publicly disclose the rules for collection and use, clearly state the purpose, method and scope of collecting and using information, and obtain the consent of the person whose data is being collected. Network operators shall not collect personal information unrelated to the services they provide. Network operators are not allowed to leak, tamper with, or damage the personal information they collect; they are not allowed to provide personal information to others without the consent of the person whose data is being collected. However, this does not apply to cases where a specific individual cannot be identified and the identity cannot be recovered after processing. Network operators should take technical measures and other necessary measures to ensure the security of the personal information they collect and prevent leakage, damage and loss of information.

NHC released the Administrative Measures on the Standards, Security and Service of National Health and Medical Big Data (Trial) (《國家健康醫療大數據標準、安全和服務管理辦法(試行)》) on July 12, 2018 (hereinafter referred to as the “Health and Medical Big Data Measures”). The Health and Medical Big Data Measures stipulate the guidelines and principles for standard management, security management and service management of health and medical big data. According to the Health and Medical Big Data Measures, medical and health institutions at all levels and related enterprises and institutions should adopt data classification, important data backup, encryption authentication and other measures to ensure the security of health and medical big data. Health and medical big data should be used in accordance with laws and regulations. Data-related information should provide secure information query and copy channels to ensure privacy protection and data security; data access and use permissions of users at different levels should be strictly regulated to ensure that data is used within the scope of authorization. No unit or individual may use or publish health and medical big data without authorization or beyond the scope of authorization, and it is prohibited to obtain data through illegal means. When various types of medical and health institutions at all levels and related service institutions disclose health and medical big data to the public, they must abide by relevant national regulations and must not disclose state secrets, business secrets and personal data, and must not infringe on national interests, public interests and legitimate rights and interests of citizens, legal persons and other organizations.

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Laws and Regulations on Foreign Exchange and Taxation

Foreign Exchange

On January 29, 1996, the State Council promulgated the Administrative Regulations on Foreign Exchange of the PRC (《中華人民共和國外匯管理條例》) which became effective on April 1, 1996 and was amended on January 14, 1997 and August 5, 2008. Foreign exchange payments under current account items shall, pursuant to the administrative provisions of the foreign exchange control department of the State Council on payments of foreign currencies and purchase of foreign currencies, be made using self-owned foreign currency or foreign currency purchased from financial institutions engaging in conversion and sale of foreign currencies by presenting the valid document. Domestic entities and domestic individuals making overseas direct investments or engaging in issuance and trading of overseas securities and derivatives shall process registration formalities pursuant to the provisions of the foreign exchange control department of the State Council.

On November 19, 2012, the SAFE issued the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment (《國家外匯管理局關於進一步改進和調整直接投資外匯管理政策的通知》) (the “SAFE Circular 59”), which came into effect on December 17, 2012 and was revised on May 4, 2015, October 10, 2018 and partially abolished on December 30, 2019. The SAFE Circular 59 aims to simplify the foreign exchange procedure and promote the facilitation of investment and trade. According to the SAFE Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, as well multiple capital accounts for the same entity may be opened in different provinces. Later, the SAFE promulgated the Circular on Further Simplifying and Improving Foreign Exchange Administration Policies in Respect of Direct Investment (《關於進一步簡化和改進直接投資外匯管理政策的通知》) on February 13, 2015, which was partially abolished on December 30, 2019 and prescribed that the bank instead of SAFE can directly handle the foreign exchange registration and approval under foreign direct investment while SAFE and its branches indirectly supervise the foreign exchange registration and approval under foreign direct investment through the bank.

On May 11, 2013, the SAFE issued the Administrative Provisions on Foreign Exchange in Domestic Direct Investment by Foreign Investors (《外國投資者境內直接投資外匯管理規定》) (the “SAFE Circular 21”), which became effective on May 13, 2013, amended on October 10, 2018 and partially abolished on December 30, 2019. The SAFE Circular 21 specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

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According to the Notice of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration of Overseas Listing (《國家外匯管理局關於境外上市外匯管理有關問題的通知》) issued by the SAFE on December 26, 2014, a domestic company shall, within 15 business days from the date of the end of its overseas listing issuance, register the overseas listing with the local branch office of state administration of foreign exchange at the place of its establishment; the proceeds from an overseas listing of a domestic company may be remitted to the domestic account or deposited in an overseas account, but the use of the proceeds shall be consistent with the content of the document and other disclosure documents.

According to the Notice of the State Administration of Foreign Exchange on Reforming the Management Mode of Foreign Exchange Capital Settlement of Foreign Investment Enterprises (《國家外匯管理局關於改革外商投資企業外匯資本金結匯管理方式的通知》) (the “SAFE Circular 19”) promulgated on March 30, 2015, coming effective on June 1, 2015 and partially abolished on December 30, 2019, foreign-invested enterprises could settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operations. Whilst, foreign-invested enterprises are prohibited to use the foreign exchange capital settled in RMB (a) for any expenditures beyond the business scope of the foreign invested enterprises or forbidden by laws and regulations; (b) for direct or indirect securities investment; (c) to provide entrusted loans (unless permitted in the business scope), repay loans between enterprises (including advances by third parties) or repay RMB bank loans that have been on lent to a third party; and (d) to purchase real estate not for self-use purposes (save for real estate enterprises).

On June 9, 2016, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (《國家外匯管理局關於改革和規範資本項目結匯管理政策的通知》) (the “SAFE Circular 16”), which came into effect on the same day. The SAFE Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties).

On October 23, 2019, SAFE promulgated the Notice on Further Facilitating Cross-Board Trade and Investment (《國家外匯管理局關於進一步促進跨境貿易投資便利化的通知》), which became effective on the same date (except for Article 8.2, which became effective on January 1, 2020). This notice canceled restrictions on domestic equity investments made with capital funds by non-investing foreign-funded enterprises. In addition, restrictions on the use of funds for foreign exchange settlement of domestic accounts for the realization of assets have been removed and restrictions on the use and foreign exchange settlement of foreign investors’ security deposits have been relaxed. Eligible enterprises in the pilot area are also allowed to use revenues under capital accounts, such as capital funds, foreign debts and overseas listing revenues for domestic payments without providing materials to the bank in advance for authenticity verification on an item by item basis, while the use of funds should be true, in compliance with applicable rules and conforming to the current capital revenue management regulations.

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Taxation

Enterprise Income Tax

The Enterprise Income Tax Law of the PRC (《中華人民共和國企業所得稅法》) (the “EIT Law”), promulgated by the NPC on March 16, 2007, came into effect on January 1, 2008 and amended on February 24, 2017 and December 29, 2018, as well as the Implementation Rules of the EIT Law (《中華人民共和國企業所得稅法實施條例》) (the “Implementation Rules”), promulgated by the State Council on December 6, 2007, came into force on January 1, 2008 and amended on April 23, 2019, are the principal law and regulation governing enterprise income tax in the PRC. According to the EIT Law and its Implementation Rules, enterprises are classified into resident enterprises and non-resident enterprises Resident enterprises refer to enterprises that are legally established in the PRC, or are established under foreign laws but whose actual management bodies are located in the PRC. And non-resident enterprises refer to enterprises that are legally established under foreign laws and have set up institutions or sites in the PRC but with no actual management body in the PRC, or enterprises that have not set up institutions or sites in the PRC but have derived incomes from the PRC. A uniform income tax rate of 25% applies to all resident enterprises and non-resident enterprises that have set up institutions or sites in the PRC to the extent that such incomes are derived from their set-up institutions or sites in the PRC, or such income are obtained outside the PRC but have an actual connection with the set-up institutions or sites. And non-resident enterprises that have not set up institutions or sites in the PRC or have set up institutions or sites, but the incomes obtained by the said enterprises have no actual connection with the set-up institutions or sites, shall pay enterprise income tax at the rate of 10% in relation to their income sources from the PRC.

Value-Added Tax (the “VAT”)

The major PRC law and regulation governing value-added tax are the Interim Regulations on Value-added Tax of the PRC (《中華人民共和國增值稅暫行條例》) issued on December 13, 1993 by the State Council, came into effect on January 1, 1994, and revised on November 10, 2008, February 6, 2016 and November 19, 2017, as well as the Implementation Rules for the Interim Regulations on Value-Added Tax of the PRC (《中華人民共和國增值稅暫行條例實施細則》) issued on December 25, 1993 by the Ministry of Finance (中華人民共和國財政部) (the “MOF”), came into effect on the same day and revised on December 15, 2008 and October 28, 2011, any entities and individuals engaged in the sale of goods, supply of processing, repair and replacement services, and import of goods within the territory of the PRC are taxpayers of VAT and shall pay the VAT in accordance with the law and regulation. The rate of VAT for sale of goods is 17% unless otherwise specified, such as the rate of VAT for sale of transportation is 11%. With the VAT reforms in the PRC, the rate of VAT has been changed several times. The MOF and the STA issued the Notice of on Adjusting VAT Rates (《財政部、國家稅務總局關於調整增值稅稅率的通知》) on April 4, 2018 to adjust the tax rates of 17% and 11% applicable to any taxpayer’s VAT taxable sale or import of goods to 16% and 10%, respectively, this adjustment became effect on May 1, 2018. Subsequently, the MOF, the STA and the General Administration of Customs jointly issued the Announcement on

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Relevant Policies for Deepening the VAT Reform (《財政部、國家稅務總局關於深化增值稅改革有關政策的公告》) on March 20, 2019 to make a further adjustment, which came into effect on April 1, 2019. The tax rate of 16% applicable to the VAT taxable sale or import of goods shall be adjusted to 13%, and the tax rate of 10% applicable thereto shall be adjusted to 9%.

Laws and Regulations on Overseas Securities Offering and Listing by Domestic Companies

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and relevant supporting guidelines, which came into effect on March 31, 2023. The Overseas Listing Trial Measures comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities. Any domestic company that is deemed to conduct overseas offering and listing activities shall file with the CSRC in accordance with the Overseas Listing Trial Measures.

The Overseas Listing Trial Measures provide that the overseas securities offering and listing will be considered a direct overseas offering by a PRC domestic company if the issuer is a company limited by shares registered and established in mainland China. In addition, the overseas securities offering and listing will be considered an indirect overseas offering by a PRC domestic company if the issuer meets both of the following criteria: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by a domestic company; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China.

Pursuant to the Overseas Listing Trial Measures, an issuer shall file with the CSRC within three business days after its application for initial public offering is submitted to competent overseas securities regulators.

H-share Full Circulation

“Full circulation” means listing and circulating on the stock exchange of the domestic unlisted shares of an H-share listed company, including unlisted domestic shares held by domestic shareholders prior to overseas listing, unlisted domestic shares additionally issued after overseas listing, and unlisted shares held by foreign shareholders. On November 14, 2019, the CSRC issued the Guidelines for the “Full Circulation” Program for Domestic Unlisted Shares of H-share Listed Companies (《H股公司境內未上市股份申請“全流通”業務指引》) (the “Guidelines for the Full Circulation”), which was partly revised on August 10, 2023 according to the Decision on Revising and Abolishing Part of Securities and Futures Policy Documents by CSRC (《中國證券監督管理委員會關於修改、廢止部分證券期貨制度文件的決定》).

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According to the Guidelines for the Full Circulation, shareholders of domestic unlisted shares may determine by themselves through consultation the amount and proportion of shares, for which an application will be filed for circulation, provided that the requirements laid down in the relevant laws and regulations and set out in the policies for state-owned asset administration, foreign investment and industry regulation are met, and the corresponding H-share listed company may be entrusted to file the said application for full circulation. To apply for full circulation, an H-share listed company shall file the application with the CSRC according to the administrative filing procedures necessary for the Overseas Listing Trial Measures. After the application for full circulation has been approved by the CSRC, the H-share listed company shall submit a report on the relevant situation to the CSRC within 15 days after the registration with CSDCC of the shares related to the application has been completed.

On December 31, 2019, CSDCC and the Shenzhen Stock Exchange (“SZSE”) jointly announced the Measures for Implementation of H-share Full Circulation Business (《H股“全流通”業務實施細則》) (the “Measures for Implementation”). The businesses in relation to the H-share full circulation business, such as cross-border transfer registration, maintenance of deposit and holding details, transaction entrustment and instruction transmission, settlement, management of settlement participants, services of nominal holders, etc. are subject to the Measures for Implementation.

In order to fully promote the reform of H-share full circulation and clarify the business arrangement and procedures for the relevant shares’ registration, custody, settlement and delivery, CSDCC promulgated the Guide to the Program for Full Circulation of H-shares (《H 股“全流通”業務指南》) on February 7, 2020, which specifies the business preparation, account arrangement, cross-border share transfer registration and overseas centralized custody, and other relevant matters. In February 2020, China Securities Depository and Clearing (Hong Kong) Limited (“CSDC (Hong Kong)”) also promulgated the Guide of China Securities Depository and Clearing (Hong Kong) Limited to the Program for Full Circulation of H-shares to specify the relevant escrow, custody, agent service, arrangement for settlement and delivery, risk management measures and other relevant matters.

According to the Measures for Implementation and the Guide to the Program for Full Circulation of H-shares, shareholders who apply for H Share Full Circulation (“Participating Shareholders”) shall complete the cross-border transfer registration for conversion of relevant domestic unlisted shares into H Shares before dealing in the shares, i.e., CSDCC as the nominal shareholder, deposits the relevant securities held by Participating Shareholders at CSDC (Hong Kong), and CSDC (Hong Kong) will then deposit the securities at HKSCC in its own name, and exercise the rights to the securities issuer through HKSCC, while HKSCC Nominees as the ultimate nominal shareholder is listed on the register of shareholders of H-share listed companies.

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According to the Guide to the Program for Full Circulation of H-shares, H-share listed companies shall be authorized by Participating Shareholders to designate the only domestic securities company (“Domestic Securities Company”) to participate in the transaction of converted H shares. The specific procedure is as follows:

Participating Shareholders submit trading orders of the converted H Shares through the Domestic Securities Company, which transmits the orders to the Hong Kong Securities Company designated by the Domestic Securities Company through Shenzhen Securities Communications Co., Ltd.; and Hong Kong Securities Company conducts corresponding securities transactions in the Hong Kong market in accordance with the aforementioned trading orders and the rules of the Stock Exchange.

According to the Guide to the Program for Full Circulation of H-shares, upon the completion of the transaction, settlements between each of the Hong Kong Securities Company and CSDC (Hong Kong), CSDC (Hong Kong) and CSDCC, CSDCC and the Domestic Securities Company, and the Domestic Securities Company and the Participating Shareholders, will all be conducted separately.

LAWS AND REGULATIONS OF GERMANY

Laws and Regulations Relating to the Marketing Authorization for Medicinal Products

The authorization of medicinal products in Germany is governed by European Union (“EU”) legislation and additional national legislation.

The main legislation that governs the authorization of medicinal products include Regulation (EC) No. 726/2004 as well as Directive (EC) No. 2001/83 and its implementing provisions under national laws of the EU member states.

Medicinal products must undergo an official marketing authorization procedure before they can be placed on the market in the EU or Germany. In the case of novel medicinal products, such authorization procedure requires that evidence of comprehensive and often cost-intensive clinical trials are submitted as proof of clinical efficacy and safety. For medicinal products with active ingredients that are not novel (generics), a simplified referential drug approval is available.

For particularly innovative medicinal products, the European Medicines Agency (“EMA”) is the competent approval authority. An authorization granted by EMA applies directly to all EU member states. For other medicinal products, the national authorities are responsible for the marketing authorization application. In Germany, this is generally the Federal Institute for Drugs and Medical Devices (Bundesinstitut für Arzneimittel und Medizinprodukte – “BfArM”).

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The authorizations granted by the national authorities are only valid in the respective EU member state. However, there are simplified mutual recognition procedures in place so that manufacturers can obtain further marketing authorizations in other member states in a simplified way by making reference to the marketing authorization already obtained in a member state.

Laws and Regulations Relating to Manufacturing of Medicinal Products

The manufacturing of medicinal products is mainly governed by the German Medicinal Products Act (Gesetz über den Verkehr mit Arzneimitteln – “AMG”), the German Ordinance on the Manufacture of Medicinal Products and Active Pharmaceutical Ingredients (Arzneimittel- und Wirkstoffherstellungsverordunug) and the principles and guidelines of Good Manufacturing Practice (“GMP”) for medicinal products for human use of the European Commission.

The manufacturing of medicinal products, which includes all stages of the production and processing right up to the packaged medicinal product ready for sale, is subject to an authorization. The authorization is granted to the business owner of a specific manufacturing facility and is limited to the manufacturing activities specified therein. The manufacturing authorization is also linked to the applicant and therefore cannot be transferred to another person.

A wholesaler, whose activities are limited to the decanting, packaging or labeling of medicinal products, does not require a manufacturing authorization for such activities.

Laws and Regulations Relating to the Wholesale of Medicinal products

The wholesale of medicinal products is mainly governed by the AMG, the German Medicinal Products Trade Ordinance (Verordnung über den Großhandel und die Arzneimittelvermittung – “AM-HandelsV”) and Directive 2001/83/EC of the European Parliament (“Directive 2001/83/EC”).

The wholesale of medicinal products requires an official authorization and Good Distribution Practice (“GDP”) certification. In order to obtain such wholesale authorization, the wholesaler must have a qualified person in charge who has the necessary reliability to carry out the required activities, and is able to ensure compliance with the applicable regulations (namely the AM-HandelsV and the GDP guidelines). The license is granted for a specific wholesale storage site.

Wholesalers are obliged to notify any change to the mandatory information contained in the application for the wholesale license (such as the qualified person or the operating site for which the license is to be granted) and any significant change to the wholesale activity (such as significant changes to the product range and in the supplier or customer structure) to the competent authorities in advance.

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The wholesale authorization is not limited in time. However, if it subsequently becomes known that the requirements for granting the authorization were not fulfilled when the authorization was granted or if the requirements for granting the authorization are no longer met, the authorization can be withdrawn (zurücknehmen), revoked (widerrufen) or suspended.

A GDP certificate is issued to the holder of a wholesale authorization by the competent authority for a maximum period of five years, provided that the findings obtained during the inspection have led to compliance with the requirements of the GDP regulations. If the wholesaler’s GDP compliance cannot be confirmed as a result of the inspection, a non-compliance report should be published in the EudraGMDP database (https://eudragmdp.ema.europa.eu/inspections/logonGeneralPublic.do). In case of negative inspection results after the certificate has been issued, the certificates has to be revoked. A revocation of the GDP certificate implies the existence of a reason for refusal to grant the wholesale authorization, which can then lead to a revocation of the wholesale authorization.

During the COVID-19 pandemic, GMP and GDP inspections were postponed or only carried out online. On-site inspections have resumed in mid-May 2023. The validity period of existing certificates was extended until the end of 2023. It has now been decided by EMA, the European Commission and the Heads of Medicines Agencies that the existing certificates will be extended until 2024 or until the next inspection can be carried out. The inspections will be prioritized according to the risk of operation and the duration of the previous certificates.

Laws and Regulations Relating to Import of Medicinal Products and Active Pharmaceutical Ingredients

The import of medicinal products from a third country (non-EU country) requires an import permit and, in principle, an official certification in accordance with the AMG.

Both the import permit and the manufacturing authorization include the authorization to wholesale the corresponding medicinal products. However the wholesale authorization does not include any import or manufacturing license.

In a scenario, in which a wholesaler in the EU agrees on the purchase of medicinal products with a company based in a non-EU country, but the medicinal products to be delivered to the purchaser were either manufactured in the EU or have already been imported into the EU internal market (e.g. by a subsidiary of the selling company), the acquisition process is not considered an import as there is no physical crossing of the EU external border. The acquisition process is rather categorized as a wholesale trade with the consequence that the third-country seller needs a wholesale authorization.

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Laws and Regulations Relating to Research and Development of Medicinal Products

The research and development of medicinal products is mainly governed by Regulation (EU) No. 536/2014 and the AMG. The clinical trial of a medicinal product in humans requires approval by the responsible independent ethics committee and from BfArM. The clinical trial further requires insurance coverage; the minimum coverage per insured event must be EUR 500,000 in the event of the death or permanent disability of a person affected by the clinical trial.

Legal Consequences of non-compliance with the AMG and AM-HandelsV

Breaches of the AMG and AM-HandelsV can constitute crimes and administrative offences. Breaches that constitute crimes are punishable by up to one year in prison or a fine (Geldstrafe). Administrative offences are subject to administrative fines (Bußgeld) of up to EUR 25,000 per case. Fines may exceed this amount if the economic benefit resulting from the offense is higher.

In case of any breach, the competent authorities are entitled and obliged to take appropriate measures to eliminate or prevent future violations, e.g. by banning the placement, or by issuing recalls and public warnings, etc.

Outlook of Future Changes to the Legal Framework of Medicinal Products

The European Union is currently discussing comprehensive changes to pharmaceutical legislation, probably the biggest pharmaceutical reform in over 20 years. The so-called EU pharmaceutical package was presented by the EU Commission on April 26, 2023. With a new Directive 2023/0132 (COD) and a new Regulation 2023/0131 (COD), this package consists of two legislative proposals that would replace Directives 2001/83/EC and 2009/35/EC. The aim is to replace and simplify previous pharmaceutical regulations and to improve the supply of medicinal products throughout Europe and effectively combat the shortage of medicinal products. There is also an additional focus on environmental protection and reducing bureaucracy. The proposals must now go through the ordinary legislative procedure. It is currently not expected that the new rules will be effective before 2026/2027.

From the information available so far, the obligation to obtain marketing authorization for medicinal products and the basic obligation to obtain authorizations for the manufacture, wholesale and import of medicinal products will remain basically unchanged.

Noteworthy regulatory proposals include incentives for the development of priority antimicrobials, the acceleration of the authorization procedure, the simplification of procedures for the authorization of generics and biosimilars, the reduction of the environmental impact of medical products as well as the reduction of the regulatory burden and a flexible regulatory framework to support innovation and competitiveness.

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Laws and Regulations Relating to Export Controls

Exports from Germany are governed by EU regulations (directly applicable to all exports from the EU customs territory) and additional national legislation.

The main legislation that governs German export controls include, on EU level, the Union Customs Code Regulation (EU) No. 952/2013. Various regulations on EU level govern exports of specific goods, in particular the Dual-Use Regulation (EU) No. 2021/821 relating to goods that can be used for both civilian and military applications, the Anti-Torture Regulation (EU) No. 2019/125 relating to goods that could be used for capital punishment, torture or other cruel, inhuman or degrading treatment or punishment, the Firearms Regulation (EU) No. 258/2012 relating to certain fire arms, the Hazardous Chemical Regulation (EU) No. 649/2012 relating to export and import of hazardous chemicals and the Waste Shipments Regulation (EU) No. 1013/2006 relating to exports and imports of waste.

The national export control regime is set out in the German Foreign Trade Act (Außenwirtschaftsgesetz – “AWG”), the German Foreign Trade and Payment Ordinance (Außenwirtschaftsverordnung – “AWV”), the War Weapons Control Act (Kriegswaffenkontrollgesetz) and the Firearms Ordinance (Feuerwaffenverordnung).

In addition, important guidance on export control regulations is provided for in Political Principles adopted by the German federal government and official guidelines of the competent authorities, such as the Federal Office for Economic Affairs and Export Control (Bundesamt für Wirtschaft und Ausfuhrkontrolle).

EU and German regulations contain specific export prohibitions and authorization requirements relating to specific goods.

Non-compliance with export prohibitions and authorization requirements can constitute criminal offenses with the risk of imprisonment of up to three to 15 years, depending on the type of offense and whether or not a violation was intentional (vorsätzlich) or negligent (fahrlässig). Administrative offenses are subject to fines of, depending on the type of offense, up to EUR 500,000 or EUR 30,000 per case against individuals. Violations of export controls may also fall within the scope of the administrative offense of violation of supervisory obligations under the Act on Regulatory Offenses (Ordnungswidrigkeitengesetz). The owner of a company or business and authorized persons (such as managers, directors, and authorized proxies) may be liable to a fine if they acted with negligence or intent when failing to take measures to prevent operational violations. The maximum amount of the fine depends on whether the operational violation is a criminal offense or an administrative offense (up to EUR 10,000,000 or EUR 5,000,000).

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Laws and Regulations Relating to Sanctions and Embargoes

Sanctions law in Germany is primarily governed by EU regulations and additional national legislation.

According to the Treaty on the Functioning of the European Union, the EU has exclusive competence to impose economic and financial embargo measures. These measures must be based on a decision defining a common position of the EU member states, in accordance with the Treaty on the European Union. EU sanctions bind Germany. They are generally implemented through EU regulations, which are directly applicable in all EU member states.

EU sanctions usually implement decisions of the United Nations Security Council (UNSC) or the Organization for Security and Co-operation in Europe (OSCE). The EU can also impose sanctions on its own initiative.

EU sanctions can target specific individuals and organisations or include embargoes on trade with specific jurisdictions. Typically, restrictive measures include prohibitions on the export or import of certain goods, technology, and software (including sale and transfer of these goods), prohibitions on technical assistance and financial aid relating to listed goods, export licensing requirements, financial sanctions and restrictions on financial transfers.

Financial sanctions targeting specific organisations, entities, or individuals typically include a freeze of assets and economic resources of the listed persons (or non-listed persons/entities owned or controlled by listed persons) as well as a prohibition to make (new) funds or economic resources directly or indirectly available to them.

EU sanctions and embargoes are currently in force against 30 countries. There are also sanctions against terrorist groups such as Al-Qaeda and the so-called Islamic State. Country-independent embargo measures have also been issued to prevent cyberattacks and serious human rights violations or the harboring and proliferation of chemical weapons. Furthermore, arms embargoes based on OSCE decisions have an indirect effect on EU law, as the countries concerned are considered embargoed countries within the meaning of the Dual-Use Regulation (EU) No. 2021/821.

Non-compliance with EU sanctions and embargoes can, under the AWG and AWV, constitute criminal offenses with the risk of imprisonment of up to three to 15 years, depending on the type of offense and whether or not a violation was intentional (vorsätzlich) or negligent (fahrlässig). Administrative offenses are subject to fines of, depending on the type of offense, up to EUR 500,000 or EUR 30,000 per case against individuals. Violations of EU sanctions and embargoes may also fall within the scope of the administrative offense of violation of supervisory obligations under the Act on Regulatory Offenses (Ordnungswidrigkeitengesetz). The owner of a company or business and authorized persons (such as managers, directors, and authorized proxies) may be liable to a fine if they acted with negligence or intent when failing to take measures to prevent operational violations. The maximum amount of the fine depends on whether the operational violation is a criminal offense or an administrative offense (up to EUR 10,000,000 or EUR 5,000,000).

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Laws and Regulations Relating to Data Privacy

Data privacy in the EU, including Germany, is mainly governed by Regulation (EU) No. 2016/679 (General Data Protection Regulation — “GDPR”). The GDPR allows EU member states to adopt national rules on certain matters, and in Germany, such national legislation is in particular the Federal Data Protection Act (Bundesdatenschutzgesetz — “BDSG”) and the Act on Data Protection and the Protection of Privacy in Telecommunications and Digital Services (Gesetz über den Datenschutz und den Schutz der Privatsphäre in der Telekommunikation und bei digitalen Diensten). Moreover, certain sector-specific laws include provisions on data privacy, including, for example, the AMG on the processing of personal data in the context of clinical trials.

The GDPR applies to the processing of personal data carried out wholly or partly by automated means, or of data that forms part or is intended to form part of a filing system. This covers most personal data-related activities. Personal data under the GDPR means any information relating to an identified or identifiable natural person, covering a broad range of information such as names, physical and digital addresses, photos, medical information, or IP addresses, and all data connected to identifiers (e.g., a document that is related to its author via the author’s name).

The GDPR requires that personal data be processed according to six principles, namely, (i) lawfulness, fairness and transparency; (ii) purpose limitation; (iii) data minimization; (iv) accuracy; (v) storage limitation; and (vi) integrity and confidentiality. The company that determines the purposes and means of the processing (the so-called controller of personal data) is required to be able to demonstrate compliance with these principles, in particular that the processing is covered by a legal basis, either a certain provision under statutory law or consent.

The GDPR further imposes notification obligations in case of a data breach. If a data breach occurs, the controller may be required to notify the supervisory authority or even the data subjects (i.e., the persons to whom the data relates), depending on the risk prognosis. The GDPR also restricts data transfers outside the EU/EEA, including within a company group, requiring that appropriate safeguards be put in place prior to such transfer. Moreover, the GDPR gives the data subjects certain rights, in particular the right to access to their personal data. Finally, it imposes on companies a number of other transparency and documentation requirements.

Non-compliance with the GDPR can result in administrative measures, including fines of up to EUR 20,000,000 or up to 4% of the annual worldwide turnover of the company group in the financial year preceding the supervisory authority’s decision, whichever is higher. In addition, the GDPR entitles data subjects to claim material or non-material damages. Under the BDSG, the intentional (vorsätzlich) and unlawful processing, transfer and/or collection of certain personal data qualify as criminal offenses subject to imprisonment of up to two to three years or a criminal fine, depending on the type of offense.

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Lastly, Germany is looking to implement the upcoming cybersecurity Directive (EU) 2022/2555 (“NIS2 Directive”), likely in the first half of 2025. The NIS2 Directive and its German implementing legislation (Entwurf eines Gesetzes zur Umsetzung der NIS-2-Richtlinie und zur Regelung wesentlicher Grundzüge des Informationssicherheitsmanagements in der Bundesverwaltung (NIS-2-Umsetzungs- und Cybersicherheitsstärkungsgesetz)) require companies in certain sectors (including the health sector) and of a certain size to take appropriate and proportionate technical, operational and organisational measures to manage the risks posed to the security of network and information systems. Companies will also be obliged to notify the authority in case of a significant incident and train their management and staff in cybersecurity practices. Violations of these requirements will be subject to administrative measures, including fines of up to EUR 10,000,000 or 2% of annual worldwide turnover of the group in the year preceding the violation.

Laws and Regulations Relating to Income Taxation

Under the German Corporate Income Tax Act (Körperschaftsteuergesetz), corporations tax resident in Germany are subject to corporate income tax (Körperschaftsteuer) on their taxable income, which is determined mainly based on the provisions of the German Income Tax Act (Einkommensteuergesetz) and German Generally Accepted Accounting Principles (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung). The corporate income tax rate is currently 15% plus 5.5% solidarity surcharge (Solidaritätszuschlag) thereon, i.e. 15.825% in total.

Additionally, business income (including all income of a German limited liabilities company (Gesellschaft mit beschränkter Haftung, GmbH)) is subject to trade tax (Gewerbesteuer), the rate of which is determined by the municipality the business is conducted from. Since 2021, the trade tax rate for the municipality of Berlin has been 14.35%. The total income tax rate of a corporation based in Berlin is therefore 30.175% (corporate income tax, including solidarity surcharge, plus trade tax).

From a compliance perspective, corporations have to file yearly corporate income and trade tax returns. Filing such tax returns late, incorrectly or not at all may be punishable by late filing and administrative fees (up to EUR 25,000 or EUR 50,000 respectively) or, if intentionally (vorsätzlich), as criminal tax evasion (sentence determined by a criminal court on a case-by-case basis).

Laws and Regulations Relating to Value-Added Taxation

Under the German VAT Act (Umsatzsteuergesetz), supplies and services rendered in Germany are generally subject to value-added tax (Umsatzsteuer — “VAT”) at 19% (or 7% for specific supplies and services) of the remuneration for such supplies and services. VAT is invoiced to the customer and typically owed to the tax authorities by the supplier. Any such supplier is generally entitled to a refund of any VAT it pays for supplies and services as input VAT (Vorsteuerabzug).

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The taxpayers have to file monthly VAT returns (Umsatzsteuervoranmeldung), showing the balance of owed VAT and input VAT, which is paid to or refunded by the tax authorities, as applicable, as well as yearly VAT returns. Filing such tax returns late, incorrectly or not at all may be punishable by late filing and administrative fees (up to EUR 25,000 or EUR 50,000 respectively) or, if intentionally (vorsätzlich), as criminal tax evasion (sentence determined by a criminal court on a case-by-case basis).

Laws and Regulations regarding the Taxation of Dividends

Dividends distributed by German corporations are generally subject to capital gains tax (Kapitalertragsteuer), which has to be withheld by the corporation distributing the dividends for the account of the recipient. Currently, the capital gains tax rate is at 25% plus solidarity surcharge of 5.5% thereon, i.e. 26.375% in total. The capital gains tax may be reduced or refunded if the shareholder of the relevant German corporation is entitled to a reduction, e.g. under an applicable double taxation treaty or other tax reliefs. The reduction requires an exemption certificate to be applied for with the Federal Central Office of Taxation.

Laws and Regulations regarding Payroll Obligations

Under the German Income Tax Act (Einkommensteuergesetz) and the German Social Code IV (Sozialgesetzbuch IV), Germany-based employers are required to withhold wage tax (Lohnsteuer) and social security contributions (Sozialversicherungsbeiträge) for its employees from their wage payments and remit these amounts to the respective authorities (including employer social security contributions) on a monthly basis. Failing to do so may be punishable by late filing and administrative fees (up to EUR 25,000 or EUR 50,000 respectively) or, if intentionally (vorsätzlich), as criminal tax evasion (sentence determined by a criminal court on a case-by-case basis).

LAWS AND REGULATIONS OF THE U.S.

We are subject to a variety of U.S. laws, rules and regulations affecting many aspects of our business in the U.S. This section summarizes the major U.S. regulatory authorities and U.S. laws and regulations that we believe are relevant to our business and operations in the U.S.

PRINCIPAL REGULATORY AUTHORITIES

U.S. Food and Drug Administration

The United States Food and Drug Administration (the “FDA”) regulates drugs in the U.S. under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and its implementing regulations, and biologics under the FDCA and the Public Health Service Act (the “PHSA”) and its implementing regulations. The FDA is the regulatory, scientific, public health and consumer protection agency responsible for ensuring all human drugs, medical devices, and other pharmaceutical products marketed in the U.S. are safe and properly labeled, stored, transported, manufactured, packaged, and regulated. As part of its responsibility, the FDA also

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oversees and monitors the developmental process, approval process, and post-approval compliance with the relevant laws, rules and regulations of the U.S., in relation to any pharmaceutical products. If there were failure to comply with the applicable U.S. laws, rules or regulations at any stage, the FDA could take administrative actions or subject the violator to judicial sanctions, which could include, among other actions and sanctions, the FDA’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitled letters or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, restitution, disgorgement, or civil or criminal fines or penalties.

U.S. Patent and Trademark Office

The U.S. Patent and Trademark Office (the “USPTO”) is the federal agency for granting U.S. patents and registering trademarks.

U.S. Customs and Border Protection

The U.S. Customs and Border Protection (the “CBP”), under the Tariff Act of 1930, as amended, the Customs Modernization Act of 1983, and the regulations of the CBP, is the federal agency that regulates the importation of products and materials into the U.S. and that enforces the import and export-related laws, rules and regulations of the U.S. The CBP is charged with ensuring that imports or exports comply with the relevant laws, rules and regulations, and it has the authority to effect seizures, forfeitures, and rejection of entry of non-conforming goods.

U.S. International Trade Commission

The United States International Trade Commission (the “ITC”) is a federal agency that advises the legislative and executive branches of the federal government on matters of trade. It analyzes trade issues and data, both domestic and international, and provides guidance on matters such as tariffs, trade, and competition. It also investigates and makes determinations in proceedings involving imports claimed to injure a domestic industry or violate U.S. intellectual property rights. The ITC maintains the Harmonized Tariff Schedule, which identifies applicable import duties for products and materials imported into the U.S., organized by class and specific article.

PRINCIPAL REGULATORY PROVISIONS

Laws and Regulations on Company Establishment and Foreign Investment in the U.S.

The establishment, operation and management of corporate entities in the U.S. are governed by the corporate and business laws of the individual states in which an entity is established or does business. Such corporate and business laws are promulgated by the legislative branches of the individual states of the U.S. Under such corporate and business

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laws, companies can operate under a myriad of forms, including as a corporation, limited liability company, partnership, etc. These corporate and business laws also apply to foreign-invested companies created and registered in the U.S.

Laws and Regulations on Drug

In the United States, the FDA regulates drugs under the FDCA and its implementing regulations, and biologics under the FDCA and the PHSA and their implementing regulations. Both drugs and biologics also are subject to other federal, state, and local statutes and regulations, such as those related to competition. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative actions or judicial sanctions. These actions and sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitled or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal fines or penalties. Any administrative proceeding, action, or judicial enforcement action could have a material adverse effect on our business, financial condition, and results of operations as well as the market’s acceptance of our products and reputation.

Once a product candidate is identified for development, it enters preclinical testing, which includes laboratory evaluations of product chemistry, toxicity, formulation, and stability, as well as animal studies. Preclinical testing is conducted in accordance with the FDA’s Good Laboratory Practice regulations. A sponsor of an Investigational New Drug application (“IND”) must submit the results of the preclinical tests (such as animal tests), manufacturing information, analytical data, the clinical trial protocol, and any available clinical data or literature to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions and places the trial on a clinical hold within that 30-day period. The FDA may also impose clinical holds or partial clinical holds at any time during clinical trials due to safety concerns or non-compliance. Although information a sponsor submits in an IND is confidential, general clinical trial information such as the number of patients involved and the type of adverse events studied can be made public information and can be available for public review through publication on government websites such as www.clinicaltrials.gov.

All clinical trials which involve the administration of the investigational product to humans must be conducted under the supervision of one or more qualified investigators in accordance with Good Clinical Practice (“GCPs”) and human subjects protection regulations, including the requirement that all research subjects provide informed consent in writing before their participation in any clinical trial. Further, an Institutional Review Board (“IRB”), often under the auspices of a university and sometimes a private, independent organization, must review and approve the plan for any clinical trial before it commences at any institution, and

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the IRB must conduct continuing review and reapprove the study at least annually. Each new clinical protocol and any amendments to the protocol must be submitted for FDA review, and to the IRBs for approval. An IRB can suspend or terminate approval of a clinical trial at its institution if the trial is not being conducted in accordance with the IRB’s requirements or human subject research regulations or if the product has been associated with unexpected serious harm to subjects and the IRB believes patients are at risk.

Clinical trials generally are conducted in three sequential phases, known as Phase I, Phase II and Phase III, and may overlap:

•	Phase I clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the product candidate.

•	Phase II clinical trials involve studies in disease-affected patients to evaluate proof of concept and/or determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetics and pharmacodynamics information is collected, possible adverse effects and safety risks are identified and a preliminary evaluation of efficacy is conducted.

•	Phase III clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product labeling.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA before marketing approval is received. Safety reports must be submitted to the FDA and the investigators 15 calendar days after the trial sponsor determines that the information qualifies for reporting. The sponsor also must notify FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than 7 calendar days after the sponsor’s initial receipt of the information. Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information, which is publicly available at www.clinicaltrials.gov.

Concurrent with clinical trials, companies usually complete additional animal studies and must also finalize a process for manufacturing the product in commercial quantities in accordance with FDA’s current Good Manufacturing Practices (“cGMP”).

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U.S. Review and Approval Processes

Before the marketing or sale of drugs and pharmaceutical products in the U.S., such drugs or pharmaceutical products must be registered with the FDA by the submission to it of a New Drug Application (“NDA”), which will contain, among other information, the results of product development, pre-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the product and proposed labeling of the product. Unless deferred or waived, NDAs must contain data adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant populations and to support dosing and administration for each population for which the product is safe and effective. The submission of an NDA is subject to the payment of a substantial user fee and an annual prescription drug product program fee.

Within 60 days of its receipt, the FDA reviews the NDA to ensure that it is sufficiently complete for substantive review before it accepts the NDA for filing. After accepting the NDA filing, the FDA begins an in-depth substantive review to determine, among other things, whether a product is safe and effective for its intended use. The FDA also evaluates whether the product’s manufacturing is cGMP-compliant to assure the product’s identity, strength, quality, and purity. Before approving the NDA, the FDA typically will inspect whether the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA may refer the NDA to an advisory committee, a panel of experts, for review whether the application should be approved and under what conditions and may consider such recommendations when making decisions.

The FDA may refuse to approve the NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. The FDA will issue a complete response letter describing all of the specific deficiencies that the FDA identified in the NDA that must be satisfactorily addressed before it can be approved. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. The applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing.

The regulatory approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post-approval studies, including phase IV clinical trials, to further assess a product’s safety and effectiveness after NDA approval and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

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In the United States, products composed of components that would normally be regulated by different centers at the FDA are known as combination products. Typically, the FDA’s Office of Combination Products assigns a combination product to a specific Agency Center as the lead reviewer. The FDA determines which Center will lead a product’s review based upon the product’s primary mode of action. Depending on the type of combination product, its approval, clearance or licensure may usually be obtained through the submission of a single marketing application. However, the FDA sometimes will require separate marketing applications for individual constituent parts of the combination product which may require additional time, effort, and information. Even when a single marketing application is required for a combination product, the relevant Centers may participate in the review. An applicant will also need to discuss with the Agency how to apply certain premarket requirements and post-marketing regulatory requirements, including conduct of clinical trials, adverse event reporting and good manufacturing practices, to their combination product.

A drug that is the subject of a NDA, where the drug’s exclusivity period is expired, is eligible for approval as a generic drug. A generic drug product is one that is comparable to an innovator drug product in dosage form, strength, route of administration, quality, performance characteristics, and intended use. All approved products, both innovator and generic, are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (Orange Book).

Generic drug applications are termed “abbreviated” because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and effectiveness. Instead, generic applicants must scientifically demonstrate that their product performs in the same manner as the innovator drug. One way applicants demonstrate that a generic product performs in the same way as the innovator drug is to measure the time it takes the generic drug to reach the bloodstream in healthy volunteers. This demonstration of “bioequivalence” gives the rate of absorption, or bioavailability, of the generic drug, which can then be compared to that of the innovator drug. To be approved by the FDA, the generic version must deliver the same amount of active ingredients into a patient’s bloodstream in the same amount of time as the innovator drug.

The “Drug Price Competition and Patent Term Restoration Act of 1984,” also known as the Hatch-Waxman Amendments, established bioequivalence as the basis for approving generic copies of drug products. These Amendments permit the FDA to approve applications to market generic versions of brand-name drugs without repeating costly and duplicative clinical trials to establish safety and efficacy. Under the Hatch-Waxman Amendments, brand-name companies gained patent term extensions to compensate for the time the patented product was under review by the FDA and also gained certain periods of marketing exclusivity. In addition to the Abbreviated New Drug Application (“ANDA”) approval pathway, generic drug companies gained the ability to challenge patents in court prior to marketing as well as 180-day generic drug exclusivity.

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Expedited Development and Review Programs

Under FDA’s accelerated approval regulations, the FDA may approve a drug or biologic candidate for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments and demonstrates an effect on either a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”), that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the disease or condition and the availability or lack of alternative treatments. A product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of post-approval clinical trial to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, may allow the FDA to consider withdrawal of the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

Another program available for sponsors is the breakthrough therapy designation. A drug or biologic may be eligible for designation as a breakthrough therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A sponsor may request that a product be designated as a breakthrough therapy concurrently with, or at any time after, the submission of an Investigational New Drug Application (“IND”), and the FDA must determine if the candidate qualifies for such designation within 60 days of receipt of the request. If so designated, the FDA shall act to expedite the development and review of the product’s marketing application, including by meeting with the sponsor throughout the product’s development, providing timely advice to the sponsor to ensure that the development program to gather preclinical and clinical data is as efficient as practicable.

Designating Orphan Drug and Biological Products

Public Law 97-414 established the Orphan Drug Act which amended the FDCA to allow sponsors of a drug for a rare disease or condition (“orphan drug”) to request the Secretary of Health and Human Services to provide written recommendations for the non-clinical and clinical investigations which must be conducted with the drug before it may be approved as a new drug under such Act, or it may be licensed as a biological product under the PHSA. Orphan drug designation qualifies sponsors for incentives including:

•	Tax credits for qualified clinical trials

•	Exemption from user fees

•	Potential seven years of market exclusivity after approval

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Sponsors seeking orphan drug designation for a drug must submit a request for designation to the FDA. Sponsors requesting designation of the same drug for the same rare disease or condition as a previously designated product must submit their own data and information to support their designation request. Orphan drug designation is a separate process from seeking approval or licensing. Drugs for rare diseases go through the same rigorous scientific review process as any other drug for approval or licensing.

Content of Labeling

FDA has issued regulations (the electronic labeling rule) requiring the submission of the content of labeling in electronic format for marketing applications. The requirements of the electronic labeling rule are established by regulation for annual reports to marketing applications.

Promotional Materials

Applicants must submit specimens of mailing pieces and any other labeling or advertising devised for promotion of the drug product at the time of initial dissemination of the labeling and at the time of initial publication of the advertisement for a prescription drug product. Each submission (also referred to as a 2253 submission) is required to be accompanied by a completed fillable Form FDA 2253 (Transmittal of Advertisements and Promotional Labeling for Drugs and Biologics for Human Use) and is required to include a copy of the product’s current professional labeling.

Changes to An Approved ANDA

Under section 506A of the Federal Food, Drug, and Cosmetic Act (FD&C Act), certain changes in the conditions described in approved ANDAs require an approved supplemental application before the change may be made.

Combination Product Safety Reporting

ANDA products that are combination products as defined by 21 CFR 3.2(e) are subject to post-marketing safety reporting (PMSR) requirements for combination products.

Annual Facility Fees

The Generic Drug User Fee Amendments (GDUFA) requires owners of facilities producing generic drug products or active pharmaceutical ingredients (API), and certain other sites and organizations that support the manufacture or approval of these products to electronically self-identify with the FDA and update that information annually. Most facilities that self-identify are required to pay an annual facility user fee.

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Post-Marketing Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping activities, reporting of adverse experiences, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication. Post-marketing reporting requirements applicable to ANDAs require ANDA holders to notify the FDA of the marketing status of drug products approved under ANDAs, and section 506I of the FDCA imposes additional marketing status reporting requirements in certain circumstances. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

FDA regulations require that products be manufactured in specific approved facilities according to approved manufacturing processes and in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. The manufacturer is ultimately responsible for its products and the manufacturing practices of its contract manufacturers; therefore, the manufacturer must take responsibility for the failure for the contract manufacturers to manufacture according to cGMPs.

Manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including recall, any of which could have a material adverse effect on our business, financial condition and results of operations.

Once an approval is granted, the FDA may issue enforcement letters or withdraw the approval of the product if compliance with regulatory requirements and standards is not maintained or if problems occur after the drug or biologic reaches the market. Corrective action could delay drug distribution and require significant time and financial expenditures. Later

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discovery of previously unknown problems with a drug, including adverse events (“AEs”) of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the drug, suspension of the approval, complete withdrawal of the drug from the market or product recalls;

•	fines, warning letters or holds on post-approval market studies;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of drug approvals; drug or biologic seizure or detention, or refusal to permit the import or export of drugs; or

•	injunctions or the imposition of civil or criminal penalties.

Patent Term Extension and Marketing Exclusivity

If approval of the application is for the first permitted commercial marketing or use of a medical drug containing an active ingredient or of a biologic under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act, then upon approval, the patent owner of the relevant drug or biologic may apply for a patent term extension of up to five years to compensate for the portion of the patent term lost during product development and FDA review of the NDA/BLA. The patent term extension that may be granted is half of the post-patent grant product testing phase (i.e., the time between the submission of the IND and the NDA/BLA, not including the period prior to the grant of the patent) and the post-patent grant review phase (i.e., the time between the submission of the NDA/BLA and approval, not including the period prior to the grant of the patent), up to a maximum of five years. This time can be shortened if the FDA believes that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed more than 14 years from the date of FDA approval of the product. Only one patent claiming each approved product is eligible for patent term extension; only those claims covering the approved product, a method for using it, or a method for manufacturing it may be extended, and the patent holder must apply for patent term extension within 60 days of approval. The USPTO, in consultation with the FDA, reviews and approves the application for patent term extension. For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug candidate covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug candidate for which a NDA/BLA has not been submitted.

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Laws and Regulations on Product Liability

The United States’ state laws generally impose liability on all manufacturers and retailers (and parties in the supply chain) for injuries that result from unsafe, defective and dangerous products sold to consumers. Foreign manufacturers outside of the United States can be sued and held liable for product liabilities for their products sold in the United States. The term “product liability” refers to the legal liability of manufacturers and sellers to compensate buyers, users, and even bystanders for damages or injuries suffered because of defects in goods purchased. In addition, the United States laws and regulations (for example, the Consumer Product Safety Improvement Act of 2008) can impose obligations on manufacturers and retailers to remedy product defects, which can include safety recall campaigns. In the United States, there are two separate and distinct aspects that govern product liability: (i) product liability law, and (ii) product safety law.

Product Liability Law

The first body of law that governs the manufacture, distribution and sale of products is known as product liability law. There is no federal product liability law in the United States. Instead, the law of each state determines the liability of product manufacturers. While several states have passed comprehensive statutes, most state product liability law is based on common law. Although state law varies, there are many similarities among the states. Manufacturers, however, should be aware of the intricacies of the product liability law in the states in which they do business. In application, product liability law governs private litigation of product accidents. It operates ex post, meaning it is a body of law that governs after a product accident has already occurred.

Product liability law sets out the full range of legal responsibilities of manufacturers, distributors and sellers of products. Parties involved in selling or distributing a product are subject to liability for harm caused by a defect in that product. Generally speaking, any entities in the supply chain of a product can potentially be held liable. This includes manufacturers of component parts (at the top of the chain), assembling manufacturers, the wholesalers, and the retail store owners (at the bottom of the chain). There are three types of product defects, namely, design defects, manufacturing defects and warning defects. Product liability claims may be based on negligence, strict liability or breach of warranty. In a negligence claim, the defendant could be held liable for a personal injury or property damage caused by a failure to use due care. Strict liability claims, however, do not depend on the degree of carefulness by the defendant. A defendant is liable when it is shown that an injury (personal or to property) occurred as the result of a product’s defect. Breach of warranty is also a form of strict liability in the sense that a showing of fault is not required. The plaintiff need only establish the warranty was breached, regardless of how that came about.

Defenses to the product liability claims are a matter of state law as well. Defenses can vary from state to state, and generally may include: (i) contributory negligence/comparative fault, (ii) assumption of risk, and (iii) intervening/superseding cause. Under contributory negligence, a claimant is barred from recovery if his own negligence caused or contributed to

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his injury. However, most states have abandoned contributory negligence in favor of comparative fault. Under comparative fault, a claimant’s recovery is reduced if his own negligence (or fault) contributed to his injury. In some states, a claimant may also be barred from recovery if he is aware of a product defect and the accompanying dangers, but uses the product anyway (i.e. assumption of risk). The assumption of risk defense is based on what the claimant actually knew, not what a reasonable person would have known. In most states, if a claimant’s injury was caused by the intervening conduct of another and that conduct is also a superseding cause, a defendant may avoid liability (an intervening act is a superseding cause when a manufacturer could not reasonably be expected to protect against things such as: (i) criminal acts; (ii) use of a product in an unforeseeable manner; (iii) alteration of the product; (iv) negligent use; and/or (v) failure to properly maintain a product.)

Product Safety Law

The second body of law is commonly referred to as product safety law. Product safety law operates ex ante, meaning that it seeks to prevent product-caused accidents and diseases before they occur. Enacted in 1972 by the United States Congress, the Consumer Product Safety Act (“CPSA”) is federal law with respect to product safety of consumer products sold in the United States. CPSA established the United States Consumer Product Safety Commission (“CPSC”), which is a permanent independent agency of the United States federal government, and defines CPSC’s basic authority and authorizes CPSC to develop standards and bans pertaining to consumer products. CPSC had promulgated a series of regulations under the CPSA. A major amendment to the CPSA is the Consumer Product Safety Improvement Act (“CPSIA”), effective in 2008 and provides the CPSC with significant new regulatory and enforcement tools. Products manufactured in the United States that fail to comply with CPSIA’s requirements are subject to confiscation, and manufactures and/or distributors in the United States are subject to civil penalties and fines, as well as possible criminal prosecution. CPSC jurisdiction does not extend beyond the territorial limits of the United States.

CPSA contains several reporting requirements for manufacturers and sellers of consumer products sold in the U.S. Section 15 of the CPSA requires a manufacturer or a seller to inform the CPSC immediately in the event it obtains information that any of its products (i) fails to comply with certain consumer product safety rules, (ii) contains certain defect or (iii) creates an unreasonable risk of serious injury or death. The CPSC may require the manufacturer or the seller to cease distribution of the product, and notify each person to whom the manufacturer or the seller knows such product was sold of such non-compliance, defects or risk. In certain circumstances, the CPSC may require the manufacturer or the seller to bring the product into conformity with the applicable product safety rules, repair the defect in the product, replace the product with an equivalent product that complies with the applicable product safety rules, effect a product recall and/or refund the purchase price of the product.

Under the CPSIA, a general conformity certification is required for any consumer product imported into the United States that is subject to a consumer product safety rule issued under CPSA, or a similar rule, standard, regulation, or ban issued by the CPSA or under any statute issued by the CPSC. The requirement applies to all manufacturers of goods. Those parties must

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test certain products and certify that their products comply with all applicable consumer product safety rules and similar rules, bans, standards, and regulations under any law administered by the CPSC. The CPSIA specifies that certification must be based on a test of each product or a reasonable testing program. The certificate must accompany the product or shipment of products, and a copy must be furnished to each distributor or retailer. If requested by the commission, a copy must be furnished to the CPSC.

Laws and Regulations on Trade

Importation

Importation of goods into the customs territory of the United States is governed principally by the Tariff Act of 1930, as amended, the Customs Modernization Act of 1983, and the regulations of U.S. Customs and Border Protection (“CBP”).

Under these laws and regulations, U.S. importers have primary legal responsibility for initially valuing, classifying, and determining the rate of duty applicable to imported merchandise. The importer is required to exercise reasonable care in entering merchandise into the United States. This includes when providing to CBP information and documentation necessary for it to assess duties on imported merchandise, collect accurate import statistics, and determine whether an import complies with applicable laws. Civil penalties may be assessed against any person who uses false or misleading statements to enter goods into the United States. In determining the applicable penalty for such a wrongdoing, CBP first determines the applicable degree of culpability of the offending party.

In addition to regulating the process of importation into the United States, CBP is charged with enforcing the import and export-related regulations of approximately 40 other U.S. federal agencies. Each such agency promulgates regulations governing importation of the products under their jurisdiction. CBP is charged with ensuring that imports (and exports) comply with those regulations and is authorized, in many cases, to effect seizures, forfeitures, and rejection of entry of non-conforming goods.

Import Tariffs

Raw materials and work-in-progress imported from us in China are generally subject to the United States import duties. China is subject to the general rates applicable to most countries with which the United States does not have a free-trade agreement in place. The rates of duty are set forth in the Harmonized Tariff Schedule of the United States (“HTS”) which identifies applicable duties for the universe of imported goods and materials, organized by class and specific article.

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Sections 201 through 204 of the Trade Act of 1974 provide the authority and procedures for the United States to take various actions to facilitate a domestic industry’s adjustment to import competition. Under such Sections, if the International Trade Commission determines that an article is being imported in such increased quantities as to threaten domestic producers of similar products, the United States may, among other things, increase or impose a duty, or a tariff-rate quota.

Laws and Regulations on Export Control

Federal laws and regulations control, regulate, and restrict the exporting of critical materials, items, and services to foreign nationals and foreign countries for purposes of national security, foreign policy, anti-terrorism, or non-proliferation. The Export Administration Regulations (the “EAR”) and the International Traffic in Arms Regulations (the “ITAR”) constitute the major constituents of U.S. export control. The primary federal entities involved in the implementation and enforcement of U.S. export control are the Treasury Department’s Office of Foreign Assets Control (the “OFAC”), the Department of Commerce (Bureau of Industry and Security), and the State Department. Export-related laws and regulations may encompass the exporting of patient or medical data and information to foreign nations or foreign individuals, whether overseas or in the U.S. In deciding the extent to which an export is controlled, the federal government and the aforementioned federal entities under the executive branch primarily examine the destination to which an export is made, the specific material, item, or service being exported, the end user of the export, and the end use of the export. Depending on the material, item, or service being exported and the applicability of OFAC, EAR, and ITAR, an export may be unlawful, or a license may be required for export. Penalties for the violations of the export control laws and regulations of the U.S. include significant fines, imprisonment, or both.

On February 28, 2024, President Biden issued an executive order (the “EO”) establishing the framework for upcoming regulations that will introduce new restrictions on transactions involving U.S. persons’ sensitive personal data and countries of concern, including China, or related parties, for purposes of national security and protecting U.S. persons’ sensitive data and privacy. The EO and the upcoming regulations will impact the use and export of genomic data, biometric data, personal health care data, geolocation data, personal financial data, and other personally identifiable information. Given enforcement authority under the EO, the Department of Justice expects companies to develop and put in place compliance procedures to ensure compliance with the EO and the relevant upcoming regulations. The inadequacy of compliance procedures or violations of the EO or the upcoming regulations could lead to enforcement actions resulting in civil or criminal penalties. Companies wishing to export data encompassed under the EO and the relevant upcoming regulations may need to apply for a license with the Department of Justice, which will have considerable discretion in making such determinations. Companies will also be able to request advisory opinions from the Department of Justice as to whether encompassed data can be exported or will require a license.

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Laws and Regulations on Intellectual Property

The U.S. provides trademark protection at both federal and state levels. Federal law is the principal source of trademark protection in the U.S., although state laws also provide common law protection. The Trademark Act of 1946, which is commonly known as the Lanham Act, is the main federal trademark statute. There are two ways to acquire ownership of a trademark: (i) being the first to actually use the mark in commerce, and (ii) being the first to register the mark with the U.S. Patent and Trademark Office (“USPTO”). The USPTO is the federal agency for granting U.S. patents and registering trademarks. It examines trademark applications and grants registrations when applicants are entitled to them. Most applications are based on the current use of the mark in commerce or the intent to use the mark in commerce in the future. For an application filed under the use-in-commerce basis, the applicant must be using the mark in the sale or transport of goods or the rendering of services in interstate commerce. If an applicant has not used the mark yet but plans to do so in the future, it may file the application based on a bona fide intent to use the mark in commerce.

Federal law has exclusive domain over patents and patent disputes. A patent is a government grant providing the patent owner with the right to exclude others from using a claimed invention or practicing a claimed method. A patent is obtained by filing an application with the USPTO claiming a useful, novel invention. The application must comply with various requirements set forth in the Patent Act (codified at 35 U.S.C. § 1 et seq) and regulations established by the USPTO.

Laws and Regulations on Labor and Employment

The employment of individuals in the United States is governed by federal laws, state laws and local laws. The following highlights important areas of regulatory activity to illustrate the legal issues involved but does not explain every single law, interpretation or application because in many cases, the issues will be highly fact-specific. Labor and employment laws can generally be categorized as (i) equal employment opportunity, (ii) wage and hour obligations, and (iii) workplace safety. Typically, national laws set the minimum legal standard for employee rights, and state and local laws enhance those rights. Most employees in the United States are hired “at-will,” meaning that their employment can be terminated at any time, with or without notice or cause. However, individual employment agreements between an employee and employer may vary this status, and even an at-will employee may not be terminated for an illegal reason (such as discrimination or harassment, as described below), nor may an employee be terminated or otherwise retaliated against for engaging in protected activity under the law. All employees must provide verification of their eligibility to work in the United States.

Regarding equal employment opportunity, employers in the United States are prohibited from discriminating against individuals based on age, physical or mental disability, race, color, national origin, religion, sex or gender, sexual orientation, veteran status, marital status, citizenship, political activity or affiliation, ancestry, medical condition, taking or requesting statutorily protected leave, or any other basis protected by law. These protections apply to individuals who are applying for jobs as well as to actual employees. In addition, employees

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are required to maintain workplaces that are free of any of the forgoing harassment or discrimination by taking reasonable steps of prevention. Individuals who have suffered discrimination or harassment may be awarded compensatory damages consisting of back pay (money the individual would have earned but for the discriminatory conduct), front pay (additional money the individual is paid to reflect diminished future earnings), pain and suffering, emotional distress and their attorneys’ fees and costs. In addition, courts may award punitive damages when the illegal conduct is deemed to have been willful.

For wage and hour obligations, all employers are required to pay employees a minimum wage for hours worked and to pay employees premium pay for overtime hours unless the employee fits within an exemption. The exemptions are narrowly construed and generally apply to executives, managers and professionals, as well as certain computer and sales personnel. The failure to comply with these laws or technical requirements can result in awards of damages and penalties to be paid to employees and to the state, if applicable. Prevailing employees are eligible to recover their attorneys’ fees and costs, as well as the actual underpaid wages and penalties.

In respect of workplace safety, the Federal Occupational Safety and Health Act (“OSHA”) sets minimum standards for workplace safety in the United States. As a general proposition, both the U.S. federal and state OSHA laws require employers to furnish employees with a place of employment that is safe and healthful. Factors employees should take into consideration when evaluating the worksite include, but are not limited to, (i) environmental hazards such as chemicals or exposure to other toxic substances; (ii) the safe use of machinery; (iii) risk of repetitive stress injuries; (iv) outside risks such as the risk of crime activity; and (v) access to first responders such as ambulance, fire, and police. An employer’s failure to comply with OSHA laws can result in awards of fines and damages.

Laws and Regulations on Taxation

The U.S. federal government levies a variety of taxes on U.S. businesses, non-U.S. businesses trading in the United States, and business owners and their employees. Depending on the business structure, such taxes include corporate franchise tax, income tax, capital gains tax on long-term sales, income tax on dividends and interest, income tax on partnership profits and employee payroll taxes.

In addition to the federal government, the 50 states, local counties and city governments tax and regulate business activities within their respective jurisdictions. For example, business activities within a state may be subject to the state’s business and personal income tax, payroll tax, sales tax, franchise and other taxes. In addition, some local governments, such as counties and cities, may impose their own similar taxes. If a business has sales or employees in more than one location, state and local taxes generally will be pro-rated depending on the percentage of income, number of employees and other factors associated with each location.

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Laws and Regulations on Competition and Antitrust

The U.S. antitrust laws are developed in response to unfair business practices and anti-competitive conduct by companies, corporate monopolies, and trusts. At the heart of U.S. antitrust laws is the Sherman Antitrust Act (“Sherman Act”), which prohibits agreements that unreasonably restrain trade and the unilateral abuse of monopoly power. Conducts such as price-fixing, bid-rigging, limitation of output, allocation of territories or customers, and exclusionary conduct to achieve monopoly, are prohibited under the Sherman Act. Violation of the Sherman Act and other anti-trust laws and regulations would lead to criminal and/or civil sanctions.

The U.S. antitrust laws apply to businesses and individuals alike. Certain laws and regulations also have an extraterritorial reach. Pursuant to the Foreign Trade Antitrust Improvement Act of 1982, the Sherman Act would apply to conduct that occurs outside of the U.S. if such conduct (i) has a direct, substantial and reasonably foreseeable effect on U.S. commerce, including U.S. import or export commerce; and (ii) gives rise to a claim under the Sherman Act.

U.S.-Based Data Privacy Regulations

U.S. law provides a patchwork of data privacy protections. These laws generally regulate the collection, use, disclosure, and storage of data subjects’ personal information, obligate regulated entities to implement safeguards and adhere to compliance requirements, and grant data subjects certain rights with respect to their data. There is no comprehensive federal privacy law in the U.S., as such, federal data privacy requirements are pursuant to sectoral privacy laws. States have different laws providing privacy protections including consumer privacy laws, which apply to personal information, and consumer health data laws. Pharmaceutical companies are also subject to federal and state laws pertaining to marketing communications and laws prohibiting unfair or deceptive business acts or practices. This fragmented legal landscape necessitates a case-by-case, jurisdiction-specific analysis, creating multiple layers of legal and regulatory risk, complicating compliance efforts for organizations.

Marketing Communications

Marketing communications by pharmaceutical companies must comply with the Telephone Consumer Protection Act (“TCPA”) and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”), including by: obtaining consumer consent prior to initiating communications, providing clear opt-out mechanisms for future communications, identifying the communication as an advertisement, and implementing measures to protect sensitive consumer information.

The TCPA generally prohibits calls, faxes, and texts to residential and wireless lines using an automatic telephone dialing systems or artificial or prerecorded voice recordings without the recipient’s prior express consent and allows consumers to opt-out of receiving such communications, subject to exceptions (e.g., calls or texts for emergency purposes, such as to

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issue natural disaster or public safety warnings). The Federal Communications Commission (“FCC”) is the primary enforcement authority of the TCPA. The FCC may impose civil forfeiture penalties and criminal fines via administrative action against parties that violate the TCPA. TCPA enforcement may also be initiated by state attorneys general or other state officials or agencies, who may seek injunctive relief and actual monetary loss or damages of $500 per violation. Courts may award treble damages if it finds willful or knowing violations. The TCPA also provides a private right of action, permitting private litigants to seek injunctive relief, monetary damages (including treble damages), or both. Most states have their own telemarketing laws, which the TCPA does not preempt if the state law has more restrictive requirements. Therefore, Pharmaceutical companies that conduct marketing communications via telephone, fax, or text communications must factor the requirements of the TCPA and state laws into their marketing communications compliance strategy.

CAN-SPAM prohibits the transmission of unsolicited commercial emails, such as email messages that advertise or promote a commercial product or service, including website content, to individual consumers and business email accounts. CAN-SPAM does not apply to transactional email messages, such as emails to complete or confirm a previously agreed upon commercial transaction or emails providing product safety information for a product purchased by the email recipient. At a high level, CAN-SPAM prohibits the transmission of email messages containing false or misleading information or deceptive subject headings, and requires senders of commercial emails to, among other things, provide clear notice of the recipient’s right to opt-out of future messages and a functional opt-out mechanism. The Federal Trade Commission (“FTC”) is the primary enforcement authority for CAN-SPAM, and the FTC may seek civil money penalties and injunctive relief pursuant to its Section 5 of the FTC Act authority (discussed more in the next section) to enforce against CAN-SPAM violations. CAN-SPAM enforcement may also be initiated by state attorneys general or other state officials or agencies, who may seek injunctive relief, the greater of damages for actual loss or statutory damages (up to $250 per violation, maximum of $2 million statutory damages award), and reasonable attorney’s fees and costs. Courts may award treble damages if it finds willful or knowing violations. Unlike TCPA, CAN-SPAM does not grant a private right of action and preempts all state and local laws that directly regulate commercial email, except that it expressly does not preempt state laws to the extent they deal with fraud or deception or computer crime.

Unfair or Deceptive Business Acts or Practices

Section 5 of the FTC Act prohibits companies from engaging in unfair or deceptive acts or practices (“UDAP”) in or affecting commerce, including invading consumers’ privacy, misrepresenting data practices (e.g., health data practices), or failing to safeguard personal information. The FTC enforces the FTC Act, and may seek injunctive relief and civil penalties. The FTC may also seek equitable remedies like restitution and disgorgement (i.e., the deletion of data and other outcomes, like AI models, derived from unfair or deceptive conduct) through administrative proceedings. The FTC Act does not grant a private right of action, meaning that private individuals or entities may not file a lawsuit against a party that engaged in UDAP pursuant to the Section 5.

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Most states, including New Jersey, also have UDAP laws, and state enforcement authorities have carried out privacy enforcement activities under these laws, even in the absence of a state consumer privacy law. Remedies available under state UDAP laws vary, but generally include restitution, attorneys’ fees, and civil penalties. State courts have broad discretion to interpret their state’s UDAP law, which could impact the calculation of the civil penalty amount. Unlike the FTC Act, many state UDAP laws grant a private right of action (e.g., New Jersey), giving consumers and others impacted by violations constituting UDAP an avenue for directly seeking redress.

Federal Data Privacy Protections

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) is a federal law that establishes privacy and security protections for individuals’ protected health information (“PHI”) maintained in electronic health records and other formats. HIPAA applies to covered entities (e.g., health care providers, health plans) and business associates (e.g., collection agencies, billing or coding companies, IT consultants and other vendors creating or maintaining PHI on behalf of covered entities) (together, “HIPAA-regulated entities”). Non-compliance with HIPAA requirements may result in civil and criminal penalties. The primary HIPAA enforcement authority is the U.S. Department of Health and Human Services, Office for Civil Rights (“OCR”), however, if a non-compliance report implicates a potential (or actual) criminal violation of HIPAA, OCR may refer the matter to the U.S. Department of Justice for investigation. State attorneys general also have authority to bring civil actions against HIPAA-regulated entities for non-compliance with HIPAA requirements and obtain damages and injunctions on behalf of state residents. HIPAA does not preempt stricter state laws protecting the privacy of individuals’ health data if such laws are not inconsistent with federal mandates.

In general, pharmaceutical companies are only indirectly impacted by HIPAA, such as in their interactions with HIPAA-regulated entities (e.g., providers, pharmacies, and payors) and individuals who have rights under HIPAA (e.g., patients). Some opt to benchmark their data privacy compliance programs against HIPAA to align with data practices with which their stakeholders have grown accustomed. However, pharmaceutical companies conducting clinical trials and undertaking research and development activities requiring the use of PHI may be required to comply with certain HIPAA requirements, including executing a valid written HIPAA authorization for a provider’s disclosure of PHI to the company. Whenever possible, it is recommended for pharmaceutical companies to conduct clinical trials and research and development activities using data that has been de-identified according to the HIPAA de-identification standards set forth at 45 C.F.R. § 164.514(b) because such data is no longer considered to be PHI, and is therefore no longer subject to HIPAA. Doing so will mitigate the company’s compliance risks. Pharmaceutical companies engaged only in pharmaceutical importing, marketing, and distribution activities do not generally deal with data that is PHI because their activities primarily implicate only business-to-business data from direct interactions with their healthcare provider customers.

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State Data Privacy Protections

State data privacy protections form a patchwork of laws, including state-specific corollaries to HIPAA, consumer privacy laws, and consumer health data (CHD) laws, necessitating a state-by-state analysis. The relatively recent enactment of many of these laws — particularly state consumer privacy and CHD regulations — adds to the complexity, as their interpretation and application are still evolving. This ongoing uncertainty further complicates compliance efforts for organizations.

As noted, HIPAA does not preempt stricter state laws protecting the privacy of individually identifiable health information. For example, California’s Confidentiality of Medical Information Act (“CMIA”) governs the privacy and security of medical information and applies to, among others, pharmaceutical companies. Under CMIA, a pharmaceutical company is defined as “a company or business, or an agent or representative thereof, that manufactures, sells, or distributes pharmaceuticals, medications, or prescription drugs,” excluding pharmacy benefits managers. The CMIA requires regulated entities to implement procedures safeguard the confidentiality of medical information, including security systems, and protocols for employees handling medical information and other measures to protect medical information from unauthorized use and disclosures. It prohibits the use or disclosure of medical information for any purpose not necessary to provide health care services to a patient — such as marketing — unless expressly authorized by the patient or permitted or required by law. The California Attorney General, district attorney, county counsel, or city attorney may bring civil enforcement actions for violations of CMIA. The State Public Health Officer may recommend cases for civil action to state enforcement authorities. Unlike HIPAA, CMIA grants a private right of action, enabling individuals whose medical information has been used or disclosed in a manner that violates CMIA and that sustained economic loss or personal injury to recover compensatory damages, punitive damages (not exceeding $3,000), attorney’s fees (not exceeding $1,000), and the costs of litigation. Individuals may also bring civil suits for negligent disclosure of their medical information. Penalties for negligent disclosure include actual damages or nominal damages of up to $1,000, with no requirement to prove actual damages. Administrative penalties of up to $2,500 per violation may also apply to negligent disclosures. Violations of the CMIA that result in an economic loss or personal injury are criminally punishable as misdemeanors.

As of January 2025, twenty (20) states have passed consumer privacy laws: California, Colorado, Connecticut, Delaware, Florida, Indiana, Iowa, Kentucky, Maryland, Minnesota, Montana, Nebraska, New Hampshire, New Jersey, Oregon, Rhode Island, Tennessee, Texas, Utah, and Virginia. This number is expected to grow as several more states consider enacting consumer privacy bills. The scope, applicability, requirements, and risks under each of the state consumer privacy laws vary per jurisdiction, and the interpretation of these laws is still evolving. These laws apply to the personal information of consumers, but the definitions of personal information and consumer, or similar terms, varies per state. For example, under the California Consumer Privacy Act, as amended by the California Privacy Rights Act, (“CCPA”), the term “consumer” includes California residents acting in the individual or household context; who are employees, job applicants or independent contractors; or acting in the

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business-to-business (“B-to-B”) context. In contrast, under the New Jersey Data Privacy Act (“NJDPA”), a consumer is a New Jersey resident acting only in an individual or household context and does not include an individual acting in a commercial or employment context. As such, unlike the CCPA, NJDPA does not apply to human resources or B-to-B data. Key categories for data and organizations may be excluded or exempted from the requirements of state consumer privacy laws, but the level and scope of exclusion or exemption varies per jurisdiction. For example, the CCPA offers data-level exemptions and exclusions for PHI collected by HIPAA regulated entities, medical information governed by the CMIA, and information that is collected, used, or disclosed in research, including clinical trials, conducted in accordance with the HIPAA Privacy Rule, the Federal Policy for the Protection of Human Subjects (the “Common Rule”), good clinical practice guidelines issued by the International Council for Harmonisation, or human subject protection requirements of the FDA. Similarly, the NJDPA offers data-level exemptions and exclusions for PHI collected by HIPAA regulated entities, and personal information collected, processed, or disclosed as part of research conducted in accordance with the Common Rule and the FDA Policy for the Protection of Human Subjects. The CCPA also offers organization-level exemptions and exclusions, such that the CCPA does not apply to HIPAA covered entities and providers of health care under CMIA, but only to the extent such organizations are maintaining PHI according to HIPAA or medical information according to CMIA. In contrast, NJDPA does not offer organization-level exemptions or exclusions for organizations subject to HIPAA or HIPAA state law corollaries. The state consumer privacy laws do not offer consumers a private right of action, except that the CCPA offers a private right of action for certain data breaches. Taking the above together, whether a state consumer privacy law applies to the data processed and maintained by pharmaceutical companies requires a state-by-state analysis. We likely will need to comply with CCPA requirements as to B-to-B data from California customers, which is not PHI or derived from clinical trials. However, compliance with the NJDPA or other state consumer privacy laws is not likely required at this time because, unlike the CCPA, these laws generally apply only to the personal information of individual consumers and not to B-to-B or human resources data.

A smaller contingent of states adopted CHD laws, which are laws that generally apply to personal information that is linked or reasonably linkable to an individual and that identifies the individual’s past, present, or future physical or mental health status. These laws are drafted broadly to reach data and businesses outside the scope of HIPAA. As with state consumer privacy laws, the interpretation of CHD laws is still evolving. The current landscape of CHD laws is a patchwork of CHD-specific state laws (i.e., Washington and Nevada), state consumer privacy laws that designate CHD and other health data as a subset of sensitive personal data (e.g., Connecticut), and laws not specifically drafted to address privacy but amended to include CHD-related restrictions (i.e., New York). In general, these laws require additional disclosures and consumer consent and authorization for data collection, sharing, and sales; grant consumers rights to CHD similar to consumer rights available under state consumer privacy laws; impose security and processor obligations; prohibit geofencing around health care service facilities; and more. Like state consumer privacy laws, CHD laws are enforceable by the state’s attorney general, and some (i.e., Washington) grant a private right of action. Analysis of the applicability of and risks under CHD laws also require a case-by-case and state-specific analysis.

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OVERVIEW

We are a comprehensive pharmaceutical company driven by independent R&D, rooted in China and facing the world, having full capabilities integrating R&D, production and sales, and focusing on the three key areas of infection, chronic diseases and oncology.

Our company was founded on December 29, 2003, as a sino-foreign joint venture in Dongguan, Guangdong, the PRC, marking our entry into the pharmaceutical industry. In 2005, we established a research institute and focused on developing our own R&D platform. From 2006 to 2010, we initiated our independent work on small molecule new drug development. Progressing into 2011 to 2015, we achieved significant milestones in globalization by securing approval for our Azithromycin tablets in Europe. Advancing to 2016 to 2020, our Class I innovative drug, Dongweien (emitasvir phosphate), received marketing approval from the NMPA. On an international scale, we launched overseas clinical trials for insulin glargine and obtained clinical trial approval from the U.S. FDA for our innovative drug, Yinfenidone.

In November 2021, we acquired 51.41% of the total share capital of HEC CJ Pharm from Guangdong HEC Technology (the “Acquisition”). Guangdong HEC Technology is a joint stock company established in the PRC whose shares are listed on Shanghai Stock Exchange (stock code: 600673) and is a subsidiary of Shenzhen HEC Industrial, which is in turn ultimately owned by Mr. Zhang and Ms. Guo. Guangdong HEC Technology’s main business focuses on electronic components, high-end aluminum foil, new chemical materials and energy materials. For Guangdong HEC Technology, divesting HEC CJ Pharm allowed it to concentrate its efforts and resources on its core industries. Before the Acquisition, our Company had long been empowering HEC CJ Pharm, enriching its product range. However, the non-competition commitments made by Shenzhen HEC Industrial, Mr. Zhang and Ms. Guo to HEC CJ Pharm affected our Company’s business stability and asset independence. This, in turn, impacted our Company’s subsequent R&D investments and progress, which also hindered HEC CJ Pharm’s ability to secure further commercialization rights for domestic pharmaceutical products. Therefore, the Acquisition is beneficial for both our Company and HEC CJ Pharm as it facilitated the expansion of business cooperation and allowed for a more focused approach towards our respective strategic goals.

The Acquisition marked a significant milestone in the business expansion of our Company, enabling us to strengthen our market presence, enhance product offerings, and optimize our financial structure. In particular, HEC CJ Pharm owned a robust domestic sales network, while our Company had already established a foothold in international markets at the time of the Acquisition. By acquiring the majority shares in the HEC CJ Pharm, we were able to integrate domestic and international sales channels, leveraging HEC CJ Pharm’s extensive domestic network to accelerate the promotion of our innovative drug pipeline. Before the Acquisition, HEC CJ Pharm had well-established commercialization capabilities in anti-infective drugs and chronic disease treatments, while our Company specialized in the R&D of innovative drugs and biosimilars. The Acquisition allowed us to integrate these complementary strengths, enriching our product pipeline and creating a more comprehensive portfolio. The

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Acquisition also introduced new profit growth drivers and provided a more stable cash flow to support our operations and future investments by optimizing our asset-liability structure, further improving our profitability and financial resilience.

At the time of our establishment, our equity interest was held as to 41% by Shenzhen HEC Industrial and 10% by HEC CJ Pharm, and the remaining aggregate 49% equity interest was held by three Independent Third Parties. Each of Shenzhen HEC Industrial and HEC CJ Pharm was jointly controlled by the founders of our Company, namely Ms. Guo and Mr. Zhang Zhongneng (張中能), the father of Mr. Zhang, through a number of shareholding platforms. Accordingly, Ms. Guo and Mr. Zhang Zhongneng were the ultimate controllers of our Company when we were established.

Since establishment, our Company had undergone several rounds of capital increases and equity transfers for expansion of our business and adjustments of our shareholding structure. On May 29, 2020, Yichang HEC Research was the largest direct shareholder of our Company, which held 65% of our equity interest. Yichang HEC Research was wholly-owned by Dongguan HEC Research, which was in turn controlled by Mr. Zhang Zhongneng and Ms. Guo through Shenzhen HEC Industrial and other shareholding platforms. In November 2020, Mr. Zhang (by way of inheritance) and Ms. Guo became the ultimate controllers of our Company.

From July 2020 to March 2023, our Company has undergone a series of capital increases and equity transfers for further adjustments of our shareholding structure and introduction of external investments. See “Development of Our Company” in this section for further details. On June 19, 2023, in preparation for the Listing, all of our then Shareholders entered into a promoters’ agreement, pursuant to which our Company was converted into a joint stock limited company on June 21, 2023.

OUR BUSINESS DEVELOPMENT MILESTONES

The following is a summary of our key business development milestones:

Time	Milestones

2003	Our Company was established in Dongguan, Guangdong Province and started to engage in pharmaceutical business.

2005	Our Company established a research institute and began to build an R&D team as well as an independent R&D platform.

2006	Our Group's main product, oseltamivir phosphate, received patent authorization from Roche.

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Time	Milestones

2012	Our Company’s first product in Europe, Azithromycin tablets, was approved, which was listed in Germany under our own brand in the same year.

2015	Our Company was approved by the Ministry of Science and Technology of the PRC to establish a state key laboratory for the R&D of new anti-infective drugs.

2017	Our Company’s first innovative drug, Yinfenidone, received clinical trial approval from the U.S. FDA and received FDA's orphan drug designation in the same year.

2020	We started to introduce Pre-Listing Investors.

Our first Class I innovative drug developed in-house, Dongweien (emitasvir phosphate), was approved for listing by the NMPA through the priority review and approval process.

2021	Our Company's insulin analog insulin glargine injection was approved for marketing by the NMPA.

2022	According to Frost & Sullivan, our Company's Fingolimod capsules became the first generic drug in China to successfully challenge the patent of a U.S. overseas drug.

2023	We submitted a listing application to the NMPA in respect of our major products, Netanasvir Phosphate Capsules and Encofosbuvir Tablets, which are Category 1 new drugs, and the application was accepted.

Our Company was converted into a joint stock limited company.

2024	We submitted a listing application to the NMPA in respect of our major product, Olorigliflozin Capsules, a Category 1 new drug, and the application was accepted.

We obtained clinical trial approval for HEC169584, which is our first new small molecule drug candidate discovered through AIDD.

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Time	Milestones

We entered into an exclusive license and commercialization agreement with Apollo Therapeutics Group Limited in respect of our product candidate HEC88473.

Through a licensing agreement, we have granted Shenyang Sunshine Pharmaceutical Co., Ltd.* (瀋陽三生製藥有限責任公司) exclusive commercialization rights of Clifutinib Besylate in respect of specific indications in China.

DEVELOPMENT OF OUR COMPANY

Establishment of our Company

Our Company was established as a sino-foreign joint venture in Dongguan, Guangdong Province on December 29, 2003 with an initial registered capital of US$20,000,000. At the time of establishment, our equity interest was held as to 41% by Shenzhen HEC Industrial, as to 38% by North & South Brother (HK), as to 10% by Guenther Kinast (“Guenther”), as to 10% by HEC CJ Pharm, and as to 1% by Ni Chi Sung (倪齊嵩). Of which, Shenzhen HEC Industrial and HEC CJ Pharm were then ultimately and jointly controlled by Mr. Zhang Zhongneng and Ms. Guo, and North & South Brother (HK) was ultimately wholly owned by Mo Kit (毛傑). Each of North & South Brother (HK), Mo Kit, Guenther and Ni Chi Sung is an Independent Third Party.

Major changes in shareholding and corporate form of our Company

Since our establishment until May 2020, our Company had undergone a capital increase and a series of equity transfers, among which certain major transfers are set out below:

•	On December 1, 2009, for internal restructuring purpose, Shenzhen HEC Industrial and HEC CJ Pharm entered into an equity transfer agreement, pursuant to which Shenzhen HEC Industrial agreed to transfer 41% equity interest in our Company held by it to HEC CJ Pharm at a consideration of US$13.12 million. The consideration was determined after arm’s length negotiations between the parties with reference to the registered capital of our Company subscribed by Shenzhen HEC Industrial. Registration with the local commerce department was completed on December 29, 2009, and HEC CJ Pharm held 51% equity interest in our Company upon completion of the aforesaid transfer;

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•	On February 28, 2010, HEC CJ Pharm entered into equity transfer agreements with Ni Chi Sung, Guenther and North & South Brother (HK), pursuant to which Ni Chi Sung, Guenther and North & South Brother (HK) agreed to transfer 1%, 10% and 13% equity interest in our Company held by them to HEC CJ Pharm at a consideration of US$29,900, US$299,900 and US$1, respectively. The above considerations were determined after arm’s length negotiations between the parties with reference to the paid-up capital of their respective equity interests in our Company. Registration with the local commerce department was completed on December 28, 2010. Upon the completion of the equity transfers in December 2010, Ni Chi Sung and Guenther ceased to be shareholders of our Company, and HEC CJ Pharm held 75% equity interest in our Company;

•	On June 28, 2011, for internal restructuring purpose, HEC CJ Pharm entered into an equity transfer agreement with Yichang HEC Medicine, a non-wholly owned subsidiary of Shenzhen HEC Industrial, in relation to transfer of 75% equity interest in our Company from HEC CJ Pharm to Yichang HEC Medicine at a consideration of US$24 million. The relevant 75% equity interest in our Company was later transferred from Yichang HEC Medicine to Yichang HEC Research at a consideration of RMB168,461,310.01 on December 18, 2014. The above considerations were determined after arm’s length negotiations between the parties with reference to the paid-up capital of the transferred equity interest in our Company at the respective time of transfers. Registrations with the local commerce department were completed on August 30, 2011 and December 30, 2014, respectively; and

•	On May 20, 2020, for internal restructuring purpose, Yichang HEC Research entered into an equity transfer agreement with Shenzhen HEC Industrial in relation to transfer of 10% equity interest in our Company from Yichang HEC Research to Shenzhen HEC Industrial at a consideration of RMB23,897,479. The consideration was determined after arm’s length negotiations between the parties with reference to the paid-up capital of the transferred equity interest in our Company. Registration with the local commerce department was completed on May 29, 2020.

Upon the completion of the equity transfer in May 2020, our Company had a registered capital of US$32,000,000, with its equity interest held as to 65%, 25% and 10% by Yichang HEC Research, North & South Brother Pharma and Shenzhen HEC Industrial, respectively. North & South Brother Pharma was ultimately wholly owned by Mo Kit and was an Independent Third Party.

Since July 2020, our Company has undergone a series of equity financing for introduction of new shareholders and Pre-Listing Investors to our Group, so as to obtain funds for the development of our Company and continuous optimization of our governance structure.

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Capital increases between July to September 2020 (introduction of Shenzhen Dicheng, Xingsheng Dongyan and Xingsheng Guangchuang as our Pre-Listing Investors)

On June 23, 2020, CIIT Asset Management Co., Ltd.* (興業國信資產管理有限公司) (“CIIT”) and Shenzhen Dicheng Investment Center (L.P.)* (深圳市帝成投資中心(有限合夥)) (“Shenzhen Dicheng”) entered into a capital increase agreement (the “2020 Capital Increase Agreement”) with, among others, our Company and Shenzhen HEC Industrial, pursuant to which the parties agreed that CIIT would subscribe for the increased registered capital of US$688,400 of our Company at a consideration of RMB500.00 million, Shenzhen Dicheng would subscribe for the increased registered capital of US$132,400 of our Company at a consideration of RMB96.00 million, and Shenzhen HEC Industrial would subscribe for the increased registered capital of US$274,700 of our Company at a consideration of RMB200.00 million. The considerations for these capital increases were determined after arm’s length negotiation between the parties with reference to the pre-investment valuation of our Company. As of June 24, 2020, our Company had received the total amount for these capital increases. For further details on the investment made by Shenzhen Dicheng as our Pre-Listing Investor, please see “Pre-Listing Investment” in this section. Our Company completed the registration with the local commerce department for the aforementioned capital increase on July 17, 2020.

On September 6, 2020, as agreed under the 2020 Capital Increase Agreement, CIIT designated Jiaxing Xingsheng Dongyan Investment Partnership (L.P.)* (嘉興興晟東研投資合夥企業(有限合夥)) (“Xingsheng Dongyan”) and Jiaxing Xingsheng Guangchuang Investment Partnership (L.P.)* (嘉興興晟廣創投資合夥企業(有限合夥)) (“Xingsheng Guangchuang”), the entities affiliated with CIIT, as the transferees for the transfer of 1.83% and 0.25% equity interest in our Company at a consideration of RMB440 million and RMB60 million, respectively, and they shall assume rights and obligations of CIIT under the 2020 Capital Increase Agreement. For further details of the investments made by Xingsheng Dongyan and Xingsheng Guangchuang as our Pre-Listing Investors, please see “Pre-Listing Investment” in this section. Registration with the local commerce department was completed on September 22, 2020. The table below sets out the shareholding structure of our Company immediately following the completion of the abovementioned equity transfers:

Name of Shareholders	Registered capital held in our company	Approximate percentage of shareholding in our Company
	(USD'000)	(%)

Yichang HEC Research	20,800.00	62.85
North & South Brother Pharma	8,000.00	24.17
Shenzhen HEC Industrial	3,474.70	10.50
Xingsheng Dongyan	605.80	1.83
Shenzhen Dicheng	132.40	0.40
Xingsheng Guangchuang	82.60	0.25
Total	33,095.50	100

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Equity transfers between November to December 2020

In October 2020, Yidu Junjiafang and Yidu Shuaixinwei were established respectively as platforms of the share incentive scheme at the shareholder level of our Company, with Mr. Zhang as their general partner. On November 5, 2020, Yichang HEC Research transferred its 2% equity interest in our Company to Yidu Junjiafang at a consideration of RMB4.4243 million, and transferred its 8% equity interest in our Company to Yidu Shuaixinwei at a consideration of RMB17.6974 million, for the implementation of the employee incentive scheme at the shareholder level of our Company. Each of these equity transfers was transaction between shareholding platforms controlled by the beneficial controllers at a consideration that was determined after arm’s length negotiation between the parties. Our Company has completed the registration with the local commerce department for such equity transfers on November 11, 2020.

On December 22, 2020, North & South Brother Pharma transferred its 10% equity interests in our Company to its wholly-owned subsidiary, Yidu Anjierui Pharmaceutical Technology Co., Ltd.* (宜都安捷瑞醫藥科技有限公司) (“Yidu Anjierui”), for a consideration of RMB1,600 million. Yidu Anjierui was ultimately beneficially owned by Mo Kit and was an Independent Third Party. The consideration for this equity transfer was determined after arm’s length negotiations between the parties with reference to the valuation of total shareholders’ equity of our Company as of June 30, 2020 conducted by the independent valuer. Our Company has completed the registration with the local commerce department for such equity transfer on December 25, 2020.

The table below sets out the shareholding structure of our Company following the abovementioned equity transfers:

Name of Shareholders	Registered capital held in our Company	Approximate percentage of shareholding in our Company
	(RMB'000)(note)	(%)

Yichang HEC Research	130,383.972	52.85
North & South Brother Pharma	34,965.239	14.17
Shenzhen HEC Industrial	25,902.358	10.50
Yidu Anjierui	24,671.237	10.00
Yidu Shuaixinwei	19,736.692	8.00
Yidu Junjiafang	4,934.173	2.00
Xingsheng Dongyan	4,515.972	1.83
Shenzhen Dicheng	986.984	0.40
Xingsheng Guangchuang	615.747	0.25
Total	246,712.374	100

Note:

On December 22, 2020, our Company convened a general meeting and approved a resolution to change the registered capital currency of our Company from US dollars to RMB, based on the foreign exchange rate of the actual paid-up capital at each period.

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Equity transfers and capital increases between January to March 2021 (introduction of Dongyang Guangsheng, Advanced Manufacturing, Xinquanxin, Qinzhi Kanghong, Gongqingcheng Jianyi, Mige Investment, Jiaxing Ximian and Cuiheng New Era as our Pre-Listing Investors)

Introduction of Dongyang Guangsheng and Advanced Manufacturing as our Pre-Listing Investors

On December 25, 2020, Yidu Anjierui entered into an equity transfer agreement with Dongyang Guangsheng Entreprise Management Partnership (L.P.)* (東陽光盛企業管理合夥企業(有限合夥)) (“Dongyang Guangsheng”), pursuant to which the parties agreed that Yidu Anjierui shall transfer 2.32% equity interests in our Company held by it to Dongyang Guangsheng at a consideration of RMB370.80 million. On the same day, Shenzhen HEC Industrial entered into an equity transfer agreement with Guangdong Advanced Manufacturing Industry Investment Fund Partnership (L.P.)* (廣東先進製造產業投資基金合夥企業(有限合夥)) (“Advanced Manufacturing”), Xingsheng Dongyan, Xingsheng Guangchuang and Shenzhen Dicheng, pursuant to which the parties agreed that Shenzhen HEC Industrial shall transfer 2.25% equity interests in our Company held by it to Dongyang Guangsheng at a consideration of RMB360.00 million, and transfer 0.70%, 0.10% and 0.15% equity interest in our Company held by it to Xingsheng Dongyan, Xingsheng Guangchuang and Shenzhen Dicheng1, respectively, at a consideration of RMB1. For further details on the investment made by Dongyang Guangsheng and Advanced Manufacturing as our Pre-Listing Investors, please see “Pre-Listing Investment” in this section.

On the same day, at the general meeting of our Company, a resolution was passed to increase the registered capital of our Company to RMB252,722,287, where Dongyang Guangsheng subscribed for increased registered capital of RMB3,049,365 at a consideration of RMB247.2 million and Advanced Manufacturing subscribed for increased registered capital of RMB2,960,548 at a consideration of RMB240.0 million. As of February 2, 2021, our Company has fully received the payment of aforesaid capital increases. The considerations for the transfers of equity interest in our Company to Dongyang Guangsheng and Advanced Manufacturing and the capital increases to our Company made by them were determined among the parties after arm's length negotiation with reference to the valuation of the entire shareholders’ interest of our Company as of June 30, 2020 made by the independent valuer. Our Company completed the registration with the local commerce department for such equity transfers and capital increases on January 12, 2021.

1.	According to the 2020 Capital Increase Agreement, the investors had anti-dilution right before our Company conducted a qualified listing or was acquired by a listed company. Xingsheng Dongyan and Xingsheng Guangchuang assumed such rights under the equity interest transfer agreement they entered into with CIIT on September 6, 2020. Based on the aforementioned agreements and as a result of the increased capital subscribed by Dongyang Guangsheng and Advanced Manufacturing in December 2020, Shenzhen HEC Industrial transferred its 0.70%, 0.10% and 0.15% equity interests in our Company to Xingsheng Dongyan, Xingsheng Guangchuang and Shenzhen Dicheng, respectively, at a nominal price.

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Introduction of Xinquanxin, Qinzhi Kanghong, Gongqingcheng Jianyi, Mige Investment, Jiaxing Ximian and Cuiheng New Era as our Pre-Listing Investors

On January 27, 2021, Yidu Anjierui entered into an equity transfer agreement with Guangzhou Xinquanxin Investment Partnership (L.P.)* (廣州新泉信投資合夥企業(有限合夥)) (“Xinquanxin”), Shenzhen Qinzhi Kanghong Venture Capital Partnership (L.P.)* (深圳勤智康宏創業投資合夥企業(有限合夥)) (“Qinzhi Kanghong”), Gongqingcheng Jianyi Investment Partnership (L.P.)* (共青城漸益投資合夥企業(有限合夥)) (“Gongqingcheng Jianyi”), Wuhan Mige Investment Management Partnership (L.P.)* (武漢米格投資管理合夥企業(有限合夥)) (“Mige Investment”), Jiaxing Ximian Equity Investment Partnership (L.P.)* (嘉興西緬股權投資合夥企業(有限合夥)) (“Jiaxing Ximian”) and Zhuhai Hengqin Cuiheng New Era Industrial Investment Fund (L.P.)* (珠海橫琴翠亨新時代產業投資基金(有限合夥)) (“Cuiheng New Era”), pursuant to which Yidu Anjierui shall transfer 0.01%, 0.35%, 0.95%, 0.33%, 0.11% and 0.20% equity interests in our Company held by it to Xinquanxin, Qinzhi Kanghong, Gongqingcheng Jianyi, Mige Investment, Jiaxing Ximian and Cuiheng New Era, at a consideration of RMB1.62 million, RMB57.00 million, RMB156.00 million, RMB53.40 million, RMB18.00 million and RMB33.00 million, respectively. For further details on the investments made by Xinquanxin, Qinzhi Kanghong, Gongqingcheng Jianyi, Mige Investment, Jiaxing Ximian and Cuiheng New Era as our Pre-Listing Investors, please see “Pre-Listing Investment” in this section.

On January 27, 2021, at the general meeting of our Company, a resolution was passed to increase the registered capital of our Company to RMB255,345,826, where Xinquanxin subscribed for increased registered capital of RMB13,322 at a consideration of RMB1.08 million; Qinzhi Kanghong subscribed for increased registered capital of RMB468,754 at a consideration of RMB38.00 million; Gongqingcheng Jianyi subscribed for increased registered capital of RMB1,282,904 at a consideration of RMB104.00 million; Mige Investment subscribed for increased registered capital of RMB439,148 at a consideration of RMB35.60 million; Jiaxing Ximian subscribed for increased registered capital of RMB148,027 at a consideration of RMB12.00 million; and Cuiheng New Era subscribed for increased registered capital of RMB271,384 at a consideration of RMB22.0 million. As of February 14, 2022, our Company has fully received the payment of aforesaid capital increases. The considerations for the transfers of equity interest in our Company to Xinquanxin, Qinzhi Kanghong, Gongqingcheng Jianyi, Mige Investment, Jiaxing Ximian and Cuiheng New Era and the capital increases to our Company made by them were determined among the parties after arm's length negotiation with reference to the valuation of the entire shareholders’ interest of our Company as of June 30, 2020 made by the independent valuer. Our Company has completed the registration with the local commerce department for such equity transfers and capital increases on January 29, 2021.

Transfers of equity interests in our Company to Yidu Yingwenfang and Yidu Fangwenwen

On March 15, 2021, Yichang HEC Research entered into an equity transfer agreement with Yidu Yingwenfang, an employee incentive platform of our Group, pursuant to which Yichang HEC Research shall transfer 2.90% equity interests in our Company held by it to Yidu

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Yingwenfang at a consideration of RMB7,401,371. On the same day, North & South Brother Pharma entered into equity transfer agreements with Yidu Fangwenwen, Yidu Anjierui and Dongyang Anjierui Pharmaceutical Technology Co., Ltd.* (東陽市安捷瑞醫藥科技有限公司) (“Dongyang Anjierui”), pursuant to which North & South Brother Pharma shall transfer 2.90%, 0.94% and 9.85% equity interests in our Company held by it to Yidu Fangwenwen, Yidu Anjierui and Dongyang Anjierui, at a consideration of RMB7,401,371, RMB156,019,988 and RMB1,631,575,334, respectively. Yidu Fangwenwen is an employee incentive platform of our Group, and Dongyang Anjierui is a wholly-owned subsidiary of Yidu Anjierui. Our Company completed the registration with the local commerce department for such equity transfers on March 22, 2021.

The equity transfers between Yichang HEC Research and Yidu Yingwenfang, and between North & South Brother Pharma and Yidu Fangwenwen, were made at considerations based on the registered capital of our Company after the arm’s length negotiations among the parties. The considerations of equity transfers made by North & South Brother Pharma with Yidu Anjierui and Dongyang Anjierui were determined after arm’s length negotiations among the parties with reference to the valuation of total shareholders’ equity of our Company as of June 30, 2020 made by the independent valuer.

After the completion of the aforementioned share transfers and capital increases, the shareholding structure of our Company is as shown in the following table:

Name of Shareholders	Registered capital held in our Company	Approximate percentage of shareholding in our Company
	(RMB'000)	(%)

Yichang HEC Research	122,982.601	48.17
Dongyang Anjierui	25,158.114	9.85
Yidu Shuaixinwei	19,736.692	7.73
Shenzhen HEC Industrial	18,015.199	7.06
Yidu Anjierui	16,440.295	6.44
Yidu Yingwenfang	7,401.371	2.90
Yidu Fangwenwen	7,401.371	2.90
Yidu Junjiafang	4,934.173	1.93
Pre-Listing Investors(Note)	33,276.010	13.02
Total	255,345.826	100

Note:

Following the completion of share transfers and capital increases in March 2021, there were 11 Pre-Listing Investors in aggregate, their names and the approximately percentage of shareholding in our Company were: Dongyang Guangsheng (3.43%), Advanced Manufacturing (3.33%), Xingsheng Dongyan (2.44%), Gongqingcheng Jianyi (1.44%), Shenzhen Dicheng (0.53%), Qinzhi Kanghong (0.53%), Mige Investment (0.49%), Xingsheng Guangchuang (0.33%), Cuiheng New Era (0.31%), Jiaxing Ximian (0.17%) and Xinquanxin (0.02%).

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Equity transfers and capital increases between May to December 2021 (introduction of Cinda Asset, Orient Asset and 27 other investors as our Pre-Listing Investors)

Introduction of Cinda Asset and Orient Asset as our Pre-Listing Investors

On May 14, 2021, Shenzhen HEC Industrial entered into an equity transfer agreement with China Cinda Asset Management Co., Ltd.* (中國信達資產管理股份有限公司) (“Cinda Asset”), pursuant to which Shenzhen HEC Industrial shall transfer 2.59% equity interests in our Company held by it to Cinda Asset at a consideration of RMB428.2 million.

On the same day, at the general meeting of our Company, a resolution was passed to increase the registered capital of our Company to RMB261,498,833, where China Orient Asset Management Co., Ltd.* (中國東方資產管理股份有限公司) (“Orient Asset”) subscribed for increased registered capital of RMB6,153,007 at a consideration of RMB498.8 million. For further details on the investments made by Cinda Asset and Orient Asset, please see “Pre-Listing Investment” in this section. As of April 16, 2021, our Company has fully received the payment of aforesaid capital increases. The considerations for the transfer of equity interest in our Company to Cinda Asset and the capital increase to our Company made by Orient Asset were determined among the parties following arm's length negotiations with reference to the valuation of the entire shareholders’ interest of our Company as of June 30, 2020 made by the independent valuer. Our Company completed the registration with the local commerce department for such equity transfer and capital increase on May 18, 2021.

Unlike the other Pre-Listing Investors in the same year which participated in both equity transfer and capital increase, Cinda Asset invested in our Company solely through equity transfer, and Orient Asset invested in our Company solely through subscription for our increased registered capital. In the case of equity transfer, it typically involves more intricate negotiations between the parties involved in the transfer, potentially leading to a discounted valuation; while when it came to capital increase, our Company had more discretion in determining the consideration, and Orient Asset exhibited greater confidence in our Company’s future prospect, influencing the cost per Share.

Introduction of 22 Pre-Listing Investors

On July 15, 2021, Shenzhen HEC Industrial, Yidu Anjierui and Dongyang Anjierui entered into equity transfer agreements with each of the other 22 Pre-Listing Investors. Pursuant to such agreements, these 22 Pre-Listing Investors agreed to subscribe for 1.93%, 3.95% and 4.13% equity interests in our Company held by Shenzhen HEC Industrial, Yidu Anjierui and Dongyang Anjierui, at a total consideration of approximately RMB328.80 million, RMB670.32 million and RMB700.62 million, respectively. On the same day, the general meeting of our Company resolved to approve the increase in the registered capital of our Company to RMB275,477,062 and the subscription of increased registered capital of RMB13,978,229 by these 22 Pre-Listing Investors at a total consideration of approximately RMB1,133,160,000. For details of the background of these 22 Pre-Listing Investors and the related Pre-Listing Investments, please see “Pre-Listing Investment” in this section. As of June

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2, 2021, our Company has received the total amount of such capital increases. The considerations for the transfers of equity interests in our Company to these 22 Pre-Listing Investors and the capital increases to our Company made by them were determined among the parties following arm's length negotiations with reference to the valuation of the entire shareholders’ interest of our Company as of June 30, 2020 made by the independent valuer. Our Company completed the registration with the local commerce department for such equity transfers and capital increases on July 20, 2021.

Introduction of Yidu Guotong, Qianhai Xizheng and CICC SAIC as our Pre-Listing Investors

On July 26, 2021, Yidu Anjierui entered into an equity transfer agreement with Yidu Guotong Investment Development Co., Ltd.* (宜都市國通投資開發有限責任公司) (“Yidu Guotong”), pursuant to which Yidu Anjierui shall transfer 0.33% equity interests in our Company held by it to Yidu Guotong at a consideration of RMB60.00 million; Dongyang Anjierui entered into equity transfer agreements with each of Shaoguan Qianhai Xizheng Industry Development Fund Enterprise (L.P.)* (韶關前海熙正產業發展基金企業(有限合夥) (“Qianhai Xizheng”) and Suzhou CICC SAIC Emerging Industry Equity Investment Fund Partnership (L.P.)* (蘇州中金上汽新興產業股權投資基金合夥企業(有限合夥)) (“CICC SAIC”), pursuant to which Dongyang Anjierui shall transfer 0.33% and 0.50% equity interests in our Company held by it to Qianhai Xizheng and CICC SAIC at a consideration of RMB60.00 million and RMB90.00 million, respectively; Yichang HEC Research entered into an equity transfer agreement with HEC CJ Pharm, pursuant to which Yichang HEC Research shall transfer 10% equity interests in our Company held by it to HEC CJ Pharm at a consideration of RMB12. For further details of investments made by Yidu Guotong, Qianhai Xizheng and CICC SAIC as our Pre-Listing Investors, please see “Pre-Listing Investment” in this section.

On the same day, the general meeting of our Company resolved to approve the increase in the registered capital of our Company to RMB277,204,049 and the subscription of increased registered capital of RMB493,425 by Yidu Guotong at a consideration of RMB40.00 million, the subscription of increased registered capital of RMB493,425 by Qianhai Xizheng at a consideration of RMB40.00 million and the subscription of increased registered capital of RMB740,137 by CICC SAIC at a consideration of RMB60.00 million. As of July 5, 2021, our Company has received the total amount of such capital increases. The considerations for the transfers of equity interests in our Company to Yidu Guotong, Qianhai Xizheng and CICC SAIC and the capital increases to our Company made by them were determined among the parties following arm's length negotiations with reference to the valuation of the entire shareholders’ interest of our Company as of June 30, 2020 made by the independent valuer. Our Company completed the registration with the local commerce department for such equity transfers and capital increases on August 9, 2021.

2.	In 2021, Shenzhen HEC Industrial entered into an equity grant agreement with HEC CJ Pharm, under which the parties agreed that, to further protect the interests of HEC CJ Pharm, Guangdong HEC Technology and their minority shareholders, Shenzhen HEC Industrial shall transfer 10% equity interest in our Company to HEC CJ Pharm on its own or through a third party designated by it. Pursuant to such agreement, Shenzhen HEC Industrial had designated Yichang HEC Research to transfer the relevant equity interest to HEC CJ Pharm at a nominal price.

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Introduction of Zhuhai Kangpu and CCB Investment as our Pre-Listing Investors

On December 10, 2021, Dongyang Anjierui entered into equity transfer agreements with each of Zhuhai Kangpu Equity Investment Partnership (L.P.)* (珠海康普股權投資合夥企業(有限合夥)) (“Zhuhai Kangpu”) and Shenzhen HEC Industrial, pursuant to which Dongyang Anjierui shall transfer 0.64% and 3.70% equity interests in our Company held by it to Zhuhai Kangpu and Shenzhen HEC Industrial at a consideration of RMB114.60 million and RMB666,355,486, respectively; Shenzhen HEC Industrial entered into an equity transfer agreement with CCB Financial Asset Investment Co., Ltd.* (建信金融資產投資有限公司) (“CCB Investment”), pursuant to which Shenzhen HEC Industrial shall transfer 1.00% equity interest in our Company held by it to CCB Investment at a consideration of RMB180 million; Yidu Anjierui entered into an equity transfer agreement with Shenzhen HEC Industrial, pursuant to which Yidu Anjierui shall transfer 1.87% equity interests in our Company held by it to Shenzhen HEC Industrial at a consideration of RMB335.88 million. For details of investments made by Zhuhai Kangpu and CCB Investment as our Pre-Listing Investors, please see “Pre-Listing Investment” in this section. On the same day, the general meeting of our Company resolved to approve the increase in the registered capital of our Company to RMB279,626,765 and the subscription of increased registered capital of RMB942,441 by Zhuhai Kangpu at a consideration of RMB76.40 million and increased registered capital of RMB1,480,275 by CCB Investment at a consideration of RMB120.00 million, respectively. As of February 15, 2022, our Company has received the total amount of such capital increases. The aforementioned considerations for the transfers of equity interest and the capital increases were determined among the parties following arm's length negotiations with reference to the valuation of the entire shareholders’ interest of our Company as of June 30, 2020 made by the independent valuer. Our Company completed the registration with the local commerce department for such equity transfers and capital increases on December 13, 2021.

The following table sets forth the shareholding structure of our Company upon the completion of these equity transfers and capital increases:

Name of Shareholders	Registered capital held in our Company	Approximate percentage of shareholding in our Company
	(RMB'000)	(%)

Yichang HEC Research	95,262.196	34.09
HEC CJ Pharm	27,720.405	9.91
Yidu Shuaixinwei	19,736.692	7.06
Shenzhen HEC Industrial	19,021.098	6.80
Yidu Yingwenfang	7,401.371	2.65
Yidu Fangwenwen	7,401.371	2.65
Yidu Junjiafang	4,934.173	1.76
Pre-Listing Investors(Note)	98,149.500	35.08
Total	279,626.765	100

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Note:

There were 40 Pre-Listing Investors in total upon the completion of the equity transfers and capital increases in December 2021, with their names and approximate percentages of shareholding in our Company listed as follows: Dongyang Guangsheng (3.14%), Advanced Manufacturing (3.04%), Cinda Asset (2.36%), Xingsheng Dongyan (2.23%), Orient Asset (2.20%), Jiaxing Jiayu (2.03%), CCB Investment (1.52%), Yuan Zhimin (1.52%), Dongguan Science City (1.52%), Zhuhai Kangyang (1.52%), Gongqingcheng Jianyi (1.32%), Huzhou Rongrui (1.15%), Zhuhai Kangpu (0.97%), Wenzhou Zhenrui (0.85%), CICC SAIC (0.76%), Xinshi Xinxing (0.75%), Yidu Guotong (0.51%), Qianhai Xizheng (0.51%), Guanzhiguang (0.51%), Dongguan Kejin (0.51%), Dongguan Biotechnology (0.51%), Daxie Hansheng (0.51%), Shunyin Industry Financing (0.51%), Shenzhen Dicheng (0.49%), Qinzhi Kanghong (0.48%), Mige Investment (0.45%), Yuanshi No. 1 (0.35%), Xingsheng Guangchuang (0.30%), Wolun Jingfu (0.30%), Cuiheng New Era (0.28%), Wenzheng Changxing (0.27%), Xingxiang Jiecheng (0.25%), Changsheng Yingkang (0.25%), Yinyuan Power (0.25%), Guiyang Development Fund (0.25%), Jiehui Chuanglong (0.23%), Jiaxing Aomin (0.21%), Jiaxing Ximian (0.15%), Junyuan Tongchuang (0.10%) and Xinquanxin (0.01%),

Equity transfer in March 2022

On March 14, 2022, Yichang HEC Research entered into an equity transfer agreement with Shenzhen HEC Industrial, pursuant to which Yichang HEC Research shall transfer 0.77% equity interest in our Company held by it to Shenzhen HEC Industrial at a consideration of RMB2.160334 million; Shenzhen HEC Industrial entered into an equity transfer agreement with Guangdong HEC Technology, pursuant to which Shenzhen HEC Industrial shall transfer 7.58% equity interest in our Company held by it to Guangdong HEC Technology (2.48% of which shall be transferred at a consideration of RMB13, representing registered capital of RMB6,930,101 and 5.10% of which shall be transferred at a consideration of RMB910,171,779).

For the aforesaid equity transfers, Yichang HEC Research transferred the 0.77% equity interest to Shenzhen HEC Industrial at a consideration equaling to the amount of the registered capital, and each of the parties to the equity transfer was a shareholding platform held by the beneficial controllers, while the consideration for the transfer of additional 5.10% equity interest by Shenzhen HEC Industrial to Guangdong HEC Technology was determined among the parties following arm's length negotiation with reference to the valuation of entire shareholders’ interest of our Company as of July 31, 2021 made by the independent valuer. Our Company completed the registration with the local commerce department for such equity transfers on March 30, 2022. The following table sets forth the shareholding structure of our Company upon the completion of these equity transfers:

3.	To protect the interests of Guangdong HEC Technology and its minority shareholders, Shenzhen HEC Industrial as the controlling shareholder of Guangdong HEC Technology undertook in 2021 that upon the completion of the relevant transactions involving the transfer of 51.41% equity interest in HEC CJ Pharm held by Guangdong HEC Technology to our Company, Shenzhen HEC Industrial shall transfer registered capital of RMB6,930,101 in our Company to Guangdong HEC Technology at nil consideration on its own or through a designated third party. Pursuant to the undertaking, Shenzhen HEC Industrial transferred the 2.48% equity interest in our Company held by its to Guangdong HEC Technology at a nominal price. For details of the transaction in relation to the acquisition of 51.41% equity interest in HEC CJ Pharm by our Group, please see “Acquisitions and Disposals during the Track Record Period” in this section.

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Name of Shareholders	Registered capital held in our Company	Approximate percentage of shareholding in our Company
	(RMB'000)	(%)

Yichang HEC Research	93,101.862	33.31
HEC CJ Pharm	27,720.405	9.91
Guangdong HEC Technology	21,181.432	7.58
Yidu Shuaixinwei	19,736.692	7.06
Yidu Yingwenfang	7,401.371	2.65
Yidu Fangwenwen	7,401.371	2.65
Yidu Junjiafang	4,934.173	1.76
Pre-Listing Investors(Note)	98,149.500	35.08
Total	279,626.765	100

Note:

There were 40 Pre-Listing Investors in total upon the completion of the equity transfers and capital increases in March 2022, with their names and approximate percentages of shareholding in our Company listed as follows: Dongyang Guangsheng (3.14%), Advanced Manufacturing (3.04%), Cinda Asset (2.36%), Xingsheng Dongyan (2.23%), Orient Asset (2.20%), Jiaxing Jiayu (2.03%), CCB Investment (1.52%), Yuan Zhimin (1.52%), Dongguan Science City (1.52%), Zhuhai Kangyang (1.52%), Gongqingcheng Jianyi (1.32%), Huzhou Rongrui (1.15%), Zhuhai Kangpu (0.97%), Wenzhou Zhenrui (0.85%), CICC SAIC (0.76%), Xinshi Xinxing (0.75%), Yidu Guotong (0.51%), Qianhai Xizheng (0.51%), Guanzhiguang (0.51%), Dongguan Kejin (0.51%), Dongguan Biotechnology (0.51%), Daxie Hansheng (0.51%), Shunyin Industry Financing (0.51%), Shenzhen Dicheng (0.49%), Qinzhi Kanghong (0.48%), Mige Investment (0.45%), Yuanshi No. 1 (0.35%), Xingsheng Guangchuang (0.30%), Wolun Jingfu (0.30%), Cuiheng New Era (0.28%), Wenzheng Changxing (0.27%), Xingxiang Jiecheng (0.25%), Changsheng Yingkang (0.25%), Yinyuan Power (0.25%), Guiyang Development Fund (0.25%), Jiehui Chuanglong (0.23%), Jiaxing Aomin (0.21%), Jiaxing Ximian (0.15%), Junyuan Tongchuang (0.10%) and Xinquanxin (0.01%).

Equity transfer in June 2022

On April 13, 2022, Guangdong HEC Technology entered into an equity transfer agreement with Yichang HEC Research, pursuant to which Guangdong HEC Technology shall transfer 6.5505% equity interest in HEC CJ Pharm held by it to Yichang HEC Research at a consideration of RMB776,721,316. The parties agreed that the consideration payable by Yichang HEC Research to Guangdong HEC Technology shall be settled by Yichang HEC Research’s transferring registered capital of RMB11,698,588 in our Company held by it at a consideration of RMB776,721,316. Pursuant to such agreement, Yichang HEC Research has transferred 4.18% equity interest in our Company to Guangdong HEC Technology. The consideration for the transfer of equity interest was determined among the parties following arm's length negotiation with reference to the valuation of the entire shareholders’ interest of our Company as of October 31, 2021 made by the independent valuer. Our Company completed

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the registration with the local commerce department for such equity transfer on June 16, 2022. The following table sets forth the shareholding structure of our Company upon the completion of the equity transfer:

Name of Shareholders	Registered capital held in our Company	Approximate percentage of shareholding in our Company
	(RMB'000)	(%)

Yichang HEC Research	81,403.274	29.13
Guangdong HEC Technology	32,880.020	11.76
HEC CJ Pharm	27,720.405	9.91
Yidu Shuaixinwei	19,736.692	7.06
Yidu Yingwenfang	7,401.371	2.65
Yidu Fangwenwen	7,401.371	2.65
Yidu Junjiafang	4,934.173	1.76
Pre-Listing Investors(Note)	98,149.500	35.08
Total	279,626.765	100

Note:

There were 40 Pre-Listing Investors in total upon the completion of the equity transfer in June 2022, with their names and approximate percentages of shareholding in our Company listed as follows: Dongyang Guangsheng (3.14%), Advanced Manufacturing (3.04%), Cinda Asset (2.36%), Xingsheng Dongyan (2.23%), Orient Asset (2.20%), Jiaxing Jiayu (2.03%), CCB Investment (1.52%), Yuan Zhimin (1.52%), Dongguan Science City (1.52%), Zhuhai Kangyang (1.52%), Gongqingcheng Jianyi (1.32%), Huzhou Rongrui (1.15%), Zhuhai Kangpu (0.97%), Wenzhou Zhenrui (0.85%), CICC SAIC (0.76%), Xinshi Xinxing (0.75%), Yidu Guotong (0.51%), Qianhai Xizheng (0.51%), Guanzhiguang (0.51%), Dongguan Kejin (0.51%), Dongguan Biotechnology (0.51%), Daxie Hansheng (0.51%), Shunyin Industry Financing (0.51%), Shenzhen Dicheng (0.49%), Qinzhi Kanghong (0.48%), Mige Investment (0.45%), Yuanshi No. 1 (0.35%), Xingsheng Guangchuang (0.30%), Wolun Jingfu (0.30%), Cuiheng New Era (0.28%), Wenzheng Changxing (0.27%), Xingxiang Jiecheng (0.25%), Changsheng Yingkang (0.25%), Yinyuan Power (0.25%), Guiyang Development Fund (0.25%), Jiehui Chuanglong (0.23%), Jiaxing Aomin (0.21%), Jiaxing Ximian (0.15%), Junyuan Tongchuang (0.10%) and Xinquanxin (0.01%).

Capital increases and equity transfer in March 2023 (introduction of Hangzhou Zhonghe as our Pre-Listing Investor)

On December 23, 2022, Hangzhou Zhonghe Guoxin No. 1 Equity Investment Fund Partnership (L.P.)* (杭州中合國信壹號股權投資基金合夥企業(有限合夥)) (“Hangzhou Zhonghe”) entered into a capital increase agreement with Yichang HEC Research, Shenzhen HEC Industrial, Ms. Guo, Mr. Zhang and our Company, pursuant to which the registered capital of our Company shall be increased to RMB279,986,799 and the increased registered capital of RMB360,034 shall be subscribed by Hangzhou Zhonghe at a consideration of RMB30.00 million. As of March 28, 2023, our Company has received the total amount of the capital increase. The consideration for such capital increase to the Company made by Hangzhou Zhonghe was determined among the parties following arm's length negotiation with reference to the valuation of the entire shareholders’ interest of our Company as of October 31, 2022 made by the independent valuer. Our Company completed the registration with the local commerce department for such capital increase on March 22, 2023. For further details of the investment made by Hangzhou Zhonghe as our Pre-Listing Investor, please see “Pre-Listing Investment” in this section.

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Capital increase and equity transfer in March 2023

On March 28, 2023, HEC CJ Pharm, a subsidiary of our Company, entered into an equity transfer agreement with Shenzhen HEC Industrial, pursuant to which HEC CJ Pharm shall transfer 9.90% equity interest in our Company held by it to Shenzhen HEC Industrial at a consideration of RMB2,312,319,650 to resolve the issue of cross-shareholding.

On March 28, 2023, the registered capital of our Company increased to RMB290,176,716 and the increased registered capital was subscribed by Shenzhen HEC Industrial at a consideration of RMB850.00 million. Our Company completed the registration with the local commerce department for the equity transfer and the capital increase on March 28, 2023.

As of June 29, 2023, our Company has received the total amount of such capital increase. The aforementioned consideration for each of the transfer of equity interest and the capital increase was determined among the parties following arm's length negotiation with reference to the valuation of the entire shareholders’ interest of our Company as of October 31, 2022 made by the independent valuer. The following table sets forth the shareholding structure of our Company upon the completion of the equity transfer and the capital increase:

Name of Shareholder	Registered capital held in our Company	Approximate percentage of shareholding in our Company
	(RMB'000)	(%)

Yichang HEC Research	81,403.274	28.05
Shenzhen HEC Industrial	37,910.322	13.06
Guangdong HEC Technology	32,880.020	11.33
Yidu Shuaixinwei	19,736.692	6.80
Yidu Yingwenfang	7,401.371	2.55
Yidu Fangwenwen	7,401.371	2.55
Yidu Junjiafang	4,934.173	1.70
Pre-Listing Investors(Note)	98,509.500	33.96
Total	290,176.716	100

Note:

There were 41 Pre-Listing Investors in total upon the completion of the capital increase in March 2023, with their names and approximate percentages of shareholding in our Company as follows: Dongyang Guangsheng (3.02%), Advanced Manufacturing (2.93%), Cinda Asset (2.28%), Xingsheng Dongyan (2.15%), Orient Asset (2.12%), Jiaxing Jiayu (1.96%), CCB Investment (1.47%), Yuan Zhimin (1.47%), Dongguan Science City (1.47%), Zhuhai Kangyang (1.47%), Gongqingcheng Jianyi (1.27%), Huzhou Rongrui (1.11%), Zhuhai Kangpu (0.93%), Wenzhou Zhenrui (0.82%), CICC SAIC (0.73%), Xinshi Xinxing (0.72%), Yidu Guotong (0.49%), Qianhai Xizheng (0.49%), Guanzhiguang (0.49%), Dongguan Kejin (0.49%), Dongguan Biotechnology (0.49%), Daxie Hansheng (0.49%), Shunyin Industry Financing (0.49%), Shenzhen Dicheng (0.47%), Qinzhi Kanghong (0.46%), Mige Investment (0.44%), Yuanshi No. 1 (0.34%), Xingsheng Guangchuang (0.29%), Wolun Jingfu (0.29%), Cuiheng New Era (0.27%), Wenzheng Changxing (0.26%), Xingxiang Jiecheng (0.24%), Changsheng Yingkang (0.24%), Yinyuan Power (0.24%), Guiyang Development Fund (0.24%), Jiehui Chuanglong (0.22%), Jiaxing Aomin (0.20%), Jiaxing Ximian (0.15%), Hangzhou Zhonghe (0.12%), Junyuan Tongchuang (0.10%) and Xinquanxin (0.01%).

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Conversion into joint stock limited company

On June 19, 2023, all of the then Shareholders entered into a promoter’s agreement, pursuant to which it was agreed that our Company shall be converted from a limited liability company to a joint stock limited company. Upon the completion of the conversion, our Company had a registered capital of RMB450 million divided into 450,000,000 Shares with a par value of RMB1.00 each, which shall be subscribed by all Shareholders in proportion to their shareholdings in our Company before the conversion. The conversion was completed on June 21, 2023, with the shareholding structure of our Company immediately upon the completion of the conversion as follows:

Name of Shareholders	Number of Shares	Percentage of shareholding
	('000)	(%)

Yichang HEC Research	126,238.500	28.05
Shenzhen HEC Industrial	58,790.537	13.06
Guangdong HEC Technology	50,989.649	11.33
Yidu Shuaixinwei	30,607.250	6.80
Yidu Yingwenfang	11,477.892	2.55
Yidu Fangwenwen	11,477.892	2.55
Yidu Junjiafang	7,651.813	1.70
Pre-Listing Investors(Note)	152,766.500	33.96
Total	450,000.000	100

Note:

There were 41 Pre-Listing Investors in total, with their names and approximate percentages of shareholding in our Company listed as follows: Dongyang Guangsheng (3.02%), Advanced Manufacturing (2.93%), Cinda Asset (2.28%), Xingsheng Dongyan (2.15%), Orient Asset (2.12%), Jiaxing Jiayu (1.96%), CCB Investment (1.47%), Yuan Zhimin (1.47%), Dongguan Science City (1.47%), Zhuhai Kangyang (1.47%), Gongqingcheng Jianyi (1.27%), Huzhou Rongrui (1.11%), Zhuhai Kangpu (0.93%), Wenzhou Zhenrui (0.82%), CICC SAIC (0.73%), Xinshi Xinxing (0.72%), Yidu Guotong (0.49%), Qianhai Xizheng (0.49%), Guanzhiguang (0.49%), Dongguan Kejin (0.49%), Dongguan Biotechnology (0.49%), Daxie Hansheng (0.49%), Shunyin Industry Financing (0.49%), Shenzhen Dicheng (0.47%), Qinzhi Kanghong (0.46%), Mige Investment (0.44%), Yuanshi No. 1 (0.34%), Xingsheng Guangchuang (0.29%), Wolun Jingfu (0.29%), Cuiheng New Era (0.27%), Wenzheng Changxing (0.26%), Xingxiang Jiecheng (0.24%), Changsheng Yingkang (0.24%), Yinyuan Power (0.24%), Guiyang Development Fund (0.24%), Jiehui Chuanglong (0.22%), Jiaxing Aomin (0.20%), Jiaxing Ximian (0.15%), Hangzhou Zhonghe (0.12%), Junyuan Tongchuang (0.10%) and Xinquanxin (0.01%).

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Capital increase in June 2023

On June 25, 2023, the general meeting of our Company resolved to approve the increase of registered capital of our Company to RMB463,943,215 and the subscription of increased registered capital of RMB13,943,215 by Shenzhen HEC Industrial at a consideration of RMB750 million. The consideration for such capital increase was determined among the parties following arm's length negotiation with reference to the valuation of the entire shareholders’ interest of our Company as of October 31, 2022 made by the independent valuer. As of June 29, 2023, our Company has received the total amount of such capital increase. Our Company has completed the registration with the local commerce department for such capital increase on June 28, 2023. The following table sets forth the shareholding structure of our Company upon the completion of the capital increase:

Name of Shareholders	Number of Shares	Percentage of shareholding
	('000)	(%)

Yichang HEC Research	126,238.500	27.21
Shenzhen HEC Industrial	72,733.752	15.68
Guangdong HEC Technology	50,989.649	10.99
Yidu Shuaixinwei	30,607.250	6.60
Yidu Yingwenfang	11,477.892	2.47
Yidu Fangwenwen	11,477.892	2.47
Yidu Junjiafang	7,651.813	1.65
Pre-Listing Investors(Note)	152,766.500	32.93
Total	463,943.215	100

Note:

There were 41 Pre-Listing Investors in total, with their names and approximate percentages of shareholding in our Company listed as follows: Dongyang Guangsheng (2.93%), Advanced Manufacturing (2.85%), Cinda Asset (2.21%), Xingsheng Dongyan (2.09%), Orient Asset (2.06%), Jiaxing Jiayu (1.90%), CCB Investment (1.42%), Yuan Zhimin (1.42%), Dongguan Science City (1.42%), Zhuhai Kangyang (1.42%), Gongqingcheng Jianyi (1.23%), Huzhou Rongrui (1.08%), Zhuhai Kangpu (0.91%), Wenzhou Zhenrui (0.80%), CICC SAIC (0.71%), Xinshi Xinxing (0.70%), Yidu Guotong (0.47%), Qianhai Xizheng (0.47%), Guanzhiguang (0.47%), Dongguan Kejin (0.47%), Dongguan Biotechnology (0.47%), Daxie Hansheng (0.47%), Shunyin Industry Financing (0.47%), Shenzhen Dicheng (0.46%), Qinzhi Kanghong (0.45%), Mige Investment (0.42%), Yuanshi No. 1 (0.33%), Xingsheng Guangchuang (0.28%), Wolun Jingfu (0.28%), Cuiheng New Era (0.26%), Wenzheng Changxing (0.26%), Xingxiang Jiecheng (0.24%), Changsheng Yingkang (0.24%), Yinyuan Power (0.24%), Guiyang Development Fund (0.24%), Jiehui Chuanglong (0.22%), Jiaxing Aomin (0.20%), Jiaxing Ximian (0.14%), Hangzhou Zhonghe (0.12%), Junyuan Tongchuang (0.09%) and Xinquanxin (0.01%).

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PRE-LISTING INVESTMENT

1.	Overview

	Pre-Listing Investors	Date of capital increase/equity transfer agreement	Subscription amount of registered capital	Consideration	Date of completion of payment of consideration	Number of Shares as of the Latest Practicable Date	Average cost per Share(1)	Interests held in our Company immediately before the completion of the Introduction and the Privatization	Interests held in our Company immediately after the completion of the Introduction and the Privatization(2)	Discount to the estimated value of the H Shares(3)
							(RMB)

1.	Xingsheng Dongyan	June 23, 2020	RMB6,241,823	RMB440.00 million	June 24, 2020	9,679,689	45.46	2.09%	1.68%	31.59%
2.	Xingsheng Guangchuang	June 23, 2020	RMB851,158	RMB60.00 million	June 24, 2020	1,319,958	45.46	0.28%	0.23%	31.59%
3.	Shenzhen Dicheng	June 23, 2020	RMB1,361,853	RMB96.00 million	June 24, 2020	2,111,933	45.46	0.46%	0.37%	31.59%
4.	Dongyang Guangsheng	December 25, 2020	RMB8,766,924	RMB618.00 million	December 25, 2020	13,595,563	45.46	2.93%	2.36%	31.59%
5.	Advanced Manufacturing	December 25, 2020	RMB8,511,576	RMB600.00 million	February 2, 2021	13,199,575	45.46	2.85%	2.29%	31.59%
6.	Xinquanxin	January 27, 2021	RMB38,302	RMB2.70 million	February 8, 2021	59,398	45.46	0.01%	0.01%	31.59%
7.	Qinzhi Kanghong	January 27, 2021	RMB1,347,667	RMB95.00 million	February 14, 2022	2,089,934	45.46	0.45%	0.36%	31.59%

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	Pre-Listing Investors	Date of capital increase/equity transfer agreement	Subscription amount of registered capital	Consideration	Date of completion of payment of consideration	Number of Shares as of the Latest Practicable Date	Average cost per Share(1)	Interests held in our Company immediately before the completion of the Introduction and the Privatization	Interests held in our Company immediately after the completion of the Introduction and the Privatization(2)	Discount to the estimated value of the H Shares(3)
							(RMB)

8.	Gongqingcheng Jianyi	January 27, 2021	RMB3,688,350	RMB260.00 million	August 31, 2021	5,719,816	45.46	1.23%	0.99%	31.59%
9.	Mige Investment	January 27, 2021	RMB1,262,551	RMB89.00 million	May 12, 2021	1,957,938	45.46	0.42%	0.34%	31.59%
10.	Jiaxing Ximian	January 27, 2021	RMB425,578	RMB30.00 million	September 2, 2021	659,978	45.46	0.14%	0.11%	31.59%
11.	Cuiheng New Era	January 27, 2021	RMB780,228	RMB55.00 million	May 8, 2021	1,209,961	45.46	0.26%	0.21%	31.59%
12.	Cinda Asset	May 14, 2021	RMB6,602,640	RMB428.20 million	April 23, 2021	10,239,236	41.82	2.21%	1.78%	37.07%
13.	Orient Asset	May 14, 2021	RMB6,153,007	RMB498.80 million	April 16, 2021	9,541,955	52.27	2.06%	1.65%	21.34%
14.	Zhuhai Kangyang	July 15, 2021	RMB4,255,788	RMB300.00 million	April 14, 2021	6,599,787	45.46	1.42%	1.14%	31.59%
15.	Jiaxing Jiayu	July 15, 2021	RMB5,674,385	RMB400.00 million	April 9, 2021	8,799,718	45.46	1.90%	1.53%	31.59%
16.	Guanzhiguang	July 15, 2021	RMB1,418,596	RMB100.00 million	May 25, 2021	2,199,929	45.46	0.47%	0.38%	31.59%

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	Pre-Listing Investors	Date of capital increase/equity transfer agreement	Subscription amount of registered capital	Consideration	Date of completion of payment of consideration	Number of Shares as of the Latest Practicable Date	Average cost per Share(1)	Interests held in our Company immediately before the completion of the Introduction and the Privatization	Interests held in our Company immediately after the completion of the Introduction and the Privatization(2)	Discount to the estimated value of the H Shares(3)
							(RMB)

17.	Xinshi Xinxing	July 15, 2021	RMB2,099,523	RMB148.00 million	June 2, 2021	3,255,896	45.46	0.70%	0.56%	31.59%
18.	Jiaxing Aomin	July 15, 2021	RMB587,299	RMB41.40 million	June 11, 2021	910,771	45.46	0.20%	0.16%	31.59%
19.	Junyuan Tongchuang	July 15, 2021	RMB283,719	RMB20.00 million	April 15, 2021	439,986	45.46	0.09%	0.08%	31.59%
20.	Huzhou Rongrui	July 15, 2021	RMB3,220,213	RMB227.00 million	April 16, 2021	4,993,839	45.46	1.08%	0.87%	31.59%
21.	Yuan Zhimin	July 15, 2021	RMB4,255,788	RMB300.00 million	February 26, 2021	6,599,787	45.46	1.42%	1.14%	31.59%
22.	Yuanshi No. 1	July 15, 2021	RMB975,994	RMB68.80 million	April 27, 2021	1,513,551	45.46	0.33%	0.26%	31.59%
23.	Wolun Jingfu	July 15, 2021	RMB851,158	RMB60.00 million	January 6, 2021	1,319,958	45.46	0.28%	0.23%	31.59%
24.	Xingxiang Jiecheng	July 15, 2021	RMB709,298	RMB50.00 million	March 19, 2021	1,099,965	45.46	0.24%	0.19%	31.59%
25.	Jiehui Chuanglong	July 15, 2021	RMB645,461	RMB45.50 million	March 16, 2021	1,000,967	45.46	0.22%	0.17%	31.59%

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	Pre-Listing Investors	Date of capital increase/equity transfer agreement	Subscription amount of registered capital	Consideration	Date of completion of payment of consideration	Number of Shares as of the Latest Practicable Date	Average cost per Share(1)	Interests held in our Company immediately before the completion of the Introduction and the Privatization	Interests held in our Company immediately after the completion of the Introduction and the Privatization(2)	Discount to the estimated value of the H Shares(3)
							(RMB)

26.	Wenzhou Zhenrui	July 15, 2021	RMB2,387,497	RMB168.30 million	March 25, 2021	3,702,481	45.46	0.80%	0.64%	31.59%
27.	Changsheng Yingkang	July 15, 2021	RMB709,298	RMB50.00 million	April 15, 2021	1,099,965	45.46	0.24%	0.19%	31.59%
28.	Dongguan Kejin	July 15, 2021	RMB1,418,596	RMB100.00 million	April 20, 2021	2,199,929	45.46	0.47%	0.38%	31.59%
29.	Dongguan Biotechnology	July 15, 2021	RMB1,418,596	RMB100.00 million	April 22, 2021	2,199,929	45.46	0.47%	0.38%	31.59%
30.	Dongguan Science City	July 15, 2021	RMB4,255,788	RMB300.00 million	April 23, 2021	6,599,787	45.46	1.42%	1.14%	31.59%
31.	Yinyuan Power	July 15, 2021	RMB709,298	RMB50.00 million	April 26, 2021	1,099,965	45.46	0.24%	0.19%	31.59%
32.	Daxie Hansheng	July 15, 2021	RMB1,418,596	RMB100.00 million	May 11, 2021	2,199,929	45.46	0.47%	0.38%	31.59%
33.	Shunyin Industry Financing	July 15, 2021	RMB1,418,596	RMB100.00 million	May 19, 2021	2,199,929	45.46	0.47%	0.38%	31.59%
34.	Wenzheng Changxing	July 15, 2021	RMB764,623	RMB53.90 million	May 13, 2021	1,185,761	45.46	0.26%	0.21%	31.59%

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	Pre-Listing Investors	Date of capital increase/equity transfer agreement	Subscription amount of registered capital	Consideration	Date of completion of payment of consideration	Number of Shares as of the Latest Practicable Date	Average cost per Share(1)	Interests held in our Company immediately before the completion of the Introduction and the Privatization	Interests held in our Company immediately after the completion of the Introduction and the Privatization(2)	Discount to the estimated value of the H Shares(3)
							(RMB)

35.	Guiyang Development Fund	July 15, 2021	RMB709,298	RMB50.00 million	May 25, 2021	1,099,965	45.46	0.24%	0.19%	31.59%
36.	Yidu Guotong	July 26, 2021	RMB1,418,596	RMB100.00 million	March 5, 2021	2,199,929	45.46	0.47%	0.38%	31.59%
37.	Qianhai Xizheng	July 26, 2021	RMB1,418,596	RMB100.00 million	July 5, 2021	2,199,929	45.46	0.47%	0.38%	31.59%
38.	CICC SAIC	July 26, 2021	RMB2,127,894	RMB150.00 million	June 29, 2021	3,299,894	45.46	0.71%	0.57%	31.59%
39.	Zhuhai Kangpu	December 10, 2021	RMB2,709,518	RMB191.00 million	December 16, 2021	4,201,864	45.46	0.91%	0.73%	31.59%
40.	CCB Investment	December 10, 2021	RMB4,255,790	RMB300.00 million	December 9, 2021	6,599,790	45.46	1.42%	1.14%	31.59%
41.	Hangzhou Zhonghe	December 23, 2022	RMB360,034	RMB30.00 million	March 28, 2023	558,333	53.73	0.12%	0.10%	19.14%

Notes:

1.	The average cost per Share paid by the Pre-Listing Investors is calculated based on the investment amounts made by these investors divided by the number of Shares they actually hold as of the Latest Practicable Date.

2.	The interests held by the Pre-Listing Investors in this column was calculated based on the number of Shares held by the Pre-Listing Investors as of the Latest Practicable Date, divided by the number of Shares in issue immediately after the completion of the Introduction and the Privatization.

3.	The estimated value of the H Shares was approximately RMB66.45 as concluded in the valuation report appended to the 3.5 Announcement.

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2.	Key terms of the Pre-Listing Investment

Use of Proceeds from the Pre-Listing Investment	All the proceeds from the Pre-Listing Investment shall be used for expansion and operation of our business, including commencement of our medicine R&D operation and replenishment of working capital.

As of the Latest Practicable Date, the proceeds from the Pre-Listing Investment had been fully utilized.

Strategic benefit brought to our Group by the Pre-Listing Investment	At the time of Pre-Listing Investment, the Directors believed that our Company will benefit from the additional capital brought by the investment made by the Pre-Listing Investors and their knowledge and experience.

Basis of determination of paid consideration	The considerations were determined after arm’s length negotiation between the parties with reference to the status and prospects of our business development, the pre-investment valuation of our Company and/or the valuation of the entire shareholders' interest of our Company made by the independent valuers. Please refer to “Major changes in shareholding and corporate form of our Company” in this section for further details.

Lock-up period	Pursuant to applicable PRC laws and regulations, within one year following the Listing Date, the Pre-Listing Investors shall not dispose of any Shares held by them.

3.	Special rights granted to the Pre-Listing Investors

According to the shareholder agreement entered into among our then Shareholders on December 10, 2021 (the “2021 Shareholder Agreement”), the Pre-Listing Investors (except for Hangzhou Zhonghe) are entitled to certain special rights, including rights of first refusal for additional registered capital, transfer restrictions, pre-emptive rights, co-sale rights, liquidation preferences, anti-dilution rights, redemption rights, drag-along rights, right to be informed and other corporate governance rights. Under the 2021 Shareholder Agreement, the Pre-Listing Investors may exercise their redemption rights against our Company, Dongguan HEC Pharmaceutical, Dongguan HEC Generic Drug, Dongguan HEC Biopharmaceutical, Dongguan HEC Medicine, US HEC, Germany HEC and Hong Kong HEC (collectively, our “Important Subsidiaries”), Ms. Guo and Mr. Zhang (collectively, our “Actual Controllers”) and Yichang HEC Research, Shenzhen HEC Industrial, Yidu Shuaixinwei, Yidu Junjiafang, Yidu Yingwenfang and Yidu Fangwenwen (collectively, our “Founding Shareholders”).

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In March 2022, in preparation of the conversion of our Company into a joint stock limited company, each of the Pre-Listing Investors (except for Hangzhou Zhonghe, which only invested in our Company in December 2022) provided a confirmation in writing to our Company and our Important Subsidiaries, pursuant to which the Pre-Listing Investors confirmed that they had waived their redemption rights under the 2021 Shareholder Agreement against our Company and the Important Subsidiaries, which had no redemption obligation ab initio. On March 14, 2022, our Company held a Shareholders' meeting, at which all the then Shareholders (including all Pre-Listing Investors save for Hangzhou Zhonghe) unanimously passed a resolution to reaffirm their agreement to this waiver. On December 23, 2022, Hangzhou Zhonghe entered into a joining agreement pursuant to the 2021 Shareholder Agreement (including its subsequent amendments), under which Hangzhou Zhonghe became entitled to all the special rights granted to the Pre-Listing Investors under the 2021 Shareholder Agreement, except for the redemption rights against our Company and the Important Subsidiaries.

On December 11, 2024, our Company, our Actual Controllers, our Important Subsidiaries, and all existing Shareholders jointly entered into a supplemental agreement (the “Supplemental Shareholder Agreement”) pursuant to which the Pre-Listing Investors agreed that the redemption rights against our Actual Controllers and our Founding Shareholders shall be automatically terminated upon the first submission of the listing application. Upon the earlier of (i) our Company voluntarily withdraws its listing application; or (ii) our Company's listing application being rejected or returned by the relevant stock exchange, the redemption rights so terminated will be reinstated and restated from the day following such withdrawal, rejection or return of the listing application. Except for the redemption rights, all other special rights of the Pre-Listing Investors will be automatically terminated pursuant to the Supplemental Shareholder Agreement immediately upon the completion of a qualified listing of our Company (which includes the Listing).

Our PRC Legal Advisor is of the view that the redemption rights granted to the Pre-Listing Investors under the 2021 Shareholder Agreement had been fully terminated on December 11, 2024 based on the following grounds: (a) the redemption rights against our Company and the Important Subsidiaries were effectively terminated in March 2022 by the written confirmations provided by the Pre-Listing Investors and the unanimous resolution passed at the Shareholders' meeting held on March 14, 2022, pursuant to which all the Pre-Listing Investors (except for Hangzhou Zhonghe) agreed to waive their redemption rights under the 2021 Shareholder Agreement against our Company and the Important Subsidiaries; (b) all the Pre-Listing Investors entered into the Supplemental Shareholder Agreement, explicitly agreeing to terminate the redemption rights against our Actual Controllers and our Founding Shareholders as of the date our Company submitted the first listing application; (c) according to the provisions of the Supplemental Shareholder Agreement, it became valid and effective upon execution by all parties involved; and (d) all the Pre-Listing Investors duly signed the Supplemental Shareholder Agreement. Since the confirmations issued in March 2022 and the Supplemental Shareholder Agreement pertain to the termination of redemption rights against distinct parties, there is no conflict between the two.

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4.	Compliance with the guideline regarding Pre-Listing Investments

As the Listing will be more than 120 clear days after the completion of the Pre-Listing Investments; and the special rights granted to the Pre-Listing Investors, as disclosed in the above paragraph headed “3. Special rights granted to Pre-Listing Investors” shall cease to be effective and be discontinued upon the Listing (save for the redemption rights which shall be automatically terminated upon the first submission of the listing application as described above), the Sole Sponsor confirms that the Pre-Listing Investments complies with the relevant requirements under Chapter 4.2 of the Guide for New Listing Applicants.

5.	Information about the Pre-Listing Investors

The background of our Pre-Listing Investors is set out below:

1.	Dongyang Guangsheng is a limited liability partnership established under the PRC laws and is principally engaged in corporate management business, the general partner of which is Dongyang Xiaoka Investment Management Co., Ltd.* (東陽小咖投資管理有限公司). Dongyang Xiaoka Investment Management Co., Ltd. is a company established under the PRC laws with limited liability and is ultimately controlled by Zhang Yanyang (張艷陽). As of the Latest Practicable Date, Dongyang State Owned Assets Investment. Co., Ltd.* (東陽市國有資產投資有限公司), the limited partner of Dongyang Guangsheng, held 99.9% interests of Dongyang Guangsheng. Dongyang State Owned Assets Investment. Co., Ltd. is a company established under the PRC laws with limited liability, which is ultimately controlled by Office of Dongyang State-owned Assets Supervision and Administration* (東陽市國有資產監督管理辦公室). As of the Latest Practicable Date, Dongyang Guangsheng directly held 2.93% of our total issued Shares. To the knowledge of our Directors, Dongyang Guangsheng is an Independent Third Party.

2.	Advanced Manufacturing is a limited partnership established under the laws of the PRC and is principally engaged in equity investment, the general partner of which is Guangdong Advanced Manufacturing Industry Investment Private Equity Fund Management Co., Ltd.* (廣東先進製造產業投資私募基金管理有限公司). Guangdong Advanced Manufacturing Industry Investment Private Equity Fund Management Co., Ltd. is a company established under the laws of the PRC with limited liability and is ultimately controlled by the State-owned Assets Supervision and Administration Commission of Guangdong Province* (廣東省國有資產監督管理委員會). As of the Latest Practicable Date, Guangdong Hengjian Investment Holdings Co., Ltd.* (廣東恆健投資控股有限公司), the limited partner of Advanced Manufacturing, held 99.99% interest in Advanced Manufacturing. Guangdong Hengjian Investment Holdings Co., Ltd. is a company established under the laws of the PRC with limited liability and is wholly owned by the State-owned Assets Supervision and Administration Commission of Guangdong Province. As of the Latest Practicable Date, Advanced Manufacturing directly held approximately 2.85% of our total issued Shares. To the knowledge of our Directors, Advanced Manufacturing is an Independent Third Party.

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3.	Cinda Asset is a joint stock limited company established under the laws of the PRC and is principally engaged in distressed asset management and financial services, the shares of which are listed on the Stock Exchange (stock code: 01359) and are ultimately controlled by Ministry of Finance. As of the Latest Practicable Date, Cinda Asset directly held approximately 2.21% of our total issued Shares. To the knowledge of our Directors, Cinda Asset is an Independent Third Party.

4.	Xingsheng Dongyan is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and merger and acquisition activities. Ningbo Meishan Free Trade Zone Yuansheng Investment Management Co., Ltd.* (寧波梅山保稅區遠晟投資管理有限公司) is a company established under the laws of the PRC with limited liability and is the general partner of Xingsheng Dongyan. Ningbo Meishan Free Trade Zone Yuansheng Investment Management Co., Ltd. is ultimately controlled by Industrial Bank Co., Ltd.* (興業銀行股份有限公司) (“Industrial Bank”) through Industrial Guoxin Asset Management Co., Ltd.* (興業國信資產管理有限公司) (“Industrial Guoxin Asset Management”). The shares of Industrial Bank are listed on the Shanghai Stock Exchange (stock code: 601166) and the Finance Department of Fujian Province is its single largest shareholder. As of the Latest Practicable Date, Industrial Guoxin Asset Management, the limited partner of Xingsheng Dongyan, held approximately 99.99% interest in Xingsheng Dongyan. As of the Latest Practicable Date, Xingsheng Dongyan directly held approximately 2.09% of our total issued Shares. To the knowledge of our Directors, Xingsheng Dongyan is an Independent Third Party.

5.	Orient Asset is a joint stock limited company established under the laws of the PRC and is principally engaged in the financial asset management, whose approximately 71.55% equity interest is held and controlled by the Ministry of Finance. The equity interest of Orient Asset is held respectively as to 16.39% by the National Council for Social Security Fund of the PRC* (全國社會保障基金理事會), as to 5.64% by China Telecommunications Corporation* (中國電信集團有限公司), which is wholly owned by the SASAC, as to 4.40% by China Reform Capital Corporation Ltd.* (國新資本有限公司) and as to 2.02% by Shanghai Electric Group Company Limited* (上海電氣集團股份有限公司) (its shares are listed on the Shenzhen Stock Exchange (stock code: 601727) and the Stock Exchange (stock code: 02727) and ultimately controlled by the Shanghai State-owned Assets Supervision and Administration Commission). As of the Latest Practicable Date, Orient Asset directly held approximately 2.06% of our total issued Shares. To the knowledge of our Directors, Orient Asset is an Independent Third Party.

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6.	Jiaxing Jiayu Equity Investment Partnership (L.P.)* (嘉興嘉鈺股權投資合夥企業(有限合夥)) (“Jiaxing Jiayu”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investments and mergers and acquisitions. Hangzhou Luohua Private Equity Fund Management Co., Ltd. (杭州渢華私募基金管理有限公司) is a company established under the PRC laws with limited liability and is the general partner of Jiaxing Jiayu, ultimately controlled by Chen Kun (陳堃), who is an Independent Third Party.

As of the Latest Practicable Date, Jiaxing Jiayu had a total of six limited partners, all were Independent Third Parties. Among them, Fu Xuan (付璿) held approximately 42.64% interests in Jiaxing Jiayu and the other five limited partners held an aggregate of approximately 57.11% interests in Jiaxing Jiayu. To the best of our Directors’ knowledge, information and belief, the limited partners of Jiaxing Jiayu are independent of each other. As of the Latest Practicable Date, Jiaxing Jiayu directly held approximately 1.90% of our total issued Shares. To the knowledge of our Directors, Jiaxing Jiayu is an Independent Third Party.

7.	CCB Investment is a company established under the laws of the PRC with limited liability and is principally engaged in convertible bond and related business in China. CCB Investment is wholly-owned by China Construction Bank Corporation* (中國建設銀行股份有限公司) (“CCB”), the shares of which are listed on the Stock Exchange (stock code: 939) and the Shanghai Stock Exchange (stock code: 601939). As of the Latest Practicable Date, CCB Investment directly held approximately 1.42% of our total issued Shares. To the knowledge of our Directors, CCB Investment is an Independent Third Party.

8.	Zhuhai Kangyang Management Consulting Partnership (L.P.)* (珠海康陽管理諮詢合夥企業(有限合夥)) (“Zhuhai Kangyang”) is a limited partnership established under the laws of the PRC and is principally engaged in investment and management consulting. The general partner of Zhuhai Kangyang is Shenzhen Jingchuang Zhizao Enterprise Management Partnership (L.P.)* (深圳精創智造企業管理合夥企業(有限合夥)) (“Shenzhen Zhizao”). Shenzhen Zhizao is a limited partnership established under the laws of the PRC and is ultimately jointly controlled by Li Jianguang (李建光), Niu Kuiguang (牛奎光) and Wang Jingbo (王靜波), who are all Independent Third Parties.

As of the Latest Practicable Date, Zhuhai Kangyang had one limited partner, namely Shenzhen Harmony Growth Phase III Technology Development Equity Investment Fund Partnership L.P.* (深圳和諧成長三期科技發展股權投資基金合夥企業(有限合夥)) (“Harmony Growth”), holding approximately 99.99% of the partnership share in Zhuhai Kangyang. Harmony Growth is a limited partnership established under the laws of the PRC, the general partner of which is Shenzhen Zhizao.

As of the Latest Practicable Date, Zhuhai Kangyang directly held approximately 1.42% of our total issued Shares. To the knowledge of our Directors, Zhuhai Kangyang is an Independent Third Party.

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9.	Yuan Zhimin (袁志敏) is a PRC natural person who directly held approximately 1.42% of our total issued Shares as of the Latest Practicable Date. To the knowledge of our Directors, Yuan Zhimin is an Independent Third Party.

10.	Dongguan Songshan Lake Science City Investment Co., Ltd.* (東莞松山湖科學城投資有限公司) (“Dongguan Science City”) is a company established under the laws of the PRC with limited liability, and is principally engaged in investment and management. It is indirectly wholly-owned by the Dongguan Municipal Government through the Management Committee of Dongguan Songshan Lake High-tech Industrial Development Zone* (東莞松山湖高新技術產業開發區管理委員會). As of the Latest Practicable Date, Dongguan Science City directly held approximately 1.42% of our total issued Shares. To the knowledge of our Directors, Dongguan Science City is an Independent Third Party.

11.	Gongqingcheng Jianyi is a limited partnership established under the laws of the PRC and is principally engaged in equity investment. Qiu Jun (邱俊), an Independent Third Party, is the general partner of Gongqingcheng Jianyi. As of the Latest Practicable Date, Gongqingcheng Jianyi had a total of four limited partners, all were Independent Third Parties. Among them, Huitianze Investment Co., Ltd.* (匯天澤投資有限公司) (ultimately controlled by Dong Zhengqing (董正青), an Independent Third Party) held approximately 86.26% interests in Gongqingcheng Jianyi and the other three limited partners held an aggregate of approximately 10.54% interests in Gongqingcheng Jianyi. To the best of our Directors’ knowledge, information and belief, the limited partners of Gongqingcheng Jianyi are independent of each other. As of the Latest Practicable Date, Gongqingcheng Jianyi directly held approximately 1.23% of our total issued Shares. To the knowledge of our Directors, Gongqingcheng Jianyi is an Independent Third Party.

12.	Huzhou Rongrui Equity Investment Partnership (L.P.)* (湖州融睿股權投資合夥企業(有限合夥)) (“Huzhou Rongrui”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment, the general partner of which is Ruyuan Shancheng Shuidu Woodwork Co., Ltd.* (乳源山城水都木製品有限公司) (“Shancheng Shuidu”). Shancheng Shuidu is a company established under the laws of the PRC with limited liability, in which Shenzhen Shibi’an Investment Co., Ltd.* (深圳事必安投資有限公司) (“Shenzhen Shibi'an”) held 85.25% equity interests. Shenzhen Shibi’an is in turn owned as to 67.86% and 32.14% by Yuan Lingbin (袁靈斌) and Li Xiaohong (厲小紅), each being an Independent Third Party. As of the Latest Practicable Date, Huzhou Rongrui had one limited partner, namely, Shenzhen Shibi’an, holding 99.58% interest in Huzhou Rongrui.

As of the Latest Practicable Date, Huzhou Rongrui directly held approximately 1.08% of our total issued Shares. To the knowledge of our Directors, Huzhou Rongrui is an Independent Third Party.

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13.	Zhuhai Kangpu is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management through private equity funds, the general partner of which is Zhuhai Maijike Investment Management Co., Ltd.* (珠海邁吉刻投資管理有限公司) (“Zhuhai Maiji”). Zhuhai Maiji is a company established under the laws of the PRC with limited liability and is ultimately indirectly held as to approximately 34%, 32.7% and 33.3% equity interests by Niu Kuiguang (牛奎光), Wang Jingbo (王靜波) and Lin Dongliang (林棟樑), respectively, each being an Independent Third Party. As of the Latest Practicable Date, Zhuhai Kangpu had six limited parters, all were Independent Third Parties, and no limited partner held more than 30% interests in Zhuhai Kangpu. To the best of our Directors’ knowledge, information and belief, the limited partners of Zhuhai Kangpu are independent of each other. As of the Latest Practicable Date, Zhuhai Kangpu directly held approximately 0.91% of our total issued Shares. To the knowledge of our Directors, Zhuhai Kangpu is an Independent Third Party.

14.	Wenzhou Zhenrui Equity Investment Partnership (L.P.)* (溫州臻瑞股權投資合夥企業(有限合夥)) (“Wenzhou Zhenrui”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Shanghai Yijia Private Equity Management Co., Ltd.* (上海億嘉私募基金管理有限公司) (“Shanghai Yijia”). Shanghai Yijia is a company established under the laws of the PRC with limited liability and is held as to 68%, 15%, 8%, 6% and 3% equity interests by Lin Gongyi (林公義), Wu Bing (吳兵), Teng Jing (滕靜), Xu Gongbo (徐恭波) and Dai Zhiye (戴智業), respectively. As of the Latest Practicable Date, Wenzhou Zhenrui had a total of ten limited partners, all were Independent Third Parties, and no limited partner held more than 30% interests in Wenzhou Zhenrui. To the best of our Directors’ knowledge, information and belief, the limited partners of Wenzhou Zhenrui are independent of each other. As of the Latest Practicable Date, Wenzhou Zhenrui directly held approximately 0.80% of our total issued Shares. To the knowledge of our Directors, Wenzhou Zhenrui is an Independent Third Party.

15.	CICC SAIC is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partners of which are CICC Capital Management Co., Ltd.* (中金資本運營有限公司) (“CICC Capital”) and Shanghai SAIC Hengxu Investment Management Co., Ltd.* (上海上汽恒旭投資管理有限公司) (“SAIC Hengxu”). CICC Capital is a company established under the laws of the PRC with limited liability and wholly-owned by China International Capital Corporation Limited* (中國國際金融股份有限公司) (its shares are listed on Shanghai Stock Exchange (stock code: 601995) and the Stock Exchange (stock code: 03908)). SAIC Hengxu is a company established under the laws of the PRC with limited liability and is ultimately controlled by Lu Yongtao (陸永濤), who is an Independent Third Party.

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As of the Latest Practicable Date, CICC SAIC had a total of six limited partners, all were Independent Third Parties. Among them, Qingdao SAIC Innovative Upgrade Equity Investment Fund Partnership (L.P.)* (青島上汽創新升級產業股權投資基金合夥企業(有限合夥)) (“Qingdao SAIC”) held approximately 72% interests in CICC SAIC, Huzhou CICC Shangyuan Equity Investment Partnership (L.P.)* (湖州中金上源股權投資合夥企業) (“Huzhou CICC”) held approximately 7.2% interest in CICC SAIC and the other four limited partners held an aggregate of approximately 20.5% interests in CICC SAIC. Qingdao SAIC is a limited partnership established under the laws of the PRC, of which approximately 99.63% interests are held by SAIC Motor Corporation Limited* (上海汽車集團股份有限公司) (its shares are listed on Shanghai Stock Exchange (stock code: 600104)), and is ultimately controlled by Shanghai Municipal State-owned Assets Supervision and Administration Commission* (上海市國有資產監督管理委員會). The general partner of Huzhou CICC is CICC Private Equity Management Co., Ltd.* (中金私募股權投資管理有限公司), which is in turn a wholly-owned subsidiary of China International Capital Corporation Limited* (中國國際金融股份有限公司) (its shares are listed on Shanghai Stock Exchange (Stock Code: 601995) and the Stock Exchange (Stock Code: 03908)). China International Capital Corporation Hong Kong Securities Limited, our Sole Sponsor, is also an indirectly wholly-owned subsidiary of China International Capital Corporation Limited. To the best of our Directors’ knowledge, information and belief, except for the abovementioned, other limited partners of CICC SAIC are independent of each other. As of the Latest Practicable Date, CICC SAIC directly held approximately 0.71% of our total issued Shares. To the knowledge of our Directors, CICC SAIC is an Independent Third Party.

16.	Shenzhen Xinshi Xinxing Industry Merger and Acquisition Equity Investment Fund Partnership (L.P.)* (深圳信石信興產業併購股權投資基金合夥企業(有限合夥)) (“Xinshi Xinxing”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partners of which are Cinda Kunpeng (Shenzhen) Equity Investment Management Co., Ltd.* (信達鯤鵬(深圳)股權投資管理有限公司) (“Cinda Kunpeng”) and Cinda Capital Management Co., Ltd.* (信達資本管理有限公司). Xinshi Xinxing is managed by Cinda Kunpeng, which is the sole executive partner of Xinshi Xinxing, and Cinda Capital Management Co., Ltd. does not execute the business of Xinshi Xinxing. Cinda Kunpeng is a company established under the laws of the PRC with limited liability, which is ultimately controlled by Sino-Rock Investment Management Company Limited* (漢石投資管理有限公司) (“Sino-Rock Investment”). Sino-Rock Investment is a company incorporated in Hong Kong under the laws of Hong Kong, principally engaged in asset management and investment. Cinda Capital Management Co., Ltd. is a company established under the laws of the PRC with limited liability, which is indirectly controlled by Cinda Asset. As of the Latest Practicable Date, Xinshi Xinxing had a total of four limited partners, all were Independent Third Parties. Among them, Cinda Asset held approximately 48% interests in Xinshi Xinxing and the other three limited partners held an aggregate of 50% interests in Xinshi Xinxing. To the best of our Directors’ knowledge, information and belief, the limited partners of Xinshi Xinxing are independent of each other. As of the Latest Practicable Date, Xinshi Xinxing directly held approximately 0.70% of our total issued Shares. To the knowledge of our Directors, Xinshi Xinxing is an Independent Third Party.

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17.	Dongguan Municipal Guanzhiguang Equity Investment Partnership (L.P.)* (東莞市莞之光股權投資合夥企業(有限合夥)) (“Guanzhiguang”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Dongguan Jinkong Equity Investment Fund Management Co., Ltd* (東莞金控股權投資基金管理有限公司) (“Dongguan Jinkong Fund”). Dongguan Jinkong Fund is a company established under the laws of the PRC with limited liability, is wholly-owned by Dongguan Financial Holdings Group Co., Ltd.* (東莞金融控股集團有限公司) and is ultimately controlled by Dongguan Municipal State-owned Assets Supervision and Administration Commission* (東莞市國有資產監督管理委員會). As of the Latest Practicable Date, Guanzhiguang had a total of three limited partners, namely Dongguan Municipal Innovative Investment Development Partnership (L.P.)* (東莞市創新投資發展合夥企業(有限合夥)), Guangdong Jinxin Capital Investment Co., Ltd.* (廣東金信資本投資有限公司) and Dongguan Municipal Hongshang Capital Investment Co., Ltd.* (東莞市宏商資本投資有限公司) and each held approximately 60.39%, 29.7% and 9.9% interests of Guanzhiguang, respectively. To the best of our Directors’ knowledge, information and belief, except that Dongguan Municipal Innovative Investment Development Partnership (L.P.) and Guangdong Jinxin Capital Investment Co., Ltd. are both ultimately controlled by Dongguan Municipal State-owned Assets Supervision and Administration Commission, other limited partners of Guanzhiguang are independent of each other. As of the Latest Practicable Date, Guanzhiguang directly held approximately 0.47% of our total issued Shares. To the knowledge of our Directors, Guanzhiguang is an Independent Third Party.

18.	Dongguan Science & Technology Innovative Finance Group Co., Ltd.* (東莞科技創新金融集團有限公司) (“Dongguan Kejin”) is a company established under the laws of the PRC with limited liability, principally engaged in investment and investment advisory business, and is wholly-owned by Dongguan Municipal State-owned Assets Supervision and Administration Commission. As of the Latest Practicable Date, Dongguan Kejin directly held 0.47% of our total issued Shares. To the knowledge of our Directors, Dongguan Kejin is an Independent Third Party.

19.	Dongguan Municipal Biotechnology Industry Investment Co., Ltd.* (東莞市生技產業投資有限公司) (“Dongguan Biotechnology”) is a company established under the laws of the PRC with limited liability and is principally engaged in industry investment business. Dongguan Biotechnology is indirectly and wholly owned by Dongguan Songshan Lake Hi-tech Technology Industry Development Management Committee* (東莞松山湖高新技術產業開發區管理委員會), which is in turn a local office of the Dongguan government and holds such equities on behalf of the Dongguan government. As of the Latest Practicable Date, Dongguan Biotechnology directly held 0.47% of our total issued Shares. To the knowledge of our Directors, Dongguan Biotechnology is an Independent Third Party.

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20.	Ningbao Daxie Hansheng Enterprise Management Co., Ltd.* (寧波大榭漢勝企業管理有限公司) (“Daxie Hansheng”) is a company established under the laws of the PRC with limited liability and is principally engaged in corporate management and advisory business. Daxie Hansheng is respectively held as to 50% interests by Bao Liming (鮑立明) and Shen Limin (沈利民), each being an Independent Third Party. As of the Latest Practicable Date, Daxie Hansheng directly held 0.47% of our total issued Shares. To the knowledge of our Directors, Daxie Hansheng is an Independent Third Party.

21.	Guangdong Shunyin Industry Financing Investment Co., Ltd.* (廣東順銀產融投資有限公司) (“Shunyin Industry Financing”) is a company established under the laws of the PRC with limited liability and is principally engaged in investment in various industries, investment management, investment consulting and asset management, and its equity interests are jointly held by 22 shareholders. Among which, Ningbo Meishan Free Trade Port Zone Yuechen Investment Management Co., Ltd.* (寧波梅山保稅港區樾宸投資管理有限公司) (a wholly-owned subsidiary of Midea Construction (Hong Kong) Limited* (美的建業(香港)有限公司)), Guangdong Fuhua Mechanical Equipment Manufacturing Co., Ltd.* (廣東富華機械裝備製造有限公司) (which is ultimately controlled by Fuwa Mechanical Engineering (HK) Company Limited* (富華工程機械(香港)有限公司)), Guangdong Shunxu Investment Management Co., Ltd.* (廣東順旭投資管理有限公司) (which is ultimately controlled by Lu Chuqi (盧礎其), an Independent Third Party), Guangdong Liansu Technology Industrial Co., Ltd.* (廣東聯塑科技實業有限公司) (a wholly-owned subsidiary of Liansu Group Company Limited* (聯塑集團有限公司)) and Foshan Municipal Shunde District Xinhaibang Entreprise Management Co., Ltd.* (佛山市順德區信海邦企業管理有限公司) (which is ultimately controlled by Wu Zhizheng (伍志徵), an Independent Third Party) held 15%, 15%, 15%, 10% and 10% equity interests of Shunyin Industry Financing, respectively, and the remaining 35% equity interests are held by 17 shareholders, each holding no more than 5% equity interests of Shunyin Industry Financing. As of the Latest Practicable Date, Shunyin Industry Financing directly held 0.47% of our total issued Shares. To the knowledge of our Directors, Shunyin Industry Financing is an Independent Third Party.

22.	Yidu Guotong is a company established under the laws of the PRC with limited liability and is principally engaged in infrastructure construction and management and the operation and management of state-owned assets.Yidu Guotong is held as to 83.67%, 10.80% and 5.53% equity interests by Yidu Municipal State-owned Assets Investment and Operation Holding Group Co., Ltd.* (宜都市國有資產投資運營控股集團有限公司) (“Yidu State-owned Assets Investment”), China Development Bank Development Fund Co., Ltd.* (國開發展基金有限公司) (“China Development Fund”) and China Agricultural Development Key Construction Fund Co., Ltd.* (中國農發重點建設基金有限公司) (“Agricultural Development Fund”), respectively. Yidu State-owned Assets Investment is a company established under the laws of the PRC with limited liability and is wholly-owned by Yidu Municipal

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State-owned Assets Supervision and Administration Bureau* (宜都市國有資產監督管理局). China Development Fund is a company established under the laws of the PRC with limited liability and is wholly-owned by China Development Bank* (國家開發銀行), an Independent Third Party. Agricultural Development Fund is a company established under the laws of the PRC with limited liability and is wholly-owned by Agricultural Development Bank of China* (中國農業發展銀行), an Independent Third Party. As of the Latest Practicable Date, Yidu Guotong directly held 0.47% of our total issued Shares. To the knowledge of our Directors, Yidu Guotong is an Independent Third Party.

23.	Qianhai Xizheng is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Shenzhen Qianhai Everbright Investment Management Co., Ltd.* (深圳前海光大金控投資管理有限公司) (“Qianhai Everbright”). Qianhai Everbright is a company established under the laws of the PRC with limited liability and is ultimately controlled by the State Council. As of the Latest Practicable Date, Qianhai Everbright had a total of two limited partners, namely Shaoguan Municipal Jincai Investment Group Co., Ltd.* (韶關市金財投資集團有限公司) (“Shaoguan Jincai”) and Shaoguan Municipal City Investment Development Group Co., Ltd.* (韶關市城市投資發展集團有限公司) (“Shaoguan City Investment”), which held approximately 75.47% and 22.64% interests of Qianhai Xizheng, respectively. Each of Shaoguan Jincai and Shaoguan City Investment is a limited liability company established under the laws of the PRC, each of which is held as to 90% and 10% equity interests by Shaoguan Municipal State-owned Assets Supervision and Administration Commission* (韶關市國有資產監督管理委員會) and Department of Finance of Guangdong Province* (廣東省財政廳), respectively. As of the Latest Practicable Date, Qianhai Xizheng directly held 0.47% of our issued Shares. To the knowledge of our Directors, Qianhai Xizheng is an Independent Third Party.

24.	Shenzhen Dicheng is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Shenzhen Municipal Wenzheng Asset Management Co., Ltd.* (深圳市穩正資產管理有限公司) (“Shenzhen Wenzheng”), holding 0.01% interest in Shenzhen Dicheng. Shenzhen Wenzheng is a company established under the laws of the PRC with limited liability and is ultimately controlled by Xiong Qiangbo (熊強波). As of the Latest Practicable Date, Shenzhen Dicheng had a total of 16 limited partners, all were Independent Third Parties. Among them, Lv Luyao (呂露瑶) held 37% interests in Shenzhen Dicheng, while the remaining 62.99% interests of Shenzhen Dicheng were held by other limited partners. To the best of the Directors’ knowledge, information and belief, the limited partners of Shenzhen Dicheng are independent of each other. As of the Latest Practicable Date, Shenzhen Dicheng directly held 0.46% of our total issued Shares. To the knowledge of our Directors, Shenzhen Dicheng is an Independent Third Party.

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25.	Qinzhi Kanghong is a limited partnership established under the laws of the PRC and is principally engaged in venture investment, equity investment and investment advisory business, the general partner of which is Shenzhen Qianhai Qinzhi International Capital Management Co., Ltd.* (深圳前海勤智國際資本管理有限公司) (“Qianhai Qinzhi”). Qianhai Qinzhi is a company established under the laws of the PRC with limited liability and is ultimately controlled by Tang Dajie (湯大傑), an Independent Third Party. As of the Latest Practicable Date, Qinzhi Kanghong had a total of seven limited partners, all were Independent Third Parties. Among them, Shenzhen Shibi’an and Chen Juncao (陳鈞操) held 61.59% and 10.10% interests in Qinzhi Kanghong, respectively, while the remaining 24.22% interests of Qinzhi Kanghong were held by five limited partners, each holding no more than 10% interests. To the best of the Directors’ knowledge, information and belief, the limited partners of Qinzhi Kanghong are independent of each other. As of the Latest Practicable Date, Qinzhi Kanghong directly held 0.45% of our total issued Shares. To the knowledge of our Directors, Qinzhi Kanghong is an Independent Third Party.

26.	Mige Investment is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Xie Jiasheng (謝佳勝), an Independent Third Party, holding 66.4% interest in Mige Investment. As of the Latest Practicable Date, Mige Investment had a total of 11 limited partners, all were Independent Third Parties and held an aggregate of 33.6% interests in Mige Investment, each holding no more than 10% interests. To the best of the Directors’ knowledge, information and belief, the limited partners of Mige Investment are independent of each other. As of the Latest Practicable Date, Mige Investment directly held 0.42% of our total issued Shares. To the knowledge of our Directors, Mige Investment is an Independent Third Party.

27.	Guangzhou Yuanshi No. 1 Venture Investment Partnership (L.P.)* (廣州源石壹號創業投資合夥企業(有限合夥) (“Yuanshi No. 1”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Guangdong Yuanshi Equity Investment Fund Management Co., Ltd.* (廣東源石股權投資基金管理有限公司) (“Guangdong Yuanshi”). Guangdong Yuanshi is a company established under the laws of the PRC with limited liability and is ultimately controlled by Yang Yanfeng (楊燕峰), an Independent Third Party. As of the Latest Practicable Date, Yuanshi No. 1 had a total of 17 limited partners, all were Independent Third Parties, and no limited partner held more than 30% interests in Yuanshi No. 1. To the best of the Directors’ knowledge, information and belief, the limited partners of Yuanshi No. 1 are independent of each other. As of the Latest Practicable Date, Yuanshi No. 1 directly held 0.33% of our total issued Shares. To the knowledge of our Directors, Yuanshi No. 1 is an Independent Third Party.

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28.	Xingsheng Guangchuang is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Ningbao Meishan Bonded Port Area Yuancheng Investment Management Co., Ltd.* (寧波梅山保稅港區遠晟投資管理有限公司) (“Yuancheng Investment”). Yuancheng Investment is a company established under the laws of the PRC with limited liability and is ultimately controlled by Industrial Bank through Industrial Guoxin Asset Management. As of the Latest Practicable Date, Xingsheng Guangchuang had one limited partner, namely Industrial Guoxin Asset Management, which held 99.98% interests of Xingsheng Guangchuang. As of the Latest Practicable Date, Xingsheng Guangchuang directly held 0.28% of our total issued Shares. To the knowledge of our Directors, Xingsheng Guangchuang is an Independent Third Party.

29.	Zhuji Wolun Jingfu Equity Investment Partnership (L.P.)* (諸暨沃侖景富股權投資合夥企業(有限合夥) (“Wolun Jingfu”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partners of which are Shanghai Wolun Investment Management Co., Ltd.* (上海沃侖投資管理有限公司) (“Shanghai Wolun”) and Aoyang (Shanghai) Private Equity Fund Management Co., Ltd.* (傲洋(上海)私募基金管理有限公司) (“Aoyang Fund”), with Shanghai Wolun as its fund manager. Shanghai Wolun is a company established under the laws of the PRC with limited liability and is ultimately controlled by Gu Liang (顧亮), an Independent Third Party. Aoyang Fund is a company established under the laws of the PRC with limited liability and is held as to 41%, 29%, 20% and 10% equity interests by Gan Qian (淦謙), Chen Dehu (陳德虎), Wu Gang (吳剛) and GiHo Group Co., Ltd.* (傑豪集團有限公司), respectively, who are all Independent Third Parties. As of the Latest Practicable Date, Wolun Jingfu had a total of eight limited partners, all were Independent Third Parties, and no limited partner held more than 30% interests in Wolun Jingfu. To the best of the Directors’ knowledge, information and belief, the limited partners of Wolun Jingfu are independent of each other. As of the Latest Practicable Date, Wolun Jingfu directly held 0.28% of our total issued Shares. To the knowledge of our Directors, Wolun Jingfu is an Independent Third Party.

30.	Cuiheng New Era is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partners of which are Zhuhai Hengqin Cuiheng Asset Management Center (L.P.)* (珠海橫琴翠亨資產管理中心(有限合夥) (“Hengqin Cuiheng”) and Yan Min (嚴敏), an Independent Third Party. Hengqin Cuiheng is a limited partnership established under the laws of the PRC, the general partner of which is Pan Fangzhou (潘方舟), an Independent Third Party, and the limited partners of which are Yan Min and Li Weitang (李偉堂) (an Independent Third Party), who held 77.5% and 17.5% interests of Hengqin Cuiheng, respectively. Hengqin Cuiheng is ultimately controlled by Yan Min, an Independent Third Party. As of the Latest Practicable Date, Cuiheng New Era had a total of six limited partners, all were Independent Third Parties. Among them, Sun Lianhe (孫聯合) held 33.06% interests in Cuiheng New Era, and the other

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five limited partners held an aggregate of 54.53% interests in Cuiheng New Era. To the best of our Directors’ knowledge, information and belief, the limited partners of Cuiheng New Era are independent of each other. As of the Latest Practicable Date, Cuiheng New Era directly held 0.26% of our total issued Shares. To the knowledge of our Director, Cuiheng New Era is an Independent Third Party.

31.	Shenzhen Wenzheng Changxing Venture Capital Enterprise (L.P.)* (深圳市穩正長興創業投資企業(有限合夥)) (“Wenzheng Changxing”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Shenzhen Wenzheng, holding 0.02% interest in Wenzheng Changxing. As of the Latest Practicable Date, Wenzheng Changxing had a total of 18 limited partners, all were Independent Third Parties, and no limited partner held more than 30% interests in Wenzheng Changxing. To the best of our Directors’ knowledge, information and belief, the limited partners of Wenzheng Changxing are independent of each other. As of the Latest Practicable Date, Wenzheng Changxing directly held approximately 0.26% of our total issued Shares. To the knowledge of our Directors, Wenzheng Changxing is an Independent Third Party.

32.	Hunan Xingxiang Jiacheng Private Equity Investment Fund Partnership (L.P.) (湖南興湘佳誠私募股權投資基金合夥企業(有限合夥))* (“Xingxiang Jiacheng”) is a limited partnership established under the laws of the PRC and principally engaged in equity investment and management, the general partner of which is Hunan Xingxiang Emerging Industries Investment Fund Management Co., Ltd.* (湖南興湘新興產業投資基金管理有限公司) (“Hunan Xingxiang”). Hunan Xingxiang is a company established under the laws of the PRC with limited liability and is ultimately controlled by the State-owned Assets Supervision and Administration Commission of Hunan Province* (湖南省國有資產監督管理委員會). As of the Latest Practicable Date, Xingxiang Jiacheng had two limited partners, namely Guiyang Zhongtian Jiachuang Investment Co., Ltd.* (貴陽中天佳創投資有限公司) (“Guiyang Zhongtian”) and Hunan Xingxiang Emerging Industry Investment Fund Partnership (L.P.)* (湖南興湘新興產業投資基金合夥企業(有限合夥)) (“Xingxiang Investment”), which held approximately 49.99% and 49.01% interest in Xingxiang Jiacheng, respectively. Guiyang Zhongtian is a limited liability company established under the PRC law and is a subsidiary of Zhongtian Financial Group Company Limited* (中天金融集團股份有限公司), the shares of which are listed on the National Equities Exchange and Quotations (stock code: 400174) and ultimately controlled by Luo Yuping (羅玉平). Xingxiang Investment is a limited partnership established under the laws of the PRC and ultimately controlled by the State-owned Assets Supervision and Administration Commission of Hunan Province. To the best of our Directors’ knowledge, information and belief, the limited partners of Xingxiang Jiacheng are independent of each other. As of the Latest Practicable Date, Xingxiang Jiacheng directly held approximately 0.24% of our total issued Shares. To the knowledge of our Directors, Xingxiang Jiacheng is an Independent Third Party.

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33.	Zaozhuang Changsheng Yingkang Equity Investment Management Partnership (L.P.)* (棗莊常勝英康股權投資管理合夥企業(有限合夥)) (“Changsheng Yingkang”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Wang Jianying (王建英), an Independent Third Party, holding approximately 87.83% interest in Changsheng Yingkang. As of the Latest Practicable Date, the remaining 12.17% interests in Changsheng Yingkang were held by three limited partners (all Independent Third Parties). To the best of our Directors’ knowledge, information and belief, the limited partners of Changsheng Yingkang are independent of each other. As of the Latest Practicable Date, Changsheng Yingkang directly held approximately 0.24% of our total issued Shares. To the knowledge of our Directors, Changsheng Yingkang is an Independent Third Party.

34.	Ruyuan Yao Autonomous County Yinyuan Electric Power Group Co., Ltd.* (乳源瑤族自治縣銀源電力集團有限公司) (“Yinyuan Electric Power”) is a limited liability company established under the laws of the PRC and is principally engaged in the production and supply of tap water and electricity, and is held by Ruyuan Yao Autonomous County Jinyao City Management Investment Co., Ltd.* (乳源瑤族自治縣金瑤城市經營投資有限公司) and Ruyuan Yao Autonomous County Fuliyuan Country Revitalization Co., Ltd.* (乳源瑤族自治縣富麗源鄉村振興有限公司) as to 67.7% and 32.3% of its equity interests, respectively. Ruyuan Yao Autonomous County Jinyao City Management Investment Co., Ltd. is a limited liability company established under the PRC law, and is wholly-owned by Ruyuan Yao Autonomous County Public Assets Management Center* (乳源瑤族自治縣公共資產管理中心), a public institution in Ruyuan Yao Autonomous County, Shaoguan City, which is responsible for assisting in the management of government-invested equity. Ruyuan Yao Autonomous County Fuliyuan Country Revitalization Co., Ltd. is wholly-owned by Ruyuan Yao Autonomous County Mingyuan State-owned Assets Co., Ltd.* (乳源瑤族自治縣明源國有資產有限公司), which is in turn wholly-owned by the People’s Government of Ruyuan Yao Autonomous County. As of the Latest Practicable Date, Yinyuan Electric Power directly held approximately 0.24% of our total issued Shares. To the knowledge of our Directors, Yinyuan Electric Power is an Independent Third Party.

35.	Guiyang SME Development Fund (L.P.)* (貴陽中小企業發展基金(有限合夥)) (“Guiyang Development Fund”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Guiyang Venture Capital Co., Ltd.* (貴陽市創業投資有限公司). Guiyang Venture Capital Co., Ltd. is a company established under the laws of the PRC with limited liability and is ultimately controlled by the State-owned Assets Supervision and Administration Commission of Guiyang* (貴陽市國有資產監督管理委員會). As of the Latest Practicable Date, Guiyang Development Fund had a total of four limited partners, all were Independent Third Parties. Among them, Guiyang Industrial Control Capital Co., Ltd.* (貴陽產控資本有限公司) (which is ultimately controlled by State-owned Assets Supervision and Administration

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Commission of Guiyang) and Guiyang Industrial and Information Industry Development Guidance Fund Co., Ltd.* (貴陽市工業和信息化產業發展引導基金有限公司) (which is ultimately controlled by State-owned Assets Supervision and Administration Commission of Guiyang) held approximately 76.92% and 6.38% interests in Guiyang Development Fund, respectively, and the other two limited partners held an aggregate of 15.38% interests in Guiyang Development Fund. To the best of our Directors’ knowledge, information and belief, except for Guiyang Industrial Control Capital Co., Ltd. and Guiyang Industrial and Information Industry Development Guidance Fund Co., Ltd., both of which are ultimately controlled by State-owned Assets Supervision and Administration Commission of Guiyang, the other limited partners of Guiyang Development Fund are independent of each other. As of the Latest Practicable Date, Guiyang Development Fund directly held approximately 0.24% of our total issued Shares. To the knowledge of our Directors, Guiyang Development Fund is an Independent Third Party.

36.	Shenzhen Jiahui Chuanglong Investment Enterprise (L.P.)* (深圳市佳匯創隆投資企業(有限合夥)) (“Jiahui Chuanglong”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Hainan Jiarong Private Equity Management Co., Ltd.* (海南嘉榮私募基金管理有限公司), which is in turn ultimately controlled by Xue Xiangling (薛向崚), an Independent Third Party. As of the Latest Practicable Date, Jiahui Chuanglong had two limited partners, namely, Dongguan Qingyao Investment Partnership (L.P.)* (東莞市青藥投資合夥企業 (有限合夥)) (“Dongguan Qingyao”) and Guangdong Qingwei Investment Development Co., Ltd.* (廣東青為投資發展有限公司) (“Guangdong Qingwei”), holding 96.93% and 3.05% interest in Jiahui Chuanglong, respectively. The general partner of Dongguan Qingyao is Guangdong Qingwei, which is in turn ultimately controlled by Wang Yan (王嬿), an Independent Third Party. As of the Latest Practicable Date, Jiahui Chuanglong directly held approximately 0.22% of our total issued Shares. To the knowledge of our Directors, Jiahui Chuanglong is an Independent Third Party.

37.	Jiaxing Aomin Equity Investment Partnership (L.P.)* (嘉興傲旻股權投資合夥企業(有限合夥)) (“Jiaxing Aomin”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Aoyang (Shanghai) Private Equity Fund Management Co., Ltd.* (傲洋(上海)私募基金管理有限公司) (“Aoyang Shanghai”). Aoyang Shanghai is a company established under the laws of the PRC with limited liability and is ultimately controlled by Gan Qian (淦謙), an Independent Third Party. As of the Latest Practicable Date, Jiaxing Aomin had a total of 24 limited partners, all were Independent Third Parties, and no limited partner held more than 30% interests in Jiaxing Aomin. To the best of our Directors’ knowledge, information and belief, the limited partners of Jiaxing Aomin are independent of each other. As of the Latest Practicable Date, Jiaxing Aomin directly held approximately 0.20% of our total issued Shares. To the knowledge of our Directors, Jiaxing Aomin is an Independent Third Party.

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38.	Jiaxing Ximian is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Shenzhen Qianzi Wealth Management Co., Ltd.* (深圳市繸子財富管理有限公司) (“Shenzhen Qianzi”). Shenzhen Qianzi is a company established under the laws of the PRC with limited liability and is ultimately controlled by Wu Manping (吳蔓萍), an Independent Third Party. As of the Latest Practicable Date, Jiaxing Ximian had a total of 22 limited partners, all were Independent Third Parties, and no limited partner held more than 30% interests in Jiaxing Ximian. To the best of our Directors’ knowledge, information and belief, the limited partners of Jiaxing Ximian are independent of each other. As of the Latest Practicable Date, Jiaxing Ximian directly held approximately 0.14% of our total issued Shares. To the knowledge of our Directors, Jiaxing Ximian is an Independent Third Party.

39.	Hangzhou Zhonghe is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Zhonghe Guoxin (Hangzhou) Private Equity Fund Management Co., Ltd.* (中合國信(杭州)私募基金管理有限公司) (“Zhonghe Guoxin”). Zhonghe Guoxin is a company established under the laws of the PRC with limited liability and is ultimately controlled by the National Information Center* (國家信息中心) (i.e. the National E-Government Extranet Management Center* (國家電子政務外網管理中心) is a public institution directly managed by the China Development and Reform Commission). As of the Latest Practicable Date, Hangzhou Panchuang Construction Materials Co., Ltd.* (杭州磐創建築材料有限公司), the sole limited partner of Hangzhou Zhonghe, held 98% interest in Hangzhou Zhonghe. Hangzhou Panchuang Construction Materials Co., Ltd. is a company established under the laws of the PRC with limited liability and is wholly-owned by HOPE FAITH HOLDING LIMITED, which is a company incorporated in Hong Kong and an Independent Third Party. As of the Latest Practicable Date, Hangzhou Zhonghe directly held approximately 0.12% of our total issued Shares. To the knowledge of our Directors, Hangzhou Zhonghe is an Independent Third Party.

40.	Pingxiang Junyuan Tongchuang Enterprise Management Center (L.P.)* (萍鄉市君源同創企業管理中心(有限合夥)) (“Junyuan Tongchuang”) is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Shenzhen Dongfang Junyuan Asset Management Limited* (深圳東方君源資產管理有限公司) (“Oriental Junyuan”). Oriental Junyuan is a company established under the laws of the PRC with limited liability and is wholly-owned by Yu Qike (俞淇科), an Independent Third Party. As of the Latest Practicable Date, Junyuan Tongchuang had a total of four limited partners, all were Independent Third Parties. Among them, Pingxiang Xiangyu Junyuan Enterprise Management Center (L.P.)* (萍鄉市湘裕君源企業管理中心(有限合夥)) held approximately 71.43% interests in Junyuan Tongchuang, and the other three limited partners held an aggregate of approximately 23.80% interests in Junyuan Tongchuang. Pingxiang Xiangyu Junyuan Enterprise Management Center (L.P.) is a limited partnership established under the laws of the PRC and is

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ultimately controlled by the Pingxiang State-owned Assets Supervision and Administration Commission* (萍鄉市國有資產監督管理委員會). To the best of our Directors’ knowledge, information and belief, the limited partners of Junyuan Tongchuang are independent of each other. As of the Latest Practicable Date, Junyuan Tongchuang directly held approximately 0.09% of our total issued Shares. To the best knowledge of our Directors, Junyuan Tongchuang is an Independent Third Party.

41.	Xinquanxin is a limited partnership established under the laws of the PRC and is principally engaged in equity investment and management, the general partner of which is Zhang Liang (張亮), an Independent Third Party, holding 42.84% interest in Xinquanxin. As of the Latest Practicable Date, Xinquanxin had a total of 19 limited partners, all were Independent Third Parties, and no limited partner held more than 30% interests in Xinquanxin. To the best of our Directors’ knowledge, information and belief, the limited partners of Xinquanxin are independent of each other. As of the Latest Practicable Date, Xinquanxin directly held approximately 0.01% of our total issued Shares. To the knowledge of our Directors, Xinquanxin is an Independent Third Party.

PRINCIPAL SUBSIDIARIES OF OUR COMPANY

As of the Latest Practicable Date, our Company has four branches and 79 subsidiaries. Among them, the following subsidiaries are important to us in terms of financial results, business performance and qualifications:

Name of subsidiary	Place of incorporation/ establishment	Date of incorporation/ establishment	Percentage of equity interest held by our Company as of the Latest Practicable Date	Principal business

Shenzhen HEC Testing	The PRC	February 28, 2014	100%	Product quality inspection
Dongguan HEC Biopharmaceutical	The PRC	March 21, 2019	100%	R&D and transfer of biosimilar drugs and new biologic drugs
Dongguan HEC Generic Drug	The PRC	March 21, 2019	100%	Generic drug research and production
HEC CJ Pharm	The PRC	August 8, 2001	51.41%(1)	Drugs production, wholesale, retail and import and export
Dongguan Yangzhikang	The PRC	August 24, 2018	51.41%(2)	R&D, production and sales of drugs and biological products

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Name of subsidiary	Place of incorporation/ establishment	Date of incorporation/ establishment	Percentage of equity interest held by our Company as of the Latest Practicable Date	Principal business

Guangdong HEC Biopharmaceutical	The PRC	February 10, 2017	51.41%(2)	R&D, production and sales of drugs and biologics
Yichang HEC Medical	The PRC	July 8, 2005	51.41%(2)	Drugs wholesale, retail and import and export
Yichang HEC Pharmaceutical	The PRC	February 28, 2018	51.41%(2)	Drugs production, wholesale and import and export
Yichang HEC Medical Technology	The PRC	September 10, 2019	51.41%(2)	Pharmaceutical information consultation, analysis and investigation and pharmaceutical market promotion
Dongguan HEC Medical	The PRC	January 10, 2017	51.41%(2)	R&D, production and sales of chemical raw material drugs and chemical preparations
Hong Kong HEC	Hong Kong	August 25, 2020	100%	Pharmaceutical sales
Germany HEC	Germany	December 22, 2009	90%(3)	Import, export and distribution of pharmaceutical products, intermediates, and active pharmaceutical ingredients
US HEC	USA	November 1, 2011	100%	Import, promotion, and sales of drugs

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

Notes:

(1)	As of the Latest Practicable Date, the HEC CJ Pharm H Shares are listed on the Stock Exchange (stock code: 1558). Our Company controls an aggregate of 51.41% equity interest in HEC CJ Pharm, and HEC CJ Pharm's remaining 2.48%, 0.046% and 46.064% equity interests are held by Guangdong HEC Technology, the other core connected persons of our Company and public HEC CJ Pharm H Shareholders, respectively. To the best knowledge of our Company after due inquiry, the other core connected persons of our Company (the “Other Core Connected Persons”) include: (i) Mr. Tang Xinfa, our non-executive Director; (ii) Mr. Li Shuang, Mr. Wang Danjin, Mr. Jiang Juncai and Mr. Li Xuechen, each of whom is a director of HEC CJ Pharm (the “Relevant HEC CJ Pharm Directors”); and (iii) Mr. Wang Shengchao and Mr. Luo Zhonghua, each of whom is a supervisor of HEC CJ Pharm (the “Relevant HEC CJ Pharm Supervisors”). As of the Latest Practicable Date, Mr. Tang Xinfa, the Relevant HEC CJ Pharm Directors and the Relevant HEC CJ Pharm Supervisors held approximately 0.015%, 0.021% and 0.010% equity interest in HEC CJ Pharm, respectively.

(2)	These subsidiaries are wholly-owned subsidiaries of HEC CJ Pharm; and

(3)	The remaining 10% equity interest in Germany HEC is held by Guenther, an Independent Third Party. Guenther has passed away and the probate process in relation to his estate (including the equity interest in Germany HEC) is still ongoing as of the Latest Practicable Date to determine the heirs of Guenther.

ACQUISITIONS AND DISPOSALS DURING THE TRACK RECORD PERIOD

During the Track Record Period and up to the Latest Practicable Date, we did not engage in any material acquisitions, disposals or mergers.

STRUCTURE OF THE INTRODUCTION AND THE PRIVATIZATION

Our Company has made the Privatization Proposal to privatize HEC CJ Pharm by way of merger by absorption in accordance with the PRC Company Law, other applicable PRC laws, Hong Kong laws, the Takeovers Code and the Listing Rules. On May 10, 2024, our Company and HEC CJ Pharm entered into the Merger Agreement, pursuant to which our Company and HEC CJ Pharm have agreed to implement the Merger subject to the terms and conditions of the Merger Agreement. The principal terms and conditions of the Merger Agreement are as follows:

Parties	our Company; and HEC CJ Pharm

Overview of the Merger	Subject to the terms and conditions of the Merger Agreement and the requirements of the PRC Company Law, the Takeovers Code, the Listing Rules, the Articles and the articles of association of HEC CJ Pharm, the Merger will be implemented by our Company merging HEC CJ Pharm by way of merger by absorption, namely:

(1) Our Company will issue H Shares as consideration to acquire the Share Exchange HEC CJ Pharm H Shares held by the Share Exchange Shareholders;

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(2) Our Company will apply to the Stock Exchange for the listing of, and permission to deal in, the H Shares by way of introduction;

(3) HEC CJ Pharm will be delisted from the Stock Exchange; and

(4) The Share Exchange Shareholders will become Shareholders.

After completion of the Merger, our Company will assume all assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations of HEC CJ Pharm and HEC CJ Pharm will be eventually deregistered in the PRC. All domestic shares of HEC CJ Pharm held by our Company (representing all domestic shares of HEC CJ Pharm in issue) and all HEC CJ Pharm H Shares held by our Company and through its subsidiary will be cancelled after completion of the Merger.

Consideration	Pursuant to the Merger Agreement, conditional upon the fulfillment (or waiver, as applicable) of the Pre-Conditions, the Conditions to effectiveness and the Conditions to implementation set out in the paragraphs headed “Pre-Conditions to the Merger Agreement becoming effective”, “Conditions to effectiveness” and “Conditions to implementation” below, the Share Exchange Shareholders will be entitled to receive from our Company:

For every Share Exchange HEC CJ Pharm H Share cancelled	0.263614 new H Share

Application will be made to the Stock Exchange for H Shares to be listed and traded on the Stock Exchange by way of introduction.

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Pre-Conditions to the Merger Agreement becoming effective

The Merger Agreement is subject to the fulfilment of the following pre-conditions, namely,

(1)      the approval, filing or registration (if applicable) with or by (a) NDRC (if applicable); (b) the Ministry of Commerce of the PRC (if applicable) and (c) SAFE (if applicable), and such other applicable governmental approvals in respect of the Merger having been obtained. Subject to confirmation from SAFE, the approval, filing or registration with or by SAFE in (c) above may be applicable to the Merger and/or if any HEC CJ Pharm H Shares held by a Dissenting Shareholder (if any) will be acquired by our Company with funds remitted from the PRC to Hong Kong;

(2) the approval or filing by or with the Listing Committee of the Stock Exchange, the Department of International Cooperation of the CSRC and such other competent authorities which are necessary for the listing (by way of introduction) of, and permission to deal in, the H Shares on the Stock Exchange pursuant to the Listing; and

(3) approval by the shareholders meeting of our Company of the Merger in accordance with the PRC Laws and the Articles (the “Pre-Conditions”).

The above Pre-Conditions are not waivable. If any of the Pre-Conditions is not fulfilled by the Long-stop Date, the Merger Agreement will not become effective and will be automatically terminated.

Conditions to effectiveness	After the Pre-Conditions are fulfilled, the Merger Agreement shall become effective upon fulfillment of all of the following conditions (none of which is capable of being waived) (the “Conditions to effectiveness”):

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(1) the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the HEC CJ Pharm Shareholders present and voting in person or by proxy at the HEC CJ Pharm EGM to approve the Merger under the Merger Agreement in accordance with the articles of association of HEC CJ Pharm and PRC Laws. Our Company and any parties acting in concert are not required to abstain from voting in respect of the Merger at the HEC CJ Pharm EGM under the PRC Company Law. Each of the Relevant HEC CJ Pharm Directors and the Relevant HEC CJ Pharm Supervisors intends, with respect of their own beneficial shareholdings in HEC CJ Pharm, to vote in favor of the Merger at the HEC CJ Pharm EGM. HEC CJ Pharm Shares held by members of the CICC group acting in the capacity of an exempt principal trader connected with our Company or HEC CJ Pharm will not be voted at the HEC CJ Pharm EGM in accordance with the requirements of Rule 35.4 of the Takeovers Code; and

(2) the passing of special resolution(s) by way of poll approving the Merger under the Merger Agreement at the HEC CJ Pharm H Shareholders’ Class Meeting to be convened for this purpose, provided that: (a) approval is given by at least 75% of the votes attaching to the HEC CJ Pharm H Shares held by the Independent HEC CJ Pharm H Shareholders that are cast either in person or by proxy; and (b) the number of votes cast against the resolution is not more than 10% of the votes attaching to all HEC CJ Pharm H Shares held by the Independent HEC CJ Pharm H Shareholders. Our Company and any parties acting in concert (including Guangdong HEC Technology and Mr. Tang Xinfa) will abstain from voting at the HEC CJ Pharm H Shareholders' Class Meeting for the purpose of satisfying the requirements under Rule 2.10 of the Takeovers Code. Each of the Relevant HEC CJ Pharm Directors and the Relevant HEC CJ Pharm Supervisors intends, with respect of their own beneficial shareholdings in HEC CJ Pharm, to vote in favor of the Merger at the HEC CJ Pharm H Shareholders' Class Meeting.

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If the above Conditions to effectiveness are not fulfilled by the Long-stop Date, the Merger Agreement may be terminated by either party. Please also refer to the paragraph headed “Termination” in this section.

Conditions to implementation	After the Merger Agreement becomes effective upon fulfilment of the Pre-Conditions and all the Conditions to effectiveness, the implementation of the Merger shall be subject to the following conditions being fulfilled (the “Conditions to implementation”, together with the Conditions to effectiveness, collectively, the “Conditions”):

(1) there being no material breach of the representations, warranties or undertakings given by our Company in the Merger Agreement on the Delisting Date which has a material adverse impact on the Merger;

(2) there being no material breach of the representations, warranties or undertakings given by HEC CJ Pharm in the Merger Agreement on the Delisting Date which has a material adverse impact on the Merger;

(3) there being no law, restriction or prohibition of any governmental authority or any judgment, decision or adjudication of any court on the Delisting Date which restricts, prohibits or terminates the Merger; and

(4) the necessary approval or filing for the listing (by way of introduction) of, and the permission to deal in, the H Shares on the Stock Exchange pursuant to the Listing under Pre-Condition (2) not having been withdrawn and remain valid.

HEC CJ Pharm shall be entitled to waive Condition (1) above and our Company shall be entitled to waive Condition (2) above. Conditions (3) and (4) above are not capable of being waived. If the above Conditions to implementation are not fulfilled or if applicable, waived, by the Long-stop Date, the Merger Agreement may be terminated by the relevant party as detailed in the paragraph headed “Termination” in this section.

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Right of a Dissenting Shareholder	According to the PRC Company Law and the Articles, any Dissenting Shareholder may by written notice request HEC CJ Pharm to acquire its HEC CJ Pharm H Shares at a “fair price”.

If any Dissenting Shareholder exercises its right, the HEC CJ Pharm, our Company (if so elected by the HEC CJ Pharm) or any other third party designated by the HEC CJ Pharm may acquire the HEC CJ Pharm H Shares held by that Dissenting Shareholder at a “fair price”. For the avoidance of doubt, Dissenting Shareholders that do not exercise or invalidly exercise this right would retain their HEC CJ Pharm H Shares and participate in the Share Exchange.

If HEC CJ Pharm designates a third party to acquire such HEC CJ Pharm H Shares held by that Dissenting Shareholder, any HEC CJ Pharm H Shares so acquired by the designated third party will be exchanged into the H Shares according to the Share Exchange Ratio, which will be held by the designated third party after the Share Exchange. Upon completion of the acquisition of such HEC CJ Pharm H Shares by the designated third party from the Dissenting Shareholder, the Dissenting Shareholder shall not be entitled to make any further request to our Company, HEC CJ Pharm and/or any other HEC CJ Pharm Shareholders who voted in favour of the shareholders’ resolutions of HEC CJ Pharm in respect of the Merger Agreement, the Merger and the relevant arrangements, nor shall such Dissenting Shareholder have the right to exchange its HEC CJ Pharm H Shares into H Shares.

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

As of the Latest Practicable Date, North & South Brother Pharma is expected to be designated by HEC CJ Pharm to acquire the HEC CJ Pharm H Shares from any Dissenting Shareholder that elects to have its HEC CJ Pharm H Shares to be acquired at a “fair price”. To the best knowledge of our Directors after making due and careful enquiries, North & South Brother Pharma is an Independent Third Party, considering that (1) North & South Brother Pharma is not a connected person of our Company nor an associate of connected persons of our Company; (2) the acquisition of any HEC CJ Pharm H Shares from any Dissenting Shareholder by North & South Brother Pharma shall be financed by its own source of funds; (3) North & South Brother Pharma and its ultimate beneficial owners are not accustomed to take instructions from any core connected person of our Company; (4) North & South Brother Pharma and its ultimate beneficial owners have not entered into any acting-in-concert arrangements with our Company or any of its core connected persons; (5) North & South Brother Pharma cannot exercise significant influence on the decisions of our Company or any of our core connected persons; and (6) North & South Brother Pharma shall be the legal and beneficial owner of any HEC CJ Pharm H Shares so acquired from Dissenting Shareholders and H Shares so acquired pursuant to the Share Exchange.

Termination	Subject to the requirements of the Takeovers Code and the regulatory requirements of the SFC and the Stock Exchange, the Merger Agreement may be terminated before the implementation of the Merger in any of the following circumstances:

(1) by either our Company or HEC CJ Pharm, if

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

(i) any competent governmental authority issues any order, decree, ruling or take any other actions which permanently restricts, impedes or otherwise prohibits the Merger and which is final, biding and not capable of being appealed (both our Company and HEC CJ Pharm shall use reasonable endeavors to procure the withdrawal of such order, decree, ruling or action); or

(ii) the Conditions to effectiveness not having been fulfilled on or before the Long-stop Date;

(2) by our Company, if HEC CJ Pharm commits a material breach of the representations, warranties and undertakings under the Merger Agreement or any other agreement related to the Merger which has a material adverse impact on the Merger and such breach is not remedied by HEC CJ Pharm within 30 days following written notice from our Company; or

(3) by HEC CJ Pharm, if our Company commits a material breach of the representations, warranties and undertakings under the Merger Agreement or any other agreement related to the Merger which has a material adverse impact on the Merger and such breach is not remedied by our Company within 30 days following written notice from HEC CJ Pharm.

In addition, as set out in the paragraph headed “Pre-Conditions to the Merger Agreement becoming effective”, the Merger Agreement will be automatically terminated if any of the Pre-Conditions is not fulfilled by the Long-stop Date.

As of the date of this Listing Document, our Company has obtained the filing notice from the NDRC in respect of the Merger on March 11, 2025, and has been informed that the approval from the Ministry of Commerce of the PRC and SAFE is not applicable to the Merger. Our Company has completed the filing with the CSRC for the Listing on June 16, 2025, and received a letter from the Stock Exchange approving in principle the listing of the H Shares on the Stock Exchange on June 27, 2025. Our Company has also obtained the approval by the shareholders meeting of our Company of the Merger in accordance with the PRC Laws and the Articles on December 11, 2024. Accordingly, all the Pre-Conditions have been fulfilled. Save for the disclosed, all of the above Conditions remain to be outstanding.

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

The Share Exchange Ratio was determined on commercial basis on arm’s length terms after taking into account, among other things:

(a)	the theoretical value of the H Shares under the Merger for each Share Exchange HEC CJ Pharm H Share, which is attractive for the Share Exchange Shareholders and represents a higher premium rate compared to the value of the shares being offered as consideration in previous transactions involving privatization and listing by way of introduction in Hong Kong;

(b)	the historical performance of our Company and HEC CJ Pharm;

(c)	the current and historical market price levels of HEC CJ Pharm and the historical and current trading multiples of certain of the respective comparable companies of HEC CJ Pharm;

(d)	the business potential of our Group after the Merger takes effect and the potential benefits of the Introduction and the Merger for the Share Exchange Shareholders; and

(e)	the fact that the H Shares are being offered as consideration under the Merger and that following completion of the Introduction and the Merger, HEC CJ Pharm will be merged into our Company and thus, the Share Exchange Shareholders will be able to continue to participate in the performance of HEC CJ Pharm directly.

For more details on the valuation of our H Shares, please refer to the valuation report appended to the Composite Document (Appendix II to the Composite Document).

The Privatization and the Listing will not proceed if the Merger is not approved or lapses or does not become unconditional for any reason, and the Merger is conditional upon obtaining the necessary approvals and/or having made the necessary filings for the listing (by way of introduction) of, and permission to deal in, our H Shares on the Stock Exchange pursuant to the Listing. On June 16, 2025, the CSRC issued a notification on our Company's completion of the CSRC filing procedures for the Listing. As advised by our PRC Legal Advisor, our Company has completed the filing procedures with the CSRC as required under the Trial Measures in relation to the Listing. As of the Latest Practicable Date, we have applied to the Listing Committee for the listing of, and permission to deal in, the H Shares to be issued pursuant to the Privatization and the Listing.

Warning: The implementation of the Privatization Proposal (including the effectiveness of the Merger Agreement) is subject to the Conditions set out above being fulfilled or waived, as applicable, and therefore the Privatization Proposal may or may not be implemented and the Merger Agreement may or may not become effective. Shareholders and potential investors of our Company and HEC CJ Pharm should therefore exercise caution when dealing in the securities of our Company and HEC CJ Pharm. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

Expected events in relation to the Privatization Proposal subsequent to the date of this Listing Document

Subsequent to the issuance of the Listing Document, the key milestone events and dates in relation to the Privatization Proposal are set out below:

HEC CJ Pharm EGM will be held for the HEC CJ Pharm Shareholders to consider and if thought fit, approve the Merger Agreement, the Merger and the relevant arrangements	9:00 a.m. on
Monday, July 21, 2025

HEC CJ Pharm H Shareholders’ Class Meeting will be held for the HEC CJ Pharm H Shareholders to consider and if thought fit, approve the Merger Agreement, the Merger and the relevant arrangements	9:30 a.m. on
Monday, July 21, 2025 or immediately after the conclusion of the HEC CJ Pharm EGM or any adjournment thereof on Monday, July 21, 2025

Expected date for all Conditions to effectiveness to be satisfied and for the Merger Agreement to become effective	Monday, July 21, 2025

Latest date and time for dealings in HEC CJ Pharm H Shares	4:10 p.m. on
Tuesday, July 29, 2025

Share Exchange Record Date	Monday, August 4, 2025

Expected date and time of withdrawal of listing of HEC CJ Pharm H Shares	4:00 p.m. on
Tuesday, August 5, 2025

Latest date for the Share Exchange	Thursday, August 7, 2025

Dealings in the H Shares on the Stock Exchange expected to commence at	9:00 a.m. on
Thursday, August 7, 2025

Expected date for all Conditions to implementation to be satisfied (or waived, as applicable)	Thursday, August 7, 2025

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

For details of the expected timetable, please refer to the section headed “Expected Timetable” in this Listing Document. The timetable as set out above and in the section headed “Expected Timetable” are subject to changes, and further announcement(s) will be made in the event there is any change.

THE PREVIOUS INITIAL PUBLIC OFFERING APPLICATION

In July 2023, to explore the opportunity of establishing a capital market platform in the A-share market in the PRC, we entered into a tutoring agreement for the initial public offering (the “Tutoring Agreement”) with China International Capital Corporation Limited (“CICC”), to receive guidance from CICC, a qualified sponsor of A-share listing. On July 25, 2023, CICC, on behalf of our Company, submitted the preliminary tutoring filing (上市前輔導備案) to the CSRC Guangdong office.

Considering our strategic decision to privatise HEC CJ Pharm through a merger by absorption and pursue a listing of our H Shares on the Stock Exchange by way of introduction, our Company has decided to proceed with the Listing on an international platform. This approach will enable us to gain future access to foreign capital and attract a broader investor base. As of the Latest Practicable Date, our Company did not submit A-share listing application to the CSRC or the relevant stock exchanges in the PRC, and did not receive any comments or inquiries from the CSRC or the relevant stock exchanges in the PRC.

The Directors confirm that (a) there was no disagreement between our Company and the professional parties involved in the previous A-share listing attempt; and (b) there are no material matters or unresolved issues relating to our Company's previous A-share listing attempt that need to be brought to the attention of the Stock Exchange. Based on the independent due diligence conducted by the Sole Sponsor, the Sole Sponsor is not aware that (a) there was any disagreement between the Company and the professional parties involved in the previous A-share listing attempt; or (b) there are any material matters or unresolved issues relating to the Company’s previous A-share listing attempt that need to be brought to the attention of the Stock Exchange.

EMPLOYEE INCENTIVE SCHEME

In order to incentivise our Directors, Supervisors, senior management and core employees for their contributions to our Group and to attract and retain suitable personnel to our Group, we established Yidu Fangwenwen and Yidu Yingwenfang as employee incentive platforms in China, and in June 2023, we adopted the Employee Incentive Scheme. See “Appendix VI — Statutory and General Information — D. Employee Incentive Scheme” in this Listing Document for further details.

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

COMPLIANCE WITH LAWS AND REGULATIONS

As of the Latest Practicable Date, the establishment, equity transfer and change in registered capital of our Company had been properly and legally completed in compliance with applicable laws and regulations.

As advised by our PRC Legal Advisor, as of the Latest Practicable Date, our Company had obtained relevant approvals or confirmations for its establishment and subsequent equity transfers and registered capital changes in all material respects, and had registered or filed with the relevant competent authorities in accordance with the relevant PRC laws and regulations. As of the Latest Practicable Date, the establishment of our Company and subsequent equity transfers and changes in registered capital were valid and legally binding.

PUBLIC FLOAT

Rule 8.08(1)(a) of the Listing Rules requires there to be an open market in the securities for which listing is sought. This normally means that at least 25% of the issuer’s total issued share capital must at all times be held by the public. None of the Domestic Shares (including Domestic Shares held by the Pre-Listing Investors) will be treated as part of the public float of our Company. All H Shares to be issued to the Share Exchange Shareholders (excluding the H Shares that will be issued to Guangdong HEC Technology, Mr. Tang Xinfa, the Relevant HEC CJ Pharm Directors and the Relevant HEC CJ Pharm Supervisors) will be counted towards the public float. It is expected that upon Listing, the total number of listed H Shares of our Company held by the public represents 18.53% of the total number of issued Shares of our Company. We have applied to the Stock Exchange to request the Stock Exchange to exercise its discretion under Rule 8.01(1)(d) of the Listing Rules, and the Stock Exchange has granted our Company a waiver from strict compliance with the requirements of Rule 8.08(1)(a) of the Listing Rules, pursuant to which the minimum percentage of our H Shares from time to time held by the public shall be the higher of (1) 18.53% and (2) such percentage of H Shares to be held by the public immediately upon completion of the Introduction and the Privatization. For details of the relevant waiver, please refer to “Waivers from Strict Compliance with the Listing Rules — Public Float” in this Listing Document.

APPENDIX V	LISTING DOCUMENT

HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

OUR CORPORATE STRUCTURE AND SHAREHOLDING STRUCTURE

The following chart sets forth the simplified corporate and shareholding structure of our Company immediately prior to the completion of the Introduction and the Privatization:

Li Shangjun
Zhang Tianbao
* Mr. Zhang
Hu Zhidong
Wei Cailiang
Zhou Lin
Lu Yuxin
Zhang Hongwei
Zhu Yingwei
Deng Xinhua
Tang Xinfa
99.82%
0.18%
90%
3.75%
3.13%
3.13%
23.81%
23.81%
23.81%
14.29%
14.29%
Ruyuan Jingwei Industrial
* Shenzhen HEC Pharmaceutical
* Ruyuan HEC Industrial
* Ms. Guo
* Ruyuan Shuaicai Investment(1)
Zhang Hongwei(2)
Ruyuan Xinwei Investment(3)
* Ms. Guo
* Mr. Zhang
80.52%
10.66%
8.82%
71.75%
27.45%
0.5%
0.3%
74.63%
0.37%
25%
Ruyuan Yangzhiguang(4)
* Ruyuan Yuneng Electric
58%
* Shaoguan Xinyuneng Industrial
42%
* Ruyuan Xinjing Technology
42.34%
27.01%
30.66%
10%
90%
* Shenzhen HEC Industrial(17)
Ruyuan Yangzhiguang(4)
100%
* Yidu HEC Industrial
* Yichang HEC Medicine(5)
* Shenzhen HEC Pharmaceutical
He Xin
92%
8%
9.19%
2.98%
5.11%
82.72%
100%
* Linzhi HEC Pharmaceutical Research
Linzhi Bayi Gaoyuanzhiguang(6)
* Ruyuan HEC Industrial
73.64%
2.11%
17.32%
6.93%
* Dongguan HEC Research
Caitong Renyao(9)
86.74%
13.26%
* Yidu Shuaixinwei(7)
* Guangdong HEC Technology(8)
* Yichang HEC Research
Yidu Yingwenfang(10)
Yidu Fangwenwei(11)
* Yidu Junjiafang(12)
Pre-listing Investors(13)
6.60%
15.68%
10.99%
27.21%
2.47%
2.47%
1.65%
32.93%
Our Company
Guenther(15)
100%
100%
100%
25.71%
25.71%
100%
90%
10%
100%
Shenzhen HEC Testing
Dongguan HEC Biopharmaceutical
Dongguan HEC Generic Drug
Hong Kong HEC
Germany HEC
US HEC(16)
Other subsidiaries(14)
HEC CJ Pharm(18)
100%
100%
100%
100%
100%
100%
Dongguan Yangzhikang
Guangdong HEC Biopharmaceutical
Yichang HEC Medical
Yichang HEC Pharmaceutical
Yichang HEC Medical Technology
Dongguan HEC Medical
Other subsidiaries(14)

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Notes:

*	Individuals/entities marked with an asterisk “*” are our Controlling Shareholders. In addition, our Controlling Shareholders also include Dongguan HEC Industrial and Zhejiang HEC Health.

(1)	Ruyuan Shuaicai Investment is a limited partnership established under the laws of the PRC and its general partner is Mr. Zhang. The limited partners of Ruyuan Shuaicai Investment are Hu Zhidong, Wei Cailiang and Zhou Lin, who are Independent Third Parties.

(2)	Zhang Hongwei is an Independent Third Party.

(3)	Ruyuan Yao Autonomous County Xinwei Investment Service Partnership (G.P.)* (乳源瑤族自治縣新偉投資服務合夥企業(普通合夥)) (“Ruyuan Xinwei Investment”) is a general partnership established under the laws of the PRC. Ruyuan Xinwei Investment’s partners are Lu Yuxin, Zhang Hongwei, Zhu Yingwei, Deng Xinhua and Tang Xinfa (executive partner). Save for Zhu Yingwei and Tang Xinfa who are our non-executive Directors, the other partners are Independent Third Parties.

(4)	Ruyuan Yao Autonomous County Yangzhiguang Industrial Development Co., Ltd.* (乳源瑤族自治縣陽之光實業發展有限公司) (“Ruyuan Yangzhiguang”) is owned as to 80.52% by Ruyuan Yao Autonomous County Jingwei Industrial Development Co., Ltd.* (乳源瑤族自治縣京偉實業發展有限公司) (“Ruyuan Jingwei Industrial”), which is in turn owned as to 99.82% and 0.18% by Li Shangjun and Zhang Tianbao, each an Independent Third Party.

(5)	Yichang HEC Medicine is owned as to 53.73% by Zhejiang HEC Health, 22.13% by North & South Brother Pharma (ultimately wholly-owned by Mo Kit, an Independent Third Party), 10.56% by Shenzhen HEC Industrial, 6.55% by Yichang HEC Research, 5.75% by Dongguan HEC Industrial and 1.28% by Hubei Hanshen Yangguang Biopharmaceutical Industrial Investment Fund (L.P.)* (湖北瀚燊陽光生物醫藥產業投資基金(有限合夥)) (ultimately controlled by Tu Ran (涂然), an Independent Third Party).

(6)	Linzhi Bayi District Gaoyuanzhiguang Investment Co., Ltd.* (林芝市巴宜區高原之光投資有限公司) (“Linzhi Bayi Gaoyuanzhiguang”) is a limited company established under the laws of the PRC, which is wholly-owned by He Xin, an Independent Third Party.

(7) and (12)	Yidu Shuaixinwei and Yidu Junjiafang are the share incentive plan platforms of our Company at the shareholder level, and Mr. Zhang is the sole general partner of these platforms. Mr. Zhang holds 29.77% interest in Yidu Shuaixinwei and 88.04% interest in Yidu Junjiafang, respectively. Yidu Shuaixinwei has a total of eight limited partners, with their names and approximate percentage of interest in Yidu Shuaixinwei listed as follows: Zhang Hongwei (15.07%), Zhu Yingwei (15.07%), Deng Xinhua (15.07%), Lu Yuxin (15.07%), Hu Zhidong (3.62%), Wei Cailiang (3.01%), Zhou Lin (3.01%) and Ms. Guo (0.30%). Save for Zhu Yingwei who is our non-executive Director and Ms. Guo who is our Controlling Shareholder, the other limited partners of Yidu Shuaixinwei are Independent Third Parties. Yidu Junjiafang has a total of ten limited partners, with their names and approximate percentage of interest in Yidu Junjiafang listed as follows: Wang Mingxing (1.55%), Zhang Wei (1.40%), Zheng Hongshu (1.29%), Wang Changyong (1.24%), Wang Jing (1.24%), Zhai Jianfeng (1.16%), Pan Yangjun (1.16%), Chen Junhao (1.09%), Pan Sanxiong (0.93%) and Ms. Guo (0.89%). Save for Ms. Guo who is our Controlling Shareholder, the other limited partners of Yidu Junjiafang are Independent Third Parties.

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

(8)	The shares of Guangdong HEC Technology are listed on the Shanghai Stock Exchange (stock code: 600673), and as of the Latest Practicable Date, Shenzhen HEC Industrial and its parties acting in concert, namely, Yichang HEC Medicine, Ruyuan Yangzhiguang Aluminum, Ruyuan HEC Enterprise Management, Shenzhen NewFoxon and Suzhou Fenghe directly and indirectly control approximately 52.69% interests in Guangdong HEC Technology. Ruyuan Yangzhiguang Aluminum is owned as to 40.11% by Ruyuan Yangzhiguang (ultimately controlled by Li Shangjun, an Independent Third Party and a merchant), 27.57% by Zhejiang Zheshang Industrial Finance Holdings Co., Ltd.* (浙江浙商產融控股有限公司) (ultimately controlled by Fu Yunsong (傅雲松) and Fang Lingya (方淩雅), each an Independent Third Party), 17.10% by North & South Brother (HK), and 15.22% by Ruyuan HEC Industrial. Ruyuan HEC Enterprise Management is owned as to 77.03% by Ruyuan Xinwei Investment (ultimately controlled by Tang Xinfa, our non-executive Director), 10.23% by Ruyuan Yao Autonomous County Zhilin Investment Service Partnership (G.P.)* (乳源瑤族自治縣志林投資服務合夥企業(普通合夥)) (ultimately controlled by Hu Zhidong (胡志東), an Independent Third Party), 7.90% by Ruyuan Yao Autonomous County Mingrong Investment Service Partnership (L.P.)* (乳源瑤族自治縣明榮投資服務合夥企業(有限合夥)) (ultimately controlled by Zhang Zhiming (張志明), an Independent Third Paty), and 4.83% by Ruyuan Yao Autonomous County Weiming Investment Service Partnership (L.P.)* (乳源瑤族自治縣維明投資服務合夥企業(有限合夥)) (ultimately controlled by Wang Mingxing (王明星), an Independent Third Party). Shenzhen NewFoxon is a fund managed by Shenzhen NewFoxon Investment Co., Ltd.*, which is owned as to 55% by Guangzhou Fusheng Investment Co., Ltd.* (廣州複昇投資有限公司) (ultimately controlled by Ding Xungang (丁訓剛), an Independent Third Party and a merchant), 40% by Ding Xungang and 5% by Zhan Chu (詹礎) (an Independent Third Party). Suzhou Fenghe’s general partner is Suzhou Industrial Park Tiantinghui Enterprise Management Co., Ltd.* (蘇州工業園區天庭輝企業管理有限公司), holding 0.5% interest in Suzhou Fenghe, and is wholly-owned by Liu Sheng (劉聖) (an Independent Third Party and a merchant). Suzhou Fenghe has five limited partners, namely, Liu Sheng, Sun Yuzhou (孫雨舟), Ding Hai (丁海), Feng Xiaowei (馮小偉) and Fang Jie (方杰), holding 49.5%, 15%, 15%, 10% and 10% interest in Suzhou Fenghe, respectively, and each an Independent Third Party. According to the acting in concert arrangements made among Shenzhen HEC Industrial, Yichang HEC Medicine, Ruyuan HEC Enterprise Management, Ruyuan Yangzhiguang Aluminum, Shenzhen Newfoxon and Suzhou Fenghe, the parties acting in concert with Shenzhen HEC Industrial agreed to fully defer their voting rights towards Guangdong HEC Technology to Shenzhen HEC Industrial. Since Shenzhen HEC Industrial is held as to 42.34%, 27.01% and 30.66% by Ruyuan Yuneng Electric, Shaoguan Xinyuneng Industrial and Ruyuan Xinjing Technology, respectively, Shaoguan Xinyuneng Industrial is owned as to 58% and 42% by Ruyuan Yuneng Electric and Ruyuan Xinjing Technology, respectively, and Ruyuan Yuneng Electric and Ruyuan Xinjing Technology are ultimately controlled by Ms. Guo and Mr. Zhang, Guangdong HEC Technology is ultimately jointly controlled by Ms. Guo and Mr. Zhang.

(9)	Dongyang City Caitong Renyao Equity Investment Partnership (L.P.)* (東陽市財通仁藥股權投資合夥企業(有限合夥)) (“Caitong Renyao”)’s general partner is Zhejiang Caitong Capital Investment Co., Ltd.* (浙江財通資本投資有限公司), which is a wholly-owned subsidiary of Caitong Securities Co., Ltd.* (財通證券股份有限公司), whose shares are listed on the Shanghai Stock Exchange (stock code: 601108) and are ultimately controlled by the Zhejiang Provincial Department of Finance. The limited partner of Caitong Renyao is Dongyang City State-owned Assets Investment Co., Ltd. (東陽市國有資產投資有限公司), which is owned as to 90% by Dongyang City State-owned Assets Supervision and Administration Office (東陽市國有資產監督管理辦公室) and 10% by Zhejiang Financial Development Co., Ltd. (浙江省財務開發有限責任公司) (which is wholly owned by Zhejiang Provincial Department of Finance).

(10) and (11)	Yidu Yingwenfang and Yidu Fangwenwen are our Group’s employee incentive platforms. For details of the Employee Incentive Scheme, please refer to “Appendix VI - Statutory and General Information - D. Employee Incentive Scheme.”

(13)	For further details of the Pre-listing Investors, please refer to the “Pre-listing Investment” of this section.

(14)	As of the Latest Practicable Date, our Company has 79 subsidiaries in total, among which 50 subsidiaries are owned indirectly by our Company through HEC CJ Pharm.

(15)	Guenther is an Independent Third Party, save for his shareholding in Germany HEC. Guenther has passed away and the probate process in relation to his estate (including the equity interest in Germany HEC) is still ongoing as of the Latest Practicable Date to determine the heirs of Guenther.

(16)	US HEC is an indirect wholly-owned subsidiary of our Company.

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(17)	On October 25, 2023, Shenzhen HEC Industrial pledged 42,988,226 Shares (representing approximately 9.27% of our issued Shares as of the Latest Practicable Date) to Industrial Bank Co., Ltd. Shenzhen Branch as collateral to guarantee a loan in the principal amount of RMB870 million for a period of five years ending on June 25, 2028.

(18)	On March 8, 2024, our Company and Hong Kong HEC entered into an equity transfer agreement, pursuant to which the transfer of rights and obligations attached to the 25.71% equity interest in HEC CJ Pharm from Hong Kong HEC to our Company has completed on March 8, 2024. As of the Latest Practicable Date, Hong Kong HEC remains the legal owner of the 25.71% equity interest in HEC CJ Pharm, as the register of members of HEC CJ Pharm has yet to be updated.

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

The following chart sets forth the simplified corporate and shareholding structure of our Company immediately following the completion of the Introduction and the Privatization:

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HISTORY, DEVELOPMENT AND CORPORATE STRUCTURE

Notes:

(1) to (17)	Please refer to “the shareholding structure of our Company immediately prior to the completion of the Introduction and the Privatization” for further details.

(18)	According to the PRC Company Law and the Articles of Association, any Dissenting Shareholder may by written notice request HEC CJ Pharm to acquire the HEC CJ Pharm H Shares held thereby at a “fair price”, and HEC CJ Pharm or a party designated by HEC CJ Pharm may acquire the HEC CJ Pharm H Shares held by that Dissenting Shareholder. As at the Latest Practicable Date, North & South Brother Pharma, an Independent Third Party, is expected to be designated by HEC CJ Pharm to acquire the HEC CJ Pharm H Shares from any Dissenting Shareholder that elects to have their HEC CJ Pharm H Shares to be acquired at a “fair price”. The percentage of Shares held by H Share public shareholders immediately following the completion of the Introduction and the Privatization shall include H Shares held by North & South Brother Pharma obtained through the Share Exchange, if any.

(19)	HEC CJ Pharm will be deregistered after all its assets, liabilities, interests, businesses, employees, contracts and all other rights and obligations have been assumed by our Company in accordance with relevant laws and regulations.

(20)	Other Core Connected Persons consist of (i) Mr. Tang Xinfa, our non-executive Director, who will hold approximately 34,375 H Shares exchanged from 130,400 HEC CJ Pharm H Shares he held as of the Latest Practicable Date; (ii) Mr. Li Shuang, Mr. Wang Danjin, Mr. Jiang Juncai and Mr. Li Xuechen, each of whom is a director of HEC CJ Pharm, who will hold approximately 17,609, 17,714, 17,609 and 1,054 H Shares exchanged from 66,800, 67,200, 66,800 and 4,000 HEC CJ Pharm H Shares they held respectively as of the Latest Practicable Date; and (iii) Mr. Wang Shengchao and Mr. Luo Zhonghua, each of whom is a supervisor of HEC CJ Pharm, who will hold approximately 8,435 and 17,609 H Shares exchanged from 32,000 and 66,800 HEC CJ Pharm H Shares they held respectively as of the Latest Practicable Date.

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BENEFITS OF THE INTRODUCTION AND THE PRIVATIZATION

The Directors believe that the completion of the Merger and the Listing benefits both Share Exchange Shareholders and the Company and marks a significant milestone in the development of the Company. The Merger and the Listing represent an opportunity for Share Exchange Shareholders to become shareholders of the Enlarged SLP Group, and will benefit the Company and Share Exchange Shareholders in the following aspects:

BENEFITS OF THE MERGER AND THE LISTING TO THE COMPANY

We plan to further integrate with HEC CJ Pharm to become a comprehensive pharmaceutical company driven by independent R&D with integrated capacities in R&D, production and commercialization, further capitalizing on the economies of scale and synergies to unleash greater growth potential.

Through the Merger, the Enlarged SLP Group will become an integrated pharmaceutical company engaging in R&D, production and commercialization of pharmaceutical products, and consolidate its position as a comprehensive pharmaceutical company

Before the completion of the Merger, as a result of the non-compete agreement between HEC CJ Pharm and SLP, there is a clear division of business between HEC CJ Pharm and SLP. SLP is responsible for the pharmaceutical R&D and overseas sales, while HEC CJ Pharm is responsible for the domestic commercialization of pharmaceutical products. HEC CJ Pharm currently does not have a strong in-house R&D system, and its revenue and profits are mainly generated from the sales of its major product, Kewei (oseltamivir phosphate). Its product structure is relatively simple and its channels for acquiring new products are limited. Through the full integration of SLP’s and HEC CJ Pharm’s businesses, the Enlarged SLP Group will promote the vertically integrated operation and management of pharmaceutical R&D, production and commercialization. By combining SLP’s R&D capability and robust drug pipeline and HEC CJ Pharm’s strong nationwide sales network, the Enlarged SLP Group will benefit from the synergy of the Merger. HEC CJ Pharm will reduce its dependence on its major products with the Enlarged SLP Group’s diverse and robust drug pipeline, achieve long-term sustainable growth, expand its market value, and consolidate its position as a comprehensive pharmaceutical company.

Integrating domestic and overseas sales channels to build an extensive sales network

Before the completion of the Merger, as a result of the non-compete agreement and to avoid competition between HEC CJ Pharm and SLP, HEC CJ Pharm was solely responsible for the commercialization of pharmaceutical products in China, while SLP was solely responsible for the pharmaceutical R&D and overseas sales. After years of development, HEC CJ Pharm has formed a large domestic sales network in the PRC, while SLP has built an extensive sales network which covers eight jurisdictions and regions including but not limited to the United States, Germany, and the United Kingdom. SLP has established an independent brand with good reputation and formed certain sales capabilities. By combining the sales channels of HEC CJ Pharm and SLP, the Enlarged SLP Group will form a fully-integrated extensive sales network. As a result, the Enlarged SLP Group can carry out its business operations with more

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BENEFITS OF THE INTRODUCTION AND THE PRIVATIZATION

flexibility and respond to the unmet medical demands for different pharmaceutical products without being subject to the constraints of the non-compete agreement, and provide its diverse and robust pipeline of pharmaceutical products to both domestic and overseas markets in the future, which our Directors believe is essential for the creation of a global pharmaceutical company and the enhancement of our market position and influence.

Improving overall corporate efficiency for long-term sustainable and resilient growth

Under the current management arrangement, the review chain of major business decision-making processes is long and requires the approval from both HEC CJ Pharm and SLP. It also takes a long time to complete the approval process for connected transactions for HEC CJ Pharm. As a result, strategic opportunities for product development may be missed. After completion of the Merger, the businesses of HEC CJ Pharm and SLP will be integrated to optimize the management structure, shorten the business decision-making process, improve the management operation efficiency and integrate the R&D systems, production facilities and sales networks, thus achieving long-term sustainable and resilient growth.

BENEFITS OF THE MERGER AND THE LISTING TO THE SHARE EXCHANGE SHAREHOLDERS

Our Directors believe that the Enlarged SLP Group will be an attractive investment opportunity for the Share Exchange Shareholders. Upon completion of the Merger, the Share Exchange Shareholders may continue to invest in HEC CJ Pharm (as part of the Enlarged SLP Group) which will be equipped with excellent commercialization capabilities; they may also benefit from the potential synergy that may be achieved as a result of the Merger. Apart from the greater capital market potential of the investment target, the Share Exchange Shareholders will also directly receive immediate cash benefits by way of Special Dividend of HK$1.50 per Share to be distributed by HEC CJ Pharm, thus enabling the Share Exchange Shareholders to realize a certain level of capital return from their investment. As we do not need to raise capital in connection with the Listing, the proposed transaction will be less exposed to capital market volatility. In summary, our Directors believe that the overall transaction structure is in the interests of the Share Exchange Shareholders and that the long-term benefits to the Share Exchange Shareholders include the following:

Our integrated in-house R&D system and our R&D platform that covers the complete drug development cycle enabling us to achieve long-term value creation

In order to drive the long-term sustainable development of HEC CJ Pharm, in addition to maintaining the revenue growth from the existing pharmaceutical products, HEC CJ Pharm also needs to build a robust product pipeline and continue to introduce new products to ensure long-term growth. SLP has strong pharmaceutical R&D capabilities in the PRC, and has established an integrated in-house R&D system and an R&D platform that covers the complete development cycle of chemical drugs and biologics. It has in-house and systematic R&D capabilities, enabling rapid commercialization of our drugs under development.

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BENEFITS OF THE INTRODUCTION AND THE PRIVATIZATION

Leveraging its R&D platforms, SLP has established a diverse and robust product pipeline in three major therapeutic areas with huge unmet clinical needs, and has formed differentiated development paths in each R&D field: (1) its pipeline of anti-infective drugs covers indications such as hepatitis B, hepatitis C, influenza, and acute respiratory infection; (2) in the field of chronic diseases, SLP has built a strong diabetes drug portfolio, and is continuing to expand product lines to cover respiratory diseases such as pulmonary fibrosis, pulmonary hypertension, chronic obstructive pulmonary disease, and asthma, and is gradually expanding to metabolic disorders such as gout and obesity and neuropsychiatric disorders; (3) its oncology pipeline focuses on the treatment of solid tumor and blood cancers (hematological malignancy) utilizing technologies such as precise targeting.

Through this integration, the Share Exchange Shareholders will become the shareholders of the Enlarged SLP Group, and benefit from the R&D results produced by its R&D platforms focusing on the three key therapeutic areas. The Enlarged SLP Group will achieve a virtuous cycle in respect of its business model of integrated R&D, production and commercialization focusing on innovative new drugs, while continue to be involved in modified new drugs, generic drugs and biosimilars. The Enlarged SLP Group’s major products will continuously generate strong cash flow to support R&D investment, and its strong R&D capabilities will further strengthen its product portfolio and expand its market shares, which will be conducive to sustainable business growth and long-term value creation.

Eliminating connected transactions, improving operational efficiency and expanding economies of scale

Under the current shareholding structure, SLP and HEC CJ Pharm are required to comply with their non-compete agreement and the connected transaction requirements under the Listing Rules. After the completion of the Merger, the Enlarged SLP Group will be able to complete the integration of R&D, manufacturing and commercialization, resulting in a more streamlined and efficient decision-making process, which enables it to respond to market demands more rapidly and with more reasonable commercial arrangements. In addition, after the Merger, the Enlarged SLP Group will be able to utilize the combined supply chain system and manufacturing bases, which will significantly reduce the number of continuing connected transactions between the SLP and HEC CJ Pharm, as well as the restrictions from non-compete agreement. This is expected to further reduce procurement and manufacturing costs, thereby enhancing management efficiency, lowering overall operating expenses, maximizing cooperation synergies, and achieving economies of scale.

Enhancing overall performance in the capital market

Firstly, prior to the implementation of the Merger, HEC CJ Pharm does not have an independent R&D system, and its capital market valuation was at a low level. After completion of the Merger, the Enlarged SLP Group will become a comprehensive pharmaceutical enterprise integrating R&D, production and commercialization, as well as a listed entity with a complete business chain, which will enhance investors’ market confidence in the Enlarged SLP Group.

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Secondly, HEC CJ Pharm will significantly reduce the number of continuing connected transactions that it involves, and the restrictions from non-compete agreement, which will be beneficial in reducing its administrative and compliance costs, thus boosting overall business performance.

Thirdly, prior to the implementation of the Merger, HEC CJ Pharm’s sources of business revenue and profits were relatively concentrated. After completion of the Merger, the Enlarged SLP Group will have stronger R&D capabilities and a more diverse drug pipeline to respond to changing market competition, which will increase its long-term investment value. The above changes will also make the Enlarged SLP Group more attractive to investors.

In summary, after the Merger becomes unconditional and upon completion of the Listing, the Enlarged SLP Group will become a comprehensive pharmaceutical enterprise integrating R&D, production and sales, with reduced management and compliance costs, and a steady and continuous growth in its revenue and profits, all of which will enhance the Enlarged SLP Group's overall performance in the capital market.

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BUSINESS

OVERVIEW

We are a vertically integrated pharmaceutical company engaging in research and development, production and commercialization of pharmaceutical products with a focus on innovative drugs and are also involved in modified new drugs, generic drugs and biosimilars. With over two-decade of experience since our inception in 2003, we have built independent research and development platforms, production facilities that meet the international standards and a comprehensive sales network. We strategically focus on therapeutic areas of infectious diseases, chronic diseases and oncology. We are a market leader in the oseltamivir phosphate market in China in terms sales value in 2024. In 2024, our oseltamivir phosphate products, including our top-selling product, Kewei, accounted for 54.8% of the entire oseltamivir phosphate market in China. During the Track Record Period, sales of oseltamivir phosphate accounted for 81.2%, 86.9% and 64.2% of our revenue for the years ended December 31, 2022, 2023 and 2024, respectively. Most of the oseltamivir phosphate revenue was generated from Kewei (oseltamivir phosphate), our top-selling product. We also generated revenue from sales of chronic disease treatment drugs in the amount of RMB517.3 million, RMB580.7 million and RMB1,067.7 million for the years ended December 31, 2022, 2023 and 2024, respectively, accounting for 13.6%, 9.1%, 26.6% of our total revenue for the same period, respectively. Driven by our in-house research and development, we have developed a diverse and robust product portfolio. As of the Latest Practicable Date, we had 150 approved drugs in various countries and regions, including China, the United States and Europe. As of the Latest Practicable Date, we also had more than 100 drugs in the pipeline, including 49 Class I innovative drug candidates in China, among which one innovative drug candidate was under the NMPA’s review for launching and ten innovative drug candidates were in Phases II or III clinical trials. As of the Latest Practicable Date, we have successfully developed and launched three Class I innovative drugs and applied for launching one Class I innovative drug through our in-house research and development in China. The value and potential of our drug portfolio have been recognized by our international industry peers, particularly highlighted by the overseas exclusive license agreement we entered into with one of our international partners in respect of our product candidate HEC88473. As a result of our extensive pipeline of anti-infective drugs, we were approved by the Ministry of Science and Technology of the PRC to establish a State Key Laboratory of Anti-Infective Drug Development.

We have managed to create a virtuous circle in respect of our business model through our integrated capabilities in research and development, production and commercialization. Our strong research and development and production capabilities have facilitated the successful commercialization of our products. The strong operating cash flow generated by the sales of our products then allows us to continue to invest in our research and development, production and marketing. Through this virtuous circle, we are able to continuously advance our innovative research and development capabilities, which is essential for us to further strengthen our product portfolio and expand our market shares, eventually leading to our sustainable business growth and maintaining long-term competitive advantage.

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BUSINESS

We have developed comprehensive and integrated in-house research and development capabilities. We have more than 1,100 research and development personnels which consist of scientists with extensive work experience gained in multinational pharmaceutical companies and pharmaceutical talents with rich experience in research and development. Core members of the team, including Dr. Zhang Yingjun (張英俊博士), Dr. Gu Baohua (谷保華博士), Dr. Ye Qunrui (葉群瑞博士) and Dr. Cai Xiaoli (蔡曉莉醫學博士), have industry insights and drug research and development experience. Our research and development platforms cover the full cycle of the development of chemical drugs and biologics. We also possess advanced technologies such as AIDD, small nucleic acid, ADC, PROTAC and specific antibody. We are also committed to applying AI technology across all stages of drug research and development, having established advanced AI-driven models to enhance our innovation capabilities. We have continued to invest in research and development during the Track Record Period. Our strong in-house research and development capabilities have translated into a diverse and robust drug pipeline, and enable us to efficiently advance our drugs under development to commercialization. We have completed Phase I clinical trials for four new drugs in the United States and Australia as of the Latest Practicable Date. We submitted the BLA for our biosimilar, Insulin Glargine, to the U.S. FDA in December 2023, and have been actively addressing the U.S. FDA’s requests for additional information to facilitate the approval process. We are expected to become the first PRC pharmaceutical company to sell Insulin Glargine in the United States, which has received the U.S. FDA approval for an exemption from Phase III clinical trial.

We have a diverse and robust product portfolio in our strategically focused therapeutic areas, including infectious diseases, chronic diseases, and oncology. The following table sets forth our drug portfolio comprising some of our major drugs and drug candidates:

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Drug Portfolio

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Notes:

*	Following NMPA approval, we plan to sell Dong'antai (Netanasvir Phosphate) and Dong'anqiang (Encofosbuvir) in China under the brand names Dongweizhuo (東衛卓®) and Dongyinghe (東英賀®), respectively.

(1)	Our five insulin products include (i) Human Insulin Injection, (ii) Mixed Protamine Human Insulin Injection (30R), (iii) Insulin Glargine Injection, (iv) Insulin Aspart Injection, and (v) Insulin Aspart 30 Injection.

(2)	Based on its Phase I clinical trial results and our predication of the effective dose for its Phase III clinical trial by using population pharmacokinetics and exposure-response (E-R) models, we applied to and received approval from the CDE for an exemption from the Phase II clinical trial to directly conduct the Phase III clinical trial.

(3)	We have been collaborating with Lannett to develop Insulin Glargine Injection for the U.S. market. As a biosimilar, we are generally required to conduct Phase I and Phase III clinical trials. We applied to the U.S. FDA for an exemption from Phase III clinical trial, and we have received the U.S. FDA approval for this exemption. The approval allowed us to submit the BLA for our Insulin Glargine Injection to the U.S. FDA in December 2023 without conducting Phase III clinical trial.

(4)	We also completed Phase I clinical trial in Australia and entered into an exclusive license and commercialization agreement with Apollo Therapeutics Group Limited in November 2024.

(5)	We also completed Phase I clinical trial in the U.S.

(6)	HEC53856 has two indications, namely renal anemia and CIA.

(7)	We also completed Phase I clinical trial in Australia.

(8)	HEC169584, a THR-β agonist drug candidate for the treatment of NASH, is the first new small molecule drug candidate developed by our AIDD laboratory. We have submitted the IND application for HEC169584 in September 2024. We obtained its clinical trial approval in December 2024.

(9)	We have completed its bioequivalence study and submitted its NDA in November 2024.

(10)	Based on its Phase I clinical trial results, we applied to and received approval from the CDE for an exemption from the Phase II clinical trial to directly conduct the Phase III clinical trial. On November 25, 2024, we entered into an exclusive commercialization collaboration agreement with HEC CJ Pharm and Shenyang Sunshine Pharmaceutical Co., Ltd.

(11)	In China, drugs are classified by the NMPA into Class 1 as innovative (chemical/biological) drugs that have never been marketed worldwide, Class 2 as modified new drugs comprising sub-classes 2.1 (drugs containing optical isomers, esters, salts or other derivatives of known active ingredients), 2.2 (drugs with new dosage forms, formulation processes or routes of administration), 2.3 (new compound preparations of known active ingredients) and 2.4 (drugs for new indications) and Class 3.3 as biosimilars. In other jurisdictions, these drugs may be classified differently based on their respective regulatory frameworks.

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BUSINESS

As of the Latest practicable Date, we have 150 approved drugs and more than 100 drug candidates in the pipeline. The table below sets forth a breakdown of our approved drugs and drug candidates by therapeutic area and geographic area as of the Latest Practicable Date.

	Innovative Drugs		Biosimilar Drugs		Modified New Drugs	Generic Drugs
	Approved drugs	Drug candidates	Approved drugs	Drug candidates	Drug candidates	Approved drugs	Drug candidates	Approved drugs	Drug candidates	Approved drugs	Drug candidates	Approved drugs

	China(1)		China(2)		China	China		U.S.		E.U.		Other overseas countries

Therapeutic area
Anti-infective drugs	3	9	0	0	0	26	5	10	0	9	1	2(3)
Chronic disease treatment drugs	0	23	5	7	9	40	19	24	3	20	0	1(4)
Oncology and other diseases	0	17	0	0	0	5	8	3	0	2	0	0
Total	3	49	5	7	9	71	32	37	3	31	1	3

Note 1:	We are conducting clinical trials for our Chinese innovative drugs concurrently in other countries. Such concurrent clinical trials include the following: (i) we completed Phase I clinical trial in Australia for Guangjianbao (HEC88473); (ii) we are conducting clinical trials in the U.S. for Dongjiandi (Yinfenidone Hydrochloride) and have completed Phase I clinical trial; and (iii) we are conducting clinical trials for Dongjianyuan (HEC96719) in Australia and have completed Phase I clinical trial in Australia.

Note 2:	We have also submitted the BLA for our Insulin Glargine Injection to the U.S. FDA in December 2023.

Note 3:	Our generic drugs Moxifloxacin Hydrochloride Tablet has obtained approval in Malaysia and Clarithromycin Tablet has obtained approval in South Africa.

Note 4:	Our Entacapone Tablet has obtained approval in Malaysia.

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As of December 31, 2024, we had two production bases located in Songshan Lake, Dongguan, Guangdong province, the PRC, and Yidu, Hubei province, the PRC, with a total area of over 1,300 mu. Our production bases are built in compliance with international standards and our Songshan Lake base has obtained GMP certifications from the United States, the European Union and China. Our production facilities cover the entire pharmaceutical production process in respect of formulations, forming a well-coordinated production system. We are capable of manufacturing pharmaceuticals in a variety of dosage forms, including tablets, capsules, granules, and dry suspensions. Our Yidu production facility has obtained PRC GMP certification, and recently passed the inspection conducted by the U.S. FDA in May 2024. Our Yidu production base is the largest Kewei (oseltamivir phosphate) production base in the PRC.

We have an extensive sales network in China. As of the Latest Practicable Date, we had promoted and sold a total of 48 drugs in China. Our sales and distribution network spans 32 provinces, municipalities and autonomous regions, and nearly 300 prefecture-level cities in China. Our sales and distribution network covers over 2,500 Class III hospitals, 9,600 Class II hospitals and 89,000 Class I hospitals, large-scale national or regional pharmacy chains and other medical institutions, allowing us to maximize our reach of the market in China. We also actively participate in national medical insurance negotiations in respect of our innovative drugs, and as a result, one of our Class I innovative drugs had been included in the NRDL as of December 31, 2024. In terms of overseas markets, we have been expanding in the U.S. and Europe for several years. Our overseas sales network covers eight countries and regions including the United States, Germany, and the United Kingdom. Our products have gained a good reputation in overseas markets and we have built sales capabilities in local markets.

We have been selected as one of the Top 20 companies in the “China Drug Research and Development Comprehensive Strength Ranking” (中國藥品研發綜合實力排行榜) released by Yaozhi.com (藥智網), a well-known healthcare industry data provider in China, for seven consecutive years from 2017 to 2023. This ranking is based on a comprehensive evaluation of drug approvals, R&D investment, clinical trial progress and patent portfolio. We have also been ranked among the tier-one group of the “Top 100 Chinese Pharmaceutical Innovators” (中國醫藥創新企業100強) issued by Healthcare Executive Magazine (E藥經理人), a reputable business magazine for the healthcare industry in China, for five consecutive years from 2019 to 2023. This ranking assesses companies based on innovation foundation, process and outcomes, with key indicators including the number of granted patents, patent citations, clinical trials and approved innovative drugs. In August 2024, we received a first-class award of Guangdong Science and Technology Award (廣東省科技進步一等獎) granted by the People’s Government of Guangdong Province in recognition of our contributions to scientific and technological advancement.

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OUR COMPETITIVE STRENGTHS

We are a pharmaceutical company with vertically integrated capabilities in research and development, production and commercialization of pharmaceuticals, ranking first in the PRC in terms of the sales revenue of antiviral drugs for the past five years

Our in-house innovation and research and development capabilities are the driving force and core competency for our long-term development. We have rich experience in engaging in in-house research and development of innovative drugs. We have established a large and professional research and development team consisting of over 1,100 employees. Our in-house research and development platforms cover the entire research and development process of chemical drugs and biologics. We are among the top PRC pharmaceutical companies in terms of the number of innovative drugs under clinical development. We have successfully developed and launched three Class I innovative drugs and applied for launching for one Class I innovative drug through our in-house research and development.

Expanding our international footprint is a key strategy for our business development. According to the Frost & Sullivan Report, we have commercialized pharmaceutical formulation overseas and one of the PRC pharmaceutical companies with the largest number of overseas approvals. With our Fingolimod capsule, a U.S. FDA approved first generic drug, we have become the first PRC pharmaceutical company that successfully challenged the patent of a novel drug in the U.S.. We have also been conducting overseas clinical trials and have completed Phase I clinical trials for four new drugs in the United States and Australia, two of which have obtained FDA Orphan Drug Designation. We received FDA clearance of IND application in respect of HEC88473 in February 2024 and entered into an exclusive license and commercialization agreement for HEC88473 with Apollo Therapeutics Group Limited in November 2024. According to the Frost & Sullivan Report, we were one of the only two PRC pharmaceutical companies to develop insulin products for the U.S. market as of the Latest Practicable Date. According to the Frost & Sullivan Report, we ranked 16th among the top 30 pharmaceutical companies in the world and 1st among PRC pharmaceutical companies in terms of approved generic drugs from May 2018 to May 2019.

We have an extensive nationwide sales and distribution network, which has been a key driver for our business growth. As of December 31, 2024, we had 1,884 dedicated sales and marketing personnels spanning 32 provinces, municipalities and autonomous regions across China covering over 2,500 Class III hospitals, 9,600 Class II hospitals and 89,000 Class I hospitals, large-scale national or regional pharmacy chains and other medical institutions. In addition, our overseas sales network covers eight countries and regions, and we maintain long-term partnerships with world-renowned pharmaceutical companies which provide a solid foundation for continuous expansion of our business overseas. We had 70 drugs approved overseas, including 36 in the United States and 31 in Europe as of December 31, 2024. Our Clarithromycin Tablets and its Sustained-Release Tablets accounted for more than 21% and 87% of the market share in the United States in 2022, respectively, while our Azithromycin Tablets ranked first in terms of market share for the Azithromycin market in Germany for the

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period between 2018 and 2022 according to the Frost & Sullivan Report. The large number of overseas approvals we have obtained helps us to further improve our overseas market position, strengthen our product supply chain, and expand our market size.

We have also built production bases and quality management systems based in the PRC, which have obtained international GMP certifications, and help us to produce high-quality drugs in an efficient and sustainable manner and safeguard the commercialization of our products.

Our outstanding commercialization capabilities have helped us maintain our position as the number one pharmaceutical company in terms of antiviral drugs sales revenue in the PRC for the past five years from 2018 to 2022 according to the Frost & Sullivan Report and steadily increase our overseas sales. As of the Latest Practicable Date, we had promoted and sold 48 drugs in the PRC and 21 of our drugs had been the winning bids in connection with the centralized tender with respect to medicine procurement by the PRC authorities including five insulin products which have become a reliable source for our revenue. Kewei (oseltamivir phosphate), as our major product and the top brand of oseltamivir phosphate, ranked first in the PRC in terms of cumulative oseltamivir phosphate shipments and production volume over a period of five years between 2019 and 2023, according to the Frost & Sullivan Report. The sales revenue for Insulin Glargine and Dongweien (emitasvir phosphate) grew 426% and 276%, respectively, in 2023 when compared to 2022. As of December 31, 2024, we had commercialized five insulin products for sale in the Chinese market all of which have won the national VBP scheme tenders, and expected greater sales growth for our insulin product series.

We have managed to create a virtuous circle in respect of our business model through our integrated capabilities in research and development, production and commercialization. Our strong research and development and production capabilities have facilitated the successful commercialization of our products. The strong operating cash flow generated by the sales of our products not only funds our daily operations, but also allows us to continue to invest in our research and development, production and marketing. Through this virtuous circle, we are able to continuously advance our innovative research and development capabilities, which is essential for us to further strengthen our product portfolio and expand our market shares, eventually leading to our sustainable business growth and maintaining long-term competitive advantage.

We have established a diverse and robust pipeline of innovative drug candidates with commercialization potential

We strategically focus on the research and development of innovative drugs in the therapeutic areas of infectious diseases, chronic diseases and oncology. The research and development of our drug candidates in the pipeline is primarily driven by our in-house R&D. As of the Latest Practicable Date, we had a diverse and robust pipeline of 49 Class I innovative drug candidates in China, mainly comprising (i) one Class I innovative drug candidate, for which we have submitted the NDA to the NMPA, and (ii) ten Class I innovative drug candidates in Phase II or Phase III clinical trials. We believe our diverse and robust pipeline of I

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innovative drug candidates enables us not only to maintain a competitive edge in the research and development area among the PRC pharmaceutical companies but also to support our sustainable growth. Clinical drug development involves a lengthy and expensive process and uncertain outcome. For the risk associated with our clinical trial development, please see “Risk Factors — We rely substantially on the success of our drug candidates, some of which are in preclinical or clinical development stage, as well as our ability to identify additional drug candidates. If we are unable to successfully identify new drug candidates, complete clinical development, obtain regulatory approval and commercialize our drug candidates, or experience significant delays in doing so, our business will be materially harmed.”

Established domestic R&D capabilities for anti-infective drugs

Relying on our State Key Laboratory of Anti-Infective Drug Development, we have been continuously focusing on research and development on multiple indications for viral and bacterial infections, which has further enhanced our position in the therapeutic area of infectious diseases. As of the Latest Practicable Date, our anti-infective Class I innovative drugs primarily focused on the treatment of hepatitis C as well as hepatitis B, and mainly comprised (i) three Class I innovative drugs for the treatment of hepatitis C, which have been approved by the NMPA for launching, and (ii) one Class I innovative drug candidate that we have been developing in-house for the treatment of hepatitis B in Phase III clinical trial.

Hepatitis C. We have one commercialized Class I innovative drug for the treatment of genotype-specific chronic hepatitis C and two approved Class I innovative drugs for the treatment of pan-genotypic chronic hepatitis C. Our Dongweien (emitasvir phosphate) is a domestic in-house R&D Class I innovative drug for the treatment of genotype 1 chronic hepatitis C, which has been approved for launching and included in the NRDL in China. The combination treatment of Dongweien (emitasvir phosphate) and Sofosbuvir achieved an SVR12 of 99.5% against genotype 1 chronic hepatitis C patients. We also have two approved Class I innovative anti-HCV drugs, namely Dong'antai (Netanasvir Phosphate) and Dong'anqiang (Encofosbuvir), which were approved by the NMPA for launching in China in February 2025 and March 2025, respectively. We are currently scaling up production and finalizing our market launch preparations, with sales expected to begin in July 2025. In parallel, we are preparing to initiate negotiations with national medical insurance authorities in December 2025, and we anticipate that our products will be included in the NRDL starting in January 2026. Our combination treatment regimen of Netanasvir Phosphate and Encofosbuvir is a domestic in-house R&D combination treatment regimen for pan-genotypic chronic hepatitis C, which achieved an SVR12 of 95.0% against pan-genotypic chronic hepatitis C patients. According to the Frost & Sullivan Report, the total number of patients diagnosed with chronic hepatitis C in China was 2.6 million in 2023 and is expected to increase to 2.8 million and 3.1 million in 2026 and 2030, respectively.

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Hepatitis B. We have established a pipeline of innovative drug candidates with various mechanism of actions for the treatment of hepatitis B. We have one Class I innovative anti-HBV drug candidate in Phase III clinical trial, namely Dong'andi (Morphothiadine Mesylate). According to the Frost & Sullivan Report, Morphothiadine Mesylate was the only anti-HBV capsid inhibitor in Phase III clinical trial in China and had the leading clinical trial progress in China as of the Latest Practicable Date. Morphothiadine Mesylate was also the world's first oral small molecule drug for the treatment of chronic hepatitis B, which has been clinically validated to significantly inhibit hepatitis B virus surface antigen, according to the Frost & Sullivan Report. We also have one Class I innovative drug with Phase I clinical trial completed, namely Freethiadine, which also targets anti-HBV capsid inhibitor. In addition to anti-HBV capsid inhibitor drug candidates, we also have two Class I innovative drug candidates, which might be possible to functionally cure chronic hepatitis B through combination therapy. For example, we plan to submit the IND application for HECN30227 in 2025, which is a small nucleic acid drug. In addition, our HEC191834 is a TLR8 agonist drug candidate, which is also in preclinical stage. According to the Frost & Sullivan Report, the total number of patients diagnosed with chronic hepatitis B in China was 19.1 million in 2023 and is expected to increase to 23.2 million and 31.9 million in 2026 and 2030, respectively. According to the Frost & Sullivan Report, the market size of anti-HBV drugs in China reached RMB9.9 billion in 2023 and is expected to increase to RMB16.7 billion and RMB43.4 billion in 2026 and 2030, respectively.

A diverse and near-commercial pipeline of innovative drug candidates for the treatment of chronic diseases

As of the Latest Practicable Date, our chronic disease treatment innovative drug candidates primarily focused on the treatment of metabolic diseases such as diabetes, obesity and NASH, as well as respiratory system diseases, and neuropsychiatric diseases, and mainly comprised (i) one Class I innovative drug candidate that we have been developing in-house and for which we have submitted the NDA to the NMPA, (ii) six Class I innovative drug candidates that we have been developing in-house in Phase II or III clinical trials, (iii) two Class I innovative drug candidates for which we have been approved for clinical trials, and (iv) one Class I innovative drug candidate for which the IND application has been submitted.

Diabetes. We have established a comprehensive product portfolio and drug pipeline, covering chemical drugs and biologics, for the treatment of diabetes. Our Dongjiantang (Olorigliflozin) is a Class I innovative SGLT-2 inhibitor drug candidate that we have been developing in-house for the treatment of type 2 diabetes and for which we have submitted the NDA to the NMPA in December 2023. Our Guangjianbao (HEC88473) is a Class I innovative dual-targeted (GLP-1/FGF21) biological drug candidate with three intended indications including type 2 diabetes, which we have been developing in-house in Phase II. According to the Frost & Sullivan Report, HEC88473 was the first GLP-1/FGF21 dual agonist drug candidate to enter the clinical stage and had the leading R&D progress among all GLP-1/FGF21 dual agonist drug candidates in the world as of the Latest Practicable Date. According to the Frost & Sullivan Report, the market size of diabetes drugs in China reached RMB67.6 billion in 2023 and is expected to increase to RMB90.3 billion and RMB122.3 billion in 2026 and 2030, respectively.

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Respiratory system diseases. We have established a diverse drug pipeline for the treatment of respiratory system diseases. Dongjiandi (Yinfenidone Hydrochloride) is a Class I innovative drug candidate for the treatment of IPF in Phase II clinical trial. We completed Phase I clinical trials for Yinfenidone Hydrochloride in China and the U.S. and Yinfenidone Hydrochloride was also granted Orphan Drug Designation in the U.S. We have been conducting its Phase II clinical trial in China and have obtained its interim analysis data. We have also received its Phase III clinical trial approval from the Center for Drug Evaluation (CDE). In addition, we also have (i) one Class I innovative drug candidate for the treatment of pulmonary arterial hypertension, namely Dongjianqiang (HEC95468), and (ii) four modified new drugs for the treatment of COPD and asthma, namely Tiotropium Bromide Inhaler, Tiotropium Bromide and Olodaterol Inhaler, and two other modified inhalers. According to the Frost & Sullivan Report, the market size of respiratory system disease drugs in China was RMB82.1 billion in 2023 and is expected to increase to RMB103.7 billion and RMB123.9 billion in 2026 and 2030, respectively.

Expanding the innovative drug pipeline with multiple treatment technologies for oncology

We aim to achieve significant clinical benefits by using multiple treatment technologies, such as precise targeting and ADC to establish a wide coverage of the product candidates. As of the Latest Practicable Date, our oncology drug candidates mainly comprised (i) two Class I innovative drug candidates that we have been developing in-house in Phase III clinical trials, (ii) one Class I innovative drug candidate that we have been developing in-house in Phase II clinical trial, (iii) one Class I innovative drug candidate that we have been developing in-house in Phase I clinical trial and (iv) one Class I innovative drug candidate that we have been developing in-house in pre-clinical trial. We expect our oncology drug candidates in our pipeline to bring new business growth opportunities to us, thereby enhancing our market competitiveness.

Our Dongningchun (Clifutinib Besylate) is a Class I innovative drug candidate that we have been developing in-house for the treatment of AML in Phase III clinical trial. According to the Frost & Sullivan Report, Clifutinib Besylate was the first domestic in-house R&D highly selective FLT3 inhibitor drug candidate that has entered Phase III clinical trial. According to the Frost & Sullivan Report, the market size of AML drugs in China was RMB0.3 billion in 2023 and is expected to increase from RMB1.0 billion in 2026 to RMB3.5 billion in 2030, with a CAGR of 36.8%. Our Dongningguan (Larotinib Mesylate) is a Class I innovative drug candidate that we have been developing in-house in Phase III clinical trial for the treatment of esophageal squamous cell carcinoma, a type of esophagus cancer. According to the Frost & Sullivan Report, Larotinib Mesylate was the first small molecule targeted therapeutic drug for the treatment of esophageal cancer in China that entered Phase III clinical trial. According to the Frost & Sullivan Report, the number of incidence of esophagus cancer in China was 231.0 thousand in 2023 and the number of new cases of esophagus cancer is expected to increase to 252.3 thousand and 280.5 thousand in 2026 and 2030, respectively.

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We have built comprehensive in-house research and development capabilities and have created independent research and development platforms and technologies that cover the entire drug development cycle for both chemical drugs and biologics

Since our inception, we have been committed to developing innovative drugs with clinical advantages. We have been continuously improving our research and development platforms and enhancing our research and development capabilities. We have built independent research and development platforms and technologies for the entire cycle of drug development from early drug discovery to commercialization and production. We are equipped with full-cycle research and development platforms for both chemical drugs and biologics. In addition, we are committed to applying AI technology across all stages of drug research and development, having established multiple advanced AI-driven models to enhance our innovation capabilities. We obtained the clinical trial approval for HEC169584 in December 2024, a THR-β agonist drug candidate for the treatment of NASH, which is the first new small molecule drug candidate developed by our AIDD laboratory. Please see “— Chronic Diseases — Product Candidate — HEC169584” for details. By integrating every step in the drug research and development process effectively, we achieve seamless operation to support efficient drug research and development. The comprehensive and integrated drug discovery and development process has become our significant advantage.

With respect to innovative chemical drugs, the focus of our in-house research and development has been on the Class I innovative drugs and we have established an early-stage drug research and development platform which drives our early-stage drug development. We have 18 years’ research and development experience in respect of Class I innovative drugs and are one of the first companies in China conducting research and development of Class I innovative drugs. As of December 31, 2024, our early-stage drug discovery team comprised of over 200 research personnels, with some of the team members previously holding senior positions and having been involved in drug discovery at multinational pharmaceutical companies and research institutes. They have expertise in various research areas including biology, medicinal chemistry, drug metabolism and pharmacokinetics and translational medicine. Our team has excellent experience in molecular design and optimization, which has also become a core competency in our innovative drug research and development. As of December 31, 2024, more than 100 of our compound patents had been collected and reported by Daily Drug News, demonstrating our industry-recognized pharmaceutical design capabilities. At the same time, our rapid molecule structural design and optimization capabilities facilitate the protection of our core intellectual property rights as well as breaking through the patent protection barriers of our competitors. As of the Latest Practicable Date, we had successfully developed and launched three Class I innovative drugs, applied for launching one Class I innovative drug and had over 25 candidate molecules in various stages of clinical trials. According to the statistics from Insight and Yaozhi.com (藥智網), we ranked third in China with 42 Class I chemical drug application numbers from 2016 to 2019, and were in the top 10 in the China’s Chemical Drug Research and Development Strength List (“中國化藥研發實力排行榜”) for five consecutive years.

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In connection with our research and development of biologics, we have established comprehensive platforms for the development of recombinant proteins and antibodies products. As of December 31, 2024, our team had over 160 employees and were guided by experts with extensive experience in the research and development of biologics. Regarding our diabetes products, we can fully self-develop and commercialize a wide range of insulin products and GLP-1 biosimilars. As of December 31, 2024, we had commercialized five insulin products in the Chinese market and expected to receive FDA approval in respect of our Insulin Glargine in 2025. In addition, we also focus on metabolism and oncology. We have the world’s first GLP-1/FGF21 dual-target candidate that has entered the Phase II clinical trial stage, as well as anti-tumor projects including dual (multi) antibodies and ADC.

In terms of modified new drug R&D platform, we have core design platforms for soft mist inhalation, long-acting injections, oral sustained-release and pre-formulation drug. As a result of our innovation in formulation technology, we submitted our first modified new drug NDA application in November 2024, and one modified new drug of ours is about to enter Phase III clinical trial.

We have established robust in-house clinical development capabilities, with a team of over 200 employees located in eight offices across China. Their specialties cover clinical medicine, clinical operations, data management, biostatistics, clinical pharmacology, drug safety and other functions, covering all major aspects of clinical development. We are capable of completing Phase I, II, and III clinical trials of Class I innovative drugs in-house efficiently with high standards. As of December 31, 2024, our clinical development team had undertaken a total of 111 Phase I, II, and III clinical trials and 205 bioequivalence trials, and supported our clinical development of more than 20 innovative drugs. The trials were conducted in places including the United States, Australia, China and other countries. We also partner with clinical research centers located across the PRC, and work with nearly 300 clinical trial institutions in China and overseas and more than 920 of their specialized departments to conduct our clinical trials. Our clinical development team have accumulated profound experience in the design of clinical trials and operational management in respect of multiple indications, and have rich experience in dealing with regulatory authorities, and thereby have been playing an important role in advancing our clinical development plans towards successful commercialization.

Our core technologies, drugs and drugs under development are protected by a comprehensive patent portfolio. As of December 31, 2024, we had filed a total of 2,446 invention patent applications, including 382 PCT applications, 1,131 PRC domestic invention applications and 933 overseas applications, among which, a total of 1,401 invention patents have been granted by the relevant patent authorities, including 746 in the PRC and 655 overseas. The scope of our patents covers new drug compounds, protein molecular structures, manufacturing processes, usage and preparation formulation. We believe our patents provide solid and long-term protection for our technologies, drugs and drugs under development. As a result of our extensive research and development achievements, we have been awarded with multiple national awards and approved to establish multiple state-level research institutions, including the establishment of the State Key Laboratory of Anti-Infective Drug Development approved by the Ministry of Science and Technology of the PRC, the National Intellectual

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Property Model Enterprise (“國家知識產權示範企業”) by the National Intellectual Property Administration of the PRC, and a postdoctoral research workstation. According to the Frost & Sullivan Report, we ranked first among PRC pharmaceutical companies in terms of the number of patents published and the number of authorized patent announcements in China from January 1, 2014 to December 31, 2023, and we ranked 79th in the world and 10th in China in terms of the number of public invention patent applications for the global biomedical-industry in 2023.

We have an extensive nationwide sales and distribution network in China

We maintain an extensive sales and distribution network in China, which, combined with our proven commercialization capabilities, have been among the key drivers for the continuous growth of our revenues. Through close cooperation with our local partners, we have established stable sales and distribution networks, providing customers with easy access to our products and high-quality after-sales services.

In the PRC market, we have a nationwide product sales and distribution network. Our sales team has 1,918 sales professionals and our sales coverage spans 32 provinces, municipalities and autonomous regions across China, and nearly 300 prefecture-level cities in China. The domestic sales team is divided into (i) our pediatric line represented by our top-selling product, Kewei (oseltamivir phosphate), (ii) our chronic disease line focusing on our insulin series products, (iii) our innovative drug line represented by our hepatitis C drug Emitasvir, and (iv) our VBP and other market channels line represented by our Esomeprazole Magnesium Enteric-Coated Capsules. All of our sales lines showed strong growth in sales in 2023. As of the Latest Practicable Date, we had promoted and sold a total of 48 drugs in China. Our sales network covers over 2,500 Class III hospitals, 9,600 Class II hospitals and 89,000 Class I hospitals, large-scale national or regional pharmacy chains and other medical institutions, allowing us to maximize our reach of the market in China. We also actively participate in national medical insurance negotiations in respect of our innovative drugs, and as a result, one of our Class I innovative drugs had been included in the NRDL as of December 31, 2024. In overseas markets, our overseas sales network spans across eight countries including the United States, Germany and the United Kingdom.

We have an advanced production and supply chain system in China, and our production bases fully comply with international GMP standards.

We currently have two production bases in Songshan Lake, Dongguan, Guangdong province, the PRC, and Yidu, Hubei province, the PRC, occupying a total area of more than 1,300 mu. These production bases cover the entire production chain of formulations. Our Songshan Lake production base is an advanced factory in China producing solid chemical formulation and biologics. It has obtained GMP certifications from the United States, the European Union and China, including recently passing EU GMP audit conducted by National Office for Health and Social Affairs of Germany in November 2023, GMP inspection by the U.S. FDA in March 2024, and a GMP compliance check by the Guangdong Provincial Drug Administration in January 2025. Its annual production capacity of chemical drugs reaches 1.8

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billion tablets/capsules. A large-scale biologics facility that complies with international GMP standards is expected be completed in 2026, equipped with production lines for cell, E coli fermentation and yeast fermentation as planned, which will provide solid support for the commercialization of our biologics under development. Our Songshan Lake base currently manufactures our main products including Esomeprazole Enteric-Coated Capsules, Moxifloxacin Hydrochloride Tablets and Clarithromycin Tablets. Our Yidu production base has obtained Chinese GMP certification, and it produces a wide range of insulin products, solid dosage forms and freeze-dried powder injections. The dosage forms include tablets, capsules, granules, dry suspensions and freeze-dried powder injections. As of December 31, 2024, our Yidu production base was the largest production base of oseltamivir phosphate formulation in the PRC and can also produce a wide range of insulin products ranging from the second to fourth generation, with an annual production capacity of over 15 million injections. We have already expanded its maximum annual insulin production capacity from 18 million injections in 2023 to 100 million injections in 2024. As of December 31, 2024, the annual theoretical production capacity of the Yidu chemical solid formulation production facility had passed 3.5 billion tablets/capsules, 1.6 billion granule packets and 4.5 million vials of freeze-dried powder injections.

Our production bases adopt a comprehensive quality management system to ensure that the quality of our products meets the highest standards. We strictly comply with the quality standards such as GMP issued by relevant regulatory authorities, and have passed multiple audits conducted by these regulators. These audits included rigorous reviews of our production facilities, production processes, quality control measures and raw materials. Our goal is to provide our customers with safe, reliable and quality products which comply with relevant regulatory requirements. We are committed to continuously improving and enhancing our quality management system to ensure customer satisfaction and compliance with the requirements of regulatory authorities.

We provide a reliable supply of Kewei (oseltamivir phosphate) for the Chinese national drug reserve. Over the years, we have demonstrated strong and high-standard production capabilities in response to the outbreak of influenza in China. We have advanced facilities and high production standards, which comply with stringent quality management systems such as GMP. Our team are experienced and able to quickly adjust production plans to ensure the continuity and stability of oseltamivir phosphate supply. We have the ability to provide reliable supply for the national drug reserve.

We have an experienced team with a proven track record, which enables our business to grow in the future

Our research and development team has an excellent track record of developing innovative drugs, having successfully launched one innovative drug onto the market, advanced three innovative drugs to the NMPA’s review for launching in China and progressed dozens of independently-discovered drug candidates to the clinical research stage. Consisting of scientists with extensive working experience in multinational pharmaceutical companies and key talents with rich practical experience in research and development, our research and development team have deep understanding and profound experience in various aspects of drug research and development, providing strong support for our product development. As of

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December 31, 2024, our research and development team has over 1,100 employees working in the areas of early drug discovery and evaluation, pharmaceutical development, clinical development, regulatory affairs and quality assurance. Their experience and qualifications span across chemistry, pharmaceutical formulation, analysis, biology, pharmacology and clinical medicine.

Our research and development team are led by our Chairman, Dr. Zhang Yingjun (張英俊博士), who is a renowned scientist in the field of innovative chemical drugs and previously served as the person in charge of the National Major Scientific and Technological Special Project for “Significant New Drugs Development”. He is currently serving as deputy director of the State Key Laboratory of Anti-Infective Drug Development, a member of the National Pharmaceutical Chemistry Committee and a senior member of the Pharmaceutical Chemistry Committee of Guangdong Province. Dr Zhang oversees our strategic planning and drug development, and has led the development in respect of more than 50 Class I innovative drugs. Dr Zhang, as the first author, received a first-class award of Guangdong Science and Technology Award (廣東省科技進步一等獎) in 2024. He has more than 15 years of experience in drug development and company management, and deep knowledge in the fields of infectious diseases, chronic diseases, and oncology. Dr. Zhang has made significant contributions to our research and development and the research platforms. Our core research and development team also includes Dr. Zhang Ji (張霽博士), Dr. Gu Baohua (谷保華博士), Dr. Ye Qunrui (葉群瑞博士), Dr. Liang Shaoqin (梁紹勤博士), and Dr. Cai Xiaoli (蔡曉莉博士). They have held senior positions at renowned pharmaceutical companies and research institutions, such as Pfizer, BMS, GlaxoSmithKline, Novartis and the University of Pennsylvania. They have been involved in drug discovery and development across various fields. Their expertise covers areas including drug synthesis and process chemistry, biology, immunology, antibody screening, clinical medicine and operation, and have profound insights and extensive experience in all aspects of drug development.

Our management team hold comprehensive expertise in all aspects of the management of a pharmaceutical company. They have academic and/or professional backgrounds in pharmacology, finance and law, and each member has at least ten years of relevant experience in the pharmaceutical industry or corporate management. The management team have a solid track record in managing the research and development, manufacture, and commercialization of pharmaceuticals products. Under their leadership, we have managed to attract a large number of outstanding employees to join us. The team’s expertise and experience provide strong support for our research and development and operations, driving our continuous growth and success in the pharmaceutical industry.

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OUR STRATEGIES

We aim to continue to solidify our market leadership in our strategically focused therapeutic areas. We plan to implement the following strategies to achieve our goal:

We will focus on upgrading our key research and development platforms and further strengthening our diverse and robust drug pipeline in order to achieve sustainable growth

We will continue to invest in our own research and development platforms and focus on advanced pharmaceutical research and development technologies including small nucleic acid drugs, AIDD and ADCs. With respect to the small nucleic acid technology, we will focus on building an integrated platform for early-stage drug design, synthesis, characterization, and purification by initially focusing on hepatitis B as the key therapeutic area and gradually expanding into other chronic diseases. In respect of AIDD, we plan to build an in-house AI models based on our extensive research and development data and use the AI models to design new molecules for potential drug candidates and predict the druggability of our drug candidates. We have submitted the IND application for HEC169584 in September 2024 and obtained its clinical trial approval in December 2024, which is our first new small molecule drug candidate discovered through AIDD. In the ADC field, we will focus on developing new technological platforms including linkers, toxins, and conjugation methods. We plan to apply these advanced technologies in drug research and development, continuously exploring innovative drug treatment methods, and providing patients with safer and more effective treatment options.

We remain committed to providing patients with high-quality and affordable drugs. We strategically focus on the research and development of drugs targeting therapeutic areas with significant unmet medical needs. We are committed to advancing the clinical trials of our existing clinical-stage drugs under development while further strengthening our diverse and robust drug pipeline covering a deeper and broader range of therapeutic areas.

In the field of infectious diseases, we plan to leverage our research work conducted in our State Key Laboratory of Anti-Infective Drug Development to continue to develop broad-spectrum anti-infective drugs by leveraging new technologies such as high-throughput screening, computer-aided drug screening and design and combined chemical synthesis. In the field of diabetes, we already have a comprehensive portfolio covering mainstream insulin products and a diverse and robust pipeline of multiple innovative drug candidates including both chemical drugs and biologics. We plan to gradually expand our pipeline into comprehensive diabetes management medications, including weight loss, heart and renal protection and metabolic improvement. In the field of oncology, we plan to focus our research and development investments on the treatment of cancers which are prevalent in the PRC such as gastrointestinal cancer. By leveraging our research and development platforms, we will accelerate the development of oncology innovative drugs and create our competitive advantage in this area.

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We plan to upgrade our manufacturing facilities by promoting the intelligent manufacture of drugs and by digitalizing and automating our production process. Furthermore, we plan to adopt a drug traceability system, in order to achieve end-to-end traceability of drugs. We believe such a system will improve the quality and safety of our production process and provide us with reliable data support. Ultimately, these measures will enhance our production efficiency, reduce costs and help us deliver high-quality drugs to our customers.

We plan to accelerate our expansion into global markets and strive to become an international pharmaceutical company

We are a company with a global perspective and international operational capabilities. We have extensive overseas experience in terms of research and development, commercialization and operation and have established a global sales network across major international markets.

Our overseas sales network covers eight countries and regions including the United States, Germany and the United Kingdom. In the future, we plan to expand our overseas sales network to Africa and Latin America, forming sales capacities covering both developed and developing countries.

We plan to implement the following strategies to expand our overseas market. Firstly, we will boost international sales of our existing drugs manufactured in China, in particular, our drugs with EU and U.S. approvals. We believe we can increase the overseas sales of our existing products by leveraging our existing drug production, quality management capabilities and supply chain systems that meet international standards. Secondly, we plan to build up our international capabilities in research and development, product registration, clinical trials, and commercialization with a focus on advancing clinical trials of drugs under development with unmet demands, clinical value and competitive advantages in the overseas markets. Thirdly, we will continue to seek opportunities for collaboration with multinational pharmaceutical companies to enhance our position in the international pharmaceutical market.

We plan to strengthen our global research and development system by building international research and development platforms and improving our overseas clinical trial capabilities. We will actively seek and deepen collaboration with our international strategic partners to jointly develop international research and development projects. Through technology transfer and knowledge sharing, we plan to acquire technologies and patents to enhance the competitiveness of our drug products. For our drugs under development at clinical stage, we will focus on advancing cooperation with multinational companies to fully exploit the commercial value of such drugs under development. Secondly, we plan to strengthen our market research process to gain a deeper understanding of the demands of overseas markets and the competitive market environment so that we can better identify the target products which cater to the relevant market demand. At the same time, we will strengthen our brand-building and marketing in overseas markets to increase the visibility and recognition of our products globally.

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The recent U.S.-China trade tensions have led to the introduction of high tariffs on a host of goods trading between the two countries. The trade tensions between the two countries have been rising and there is a possibility that the extent and scale of trade restrictions between the two countries be escalated if the U.S. and China fail to reach any agreement to settle the issues. There is no assurance as to how the U.S.-China trade tensions might develop or whether there will be any changes to the scope and extent of goods that are or will be being subject to such export controls, sanctions, tariffs, or new trade policies introduced by the two countries. We cannot predict the implications of the ongoing U.S.-China trade tensions and the resulting impact on our industry and the global economy. We believe the U.S.-China trade tensions have no material impact on our business as we primarily source our raw materials from India, Switzerland and the United Kingdom and our overseas sales only represented 1.6%, 0.8% and 3.4% of our total revenue for 2022, 2023 and 2024, respectively.

We plan to strengthen our brand recognition and accelerate the commercialization of our approved drugs

We plan to continue to strengthen our brand recognition in the global markets. We are the number one PRC pharmaceutical company in terms of antiviral drug sales in the PRC for the past five years, our brands in relation to our antiviral products have been widely recognized in the industry and among our patients according to the Frost & Sullivan Report. Building on our existing achievements, we will continue to enhance the brand recognition of our company and our major products through promoting public awareness and standardized treatment processes for relevant diseases. We plan to partner with large e-commerce platforms to sell our major products through them, aiming to increase our brand exposure directly to consumers. In addition, we will actively participate in international industry exhibitions and further develop cooperative relationships with global customers and partners.

We plan to increase our marketing efforts to promote the sales of our existing drugs on the market. In respect of our hepatitis C drugs, we plan to work with PRC healthcare authorities to facilitate national policies regarding elimination of hepatitis C. With respect to our diabetes drugs, we plan to enhance our marketing efforts by conducting more market education to improve doctors’ understanding and knowledge of our diabetes products. We also plan to implement sales strategies specifically tailored to different regions to improve market recognition of our brand and to drive product sales growth.

We plan to accelerate the global commercialization of our approved drugs. In the domestic market, we plan to promote the sales of our generic drugs through a combination of various marketing approaches, including in-hospital prescriptions, out-of-hospital retail, and agency sales. We will expand the coverage and distribution network of products through new retail channels, such as large and medium-sized chain pharmacies and major e-commerce platforms, thereby increasing the sales volume and market share of our drugs. In overseas markets, we will launch one to three drugs each year. By enriching our product portfolio and strengthening marketing efforts, we aim to further enhance our competitive advantage in overseas markets.

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We plan to attract and develop global pharmaceutical talents by establishing a human resources system that facilitates and incentivizes career development

We attach great importance to the training and development of our young generation of scientists. We plan to help our research and development staff reach their full innovative potential and grow their professional skills by (i) establishing a comprehensive training and development system, (ii) encouraging inter-departmental collaboration and knowledge sharing, (iii) supporting innovative projects and scientific research activities, and (iv) implementing effective evaluation and promotion systems.

We highly value the recruitment of international research and development talents. We plan to recruit high-performance individuals with outstanding professional skills from multi-cultural backgrounds. Through partnerships with top universities, professional institutions and talent search agencies, we plan to identify potential candidates with a global perspective and outstanding track-record in the relevant fields. We offer competitive compensation and development opportunities to global research and development talents who meet our requirements. We will also provide a wide range of on-board training and a mentoring program to new joiners to help them adapt to our corporate culture and connect with other colleagues.

We plan to actively seek and work with global strategic partners

We will identify strategic opportunities through internal and external communication. Firstly, we will continue to maintain and expand our relationships with reputable research institutions, leading universities and key laboratories around the world. We plan to collaborate with these organizations and jointly develop cutting-edge scientific research projects and innovative technology to grow our research and development capabilities. Secondly, we will also strengthen our cooperation with renowned pharmaceutical companies to achieve mutual benefits through shared marketing channels, brand influence and sales resources. Thirdly, we plan to promote the license-in and license-out cooperations with our strategic partners to enhance domestic and overseas technology transfer. By obtaining the intellectual property rights of advanced technologies and products and transferring our intellectual property rights to our partners through licensing arrangements, we will deepen our cooperation with key research organizations and renowned companies, better integrate the competitive strengths of all parties, improve product layout and proactively meet the clinical medication needs of patients.

OUR PRODUCTS AND PRODUCT CANDIDATES

Our Existing Product Portfolio

Our existing product portfolio focuses on the therapeutic areas of infectious diseases and chronic diseases, mainly comprising the following major products: (i) five major anti-infective drugs, including our top-selling product, Kewei (oseltamivir phosphate), one Class I innovative

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drug developed in-house, Dongweien (emitasvir phosphate), and three other major anti-infective generic drugs, and (ii) nine major products for the treatment of chronic diseases, including five insulin products and four other major chronic disease treatment generic drugs. Sales of our major products accounted for 92.6%, 95.4% and 84.9% of our total revenue for the years ended December 31, 2022, 2023 and 2024, respectively.

During the Track Record Period, we generated a significant portion of our revenue from sales of anti-infective drugs. In 2022, 2023 and 2024, our revenue from sales of anti-infective drugs was RMB3,242.5 million, RMB5,745.8 million and RMB2,797.6 million, respectively, accounting for 85.0%, 90.0% and 69.6% of our total revenue for the same periods, respectively. During the Track Record Period, we also generated a moderate portion of our revenue from sales of drugs for the treatment of chronic diseases.

The following table sets forth a breakdown of our revenue from sales of drugs by therapeutic areas for the periods indicated:

	Year ended December 31,
	2022		2023		2024

	(RMB in thousands, except for percentages)

Anti-infective drugs	3,242,508	85.0%	5,745,811	90.0%	2,797,632	69.6%
Chronic disease treatment drugs	517,258	13.6%	580,743	9.1%	1,067,707	26.6%
Others(1)	53,800	1.4%	59,062	0.9%	153,566	3.8%
Total	3,813,566	100.0%	6,385,616	100.0%	4,018,905	100.0%

Note:

(1)	Others comprise (i) revenue from sales of drugs that were not anti-infective drugs or chronic disease treatment drugs, mainly including tadalafil and sildenafil, (ii) transfer and license fee we received pursuant to the HEC88473 Agreement with Apollo, and to a lesser extent, (iii) rental revenue generated from the leasing of fixed assets and (iv) revenue from the disposal of surplus construction materials.

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The following table sets forth the sales of our major products, which contributed an important portion of our revenue during the Track Record Period or are expected to contribute to our future growth, in absolute amounts and as percentages of our total revenue for the periods indicated:

			Year ended December 31,
Therapeutic area	Major products	Indication	2022		2023		2024

			(RMB in thousands, except for percentages)

Anti-infective drugs	Oseltamivir Phosphate(1)	Influenza	3,097,403	81.2%	5,546,118	86.9%	2,580,704	64.2%

	Clarithromycin	Infections caused by clarithromycin sensitive bacteria	52,293	1.4%	41,875	0.7%	43,146	1.1%

	Moxifloxacin Hydrochloride Tablets	Infections caused by sensitive bacteria	33,434	0.9%	47,516	0.7%	48,214	1.2%

	Emitasvir Phosphate Capsules	Hepatitis C	10,816	0.3%	40,665	0.6%	89,486	2.2%

	Levofloxacin Tablets	Infections caused by sensitive bacteria	25,771	0.7%	29,778	0.5%	27,566	0.7%

	Subtotal(3)		3,219,718	84.4%	5,705,952	89.4%	2,789,116	69.4%

Chronic disease treatment drugs	Benzbromarone Tablets	Hyperuricemia	98,424	2.6%	94,968	1.5%	109,534	2.7%

	Esomeprazole Magnesium Enteric-Coated Capsules	Stomach acid related diseases	89,734	2.4%	92,274	1.5%	206,187	5.1%

	Telmisartan Tablets	Hypertension	62,922	1.6%	77,980	1.2%	110,281	2.7%

	Insulin Injections(2)	Diabetes	12,420	0.3%	69,449	1.1%	136,688	3.4%

	Olmesartan Medoxomil Tablets	Hypertension	44,433	1.2%	42,540	0.7%	59,405	1.5%

	Subtotal(4)		307,933	8.1%	377,211	5.9%	622,095	15.5%

	Total major products		3,527,650	92.6%	6,083,163	95.4%	3,411,211	84.9%

Note:

(1)	Our oseltamivir phosphate products mainly include Kewei granule, Kewei capsule, Yangjiantai capsule products. For revenue generated by our main oseltamivir phosphate products, please refer to “— Sales, Marketing and Distribution — Our Oseltamivir Phosphate Products and the Reasons for the Fluctuation of the Sales of Our Oseltamivir Phosphate Products during the Track Record Period” for detail. During the Track

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Record Period, we also generated small amount of revenue from (i) the sales of dry suspension form of oseltamivir phosphate in the amount of nil, RMB6.0 million and RMB3.5 million for 2022, 2023 and 2024, respectively and (ii) the sales of 30 mg and 45 mg oseltamivir phosphate capsules which in aggregate generated revenue in the amount of nil, RMB763.5 thousands, RMB33.1 thousands for 2022, 2023 and 2024, respectively.

(2)	Our insulin products include (i) Human Insulin Injection, (ii) Mixed Protamine Human Insulin Injection (30R), (iii) Insulin Glargine Injection, (iv) Insulin Aspart Injection, and (v) Insulin Aspart 30 Injection. Mixed Protamine Human Insulin Injection (30R) was approved for sale in 2023 and we started generating revenue from its sales in 2024. For details of our five insulin products, please see “— Chronic Diseases — Diabetes — Commercialized Products — Insulins in China.”

(3)	In 2022, 2023 and 2024, our five major anti-infective products (Oseltamivir Phosphate, Clarithromycin, Moxifloxacin Hydrochloride Tablets, Emitasvir Phosphate Capsules and Levofloxacin Tablets) contributed 99.3%, 99.3% and 99.7% of our revenue from sales of anti-infective products for the same periods, respectively. The remaining revenue from sales of anti-infective products in 2022, 2023 and 2024 was contributed by six, four and six other anti-infective products, respectively.

(4)	In 2022, 2023 and 2024, our nine major chronic disease treatment products (namely Benzbromarone Tablets, Esomeprazole Magnesium Enteric-Coated Capsules, Telmisartan Tablets, five Insulin Injections and Olmesartan Medoxomil Tablets) contributed 59.5%, 65.0% and 58.3% of our revenue from sales of chronic disease treatment products for the same periods, respectively. The remaining revenue from sales of chronic disease treatment products in 2022, 2023 and 2024 was contributed by 20, 22 and 27 other chronic disease treatment products, respectively.

Kewei (oseltamivir phosphate), an anti-influenza drug, is our top-selling product. In 2022, 2023 and 2024, our revenue from sales of Oseltamivir Phosphate was RMB3,097.4 million, RMB5,546.1 million and RMB2,580.7 million, respectively, accounting for 95.5%, 96.5% and 92.3% of our revenue from sales of anti-infective products for the same periods, respectively, and accounting for 81.2%, 86.9% and 64.2% of our total revenue for the same periods, respectively.

The table below sets forth a breakdown of the revenue derived from our oseltamivir phosphate products by dosage form for the years indicated:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Oseltamivir phosphate (capsule)	512,252	16.5	715,576	12.9	395,676	15.3
Oseltamivir phosphate (granule)	2,585,151	83.5	4,824,592	87.0	2,181,509	84.6
Oseltamivir phosphate (dry suspension)	–	–	5,950	0.1	3,520	0.1
Total	3,097,403	100	5,546,118	100	2,580,705	100

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The following table sets forth the selected information of our major products in major dosage forms, which contributed an important portion of our revenue during the Track Record Period or was expected to contribute to our future growth, as of the Latest Practicable Date.

Therapeutic Area	Major Product	Classification	Indication	Major Dosage Form	Year of First Inclusion in NRDL(2)	Inclusion in National Essential Drug List (2018 Version)(3)	VBP Scheme(4)	In-house R&D/License-in Patents

Infectious diseases	Kewei (Oseltamivir Phosphate Capsules/Granules) 可威® (磷酸奧司他韋膠囊/顆粒)	Capsules: Class VI active chemical drug(1)	Influenza	Capsules: 75 mg per capsule	2006, Part B	Yes	No(6)	Licensed-in patents until the expiry of the relevant patents in March 2024
		Granules: Class V active chemical drug(1)		Granules: 15 mg per sachet	2008, Part B	Yes	Provincial(7) 2023: six provinces 2024: 20 provinces 2025: 23 provinces	Licensing-in patents until the expiry of the patents in April 2026

	Dongwei'en (Emitasvir Phosphate Capsules) 東衛恩® (磷酸依米他韋膠囊)	Class I chemical drug – innovative drug	Hepatitis C	0.1g per capsule	2022, Part B	No	No	In-house R&D

	Clarithromycin Tablets (克拉霉素片)(5)	Class IV chemical drug – generic drug	Infections caused by clarithromycin-sensitive bacteria	250 mg/500 mg per tablet	2004, Part B	Yes	National: 2020-2023 Provincial(7) 2024: four provinces 2025: four provinces	In-house R&D

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Therapeutic Area	Major Product	Classification	Indication	Major Dosage Form	Year of First Inclusion in NRDL(2)	Inclusion in National Essential Drug List (2018 Version)(3)	VBP Scheme(4)	In-house R&D/License-in Patents

	Levofloxacin Tablets (左氧氟沙星片)(5)	Class IV chemical drug – generic drug	Infections caused by sensitive bacteria	250 mg/500 mg per tablet	2018, Part A	Yes	National: 2021-2024 Provincial(7) 2025: 17 provinces	In-house R&D

	Moxifloxacin Hydrochloride Tablets (鹽酸莫西沙星片)(5)	Class IV chemical drug – generic drug	Infections caused by sensitive bacteria	400 mg per tablet	2018, Part B	Yes	National: 2020-2023 Provincial(7) 2023: four provinces 2024: 20 provinces 2025: 20 provinces	In-house R&D

Chronic diseases	Human Insulin Injection (Yibilin R) (人胰島素注射液 (宜必霖R))	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2020, Part A	Yes	National: 2021-2024; 2024-2027	In-house R&D
	Mixed Protamine Human Insulin Injection (30R) (Yibilin 30) (精蛋白人胰島素混合注射液(30R)(宜必霖30®))	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2023, Part A	Yes	National: 2024-2027	In-house R&D

	Insulin Glargine Injection (Yibigan) (甘精胰島素注射液(宜必甘®))	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2021, Part B	Yes	National: 2021-2024; 2024-2027	In-house R&D

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Therapeutic Area	Major Product	Classification	Indication	Major Dosage Form	Year of First Inclusion in NRDL(2)	Inclusion in National Essential Drug List (2018 Version)(3)	VBP Scheme(4)	In-house R&D/License-in Patents

	Insulin Aspart Injection (門冬胰島素注射液)	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2022, Part B	No	National: 2024-2027	In-house R&D

	Insulin Aspart 30 Injection (門冬胰島素30注射液)	Class III biological drug – biosimilar drug	Diabetes	3 ml: 300 IU (prefilled pen-type)	2022, Part B	No	National: 2024-2027	In-house R&D

	Ertongshu (Benzbromarone Tablets) 爾同舒® (苯溴馬隆片)	Class IV active chemical drug(1)	Hyperuricemia	25 mg/50 mg per tablet	2004, Part B	Yes	Provincial(7) 2025: two provinces	In-house R&D

	Oumeining (Telmisartan Tablets) 歐美寧® (替米沙坦片)	Class II active chemical drug(1)	Hypertension	40 mg/80 mg per tablet	2004, Part B	No	National: 2021-2024 Provincial:(7) 2025: eight provinces	In-house R&D

	Esomeprazole Magnesium Enteric-Coated Capsules (艾司奧美拉唑鎂腸溶膠囊)	Class III chemical drug – generic drug	Stomach acid related diseases	20 mg per capsule	2020, Part B	No	National: 2021-2024 Provincial:(7) 2025: 17 provinces	In-house R&D

	Olmesartan Medoxomil Tablets (奧美沙坦酯片)(5)	Class IV chemical drug – generic drug	Hypertension	20 mg/40 mg per tablet	2019, Part B	No	National: 2020-2023 Provincial:(7) 2023: four provinces 2024: 22 provinces 2025: 22 provinces	In-house R&D

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Notes:

(1)	This drug was registered before the implementation of the new registration classification of chemical drugs and its classification remains the same upon its re-registration.

(2)	The NRDL comprises Part A and Part B. Patients purchasing pharmaceuticals included in Part A of the NRDL are entitled to reimbursement of the entire amount of the purchase price, while patients purchasing pharmaceuticals included in Part B of the NRDL are required to pay a deductible amount and obtain reimbursement for the remainder of the purchase price. The amount of the deductible differs from region to region in the PRC. The market demand for our drugs is sensitive to the coverage of the NRDL. Please see “Risk Factors — Risks Relating to Our Business and Industries — If our products are removed or excluded from national, provincial or other government sponsored medical insurance programs or the National Essential Drug List, our operation, revenue and business prospects in relation to the affected products could be materially and adversely affected.”

In 2022, 2023 and 2024, we had 65, 66 and 66 drugs included in the NRDL, contributing RMB3,693.7 million, RMB6,251.0 million and RMB3,817.6 million in revenue, respectively. Revenue from NRDL drugs decreased significantly from RMB6,251.0 million in 2023 to RMB3,817.6 million in 2024, primarily due to a decrease in the sales volume of Kewei (oseltamivir phosphate). For further details of the decrease in Kewei’s sales volume, see “Business — Sales, Marketing and Distribution — Our Oseltamivir Phosphate Products and the Reasons for the Fluctuation of the Sales of Our Oseltamivir Phosphate Products during the Track Record Period.” Some of the drugs included in the NRDL were also sold through the national and provincial VBP schemes during the Track Record Period.

(3)	The current version of National Essential Drug List is promulgated by the NHC and National Administration of Traditional Chinese Medicine pursuant to the Notice on the Issuance of National Essential Drug List (2018 Version) (關於印發《國家基本藥物目錄(2018 年版)》的通知) on September 30, 2018, which became effective on November 1, 2018. The National Essential Drug List is a list of essential medicines designated by the Chinese government to ensure equitable access to healthcare at fair prices. The market demand for our drugs is also sensitive to the coverage of the National Essential Drug List. Please see “Risk Factors — Risks Relating to Our Business and Industries — If our products are removed or excluded from national, provincial or other government sponsored medical insurance programs or the National Essential Drug List, our operation, revenue and business prospects in relation to the affected products could be materially and adversely affected.”

(4)	The VBP scheme aims to achieve a lower price of pharmaceuticals and medical devices center on medical products with mature, high-volume clinical usage and sufficient market competition through a competitive bidding process for large-volume procurement. The VBP scheme has been rolled out at both national and provincial levels. For details of the differences of the national and provincial VBP schemes, see “Regulatory Environment — Principal Regulatory Provisions — Laws and Regulations on Drug Supply — VBP of Drugs in “4+7 Cities” and Nationwide.”

In 2022, 2023 and 2024, we sold 20, 25 and 34 drugs through the national and provincial VBP schemes, contributing RMB341.3 million, RMB946.7 million and RMB1,756.2 million in revenue, respectively. Revenue from VBP scheme drugs increased steadily during the Track Record Period, primarily driven by the increasing number of drugs included in the national and provincial VBP schemes and the increasing number of provinces procuring our Kewei (Oseltamivir Phosphate Granules) through the provincial VBP scheme. Some of the drugs sold through the national and provincial VBP schemes were also included in the NRDL.

(5)	This drug has also been sold overseas. For details of our sales overseas, please see “— Sales, Marketing and Distribution — Sales Outside the PRC.”

(6)	We also sell oseltamivir phosphate capsules in 75 mg doses under the brand Yangjiantai (陽健泰®). Yangjiantai was approved for sale in China in 2022 and was included in the NRDL (Part B) and the National Essential Drug List in the same year. It was also included in the national VBP scheme in 2022 and the cycle is expected to end in 2025. We intend to submit bids for Yangjiantai to be included in the provincial VBP scheme after 2025. During the Track Record Period, Kewei accounted for 99.9%, 99.4% and 96.5% and Yangjiantai accounted for 0.1%, 0.5% and 3.4% of our total sales of oseltamivir phosphate for 2022, 2023 and 2024, respectively. Given the relatively small revenue contribution from Yangjiantai and the fact that we do not plan to conduct large-scale marketing to promote the brand, we do not expect our overall financial and business performance will be significantly impacted by whether Yangjiantai is included in the national VBP scheme or not.

(7)	Represents the number of provinces that procured our products through the provincial VBP scheme in the corresponding year, with the figure for 2025 reflecting the status as of the Latest Practicable Date.

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The following tables set forth the sales volume, average selling price and gross profit margin of our major products and top 10 revenue-generating products for each year during the Track Record Period.

While the majority of the top 10 revenue-generating products during the Track Record Period are our major products, a few products are not recognized as our major products, primarily due to their limited future growth potential. Our major products refer to those that contributed an important portion of our revenue during the Track Record Period or are expected to contribute to our future growth. Linagliptin Tablets remained in the top 10 revenue-generating products from 2022 to 2024, but it is not recognized as a major product, primarily because we did not succeed in its bid for inclusion in the national VBP scheme in 2024, and we anticipate that its provincial VBP scheme will not begin until 2027 after the completion of its current three-year national procurement cycle, leading to limited future growth potential.

				For the year ended December 31, 2022
No.	Product name	Indication	Dosage form	Sales volume	Average selling price(1)	Gross profit/(loss) margin(2)
				(’000 units)	(RMB/unit)	(%)

1	Kewei (Oseltamivir Phosphate Capsules)*	Influenza	75 mg per capsule	66,356.3	7.65	89.1
	Kewei (Oseltamivir Phosphate Granules)*		15 mg per sachet	818,073.0	2.98	83.4
	Kewei (Oseltamivir Phosphate Granules)		25 mg per sachet(9)	43,715.2	3.30	74.3
	Yangjiantai (Oseltamivir Phosphate Capsules)		75 mg per capsule	5,479.1	0.86	(0.9)(4)
2	Linagliptin Tablets	Diabetes	tablet (pills)	19,012.8	5.35	94.0
3	Benzbromarone Tablets*	Hyperuricemia	tablet (pills)	79,102.9	1.24	85.0
4	Esomeprazole Magnesium Enteric-Coated Capsules*	Stomach acid related diseases	capsule (pills)	40,188.1	2.23	59.4
5	Telmisartan Tablets*	Hypertension	tablet (pills)	152,124.3	0.41	38.5
6	Clarithromycin*	Infections caused by clarithromycin sensitive bacteria	tablet (pills)	70,179.9	0.75	25.5
7	Olmesartan Medoxomil Tablets*	Hypertension	tablet (pills)	84,674.5	0.52	61.4
8	Moxifloxacin Hydrochloride Tablets*	Infections caused by sensitive bacteria	tablet (pills)	17,410.4	1.92	37.7
9	Tadalafil Tablets	Erectile dysfunction	tablet (pills)	33,426.2	0.90	57.4
10	Levofloxacin Tablets*	Infections caused by sensitive bacteria	tablet (pills)	25,816.6	1.00	50.6
	Insulin Injections*(3)	Diabetes	injection (prefilled pen-type)	199.3	62.31	(297.3)(5)
	Emitasvir Phosphate Capsules*	Hepatitis C	capsule (pills)	212.4	50.91	67.7

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				For the year ended December 31, 2023
No.	Product name	Indication	Dosage form	Sales volume	Average selling price(1)	Gross profit/(loss) margin(2)
				(’000 units)	(RMB/unit)	(%)

1	Kewei (Oseltamivir Phosphate Capsules)*	Influenza	75 mg per capsule	84,212.4	8.13	91.4
	Kewei (Oseltamivir Phosphate Granules)*		15 mg per sachet	1,439,643.3	3.22	85.4
	Kewei (Oseltamivir Phosphate Granules)		25 mg per sachet(9)	48,873.5	4.01	81.8
	Yangjiantai (Oseltamivir Phosphate Capsules)		75 mg per capsule	26,905.5	1.09	17.0
	Kewei (Oseltamivir Phosphate Others)		30 mg per capsule, 45 mg per capsule and 0.36 g per sachet of dry suspension	1,745.4	4.23	18.8
2	Benzbromarone Tablets*	Hyperuricemia	tablet (pills)	72,084.2	1.32	86.8
3	Esomeprazole Magnesium Enteric-Coated Capsules*	Stomach acid related diseases	capsule (pills)	43,773.6	2.11	58.3
4	Telmisartan Tablets*	Hypertension	tablet (pills)	191,504.9	0.41	50.2
5	Insulin Injections*(3)	Diabetes	injection (prefilled pen-type)	1,169.7	59.37	(62.4)(5)
6	Linagliptin Tablets	Diabetes	tablet (pills)	10,997.3	5.16	93.8
7	Moxifloxacin Hydrochloride Tablets*	Infections caused by sensitive bacteria	tablet (pills)	23,742.5	2.00	30.5
8	Olmesartan Medoxomil Tablets*	Hypertension	tablet (pills)	83,263.5	0.51	64.0
9	Clarithromycin*	Infections caused by clarithromycin sensitive bacteria	tablet (pills)	66,458.4	0.63	14.6
10	Emitasvir Phosphate Capsules*	Hepatitis C	capsule (pills)	800.9	50.77	73.7
	Levofloxacin Tablets*	Infections caused by sensitive bacteria	tablet (pills)	30,283.2	0.98	60.5

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				For the year ended December 31, 2024
No.	Product name	Indication	Dosage form	Sales volume	Average selling price(1)	Gross profit/(loss) margin(2)
				(’000 units)	(RMB/unit)	(%)

1	Kewei (Oseltamivir Phosphate Capsules)*	Influenza	75 mg per capsule	47,628.3	6.44	90.0
	Kewei (Oseltamivir Phosphate Granules)*		15 mg per sachet	735,522.2	2.97	86.4
	Yangjiantai (Oseltamivir Phosphate Capsules)		75 mg per capsule	79,001.3	1.11	41.7
	Kewei (Oseltamivir Phosphate Others)		30 mg per capsule, 45 mg per capsule and 0.36 g per sachet of dry suspension	173.8	25.95	51.6
2	Esomeprazole Magnesium Enteric-Coated Capsules*	Stomach acid related diseases	capsule (pills)	87,403.3	2.36	89.5(6)
3	Linagliptin Tablets	Diabetes	tablet (pills)	35,672.2	5.28	95.0
4	Insulin Injections*(3)	Diabetes	injection (prefilled pen-type)	4,066.6	33.61(7)	(13.7)(5)
5	Telmisartan Tablets*	Hypertension	tablet (pills)	269,733.1	0.41	47.9
6	Benzbromarone Tablets*	Hyperuricemia	tablet (pills)	85,947.7	1.27	84.7
7	Emitasvir Phosphate Capsules*	Hepatitis C	capsule (pills)	1,763.6	50.74	76.5
8	Olmesartan Medoxomil Tablets*	Hypertension	tablet (pills)	115,616.2	0.51	70.3
9	Rivaroxaban Tablets	Thrombosis	tablet (pills)	531,912.3	0.11	53.1
10	Moxifloxacin Hydrochloride Tablets*	Infections caused by sensitive bacteria	tablet (pills)	27,982.7	1.72	49.0
	Clarithromycin*	Infections caused by clarithromycin sensitive bacteria	tablet (pills)	83,902.8	0.51	1.1(8)
	Levofloxacin Tablets*	Infections caused by sensitive bacteria	tablet (pills)	30,176.4	0.91	69.9

Notes:

*	It refers to our major products, which contributed an important portion of our revenue during the Track Record Period or are expected to contribute to our future growth.

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(1)	Average selling price is calculated by dividing revenue by sales volume which includes sales through VBP and non-VBP.

(2)	The gross profit margin is calculated based on sales generated from both VBP and non-VBP.

(3)	Our insulin products include (i) Human Insulin Injection, (ii) Mixed Protamine Human Insulin Injection (30R), (iii) Insulin Glargine Injection, (iv) Insulin Aspart Injection, and (v) Insulin Aspart 30 Injection. Mixed Protamine Human Insulin Injection (30R) was approved for sale in 2023 and we started generating revenue from its sales in 2024.

(4)	The gross loss margin of Yangjiantai (Oseltamivir Phosphate Capsules) in 2022 was due to high unit costs, primarily driven by low sales volume and small-scale manufacturing.

(5)	The gross loss margin of our Insulin Injections during the Track Record Period was due to high unit costs, resulting from low utilization rates of the Insulin Injection production line. However, gross loss margin improved during each year of the Track Record Period due to a decrease in manufacturing costs per unit, as we benefitted from economies of scale resulting from the increased production capacity of our Insulin Injections.

(6)	The increase in gross profit margin of Esomeprazole Magnesium Enteric-Coated Capsules in 2024 was primarily due to the higher sales volume, which helped reduce per-unit costs by spreading fixed amortization across more units, along with the increase in the average selling price.

(7)	The decrease in average selling price of our Insulin Injections was due to three out of the five insulin products being included in the national VBP scheme starting in 2024.

(8)	The decrease in gross profit margin of Clarithromycin in 2024 was due to the decrease in the average selling price, resulting from the increased sales volume of Clarithromycin Tablets (250 mg and 500 mg) driven by the VBP scheme.

(9)	We stopped selling Kewei (Oseltamivir Phosphate Capsules) (25 mg) since 2024.

During the Track Record Period, we manufactured and mainly sold drugs in China. Meanwhile, some of our major generic drugs for the treatment of infectious diseases and chronic diseases such as Clarithromycin, Levofloxacin, Moxifloxacin Hydrochloride and Olmesartan Medoxomil were also approved for sale overseas. For details of our sales outside China, please see “— Sales, Marketing and Distribution — Sales Outside the PRC.” During the Track Record Period, we also conducted R&D collaboration projects with overseas partners. Please see “— Research and Development — Collaboration and Licensing Agreements” for further details. In 2022, 2023 and 2024, our overseas revenue from sales of drugs and license fee generated from overseas R&D collaboration projects was RMB60.4 million, RMB49.7 million and RMB138.4 million, respectively.

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Infectious Diseases

According to the Frost & Sullivan Report, the market size of anti-infective drugs in China reached RMB190.3 billion in 2023 and is expected to increase to RMB204.5 billion and RMB221.5 billion in 2026 and 2030, respectively.

Our existing anti-infective product portfolio mainly includes (i) our top-selling product, Kewei (oseltamivir phosphate), for the treatment of influenza, (ii) one innovative drug developed in-house, Dongweien (emitasvir phosphate), for the treatment of hepatitis C, and (iii) three generic drugs for the treatment of infections caused by sensitive bacteria, namely Clarithromycin, Levofloxacin and Moxifloxacin Hydrochloride. In 2022, 2023 and 2024, our revenue from sales of anti-infective drugs was RMB3,242.5 million, RMB5,745.8 million and RMB2,797.6 million, respectively, accounting for 85.0%, 90.0% and 69.6% of our total revenue for the same periods, respectively.

In 2022, 2023 and 2024, our revenue from sales of Oseltamivir Phosphate accounted for a significant portion of our revenue from sales of anti-infective products for the same periods, respectively. Our anti-infective product portfolio excluding Oseltamivir Phosphate has also established itself as a stable cash flow generator with consistent revenue growth. In 2022, 2023 and 2024, our revenue from sales of our major anti-infective drugs (Oseltamivir Phosphate, Clarithromycin, Moxifloxacin Hydrochloride Tablets, Emitasvir Phosphate Capsules and Levofloxacin Tablets) excluding Oseltamivir Phosphate was RMB122.3 million, RMB159.8 million and RMB208.4 million, respectively, representing a CAGR of 30.5% from 2022 to 2024. Key drugs including Emitasvir Phosphate, Clarithromycin, Levofloxacin and Moxifloxacin Hydrochloride have been included in the NRDL, with the latter three further succeeding in VBP schemes at national and provincial levels, demonstrating strong market acceptance. To increase the sales of Emitasvir Phosphate, we plan to cooperate with health authorities such as the National Health Commission of the People's Republic of China to conduct education campaigns on hepatitis C to identify and target more hepatitis C patients. To ramp up the sales of Clarithromycin, Levofloxacin and Moxifloxacin Hydrochloride, we plan to further expand their provincial VBP schemes to cover more provinces. We also plan to strengthen hospital-to-retail integration via partnerships with leading pharmacy chains, converting in-hospital prescriptions into sustainable retail channel growth. This dual approach enhances patient accessibility to affordable treatment while maintaining operational efficiency across distribution networks.

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Influenza

According to the Frost & Sullivan Report, the market size of anti-influenza drugs (excluding traditional Chinese medicines) in China was RMB6.7 billion in 2024 and is expected to increase to RMB10.1 billion and RMB11.6 billion in 2026 and 2030, respectively.

Commercialized Product — Kewei (Oseltamivir Phosphate Granules/Capsules) 可威® (磷酸奧司他韋顆粒/膠囊)

可威
国药准字H20080763
磷酸奥司他韦颗粒
Oseltamivir Phosphate Granules
HEC
15mg
东陽光

国药准字H20065415
可威
磷酸奥司他韦胶囊
Oseltamivir Phosphate Capsules
75mg(以奥司他韦计)
10粒装
东陽光

Kewei (Oseltamivir Phosphate Granules/Capsules), our top-selling product, is an anti-influenza drug. According to the Frost & Sullivan Report, our Kewei (oseltamivir phosphate) ranked first in the Chinese oseltamivir phosphate market, and our oseltamivir phosphate products had a market share of 54.8% in 2024, and accounted for 38.5% of the Chinese anti-influenza drug market in terms of sales revenue in 2024. Oseltamivir Phosphate targets neuraminidase, an enzyme on the surface of influenza viruses.

Kewei (oseltamivir phosphate) has been mainly sold in the dosage forms of capsules and granules in China. We have been manufacturing and selling Oseltamivir Phosphate Capsules in China since June 2006 after obtaining the right to use certain patents relating to oseltamivir phosphate. Our Oseltamivir Phosphate Capsules, typically sold in 75 mg doses, are primarily used for the prevention and treatment of influenza in adults. In November 2008, we introduced Oseltamivir Phosphate Granules specifically designed for the treatment of influenza in children. Our Oseltamivir Phosphate Granules, typically sold in 15 mg doses, are primarily used for the prevention and treatment of influenza in children over one year of age. The granule formulation allows for accurate dosing, and each sachet of 15 mg dose maintains its effectiveness and safety over time, making it safer and more convenient for children.

During the Track Record Period, Kewei (oseltamivir phosphate) contributed a significant portion of our revenue. In 2022, 2023 and 2024, our revenue from sales of Oseltamivir Phosphate was RMB3,097.4 million, RMB5,546.1 million and RMB2,580.7 million,

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respectively, accounting for 95.5%, 96.5% and 92.3% of our revenue from sales of anti-infective products for the same periods, respectively, and accounting for 81.2%, 86.9% and 64.2% of our total revenue for the same periods, respectively.

The sales of Kewei (oseltamivir phosphate) are subject to seasonality, with peak demand occurring during the winter-spring flu seasons in China (typically November through March), when influenza activity reaches its highest levels. Conversely, during periods of low influenza activity, particularly summer months (June through August), demand for Kewei (oseltamivir phosphate) experiences declines. According to the World Health Organization (WHO), influenza viruses are classified into four types: Type A, Type B, Type C, and Type D. Among them, Type A and Type B influenza viruses circulate widely among humans and are the primary causative virus of seasonal influenza epidemics. During the Track Record Period, the flu outbreaks in China are mostly caused by Type A or Type B influenza viruses and oseltamivir phosphate has been proven to be effective against both Type A or Type B influenza viruses. Please refer to “Risk Factors — Risks Relating to Our Business and Industries — Our revenue and business prospects currently depend on Kewei (oseltamivir phosphate). If we are unable to maintain the sales volumes, pricing levels and profit margins of Kewei, our revenue and business prospects could be materially and adversely affected.” for further details.

Product Advantages

•	Efficacy and convenience. Oseltamivir Phosphate has a proven clinical efficacy and is currently one of the most widely used anti-influenza drugs in China. Among all anti-influenza drugs available in China, Oseltamivir Phosphate stands out as the only neuraminidase inhibitor available in an oral formulation, offering the convenience of both treatment and prevention.

•	High safety and good compliance. Oseltamivir Phosphate is the preferred choice for treating influenza in children. For children over one year of age, Oseltamivir Phosphate Granules can be accurately administered in multiples of 15 mg per sachet, simplifying the complex dispensing process associated with other pediatric formulations and enhancing the convenience and accuracy of medication for children.

•	Low drug resistance. The risk of drug resistance is low during the clinical application of Oseltamivir Phosphate and Oseltamivir Phosphate is recommended as a daily anti-influenza medication.

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Market Opportunities and Competitive Landscape

Oseltamivir Phosphate has been recommended by various international and PRC guidelines for the treatment of influenza. Oseltamivir Phosphate was listed as an “essential medicine” in the World Health Organization (WHO) Model List of Essential Medicines and was also recommended by the U.S. Centers for Disease Control as one of the key antiviral medicines for the treatment of influenza and the treatment of avian influenza viruses, including H5N1. In China, Oseltamivir Phosphate was recommended as the first-line antiviral drug for the treatment of influenza in a number of clinical practice guidelines, including the Expert Consensus on Antiviral Treatment of Influenza in Adults (《成人流行性感冒抗病毒治療專家共識》), Expert Consensus on Emergency Treatment of Influenza in Adults (2022 Edition) (《成人流行性感冒診療規範急診專家共識(2022版)》), and Expert Consensus on Diagnosis and Treatment of Influenza in Children (2020) (《兒童流感診斷與治療專家共識(2020年版)》). According to the Frost & Sullivan Report, the sales revenue of drugs sold under the generic name of oseltamivir phosphate reached RMB4.7 billion in 2024, accounting for 70.3% of the anti-influenza drug market in China in terms of sales revenue for the same period.

We were among the first few PRC pharmaceutical companies to secure the right to use key patents relating to the oseltamivir phosphate, granting us a first-mover advantage in the manufacturing and selling Oseltamivir Phosphate Capsules in the PRC. The key patents relating to the oseltamivir phosphate were licensed from a Switzerland-based global pharmaceutical company that holds the rights to certain patents relating to oseltamivir phosphate (an Independent Third Party, the “Oseltamivir Phosphate Licensor”), under a licensing agreement with Shenzhen HEC Industrial, one of our controlling shareholders. The oseltamivir phosphate licensing agreement was first signed in 2006 and had been renewed, remaining valid until the expiration of the last patent among the licensed patents in March 2024 (the “Oseltamivir Phosphate Licensing Agreement”). The licenses under the Oseltamivir Phosphate Licensing Agreement covered several key patents relating to oseltamivir phosphate compound and oseltamivir phosphate synthetic process for manufacturing oseltamivir phosphate API and Oseltamivir Phosphate Capsules. The key patents relating to oseltamivir phosphate compound began to expire in August 2017, with the final key patent relating to oseltamivir phosphate synthetic process expired in March 2024. Despite the expiry of the initial patents in August 2017, the in-licensing arrangement with the Oseltamivir Phosphate Licensor remained necessary due to the continued validity of the Oseltamivir Phosphate Licensing Agreement until the expiration of the last patent in March 2024. Under the terms of the Oseltamivir Phosphate Licensing Agreement, Shenzhen HEC Industrial has been granted the right to manufacture and sell oseltamivir phosphate API and Oseltamivir Phosphate Capsules in the PRC, and we were irrevocably and royalty-free authorized to exercise such rights in the PRC pursuant to a separate sublicense agreement between Shenzhen HEC Industrial and our Company. The license from the Oseltamivir Phosphate Licensor to Shenzhen HEC Industrial was non-exclusive and included a royalty fee arrangement based on the sales amount of our oseltamivir phosphate API and Oseltamivir Phosphate Capsules, which was directly paid to the Oseltamivir Phosphate Licensor by us.

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We believe the expiry of the patent in March 2024 does not have any material negative impact on our business for the following reasons:

(i)	The key patents under the Oseltamivir Phosphate Licensing Agreement relating to oseltamivir phosphate compound began to expire in August 2017, with the final patent relating to oseltamivir phosphate synthetic process which is used in the manufacturing the of oseltamivir phosphate products expired in March 2024. Despite the expiry of the initial patents in August 2017, the in-licensing arrangement with the Oseltamivir Phosphate Licensor remained necessary due to the continued validity of the Oseltamivir Phosphate Licensing Agreement until the expiration of the last patent in March 2024. Since 2017, other pharmaceutical companies have been producing and selling oseltamivir phosphate capsule products by using different oseltamivir phosphate manufacturing processes. As a result, our oseltamivir phosphate capsule drug has been competing with other oseltamivir phosphate producers since 2017.

(ii)	The expiry of oseltamivir phosphate patent in 2017 had no material impact on the sales of our Kewei products during the period from 2016 to 2019 mainly because (i) the patent on our Kewei granules will not expire until 2026 and (ii) our competitors on Kewei capsules were relatively small with limited production capacity and small market share during the period from 2016 to 2019 and therefore, we did not face intensive competitions from those competitors during such period. We believe that the patent expiry in March 2024 doesn’t have a major impact on the competitive landscape for oseltamivir phosphate capsule as it is not a patent necessary for the other oseltamivir phosphate producers for oseltamivir phosphate production and according to Frost & Sullivan, the number of oseltamivir phosphate capsule producers in the PRC remained stable before and after the expiry of such patent in March 2024.

(iii)	During the period from 2016 to 2019, being the period from one year before to two years after the year when the patents in connection with oseltamivir phosphate started to expire in 2017, our sales of oseltamivir phosphate increased rapidly and the average selling prices for our oseltamivir phosphate products remained relatively stable which shows the expiry of patents relating to oseltamivir phosphate does not have a material impact on our business.

(iv)	The drop of our revenue in 2024 as compared with our revenue in 2023 was mainly caused by the decrease in sales volume of our oseltamivir phosphate products as a result of (a) a drop in influenza incidence in China in 2024 as compared to that of 2023; (b) an increase in the sales volume of oseltamivir phosphate capsules sold in public hospitals through the VBP scheme which coupled with the drop in influenza incidence in China in 2024, further reduced the clinical demand for our Kewei from the public hospitals. For a detailed analysis on the reasons for the drop of our revenue in 2024, please see “Business — Sales, Marketing and Distribution — Our

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Oseltamivir Phosphate Products and the Reasons for the Fluctuation of the Sales of Our Oseltamivir Phosphate Products during the Track Record Period”; and (c) increasingly intense competition oseltamivir phosphate is facing from other types of anti-influenza drugs.

The patents relating to Oseltamivir Phosphate Granules were originally developed by the Poisons and Drugs Research Office of the Medical Science Academy of the PRC People’s Liberation Army (中國人民解放軍軍事醫學科學院毒物藥物研究所), a research institute primarily focused on research and development of antiviral drugs (an Independent Third Party, the “Poisons and Drugs Research Office”). We became acquainted with the Poisons and Drugs Research Office through our participation in an oseltamivir phosphate research program in 2004. The patents relating to Oseltamivir Phosphate Granules were first exclusively licensed to us in 2006 under a written agreement, which was set to expire on June 8, 2015 with a royalty fee arrangement based on the consumption of oseltamivir phosphate API used in granule production. These patents were subsequently transferred to us in May 2015, with a royalty fee arrangement based on the sales amount of Oseltamivir Phosphate Granules, effective until the expiry of the relevant patents in April 2026. This arrangement was adopted as the consideration for the transfer, with the transfer fee structured as post-sale royalty payments to reduce the financial burden of a one-time lump-sum payment. The Poisons and Drugs Research Office agreed to the transfer in recognition of our commitment to researching and developing anti-viral drugs as well as our strong sales network and promotional capabilities. The transfer in 2015 was also a strategic move to ensure our long-term use and avoid uncertainties on renewing the licensing agreement after the expiry of the initial licensing agreement for Oseltamivir Phosphate Granules in the PRC. The current patents relating to Oseltamivir Phosphate Granules are valid until April 2026.

We can still manufacture and sell Oseltamivir Phosphate in the form of capsule and granules after the expiry of patents relating to Oseltamivir Phosphate Capsules and Granules. We do not consider the expiry of such patents to have a material impact on our business in the short to medium term. According to the Frost & Sullivan Report, our Kewei (oseltamivir phosphate) ranked first in the Chinese oseltamivir phosphate market, and our oseltamivir phosphate products had a market share of 54.8% in 2024, and accounted for 38.5% of the Chinese anti-influenza drug market in terms of sales revenue in 2024. According to the Frost & Sullivan Report, we ranked first in the PRC in terms of cumulative oseltamivir phosphate production volume over a period of five years from 2019 to 2023, we ranked first in the PRC in terms of cumulative oseltamivir phosphate shipments over a period of five years from 2019 to 2023, and we had the largest scale of oseltamivir phosphate production facilities in the PRC in terms of floor area in 2023. As the number one PRC pharmaceutical company in terms of anti-viral drug sales in the PRC, our brands in relation to our anti-viral products have been widely recognized in the industry and among our patients according to the Frost & Sullivan Report. Over a decade of development and continued efforts, we have also established a comprehensive oseltamivir phosphate production line in China with a supply chain system from starting materials to finished formulations. Our Yidu production base is the largest Kewei (oseltamivir phosphate) production base in the PRC. Leveraging on our outstanding brand recognition and production capacity, we believe that Kewei (oseltamivir phosphate) will

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continue to have significant competitive advantages over competitor products in the Chinese anti-influenza drug market. In 2023, Kewei (oseltamivir phosphate) was listed on the brand list of the “2023 Health Industry Brand List of the Health Industry (International) Ecological Conference (健康產業(國際)生態大會2023健康產業品牌榜)” and the “Hospital Terminal of China’s Pharmaceutical Brands (中國醫藥品牌榜醫院終端)”. It also won the “Award for Single Product with the Most Collaborative Value for Chinese Pharmacy Chains (中國連鎖藥店最具合作價值單品獎)” and the for the third time, the “Gold Award of the Health Industry (International) Ecological Conference (健康產業(國際)生態大會金獎)”.

Hepatitis C

According to the Frost & Sullivan Report, the total number of patients diagnosed with chronic hepatitis C in China was 2.6 million in 2023 and is expected to increase to 2.8 million and 3.1 million in 2026 and 2030, respectively. The PRC government has announced policies such as the Work Plan for the Elimination of Public Health Hazards of Hepatitis C (2021-2030) (《消除丙肝公共衛生危害行動工作方案(2021-2030年)》) to improve hepatitis C diagnosis and treatment. This will drive the growth of the anti-hepatitis C drug market in China. Before the DAAs for hepatitis C were approved for launching in China, hepatitis C was predominantly treated with a combination of Interferon and Ribavirin. With the launch of DAAs that have high sustained virologic response (“SVR”) in the Chinese market, the cure rate of hepatitis C has been greatly improved. According to the Guidelines for Prevention and Treatment of Hepatitis C (2022 Edition) (《丙型肝炎防治指南(2022年版)》) (the “2022 Guidelines”), the Interferon-free pan-genotypic regimen is the preferred treatment recommendation, achieving over 90% SVR in HCV-infected individuals with known primary genotypes and sub-genotypes. The application of the pan-genotypic regimen can reduce pre-treatment testing and in-treatment monitoring, making it more suitable for the treatment and management of chronic HCV infections.

We have one commercialized Class I innovative drug for the treatment of genotype-specific chronic hepatitis C and two approved Class I innovative drugs for the treatment of pan-genotypic chronic hepatitis C. During the Track Record Period, we mainly manufactured and sold one Class I innovative anti-HCV drug developed in-house, namely Dongweien (emitasvir phosphate). We also have two approved Class I innovative anti-HCV drugs, namely Dong’antai (Netanasvir Phosphate) and Dong’anqiang (Encofosbuvir), which were approved by the NMPA for launching in China in February 2025 and March 2025, respectively. For details, see “— Our Product Pipeline — Infectious Diseases — Approved Product — The Combination Treatment Regimen of Dong’antai (Netanasvir Phosphate Capsules) and Dong’anqiang (Encofosbuvir Tablets) (磷酸萘坦司韋膠囊/艾考磷布韋片聯用治療方案).”

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Commercialized Product — Dongweien (Emitasvir Phosphate Capsules) 東衛恩® (磷酸依米他韋膠囊)

Dongweien (Emitasvir Phosphate Capsules) is a domestic in-house R&D Class I innovative drug for the treatment of genotype 1 chronic hepatitis C, which is an inhibitor targeting HCV NS5A, capable of inhibiting HCV assembly and replication.

Dongweien was approved by the NMPA for launching in China in December 2020 and included in the NRDL in January 2022.

Emitasvir Phosphate combined with Sofosbuvir has shown a high clinical cure rate in Phase II and III trials, achieving an SVR12 of 99.5% (424/426) in patients with chronic genotype 1 HCV in China. The effectiveness of Dongweien is not affected by factors like baseline NS5A resistance, gender, or age. It also has a strong safety profile and is suitable for individuals with special health conditions. Based on clinical trial results, Emitasvir Phosphate has been proven to be effective and safe for patients with varying degrees of kidney dysfunction or mild to moderate liver dysfunction. As of the Latest Practicable Date, Dongweien has been recommended by the Guidelines for Prevention and Treatment of Hepatitis C (2022 Edition) (《丙型肝炎防治指南(2022年版)》).

We sell Dongweien in capsule form. Each capsule contains 0.1g of Emitasvir Phosphate (calculated as C49H58N8O6). In 2022, 2023 and 2024, our revenue from sales of Dongweien was RMB10.8 million, RMB40.7 million and RMB89.5 million, respectively, representing a CAGR of 187.6% from 2022 to 2024.

Other Commercialized Products for Infectious Diseases

During the Track Record Period, in addition to Oseltamivir Phosphate and Emitasvir Phosphate, we also manufactured and sold three major anti-infective generic drugs (namely Clarithromycin, Levofloxacin and Moxifloxacin Hydrochloride for the treatment of infections caused by sensitive bacteria) in terms of revenue contribution during the Track Record Period. In 2022, 2023 and 2024, our revenue from sales of these three major anti-infective generic drugs was RMB111.5 million, RMB119.3 million and RMB118.9 million, respectively, accounting for 3.4%, 2.1% and 4.3% of our revenue from sales of anti-infective products for the same periods, respectively, and accounting for 2.9%, 1.9% and 3.0% of our total revenue for the same periods, respectively.

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The following table sets forth the selected information of the three major anti-infective generic drugs that we sold during the Track Record Period.

Product name	Product image	Brief description

Clarithromycin Tablets (克拉霉素片)		Clarithromycin is a macrolide antibiotic. This medicine is used to treat certain bacterial infections, such as pneumonia (a lung infection), bronchitis (infection of the tubes leading to the lungs), and infections of the ears, sinuses, skin, and throat. It is also used to treat and prevent disseminated Mycobacterium avium complex (MAC) infection. It is used in combination with other medications to eliminate H. pylori, a bacterium that causes stomach ulcers.

Levofloxacin Tablets (左氧氟沙星片)		Levofloxacin is a quinolone antibiotic. This medicine is used to treat certain infections such as pneumonia, and kidney, prostate, and skin infections. Levofloxacin is also used to prevent anthrax in people who may have been exposed to anthrax germs in the air and treat and prevent plague.

Moxifloxacin Hydrochloride Tablets (鹽酸莫西沙星片)		Moxifloxacin is a quinolone antibiotic. This medicine is used to treat certain infections caused by bacteria such as pneumonia, and skin, and abdominal (stomach area) infections. It is also used to prevent and treat plague, including pneumonic and septicemic plague.

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Chronic Diseases

According to the Medium- and Long-Term Plan for the Prevention and Treatment of Chronic Diseases in China (2017-2025) (《中國防治慢性病中長期規劃(2017-2025)》) promulgated by the PRC government, chronic diseases account for 86.6% of total deaths of all diseases and the related costs for treatment of chronic disease accounts for over 70% of the total costs for treatment of all diseases, indicating significant prospects in the drug market for the treatment of chronic diseases.

Our commercialized chronic disease treatment drugs primarily focuses on the treatment of diabetes, hyperuricemia, hypertension and stomach acid related disease, including five insulin products and four major generic drugs. In 2022, 2023 and 2024, our revenue generated from sales of chronic disease treatment drugs was RMB517.3 million, RMB580.7 million and RMB1,067.7 million, accounting for 13.6%, 9.1% and 26.6% of our total revenue for the same periods, respectively. For details of our five insulin products, please see “— Diabetes — Commercialized Products — Insulins in China.” For details of the four major generic drugs, namely Benzbromarone, Telmisartan, Olmesartan Medoxomil and Esomeprazole Magnesium, for the treatment of hyperuricemia, hypertension and stomach acid related disease in the therapeutic areas of chronic diseases that we sold during the Track Record Period, please see “— Other Commercialized Products for Chronic Diseases.”

Our chronic disease treatment drug portfolio has also witnessed consistent revenue growth during the Track Record Period. In 2022, 2023 and 2024, our revenue from sales of chronic disease treatment drugs was RMB517.3 million, RMB580.7 million and RMB1,067.7 million, respectively, representing a CAGR of 26.8% from 2022 to 2024. All our major chronic disease treatment drugs have been included in the NRDL and VBP schemes at either national or provincial levels. With all of our five insulin products being included in the national VBP scheme, we expect their sales growth will continue, which will further drive revenue growth of our chronic disease treatment drugs. To ramp up the sales of our major chronic disease treatment drugs, we plan to leverage on the advantage that our insulin products have already entered value-based procurement at the national level to expand their coverage across regions. We also plan to strengthen hospital-to-retail integration by collaborating with leading pharmacy chains to ensure our drugs can be easily accessed outside of hospital. Furthermore, we plan to enhance medical education through national and regional workshops, including our Discover HEC (“走進東陽光”) program, to promote our brand image. For details of our Discover HEC program, see “— Sales, Marketing and Distribution.”

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Diabetes

According to the Frost & Sullivan Report, the global market of diabetes drugs reached US$92.8 billion in 2023 and is expected to increase to US$112.8 billion and US$132.6 billion in 2026 and 2030, respectively. In China, the market size of diabetes drugs reached RMB67.6 billion in 2023 and is expected to increase to RMB90.3 billion and RMB122.3 billion in 2026 and 2030, respectively. The current treatment regimen for diabetes often involves a combination of lifestyle changes and medication, with the goal of managing blood glucose levels and preventing complications. Medications mainly include traditional oral drugs, insulin and its analogs, GLP-1 receptor agonists, and SGLT-2 inhibitors. Even though new diabetes drugs such as GLP-1 drugs and SGLT-2 drugs are relatively new to the China’s diabetes drug market, they had rapid growth over the past years. For details of the diabetes drug market, please see “Industry Overview — Overview of the Metabolic Diseases Drug Market in China — Overview of the Diabetes Drug Market.”

Our commercialized products for the treatment of diabetes include five insulin products and several oral drugs. As of the Latest Practicable Date, we have also established a comprehensive drug pipeline for the treatment of diabetes, including (i) one innovative drug candidate (namely Dongjiantang (Olorigliflozin)), for which we have submitted the NDA to the NMPA, (ii) two insulins (namely Guangjianyou (Insulin Glargine Injection) and Guangjiantan (Insulin Aspart Injection)) that we have been developing in collaboration with Lannett in the U.S., (iii) one innovative dual-targeted GLP-1/FGF21 drug candidate (namely Guangjianbao (HEC88473)) in Phase II clinical trial, (iv) two insulin analogs (namely Guangjianda (Insulin Degludec Injection) and Guangjianshu (Insulin Degludec/Insulin Aspart Injection)) for which we submitted the BLAs to the NMPA in January and June 2025, respectively, and (v) two GLP-1 receptor agonists (namely Liraglutide Injection and Guang Jian Cheng (Dulaglutide Injection)) in clinical trials. We started the R&D of biosimilars at an early stage and we are capable of industrializing a wide range of insulins and in-house R&D of GLP-1 receptor agonists, according to the Frost & Sullivan Report. We believe our diverse drug portfolio and comprehensive drug pipeline for the treatment of diabetes could enhance our competitive advantages and have the potential to satisfy the unmet medical needs for various diabetes drugs in China. For details, see “— Our Product Pipeline — Chronic Diseases — Approved Product — The Combination Treatment Regimen of Dong’antai (Netanasvir Phosphate Capsules) and Dong’anqiang (Encofosbuvir Tablets) (磷酸萘坦司韋膠囊/艾考磷布韋片聯用治療方案).”

Commercialized Products — Insulins in China

According to the Frost & Sullivan Report, the market size of insulin and its analogs in China reached RMB18.3 billion in 2023. Despite the current dominance of overseas pharmaceutical companies in the insulin market in China, a clear trend towards PRC substitution is emerging.

We have a wide range of insulin products, covering the most widely used mealtime insulin, premixed insulin, and basal insulin. Clinically, our products can cater to the medication needs of various patient subgroups and accommodate the prescribing habits of different physicians, including combinations of premixed, long-acting, and intensified insulin regimens.

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We had five insulin products sold in China, namely (i) Human Insulin Injection, (ii) Mixed Protamine Human Insulin Injection (30R), (iii) Insulin Glargine Injection, (iv) Insulin Aspart Injection, and (v) Insulin Aspart 30 Injection. Mixed Protamine Human Insulin Injection (30R) was approved for sale in 2023 and we started generating revenue from its sales in 2024. In 2022, 2023 and 2024, our revenue from sales of our insulin products was RMB12.4 million, RMB69.4 million and RMB136.7 million, respectively, accounting for 2.4%, 12.0% and 12.8% of our revenue from sales of chronic disease treatment products for the same periods, respectively, representing a CAGR of 231.8% from 2022 to 2024.

All of our five insulin products have been included in the national VBP schemes as of the Latest Practicable Date, and we expect the sales revenue of our insulin products will further increase. In addition, we believe our diverse drug portfolio for the treatment of diabetes will also enhance our insulin products’ competitive advantages in the insulin and its analogs market in China.

The following table sets forth the selected information of our five insulin products, including insulin and its analog:

Product name	Product image	Brief description

Human Insulin Injection (Yibilin R) (人胰島素注射液(宜必霖R))		This product is a short-acting insulin for the treatment of hyperglycemia caused by type 1 and type 2 diabetes.

Mixed Protamine Human Insulin Injection (30R) (Yibilin 30) (精蛋白人胰島素混合注射液(30R)(宜必霖30®))		This product is a dual-action insulin formulation designed for the treatment of diabetes, consisting of 30% soluble human insulin and 70% protamine human insulin, providing both short-acting and intermediate-acting insulin. It effectively controls after meal blood glucose and fasting blood glucose.

Insulin Glargine Injection (Yibigan)(甘精胰島素注射液(宜必甘®))		This product is a long-acting insulin analog used to regulate blood glucose levels in patients with type 1 and type 2 diabetes. It is administered subcutaneously once daily at a consistent time.

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Product name	Product image	Brief description

Insulin Aspart Injection (門冬胰島素注射液)		This product is a rapid-acting insulin analog used to control high blood glucose in adults and children with diabetes. It is typically used in combination with a longer-acting insulin.

Insulin Aspart 30 Injection (門冬胰島素30注射液)		This product is a mixed insulin formulation that contains 30% soluble insulin aspart, a rapid-acting insulin, and 70% protamine-crystallised insulin aspart, an intermediate-acting insulin. This product can be used as a standalone treatment for type 2 diabetes.

Other Commercialized Products for Chronic Diseases

During the Track Record Period, in addition to the five biosimilar insulins, we also manufactured and sold four major generic drugs for the treatment of chronic diseases (namely Benzbromarone, Telmisartan, Esomeprazole Magnesium and Olmesartan Medoxomil) in terms of revenue contribution during the Track Record Period. In 2022, 2023 and 2024, our revenue from sales of the above four generic drugs for the treatment of chronic diseases was RMB295.5 million, RMB307.8 million and RMB485.4 million, respectively, accounting for 57.1%, 52.0% and 45.5% of our revenue from sales of chronic disease treatment products for the same periods, respectively, and accounting for 7.7%, 4.8% and 12.1% of our total revenue for the same periods, respectively.

The following table sets forth the selected information of the four major generic drugs for the treatment of chronic diseases that we sold during the Track Record Period.

Product name	Product image	Brief description

Ertongshu (Benzbromarone Tablets) 爾同舒® (苯溴馬隆片)		Benzbromarone is used for the treatment of excess uric acid in blood (hyperuricemia), which could often lead to gout.

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Product name	Product image	Brief description

Oumeining (Telmisartan Tablets) 歐美寧® (替米沙坦片)		Telmisartan is used for the treatment of high blood pressure (hypertension) and works by relaxing blood vessels to help reduce blood pressure. Telmisartan is an angiotensin II receptor antagonist used for the treatment and prevention of hypertension.

Esomeprazole Magnesium Enteric-Coated Capsules (艾司奧美拉唑鎂腸溶膠囊)		Esmeprazole is mainly used for the treatment of stomach acid related disease. Esmeprazole is a second-generation proton pump inhibitor, which is derived from omeprazole and has better safety profile. The drug is also used to treat gastroesophageal reflux disease, eradicating helicobacter pylori in combination with appropriate antibacterial therapies, and in patients requiring continuous non-steroidal anti-inflammatory drugs treatment.

Olmesartan Medoxomil Tablets (奧美沙坦酯片)		Olmesartan is used for the treatment of hypertension. Olmesartan is an angiotensin receptor blocker. Olmesartan may be used alone or in combination with other antihypertensive agents.

Our Product Pipeline

As of the Latest Practicable Date, we had a diverse and robust pipeline of 49 Class I innovative drug candidates in the therapeutic areas of infectious diseases, chronic diseases and oncology in China. The research and development of our drug candidates in the pipeline is primarily driven by our in-house R&D. Our major innovative drug candidates mainly comprise (i) one Class I innovative drug candidate, for which we have submitted the NDA to the NMPA, and (ii) ten Class I innovative drug candidates in Phase II or Phase III clinical trials. For details of each of our major innovative drug candidates and their status, please see “— Overview.” As of the Latest Practicable Date, we also had around 10 modified new drugs under development and around 20 generic drugs under development, respectively. Our modified new drugs under development mainly target indications such as hypertension, coronary heart disease, peptic

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ulcer bleeding, Alzheimer’s disease, COPD and asthma in the therapeutic area of chronic diseases. Meanwhile, our generic drugs under development mainly target indications such as influenza in the therapeutic area of infectious diseases, and diabetes, gastroesophageal reflux disease, adjunctive treatment of major depressive disorder in adults and treatment of schizophrenia in adults in the therapeutic area of chronic diseases. For details of our major modified new drugs under development, please see “— Other Innovative and Modified New Drugs under Development for Chronic Diseases.”

Infectious Diseases

As of the Latest Practicable Date, we also had two approved Class I innovative anti-HCV drugs, namely Dong’antai (Netanasvir Phosphate) and Dong’anqiang (Encofosbuvir), which were approved by the NMPA for launching in China in February 2025 and March 2025, respectively. In addition, as of the Latest Practicable Date, we had a pipeline of four major Class I innovative drug candidates that we have been developing in-house in the therapeutic area of infectious diseases, including (i) one innovative drug candidate (namely Dong’andi (Morphothiadine Mesylate)) in Phase III clinical trial, (ii) one Class I innovative drug candidate with Phase I clinical trial completed (namely Freethiadine), and (iii) two Class I innovative drug candidates (namely HECN30227 and HEC191834) in preclinical stages.

Approved Product — The Combination Treatment Regimen of Dong'antai (Netanasvir Phosphate Capsules)* and Dong'anqiang (Encofosbuvir Tablets)* (磷酸萘坦司韋膠囊/艾考磷布韋片聯用治療方案)

Netanasvir Phosphate Capsules and Encofosbuvir Tablets are two approved Class I innovative drugs that we have developed in-house for the treatment of pan-genotypic chronic hepatitis C. Netanasvir Phosphate is an NS5A inhibitor, capable of inhibiting HCV assembly and replication. Encofosbuvir is an NS5B polymerase nucleoside analog inhibitor, part of the DAAs used in the treatment of pan-genotypic chronic HCV.

We have submitted the NDA to the NMPA for the combination treatment regimen of Netanasvir Phosphate and Encofosbuvir in August 2023. Netanasvir Phosphate and Encofosbuvir were approved by the NMPA for launching in China in February 2025 and March 2025, respectively. Netanasvir Phosphate and Encofosbuvir made their debut on March 29, 2025 at the 2025 Asian Pacific Association for the Study of the Liver (2025年亞太肝病學會年會). We are currently scaling up production and finalizing our market launch preparations, with sales expected to begin in July 2025. In parallel, we are preparing to initiate negotiations with national medical insurance authorities in December 2025, and we anticipate that our products will be included in the NRDL starting in January 2026. We plan to leverage our well-established sales channels for anti-infective drugs to expand its coverage for our anti-hepatitis C drugs. We plan to collaborate with health authorities, such as the National Health

*	Following NMPA approval, we plan to sell Dong’antai (Netanasvir Phosphate) and Dong’anqiang (Encofosbuvir) in China under the brand names Dongweizhuo (東衛卓®) and Dongyinghe (東英賀®), respectively.

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Commission, to promote educational activities on hepatitis C to locate and target more HCV patients. Furthermore, introducing the combination treatment regimen of Netanasvir Phosphate and Encofosbuvir for the treatment of pan-genotypic chronic hepatitis C will enable our treatment regimen to cover more HCV genotypes, meeting the diverse needs of patients and broadening the treatment population. The combination treatment regimen of Netanasvir Phosphate and Encofosbuvir also received support from the National Major Scientific and Technological Special Project for “Significant New Drugs Development”.

The combination treatment regimen of Netanasvir Phosphate and Encofosbuvir has high cure rates for genotypes 1, 2, 3, and 6 HCV. Phase II/III clinical trials showed an overall SVR12 of 95.0% (420/442) in patients treated with this regimen. This regimen does not include protease inhibitors, which lowers the risk of potential drug-drug interactions and makes it suitable for patients with compensated liver cirrhosis.

Hepatitis B

According to the Frost & Sullivan Report, the total number of patients diagnosed with chronic hepatitis B in China was 19.1 million in 2023 and is expected to increase to 23.2 million and 31.9 million in 2026 and 2030, respectively. According to the Frost & Sullivan Report, the market size of anti-HBV drugs in China reached RMB9.9 billion in 2023 and is expected to increase to RMB16.7 billion and RMB43.4 billion in 2026 and 2030, respectively. As of the Latest Practicable Date, the treatment of HBV mainly involved two major categories of drugs, namely Interferon and nucleoside analogs. Interferon requires injection and has a low response rate and severe side effects, resulting in insufficient patient compliance. Even though nucleoside analogs can be administered orally and effectively reduce HBV DNA titers, they are ineffective in reducing HBsAg and have issues such as drug resistance and recurrence after treatment. Therefore, anti-HBV drugs targeting the core proteins have become a key focus in current research on HBV treatment.

Based on the latest scientific insights, we have established a pipeline of innovative drug candidates with various mechanism of actions for the treatment of hepatitis B. As of the Latest Practicable Date, we had one major Class I innovative anti-HBV drug candidate in Phase III clinical trial, namely Dong'andi (Morphothiadine Mesylate), an anti-HBV capsid inhibitor. We also had one Class I innovative drug with Phase I clinical trial completed, namely Freethiadine. Freethiadine is another anti-HBV capsid inhibitor that we have been developing in-house and it has shown improved antiviral activity in pre-clinical studies. In addition, we have two Class I innovative drug candidates, which might be possible to functionally cure chronic hepatitis B through combination therapy, mainly including (i) one Class I innovative drug candidate in preclinical stage, namely HECN30227, which is a small nucleic acid drug targeting HBV RNA and inhibiting HBsAg and for which we plan to submit the IND application in 2025, and (ii) one Class I innovative drug candidate in preclinical stage, namely HEC191834, which is a TLR8 agonist simulating the immune system. In pre-clinical studies, HECN30227 has shown improved in vitro and in vivo activity and HEC191834 has shown high selectivity and high

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distribution to the liver. We believe our diverse pipeline of anti-HBV drug candidates could enhance our competitive advantages and have the potential to satisfy the unmet medical needs for the treatment of chronic hepatitis B.

Product Candidate — Dong'andi (Morphothiadine Mesylate Capsules) (甲磺酸莫非賽定膠囊)

Morphothiadine Mesylate, also known as GLS4 or Morphothiadine, is a Class I innovative drug candidate that we have been developing in-house for the treatment of chronic hepatitis B. Morphothiadine Mesylate is an anti-HBV capsid inhibitor.

We have obtained approval from CDE to commence Phase III clinical trial for Morphothiadine Mesylate. Morphothiadine Mesylate also received support from the National Major Scientific and Technological Special Project for “Significant New Drugs Development”. According to the Frost & Sullivan Report, Morphothiadine Mesylate was the only anti-HBV capsid inhibitor in Phase III clinical trial in China and had the leading clinical trial progress in China as of the Latest Practicable Date. Morphothiadine Mesylate was also the world’s first oral small molecule drug for the treatment of chronic hepatitis B, which has been clinically validated to significantly inhibit the hepatitis B virus surface antigen, according to the Frost & Sullivan Report.

Morphothiadine Mesylate has demonstrated strong clinical efficacy. In a phase II trial, patients who received the combination therapy (combination of Morphothiadine Mesylate and nucleoside analogs) showed better performance in various efficacy indicators (including HBsAg, HBV pgRNA and HBcrAg) than patients who received the nucleotide analogs alone. Combination therapy continued to be superior in terms of efficacy in patients who have received nucleoside therapy. The combination treatment has also shown a good safety profile and is well tolerated by patients. Morphothiadine Mesylate also works by targeting the cccDNA, which is crucial for the virus’s ability to reproduce.

Chronic Diseases

As of the Latest Practicable Date, we also had a pipeline of eleven major Class I innovative drug candidates that we have primarily been developing in-house in the therapeutic area of chronic diseases, including (i) one Class I innovative drug candidate (namely (Dongjiantang Olorigliflozin)), for which we have submitted the NDA to the NMPA; (ii) one Class I innovative drug candidate (namely Dongjiandi (Yinfenidone Hydrochloride)) in phase III clinical trial; (iii) five Class I innovative drug candidates (namely Guangjianbao (HEC88473), Dongjianqiang (HEC95468), Dongtongshen (Mitizodone Phosphate), Dongjianshun (HEC93077) and Dongjianyuan (HEC96719)) in Phase II clinical trials, (iv) one Class I innovative drug candidate (namely Dongtongshun (HEC137076), a drug candidate targeting 5-HT1f for the treatment of migraine, which has demonstrated high ability to cross the blood-brain barrier in pre-clinical studies) in Phase I clinical trial, (v) one Class I innovative drug candidate (namely Dongningsheng (HEC53856), a drug candidate target HIF-PHD for the treatment of renal anemia and CIA) which has finished its Phase Ic clinical trial for renal anemia and has conducted the Phase II clinical trial for CIA, (vi) one Class I

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innovative drug candidate (namely HEC169584, a THR-agonist drug candidate for the treatment of NASH), for which we obtained clinical trial approval in December 2024; and (vii) one Class I innovative drug candidate (namely HEC007, a GLP-1/GIP/GCG triple-target agonist drug candidate for the treatment of obesity), for which we submitted the IND application in January 2025 and obtained clinical trial approval in April 2025.

In addition, we have been cooperating with Lannett, a U.S. pharmaceutical company, to develop two insulins (namely Guangjianyou (Insulin Glargine Injection) and Guangjiantan (Insulin Aspart Injection)) for the U.S. market.

Furthermore, we also had a pipeline of modified new drugs and generic drugs in different stages of development, mainly targeting peptic ulcer bleeding, Alzheimer’s disease, COPD, asthma, diabetes, gastroesophageal reflux disease, adjunctive treatment of major depressive disorder in adults and treatment of schizophrenia in adults. For details of our major modified new drugs under development in the therapeutic area of chronic diseases, please see “— Other Innovative and Modified New Drugs under Development for Chronic Diseases.”

Product Candidate — Guangjianyou (Insulin Glargine Injection) and Guangjiantan (Insulin Aspart Injection) in the U.S.

According to the Frost & Sullivan Report, the market size of diabetes drugs in the U.S. reached USD40.4 billion in 2023 and is expected to reach USD52.0 billion in 2030. In 2023, the sales of insulin and its analogs accounted for approximately 20% of the diabetes drug market in the U.S.

As of the Latest Practicable Date, we have been collaborating with Lannett to develop two insulins, namely Insulin Glargine Injection and Insulin Aspart Injection, for the U.S. market. We are one of the only two PRC pharmaceutical companies that are developing Insulin Glargine Injection for the U.S. market. We completed a pivotal Phase I clinical trial for our Insulin Glargine Injection. We submitted the BLA for our Insulin Glargine Injection to the U.S. FDA in December 2023. Since then, we have been actively responding to the U.S. FDA's requests for additional information to facilitate the approval process. Based on the current review progress and our understanding of the U.S. FDA’s general review timeframe for BLA applications, we expect to receive BLA approval for our Insulin Glargine Injection in the first half of 2026. We believe that our Insulin Glargine Injection has the potential to become the first insulin to be approved for launching in the U.S., which has received the U.S. FDA approval for an exemption from Phase III clinical trial. We have also submitted a Pre-IND consultation to the U.S. FDA for Insulin Aspart Injection. We also aim to submit the BLA for our Insulin Aspart Injection to the U.S. FDA around the end of 2025 and expect to receive its BLA approval around the end of 2026. Following BLA approval, in order to ensure successful market entry, we plan to establish partnerships with insurance companies, long-term care facilities, rehabilitation centers and chain pharmacies to enhance market penetration and strengthen our brand presence among the end-users. For details of our cooperation with the U.S. pharmaceutical company on insulins in the U.S., please see “— Research and Development — Collaboration and Licensing Agreements — Collaboration with Lannett.”

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The Phase I clinical trial for the U.S. marketing application of Insulin Glargine Injection was based on a clinical trial conducted overseas. The trial results have confirmed that both the pharmacokinetic similarity and the pharmacodynamic similarity between our Insulin Glargine Injection and the U.S. RLD. Insulin production is complex, but we operate multiple production lines that work well together, helping to keep production costs low.

Product Candidate — Dongjiantang (Olorigliflozin Capsules) (奧洛格列淨膠囊)

Type 2 diabetes is the predominant form of diabetes in China. According to the Frost & Sullivan Report, the total number of type 2 diabetes patients in China was 137.0 million in 2023 and is expected to increase to 144.3 million and 150.5 million in 2026 and 2030, respectively. SGLT-2 inhibitor is a type of innovative antidiabetic medication that can lower the renal glucose threshold and promote urinary glucose excretion, thus reducing blood glucose levels. In addition, SGLT-2 inhibitors can also effectively reduce the risk of cardiovascular diseases and have a protective effect on the kidneys. According to the Frost & Sullivan Report, the market size of SGLT-2 inhibitors in China reached RMB10.5 billion in 2023 and is expected to increase to RMB20.0 billion and RMB27.5 billion in 2026 and 2030, respectively.

Olorigliflozin, a Class I innovative drug candidate that we have been developing in-house, is an SGLT-2 inhibitor.

We submitted the NDA to the NMPA for Olorigliflozin in December 2023 and expect to receive approval in 2025. Following NMPA approval, we will conduct targeted medical promotion conferences and expert seminars to demonstrate Olorigliflozin’s clinical advantages, supported by clinical trial results. We will also consider its combination sales with our other products for the treatment of diabetes, such as insulin products, to provide comprehensive treatment solutions that will meet diverse patient needs. In addition, we will explore new indications for Olorigliflozin, such as specific types of metabolic syndrome, to broaden its application scope. In terms of pricing strategy, we will balance research and development as well as manufacturing costs with therapeutic value to set a market-competitive price to ensure its accessibility. Furthermore, we will actively pursue its inclusion in the NRDL through negotiations with health insurance departments. Olorigliflozin also received support from the National Major Scientific and Technological Special Project for “Significant New Drugs Development”. We believe our Olorigliflozin could not only treat type 2 diabetes but also have benefits of improving cardiovascular diseases and the potential to reduce the risk of chronic kidney diseases.

In addition to its glucose-lowering effects, Olorigliflozin effectively regulates lipid metabolism and protect the pancreas during long-term use. Moreover, when combined with other diabetes medications that act through different mechanisms, Olorigliflozin complements their effects, enhancing the lowering of blood sugar. Olorigliflozin demonstrated comprehensive and sustained glucose-lowering effects in two Phase III clinical trials. After 24 weeks of treatment, the 50mg and 20mg monotherapy groups of Olorigliflozin reduced the primary efficacy endpoint HbA1c by 1.01% and 0.94%, respectively, compared to placebo. Compared to other SGLT2 inhibitors with statistically significant 2-hour postprandial plasma

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glucose data (mainly from Chinese patients), Olorigliflozin exhibited better reductions in both fasting plasma glucose and 2-hour postprandial plasma glucose. It also brings a greater effect on weight loss and lowering of systolic blood pressure. In terms of safety, Olorigliflozin demonstrated a good safety profile, with fewer gastrointestinal side effects, lower rates of urinary tract infections compared to the placebo group, and no adverse reactions related to hypovolemia.

Product Candidate — Guangjianbao (HEC88473 Injection)

As public awareness regarding obesity control and treatment intensifies, the obesity drug market is experiencing exponential growth, with high demand observed for anti-obesity drugs such as Semaglutide and Tirzepatide. Meanwhile, NASH remains an area devoid of approved treatment options in China, with many drugs currently in clinical trials demonstrating limited efficacy. According to the Frost & Sullivan Report, the total number of patients with NASH in China reached 42.5 million in 2023 and is expected to increase to 47.2 million and 54.9 million in 2026 and 2030, respectively. As of the Latest Practicable Date, the U.S. FDA has only approved one drug for the treatment of NASH with moderate to advanced scarring fibrosis.

HEC88473, a Class I innovative dual-targeted (GLP-1/FGF21) biological drug candidate that we have been developing in-house, is a long-acting fusion protein injection. HEC88473 can simultaneously activate GLP-1 and FGF receptors, which can synergistically lower blood glucose levels, reduce body weight and improve lipid metabolism. Compared to currently marketed GLP-1 receptor agonists (“GLP-1RAs”), GLP-1/FGF21 dual-targeted agonist exhibits advantages in blood glucose reduction and weight loss, as well as effectively mitigating NASH. HEC88473 has the potential to concurrently target three indications, namely type 2 diabetes, NASH and obesity. According to the Frost & Sullivan Report, HEC88473 was the first GLP-1/FGF21 dual targeted agonist drug candidate to enter the clinical stage and it is leading the R&D progress of the dual agonist class globally.

As of the Latest Practicable Date, we completed Phase I clinical trials for HEC88473 in China and Australia. The multi-dose escalation Phase I clinical trial in China was conducted in patients with type 2 diabetes co-existing with fatty liver disease, assessing the safety and preliminary efficacy of HEC88473 in this type of patients. Moreover, we have been conducting Phase II clinical trial for type 2 diabetes in China to evaluate the efficacy and safety of HEC88473 in treating subjects who have type 2 diabetes and have enrolled all the subjects for Phase II clinical trials. Concurrently, we have submitted the IND application for NASH to the U.S. FDA and have received its clearance. We have entered into an exclusive overseas license and commercialization agreement with Apollo Therapeutics Group Limited in November 2024, demonstrating the global development and commercialization of HEC88473. Please see “— Research and Development — Collaboration and Licensing Agreements — Licensing Agreement with Apollo” for further details.

HEC88473 offers stable blood sugar control, promotes weight loss, improves blood lipid levels, and shows promise in improving NASH and fibrosis, offering broad metabolic benefits. Phase I clinical trial in China indicated that HEC88473 is safe and well-tolerated at single

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doses ranging from 0.5 mg to 62.9 mg and multiple doses from 5.1 mg to 68.0 mg. Study results supported the use of once-weekly dosing. In a 5-week trial with patients who have type 2 diabetes and fatty liver, HEC88473 showed strong effects in lowering blood sugar and reducing liver fat. It resulted in significant reductions in HbA1c, fasting blood glucose, and liver fat content.

Product Candidates — Liraglutide Injection and Guang Jian Cheng (Dulaglutide Injection)

In addition to insulins, our biosimilar pipeline for diabetes also extends to the field of GLP-1RAs. As of the Latest Practicable Date, we had two GLP-1RAs under development, namely Liraglutide Injection and Dulaglutide Injection, for which we completed Phase III clinical trial and Phase I clinical trial, respectively.

Phase III clinical trial results for our Liraglutide Injection have shown that our Liraglutide Injection is therapeutically equivalent to the original Liraglutide Injection (Victoza®), with comparable safety profiles, similar immunogenicity and pharmacokinetics.

Phase I clinical trial results for our Dulaglutide Injection have shown that the pharmacokinetics, safety, and immunogenicity of our Dulaglutide Injection are similar to that of the original Dulaglutide Injection (Trulicity®) in healthy subjects.

Respiratory System Diseases

According to the Frost & Sullivan Report, the global market of respiratory system disease drugs reached US$94.6 billion in 2023 and is expected to increase to US$119.5 billion and US$137.6 billion in 2026 and 2030, respectively. In China, the market size of respiratory system disease drugs reached RMB82.1 billion in 2023 and is expected to increase to RMB103.7 billion and RMB123.9 billion in 2026 and 2030, respectively.

As of the Latest Practicable Date, we have established a diverse drug pipeline for the treatment of respiratory system disease, mainly including (i) one Class I innovative drug candidate for the treatment of idiopathic pulmonary fibrosis (IPF) in Phase III clinical trial, namely Dongjiandi (Yinfenidone Hydrochloride Tablets), (ii) one Class I innovative drug candidate for the treatment of pulmonary arterial hypertension in Phase II/III clinical trial, namely Dongjianqiang (HEC95468 tablets), (iii) four modified new drugs for the treatment of COPD and asthma, namely Tiotropium Bromide Inhaler, in Phase I clinical trial, Tiotropium Bromide and Olodaterol Inhaler in preclinical stage and for which we plan to submit the IND application in 2025, and two other modified inhalers in formulation development stage. We also had one Class I innovative in-house R&D drug candidate for the treatment of IPF, namely HEC68498. We completed Phase I clinical trial for HEC68498 in the U.S. and HEC68498 was granted Orphan Drug Designation in the U.S.

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Product Candidate — Dongjiandi (Yinfenidone Hydrochloride Tablets) (鹽酸伊非尼酮片)

According to the Frost & Sullivan Report, the total number of IPF patients in China was 164.3 thousand in 2023 and such number is expected to increase to 231.1 thousand and 339.2 thousand in 2026 and 2030, respectively. According to the Frost & Sullivan Report, the market size of pulmonary fibrosis drugs in China reached RMB1.5 billion in 2023 and is expected to increase to RMB2.7 billion and RMB3.2 billion in 2026 and 2030, respectively. As of the Latest Practicable Date, there were only two drugs for the treatment of IPF (namely Pirfenidone and Nintedanib) available in the world, which had also been approved for sale in China. However, they had a high frequency of side effects (such as gastrointestinal intolerance, phototoxicity, and hepatotoxicity), which may lead to treatment interruption. Therefore, there is an urgent need for safer and more effective IPF treatment drugs. Even though there were numerous drugs candidates for the treatment of IPF in clinical trials in China, their efficacy and safety still needed to be verified.

Yinfenidone Hydrochloride (HEC585) is a Class I innovative drug candidate that we have been developing in-house for the treatment of IPF.

As of the Latest Practicable Date, we completed its Phase I clinical trial in China and the U.S., the results of which have shown that Yinfenidone Hydrochloride has a long half-life, and could be administered once a day. In August 2017, Yinfenidone was granted Orphan Drug Designation in the U.S., making it eligible for preferential policies for approval and pricing in the U.S. Moreover, we have been conducting Phase II clinical trial in China to evaluate its efficacy and safety and have received its Phase III clinical trial approval from the CDE based on Phase II interim analysis data. Given the extensive overlap between the sales channels for approved pulmonary fibrosis drugs in China and our existing sales network for Oseltamivir Phosphate Capsules, we plan to leverage our existing sales network and integrate it with sales channels used for Oseltamivir Phosphate Capsules to achieve market penetration for Yinfenidone Hydrochloride following the NMPA approval. We also plan to explore its sales channels such as Direct-to-Patient (DTP) pharmacies and online hospitals to expand its reach and enhance its brand recognition. Yinfenidone Hydrochloride also received support from the National Major Scientific and Technological Special Project for “Significant New Drugs Development”.

Compared to Pirfenidone, a drug for the treatment of IPF with limited efficacy, Yinfenidone Hydrochloride may exert its anti-fibrotic effects through multiple pathways, making its mechanism distinct. In vitro studies have shown that it is 200-500 times more potent than Pirfenidone in anti-fibrotic activity. Preclinical studies also demonstrated its ability to reduce pulmonary fibrosis, slow disease progression, and alleviate damage and inflammation in the lungs, all with a much lower dose compared to Pirfenidone. Additionally, Yinfenidone Hydrochloride offers a once-daily dosing regimen, unlike Pirfenidone, which requires three doses a day. Clinical trials have shown that it has a better safety profile, with no serious liver enzyme abnormalities, phototoxicity, or severe indigestion side effects. Preliminary data from Phase II trials indicated that Yinfenidone Hydrochloride has demonstrated better anti-fibrotic

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effects compared to Pirfenidone. In addition, we will consider conducting its overseas Phase II clinical trials and we are seeking overseas collaboration opportunities to promote its global development and commercialization.

Product Candidate — Dongjianqiang (HEC95468 Tablets)

HEC95468, a Class I innovative drug candidate that we have been developing in-house in Phase II/III clinical trial, is the second generation of soluble guanylate cyclase (sGC) stimulator for the treatment of pulmonary arterial hypertension (PAH). HEC95468 exhibited favorable pharmacokinetic properties, posed a low risk of drug-drug interaction, and had a long half-life. It could be administered once daily for pulmonary hypertension indications, and it could achieve a steady blood pressure-lowering effect. Although the PAH drug market has experienced rapid growth in recent years, there are still many patients whose clinical needs cannot be met. According to the Frost & Sullivan Report, the total number of patients with PAH in China was 85.3 thousand in 2023 and is expected to increase to 94.1 thousand in 2030.

Other Innovative and Modified New Drugs under Development for Chronic Diseases

As of the Latest Practicable Date, in addition to diabetes and respiratory system diseases, our key innovative drug candidates in the therapeutic area of chronic diseases also targeted indications such as depression, NASH, gout and hyperuricemia.

Product Candidate — Dongtongshen (Mitizodone Phosphate Tablets) (磷酸嘧替佐酮片)

Mitizodone Phosphate (HEC113995) is a Class I innovative anti-depressant drug candidate that we have been developing in-house. It has a multi-target synergistic mechanism of action. Compared to Vilazodone (a drug for the treatment of depression), Mitizodone has better in vivo and in vitro activity and better safety. Phase I clinical results have shown that its pharmacokinetic properties met expectations, and it had good safety and tolerability. We are currently conducting its Phase II clinical trial. According to the Frost & Sullivan Report, the total number of patients with depression in China was 31.3 million in 2023 and is expected to increase to 32.5 million and 33.9 million in 2026 and 2030, respectively. According to the Frost & Sullivan Report, the market size of anti-depressant drugs in China reached RMB10.8 billion in 2023 and is expected to increase to RMB12.0 billion and RMB14.2 billion in 2026 and 2030, respectively.

Product Candidate — Dongjianyuan (HEC96719 Tablets)

HEC96719, a Class I innovative drug candidate that we have been developing in-house, is a farnesoid X receptor (FXR) agonist for the treatment of NASH. HEC96719 had the leading clinical trial progress among FXR agonist drug candidates in China as of the Latest Practicable Date. Non-clinical studies indicated that HEC96719 has shown good anti-NASH and anti-fibrosis effects in both in vivo and in vitro drug efficacy experiments. It had good drug absorption, safety, and druggability. Based on non-head-to-head comparisons, the safety window of HEC96719 was more than 60 times, which was better than that of obeticholic acid

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(< 5 times) and Tropifexor (< 4 times), both of which were drugs with the same target. We completed Phase I clinical trials in China and Australia as well as the Phase IIa clinical trial in NASH patients in China. Phase I clinical trial results have shown that HEC96719 with low to medium doses have demonstrated good safety and tolerability, and a strong regulatory effect on both pharmacodynamics indicators, which is better than drug candidates with the same targets. Phase IIa clinical trial results have also shown the clinical efficacy met expectations. According to the Frost & Sullivan Report, the total number of patients with NASH in China was 42.5 million in 2023 and is expected to increase to 47.2 million and 54.9 million in 2026 and 2030, respectively.

Product Candidate — HEC169584 Capsules

HEC169584 is our first Class I innovative drug candidate developed in-house by our AIDD laboratory. HEC169584 is a THR-β agonist for the treatment of NASH. We utilize our HEC GEN model, a molecular fragment generation model based on sparse graph attention neural networks, to identify the small molecule, HEC169584. Pre-clinical studies have demonstrated that HEC169584 exhibits high in vitro activity on THR-β cells, which is better than that of the positive control drug, Resmetirom, the first FDA-approved drug for NASH in 2024. We obtained its clinical trial approval in December 2024.

Product Candidate – Dongjianshun (HEC93077 Tablets)

HEC93077, a Class I innovative drug candidate that we have been developing in-house, is a XO/URAT1 dual-target inhibitor for the treatment of gout and hyperuricemia. HEC93077 had the leading clinical trial progress among XO/URAT1 dual-target inhibitor drug candidates in China as of the Latest Practicable Date. Compared to single-target drugs, HEC93077 effectively reduced blood uric acid levels by targeting both the production and excretion of uric acid. Preliminary data from Phase I clinical trial results have shown that it had a good uric acid-lowering effect and a good safety profile. During the Track Record Period, we have manufactured and sold Benzbromarone Tablets and Febuxostat Tablets for the treatment of gout and hyperuricemia. HEC93077 is an important drug candidate to supplement our pipeline for gout and hyperuricemia. According to the Frost & Sullivan Report, the total number of patients with hyperuricemia in China was 188.6 million in 2023 and is expected to increase to 231.6 million in 2030, and the total number of patients with gout in China was 40.7 million in 2023 and is expected to increase to 50.4 million in 2030.

As of the Latest Practicable Date, we also had a drug pipeline of modified new drugs to enrich our chronic disease treatment products, mainly targeting hypertension, coronary heart disease, peptic ulcer bleeding and Alzheimer’s disease.

Product Candidate - Amlodipine Besylate Granules (苯磺酸氨氯地平顆粒)

Amlodipine Besylate Granules is a modified new drug for the treatment of hypertension and coronary heart disease for which we submitted its NDA to the NMPA in November 2024. Following NMPA approval, we plan to prioritize its inclusion in the NRDL and implement

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combination sales strategies with our existing commercialized drugs for the treatment of hypertension. These initiatives will focus on expanding distribution through outpatient pharmacies affiliated with major children's hospitals to enhance accessibility for children with hypertension. Amlodipine Besylate is a third- generation calcium channel blockers (CCB). Comparing with Amlodipine Besylate Tablets, it targets (i) patients with hypertension and stroke who have swallowing difficulties, and (ii) pediatric patients with hypertension.

Product Candidate — HECB1502201 (Vonoprazan Fumarate Injection) (富馬酸伏諾拉生注射液)

HECB1502201 (Vonoprazan Fumarate Injection) is a modified new drug under development in-house for the treatment of peptic ulcer bleeding. It reduced gastric acid secretion by blocking an enzyme in the stomach that leads to the production of stomach acid. Compared to the original tablet formulation Vocinti® (Vonoprazan Fumarate Tablets), HECB1502201 could meet the clinical needs of patients with peptic ulcer bleeding that oral formulations cannot address, including high-risk patients who cannot take oral medications due to severe conditions, and patients who require a rapid increase in gastric pH for quick hemostasis. We completed Phase II clinical trial for HECB1502201 and will commence its Phase III clinical trial. Phase I clinical trial results have shown that HECB1502201 had better control over gastric pH compared to PPI injections. Its acid suppression capability was better than that of Esomeprazole Sodium Injection. It also exhibited full efficacy from the first dose and demonstrated good nocturnal acid control.

Product Candidate — HECB1701301 (Long-acting Intramuscular Injection) (長效肌肉注射劑)

HECB1701301 (Long-acting Intramuscular Injection) is a modified new drug under development in-house for the maintenance treatment of moderate to severe Alzheimer’s disease (AD). It is a long-acting intramuscular injection that has been modified from a once or twice daily oral formulation to an injection administered at least once every week. This modification improved drug compliance and avoided fluctuations in clinical indicators caused by patients missing doses, thus enhancing treatment efficacy. We are currently conducting Phase I clinical trial for HECB1701301.

Product Candidate – HEC007

HEC007 is a GLP-1/GCG/GIP triple-target fusion protein for the treatment of obesity independently developed by us. Pre-clinical in vitro and in vivo studies have shown that the weight loss effect of HEC007 is superior to that of the existing marketed drug Tirzepatide, indicating great competitive potential in the field of obesity treatment. HEC007 also has favorable pharmacokinetic properties, meeting the once-weekly dosing requirements for humans. In the in vivo toxicology study, HEC007 was shown to be well tolerated with a large safety window. Therefore, HEC007 has promising druggability and is expected to bring a new treatment option for obese patients. We submitted the IND application for HEC007 in China in January 2025 and obtained its clinical trial approval in April 2025.

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Oncology

According to the Frost & Sullivan Report, the market size of oncology drugs in China reached RMB269.0 billion in 2023 and is expected to increase to RMB398.5 billion and RMB581.7 billion in 2026 and 2030, respectively.

As of the Latest Practicable Date, our oncology drug candidates were still at various clinical trial stages. As of the Latest Practicable Date, we had a pipeline of four key innovative drug candidates that we have been developing in-house in the therapeutic area of oncology, including (i) two Class I innovative drug candidates (namely Dongningchun (Clifutinib Besylate) and Dongningguan (Larotinib Mesylate)) in Phase III clinical trials, (ii) one Class I innovative drug candidate (namely Dongningsheng (HEC53856)) for its indication on chemotherapy-induced anemia in Phase II clinical trial, (iii) one Class I innovative drug candidate (namely Dongningda (HEC169096)) in Phase I clinical trial. HEC169096 targets the rearranged during transfection (“RET”) proto-oncogene and is for the treatment of tumors. HEC169096 is also capable of suppressing the resistance mutants to other selective RET inhibitors, and (iv) one Class I innovative drug candidate (namely HEC201625), which is under pre-clinical study stage. HEC201625 is a oral small-molecule PD-L1 inhibitor for tumor immuno-therapy.

Product Candidate — Dongningchun (Clifutinib Besylate Tablets) (苯磺酸克立福替尼片)

According to the Frost & Sullivan Report, the number of new cases of AML in China was 29.1 thousand in 2023 and the number of new cases of AML is expected to increase to 30.4 thousand and 32.2 thousand in 2026 and 2030, respectively. According to the Frost & Sullivan Report, the market size of AML drugs in China was RMB0.3 billion in 2023 and is expected to increase from RMB1.0 billion in 2026 to RMB3.5 billion in 2030, with a CAGR of 26.9%. As of the Latest Practicable Date, there was only one FLT3 inhibitor drug (namely Gilteritinib) for the treatment of AML that had been approved for sales in China.

Clifutinib Besylate (HEC73543), a Class I innovative drug candidate that we have been developing in-house, is a second-generation, highly selective FLT3 inhibitor for the treatment of AML with a positive FLT3-ITD mutation.

According to the Frost & Sullivan Report, Clifutinib Besylate was the first domestic in-house R&D highly selective FLT3 inhibitor drug candidate that has entered Phase III clinical trial. The CDE has granted us the permission to submit the interim analysis of surrogate endpoints of its CR/CRh rate in the Phase III clinical trial for a conditional NDA and we plan to submit it to the NMPA in 2026 and expect to commercialize Clifutinib Besylate in 2027. Clifutinib Besylate also received support from the National Major Scientific and Technological Special Project for “Significant New Drugs Development”. On November 25, 2024, we entered into an exclusive commercialization collaboration agreement with HEC CJ Pharm and Shenyang Sunshine Pharmaceutical Co., Ltd. Please see “— Collaboration and Licensing Agreements — Collaboration with 3SBIO” for further details. We believe Clifutinib Besylate has a large market potential with the growth of the AML drugs market in China.

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The novel design in structure of Clifutinib Besylate retained anti-tumor activity while enhancing selectivity, reducing off-target risks. It has also improved pharmacokinetic profiles with good oral absorption and metabolic stability. Importantly, it diminished hERG-related issues of the lead compound and minimized cardiotoxicity. Pre-clinical studies showed Clifutinib Besylate has low drug-drug risk interactions. In Phase I clinical trial in China for Clifutinib Besylate as a monotherapy in patients with relapsed/refractory AML, 26 subjects with FLT3-ITD(+), TKD(-) relapsed/refractory AML were enrolled in the 40 mg dose group. The CR rate was 11.5% (3/26), the CRc rate was 53.8% (14/26), and the CR/CRh rate was 23.1% (6/26). Based on non-head-to-head comparisons, in subjects who had only undergone first-line treatment and had a positive FLT3 mutation, we believe Clifutinib Besylate recorded higher CR/CRh rates (30.8% vs. 22.6% and 11%) compared to that of Gilteritinib (a drug targeting FLT3 for the treatment of AML) and Quizartinib (a drug candidate targeting FLT3). But Clifutinib Besylate is still subject to validation in large-scale subjects. In terms of safety, according to the latest publicly available non-head-to-head data, Clifutinib Besylate had good tolerance to non-hematological toxicity (such as elevated transaminase) and had a lower risk of QT interval prolongation than Quizartinib. As of the Latest Practicable Date, we have been conducting a Phase III clinical trial in China for evaluating Clifutinib Besylate as a monotherapy in patients with relapsed/refractory AML, and a Phase Ib/II clinical trial for investigating the combination of Clifutinib Besylate with chemotherapeutic drugs in newly diagnosed AML patients.

Product Candidate – Dongningguan (Larotinib Mesylate Capsules) (甲磺酸萊洛替尼膠囊)

Larotinib Mesylate, a Class I innovative drug candidate that we have been developing in-house, is used for the treatment of ESCC, a type of esophagus cancer. According to the Frost & Sullivan Report, Larotinib Mesylate was the first small molecule targeted therapeutic drug for the treatment of esophageal cancer in China that entered Phase III clinical trial. Larotinib Mesylate is characterized by its rich target tissue distribution concentration and excellent clinical efficacy as demonstrated in early clinical trials. We are currently conducting Phase III clinical trial for Larotinib Mesylate. Larotinib Mesylate also received support from the National Major Scientific and Technological Special Project for “Significant New Drugs Development”. According to the Frost & Sullivan Report, the number of new cases of esophagus cancer in China was 231.0 thousand in 2023 and the number of new cases of esophagus cancer is expected to increase to 252.3 thousand and 280.5 thousand in 2026 and 2030, respectively.

Product Candidate — Dongningsheng (HEC53856 Tablets)

HEC53856, a Class I innovative drug candidate of HIF-PHD inhibitor, is used for the treatment of the indication on CIA in patients with non-myeloid malignancies. Completed clinical and non-clinical trial results have shown that the safety profile of HEC53856 was better than that of Roxadustat (a drug targeting HIF-PHD for the treatment of anemia), based on non-head-to-head comparison. HEC53856 had no adverse reactions associated with increased heart rate in healthy subjects, and the risk of thrombosis was reduced. HEC53856 also has the additional benefit of lowering cholesterol. In addition, the effectiveness of

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HEC53856 is not affected by food intake or renal insufficiency, making it a more flexible and suitable treatment option for patients with renal insufficiency. We are currently conducting the Phase II clinical trial for HEC53856 based on our in-house R&D for chemotherapy-related anemia. Phase II clinical trial is a single-art, open and multi-center trial to evaluate the efficacy of HEC53856 in approximately 72 patients with chemotherapy-related anemia. The primary endpoint of the trial is the largest change from baseline in Hb after 15 weeks of treatment. According to the Frost & Sullivan Report, the number of new cancer cases in China was 4.9 million in 2023 and is expected to increase to 5.2 million and 5.6 million in 2026 and 2030, respectively. The proportion of solid tumor patients undergoing chemotherapy treatment was more than 60%, of which around 50% of patients have concurrent moderate to severe anemia that needs treatment. The current treatment methods are mainly blood transfusion and recombinant human erythropoietin with iron agents, and there are unmet medical needs for the treatment of chemotherapy-related anemia.

Product Candidate — HEC201625

HEC201625 is an oral small-molecule PD-L1 inhibitor with high activity and specificity. Pre-clinical research data shows that HEC201625 exhibits anti-tumor activity comparable to, or even stronger, than PD-L1 antibodies in multiple humanized immune reconstitution tumor models. The pharmacokinetics across various animal species are favorable, with high in vitro and in vivo safety profiles, and it exhibits good drug-like properties. HEC201625 in combination with chemotherapy or VEGF monoclonal antibodies result in enhanced therapeutic synergistic effects. At current stage, several antibodies have been approved to market globally, but there is still an unmet clinical need in the small molecule market. We plan to submit the IND application in the second half of 2025. According to the Frost & Sullivan Report, the global immuno-oncology therapies market has reached US$ 60.6 billion in 2023 and is expected to reach US$104.5 billion and US$201.1 billion in 2026 and 2030, respectively.

RESEARCH AND DEVELOPMENT

Overview

We are a Chinese pharmaceutical company driven by independent research and development. In-house original research and innovation have always been our core strategy. Focusing on three key therapeutic areas, including infectious diseases, chronic diseases, and oncology, we are committed to developing products with breakthrough potential. We continue to improve and develop our research and development platform and enhance our research and development capabilities, and have built a complete set of technology systems for the entire cycle of drug development from early drug discovery to commercialization and manufacture. We are equipped with full-cycle research and development platforms for both chemical drugs and biologics. We are committed to applying AI technology across all stages of drug research and development, having established multiple advanced AI-driven models to enhance our innovation capabilities and development efficiency. Our research and development activities are generally in connection with our existing product portfolios and future products in our pipeline. Our core technologies are also protected by a comprehensive patent portfolio. As of

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December 31, 2024, we applied for a total of 2,446 invention patents and have been granted a total of 1,401 in China and overseas. Set out below is a flow chart that demonstrates the key stages of drug development and production.

Research and Development Pipeline

We have a full-cycle drug development platform and in-house research and development capabilities which are leading in China, with a focus on innovative drugs and are also involved in modified new drugs, generic drugs and biosimilars. We have created a diverse and robust pipeline portfolio with broad and deep indication coverage through differentiated molecular design and comprehensive technology platforms. Our targets include globally pioneered and validated targets, which can support our continuous launch of commercial products. As of the Latest Practicable Date, we have 150 approved drugs in various countries and regions, including China, the United States and Europe. As of the Latest Practicable Date, we also had more than 100 drug candidates in the pipeline, including 49 Class I innovative drug candidates in China. As of the Latest Practicable Date, we have successfully developed and launched three Class I innovative drugs and applied for launching one Class I innovative drug through our in-house research and development in China. Our diverse and robust drug pipeline not only secures our position in the domestic pharmaceutical research and development sector, but also helps us to maintain our sustainable development and growth momentum. In terms of the layout of our pipeline, we focus on three major therapeutic areas, namely infectious disease, chronic disease and oncology, which have all created different competitive advantages for us. For information about our core research and development pipeline, please see “— Research and Development — Overview”.

We have established an independent and comprehensive innovative drug development system that covers innovative drug target validation, molecular design and optimization, preclinical drug evaluation, pharmaceutical development, clinical studies, and innovative drug approval applications, with the ability to commercialize rapidly. We have built three core platforms focusing on chemical drugs discovery, biologics research and development and innovative formulation technologies, which serve as the foundation for our drug discovery and development in order to respond to medical needs in key areas. In order to further facilitate the rapid discovery of candidate molecules, we continue to improve our technology platforms. We have built advanced technology platforms such as AIDD, small nucleic acids, PROTAC, ADC

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and specific antibodies, which empower the research and development of innovative drugs and enhance innovation. We have strong core competencies in terms of the technological sophistication and comprehensiveness of our technology platforms.

Our Core Research and Development Team

Our research and development team has created notable competitive advantages for us in both innovation and execution capabilities, laying a solid foundation for the efficient advancement of our research projects. Our research and development team is led by our Chairman, Dr. Zhang Yingjun (張英俊博士), who is a renowned scientist in the field of innovative chemical drugs and previously served as the person in charge of the National Major Scientific and Technological Special Project for “Significant New Drugs Development”. He is currently serving as executive deputy director of the State Key Laboratory for New Anti-Infective Drugs Development, a member of the National Pharmaceutical Chemistry Committee, a senior member of the Pharmaceutical Chemistry Committee of Guangdong Province and was recognized as one of the Technology Innovation for Middle-Aged and Young Professionals (創新人才推進計劃中青年科技創新領軍人才) by the Ministry of Science and Technology of the PRC. Dr. Zhang oversees our strategic planning and drug development, and has led the research process in respect of more than 50 Category 1 innovative drugs. Dr Zhang, as the first author, received a first-class award of Guangdong Science and Technology Award (廣東省科技進步一等獎) in 2024. He has more than 15 years of experience in drug development and company management, and deep knowledge in the fields of infectious diseases, chronic diseases, and oncology. Dr. Zhang, as the first inventor, successfully led our team to launch the first independently-developed new anti-hepatitis C drug Dongweien (東衛恩®) onto the Chinese market and develop two other innovative drugs which are currently at the review stage of NMPA for launching in China. In addition, under his leadership, we have created more than 20 new candidate molecules which have advanced to clinical trial stage, completed overseas Phase I clinical trial for three innovative drugs and created a highly competitive innovative drug product line. Dr. Zhang has applied for more than 1,200 patents, among which, 140 were PCT patents, over 800 were authorized and 250 were granted to Dr. Zhang as the first inventor. Dr. Zhang has made significant contributions to our research and development and the research platforms. For further details, please see “Directors, Supervisors and Senior Management” in this Listing Document.

Dr. Zhang Ji (張霽博士) is the chief scientist of our drug synthesis and process chemistry department and a member of the Academic Committee of the State Key Laboratory for New Anti-infective Drugs Development. He served as the person in charge of the National Major Scientific and Technological Special Project for “Significant New Drugs Development” and was recognized by the Overseas High-Level Talent Recruitment Programs (「海外高層次人才引進計劃」) by the PRC government. He has 25 years of working experience in pharmaceutical industry including experiences in the U.S. multinational pharmaceutical companies, such as Abbott/AbbVie, Pfizer and Bristol-Myers Squibb, and he served as the head of the green chemical pharmaceuticals department at Pfizer. Dr. Zhang has been successively responsible for the early research and development and late-stage development of dozens of new clinical drugs, as well as the process innovation and scale-up production of multiple drugs. He has

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accumulated extensive experience in innovative drug research and development and achieved excellent research results. As a result, Dr. Zhang is able to rapidly scale up laboratory technology to industrial production. He is also familiar with the U.S. FDA-related pharmaceutical regulations, ICH Guidelines, intellectual property management and patent law.

Dr. Gu Baohua (谷保華博士) is the chief scientist of our pharmacology department and has more than 25 years of experience in the field. He was a core member of the respiratory system innovative drug development team of Guangdong Province, China, (「廣東省呼吸系統創新藥物研發團隊」) and has previously worked for international pharmaceutical companies, including GSK and Novartis, assisting them in drug development. He has scientific research experience from a number of research institutions at several prestigious universities in the United States. His experience spans across areas such as virus, molecular biology, biochemistry and immunology. Dr. Gu was also engaged in the development of new anti-hepatic fibrosis and anti-tumor drugs. In our Company, Dr. Gu is responsible for work relating to molecular biology research and clinical translation, and led our major products, including Morphothiadine Mesylate Capsules, the new anti-HBV drug, and Yinfenidone Hydrochloride Tablets, the innovative drug for idiopathic pulmonary fibrosis. He is also responsible for general scientific research for our drug development, including biological mechanism research and pharmacological research.

Dr. Ye Qunrui (葉群瑞博士) is our chief scientist of research and development on macromolecular drugs. Dr. Ye was a postdoctoral fellow at the Dana-Farber Cancer Institute of Harvard Medical School, with several years of research experience at the University of Pennsylvania and the Children’s Hospital of Philadelphia. He was previously also an Enst-Hardon Foundation-sponsored researcher at the University of Zurich, Switzerland, and was recognized as a young scholar in organ transplantation by the American Society of Transplantation (AST) in 2002. Dr. Ye has deep experience in the fields of oncology and viral infections treatment and pathological research of certain viruses. He is responsible for coordinating the research and clinical development of multiple pipelines for tumors. Dr. Ye’s pipeline for solid tumor rapid CAR-T has already entered into the stage of pre-clinical research.

Dr. Cai Xiaoli (蔡曉莉醫學博士) is our chief medical officer, who has over three decades’ experience in the fields of basic medical science and pharmaceutical clinical research and development in leading Chinese and U.S. institutes including Rockefeller University, Chinese Academy of Medical Sciences Fuwai Hospital and Jiangsu Hengrui Pharmaceuticals Co., Ltd.. Dr. Cai was an executive member of the Clinical Trial Professional Committee of the Chinese Pharmacological Society (「中國藥理學會臨床試驗專業委員會常務委員」). With her extensive overseas experience, Dr. Cai is able to manage our clinical development strategy with international perspective.

Our research and development team has an excellent track record of developing innovative drugs, having successfully launched two innovative drug onto the market, advanced two innovative drugs to the NMPA’s review for launching in China and dozens of independently-discovered drug candidates to the clinical research stage. Consisting of scientists with extensive working experience in multinational pharmaceutical companies and

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key talents with rich practical experience in research and development, our research and development team have deep understanding and profound experience in various aspects of drug research and development, providing strong support for our product development. As of December 31, 2024, our research and development team has over 1,100 employees working in the areas of early drug discovery and evaluation, pharmaceutical development, clinical development, regulatory affairs and quality assurance. Their experience and qualifications span across chemistry, pharmaceutical formulation, analysis, biology, pharmacology and clinical medicine. To incentivize our core research and development staff to stay with our Company and continue to contribute, we have set up equity and non-equity technology rewards for employees who make outstanding contributions to research and development, technology upgrades and product optimization. Nevertheless, the loss of any core research and development employee may hinder the development and commercialization of our major products. In order to minimize the impact of the loss of these technical employees on us, we have entered into confidentiality agreements with all research and development employees and signed confidentiality agreements that contain stricter confidentiality obligations with our core research and development employees. We also enter into non-compete agreements with our core research and development employees when they leave our Company, and have also established a strict work handover process to ensure that all confidential documents remain with our Company.

Drug Discovery and Non-clinical Development

Our drug discovery platform is established to design and modify differentiated candidate molecules with high clinical value for efficient clinical development, thereby enriching our pipeline and playing a fundamental role in addressing clinical needs. As of December 31, 2024, our drug discovery team comprised of over 200 employees, including medicinal chemists, AI research scientists, biologists and immunologists, over 60% of whom hold master’s or doctoral degrees, with core members having an average of over ten years of experience in the relevant field. Members of our core drug discovery team also play important roles in molecular design and management of research projects, with some of them having previously held senior positions and having been involved in drug discovery at multinational pharmaceutical companies and research institutes. They hold work experience in various disease areas and expertise in biology, medicinal chemistry, drug metabolism and pharmacokinetics and translational medicine, which supports our product development. We have been engaged in the advancement of drugs under development for more than 15 years and have independently developed our own products in the pipeline, successfully commercialized two innovative drug, advanced two innovative drugs onto the registration stage and more than 25 small and large molecules with independent intellectual property rights onto the clinical trial stage, including four brand new molecules onto the overseas clinical trial stage.

Our non-clinical research platform mainly relies on expertise in pharmacology, pharmacokinetics and toxicology to facilitate the rapid advancement of projects and guide our clinical design. We have established a comprehensive and systematic non-clinical pharmacodynamic evaluation system for drugs, which is capable of reliably constructing more than 100 internationally recognized disease models. This system facilitates the transformation from pharmacological efficacy and biomarkers experiments to clinical trials, as well as

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subsequently use the clinical results to guide non-clinical pharmacological efficacy and biomarker studies. Additionally, our established pharmacokinetic and non-clinical safety evaluation platforms efficiently meet our drug screening and evaluation needs, thereby helping us to efficiently screen clinical candidate compounds. Our non-clinical research team consists of over 50 members, more than 60% of whom hold master’s or doctoral degrees.

We have set up a state-of-the-art drug discovery and non-clinical research laboratory which adheres to the international standards, occupying a floor area of over 5,000 square metres, to support our in-house development of innovative drugs. The drug discovery and non-clinical research laboratory is owned by our controlling shareholder and another entity owned by our ultimate controlling shareholder. We operate and own the R&D centres in our Yidu and Songshan Lake base respectively which primarily focus on manufacturing related research and development.

CMC Development

We adhere to the belief that quality originates from meticulous design, and thus, adopt a scientific approach in formulating prescriptions and process routes. Our pharmaceutical development team comprises over 400 members equipped with extensive expertise in process optimization, analytical method development, quality standard formulation, and technology transfer. Key technology platforms have been systematically established for active pharmaceutical ingredients, encompassing metal catalysis, biocatalysis, and prodrug design, alongside seven essential technology platforms for quality research. These include liquid-phase method development, impurity analysis, structural elucidation, preparative separation, gas phase-based toxin detection, elemental and ionic impurity detection, and in-process control testing. Additionally, within the solid-state drug development team, a comprehensive solid-state chemical drug research platform has been established, featuring four modules: solid-state form screening, solid-state property evaluation, crystallographic process development and optimization, and solid-state property testing. Meanwhile, multiple formulation development technology platforms have also been established. All these technology platforms enable us to promptly address clinical and industrial requirements, providing solutions for intricate and unique demands.

Clinical Development

We have a strong clinical research team, which is located in several clinical centers based in Beijing, Shanghai, Guangzhou, Dongguan, Nanjing, Chengdu, Wuhan and Changchun. As of December 31, 2024, we had over 200 staff in the clinical development team, over 70 of whom have more than 10 years of clinical development experience, doctoral degrees or clinical medicine backgrounds. Our clinical research team has been playing an important role in advancing our clinical development plans towards successful commercialization. The team is responsible for formulating clinical development strategies, designing clinical trial protocols, conducting clinical trial, monitoring drug safety and clinical trial quality control. The core competencies of the clinical research team in the development field include clinical development plan determination, clinical trial plan design, project management and monitoring

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of clinical operation, project quality control, clinical pharmacology, medical writing, drug safety alert. As of December 31, 2024, our clinical development team had undertaken 111 phase I, II or III clinical trials and 205 bioequivalence trials, with trial sites located in the United States, Australia, China and other Asian countries. The team’s clinical trials involve nearly 300 clinical trial institutions and more than 900 professional departments of medical institutions in China and abroad. In particular, the team has accumulated deep experience in the design and operation management of clinical trials for diabetes and hepatitis C diseases, and has extensive experience in communicating with regulatory agencies.

AI and Research and Development

We are committed to applying AI technology across all stages of drug research and development, having established multiple advanced AI-driven models to enhance R&D efficiency and innovation capabilities. Through these AI-driven models, we are continuously advancing the development of innovative drugs to meet global market demands for new treatments.

•	Molecular Screening Platform. This platform integrates a virtual database of billions of molecules with a proprietary database of novel structural molecular entities, enabling us to conduct rapid molecular searches and obtain target molecules in seconds. The platform’s key functionalities include: (i) Simplified Molecular Input Line Entry System (SMILES) Drawing: generating detailed two-dimensional (2D) and three-dimensional (3D) structural diagrams from user-input SMILES, allowing for intuitive observation of molecular stereochemistry, spatial arrangement, and intermolecular interactions, thereby aiding drug design and molecular optimization, (ii) Structural Data Visualization: this technology provides three-dimensional visualization of small molecules and protein structures, facilitating our understanding of the relationship between molecular structure and function, (iii) Data Download: we can access detailed information about compounds and proteins, including chemical properties and biological activity, which assists us in predicting pharmacokinetics and evaluating drug efficacy, (iv) Similarity Calculation and Search: this technology quantifies structural similarities between molecules, aiding us in the prediction of biological activity and swiftly locating compounds structurally similar to target molecules within vast molecular libraries, thus accelerating the drug discovery and optimization process, and (v) Molecular Docking: this technique enhances our understanding of interactions between small molecules and biological macromolecules, revealing mechanisms of action and assessing binding affinity, which is crucial for predicting the activity and selectivity of biomolecules.

•	Molecular Generation Platform. Utilizing deep learning technology, this platform generates molecules with specific pharmacological characteristics by learning from existing compound datasets. Its advantages include rapid screening of potential candidate molecules while optimizing their physicochemical properties, target affinity, and pharmacokinetic characteristics to enhance research and development

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efficiency. Our research and development team has developed a molecular generation model based on Graph Neural Networks (GNN), exploring multi-target drug development by analyzing interactions between specific fragments across multiple target proteins. This approach significantly narrows the chemical space that needs to be screened. The generation process relies on deep characterization of target protein surfaces and ligand molecules to ensure that generated molecules exhibit drug-like properties and target compatibility. As illustrated below, the model employs surface-based molecular graphs to convert proteins and ligands into input matrices recognizable by neural networks, learning key interaction features between ligands and proteins through a sparse attention mechanism. Subsequently, GNNs combined with embedded chemical knowledge determine the atomic structure of generated fragments. This platform organically combines chemical knowledge with sparse attention mechanisms to ensure that generated molecules possess rational chemical structures, high target affinity, as well as favorable pharmacokinetic properties and biological activity.

The working process of Molecular Generation Platform

•	Pharmacokinetic Property Prediction Platform. We leverage machine learning and deep learning technologies to establish AI-assisted pharmacokinetic models. These models utilize advanced computational methods and databases to help researchers predict drug absorption, distribution, metabolism, and excretion processes across different species. They can also forecast in vivo concentration-time curves for drugs,

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reducing reliance on experimental data while providing in-depth insights into pharmacokinetic properties. Our pharmacokinetic property prediction platform is a user-friendly, rapid, and accurate online tool that supports users in uploading their datasets to train customized AI models for pharmacokinetic property predictions.

•	Retrosynthetic Analysis Platform. This platform employs machine learning algorithms to analyze extensive public and internal chemical reaction data, identifying relationships between molecular structures and reaction patterns. It intelligently disassembles target molecules to generate feasible precursor structures traceable back to viable starting materials. Based on this analysis, the platform can recommend appropriate reaction conditions to optimize experimental operability while integrating forward reaction prediction functions that evaluate potential products at each reaction step, identifying possible by-products and impurities. Utilizing heuristic search algorithms, the platform selects the most economical and operable synthetic routes, demonstrating significant potential in molecular design within pharmaceutical chemistry and materials science. Key applications supported by this platform include automated retrosynthetic design, reaction condition recommendations, and forward reaction predictions, allowing for rapid analysis and prediction of compound synthesis pathways while effectively expanding the diversity of reaction route designs. Additionally, it possesses capabilities for retrosynthetically disassembling complex molecular structures, enhancing flexibility and innovation in compound design. This technology has been efficiently applied within our drug development system.

Collaboration and Licensing Agreements

Collaboration with 3SBIO

On November 25, 2024, we entered into an exclusive commercialization collaboration agreement (the “Clifutinib Agreement”) with HEC CJ Pharm and Shenyang Sunshine Pharmaceutical Co., Ltd. (“3SBIO”). Under this agreement, we aim to jointly develop and commercialize an oral formulation with selective inhibition of FLT-3 (“Clifutinib”) for sale in the mainland China market. Clifutinib can be used for the treatment of AML with a positive FLT3-ITD mutation. 3SBIO is a leading biotechnology company headquartered in Shenyang, China, with extensive experience in the research, development, production, and marketing of biopharmaceutical products, and has over thirty pharmaceutical products for sale on the market. By partnering with 3SBIO, we believe that their expertise and capabilities in the commercialization and marketing of hematology pharmaceutical products will significantly promote the commercialization of Clifutinib.

Rights and obligations of the parties. Subject to the terms and conditions of the Clifutinib Agreement and during the term of the agreement, we grant 3SBIO exclusive, non-transferable, and sublicensable commercialization rights in mainland China in respect of Clifutinib targeting monotherapy for FLT3-ITD mutation in relapsed/refractory acute myeloid leukemia (“Indication 1”) and newly diagnosed acute myeloid leukemia with FLT3-ITD

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mutation. We will continue to conduct clinical trials for Clifutinib that were initiated prior to the signing of the Clifutinib Agreement and bear associated costs, and will also be responsible for advancing the drug registration application process for Clifutinib in mainland China, including obtaining authorization for market sale and meeting regulatory requirements as the Marketing Authorization Holder. Unless otherwise stipulated in the agreement, we are responsible for protecting the intellectual property rights associated with Clifutinib, including taking legal action against infringements and bearing related costs. 3SBIO is responsible for all commercialization activities related to Clifutinib in the mainland China market, including but not limited to channel management, market development, customer management and services, and government affairs.

Joint management committee. The joint management committee consists of three to four representatives appointed by each party who possess relevant expertise. The number of representatives appointed by each party must be the same. The responsibilities of the joint management committee include comprehensive oversight, management of the execution of the Clifutinib Agreement, regular review of 3SBIO’s marketing plans and market entrance strategies, discussion and communication regarding Clifutinib’s research and development progress, clinical trial results, and marketing authorization plans. Furthermore, the joint management committee is responsible for supervising product manufacture and supply chain management, monitoring drug safety, and developing patient assistance programs as necessary.

Sublicense. Under the Clifutinib Agreement, we grant 3SBIO ordinary, non-transferable rights with multiple levels of sublicensing that is necessary for the commercialization of Clifutinib in mainland China. This authorization is solely for 3SBIO or its affiliates and/or subcontractors to fulfill its obligations under the Clifutinib Agreement. 3SBIO or its affiliates and/or subcontractors are not permitted to use it for any other purpose.

Licensing fees. During the Track Record Period, we received an upfront payment of RMB60 million in accordance with the terms of the Clifutinib Agreement and are expected to receive development, regulatory and commercial milestone payments over the term of the agreement. The development and regulatory milestone payments are contingent upon achieving agreed research milestones and obtaining specific regulatory approvals. Commercial milestone payments are contingent upon achieving agreed annual net sales in mainland China. We agree to pay 3SBIO a monthly promotional service fee following Clifutinib’s first commercial sale that creates sales revenue, which is calculated based on actual sales revenue of that month minus relevant expenses multiplied by the agreed service fee rate (a mid-to-high range double-digit percentage depending on the amount of the actual sales revenue of that month minus relevant expenses). If we fail to obtain authorization for market sale in respect of Clifutinib targeting Indication 1 within the specified timeframe under the Clifutinib Agreement, 3SBIO has the right to terminate this agreement and request a refund of all payments 3SBIO made to us except for the upfront payment.

Term and termination. The Clifutinib Agreement becomes effective upon signing and remains valid until the end of the fifteenth full calendar year following the first commercial sale of Clifutinib (“Initial Term”). Upon expiration of the Initial Term, both parties will

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negotiate in good faith regarding renewal, and if there are no significant breaches or major market changes during this period, the agreement can be renewed for five-year terms. Both parties have the right to terminate the agreement due to a material breach by the other party that remains unremedied.

We understand that 3SBIO is an Independent Third Party.

Licensing Agreement with Apollo

On November 6, 2024, we entered into an exclusive development and commercialization license agreement (the “HEC88473 Agreement”) with Apollo Therapeutics Group Limited (“Apollo”), a portfolio biopharmaceutical company headquartered in the United Kingdom, and Apollo AP60 Limited (“AP60”), an affiliate of Apollo. Under this agreement, we grant an exclusive license to AP60 for the development, manufacture and commercialization of the GLP-1/FGF21 dual agonist HEC88473 (the “HEC88473”) for all uses outside the Greater China Region (the “ROW”). HEC88473 can simultaneously activate GLP-1 and FGF receptors, which can synergistically lower blood glucose levels, reduce body weight and improve lipid metabolism. We entered into the HEC88473 Agreement with Apollo to leverage their unique expertise in expanding the GLP-1/FGF21 dual agonist HEC88473 into new indications, while benefiting from their international clinical resources and project management experience. This collaboration aims to accelerate the development and commercialization of HEC88473 in the international markets, which complements our development and commercialization efforts in the PRC market.

Rights and obligations of the parties. During the term of the HEC88473 Agreement, we grant AP60 an exclusive license in respect of our patent rights and know-how that are necessary or useful to the exploitation of HEC88473 or related products, to develop, manufacture, commercialize and otherwise exploit HEC88473 and related products for all uses in ROW. In addition, subject to AP60's written request and our approval in each instance, we agree to grant AP60 a non-exclusive license to manufacture or to have manufactured HEC88473 and related products in the Greater China Region for the sole purpose of developing, commercializing and otherwise exploiting HEC88473 or related products by or on behalf of AP60, its affiliates and sublicensees in the ROW. Subject to the terms of the HEC88473 Agreement, AP60 will have sole control over the development of HEC88473 and related products for all uses in the ROW at its own cost and expense, and we will have sole control over the development of HEC88473 and related products for all uses in the Greater China Region at our own cost and expense. For details on our research and development activities in respect of HEC88473, please see “Business — Our Products and Product Candidates — Diabetes — Product Candidate — Guangjianbao (HEC88473 Injection)”.

Ownership of intellectual property. During the term of the HEC88473 Agreement, any know-how (and patent rights that cover such know-how) developed, conceived, or reduced to practice solely by or on behalf of AP60, any of its affiliates or sublicensees shall be solely owned by AP60, and any know-how (and patent rights cover such know-how) developed,

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conceived, or reduced to practice solely by or on behalf of us or any of our affiliates or licensees shall be solely owned by us. Any intellectual property that is jointly discovered, conceived, or reduced to practice by us and AP60 shall be jointly owned by both parties on an equal and undivided basis.

Sublicense. AP60 may grant sublicenses of the rights we granted to AP60 under the HEC88473 Agreement to any of its affiliates or to any third party, including to any subcontractor to the extent such sublicense is necessary for such subcontractor to satisfy its obligations. If AP60 intends to grant sublicense to a China-based biopharma company, such sublicense must be subject to our approval (not to be unreasonably withheld, conditioned or delayed).

Licensing fees. As part of the HEC88473 Agreement, we are entitled to receive up to US$938 million in payments, including an upfront cash payment of US$12 million and development, regulatory and commercial milestone payments of up to US$926 million, over the term of the HEC88473 Agreement. During the Track Record Period, we received an upfront payment of US$12 million and recognized revenue of US$11 million in 2024 in accordance with the terms of the HEC88473 Agreement and the performance obligation that our Group had fufilled. The development milestone payments are contingent upon reaching defined research stages. The regulatory milestone payments are contingent upon obtaining certain regulatory approvals. The commercial milestone payments are contingent upon reaching defined annual sales thresholds across major markets. Separately, if and when HEC88473 is successfully commercialized in the ROW, we may, during the term of the HEC88473 Agreement, receive royalties ranging from high single to low double-digit percentages based on net sales in the ROW.

Term and termination. The HEC88473 Agreement shall remain effective until terminated or expired as specified in the agreement. The term of the HEC88473 Agreement is from the date of signing of the HEC88473 Agreement to at least ten years following the date of the first commercial sale. AP60 may terminate the HEC88473 Agreement in its entirety or on a country-by-country basis, at its sole discretion and for any or no reason at any time by providing 90 days’ advance written notice of such termination to us. Each party has the right to terminate the agreement due to a material breach by the other party that is not remedied or due to bankruptcy.

We understand that Apollo and AP60 are Independent Third Parties.

Collaboration with Lannett

On November 21, 2019, we entered into a collaboration and license agreement with Lannett Company Inc. (“Lannett”), to jointly develop Insulin Glargine for the treatment of Type 1 and Type 2 diabetes and sale in the U.S. market (the “Glargine Agreement”). On February 5, 2021, we entered into another collaboration and license agreement with Lannett, to jointly develop Insulin Aspart for the treatment of Type 1 and Type 2 diabetes and sale in the U.S. market (the “Aspart Agreement”). Lannett is a generic drug company in the United

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States and manufactures and distributes over 70 generic drug products in the United States through retail and non-retail channels. Lannett possess a robust team of experts to support development and approval of biosimilar insulins for the US market, which could help us to expedite the development and commercialization of our Insulin Glargine and Insulin Aspart projects. Leveraging its well-established sales channels within the United States, Lannett can help to improve our success rate in securing new business contracts and facilitate the acceleration of market penetration of our products.

Rights and obligations of the parties. Under the Glargine Agreement and the Aspart Agreement, we are responsible for, and have the sole decision-making authority for the following matters: (a) developing and commercializing Insulin Glargine and Insulin Aspart (other than the variable dose, multi-dose disposal injection drug delivery device (“Insulin Pen”)) in all countries in the world other than the United States, (b) the development activities in the United States that are assigned to us under the development plans in each of the Glargine Agreement and the Aspart Agreement, including pre-clinical research, approval documentation, approval maintenance and potential patent litigation, and (c) manufacturing of Insulin Glargine and Insulin Aspart, subject to certain terms of the Glargine Agreement and the Aspart Agreement respectively. Lannett is responsible for, and has the sole decision-making authority for the following matters: (a) the development activities in the United States that are assigned to Lannett under the development plans in each of the Glargine Agreement and the Aspart Agreement, including clinical research and commercialization of Insulin Glargine, Insulin Aspart as well as the Insulin Pen in the United States; and (b) development of Insulin Pen in the United States.

Sublicense. Each party has the right to grant sublicenses to its affiliates and third parties who are engaged by that party to carry out development, manufacturing or commercialization activities provided the party has notified the other party in writing of such sublicense under the Glargine Agreement or the Aspart Agreement.

Ownership of intellectual property. With respect to the intellectual properties and inventions discovered, developed, generated, or invented jointly by us and Lannett in the course of the development and commercialization process of Insulin Glargine and Insulin Aspart, both parties should own such intellectual property rights jointly on the basis of each party having an undivided interest and shall be deemed to be controlled by each party (“Joint Inventions”). Without the other party’s consent, each party shall have the right to individually use the Joint Inventions and right to non-exclusively license, or sell or otherwise transfer its interest in such Joint Inventors to its affiliates. Subject to the terms of the relevant agreement(s) and with the other party’s prior written consent, each party also has the right to exclusively license the Joint Inventions to any third party, or sell or otherwise transfer its interests in the Joint Inventions to a third party. All intellectual properties and inventions discovered, developed, generated or invented solely by a party shall be owned exclusively by that party. All intellectual properties and patents regarding Insulin Pen discovered or developed pursuant to the collaboration shall be owned exclusively by Lannett.

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Profit/loss and cost sharing. Under the Glargine Agreement, we will bear the development costs incurred by us to conduct activities set out in the development plan while Lannett will pay up to US$32,000,000 pursuant to the development plan, and both parties shall equally share the reasonable direct costs incurred by either party or their affiliates for the development activities related to Insulin Glargine solely in the United States in accordance with the terms and conditions of the agreement subject to certain exceptions. Under the Aspart Agreement, we will bear the development costs incurred by us to conduct activities set out in the development plan while Lannett will pay up to US$32,000,000 development costs upon achieving certain development milestone, and each party shall individually bear the reasonable direct costs incurred by it or its affiliates for the development activities related to Insulin Aspart solely in the United States in accordance with the terms and conditions of the agreement subject to certain exceptions. In respect of the operational profits or losses arising from the development and commercialization of Insulin Glargine and Insulin Aspart in the United States, each party shall be entitled to or bear fifty percent (50%) of the operational profits or losses from the initiation of the profit or loss sharing or development cost sharing until the earlier of (i) the tenth anniversary of the first commercial sale, or (ii) termination of the relevant agreement, provided that we can meet the minimum supply requirements under the corresponding agreement. If the relevant agreement remains in effect after the tenth anniversary of the first commercial sale, then from the tenth anniversary of the first commercial sale until the earlier of (i) the fifteenth anniversary of the first commercial sale, or (ii) the termination of the relevant agreement, we shall be entitled to or bear sixty percent (60%) of the operational profits or losses, while Lannett shall be entitled to or bear forty percent (40%) of the operational profits or losses, provided that we can meet the minimum supply requirements under the relevant agreement. During the Track Record Period, there was no cost sharing and we generated no income under the Glargine Agreement and the Aspart Agreement. The cost sharing arrangements under the Glargine Agreement and the Aspart Agreement are only related to some specific development activities for the U.S. market and are subject to a number of exceptions (i.e. costs specifically designated to a party). As of the Latest Practicable Date, our Insulin Glargine and Insulin Aspart were still mainly in the development stage in China, as a result, no cost sharing occurred during the Track Record Period.

Term and termination. The Glargine Agreement is effective from the date of signing until the fifteenth anniversary of the first commercial sale of Insulin Glargine, and the Aspart Agreement is effective from the date of signing until the fifteenth anniversary of the first commercial sale of Insulin Aspart. After the expiration of the initial terms, both agreements will automatically renew every three years unless either party notifies the other party that it intends to terminate the corresponding Agreement with at least 12 months’ prior written notice or the relevant agreement is terminated pursuant to other terms in that agreement. Both parties have the right to terminate the relevant agreement due to the other party’s failure to rectify a material breach or bankruptcy.

Supply agreement. A supply agreement, the form of which is attached as appendix to the Aspart Agreement, was entered into between Lannett and us on February 5, 2021 (“Supply Agreement”). Under the Supply Agreement, Lannett or its affiliates will purchase from us, and we or our affiliates will manufacture and supply to Lannett, Insulin Aspart during the term of

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the Supply Agreement. The supply of Insulin Aspart will be at the price set out in the Supply Agreement, which was set based on the relevant market price with the price decreasing if the amount of Insulin Aspart to be purchased by Lannett increases, as amended by both parties from time to time. Lannett will order Insulin Aspart by sending purchase orders to us in accordance with the shipping instructions set forth in the Suppler Agreement, which will also specify the delivery date. Lannett will provide us with a minimum lead-time of twelve weeks on all purchase orders. We agree to deliver the Insulin Aspart on the delivery date DDP (Incoterms 2010) to such U.S. location as may be designated by Lannett from time to time. Lannett shall pay each invoice within ninety calendar days of the applicable delivery date, and payments shall be made to us by check or wire transfer to the bank account designated by us. Insulin Aspart products accepted by us as not meeting the applicable requirements from the FDA or another applicable regulatory authority and/or the product specifications agreed by both parties, or which is determined by the independent third party laboratory not to meet such requirements and/or the product specifications, shall be returned by Lannett to us, or disposed of, as directed by us and at our sole cost and expense. The term of the Supply Agreement shall terminate upon the expiration or termination of the Aspart Agreement.

We understand that Lannett is an independent third party.

Relationships with CROs

In line with industry practice, we work with reputable CROs to manage and execute our clinical trials in China, United States, Australia and India. The primary research and development processes which are delegated to CROs include bioanalytical testing, data management and statistical analysis, subject recruitment, site management organization services, logistics, and warehousing. When we select CROs, we consider a number of factors, including their professional qualifications, their experience and industry reputation. We make sure that all CROs that we work with must comply with all applicable laws and regulations as well as follow our protocols to ensure that all clinical trial results are accurate and authentic.

When conducting pre-clinical formal toxicology experiments, the CROs commissioned by us strictly abide by the requirements of current Good Laboratory Practices (GLPs) and carry out necessary documentation, quality control and data management. In this way, we can ensure that our trial results are reliable, repeatable and traceable, and a sound scientific basis is provided for the research and development and regulatory filings in respect of our drugs under development. All formal clinical studies for the purpose of regulatory filings of our drugs under development conducted by the CROs commissioned by us are conducted in strict accordance with current GCP, principles and relevant ethical requirements of the Declaration of Helsinki of the World Medical Congress, and clinical trials are conducted in compliance with clinical trial protocols and data management procedures. Meanwhile, regular internal and external audits we conduct continuously improve CROs’ quality management system and ensure compliance with the corresponding regulatory requirements.

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All of our animal experiments are conducted through CROs that have animal experiment qualification and comply with the regulations on the husbandry and use of laboratory animals.

Our agreement with the CRO typically contains these key terms:

•	Description of Services. As stipulated in our master agreement or work order, the CROs provides us with the specified service related to drug development.

•	Term. The service of the CRO must be completed within a prescribed time limit at an acceptable quality.

•	Payment. Our payment to the CRO must be made pursuant to a mutually agreed schedule.

•	Risk allocation. The party shall indemnify the other party for damages caused by its negligence, carelessness, willful negligence or material breach of the master agreement or work order.

SALES, MARKETING AND DISTRIBUTION

Our approach to generating demand for our products is based on two central strategies: promotional activities and strengthening and optimizing our distribution network. We promote our drugs primarily through our in-house sales and marketing team, which interacts with KOLs as well as other healthcare professionals through educational promotion activities. We believe our educational promotion activities enhance healthcare professionals’ knowledge about the relevant therapeutic areas, as well as their understanding of the usage, clinical efficacy and other features of our products.

We sell our products primarily to GSP-certified third-party distributors, which distribute our products to hospitals, other medical institutions and pharmacies in the PRC. All distributors engaged by the Company are offline distributors. As of December 31, 2024, we have 1,884 employees engaged in our marketing and educational promotion activities, covering 32 provinces, cities and autonomous regions and nearly 300 prefecture-level cities in the PRC. As of December 31, 2024, we had 610 third-party distributors conducting sales, marketing and distribution activities within the PRC. Our GSP-certified third-party distributors are located throughout the PRC, which enables us to deepen our market penetration and expand our coverage of hospitals, pharmacies and other medical institutions throughout the PRC. We believe that this approach optimizes the allocation of our sales, marketing and distribution resources in an effective manner.

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The diagram below illustrates the general relationships among us, third-party distributors, KOLs, hospitals and other medical institutions, pharmacies and end-users of our products in the PRC in connection with sales, marketing and distribution of our drugs in the PRC.

We consider medical experts to be KOLs. We engaged a total of 137 medical experts as our KOLs during the Track Record Period. We choose to work with KOLs based on their professional qualifications, previous qualifications as well as academic standing and recognition within the relevant therapeutic area. We promote our pharmaceutical products primarily through our in-house sales and marketing team. The KOLs only participate in our educational promotion activities. We do not hire KOLs to sell our products. During the Track Record Period, we did not generate any revenue from KOLs’ sales activities. As advised by our PRC Legal Advisor, we were not subject to any fines or penalties due to violation of relevant PRC laws and regulations in connection with our educational promotion activities during the Track Record Period and up to the Latest Practicable Date.

During the years ended December 31, 2022, 2023 and 2024, revenue generated in the PRC was RMB3,753.2 million, RMB6,335.9 million, and RMB3,880.5 million, respectively, representing 98.4%, 99.2%, and 96.6% of our revenue for the respective years. The remaining portion of our revenue are from sales to our overseas customers. Please see “— Sales, Marketing and Distribution — Sales outside the PRC” for further details.

During the Track Record Period and up to the Latest Practicable Date, we had not: (i) received any material complaints from our customers in relation to our products, (ii) been subject to any general or specific product recalls in respect of our products, or (iii) been subject to any product liability claim or experienced any product quality issue.

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Our sales and marketing department is responsible for developing our overall sales and marketing strategies. The sales and marketing department establishes our marketing strategies for each of our products through its research and analysis of the competitive positioning of our products and coordinates the various other departments involved in our marketing and promotion activities. Our sales and marketing department is organized by therapeutic areas and geographical regions. As of the Latest Practicable Date, we had marketed and sold a total of 48 drugs in China. Our sales and marketing team covers over 2,500 Class III hospitals, 9,600 Class II hospitals, 89,000 Class I hospitals, large-scale national or regional pharmacy chains and other medical institutions. Our sales and marketing department is also responsible for preparing marketing strategies for our future products, including market research and planning, allocation of marketing resources and pricing strategy. Going forward, as our product portfolio expands, we intend to increase the number of our sales and marketing staff, including developing specialist teams for our major products. We believe that with the support and central oversight given by our management team in our headquarters and the execution of our sales and marketing strategies by our local branches, we are able to seamlessly implement overall brand strategies through educational promotion activities and professional marketing.

We conduct educational promotion activities for doctors and other medical practitioners to educate them on our products and, at the same time, receive feedback from them on our products and our competitors’ products. We consider this to be a two-way communication process that allows us to educate hospital management, doctors and other medical practitioners on the benefits and uses of our products, while also allowing us to understand their concerns regarding our products, and other similar products in the market. We also seek to understand their perception of the effectiveness of our products in the treatment and prevention of the relevant diseases or conditions compared to other products and also to demonstrate to them why our products should be prescribed for the relevant diseases and conditions. We believe that educational promotion activities raise the awareness of our product portfolio among doctors and other medical practitioners, which would in turn increase the use of our products by patients and thereby strengthen our brand awareness among the general public. Within the PRC, we regularly work with educational promotion organizations and third-party promotors and collaborate with KOLs for the purposes of marketing and promotion of our products. We consider physicians and other healthcare professionals to be KOLs based on their professional qualifications, previous qualifications as well as academic standing and recognition within the relevant therapeutic area. As of the Latest Practicable Date, we had marketed and sold a total of 48 drugs in China.

We have implemented internal control policies to ensure KOL’s educational promotional activities comply with applicable laws and regulations, which includes internal control policies including (i) prohibiting inflation of the number of participants or days involved in the educational promotional events in order to give the KOLs larger reimbursement or excessive lecture fees; (ii) requiring our manager of the promotional activities to confirm the content of the activity with KOLs to facilitate the subsequent settlement; and (iii) conducting internal reviewing of educational promotional activities and if any violations are found, the relevant managers will be subject to internal disciplinary action.

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In addition to our educational promotion activities, we have launched the “Discover HEC” program (“走進東陽光”) to build stronger connections with KOLs and business partners. Through this program, we regularly invite experts and partners to visit our Yidu production base. These visits include facility tours, academic workshops and in-depth discussions, giving participants a clear view of our operations and R&D capabilities. We believe this program helps promote academic exchange, enhance our professional reputation and increase brand awareness.

Centralized Tender Process and VBP Schemes

In general, under PRC laws and regulations, the procurement of most pharmaceutical products by non-profit medical institutions established by the PRC government at the county level or higher and state-owned enterprises (including state-controlled enterprises) has to be conducted through a centralized tender process, including public bidding, invitational bidding and direct procurement. Pursuant to these centralized tender processes, pharmaceutical manufacturers of relevant products are invited to submit their bids to the local government or its designated institution that runs the tender process through public bidding. The tender selection for each drug product is conducted on the basis of comprehensive evaluation through regulatory authorities reviewing the materials submitted by pharmaceutical manufacturers, including the product quality, product price, service and the pharmaceutical manufacturer’s reputation. Medical institutions then select one or more winning pharmaceutical manufacturers to supply the medicine by placing orders with the relevant pharmaceutical product distributors. For details on centralized tender process and VBP schemes, see “Regulatory Environment — Principal Regulatory Provisions — Laws and Regulations on Drug Supply — Drug Purchases by Hospitals” and “— VBP of Drugs in “4+7 Cities” and Nationwide.”

During the Track Record Period, we participated in 12 national-level VBP scheme tenders and 166 provincial-level VBP scheme tenders. The relevant bidding projects may involve a number of our products and the average success rate on an annual basis for each of our national and provincial-level tenders during the Track Record Period was about 66.7% and 67.5%, respectively. During the years ended December 31, 2022, 2023 and 2024, with respect to national-level tenders, we participated in three tenders, one tender and eight tenders, respectively, with the average success rate being approximately 66.7%, 100.0% and 62.5%, respectively. During the years ended December 31, 2022, 2023 and 2024, with respect to provincial-level tenders, we participated in 50 tenders, 60 tenders and 56 tenders, respectively, with the average success rate being approximately 60.0%, 68.3% and 73.2%, respectively. The fluctuation in the success rates of our tenders is primarily attributable to variations in VBP schemes, different selection rules, and our product-specific bidding strategies.

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Our Oseltamivir Phosphate Products and the Reasons for the Fluctuation of the Sales of Our Oseltamivir Phosphate Products during the Track Record Period

Overview of our oseltamivir phosphate products

We currently sell most of our oseltamivir phosphate products, including granules and capsules, under the brand of Kewei (可威®) and a relatively small amount of oseltamivir phosphate capsules under the brand Yangjiantai (陽健泰®). During the Track Record Period, Kewei (including granules (primarily for children) and capsules (primarily for adults)) accounted for 99.9%, 99.4% and 96.5% and Yangjiantai (only in capsule form) accounted for 0.1%, 0.5% and 3.4% of our total sales of oseltamivir phosphate for 2022, 2023 and 2024, respectively. As the provincial VBP schemes had been implemented on Kewei granules since 2023, we mainly sell Kewei granules to public hospitals through provincial VBP schemes or to public hospitals, pharmacies and other medical institutions outside of VBP schemes. Our Kewei capsules have not been included in any national or provincial VBP schemes. Our Yangjiantai capsules have been included in national VBP schemes since 2022. We believe those two oseltamivir phosphate brands enable us to meet the demand of different types of end users of oseltamivir phosphate, with Yangjiantai focusing on meeting the demand of public hospitals through VBP schemes, as well as retail users who are price conscious, and Kewei focusing on meeting the demand of users who are willing to pay a price premium for high-end branded drugs. We are actively marketing and promoting sales of Kewei while we spend less marketing effort on Yangjiantai as its sales are mainly generated through VBP scheme. We mainly sold three types of oseltamivir phosphate products during the Track Record Period, namely (i) oseltamivir phosphate granule under the brand Kewei with a revenue of RMB2,585.2 million, RMB4,824.6 million and RMB2,181.5 million for 2022, 2023 and 2024, respectively, representing 83.5%, 87.0% and 84.6% of our total revenue from oseltamivir phosphate products, respectively; (ii) oseltamivir phosphate capsule under the brand Kewei with a revenue of RMB507.6 million, RMB684.9 million and RMB307.0 million for 2022, 2023 and 2024, respectively, representing 16.4%, 12.3% and 11.9% of our total revenue from oseltamivir phosphate products, respectively; and (iii) oseltamivir phosphate capsule under the brand Yangjiantai with a revenue of RMB4.7 million, RMB29.2 million and RMB87.7 million for 2022, 2023 and 2024, respectively, representing 0.1%, 0.5% and 3.4% of our total revenue from oseltamivir phosphate products, respectively.

Key factors affecting the sales of our oseltamivir phosphate products during the Track Record Period

Our revenue increased by 67.4% from RMB3,813.6 million in 2022 to RMB6,385.6 million in 2023 and then decreased by 37.1% to RMB4,018.9 million in 2024. The fluctuation of our revenue during the Track Record Period was mainly affected by our revenue generated from our oseltamivir phosphate products. The following are the key factors affecting the sales of our oseltamivir phosphate products during the Track Record Period.

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1.	The fluctuation of flu incidence

The flu incidence affects the demand for our oseltamivir phosphate products. As a result, our revenue generated from the sales of oseltamivir phosphate products fluctuated with flu incidence in China and our revenue fluctuation was generally in line with our competitors during the Track Record Period. The increase in flu incidence in China in 2023 and the subsequent drop in flu incidence in China in 2024 were the main reason for the increase in our oseltamivir phosphate revenue in 2023 and the decrease in our oseltamivir phosphate revenue in 2024, respectively. According to Frost & Sullivan, there were 2.5 million, 12.5 million and 8.6 million new influenza cases reported in China in 2022, 2023 and 2024, respectively, based on the Statistical Report on China’s Healthcare Development. According to Frost & Sullivan, the PRC’s anti-influenza drug market increased by 150.0% from RMB4.4 billion in 2022 to RMB11.0 billion in 2023 due to the significant influenza outbreaks in 2023 and dropped by 39.1% from RMB11.0 billion in 2023 to RMB6.7 billion in 2024 due to lack of significant influenza outbreaks and the resulting lower flu incidence in 2024.

For our oseltamivir phosphate granules (Kewei) product (15mg) (“Kewei granules”), as we are a market leader in terms of sales volume of and revenue derived from the sales of oseltamivir phosphate granules, holding over 99% of the market share in the PRC of oseltamivir phosphate granules during the Track Record Period, flu incidence affects the sales of our kewei granules mainly by affecting the market demand for our Kewei granules, which in turn affects the sales volume of our Kewei granules. As a result, whether the provincial VBP schemes had been implemented and the number of provinces which implemented provincial VBP on Kewei granules have no material impact on the aggregate sales volume of Kewei granule for both VBP and non-VBP sales. Our strong market position for Kewei granules is also reflected by the gross profit margin for our Kewei granules, which remained stable at 85.6% and 88.3% for 2023 and 2024, respectively, even though the number of provinces which had implemented the provincial VBP scheme on Kewei granules increased from six in 2023 to 20 in 2024.

For our oseltamivir phosphate capsules (Kewei) product (“Kewei capsules”), as there has not been any VBP schemes implemented on Kewei capsules, we cannot sell our Kewei capsules to public hospitals through VBP schemes under normal conditions, and we can only sell Kewei capsules to public hospitals outside of the VBP schemes. However, as explained in more detail in factor 3 below, in a year when there is a sudden spike of flu incidence which causes a shortage of oseltamivir phosphate capsules in the public hospitals, we will be able to sell our Kewei capsules to public hospitals.

2.	The average selling price of Kewei granules

Our Kewei granules accounted for 83.5%, 87.0% and 84.6% of our total revenue from oseltamivir phosphate products for 2022, 2023 and 2024, respectively. As a result, the average selling prices has a significant impact on our revenue.

During the Track Record Period, the inclusion of Kewei granules in the provincial VBP schemes resulted in a reduction in the average selling price of Kewei granules due to the reduction of sales opportunities to hospitals outside of the VBP scheme at a higher

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average selling price. In 2024, the price under the provincial VBP schemes for a package of 15mg*10 sachets of Kewei granules was set at RMB40.95, while the listing price on the government platform for the same pack of Kewei granules outside the provincial VBP scheme was set at RMB45.68. The provincial VBP scheme has been implemented for Kewei granules since 2023. A total of six provinces implemented the provincial VBP schemes on Kewei granules in 2023, and a total of 20 provinces had implemented provincial VBP schemes for Kewei granules by the end of 2024. We believe the impact of the provincial VBP schemes being implemented on the price of Kewei granules is relatively mild, as we are a market leader in terms of sales volume of and revenue derived from the sales of oseltamivir phosphate granules, holding over 99% of the market share of oseltamivir phosphate granules in the PRC during the Track Record Period, and accordingly, there is less competitive pressure on our pricing.

In addition to the impact of VBP schemes on our average selling price of Kewei granules, the average selling price of Kewei granules is also impacted by whether it is sold to Kewei pharmacy distributors or general distributors which distribute it to hospitals. PRC hospitals procure Kewei granules from general distributors but not from Kewei pharmacy distributors. The average selling price for Kewei granules sold to Kewei pharmacy distributors in general is lower than the average selling price for Kewei granules sold to general distributors which distribute it to hospitals, as we give bigger sales rebates to our Kewei pharmacy distributors to compensate for their marketing and promotion activities as compared with that for the general distributors which distribute the drug to hospitals, either in or outside of the VBP scheme. As a result, even though the average selling price for our Kewei granules has been negatively impacted by its inclusion in the VBP scheme, the average selling price for our Kewei granules under the VBP schemes (which are mainly distributed through general distributors) is still higher as compared with the average selling price of Kewei granules outside of the VBP schemes (which are distributed through both general distributors and Kewei pharmacy distributors). During the Track Record Period, the average selling price for our Kewei granules under the VBP schemes was RMB3.3 and RMB3.4 for 2023 and 2024, respectively, as compared with the average selling price of Kewei granules outside of the VBP schemes of RMB3.2 and RMB2.7 for 2023 and 2024, respectively.

The overall average selling price of Kewei granules (15 mg) decreased by 7.8% from RMB3.22 in 2023 to RMB2.97 in 2024, which negatively impacted our revenue from 2023 to 2024. Such decrease was primarily due to the decrease in the average selling price of Kewei granules (15 mg) through non-VBP schemes from RMB3.2 for 2023 to RMB2.7 for 2024. The sales of our Kewei granules (15 mg) through non-VBP scheme include (i) the sales to general distributors which distribute Kewei granules (15 mg) to public hospitals and other medical institutions through non-VBP scheme, and (ii) the sales to Kewei pharmacy distributors which distribute to pharmacies. The decrease in the average selling price of Kewei granules (15 mg) through non-VBP schemes from RMB3.2 for 2023 to RMB2.7 for 2024 was primarily caused by the fact that the proportion of Kewei granules (15 mg) sold to Kewei pharmacy distributors which distribute to pharmacies as a percentage of all Kewei granules (15 mg) sold through non-VBP increased in 2024, which caused the average selling price for Kewei granules (15 mg) to drop in 2024 as the

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average selling price for Kewei granules (15 mg) sold to Kewei pharmacy distributors in general is lower than the average selling price for Kewei granules (15 mg) sold to general distributors which distribute it to hospitals and other medical institutions through non-VBP schemes.

3.	The purchase Kewei capsule product outside of VBP scheme

According to Frost & Sullivan, the PRC public hospitals generally determine the annual amounts of drugs they procure under the VBP scheme according to their estimates of the clinical demand for such drugs every year, and the public hospitals generally make purchases of such drugs every month according to the annual order subject to any additional purchases. The public hospitals usually make such estimates by referencing the historical purchase amount of the drug and relevant disease incidence in the previous year. In cases where there is a higher-than-expected outbreak of flu season and oseltamivir phosphate capsules procured by the public hospitals through VBP scheme is not sufficient to meet the patients' demand, the public hospitals will purchase extra oseltamivir phosphate capsules including our Kewei capsules from the market. In 2023, the PRC public hospitals made such purchases of Kewei capsules from the market due to the spike in the flu incidence. We believe that our competitive advantage in production capacity of oseltamivir phosphate allows us to benefit from such sudden demand from public hospitals, as we are better positioned than our competitors to ramp up our production quickly to meet such sudden demand.

The PRC public hospitals increased the procurement amount for oseltamivir phosphate capsules through the VBP scheme in 2024, as there was a significant outbreak of influenza in China and the resulting spike in patients' demand of oseltamivir phosphate capsules in 2023. However, the demand for oseltamivir phosphate capsules was not as high as originally expected due to the lack of significant influenza outbreaks in 2024. As a result, there was less demand to purchase oseltamivir phosphate capsules from the market as the amount of oseltamivir phosphate capsules the public hospitals purchased through the VBP scheme was sufficient to meet patients' demand.

4.	Competition from other anti-influenza drugs

Increasingly intense competition from other types of anti-influenza drugs negatively affected our revenue generated from oseltamivir phosphate products during the Track Record Period. According to Frost & Sullivan, peramivir and baloxavir marboxil, which accounted for 8.6% and 5.4% of the PRC’s anti-influenza drug market in 2023, respectively, were able to increase their market shares to 12.4% and 10.8% in 2024, respectively. In addition, our competitors within the oseltamivir phosphate market, such as Company A and Company B, also increased their market share from 16.3% and 3.9% in 2023 to 21.2% and 4.9% in 2024, respectively. If we cannot maintain our market share for our oseltamivir phosphate products in the future, it will have a negative impact on our business performance and financial position. Please see “Risk Factors — Our revenue and business prospects currently depend on Kewei (oseltamivir phosphate). If we are unable to maintain the sales volumes, pricing levels and profit margins of Kewei, our revenue and business prospects could be materially and adversely affected.” for details.

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The impact of fluctuations of flu incidence on our customers’ procurement plans for oseltamivir phosphate drugs included in or excluded from the VBP schemes

We mainly sell Kewei in granule from and capsule form. During the Track Record Period, Kewei granules represented 83.5%, 87.0% and 84.6% of our total oseltamivir phosphate sales for 2022, 2023 and 2024, respectively. Kewei capsules represented 16.4%, 12.4% and 11.9% of our total oseltamivir phosphate sales for 2022, 2023 and 2024, respectively.

			2022					2023					2024
Product	Dosage	Type	Sales Volume	Proportion of Total Sales	Revenue	Proportion of Revenue	ASP	Sales Volume	Proportion of Total Sales	Revenue	Proportion of Revenue	ASP	Sales Volume	Proportion of Total Sales	Revenue	Proportion of Revenue	ASP

			(’000 units)	(%)	(RMB’000)	(%)	(RMB/unit)	(’000 units)	(%)	(RMB’000)	(%)	(RMB/unit)	(’000 units)	(%)	(RMB’000)	(%)	(RMB/unit)

oseltamivir phosphate granule (Kewei)	15mg per sachet	VBP (note 1)	NA	NA	NA	NA	NA	127,827	8.9	424,289	9.2	3.3	260,412	51.9	896,822	41.1	3.4
		Non-VBP (note 2)	818,073	100	2,441,015	100	3.0	1,311,816	91.1	4,204,310	90.8	3.2	475,110	48.1	1,284,687	58.9	2.7
		Sub -total	818,073	100	2,441,015	100	NA	1,439,643	100	4,628,599	100	NA	735,522	100	2,181,509	100	NA
	25mg per sachet (note 3)	Non-VBP (note 2)	43,716	100	144,137	100	3.3	48,874	100	195,994	100	4.0	NA	NA	NA	NA	NA
oseltamivir phosphate capsule (Kewei)	75mg per capsule	Non-VBP (note 2)	66,356	100	507,554	100	7.7	84,212	100	684,910	100	8.1	47,628	100	306,950	100	6.4
oseltamivir phosphate capsule (Yangjiantai)	75mg per capsule	VBP (note 1)	5,479	100	4,698	100	0.9	18,534	68.9	15,893	54.4	0.9	52,515	66.5	45,548	51.9	0.9
		Non-VBP (note 2)	NA	NA	NA	NA	NA	8,371	31.1	13,335	45.6	1.6	26,486	33.5	42,189	48.1	1.6
		Sub-total	5,479	100	4,698	100	NA	26,905	100	29,228	100	NA	79,001	100	87,737	100	NA
Total revenue for VBP					4,698	0.2				440,182	7.9				942,370	36.6
Total revenue for non-VBP					3,092,706	99.8				5,098,549	92.1				1,633,827	63.4
Total revenue (note 4)					3,097,404	100				5,538,731	100				2,576,197	100

Note 1:	Once the drug enters the VBP scheme for a province: (1) all sales to public hospitals in such province will be under the VBP scheme at the VBP scheme price, whether under the initial procurement or a subsequent top up of demand for the drug; (2) the price of the drug sold to public hospitals in the province will follow that applicable for the provincial VBP scheme, regardless of whether the sales are made in the initial procurement under the provincial VBP scheme or under further purchases by public hospitals in the province beyond the initial procurement under the VBP scheme.

Note 2:	The Non-VBP sales include the sales to public hospitals and other medical institutions in the provinces which have not implemented VBP schemes and the sales to pharmacies.

Note 3:	We have stopped selling oseltamivir phosphate granule (Kewei) 25mg since 2024 due to the lack of market demand for the products.

Note 4:	The total revenue primarily includes revenue from the sales of our Kewei granule, Kewei capsule, Yangjiantai capsule products during the Track Record Period. During the Track Record Period, we also generated small amount of revenue from (i) the sales of dry suspension form of oseltamivir phosphate in the amount of nil, RMB6.0 million and RMB3.5 million for 2022, 2023 and 2024, respectively and (ii) the sales of 30 mg and 45 mg unbranded oseltamivir phosphate capsules which in aggregate generated revenue in the amount of nil, RMB763.5 thousands, RMB33.1 thousands for 2022, 2023 and 2024, respectively.

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(i)	Kewei granules. For our Kewei granules, as the provincial VBP schemes had been implemented on Kewei granules since 2023, we sell Kewei granule through provincial VBP schemes or to hospitals, pharmacies and other medical institutions outside of VBP schemes.

(a)	Sales of Kewei granules through provincial VBP schemes

During the Track Record Period, the implementation of the provincial VBP schemes which started in 2023 impacted the average selling price of Kewei granules as a result of the reduction of sales opportunities to hospitals outside of the VBP scheme at a higher average selling price. Six provinces implemented the provincial VBP schemes for Kewei granules in 2023, and 20 provinces implemented the provincial VBP schemes for Kewei granules in 2024. According to the provincial VBP scheme for 2024, the price for a package of 15mg*10 sachets of Kewei granules was RMB40.95, while the list price displayed on government platform pursuant to the provincial VBP schemes for the same pack of Kewei granules which is the sales price for outside the provincial VBP scheme is RMB45.68. The price under the provincial VBP is stable for our Kewei granules in 2023 and 2024. Please see “— Our Oseltamivir Phosphate Products and the Reasons for the Fluctuation of the Sales of Our Oseltamivir Phosphate Products during the Track Record Period — Key factors affecting the sales of our oseltamivir phosphate products during the Track Record Period” for details.

2023 as compared with 2022

The sales of Kewei granules through the provincial VBP schemes increased from nil in 2022 to RMB424.3 million in 2023, as Kewei granules commenced the sales through provincial VBP scheme in six provinces in 2023. The sales volume of Kewei granules through the provincial VBP schemes increased from nil in 2022 to 127.8 million sachets in 2023.

2024 as compared with 2023

The sales of Kewei granules through the provincial VBP schemes increased by 111.4% from RMB424.3 million in 2023 to RMB896.8 million in 2024 which was primarily driven by the increase in sales volume from 127.8 million sachets to 260.4 million sachets. Such increase was primarily driven by the increase in the number of provinces which had implemented provincial VBP schemes for Kewei granules from six in 2023 to 20 in 2024. The average selling price of Kewei granules sold through the provincial VBP schemes increased slightly from RMB3.3 in 2023 to RMB3.4 in 2024.

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(b)	Sales of Kewei granules (15 mg) outside the provincial VBP schemes

2023 as compared with 2022

The sales of Kewei granules outside the provincial VBP schemes increased by 72.2% from RMB2,441.0 million in 2022 to RMB4,204.3 million in 2023. Such increase was primarily driven by an increase in the sales volume from 818.1 million sachets in 2022 to 1,311.8 million sachets in 2023, as the flu incidence in China increased significantly in 2023, which resulted in a significant increase in the demand for our Kewei granules by hospitals located in the provinces which had not implemented VBP schemes, pharmacies and other medical institutions. In addition, the average selling price of our Kewei granules sold to hospitals outside the provincial VBP schemes, pharmacies and medical institutions remained relatively stable at RMB3.0 in 2022 and RMB3.20 in 2023.

2024 as compared with 2023

The sales of Kewei granules outside the provincial VBP schemes decreased by 69.44% from RMB4,204.3 million in 2023 to RMB1,284.7 million in 2024. Such decrease was primarily driven by the decrease in the sales volume from 1,311.8 million sachets in 2023 to 475.1 million sachets in 2024. The decrease in sales volume in 2024 was primarily due to the drop of flu incidence in 2024 which resulted in the decreasing demand for Kewei granules from hospitals outside the provincial VBP schemes, pharmacies and medical institutions. In addition, the scope of the provincial VBP scheme for Kewei granules expanded from six provinces in 2023 to 20 provinces in 2024, which also reduced on the sales volume of Kewei granules classified as non-VBP sales.

The average selling price for Kewei granules outside of the provincial VBP schemes decreased from RMB3.2 to RMB2.7 as the proportion of Kewei granules sold to pharmacies as a percentage to all Kewei granules sold outside of the provincial VBP schemes increased in 2024. Such increase in the proportion of Kewei granules sold to pharmacies was caused by the greater decrease in sales of Kewei granules to hospitals as compared with the sales of Kewei granules to pharmacies. The average selling price for Kewei granules sold to Kewei pharmacy distributors in general is lower than the average selling price for Kewei granules sold to general distributors which distribute it to hospitals, as we give bigger sales rebates to our Kewei pharmacy distributors to compensate for their marketing and promotion activities as compared with that for the general distributors which distribute the drug to hospitals, either in or outside of the VBP scheme.

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(c)	Sales of Kewei granules (25 mg)

During the Track Record Period, we also sold a relatively small amount of Kewei granules (25 mg) outside the provincial VBP schemes in 2022 and 2023. The revenue from such sales increased from RMB144.1 million in 2022 to RMB196.0 million in 2023 which was primarily driven by the increase in sales volume from 43.7 million sachets in 2022 to 48.9 million sachets in 2023, as a result of the increased market demand. The average selling price also increased from RMB3.3 to RMB4.0 which was mainly due to the fact that we offered a special promotion to our distributors in 2022 to promote our Kewei capsules due to COVID-19 and we did not offer such promotion in 2023. We stopped selling Kewei granules (25 mg) in 2024 due to the lack of market demand for the product.

(ii)	Kewei capsules. For our oseltamivir phosphate capsules (Kewei) product (“Kewei capsules”), as there has not been any VBP schemes implemented on Kewei capsules, we sell Kewei capsules outside of the VBP schemes. However, in cases where there is a sudden outbreak of flu season and oseltamivir phosphate capsules procured by the public hospitals through VBP schemes is not sufficient to meet the patients’ demand, the public hospitals will purchase extra oseltamivir phosphate capsules, including our Kewei capsules, outside the VBP schemes.

2023 as compared with 2022

The sales of Kewei capsules increased significantly from RMB507.6 million in 2022 to RMB684.9 million in 2023, as the sales volume of our Kewei capsules increased from 66.4 million capsules in 2022 to 84.2 million capsules in 2023. The increase in sales volume was due to the fact that the flu incidence in China spiked in 2023, which resulted in a significant increase in the demand from public hospitals, pharmacies and other medical institutions. We believe that our competitive advantage in production capacity of oseltamivir phosphate allows us to benefit from such sudden demand from public hospitals. In addition, the average selling price of our Kewei capsules also increased from RMB7.64 in 2022 to RMB8.13 due to the fact that we offered a special promotion discount to our distributors in 2022 to promote our Kewei capsules due to COVID-19 which we did not offer in 2023.

2024 as compared with 2023

According to Frost & Sullivan, the PRC public hospitals generally determine the annual amounts of drugs they procure for each year under the VBP scheme according to their estimates of the clinical demand for such drugs every year and the public hospitals generally make purchases every month according to the annual order subject to any additional purchases. The public hospitals usually make such estimates by referencing the historical purchase amount of the drug and the relevant disease incidence in the previous year. The PRC public hospitals increased the

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procurement amount for oseltamivir phosphate capsules through the VBP scheme in 2024, as there was a significant outbreak of influenza in China which resulted in a spike in patients’ demand for oseltamivir phosphate capsules in 2023. However, the demand for oseltamivir phosphate capsules was not as high as originally expected due to the lack of significant influenza outbreaks in 2024. As a result, there was less demand to purchase Kewei capsules from the market as the amount of oseltamivir phosphate capsules the public hospitals purchased through the VBP scheme was sufficient to meet patients’ demand. In particular, we faced increasingly intense competition from manufacturers of other types of anti-influenza drugs and other oseltamivir phosphate products and such competition had caused (i) the market share of oseltamivir phosphate as a percentage of total anti-influenza drug market decreased from 78.0% in 2023 to 70.3% in 2024 and (ii) the market share of our oseltamivir phosphate products as a percentage of total PRC oseltamivir phosphate market decreased from 64.8% in 2023 to 54.8% in 2024. As a result, such competition negatively affected our revenue generated from Kewei capsules in 2024 as compared to 2023. The sales of Kewei capsules decreased significantly from RMB684.9 million in 2023 to RMB307.0 million in 2024, as the sales volume of our Kewei capsules decreased from 84.2 million capsules in 2023 to 47.6 million capsules in 2024. In addition, the average selling price for our Kewei capsules also decreased from RMB8.1 in 2023 to RMB6.4 in 2024 due to the downward adjusted prices of Kewei capsules displayed on the government platform.

(iii)	For our oseltamivir phosphate capsules (Yangjiantai) product (“Yangjiantai capsules”), as the national VBP scheme had been implemented on Yangjiantai capsules since 2022, we sell Yangjiantai capsules to public hospitals pursuant to the national VBP scheme and to pharmacies and medical institutions outside of the VBP scheme.

(a)	Sales through the national VBP scheme

Our sales of Yangjiantai capsules through public hospitals via the national VBP scheme recorded a significant increase from RMB4.7 million in 2022 to RMB15.9 million in 2023 and further to RMB45.5 million in 2024. The increase was mainly due to the fact that the PRC public hospitals increased their procurement volume for oseltamivir phosphate capsules (Yangjiantai) during the period, especially in 2024 as there was a significant outbreak of influenza in China in 2023. The average selling price of our Yangjiantai capsules remained stable at RMB0.9 throughout the Track Record Period.

(b)	Sales outside the VBP scheme

We started to sell Yangjiantai to pharmacies and medical institutions in 2023. Our sales of Yangjiantai capsules outside the VBP scheme recorded a significant increase from RMB13.3 million in 2023 to RMB42.2 million in 2024. The increase was mainly due to the increase in sales volume, which in

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turn was driven by demand from customers who are price conscious. The selling price for our Yangjiantai capsules outside the VBP schemes is competitive as compared with other oseltamivir phosphate capsules. For example, our average selling price for Yangjiantai capsules outside the VBP schemes was RMB1.6 in 2024 as compared with RMB6.4 for our Kewei capsules in 2024.

Our Marketing Strategies for Kewei and Yangjiantai

Our sales volume of Yangjiantai sold through public hospitals via VBP schemes recorded a significant increase in 2024 as compared with 2023, which was mainly due to the fact that the PRC public hospitals increased their procurement of oseltamivir phosphate capsules including Yangjiantai in 2024, as there was a significant outbreak of influenza in China in 2023. Our sales volume of oseltamivir phosphate capsules under the brand of Kewei decreased due to the lower flu incidence in 2024 as well as the reduced purchase from public hospitals as they increased the purchase of oseltamivir phosphate capsules through the VBP scheme in 2024. Therefore, we believe the increase in the sales volume of Yangjiantai and the decrease in the sales volume of Kewei was not directly prompted by the shifting of demand from oseltamivir phosphate capsules under the brand of Kewei to oseltamivir phosphate capsules under the brand of Yangjiantai.

We leverage our established advantages in the influenza field, utilizing marketing and promotional strategies to continuously enhance patient awareness of the Kewei brand. Specifically, we aim to establish and maintain a strong connection between influenza treatment and the Kewei brand, through targeted market education, academic promotion and patient communication. We believe this will strengthen the market competitiveness of Kewei products and solidify its leadership position in the influenza field.

The launch of the Yangjiantai brand of oseltamivir phosphate capsules is primarily focused on addressing market competition of national VBP and meeting the user demand for low-price capsule markets. We do not plan to conduct large-scale market promotion but will instead drive sales through market demand. Yangjiantai will serve as a supplement to the Company’s influenza treatment product line with a focus on price-sensitive markets. We believe those two oseltamivir phosphate capsule brands help us meet the demand of different types of customers, with Yangjiantai focusing on meeting the demand of public hospitals through VBP schemes, as well as users who are more price conscious, and Kewei focusing on meeting the demand of customers who are willing to pay a price premium for high-end brand drugs.

According to Frost & Sullivan, the PRC public hospitals generally determine the annual amounts of drugs they procure under the VBP scheme according to their estimates of the clinical demand for such drugs every year and the public hospitals generally make purchases every month according to the annual order subject to any additional purchases. The public hospitals usually make such estimates by referencing the historical purchase amount of the drug and relevant disease incidence in the previous year. Please see “— Our oseltamivir

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phosphate products and the reasons for the fluctuation of the sales of our oseltamivir phosphate products during the Track Record Period — Key factors affecting the sales of our oseltamivir phosphate products during the Track Record Period” for details. Given that future purchase amounts made by the public hospitals will fluctuate with the flu incidence in the previous year, we believe that the significant increase in sales of oseltamivir phosphate capsules pursuant to the VBP scheme in 2024 is not likely to be sustainable in future.

Based on the above, to compete with other oseltamivir phosphate capsules drugs which are in the low-price capsule market or have been included in the VBP scheme, we started to produce oseltamivir phosphate capsules under the brand Yangjiantai since the commencement of the VBP scheme with respect to oseltamivir phosphate capsules in 2022. As a result, our Yangjiantai capsules are directly competing with other oseltamivir phosphate capsules which are already in the VBP scheme or in the low-price capsule market. Therefore, our two brands are complementing, rather than competing with each other, with each focusing on a different type of users.

Yangjiantai has been included in the national VBP scheme since 2022, and it will cease to be included in the national VBP scheme after 2025. We plan to participate in the centralized tender process and submit bids for Yangjiantai to be included in the provincial VBP scheme after 2025. Given the relatively small revenue contribution from Yangjiantai and the fact that we do not plan to conduct large-scale marketing to promote the brand, we do not expect our overall financial and business performance will be significantly impacted by whether Yangjiantai is included in the national VBP scheme or not.

In addition, we have established a comprehensive oseltamivir phosphate production line in China with a supply chain system from starting materials to finished formulations. We believe our manufacturing capabilities enable us to quickly respond to sudden spikes in market demand for oseltamivir phosphate during flu season, which is a crucial competitive strength for us. In addition, as the leading domestic pharmaceutical company in terms of anti-viral drug sales in the PRC, our brands in relation to anti-viral products have been widely recognized in the industry and among the patients.

Commercialization Plan for Our Products and Product Candidates

We believe the drop of our revenue in 2024 as compared with that of 2023 is short-term due to the following reasons:

(1)	the main reason for the drop of our revenue in 2024 was the low incidence of influenza due to the delay of outbreak of flu season in 2024. We believe such factor is short-term in nature as the incidence of influenza varies from year to year depending on whether there is a significant outbreak of influenza during that year;

(2)	even though we face increasing competition from other producers of anti-influenza drugs, our market position, brand recognition and advanced production capability give us an advantage over our competitors. According to the Frost & Sullivan, we

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ranked first in the PRC in terms of cumulative oseltamivir phosphate shipments and production volume over a period of five years from 2019 to 2023. With over a decade of development and continued efforts, we have established a comprehensive oseltamivir phosphate production line in China with a supply chain system from starting materials to finished formulations. We believe our manufacture capabilities enable us to quickly respond to sudden spiking market demand for oseltamivir phosphate during flu season which is a crucial competitive strength for us. In addition, as the established domestic pharmaceutical company in terms of anti-viral drug sales in the PRC, our brands in relation to anti-viral products have been widely recognized in the industry and among the patients. We believe those competitive advantages take years to develop and cannot be easily replicated by a new competitor; and

(3)	furthermore, we have taken the following measures to boost the sales of our drugs:

(i)	develop new growth drivers through commercializing new drugs with market potentials

(A)	the combination treatment regimen of Dong’antai (Netanasvir Phosphate Capsules) and Dong’anqiang (Encofosbuvir Tablets)

According to the Frost & Sullivan Report, the total number of patients diagnosed with chronic hepatitis C in China was 2.6 million in 2023 and is expected to increase to 2.8 million and 3.1 million in 2026 and 2030, respectively. In 2023, the market size of anti-hepatitis C virus drugs in China reached RMB3.7 billion. The combination treatment regimen of Netanasvir Phosphate and Encofosbuvir is a domestic in-house R&D combination treatment regimen for pan-genotypic chronic hepatitis C, which has shown very promising clinical resulting including achieving an SVR12 of 95.0% against pan-genotypic chronic hepatitis C patients.

Netanasvir Phosphate and Encofosbuvir were approved by the NMPA for launching in China in February 2025 and March 2025, respectively. We are currently scaling up production and finalizing our market launch preparations, with sales expected to begin in July 2025. In parallel, we are preparing to initiate negotiations with national medical insurance authorities in December 2025, and we anticipate that our products will be included in the NRDL starting in January 2026. We plan to leverage our well-established sales channels for anti-infective drugs to expand its coverage for our anti-hepatitis C drugs. We plan to collaborate with health authorities, such as the National Health Commission, to promote educational activities on hepatitis C to locate and target more HCV patients. Furthermore, introducing the combination treatment regimen of Netanasvir Phosphate and Encofosbuvir for the treatment of

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pan-genotypic chronic hepatitis C will enable our treatment regimen to cover more HCV genotypes, meeting the diverse needs of patients and broadening the treatment population.

(B)	Guangjianyou (Insulin Glargine Injection)

According to Frost & Sullivan, from 2018 to 2023, the market size of diabetes drugs in the U.S. increased from USD33.2 billion to USD40.4 billion, with a CAGR of 4.0%. The market size of diabetes drugs in the U.S. will continue to grow steadily and is expected to reach USD46.0 billion in 2026 and USD52.0 billion in 2030, representing a CAGR of 4.4% from 2023 to 2026 and 3.1% from 2026 to 2030, respectively. In 2023, sales of insulin and its analogs accounted for approximately 20% of the diabetes drugs market in the U.S.

We have been collaborating with Lannett to develop Insulin Glargine Injection for the U.S. market. We submitted the BLA for our Insulin Glargine Injection to the U.S. FDA in December 2023. Since then, we have been actively responding to the U.S. FDA's requests for additional information to facilitate the approval process. Based on the current review progress and our understanding of the U.S. FDA’s general review timeframe for BLA applications, we expect to receive BLA approval for our Insulin Glargine Injection in the first half of 2026. We are one of the only two PRC pharmaceutical companies that are developing Insulin Glargine Injection for the U.S. market. Following BLA approval, in order to ensure successful market entry, we plan to establish partnerships with insurance companies, long-term care facilities, rehabilitation centers and chain pharmacies to enhance market penetration and strengthen our brand presence among the end-users.

(C)	Dongjiandi (Yinfenidone Hydrochloride Tablets)

According to the Frost & Sullivan, the total number of idiopathic pulmonary fibrosis (IPF) patients in China was 164.3 thousand in 2023 and such number is expected to increase to 231.1 thousand and 339.2 thousand in 2026 and 2030, respectively. The market size of pulmonary fibrosis drugs in China reached RMB1.5 billion in 2023 and is expected to increase to RMB2.7 billion and RMB3.2 billion in 2026 and 2030, respectively. As of the Latest Practicable Date, there were only two drugs for the treatment of IPF (namely Pirfenidone and Nintedanib) available in the world, which had also been approved for sale in China.

We are currently conducting Phase III clinical trial on Yinfeinidone Hydrochloride which is a drug candidate for the treatment of idiopathic pulmonary fibrosis.

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As sales channels of the approved pulmonary fibrosis drugs in China extensively overlap with those of our existing anti-infective drug, Oseltamivir Phosphate Capsules. Following NMPA approval, we plan to leverage our existing sales network and integrate it with sales channels used for Oseltamivir Phosphate Capsules to achieve rapid market penetration for Yinfenidone Hydrochloride. We also plan to explore its sales channels such as Direct-to-Patient (DTP) pharmacies and online hospitals to expand its reach and enhance its brand recognition.

(D)	Dongjiantang (Olorigliflozin Capsules)

According to the Frost & Sullivan, the total number of type 2 diabetes patients in China was 137.0 million in 2023 and is expected to increase to 144.3 million and 150.5 million in 2026 and 2030, respectively. SGLT-2 inhibitor is a type of innovative antidiabetic medication that can lower the renal glucose threshold and promote urinary glucose excretion, thus reducing blood glucose levels. In addition, SGLT-2 inhibitors can also effectively reduce the risk of cardiovascular diseases and have a protective effect on the kidneys. According to the Frost & Sullivan Report, the market size of SGLT-2 inhibitors in China reached RMB10.5 billion in 2023 and is expected to increase to RMB20.0 billion and RMB27.5 billion in 2026 and 2030, respectively.

We submitted the NDA to the NMPA for Olorigliflozin in December 2023 and expect to receive approval in 2025. Following NMPA approval, we will conduct targeted medical promotion conferences and expert seminars to demonstrate Olorigliflozin’s clinical advantages, supported by clinical trial results. We will also consider its combination sales with our other products for the treatment of diabetes, such as insulin products, to provide comprehensive treatment solutions that will meet diverse patient needs. In addition, we will explore new indications for Olorigliflozin, such as specific types of metabolic syndrome, to broaden its application scope. In terms of pricing strategy, we will balance research and development as well as manufacturing costs with therapeutic value to set a market-competitive price to ensure its accessibility. Furthermore, we will actively pursue its inclusion in the NRDL through negotiations with health insurance departments.

(E)	Amlodipine Besylate Granules

Amlodipine Besylate Granules is a modified new drug for the treatment of hypertension and coronary heart disease for which we submitted its NDA to the NMPA in November 2024. Following NMPA approval, we plan to prioritize its inclusion in the NRDL and implement combination sales strategies with our existing commercialized drugs for the treatment of hypertension.

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(ii)	Continue to generate revenue from our commercialized drugs

(A)	Our anti-infective product portfolio excluding Oseltamivir Phosphate

Our anti-infective product portfolio excluding Oseltamivir Phosphate has also established itself as a stable cash flow generator with consistent revenue growth. In 2022, 2023 and 2024, our revenue from sales of our major anti-infective drugs (Oseltamivir Phosphate, Clarithromycin, Moxifloxacin Hydrochloride Tablets, Emitasvir Phosphate Capsules and Levofloxacin Tablets) excluding Oseltamivir Phosphate was RMB122.3 million, RMB159.8 million and RMB208.4 million, respectively, representing a CAGR of 30.5% from 2022 to 2024. Key drugs including Emitasvir Phosphate, Clarithromycin, Levofloxacin and Moxifloxacin Hydrochloride have been included in the NRDL, with the latter three further succeeding in VBP schemes at national and provincial levels, demonstrating strong market acceptance. To increase the sales of Emitasvir Phosphate, we plan to cooperate with health authorities such as the National Health Commission of the People’s Republic of China to conduct education campaigns on hepatitis C to identify and target more hepatitis C patients. To ramp up the sales of Clarithromycin, Levofloxacin and Moxifloxacin Hydrochloride, we plan to further expand their provincial VBP schemes to cover more provinces. We also plan to strengthen hospital-to-retail integration via partnerships with leading pharmacy chains, converting in-hospital prescriptions into sustainable retail channel growth. This dual approach enhances patient accessibility to affordable treatment while maintaining operational efficiency across distribution networks.

(B)	Our chronic disease treatment drug portfolio

Our chronic disease treatment drug portfolio has also witnessed consistent revenue growth during the Track Record Period. In 2022, 2023 and 2024, our revenue from sales of chronic disease treatment drugs was RMB517.3 million, RMB580.7 million and RMB1,067.7 million, respectively, representing a CAGR of 26.8% from 2022 to 2024. All our major chronic disease treatment drugs have been included in the NRDL and VBP schemes at either national or provincial levels. With all of our five insulin products being included in the VBP scheme at the national level, we expect their sales growth will continue, which will further drive revenue growth of our chronic disease treatment drugs. To ramp up the sales of our major chronic disease treatment drugs, we plan to leverage on the advantage that our insulin products have already entered value-based procurement at the national level to expand their coverage across regions. We also plan to strengthen hospital-to-retail integration by collaborating with leading pharmacy chains to ensure our drugs can be easily accessed outside of hospital. Furthermore, we plan to enhance medical education

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through national and regional workshops, including our Discover HEC (“走進東陽光”) program, to promote our brand image. For details of our Discover HEC program, see “— Sales, Marketing and Distribution.”

Our Distributor Network

We primarily sell our products to third-party offline distributors in the PRC that are GSP certified. For the years ended December 31, 2022, 2023 and 2024, revenue derived from third-party distributors in the PRC amounted to RMB3,722.7 million, RMB6,286.4 million, and RMB3,843.3 million, respectively, representing 99.2%, 99.2% and 95.6% of our revenue generated in the PRC for the respective years. For the years ended December 31, 2022, 2023, and 2024, we also sold RMB9.9 million, RMB6.6 million and RMB5.2 million of our products respectively, directly to pharmacies and other medical institutions representing 0.3%, 0.1% and 0.1%, of our revenue generated in the PRC for the respective years. In general, our third-party distributors are commercial companies who would on-sell our products to hospitals, other medical institutions and pharmacies. All of our third-party distributors are required under PRC laws to obtain pharmaceutical supply permits and GSP certificates. As of December 31, 2024, we had relationships with 610 third-party distributors across the PRC.

The diagram below sets out the number of third-party distributors by regions as of December 31, 2024:

Xi'an Region
Number of Distributors: 78
Harbin Region
Number of Distributors: 46
Beijing Region
Number of Distributors: 89
Shanghai Region
Number of Distributors: 146
Chengdu Region
Number of Distributors: 71
Fuzhou Region
Number of Distributors: 91
Guangzhou Region
Number of Distributors: 89
Number of Distributors
31-60
61-90
more than 90
South China Sea
NANHAI ZHUDAO

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The table below sets forth the number of the Company’s distributors by region during the Track Record Period:

	As of December 31,
	2022	2023	2024

Shanghai Region	127	144	146
Guangzhou Region	86	94	89
Fuzhou Region	91	95	91
Beijing Region	63	77	89
Xi’an Region	63	80	78
Chengdu Region	81	75	71
Harbin Region	36	39	46
Total	547	604	610

We group our third-party distributors into seven greater sales regions, with staff dedicated to developing relationships with the third-party distributors in each of those regions. Having dedicated staff assigned to specific regions allows us to develop closer relationships with the relevant third-party distributors in that region and also allows us to respond to any changes in the demand for our products in the relevant area.

In addition, we have a distribution network where we sell our products through third-party distributors including general distributors and our Kewei pharmacy distributors. Through the adoption of such distribution network, we believe that we can (i) diversify our sources of income without over-reliance on markets in any region or a particular type of distribution channel, (ii) customize our sales and marketing strategies with respect to different customer types in different regions and distribution channels and (iii) strengthen our presence in markets which allows our products to penetrate markets more quickly and effectively.

We sell our products to distributors who on-sell our products within a specified territory as stipulated in the distributorship agreements. We benefit from our distributors’ established distribution channels and local resources to save costs that would otherwise be required to establish and maintain a nationwide logistics network across the PRC on our own, and to increase the effectiveness of launching and selling our products in our target markets within a short period of time.

We select our distributors based on their proven distribution abilities, familiarity with their own target markets, financial strength, credit records and scale of operations. We require all our distributors to possess all licenses and permits necessary for the sales and distribution of pharmaceutical products. We focus on increasing the scale of cooperation and market share of large-scale distributors which allows us to reduce our costs associated with maintaining a larger distribution network, and benefit from better terms of service with such distributors. Such large-scale distributors are typically SOEs and/or listed companies.

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We have two types of distributors, namely (i) general distributors which are mainly responsible for distributing our products to hospitals and other medical institutions and, to a lesser extent, distributing our products other than Kewei to pharmacies in the geographic areas stipulated in the relevant distributorship agreements and (ii) our Kewei pharmacy distributors, which are mainly responsible for marketing and distributing our top-selling product, Kewei, to pharmacies in the PRC.

The table below sets forth a breakdown of our distribution revenue by each type of distributor during the Track Record Period:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

General Distributors	3,114,039	83.6	4,939,412	78.6	3,278,198	85.3
Kewei Pharmacy Distributors	608,668	16.4	1,347,025	21.4	565,054	14.7
Total	3,722,707	100.0	6,286,437	100.0	3,843,252	100.0

The table below sets forth a breakdown of the number of our distributors by each distributor type during the Track Record Period:

	Year ended December 31,
	2022	2023	2024

General Distributors(1)	546	600	606
Kewei Pharmacy Distributors(1)(2)	2	5	6
Total	548	605	612

Notes:

(1)	One distributor, one distributor and two distributors are both general distributor and Kewei pharmacy distributor for the years ended December 31, 2022, 2023 and 2024, respectively.

(2)	One Kewei pharmacy distributor coordinated the distribution, marketing and promotion of Kewei with the other Kewei pharmacy distributors. Each of the other Kewei pharmacy distributor is either such distributor's subsidiary, associate or business partner.

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General Distributors

We generally enter into standard distribution agreements with our general distributors, which set out the rights and obligations of both parties. We primarily govern the conduct of our general distributors though distributorship agreements and we have no ownership or management control over any of our general distributors, and they operate independently from our Group. We consider our general distributors to be our direct customers, primarily because (i) these distributors generally purchase our products on a purchase order basis, and we have established a simple “buyer-seller” relationship with them and (ii) the title and risks of damage of such products are generally passed to the general distributors upon the delivery of our products to their designated locations and their acceptance of such products, upon which we also recognize income generated from such sales as revenue. For further details about our revenue recognition policies, see “Financial Information — Critical Accounting Policies and Estimates — Revenue and Other Income” and Note 2(w) to the Accountants’ Report as set out in Appendix I to this Listing Document.

We did not enter into tripartite agreements among us, our general distributors and end customers for the sale of our products, nor did we transact directly with any sub-distributors during the Track Record Period.

Kewei Pharmacy Distributors

We enter into distribution arrangements with pharmacy distributors that market, promote and distribute our top-selling product, Kewei, to pharmacies in the PRC. By contracting with our Kewei pharmacy distributors, we are able to leverage market demand, create greater accessibility to anti-infective drugs for individual customers and deepen our penetration of the markets in which we operate. This in turn further enhances our brand awareness and contributes to our sales of Kewei. Similar to our general distributors, we have a “seller-buyer” relationship with our Kewei pharmacy distributors.

Our distributors are not allowed to deviate from the fixed selling price or offer discounts or promotions without our prior approval. Our general distributors are granted the distributorship of specified certain types of products in their designated distribution areas generally on a non-exclusive basis while our Kewei pharmacy distributors are granted the distributorship on an exclusive basis.

We typically set quarterly and annual sales targets for our Kewei pharmacy distributors and offer discounts to Kewei pharmacy distributors should they achieve the sales targets. The purpose is to incentivize Kewei pharmacy distributors to increase the sales of Kewei through pharmacy sales channel to improve market penetration of our Kewei products. We typically do not impose minimum purchase amounts or sales targets on our general distributors as the general distributors are mainly responsible for distributing our products to hospitals and other medical institutions and they generally do not provide marketing and promotion service for our drugs.

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According to the Kewei pharmacy distribution agreement, in the case where Kewei granule is not included in the national VBP scheme, the sales target for Kewei pharmacy distributor is 25%, 28% and 30% of the aggregate sales amount of Kewei in 2023,2024 and 2025, respectively. In the case where Kewei granule is included in the national VBP scheme, the sales target for Kewei pharmacy distributor will be increase to 30%, 36% and 38% of the aggregate sales amount of Kewei in 2023, 2024 and 2025, respectively. We impose sales target on our Kewei pharmacy distributors, which is the result of negotiation between us and our Kewei pharmacy distributors. Such sales target is not mandatory in nature, and failure to meet the target does not constitute a ground for automatic termination of distributorship. However, if a Kewei pharmacy distributor repeatedly fails to hit its target, we reserve the right to terminate our cooperation with such distributor, and we would take such underperformance into consideration when it comes to distributorship renewal.

According to the Kewei pharmacy distribution agreement, if Kewei pharmacy distributors meet their quarterly and annual sales target, we will offer a sales rebate of 2% and 3%, respectively. In addition to the rebate provided in connection with the quarterly and annual sales target, we also provide sales rebate to our distributors which provide marketing and promotion service for our products. The distributors may subsequently offset such rebate amount against their trade payables to us. During the Track Record Period, the amount of total sales rebate offered was RMB913.8 million, RMB885.4 million and RMB541.2 million, representing a rebate of 19.7%, 12.3% and 12.3% of our gross sales amount for 2022, 2023 and 2024, respectively. During the Track Record Period, the amount of sales rebate offered in connection with our distributors' marketing and promotion services was RMB879.2 million, RMB816.5 million and RMB536.7 million, representing a rebate of 19.0%, 11.4% and 12.2% of our gross sales amount received from Kewei pharmacy distributors, for 2022, 2023 and 2024, respectively. According to Frost & Sullivan, such sales rebate terms are in general consistent with industry norm. We recognize revenue from the sales to distributors after taking into account the adjustment to transaction price arising from the above-mentioned sales rebates. Please see “Financial Information — Critical Accounting Policies and Estimates — Revenue and Other Income” for details.

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Key Arrangements with our General Distributors and Kewei Pharmacy Distributors

Set forth below is a summary of key arrangements with our general distributors and Kewei pharmacy distributors during the Track Record Period.

	General Distributors	Kewei Pharmacy Distributors

Duration	One year	One to three years

Geographic location or other exclusivity	General distributors are generally prohibited from marketing and selling our products and services outside their designated geographic area.	Our Kewei pharmacy distributors are only allowed to sell our Kewei products within the PRC to pharmacies and not to hospitals or medical institutions.

Drugs	All drugs to hospitals, medical institutions and pharmacies except distribution of Kewei to pharmacies in the PRC.	Mainly Kewei to pharmacies in the PRC.

Sub-distributors	Distributor is permitted to fulfill its distributorship obligations through its affiliates and may engage sub-distributors subject to the terms in the distribution agreement. We do not have any direct contractual relationships with sub-distributors, and we do not enter into tripartite distribution agreements among us, our distributors and any sub-distributors. Accordingly, we have no direct control over any sub-distributors.

Pricing policies	Our selling prices to our general distributors are fixed during the term of the distribution agreements. We generally require our general distributors to sell our products at (i) the successful bid prices with respect to products included in the VBP schemes, and (ii) prices approved by local government authorities and displayed on their websites with respect to other products.	Our selling prices to our Kewei pharmacy distributors are fixed during the term of the distribution agreement. In the event of a retail price change as a result of market, regulatory or policy changes, we and our Kewei pharmacy distributors may negotiate price adjustments accordingly.

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	General Distributors	Kewei Pharmacy Distributors

Product return and exchange	We generally do not accept product returns or exchanges upon delivery of our products, except for quality defects where we may arrange for product returns or exchanges upon receipt of our distributors’ requests, and this is in line with industry practice.

Minimum purchase amounts or sales target	We typically do not impose minimum purchase amounts or sales targets on our general distributors.	We typically impose minimum purchase amounts on our Kewei pharmacy distributors. We typically set quarterly and annual sales targets for our Kewei pharmacy distributors and offer sales rebates to our Kewei pharmacy distributors should they achieve the sales targets. If a Kewei pharmacy distributor failed to achieve minimum purchase amounts or sales targets, we will not offer them such sales rebates.

Payment and credit term	We generally provide our general distributors a fixed credit term of up to 90 days and accept payment through wire transfer.	We generally provide our Kewei pharmacy distributors a credit term of 30 to 90 days. We generally allow our Kewei pharmacy distributors to make payment through wire transfer.

Confidentiality	Our general distributors are generally required to keep confidential any confidential information relating to our business, products and customers.	Our Kewei pharmacy distributors are required to keep confidential any confidential information relating to our product sales, pricing policies and market strategies.

Termination	We have the right to terminate the agreement if our general distributors breach the terms and conditions contained therein.	We have the right to terminate the agreement if our Kewei pharmacy distributors breach the terms and conditions contained therein.

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With respect to our majority of distribution agreements, we have the right to terminate our relationship with distributors for various reasons, including: (i) if a third-party distributor fails to generate sufficient business, (ii) if we believe that the relevant third-party distributor does not have a sufficiently close or sustained relationship with the hospitals, doctors, or other healthcare institutions we intend to target, (iii) if we determine that other distributors more effectively cover the target hospitals, doctors, and other healthcare institutions, (iv) if the relevant third-party distributor fails to maintain its universal certification, (v) if the relevant third-party distributor has been acquired or merged with another existing third-party distributor or (vi) if we believe that the relevant third-party distributor does not have sufficient financial capacity to fulfill the obligations under relevant sales orders.

As of the Latest Practicable Date, our Directors confirm that we (i) had not been deemed to have violated any national and/or local regulations, rules or policies in relation to the two-invoice system, (ii) had not been subject to any administrative fines or penalties by the competent authorities in relation to the two-invoice system, and (iii) had not received any warning or notice from any competent authorities in relation to the compliance with the two-invoice system.

The two-invoice system in China generally requires a manufacturer to issue only one invoice to its distributor followed by the distributor issuing a second invoice directly to the end customer public hospital. Only one distributor is permitted to distribute drug products between the manufacturer and the public hospital. Public hospitals are required to adopt the two-invoice system. Private medical institutions or pharmacies are not required to adopt the two-invoice system.

To ensure our distributors comply with the two-invoice system, we (i) specifically require our distributors to comply with relevant laws and regulations relating to the two-invoice system in the distribution agreements; (ii) communicates closely with our distributors to ensure that there are no unauthorized sales to any third party in such provinces; (iii) conducts regular review on our distributor’s performance of their contractual obligations and their business operations; (iv) for our general distributors, we reviews their inventory data for material drugs at least twice a week and their sales data at least once every month which enables us to (a) grasp the general distributors’ inventory level in a timely manner and (b) identify where our general distributors sell the our products and identify any sales which violates two-invoice system. For our Kewei pharmacy distributors, we engage them to distribute, market and promote our Kewei products to pharmacies which is not subject to the requirement of the two-invoice system. During the Track Record Period and up to the Latest Practicable Date, we did not identify any failure by our distributors to comply with the two-invoice system during the process of distributing our drugs which may have a material impact on our business.

As advised by our PRC Legal Advisor, according to the Notice of Publishing Opinions on Implementing Two-invoice System in Drug Procurement Among Public Medical Institutions (For Trial Implementation) (the “Two-invoice System Notice”,《印發<關於在公立醫療機構藥品採購中推行“兩票制”的實施意見(試行)>的通知》) which was issued on December 26, 2016, the pharmaceutical manufacturers and pharmaceutical distributors who fail to comply with the

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requirements of the “two-invoice system”, may lose their qualification to participate in the bidding and procurement process of public hospitals as well as to win bids and distribute drugs to public hospitals. In addition, the relevant pharmaceutical manufacturers and pharmaceutical distributors will also have a bad record on its activities relating to drug sales. We have not terminated the cooperation with any of our distributors as a result of any non-compliance with the laws and regulations relating to the two-invoice system during the Track Record Period.

Number of Distributors

The table below sets forth the number of third-party distributors in our network in 2022, 2023 and 2024.

	2022	2023	2024

Number of third-party distributors at the beginning of the period	517	547	604
New third-party distributors during the period(1)	165	180	103
Termination of existing third-party distributors during the period(2)	135	123	97
Net increase (decrease)	30	57	6
Number of third-party distributors at the end of the period	547	604	610

Notes:

(1)	New third-party distributors refer to third-party distributors who (i) had at least one transaction with us in the relevant period and (ii) did not have any transactions with us in the immediately preceding financial year.

(2)	Terminated third-party distributors refer to third-party distributors who (i) did not have any transaction with us in the relevant period and (ii) had at least one transaction with us in the immediately preceding financial year.

We focus on increasing the scale of cooperation and market share with large-scale distributors which allows us to reduce our costs associated with maintaining a larger distribution network, and benefit from better terms of service with such distributors. Such strategy allows us to reallocate our sales and marketing resources for other sales and marketing activities, such as further developing our educational promotion activities.

During the Track Record Period, in order to increase our coverage and penetration of hospitals, pharmacies and other medical institutions, we added new distributors to our distribution network. Conversely, we also terminated distributors for reasons such as subpar performance or small amounts purchased from us on an infrequent basis, which is in line with an industry consolidation trend among distributors. We can terminate our third-party distributors should we deem necessary because we generally do not enter into long term distribution agreements with our third-party general distributors. We believe that in the long

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term, we should focus on maintaining distribution relationships with those distributors that have a proven track record in the PRC pharmaceutical industry and are considered to be leaders within their respective regions in the PRC.

We consider our distributors to be our direct customers. We have a simple “buyer-seller” relationship with them and the title and risks of damage of such products are generally passed to the distributors upon the delivery of our products to their designated locations and their acceptance of such products. There is no obligation for us to buy back unsold inventories.

To the best knowledge of the Directors, none of our third-party distributors are owned or controlled by the former or current employees of our Group, and all of our third-party distributors are Independent Third Parties. We believe that the use of third-party distribution model for the sale of our products is a customary model for pharmaceutical manufacturers in the PRC and it also allows us to maintain a sufficient coverage of hospitals, pharmacies and other medical institutions for the sale of our products across the PRC. We do not have any arrangements with our distributors that allow our distributors to use the “HEC” brand name or otherwise trade in the name of the Company. None of our third-party distributors has received any material advance or financial assistance from us during the Track Record Period.

Measures to Manage Cannibalization and Channel Stuffing

As mentioned above, we have in place a strategy of optimizing the number of our third-party distributors in order to strengthen our distribution network. By optimizing the number of third-party general distributors in our network, we minimize the risk of cannibalization. In addition, we will continue to monitor the performance of our third-party distributors on an annual basis, and since we generally do not enter into long term distribution agreements with our third-party general distributors, we can terminate our relationship with any third-party general distributors based on our assessment results of our third-party general distributors and our business needs. In this way, we have the ability to manage and minimize the risk of cannibalization by removing distributors from our distribution network. Furthermore, pursuant to the distribution agreements entered into with our third-party distributors, we generally require our third-party distributors to sell only in their designated areas, which will help reduce cannibalization. As part of our strategy of strengthening and optimizing our distribution network, when we consider whether to terminate a relationship with a distributor, one of the factors that we consider is whether the relevant hospitals and other medical institutions are more effectively covered by another third-party distributor.

As far as we are aware, there were no incidents of distributors selling products outside the designated regions which had materially impacted on our business during the Track Record Period.

We have implemented the following policies and measures to help ensure that our sales to distributors reflect genuine market demand and mitigate the risk of channel stuffing in the distribution channels. We generally grant our distributors credit terms of less than 90 days. We believe that the short credit term requires our distributors to effectively manage their

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commercial inventory and ensure that procurements are made based on actual demand. In addition, we require our distributors to provide us access to their sales data for our products. In general, we review sales and inventory data of our distributors on a regular basis to enable us to make periodic assessments of actual market demand for our products and analyze the inventory levels of our distributors. We actively adjust our sales strategy and product coverage of each distributor based on market demand and each distributor's capacity.

Our average trade and bills receivables turnover days in 2024 increased to 164.8 days from 77.6 days in 2023 primarily due to a reduction in seasonal flu outbreaks in 2024, which led to a decline in sales of our major distributors and consequently slowed our payment collection from these distributors. In 2024, our major distributors increased the purchases of Kewei (oseltamivir phosphate) based on metrics such as regional population data and projected pandemic scale to ensure sufficient drug supply amid uncertainties around the timing and severity of potential outbreaks. Such increased purchases were prompted by such distributors' estimates on how much Kewei (oseltamivir phosphate) they need in order to meet their customers' demand. However, the actual severity and duration of the flu season were lower than anticipated, resulting in inventory levels exceeding actual market demand. This led to slower inventory turnover for our distributors, which in turn extended our receivables collection period. We continued to communicate with our distributors to monitor their sales data for our products and to make periodic assessments of actual market demand for our products. We believe our measures to control channel stuffing is effective, as we believe the slower inventory turnover for our distributors in 2024 was caused by the unexpected lower flu incidence in 2024 and the increased purchase of Kewei by our distributors in 2024 reflected their genuine business judgment made in 2024 that similar to the flu incidence in 2023, the flu incidence in 2024 should continue to be high. In view of the challenging market conditions in 2024, we strategically opted to temporarily extend the credit terms for some of our distributors after good-faith negotiations, with the aim of supporting their liquidity needs. With more incidence of seasonal flu and accelerated sales of Kewei in early 2025, we expect the distributors to speed up their payment to us. We believe the trade and bills receivables turnover days will stabilize when the impact caused by the delay of outbreak of flu season wanes. In addition, as we usually grant our distributors a relatively short credit term of 90 days and we usually do not accept any return of goods from our distributors, we believe the channel staffing risk is relatively low. As of April 30, 2025, 53.8% of our trade and bills receivables have been settled as of December 31, 2024.

Anti-corruption and Anti-bribery Measures

Our distributors are generally subject to anti-corruption and anti-bribery obligations pursuant to the terms of the distribution agreements, under which our distributors (i) are required to comply with PRC laws and regulations, including anti-corruption and anti-bribery laws and regulations; (ii) are required to notify us immediately if any of our employee asks such distributors to grant him any form of improper benefit; (iii) are prohibited from granting any loans to our employees without our written authorization; and (iv) are prohibited from

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granting any forms of interests to our employee in exchange for any commercial interest. If any distributors fail to comply with the terms of the distribution agreements, we will terminate cooperation and take legal actions against such distributors.

Sales Outside the PRC

During the years ended December 31, 2022, 2023 and 2024, our total sales to customers outside the PRC conducted mainly through pharmaceutical companies and to a lesser extent, through our own overseas branches, amounted to RMB60.4 million, RMB49.7 million, and RMB138.4 million, respectively, representing 1.6%, 0.8%, and 3.4% of our revenue for the respective years. During the Track Record Period, our overseas sales were conducted through both direct sales and distributors.

During the Track Record Period, we sold our products in the United States, Germany, and the United Kingdom and the majority of our overseas revenue was generated through the sales of (i) Azithromycin and Clarithromycin Tablets in the United States, (ii) Azithromycin, Entacapone and Moxifloxacin Tablets in Germany, (iii) revenue from overseas R&D collaboration projects, and (iv) Clarithromycin Tablets in the United Kingdom. In addition, with respect to certain of our products including Clarithromycin, Entacapone and Azithromycin Tablets, we conduct our sales outside the PRC through our own overseas branches. As of December 31, 2024, we have a total of eight overseas branches in the United States, Germany, Japan, South Korea, Australia, Indonesia, the United Kingdom and Singapore.

In European market, we use our own sales channel to sell our products by using the strategy of promoting our own in-house brand, “HEC.” Through such marketing approach, we seek to enhance our market presence and brand recognition, thereby supporting our long-term product recognition and revenue growth. In other international markets, we primarily adopt a partnership-driven strategy by leveraging the local market expertise of our partners. By cooperating with reputable and experienced regional partners, we aim to accelerate market entry and optimize the commercial potential of our products.

Our Major Customers

In each year during the Track Record Period, our five largest customers in each of such year mainly included pharmaceutical companies who are our third-party distributors. Revenue from our five largest customers in each of the years ended December 31, 2022, 2023 and 2024 amounted to RMB2,504.0 million, RMB4,176.6 million and RMB2,514.4 million, respectively, which accounted for 65.7%, 65.4% and 62.6% of our total revenue for the respective years, respectively. None of our five largest customers in each year during the Track Record Period are also our suppliers and vice versa. Revenue generated from sales to our largest customer in each year during the Track Record Period were RMB993.9 million, RMB1,469.3 million and RMB1,010.0 million, respectively, representing 26.1%, 23.0% and 25.1% of our revenue for the respective years.

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To the best knowledge of the Directors, all of our five largest customers in each year during the Track Record Period were Independent Third Parties and none of our directors, their close associates or any Shareholder (which to the knowledge of the Directors that owns more than 5% of our Shares) are interested in our five largest customers in each year during the Track Record Period.

The tables below set out the details of our five largest customers in each year during the Track Record Period.

For the year ended December 31, 2022:

Ranking	Customer	Major products supplied by us	Credit terms granted and settlement information	Revenue amount	% of total revenue	Length of business relationship	Background and principal business
				(RMB’000)	(%)

1	Sinopharm Group Co., Ltd. (國藥控股股份有限公司)	Pharmaceuticals	Within 90 days, by wire transfer	993,903	26.1	More than five years	A public pharmaceutical company based in the PRC and listed on the Hong Kong Stock Exchange principally engaged in the distribution of pharmaceutical products and medical devices, with approximately 113,100 employees.
2	Jointown Pharmaceutical Group Co., Ltd. (九州通醫藥集團股份有限公司)	Pharmaceuticals	Within 30 days, by wire transfer	781,121	20.5	More than five years	A public pharmaceutical company based in the PRC and listed on the Shanghai Stock Exchange principally engaged in the wholesale, logistics and distribution through retail and e-commerce, of western and traditional Chinese medicine and medical devices, with approximately 32,000 employees.

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Ranking	Customer	Major products supplied by us	Credit terms granted and settlement information	Revenue amount	% of total revenue	Length of business relationship	Background and principal business
				(RMB’000)	(%)

3	Customer A	Pharmaceuticals	Within 60 days, by wire transfer	444,849	11.7	More than five years	A pharmaceutical company, part of a listed group, in the PRC and listed on the Hong Kong Stock Exchange principally engaged in the R&D, manufacturing, distribution and retail of medicine and nutraceutical products, with approximately 28,000 employees.
4	Customer C	Pharmaceuticals	Within 60 days, by wire transfer	161,307	4.2	More than five years	A public pharmaceutical company based in the PRC and listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange principally engaged in the R&D, manufacturing, distribution and retail of western and traditional Chinese medicine, with approximately 26,000 employees.
5	Luyan Pharma Co., Ltd. (鷺燕醫藥股份有限公司)	Pharmaceuticals	Prepayment/ payment upon delivery	122,866	3.2	More than five years	A public pharmaceutical company based in the PRC and listed on the Shenzhen Stock Exchange principally engaged in the distribution and retail of western and traditional Chinese medicine, medical devices and vaccines, with approximately 5,200 employees.
	Total			2,504,046	65.7

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For the year ended December 31, 2023:

Ranking	Customer	Major products supplied by us	Credit terms granted and settlement information	Revenue amount	% of total revenue	Length of business relationship	Background and principal business
				(RMB’000)	(%)

1	Jointown Pharmaceutical Group Co., Ltd. (九州通醫藥集團股份有限公司)	Pharmaceuticals	Within 30 days, by wire transfer	1,469,312	23.0	More than five years	A public pharmaceutical company based in the PRC and listed on the Shanghai Stock Exchange principally engaged in the wholesale, logistics and distribution through retail and e-commerce, of western and traditional Chinese medicine and medical devices, with approximately 32,000 employees.
2	Sinopharm Group Co., Ltd. (國藥控股股份有限公司)	Pharmaceuticals	Within 90 days, by wire transfer	1,438,911	22.5	More than five years	A public pharmaceutical company based in the PRC and listed on the Hong Kong Stock Exchange principally engaged in the distribution of pharmaceutical products and medical devices, with approximately 113,100 employees.
3	Customer A	Pharmaceuticals	Within 60 days, by wire transfer	840,316	13.2	More than five years	A pharmaceutical company, as part of a listed group, in the PRC and listed on the Hong Kong Stock Exchange principally engaged in the R&D, manufacturing, distribution and retail of medicine and nutraceutical products, with approximately 28,000 employees.

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Ranking	Customer	Major products supplied by us	Credit terms granted and settlement information	Revenue amount	% of total revenue	Length of business relationship	Background and principal business
				(RMB’000)	(%)

4	Customer C	Pharmaceuticals	Within 60 days, by wire transfer	236,906	3.7	More than five years	A public pharmaceutical company based in the PRC and listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange principally engaged in the R&D, manufacturing, distribution and retail of western and traditional Chinese medicine, with approximately 26,000 employees.
5	C.Q. Pharmaceutical Holding Co Ltd (重藥控股股份有限公司)	Pharmaceuticals	Within 90 days, by wire transfer	191,159	3.0	More than five years	A public pharmaceutical company based in the PRC and listed on the Shenzhen Stock Exchange principally engaged in the wholesale and retail of biopharmaceuticals, traditional Chinese medicine, medical devices, health products and cosmetics, with approximately 14,000 employees.
	Total			4,176,604	65.4

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For the year ended December 31, 2024:

Ranking	Customer	Major products supplied by us	Credit terms granted and settlement information	Revenue amount	% of total revenue	Length of business relationship	Background and principal business
				(RMB’000)	(%)

1	Sinopharm Group Co., Ltd. (國藥控股股份有限公司)	Pharmaceuticals	Within 90 days, by wire transfer	1,010,048	25.1	More than five years	A public pharmaceutical company based in the PRC and listed on the Hong Kong Stock Exchange principally engaged in the distribution of pharmaceutical products and medical devices, with approximately 113,100 employees.
2	Jointown Pharmaceutical Group Co., Ltd. (九州 通醫藥集團股份有限公司)	Pharmaceuticals	Within 30 days, by wire transfer	532,239,727	13.2	More than five years	A public pharmaceutical company based in the PRC and listed on the Shanghai Stock Exchange principally engaged in the wholesale, logistics and distribution through retail and e-commerce, of western and traditional Chinese medicine and medical devices, with approximately 32,000 employees.

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Ranking	Customer	Major products supplied by us	Credit terms granted and settlement information	Revenue amount	% of total revenue	Length of business relationship	Background and principal business
				(RMB’000)	(%)

3	Customer A	Pharmaceuticals	Within 60 days, by wire transfer	437,469	10.9	More than five years	A pharmaceutical company, part of a listed group, in the PRC and listed on the Hong Kong Stock Exchange principally engaged in the R&D, manufacturing, distribution and retail of medicine and nutraceutical products, with approximately 28,000 employees.
4	Jiangxi Yingjiang Pharmaceutical Co., Ltd. (江西鷹江醫藥有 限公司)	Pharmaceuticals	Within 90 days, by wire transfer	392,328	9.8	Three years	A pharmaceutical company in the PRC principally engaged in drug wholesale, drug import and export, third-class medical device operations, medical device internet information services, and drug internet information services, with approximately 200 employees.
5	Customer C	Pharmaceuticals	Within 60 days, by wire transfer	142,333	3.5	More than five years	A public pharmaceutical company based in the PRC and listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange principally engaged in the R&D, manufacturing, distribution and retail of western and traditional Chinese medicine, with approximately 26,000 employees.
	Total			2,514,417	62.6

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Product Pricing

The PRC government regulates the prices at which pharmaceutical manufacturers sell drugs to public hospitals mainly through VBP schemes. All drugs used by public hospitals must be procured via the centralized drug procurement platforms or the public procurement platforms established by provincial-level healthcare security administrations (collectively, the “government’s platforms”). A pharmaceutical manufacturer is required to declare its products on the government’s platforms before such products are allowed to be sold to public hospitals. For the drugs that win the bids during the centralized tender process and are included in the VBP schemes, their bidding prices are displayed on the government’s platforms. As for the other non-centralized procured drugs or drugs which are not included in the VBP schemes, the drug prices on the government’s platforms are those declared by the relevant pharmaceutical manufacturers and officially vetted by the relevant authority, with such prices being subject to routine monitoring by the provincial healthcare security administration. Please see “Regulatory Environment — Principal Regulatory Provisions — Laws and Regulations on Drug Supply” for more details on the VBP schemes and drug price regulation in the PRC.

Our Kewei granules are included in the provincial VBP schemes, and our Yangjiantai capsules are included in the national VBP schemes. Kewei granules and Yangjiantai capsules are required to declare their bidding prices on the government’s platforms, and they are sold to public hospitals at such prices. Our Kewei capsules (10 capsules per pack) has not been included in any national or provincial VBP schemes. Like many other drugs, Kewei capsules must comply with the government’s platforms pricing policies in order for public hospitals to purchase it through such government’s platforms.

Pursuant to our product pricing policy, we monitor the relevant product market and set our prices by reference to the latest market price for such products. This includes monitoring whether prices have increased or decreased at the retail level and whether there are any substantial increase or decrease to the demand for products in the therapeutic areas that we operate in. During the Track Record Period, we determined our selling price based on a number of factors, including: (i) the successful bid prices for products included in the VBP schemes, (ii) the retail price of similar pharmaceutical products available in the market, (iii) our costs of production, (iv) our gross margins, and (v) our estimate of the margins of our third-party distributors.

Returned Products Policy

If we receive any requests for product return, in accordance with our policy on returned products, we would first communicate with the relevant customer to determine the reason for returning the product (for example, to determine whether it related to the quality or quantity of our product). We would then review the relevant products to verify the validity of the relevant customer’s claim. Pursuant to our policy, all returned products cannot be repackaged unless we have verified that the relevant product has not been damaged or is not otherwise defective. Any damaged or defective products will be destroyed.

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If, following review of the returned product, we do not consider the relevant customer’s claim to be valid, we will liaise with the relevant customer accordingly. If there is a risk of dispute or legal proceedings with a customer, the issue will be elevated to senior management. During the Track Record Period, we did not experience any returned products of a material nature, did not instigate any general recalls of our products and were not involved in any material disputes or legal proceedings with our customers.

As mentioned above, we have a “buyer-seller” relationship with our distributors. Therefore, we generally do not accept returned products from our distributors due to the distributor not being able to on-sell our products to its customers, except in exceptional circumstances based on our discretion.

For the three years ended December 31, 2022, 2023 and 2024, goods returned to us from our customers with the revenue amounted to RMB0.8 million, RMB3,326.6 and RMB0.3 million, respectively.

Customer Complaint Policy

We have implemented a standardized complaint management system to ensure accountability, regulatory compliance and the protection of stakeholder interests. The quality department holds overall responsibility for overseeing all customer complaints, reflecting our commitment to operational integrity and consumer welfare. A designated complaint officer ensures the systematic receipt, documentation, and escalation of complaints in accordance with established protocols. Complaints received by the sales department are promptly forwarded to the complaint officer for formal registration and categorization.

Investigations into complaints are conducted under the supervision of the complaint officer, with investigative plans subject to review by the quality department director or deputy quality department manager to confirm alignment with regulatory and procedural requirements. Product disposition measures arising from complaints are determined by the quality department director or deputy quality department manager, followed by stringent approval from the quality authorized person. The complaint officer monitors the execution of such measures to ensure timely resolution and compliance.

MANUFACTURING

We have obtained GMP certification from China, the United States and Europe for the production of our current drugs. Our Songshan Lake base has obtained GMP certifications from the United States, the European Union and China, including recently passing EU GMP audit conducted by National Office for Health and Social Affairs of Germany in November 2023, GMP inspection by the U.S. FDA in March 2024, and a GMP compliance check by the Guangdong Provincial Drug Administration in January 2025. Our Yidu production base obtained PRC GMP certification, and recently passed the inspection conducted by the U.S. FDA in May 2024. A summary of our certifications are set out in “— Permits, Licenses and Certifications”. During the Track Record Period and up to the Latest Practicable Date, we obtained production licenses for all of our production facilities, GMP certifications for all of our workshops and production lines used for the production of our existing drugs, and production permits for each of our drugs and APIs manufactured in-house.

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Manufacturing Team

We have separate manufacturing teams for each of Songshan Lake Factory and Yidu Factory, which are led by our Deputy General Manager, Mr. Zhang Zhiyong (張志勇), who has 21 years of experience in the biopharmaceutical industry and Mr. Wang Danjin (王丹津), who has 32 years of experience in the biopharmaceutical industry, respectively. As of the Latest Practicable Date, we had a total of approximately 2,371 manufacturing personnel, with 373 manufacturing personnel and 1,998 manufacturing personnel at the Songshan Lake Factory and Yidu Factory, respectively. We will provide training to our manufacturing personnel to ensure that they possess the skill sets and techniques required in the relevant production process, and comply with our quality control requirements, as well as applicable laws and regulations.

Production Facilities

Our production base are located in Dongguan, Guangdong province, and Yidu, Hubei province, China. We currently have four production facilities for the manufacturing of our drugs, including one in Dongguan base and three in Yidu base (which also has API workshops). As of the Latest Practicable Date, our production facilities had a total GFA of approximately 301,160 square meters across 16 main production workshops, certain of which were still under construction. As of the Latest Practicable Date, we did not outsource any manufacture process to external parties and we intended to further develop and reply on our own manufacturing capabilities.

We own all of our production facilities and production lines in our production workshops. We have obtained all necessary governmental approvals, permits and licences, including GMP certifications for all of our production workshops and production lines in respect of the products that we currently produce. We also conduct regular inspection, repairs and maintenance to ensure that we comply with the GMP and relevant regulations.

Please see “— Land and Properties” for further information regarding our properties.

The table below sets out a summary of our production facilities.

Production Facility	Production Line

Songshan Lake Factory (GFA: 21,298 square meters)	Oral solid dosage form (tablets and capsules)
Yidu Factory No. 1 (GFA: 29,621 square meters)	Oral solid dosage form (tablets, capsules and granules) Freeze-drying powder for injection
Yidu Factory No. 2 (GFA: 18,299 square meters)	APIs
Yidu Factory No. 3 (GFA: 231,942 square meters)	Oral solid dosage form (tablets, capsules and granules) Injections
APIs
Total GFA: 301,160 square meters

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Songshan Lake Factory

Our Songshan Lake Factory is located at No. 1 Gongye North Road, Songshan Lake Park, Dongguan City, Guangdong, China (中國廣東省東莞市松山湖園區工業北路1號). Our Songshan Factory mainly produces (i) commercialized drugs such as Esomeprazole Magnesium Enteric-Coated Capsules, Olmesartan Medoxomil Tablets, Rivaroxaban Tablets and Moxifloxacin Hydrochloride Tablets and (ii) drugs for our pre-clinical studies and clinical trials such as Yinfenidone Hydrochloride Tablets.

The following table is a summary of Songshan Lake facility’s production capacity, production volume and utilization rates by production line during the Track Record Period.

		2022			2023			2024
Product	Unit	Designed production capacity(1)	Actual production volume	Utilization rate(2)	Designed production capacity(1)	Actual production volume	Utilization rate(2)	Designed production capacity(1)	Actual production volume	Utilization rate(2)
				(%)			(%)			(%)

Tablets	100,000 pills	15,000	4,400	29.3	15,000	6,700	44.7	15,000	10,000	66.7
Capsules	100,000 pieces	3,500	1,200	34.3	3,500	1,100	31.4	3,500	2,400	68.6

Notes:

(1)	Designed production capacity for a production line is calculated based on 16 working hours per day and 280 effective production days per year with no material breakdown of facilities.

(2)	Utilization rate is calculated by dividing the actual production volume by the designed production capacity. The fluctuations in our utilization rates generally reflect the fluctuations in our production volumes in line with the level of market demand for the corresponding products. We recorded relatively lower utilization rates in 2021 owing to adverse market conditions as a result of the pandemic. The increased production utilization rate was primarily attributable to our successful bids for multiple products in the VBP schemes from 2022 to 2024, which led to increased demand for our products. Our increased production was further supported by the gradual growth of our new retail channels, which resulted in further demand for our products.

As of the Latest Practicable Date, we had a biologics production facility within our Songshan Lake Factory that was still under construction. We expect construction to be completed in 2026 and in compliance with international GMP standards, upon which the facility will have two biologics production lines and manufacture primarily Insulin Degludec and GLP-1 biologics including liraglutide and dulaglutide. We expect the facility to have an annual production capacity of 400kg of freeze-dried powder, 50kg of raw solution and 40 million vials of injection pens.

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Yidu Factory No. 1

Our Yidu Factory No. 1 is located at No. 38 Binjiang Road, Yidu, Hubei province, the PRC (中國湖北宜都市濱江路38號). and is our primary production facility and currently produces parts of our oral dosage form (tablets, capsules and granules) and freeze-dried powder for injections, which primarily includes Kewei (Oseltamivir Phosphate Capsules and Granules), Benzbromarone Tablets, Telmisartan Tablets, Azithromycin Capsules and Emitasvir Phosphate Capsules.

The table below is a summary of Yidu Factory No. 1’s production capacity, production volume and utilization rates by production line during the Track Record Period.

		2022			2023			2024
Product	Unit	Designed production capacity(1)	Actual production volume	Utilization rate(2)	Designed production capacity(1)	Actual production volume	Utilization rate(2)	Designed production capacity(1)	Actual production volume	Utilization rate(2)
				(%)			(%)			(%)

Tablets(4)	100,000 tablets	10,000	3,133	31.3	10,000	2,036	20.4	10,000	2,726	27.3
Granules(4)	100,000 packets	5,000	1,269	25.4	6,000	5,866	97.8	6,000	3,239	54.0
Capsules(4)	100,000 pieces	10,000	293	2.9	10,000	442	4.4	10,000	429	4.3
Freeze-dried powder for injection(5)	100,000 vials	45	3.0	6.7	45	N/A	N/A	45	1.3	2.9

Notes:

(1)	Designed production capacity for a production line is calculated based on 16 working hours per day and 280 effective production days per year with no material breakdown of facilities.

(2)	Utilization rate is calculated by dividing the actual production volume by the designed production capacity. The fluctuations in our utilization rates generally reflect the fluctuations in our production volumes in line with the level of market demand for the corresponding products. The decreased utilization rate for tablets production in 2023 primarily reflects the production adjustment in 2023 where some of the tablets production was moved to Yidu Factory No. 3. The granules production utilization rate reflected the changing market conditions. Its lower utilization rate in 2022 was attributed to decreased production and sales during the pandemic. The utilization rate for our granules production significantly increased in 2023 with the easing of restrictions and an influenza outbreak. Consequently, production has been increased to meet the market demand for top-selling product Kewei (oseltamivir phosphate). However, in 2024, as the influenza epidemic subsided, the rate decreased due to lower production and sales volumes.

(3)	We have two production lines which can be modified to produce tablets, granules or capsules. For the purposes of determining designed production capacity, we have assumed that: (a) production line 1 is used entirely for the production of tablets (280 effective production days per year at 16 working hours per day); and (b) production line 2 is split as to 160 effective production days per year for the production of granules and 120 effective production days per year for the production of capsules (with each effective production day at 16 working hours per day).

(4)	In 2023, we terminated production of freeze-dried powder for injection in Yidu Factory No. 1.

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Yidu Factory No. 2

Our Yidu Factory No. 2 is located at No. 62 Binjiang Road, Yidu, Hubei province, the PRC (中國湖北宜都市濱江路62號) and is our primary production facility for APIs. Yidu Factory No. 2 mainly produces APIs including oseltamivir phosphate, benzbromarone, fudosteine, olmesartan medoxomil, emitasvir phosphate, esomeprazole magnesium, salt duloxetine acid, etc.

The table below is a summary of Yidu Factory No. 2’s production capacity, production volume and utilization rates by production line during the Track Record Period.

		2022			2023			2024
Product	Unit	Designed production capacity(1)	Actual production volume	Utilization rate(2)	Designed production capacity(1)	Actual production volume	Utilization rate(2)	Designed production capacity(1)	Actual production volume	Utilization rate(2)
				(%)			(%)			(%)

APIs	Tonnes	60.3	34.4	57.2	60.3	59.1	98.0	60.3	52.4	87.0

Notes:

(1)	Designed production capacity for a production line is calculated based on 24 working hours per day and 330 effective production days per year with no material breakdown of facilities.

(2)	Utilization rate is calculated by dividing the actual production volume by the designed production capacity. The fluctuations in our utilization rates generally reflect the fluctuations in our production volumes in line with the level of market demand for the corresponding products. The increase in our utilization rates from 2022 to 2023 reflected a ramping up of our production of the oseltamivir phosphate APIs to meet an increase in demand for our top-selling product Kewei (oseltamivir phosphate). The decreased utilization rate in 2024 was mainly due to a drop of the sales of Kewei.

Yidu Factory No. 3

Our Yidu Factory No. 3 is located at Lot 3, Industrial Park, Yidu, Hubei province, the PRC (中國湖北宜都市東陽光3號地工業園區). Within Yidu Factory No. 3, we have our primary production facility for our insulin product series, including Yibilin R (Human Insulin Injection), Yibilin 30 (Mixed Protamine Human Insulin Injection), Yibigan (Insulin Glargine Injection), Yibirui (Insulin Aspart Injection) and Yibirui 30 (Insulin Aspart 30 Injection). We also have a formulation production facility that produces Kewei (oselmativir phosphate) in granule and capsule form, Oumeining (Telmisartan Tablets), Fudosteine Tablets, Olanzapine Tablets, Febuxostat Tablets, Ticagrelor Tablets, etc.

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The table below is a summary of Yidu Factory No. 3’s production capacity, production volume and utilization rates by product type during the Track Record Period.

		2022			2023			2024
Product	Unit	Designed production capacity(1)	Actual production volume	Utilization rate(2)	Designed production capacity(1)	Actual production volume	Utilization rate(2)	Designed production capacity(1)	Actual production volume	Utilization rate(2)
				(%)			(%)			(%)

Insulin (API)	Kg	1,000	96.5	9.7	1,000	95.6	9.6	1,000	134.6	13.5
Insulin (injection)	vials	15 million	0.6 million	4.0	15 million	1.7 million	11.4	15 million	6.2 million	41.1
Tablets	100,000 tablets	10,000	11,161	1.1	10,000	1,349	13.5	10,000	2,034	20.3
Granules	100,000 packets	10,000	7,163	71.6	10,000	10,812	108.1	10,000	5,486	54.9
Capsules	100,000 pieces	5,000	335	6.7	5,000	610	12.2	5,000	368	7.4

Notes:

(1)	Designed production capacity for a production line is calculated based on 24 working hours per day and 280 effective production days per year with no material breakdown of facilities.

(2)	Utilization rate is calculated by dividing the actual production volume by the designed production capacity. The fluctuations in our utilization rates generally reflect the fluctuations in our production volumes in line with the level of market demand for the corresponding products. On average, our utilization rates increased during the Track Record Period, due to the successful bidding of all of our five insulin products in the Centralized Procurement Process, which led to a significant increase in market demand for insulin products. Consequently, production has been increased to meet the market demand for these products. The decreased utilization rates for granules and capsules production in 2024 primarily reflected a decline in production due to a decrease in demand for our top-selling product Kewei (oseltamivir phosphate).

As of the Latest Practicable Date, we had an ancillary facility within Yidu Factory No. 3, HEC API Yichang Co., Ltd., which we plan to use for the production of APIs for use in our clinical trials, such as moxifloxacin hydrochloride.

Manufacturing Process

Our ability to manufacture different commercialized drugs in large scale is demonstrated by the unique production process and techniques for our various drugs used in our facilities. The diagrams below are simplified flow charts of our key production processes at our production facilities, and there may be variations to the processes depending on the nature of the drugs. However, the flow charts generally describe the production processes of our top five products (being Kewei (oseltamivir phosphate), Esomeprazole Magnesium Enteric-Coated Capsules, Ertongshu (Benzbromarone Tablets), Oumeining (Telmisartan Tablets) and Yibigan (Insulin Glargine Injection).

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The simplified flow chart setting out the key production processes for our granules (Kewei) is as follows:

APIs and excipients
Sieving of drug substance
Milling and sieving of excipients
Mixing
Granulating solution
Wet granulation (30 mesh screen)
Drying
Granulating
Sieving
Blending
Quality control screening for granules
Polyester/aluminum /polyethylene composite film for pharmaceutical
Granule packaging
Quality control screening for finished drug product
Outer packaging materials
Outer packaging

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The simplified flow chart setting out the key production processes for our tablets and capsules is as follows:

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The simplified flow chart setting out the key production processes for our Insulin Glargine Injection (Yibigan) is as follows:

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PROCUREMENT

Our suppliers mainly include (i) equipment and construction service providers, (ii) suppliers of raw materials for the manufacturing of our drugs (such as APIs) and packaging material, (iii) suppliers of raw materials and consumables for our research and development, (iv) CROs, which provide third-party contracting services for research and development, (v) suppliers of production and research and development equipment and (vi) marketing and advertising service providers. Majority of our purchases are acquired within the PRC. We made 97.5%, 96.8% and 94.5% of our purchases in the PRC for the years ended December 31, 2022, 2023 and 2024, respectively. Other countries from which we made purchases are mainly India, Switzerland and the United Kingdom. In each of the years ended December 31, 2022, 2023 and 2024, 4.4%, 7.6% and 5.5% of our raw materials were acquired outside the PRC, respectively. In each of the years ended December 31, 2022, 2023 and 2024, our purchases from our five largest suppliers in each of such year were RMB430.0 million, RMB431.1 million and RMB572.4 million, respectively, representing 27.0%, 22.0% and 27.1% of our total purchases for the respective years, respectively. Purchases attributable to our largest supplier in each of the years ended December 31, 2022, 2023 and 2024, amounted to RMB245.6 million, RMB248.8 million and RMB305.0 million, respectively, representing 15.4%, 12.7% and 14.5% of our total purchases for the respective years, respectively. Our suppliers are evaluated and selected based on a comprehensive set of objective criteria, including their ability to demonstrate technical and quality compliance with project specifications, the provision of competitive pricing that meets all stipulated standards, and the submission of valid documentation evidencing legal operation and adherence to applicable laws and regulations in their home jurisdictions and in China generally. Additionally, suppliers must ensure that all materials or products supplied conform to our established quality standards without compromising end-user safety. The evaluation process may also consider supplementary factors such as the supplier's industry reputation, reliability in delivery, financial stability, and responsiveness to the requirements of the company.

Below is a summary of the material terms of typical procurement agreements that we entered into with our suppliers of raw materials during the Track Record Period:

Specification	The agreement sets out product specifications, including quality, quantity, and standards. Products must comply with national, local, and industry standards. Seller must provide a national standard-compliant quality inspection report upon delivery.

Term	The agreement is effective upon signing and remains in force until terminated according to the terms of the agreement.

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Price	The price is determined based on the agreed unit price, inclusive of tax, transportation, insurance, and all related fees. The price is fixed and not subject to fluctuations in labor costs, market conditions, or policy changes. No additional costs beyond the agreed terms may be charged by the seller.

Minimum supply commitment	Seller must supply within 90%-110% of the ordered quantity, calculated by the smallest packaging unit. Final settlement is based on the actual received quantity.

Delivery	Delivery must occur by a specified date and to a specified address. Seller bears the risk of loss or damage during transit. Packaging must meet safety and environmental standards, with costs borne by the seller.

Payment and Credit Term	Payment is due upon receipt and acceptance of the goods, accompanied by a valid VAT invoice. Payments are made monthly, with invoices received by the 25th of each month being settled by the 25th of the following month, via bank electronic draft.

Warranty, Safety and Metering	The warranty period begins upon delivery and acceptance. Seller is responsible for free replacement of defective products during the warranty period. Products must meet safety and technical standards, with seller liable for any damages caused by defects.

Termination	We have the right to terminate the agreement without liability before the seller delivers the products. In all other cases, termination requires mutual agreement and written confirmation from both parties.

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The tables below set out the details of our five largest suppliers in each year during the Track Record Period.

For the year ended December 31, 2022:

Ranking	Supplier	Major products/ services purchased	Credit terms granted and settlement information	Purchase amount	% of total purchase	Length of business relationship	Background and principal business
				(RMB’000)

1	Shenzhen HEC Industrial Development Co., Ltd. (深圳市東陽光實業發展有限公司)	APIs, pharmaceutical products, packaging, energy, leases and others	Within 90 days, by wire transfer	245,576	15.4	More than five years	A private manufacturing company based in the PRC principally engaged in the manufacturing of pharmaceuticals and electronic materials, with approximately 24,000 employees.
2	Syntegon Technology GmbH	Equipment	30% prepayment, by wire transfer and 70% after acceptance, by letter of credit	71,872	4.5	More than five years	A private manufacturing company with global operation engaged in the provision of processing and packaging within the pharmaceuticals, food and medical devices industries, with approximately 6,300 employees.
3	Beijing Chieftain Control Engineering Technology Co., Ltd. (北京誠益通控制工程股份有限公司)	Equipment	Within 30 days, by wire transfer	58,513	3.7	More than five years	A public manufacturing company based in the PRC and listed on the Shenzhen Stock Exchange principally engaged in the provision of process automation systems within the biological and pharmaceutical industries, with approximately 1,500 employees.

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Ranking	Supplier	Major products/ services purchased	Credit terms granted and settlement information	Purchase amount	% of total purchase	Length of business relationship	Background and principal business
				(RMB’000)

4	Shanghai Shengrui Mechanical and Electrical Engineering Co., Ltd. (上海聖銳機電工程有限公司)	Equipment	30 days, by wire transfer	31,943	2.0	More than five years	A private construction company based in the PRC principally engaged in the provision of mechanical and electrical engineering, ventilation and construction within the pharmaceutical, electronics, machinery, food processing and healthcare industries, with approximately 120 employees.
5	Supplier B	R&D services	40 days, by wire transfer	22,078	1.4	More than five years	A hospital and public research institution of medical sciences based in the PRC, with approximately 19,000 employees.

	Total			429,983	27.0

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For the year ended December 31, 2023:

Ranking	Supplier	Major products/ services purchased	Credit terms granted and settlement information	Purchase amount	% of total purchase	Length of business relationship	Background and principal business
				(RMB’000)

1	Shenzhen HEC Industrial Development Co., Ltd. (深圳市東陽光實業發展有限公司)	APIs, pharmaceutical products, packaging, energy, leases and others	Within 90 days, by wire transfer	248,792	12.7	More than five years	A private manufacturing company based in the PRC principally engaged in the manufacturing of pharmaceuticals and electronic materials, with approximately 24,000 employees.
2	Rieckermann GmbH	Equipment	30% prepayment, by wire transfer and 70% after acceptance, by letter of credit	70,609	3.6	More than five years	A private industrial services company with global operations and based primarily in Asia and Europe, principally engaged in engineering, construction management, equipment supply and installation and related technical services within the pharmaceutical, food processing, packaging, chemical and energy and construction industries, with approximately 750 employees.
3	Supplier C	Advertising services	Within 30 days, by wire transfer	55,812	2.9	Less than one year	A public internet services company based in the PRC and listed on the Shenzhen Stock Exchange, with approximately 1,500 employees.

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Ranking	Supplier	Major products/ services purchased	Credit terms granted and settlement information	Purchase amount	% of total purchase	Length of business relationship	Background and principal business
				(RMB’000)

4	Supplier D	Equipment	30 days, by wire transfer	33,072	1.7	More than three years	A private manufacturing company based in the USA, Ireland and the PRC, principally engaged in providing process solutions and services for the development and manufacturing of biopharmaceutical products.
5	Supplier E	APIs	Within 30 days, by wire transfer	22,830	1.2	More than five years	A private integrated manufacturing company based in the PRC principally engaged in R&D and production of functional chemicals such as polymer materials and APIs, with approximately 15,000 employees.

	Total			431,115	22.0

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For the year ended December 31, 2024:

Ranking	Supplier	Major products/ services purchased	Credit terms granted and settlement information	Purchase amount	% of total purchase	Length of business relationship	Background and principal business
				(RMB’000)

1	Shenzhen HEC Industrial Development Co., Ltd. (深圳市東陽光實業發展有限公司)	APIs, pharmaceutical products, packaging, energy, leases and others	Within 90 days, by wire transfer	304,988	14.5	More than five years	A private manufacturing company based in the PRC principally engaged in the manufacturing of pharmaceuticals and electronic materials, with approximately 24,000 employees.
2	Supplier C	Advertising services	Within 30 days, by wire transfer	80,444	3.8	Less than two years	A public internet services company based in the PRC and listed on the Shenzhen Stock Exchange, with approximately 1,500 employees.
3	Austar Equipment Limited (奧星設備有限公司)	Equipment	Within 30 days, by wire transfer	71,481	3.4	More than five years	A manufacturing company based in Hong Kong principally engaged in the manufacturing of container and spare parts as well as the installing of electromechanical equipment.
4	MSN Pharmachem Private Limited	APIs	30 days, by wire transfer	63,023	3.0	More than five years	A pharmaceutical company based in India principally engaged in R&D.
5	Supplier F	Renovation services	Within 10 days, by wire transfer	52,500	2.5	Less than one year	A construction and interior and exterior decoration services company with a total of 120 employees.

	Total			572,436	27.1

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During the Track Record Period, only one of our five largest suppliers in each year during the Track Record Period was a related party, being Shenzhen HEC Industrial (深圳市東陽光實業發展有限公司) (who supplies us with primarily APIs, pharmaceutical products, packaging, energy and leases). Our aggregate purchase of goods from Shenzhen HEC Industrial was RMB245.6 million, RMB248.8 million and RMB305.0 million in each of the years ended December 31, 2022, 2023 and 2024, respectively. Shenzhen HEC Industrial is one of our Controlling Shareholders and a related party of the Company.

Our purchases from Shenzhen HEC Industrial are on arm's length terms. Our Directors believe that we are not reliant on the supply of raw materials from Shenzhen HEC Industrial as the Company has established relationships with other third party suppliers that also supply the raw materials Shenzhen HEC Industrial supplies to us.

We have entered into various framework agreements in relation to the supply of raw materials from our related parties going forward. Please see “Connected Transactions — Partially Exempted Continuing Connected Transactions” for further details. To the knowledge of our directors, except for Shenzhen HEC Industrial, none of our other five largest suppliers in each year during the Track Record Period are related parties and none of our Directors, their close associates or any Shareholder which, to the knowledge of our Directors that owns more than 5% of our Shares, are interested in our five largest suppliers in each year during the Track Record Period. None of our suppliers are our competitors or our customers.

We track production status and production plans in real time, maintain close communication with suppliers, and require suppliers to prepare appropriate quantities of goods to minimize any disruptions to our supply chain to the extent possible. We pay close attention to the market in real time, particularly with respect to bulk materials. Any big price fluctuations in our raw materials are reported to the management, which will then evaluate and discuss any measures to be taken, including preparing stocks in advance, locking prices, and requesting price reductions. During the Track Record Period, there was no significant disruption to our raw material supply caused by shortages or delays and the prices of our raw materials remained relatively stable.

In addition, we believe that adequate alternative sources for such supplies exist, and we have developed alternative sourcing strategies for these supplies. We will establish necessary relationships with alternative sources based on supply continuity risk assessment. We generally do not enter into long-term supply contracts with our suppliers, and majority of our raw materials and other supplies are provided on an individual basis on an “per order” basis. In general, we have been granted a credit term of around 15 to 60 days by our raw material suppliers.

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QUALITY CONTROL AND ASSURANCE

We have our own independent quality control system and devote significant attention to quality control for the designing, manufacturing and testing of our products and drugs under development. We have established a strict quality control system in accordance with the relevant regulations. Our laboratories are staffed with highly educated and skilled technicians to ensure the quality of all batches of products released. We monitor our operations in real time throughout the entire production process, from inspection of raw materials and excipients, to the manufacture and delivery of finished products to clinical testing at hospitals. Our quality assurance team is also responsible for ensuring that we are in compliance with all applicable regulations, standards and internal policies. Our senior management team is actively involved in setting quality policies and managing the internal and external quality performance of our Company.

In order to ensure the quality of our products and drugs under development, we have established and implemented an effective quality assurance system into our production processes. Our quality assurance system is divided into four main elements: (i) responsibility management; (ii) resources management; (iii) product management; and (iv) testing, analysis and improvement. Responsibility management refers to reviewing the archived documentary aspects of the production processes to ensure that the correct procedures in relation to production are strictly adhered to. It also involves designing a system to ensure that quality control reviews and testing are conducted during the production processes. Resources management refers to reviewing the sources and raw materials used in our production processes. This would include reviewing and assessing the raw materials that we receive from our suppliers and assessing the performance of our suppliers against that of their competitors. Product management involves the quality control aspects during the actual production of our products.

Testing, analysis and improvement refers to the internal testing and analysis of our products and drugs under development. In connection with this, we have set up a team dedicated to testing, analyzing and improving our production processes to ensure that our production processes consistently produce high-quality products. This department has different teams that review various aspects of our production processes, including: (i) reviewing and checking whether micro-organisms are produced in our production processes; and (ii) reviewing the quality consistency of our final products through sample testing. To the extent that we discover any issue in our production processes, this would be reported and the relevant production process would be reviewed.

To ensure the highest standards of production quality control, we have implemented rigorous procedures for managing raw material suppliers and finished products. Our supplier management program categorizes materials based on quality risk, batch usage, and their impact on product quality and process operations. Suppliers are evaluated and approved through a comprehensive process that includes questionnaires, sample quality confirmation, trial evaluations, and on-site audits. Approved suppliers are included in a qualified supplier list and

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are subject to ongoing performance assessments based on supply history to ensure compliance with our stringent quality requirements. Only materials procured from qualified suppliers and verified through acceptance testing are used in production.

For finished products, we maintain strict controls throughout the manufacturing process. Each batch undergoes thorough monitoring to ensure compliance with approved manufacturing procedures and quality standards. Intermediate products are tested during production to confirm adherence to specifications, while finished products are subjected to comprehensive inspections before release. This includes reviewing production and testing records to verify that the manufacturing process was strictly controlled and that the final product meets all regulatory and registration requirements. These measures collectively ensure that our products consistently achieve the highest levels of quality and safety. The objective of our quality assurance system is to continuously improve our production processes. We believe that our stringent quality assurance system ensures that our production processes produce pharmaceutical products of a high quality on a consistent basis.

We have received all necessary GMP certifications for all our production facilities for our current products. We have also received certification from certain overseas regulatory authorities. For example, we have received Certificates of Suitability from the European Directorate for the Quality of Medicine & Healthcare for the production of some of our products.

INVENTORY MANAGEMENT

Our inventory primarily consists of finished products and certain production materials such as raw materials, excipients, packaging materials, finished products, consumables for reagents and consumables for workshops. We have personnel responsible for reviewing and managing our inventory of finished products and inventory of production materials. In general, we formulate purchase plans for production materials on an order-by-order basis or based on our monthly plans of production, purchase non-production supplies based on the needs of various departments on a monthly basis and perform strict inventory control from the time we have them in stock. Our production targets for each product are determined after discussions with our sales and marketing department to determine the number of products that are required to meet the corresponding demand on a monthly or quarterly basis. In this way, we are able to manage our inventory levels to ensure that we do not over-stock finished products or production materials. Our overall objective with the inventory management processes is to minimize the amount of inventory stored by us. In addition, to ensure that our drugs are sold before their expiry dates, our warehouse managing staff will (i) timely alert us when the remaining shelf lives of our drugs are less than three months; and (ii) move drugs to a separate storage area and label them as pending disposal when their remaining shelf lives are less than one week. We conduct monthly audit to ensure the accuracy of the shelf lives of the drugs in our inventory and the expired products will be disposed of promptly.

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We write down our inventories on a case-by-case basis in accordance with IFRS. For the years ended December 31, 2022, 2023 and 2024, we recorded write-down of inventories of RMB59.7 million, RMB24.4 million and RMB44.7 million, respectively. The write-down in 2022 was primarily due to our lower than usual sales of Kewei (oseltamivir phosphate) due to travel restrictions, social-distancing measures and business closures which significantly reduced the movement of people, resulting in a decline in the incidence of influenza. The write-downs in 2023 and 2024 were primarily due to low utilization rates of our insulin production lines, which led to increased unit costs; as a result, the net realizable value of our insulin products fell below their book value.

INTELLECTUAL PROPERTY

Intellectual property rights are central to the success of our business. Our commercial future will depend, in part, on our ability to acquire and protect our intellectual property rights for commercially significant and proprietary technologies and inventions. This includes the acquisition of new patents, defense of existing patents, and protection of our trade secrets. We will also have to operate without infringing, misappropriating, or otherwise violating third parties’ valid and enforceable intellectual property rights.

As of December 31, 2024, we and our subsidiaries made a total of 2,446 invention patent applications, including 382 PCT patent applications, 1,131 PRC domestic invention patent applications and 933 overseas invention patent applications, among which, a total of 1,401 invention patents have been granted by the relevant patent authorities, including 746 in the PRC and 655 overseas.

We have also established a confidentiality system to protect our core technologies, which adopts a number of measures to ensure our data and information from research and development experiments and test reports are kept confidential, and requires confidentiality agreements to be entered into with our employees. We have also implemented measures to control intellectual property risk, and established different types of intellectual property searches and prepared analysis reports at various stages including research and development, production and sales. This includes but is not limited to the Project Establishment Analysis Report, the Existing Technology Report, the Freedom of Operation Risk Report and Ineffectiveness Analysis or Stability Analysis Report.

We continue to safeguard our intellectual properties and products through patent-related measures. For chemical drugs, we focus our patent applications on compounds and also cover crystal forms, combinations, formulations, manufacturing processes, uses, and combination therapies, so as to form comprehensive patent protection in relation to our intellectual property regarding chemical drugs. Similarly, for biologics, we focus our patent applications on molecular sequence structures, and also cover recombinant plasmids and cells, compositions, formulations, manufacturing processes, uses, and combination therapies in order to create overall patent protection for the relevant intellectual property. By ensuring comprehensive protection for our intellectual properties and products, we have established robust patent

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barriers, which prevent third parties from circumventing the protection of a single patent and effectively extend the duration of patent protection. This approach eventually contributes to our products’ long-term competitive advantage in the market.

The term of an individual patent may vary based on the jurisdictions in which it is granted. The actual protection afforded by a patent varies on a claim-by-claim and jurisdiction-by-jurisdiction basis and depends upon many factors, including the type of patent, the scope of its coverage, the availability of any patent term extension or adjustment, the availability of legal remedies in a particular jurisdiction and the validity and enforceability of the patent. We cannot provide any assurance that patents will be issued with respect to any of our pending patent applications or any such patent applications that may be filed in the future, nor can we provide any assurance that any of our owned, in-licensed issued patents or any such patents that may be issued in the future will be commercially useful in protecting our products, drugs under development and the methods of manufacturing the same.

We may rely, in some circumstances, on trade secret and/or confidential information to protect aspects of our products and drugs under development. We seek to protect our proprietary products, drugs under development and processes, in part, by entering into confidentiality agreements with consultants, scientific advisors and contractors, and entering into invention assignment agreements with our employees. We have entered into confidentiality agreements with our senior management and key members of our research and development team and other employees who have access to trade secrets or confidential information about our business. Our standard employment contract, which we use to employ each of our employees, contains an assignment clause, under which we own all the rights to all inventions, technology, know-how and trade secrets derived during the course of such employee’s work.

These agreements may not provide sufficient protection of our trade secret and/or confidential information. These agreements may also be breached, resulting in the misappropriation of our trade secret and/or confidential information, and we may not have an adequate remedy for any such breach. In addition, our trade secret and/or confidential information may become known or be independently developed by a third party, or misused by any collaborator to whom we disclose such information. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to or successfully copy aspects of our products or obtain or use information that we regard as proprietary without our consent. As a result, we may be unable to sufficiently protect our trade secrets and proprietary information.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining the physical security of our premises and physical and electronic security of our information technology systems. Despite any measures taken to protect our data and intellectual property, unauthorized parties may attempt to or successfully gain access to and use information that we regard as proprietary. Please see the paragraphs headed “Risk Factors — Risks Relating to Our Intellectual Property Rights” for a description of risks related to our intellectual property.

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We conduct our business under the brand name of “HEC”, “東陽光” or “東陽光藥”. As of December 31, 2024, we held 599 trademarks and trademark applications in China, Europe, the United States and several other jurisdictions. In addition, we are the owner of seven software copyrights and seven domain names. Please see “Appendix VI — Statutory and General Information — B. Further Information about Our Business — 2. Our Intellectual Property Rights” for further information in relation to our material intellectual property rights.

We enter into collaboration agreements and other relationships with pharmaceutical companies and other industry participants to leverage our intellectual property or gain access to the intellectual property of others. For details, please see the paragraphs headed “— Collaboration and Licensing Agreements” in this section. As of the Latest Practicable Date, we were not involved in any proceedings in respect of, and we had not received notice of any claims of infringement of, any intellectual property rights that may be threatened or pending, in which we may be a claimant or a respondent that will have a material adverse financial impact on our business.

LAND AND PROPERTIES

Our headquarters is located at Dongguan city, Guangdong province, China.

We occupy certain properties in connection with our business operation. As of December 31, 2024, we did not have any single property with a book value accounting for 15% or more of our total assets. Our Directors are of the view that we are not required to set out all of our interests in land and buildings in the valuation report described in paragraph 34(2) of the Third Schedule to the Companies (Winding Up and Miscellaneous Provisions) Ordinance according to Chapter 5 of the Listing Rules and section 342(1)(b) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance.

Owned Properties

As of December 31, 2024, we have obtained land use right certificates for 13 parcels of land with an aggregate site area of approximately 826,505.6 square meters, which are primarily used for our production facilities, warehouse and administrative offices. In addition, as of December 31, 2024, we owned building ownership certificates in respect of 107 properties with a total gross floor area of approximately 203,982.37 square meters. As of December 31, 2024, 13 parcels of land over which we held land use rights with an aggregate site area of approximately 826,505.61 square meters and nine of our owned properties with building ownership certificates with a gross floor area of approximately 78,365.78 square meters were pledged to secure certain bank loans.

Properties pending building ownership certificates

As of December 31, 2024, we had not yet obtained building ownership certificates for five properties with an aggregate gross floor area of approximately 113,164.17 square meters. Four of those properties are located on four parcels of land owned by us. We purchased the

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remaining property with a gross floor area of approximately 704.6 square meters, which is currently occupied by us as office premises (“Acquired Property”). The table below sets out the details about each of the five properties whose building ownership certificates are pending.

No.	Location	Building Area (m2)	Property use[1]	Timeline for building ownership certificate	Status as of December 31, 2024

1.	Louzihecun, Zhicheng, Yidu, Hebei Province	84,040.88	Technical Center, Quality Inspection Building, Class A Warehouse, Class C Warehouse, Recycling Workshop, Hazardous Waste Room, Central Control Room, Synthesis Workshop, Hydrogenation Workshop, Power Workshop, Temperature and Pressure Reduction Station, Tank Area, Sewage Treatment Station, Frame Room, Regional Control Room, IPC Building, Guard Room, Cafeteria, etc.	By end of 2026	Acceptance inspection completed with building ownership certificate pending
2.	Zone A, Songshan Lake North Industrial City, Dongguan, Guangdong Province	32.00	Security Room	By end of 2026	No building ownership certificates due to incomplete construction procedures
3.	Longwocun, Baotawancun, Lucheng Subdistrict, Yidu, Hebei Province	28,187.00	Staff Apartment, Cafeteria, Training Center	By end of 2026	Acceptance inspection completed with building ownership certificate pending
4.	No. 38 Binjiang Avenue, Lucheng Subdistrict, Yidu, Hebei Province	199.73	Power Distribution Room, Back Gate Room, Air Compressor Room	By end of 2026	No building ownership certificates due to incomplete construction procedures
5.	Unit 19CD, Building 2, Wanhua Financial Center, Xiamen, Fujian Province	704.56	Office	By end of 2026	Acquired Property

[1]	During the Track Record Period, only Property No. 1 in the table was used as production facility with a production capacity of 300 tons of raw materials and APIs per year. The rest of the properties were not directly involved in any revenue-generating activities and were only used for supporting function such as staff apartment, office and cafeteria.

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The procedure of obtaining building ownerships certificates is to (i) obtain the requisite approvals relating to planning, construction and other procedures, (ii) apply for the acceptance inspection and (iii) issue of building ownership certificates upon satisfactory inspections. As advised by our PRC Legal Advisor, after completing the relevant legal procedures, there is no substantial legal impediment to obtaining the building ownership certificates for Properties No. 1 and No. 3 in the table above. As of December 31, 2024, we did not obtain building ownership certificates for Properties No. 2 and No. 4 in the table above due to incomplete construction procedures, and there is a risk that administrative penalties, such as orders of rectification or demolition of the property within a specified period, may be imposed on us. According to applicable PRC laws and regulations, we estimate that these properties would expose us to administrative measures or penalties, including rectification, orders, a maximum amount of fines which is up to RMB16.3 million. However, as advised by our PRC Legal Advisor, the defects of these two properties would not have a material adverse effect on our business operations considering that: (i) these two properties that have not obtained building ownership certificates are not used for revenue-generating purposes and are not part of our core production and operation properties; (ii) the total area of these properties that have not obtained building ownership certificates accounts for a very small proportion of the total area of the properties we utilize; and (iii) during the Track Record Period, we were able to utilize these two properties and did not receive any administrative penalties such as orders for rectification and demolition within a specified period from the competent authorities in respect of these properties.

In respect of the Acquired Property, we entered into the relevant sales contract with the relevant property developer for the development in November 2020. Whilst we are waiting for the building ownership certificate from the property developer, we started using the Acquired Property as office premises from November 2022. As advised by our PRC Legal Advisor, upon completing the relevant legal procedures, there is no substantial legal impediment to obtaining the building ownership certificate for the Acquired Property. In addition, based on the terms of the sales contract, the property developer is required to deliver the relevant building ownership certificate to us.

We have obtained certification documents issued by the competent authorities confirming that, in respect of the five aforementioned properties, we had not been and would not be subject to investigation, handling or administrative punishment by such competent authorities for violating relevant laws and regulations during the Track Record Period. We continue to communicate with the competent authorities on the processes of obtaining relevant building ownership certificates, and had not received any notice of investigation, handling or administrative punishment made by the competent authorities as of the Latest Practicable Date. Based on the above, we are unlikely to be prosecuted or be subject to fines or penalty of confiscation of revenue for the non-compliance of the aforementioned properties. Our Directors confirm that, in respect of each of the Acquired Properties: (i) none of these properties are material to the business, operation or financial condition of our Group, and our Group can lease other premises in the same city to establish replacement sales offices if our Group is no longer permitted to use the Acquired Properties; and (ii) our Company will continue to discuss and work with the relevant property developers to obtain the building

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ownership certificates for the Acquired Properties. We have been actively discussing with the relevant property developers and regulators and have been actively preparing for the required materials for obtaining such building ownership certificates. Based on our discussions with the relevant property developers as of the Latest Practicable Date, we expect that the building ownership certificates for the Acquired Properties should be issued by the relevant governmental authorities by December 31, 2025.

Leased Properties

As of December 31, 2024, we leased 10 properties, each exceeding 1,000 square meters, with an aggregate gross floor area of approximately 114,949.92 square meters in mainland China, which are used as production facilities, warehousing facilities, dormitories and office premises. In addition, we leased certain properties in the United States and Germany as office premises, which are leased under legal, valid, subsisting and enforceable lease agreements that are duly registered.

As of December 31, 2024, for certain of our leased properties in the PRC with an aggregate gross floor area of approximately 38,895.9 square meters, the lessors failed to provide the corresponding building ownership certificates or credentials entitling them to lease such properties. Such lease contracts are subject to the risk of being deemed invalid by the relevant government authorities under PRC laws. The leased properties constructed without approval or permit by relevant competent authorities are subject to risk of demolition as ordered by the relevant government authorities. During the Track Record Period and up to the Latest Practicable Date, we have not been subject to any penalties from the competent authorities due to the lessors’ failure to provide building ownership certificates for such leased properties.

In addition, as of December 31, 2024, ten properties leased by us or our subsidiaries in China had not registered with the relevant housing authorities. Pursuant to the Measures on the Administration of the Registration of Urban House Title (《城市房地產管理法》) and the provisions of the Administrative Measures for Commodity House Leasing (《商品房屋租賃管理辦法》), for lease agreements that are not registered with the relevant housing authorities, we may be subject to a maximum fine of RMB10,000 per unregistered lease agreement. Our PRC Legal Advisor advised us that our failure to register the lease agreements does not affect the validity of the lease agreements. During the Track Record Period and up to the Latest Practicable Date, we have not received any notice from the relevant housing authorities to rectify or any penalty in relation to our failure to register these leases.

Our Directors believe that such defects in our leased properties described above will not have a material adverse impact on our business or results of our operations, mainly because:

i.	we received confirmation letters with respect to the properties for which the lessors failed to provide the corresponding building ownership certificates from the relevant competent government authorities (as advised by our PRC Legal Advisor), confirming that during the Track Record Period and up to the date of issuance of

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such letters (i) our leasing of the above-mentioned leased properties does not constitute a material breach of laws and regulations, and our land use does not result in administrative penalties for breaching the relevant laws and regulations on land management; (ii) relevant competent government authorities will not take back or forcibly dismantle such buildings, and we may continue to utilize such buildings for the current uses within the scope of our business; and (iii) we had no record of administrative penalties from the relevant competent government authorities, and such government authorities have no plans to investigate or penalize us for our leasing and the use of the relevant leased properties; and

ii.	our leased properties are mainly used as warehousing facilities, dormitories and office premises, and if we have to terminate the occupation of any leased property, we believe we can find a suitable alternative in a timely manner, and without significant disruption to our business. Such relocation is estimated to take 30 days to complete and may cost us RMB1.5 million.

COMPETITION

The pharmaceutical industry is highly competitive and subject to rapid changes. While we believe that our pipeline of innovative products, clinical and pre-clinical drugs under development, as well as our research and development capabilities, technology platforms, and leadership team provide us with competitive advantages, we face potential competition from many other sources working to develop therapies that target the same indications against which we are developing our products and drugs under development. These include major pharmaceutical companies as well as specialty pharmaceutical and biotechnology companies of various sizes, research institutions, academic institutions and government agencies. Any products or drugs under development that we successfully develop and commercialize will compete with both existing drugs and any new drugs that may become available in the future.

Furthermore, we face competition from other pharmaceutical companies engaged in the research, production, marketing or sales of pharmaceutical products similar to our products. In relation to our business, our products compete with other products that treat similar conditions or illnesses on the basis of effectiveness in treating of the relevant condition or illness, price, brand recognition and the preference of medical professionals and hospitals. For detailed discussions regarding our competitors in relation to our major products, see “Business — Our Products”.

Given the competitive nature of the PRC pharmaceutical market and the impact of the historical price control regime over some of our products, we believe that we primarily compete on the basis of brand recognition, sales network, educational promotional activities, quality assurance and the extent to which we are able to reduce our production costs. In our view, we need to maintain our competitiveness in the PRC pharmaceutical manufacturing industry by continuing to develop our manufacturing capabilities, diversifying our product portfolio, maintaining and improving the quality standards of our products, maintaining and

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obtaining all necessary regulatory approvals in respect of every part of our business and developing our educational promotional activities to raise awareness of our products among medical professionals and hospitals.

With the PRC pharmaceutical market being so highly regulated, we believe there are significant barriers for new pharmaceutical companies that wish to enter into it. For example, significant capital expenditure is required in order to construct and maintain production and manufacturing facilities that satisfy the necessary GMP requirements and the relevant environmental, health and safety regulations. In addition, the development of new drugs takes significant time and resources (including obtaining the necessary manufacturing approvals), which means it is unlikely to lead to a significant and sudden increase in the number of pharmaceutical manufacturers in the PRC.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE

We believe our long-term success rests on our ability to make a positive impact on society.

Governance on ESG Matters

We are committed to social responsibilities and consider environmental, social and governance (“ESG”) essential to our continuous development. Our Board is responsible for overseeing and guiding our ESG initiatives and setting our ESG strategies and policies.

In order to ensure the achievement of our strategic objectives, we have established a comprehensive ESG management structure with clear division of responsibilities among different levels, providing a strong foundation for further improvement and implementation of our ESG strategies:

•	ESG leading group. We have established an ESG leading group, comprising the relevant directors and senior management, which is responsible for the overall control of our ESG management, including setting ESG management objectives, strategic deployment of ESG medium and long-term planning, top-level design and regulations signing of ESG management system and ESG report approval.

•	ESG coordination group. The ESG coordination group, led by the secretary of the Board, is mainly responsible for overall planning of ESG work arrangements and promoting and implementing publicity of our ESG strategy, conveying the Board’s major resolutions regarding ESG-related work, planning our annual ESG work plan, drafting ESG-related policies, improving our ESG indicator system, facilitating ESG-related training and communication, and preparing our annual ESG report. In addition, it provides regular feedback to the ESG leading group on work progress and results, and proposes recommendations on ways to improve ESG work.

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•	ESG execution group. The ESG execution group comprises the heads of the ESG-related functional departments of our Company. Each department has designated personnel who will be responsible for that particular department’s ESG management, its collection and submission of ESG information and data, as well as reporting on the results of its ESG practices.

Our Board has formulated internal policies, such as the Environmental Protection Management System and the Responsibility System for the Prevention and Control of Environmental Pollution by Hazardous Wastes, to clarify the division of responsibilities for environmental protection, and set up a target, control, evaluation and assessment mechanism to prevent and reduce any adverse impact that our production and operational activities may have on the environment.

Environmental Protection

We strive to operate our facilities in a manner that protects the environment. During the Track Record Period and up to the Latest Practicable Date, we had been in compliance with the relevant environmental laws and regulations applicable to our operations in all material respects and there had been no material claim or penalty imposed on us as a result of a violation of environmental laws and regulations that would materially and adversely affect our business, financial condition or results of operations. For the three years ended December 31, 2022, 2023 and 2024, our expenses in relation to environmental compliance matters were RMB12.5 million, RMB6.6 million and RMB15.1 million, respectively, which primarily include investment in environmental governance, investment in environmental protection equipment and sewage treatment.

Climate-related risks

The environmental and climate-related risks we are exposed to can be divided into two broad categories: physical and transition risks. We define physical risks as risks relating to the physical impacts of climate change, consisting of (i) acute physical risks, such as increased severity of extreme weather events which affect production stability; and (ii) chronic physical risks, such as risks of climate change which have accumulated over time and can negatively impact our production. We define transition risks as the transition from a dependence on fossil fuels to one on a low-carbon economy, which may alter our production technology, costs and other aspects of our business. Potential risks to product quality, research and development, operations, production control, supply chains, transportation needs, and employee safety also impact our finances.

Our ESG leading group closely monitors climate change policies to reduce the possible impacts of physical and transition risks. We incorporate environmental risk analysis into our risk assessment process and risk preference setting. If risks and opportunities are deemed material, we incorporate them into our strategic and financial planning processes and take appropriate mitigation measures.

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Our business, financial condition and results of operations had not been materially affected by any climate-related events during the Track Record Period and up to the Latest Practicable Date.

Energy Conservation

We actively explore strategies to reduce energy consumption, primarily on water and electricity consumption. We have established a top-down environmental management system and have set up a relevant leading group as well as departments to formulate annual environmental targets for water, electricity and gas consumption, and strive to achieve standardization, formalization and refinement of environmental protection management.

Water Resources Consumption

We focus on issues surrounding water resources and actively shoulder the social responsibility of protecting water resources. Municipal water supply networks are the main incoming source of our Company’s water, and we did not encounter major difficulties in seeking suitable water sources during the Track Record Period. In the manufacturing process, we have implemented measures to improve water-consuming processes. The measures implemented include:

•	reducing the demand for water from industrial production by shortening the hot water pipes, minimizing water pressure, reasonably making industrial or production layout;

•	changing the way of production water consumption (e.g., turning direct current water to recycled water), promoting water-saving technologies such as the reuse of condensed steam, recycling of indirect condensed water, reuse of treated sewage, and improvement of the water recycling rate and reuse rate; and

•	conducting water balance tests to calculate the amount of water required by each production unit and set up inspection measures.

Our major production bases are located in cities such as Yichang and Dongguan, or regions along the rivers or coastal regions, which are areas with relatively low pressure from demand for water, indicating that the use of water resources has a relatively low impact on our operations. The total water consumption intensity of our Group for the three years ended December 31, 2022, 2023 and 2024 showed a downward trend, which was mainly attributable to our lean production and process improvement.

For the three years ended December 31, 2022, 2023 and 2024, our water consumption costs (including sewage charges) amounted to RMB9.427 million, RMB9.927 million and RMB9.898 million, respectively, accounting for 0.25%, 0.16% and 0.25% of our operating income, respectively, which means that the overall financial impact of water consumption costs on us is relatively low.

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Nevertheless, we are well aware that freshwater resources are precious and that water conservation is beneficial to our long-term efficiency. Therefore, we will continue to adopt lean production management to reduce the need for water consumption and increase and improve water recycling facilities to enhance the proportion of recycling water. In the next three years, our target for water consumption is to reduce the water consumption for the output per unit of APIs by 2%. Investment of certain funds may be required for among others, the rainwater collection and reuse system and water resources recycling projects in the short term. However, these will help saving the water consumption cost in the long run.

Electricity Consumption

We actively promote energy conservation and consumption reduction in our daily operations. We encourage the purchase and use of energy-efficient electronic equipment in our office premises, including the replacement of LED light tubes in workshops and other energy-saving appliances. Our employees are reminded to make sure that all air conditioning and other power-consuming equipment at our office premises are switched off when not in use.

Packaging Material Consumption

We have procedures in place to reduce the usage of single-use plastic packaging materials and recycle metal packaging materials. We continuously optimize product packaging design, advocate the use of green and environmental-friendly materials, and reduce the use of packaging materials while meeting market and production needs. For the procurement of product packaging materials, we have formulated a group-level procurement management plan. At the same time, we have also established a supplier evaluation control procedure, which is applicable to regulating and controlling the supplier evaluation process and the implementation of procurement. The green procurement principle has been implemented in our daily operations.

Emission Management

We have internal policies and procedures in place to ensure compliance relating to air and greenhouse emissions, discharges into water and land, and generation of hazardous and non-hazardous waste.

Wastewaters

We have formulated targeted treatment measures for various types of wastewaters such as industrial, living and rainwater. Industrial wastewater, steam condensate water, equipment and ground cleaning wastewater are collected on site before entering the sewage pipe network. The fire-fighting water in the event of an accident is discharged into the emergency water basin and pumped into the sewage treatment system, and can only be discharged after treatment which makes it up to standard. For rainwater, we have implemented the separation of rainwater and sewage. In order to ensure that the rainwater pipe network is used separately from the sewage pipe network, we strictly prohibit the discharge of other wastewater of non-rainwater into the

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rainwater pipe network, and ensure that the rainwater can be discharged directly without chemical pollution, oil pollution and solid waste. At the end of our Company’s sewage pipe network is a sewage regulating basin. All sewage is collected in the regulating basin, and part of the sewage is treated in the sewage treatment station while the other part enters our sewage treatment plant. All the sewage is treated up to the required standards before discharge. We have further added tests on the content of sewage antibiotics for some of our factories to strictly control the chemical oxygen demand (COD) discharge standards, and to continuously improve the in-depth treatment effect of wastewater.

Greenhouse gas emission

Greenhouse gas (GHG) emissions include Scope 1 (i.e. direct emissions), Scope 2 (i.e. energy indirect emissions) and Scope 3 (i.e. other indirect emissions). Among them, Scope 1 emissions and Scope 2 emissions are all from the controllable energy use of our Group. In order to address the global challenge of climate change and meet the national goal of “peak carbon and carbon neutrality”, we actively promote energy conservation and emission reduction to reduce GHG emissions in our operations, and have achieved certain results.

For the three years ended December 31, 2022, 2023 and 2024, our energy consumption costs amounted to RMB43.171 million, RMB51.656 million and RMB59.733 million, accounting for 1.13%, 0.81% and 1.49% of our revenue, respectively, and we are not categorized as energy-intensive industry. Therefore, the GHG emissions (energy use) have no direct and material effect on financial condition and operation of our Group as a whole.

In terms of Scope 1 and Scope 2 GHG emissions, our target is to reduce GHG emissions intensity by 10% from the level in 2023 by 2028. We will realize the target by reducing energy demand through lean production, retrofitting existing equipment to save energy, using renewable energy and purchasing carbon offsets tools.

For Scope 3 GHG emissions, we are currently conducting a survey on the applicability of 15 categories of Scope 3 GHG emissions, with the departments involved and the relevant external stakeholders, to determine and review the feasibility of the projects and prioritize the categories of Scope 3 GHG emissions. Due to the complexity of supply chain data, the task is still in progress currently. In the future we will make disclosures in accordance with the requirements under the Stock Exchange's Environmental, Social and Governance Reporting Code.

Following an assessment of applicability and feasibility, we will measure the relevant Scope 3 GHG emissions in accordance with the GHG Protocol. This work is expected to be completed by June 2025. Subsequently, based on data from Scope 3 GHG emissions in 2025 and 2026, we will establish reduction targets for Scope 3 emissions and collaborate with upstream and downstream partners to contribute to the reduction of GHG emissions.

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Due to the special requirements for raw materials in our products, there is limited room for reduction in Category 1 (purchased goods and services). However, in Categories 4 and 9, we will implement more scientific and reasonable procurement plans and more efficient and centralized transportation plans to reduce corresponding Scope 3 GHG emissions. In Category 6 and 7, we encourage employees to adopt green commuting and reduce business travel to further reduce Scope 3 GHG emissions.

Solid Waste

The solid waste we produce is divided into hazardous waste (such as chemical waste and liquid) and non-hazardous waste (such as domestic waste from general office operations). We are committed to achieving an innocuous and efficient management of waste disposal that strictly controls the use of chemicals in the pharmaceutical process.

We have formulated internal systems to separate the disposal of solid wastes, so as to ensure that our Company can effectively control and properly dispose of all kinds of waste generated during the production, activities and service process, and prevent and reduce environmental pollution and workplace injuries.

Waste includes hazardous waste and non-hazardous waste. Hazardous wastes include pharmaceutical wastes and other hazardous wastes.

Among them, pharmaceutical waste includes the disposal of expired drugs, such as the disposal of 320.46 tons of expired drugs in previous years by our Group in 2023. Expired drugs not only cause wastage of production resources, but also affect the financial performance of our Group. Therefore, we devoted greater efforts to enhance timeliness and accuracy in forecasting market demand, carry out on-demand production and strengthen management on drugs that are near their expiration dates, and reduce expired drugs through promotion campaigns. For the three years ended December 31, 2022, 2023 and 2024, our hazardous waste disposal costs amounted to RMB0.311 million, RMB0.678 million, and RMB0.276 million respectively, accounting for 0.01%, 0.01% and 0.01% of our Group’s operating income. Except for the factor of expired drugs, the generation of hazardous waste is stable and unavoidable, while it has no direct and material effects on financial condition and operation of our Group as a whole. There was no significant fluctuation in our hazardous waste intensity during the Track Record Period. In the next three years, our target for hazardous waste generation is to ensure that intensity of hazardous wastes shall not exceed 0.002 ton/kg of API production.

Non-hazardous wastes include general industrial wastes and household wastes, while these wastes are inevitably generated during normal production and office work. For the three years ended December 31, 2022, 2023 and 2024, our non-hazardous waste disposal costs amounted to RMB0.236 million, RMB0.234 million and RMB0.303 million, respectively, accounting for 0.006%, 0.004% and 0.008% of our Group’s operating income, respectively, indicating that non-hazardous waste has no direct and material effect on financial condition and operation of our Group.

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For general industrial waste, we set up a management ledger to record the amount, type, destination and other information for statistical analysis and supervision to provide data support for waste reduction and continuously improve overall utilization rate. For domestic waste, we implement a paperless office through the OA system to reduce office waste, and reduce food waste by collecting statistics on the number of diners, small dishes and self-service rice. We regularly promote the above policies and measures to our staff members so that they can understand various aspects of waste reduction, including classification standards of wastes, and methods and importance of waste reduction, while rewarding staff members whose reasonable suggestions on waste reduction are adopted. In the next three years, our Group’s target for the amount of non-hazardous wastes generated is to ensure that the intensity of non-hazardous wastes shall not exceed 0.02 ton/kg of API production.

Hazardous waste includes expired drugs, which are influenced by multiple factors such as market demand, production forecasts, and product shelf life. There is no fixed pattern for the generation and disposal of expired drugs, and with improved market demand forecasting and production scheduling experience, the generation and disposal of expired drugs generally show a decreasing trend. For other hazardous wastes (excluding expired drugs), the amount generated in 2024 was slightly higher than that in 2023, as the production volume of APIs in 2024 was also higher than that in 2023.

For non-hazardous waste, which includes general industrial waste and household waste, all such waste is handled by third parties. In 2024, under the circumstance of ensuring product quality and meeting production needs, we continuously improved our production processes and optimized production workflows. Meanwhile, we enlarged batch sizes, reduced testing frequencies for equivalent materials, and improved raw material utilization rates. These efforts contributed to a reduction in the generation of non-hazardous waste.

We rely on various metrics to measure the impact of environmental risks, which are broadly aligned with industry standards. Such metrics include the number of resource consumption, amount of wastewater generated and the amount of hazardous waste generated. We have also set various goals to reduce our environmental impacts, and we continue to take significant steps towards these targets. The following table sets forth our resource use and emission-related indicators during the Track Record Period.

		For the years ended December 31,
	Unit	2022	2023	2024

Energy consumption
Externally purchased electricity	kWh	73,698,122.0	79,046,487.0	87,173,297.0
Externally purchased steam	Tons	81,037.2	93,011.6	104,996.1
Diesel[2]	Liters	420.0	720.0	1,800.0
Total energy consumption	Tons of standard coal	16,657.8	18,488.9	20,702.7

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		For the years ended December 31,
	Unit	2022	2023	2024

Total energy consumption intensity	Tons of standard coal/output per kilogram of APIs[1]	0.5	0.2	0.2

Water consumption
Freshwater consumption	Tons	1,856,424.6	1,816,590.3	1,985,883.0
Total water consumption intensity	Tons/output per kilogram of APIs[1]	54.0	18.1	15.0

Packaging materials used for finished goods
Packaging materials used	Tons	3,035.3	4,606.0	3,154.6
Packaging material intensity	Tons/output per kilogram of APIs[1]	0.09	0.05	0.02

Emissions
Industrial wastewater	Tons	387,286.5	529,596.0	469,257.9
Chemical oxygen demand CODcr	Tons	11.7	15.1	18.9
Ammonia nitrogen	Tons	0.1	0.3	0.4

Greenhouse gas emissions
Greenhouse gas emissions	Tons of CO2e	67,025.2	73,683.5	83,237.4
Scope 1 total greenhouse gas emissions	Tons of CO2e	816.9	828.5	842.9
Scope 2 total greenhouse gas emissions	Tons of CO2e	66,208.3	72,855.0	82,394.5
Intensity of greenhouse emissions	Tons of CO2e/output per kilogram of APIs[1]	1.9	0.7	0.6

Hazardous waste generated
Pharmaceutical waste	Tons	178.5	400.8	86.0
Other hazardous wastes	Tons	55.4	79.8	84.8
Total hazardous waste	Tons	233.9	480.6	170.8
Intensity of hazardous waste	Tons/output per kilogram of APIs[1]	0.007	0.005	0.001

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		For the years ended December 31,
	Unit	2022	2023	2024

Non-hazardous waste generated
General industrial waste and domestic waste	Tons	2,886.9	3,346.4	1,979.8
Intensity of non-hazardous wastes	Tons/output per kilogram of APIs[1]	0.08	0.03	0.01

_____________

1.	Given the businesses of various subsidiaries of our Group, we believe that it is better to include output (but not revenue) in the measurement of intensity. Of which, the output of APIs is an appropriate denominator for this purpose as the unit of measurement has been applied consistently and all of the APIs have been supplied to other subsidiaries of our Group.

2.	The increase in diesel of our Group in 2024 was mainly due to the purchase of a new diesel truck for transporting bacteria residue.

With the expansion of our business and anticipated commercialization of our drugs under development, we expect our resource consumption and emissions to increase. However, we will continue to adopt a wide range of measures, including strengthening source control, implementing cleaner production, rationing the use of resources, treating laboratory waste and water discharge conscientiously and responsibly, and reducing pollution in the whole process. At the same time, we strive to cultivate a corporate culture of environmental protection and work closely with our business partners to build an environmentally friendly ecosystem. We are committed to improving the environmental performance of our entire value chain, including office operations, supplier selection, raw material inflow, laboratory experiments, manufacturing process and waste management. We aim to reduce its overall energy intensity by 10% by 2028 compared to the level in 2023.

Supplier Management

We have established a comprehensive and effective procurement system. We have also signed the Anti-commercial Bribery Agreement between the Supplier and the Purchaser of Materials 《物資供需雙方反商業賄賂協議》 and the Letter of Commitment to Integrity 《廉潔承諾書》 to strictly control the occurrence of corruption. We attach great importance to and continue to identify the environmental and social risks in our supply chain, and believe that supply chain management can help reduce environmental and social risks. As such, we have established rigorous and standardized processes for supply chain management and supplier selection.

Our Group has always attached great importance to the environmental protection philosophy and social responsibility of its suppliers. In selecting and managing suppliers, we make the judgments by taking account of their quality and qualifications, while conducting assessment by taking account of the concept of environmental protection and social responsibilities, so as to ensure that all suppliers comply with our environmental protection

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standards and social responsibilities. We continue to optimize the design of product packaging and advocate the use of green materials, so as to reduce the use of packaging materials while meeting the market demand and production requirements. When choosing equipment, we should strive to choose those equipment that can achieve maximum output with minimum input, or efficient equipment. In terms of craftsmanship, which means the ability of equipment to meet the requirements of production process. In addition to meeting the technical requirements of the product craftsmanship, the equipment must also comply with the requirements of GMP in relation to energy conservation and reduction in raw material consumption and energy consumption.

With regard to animal welfare, as described in the Business Section (page V-383), all of our animal experiments are conducted through CROs that are qualified in animal experimentation and comply with regulations on the keeping and use of laboratory animals. We set strict standards for the protection of animal experiments. For outsourced service institutions that for the entrusted animal experiments to be conducted, we rigorously review and assess their testing capabilities and qualifications, such as those research institutions with AAALAC (Association for Assessment and Accreditation of Laboratory Animal Care 國際實驗動物評估和認可委員會) accreditation and/or GLP qualifications and with sufficient practical experience. We have clarified the ethical requirements for animal experiments, and stipulated the “3Rs” (Reduction, Replacement, Refinement) principle in the outsourcing contract we signed.

Corporate Social Responsibility

We are committed to corporate social responsibility and meeting society’s changing needs. We support and participate in socially responsible projects that align with our core values and mission. In particular, we have taken initiatives in the following areas:

•	Launching health promotional activities. The “Medicine and Health Entering Thousands of Homes — Sunshine Science Popularization Tour in Guangdong Province Kick-off Conference” (藥健康進萬家–陽光科普紀行廣東省啟動會)” was held in Guangzhou in May 2024. We place great importance on corporate social responsibility and have participated in and supported the “Medicine and Health Entering Thousands of Homes” initiative for many years, witnessing the project's development and progress. We hope to continue collaborating with the Chinese Pharmacists Association and experts at all levels across the country to further advance this project nationwide and contributing to health promotional activities.

•	“Blood Donation for National Day” Voluntary Blood Donation in 2023. In celebration of the 74th anniversary of the founding of the PRC, in response to the call of the Voluntary Blood Donation Committee Office of Yidu* (宜都市無償獻血工作委員會辦公室), we organized the “Blood Donation for National Day” voluntary blood donation in September 2023. A total of 130 persons donated blood and a total of 45,600 milliliters of blood were collected.

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•	Charity. On December 18, 2023, a 6.2-magnitude earthquake struck Jishishan County in Linxia Hui Autonomous Prefecture, Gansu Province. We quickly responded by initiating an emergency relief plan, pursuant to which we donated RMB1 million in cash to the disaster-stricken area in Gansu Province to alleviate the urgent needs of those affected and support their post-disaster rebuilding efforts as much as possible.

•	Launching a series of popularization activities on influenza prevention and treatment. We attach great importance to disease prevention and education, dedicating efforts to promote and develop the concept of standardized diagnosis and treatment of influenza, organize public welfare activities to enhance public health awareness, serve the health and well-being of the public, and contribute to the construction of a healthy China. During the peak season for influenza, we, in collaboration with CCTV.com and Baidu Health, launched a series of popularization activities on influenza prevention and treatment. On December 20, 2023, our brand operation director made a guest appearance in the CCTV live broadcast room, where he provided scientific explanations on influenza prevention and treatment issues that concern the public, helping the public acquire accurate knowledge about influenza and establish correct medication concept. In the future, we will continue to collaborate with experts and platforms in various health fields to promote the popularization of proper methods of influenza prevention and treatment and the concept of rational drug use, disseminate scientific knowledge, jointly build a health line of defense against influenza, and contribute to the establishment of the national influenza prevention and control system.

Work Safety and Health

The PRC government imposes a number of regulatory requirements on pharmaceutical companies in relation to health and occupational safety. Please see “ Regulatory Environment — Principal Regulatory Provisions — Laws and Regulations on Labor and Employee Incentives — Labor, Social Insurance and Housing Provident Funds” for a discussion of these requirements. We are committed to complying with PRC regulatory requirements, preventing and reducing hazards and risks associated with our operation and ensuring the health and safety of our employees and surrounding communities.

We have established a Safety Department to conduct annual inspections of our operating facilities and processes, and to set out an annual action plan each year to ensure that our pharmaceutical manufacturing operations are in compliance with the applicable laws and regulations. We conduct regular training sessions for employees on accident prevention and management. We also provide annual medical checks for our employees, and we require our production staff to attend training sessions on the required safety standards.

We are committed to regularly identifying, inspecting and rectifying workplace safety hazards and risks relating to employees’ health and safety to ensure that our employees have both a healthy and safe working and living environment, as we believe a safe and healthy

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workplace is not only crucial for the well-being of our employees, but also essential to the sustainability of our business. We have implemented rigorous company-wide work safety guidelines and host regular production and operation training programs to ensure that all of our employees are constantly refreshed and equipped with the necessary awareness and technical know-how to perform their work in a safe and effective manner in accordance with our internal Employee Safety Behavior Manual. We conduct regular safety inspections for our laboratories and manufacturing facilities and have formulated targeted rectification action plans to assist responsible employees in identifying and rectifying potential health and safety hazards, in order to continuously improve our safety risk protection level. As an integral part of work safety and quality assurance, we also perform routine maintenance to ensure that all equipment in the laboratories and manufacturing facilities are safe for use, including by identifying and repairing faulty equipment and equipment parts. Since our operations involve the use of hazardous materials, we carry out regular special cleaning and disinfection work, and have implemented safety protocols that set out guidelines on potential safety hazards and procedures for working in the laboratory and manufacturing facilities, including but not limited to the handling, use, storage, treatment and disposal of hazardous materials, as well as emergency planning and response. During the Track Record Period and up to the Latest Practicable Date, we did not have any major workplace accidents.

		For the years ended December 31,
	Unit	2022	2023	2024

Number and rate of employee turnover

Total staff turnover	Number of staff members	1,192	1,177	1,306

Employee turnover rate	Percentage	21%	19%	20%

Our employee turnover rate remained at around 20% without significant fluctuation during the Track Record Period.

Our employee turnover rate during the Track Record Period was between 19% and 21%. Employee turnover is influenced by industry, region, and corporate ownership characteristics. To benchmark against industry standards, we referenced data from Wind Database for all Hong Kong-listed companies headquartered in Guangdong Province in the private biopharmaceutical-western medicine industry (a total of 4 companies). The most recent disclosed employee turnover rate for these companies ranged from 13% to 28%. Therefore, we believe that our Group’s employee turnover rate is consistent with industry norms.

We are fully aware of the importance of a stable workforce, especially the stability of our core talents, for the long-term stable development of our Group. Therefore, we strive to enhance staff’s recognition and sense of belonging to our Group. We optimized the recruitment

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process to clarify the responsibilities, skill requirements and career development paths of each position, and used scientific talent assessment tools to ensure that the recruited personnel were highly matched with the positions and reduce turnover due to a mismatch as a result of different abilities or interests. We formulate individualized career development plans for staff members based on their interests, abilities and corporate needs, and provide clear promotion paths and development directions. Mechanisms such as regular staff communication meetings and symposiums have been established to provide staff with opportunities to express their ideas and opinions. Suggestion boxes and online feedback platform have been set up to encourage staff to provide feedback and suggestions at any time.

Workplace Diversity

Within our organization, we are committed to creating an open and inclusive workplace that promotes equality. We hire employees based on their merits and it is our corporate policy to offer equal opportunities to them regardless of gender, age, race, religion or any other social or personal characteristics. As of December 31, 2024, approximately 50% of our total employees were female. We adhere to a fair and transparent employee management system and strive to enhance gender and age diversity of our workforce.

Going forward, we intend to actively identify and monitor the actual and potential impact of ESG-related risks on our business, strategy and financial performance and incorporate considerations of ESG issues into our business, strategic and financial planning, in compliance with the recommendation of the Environmental, Social and Governance Reporting Code in Appendix C2 to the Listing Rules.

INSURANCE

In line with what we consider to be customary for PRC pharmaceutical manufacturing companies, we maintain clinical trial insurance relating to adverse events in clinical trials, property insurance covering our production facilities and equipment, insurance relating to public liability, insurance relating to transport of goods as well as insurance covering our construction projects (including accidents), all of which, combined, we believe to be sufficient. We also maintain social security insurance in accordance with the relevant laws and regulations in the PRC. We do not carry any product liability insurance or business interruption insurance as these are not mandatory under PRC law as confirmed by our PRC Legal Advisor. Please see “Risk Factors — Risks Relating to Our Business and Industries — We have limited insurance coverage, and any claims beyond our insurance coverage may result in us incurring substantial costs and a diversion of resources.”

Our Directors are of the view that our current insurance coverage is in line with industry practice and norm and is adequate for our operations.

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EMPLOYEES

As of December 31, 2024, we had 6,550 full-time employees. The table below sets out a breakdown of our employees by function as of December 31, 2024:

Number of employees

Research and development personnel	1,135
Manufacturing personnel	2,391
Quality control personnel	731
Administrative personnel	409
Sales and marketing personnel	1,884
Total:	6,550

Most of our employees are located in Dongguan and Yidu. Some of our sales and marketing personnel are located in various sales offices within the PRC.

We provide orientation training for all new employees to ensure that they are able to understand our internal policies, employee manual and corporate culture in an efficient manner. The orientation training also provides them with the necessary skills and knowledge to perform their required duties. We also have a continuing education program to provide training for all of our employees. The aim of such continuing education program is to improve our employees’ knowledge and skills in a number of important areas of our operations, including key requirements under the GMP certification system, laws and regulations applicable to our operation, quality control and workplace safety. The training is delivered by our employees, as well as by external speakers. We evaluate our training results every year and adjust training programs accordingly for the next training term. Moreover, all departments in our Company are required to keep their own training records and prepare their annual training plan each year.

We have entered into confidentiality agreements with some of our employees, which provide that all relevant intellectual properties developed by our staff during their employment with us become our intellectual properties and are treated as trade secrets, and that our employees are refrained from disclosing any trade secrets to third parties. We also enter into non-competition agreements with selected employees.

To remain competitive in the labor market, we provide various incentives and benefits to our employees. Our employees’ remuneration consists of wages, bonuses, allowances, employees’ provident fund, as well as social security contributions and other welfare payments pursuant to applicable laws and regulations. We have also adopted an employee incentive plan to incentivize and recognize the contribution of certain of our employees, advisor and officers. Please see “Appendix VI — Statuary and General information — D. Employee Incentive Plan” for further details of the employee incentive plan.

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We have complied with the statutory social security insurance fund and housing fund obligations applicable to us under the laws and regulations in China in all material aspects during the Track Record Period and as of the Latest Practicable Date. Please see “Risk Factors — Risks Relating to Our Business and Industries — We may be subject to additional payments or penalties relating to contributions to social security insurance and housing provident funds” for further details.

During the Track Record Period, we had not made full contributions to the social insurance premium and housing provident fund based on the actual salary level of some of our employees as prescribed by relevant laws and regulations, with a contribution shortfall of approx. RMB40.7 million, RMB39.7 million and RMB41.5 million for the years ended on December 31, 2022, 2023 and 2024. As advised by our PRC Legal Advisor, pursuant to relevant PRC laws and regulations, if we fail to pay the full amount of social insurance contributions as required, we may be ordered to pay the outstanding social insurance contributions within a prescribed period and may be subject to an overdue fine of 0.05% of the delayed payment per day from the date on which the payment is payable. If such payment is not made within the prescribed period, the competent authorities may further impose a fine from one to three times the amount of any overdue payment. In respect of the housing provident fund contributions, if any competent authority is of the view that the housing provident fund contributions we made do not satisfy the requirements under the relevant PRC laws and regulations, it can order us to make the outstanding balance to the relevant local authorities within a given period. As advised by our PRC Legal Advisor, pursuant to the Social Insurance Law of PRC (《中華人民共和國社會保險法》), we may be required by relevant authorities to pay the outstanding social insurance within a prescribed period, and pay an overdue fee equivalent to 0.05% of the outstanding amount for each late payment day. If we fail to pay the outstanding social insurance within the prescribed period, we may be subject to a fine equivalent to one to three times of the outstanding social insurance amount.

Our Directors believe that such non-compliance would not have a material adverse effect on our business and results of operations, considering that: (i) as advised by our PRC Legal Advisor, to the extent that there are no significant changes in the current policies and regulations related to social insurance and housing provident fund, as well as the implementation and supervision requirements of local governments, and there are no collective complaints or reports made or related litigation and arbitration initiated by employees, the risk of us being ordered to make a one-off payment and subject to significant administrative penalties by the social insurance and housing provident fund regulatory authorities due to issues such as social insurance and housing provident fund payment bases being lower than actual wages during the Track Record Period is relatively low. This view is supported by the confirmation letters that we obtained from the relevant competent authorities confirming that we were not subject to any material penalties in relation to the social insurance premium and housing provident fund; (ii) we had not been subject to any administrative penalties during the Track Record Period and up to the Latest Practicable Date; (iii) we were neither aware of any employee complaints filed against us nor involved in any labor disputes with our employees with respect to social insurance and housing provident funds during the Track Record Period and up to the Latest Practicable Date; and (iv) as of the Latest Practicable Date, we had not

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received any notification from the relevant PRC authorities requiring us to pay for the shortfalls or any overdue charges with respect to social insurance and housing provident funds. Other than the matters as described in this sub-section, we made all other contributions during the Track Record Period in compliance with the applicable laws and regulations.

To ensure on-going compliance with PRC laws and regulations in relation to social security insurance and housing provident funds contributions, we have designated our human resources department to be responsible for matters relating to the social security insurance and housing provident funds contributions of our Group, which will continue to monitor our on-going compliance, investigate any issues detected in a timely manner and communicate with the relevant local governmental authority to ensure we fulfill our obligations under the applicable PRC laws and regulations. We will also continue to consult our PRC legal counsel on a regular basis for advice on relevant PRC laws and regulations to enhance our awareness and to keep us abreast of relevant regulatory developments.

Our Directors confirmed that we have complied with applicable employment laws and regulations in all material respects and there have been no outstanding material labor related legal proceedings or disputes against us as of the Latest Practicable Date.

PERMITS, LICENSES AND CERTIFICATIONS

We are subject to regular inspections, examinations and audits and are required to maintain or renew the necessary permits, licenses and approvals for our business. Our Directors, as advised by our PRC Legal Advisor, confirm that, during the Track Record Period and up to the Latest Practicable Date, our Group had complied with relevant PRC laws and regulations in all material respects and had obtained all material permits, licenses and certifications from the relevant PRC authorities for its operations in China.

The following table sets forth key permits, licenses and certifications relating to our business and operations (apart from those pertaining to general business requirements), their respective purpose, issuing authority and expiry date as of the Latest Practicable Date:

Permit/License/ Approval	Purpose	Issuing authority	Expiry date

Production Permit (SLP)	Granules, oral suspension, tablets, hard capsules production	Guangdong Provincial Medical Products Administration	April 22, 2030

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Permit/License/ Approval	Purpose	Issuing authority	Expiry date

Production Permit (Dongguan Yangzhikang)	Clarithromycin Sustained-Release Tablets, Moxifloxacin Hydrochloride Tablets, Clarithromycin Tablets, Levofloxacin Tablets, and Olmesartan Medoxomil Tablets production	Guangdong Provincial Medical Products Administration	April 7, 2030

Production Permit (Yichang HEC Pharmaceutical)	API production	Hubei Provincial Medical Products Administration	May 10, 2026

Production Permit (HEC CJ Pharm)	freeze-dried powder injection, tablets, hard capsules, granules, dry suspensions, powders, API, therapeutic biological products production	Hubei Provincial Medical Products Administration	November 4, 2025[1]

Drug Operation Permit (Yichang HEC Medical)	Chinese medicines, chemical raw materials, chemical pharmaceutical formulation, antibiotic raw materials, and antibiotic formulations (excluding refrigerated and frozen medicines) operation	Hubei Provincial Medical Products Administration	November 3, 2025[2]

Certificate of GMP Compliance of a Manufacturer (SLP)[3]	Tablets, hard capsules, oral suspension	National Office for Health and Social Affairs of Germany	January 28, 2027

____________

Note 1:	The renewal application is planned to be submitted in early July, with the renewal expected to be completed by the end of September in 2025.

Note 2:	The renewal application is planned to be submitted in late August, with the renewal expected to be completed by the end of October in 2025.

Note 3:	According to the relevant requirements under the Circular on the Relevant Issues Concerning the Implementation of the Drug Administration Law of the PRC (《關於貫徹實施 <中華人民共和國藥品管理法> 有關事項的公告》) (2019 No. 103 announcement), the GMP certification was canceled from December 1, 2019, after which, no application for GMP certification would be accepted and no GMP certificate would be granted. Therefore, the GMP certificates held by the Company and its subsidiaries will not be renewed upon expiration. Regulatory departments will continue to supervise enterprises to ensure compliance with

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relevant requirements for drug production through routine supervision. For further information relating to GMP certification, please see “Regulatory Environment — Principal Regulatory Provisions — Laws and Regulations on the Manufacturing of Drugs — Good Manufacturing Practice”.

We monitor the validity status of, and make timely applications for the renewal of, relevant licenses, permits, approvals, and certificates prior to the expiration date. During the Track Record Period and up to the Latest Practicable Date, we had not experienced any material difficulty in obtaining or renewing the required licenses, permits, approvals, and certificates for our business operations. We do not expect there to be any material legal impediment in renewing these licenses, permits, approvals and certificates as they expire in future as long as we are in compliance with applicable laws, regulations, and rules.

INTERNAL CONTROL AND RISK MANAGEMENT

Risk Management

We recognize that risk management is critical to the success of our business operation. Key operational risks faced by us include changes in the general market condition and the regulatory environment of the Chinese and global pharmaceuticals markets, our ability to develop, manufacture and commercialize our drugs under development, and our ability to compete with other biopharmaceutical companies. Please see “Risk Factors” for a discussion of various risks and uncertainties we face.

We have adopted a comprehensive set of risk management policies which set out a risk management framework to identify, assess, evaluate and monitor key risks associated with our strategic objectives on an on-going basis. We categorize the risks into strategic risks, market risks, operational risks, financial risks and legal risks based on the impacts that these risks pose to our development strategy and operational targets. Risks identified by our management team will be analyzed on the basis of likelihood and impact, and will be properly followed up with mitigated and rectified by our Group and reported to our Directors. Our Directors are responsible for supervising the implementation of our risk management policies.

To monitor the ongoing implementation of risk management policies and corporate governance measures after the listing, we have adopted or will continue to adopt, among other things, the following risk management measures:

•	Our Directors will oversee and manage the overall risks associated with our business operations, including (i) reviewing and approving our risk management policy to ensure that it is consistent with our corporate objectives; (ii) reviewing and approving the annual working plan and annual report of our corporate risk management; (iii) monitoring the most significant risks associated with our business operation and our management’s handling of such risks; (iv) reviewing our corporate risk in the light of our corporate risk tolerance; (v) monitoring and ensuring the appropriate application of our risk management framework across our Group; and (vi) establishing the risk management committee to report on the effectiveness of the comprehensive risk management to the Board.

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•	Our audit department will be responsible for (i) formulating our risk management policy and reviewing major risk management issues of our Company; (ii) formulating the annual working plan and annual report of risk management; (iii) providing guidance on our risk management approach to the relevant departments in our Company and supervising the implementation of our risk management policy by the relevant departments; (iv) reviewing the relevant departments’ reports on key risks and providing feedback; (v) education and training in relation to risk management; and (vi) daily coordination of risk management.

•	The relevant departments in our Company, including but not limited to the finance department, the legal department and the human resources department, are responsible for implementing our risk management policy and carrying out our day-to-day risk management practice. In order to formalize risk management across our Group and set a universal level of transparency and risk management performance, the relevant departments will (i) gather information about the risks relating to their operation or function; (ii) conduct risk assessments, which include the identification, prioritization, measurement and categorization of all key risks that could potentially affect their objectives; (iii) continuously monitor the key risks relating to their operation or function; (iv) implement appropriate risk responses where necessary; (v) develop and maintain an appropriate mechanism to facilitate the application of our risk management framework; and (vi) timely report to our audit department upon the discovery of material risks.

Internal Control

In order to achieve control objectives, the board of directors, board of supervisors, managers and all employees of our Company continue to establish and improve our Company’s internal control system. Our Board is responsible for establishing our internal control system and reviewing its effectiveness. During the process of preparing for the Listing, we have engaged an internal control consultant to perform a review based on an agreed-upon scope in connection with the internal control of our Company and our major operating subsidiaries on our Group's entity-level controls and internal controls of various processes, including financial reporting and disclosure controls, human resources and payroll management, general controls of IT system, taxation management, contract management and other procedures of our operations in accordance with AATB 1 issued by the Hong Kong Institute of Certified Public Accountants, and no further recommendation has been provided by the internal control consultant during the follow-up review.

During the Track Record Period, we regularly reviewed and enhanced our internal control system. Below is a summary of the internal control policies, measures and procedures we have implemented or plan to implement:

•	Internal Audit. We put in place the internal audit charter that clearly states the objectives, organization, roles and responsibilities, working scope and procedures of our internal audit function. We established an internal audit department that is

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responsible for internal auditing and execution of anti-bribery measures in accordance with the internal audit charter. The internal audit department reports to our senior management and the audit committee.

•	Audit Committee. We have established an audit committee which (i) makes recommendations to our Directors on the appointment and removal of external auditors; (ii) reviews our financial statements and gives advice in respect of financial reporting and (iii) oversees internal control procedures of our Group.

•	Internal Control Management Handbook. In order to continuously improve risk management capabilities, promote our Company’s sustainable development, implement the “Basic Standards for Corporate Internal Control” and supporting guidelines, and establish and improve our internal control system, we have compiled the “Internal Control Management Manual” as a guide for (i) establishing, implementing and evaluating internal controls, (ii) specifying the departments responsible for implementing the internal controls and the departments accountable and (iii) refining the control requirements and key points.

•	Listing Rules Compliance. We have adopted various policies to ensure compliance with the Listing Rules, including but not limited to aspects relating to corporate governance, connected transactions, notifiable transactions, inside information and securities transactions by our Directors. We have designated staff to monitor our compliance with the Listing Rules and other applicable laws and regulations, who have the power to investigate relevant incidents (if any) and communicate with the related authorities or advisers.

•	Code of Conduct. Our code of conduct explicitly communicates to each employee our values, acceptable criteria for decision-making and our ground rules for behavior. Our code of conduct also includes whistle-blowing policies to encourage all employees to speak up against any sub-standard behavior. We also established an anti-money laundering management group and a related working group that are responsible for monitoring and supervising the implementation of our code of conduct and our anti-money laundering policies.

•	Legal compliance. We have engaged a law firm to advise us on and keep us abreast with PRC and Hong Kong laws and regulations. We will continue to arrange various trainings to be provided by external legal advisers from time to time when necessary and/or any appropriate accredited institution to update our Directors, senior management, and relevant employees on the latest PRC and Hong Kong laws and regulations.

To ensure the effective management of our intellectual property and to mitigate the risk of litigation related to intellectual property infringement, we have implemented comprehensive internal policies and established a robust intellectual property management system. These measures include:

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•	Prevention of Third-Party Intellectual Property Infringement. Our intellectual property department, which oversees intellectual property management, conducts rigorous searches and analyses of research and development outcomes upon the completion of research projects and technological developments. This process involves identifying potential infringements on third-party intellectual property rights, preparing detailed inspection reports, and ensuring compliance with applicable laws to prevent any unauthorized use of protected intellectual property.

•	Employee Confidentiality and Compliance Measures. Employees are required to strictly adhere to confidentiality obligations concerning technical trade secrets. To this end, they must sign confidentiality agreements and non-compete covenants, as well as comply with an internal confidentiality framework that defines their specific responsibilities. In addition, R&D staff is required to conduct a search for their R&D outcome to confirm it does not involve patented technology that may impose infringement risks.

•	Training and Knowledge Development. We provide regular training programs to ensure employees have a thorough understanding of our intellectual property policies and their obligations under them. These programs include periodic assessments to evaluate employee knowledge and compliance, as well as access to updated resources reflecting changes in intellectual property laws and regulations. A feedback mechanism has also been established to refine training initiatives based on employee input and evolving industry standards.

•	Lifecycle Management of Intellectual Property. An internal intellectual property management system has been implemented to oversee the full lifecycle management of our proprietary IP assets. This system supports various functions, including patent applications, and maintenance, ensuring effective administration and protection of our intellectual property portfolio.

We will conduct periodic review of relevant laws and regulations and amend our internal policies to ensure compliance with the latest applicable laws and regulations.

LEGAL AND COMPLIANCE

Legal Proceedings

During the Track Record Period and as of the Latest Practicable Date, no member of our Group or any of our Directors was engaged in any litigation, arbitration or claim of material importance, and no litigation, arbitration or claim of material importance was known to the Directors to be pending or threatened by or against our Group or any of our Directors, that would have a material adverse effect on its business, financial condition or results of operations. We may, from time to time, become a party to various legal, arbitration or administrative proceedings arising in the ordinary course of our business. Please see “Risk Factors — Risks Relating to Our Business and Industries — We are and may be involved in

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litigation, legal disputes, claims or administrative proceedings which could be costly and time-consuming to resolve” and “Risk Factors — Risks Relating to Our Business and Industries — If we are sued for infringing, misappropriating, or otherwise violating intellectual property rights of third parties or engaging in unfair competition, such litigation could be costly and time-consuming and could prevent or delay us from developing or commercializing our drug candidates” for further details.

Recent Intellectual Property Infringement Claim

In November 2021, Boehringer Ingelheim Pharma GmbH & Co. KG (“勃林格殷格翰製藥兩合公司”) (“Boehringer”) alleged that parties including HEC CJ Pharm, Ruyuan HEC Pharma, and we infringed its patent rights under Patent No. ZL03819760.X by engaging in the manufacturing, sale, and offering for sale of Linagliptin tablets and filed a lawsuit with the Shanghai Intellectual Property Court in July 2021 seeking an injunction to stop the alleged infringement and demanding compensation for economic losses and reasonable expenses incurred in enforcing its rights, initially amounting to RMB50 million (“Linagliptin Case”). Boehringer alleged that the patent-in-dispute protects the compound, compositions, and methods of use related to the active pharmaceutical ingredient known by the International Nonproprietary Name (INN) Linagliptin. Boehringer contended that our Linagliptin falls within the patent’s scope under applicable pharmaceutical nomenclature regulations and approved labeling, satisfying claim limitations for infringement. On June 3, 2024, Boehringer submitted an application to amend its claims, requesting punitive damages totaling RMB100 million, such amount being our maximum monetary exposure at the moment based on the current claims submitted by Boehringer. On July 2, 2024, the Shanghai Intellectual Property Court issued a ruling transferring the case to the Shanghai High People’s Court for further proceedings. In January and February 2025, the Shanghai High People’s Court organized two evidence examinations (質證). The case is currently awaiting trial by the Shanghai High People’s Court. The percentage of revenue contribution from Linagliptin tablets during the Track Record Period is 2.67%, 0.90% and 4.69% for the years ended December 31, 2022, 2023 and 2024, respectively. As of Latest Practicable Date, no judgment has been rendered by the court regarding this case. Besides the disputes regarding Linagliptin, we do not have any other relationship with the plaintiff.

On July 4, 2018, we applied to the NMPA for marketing approval of a generic drug, Linagliptin tablets, and received approval on July 8, 2020 (Approval Number: H20203294). In February 2019, HEC CJ Pharm entered into a purchase agreement with us to acquire the technology, marketing approval, and sales rights associated with the approved Linagliptin tablets (“Linagliptin Purchase Agreement”). In March 2021, HEC CJ Pharm and we executed a manufacture framework agreement under which we were commissioned to manufacture Linagliptin tablets (“Linagliptin Framework Agreement”). Starting from February 2021, we listed the relevant products on the drug procurement platform under our own name for sale following HEC CJ Pharm's instruction. HEC CJ Pharm retains all rights and interests for Linagliptin within China.

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In November 2021, Boehringer filed an administrative adjudication request with the China National Intellectual Property Administration against HEC CJ Pharm and us (“Respondents”) in connection with Linagliptin tablets. In July 2022, the CNIPA issued an administrative decision ordering the Respondents to cease the alleged infringement and sales of Linagliptin tablets in various provinces in China. After receiving the notices from each local government to enforce CNIPA's decision, we delisted or suspended the listings of the products involved from various sales platforms in that local government area. The CNIPA's administrative decision ceased to be effective in August 2023 upon the expiration of Boehringer's patent in respect of the Linagliptin tablets, after which we resumed sales of the products. The administrative decision by the CNIPA is an independent legal proceeding and is procedurally separate from the Linagliptin Case, as it involves a different patent. Accordingly, the administrative decision does not affect the progress of the Linagliptin Case.

Since the administrative decision was made by CNIPA in July 2022, CNIPA has not initiated any further administrative procedures, nor has it made any other administrative decisions or taken any administrative measures regarding this case.

Having considered the legal advice from our PRC Legal Advisor and the facts of the Linagliptin Case, our Directors are of the view that the Linagliptin Case does not have any material adverse impact on our business operations and financial performance, and thus do not consider it as material litigation of our Group because:

•	The patent in dispute (Patent No. ZL03819760.X) held by Boehringer expired in August 2023. As advised by our PRC Legal Advisor, the expiration of a patent means its associated rights are no longer protected, and our manufacturing or sales activities related to linagliptin tablets after the expiry date do not constitute infringement of the patent in dispute.

•	We acquired the Linagliptin tablets related rights from one of our Controlling Shareholders in 2019, who developed the Linagliptin tablets and indemnifies us of any legal liabilities and obligations and any losses, damages and claims associated with the Linagliptin tablets under the Linagliptin Purchase Agreement and Linagliptin Framework Agreement. As advised by our PRC Legal Advisor, based on the Linagliptin Purchase Agreement the amount claimed in the Linagliptin Case, if any, shall be covered by the Controlling Shareholder’s indemnity. As a result, we have not made any provisions in relation to the Linagliptin Case during the Track Record Period.

Legal Compliance

During the Track Record Period and up to the Latest Practicable Date, we had not been and were not involved in any material non-compliance incidents that led to fines, enforcement actions or other penalties that could, individually or in aggregate, have a material adverse

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effect on our business, financial condition or results of operations, and there were no material intellectual property disputes and we had complied with the relevant laws and regulations in all material respects and obtained all material permits, licences and certifications for our overseas operations.

DATA PRIVACY AND PROTECTION

We receive, collect, generate, store, process, transmit and maintain medical data treatment records, clinical trial data and other medical or clinical details of the subjects enrolled in our clinical trials. Such medical or clinical data does not include any personal data and we do not receive, collect, generate, store, process, transmit and maintain the personal data of our subjects who enrolled in our clinical trials. The “medical data treatment records” refer to clinical trial-related data collected, stored, and processed by us. These data are crucial to the success of clinical trials and includes information such as subject identifiers (e.g., coded identifiers, screening numbers, randomization codes), demographic data, medical history, drug intervention details, efficacy endpoints, and safety information. We do not store personal data, such as subject names and ID numbers. Such information is retained exclusively by the research centers or hospitals conducting the trials. We submit medical or clinical data as required by US FDA review of our drug applications, but such medical or clinical data required by the US FDA does not include any personal data. We did not conduct any cross-border personal data transmission during the Track Record Period and up to the Latest Practicable Date.

As of the Latest Practicable Date, we had designed strict data protection policies to ensure that the collection, use, storage, transmission, dissemination and destruction of data are in compliance with applicable laws, regulations and prevalent industry practice. As advised by our PRC Legal Advisor, during the Track Record Period and up to the Latest Practicable Date, we have not been subject to any administrative penalties imposed by the relevant authorities for violation of any applicable laws and regulations relating to data privacy and protection.

Data Protection Policy

We have implemented a comprehensive data privacy and protection policy that includes the following key principles: (i) We will collect personal information and data from users only with their prior informed consent. We make reasonable efforts to use, disclose, and request only the minimum amount of information necessary for the intended purposes related to our products and services. (ii) Users must acknowledge the terms and conditions of the user agreement and the privacy policy before accessing our products and services. If personal data processing is required, users need to consent to our collection, use, and disclosure of their data in compliance with applicable laws and regulations. We will only utilize user data with their prior informed consent. (iii) When transmitting and storing sensitive personal information, we employ security measures such as encryption to ensure its protection. (iv) We do not sell, share, or otherwise provide any personal information to third parties, except as required by law. (v) We will implement relevant and appropriate internal procedures and controls to protect user data and prevent leakage or loss.

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We have established a robust internal governance framework focused on data privacy and protection. This framework includes a variety of management regimes, such as: Data Security Management Measures, Personal Information Lifecycle Management Measures, Personal Information Breach Incident Management Measures, Data Destruction Management Measures. In addition to these measures, we have implemented a range of internal safeguards designed to ensure the privacy and security of user data.

(i)	Data is categorized, hierarchically classified, encrypted, and securely backed up throughout the storage phase to maintain integrity and security.

(ii)	User data collected during daily business operations within the PRC is stored within the PRC.

(iii)	We have established an Information Security Management Committee and a dedicated Information Security Management Team. These groups manage and supervise network and data security, personal information protection, and ensure the enforcement of internal policies and measures.

(iv)	Access controls are strictly enforced, ensuring personnel access personal information only on a need-to-know basis, adhering to the principle of least privilege. Employees can only access the minimum data required to perform their specific tasks.

(v)	We are dedicated to the continuous education and training of our employees to cultivate a strong culture of information security protection throughout the organization.

During the Track Record Period and up to the Latest Practicable Date, we have not experienced any material data leakage.

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BUSINESS

AWARDS AND RECOGNITIONS

As a result of the quality and strong reputation of our products, creditworthiness and contribution to the community, we have been given the following awards, authentication and recognition:

No.	Award	Awardee/Awarded product	Year	Awarding unit

1.	The 25th China Patent Gold Award — Oseltamivir phosphate granules and its preparation method (第二十五屆中國專利金獎 — 磷酸奧司他韋顆粒劑及其制備方法)	SLP	2025	China National Intellectual Property Administration

2.	First Class Sci-Tech Advancement Award of Guangdong Province for 2023 (“2023年度廣東省科技進步獎一等獎”)	SLP	2024	People's Government of Guangdong Province

3.	The First Tier of the “Top 100 in Research and Development of Chinese Pharmaceutical Industry for 2024” List (“2024中國醫藥工業研發百強”榜單第一梯級)	SLP	2024	Sinohealth

4.	National Key Laboratory for Research and Development of New Anti-infective Drugs (抗感染新藥研發全國重點實驗室)	SLP	2023	Ministry of Science and Technology of the PRC

5.	The First Tier of the “Top 100 Chinese Pharmaceutical Innovators for 2022 and 2023” List (“2022、2023中國醫藥創新企業100強”榜單第一梯級)	SLP	2022, 2023	Healthcare Executive Magazine

6.	Top 100 Invention Patents in the Global Biomedical Industry in 2022 (No. 4 in China) (2022年全球生物醫藥產業發明專利排行榜TOP 100(中國第4位))	SLP	2023	incoPat (Global Patent Database) Innovation Index Research Center

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No.	Award	Awardee/Awarded product	Year	Awarding unit

7.	2023 Pharmaceutical Industry Competitiveness Top 100 List (2023醫藥工業競爭力百強榜)	HEC CJ Pharm	2023	Sinohealth

8.	National High-Tech Enterprise (國家高新技術企業)	SLP	2023	Provincial Department of Science and Technology and other departments

9.	2017~2023 China Pharmaceutical R&D Comprehensive Strength Ranking TOP 20 List (2017~2023中國藥品研發綜合實力排行榜TOP 20榜單)	SLP	2023	Yaozh.com (藥智網)

10.	The Second Prize of the Beijing Science and Technology Progress Award (北京市科學技術進步獎二等獎)	SLP/HEC CJ Pharm	2023	People’s Government of Beijing Municipality

11.	The “Most Innovative Enterprise with R&D Strength “in the 4th China Biopharmaceutical Industry Chain Innovation List for 2023 (2023年第四屆中國生物醫藥產業鏈創新風雲榜“年度最具研發實力創新型企業”稱號)	SLP	2023	China Biopharmaceutical Industry Chain Innovation and Transformation Consortium

12.	The “Principal” Enterprise of the Biopharmaceutical and High-end Medical Device Industry Chain (生物藥醫藥及高端醫療器材產業鏈“鏈主”企業)	SLP	2023	Dongguan Municipal Bureau of Industry and Information Technology Bureau, Dongguan Municipal Bureau of Science and Technology

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No.	Award	Awardee/Awarded product	Year	Awarding unit

13.	2023 Influenza Medicine Brand List (2023年流行性感冒藥品牌榜)	Kewei	2023	CPEO (西普會)

14.	2023 Most Valuable Collaboration Item in Chinese Chain Pharmacies (2023中國連鎖藥店最具合作價值單品)	Kewei Granules	2023	Menet.com (米內網)

15.	Most Popular Star Product in Pharmacies (最受藥店歡迎的明星單品)	Kewei Granules	2023	West Lake Forum (西湖論壇)

16.	Golden Horse Award for the Most Innovative Enterprise with the Best R&D Strength (最具研發實力創新BigPharma企業金馬獎)	SLP	2022	China Biomedical Industry Chain Innovation and Transformation Alliance

17.	China Pharmaceuticals – Top Brand of Anti-infective Drugs in Hospital Terminal of China’s Pharmaceutical Brands (中國醫藥•品牌榜醫院終端抗感染用藥榜首品牌)	Kewei	2022	Menet.com (米內網)

18.	2022 Top Brand of Anti-infective Drugs in Hospital Terminal of China’s Pharmaceutical Brands (2022中國醫藥品牌榜醫院終端抗感染用藥榜首品牌)	HEC CJ Pharm/Kewei	2022	Menet.com (米內網)

19.	Enterprise Technology Center of Guangdong Province (廣東省省級企業技術中心)	SLP	2021	Department of Industry and Information Technology of Guangdong Province and other departments

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No.	Award	Awardee/Awarded product	Year	Awarding unit

20.	Breakthrough New Drug of the Year at the 13th Health China Forum (第十三屆健康中國論壇年度突破新藥)	Emitasvir phosphate capsules (Dongweien)	2021	People’s Daily Health APP

21.	Technological Giant, the Invisible Champion of the Subdivision of Pillar Industries in Hubei Province (湖北省支柱產業細分領域隱形冠軍科技小巨人)	HEC CJ Pharm	2021	Department of Economy and Information Technology of Hubei Province

22.	Best ESG Award of the 5th Golden Hong Kong Stocks Awards (第五屆金港股年度頒獎盛典最佳ESG獎)	HEC CJ Pharm	2021	RoyalFlush Finance

23.	“Enterprise Management Award” of the Pharmaceutical Industry in the “13th Five-Year Plan” (醫藥行業“十三五”“企業管理獎”)	HEC CJ Pharm	2021	R&D-based Pharmaceutical Industry Association Committee under the China Association of Enterprises with Foreign Investment (中國外商投資企業協會藥品研製和開發行業委員會)

24.	Top 100 List of China’s Pharmaceutical Industry (中國醫藥工業百強榜)	HEC CJ Pharm	2020	Menet.com (米內網)

25.	National Intellectual Property Demonstration Enterprise (國家知識產權示範企業)	SLP	2017	China National Intellectual Property Administration

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CONNECTED TRANSACTIONS

OVERVIEW

We entered into certain transactions with our connected persons in the past. As these transactions will be continued after the Listing, the transactions shall constitute continuing connected transactions under the Listing Rules.

CONNECTED PERSONS

Immediately following the Introduction and the Privatization, our Company is held, directly and indirectly, as to approximately 44.34% of the total issued share capital by Shenzhen HEC Industrial, one of our Controlling Shareholders. Therefore, Shenzhen HEC Industrial and its associates are our connected persons pursuant to the Listing Rules.

SUMMARY OF CONTINUING CONNECTED TRANSACTIONS

Nature of Transactions	Applicable Listing Rules	Waiver Sought	Proposed Annual Caps (RMB Million) for the financial year ending December 31,

			2025	2026	2027

Fully Exempted Continuing Connected Transaction
Provision of guarantees to us by our Controlling Shareholders	Rule 14A.90	None	–	–	–

Partially Exempted Continuing Connected Transactions
Accommodation, Catering and Other Services Framework Agreement	Rules 14A.76(2) and 14A.105	Announcement requirement	40.0	40.0	40.0
Energy Purchase Framework Agreement	Rules 14A.76(2) and 14A.105	Announcement requirement	63.0	63.0	63.0
APIs and Intermediates Purchase Framework Agreement	Rules 14A.76(2) and 14A.105	Announcement requirement	158.6	158.6	158.6
Packaging and Production Materials Purchase Framework Agreement	Rules 14A.76(2) and 14A.105	Announcement requirement	40.0	40.0	40.0

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CONNECTED TRANSACTIONS

FULLY EXEMPTED CONTINUING CONNECTED TRANSACTION

1.	Provision of guarantees to us by our Controlling Shareholders

Our Controlling Shareholders have provided guarantees in favor of us to secure loans from various commercial banks and financial institutions. As of April 30, 2025, our outstanding borrowings guaranteed by our Controlling Shareholders in aggregate amounted to RMB4,440.5 million. The relevant outstanding borrowings guaranteed by our Controlling Shareholders will expire between 2025 to 2033, with annual interest rates ranging from 2.33% to 8.5%. As the early release of guarantees provided by our Controlling Shareholders is not in the best commercial interest of our Group and the Shareholders as a whole, we do not intend to discharge such guarantees prior to Listing and the guarantees will continue to be in effect immediately after the Listing.

Upon the completion of the Listing, such provision of guarantees by our Controlling Shareholders will constitute financial assistance under Chapter 14A of the Listing Rules. However, as the financial assistance was provided for the benefit of our Group on normal commercial terms and no security over the assets of our Group was granted in respect of the financial assistance, it is exempt from reporting, announcement and independent shareholders’ approval requirements by virtue of Rule 14A.90 of the Listing Rules.

PARTIALLY EXEMPTED CONTINUING CONNECTED TRANSACTIONS

As the highest applicable percentage ratio of the proposed annual caps under the Listing Rules is expected to be above 0.1% but below 5%, the following transactions are exempted from the independent shareholders’ approval requirement under Rule 14A.76(2) of the Listing Rules but are subject to the reporting, announcement and annual review requirements.

2.	Accommodation, Catering and Other Services Framework Agreement

On June 24, 2025, our Company entered into a framework agreement with Shenzhen HEC Industrial, in relation to the provision of accommodation, catering and other services such as sewage treatment services to our Group by Shenzhen HEC Industrial Group (“Accommodation, Catering and Other Services”). Our Group and Shenzhen HEC Industrial or its subsidiaries will enter into specific services agreements in respect of each transaction pursuant to the terms of the Accommodation, Catering and Other Services Framework Agreement.

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The principal terms of the Accommodation, Catering and Other Services Framework Agreement are as follows:

Date	June 24, 2025

Parties	Our Company (for ourselves and on behalf of our subsidiaries) Shenzhen HEC Industrial (for itself and on behalf of its subsidiaries)

Duration	From the Listing Date to December 31, 2027

Description of transaction	Shenzhen HEC Industrial will provide Accommodation, Catering and Other Services to our Group

Payment method	Our Company or our subsidiaries will pay the corresponding amount by telegraphic transfer to Shenzhen HEC Industrial or its subsidiaries within 90 days upon receipt of the invoice issued by Shenzhen HEC Industrial or its subsidiaries or by other methods agreed by both parties

Pricing policy

The fee for accommodation and catering services charged by Shenzhen HEC Industrial Group to our Group is determined with reference to the actual consumption volume and the price of settlement based on the unified external settlement price list published by the relevant hotel or restaurant with the most preferential discount, and are settled based on the actual consumption volume.

Fees for sewage treatment services is based on a “cost-plus” mechanism. In addition to the necessary costs and expenses incurred for the provision of sewage treatment services, Shenzhen HEC Industrial Group charges our Group an additional fee ranging from 10% to 15% of the necessary costs and expenses.

Annual caps and determination basis

To capitalize on market opportunities and enhance brand recognition for its core products, our Group has significantly increased the frequency of its market promotional events, academic conferences, and other marketing activities since 2023. Consequently, expenses related to accommodation, catering, and other services have risen proportionately for the years ended December 31, 2023 and 2024. As our Company continues to expand its business scale and product range, we anticipate hosting even more new market promotional events, academic

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conferences and other marketing activities in the future. Along with the existing market promotional events, academic conferences and other marketing activities which are recurring in nature, the aforementioned growth is expected to lead to a proportional increase in demand for Accommodation, Catering and Other Services provided by Shenzhen HEC Industrial Group for the three years ending December 31, 2027.

Our Group estimates that the annual caps under the Accommodation, Catering and Other Services Framework Agreement for each of the three years ending December 31, 2027 are RMB40.0 million, RMB40.0 million and RMB40.0 million, respectively.

In determining the proposed annual caps under the Accommodation, Catering and Other Services Framework Agreement, our Directors have taken into account a number of factors, including (1) historical transaction amounts, in particular, the transaction amount for Accommodation, Catering and Other Services provided to our Group by Shenzhen HEC Industrial Group for the year ended December 31, 2024 of RMB35.5 million, which represents 88.8% of the proposed annual caps for each of the years ending December 31, 2025, 2026 and 2027; (2) the expected increase in the number of market promotional events, academic promotion conferences and other marketing activities for core products; and (3) our Group’s business development strategies.

As a significant portion of such marketing promotional events, academic conferences and other marketing activities are recurring in nature, our Company expects that the transaction amount for Accommodation, Catering and Other Services for the years ending December 31, 2025, 2026 and 2027 would remain at a sustained level similar to that of for the year ended December 31, 2024.

Historical transaction amounts

Fee paid or payable to Shenzhen HEC Industrial Group in respect of Accommodation, Catering and Other Services for each of the three years ended December 31, 2024:

	For the year ended December 31, 2022	For the year ended December 31, 2023	For the year ended December 31, 2024
	RMB million	RMB million	RMB million

Fee paid or payable by our Group to Shenzhen HEC Industrial Group for Accommodation, Catering and Other Services	7.9	20.0	35.5

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Reasons for the transaction

Our Group had historically used venues operated by Shenzhen HEC Industrial Group for convening market promotional events, academic promotion activities and other marketing activities since our Group does not own such facilities. Furthermore, the venue is located at a relatively convenient location and close to our Group and the services and prices offered by Shenzhen HEC Industrial Group are in line with or better than those offered by Independent Third Parties. We have maintained long-term cooperation with Shenzhen HEC Industrial Group and our Directors considered that continuing renting such venues from Shenzhen HEC Industrial Group is beneficial for our Group’s overall operation. Therefore, it is commercially desirable to continue to procure accommodation and catering services from Shenzhen HEC Industrial Group.

Further, our Group had also historically engaged Shenzhen HEC Industrial Group to provide sewage treatment services for our production facilities in Yidu. As our Group's production facility in Yidu is located within close proximity to Shenzhen HEC Industrial Group's sewage treatment facilities, and the sewage treatment services provided by Shenzhen HEC Industrial Group are in line with our Company's requirements and needs, it is commercially desirable for our Group to continue engaging Shenzhen HEC Industrial Group to provide such services.

3.	Energy Purchase Framework Agreement

On June 24, 2025, our Company and Shenzhen HEC Industrial entered into a framework agreement in relation to supply of electricity and steam (“Energy”) by Shenzhen HEC Industrial Group to our Group. Our Group and Shenzhen HEC Industrial or its subsidiaries will enter into specific purchase agreements in respect of each transaction pursuant to the terms of the Energy Purchase Framework Agreement.

The principal terms of the Energy Purchase Framework Agreement are as follows:

Date	June 24, 2025

Parties	Our Company (for ourselves and on behalf of our subsidiaries) Shenzhen HEC Industrial (for itself and on behalf of its subsidiaries)

Duration	From the Listing Date to December 31, 2027

Description of transaction	Our Company purchases Energy required for production from Shenzhen HEC Industrial

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Payment method	Our Company or our subsidiaries will pay the corresponding amount by telegraphic transfer to Shenzhen HEC Industrial or its subsidiaries within 90 days upon receipt of the invoice issued by Shenzhen HEC Industrial or its subsidiaries or by other methods agreed by both parties

Pricing policy

Purchase price for Energy will be determined in accordance with (i) the reply letter from Yichang Price Bureau (宜昌市物價局) in relation to the electricity supply price in direct supply district by Yichang HEC Power Plant Co., Ltd.* (宜昌東陽光火力發電有限公司) (“Yichang HEC Power Plant”), a direct non-wholly owned subsidiary of Shenzhen HEC Industrial, from time to time; and (ii) the price for similar enterprises as stipulated in the price list for steam supply to enterprise from Yichang Price Bureau (宜昌市物價局) from time to time, whereas:

(a)	the electricity supply price in accordance with the benchmark price of RMB0.4161 per kWh, which was approved by the Hubei Provincial Price Bureau (湖北省物價局) in the notice of reasonable adjustment of the electricity tariff structure pursuant to Hubei Provincial Price Bureau (E Jia Huan Zi [2017] No. 92) (鄂價環資[2017]92號文) and the letter from the Yidu Development and Reform Bureau (宜都市發展和改革局) in relation to the electricity supply price in direct supply district by Yichang HEC Power Plant, which stipulates that the power supply tariff in the direct supply zone shall not be lower than the benchmark on-grid tariff of Hubei Province for the same period and shall not be higher than 120% of the benchmark on-grid tariff of the Hubei Province for the same period; and

(b)	the steam supply price is determined with the range of approximately RMB130 per ton to RMB260 per ton, which were the price charged by Yichang HEC Power Plant and HEC Biochemical Pharma, a subsidiary of Shenzhen HEC Industrial, to our Group historically.

Annual caps and determination basis

Our Group estimates that the annual caps under the Energy Purchase Framework Agreement for each of the three years ending December 31, 2027 are RMB63.0 million, RMB63.0 million and RMB63.0 million, respectively.

In determining the proposed annual caps under the Energy Purchase Framework Agreement, our Directors have taken into account a number of factors, including (1) the historical transaction amounts, in particular, the transaction amount for Energy procured by our Group from Shenzhen HEC Industrial Group for the year ended December 31, 2024 of RMB59.3 million, which represents 94.1% of the proposed annual caps for each of the years

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ending December 31, 2025, 2026 and 2027; (2) our Group’s estimated production for the years ending December 31, 2025, 2026 and 2027; (3) the estimated production output of our insulin factory in Hubei Yidu for the years ending December 31, 2025, 2026 and 2027; and (4) our Group’s business development.

Our purchase of Energy increased significantly since January 1, 2023 due to the commencement of production of our insulin factory in Hubei Yidu in 2023. As we expect the production volume of our insulin factory to remain at a stable level for the foreseeable future, it is expected that our demand for Energy would remain at a sustained level for the years ending December 31, 2025, 2026 and 2027.

Historical transaction amounts

The amounts paid or payable by our Group to Shenzhen HEC Industrial Group for the purchase of Energy for each of the three years ended December 31, 2024 are set out below:

	For the year ended December 31, 2022	For the year ended December 31, 2023	For the year ended December 31, 2024
	RMB million	RMB million	RMB million

Amounts paid or payable by our Group to Shenzhen HEC Industrial Group for purchase of Energy	42.8	51.3	59.3

Reasons for the transaction

Historically, our Group purchased Energy from Shenzhen HEC Industrial Group for the daily production of pharmaceutical preparations. Our Group does not own any boilers for steam generation, nor does it own any power plants to generate electricity. As the power plant of Shenzhen HEC Industrial Group is close to the production facilities of our Group, and the selling price of Energy from Shenzhen HEC Industrial Group is fair and reasonable, it is commercially desirable to continue to purchase Energy from them.

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4.	APIs and Intermediates Purchase Framework Agreement

On June 24, 2025, our Company and Shenzhen HEC Industrial entered into an agreement in relation to purchase by our Group of certain APIs and intermediates from Shenzhen HEC Industrial Group. Our Group and Shenzhen HEC Industrial or its subsidiaries will enter into specific purchase agreements in respect of each transaction pursuant to the terms of the APIs and Intermediates Purchase Framework Agreement.

The principal terms of the APIs and Intermediates Purchase Framework Agreement are as follows:

Date	June 24, 2025

Parties	Our Company (for ourselves and on behalf of our subsidiaries) Shenzhen HEC Industrial (for itself and on behalf of its subsidiaries)

Duration	From the Listing Date to December 31, 2027

Description of transaction	Our Group agreed to purchase certain APIs (including generic drugs such as Aripiprazole, Rivaroxaban, Escitalopram Oxalate, Clarithromycin and Azithromycin, and other APIs required for the research and development of drug candidate products) and intermediates (including Dong Jianshun crude product, Dongtongshen intermediate M5 and Dong Ningben intermediate) from Shenzhen HEC Industrial Group

Payment method	Our Company or our subsidiaries will pay the corresponding amount by telegraphic transfer to Shenzhen HEC Industrial or its subsidiaries within 90 days upon receipt of the invoice issued by Shenzhen HEC Industrial or its subsidiaries or by other methods agreed by both parties

Pricing policy

The operation planning executives will obtain quotation from Shenzhen HEC Industrial Group for each purchase and compare the quotations of similar products from at least two other Independent Third Party suppliers to confirm the market price of products before placing a purchase order(s) with Shenzhen HEC Industrial Group.

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If there are no similar products in the market, the procurement fee payable by our Group to Shenzhen HEC Industrial Group is based on a “cost-plus” mechanism. In addition to the necessary costs and expenses incurred in the production of the APIs and intermediates, Shenzhen HEC Industrial Group charges our Group an additional fee within approximately 10%-20% of the procurement fee.

The price and terms provided by Shenzhen HEC Industrial Group are fair and reasonable, on normal commercial terms and not less favorable to those provided by Independent Third Parties to our Group. Our Directors believe that through the price and terms provided by Shenzhen HEC Industrial Group under the APIs and Intermediates Purchase Framework Agreement being similar to those provided by two other Independent Third Party suppliers, it can be ensured that the relevant price and terms will be on normal commercial terms, and will not prejudice the interests of our Company and our Shareholders as a whole.

Annual caps and determination basis

Our Group estimates that the annual caps under the APIs and Intermediates Purchase Framework Agreement for each of the three years ending December 31, 2027 are RMB158.6 million, RMB158.6 million and RMB158.6 million, respectively.

In determining the proposed annual caps under the APIs and Intermediates Purchase Framework Agreement, our Directors have taken into account a number of factors, including (1) the historical transaction amounts of APIs and intermediates used for the production of drugs and for the development of our various innovative drugs candidates in our pipeline, in particular, the transaction amount for APIs and intermediates procured by our Group from Shenzhen HEC Industrial Group for the year ended December 31, 2024 of RMB130.4 million, which represents 82.2% of the proposed annual caps for each of the years ending December 31, 2025, 2026 and 2027; (2) the transaction amount for APIs and intermediates procured by our Group for the three months ended March 31, 2025 of RMB21.04 million, which represents a 22.3% increase as compared to the historical transaction amount for the three months ended March 31, 2024 of RMB17.21 million; (3) our Group’s estimated market demand for the years ending December 31, 2025, 2026 and 2027; (4) the expected increase in the demand for APIs and intermediates to be used for the various innovative drug candidates in our pipeline such as Olorigliflozin and Sofosbuvir; and (5) our Group’s business development strategies.

For the year ended December 31, 2024, the transaction amount for purchase of APIs and intermediates by our Group from Shenzhen HEC Industrial Group amounted to RMB130.4 million, which represents 82.2% of the proposed annual caps for each of the years ending December 31, 2025, 2026 and 2027. In addition, the transaction amounts for APIs and intermediates procured by our Group for the three months ended March 31, 2025 was RMB21.04 million, which represents a 22.3% increase as compared to the historical transaction amount for the three months ended March 31, 2024 of RMB17.21 million.

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Historical transaction amounts

The amounts paid or payable by our Group to Shenzhen HEC Industrial Group for the purchase of APIs and intermediates for each of the three years ended December 31, 2024 are set out below:

	For the year ended December 31, 2022	For the year ended December 31, 2023	For the year ended December 31, 2024
	RMB million	RMB million	RMB million

Amounts paid or payable by our Group to Shenzhen HEC Industrial Group for purchase of APIs and intermediates	96.3	93.2	130.4

Reasons for the transaction

Historically, our Group purchased certain APIs and intermediates from Shenzhen HEC Industrial Group for the production of drugs. Shenzhen HEC Industrial Group is one of the largest suppliers in the relevant APIs market. As such, our Group believes that the price and quality of the APIs and intermediates provided by the Shenzhen HEC Industrial Group satisfies our Group's quality requirements, and its price is no higher than those offered by other Independent Third Party suppliers. It is commercially desirable for us to continue to purchase APIs and intermediates from Shenzhen HEC Industrial Group due to the following reasons: (i) mutual trust has been established through previous cooperation and a good understanding of the needs of the production base of the major medical products of our Group; (ii) the price and terms offered by them are fair and reasonable and no less favorable than those offered by Independent Third Party suppliers to our Group; and (iii) their locations are adjacent to our Group, which are more convenient for the transportation of APIs and intermediates.

5.	Packaging and Production Materials Purchase Framework Agreement

On June 24, 2025, our Company and Shenzhen HEC Industrial Group entered into an agreement in relation to purchase of specific packaging materials and production materials (“Packaging Materials”) by our Group from Shenzhen HEC Industrial Group for packaging and production of the drugs manufactured by our Group. Our Group and Shenzhen HEC Industrial or its subsidiaries will enter into specific purchase agreements in respect of each transaction pursuant to the terms of the Packaging and Production Materials Purchase Framework Agreement.

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CONNECTED TRANSACTIONS

The principal terms of the Packaging and Production Materials Purchase Framework Agreement are as follows:

Date	June 24, 2025

Parties	Our Company (for ourselves and on behalf of our subsidiaries) Shenzhen HEC Industrial (for itself and on behalf of its subsidiaries)

Duration	From the Listing Date to December 31, 2027

Description of transaction	Our Group agreed to purchase the Packaging Materials for packaging and production of the drugs manufactured by our Group from Shenzhen HEC Industrial Group

Payment method	Our Company or our subsidiaries will pay the corresponding amount by telegraphic transfer to Shenzhen HEC Industrial or its subsidiaries within 90 days upon receiving the Packaging Materials and passing the acceptance tests and receipt of the invoice issued by Shenzhen HEC Industrial or its subsidiaries or by other methods agreed by both parties

Pricing policy

The operation planning executives will obtain quotation from Shenzhen HEC Industrial Group for each purchase and compare the quotations of similar products from at least two other Independent Third Party suppliers to confirm the market price of products before placing a purchase order(s) with Shenzhen HEC Industrial Group.

The price and terms provided by Shenzhen HEC Industrial are fair and reasonable, on normal commercial terms and not less favorable to those provided by Independent Third Parties to our Group. Our Directors believe that through the price and terms provided by Shenzhen HEC Industrial under the Packaging and Production Materials Purchase Framework Agreement being similar to those provided by two other Independent Third Party suppliers, it can be ensured that the relevant price and terms will be on normal commercial terms, and will not prejudice the interests of our Company and our Shareholders as a whole.

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Annual caps and determination basis

Our Group estimates that the annual caps under the Packaging and Production Materials Purchase Framework Agreement for each of the three years ending December 31, 2027 are RMB40.0 million, RMB40.0 million and RMB40.0 million, respectively.

In determining the proposed annual caps under the Packaging and Production Materials Purchase Framework Agreement, our Directors have taken into account a number of factors, including (1) the historical transaction amounts, in particular, the transaction amount for Packaging Materials procured by our Group from Shenzhen HEC Industrial Group for the year ended December 31, 2024 of RMB37.1 million, which represents 92.8% of the proposed annual caps for each of the years ending December 31, 2025, 2026 and 2027; (2) our Group’s estimated demand for Packaging Materials for the years ending December 31, 2025, 2026 and 2027; and (3) the business development of our Group.

Given that (1) on one hand, our Group believes that Kewei (oseltamivir phosphate) will continue to have significant competitive advantages over competitor products in the Chinese anti-influenza drug market, and through leveraging on our brand recognition and production capacity, as well as continued promotion of the brand, our Group will remain in a leading market position in terms of sales in Kewei. Further, our Group also expects that the sales of our other existing innovative drugs and generic drugs will increase in the future; and (2) on the other hand, our Group expects that various innovative drugs and generic drugs in our pipeline will be gradually approved and ready for commercialization during the years ending December 31, 2025, 2026 and 2027, our Group expects that the demand for Packaging Materials over the coming years will remain stable.

For the year ended December 31, 2024, the transaction amount for Packaging Materials procured by our Group from Shenzhen HEC Industrial Group amounted to RMB37.1 million, which represents 92.8% of the proposed annual caps for each of the years ending December 31, 2025, 2026 and 2027.

As such, in preparing the proposed annual caps, our Company had assumed the sales of Kewei and our Group's other innovative and generic drugs for the years ending December 31, 2026 and 2027 would remain at a similar level as the projected sales of Kewei and our Group's other innovative and generic drugs for the year ending December 31, 2025. Further, our Company had only taken into account the various innovative drugs and generic drugs expected to be approved for the year ending December 31, 2025 (such approvals of which is expected to increase production and hence the demand for Packaging Materials for the years ending December 31, 2025, 2026 and 2027) in determining the proposed annual caps for the purchase of Packaging Materials as the details of the approval process for various innovative drugs and generic drugs to be approved for the years ending December 31, 2026 and 2027 have not completely materialized as at the Latest Practicable Date, notwithstanding the fact that our Company also expects various innovative drugs and generic drugs to be approved during the years ending December 31, 2026 and 2027. Thus our Company has decided to take a

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conservative approach in order to provide our Directors and/or Shareholders an opportunity to revisit the proposed annual caps for the years ending December 2026 and 2027 should the transaction amounts for Packaging Materials exceed the proposed annual caps in the future.

Historical transaction amounts

The amounts paid or payable by our Group to Shenzhen HEC Industrial Group for the purchase of Packaging Materials for each of the three years ended December 31, 2024 are set out below:

	For the year ended December 31, 2022	For the year ended December 31, 2023	For the year ended December 31, 2024
	RMB million	RMB million	RMB million

Amounts paid or payable by our Group to Shenzhen HEC Industrial Group for the purchase of Packaging Materials	29.8	44.1	37.1

The amounts paid to Shenzhen HEC Industrial Group for the purchase of Packaging Materials slightly decreased from RMB44.1 million for the year ended December 31, 2023 to RMB37.1 million for the year ended December 31, 2024, due to a decrease in the sales volume of Kewei (oseltamivir phosphate) as a result of a lower incidence of seasonal flu outbreaks in 2024.

Reasons for the transaction

Our Directors are of the view that it is commercially desirable for us to continue purchasing Packaging Materials from Shenzhen HEC Industrial Group for the following reasons: (i) historically, our Group purchased Packaging Materials from Shenzhen HEC Industrial Group for packaging of the drugs manufactured by our Group, and therefore they are familiar with our requirements for such materials; (ii) with better understanding of our Company's business and communication in a more effective and efficient manner, Shenzhen HEC Industrial Group is able to complete our Company's purchase orders more effectively; and (iii) the price and terms offered by Shenzhen HEC Industrial Group are fair and reasonable and not less favorable to those offered to our Group by Independent Third Party suppliers.

WAIVERS FROM THE STOCK EXCHANGE

As the major terms of the partially exempted continuing connected transactions have been disclosed in this Listing Document, and we expect the partially exempted continuing connected transactions disclosed above to continue and to be continued for an extended period of time, our Directors are of the view that strict compliance with the announcement requirement under

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the Listing Rules would not be practical and would constitute an onerous burden and result in unnecessary administrative cost to our Company. Therefore, pursuant to Rule 14A.105 of the Listing Rules, we have applied to the Stock Exchange for, and the Stock Exchange has granted us, a waiver from strict compliance with the announcement requirement under Chapter 14A of the Listing Rules in respect of the transactions listed in the paragraph headed “— Partially Exempted Continuing Connected Transactions” in this section following the listing of our H Shares on the Stock Exchange. Our Directors confirm that we shall comply with the relevant requirements under Chapter 14A of Listing Rules upon Listing, apart from the announcement requirement pursuant to which waiver was sought under Rule 14A.105 of the Listing Rules.

CONFIRMATION OF DIRECTORS

Our Directors, including our independent non-executive Directors, are of the view that the partially exempted continuing connected transactions seeking exemption above have been and will be conducted in the ordinary and usual course of business of our Company. Our Directors further confirmed that the abovementioned fully exempted and partially exempted continuing connected transactions have been and will be conducted on normal commercial terms in a fair and reasonable way and in the interests of our Company and our Shareholders as a whole. All the above proposed annual caps for the relevant partially exempted continuing connected transactions are fair and reasonable and in the interests of our Company and our Shareholders as a whole.

CONFIRMATION OF THE SOLE SPONSOR

Having reviewed the relevant information and historical data prepared and provided by our Company in relation to the partially exempted continuing connected transactions mentioned above and having exercised due diligence through discussion of those transactions with our Company, the Sole Sponsor is of the view that: (i) the partially exempted continuing connected transactions disclosed above have been and will be conducted in the ordinary and usual course of business of our Company on normal commercial terms, which are fair and reasonable and in the interests of our Company and our Shareholders as a whole; and (ii) the above proposed annual caps for the relevant partially exempted continuing connected transactions are fair and reasonable and in the interests of our Company and our Shareholders as a whole.

INTERNAL CONTROL MEASURES

Our Company has implemented or will implement the following internal control measures and corporate governance measures to closely monitor the connected transactions and to ensure compliance of the relevant requirements of the Listing Rules in future:

(1)	our Company has formulated a series of internal control measures and policies to ensure that the continuing connected transactions will be carried out in accordance with the terms of each of the agreement of the continuing connected transactions and

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the relevant pricing principles. The finance department of our Company will inform procurement department the amount of the proposed annual caps of the continuing connected transactions and monitor from time to time if such annual caps are to be exceeded;

(2)	the business planning executives will be responsible for the pricing management and will guide various departments and units to establish the procedures and mechanism of professional price management, so as to ensure that the pricing standard is fair and reasonable, and conforms with the market principle;

(3)	we will engage the external auditors to (and our independent non-executive Directors will also) conduct an annual review of the continuing connected transactions to ensure that the transactions contemplated thereunder are conducted in accordance with the requirements of the Listing Rules and comply with the relevant disclosure requirements;

(4)	training will be organized regularly and compliance guidance and materials will be circulated on a regular basis to staff responsible for handling connected transactions so as to remind and refresh their knowledge and understanding on the requirements of the Listing Rules, especially the rules on connected transactions;

(5)	the management of our Company will be provided with a list of the connected persons of our Company on a regular basis and updates thereto will be made semiannually;

(6)	we will enhance the coordination and communication among various departments and subsidiaries of our Company responsible for reporting, monitoring and handling connected transactions, such as provision of regular trainings and sharing of information among operations department, finance department and procurement department;

(7)	we will comply with applicable requirements under Chapter 14A of the Listing Rules in relation to continuing connected transactions and, pursuant to which, comply with the conditions set out in the waiver in respect of continuing connected transactions submitted to the Stock Exchange; and

(8)	whenever renewal of or amendment to the framework agreements is being considered after the Listing, the Directors and Shareholders interested therein shall abstain from voting on the resolutions approving the relevant transactions at a Board meeting and a general meeting (as the case may be).

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OVERVIEW

Our Board of Directors consists of thirteen Directors, including two executive Directors, six non-executive Directors and five independent non-executive Directors. The Board is responsible for and has general authority to manage and conduct our business.

Our Supervisory Committee consists of three Supervisors, including two shareholder representative Supervisors and one staff representative Supervisor. The shareholder representative Supervisors and the staff representative Supervisor are elected by the shareholders’ meeting and the staff representative meeting respectively. The Supervisory Committee is responsible for supervising the Directors and senior management of our Company in the performance of their duties.

Our senior management team consists of seven members who are responsible for the day-to-day management and operations of our Company.

Directors

Brief information of our Directors is set out below:

Name	Age	Date of joining our Group	Date of appointment as Director	Current position	Roles and responsibilities

Dr. Zhang Yingjun (張英俊博士)	47	April 2008	January 19, 2021	Chairman and executive Director	Responsible for long-term strategic planning and overall corporate operation of our Group, and R&D of drugs

Dr. Li Wenjia (李文佳博士)	42	July 2006	January 19, 2021	Executive Director and general manager	Responsible for management of our Group and R&D of biologics

Mr. Zhang Yushuai (張寓帥先生)	37	December 2023	December 5, 2023	Non-executive Director	Responsible for providing guidance for the overall development of our Group

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Name	Age	Date of joining our Group	Date of appointment as Director	Current position	Roles and responsibilities

Mr. Tang Xinfa (唐新發先生)	54	September 2005	November 25, 2010	Non-executive Director	Responsible for providing guidance for the overall development of our Group

Mr. Zhu Yingwei (朱英偉先生)	54	August 2001	December 29, 2003	Non-executive Director	Responsible for providing guidance for the overall development of our Group

Mr. Zeng Xuebo (曾學波先生)	40	December 2024	December 11, 2024	Non-executive Director	Responsible for providing guidance for the overall development of our Group

Ms. Dong Xiaowei (東曉維女士)	46	July 2021	July 15, 2021	Non-executive Director	Responsible for providing guidance for the overall development of our Group

Ms. Wang Lei (王蕾女士)	54	December 2021	December 10, 2021	Non-executive Director	Responsible for providing guidance for the overall development of our Group

Dr. Li Xintian (李新天博士)	60	September 2023	September 15, 2023	Independent non-executive Director	Responsible for providing independent opinions and judgment to safeguard the overall interests of our Company

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Name	Age	Date of joining our Group	Date of appointment as Director	Current position	Roles and responsibilities

Dr. Ma Dawei (馬大為博士)	61	September 2023	September 15, 2023	Independent non-executive Director	Responsible for providing independent opinions and judgment to safeguard the overall interests of our Company

Dr. Yin Hang Hubert (尹航博士)	48	September 2023	September 15, 2023	Independent non-executive Director	Responsible for providing independent opinions and judgment to safeguard the overall interests of our Company

Dr. Lin Aimei (林愛梅博士)	58	September 2023	September 15, 2023	Independent non-executive Director	Responsible for providing independent opinions and judgment to safeguard the overall interests of our Company

Dr. Ye Tao (葉濤博士)	61	December 2024 (effective upon Listing)	December 11, 2024	Independent non-executive Director	Responsible for providing independent opinions and judgment to safeguard the overall interests of our Company

Save that Mr. Tang Xinfa and Mr. Lin Taoxi are brothers in law, none of the Directors has any relationship with other Directors, Supervisors and senior management of our Group.

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Executive Directors

Dr. Zhang Yingjun (張英俊博士), aged 47, is the Chairman of our Company and an executive Director and is primarily responsible for long-term strategic planning and overall corporate operation of our Group, and R&D of drugs. Dr. Zhang joined our Group in April 2008 and was elected as a Director of our Company at the general meeting of our Company on January 19, 2021. He was designated as an executive Director of our Company on May 10, 2024. Dr. Zhang is the chairman of our Strategic Committee and a member of our Nomination Committee and our Remuneration and Appraisal Committee. Dr. Zhang has also served as an executive director of Dongguan HEC Medicine since March 2019.

Dr. Zhang has over 16 years of experience in R&D of innovative drugs and business management. Dr. Zhang joined our Group in 2008, he is currently the chairman of the Board and the head of the drug research department of our Company, mainly responsible for R&D and development of drugs, long-term strategy, strategic planning and major decisions of our Group. Dr. Zhang has also served as the deputy director and a member of the academic committee of the State Key Laboratory for New Anti-Infective Drugs Development starting from April 2023. Prior to joining our Group, Dr. Zhang conducted post-doctoral research at Okayama University of Science in Japan from November 2007 to March 2008, focusing on the synthesis of complex molecules and the synthesis of organic light-emitting material compounds.

Dr. Zhang has received a number of accolades, including the “First Prize of the Guangdong Science and Technology Progress Award” (廣東省科技進步一等獎) awarded by People’s Government of Guangdong Province in August 2024, the “Second Prize of the Beijing Science and Technology Award” (北京市科學技術獎二等獎) issued by the Beijing Municipal Government in October 2023, the “First Prize of the 2023 Innovation Dongguan Science and Technology Progress Award” (2023年創新東莞科技進步獎一等獎) awarded by the Dongguan High-tech Industrial Association, the title of “Top Ten Innovative Figures of Dongguan City” (東莞市十大創新人物) awarded by the Hi-Tech Industry Association in May 2018, the title of Guandong Special Support Program – Leading Talent in Scientific and Technological Innovation (廣東特支計劃 – 科技創新領軍人才) awarded by the Guangdong Provincial Science and Technology Department (廣東省科學技術廳) in April 2017, the title of Innovative Talent Promotion Program – Leading Talent in Science and Technology Innovation for Middle-Aged and Young Professionals (創新人才推進計劃中青年科技創新領軍人才) awarded by the Ministry of Science and Technology in March 2014, and the title of “Outstanding Science and Technology Personnel of Dongguan City” (東莞市科技優秀工作者) awarded by from Dongguan Science and Technology Association (東莞市科學技術協會) in February 2015.

Furthermore, Dr. Zhang has held multiple academic positions, including the vice chairman of Nanjing Innovation and Transformation of Biomedical Industry Center (南京生物醫藥產業創新轉化中心副理事長) in 2023, an executive director of Chinese Biomedical Industry Innovation and Transformation Alliance (中國生物醫藥產業鏈創新與轉化聯盟常務理事) in 2023, senior member of the Pharmaceutical Chemistry Committee of Guangdong Province (廣東省藥物化學委員會主任委員) in 2022, Deputy Chairman of the Second Committee of Drug Screening and Evaluation at the Guangdong Pharmacology Society (廣東

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省藥理學會第二屆藥物篩選與評價專業委員會副主任委員) in 2021, committee member of the Medicinal Chemistry Professional Committee of the Chinese Pharmaceutical Association (中國藥學會藥物化學專業委員會委員) in 2020, youth editor for the journal “Progress in Pharmacy” (《藥學進展》) in 2019, and technical expert in patent examination for the China National Intellectual Property Administration in 2017. Dr. Zhang has also served as the person in charge of the National Major Scientific and Technological Special Project for “Significant New Drugs Development” (“重大新藥創制”科技重大專項) (Project no. 2013ZX09101003).

Dr. Zhang was recognized as a senior engineer in pharmaceuticals (associate senior) (製藥高級工程師(副高級)) by the Human Resources and Social Security Bureau of Shenzhen Municipality in July 2023.

Dr. Zhang obtained a bachelor’s degree in chemistry from Hunan University in June 2001; a master’s degree in organic chemistry from Hunan University in June 2004; and a doctorate degree in organic chemistry from Hunan University in December 2007.

Dr. Li Wenjia (李文佳博士), aged 42, is an executive Director and the general manager of our Company and is primarily responsible for management of our Group and R&D of biologics. Dr. Li joined our Group in July 2006 and was elected as a Director and general manager of our Company at the general meeting of our Company on January 19, 2021. She was designated as an executive Director on May 10, 2024. Dr. Li has also served as an executive director of Dongguan HEC Biopharmaceutical since March 2019.

Dr. Li has over 18 years of experience in R&D of biologics and management. Dr. Li joined our Group in July 2006 and has held various positions. She is currently the general manager of our Company and the deputy head of the drug research department of our Company, mainly responsible for R&D of biologics and management. Dr. Li also served as an executive director and manager of Guangdong HEC Biopharmaceutical from February 2017 to April 2020, primarily responsible for participating in the planning and formulation of our Company’s long-term development strategies and development plans and overseeing their implementation.

Dr. Li was recognized as a senior engineer in pharmaceuticals (senior) (製藥正高級工程師(正高級)) by the Human Resources and Social Security Department of Guangdong Province in March 2019.

Dr. Li obtained a bachelor’s degree in biotechnology from China Pharmaceutical University in July 2003; a master’s degree in microbiology and biochemical pharmacy from China Pharmaceutical University in June 2006; and a doctoral degree in microbiology from the University of Chinese Academy of Sciences in January 2024.

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Non-executive Directors

Mr. Zhang Yushuai (張寓帥先生), aged 37, is a non-executive Director of our Company. Mr. Zhang was elected as a Director at the general meeting of our Company on December 5, 2023 and was designated as a non-executive Director of our Company on May 10, 2024. Mr. Zhang is primarily responsible for providing guidance for the overall development of our Group.

Mr. Zhang has over 13 years of experience in corporate management and operations. Mr. Zhang has been serving as the chairman of the board of directors of Shenzhen HEC Industrial since August 2020, mainly responsible for corporate management and operation. He served as a director of Guangdong HEC Technology (whose shares are listed on the Shanghai Stock Exchange (Stock Code: 600673)) from January 2017 to April 2021 and has been serving as a director of Yichang HEC Medicine since June 2015. In addition, Mr. Zhang also worked for Dongguan HEC Research from July 2011 to May 2014, serving as the director of the Institute of Biology, the director of the Generic Pharmaceuticals Department and the deputy director of the Research Institute, and was mainly responsible for their management and operations of the business.

Mr. Zhang obtained a bachelor’s degree in law through distance learning from Wuhan University in March 2012.

Mr. Tang Xinfa (唐新發先生), aged 54, is a non-executive Director of our Company. Mr. Tang joined our Group in September 2005. He was elected as a Director at the general meeting of our Company on November 25, 2010 and was designated as a non-executive Director on May 10, 2024. Mr. Tang is a member of our Audit Committee. Mr. Tang has also been the chairman of Dongguan HEC Medical since January 2017 and the chairman and non-executive director of HEC CJ Pharm since May 2015. Mr. Tang is primarily responsible for providing guidance on the overall development of our Group.

Mr. Tang has approximately 22 years of experience in corporate operations management. Mr. Tang has held management positions in a number of companies and is primarily responsible for corporate management and decision-making, including as an executive director and manager of Guangzhou Yangzhiguang Trading Co., Ltd.* (廣州陽之光貿易有限公司) since January 2022; and an executive director of Ruyuan Yao Autonomous County Taidong Pharmaceutical Co., Ltd.* (乳源瑤族自治縣泰東藥業有限公司), an executive director and manager of Yidu Tang Junyi Health Industry Development Co., Ltd.* (宜都唐俊義健康產業發展有限公司) and Yidu Tang Juntao Pharmaceutical Technology Co., Ltd.* (宜都唐俊濤醫藥科技有限公司) since September 2019. Mr. Tang has also been a director and manager of Dongguan HEC Gaoneng Medical Equipment Co., Ltd.* (東莞東陽光高能醫療設備有限公司) since August 2018 and an executive director and general manager of Linzhi HEC Pharmaceutical Research since December 2016. Mr. Tang has also been a director and general manager of Shenzhen HEC Industrial since November 2015; the chairman of Dongguan HEC Industrial Development Co., Ltd.* (東莞市東陽光實業發展有限公司) since June 2015; and an executive director and manager of Yichang HEC Research since December 2014. Mr. Tang has

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been a director of Yichang HEC Medicine since December 2010; an executive director and manager of Dongguan HEC Research since September 2010; a director of Guangdong Southern China Advanced Pharmaceutical Co., Ltd.* (廣東華南新藥創製有限公司) since September 2008; the director of the Institute of Research of our Company from September 2005 to September 2010; and the director of the office of Shenzhen HEC Industrial from September 2002 to September 2005.

Mr. Tang obtained a master’s degree in Literary Studies from the Department of Chinese of Xiamen University in September 2002.

Mr. Zhu Yingwei (朱英偉先生), aged 54, is a non-executive Director of our Company. Mr. Zhu joined our Group in August 2001. He was appointed as a Director at the general meeting of our Company on December 29, 2003 and was designated as a non-executive Director on May 10, 2024. Mr. Zhu is primarily responsible for providing guidance on the overall development of our Group.

Mr. Zhu has approximately 27 years of experience in business operations and management. Mr. Zhu has held various management positions in a number of companies and is primarily responsible for corporate management and decision-making, including as executive director and manager of Dongyang HEC Industrial Development Co., Ltd.* (東陽市東陽光實業發展有限公司) since January 2021; the director and general manager of Yichang HEC Medicine since December 2010; non-executive director of HEC CJ Pharm from August 2001 to May 2017 and Chairman of our Company from December 2009 to January 2021. Mr. Zhu also has been serving as the general manager of Yidu HEC Industrial since February 2004 and was a director thereof; the deputy general manager of Shenzhen HEC Industrial from September 1997 to January 2021 and a director thereof from November 2020 to date.

Mr. Zhu was the executive director of the Pharmaceutical Profession Association of Hubei Province from April 2012 to April 2015 and has been serving as the vice president of the Yichang Foreign Investment Association since December 2007. Mr. Zhu was recognized as a senior engineer in pharmaceutical engineering by the Professional Title Reformation Office of Hubei in July 2009. In April 2019, he was recognized as a senior economist by the Professional Title Reform Steering Group (湖北省職稱改革工作領導小組).

Mr. Zhu graduated from Jilin University in July 1993 with a bachelor’s degree in electronic materials and components.

Mr. Zeng Xuebo (曾學波先生), aged 40, is a non-executive Director of our Company. Mr. Zeng joined our Group in December 11, 2024. He was appointed as a non-executive Director at the general meeting of our Company on December 11, 2024. Mr. Zeng is primarily responsible for providing guidance on the overall development of our Group.

Mr. Zeng has worked at Hexie Zhuorui (Zhuhai) Investment Management Co., Ltd.* (和諧卓睿(珠海)投資管理有限公司) as vice president and managing director since November 2020. From August 2016 to October 2020, Mr. Zeng worked at Iqi Venture Capital Management (Shenzhen) Co., Ltd.* (愛奇創業投資管理(深圳)有限公司) where he held position as general

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director and vice president. Previously, Mr. Zeng has been the deputy investment director of Shenzhen TopoScend Capital Co., Ltd.* (深圳市投控東海投資有限公司), and a deputy investment director of Shenzhen Zhongyi Yingtai Venture Capital Co., Ltd.* (深圳中逸盈泰創業投資有限公司).

Mr. Zeng has served as a non-executive director of Sichuan Kelun-Biotech Biopharmaceutical Co., Ltd.* (四川科倫博泰生物醫藥股份有限公司) since July 2022, the shares of which are listed on the Stock Exchange (stock code: 06990), and is mainly engaged in the R&D, manufacturing and commercialization of novel drugs in oncology, immunology and other therapeutic areas. Mr. Zeng has served as a director of Shanghai Model Organisms Center, Inc.* (上海南方模式生物科技股份有限公司) since September 2022, the shares of which are listed on the Shanghai Stock Exchange (stock code: 688265), and is mainly engaged in transgenic animal model and related technology services. Mr. Zeng has also served as an independent director of CASI Pharmaceuticals, Inc. since March 2023, the shares of which are listed on Nasdaq (stock code: CASI), and is mainly engaged in developing and commercializing innovative therapeutics and pharmaceutical products.

Mr. Zeng obtained a bachelor’s degree in pharmacy from Qinghai Nationalities University in July 2009.

Ms. Dong Xiaowei (東曉維女士), aged 46, is a non-executive Director of our Company. Ms. Dong joined our Group in July 2021. She was appointed as a Director at the general meeting of our Company on July 15, 2021 and was designated as a non-executive Director on May 10, 2024. Ms. Dong is primarily responsible for providing guidance on the overall development of our Group.

Ms. Dong has served as finance personnel in various companies and is mainly responsible for financial capital operation and coordination, including serving as a finance manager in Dongguan Biotechnology Industry Development Co. Ltd.* (東莞市生物技術產業發展有限公司) since April 2016 and as an executive director since April 2021 to date.

Ms. Dong obtained a bachelor’s degree in accounting from Liaoning Petrochemical University in November 2003.

Ms. Wang Lei (王蕾女士), aged 54, is a non-executive Director of our Company. Ms. Wang joined our Group in December 2021. She was appointed as a Director at the general meeting of our Company on December 10, 2021 and was designated as a non-executive Director on May 10, 2024. Ms. Wang is primarily responsible for providing guidance on the overall development of our Group.

Ms. Wang has over 25 years of experience in financial accounting. Since March 2010, Ms. Wang has worked at China Cinda Asset Management Co., Ltd., Shenzhen branch* (中國信達資產管理股份有限公司深圳分公司) (“Cinda Shenzhen”) and held several positions. Her current positions include head of business division II and senior manager. From October 1999

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to March 2010, Ms. Wang worked in the Shenzhen office of China Cinda Asset Management Co., Ltd. and held several positions, her last position was senior vice manager of the treasury and finance department, mainly responsible for financial work.

Ms. Wang obtained an associate degree in financial accounting from Shenzhen University in June 1991, and graduated from Huazhong University of Science and Technology in June 2004 majoring in financial accounting.

On December 28, 2023, Ms. Wang, as the head of business division III of Cinda Shenzhen, was subject to an administrative penalty decision (the “Decision”) by the National Financial Regulatory Administration (國家金融監督管理總局). The decision included a “warning” and a fine of RMB50,000 due to the breach of provision under the Interim Measures on Working Capital Loans Administration (《流動資金貸款管理暫行辦法》) (the “Interim Measures”) and the Banking Supervision Law (銀行業監督管理法) relating to the provision of working capital loans for equity capital increase (the “Incident”).

According to the Decision, Ms. Wang was in breach of Articles 6 and 9 of the Interim Measures, and Article 21 of the Banking Supervision Law. Article 6 of the Interim Measures stipulates that lenders shall reasonably measure the borrower’s working capital needs, prudently determine the total amount of the borrower’s working capital credit and the amount of specific loans, and shall not issue working capital loans in excess of the borrower’s actual needs. Article 9 of the Interim Measures stipulates, among others, that working capital loans shall not be used for investment in fixed assets, equity and other investments, shall not be misappropriated, and lenders shall check and supervise the use of working capital loans in accordance with the contract. Article 21 of the Banking Supervision Law stipulates that banking institutions shall observe prudential rules and regulations.

The Incident involves a violation where Cinda Shenzhen provided working capital loans intended for equity capital increase purposes. According to the Decision, during the period from December 2017 to August 2018, Cinda Shenzhen sanctioned a trust loan amounting to RMB2.315 billion to a company (the “Borrower Company”), and the source of funds for subsidiary equity capital increase by the Borrower Company was actually the trust loan provided by Cinda Shenzhen. Using such funds for subsidiary equity capital increase contravened the requirements under the Interim Measures. Such contravention stemmed from a discrepancy between Cinda Shenzhen's understanding of the requirements of the regulations and the regulator's expectations. As Ms. Wang held the position of head of business division III at Cinda Shenzhen at that time, she was held accountable for the breach.

Notwithstanding the Incident as disclosed above, our Directors are of the view, and the Sole Sponsor concurs that, the Incident does not affect the character, experience and integrity of Ms. Wang to act as a director of a listed issuer under Rules 3.08 and 3.09 of the Listing Rules after taking into account the following:

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(a)	According to item (2) of Article 48 of the Banking Supervision Law of the PRC, if the offences of the banking financial institution constitute no crime, the direct liable directors, senior managerial personnel and other direct liable persons shall be given a warning, and be imposed on a fine of RMB50,000 up to RMB500,000. Therefore, in this Incident, the imposed fines on Ms. Wang were for a minimum amount for such illegal act;

(b)	As advised by our PRC Legal Advisor, this administrative penalty does not disqualify Ms. Wang from being a director or senior officer of any PRC company under the PRC Company Law;

(c)	Ms. Wang confirmed that she did not receive any personal benefits from the Incident and there is no evidence to suggest that the Incident involved any dishonesty, fraud or compromised integrity by Ms. Wang which would affect her suitability to be a non-executive Director;

(d)	the administrative penalty was imposed on Ms. Wang due to her position as the head of business division III at Cinda Shenzhen. It stemmed from a discrepancy between Cinda Shenzhen’s understanding of the requirements of the regulations and the regulator’s expectations, rather than indicating direct involvement in any intentional misconduct or dishonesty on the part of Ms. Wang;

(e)	Ms. Wang has over 25 years of experience in financial accounting. The appointment of Ms. Wang as one of our non-executive Directors enables Ms. Wang to offer her distinctive professionalism to our Group in relation to our strategic development. As such, her appointment is beneficial to the long-term development of our Group; and

(f)	Ms. Wang joined training sessions on directors’ duties and corporate governance of Hong Kong listed companies, so as to keep abreast of the laws and regulations applicable to Hong Kong listed companies and their directors.

Independent Non-executive Directors

Dr. Li Xintian (李新天博士), aged 60, is an independent non-executive Director of our Company, and is primarily responsible for providing independent advice and judgment to our Board so as to protect the overall interests of our Company. Dr. Li was appointed as a Director in a general meeting of our Company on September 15, 2023, and was designated as an independent non-executive Director on May 10, 2024. Dr. Li is a member of our Audit Committee, Remuneration and Appraisal Committee and Nomination Committee.

Dr. Li has over 30 years of experience in legal research in civil and commercial matters. Dr. Li had been working as a part-time lawyer of Beijing Jintai (Wuhan) Law Office* (北京金台(武漢)律師事務所) since November 2003 and the part-time vice chairman of the Labor Union of Wuhan University from March 2012 to June 2015. Dr. Li has also been teaching the Civil and Commercial Law Teaching and Research Section of Wuhan University Law School

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since September 1992. He is currently a professor and doctoral supervisor in the field of civil and commercial law. He worked in the Discipline Inspection Committee of Wuhan University from July 1989 to September 1992.

Since May 2018, Dr. Li has served as an independent non-executive director of iDreamSky Technology Holdings Limited (創夢天地科技控股有限公司), the shares of which are listed on the Stock Exchange (stock code: 01119), principally engaged in digital entertainment platform services for mobile game distribution market.

Dr. Li has been accredited as a professor by Wuhan University since October 2005.

Dr. Li obtained a bachelor’s degree in law from Wuhan University in July 1989, completed a master's program in economic law from Wuhan University in August 1997, and obtained a doctorate degree in international jurisprudence from Wuhan University in June 2002.

Dr. Ma Dawei (馬大為博士), aged 61, is an independent non-executive Director of our Company, and is primarily responsible for providing independent advice and judgment to our Board so as to protect the overall interests of our Company. Dr. Ma was appointed as a Director in a general meeting of our Company on September 15, 2023, and was designated as an independent non-executive Director on May 10, 2024.

Dr. Ma has over 30 years of experience in biochemical research. Dr. Ma has been serving as an assistant researcher, a researcher and a doctoral tutor at the Shanghai Institute of Organic Chemistry, Chinese Academy of Sciences, and the director of the State Key Laboratory of Bioorganic Chemistry since July 1989, mainly engaged in scientific research guidance.

Dr. Ma has been and is currently on the editorial boards of a number of international journals, including:

–	Natural Product Reports, serving as advisory board member.

–	Advanced Synthesis & Catalysis, serving as academic advisory board member.

–	Tetrahedron/Tetrahedron Letters, serving as advisory board member.

Dr. Ma has been serving as an independent director of Shanghai Medicilon Inc.* (上海美迪西生物醫藥股份有限公司), the shares of which are listed on the Shanghai Stock Exchange (stock code: 688202) since November 2021.

Dr. Ma obtained a number of honors, including the Material Science Award of the 3rd Future Science Award (第三屆未來科學大獎物質科學獎) (on September 8, 2018), the National Outstanding Scientist (全國優秀科技工作者) (on December 7, 2010), the 2007 WuXi Biosciences Biosciences Research Award (first prize) (藥明康德生命化學研究獎一等獎), etc.

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Dr. Ma received his master of science degree from the Shanghai Institute of Organic Chemistry (上海有機化學研究所) in December 1986, and his doctoral degree in chemistry from Shanghai Institute of Organic Chemistry, Chinese Academy of Sciences in May 1989.

Dr. Yin Hang Hubert (尹航博士), aged 48, is an independent non-executive Director of our Company, and is primarily responsible for providing independent advice and judgment to our Board in order to protect the overall interests of our Company. Dr. Yin was appointed as a Director in the general meeting of our Company on September 15, 2023, and was designated as an independent non-executive Director on May 10, 2024. Dr. Yin is the chairman of our Nomination Committee and a member of our Strategic Committee.

Dr. Yin has over 20 years of experience in pharmaceutical research. Dr. Yin has been working at the School of Pharmacy at Tsinghua University since June 2018. He currently serves as a professor at the School of Pharmacy, a member of the Academic Committee of Tsinghua University, and a member of the Science and Technology Ethics Committee of Tsinghua University, and is mainly responsible for scientific research guidance. From August 2007 to June 2018, Dr. Yin served as a tenured associate professor in the Department of Chemistry and Biochemistry of the University of Colorado in the United States, mainly engaged in scientific research.

Dr. Yin is also currently a consultant of the Professional Committee on Extracellular Vesicle Research and Application, Chinese Society of Research Hospitals* (中國研究型醫院學會細胞外囊泡研究與應用專業委員會), an executive director of the China Biopharmaceutical Industry Chain Innovation and Transformation Alliance* (中國生物醫藥產業鏈創新轉化聯合體), member of the Special Committee on Pharmacy Chemistry of the Chinese Pharmaceutical Association* (中國藥學會藥物化學專委會), and member of the National Technical Committee on Standardization of Traditional Chinese Medicines*(全國中藥標準化技術委員會). He is also the chief editor of several international journals, including Bioorganic & Medicinal Chemistry Letters (Elsevier) and Journal of Extracellular Vesicle (Wiley), etc. Dr. Yin has received a number of honors, including:

–	National Distinguished Expert

–	Distinguished Young Scholars Award of National Natural Science Foundation of China

–	Outstanding Young Scientist Award of Beijing Municipality

–	Wu Jieping — Paul Janssen Medical & Pharmaceutical Award

–	First prize of Science and Technology Award of Chinese Pharmaceutical Association

–	Second prize of Natural Science Award of the Ministry of Education

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–	American Chemical Society David W. Robertson Award for Excellence in Medicinal Chemistry

–	NSF CAREER Award

–	AACR Gertrude B. Elion Cancer Research Award

–	Okeanos-CAPA Senior Scientist Award, U.S.-China Association of Professors of Chemistry and Chemical Biology

–	Sidney Kimmel Scholar Award

Dr. Yin received his bachelor’s degree in applied chemistry from Peking University in July 1999 and his doctoral degree in chemistry from Yale University, the United States in December 2004.

Dr. Lin Aimei (林愛梅博士), aged 58, is an independent non-executive Director and is primarily responsible for providing independent advice and judgment to our Board so as to protect the overall interests of our Company. Dr. Lin was appointed as a Director in the general meeting of our Company on September 15, 2023, and was designated as an independent non-executive Director on May 10, 2024. Dr. Lin is the chairman of our Audit Committee and Remuneration and Appraisal Committee. Dr. Lin has the appropriate professional accounting or related financial management expertise for the purpose of Rule 3.10(2) of the Listing Rules through her experience listed below.

Dr. Lin has over 35 years of experience in accounting and corporate management. Dr. Lin has been serving as an independent director of Jiangsu Xinhua Semiconductor Technology Co., Ltd.* (江蘇鑫華半導體科技股份有限公司) since December 2022 and Xuzhou Hengxin Financial Leasing Co., Ltd.* (徐州恒鑫金融租賃股份有限公司) since January 2023. Since August 1989, Dr. Lin has worked in the accounting department of the School of Economics and Management, China University of Mining and Technology, and currently serves as a professor and doctoral supervisor.

From December 2014 to January 2021, Dr. Lin served as an independent director of XCMG Construction Machinery Co., Ltd.* (徐工集團工程機械股份有限公司), the shares of which are listed on the Shenzhen Stock Exchange (stock code: 000425), during which period Dr. Lin served as a member of the audit committee from January 2015 to January 2021. From November 2017 to September 2023, Dr. Lin served as an independent director of Jiangxi Chen Guang New Materials Co., Ltd.* (江西晨光新材料股份有限公司), (“Chen Guang New Materials”) the shares of which are listed on the Shanghai Stock Exchange (stock code: 605399). During the period, Dr. Lin served as the chairman of the audit committee of Chen Guang New Materials from October 2020 to September 2023. Dr. Lin was also an independent director of Jiangsu Wuyang Parking Industry Group Co., Ltd.* (江蘇五洋停車產業集團股份有限公司) (“Wuyang Parking”) from November 2017 to November 2023, the shares of which are listed on the Shenzhen Stock Exchange (stock code: 300420). During the period, Dr. Lin

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served as a member of the audit committee of Wuyang Parking from November 2020 to November 2023. Dr. Lin has also served as an independent director and the chairman of the audit committee of Guosheng Shian Technology Co., Ltd.* (國晟世安科技股份有限公司) since September 2023, the shares of which are listed on the Shanghai Stock Exchange (stock code: 603778), and is primarily engaged in information technology consulting services and urban greening management.

Dr. Lin has received a number of honors, including: first prize of China Coal Industry Science and Technology Award (中國煤炭工業科學技術獎) issued by China National Coal Association in November 2010; second prize of China Coal Industry Science and Technology Award (中國煤炭工業科學技術獎) issued by China National Coal Association in November 2011, respectively; first prize of Jiangsu Province Coal Science and Technology Progress Award issued by Jiangsu Coal Mine Safety Supervision Bureau (江蘇煤礦安全監督局) in October 2009 and second prize for Jiangsu Provincial Teaching Achievement Award (Higher Education Category) (江蘇省教學成果獎(高等教育類)) awarded by Jiangsu Provincial Department of Education in September 2017, and other honorary titles.

Dr. Lin obtained a bachelor’s degree in financial accounting from China University of Mining and Technology in June 1989, a master’s degree in accounting from China University of Mining and Technology in June 1998, and a doctorate degree in management science and engineering from China University of Mining and Technology in December 2009.

The Board has considered Dr. Lin’s experience in financing and accounting, in particular the following:

(i)	Dr. Lin has since January 2011 served as professor and since April 2012 served as doctoral supervisor in accounting department at China University of Mining and Technology. As an experienced professor and doctoral supervisor in accounting and financial related disciplines, Dr. Lin was responsible for lecturing and teaching accounting, auditing and financial management related courses; and

(ii)	over a decade, Dr. Lin holds or held office as chairman or member of audit committee in four listed companies. As chairman or member of audit committee of listed issuers, Dr. Lin was responsible for, among others, reviewing listed issuer’s financial information and relevant disclosure, monitoring and evaluating external and internal audit works performed by the listed issuers, making recommendations on the appointment and change of external audit firms and monitoring and assessing the internal controls of the listed issuers.

Based on the above, the Board and the Sole Sponsor are of the view that Dr. Lin possesses in-depth practical knowledge and experience in overseeing and monitoring the financial reporting, internal control and other accounting related affairs of listed issuers and has the relevant accounting or related financial management experience for the purpose of Rule 3.10(2) of the Listing Rules.

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Dr. Ye Tao (葉濤博士), aged 61, is an independent non-executive Director and is primarily responsible for providing independent advice and judgment to our Board so as to protect the overall interests of our Company. Dr. Ye was appointed as an independent non-executive Director at a general meeting of our Company on December 11, 2024 (effective upon Listing).

Dr. Ye has over 30 years of experience in chemical biology research. Dr. Ye has served as a professor and doctoral supervisor in the School of Chemical Biology and Biotechnology, Shenzhen Graduate School of Peking University since October 2015 and concurrently served as the executive deputy dean thereof from March 2018 to October 2023, and is mainly responsible for academic research and teaching and daily management. Prior to that, Dr. Ye worked at the Hong Kong Polytechnic University from December 2001 to August 2015 as a senior researcher and an associate professor, mainly responsible for supervising master students in scientific research and teaching undergraduate courses. Dr. Ye served as a research assistant professor at the University of Hong Kong from December 1998 to December 2001, mainly responsible for guiding master students in scientific research and teaching undergraduate courses. Dr. Ye engaged in postdoctoral research at Queen’s University of Belfast from July 1993 to July 1994 and at the University of Nottingham from July 1994 to September 1998.

Dr. Ye was elected as a Fellow of the Royal Society of Chemistry in May 2015.

Dr. Ye obtained a bachelor’s degree in pharmaceutical chemical industry from East China Institute of Chemical Technology (currently known as East China University of Science and Technology) in December 1983, and a master’s degree in fine chemicals from East China University of Science and Technology in July 1986. He received his doctorate degree from Queen’s University of Belfast in the United Kingdom in July 1993.

CONFIRMATION FROM OUR DIRECTORS

Rule 3.09D of the Listing Rules

Each of our Directors confirms that he or she (i) has obtained the legal advice referred to under Rule 3.09D of the Listing Rules on April 18, 2024; and (ii) understands his or her obligations as a director of a listed issuer under the Listing Rules.

Rule 3.13 of the Listing Rules

Each of the independent non-executive Directors has confirmed (i) his or her independence as regards each of the factors referred to in Rules 3.13(1) to (8) of the Listing Rules; (ii) that he or she had no past or present financial or other interest in the business of our Company or its subsidiaries or any connection with any core connected person of Company under the Listing Rules as of the Latest Practicable Date; and (iii) that there were no other factors that may affect his or her independence at the time of his or her appointments.

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Supervisors

The following table sets forth key information about our Supervisors:

Name	Age	Date of joining our Group	Date of appointment as Supervisor	Current position	Roles and responsibilities

Dr. Li Jing (李靜博士)	44	October 2005	December 10, 2021	Chairman of the Supervisory Committee and employee representative supervisor	Responsible for supervising the Directors and senior management of our Company

Mr. Chen Gang (陳罡先生)	44	July 2002	December 10, 2021	Shareholder representative supervisor	Responsible for supervising the Directors and senior management of our Company

Mr. Qing Shiwei (青仕偉先生)	40	June 2018	December 11, 2024	Shareholder representative supervisor	Responsible for supervising the Directors and senior management of our Company

Dr. Li Jing (李靜博士), aged 44, is the chairman of our Supervisory Committee and an employee representative Supervisor, and is primarily responsible for supervising the performance of our Directors and senior management of our Company. Dr. Li was elected as a Supervisor of our Company and elected as the chairman of the Supervisory Committee on December 10, 2021 at the employee representative meeting.

Dr. Li has approximately 18 years of working experience in pharmacology and toxicology research. Dr. Li has served various positions in our Company since October 2005. His current positions are the director of pharmacology and toxicology department and the director of the department of biology, mainly responsible for pharmacology and toxicology research. Dr. Li has also been appointed by our Company as the deputy director of the State Key Laboratory of Research and Development of New Anti-infective Drugs for a term from January 2021 to December 2025.

Dr. Li obtained the qualification of deputy chief pharmacist (deputy senior) certified by the Department of Human Resources and Social Security of Guangdong Province in July 2023.

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Dr. Li obtained a bachelor’s degree in pharmacy from Hunan College of Traditional Chinese Medicine (currently known as Hunan University of Chinese Medicine) in June 2003, a master’s degree in pharmaceutical analysis from Sun Yat-sen University in June 2005, and a doctorate degree in pharmacy from Central South University in July 2021.

Mr. Chen Gang (陳罡先生), aged 44, is our shareholder representative Supervisor and is primarily responsible for supervising the performance of our Directors and senior management of our Company. Mr. Chen was appointed as a Supervisor of our Company at the general meeting of our Company on December 10, 2021.

Mr. Chen has approximately 22 years of experience in domestic drug registration and application. From August 2014 to September 2019, and from September 2019 to December 2019, Mr. Chen served as the head of the regulatory department of Yichang Shancheng Shuidu. Dongchongxiacao Co., Ltd.* (宜昌山城水都冬蟲夏草有限公司) and Dongguan HEC Research, and was primarily responsible for drug registration and application. Since March 2008, Mr. Chen has been working in our Group and has served as the head of the regulatory department, the senior registration officer and the deputy head of the generic drug laboratory. He is mainly responsible for the registration, research and development, application and approval of domestic drugs of our Group’s pharmaceutical business. From July 2002 to February 2008, Mr. Chen also worked in HEC CJ Pharm and served as a technician of the development department, the registration officer of the registration division and the head of the registration division, mainly responsible for process development, registration and application, and was the person in charge of the registration declaration team.

Mr. Chen obtained a bachelor’s degree from Gansu College of Traditional Chinese Medicine (currently known as Gansu University of Chinese Medicine) in June 2002, majoring in Chinese pharmacology. Mr. Chen is pursuing a part-time master's degree of Shenyang Pharmaceutical University since July 2020, majoring in pharmaceutical management.

Mr. Qing Shiwei (青仕偉先生), aged 40, is our shareholder representative Supervisor and is primarily responsible for supervising the performance of our Directors and senior management of our Company. Mr. Qing has been appointed as a Supervisor of our Company at the general meeting of our Company on December 11, 2024.

Mr. Qing has approximately 17 years of experience in the field of financial accounting. He has been serving as the financial manager of Guangdong HEC Biopharmaceutical since June 2020, mainly responsible for overseeing financial operations. From June 2018 to June 2020, he worked as the financial manager of our Company. Prior to joining our Group and from June 2017 to June 2018, Mr. Qing served as chief of finance section at Dongguan HEC Industrial Development Co., Ltd.* (東莞市東陽光實業發展有限公司). He has been the deputy chief of finance section at Ruyuan HEC Fluoride Co., Ltd.* (乳源東陽光氟有限公司) from March 2014 to June 2017, and the general ledger accountant at Ruyuan HEC Magnetic Materials Co., Ltd.* (乳源東陽光磁性材料有限公司) from July 2011 to March 2014, mainly

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responsible for budgeting, financial planning and management. Mr. Qing has also been a sales accountant at Ruyuan Yao Autonomous County Yangzhiguang Qinshuibo Co., Ltd.* (乳源瑤族自治縣陽之光親水箔有限公司) from April 2007 to July 2011.

Mr. Qing obtained the qualification of a certified intermediate accountant in August 2011 issued by the Human Resources and Social Security Department of Hunan Province. Mr. Qing obtained his bachelor’s degree in financial management from Hunan Business College in June 2006.

Other disclosures pursuant to Rule 13.51(2) of the Listing Rules

Save as disclosed above, each of our Directors and Supervisors confirmed with respect to himself or herself that: (i) he or she did not hold other positions in our Company or other members of our Group as of the Latest Practicable Date; (ii) he or she had no other relationships with any Directors, Supervisors, members of our senior management, substantial shareholders or Controlling Shareholders of our Company as of the Latest Practicable Date; and (iii) he or she has not held any directorship in other listed companies in the three years preceding the date of this Listing Document. Immediately following the Listing by way of introduction, except for the interests in the Shares disclosed in “Appendix VI — Statutory and General Information — C. Further Information about our Directors, Supervisors and Substantial Shareholders — 1. Directors, Supervisors and Chief Executive”, all of our Directors and Supervisors do not have any other interest in the Shares within the meaning of Part XV of the SFO.

Save as disclosed in this Listing Document, none of the Directors has any interest in any business (other than the business of our Group) which competes or is likely to compete (whether directly or indirectly) with our Group. For further information about our Directors or Supervisors, please refer to Appendix VI in this Listing Document.

In 2019, the CSRC issued an administrative penalty notice to each of Ms. Gong Caixia, a friend of Mr. Zhu Yingwei (“Mr. Zhu”), and Mr. Guo Meigao, the uncle of Mr. Zhang and a friend of Mr. Zhu, respectively (the “CSRC Notices”), for insider dealings of the shares of Guangdong HEC Technology in 2016. The CSRC Notices mentioned Mr. Zhang and Mr. Zhu, but there was no conclusion that they were involved in such incident, responsible for leaking the information to Ms. Gong Caixia or Mr. Guo Meigao or advising Ms. Gong Caixia and/or Mr. Guo Meigao to deal with the securities of Guangdong HEC Technology while in possession of inside information.

The Directors consider, and the Sole Sponsor concurs, that the CSRC Notices do not affect the suitability of Mr. Zhang and Mr. Zhu to serve as Directors under Rules 3.08 and 3.09 of the Listing Rules mainly for the following reasons:

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(a)	the CSRC Notices were not addressed to Mr. Zhang or Mr. Zhu, who were not the subjects of the violation or the penalties mentioned in the CSRC Notices, and the CSRC Notices did not provide any evidence of dishonesty or fraudulence or suggest any issue of integrity related to Mr. Zhang or Mr. Zhu;

(b)	according to the interviews with Ms. Gong Caixia and Mr. Guo Meigao, neither Mr. Zhang nor Mr. Zhu were involved in the incident of insider trading, nor had Mr. Zhang or Mr. Zhu provided any inside information to them; and

(c)	the PRC Legal Advisor advised that the two Directors are in compliance with the PRC Company Law, in particular, Article 178 of the PRC Company Law in relation to the qualifications of directors, supervisors and senior management, and other PRC Laws.

Save as disclosed in this Listing Document, to the best of the knowledge, information and belief of our Directors having made all reasonable enquiries, there is no other matters with respect to the appointment of Directors or Supervisors that need to be brought to the attention of our Shareholders and no information relating to their appointments that is required to be disclosed pursuant to Rule 13.51(2) (h) to (v) of the Listing Rules as of the Latest Practicable Date.

Senior Management

The following table sets forth the key information of our senior management:

Name	Age	Date of joining our Group	Date of appointment as senior management	Current position	Roles and responsibilities

Dr. Li Wenjia (李文佳博士)	42	July 2006	January 19, 2021	Executive Director and general manager	Responsible for R&D of biologics and management

Ms. Huang Fangfang (黃芳芳女士)	42	December 2011	June 19, 2023	Deputy general manager	Responsible for managing R&D of generic drug and improved innovative drug

Dr. Jin Chuanfei (金傳飛博士)	43	August 2014	June 19, 2023	Deputy general manager	Responsible for R&D of innovative drug

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Name	Age	Date of joining our Group	Date of appointment as senior management	Current position	Roles and responsibilities

Ms. Li Xiaoping (李曉平女士)	39	December 2010	June 19, 2023	Deputy general manager	Responsible for R&D of biological similar drugs and biologics innovative drugs.

Mr. Zhang Zhiyong (張志勇先生)	46	February 2007	June 19, 2023	Deputy general manager	Responsible for drug production quality control

Mr. Lin Taoxi (林淘曦先生)	41	August 2014	June 19, 2023	Secretary to the Board and deputy general manager	Responsible for intellectual property management, project business cooperation, board secretary and administrative related work

Mr. Min Wenbi (閔文畢先生)	43	February 2014	June 19, 2023	Head of finance	Responsible for financial management

Save that Mr. Lin Taoxi and Mr. Tang Xinfa are brothers in law, none of the senior management of our Group has any relationship with the Directors, Supervisors and other senior management.

Dr. Li Wenjia (李文佳博士), aged 42, is an executive Director and the general manager of our Company. For the biographical details of Dr. Li, please refer to “Directors-Executive Directors” in this section.

Ms. Huang Fangfang (黃芳芳女士), aged 42, joined our Group in December 2011 and was appointed as the deputy general manager of our Company on June 19, 2023. She is primarily responsible for managing the R&D of generic drugs and improved new drugs. Ms. Huang has also served as an executive director of Dongguan HEC Generic Drug since March 2019, and is primarily responsible for the management and operation of the company.

Ms. Huang has over 18 years of experience in the research and development and management of generic drugs. Ms. Huang has been the head of the generic drug department of our Company and deputy head of the drug research department of our Company since June 2014 and is responsible for managing R&D of generic drug and improved innovative drug. Ms.

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Huang also served as the chairman of the supervisory committee of HEC CJ Pharm from May 2015 to June 2019, and a director of our Company from January 2021 to December 2021. Prior to that, Ms. Huang worked in Shenzhen HEC Industrial from June 2006 to June 2014 and successively served as the analytical supervisor and the supervisor of the preparation department, and was mainly responsible for the daily operation management of the preparation department, the establishment of the preparation research and development process, the establishment of the preparation technology platform, and the management of the research and development of overseas generic drugs and multiple clinical modified new drugs.

Ms. Huang obtained a bachelor’s degree in biological sciences from Sun Yat-sen University in June 2004 and a master’s degree in pharmaceutical analytics from Sun Yat-sen University in June 2006.

Dr. Jin Chuanfei (金傳飛博士), aged 43, joined our Group in August 2014 and was appointed as the deputy general manager of our Company on June 19, 2023, mainly responsible for the research and development of new drugs.

Dr. Jin has extensive experience in the field of new drug research. Dr. Jin joined our Company in August 2014 and held various positions. He is currently the head of the chemical drugs discovery department and deputy general manager of our Company, mainly responsible for R&D of innovative drugs.

Dr. Jin obtained the qualification of senior pharmaceutical engineer (associate senior) certified by the Department of Human Resources and Social Security of Guangdong Province in July 2023.

Dr. Jin obtained a bachelor’s degree in chemistry (normal education) from Jianghan University in July 2005, and a doctorate degree in organic chemistry from Central China Normal University in June 2011.

Ms. Li Xiaoping (李曉平女士), aged 39, joined our Group in December 2010 and was appointed as the deputy general manager of our Company on June 19, 2023. She is mainly responsible for R&D of biological similar drugs and biologics innovative drug.

Ms. Li has 13 years of experience in the development of biological drugs. Ms. Li has been working in our Company since December 2010 and has served as deputy head of the protein department, executive deputy head of the protein department, head of the protein department, deputy head of the biologics research department, head of the biologics engineering department and head of the biologics discovery department, mainly responsible for the research and development of biosimilars and new biological drugs.

Ms. Li obtained a bachelor’s degree in biotechnology from Hunan University in June 2007 and a master’s degree in biochemistry and molecular biology from Hunan University in June 2010.

Mr. Zhang Zhiyong (張志勇先生), aged 46, joined our Group in February 2007 and was appointed as the deputy general manager of our Company on June 19, 2023, mainly responsible for drug production quality control.

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Mr. Zhang has approximately 17 years of extensive experience in the field of pharmaceutical production quality management. Mr. Zhang has served as the deputy manager of our Company since July 2023, mainly responsible for pharmaceutical production quality management. From January 2022 to June 2023, he served as the executive director of Guangdong HEC Biopharmaceutical, mainly responsible for company management and decision-making. Mr. Zhang also served as the chairman and general manager of Ruyuan HEC Pharma from March 2010 to February 2023, and the head of the formulation department and deputy head of the drug research department of our Company from April 2012 to August 2017. From February 2007 to July 2013, he served as the head of the preparation team of the pharmaceutical factory of our Company, mainly responsible for the preparation of the pharmaceutical production and quality management system. From June 2015 to January 2021, Mr. Zhang also served as the general manager of the Company.

Mr. Zhang obtained a bachelor’s degree in pharmaceutical engineering from Hubei College of Traditional Chinese Medicine in June 2002.

Mr. Lin Taoxi (林淘曦先生), aged 41, joined our Company in August 2014 and has been appointed as the secretary to the Board and deputy general manager of our Company on June 19, 2023. He is mainly responsible for intellectual property management, project business cooperation, secretary to the Board and administration related work. Mr. Lin has also served as a supervisor of Dongguan HEC Medicine since March 2019, where he is mainly responsible for supervising the work of Dongguan HEC Medicine's directors and senior management and inspecting and assessing the company’s daily affairs.

Mr. Lin has over 18 years of experience in the pharmaceutical intellectual property field. Prior to joining our Group, Mr. Lin served as a researcher and intellectual property director at Shenzhen HEC Industrial from July 2006 to August 2014. Since joining our Company in August 2014, Mr. Lin has held various positions, including director of the intellectual property department. His current position is director of intellectual property and business development department, deputy manager and secretary to the Board, mainly responsible for intellectual property management, project business cooperation, secretary to the Board and administration related work. Mr. Lin also served as a supervisor of Dongguan HEC Medical from January 2017 to December 2023, where his primary responsibilities included supervising the work of Dongguan HEC Medical's directors and senior management and inspecting and assessing the company's daily affairs.

In addition, Mr. Lin also holds multiple academic positions, including serving as a committee member of the Intellectual Property Research Professional Committee of the Chinese Pharmaceutical Association in 2023, and as an expert in the Patent Analysis and Early Warning Expert Database of the National Intellectual Property Administration in 2022. In December 2017, Mr. Lin was recognized by the National Intellectual Property Administration as an outstanding individual in enterprise intellectual property work for the year 2016.

Mr. Lin obtained a bachelor’s degree in chemistry from Nanjing University in June 2006 and a master’s degree in pharmacy from Sun Yat-sen University in December 2019.

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Mr. Min Wenbi (閔文畢先生), aged 43, joined our Group in February 2014 and was appointed as the financial controller of our Company in June 2015 and the head of finance of our Company in October 2019. He is mainly responsible for financial and treasury management. Mr. Min has also been serving as a supervisor of Shenzhen HEC Testing since February 2014.

Mr. Min has about 20 years of experience in financial accounting. Prior to joining our Group, Mr. Min held the position of the chief of the audit department at Shenzhen HEC Industrial and chief of the finance department of HEC research institute from January 2011 to June 2015, mainly responsible for internal auditing, financial accounting and financial management. From May 2006 to January 2011, he served as the chief of the finance department of Dongguan HEC Capacitor Co., Ltd.* (東莞市東陽光電容器有限公司), mainly responsible for financial accounting and financial management. From July 2004 to May 2006, Mr. Min also served as the accountant in chief of Shenzhen HEC Industrial, mainly responsible for financial accounting.

Mr. Min obtained a bachelor’s degree in accounting from Heilongjiang University of Science and Technology (formerly known as Heilongjiang Institute of Science and Technology) in July 2004, and a master’s degree in business administration from Heilongjiang University of Science and Technology in June 2019.

Company Secretary

Mr. Cheng Ching Kit (鄭程傑) has been appointed as company secretary of our Company on February 26, 2024. Mr. Cheng is an assistant vice president of SWCS Corporate Services Group (Hong Kong) Limited, a professional services provider specializing in corporate services, and has over 10 years of experience in corporate secretarial field. He is an associate member of both The Hong Kong Chartered Governance Institute and The Chartered Governance Institute in the United Kingdom since June 2018. In addition, Mr. Cheng obtained a Bachelor of Commerce with a major in finance from The University of Queensland, Australia in December, 2010 and a Master of Laws in Chinese law from the University of Hong Kong in November, 2022.

BOARD COMMITTEES

The Board delegates certain responsibilities to various dedicated committees in accordance with relevant PRC laws, regulations, the Articles and the Listing Rules, namely, the Audit Committee, the Remuneration and Appraisal Committee, the Nomination Committee and the Strategic Committee. The appointment of the respective committee members was approved by the Shareholders at the Shareholders’ general meeting on December 11, 2024.

Audit Committee

We have established an Audit Committee in compliance with Rule 3.21 of the Listing Rules and with written terms of reference in compliance with paragraph D.3 of the Corporate Governance Code as set out in Appendix C1 to the Listing Rules. The primary duties of our

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Audit Committee are, among other things, to make recommendations to our Board on the appointment and removal of external auditors; review the financial statements and material advice in respect of financial reporting; and oversee internal control procedures of our Company.

Our Audit Committee comprises of three members, namely Dr. Lin Aimei, Mr. Tang Xinfa and Dr. Li Xintian. Dr. Lin Aimei is the chairman of our Audit Committee, who is an independent non-executive Director with the appropriate accounting and related financial management expertise as required under Rules 3.10(2) and 3.21 of the Listing Rules.

Remuneration and Appraisal Committee

We have established a Remuneration and Appraisal Committee in compliance with Rule 3.25 of the Listing Rules and with written terms of reference in compliance with paragraph E.1 of the Corporate Governance Code as set out in Appendix C1 to the Listing Rules. The primary duties of our Remuneration and Appraisal Committee, among other things, are to make recommendations to our Board on the overall remuneration policy and structure relating to all Directors and senior management of our Group; review performance-based remuneration; and ensure none of our Directors determine their own remuneration.

Our Remuneration and Appraisal Committee comprises of three members, namely Dr. Lin Aimei, Dr. Zhang Yingjun and Dr. Li Xintian. Dr. Lin Aimei is the chairman of our Remuneration and Appraisal Committee.

Nomination Committee

We have established a Nomination Committee in compliance with Rule 3.27A of the Listing Rules and with written terms of reference in compliance with paragraph B.3 of the Corporate Governance Code as set out in Appendix C1 to the Listing Rules. The primary duties of our Nomination Committee are, among other things, to review the structure, size and composition of our Board and our board diversity policy on a regular basis; identify individuals suitably qualified to become Board members; assess the independence of independent non-executive Directors; and make recommendations to our Board on relevant matters relating to the appointment or re-appointment of Directors.

Our Nomination Committee comprises of three members, namely Dr. Yin Hang Hubert, Dr. Zhang Yingjun and Dr. Li Xintian. Dr. Yin Hang Hubert is the chairman of our Nomination Committee.

Strategic Committee

We have established a Strategic Committee, and its primary duties are, among other things, to review our Company’s product research and development status; conduct research on the long-term development strategy rules of our Company and provide recommendations;

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research and propose suggestions on major matters that require approval from our Board or Shareholders’ general meeting as stipulated in the Articles of our Company, as well as other major matters that affect our Company’s development, and inspect the implementation of such matters.

Our Strategic Committee comprises of three members, namely Dr. Zhang Yingjun, Mr. Zeng Xuebo and Dr. Yin Hang Hubert. Dr Zhang Yinjun is the chairman of our Strategic Committee.

BOARD DIVERSITY POLICY

We have adopted a board diversity policy (the “Board Diversity Policy”) which sets out the objective and approach to achieve and maintain diversity of our Board in order to enhance the effectiveness of our Board. Pursuant to the Board Diversity Policy, we seek to achieve diversity of our Board through the consideration of a number of factors when selecting candidates to our Board, including but not limited to professional experience, skills, knowledge, gender, age, cultural and education background, ethnicity and length of service. Our Company recognizes and embraces the benefits of having a diverse Board and sees increasing diversity at the Board level, including gender diversity, as an essential element in maintaining our Company’s competitive advantage and enhancing its ability to attract and retain talents and motivate employees. We have also taken, and will continue to take measures to promote gender diversity at all levels of our Company, including but not limited to our Board and the senior management levels.

Our Board currently comprises of nine male Directors and four female Directors, aged between 37 and 61 years old. Our Directors have a balanced mix of knowledge and skills, including corporate management, strategic and business development, pharmaceutical investment and research, legal research, biochemistry, pharmaceutical chemistry, and corporate investment and financing. Our Company believes that our Board complies with our Board Diversity Policy. Our Nomination Committee will review and assess the composition of our Board and make recommendations to our Board on appointment of members of our Board. Meanwhile, our Nomination Committee will consider the benefits of all aspects of board diversity, including without limitation, professional experience, skills, knowledge, education background, age, gender, culture and ethnicity, and length of service, in order to maintain an appropriate range and balance of talents, skills, experience and diversity of perspectives on our Board.

Upon the Listing, the Nomination Committee will from time to time (i) discuss and agree on expected goals to ensure board diversity, and (ii) review and update the Board Diversity Policy as necessary to ensure its effectiveness. Our Company will disclose the implementation of the Board Diversity Policy in its corporate governance report on an annual basis.

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COMPLIANCE ADVISOR

We have appointed China Sunrise Capital Limited as our compliance advisor upon the Listing pursuant to Rule 3A.19 of the Listing Rules. Pursuant to Rule 3A.23 of the Listing Rules, our compliance advisor will advise us when we consult our compliance advisor in the following circumstances:

(i)	before the publication of any regulatory announcement, circular or financial report;

(ii)	where a transaction, which might be a notifiable or connected transaction, is contemplated, including share issues and share repurchases;

(iii)	where our Group’s business activities, developments or results of operation deviate from any forecast, estimate or other information in this Listing Document; and

(iv)	where the Stock Exchange makes an inquiry of our Company regarding unusual movements in the price or trading volume of the Shares or any other matters in accordance with Rule 13.10 of the Listing Rules.

The terms of appointment of the compliance advisor shall commence on the Listing Date and end on the date on which our Group publishes our financial results for the first full financial year commencing after the Listing Date in compliance with Rule 13.46 of the Listing Rules and such appointment may be subject to extension by mutual agreement.

COMPLIANCE WITH THE CORPORATE GOVERNANCE CODE

Our Company recognizes the importance of incorporating elements of good corporate governance in the management structures and internal control procedures of our Group so as to achieve effective accountability.

We will comply with the code provisions stated in the Corporate Governance Code as set forth in Appendix C1 to the Listing Rules after the Listing. Our Company always believes that our Board should include a balanced composition of executive and independent non-executive Directors so that there is a clear independent element on our Board, which can effectively exercise independent judgment.

REMUNERATION POLICY

When reviewing and determining the specific remuneration packages for Directors, Supervisors and senior management, we consider a number of factors, such as their personal performance, qualifications, experience and length of service, salaries paid by comparable companies, the time invested and responsibilities assumed by Directors, Supervisors and senior management, whether they are employed by our Group and whether performance-based remuneration is desirable.

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Subject to applicable laws, rules and regulations, our Directors and Supervisors receive remuneration in the form of fees, salaries, discretionary bonuses, contributions to pension schemes, housing and other allowances, benefits in kind and equity-settled share-based payments. For the years ended December 31, 2022, 2023 and 2024, the aggregate amounts of our Directors' and Supervisors' remuneration (including directors’ fees, salaries, allowances and benefits in kind, contributions to defined contribution retirement benefit schemes, discretionary bonuses and equity-settled share-based payment) were RMB5,815,000, RMB53,681,000 and RMB102,268,000, respectively. It is estimated that under the arrangements currently in force, the aggregate emolument payable to our Directors and Supervisors (including directors' fees, salaries, allowances and benefits in kind, contributions to defined contribution retirement benefit schemes, discretionary bonuses and equity-settled share-based payment) for the year ending December 31, 2025 will be approximately RMB129,778,000.

For the years ended December 31, 2022, 2023 and 2024, the aggregate amounts of remuneration paid or payable to the five highest paid individuals (excluding Directors and Supervisors) of our Group (including salaries and other emoluments, discretionary bonuses, contributions to defined contribution retirement benefit and equity-settled share-based payment) were RMB2,416,000, RMB9,133,000 and RMB9,625,000, respectively.

During the Track Record Period, no emolument was paid by our Group to any of our Directors, Supervisors or the five highest paid individuals as an inducement to join or upon joining our Group or as compensation for loss of office. None of our Directors or Supervisors has waived or has agreed to waive any emoluments during the Track Record Period.

Save as disclosed above, no other payments of remuneration have been made, or are payable, in respect of the Track Record Period, by our Group to any of our Directors, Supervisors or the five highest paid individuals.

For information on Directors’ and Supervisors' remuneration as well as information on the highest paid individuals during the Track Record Period, please see notes 8 and 9 to the Accountants' Report set out in Appendix I to this Listing Document and “Statutory and General Information” set out in Appendix VI to this Listing Document.

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OVERVIEW

As of the Latest Practicable Date, Yichang HEC Research, Shenzhen HEC Industrial, Guangdong HEC Technology, Yidu Junjiafang and Yidu Shuaixinwei directly held in aggregate approximately 62.12% of the total issued share capital of our Company.

Yichang HEC Research is owned as to 86.74% by Dongguan HEC Research, which is owned as to 73.64% by Linzhi HEC Pharmaceutical Research, 2.11% by Shenzhen HEC Industrial and 6.93% by Ruyuan HEC Industrial, a non wholly-owned subsidiary of Shenzhen HEC Industrial. Linzhi HEC Pharmaceutical Research is owned as to 82.72% by Shenzhen HEC Pharmaceutical, which is wholly owned by Shenzhen HEC Industrial, 9.19% by Yidu HEC Industrial and 2.98% by Yichang HEC Medicine, each a non wholly-owned subsidiary of Shenzhen HEC Industrial, and 5.11% by Ruyuan Yuneng Electric. Yichang HEC Medicine is owned as to 53.73% by Zhejiang HEC Health and 5.75% by Dongguan HEC Industrial, each a wholly-owned subsidiary of Shenzhen HEC Industrial. Guangdong HEC Technology is owned as to 52.69% in aggregate directly or indirectly by Shenzhen HEC Industrial and its parties acting in concert, namely, Yichang HEC Medicine, Ruyuan Yangzhiguang Aluminum, Ruyuan HEC Enterprise Management, Shenzhen NewFoxon and Suzhou Fenghe. Shenzhen HEC Industrial is held as to 42.34%, 27.01% and 30.66% by Ruyuan Yuneng Electric, Shaoguan Xinyuneng Industrial and Ruyuan Xinjing Technology, respectively, while Shaoguan Xinyuneng Industrial is owned as to 58% and 42% by Ruyuan Yuneng Electric and Ruyuan Xinjing Technology, respectively. Ruyuan Yuneng Electric is owned as to 71.75% by Ms. Guo, 27.45% by Mr. Zhang and 0.5% by Ruyuan Shuaicai Investment, a limited partnership where Mr. Zhang acts as the general partner thereof and holds 90% interest therein. Ruyuan Xinjing Technology is ultimately controlled by Ms. Guo and Mr. Zhang. Furthermore, Mr. Zhang is also the sole general partner of Yidu Shuaixinwei and Yidu Junjiafang.

After the completion of the Introduction and the Privatization, Mr. Zhang and Ms. Guo will continue to indirectly hold in aggregate approximately 50.98% of the total issued share capital of our Company through entities controlled by them. Accordingly, and by virtue of the family relationship of Mr. Zhang and Ms. Guo, Mr. Zhang, Ms. Guo and the entities controlled by them, namely Guangdong HEC Technology, Yichang HEC Research, Dongguan HEC Research, Linzhi HEC Pharmaceutical Research, Ruyuan HEC Industrial, Yidu HEC Industrial, Yichang HEC Medicine, Shenzhen HEC Pharmaceutical, Shenzhen HEC Industrial, Dongguan HEC Industrial, Zhejiang HEC Health, Ruyuan Yuneng Electric, Ruyuan Shuaicai Investment, Shaoguan Xinyuneng Industrial, Ruyuan Xinjing Technology, Yidu Junjiafang and Yidu Shuaixinwei, will become a group of our Controlling Shareholders after the Listing.

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DELINEATION OF BUSINESS

Business of our Group

Our Group is engaged in research and development, production and commercialization of pharmaceutical products with a focus on innovative drugs and are also involved in modified new drugs, generic drugs and biosimilars. Our Group strategically focuses on therapeutic areas of infectious diseases, chronic diseases and oncology. According to the Frost & Sullivan Report, those three therapeutic areas have the greatest market potential in terms of the sales revenue of pharmaceutical products in China from 2018 to 2023 and significant unmet medical needs. As of the Latest Practicable Date, we had 150 approved drugs in various countries and regions, including China, the United States and Europe. As of the Latest Practicable Date, we also had more than 100 drugs in the pipeline, including 49 Class I innovative drug candidates in China, among which one innovative drug candidate was under the NMPA’s review for launching in China and ten innovative drug candidates were in Phases II or III clinical trials. As of the Latest Practicable Date, we have successfully developed and launched three Class I innovative drugs and applied for launching one Class I innovative drug through our in-house research and development in China. As a result of our extensive pipeline of anti-infective drugs, we were approved by the Ministry of Science and Technology of the PRC to establish a State Key Laboratory of Anti-Infective Drug Development.

For details of our business, please refer to the section headed “Business” in this Listing Document.

Business of our Controlling Shareholders

Shenzhen HEC Industrial Group is primarily engaged in a wide range of businesses including electronic new materials, biomedicine and health and wellness products. In addition, Shenzhen HEC Industrial Group is also engaged in other businesses such as energy, trading, construction and manufacturing, production of packaging and production materials and cultural tourism. Apart from its interests in our Group, within its biomedicine business, Shenzhen HEC Industrial Group is also engaged in the production and sales of APIs and intermediates through Ruyuan HEC Pharma, a company controlled by it, and engaged in R&D, production and sales of macrolides APIs and intermediates, lincomycin hydrochloride APIs and intermediates as well as enzyme preparations through HEC Biochemical Pharma, a company controlled by it. According to Frost & Sullivan, there is a clear delineation in terms of both client base and production processes between the market for innovative drugs, improved new drugs and high-end generic drugs and the market for APIs and intermediates. As of the Latest Practicable Date, there are (i) no overlapping APIs and intermediates produced by both our Group and Shenzhen HEC Industrial Group; and (ii) no overlapping customers between our Group and Shenzhen HEC Industrial Group.

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Apart from Shenzhen HEC Industrial, the principal business of our other corporate Controlling Shareholders are as follows:

Name of Controlling Shareholder	Principal Business

Guangdong HEC Technology	Engaged in the production and sales of electronic components, aluminum foils, new chemical materials and energy materials
Yichang HEC Research	Investment holding company with no material business
Dongguan HEC Research	Investment holding company with no material business
Linzhi HEC Pharmaceutical Research	Engaged in business segments including agricultural products, health foods, traditional Chinese medicine, pesticides, seeds, and smart devices
Ruyuan HEC Industrial	Engaged in investment in emerging enterprises (including in the fields of electronic materials, aluminum processing and aluminum materials, chemical products), domestic commerce and trading, sales of supplies and foreign investment
Yidu HEC Industrial	Engaged in investment and development of electronic materials projects, supply and sales of production materials and agency services for electricity fees
Yichang HEC Medicine	Investment holding company of HEC Biochemical Pharma, with no material business
Shenzhen HEC Pharmaceutical	Investment holding company with no material business
Dongguan HEC Industrial	Engaged in the investment and management of various types of industrial companies
Zhejiang HEC Health	Engaged in business segments including health consulting, health foods and traditional Chinese medicine etc.
Ruyuan Yuneng Electric	Engaged in the investment of emerging enterprises (including in fields of materials and electronic components), domestic commerce, supply and sales of goods and electronic products
Ruyuan Shuaicai Investment	Investment holding company with no material business
Shaoguan Xinyuneng Industrial	Investment holding company with no material business
Ruyuan Xinjing Technology	Engaged in investment of emerging enterprises (including in fields of materials and electronic components), domestic commerce, supply and sales of goods and electronic products
Yidu Junjiafang	Share incentive plan platform of our Company
Yidu Shuaixinwei	Share incentive plan platform of our Company

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Ruyuan HEC Pharma

Ruyuan HEC Pharma is principally engaged in the production and sales of APIs and intermediates, while our Group is mainly engaged in the R&D, production and commercialization of pharmaceutical products with a focus on innovative drugs, and also covering modified new drugs, generic drugs and biosimilars, but also has the capabilities to produce and sell APIs and intermediates. However, our self-produced APIs and intermediates are mainly for our own drug production needs. During the Track Record Period, the APIs and intermediates products produced by our Group and Ruyuan HEC Pharma were not identical and did not overlap.

On the other hand, Ruyuan HEC Pharma is primarily engaged in the production and sales of APIs and intermediates, and all the APIs produced are sold externally, including the provision of synthesis of APIs for the completion of our Group's R&D projects, validation batch production and pilot scale-up of APIs. In this connection, our Company has entered into API purchase agreements with Shenzhen HEC Industrial from time to time in relation to the procurement of APIs for purpose of R&D of our Group. For details of the purchase of APIs by our Group from Shenzhen HEC Industrial and its subsidiaries, please refer to the section headed “Connected Transactions — Partially Exempted Continuing Connected Transactions — 4. APIs Purchase Framework Agreement” in this Listing Document. Our Directors are of the view that, as the close proximity of Ruyuan HEC Pharma to the production base of the major medical products of our Group facilitates the transportation of APIs and Shenzhen HEC Industrial has a good understanding of the needs of our Group through the mutual trust established between both parties during past cooperation, the aforesaid business cooperation arrangement is in the commercial interest of our Group.

Our Directors believe that the production and sales of APIs and intermediates conducted by Ruyuan HEC Pharma do not constitute competition or potential competition with our business mainly for the following reasons:

(i)	our Group will continue to focus on the R&D, production and commercialization of innovative drugs and also covering modified new drugs, generic drugs and biosimilars as its core business; while Ruyuan HEC Pharma is not the marketing authorization holder of any pharmaceutical approval and is principally engaged in the production and sales of APIs and intermediates, nor does it intend to change its core business in the future that would result in competition between the business of Ruyuan HEC Pharma and our Group’s business; and

(ii)	our Controlling Shareholders (other than Guangdong HEC Technology) have entered into the Non-Competition Agreement (as defined below) with our Company, pursuant to which they have undertaken that they will not and will procure their respective close associates (including Ruyuan HEC Pharma) not to engage in any business or investment activities which are the same, similar to or in competition or

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likely to be in competition with our Group's business. For details of the Non-Competition Agreement, please refer to the paragraph headed “Non-Competition Agreement” in this section.

HEC Biochemical Pharma

HEC Biochemical Pharma is primarily engaged in the R&D, production and sales of macrolides APIs and intermediates, lincomycin hydrochloride APIs and intermediates as well as enzyme preparations, with its products being mainly used for the production of pharmaceutical products in the field of anti-bacterial therapy; while our Group’s products are mainly pharmaceutical products applied in therapeutic areas, such as infectious diseases, chronic diseases and oncology. Our Directors are of the view that the production and sales of APIs and intermediates conducted by HEC Biochemical Pharma does not constitute competition or potential competition with our business for the following reasons:

(1)	HEC Biochemical Pharma is primarily engaged in the sale of APIs and intermediates, whilst our Group is primarily engaged in the production and sale of pharmaceutical products;

(2)	Whilst our Group is capable of producing APIs and intermediates, our self-produced APIs and intermediates are mainly for our own drug production needs rather than for external sale. Further, during the Track Record Period, there is no overlap between the APIs and intermediates produced by HEC Biochemical Pharma and our Group; and

(3)	HEC Biochemical Pharma and our Group target different customers due to the difference in the nature of their respective products, with HEC Biochemical Pharma targeting pharmaceutical companies primarily engaging in the production of pharmaceutical products whereas the main target customers of our Group being our third-party distributors. During the Track Record Period, there were no overlapping customers between HEC Biochemical Pharma and our Group.

Each of our Controlling Shareholders and our Directors confirm that as of the Latest Practicable Date, save as disclosed above, neither of them nor their respective close associates have any interest in any business, apart from the businesses operated by members of our Group, that competes or is likely to compete, directly or indirectly, with the business of our Group and would require disclosure pursuant to Rule 8.10 of the Listing Rules.

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NON-COMPETITION AGREEMENT

Non-competition Undertakings

We have entered into a non-competition agreement (the “Non-Competition Agreement”) with each of our Controlling Shareholders (other than Guangdong HEC Technology) (collectively, the “Covenantors” and each, a “Covenantor”), pursuant to which each of the Covenantors has irrevocably and unconditionally, collectively and individually, undertaken with our Company (for ourselves and as the trustee for the benefit of each member of our Group) that, among others, during the period of the Non-Competition Agreement, the Covenantors shall not, and shall procure their respective close associates (whether as a shareholder, director, officer, partner, agent, lender, employee, consultant or otherwise, or whether it is engaged for profits, remuneration or for any other purpose) not to, in countries or regions that our Group operates our business, directly or indirectly, whether alone or jointly with other parties, or on behalf of or to assist or act in concert with any other parties, engage in, invest in, participate in, attempt to participate in, render any services to, provide any financial support to or otherwise be involved in any business or investment activities which are the same, similar to or in competition or likely to be in competition with any business engaged in currently (including engaging in research and development, production and commercialization of pharmaceutical products), or expected to be carried on, by any member of our Group (the “Restricted Business”), or directly or indirectly be interested in or economically interested in the Restricted Business.

The above restrictions do not apply to the following circumstances:

(i)	the Covenantors and/or their respective close associates hold any securities of any company listed on any stock exchange which is engaged in any competing business without holding or controlling the exercise of 10% or more of the voting rights of the issued share capital of such company in aggregate;

(ii)	the Covenantors undertake project(s) or otherwise participate in any New Business Opportunities (as defined below), provided that the project or New Business Opportunities have been first offered to our Group but not taken by our Group;

(iii)	through acquiring or holding any investment or interest in units or shares of any company, investment trust, joint venture, partnership or other entity in whatever form which conducts or engages in any Restricted Business where such investment or interest does not exceed 10% of the issued shares of such entity provided that (1) such investment or interest does not grant the Covenantors or their respective close associates any right to control the composition of the board of directors or managers of such entity, (2) none of the Covenantors or their respective close associates control the board of directors or managers of such entity and (3) such investment or interest does not grant the Covenantors or their respective close associates any right to participate directly or indirectly in such entity.

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New Business Opportunities

In addition, each of Covenantors has further severally and jointly, irrevocably and unconditionally undertaken to our Company (for ourselves and as trustee for the benefit of each member of our Group) that it shall refer to and procure its close associates to refer to investment or business opportunity related to Restricted Business (“New Business Opportunities” and each, a “New Business Opportunity”) to our Company in our following manner:

(i)	as soon as it becomes aware of any New Business Opportunity, gives written notice (the “Offer Notice”) to us the nature of the target company (if relevant) and the New Business Opportunity, detailing all information available to it for our Company to consider whether to pursue such New Business Opportunity (including details of any investment or acquisition costs and the contact details of the third parties offering, proposing or presenting the New Business Opportunity).

(ii)	our Company shall, as soon as practicable and in any case within 30 business days from the receipt of the Offer Notice (the “Offer Notice Period”) notify the relevant Covenantor in writing of any decision taken to pursue or decline the New Business Opportunity, subject to compliance with applicable requirements under the Listing Rules. During the Offer Notice Period, our Company may negotiate with the third party and the relevant Covenantor shall use its best endeavours to assist us in obtaining such New Business Opportunity on the same or more favorable conditions.

(iii)	the respective Covenantors confirm that, our Company is required to seek approval from our Directors who do not have a material interest in the New Business Opportunities by the simple majority of the voting rights held by such Directors as to whether to pursue or decline the New Business Opportunity, our Directors who have a material interest in the New Business Opportunity shall abstain from voting. If the appointment of an independent financial advisor is required in relation to the transactions contemplated under the New Business Opportunity in accordance with the requirements under the Listing Rules, our Company shall appoint an independent financial advisor to advise on the terms of the transaction in the subject matter of such New Business Opportunity.

(iv)	the relevant Covenantor may, at its absolute discretion, consider extending the Offer Notice Period as appropriate.

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(v)	subject to the paragraph (vi) below, the relevant Covenantor is entitled but not obliged to carry on, engage in, invest in, participate in or be interested (economically or otherwise) in the New Business Opportunity (whether individually or jointly with another person and whether directly or indirectly or on behalf of or to assist any other person) on the same, or less favorable, terms and conditions in all material respects as set out in the Offer Notice if:

(1)	it has received a written notice from us declining the New Business Opportunity; or

(2)	it has not received any written notice from us of our decision to pursue or decline the New Business Opportunity within 30 business days from our receipt of the Offer Notice, or any extended Offer Notice Period, in which case our Company shall be deemed to have declined the New Business Opportunity.

(vi)	if there is a change in the nature or proposal of the New Business Opportunity pursued by the relevant Covenantor, it/he/she shall refer the New Business Opportunity as revised and shall provide to us details of all available information for us to consider whether to pursue the New Business Opportunity as revised.

Pre-emptive Rights

Each of the Covenantors has undertaken that, if, during the effective period of the Non-Competition Agreement, the Covenantor or its close associate(s) intend to transfer, sell, lease or license or otherwise transfer or license the following items to a third party:

(i)	the existing business or interest of the Covenantor or its close associate(s);

(ii)	Restricted Business; and/or

(iii)	any New Business Opportunity retained by the Covenantor or any of its close associate pursuant to the Non-Competition Agreement,

our Group shall have the pre-emptive rights.

The Covenantors shall notify us by written notice (“Selling Notice”) in advance. The Selling Notice must be accompanied by the conditions, detailed description and all relevant and reasonable information available for our Company to consider whether to make an investment decision in respect of the existing business, New Business Opportunity or the interests thereof that the Covenantors or their close associates intend to transfer, sell, lease or license to a third party. We shall reply in writing to the Covenantors within 30 days after receiving the Selling Notice from the Covenantors, subject to compliance with applicable requirements under the Listing Rules. The Covenantors have undertaken that until they receive the reply from our Company, they shall not and shall procure their close associates not to notify any third party of the intention to transfer, sell, lease or license the business or the New Business Opportunity.

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If our Company replies in writing to refuse to acquire the existing business, the New Business Opportunity or the interests thereof or fails to reply to the Covenantors in respect of the Selling Notice within the agreed time period, the Covenantors or their close associates are entitled to transfer, sell, lease or license the business or the New Business Opportunity to a third party pursuant to the same terms stipulated in the Selling Notice.

Further undertakings from the Covenantors

Pursuant to the Non-Competition Agreement, each of the Covenantors has further, irrevocably and unconditionally, collectively and individually, undertaken with us (for ourselves and as the trustee for the benefit of each member of our Group) that:

(i)	each of the Covenantors shall provide and procure each of the Covenantors’ close associates (other than members of our Group) to, when necessary and at least annually, within the period of the Non-Competition Agreement and in accordance with the provisions of any relevant laws, rules and regulations or any contractual obligations, provide all necessary information to our independent non-executive Directors for review, so that our independent non-executive Directors could review the compliance of the Non-competition Agreements by the Covenantors and their respective close associates (other than members of our Group) and enforce the Non-Competition Agreement;

(ii)	each of the Covenantors shall issue an annual statement of compliance with the terms of the Non-Competition Agreement to us every year for making appropriate disclosure in our annual report;

(iii)	each of the Covenantors agree and authorize us to disclose in our annual report or by way of an announcement regarding the decisions made by our independent non-executive Directors related to the review of matters in relation to the compliance and enforcement of the Non-Competition Agreement; and

(iv)	each of the Covenantors will abstain from voting at any general meeting of our Company on matters contemplated in the Non-Competition Agreement and any matters that may exist or give rise to actual or potential conflicts of interest and will not be counted in the quorum.

The Non-Competition Agreement will remain in full force and will be terminated upon the occurrence of the following events, whichever is earlier:

(i)	the Covenantors and any of their respective close associates (as the case may be) cease to control an aggregate of 30% or more of our total share capital in issue, regardless the interests being held directly or indirectly or otherwise; or

(ii)	our H Shares ceases listing on the Stock Exchange (except for the temporary suspension of trading of our Shares).

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INDEPENDENCE FROM OUR CONTROLLING SHAREHOLDERS

Having considered the following factors, our Directors consider that we are capable of carrying on our business independently from our Controlling Shareholders and their close associates after the Listing.

Management Independence

Our business is managed and conducted by our Board and senior management. Upon the completion of the Listing, our Board will comprise 13 Directors, including two executive Directors, six non-executive Directors and five independent non-executive Directors. For more details, please refer to the section headed “Directors, Supervisors and Senior Management” in this Listing Document.

As of the Latest Practicable Date, except for the following Directors, there was no other overlapping Director and senior management between our Group and our Controlling Shareholders and their close associates:

Name of Directors	Position(s) held in our Company	Position(s) held in our Controlling Shareholders and their close associates as of the Latest Practicable Date

Zhang Yushuai (張寓帥)	Non-executive Director	Executive director of Ruyuan Yuneng Electric

Manager of Ruyuan Xinjing Technology

Executive director and manager of Zhejiang HEC Health Pharmaceutical Co., Ltd* (浙江東陽光健康藥業有限公司)

Chairman of the board of directors of Shenzhen HEC Industrial

Director of Yichang HEC Medicine

Executive director and manager of Shaoguan Xinyuneng Industrial

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Name of Directors	Position(s) held in our Company	Position(s) held in our Controlling Shareholders and their close associates as of the Latest Practicable Date

Executive Director and general manager of Shenzhen HEC Pharmaceutical

Chairman of the board of directors of Shenzhen HEC Technology Venture Capital Co., Ltd* (深圳東陽光科技創業投資有限公司)

Tang Xinfa (唐新發)	Non-executive Director	Director and general manager of Shenzhen HEC Industrial

Legal representative, manager and executive director of Guangdong HEC Trading Co., Ltd* (廣州陽之光貿易有限公司)

Legal representative, chairman of the board and manager of Dongguan HEC Industrial Development Co., Ltd* (東莞市東陽光實業發展有限公司)

Legal representative, executive director and manager of Yichang HEC Research

Executive director and general manager of Linzhi HEC Pharmaceutical Research

Executive director of Ruyuan Yao Autonomous County Taidong Pharmaceutical Co., Ltd* (乳源瑤族自治縣泰東藥業有限公司)

Director of Yichang HEC Medicine

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Name of Directors	Position(s) held in our Company	Position(s) held in our Controlling Shareholders and their close associates as of the Latest Practicable Date

Legal representative, executive director and manager of Dongguan HEC Research

Zhu Yingwei (朱英偉)	Non-executive Director	Director and deputy general manager of Shenzhen HEC Industrial

Executive director and manager of Dongguan HEC Industrial Development Co., Ltd* (東陽市東陽光實業發展有限公司)

Legal representative and general manager of Yichang HEC Medicine

Mr. Zhang Yushuai, Mr. Tang Xinfa and Mr. Zhu Yingwei (collectively the “Overlapping Directors” and each, a “Overlapping Director”), all being our non-executive Directors, participate in making decisions on major issues such as the formulation of our overall development strategies and corporate operating strategies as members of our Board, but do not participate in the daily business operation and management of our Company. For further information on the skills, knowledge, expertise and experience of the Overlapping Directors, please refer to their respective biographical details as set out in the section headed “Directors, Supervisors and Senior Management” in this Listing Document.

We believe that our Directors and senior management are capable of performing their own duties in our Company independently from our Controlling Shareholders and our Company is capable of managing its business independently from our Controlling Shareholders after the Listing for the following reasons:

(i)	the decision-making mechanism of our Board set out in the Articles includes provisions on avoiding conflicts of interest by providing, among other things, that in the event of a conflict of interest, such as considering any resolution on transaction or arrangement in which our Controlling Shareholders or any of their respective close associates has a material interest, such Directors who are connected with our Controlling Shareholders and the transactions shall abstain from voting and shall not be counted in the quorum. Such resolutions shall be passed by a simple majority of our Directors present at the meeting who are not connected with matters being considered;

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(ii)	all Overlapping Directors are non-executive Directors and they participate in decision-making on major issues such as the formulation of our overall development strategies and corporate operating strategies as members of our Board, but do not participate in the daily business operation and management of our Company. Our management team is different from that of our Controlling Shareholders and the daily operation and management of our Company is managed by our executive Directors and a group of experienced senior management members who have worked for our Group for a long time and are independent from our Controlling Shareholders and their respective close associates and are our full-time employees;

(iii)	we have sufficient number of non-overlapping Directors. Our non-overlapping Directors possess extensive knowledge and experience in the industry and corporate management and many of whom have served in our Company for many years and therefore are familiar with the business operation and financial positions of our Group. In addition, at the reasonable request of our Directors, our Company may, if necessary, engage external experts (including but not limited to engaging financial advisers for providing financial advice, engaging industry consultant for providing overview of industry and latest industry trend, engaging accountants for providing accounting advice and engaging legal advisers to provide legal analysis) to provide support and advice to our Directors so as to enable them to make informed decisions at our Board meetings based on their background and knowledge;

(iv)	our Directors are well aware of their fiduciary duties which, among other things, require he/she shall act for the benefit and in the best interest of our Company and not allow any conflict between his/her duties as a Director and his/her personal interests;

(v)	our Company has appointed five independent non-executive Directors. These independent non-executive Directors were appointed in accordance with the requirements of the Listing Rules to ensure that the decision of our Board shall be made only after due consideration of independent and impartial advice. Our Directors believe that our independent non-executive Directors have sufficient knowledge, experience and capability to provide an independent opinion in the decision-making process of our Board to protect the interest of our Company and our Shareholders as a whole; and

(vi)	we have adopted a series of corporate governance measures to manage the potential conflicts of interests between our Group and our Controlling Shareholders (if any), to ensure our management independence. For further details, please refer to the paragraph headed “Corporate Governance Measures” in this section.

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RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

On the basis of the above, our Directors are of the view that our Board and senior management team are capable of managing our business independently from our Controlling Shareholders and their close associates.

Operational Independence

Currently, we engage in our business independently with the independent right to make operational decisions and implement such decisions. We have our own access to customers and suppliers and are not dependent on our Controlling Shareholders with respect to supplies for our business operations.

We have our own organizational structure with independent departments, each with specific terms of reference. We have also maintained a set of comprehensive internal control procedures to facilitate the effective operation of our business. Our Company has also adopted a set of corporate governance manuals, including rules of procedures for Shareholders’ general meeting, rules of procedures for our Board meeting, working system of independent Directors and the rules for connected transactions in accordance with relevant laws, rules and regulations.

In addition, we have obtained all relevant approval and licenses to conduct our business and also possess all relevant intellectual property and R&D facilities necessary for our business. We also own the necessary production and operating facilities relating to our business and have sufficient capital and employees to operate our business independently from our Controlling Shareholders.

Our Company has leased a state-of-the-art drug discovery and non-clinical research laboratory in Dongguan, the PRC, from Shenzhen HEC Industrial Group which adheres to the international standards, occupying a floor area of over 5,000 square metres, to support our in-house development of innovative drugs.

The salient terms of the lease agreements between our Company and Shenzhen HEC Industrial Group with respect to the state-of-the-art drug discovery and non-clinical research laboratory are as follows:

Parties:	(1) our Company (as lessee); and (2) Shenzhen HEC Formed Foil Co., Ltd.* (深圳市東陽光化成箔股份有限公司) (as lessor)

Expiry date:	December 31, 2028

Right of first refusal:	Upon the expiry of the lease, our Company has the right to extend the lease on the same terms as offered to any other third party by Shenzhen HEC Formed Foil Co., Ltd.

Payment terms:	our Company as the lessee shall pay rent of RMB807,516 per month, payable on a bi-annual basis to Shenzhen HEC Formed Foil Co., Ltd as the lessee

APPENDIX V	LISTING DOCUMENT

RELATIONSHIP WITH OUR CONTROLLING SHAREHOLDERS

The rental charged by Shenzhen HEC Industrial Group from our Company is determined after arm’s length negotiations by reference to the rent for the same type of property in the vicinity of the state-of-the-art drug discovery and non-clinical research laboratory.

For each of the years during the Track Record Period, our largest supplier is our connected person, namely Shenzhen HEC Industrial, which is one of our Controlling Shareholders. For details, please refer to the section headed “Business — Procurement of raw materials” in this Listing Document.

Notwithstanding the fact that our Group will continue to enter into certain continuing connected transactions with Shenzhen HEC Industrial Group (please refer to the section headed “Connected Transactions” in this Listing Document for details), our Directors are of the view that our Group is still capable of carrying out its business independently from our Controlling Shareholders upon completion of the Listing for the following reasons:

(i)	while our Group is capable of producing APIs and intermediates, our Group still procures certain APIs and intermediates from Shenzhen HEC Industrial Group mainly because our Group is not the holder of the production approvals of the APIs and intermediates so procured from Shenzhen HEC Industrial Group and hence is unable to self-produce such APIs and intermediates. During the Track Record Period, the APIs and intermediates procured from Shenzhen HEC Industrial Group by our Group are used for the production of certain drugs, including our major product Clarithromycin. For each of the three years ended December 31, 2024, our Company purchased APIs from Shenzhen HEC Industrial Group at an amount of RMB96.3 million, RMB93.2 million and RMB130.4 million, respectively, accounting for 6.1%, 4.8% and 6.2% of the total purchase amount of our Group for respective periods. Given that the production and sales of pharmaceutical products of our Group will continue to grow in the future, which requires a large number of procurement of APIs from external parties, the procurement of APIs by our Group from external parties is expected to increase, and our Directors expect that the procurement of APIs by our Group from Shenzhen HEC Industrial Group will continue to constitute only a small portion of our total purchase amount. In addition, save for Clarithromycin, which constitutes 1.4%, 0.7% and 1.1% of our total revenue for the three years ended December 31, 2024, respectively, the APIs and intermediates procured from Shenzhen HEC Industrial Group were not used in the production of our major products. Furthermore, we have established collaborative relationships with independent third party suppliers for supplying us with relevant APIs;

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(ii)	for each of the three years ended December 31, 2024, our Company purchased packaging materials from Shenzhen HEC Industrial Group at an amount of RMB29.8 million, RMB44.1 million and RMB37.1 million, respectively, accounting for 1.9%, 2.3% and 1.8% of the total purchase amount of our Group for respective periods. There are sufficient alternative sources of packaging materials supplies in the market and we have established collaborative relationship with independent third party suppliers for supplying us with relevant packaging boxes and instructions;

(iii)	for other products and services supplied to our Group by Shenzhen HEC Industrial Group, there are sufficient alternative sources accessible in the market. Our Group enters into the relevant connected transactions with Shenzhen HEC Industrial Group as Shenzhen HEC Industrial Group has good understanding of the needs of our Group through the mutual trust established between both parties during past cooperation, and the business cooperation arrangement is in the commercial interest of our Group; and

(iv)	all connected transactions entered into between our Group and Shenzhen HEC Industrial Group are on normal commercial terms that are fair and reasonable and are no less favorable than terms available from Independent Third Parties.

Financial Independence

We have established our own finance department with a team of independent financial staff who are responsible to perform accounting, reporting, crediting and internal control functions of our Group independently. In addition, we have a sound and independent financial mechanism in place to make financial decision independently based on our own business needs. Our Company opens accounts with banks independently and does not share any bank account with our Controlling Shareholders.

During the Track Record Period, our Controlling Shareholders provided guarantees for our loans from different commercial banks and financial institutions. As of April 30, 2025, our outstanding borrowings guaranteed by our Controlling Shareholders in aggregate amounted to RMB4,440.5 million. For further details of our Controlling Shareholders’ guarantees, please refer to the section headed “Connected Transactions – Fully Exempted Continuing Connected Transaction” of this Listing Document.

After our communication and negotiation with several banks, the relevant banks agreed to replace the guarantees provided by our Controlling Shareholders with our Company’s guarantees upon the Listing Date and release the original guarantee obligations of our Controlling Shareholders for certain bank loans, the amount of which was RMB199 million as of April 30, 2025. Nevertheless, we are of the view that the early release of all guarantees provided by our Controlling Shareholders or refinancing such guarantees prior to the Listing is not in the best commercial interests of our Group and our Shareholders as a whole, as the release of the guarantees provided by our Controlling Shareholders or replacement of all the

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guarantees provided by our Controlling Shareholders with our Company's guarantees requires approval from multiple decision-making bodies within the relevant banks, the process of which is both cumbersome and time-consuming. As such, if our Group was to go through the formalities for the release or refinancing of all such guarantees, unnecessary additional costs, expenses and time would be incurred. In light of the above, and considering the insignificant impact of the guarantees provided by our Controlling Shareholders on our Group's overall financing capabilities and independence as demonstrated below, our Company has no intention to release all guarantees provided by our Controlling Shareholders prior to the Listing.

Our Directors believe that our Group is capable of operating financially independently from our Controlling Shareholders and their close associates for the following reasons:

(i)	as of April 30, 2025, without any guarantee from our Controlling Shareholders or their close associates, independent commercial banks have made a legally binding, unconditional and irrevocable commitment to provide us with credit facilities in the total amount of RMB5,299.0 million, which is sufficient to cover the total outstanding borrowings guaranteed by our Controlling Shareholders. There are no restrictions on the use of such proceeds provided by these independent commercial banks;

(ii)	we have been able to, and expect to be able to continue to, obtain debt financing from independent commercial banks and financial institutions without any financial assistance from our Controlling Shareholders or their close associates. During the Track Record Period, in addition to the loans guaranteed by our Controlling Shareholders, we could also obtain bank loans from independent commercial banks;

(iii)	as the bank borrowings obtained by us which were guaranteed by our Controlling Shareholders were on normal commercial terms without more favorable interest rate terms as compared with other borrowings obtained from commercial banks without the guarantee of our Controlling Shareholders, and the guarantees provided by our Controlling Shareholders were normal commercial credit enhancement measures, we do not overly rely on our Controlling Shareholders; and

(iv)	we are in a solid financial position. As of April 30, 2025, our cash and cash equivalents amounted to RMB1,302.1 million (excluding pledged amount (if any)), and such cash and cash equivalents can also be available to repay the outstanding borrowings guaranteed by our Controlling Shareholders if needed.

Our Directors confirm that, after the Listing, we expect that we will continue to be capable of operating our business with our operating income obtained from independent external sources without relying on our Controlling Shareholders

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CORPORATE GOVERNANCE MEASURES

Our Directors recognize the importance of good corporate governance in protecting our Shareholders’ interests. We have put in place sufficient and effective corporate governance measures to manage the conflicts of interest and potential competition from our Controlling Shareholders and safeguard the interest of our Shareholders, including:

(i)	the decision-making mechanism of our Board of Directors in the Articles has included provisions to avoid conflicts of interest by requiring, among other things, that in the event of a conflict of interest, such as the consideration of a resolution in respect of a transaction or arrangement in which any Director or any of his/her close associates is materially interested, such Director interested in the transaction shall abstain from voting and shall not be counted in the quorum of the meeting;

(ii)	our independent non-executive Directors will review, at least on an annual basis, whether there is any conflict of interest between our Group and our Controlling Shareholders and provide impartial and professional advice to protect the interests of our minority Shareholders;

(iii)	our independent non-executive Directors will review, on an annual basis, the compliance with the Non-Competition Agreement by our Controlling Shareholders;

(iv)	each of our Controlling Shareholders undertakes to provide all information required by our Company which is necessary for the annual review by our independent non-executive Directors. Our independent non-executive Directors may engage professional advisors at our Company’s cost for advice on matters relating to the Non-Competition Agreement;

(v)	our independent non-executive Directors will report their findings on the compliance by our Controlling Shareholders of the Non-Competition Agreement in our annual report;

(vi)	our independent non-executive Directors may engage financial advisors or professional experts at our Company’s cost for advice on as to whether exercise the pre-emptive rights under the Non-Competition Agreement;

(vii)	our Company will disclose decisions on matters (if any) reviewed by our independent non-executive Directors (including our independent non-executive Directors’ views and decisions (with basis) for accepting or declining any New Business Opportunities) and will confirm whether the undertakings in the Non-Competition Agreement have been performed in the annual reports of our Company or in the announcement under the Listing Rules;

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(viii)	where a Shareholders’ general meeting is to be held for considering proposed transactions in which our Controlling Shareholders or any of their close associates has a material interest, our Controlling Shareholders shall abstain from voting on the resolutions and shall not be counted in the quorum in the voting;

(ix)	our Company has an internal control mechanism in place to identify connected transactions. After the Listing, our Company will comply with the requirements in connection with connected transactions under the Listing Rules;

(x)	we have appointed China Sunrise Capital Limited as our compliance advisor to provide us with advice and guidance in respect of compliance with the applicable laws and regulations, as well as the Listing Rules, including various requirements relating to corporate governance; and

(xi)	we will establish the audit committee, remuneration and appraisal committee, and nomination committee prior to the Listing with written terms of reference in compliance with the Listing Rules and the Corporate Governance Code.

Our Directors consider that the above corporate governance measures are sufficient to manage any potential conflict of interests between our Controlling Shareholders and their respective close associates and our Group and to protect the interests of our Shareholders, in particular, our minority Shareholders.

UNDERTAKINGS BY OUR CONTROLLING SHAREHOLDERS TO THE STOCK EXCHANGE PURSUANT TO THE LISTING RULES

Pursuant to Rule 10.07(1)(a) and (b) of the Listing Rules, each of our Controlling Shareholders has undertaken to the Stock Exchange and our Company that, it will not and shall procure that none of its respective close associates or the relevant registered holder(s) will, without the prior written consent of the Stock Exchange or unless otherwise permitted under the Listing Rules:

(a)	at any time in the period commencing on the date by reference (the “Reference Date”) to which disclosure of its shareholdings in our Company is made in this Listing Document and ending on the date which is six months from the Listing Date (the “First Six Months”), dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Shares in respect of which it is shown by this Listing Document to be the beneficial owner; and

(b)	at any time in the period of six months commencing on the date on which the First Six Months expires, dispose of, nor enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the securities referred to in Rule 10.07(1)(a) of the Listing Rules, if immediately following such disposal or upon the exercise or enforcement of such options, rights,

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interests or encumbrances, it would cease to be a controlling shareholder of our Company, provided that the above shall not prevent each of our Controlling Shareholders using securities of our Company beneficially owned by each of them as security (including a charge or a pledge) in favor of an authorised institution (as defined in the Banking Ordinance, Chapter 155 of the Laws of Hong Kong, the “Banking Ordinance”) for a bona fide commercial loan.

Pursuant to Note 3 to Rule 10.07(2) of the Listing Rules, each of our Controlling Shareholders has also undertaken to the Stock Exchange and our Company that, within the period commencing on the Reference Date and ending on the date which is 12 months from the Listing Date, it shall:

(i)	when it pledges or charges any Shares beneficially owned by it in favor of an authorized institution (as defined in the Banking Ordinance) pursuant to Note 2 to Rule 10.07(2) of the Listing Rules, immediately inform our Company and the Stock Exchange of such pledge or charge together with the number of Shares so pledged or charged; and

(ii).	when it receives indications, either verbal or written, from the pledgee or chargee of any of the pledged or Shares will be disposed of, immediately inform our Company and the Stock Exchange of such indications.

Our Company will inform the Stock Exchange as soon as it has been informed of the matters referred to in paragraphs (i) and (ii) above by our Controlling Shareholders and subject to the applicable requirements of the Listing Rules disclose such matters by way of an announcement.

APPENDIX V	LISTING DOCUMENT

SUBSTANTIAL SHAREHOLDERS

So far as our Directors are aware, immediately following the completion of the Introduction and the Privatization, the following persons will have interests and/or short positions in our Shares or our underlying Shares which would fall to be disclosed to us under the provisions of Divisions 2 and 3 of Part XV of the SFO, or will be, directly or indirectly, interested in 10% or more of the nominal value of any class of our share capital carrying rights to vote in all circumstances at general meetings of our Company:

Name of Shareholder	Nature of interest	Class of Shares	Approximate percentage of shareholding in the total share capital of our Company as of the Latest Practicable Date	Number of Shares directly or indirectly held	Approximate percentage of shareholding in the relevant class of Shares immediately following the completion of the Introduction and the Privatization	Approximate percentage of shareholding in the total share capital of our Company immediately following the completion of the Introduction and the Privatization

Yichang HEC Research(6)	Beneficial owner	Domestic Shares	27.21%	126,238,500	27.21%	21.89%
Dongguan HEC Research(6)	Interest of controlled corporation(1)	Domestic Shares	27.21%	126,238,500	27.21%	21.89%
Linzhi HEC Pharmaceutical Research(6)	Interest of controlled corporation(1)	Domestic Shares	27.21%	126,238,500	27.21%	21.89%
Shenzhen HEC Pharmaceutical(6)	Interest of controlled corporation(1)	Domestic Shares	27.21%	126,238,500	27.21%	21.89%
Guangdong HEC Technology(6)	Beneficial owner	Domestic Shares	10.99%	50,989,649	10.99%	8.84%
	Beneficial owner(2)	H Shares	–	5,750,792	5.10%	1.00%
Shenzhen HEC Industrial(6)	Interest of controlled corporation(1)(3)	Domestic Shares	38.20%	177,228,149	38.20%	30.73%
	Interest of controlled corporation(3)	H Shares	–	5,750,792	5.10%	1.00%
	Beneficial owner	Domestic Shares	15.68%	72,733,752	15.68%	12.61%
Ruyuan Yuneng Electric(6)	Interest of controlled corporation(4)	Domestic Shares	53.88%	249,961,901	53.88%	43.35%

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SUBSTANTIAL SHAREHOLDERS

Name of Shareholder	Nature of interest	Class of Shares	Approximate percentage of shareholding in the total share capital of our Company as of the Latest Practicable Date	Number of Shares directly or indirectly held	Approximate percentage of shareholding in the relevant class of Shares immediately following the completion of the Introduction and the Privatization	Approximate percentage of shareholding in the total share capital of our Company immediately following the completion of the Introduction and the Privatization

	Interest of controlled corporation(4)	H Shares	–	5,750,792	5.10%	1.00%
Shaoguan Xinyuneng Industrial(6)	Interest of controlled corporation(4)	Domestic Shares	53.88%	249,961,901	53.88%	43.35%
	Interest of controlled corporation(4)	H Shares	–	5,750,792	5.10%	1.00%
Ruyuan Xinjing Technology(6)	Interest of controlled corporation(4)	Domestic Shares	53.88%	249,961,901	53.88%	43.35%
	Interest of controlled corporation(4)	H Shares	–	5,750,792	5.10%	1.00%
Ms. Guo(6)	Interest of controlled corporation(4)	Domestic Shares	53.88%	249,961,901	53.88%	43.35%
	Interest of controlled corporation(4)	H Shares	–	5,750,792	5.10%	1.00%
Yidu Shuaixinwei(6)	Beneficial owner	Domestic Shares	6.60%	30,607,250	6.60%	5.31%
Yidu Junjiafang(6)	Beneficial owner	Domestic Shares	1.65%	7,651,813	1.65%	1.33%
Mr. Zhang(6)	Interest of controlled corporation(4)(5)	Domestic Shares	62.12%	288,220,964	62.12%	49.98%
	Interest of controlled corporation(4)	H Shares	–	5,750,792	5.10%	1.00%

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Notes:

(1)	As of the Latest Practicable Date, Yichang HEC Research is owned as to 86.74% by Dongguan HEC Research, which is in turn owned as to 73.64% by Linzhi HEC Pharmaceutical Research, 2.11% by Shenzhen HEC Industrial and 6.93% by Ruyuan HEC Industrial, a non wholly-owned subsidiary of Shenzhen HEC Industrial. Linzhi HEC Pharmaceutical Research is owned as to 82.72% by Shenzhen HEC Pharmaceutical, which is in turn wholly-owned by Shenzhen HEC Industrial, 9.19% by Yidu HEC Industrial and 2.98% by Yichang HEC Medicine, each a non wholly-owned subsidiary of Shenzhen HEC Industrial, and 5.11% by Ruyuan Yuneng Electric. Therefore, each of Dongguan HEC Research, Linzhi HEC Pharmaceutical Research, Shenzhen HEC Pharmaceutical and Shenzhen HEC Industrial is deemed to be interested in all Shares held by Yichang HEC Research for the purpose of the SFO.

(2)	Upon completion of the Introduction and the Privatization, Guangdong HEC Technology will hold 5,750,792 H Shares.

(3)	As of the Latest Practicable Date, Shenzhen HEC Industrial, with its parties acting in concert, directly and indirectly controls an aggregate of 52.69% interest in Guangdong HEC Technology. Therefore, Shenzhen HEC Industrial is deemed to be interested in all Shares held by Guangdong HEC Technology for the purpose of the SFO.

(4)	As of the Latest Practicable Date, Shenzhen HEC Industrial is owned as to 42.34% by Ruyuan Yuneng Electric, 27.01% by Shaoguan Xinyuneng Industrial, and 30.66% by Ruyuan Xinjing Technology. Shaoguan Xinyuneng Industrial is owned as to 58% and 42% by Ruyuan Yuneng Electric and Ruyuan Xinjing Technology, respectively. Ruyuan Yuneng Electric is in turn owned as to 71.75% by Ms. Guo (the mother of Mr. Zhang), 27.45% by Mr. Zhang, and 0.5% by Ruyuan Shuaicai Investment, a limited partnership established under the laws of the PRC with Mr. Zhang being its general partner and holding 90% interest therein. Ruyuan Xinjing Technology is in turn owned as to 74.63% by Ms. Guo and 0.37% by Mr. Zhang. Therefore, each of Ruyuan Yuneng Electric, Shaoguan Xinyuneng Industrial, Ruyuan Xinjing Technology, Ms. Guo and Mr. Zhang is deemed to be interested in all Shares which Shenzhen HEC Industrial is interested in for the purpose of the SFO.

(5)	Mr. Zhang is the general partner of each of Yidu Shuaixinwei and Yidu Junjiafang. Therefore, Mr. Zhang is deemed to be interested in all Shares held by Yidu Shuaixinwei and Yidu Junjiafang for the purpose of the SFO.

(6)	Mr. Zhang, Ms. Guo, Guangdong HEC Technology, Yichang HEC Research, Dongguan HEC Research, Linzhi HEC Pharmaceutical Research, Ruyuan HEC Industrial, Yidu HEC Industrial, Yichang HEC Medicine, Shenzhen HEC Pharmaceutical, Shenzhen HEC Industrial, Dongguan HEC Industrial, Zhejiang HEC Health, Ruyuan Yuneng Electric, Ruyuan Shuaicai Investment, Shaoguan Xinyuneng Industrial, Ruyuan Xinjing Technology, Yidu Junjiafang and Yidu Shuaixinwei are a group of our Controlling Shareholders, which as of the Latest Practicable Date and immediately before the Introduction and the Privatization, directly or indirectly control 62.12% of the voting rights of our Company. Immediately after the Introduction and the Privatization, they will directly or indirectly control 50.98% of the voting rights of our Company.

Save as disclosed herein, our Directors are not aware of any other persons who will, immediately following completion of the Introduction and the Privatization, have interests and/or short positions in our Shares or our underlying Shares which would fall to be disclosed to us under the provisions of Divisions 2 and 3 of Part XV of the SFO, or will be, directly or indirectly, interested in 10% or more of the nominal value of any class of our share capital carrying rights to vote in all circumstances at general meetings of our Company. Our Company is not aware of any arrangement which may result in any change of control in our Company at any subsequent date.

APPENDIX V	LISTING DOCUMENT

SHARE CAPITAL

SHARE CAPITAL

This section presents certain information regarding the share capital of our Company following the completion of the Introduction and the Privatization.

Immediately before the Introduction

As of the Latest Practicable Date, the registered share capital of our Company was RMB463,943,215 divided into 463,943,215 Domestic Shares with a nominal value of RMB1.00 each.

Immediately after the Introduction and the Privatization

Immediately after the completion of the Introduction and the Privatization, the share capital of our Company will be as follows:

Description of Shares	Number of Shares	Approximate percentage of registered share capital

Domestic Shares in issue	463,943,215	80.45%
H Shares to be issued under the Introduction	112,712,832	19.55%

OUR SHARES

Upon the completion of the Introduction and the Privatization, our Shares will consist of Domestic Shares and H Shares. Domestic Shares and H Shares are all ordinary Shares in the share capital of our Company, and are considered as one class of Shares.

Apart from certain qualified domestic institutional investors in the PRC, the qualified PRC investors under the Shanghai-Hong Kong Stock Connect and the Shenzhen-Hong Kong Stock Connect and other persons who are entitled to hold our H Shares pursuant to relevant PRC laws and regulations or upon approvals of any competent authorities, H Shares generally cannot be subscribed for by or traded between legal or natural PRC persons.

Domestic Shares and H Shares will rank pari passu with each other in all other respects and, in particular, will rank equally for all dividends or distributions declared, paid or made after the date of this Listing Document. All dividends for H Shares will be denominated and declared in Renminbi, and paid in Hong Kong dollars, whereas all dividends for Domestic Shares will be paid in Renminbi. Other than cash, dividends could also be paid in the form of Shares.

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SHARE CAPITAL

CONVERSION OF OUR DOMESTIC SHARES INTO H SHARES

According to the stipulations by the State Council’s securities regulatory authority and the Articles, our unlisted Domestic Shares may be converted into H Shares, and such converted Shares may be listed or traded on an overseas stock exchange, provided that prior to the conversion and trading of such converted Shares, any requisite internal approval processes shall have been duly completed and the approval from or filing with the relevant PRC regulatory authorities, including the CSRC, shall have been obtained. In addition, such conversion, trading and listing shall in all respects comply with the regulations prescribed by the State Council’s securities regulatory authority and the regulations, requirements and procedures prescribed by the relevant overseas stock exchange.

If any of the Domestic Shares are to be converted, listed and traded as H Shares on the Stock Exchange, the filings with the relevant PRC regulatory authorities, including the CSRC, and the approval of the Stock Exchange are necessary for such conversion. Based on the methodology and procedures for the conversion of our unlisted Shares into H Shares as described in this section, we can apply for the listing of all or any portion of our unlisted Shares on the Stock Exchange as H Shares in advance of any proposed conversion to ensure that the conversion process can be completed promptly upon notice to the Stock Exchange and delivery of Shares for entry on the H Share register. As any listing of additional Shares after our Listing on the Stock Exchange is ordinarily considered by the Stock Exchange to be a purely administrative matter, it does not require such prior application for listing at the time of our Listing in Hong Kong.

No class Shareholder voting is required for the conversion of such Shares or the listing and trading of such converted Shares on an overseas stock exchange. Any application for listing of the converted Shares on the Stock Exchange after our initial listing is subject to prior notification by way of announcement to inform Shareholders and the public of any proposed conversion.

MECHANISM AND PROCEDURE FOR CONVERSION

After all the requisite filings have been completed and approvals have been obtained, the relevant Domestic Shares will be withdrawn from the Domestic Share register, and our Company will re-register such Shares on the H Share register maintained in Hong Kong and instruct the H Share Registrar to issue H Share certificates. Registration on the H Share register of our Company will be on the conditions that (i) the H Share Registrar lodges with the Stock Exchange a letter confirming the entry of the relevant H Shares on the H Share register and the due dispatch of H Share certificates; and (ii) the admission of the H Shares to be traded on the Stock Exchange complies with the Listing Rules and the General Rules of HKSCC and the HKSCC Operational Procedures in force from time to time. Until the converted Shares are re-registered on our H Share register, such Shares would not be listed as H Shares.

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SHARE CAPITAL

TRANSFER OF SHARES ISSUED PRIOR TO LISTING DATE

The PRC Company Law provides that in relation to the public offering of a company, the shares issued prior to the public offering shall not be transferred within a period of one year from the date on which the publicly offered shares are listed on any stock exchange. Accordingly, Shares issued by our Company prior to the Listing Date shall be subject to this statutory restriction and not be transferred within a period of one year from the Listing Date.

Our Directors, Supervisors and senior management shall declare their shareholdings in our Company and any changes in their shareholdings. Shares transferred by our Directors, Supervisors and senior management each year during their term of office shall not exceed 25% of their total respective shareholdings in our Company unless otherwise permitted by applicable laws and regulations. The Shares that the aforementioned persons held in our Company cannot be transferred within one year from the date on which the Shares are listed and traded on a stock exchange, nor within half a year after they leave their positions in our Company.

REGISTRATION OF SHARES NOT LISTED ON THE OVERSEAS STOCK EXCHANGE

According to the Guidelines for the “Full Circulation” Program for Domestic Unlisted Shares of H-Share Listed Companies (《H股公司境內未上市股份申請“全流通”業務指引》) announced by the CSRC, the domestic Shareholders of the Domestic Shares shall handle share transfer registration business in accordance with the relevant business rules of the China Securities Depository and Clearing Corporation Limited. Further, H-share companies should submit the relevant status reports to the CSRC within 15 days after the transfer registration with the China Securities Depository and Clearing Corporation Limited of the Domestic Shares involved in the application is completed.

SHAREHOLDERS’ GENERAL MEETING

For details of circumstances under which our Shareholders’ general meeting is required, see “Appendix V — Summary of the Articles of Association”.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements as of and for each of the years ended December 31, 2022, 2023 and 2024 and the accompanying notes, included in the Accountants’ Report as set out in Appendix I to this Listing Document. Our financial information has been prepared in accordance with IFRS.
The following discussion and analysis contain forward-looking statements that reflect our current views with respect to future events and financial performance that involve risks and uncertainties. These statements are based on assumptions and analysis made by us in light of our experience and perception of historical events, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. In evaluating our business, you should carefully consider the information provided in the section headed “Risk Factors” in this Listing Document.

OVERVIEW

Founded in 2003, we are a pharmaceutical company with vertically integrated capabilities in research and development, production and commercialization of pharmaceuticals. We primarily focus on the three key therapeutic areas of infectious diseases, chronic diseases and oncology, which we believe have the greatest market potential and yet a significant degree of unmet clinical needs. As of December 31, 2024, we had established an extensive distribution network comprising 610 third-party distributors, covering all provinces of China as well as certain overseas markets. We have been selected as one of the TOP 20 companies in the “China Drug Research and Development Strength Ranking” (中國藥品研發實力排行榜) released by Yaozhi.com (藥智網) for seven consecutive years since 2017 and most recently in 2023 were successfully selected as one of the “Top 100 Competitive Enterprises in Chinese Pharmaceutical Industry” (全國醫藥工業競爭力百強榜) and ranked among the tier-one group of the “Top 100 Chinese Pharmaceutical Innovators” (中國醫藥創新企業100強) issued by Healthcare Executive Magazine (E藥經理人).

During the Track Record Period, most of our revenue was generated from our sales of Kewei (oseltamivir phosphate). We report our revenue by our major product lines, which include anti-infective drugs, chronic disease treatment drugs and others. Our revenue increased by 67.4% from RMB3,813.6 million in 2022 to RMB6,385.6 million in 2023. Our revenue then decreased by 37.1% to RMB4,018.9 million in 2024. Our loss for the year improved by 171.6% from RMB1,415.9 million in 2022 to a position of profit for the year of RMB1,013.9 million in 2023. Our profit for the year decreased by 97.6% to RMB24.8 million in 2024. Our adjusted net loss (non-IFRS measure) improved by 419.8% from RMB383.6 million in 2022 to a position of adjusted net profit (non-IFRS measure) of RMB1,227.0 million in 2023. Our adjusted net profit (non-IFRS measure) declined by 74.9% to RMB308.5 million in 2024.

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FINANCIAL INFORMATION

BASIS OF PRESENTATION

The historical financial information has been prepared in accordance with all applicable IFRS as issued by the International Accounting Standards Board (“IASB”). The IASB has issued a number of new and revised IFRS. For the purpose of preparing the historical financial information, we have adopted all applicable new and revised IFRS to the Relevant Periods, except for any new standards or interpretations that are not yet effective before the accounting period beginning on January 1, 2024. The revised and new accounting standards and interpretations issued but not yet effective for the accounting period beginning January 1, 2024 are set out in Note 35 in Appendix I to this Listing Document. The historical financial information also complies with the applicable disclosure provisions of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have identified certain accounting policies that we believe are most significant to the preparation of our consolidated financial information. Our material accounting policies, which are important for you to understand our financial condition and results of operations, are set forth in detail in the Accountants’ Report in Appendix I to this Listing Document.

The preparation of financial statements in conformity with IFRS requires our management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. We review our estimates and underlying assumptions on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Revenue and Other Income

We classify income as revenue when it arises from the sale of goods, the provision of services or the use by others of our assets under leases in the ordinary course of our business.

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FINANCIAL INFORMATION

Further details of our revenue and other income recognition policies are as follows:

Revenue from Contracts with Customers

Revenue is recognized when control over a product or service is transferred to the customer, at the amount of promised consideration to which we are expected to be entitled, excluding those amounts collected on behalf of third parties such as value added tax or other sales taxes.

The aggregated amount of the transaction price allocated to the remaining performance obligations under our existing contract mainly related to our license transfer contract. The remaining performance obligations are expected to be recognized as revenue in the future performance period according to the corresponding drug research and development progress.

Sale of Goods

Revenue is recognized once the products delivered to the location designated by the distributor and accepted as the control of the goods are considered to have been transferred to the distributor. Payment terms and conditions vary by customers and are based on the billing schedule established in the contracts or purchase orders with customers, but we generally provide credit terms to customers within six months upon customer acceptance. We take advantage of the practical expedient in paragraph 63 of IFRS 15 and does not adjust the consideration for any effects of a significant financing component as the period of financing is 12 months or less.

We typically offer sales rebates to customers when their purchase amount or settlement amount during the period reaches certain agreed thresholds. Such rights of sales rebates give rise to variable consideration. We calculate variable consideration according to the rebate bases and the rebate ratios which are stipulated in the sales contracts. At the time of sale of goods, we recognize revenue after taking into account the adjustment to transaction price arising from the aforementioned sales rebates.

Revenue from Other Sources and Other Income

Interest Income

Interest income is recognized as it accrues using the effective interest method. For financial assets measured at amortized cost or FVOCI (recycling) that are not credit-impaired, the effective interest rate is applied to the gross carrying amount of the asset. For credit-impaired financial assets, the effective interest rate is applied to the amortized cost (i.e. gross carrying amount net of loss allowance) of the asset.

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FINANCIAL INFORMATION

Government Grants

Government grants are recognized in the statements of financial position initially when there is reasonable assurance that they will be received and that we will comply with the conditions attaching to them. Grants that compensate us for expenses incurred are recognized as income in profit or loss on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate us for the cost of an asset are recognized initially as deferred income and amortized to profit or loss on a straight-line basis over the useful life of the asset by way of recognized in other income.

Property, plant and equipment

The following items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses:

–	Plant and buildings held for own use which are situated on leasehold land; and

–	Other items of property, plant and equipment.

The cost of self-constructed items of property, plant and equipment includes the cost of materials, direct labor and the initial estimate, where relevant, of the costs of dismantling and removing the items and restoring the site on which they are located, and an appropriate proportion of production overheads and borrowing costs.

Construction in progress is transferred to respective items under property, plant and equipment when it is ready for its intended use. No depreciation is provided against construction in progress.

Items may be produced while bringing an item of property, plant and equipment to the location and condition necessary for it to be capable of operating in the manner intended by management. The proceeds from selling any such items and the related costs are recognized in profit or loss.

Gains or losses arising from the retirement or disposal of an item of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognized in profit or loss on the date of retirement or disposal.

Depreciation is calculated to write-off the cost of items of property, plant and equipment, less their estimated residual value, if any, using the straight-line method over their estimated useful lives as follows:

–	Plant and buildings situated on leasehold land are depreciated over the shorter of the unexpired term of lease and their estimated useful lives, being no more than 50 years after the date of completion

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FINANCIAL INFORMATION

–	Machinery 5 - 15 years

–	Motor vehicles 5 - 10 years

–	Office equipment and others 5 - 15 years

Where parts of an item of property, plant and equipment have different useful lives, the cost of the item is allocated on a reasonable basis between the parts and each part is depreciated separately. Both the useful life of an asset and its residual value, if any, are reviewed annually.

Intangible Assets (other than Goodwill) and Research and Development Expenses

Expenditure on research activities is recognized as an expense in the period in which it is incurred. Expenditure on development activities is capitalized if the product or process is technically and commercially feasible and if we have sufficient resources and the intention to complete development. The expenditure capitalized includes the costs of materials, direct labor, and an appropriate proportion of overheads. Other development expenditure is recognized as an expense in the period in which it is incurred.

Development cost under intangible assets is transferred to respective items under intangible assets when it is ready for its intended use. No amortization is provided against development cost.

Other intangible assets that are acquired by us are stated at cost less accumulated amortization (where the estimated useful life is finite) and impairment losses. Expenditure on internally generated goodwill and brands is recognized as an expense in the period in which it is incurred.

Amortization of intangible assets with finite useful lives is charged to profit or loss on a straight-line basis over the assets’ estimated useful lives. The following intangible assets with finite useful lives are amortized from the date they are available for use and their estimated useful lives are as follows:

–	Patents 10 - 13 years

–	Generic drug intellectual property rights 10 years

Both the period and method of amortization are reviewed annually.

Intangible assets are not amortized while their useful lives are assessed to be indefinite. Any conclusion that the useful life of an intangible asset is indefinite is reviewed annually to determine whether events and circumstances continue to support the indefinite useful life assessment for that asset. If they do not, the change in the useful life assessment from indefinite to finite is accounted for prospectively from the date of change and in accordance with the policy for amortization of intangible assets with finite lives as set out above.

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FINANCIAL INFORMATION

Lease Assets

At the inception of a contract, we assess whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is conveyed where the customer has both the right to direct the use of the identified asset and to obtain substantially all of the economic benefits from that use.

As a lessee

Where the contract contains lease component(s) and non-lease component(s), we have elected not to separate non-lease components and accounts for each lease component and any associated non-lease components as a single lease component for all leases.

At the lease commencement date, we recognize a right-of-use asset and a lease liability, except for short-term leases that have a lease term of 12 months or less and leases of low-value assets. When we enter into a lease in respect of a low-value asset, we decide whether to capitalize the lease on a lease-by-lease basis. The lease payments associated with those leases which are not capitalized are recognized as an expense on a systematic basis over the lease term.

Where the lease is capitalized, the lease liability is initially recognized at the present value of the lease payments payable over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, using a relevant incremental borrowing rate. After initial recognition, the lease liability is measured at amortized cost and interest expense is calculated using the effective interest method. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability and hence are charged to profit or loss in the accounting period in which they are incurred.

The right-of-use asset recognized when a lease is capitalized is initially measured at cost, which comprises the initial amount of the lease liability plus any lease payments made at or before the commencement date, and any initial direct costs incurred. Where applicable, the cost of the right-of-use assets also includes an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, discounted to their present value, less any lease incentives received. The right-of-use asset is subsequently stated at cost less accumulated depreciation and impairment losses. The right-of-use asset is depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term.

The initial fair value of refundable rental deposits is accounted for separately from the right-of-use assets in accordance with the accounting policy applicable to investments in debt securities carried at amortized cost. Any difference between the initial fair value and the nominal value of the deposits is accounted for as additional lease payments made and is included in the cost of right-of-use assets.

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FINANCIAL INFORMATION

The lease liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, or there is a change in our estimate of the amount expected to be payable under a residual value guarantee, or there is a change arising from the reassessment of whether we will be reasonably certain to exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The lease liability is also remeasured when there is a change in the scope of a lease or the consideration for a lease that is not originally provided for in the lease contract (“lease modification”) that is not accounted for as a separate lease. In this case the lease liability is remeasured based on the revised lease payments and lease term using a revised discount rate at the effective date of the modification. The only exceptions are rent concessions that occurred as a direct consequence of the COVID-19 pandemic and met the conditions set out in paragraph 46B of IFRS 16, Leases. In such cases, we have taken advantage of the practical expedient not to assess whether the rent concessions are lease modifications, and recognized the change in consideration as negative variable lease payments in profit or loss in the period in which the event or condition that triggers the rent concessions occurred.

In the consolidated statement of financial position, the current portion of long-term lease liabilities is determined as the present value of contractual payments that are due to be settled within twelve months after the reporting period.

For sale and leaseback transactions, we consider whether the initial transfer of the underlying asset to the buyer-lessor is a sale. We apply IFRS 15 to determine whether a sale has taken place.

When the transfer to buyer-lessor is a sale, we derecognize the underlying asset and applies the lessee accounting model to the leaseback — we measure the right-of-use asset at the retained portion of the previous carrying amount (i.e. at cost), and recognize only the amount of any gain or loss related to the rights transferred to the lessor.

When the transfer to buyer-lessor is not a sale, we continue to recognize the underlying asset, and recognize a financial liability for any amount received from the buyer-lessor.

Critical Accounting Estimates and Judgments

The key sources of estimation uncertainty and critical accounting judgments in applying our accounting policies are described below.

Impairments

In considering the impairment losses that may be required for certain property, plant and equipment, intangible assets, goodwill, interests in leasehold land held for own use and prepayment, the recoverable amount of these assets needs to be determined. The recoverable

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FINANCIAL INFORMATION

amount is the greater of the fair value less costs of disposal and the value in use. It is difficult to precisely estimate the fair value less costs of disposal because quoted market prices for these assets may not be readily available. In determining the value in use, expected cash flows generated by the asset are discounted to their present value, which requires significant judgment relating to items such as level of revenue and amount of operating costs. We use all readily available information in determining an amount that is reasonable approximation of the recoverable amount, including estimates based on reasonable and supportable assumptions and projections of items such as revenue and operating costs.

We estimate the loss allowances for trade receivables by assessing the ECLs. This requires the use of estimates and judgments. ECLs are based on our historical credit loss experience, adjusted for factors that are specific to the debtors, and an assessment of both the current and forecast general economic conditions at the end of reporting period. Where the estimation is different from the original estimate, such difference will affect the carrying amounts of trade receivables and thus the impairment loss in the period in which such estimate is changed. We keep assessing the expected credit loss of trade receivables during their expected lives.

We follow the guidance of IAS 36 to determine when impairment indicators exist for its property, plant and equipment, right-of-use assets, intangible assets and goodwill. Except for certain intangible assets and goodwill, it was determined that no impairment indicators existed as of December 31, 2022, 2023 and 2024.

Development Costs

Development costs are capitalized in accordance with the accounting policy for research and development (“R&D”) costs in Note 2(h) to the Accountants’ Report set out in Appendix I to this Listing Document. Critical judgment by our management is applied when deciding whether the recognition requirements for development costs have been met. This is necessary as the economic success of any product development is uncertain and may be subject to future technical problems at the time of recognition. Judgments are based on the best information available at the end of the reporting period. In addition, all internal activities related to the R&D of new products are continuously monitored by our management.

Capitalized development costs represent internal development costs capitalized by pharmaceutical products as follows:

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Olorigliflozin	113,446	149,165	209,218
Larotinib	83,016	113,379	125,521
Insulin Degludec	49,917	80,150	91,625
Antaitavir	55,334	69,914	76,754

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FINANCIAL INFORMATION

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Liraglutide	38,742	45,023	45,669
Clifutinib	–	44,325	93,157
Emitasvir phosphate follow-up compounds	40,315	40,315	40,315
Insulin Degludec/Insulin Aspart	–	13,250	43,603
Combination therapy with Emitasvir Phosphate and Furaprevir	151,913	–	–
Insulin	94,344	–	–
	627,027	555,521	725,862

Impairment Test for Capitalized Development Costs (other than Emitasvir and Furaprevir Combination Therapy Asset Group)

We have determined CGUs at each product level. The estimated revenue of each drug is based on management’s expectations of timing of commercialization. The costs and operating expenses are estimated as a percentage over the revenue forecast period based on the current margin levels of comparable companies with adjustments made to reflect the expected future price changes. The discount rates used are pre-tax and reflect the general business and market risk of our Group. The discount rates are derived from capital asset pricing model by taking applicable market data into account, such as risk free rate, market premium, beta, company specific risk and size premium, etc.

Cash flow projections were based on financial budgets approved by our management covering 11 to 22 years which consist of development periods up to 2 years, commercialized periods, including growth and mature periods, and declining periods, reflecting the periods when the drugs reach the patent protection period of 20 years. The cash flow projection periods cover the entire patent protection periods, taking into account the expected timing of commercialization, market size and penetration of related products.

The key assumptions used for value-in-use amount calculations as of December 31, 2022, 2023 and 2024 are as follows:

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Olorigliflozin
Discount rate	20.81%	23.67%	22.55%
Revenue growth rate	-43.00% to 208.00%	-45.00% to 185.00%	-45.00% to 174.00%
Recoverable amount of CGU	779,000	862,000	1,045,000
Larotinib
Discount rate	14.29%	12.92%	12.77%
Revenue growth rate	-30.00% to 1,744.64%	-30.00% to 1,744.64%	-30.00% to 7,493.77%
Recoverable amount of CGU	460,759	697,025	584,822
Insulin Degludec

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	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Discount rate	12.95%	11.33%	10.81%
Revenue growth rate	-10.00% to 84.97%	-10.00% to 84.97%	-19.29% to 269.94%
Recoverable amount of CGU	454,340	717,946	249,924
Antaitavir
Discount rate	11.52%	10.87%	10.49%
Revenue growth rate	-81.85% to 359.13%	-62.00% to 184.00%	-52.47% to 411.16%
Recoverable amount of CGU	421,335	1,288,184	1,199,127
Liraglutide
Discount rate	22.36%	21.60%	20.51%
Revenue growth rate	-44.00% to 202.00%	-48.00% to 138.00%	-50.00% to 116.00%
Recoverable amount of CGU	179,000	113,000	71,000
Clifutinib
Discount rate	NA	12.92%	12.77%
Revenue growth rate	NA	-30.00% to 312.81%	-30.00% to 76.72%
Recoverable amount of CGU	NA	233,675	336,716
Emitasvir phosphate follow-up compounds
Discount rate	11.52%	10.87%	10.49%
Revenue growth rate	-81.85% to 359.13%	-61.81% to 183.98%	-52.47% to 411.16%
Recoverable amount of CGU	446,770	1,301,263	1,209,201
Insulin Degludec/Insulin Aspart
Discount rate	NA	11.33%	10.81%
Revenue growth rate	NA	-10.00% to 84.97%	-10.00% to 84.97%
Recoverable amount of CGU	NA	673,723	126,665
Combination therapy with Emitasvir Phosphate and Furaprevir
Discount rate	12.81%	NA	NA
Revenue growth rate	-89.11% to 115.22%	NA	NA
Recoverable amount of CGU	425,057	NA	NA
Insulin
Discount rate	11.72%	NA	NA
Revenue growth rate	0.00% to 228.41%	NA	NA
Recoverable amount of CGU	1,367,291	NA	NA

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Sensitivity Analysis

We performed sensitivity tests by increasing 1% of the discount rate or decreasing 5% of the revenue growth rate, which are the key assumptions for determining the recoverable amounts of the CGUs, with all other variables held constant. The impacts on the amounts by which the CGU’s recoverable amount exceeds its carrying amount (headroom) are as below:

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Olorigliflozin Carrying amount	113,446	149,165	209,218
Headroom	665,554	712,835	835,782
Impact by Increasing 1% of discount rate	(60,000)	(60,000)	(49,000)
Impact by decreasing 5% of revenue growth rate	(253,000)	(336,000)	(220,000)
Larotinib Carrying amount	83,016	113,379	125,521
Headroom	377,743	583,646	459,301
Impact by Increasing 1% of discount rate	(43,894)	(54,065)	(39,700)
Impact by decreasing 5% of revenue growth rate	(25,644)	(37,156)	(31,337)
Insulin Degludec Carrying amount	49,917	80,150	91,625
Headroom	404,423	637,796	158,299
Impact by Increasing 1% of discount rate	(50,531)	(66,325)	(20,043)
Impact by decreasing 5% of revenue growth rate	(24,430)	(36,320)	(12,645)
Antaitavir Carrying amount	55,334	69,914	76,754
Headroom	366,001	1,218,270	1,122,373
Impact by Increasing 1% of discount rate	(16,240)	(65,751)	(52,835)
Impact by decreasing 5% of revenue growth rate	(32,049)	(95,805)	(89,518)
Liraglutide Carrying amount	38,742	45,023	45,669
Headroom	140,258	67,977	25,331
Impact by Increasing 1% of discount rate	(10,000)	(8,000)	(5,000)
Impact by decreasing 5% of revenue growth rate	(39,000)	(41,000)	(17,000)
Clifutinib Carrying amount	NA	44,325	93,157
Headroom	NA	189,350	243,559
Impact by Increasing 1% of discount rate	NA	(23,912)	(26,943)

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	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Impact by decreasing 5% of revenue growth rate	NA	(15,114)	(19,652)
Emitasvir phosphate follow-up compounds Carrying amount	40,315	40,315	40,315
Headroom	406,455	1,260,948	1,168,886
Impact by Increasing 1% of discount rate	(16,448)	(65,810)	(52,881)
Impact by decreasing 5% of revenue growth rate	(32,035)	(95,805)	(89,518)
Insulin Degludec/Insulin Aspart Carrying amount	NA	13,250	43,603
Headroom	NA	660,473	83,062
Impact by Increasing 1% of discount rate	NA	(385,151)	(11,170)
Impact by decreasing 5% of revenue growth rate	NA	(36,735)	(7,186)
Combination therapy with Emitasvir Phosphate and Furaprevir Carrying amount	151,913	NA	NA
Headroom	273,144	NA	NA
Impact by Increasing 1% of discount rate	(15,031)	NA	NA
Impact by decreasing 5% of revenue growth rate	(66,786)	NA	NA
Insulin Carrying amount	1,285,246	NA	NA
Headroom	82,045	NA	NA
Impact by Increasing 1% of discount rate	(197,243)	NA	NA
Impact by decreasing 5% of revenue growth rate	(401,063)	NA	NA

Considering there was still sufficient headroom based on the assessment, we believe that a reasonably possible change in any of the key assumptions on which we have based our determination of each CGU's recoverable amount would not cause its carrying amount to exceed its recoverable amount.

Recognition of Deferred Tax Assets

Deferred tax assets in respect of tax losses carried forward and deductible temporary differences are recognized and measured based on the expected manner of realization or settlement of the carrying amount of the relevant assets and liabilities, using tax rates enacted or substantively enacted at the end of each reporting date. In determining the carrying amounts of deferred tax assets, expected taxable profits are estimated which involves a number of

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assumptions relating to our operating environment and requires a significant level of judgment exercised by the directors. Any change in such assumptions and judgment would affect the carrying amounts of deferred tax assets to be recognized and hence the net profit in future years.

KEY FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Our results of operations and financial condition have been, and are expected to continue to be, affected by a number of factors, many of which may be beyond our control. A discussion of the most significant factors affecting our results of operations and financial condition are as follows.

Market Demand for Our Products in the PRC and Overseas

We generate substantially all of our revenue in the PRC. Our financial results have been driven in part by the rapid growth of the PRC pharmaceutical market in recent years. Our revenue experienced rapid growth from 2022 to 2023. Our revenue increased by 67.4% from RMB3,813.6 million in 2022 to RMB6,385.6 million in 2023. Our revenue then decreased by 37.1% to RMB4,018.9 million in 2024 primarily due to a decrease in the sales volume of Kewei (oseltamivir phosphate) as a result of a lower incidence of seasonal flu outbreaks in 2024.

With our existing portfolio of products and our strong pipeline of future products, we believe that we are well positioned to take advantage of the expected fast growth of the pharmaceutical market in the PRC through our focus on key therapeutic areas of infectious diseases, chronic diseases and oncology. Market demand for our products is and will be subject to a number of factors, including but not limited to consumer perception of our brand and similar products offered by our competitors, the success of our marketing and educational promotion activities, inclusion of our products in the relevant medical insurance catalogues, sales performance of our distributors, levels of disposable income and healthcare spending and changes in the regulatory environment in the PRC.

In addition, we plan to continue expanding our overseas operations and therefore expect our financial results in the future to be increasingly driven by the results of our overseas operations. Our overseas sales network currently covers eight countries and regions, including the United States, Germany and the United Kingdom. In the future, we plan to expand our overseas sales network to Africa and Latin America, forming the sales capacities covering all five continents. This is in turn dependent on our ability to understand and adapt to local conditions including distinct consumer demands, economic conditions and the regulatory environment in each of these markets, our cooperation with local distributors and our management of our self-operated platform specifically in the German market.

Centralized Tender Process and VBP Schemes in the PRC

A substantial portion of the products we sell to distributors are on-sold to public hospitals and other public medical institutions in the PRC. Most pharmaceuticals used by public hospitals and medical institutions in the PRC need to be purchased through VBP schemes. We

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submit bids in a centralized tender process to supply our products to these institutions at specified prices. These bids are generally considered on the basis of, among other things, price competitiveness, product quality, clinical effectiveness, as well as qualifications and reputation of the manufacturer. If we are successful in winning bids in a centralized tender process, the relevant products will be sold to the public medical institutions at the bid prices, which in part determine the prices at which we sell our products to our distributors. The centralized tender process can create pricing pressure among substitute products or products that are perceived to be substitute products. Our bidding strategy generally focuses on differentiating our products from those of our competitors instead of competing solely based on pricing. Therefore, our sales volumes and profitability depend on our ability to successfully differentiate our products from competing products and price our bids in a manner that enables us to succeed in the centralized tender processes at profitable levels. We believe each of our major products had competitive advantages in the centralized tender processes during the Track Record Period as a result of them being first-to-market generic pharmaceuticals, and their national-level brand recognitions. Please see “Business — Sales, Marketing and Distribution — Centralized Tender Process and VBP Schemes” for further details.

If we are unable to differentiate our products or are otherwise unsuccessful in winning future bids in the centralized tender processes at profitable levels, we will lose revenue that would have otherwise been realized through the sale of products to the relevant PRC public hospitals. In November 2018, the PRC government launched a pilot program for centralized drug procurement organized by the state《國家組織藥品集中採購試點方案》. The implementation of this program has resulted in increased pricing pressure on us and may further impact our strategies on how to commercialize our products in the PRC and how to best compete in the centralized tender processes. Please see “Risk Factors — Risks Relating to Our Business and Industry — If we are unable to win bids through the centralized tender processes conducted by PRC authorities, we will lose market share and our revenue and profitability may be adversely affected” for further details.

Government-Sponsored Medical Insurance Programs in the PRC

Under the medical insurance programs in the PRC, patients are entitled to reimbursement of all or a portion of the cost of pharmaceutical products listed in the NRDL, the provincial medical insurance catalogues or critical illness medical insurance catalogues at provincial or local levels. Consequently, the inclusion or exclusion of a pharmaceutical product in or from any of these medical insurance programs will significantly affect the demand for such product in the PRC.

As of the Latest Practicable Date, all of our major products were included in the NRDL. For details on our major products and revenue during the Track Record Period, please see “Business — Our Products and Product Candidates”.

While the inclusion of a pharmaceutical product in these national, provincial or other government-sponsored medical insurance programs can significantly increase the demand and potentially sales volume, pharmaceuticals so included are subject to relevant pricing regulation and face pricing pressure in the centralized tender process.

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On balance, we believe the overall benefits of inclusion of our pharmaceutical products in the national, provincial or other government-sponsored medical insurance programs in the PRC significantly outweighed the associated costs during the Track Record Period, and we believe the benefits of such inclusion will continue to contribute to our business growth in the foreseeable future.

Development and Commercialization of Our Products Under Development

We have a broad portfolio of commercialized products and pipeline of future products in various fast-growing therapeutic areas, including of infectious diseases, chronic diseases and oncology. As of the Latest Practicable Date, this portfolio included 150 approved drugs in various countries and regions, including China, the United States and Europe. As of the Latest Practicable Date, we also had more than 100 drug candidates in the pipeline, including 49 Class I innovative drug candidates in China, among which one innovative drug candidate was under the NMPA’s review for launching and ten innovative drug candidates were in Phases II or Phases III clinical trials. Please see “Business — Drug Portfolio” for a list of upcoming major products in our pipeline.

Our business and results of operations will be dependent on our ability to successfully develop such drugs under development. This in turn depends on the drugs under development demonstrating favorable safety and efficacy in clinical trial results, and our ability to obtain the requisite regulatory approvals for our drugs under development to initiate clinical trials, or to advance to the next stage of clinical development. Whether our drugs under development can demonstrate favorable safety and efficacy in clinical trial results, and whether we can obtain the requisite regulatory approvals for our drugs under development in time, are crucial for our business and results of operations.

Furthermore, our business and results of operations also depend on our ability to commercialize our drugs under development. Our ability to generate revenue from our drugs under development is dependent on our ability to establish manufacturing capabilities and sales channels and undertake extensive sales and marketing efforts. We believe that our commercialization capabilities will continue to be robust given our deep expertise in sales and marketing of new drugs under development and our sales and distribution network.

However, if we fail to achieve the degree of market acceptance, we may not be able to generate revenue as expected. Please see “Risk Factors — Risks Relating to Our Business and Industry” for further details of the risks relating to the commercialization of our drugs under development.

Operational Efficiency

Our results of operations have been and are expected to be significantly affected by our ability to control and optimize our operating expenses, which primarily consisted of distribution costs, research and development costs and administrative expenses during the Track Record Period.

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Our distribution costs primarily consisted of labor costs and promotion expenses and amounted to RMB1,244.2 million, RMB1,577.1 million and RMB1,197.0 million for the years ended December 31, 2022, 2023 and 2024, respectively, accounting for 32.6%, 24.7% and 29.8% of our total revenue, respectively. Our research and development costs primarily consisted of direct material and labor costs and clinical trial and outsourcing fees, and amounted to RMB791.6 million, RMB827.4 million, and RMB887.7 million for the years ended December 31, 2022, 2023 and 2024, accounting for 20.8%, 13.0%, and 22.1% of our total revenue, respectively. Our administrative expenses primarily consisted of labor costs and general operating expenses and amounted to RMB387.9 million, RMB480.7 million and RMB557.1 million for the years ended December 31, 2022, 2023 and 2024, accounting for 10.2%, 7.5% and 13.9% of our total revenue, respectively. The increase in each of our distribution costs, administrative expenses and research and development costs from 2022 to 2023, and the corresponding decrease in the percentage of such costs and expenses against our total revenue for the respective years from 2022 to 2023 reflect the steady increase in our revenue and an improvement in our operating efficiency from 2022 to 2023. The decrease in our distribution costs in 2024 compared to that in 2023 and the increase in the percentage of our distribution costs against our total revenue for the same period were primarily attributable to a decrease in our promotional activities for anti-infective drugs as a result of a lower incidence of seasonal flu outbreaks in 2024. The increase in our administrative expenses in 2024 compared to that in 2023 and the increase in the percentage of our administrative expenses against our total revenue for the same period were primarily due to an increase in labor costs as a result of an increase in share-based payment costs to our Directors, senior management and administrative personnel in 2024 pursuant to our equity incentive plan. The increase in our research and development costs in 2024 compared to that in 2023 and the increase in the percentage of our research and development costs against our total revenue for the same period were primarily due to increases in (i) labor costs as a result of an increase in share-based payment costs to our research and development personnel in 2024 pursuant to our equity incentive plan and (ii) direct materials as we consumed more materials in connection with the process optimization of our insulin products and for the research and development of our major drug candidates such as Dongjiandi (Yinfenidone Hydrochloride), Guangjianbao (HEC88473), HEC169584, HECN30227 and HEC191834.

We expect our operating expenses to remain a core part of our cost structure and to increase in absolute amount in the future to support our business expansion. In particular, we expect our research and development costs to increase as we continue to expand our research and development capabilities and in particular, undertake more Phase II and Phase III clinical trials. Our future results of operations are also expected to be affected by our Privatization Proposal. The Privatization Proposal will enable us to promote the integrated management of our whole industrial chain of research and development, production and sales, which would then allow us to further capitalize on the scale effect and synergies to realize significant overall cost efficiencies after the completion of our Privatization Proposal.

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FINANCIAL INFORMATION

RESULTS OF OPERATIONS

The table below sets out our consolidated statements of profit or loss and other comprehensive income for the years ended December 31, 2022, 2023 and 2024, which are extracted from the Accountants’ Report as set out in Appendix I to this Listing Document.

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Revenue	3,813,566	6,385,616	4,018,905
Cost of sales	(891,377)	(1,308,568)	(960,274)
Gross profit	2,922,189	5,077,048	3,058,631
Other (losses)/income	(1,294,012)	(422,669)	89,743
Distribution costs	(1,244,177)	(1,577,083)	(1,197,046)
Administrative expenses	(387,872)	(480,720)	(557,116)
Research and development costs	(791,642)	(827,415)	(887,653)
Reversals/(recognition) of impairment loss on trade and other receivables	2,575	(3,079)	(126,011)
(Loss)/profit from operations	(792,939)	1,766,082	380,548
Finance costs	(686,884)	(380,591)	(239,787)
Share of (loss)/profit of an associate	–	(29)	293
(Loss)/profit before taxation	(1,479,823)	1,385,462	141,054
Income tax	63,908	(371,584)	(116,251)
(Loss)/profit for the year	(1,415,915)	1,013,878	24,803

(Loss)/profit for the year attributable to:
Equity shareholders of the Company	(1,209,205)	184,924	(207,434)
Non-controlling interests	(206,710)	828,954	232,237
(Loss)/profit for the year	(1,415,915)	1,013,878	24,803

(Loss)/earnings per share
Basic and diluted (in RMB)	(3.29)	0.44	(0.47)

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NON-IFRS MEASURE

To supplement our consolidated statements of profit or loss and other comprehensive expenses which are presented in accordance with IFRS, we also use adjusted net (loss)/profit as a non-IFRS measure, which is not required by, or presented in accordance with, IFRS. We believe that the presentation of the non-IFRS measure when shown in conjunction with the corresponding IFRS measures provides useful information to management and investors in facilitating a comparison of our operating performance from year to year. In particular, the non-IFRS measure eliminates impact of certain expenses, including fair value change on derivative financial instruments embedded in convertible bonds, equity-settled share-based payment expenses, interest on financial instruments with preferential rights issued to investors and listing and privatisation expenses. Such non-IFRS measure allows investors to consider metrics used by our management in evaluating our performance.

We define adjusted net (loss)/profit (non-IFRS measure) as (loss)/profit for the year adjusted by adding back loss from fair value change on derivative financial instruments embedded in convertible bonds, equity-settled share-based payment expenses, interest on financial instruments with preferential rights issued to investors and listing and privatisation expenses. Fair value change on derivative financial instruments embedded in convertible bonds are expenses arising from fair value change on the derivative component of our convertible bonds issued due to exchange rate and share price fluctuations. We no longer recognize such liabilities as of July 31, 2023, because we had fully repurchased the outstanding portion of our convertible bonds issued by HEC CJ Pharm in July 2023. Equity-settled share-based payment expenses are expenses arising from granting restricted shares to selected employees, senior management, and directors, the amount of which is non-cash in nature. Interest on financial instruments with preferential rights issued to investors represents the interest on the redemption amount pursuant to a series of investment agreements and equity transfer agreements entered into with our Pre-Listing Investors from July 2020. We no longer recognize such liabilities as of March 31, 2022, because each of our then Pre-Listing Investors provided a confirmation to our Company and our subsidiaries that are subject to the redemption rights in March 2022, pursuant to which in writing that they had waived their redemption rights against our Company and the involved subsidiaries, and as a result of which such rights were terminated on the same date. Listing and privatisation expenses are the expenses arising from activities in relation to the proposed Listing and Privatisation and are excluded from our (loss)/profit for the year.

The use of the non-IFRS measure has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, or superior to, analysis of our results of operations or financial condition as reported under IFRS. In addition, the non-IFRS financial measure may be defined differently from similar terms used by other companies and therefore may not be comparable to similar measures presented by other companies.

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The following table shows reconciliation from our (loss)/profit for the years to our adjusted net (loss)/profit (non-IFRS measure) for the year indicated:

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

(Loss)/profit for the year	(1,415,915)	1,013,878	24,803

Adjusted for:
Equity-settled share-based payment expenses	–	130,278	266,545
Interest on financial instruments with preferential rights issued to investors	172,715	–	–
Fair value change on derivative financial instruments embedded in convertible bonds	859,569	79,796	–
Listing and privatisation expenses	–	3,000	17,191
Adjusted net (loss)/profit for the year (Non-IFRS measure)	(383,631)	1,226,952	308,539

Our adjusted net loss or profit for the year (non-IFRS measure) generally fluctuated in line with our revenue. In particular, we recorded adjusted net loss for the year (non-IFRS measure) of RMB383.6 million in 2022, primarily due to (i) our loss for the year of RMB1,415.9 million as a result of the lower than usual sales volume of Kewei (oseltamivir phosphate) in 2022 due to travel restrictions, social-distancing measures and business closures which significantly reduced the movement of people and increased widespread preventive measures against influenza, which resulted in a significant decline in the incidence of respiratory diseases such as influenza, (ii) non-recurring items including (a) interest on convertible bonds issued by HEC CJ Pharm of RMB257.3 million, which were fully repurchased in July 2023, (b) net foreign exchange loss of RMB239.8 million arising from the translation of convertible bonds issued by HEC CJ Pharm denominated in US dollars, (c) impairment loss of RMB43.0 million on intangible assets in connection with the Combination Therapy, which was impaired due to delayed development timelines in 2022 and (d) impairment loss of RMB75.9 million on goodwill in connection with the acquisition of Dongguan HEC Medical for the R&D, production and sales of the Combination Therapy; the goodwill was fully impaired in 2023 due to delays in the development of the Combination Therapy and increased market competition and (iii) recurring impairment loss on generic drugs intellectual property rights of RMB147.4 million in 2022 due to certain under-performing generic drugs as a result of lower-than-expected sales or delayed development timelines in 2022, including Clarithromycin Tablets, Olanzapine Tablets, Azithromycin Tablets and Esomeprazole Magnesium Enteric-Coated Capsules.

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FINANCIAL INFORMATION

DESCRIPTION OF KEY STATEMENTS OF PROFIT OR LOSS ITEMS

Revenue

Our revenue consists primarily of sales of anti-infective drugs, chronic disease treatment drugs and others.

Revenue by Major Product Lines

The table below sets forth, for the years indicated, a breakdown of our revenue derived from our major product lines:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Anti-infective drugs	3,242,508	85.0	5,745,811	90.0	2,797,632	69.6
Chronic disease treatment drugs	517,258	13.6	580,743	9.1	1,067,707	26.6
Others(1)	53,800	1.4	59,062	0.9	153,566	3.8
Total	3,813,566	100.0	6,385,616	100.0	4,018,905	100.0

Note:

(1)	Others comprise (i) revenue from sales of drugs that were not anti-infective drugs or chronic disease treatment drugs, mainly including tadalafil and sildenafil, (ii) transfer and license fee we received pursuant to the HEC88473 Agreement with Apollo, and to a lesser extent, (iii) rental revenue generated from the leasing of fixed assets and (iv) revenue from the disposal of surplus construction materials.

Revenue by Geographical Location

The table below sets forth, for the years indicated, a breakdown of our revenue by geographical location:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

The PRC	3,753,159	98.4	6,335,896	99.2	3,880,476	96.6
Overseas(1)	60,407	1.6	49,720	0.8	138,429	3.4
Total	3,813,566	100.0	6,385,616	100.0	4,018,905	100.0

Note:

(1)	Overseas countries comprise the United States, Germany, the United Kingdom, Malaysia, Algeria, South Africa and the United Arab Emirates. Our overseas revenue increased significantly in 2024, primarily due to license fee generated pursuant to the HEC88473 Agreement with Apollo.

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FINANCIAL INFORMATION

Cost of Sales

The table below sets forth, for the years indicated, a breakdown of our cost of sales by nature:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Cost of materials	363,650	40.8	563,834	43.1	429,528	44.7
Royalties	256,649	28.8	335,354	25.6	213,136	22.2
Manufacturing costs	194,463	21.8	287,017	21.9	243,417	25.3
Labor costs	55,010	6.2	97,213	7.4	61,637	6.4
Others	21,605	2.4	25,150	1.9	12,555	1.3
Total	891,377	100.0	1,308,568	100.0	960,274	100.0

Our cost of sales consists of (i) cost of materials, primarily representing the cost incurred for the purchase of API, ancillary materials and packaging materials, (ii) royalties, representing the fees paid to third parties in relation to various patent licenses, (iii) manufacturing costs, primarily representing ancillary workshop labor costs and costs of materials, the depreciation cost of property, plant and machinery used in production and the amortization of intangible assets, (iv) labor costs, primarily representing salaries, bonuses, and welfare benefits of our staff directly involved in the manufacturing of our products and (v) others, primarily representing freight and transportation costs.

The table below sets forth, for the years indicated, a breakdown of our cost of sales by major product lines and as a percentage of total cost of sales.

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Anti-infective drugs	589,978	66.2	909,405	69.5	489,007	50.9
Chronic disease treatment drugs	269,100	30.2	349,747	26.7	404,429	42.1
Others	32,299	3.6	49,416	3.8	66,838	7.0
Total	891,377	100.0	1,308,568	100.0	960,274	100.0

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FINANCIAL INFORMATION

Gross Profit and Gross Profit Margin

Gross profit represents the excess of revenue over cost of sales. Gross profit margin represents gross profit divided by total revenue, expressed as percentage. For the years ended December 31, 2022, 2023 and 2024, our gross profit was RMB2,922.2 million, RMB5,077.0 million and RMB3,058.6 million, respectively, and our gross profit margin was 76.6%, 79.5% and 76.1%, respectively.

The table below sets forth, for the years indicated, gross profit generated from our major product lines in absolute amount and as a percentage of our total gross profit.

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Anti-infective drugs	2,652,530	90.8	4,836,406	95.3	2,308,624	75.5
Chronic disease treatment drugs	248,158	8.5	230,997	4.5	663,278	21.7
Others	21,501	0.7	9,645	0.2	86,729	2.8
Total	2,922,189	100.0	5,077,048	100.0	3,058,631	100.0

The table below sets forth, for the years indicated, the gross profit margins of our major product lines.

	Year ended December 31,
	2022	2023	2024

Anti-infective drugs	81.8%	84.2%	82.5%
Chronic disease treatment drugs	48.0%	39.8%	62.1%
Others	40.0%	16.3%	56.5%
Total	76.6%	79.5%	76.1%

During the Track Record Period, the overall gross profit margin for our Kewei products (including both granule and capsule) remained relatively stable at 83.9%, 86.0% and 86.8% for 2022, 2023, and 2024, respectively.

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FINANCIAL INFORMATION

The table below sets forth, for the years indicated, the gross profit margins of our oseltamivir phosphate granule and capsule products which have been included in or excluded from the VBP schemes.

			Year ended December 31,
			2022	2023	2024
Product	Dosage	Type	Gross profit margins	Gross profit margins	Gross profit margins

Oseltamivir phosphate granule (Kewei)	15mg per sachet	VBP(1)	NA	85.6%	88.3%
		Non-VBP(2)	83.4%	85.3%	85.0%
Oseltamivir phosphate capsule (Kewei)	25mg per sachet 75mg per capsule	Non-VBP(3)	74.3%	81.8%	NA
		Non-VBP(4)	89.1%	91.4%	90.0%
Oseltamivir phosphate capsule (Yangjiantai)	75mg per capsule	VBP(5)	-0.88%	-4.75%	26.1%
		Non-VBP(6)	NA	42.9%	58.5%

Notes:

(1)	The provincial VBP schemes have been implemented on phosphate granule (Kewei) 15mg since 2023, and there was no sales of phosphate granule (Kewei) 15mg pursuant to VBP schemes in 2022. The gross profit margins for oseltamivir phosphate granule (Kewei) 15mg included in the VBP scheme remained relatively stable for 2023 and 2024.

(2)	The gross profit margins for oseltamivir phosphate granule (Kewei) 15mg not included in the VBP scheme remained relatively stable from 2022 to 2024.

(3)	The gross profit margins for oseltamivir phosphate granule (Kewei) 25mg not included in the VBP scheme increased from 74.3% in 2022 to 81.8% in 2023, which was primarily driven by an increase in the average selling price as we offered a special promotion to our distributors in 2022 to promote our Kewei granules due to COVID-19 and we did not offer such promotion in 2023. We stopped selling oseltamivir phosphate granule (Kewei) 25mg since 2024.

(4)	The gross profit margins for oseltamivir phosphate capsule (Kewei) not included in the VBP scheme remained relatively stable from 2022 to 2024.

(5)	We recorded gross margin of negative 0.88% for oseltamivir phosphate capsule (Yangjiantai) included in the VBP scheme in 2022 due to the combined effect of the low bid prices of the VBP scheme and limited commercial scale, as marketing efforts had not yet driven sufficient sales volume to offset costs. The gross margin decreased to negative 4.75% in 2023 primarily due to rising costs of APIs for the production of Yangjiantai, which increased production expenses. The gross margin then increased to 26.1% in 2024 primarily due to a decrease in manufacturing costs per unit as we benefitted from economies of scale attained from ramping up our production to meet increased market demand. The increase in demand, which resulted in increased sales volume, was mainly because PRC public hospitals increased their procurement volume for oseltamivir phosphate capsule (Yangjiantai) in 2024 as there was a significant outbreak of influenza in China in 2023. For further details, please see “Business —Sales, Marketing and Distribution — Our Oseltamivir Phosphate Products and the Reasons for the Fluctuationof the Sales of Our Oseltamivir Phosphate Products during the Track Record Period.”

(6)	We did not sell oseltamivir phosphate capsule (Yangjiantai) outside of VBP schemes in 2022. We started selling oseltamivir phosphate capsule (Yangjiantai) to pharmacies and medical institutions in 2023. The gross profit margins for oseltamivir phosphate capsule (Yangjiantai) increased from 42.9% in 2023 to 58.5% in 2024 primarily due to a decrease in manufacturing costs per unit as we benefitted from economies of scale attained from ramping up our production to meet increased market demand from customers who are price conscious.

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Other (Losses)/Income

The table below sets forth a breakdown of our other (losses)/income for the years indicated:

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Government grants
– Unconditional subsidies	40,207	38,950	52,036
– Conditional subsidies	18,272	8,573	15,744
Interest income from bank deposits and investments	8,027	50,111	62,283
Interest income from related parties	44,801	38,782	–
Net gain/(loss) on disposal of property, plant and equipment	699	(3,813)	18,142
Fair value change on derivative financial instruments embedded in convertible bonds	(859,569)	(79,796)	–
Fair value change on investments in equity securities	–	4,387	(2,521)
Net gain on foreign currency option contracts	–	17,547	7,681
Fair value change on a private fund investment	–	–	734
Investment income from a trust investment scheme	–	4,645	–
Dividend income from listed equity securities	–	247	309
Investment income from a private fund investment	–	–	8,105
Impairment loss on intangible assets	(190,423)	(468,726)	(68,308)
Impairment loss on goodwill	(75,896)	–	–
Net foreign exchange loss	(280,732)	(35,284)	(4,377)
Others	602	1,708	(85)
Total	(1,294,012)	(422,669)	89,743

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Our other (losses)/income primarily consists of (i) government grants, primarily representing unconditional subsidies which are recognized as income on receipt, conditional subsidies in connection with our research and development projects, which are recognized as income when we reach certain progress milestones on the underlying research and development projects, and conditional subsidies in connection with the construction of manufacturing facilities, which are recognized as income in installments over the useful life of the relevant assets; these government grants are granted by various authorities such as the Dongguan Development and Reform Bureau, the National Health Commission, and local science and technology bureaus, with specific criteria ranging from supporting biotech industry development to funding clinical research for innovative drugs and technological innovation projects, (ii) fair value change on derivative financial instruments embedded in convertible bonds, primarily representing the losses arising from the remeasurement of the conversion option embedded in the convertible bonds issued by HEC CJ Pharm, (iii) impairment loss on intangible assets, (iv) net foreign exchange loss, primarily representing losses arising from the translation of convertible bonds issued by HEC CJ Pharm denominated in US dollars and (v) interest income from bank deposits and investments, primarily representing interest income from investment and wealth management products, as well as domestic short-term fixed income investment. For the years ended December 31, 2022, 2023 and 2024, we had other losses of RMB1,294.0 million, other losses of RMB422.7 million and other income of RMB89.7 million, respectively, which accounted for 33.9%, 6.6%, and 2.2% of our total revenue for the respective years.

Distribution Costs

The table below sets forth a breakdown of our distribution costs for the years indicated:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Promotion expenses	716,242	57.6	904,883	57.4	628,984	52.5
Labor costs	433,080	34.8	523,754	33.2	410,645	34.3
Business development expenses	53,767	4.3	90,459	5.7	87,090	7.3
Depreciation costs	15,880	1.3	15,366	1.0	19,852	1.7
Others	25,208	2.0	42,621	2.7	50,474	4.2
Total	1,244,177	100.0	1,577,083	100.0	1,197,046	100.0

Our distribution costs consist of (i) promotion expenses, primarily representing expenses associated with organizing and participating in various academic conferences, seminars and symposia, which mainly consist of, space and equipment rent, costs related to preparing company brochures, product catalogues and other marketing materials, advertising expenses as well as meeting disbursements, (ii) labor costs, primarily representing salaries, bonuses,

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share-based payment expenses and other social security and welfare expenses of our sales personnel, (iii) business development expenses, primarily representing travel and accommodation expenses of our sales personnel for the promotion of our products, (iv) depreciation costs and (v) others, which mainly include service fee and leasing fee. For the years ended December 31, 2022, 2023 and 2024, our distribution costs were RMB1,244.2 million, RMB1,577.1 million, and RMB1,197.0 million, respectively, which accounted for 32.6%, 24.7%, and 29.8% of our total revenue for the respective years.

Administrative Expenses

The table below sets forth a breakdown of our administrative expenses for the years indicated:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Labor costs	107,228	27.6	164,393	34.2	263,340	47.3
Depreciation and amortization	113,845	29.3	60,972	12.7	58,977	10.6
Tax and levies	60,434	15.6	107,756	22.4	53,568	9.6
General operating expenses	46,777	12.1	44,650	9.3	51,074	9.2
Professional service fees	14,617	3.8	39,803	8.3	59,850	10.7
Material consumption	22,725	5.9	24,730	5.1	32,313	5.8
Others	22,246	5.7	38,416	8.0	37,994	6.8
Total	387,872	100.0	480,720	100.0	557,116	100.0

Administrative expenses consist of (i) labor costs, primarily representing salaries, bonuses, share-based payment expenses and other social security and welfare of our administrative personnel, (ii) depreciation and amortization, primarily relating to property and equipment for our office and other administrative functions, (iii) tax and levies, primarily representing VAT surcharge, property tax and land use tax, (iv) general operating expenses, which mainly include office and travel expenses, (v) professional service fees, which include listing expenses, audit fees, and consulting fees, (vi) material consumption and (vii) others, primarily representing repair costs. For the years ended December 31, 2022, 2023 and 2024, our administrative expenses were RMB387.9 million, RMB480.7 million and RMB557.1 million, respectively, which accounted for 10.2%, 7.5% and 13.9% of our total revenue during the respective years.

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Research and Development Costs

The table below sets forth a breakdown of our research and development costs for the years indicated:

	Year ended December 31,
	2022		2023		2024
	RMB’000	% of total	RMB’000	% of total	RMB’000	% of total

Labor costs	301,902	38.1	319,994	38.7	416,118	46.9
Direct material	117,794	14.9	56,405	6.8	171,582	19.3
Clinical trial fees	201,577	25.5	254,199	30.7	128,557	14.5
Depreciation and amortization	86,593	10.9	94,242	11.4	74,073	8.3
Professional service fee	15,709	2.0	45,371	5.5	18,238	2.1
Business development expenses	51,834	6.5	33,466	4.0	36,526	4.1
Others	16,233	2.1	23,738	2.9	42,559	4.8
Total	791,642	100.0	827,415	100.0	887,653	100.0

Research and development costs consist of (i) labor costs, primarily representing salaries, bonuses, share-based payment expenses and other social security and welfare of our research and development personnel, (ii) direct material, primarily representing costs of materials and consumables used in our research and development activities, (iii) clinical trial fees, primarily representing costs incurred in connection with our clinical trials, services fees to our CROs and payments to our external research and development partners, (iv) depreciation and amortization of property, plant and equipment and intangible assets used in our research and development, (v) professional service fees, primarily representing patent fees, review fees and consulting fees, (vi) business development expenses, primarily representing travel and office expenses for our research and development personnel and (vii) others, primarily representing material consumption and repair costs. For the years ended December 31, 2022, 2023 and 2024, our research and development costs were RMB791.6 million, RMB827.4 million and RMB887.7 million, respectively, which accounted for 20.8%, 13.0% and 22.1% of our total revenue for the respective years.

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FINANCIAL INFORMATION

As of the Latest practicable Date, we have an extensive portfolio with 150 approved drugs and more than 100 drug candidates in the pipeline. The table below sets forth the research and development costs incurred for some of our major products and drug candidates that we consider to be strategically important for the years indicated:

		Year ended December 31,
		2022	2023	2024
		RMB’000	RMB’000	RMB’000

Infectious Diseases	Dong’anqiang (Encofosbuvir)	50,997	15,720	24,708
	Dong'andi (Morphothiadine Mesylate)	22,140	18,895	9,076
	HECN30227	3,639	24,450	32,090
	HEC191834	3,548	9,993	18,959
Chronic Diseases	Insulin Injections(1)	68,850	126,368	121,702
	Dongjiantang (Olorigliflozin)	25,473	20,437	18,698
	Guangjianbao (HEC88473)	28,867	43,119	53,452
	Dongjiandi (Yinfenidone Hydrochloride)	36,600	42,390	45,526
	Dongtongshen (Mitizodone Phosphate)	30,045	51,345	14,842
	HEC169584	5,087	15,896	17,958
	HECB1502201	1,634	7,199	26,867
Oncology	Dongningsheng (HEC53856)	410	7,488	15,779
	Dongningda (HEC169096)	11,918	9,837	17,978
	HEC201625	6,742	15,720	11,688

Note:

(1)	Our insulin products include (i) Human Insulin Injection, (ii) Mixed Protamine Human Insulin Injection (30R), (iii) Insulin Glargine Injection, (iv) Insulin Aspart Injection, and (v) Insulin Aspart 30 Injection.

In 2022, we incurred significant research and development costs in relation to expenses incurred for (i) Phase II/III clinical trials of and manufacturing of NDA registration batches for Dong’anqiang (Encofosbuvir), (ii) process optimization for our insulin products, (iii) Phase II clinical trials of Dongjiandi (Yinfenidone Hydrochloride), (iv) Phase II clinical trials of Dongtongshen (Mitizodone Phosphate) and (v) Phase I clinical trials of Guangjianbao (HEC88473) in China and Australia.

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FINANCIAL INFORMATION

In 2023, we incurred significant research and development costs in relation to expenses incurred for (i) process optimization for our insulin products, (ii) Phase II clinical trials of Dongtongshen (Mitizodone Phosphate), (iii) Phase II clinical trials of Guangjianbao (HEC88473) in China, (iv) Phase II clinical trials of Dongjiandi (Yinfenidone Hydrochloride) and (v) conducting preliminary toxicology studies on candidate molecules for HECN30227.

In 2024, we incurred significant research and development costs in relation to expenses incurred for (i) process optimization for our insulin products, (ii) Phase II clinical trials of Guangjianbao (HEC88473) in China, (iii) Phase II clinical trials of Dongjiandi (Yinfenidone Hydrochloride), (iv) conducting preclinical studies and production of Phase I clinical trial samples for HECN30227 and (v) Phase II clinical trials of HECB1502201.

Reversals/(recognition) of impairment loss on trade and other receivables

Our reversals/(recognition) of impairment loss on trade and other receivables were primarily attributable to movement of expected credit loss. For the years ended December 31, 2022, 2023 and 2024, we had a reversal of impairment loss on trade and other receivables of RMB2.6 million, recognition of impairment loss on trade and other receivables of RMB3.1 million and recognition of impairment loss on trade and other receivables of RMB126.0 million, respectively.

Finance Costs

The table below sets forth a breakdown of our finance costs for the years indicated:

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Interest on convertible bonds	257,329	92,178	–
Interest on financial instruments with preferential rights issued to investors	172,715	–	–
Interest on lease liabilities	7,917	6,074	6,508
Interest on bank loans and other borrowings	181,598	252,929	253,282
Interest on non-trade payables	86,022	36,958	–
Less: interest expense capitalized into construction in progress	(18,697)	(7,548)	(20,003)
Total	686,884	380,591	239,787

Our finance costs primarily consist of (i) interest on convertible bonds issued by HEC CJ Pharm, (ii) interest on financial instruments with preferential rights issued to investors, (iii) interest on lease liabilities, (iv) interest on bank loans and other borrowings and (v) interest on

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non-trade payables. For the years ended December 31, 2022, 2023 and 2024, our total finance costs were RMB686.9 million, RMB380.6 million and RMB239.8 million, respectively, which accounted for 18.0%, 6.0% and 6.0% of our total revenue for the respective years.

Income Tax

Our income tax primarily consists of PRC enterprise income tax charged on our Group and deferred tax expenses arising from the timing difference between accounting and taxable profits. For the years ended December 31, 2022, 2023 and 2024, we had total income tax credit of RMB63.9 million, a total income tax expense of RMB371.6 million and a total income tax expense of RMB116.3 million, respectively.

The provision for PRC enterprise income tax is based on the statutory rate of 25% of the assessable profits of PRC companies as determined in accordance with the EIT Law which became effective on January 1, 2008. The EIT Law imposes a unified enterprise income tax rate of 25% on all domestic and foreign invested enterprises unless they are qualified for preferential tax treatments. Under the EIT Law and its implementation rules, our Company was qualified as an HNTE since 2011, and therefore enjoyed a preferential tax rate of 15% during the Track Record Period. Such qualification will expire on December 28, 2026, subject to renewal upon review and approval by the relevant government authorities. Certain of our subsidiaries also qualified as a HNTE during the Track Record Period and accordingly also enjoyed a preferential tax rate of 15% during the Track Record Period.

In 2022, our income tax credit was primarily due to losses incurred by certain of our subsidiaries. Our effective tax rate (income tax expense/profit before taxation) for the years ended December 31, 2023 and 2024 was 26.8% and 82.4%, respectively. The effective rate is mainly affected by applicable income tax concessions or exemptions.

Save as disclosed above, our PRC subsidiaries were subject to the PRC statutory enterprise income tax rate of 25% during the Track Record Period. Our US and German subsidiaries were subject to corporate income tax at rates of 9% and 15% respectively during the Track Record Period.

During the Track Record Period and up to the Latest Practicable Date, we paid all relevant taxes that were due and applicable to us and had no disputes or unresolved tax issues with relevant tax authorities.

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FINANCIAL INFORMATION

YEAR-TO-YEAR COMPARISON OF RESULTS OF OPERATIONS

Year ended December 31, 2024 compared with year ended December 31, 2023

Revenue

Our revenue decreased by RMB2,366.7 million, or 37.1%, from RMB6,385.6 million in 2023 to RMB4,018.9 million in 2024, primarily due to a decrease in revenue derived from sales of anti-infective drugs from RMB5,745.8 million in 2023 to RMB2,797.6 million in 2024.

•	Anti-infective drugs. Revenue derived from sales of anti-infective drugs decreased by RMB2,948.2 million, or 51.3%, from RMB5,745.8 million in 2023 to RMB2,797.6 million in 2024, primarily due to (i) decreased purchasing of anti-infective drugs (including for both Kewei granules and Kewei capsules) from hospitals, pharmacies and other medical institutions by patients as a result of lower incidence of seasonal flu outbreaks and decreased demand for antiviral treatments in 2024. This, in turn, decreased the purchase of anti-infective drugs from our distributors by hospitals, pharmacies and other medical institutions, ultimately resulting in decreased purchase of anti-infective drugs from us by our distributors. According to the Frost & Sullivan Report, there was a lower incidence of seasonal flu outbreaks in China in 2024 as compared to 2023 and the size of the oseltamivir phosphate drug market in China decreased by 45.0% from 2023 to 2024, in line with the decreased demand and sales of Kewei (oseltamivir phosphate), (ii) reduced sales of our Kewei capsules in 2024 as public hospitals reduced the purchase of Kewei capsules outside of the VBP schemes in 2024, (iii) a decrease in average selling prices of our Kewei granules and Kewei capsules by 7.8% and 20.1% respectively in 2024 as compared with those in 2023, and (iv) increasingly intense competition our oseltamivir phosphate products is facing from other types of anti-influenza drugs. For further details on factors impacting the sales of our anti-infective drugs, please see “Business — Sales, Marketing and Distribution — Our Oseltamivir Phosphate Products’ Inclusion in the VBP Scheme and the Reasons for the Fluctuation in Our Revenue in 2024 Compared to 2023”.

•	Chronic disease treatment drugs. Revenue derived from sales of chronic disease treatment drugs increased by RMB487.0 million, or 83.9%, from RMB580.7 million in 2023 to RMB1,067.7 million in 2024, primarily due to (i) an increase in the sales of our insulin products as all five of our insulin products have been included in the VBP schemes in 2024 and (ii) an increase in sales of our insulin products, Linagliptin and Esomeprazole Magnesium as a result of an increase in related educational promotion activities.

•	Others. Revenue derived from others increased by RMB94.5 million, or 160.0%, from RMB59.1 million in 2023 to RMB153.6 million in 2024, primarily due to license fee generated pursuant to the HEC88473 Agreement with Apollo.

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FINANCIAL INFORMATION

Cost of sales

Our cost of sales decreased by RMB348.3 million, or 26.6%, from RMB1,308.6 million in 2023 to RMB960.3 million in 2024. The decrease was primarily due to decreases in the cost of materials, royalties, manufacturing costs and labor costs as a result of the decrease in the sales of our anti-infective products.

Gross profit and gross profit margin

As a result of the foregoing, our total gross profit decreased by RMB2,018.4 million, or 39.8%, from RMB5,077.0 million in 2023 to RMB3,058.6 million in 2024. Our overall gross profit margin decreased from 79.5% in 2023 to 76.1% in 2024, primarily due to decreased sales in Kewei (oseltamivir phosphate), a high margin product.

•	Anti-infective drugs. Our gross profit for our anti-infective drugs product line decreased by RMB2,527.8 million, or 52.3%, from RMB4,836.4 million in 2023 to RMB2,308.6 million in 2024. Such decrease was due to the decrease in revenue from our anti-infective drugs. Our gross profit margin for our anti-infective drugs product line decreased from 84.2% in 2023 to 82.5% in 2024. The decreased gross profit margin for our anti-infective drugs product line in 2024 was due to a decrease in the sales of Kewei (oseltamivir phosphate), a high margin product.

•	Chronic disease treatment drugs. Our gross profit for our chronic disease treatment drugs product line increased by RMB432.3 million, or 187.1%, from RMB231.0 million in 2023 to RMB663.3 million in 2024. Such increase was due to the respective increases in revenue and gross profit margins from our chronic disease treatment drugs. Our gross profit margin for our chronic disease treatment drugs product line increased from 39.8% in 2023 to 62.1% in 2024. The increase in gross profit margin for our chronic disease treatment drug line in 2024 was primarily due to (i) decrease in manufacturing costs per unit as we benefitted from economies of scale attained by the increased sales volume of our insulin products, which contributed to a notable improvement in the gross margins of our insulin products from negative 62.4% in 2023 to negative 13.7% in 2024 and (ii) a higher proportion of sales of high-margin drugs such as Linagliptin and Esomeprazole Magnesium.

•	Others. Our gross profit for our others product line increased by RMB77.1 million, or 799.2%, from RMB9.6 million in 2023 to RMB86.7 million in 2024. The gross profit margin for our others product line increased from 16.3% in 2023 to 56.5% in 2024. The increases in gross profit and gross profit margin in 2024 was primarily due to upfront license fee generated pursuant to the HEC88473 Agreement with Apollo, which had higher margins.

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FINANCIAL INFORMATION

Other (losses)/income

We recorded other losses of RMB422.7 million in 2023 and other income of RMB89.7 million in 2024. Such improvement was primarily due to (i) a change in the fair value change on derivative financial instruments embedded in convertible bonds issued by HEC CJ Pharm from a loss of RMB79.8 million in 2023 to nil in 2024 because we had fully repurchased the outstanding portion of our convertible bonds in July 2023, (ii) a decrease in impairment loss on intangible assets from RMB468.7 million in 2023 to RMB68.3 million in 2024 primarily because we recorded higher impairment loss in connection with the termination of Phase III clinical trials of the Combination Therapy in 2023; due to stalled progress, delays in commercialization, introduction of competitive products and our strategic decision to channel our resources to other products within the same product line with better market potential such as the combination treatment regimen of Netanasvir Phosphate and Encofosbuvir, we terminated the project, leading to a full impairment of the intangible asset, and (iii) a decrease in net foreign exchange loss from RMB35.3 million in 2023 to RMB4.4 million in 2024 which was in line with exchange rate fluctuations.

Distribution costs

Distribution costs decreased by RMB380.1 million, or 24.1%, from RMB1,577.1 million in 2023 to RMB1,197.0 million in 2024. The decrease was primarily due to (i) a decrease in our promotion expenses from RMB904.9 million in 2023 to RMB629.0 million in 2024 attributable to a decrease in our promotional activities for anti-infective drugs as a result of a lower incidence of seasonal flu outbreaks in 2024 (ii) a decrease in labor costs from RMB523.8 million in 2023 to RMB410.6 million in 2024 as bonuses for our sales and marketing personnel decreased.

Administrative expenses

Administrative expenses increased by RMB76.4 million, or 15.9%, from RMB480.7 million in 2023 to RMB557.1 million in 2024. The increase was primarily due to an increase in labor costs as a result of an increase in share-based payment expenses to our Directors, senior management and administrative personnel in 2024 pursuant to our equity incentive plan.

Research and development costs

Research and development costs increased by RMB60.2 million, or 7.3%, from RMB827.4 million in 2023 to RMB887.7 million in 2024. The increase was primarily due to the respective increases in (i) labor costs from RMB320.0 million in 2023 to RMB416.1 million in 2024 primarily as a result of an increase in share-based payment costs to our research and development personnel in 2024 pursuant to our equity incentive plan and (ii) direct materials from RMB56.4 million in 2023 to RMB171.6 million in 2024 as we consumed more materials in connection with the process optimization of our insulin products and for the research and development of our drug candidates, including Dongjiandi (Yinfenidone Hydrochloride), Guangjianbao (HEC88473), HEC169584, HECN30227 and HEC191834,

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which was partially offset by a decrease in clinical trial fees from RMB254.2 million in 2023 to RMB128.6 million in 2024 because a few of our key drug candidates, including Dongtongshen (Mitizodone Phosphate), Guangjianbao (HEC88473) and Dongjianshun (HEC93077), completed their then respective phases of research in 2023.

Recognition of impairment loss on trade and other receivables

We had recognition of impairment loss on trade and other receivables in the amount of RMB3.1 million in 2023 and RMB126.0 million in 2024. This change was primarily due to a decline in the sales of our major customers, which led to an increase in the aging of our trade and other receivables.

Finance costs

Our finance costs decreased by RMB140.8 million, or 37.0%, from RMB380.6 million in 2023 to RMB239.8 million in 2024. The decrease was primarily due to (i) a decrease in interest on convertible bonds issued by HEC CJ Pharm because we had fully repurchased the outstanding portion of our convertible bonds in July 2023 and (ii) a decrease in interest on non-trade payables from RMB37.0 million in 2023 to nil in 2024 due to our repayment of borrowings from related parties.

Profit before taxation

As a result of the aforesaid factors, we had a profit before taxation of RMB1,385.5 million in 2023 and a profit before taxation of RMB141.1 million in 2024.

Income tax

We had an income tax expense of RMB371.6 million in 2023 and an income tax expense of RMB116.3 million in 2024.

Profit for the year

As a result of the aforesaid factors, our profit for the year decreased from RMB1,013.9 million in 2023 to RMB24.8 million in 2024.

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FINANCIAL INFORMATION

Year ended December 31, 2023 compared with year ended December 31, 2022

Revenue

Our revenue increased by RMB2,572.1 million, or 67.4% from RMB3,813.6 million in 2022 to RMB6,385.6 million in 2023, primarily due to respective increases in revenue derived from sales of anti-infective drugs from RMB3,242.5 million in 2022 to RMB5,745.8 million in 2023 and chronic disease treatment drugs from RMB517.3 million 2022 to RMB580.7 million in 2023, as well as sales of others from RMB53.8 million in 2022 to RMB59.1 million in 2023.

•	Anti-infective drugs. Revenue derived from sales of anti-infective drugs increased by RMB2,503.3 million, or 77.2%, from RMB3,242.5 million in 2022 to RMB5,745.8 million, primarily because of an increase in sales volume of Kewei (oseltamivir phosphate). The increase in sales was primarily driven by increased purchasing of anti-infective drugs from pharmacies and hospitals by patients as a result of higher demand due to the resumption of normal social activities following the complete lifting of travel restrictions, social-distancing measures and business closures in early 2023, which significantly increased the movement of people, resulting in greater incidence of influenza in 2023 as compared with that of 2022. This, in turn, increased the purchase of anti-infective drugs from our distributors by hospitals, pharmacies and other medical institutions, ultimately resulting in increased purchase of anti-infective drugs from us by our distributors. According to the Frost & Sullivan Report, the impact of the influenza epidemic in China in 2023 was greater in both scope and duration compared to that in 2022, resulting in increased demands for anti-infective drugs. As such, the size of the oseltamivir phosphate drug market in China increased significantly in 2023, in line with the increased demand and sales of Kewei (oseltamivir phosphate) in 2023.

•	Chronic disease treatment drugs. Revenue derived from sales of chronic disease treatment drugs increased by RMB63.4 million, or 12.3%, from RMB517.3 million in 2022 to RMB580.7 million in 2023, primarily due to an increase in revenue derived from the sales of our insulin series. The increase in revenue from sales of our insulin series was primarily due to (i) overall marketing efforts to boost the sales of our insulin series, which included an increase in educational promotion activities and enhanced training for our sales staff in charge of our insulin series and (ii) an increase in the number of sales and distribution channels to hospitals and other medical institutions.

•	Others. Revenue derived from others increased by RMB5.3 million, or 9.9%, from RMB53.8 million in 2022 to RMB59.1 million in 2023, primarily attributable to increased revenue from new product launches (such as sildenafil).

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FINANCIAL INFORMATION

Cost of sales

Our cost of sales increased by RMB417.2 million, or 46.8%, from RMB891.4 million in 2022 to RMB1,308.6 million in 2023. The increase was primarily due to increases in the cost of materials, royalties, labor costs and manufacturing costs as a result of the increase in the sales of our products.

•	Cost of materials. Cost of materials increased by RMB200.1 million, or 55.0%, from RMB363.7 million in 2022 to RMB563.8 million in 2023, primarily due to our increased use of materials in line with a ramp up of our production and an increase in overall sales volume of our products.

•	Royalties. Royalties increased by RMB78.8 million, or 30.7%, from RMB256.6 million in 2022 to RMB335.4 million in 2023, primarily due to our increased revenue generated from the sales of Kewei (oseltamivir phosphate) in 2023.

•	Labor costs. Labor costs increased by RMB42.2 million, or 76.7%, from RMB55.0 million in 2022 to RMB97.2 million in 2023, primarily due to an increase in the scale of our production.

•	Manufacturing costs. Manufacturing overhead increased by RMB92.5 million, or 47.6%, from RMB194.5 million in 2022 to RMB287.0 million in 2023, which was in line with a ramp up of our production and an increase in overall sales volume of our products.

Gross profit and gross profit margin

As a result of the foregoing, our total gross profit increased by RMB2,154.8 million, or 73.7%, from RMB2,922.2 million in 2022 to RMB5,077.0 million in 2023. Our overall gross profit margin increased from 76.6% in 2022 to 79.5% in 2023. Such improvement was primarily attributable to a significant increase in our total revenue from and improved gross profit margin for our anti-infective drugs in 2023 as compared with those of 2022.

•	Anti-infective drugs. Our gross profit for our anti-infective drugs product line increased by RMB2,183.9 million, or 82.3%, from RMB2,652.5 million in 2022 to RMB4,836.4 million in 2023. Such increase was due to the increase in the revenue from our anti-infective drugs. Our gross profit margin for our anti-infective drugs product line was 81.8% and 84.2% in 2022 and 2023, respectively. The improved gross profit margin for our anti-infective drugs product line in 2023 was due to a decrease in the cost of raw materials for the production of Kewei (oseltamivir phosphate) and decrease in manufacturing costs per unit as we benefitted from economies of scale attained from ramping up our production to meet market demand.

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•	Chronic disease treatment drugs. Our gross profit for our chronic disease treatment drugs product line decreased by RMB17.2 million, or 6.9%, from RMB248.2 million in 2022 to RMB231.0 million in 2023. Our gross profit margin for our chronic disease treatment drugs product line was 48.0% and 39.8% in 2022 and 2023, respectively. The decrease in gross profit margin for our chronic disease treatment drugs product line in 2023 was primarily due to a higher proportion of sales of insulin products. Certain of our insulin products were in initial commercialization phase in 2023, which required significant upfront investments for marketing, promotion and the establishment of new sales channels and distribution networks. In addition, limited early-stage sales volumes prevented economies of scale from being achieved, resulting in higher unit production costs. As such, our insulin products had a gross margin of negative 62.4% in 2023.

•	Others. Our gross profit for our others product line decreased by RMB11.9 million, or 55.3%, from RMB21.5 million in 2022 to RMB9.6 million in 2023. Our gross profit margin for our others product line was 40.0% and 16.3% in 2022 and 2023, respectively. The decrease in gross profit margin for our others product line in 2023 was primarily due to the changes in the business model for the sales of tadalafil, where our customers supplied the packaging materials and handled transport logistics, while we remained responsible for contamination prevention, quality control and final inspection of the packaging materials. This significantly reduced the unit price of tadalafil sold, resulting in a decrease in our gross profit margin.

Other losses

Our other losses decreased by RMB871.3 million, or 67.3%, from RMB1,294.0 million in 2022 to RMB422.7 million in 2023. The decrease was primarily due to (i) a decrease in the fair value change on derivative financial instruments embedded in convertible bonds issued by HEC CJ Pharm from a loss of RMB859.6 million in 2022 to a loss of RMB79.8 million in 2023 which was due the impact of exchange rate and share price fluctuations and (ii) a decrease in net foreign exchange loss from RMB280.7 million in 2022 to RMB35.3 million in 2023 which was in line with exchange rate fluctuations, which was partially offset by an increase in impairment loss on intangible assets from RMB190.4 million in 2022 to RMB468.7 million in 2023 due to impairment loss that was recognized in connection with the termination of Phase III clinical trials of the Combination Therapy in 2023. Due to stalled progress, delays in commercialization, introduction of competitive products and our strategic decision to channel our resources to other products within the same product line with better market potential such as the combination treatment regimen of Netanasvir Phosphate and Encofosbuvir, we terminated the project, leading to a full impairment of the intangible asset.

Distribution costs

Distribution costs increased by RMB332.9 million, or 26.8%, from RMB1,244.2 million in 2022 to RMB1,577.1 million in 2023. The increase was primarily due to (i) a significant increase in labor costs from RMB433.1 million in 2022 to RMB523.8 million in 2023 due to

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an increase in total performance bonus paid, following adjustments made to our performance evaluation and bonus scheme in order to further incentivize sales performance and (ii) a significant increase in our promotion expenses from RMB716.2 million in 2022 to RMB904.9 million in 2023, in line with our resumption of regular educational promotion activities following the resumption of normal social activities, and our enhanced marketing efforts to further boost the sales of Kewei (oseltamivir phosphate), our insulin product series and emitasvir phosphate in various sales channels.

Administrative expenses

Administrative expenses increased by RMB92.8 million, or 23.9%, from RMB387.9 million in 2022 to RMB480.7 million in 2023. The increase was primarily due to (i) an increase in labor costs as a result of an increase in share-based payment expenses to our Directors, senior management and administrative personnel in 2023, following the implementation of an equity incentive plan in June 2023, (ii) an increase in payment of taxes and surcharges from RMB60.4 million in 2022 to RMB107.8 million in 2023 in line with the expansion of our business operations in 2023 and (iii) an increase in our professional service fees from RMB14.6 million in 2022 to RMB39.8 million in 2023 due to an increase in our financing activities. The above increases were partially offset by a decrease in depreciation and amortization expenses from RMB113.8 million in 2022 to RMB61.0 million in 2023. The amortization expenses of certain of our production approvals were classified as administrative expenses before the relevant products were commercialized. Following their commercialization, the amortization expenses were recorded under cost of sales. As we had more commercialized products in 2023, this resulted in a decrease in depreciation and amortization expenses in 2023.

Research and development costs

Research and development costs increased by RMB35.8 million, or 4.5%, from RMB791.6 million in 2022 to RMB827.4 million in 2023. The increase was primarily due to an increase in our clinical trial fees from RMB201.6 million in 2022 to RMB254.2 million in 2023 due to (i) an increase in the number of our clinical trials, including the respective clinical trials of Dongningchun (Clifutinib Besylate), Insulin Degludec, Dongningsheng (HEC53856). Guangjianbao (HEC88473) and HECB1502201 and (ii) an increase in professional service fee from RMB15.7 million in 2022 to RMB45.4 million in 2023 as we incurred higher patent fees, review fees and consulting fees in connection with our innovative drugs, which was offset by a decrease in our direct materials cost from RMB117.8 million in 2022 to RMB56.4 million in 2023 as we consumed more materials in 2022 for process optimization of our insulin products, manufacturing of the NDA registration batches for Dong’anqiang (Encofosbuvir) and R&D activities relating to Dongningchun (Clifutinib Besylate), Guangjianbao (HEC88473) and Dongtongshen (Mitizodone Phosphate).

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Reversals/(recognition) of impairment loss on trade and other receivables

We had reversals of impairment loss on trade and other receivables in the amount of RMB2.6 million in 2022 and recognition of impairment loss on trade and other receivables in the amount of RMB3.1 million in 2023. This change was primarily because we experienced an increase in impairment loss as a result of an increase in our balance of accounts receivable which in turn was caused by a significant improvement in our business performance in 2023.

Finance costs

Our finance costs decreased by RMB306.3 million or 44.6%, from RMB686.9 million in 2022 to RMB380.6 million in 2023. The decrease was primarily due to (i) a decrease in interest on financial instruments with preferential rights issued to investors from RMB172.7 million in 2022 to nil in 2023 because each of our then Pre-Listing Investors provided a confirmation to our Company and our subsidiaries that are subject to the redemption rights in March 2022, pursuant to which our Pre-Listing Investors confirmed in writing that they had waived their redemption rights against our Company and the involved subsidiaries, and as a result of which we had reclassified the underlying financial liabilities to equity and (ii) a decrease in interest on convertible bonds issued by HEC CJ Pharm from RMB257.3 million in 2022 to RMB92.2 million in 2023 because we had fully repurchased the outstanding portion of our convertible bonds in July 2023.

(Loss)/profit before taxation

As a result of the aforesaid factors, we had a loss before taxation of RMB1,479.8 million in 2022 and a profit before taxation of RMB1,385.5 million in 2023.

Income tax

We had an income tax credit of RMB63.9 million in 2022 and an income tax expense of RMB371.6 million in 2023.

(Loss)/profit for the year

We recorded loss for the year of RMB1,415.9 million in 2022 primarily because of our lower than usual sales volume of Kewei (oseltamivir phosphate) in 2022 due to travel restrictions, social-distancing measures and business closures that significantly reduced the movement of people and increased widespread preventive measures against influenza, which resulted in a significant decline in the incidence of respiratory diseases such as influenza. Our profit for the year changed from a loss for the year of RMB1,415.9 million in 2022 to a profit for the year of RMB1,013.9 million in 2023.

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LIQUIDITY AND CAPITAL RESOURCES

Source of Liquidity and Working Capital

We have historically met our working capital and other capital requirements principally from cash generated from our operating activities, bank borrowings and equity financing. As of December 31, 2024, we had cash and cash equivalents of RMB1,480.8 million, which consisted of cash at bank and were mainly denominated in Renminbi.

Taking into account our cash and future operating cash flows and our bank loans, our Directors are satisfied, after due and careful inquiry, that we have sufficient working capital to meet our working capital requirements for at least the next 12 months from the date of publication of this Listing Document.

Cash Flows

The table below sets forth, for the years indicated, a summary of our consolidated statements of cash flows items.

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Net cash generated from operating activities	1,160,966	1,318,106	500,532
Net cash (used in)/generated from investing activities	(1,109,599)	(1,682,992)	29,794
Net cash (used in)/generated from financing activities	(313,575)	1,314,291	(970,666)
Net (decrease)/increase in cash and cash equivalents	(262,208)	949,405	(440,340)
Cash and cash equivalents at January 1	1,232,268	971,510	1,920,158
Effect of foreign exchange rate changes	1,450	(757)	992
Cash and cash equivalents at 31 December	971,510	1,920,158	1,480,810

Net cash generated from operating activities

Cash flows from operating activities reflects (i) profit before tax adjusted for non-cash and non-operating items (such as depreciation of property, plant and equipment, finance costs, impairment provision for intangible assets, fair value change in connection with derivative financial instruments and net foreign exchange changes), (ii) the effects of movements in working capital (such as changes in inventories, trade and other receivables and trade and other payables) and (iii) other cash items (such as corporate income tax refunded or paid).

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We had net cash generated from operating activities of RMB500.5 million in 2024, resulting from our profit before taxation of RMB141.1 million, adjustments for non-cash items of RMB903.3 million, changes in working capital of RMB296.2 million and corporate income tax paid of RMB247.6 million. Adjustments for non-cash items primarily included the adding back of (i) depreciation of RMB284.7 million, (ii) finance costs of RMB239.8 million and (iii) equity-settled share-based payment expenses of RMB266.5 million. Changes in working capital primarily included (i) an increase in inventories of RMB208.8 million and (ii) a decrease in trade and other payables of RMB88.8 million.

We had net cash generated from operating activities of RMB1,318.1 million in 2023, resulting from our profit before taxation of RMB1,385.5 million, adjustments for non-cash items of RMB1,401.7 million, changes in working capital of RMB1,238.6 million and corporate income tax paid of RMB230.5 million. Adjustments for non-cash items primarily included the adding back of (i) depreciation of RMB257.8 million, (ii) finance costs of RMB380.6 million and (iii) impairment loss on intangible assets of RMB468.7 million. Changes in working capital primarily included (i) an increase in inventories of RMB162.5 million and (ii) a decrease in trade and other payables of RMB1,122.5 million.

We had net cash generated from operating activities of RMB1,161.0 million in 2022, resulting from our loss before taxation of RMB1,479.8 million, adjustments for non-cash items of RMB2,438.2 million, changes in working capital of RMB459.2 million and corporate income tax paid of RMB256.6 million. Adjustments for non-cash items primarily included the adding back of (i) depreciation of RMB231.0 million, (ii) finance costs of RMB686.9 million, (iii) fair value change on derivative financial instruments embedded in convertible bonds issued by HEC CJ Pharm of RMB859.6 million and (iv) net foreign exchange loss of RMB280.3 million. Changes in working capital primarily included (i) an increase in trade and other payables of RMB1,006.7 million and (ii) an increase in trade and other receivables of RMB511.3 million.

Net cash generated from/(used in) investing activities

During the Track Record Period, our cash used in investing activities mainly consisted of payment for the purchase of property, plant and equipment, payment for development cost, payment for the purchase of intangible assets, decrease/increase in restricted cash, payment for purchase of financial assets measured at FVPL and proceeds received from financial assets measured at FVPL. Our cash generated from investing activities consisted of proceeds from disposal of financial assets measured at FVPL.

We had net cash generated from investing activities of RMB29.8 million in 2024, primarily resulting from (i) payments for purchase of property, plant and equipment of RMB1,061.9 million and (ii) a decrease in restricted cash of RMB1,131.7 million.

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We had net cash used in investing activities of RMB1,683.0 million in 2023, primarily resulting from (i) payments for purchase of property, plant and equipment of RMB332.4 million and (ii) increase in restricted cash of RMB1,457.0 million.

We had net cash used in investing activities of RMB1,109.6 million in 2022, primarily resulting from (i) payments for purchase of property, plant and equipment of RMB563.0 million, (ii) payments for development costs of RMB237.0 million and (iii) payments for purchase of intangible assets of RMB217.2 million.

Net cash generated from/(used in) financing activities

During the Track Record Period, our cash generated from financing activities mainly consisted of proceeds from bank loans, advance from the related parties, proceeds from capital contribution from shareholders and deemed contribution from a shareholder. Our cash used in financing activities during the Track Record Period mainly consisted of acquisition of a subsidiary under common control, HEC CJ Pharm (the “acquisition of HEC CJ Pharm”), repayments of bank loans, payments for capital element of obligations arising from sale and leaseback transactions, repurchase of convertible bonds issued by HEC CJ Pharm, interest paid and repayment to the related parties.

We had net cash used in financing activities of RMB970.7 million in 2024, primarily attributable to repayments of bank loans of RMB3,792.2 million, which was partially offset by proceeds from bank loans of RMB3,100.9 million.

We had net cash generated from financing activities of RMB1,314.3 million in 2023, primarily attributable to proceeds from bank loans of RMB2,682.2 million, proceeds from capital contribution from shareholders of RMB1,630.0 million and deemed contribution from a shareholder of RMB2,312.3 million, which was partially offset by repayments of bank loans of RMB1,123.9 million, repurchase of convertible bonds issued by HEC CJ Pharm of RMB3,048.0 million and net repayment to related parties of RMB1,255.8 million.

We had net cash used in financing activities of RMB313.6 million in 2022, primarily resulting from payment for acquisition of a subsidiary under common control of RMB1,841.6 million and repayments of bank loans of RMB1,499.1 million and repurchase of convertible bonds issued by HEC CJ Pharm of RMB971.4 million, which was partially offset by proceeds from bank loans of RMB1,897.0 million and net advance from related parties of RMB2,369.7 million.

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Capital Expenditures

The table below sets forth, for the years indicated, a summary of our capital expenditures.

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Payments for purchase of property, plant and equipment	563,001	332,423	1,061,906
Payments for purchase of intangible assets	217,196	40,480	–
Payments for development costs	237,040	162,319	163,299
Total	1,017,237	535,222	1,225,205

During the Track Record Period, our capital expenditures comprised of expenditures for the purchase of property, plant and equipment, purchase of intangible assets and payment for capitalized development cost. Our capital expenditures decreased from RMB1,017.2 million in 2022 to RMB535.2 million in 2023 due to higher payments in 2022 for the construction of manufacturing facilities for our insulin products and higher payments for drug approval of our generic drugs. Our capital expenditures then increased to RMB1,225.2 million in 2024 as we purchased properties for research and development and market development needs in 2024. We funded our capital expenditure requirements during the Track Record Period mainly by our bank balances, cash flow generated from operating activities and bank borrowings. We intend to finance such capital expenditures with our existing cash and bank balances and cash generated from operating activities.

NET CURRENT (LIABILITIES)/ASSETS

We had net current liabilities of RMB4,807.7 million, net current assets of RMB234.0 million, net current assets of RMB164.5 million and net current assets of RMB190.5 million as of December 31, 2022, 2023 and 2024 and April 30, 2025, respectively. The table below sets forth, as of the dates indicated, our current assets, current liabilities and net current (liabilities)/assets.

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	As of December 31,			As of April 30,
	2022	2023	2024	2025
	RMB’000	RMB’000	RMB’000	RMB’000
				(unaudited)

Current assets
Inventories	366,473	528,980	737,821	777,078
Prepayments	137,972	358,864	426,380	790,164
Trade and other receivables	2,274,423	2,018,488	1,894,293	1,804,873
Financial assets measured at FVPL	290,000	18,686	3,839	5,839
Restricted cash	110,270	1,567,300	435,617	308,009
Cash and cash equivalents	971,510	1,920,158	1,480,810	1,302,078
Total current assets	4,150,648	6,412,476	4,978,760	4,988,041

Current liabilities
Contract liabilities	84,528	117,375	155,019	131,161
Trade and other payables	4,917,390	2,594,007	2,421,629	2,214,419
Bank loans and other borrowings	1,007,145	3,289,197	2,196,225	2,405,206
Lease liabilities	33,611	31,703	41,147	45,954
Interest-bearing borrowings	2,906,963	–	–	–
Current taxation	8,672	146,209	231	807
Total current liabilities	8,958,309	6,178,491	4,814,251	4,797,547
Net current (liabilities)/assets	(4,807,661)	233,985	164,509	190,494

We recorded net current assets of RMB190.5 million as of April 30, 2025 and net current assets of RMB164.5 million as of December 31, 2024. Such increase was primarily due to (i) an increase in prepayments from RMB426.4 million as of December 31, 2024 to RMB777.1 million as of April 30, 2025 as we enhanced our marketing and brand promotion activities and (ii) a decrease in trade and other payables from RMB2,421.6 million as of December 31, 2024 to RMB2,214.4 million as of April 30, 2025 primarily due to payments to suppliers, which was partially offset by (i) a decrease in restricted cash from RMB435.6 million as of December 31, 2024 to RMB308.0 million as of April 30, 2025 primarily resulting from the release of loan guarantee deposits and (ii) an increase in current bank loans and other borrowings from RMB2,196.2 million as of December 31, 2024 to RMB2,405.2 million as of April 30, 2025 to supplement our working capital.

Our net current assets decreased from RMB234.0 million as of December 31, 2023 to RMB164.5 million as of December 31, 2024 and such decrease was primarily due to (i) a decrease in our restricted cash from RMB1,567.3 million as of December 31, 2023 to RMB435.6 million as of December 31, 2024 and (ii) a decrease in cash and cash equivalents from RMB1,920.2 million as of December 31, 2023 to RMB1,480.8 million as of December 31, 2024 due to the repayment of our bank loans and increased capital expenditure.

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FINANCIAL INFORMATION

We recorded net current liabilities of RMB4,807.7 million as of December 31, 2022 and net current assets of RMB234.0 million as of December 31, 2023 and such improvement was primarily due to (i) an increase in our restricted cash from RMB110.3 million as of December 31, 2022 to RMB1,567.3 million as of December 31, 2023 and an increase in our cash and cash equivalents from RMB971.5 million as of December 31, 2022 to RMB1,920.2 million as of December 31, 2023, both of which were in line with an overall improvement in our business performance, (ii) a decrease in our trade and other payables from RMB4,917.4 million as of December 31, 2022 to RMB2,594.0 million as of December 31, 2023 due to our repayment of borrowings from related parties which resulted in a decrease in amounts due to related parties and (iii) a decrease in our current interest-bearing borrowings from RMB2,907.0 million as of December 31, 2022 to nil as of December 31, 2023 because we fully repurchased all outstanding convertible bonds issued by HEC CJ Pharm pursuant to bond purchase agreements entered into with our bondholders in July 2023, which was offset by an increase in our current bank loans and other borrowings from RMB1,007.1 million as of December 31, 2022 to RMB3,289.2 million as of December 31, 2023 due to an increase in bank loans for the purposes of repurchasing our outstanding convertible bonds.

CERTAIN CURRENT BALANCE SHEET ITEMS

Inventories

Our inventories primarily consist of raw materials for the manufacture of our products, work in progress, finished goods and goods in transit. In general, we manage our inventories by reference to our production target for a given period. Such production targets were set by reference to our estimation of the demand for our products. Accordingly, we believe that we effectively managed our inventories during the Track Record Period.

The table below sets forth, as of the dates indicated, our balance of inventories.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Raw materials	236,375	334,967	412,554
Work in progress	73,510	102,955	123,689
Finished goods	51,627	85,265	198,770
Goods in transit	4,961	5,793	2,808
Total	366,473	528,980	737,821

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FINANCIAL INFORMATION

Our inventories increased from RMB366.5 million as of December 31, 2022 to RMB529.0 million as of December 31, 2023, primarily reflecting an increase in the overall scale of our operations. Our inventories further increased to RMB737.8 million as of December 31, 2024, primarily due to (i) an increase in finished goods, resulting from a lower incidence of seasonal flu outbreaks in 2024 which led to lower than expected sales of Kewei (oseltamivir phosphate) and (ii) an increase in raw materials as all five of our insulin products have been included in the VBP schemes in 2024. Please see “Business — Inventory management” for more information on our inventory management policies.

The table below sets forth, as of the dates indicated, the aging analysis of our inventories.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 year	316,696	445,446	597,816
1 to 2 years	28,105	59,509	94,340
2 to 3 years	10,031	9,121	28,344
Over 3 years	11,641	14,904	17,321
Total	366,473	528,980	737,821

The table below sets forth, as of the dates indicated, the aging analysis of the finished goods in our inventories and their respective remaining shelf lives.

	As of December 31
	2022		2023		2024
	RMB’000	Remaining shelf life (Year)	RMB’000	Remaining shelf life (Year)	RMB’000	Remaining shelf life (Year)

Within 1 year	45,613	2.1	80,435	2.2	193,450	2.1
l to 2 years	4,844	1.8	4,402	1.2	3,662	1.4
2 to 3 years	1,033	0.9	379	1.3	1,658	0.6
over 3 years	137	0.5	49	0.7	–	–
Total	51,627		85,265		198,770

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FINANCIAL INFORMATION

The table below sets forth the shelf life and aging analysis of the finished goods of our major products, which contributed an important portion of our revenue during the Track Record Period or are expected to contribute to our future growth.

			As of December 31,
			2022				2023				2024
Therapeutic area	Major product	Shelf life	Within 1 year	1 to 2 years	2 to 3 years	Over 3 years	Within 1 year	1 to 2 years	2 to 3 years	Over 3 years	Within 1 year	Remaining shelf life (Year)	1 to 2 years	Remaining shelf life (Year)	2 to 3 years	Remaining shelf life (Year)	Over 3 years	Remaining shelf life (Year)

		Months	RMB’000				RMB’000				RMB’000

Infectious diseases	Oseltamivir Phosphate	24-48	1,616	–	–	–	46,149	2	–	–	125,040	1.7	–	–	–	–	–	–
	Clarithromycin	36-48	2,519	29	42	22	597	99	–	–	9,444	2.9	–	–	–	–	–	–
	Moxifloxacin Hydrochloride Tablets	36	3,337	2,053	–	–	1,408	–	379	–	7,537	2.7	–	–	–	–	–	–
	Emitasvir Phosphate Capsules	48	–	–	–	–	659	–	–	–	1,302	2.8	–	–	–	–	–	–
	Levofloxacin Tablets	36	91	1,708	–	–	118	–	–	–	284	3.0	–	–	–	–	–	–
Chronic disease treatment drugs	Benzbromarone Tablets	36	1,914	33	–	–	591	–	–	–	2,120	2.9	–	–	–	–	–	–
	Esomeprazole Magnesium Enteric-Coated Capsules	36	3,150	–	–	–	20	1,193	–	–	165	2.4	–	–	–	–	–	–
	Telmisartan Tablets	36	1,950	–	–	–	3,319	–	–	–	2,846	2.6	–	–	–	–	–	–
	Insulin Injections(1)	36	20,486	851	–	–	11,481	901	–	–	16,589	2.3	2,290	1.2	1,159	0.7	–	–
	Olmesartan Medoxomil Tablets	24	–	–	–	–	2,294	–	–	–	1,800	1.6	–	–	–	–	–	–

Note:

(1)	Our insulin products include (i) Human Insulin Injection, (ii) Mixed Protamine Human Insulin Injection (30R), (iii) Insulin Glargine Injection, (iv) Insulin Aspart Injection, and (v) Insulin Aspart 30 Injection.

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FINANCIAL INFORMATION

The table below sets forth, for the years indicated, the average inventory turnover days.

	Year ended December 31,
	2022	2023	2024

Average inventory turnover days(1)	142.6	124.9	240.8

Note:

(1)	Average inventory turnover days are based on the average balance of inventory divided by cost of sales for the relevant year and multiplied by 365 days. Average balance is calculated as the average of the beginning balance and ending balance of a given year.

Our average inventory turnover days decreased from 142.6 days in 2022 to 124.9 days in 2023 in line with a continued improvement of our overall business performance. Our average inventory turnover days further increased to 240.8 days in 2024 primarily due to an increase in our inventory as a result of a lower incidence of seasonal flu outbreaks.

We closely monitor our inventory levels; for details of our inventory management policies, please see “Business — Inventory Management”. In view of the increasing inventory turnover days, we have also implemented enhanced measures designed to optimize our inventory management and ensure a responsive and efficient supply chain. For instance, we are strengthening market research efforts to develop precision marketing strategies. This includes establishing long-term partnership agreements with key customers to deepen collaborative relationships and stabilize product sales channels. Further, we are enhancing real-time information sharing between our production and sales teams. We adjust production plans weekly based on the recent sales data and market forecasts, aligning production with demand. Additionally, we are adopting lean manufacturing principles to improve operational efficiency.

As of April 30, 2025, RMB253.2 million or 34.3% of our inventories as of December 31, 2024 had been subsequently utilized. Our Directors are of the view that there is no material recoverability issue for our inventories because (i) Kewei (oseltamivir phosphate) inventories are subject to cyclical demand fluctuations aligned with seasonal influenza patterns (according to the Frost & Sullivan Report, the size of the anti-influenza drug market in China is expected to increase by 31.3% from RMB6.7 billion in 2024 to RMB8.8 billion in 2025, and sales of Kewei (oseltamivir phosphate) is expected to increase accordingly), (ii) our five insulin products' inclusion in the VBP schemes in 2024 guarantees stable purchases by public hospitals, ensuring utilization of finished goods and raw materials, (iii) our procurement or manufacturing of inventory is aligned with our order backlogs and production plans, thereby minimizing the risk of low net realizable value and (iv) we continuously optimize our inventory management policies, including but not limited to procuring materials based on production schedules and regularly monitoring inventory levels to ensure appropriate stock conditions.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

Prepayments (Current portion)

Our current portion of prepayments consist of prepayments for materials and prepayments for services.

The table below sets forth, as of the dates indicated, a breakdown of the current portion of our prepayments.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Prepayments for materials	41,653	32,715	66,063
Prepayments for services	96,319	326,149	360,317
Total	137,972	358,864	426,380

Our current prepayments increased from RMB138.0 million as of December 31, 2022 to RMB358.9 million as of December 31, 2023 and RMB426.4 million as of December 31, 2024, primarily reflecting an increase in our prepayments for services as we had engaged in more robust marketing and branding activities during the same period.

Trade and Other Receivables

Our trade and other receivables consist of trade receivables, bills receivable, VAT recoverable and other receivables.

The table below sets forth, as of the dates indicated, our trade and other receivables.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Trade receivables
– Related parties	–	1,643	484
– Third parties	692,714	1,827,441	1,478,085
	692,714	1,829,084	1,478,569
Bills receivable	127,545	93,889	388,561
Less: loss allowance	(11,607)	(16,586)	(144,574)
	808,652	1,906,387	1,722,556
VAT recoverable	41,677	63,365	110,009
Other receivables
– Related parties	1,398,718	189	121

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

– Third parties	34,438	55,974	66,191
	1,433,156	56,163	66,312
Less: loss allowance	(9,062)	(7,427)	(4,584)
	1,465,771	112,101	171,737
Total	2,274,423	2,018,488	1,894,293

Our trade and other receivables decreased from RMB2,274.4 million as of December 31, 2022 to RMB2,018.5 million as of December 31, 2023, primarily due to a decrease in other receivables from RMB1,433.2 million as of December 31, 2022 to RMB56.2 million as of December 31, 2023, which reflects repayment received from related parties on outstanding loans in 2023, which was partially offset by an increase in our trade and bills receivables from RMB808.7 million as of December 31, 2022 to RMB1,906.4 million as of December 31, 2023, primarily because there was a significant increase in sales in 2023 as compared to 2022, in line with an improvement in our business operations, resulting in an increased amount of trade and bills receivables as of December 31, 2023. Our trade and other receivables further decreased to RMB1,894.3 million as of December 31, 2024, primarily due to a decrease in trade and bills receivables from RMB1,906.4 million as of December 31, 2023 to RMB1,722.6 million as of December 31, 2024 primarily because of the decrease in demand for our oseltamivir phosphate products caused by a lower incidence of seasonal flu outbreaks in 2024, which resulted in lower revenue.

The table below sets forth, as of the dates indicated, an aging analysis of our trade and bills receivables, net of loss allowance, based on the respective invoice dates.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 3 months	710,461	1,655,532	862,710
More than 3 months but within 1 year	98,137	250,733	793,625
More than 1 year	54	122	66,221
Total	808,652	1,906,387	1,722,556

We typically offer a credit period of not more than 90 days to our customers. For details of our credit policy to customers, please see “Business — Sales, Marketing and Distribution — Our Distributor Network”.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

Our management monitors the recoverability of overdue trade and bills receivables, and we provide for impairment of these trade and bills receivables according to the relevant accounting policies. We, in accordance with the relevant accounting standards, recorded loss allowance of RMB11.6 million, RMB16.6 million and RMB144.6 million as of December 31, 2022, 2023 and 2024, respectively, primarily representing overdue amounts from customers.

To manage risks arising from trade and bills receivables, we maintain frequent communications with our customers to ensure effective credit control. The good credit history of our customers and our stable relationship with them also contribute to the relatively long credit term to them, and we believe that the credit risk inherent in our outstanding trade and bills receivables balances due from them is relatively low. We have adopted credit control measures to improve the trade and bills receivables situation. Our business and finance teams prepare trade and bills receivables details on a monthly basis according to the amount of revenue recognized and the amount of cash collection. The details of these trade and bills receivables are allocated to assigned personnel to follow up, including performing balance reconciliation, summarization of cash collection details and trade and bills receivables collection forecast. Meanwhile, we measure loss allowances for trade and bills receivables at an amount equal to the lifetime expected credit losses, which is calculated using a provision matrix. See “— Quantitative and Qualitative Disclosure About Financial Risk — Credit Risk” for details.

We have also taken more active steps to mitigate risk exposure to customers with potential delay settlement of trade and bills receivables and in collecting the outstanding trade and bills receivables, such as (i) allocating additional human resources to enhance collection efforts for trade and bills receivables, (ii) establishing a performance evaluation mechanism to motivate our sales team in this effort, with clear performance indicators, such as collection rate and collection time, (iii) closely supervising the collection process for trade and bills receivables, (iv) regularly following up with customers regarding outstanding receivables, (v) improving the negotiation process for future sales contracts and (vi) building stronger relationships with customers who have a robust credit profile.

As of April 30, 2025, we have subsequently settled RMB926.3 million, or 53.8%, of our outstanding trade and bills receivables as of December 31, 2024. Based on the above, our Directors are of the view that we have maintained effective credit control measures to monitor and improve our credit risks.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

The table below sets forth, for the years indicated, the average trade and bills turnover days.

	Year ended December 31,
	2022	2023	2024

Average trade and bills receivables turnover days(1)	60.8	77.6	164.8

Note:

(1)	Average trade and bills receivables turnover days are based on the average balance of trade and bills receivables divided by turnover for the relevant year and multiplied by 365 days. Average balance is calculated as the average of the beginning balance and ending balance of a given year.

In 2022, 2023 and 2024, our average trade and bills receivables turnover days were 60.8 days, 77.6 days, and 164.8 days, respectively. Our average trade and bills receivables turnover days in 2022 and 2023 remained relatively stable. Our average trade and bills receivables turnover days in 2024 increased to 164.8 days primarily due to a reduction in seasonal flu outbreaks in 2024, which led to a decline in sales of our major distributors and consequently slowed down our payment collection from these distributors. In 2024, our major distributors increased the purchases of Kewei (oseltamivir phosphate) based on metrics such as regional population data and projected pandemic scale to ensure sufficient drug supply amid uncertainties around the timing and severity of potential outbreaks. However, the actual severity and duration of the flu season were lower than anticipated, resulting in inventory levels exceeding actual market demand. This led to slower inventory turnover for our distributors, which in turn extended our receivables collection period. In view of the challenging market conditions in 2024, we strategically opted to temporarily extend the credit terms for some of our distributors after good-faith negotiations, with the aim of supporting their liquidity needs. We do not consider that the increase in the average trade receivables turnover days during the Track Record Period had or will have a material adverse effect on our cash generated from our operating activities for the following reasons: (i) based on the Frost & Sullivan Report, the size of the anti-influenza drug market is expected to increase by 31.3% from RMB6.7 billion in 2024 to RMB8.8 billion in 2025 and demand for antiviral medications will increase accordingly, and we expect the existing inventory of Kewei (oseltamivir phosphate) held by our distributors to be fully sold in 2025, (ii) majority of our trade and bills receivables are due from major customers that are leading nationwide distributors with strong financial resilience and (iii) we maintain long-term strategic collaborations with our major customers, supported by a dedicated sales team that closely monitors inventory levels, sales trends, and payment collections across key distribution channels. Our Directors are of the view that the risk of not being able to recover the trade and bills receivables is relatively low based on the factors mentioned above and our evaluation of the historical credit standing, ongoing monitoring and the credit records of these customers, and that sufficient loss allowance in respect with our trade and bills receivables has been made.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

Financial Assets Measured at Fair Value through Profit or Loss (“FVPL”) (Current portion)

Our current financial assets measured at fair value through profit or loss primarily consist of investments in a trust management scheme and foreign currency option contracts. We recorded current financial assets measured at FVPL of RMB290.0 million, RMB18.7 million and RMB3.8 million as of December 31, 2022, 2023 and 2024, respectively, which reflects our investments in a short-term trust management scheme in 2022, and our entry into short-term foreign currency option contracts with licensed financial institutions in 2023 to hedge against the risk of foreign exchange fluctuations arising our USD-denominated interest-bearing borrowings. We no longer hold any investments in short-term trust management scheme and short-term foreign currency option contracts as of December 31, 2024, resulting in a decrease in current financial assets measured at FVPL.

Investment and treasury management policies

Our Board and finance department are mainly responsible for making, implementing and supervising our investment decisions. We implemented during the Track Record Period, and will continue to implement, the following investment and treasury policies:

•	the purpose of our investment in financial instruments is to preserve the time value of our cash reserves and to fund our business;

•	we only invest in financial instruments when we have surplus cash that is not required for our short-term working capital purposes;

•	our finance department is responsible for evaluating the terms of our investment proposals in financial instruments (including, among others, price, liquidity, and expected return), and presenting the investment proposals to the relevant internal governance authority for consideration and approval, each on a case-by-case basis depending on the scale of the proposed investment. Upon approval of the investment proposals, our finance department is responsible for the purchase and management of our financial instruments;

•	we evaluate the risk associated with the underlying financial instruments against our liquidity and working capital requirements; and

•	in order to ensure that we are in full compliance with national laws and regulations and to minimize our exposure to foreign exchange risk, we only invest in foreign currency option contacts issued by financial institutions approved by SAFE and the PBOC to engage in foreign currency transactions, and our foreign currency related investment proposal plans are subject to stringent internal review and approval procedures taking into consideration the above-mentioned factors.

In addition, we will comply with the requirements under Chapter 14 of the Listing Rules and disclose the details of our investments or other notifiable transactions to the extent necessary and as appropriate after the Listing.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

Restricted Cash

Our restricted cash increased from RMB110.3 million as of December 31, 2022 to RMB1,567.3 million as of December 31, 2023 as we increased our bank loans in order to repurchase our outstanding convertible bonds issued by HEC CJ Pharm, subject to which we were required to place funds in escrow. Our restricted cash decreased to RMB435.6 million as of December 31, 2024 because we fully repaid the bank loans that were utilized for the repurchase of outstanding convertible bonds issued by HEC CJ Pharm. As a result of this repayment, a portion of our restricted cash was released from escrow.

Cash and Cash Equivalents

Our cash and cash equivalents primarily consist of cash at bank and cash on hand. Our cash and cash equivalents increased from RMB971.5 million as of December 31, 2022 to RMB1,920.2 million as of December 31, 2023 in line with a significant improvement in our business operations as a result of the resumption of normal social activities. Our cash and cash equivalents decreased from RMB1,920.2 million as of December 31, 2023 to RMB1,480.8 million as of December 31, 2024 due to repayment of bank loans and increases in capital expenditure.

Contract Liabilities

Our contract liabilities primarily consist of advances from customers who are third parties. Our contract liabilities increased significantly from RMB84.5 million as of December 31, 2022 to RMB117.4 million as of December 31, 2023 due to a significant increase in demand for anti-infective drugs in 2023 following the gradual resumption of business activities which caused an increase in the incidence of influenza in the PRC. Our contract liabilities further increased from RMB117.4 million as of December 31, 2023 to RMB155.0 million as of December 31, 2024 primarily due to advances from 3SBIO pursuant to the Clifutinib Agreement.

As of April 30, 2025, RMB53.3 million or 34.3% of our contract liabilities as of December 31, 2024 had been subsequently recognized as revenue.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

Trade and Other Payables

Our trade and other payables consist of trade and bills payable related to our cost of sales and research and development costs, amounts due to related parties, VAT and other taxes payable, accrued payroll and benefits, accrued expenses, accrued royalties and other payables for purchasing fixed assets and other payables.

The table below sets forth, as of the dates indicated, our trade and other payables.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Trade payables
– Related parties	66,165	88,074	101,848
– Third parties	408,728	548,857	691,060
	474,893	636,931	792,908
Bills payable	269,883	207,435	537,948
Other non-trade payables to related parties	2,402,404	–	–
VAT and other taxes payable	157,903	152,810	98,330
Accrued payroll and benefits	304,971	335,524	193,226
Accrued expenses	740,417	660,281	589,687
Accrued royalty fee	261,585	356,669	2,630
Other payables for purchasing fixed assets	172,111	136,106	154,303
Other payables	133,223	107,112	52,597
Foreign currency option contracts	–	1,139	–
Total	4,917,390	2,594,007	2,421,629

Our trade and other payables decreased from RMB4,917.4 million as of December 31, 2022 to RMB2,594.0 million as of December 31, 2023, primarily due to the repayment of borrowings from related parties which was reflected in a decrease in the amounts due to related parties. Our trade and other payables further decreased to RMB2,421.6 million as of December 31, 2024 due to a decrease in accrued royalty fee from RMB356.7 million as of December 31, 2023 to RMB2.6 million as of December 31, 2024 because of the settlement of the royalty fee to the Oseltamivir Phosphate Licensor in March 2024 and payments to the Poisons and Drugs Research Office, which was partially offset by an increase in bills payable from RMB207.4 million as of December 31, 2023 to RMB537.9 million as of December 31, 2024 as we increased the use of bills payable to improve our capital efficiency and extend payment cycles.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

The table below sets forth, as of the dates indicated, an aging analysis of trade and bills payables.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 month	319,969	470,643	528,819
Over 1 month but within 3 months	96,040	104,209	182,142
Over 3 months but within 1 year	254,895	234,128	552,410
Over 1 year	73,872	35,386	67,485
Total	744,776	844,366	1,330,856

Our trade and bills payables are non-interest-bearing. During the Track Record Period, we were typically granted credit period of approximately 30 to 90 days from our suppliers.

As of April 30, 2025, we have subsequently settled RMB630.6 million, or 47.4%, of our outstanding trade and bills payables as of December 31, 2024.

The table below sets forth, for the years indicated, the average trade and bills payables turnover days.

	Year ended December 31,
	2022	2023	2024

Average trade and bills payables turnover days(1)	311.2	221.6	413.4

Note:

(1)	Average trade and bills payables turnover days are based on the average balance of trade and bills payables divided by cost of sale for the relevant year and multiplied by 365 days. Average balance is calculated as the average of the beginning balance and ending balance of a given year.

For 2022, 2023 and 2024, our average trade and bills payables turnover days were 311.2 days, 221.6 days and 413.4 days. A portion of our trade and bills payables was related to our research and development costs. However, such costs were not accounted for in the calculation of our average trade payables turnover days. The decrease in our average trade payables turnover days from 2022 to 2023 primarily reflected our ability to settle our outstanding trade payables more quickly due to an increase in our working capital. The increase in our average trade and bills payables turnover days in 2024 was mainly attributable to our enhanced bargaining power with our suppliers for more favorable credit terms. During the Track Record Period, we did not default on any trade payables that would have a material adverse effect on our financial position.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

CERTAIN NON-CURRENT BALANCE SHEET ITEMS

Property, Plant and Equipment

Our property, plant and equipment primarily consist of (i) plant and buildings, (ii) machinery, (iii) office equipment and others, (iv) motor vehicles and (v) construction in progress.

The table below sets forth, as of the dates indicated, a breakdown of our property, plant and equipment.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Plant and buildings	1,544,164	1,571,739	1,523,619
Machinery	812,472	1,029,713	1,034,919
Office equipment and others	493,191	479,867	505,229
Motor vehicles	2,772	5,399	5,624
Construction in progress	675,453	645,282	827,172
Total	3,528,052	3,732,000	3,896,563

Our property, plant and equipment increased from RMB3,528.1 million as of December 31, 2022 to RMB3,732.0 million as of December 31, 2023 and RMB3,896.6 million as of December 31, 2024, primarily reflecting the expansion of our manufacturing facilities for the production of new biosimilar and generic drugs and the construction of our new facility for our innovative drugs.

Right-of-use Assets

Our right-of-use assets primarily consist of our ownership interests in leasehold land held for own use and other properties leased for own use.

The table below sets forth, as of the dates indicated, a breakdown of our right-of-use assets.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Ownership interests in leasehold land held for own use	360,362	351,444	342,526
Other properties leased for own use	114,095	96,092	151,901
Total	474,457	447,536	494,427

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

Our right-of-use assets remained relatively stable at RMB474.5 million and RMB447.5 million as of December 31, 2022 and 2023, respectively. Our right-of-use assets increased to RMB494.4 million as of December 31, 2024 due to the renewal of a five-year lease agreement in 2024 for certain leased properties for our own use as office premises, laboratories for research and development and dormitories.

Intangible Assets

Our intangible assets primarily consist of (i) hepatitis C drugs patent, (ii) hepatitis C drugs capitalized development costs, (iii) insulin intellectual property rights, (iv) insulin capitalized development costs, (v) other drugs (generic drug) intellectual property rights, and (vi) other drugs capitalized development costs.

The table below sets forth, as of the dates indicated, a breakdown of our intangible assets.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000
Hepatitis C drugs
– Patents	242,463	73,119	65,489
– Capitalized development costs	247,561	110,229	117,069
Insulin
– Intellectual property rights	234,387	300,946	265,253
– Capitalized development costs	144,260	93,399	135,224
Other drugs
– Generic drug intellectual property rights	810,980	675,459	516,852
– Capitalized development costs	235,206	351,893	473,569
Total	1,914,857	1,605,045	1,573,456

Our intangible assets decreased from RMB1,914.9 million as of December 31, 2022 to RMB1,605.0 million as of December 31, 2023, primarily reflecting (i) the annual amortization of our intangible assets and (ii) the impairment loss that was recognized in connection with the termination of our research and development project of a combination treatment regimen for hepatitis C, which was a strategic decision so that we can channel our resources to other products within the same product line with better market potential. Our intangible assets further decreased to RMB1,573.5 million as of December 31, 2024 due to the annual amortization of our intangible assets.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

INDEBTEDNESS

Except as discussed below, we did not have any material mortgages, charges, debentures, loan capital, debt securities, loans, bank overdrafts or other similar indebtedness, finance lease or hire purchase commitments, liabilities under acceptance (other than normal trade bills), acceptance credits, which are either guaranteed, unguaranteed, secured or unsecured, or guarantees or other contingent liabilities as of April 30, 2025. Our Directors confirm that there had been no material change in our indebtedness since April 30, 2025 and up to the date of this Listing Document.

During the Track Record Period, our indebtedness principally consisted of bank loans and other borrowings, lease liabilities and interest-bearing borrowings. The table below sets forth, as of the dates indicated, a summary of our indebtedness.

	As of December 31,			As of April 30,
	2022	2023	2024	2025
	RMB’000	RMB’000	RMB’000	RMB’000
				(unaudited)
Included in current liabilities
Bank loans	915,431	2,908,886	1,921,061	2,036,097
Obligations arising from sale and leaseback transactions	91,714	380,311	275,164	369,109
Lease liabilities	33,611	31,703	41,147	45,954
Interest-bearing borrowings	2,906,963	–	–	–
Sub-total	3,947,719	3,320,900	2,237,372	2,451,160
Included in non-current liabilities
Bank loans	2,187,529	1,761,498	2,093,515	2,337,355
Obligations arising from sale and leaseback transactions	62,500	199,815	193,553	235,866
Lease liabilities	82,689	68,578	99,741	124,871
Sub-total	2,332,718	2,029,891	2,386,809	2,698,092
Total	6,280,437	5,350,791	4,624,181	5,149,252

Bank Loans and Other Borrowings

Our bank loans and other borrowings primarily consist of bank loans and obligations arising from sale and leaseback transactions.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

The following table sets forth the maturity profile of our bank loans as of the dates indicated:

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 year or on demand	915,431	2,908,886	1,921,061
After 1 year but within 2 years	413,291	734,498	1,090,111
After 2 years but within 5 years	1,709,013	1,027,000	918,070
After 5 years	65,225	–	85,334
Total	3,102,960	4,670,384	4,014,576

The following table sets forth a breakdown of our secured and unsecured bank loans as of the dates indicated:

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Unsecured	40,055	149,802	662,320
Secured(1)	3,062,905	4,520,582	3,352,256
Total	3,102,960	4,670,384	4,014,576

Note:

(1)	During the Track Record Period, a portion of our bank loans were secured with pledges on our ownership interests in leasehold land held for own use, construction in progress, plant and buildings, bills receivable, restricted cash and equity interest of a subsidiary.

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

The following table sets forth the maturity profile of our obligations arising from sale and leaseback transactions as of the dates indicated:

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 year	97,731	409,728	293,538
After 1 year but within 2 years	64,474	140,091	181,625
After 2 years but within 5 years	–	71,113	18,336
Total undiscounted obligations arising from sale and leaseback transactions	162,205	620,932	493,499
Less: total future interest expenses	(7,991)	(40,806)	(24,782)
Total	154,214	580,126	468,717

During the Track Record Period, we used our bank loans and other borrowings to supplement our liquidity. Our bank loans and other borrowings increased from RMB3,257.2 million as of December 31, 2022 to RMB5,250.5 million as of December 31, 2023, primarily reflecting an increase in our bank loans for the purposes of repurchasing our outstanding convertible bonds issued by HEC CJ Pharm. Our bank loans and other borrowings decreased to RMB4,483.3 million as of December 31, 2024 due to the repayment of certain bank loans.

The following table sets forth the interest rate profile of our bank loans and other borrowings as of the dates indicated:

	As of December 31,
	2022		2023		2024
	Effective Interest Rate %	Amount RMB’000	Effective Interest Rate %	Amount RMB’000	Effective Interest Rate %	Amount RMB’000

Fixed rate instruments:
Bank loans	3.83%-5.00%	185,284	3.20%-4.80%	364,730	3.40%-8.50%	237,332
Convertible bonds	3.00%	2,906,963	N/A	–	N/A	–
Obligations arising from sale and leaseback transactions	4.95%	87,933	4.95%-6.87%	131,753	4.72%-6.86%	362,304
		3,180,180		496,483		599,636

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

	As of December 31,
	2022		2023		2024
	Effective Interest Rate %	Amount RMB’000	Effective Interest Rate %	Amount RMB’000	Effective Interest Rate %	Amount RMB’000

Floating rate instruments:
Bank loans	4.19%-5.39%	2,907,009	2.40%-6.95%	4,286,142	2.40%-6.95%	3,671,401
Obligations arising from sale and leaseback transactions	3.65%-6.50%	66,281	3.45%-6.50%	448,373	3.45%-5.65%	106,413
		2,973,290		4,734,515		3,777,814
		6,153,470		5,230,998		4,377,450

Certain of our bank loan agreements require that we maintain or satisfy financial covenants. Our Directors confirm that we had not defaulted in the repayment of the bank loans and other borrowings during the Track Record Period. There was no material covenant in our indebtedness which could significantly limit our ability to undertake additional debt or equity financing, nor was there any breach of covenant during the Track Record Period and up to the Latest Practicable Date. Our Directors confirm that we did not experience any difficulty in obtaining bank loans during the Track Record Period and up to the Latest Practicable Date.

As of April 30, 2025, we had total available credit facilities of RMB7,461.0 million, with an unutilized portion of approximately RMB5,599.0 million. There is no restriction on the use of proceeds from such unutilized credit facilities. Our Directors confirmed that there has not been any material change in our indebtedness since April 30, 2025 up to the date of this Listing Document.

Lease Liabilities

Our lease liabilities primarily consist of our leases of properties for business operation and manufacturing. Our lease liabilities decreased from RMB116.3 million as of December 31, 2022 to RMB100.3 million as of December 31, 2023 due to subsequent depreciation of our right-of-use assets. Our lease liabilities increased from RMB100.3 million as of December 31, 2023 to RMB140.9 million as of December 31, 2024 due to an increase in rental payments in connection with the renewal of a five-year lease agreement. For details about our leased property, please see “Business — Land and Properties — Leased Properties” in this Listing Document.

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FINANCIAL INFORMATION

Interest-bearing Borrowings

Our interest-bearing borrowings represent convertible bonds issued by HEC CJ Pharm. On February 20, 2019, we issued a tranche of convertible bonds which was unsecured, bearing a fixed interest rate of 3.00% per annum, payable semi-annually in arrears on June 30 and December 31 of each year and due to mature on February 20, 2026. The bondholders have the right to convert the bonds to the HEC CJ Pharm’s ordinary shares at a fixed price, subject to certain adjustments. As the convertible bonds do not contain an equity component, the conversion option embedded in the convertible bonds is measured at fair value and the liability component is carried at amortized cost. Our convertible bonds had a carrying amount of RMB2,907.0 million as of December 31, 2022. In July 2023, we fully repurchased all our outstanding convertible bonds pursuant to bond purchase agreements entered into with the bondholders and our convertible bonds were nil and nil as of December 31, 2023 and 2024, respectively.

RELATED PARTY TRANSACTIONS

We enter into transactions with our related parties from time to time. During the Track Record Period, we entered into a number of related party transactions in relation to the sales and purchases of products and services. The table below sets forth our material related party transactions for the years indicated:

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000
Purchase of goods from(1)
Ruyuan HEC Pharmaceutical Co., Ltd.	59,901	52,722	92,825
Yichang HEC Biochemical Pharmaceutical Co., Ltd.	39,284	45,024	39,082
Yichang HEC Power Plant Co., Ltd.	33,933	40,822	47,307
Shaoguan HEC Packaging and Printing Co., Ltd.	24,927	37,822	34,165
Shenzhen HEC Industrial Development Co., Ltd.	4,887	6,245	150
	162,932	182,635	213,529
Purchase of property, plant and equipment from(2)
Yidu Changjiang Machinery Equipment Co., Ltd.	17,817	9,307	2,918
Receive services from(3)
Yidu Shanchengshuidu Project Construction Co., Ltd.	6,752	12,936	–
Ruyuan HEC Pharmaceutical Co., Ltd.	11,221	8,723	15,837
Yichang HEC Biochemical Pharmaceutical Co., Ltd.	3,186	3,186	3,186
Yichang Shancheng Shuidu Restaurant Co., Ltd.	1,360	13,357	24,075
	22,519	38,202	43,098

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FINANCIAL INFORMATION

	Year ended December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000
Provide services to(4)
Dongguan HEC Research Co., Ltd.	354	–	–
Ruyuan HEC Pharmaceutical Co., Ltd.	608	–	1,294
	962	–	1,294
Purchase of intangible assets from(5)
Dongguan HEC Research Co., Ltd.	20,381	144,977	–
Lease payments from(6)
Dongguan HEC Research Co., Ltd.	23,545	23,545	28,838
Shenzhen HEC Formed Foil Co., Ltd.	8,752	8,752	9,362
	32,297	32,297	38,200

Notes:

(1)	Represented purchases of APIs, packaging and production materials, electricity and steam from these related parties.

(2)	Represented purchases of equipment from these related parties.

(3)	Represented provision of entrusted processing of materials, sewage treatment and other technical services from related parties to us.

(4)	Represented the rendering of generic drug agent registration and testing services from us to related parties.

(5)	Represented purchase of generic drug approvals from related parties.

(6)	Represented the leasing of properties by us from related parties.

All non-trade amounts due from/to related parties are expected to be fully settled prior to the Listing. Our Directors believe that our transactions with related parties described in Note 32 to the Accountants’ Report as set out in Appendix I to this Listing Document during the Track Record Period were conducted in the ordinary course of business on an arm’s length basis and on normal commercial terms and/or on terms not less favorable than terms available from independent third parties, which are considered fair, reasonable and in the interest of the Shareholders of the Company as a whole. Our Directors are of the view that the related party transactions did not cause any distortion of our results of operations or make our historical results not reflective in the Track Record Period.

During the Track Record Period, we provided guarantees to our Controlling Shareholders to secure certain commercial loans, which amounted to RMB270.0 million, nil and nil for the years ended December 31, 2022, 2023 and 2024, respectively. As of the Latest Practicable Date, such guarantees have been released. During the Track Record Period, our Controlling

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

Shareholders provided guarantees in favor of us to secure loans from various commercial banks and financial institutions. As of December 31, 2022, 2023 and 2024, the borrowings guaranteed by our Controlling Shareholders in aggregate amounted to RMB2,770.2 million, RMB3,392.1 million and RMB4,001.1 million, respectively. As of April 30, 2025, our outstanding borrowings guaranteed by our Controlling Shareholders in aggregate amounted to RMB4,440.5 million. We do not intend to discharge such guarantees prior to Listing, and the guarantees will continue to be in effect immediately after the Listing. Please refer to “Connected Transactions” for further details.

COMMITMENTS

Capital Commitments

Our capital commitments during the Track Record Period primarily related to acquisition of fixed assets and intangible assets.

The table below sets forth, as of the dates indicated, our capital commitments.

	As of December 31,
	2022	2023	2024
	RMB’000	RMB’000	RMB’000
Contracted for
Acquisition of fixed assets	271,114	580,096	251,134
Acquisition of intangible assets	532,767	491,345	493,973
	803,881	1,071,441	745,107

Our capital commitments increased from RMB803.9 million as of December 31, 2022 to RMB1,071.4 million as of December 31, 2023, primarily due to an improvement in our business operations and an increase in our payments for costs relating to the construction of our manufacturing facilities for the production of new biosimilar and generic drugs and the construction of our new facility for innovative drugs. Our capital commitments decreased from RMB1,071.4 million as of December 31, 2023 to RMB745.1 million as of December 31, 2024, primarily due to a decrease in our payment obligations for the ongoing construction projects.

CONTINGENT LIABILITIES

As of the Latest Practicable Date, we did not have any material contingent liabilities, guarantees or any litigations or claims of material importance, pending or threatened against any member of our Group.

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FINANCIAL INFORMATION

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into, nor do we expect to enter into, any off-balance sheet arrangements. We also have not entered into any financial guarantees or other relevant commitments. In addition, we have not entered into any derivative contracts that are indexed to our equity interests and classified as owners’ equity. We do not have any variable interest in any uncombined entity that provides financing, liquidity, market risk or credit support to us or engages in leasing or hedging with us.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT FINANCIAL RISK

We are exposed to various types of financial risks in the ordinary course of our business, including interest rate risk, credit risk, liquidity risk and currency risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our interest rate risk arises primarily from bank loans. Bank loans that are at variable rates and at fixed rates expose us to cash flow interest rate risk and fair value interest rate risk respectively.

Credit Risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to our Group. Our credit risk is primarily attributable to trade and bills receivables. We maintain a defined credit policy and the exposures to these credit risks are monitored on an ongoing basis. Our exposure to credit risk arising from cash balances, other receivables and VAT recoverable is limited because the counterparties are banks, financial institutions and tax authorities, for which we consider to have low credit risk. Our management has a credit policy in place and the exposures to these credit risks are monitored on an ongoing basis.

Our exposure to credit risk is influenced mainly by the individual characteristics of each customer rather than the industry or country in which the customers operate and therefore significant concentrations of credit risk primarily arise when we have significant exposure to individual customers.

In respect of trade receivables, individual credit evaluations are performed on all customers requiring credit over a certain amount. These evaluations focus on the customer’s past history of making payments when due and current ability to pay, and take into account information specific to the customer as well as pertaining to the economic environment in which the customer operates. Credit limit is established for each distributor which represents the maximum open amount or credit term without requiring approval from the Directors. We

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

follow up with the customers to settle the due balances and monitors the settlement progress on an ongoing basis. We usually grant a credit term to distributors which is generally due within 0 - 90 days from the date of billing. Normally, we do not obtain collateral from customers.

We measure loss allowances for trade and bills receivables at an amount equal to lifetime expected credit losses, which is calculated using a provision matrix. As our historical credit loss experience does not indicate significantly different loss patterns for different customer segments, the loss allowance based on past due status is not further distinguished between our different customer bases.

For details on our exposure to credit risk and expected credit losses for trade and bills receivables, as well as the movement in the loss allowance account in respect of trade and bills receivables during the Track Record Period, please see Note 30(a) to the Accountants’ Report included in Appendix I to this Listing Document.

Liquidity Risk

The Company and its individual subsidiaries are responsible for their own cash management, including short-term investment of cash surpluses and the raising of loans to cover expected cash demands, subject to approval by the Company’s board when the bank loans exceed certain predetermined levels of authority. Our policy is to regularly monitor its liquidity requirements and its compliance with lending covenants, to ensure that it maintains sufficient reserves of cash, readily realizable marketable securities and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and longer term. For details on the maturity profile of our financial liabilities based on contractual undiscounted cash flows, please see Note 30(b) to the Accountants’ Report included in Appendix I to this Listing Document.

Currency Risk

We are exposed to currency risk primarily through sales and purchase which give rise to receivables and payables that are denominated in a foreign currency, being a currency other than the functional currency of the operations to which the transactions relate. The currencies giving rise to this risk are primarily Hong Kong dollars, Euros and United States dollars.

DIVIDEND POLICY

During the Track Record Period, we did not declare dividends.

Our Board is responsible for submitting proposals in respect of dividend payments, if any, to the Shareholders’ general meeting for approval. Our Board may declare dividends in the future after taking into account our distributable profits, financial condition, cash flow, expected future capital expenditure, return to our Shareholders, capital requirements, finance costs, the external financing environment and any other factors that the Directors may deem

APPENDIX V	LISTING DOCUMENT

FINANCIAL INFORMATION

relevant. Any declaration and payment, as well as the amount of, dividends will be subject to the requirements of our constitutional documents and the PRC Company Law. Under the PRC Company Law and our Articles of Association, dividends are distributed to our Shareholders in proportion to their shareholdings. As of the Latest Practicable Date, we did not have a formal dividend policy or a fixed pay-out ratio for future cash dividends. The payment of dividends may also be limited by legal restrictions and by financing agreements that we may enter into from time to time.

DISTRIBUTABLE RESERVES

The calculation of distributable profits for a company under PRC GAAP differs in a few respects from the calculation under IFRS. As a result, we may not be able to pay any dividends in a given year if we do not have distributable profits as determined under PRC GAAP, even if we have profits for that year as determined under IFRS, or vice versa.

Pursuant to our Articles of Association, following the Listing of our H Shares on the Stock Exchange, the amount of retained earnings available for distribution to our Shareholders shall be the lower of the amount determined in accordance with PRC GAAP and that determined in accordance with IFRS. As of December 31, 2024, we did not have any reserves available for distribution to our Shareholders.

LISTING AND PRIVATIZATION EXPENSES

The estimated total listing and privatization expenses, which are non-recurring in nature, are RMB81.9 million. The expenses consist of (i) fees paid and payable to legal advisors and Reporting Accountants of RMB36.9 million and (ii) other fees and expenses of RMB45.0 million. Among the estimated aggregate amount of our listing and privatization expenses, (i) RMB38.2 million was or is expected to be charged to our consolidated statements of profit or loss, of which RMB3.0 million was recognized as our profit or loss for the year ended December 31, 2023, RMB17.2 million was recognized as our profit or loss for the year ended December 31, 2024 and RMB18.0 million is expected to be recognized as our profit or loss for the year ending December 31, 2025 and (ii) RMB43.7 million is directly attributable to the issuance of new Shares and is expected to be accounted for as a deduction from equity upon the Listing.

ACCUMULATED LOSSES

We recorded accumulated losses as of January 1, 2022 of RMB4,262.6 million as extracted from the Accountants’ Report included in Appendix I to this Listing Document and prepared in accordance with IFRS Accounting Standards. We recorded such accumulated losses primarily because prior to our acquisition of 51.41% of the total share capital of HEC CJ Pharm in November 2021, our operations were predominantly focused on research and development activities for both innovative and generic drug candidates, during which period we incurred significant expenditures related to preclinical studies, clinical trials, regulatory processes, and associated operational costs.

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FINANCIAL INFORMATION

KEY FINANCIAL RATIOS

The table below sets forth, as of the dates or for the years indicated, certain financial ratios.

		Year ended December 31,/ As of December 31,
	Notes	2022	2023	2024
Liquidity ratios
Current ratio (times)	(1)	0.7	1.0	1.0
Quick ratio (times)	(2)	0.6	1.0	0.9
Profitability ratios
Gross profit margin %	(3)	76.6	79.5	76.1
Net profit margin %	(4)	N/A	15.9	0.6
Adjusted net profit margin (non-IFRS measure) %	(5)	N/A	19.2	7.7
Solvency ratio
Gearing ratio %	(6)	N/A	128.2	103.5

Notes:

(1)	Current ratio represents current assets as of a record date divided by current liabilities as of the same record date.

(2)	Quick ratio represents current assets excluding inventories as of a record date divided by current liabilities as of the same record date.

(3)	Gross profit margin represents the revenue for a period minus the cost of sales for such period divided by the revenue for such period.

(4)	Net profit margin represents the profit for a period divided by the revenue for such period. Negative figures are marked as N/A.

(5)	Adjusted net profit margin (non-IFRS measure) represents the adjusted net profit (non-IFRS measure) for a period divided by the revenue for such period. For details of adjusted net profit (non-IFRS measure), please see “— Non-IFRS Measure”. Negative figures are marked as N/A.

(6)	Gearing ratio represents total indebtedness (being bank loans and other borrowings, lease liabilities and interest-bearing borrowings) divided by total equity as of the dates indicated. Negative figures are marked as N/A.

Current Ratio

Our current ratio was 0.7 times and 1.0 times, respectively, as of December 31, 2022 and 2023. The increasing trend of our current ratio during the Track Record Period was mainly because the increase in our current assets outpaced the increase in our current liabilities. Our current ratio remained stable at 1.0 times as of December 31, 2024.

Quick Ratio

Consistent with the changes in our current ratio, our quick ratio was 0.6 times and 1.0 times, respectively, as of December 31, 2022 and 2023. Our quick ratio decreased to 0.9 times as of December 31, 2024 because inventories as a percentage of our current assets increased.

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FINANCIAL INFORMATION

Gross Profit Margin

Please see “— Year-to-Year Comparison of Results of Operations” for a discussion on changes in our gross profit margin during the Track Record Period.

Gearing Ratio

We recorded negative gearing ratio as of December 31, 2022 as we recorded negative total equity as of the same date. Our gearing ratios were 128.2% and 103.5% as of December 31, 2023 and 2024, which were in line with the fluctuations in our bank loans and other borrowings.

NO MATERIAL ADVERSE CHANGE

Please see “Summary — Recent Development — Update on Our Financial Performance for the First Quarter of 2025” for details of our financial performance in the first quarter of 2025.

Our Directors confirm that, up to the date of this Listing Document, save as disclosed in “Summary — Recent Development — Update on Our Financial Performance for the First Quarter of 2025”, there has been no material adverse change in our financial, operational, or trading position or prospects since December 31, 2024, which is the end date of the periods reported on in the Accountants’ Report included in Appendix I to this Listing Document, and there has been no event since December 31, 2024 that would materially affect the information as set out in the Accountants’ Report included in Appendix I to this Listing Document.

FINANCIAL EFFECTS OF THE PRIVATIZATION

As of the Latest Practicable Date, we held approximately 51.4% interest in HEC CJ Pharm, while the remaining 48.6% of outstanding HEC CJ Pharm Shares are held by HEC CJ Pharm Shareholders other than us. As a result, only approximately 51.4% of the profits generated from HEC CJ Pharm is attributable to shareholders of our Company, while the remaining 48.6% of the profits of HEC CJ Pharm is attributable to HEC CJ Pharm Shareholders other than us. Upon the Merger becoming effective, Share Exchange Shareholders will become our Shareholders and HEC CJ Pharm will become our Company’s wholly-owned subsidiary. Subsequently, 100% of profits from HEC CJ Pharm will be attributable to the Shareholders of our Company. Please see “Appendix II — Unaudited Pro Forma Financial Information” of this Listing Document which has been prepared for the purpose of illustrating the financial effects of this Privatization.

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FINANCIAL INFORMATION

DISCLOSURE REQUIRED UNDER THE LISTING RULES

Our Directors have confirmed that as of the Latest Practicable Date, there were no circumstances which, had they been required to comply with Rules 13.13 to 13.19 of the Listing Rules, would have given rise to a disclosure requirement under Rules 13.13 to 13.19 of the Listing Rules.

UNAUDITED PRO FORMA ADJUSTED NET TANGIBLE ASSETS

See Appendix II — “Unaudited Pro Forma Financial Information” for details.

APPENDIX V	LISTING DOCUMENT

FUTURE PLANS AND PROSPECTS

During the Track Record Period, we had built advanced R&D platforms, production facilities that meet international standards and an extensive sales network.

We plan to take the following integration initiatives after completion of the Merger and the Listing, so as to accelerate the integration of our business.

OUR STRATEGIC PLANS

We are committed to becoming a vertically integrated world-class pharmaceutical company under the dual driving forces of innovation and internationalization, supported by our excellent commercialization capabilities. By adhering to the corporate mission of “scientific innovation of new drugs for high-quality of healthy life”, and focusing on research and development, production and commercialization of innovative drugs, modified new drugs, generic drugs and biosimilars, we are dedicated to developing products with breakthrough potential in both domestic and overseas markets. Through this, we intend to achieve structural optimization and business integration. The Merger and the Listing will enable us to reap further synergies from the integration of “research, production and marketing” and enhance our market competitiveness, which will in turn maximize returns for HEC CJ Pharm’s and our shareholders.

Clarify the direction of future development and enhance the ability to give back to shareholders

Prior to the completion of the Merger, the HEC CJ Pharm is still at the stage of continuously exploring further development opportunities. Although it has achieved profitability in recent years, its dividend policy is relatively conservative due to the need to respond to the opportunities and challenges brought about by rapid changes in the market. Upon completion of the Merger, the Enlarged SLP Group will have a clear development direction to become a comprehensive pharmaceutical enterprise integrating research, production and sales. The overall improvement in competitiveness of the Enlarged SLP Group will enhance its ability to give back to shareholders.

Increase capital efficiency and expedite product innovation, continuously upgrading product technology to enhance market dominance

Upon completion of the Merger, we will be able to invest our strong operating cash flow into our research and development activities, thus significantly improving the efficiency of our use of funds and providing sufficient support to our research and development pipeline. With ample funds available, we will continue to invest in the enhancement of our own research and development platform to provide patients with better healthcare solutions and high-quality and affordable pharmaceutical products, with a focus on drugs for fields of indications with huge market potential. Such strong research and development capabilities will also continue to enrich our range of long-term commercialized products in the future, allowing us to build a strong foundation for sustainable business growth and long-term value creation.

APPENDIX V	LISTING DOCUMENT

FUTURE PLANS AND PROSPECTS

Reduce the competition and connected transactions between HEC CJ Pharm and SLP as well as enhance operational efficiency

After completion of the Share Exchange, we will be able to benefit from a more streamlined decision-making process and reduced business decision-making time since restrictions arising from the non-compete agreement between HEC CJ Pharm and SLP will no longer be applicable and transactions between both parties will no longer constitute connected transactions under the Listing Rules. Upon completion of the Merger, we will be able to promptly respond to market changes and various challenges, and flexibly adapt our various drug sales channels to facilitate the dual globalized development of market and technology, creating a Chinese brand that is set to become a world-class pharmaceutical company.

Establish presence in the global capital market and enhance our corporate image

Upon completion of the Listing, we will be able to tap into the international capital market as a listed company. After listing, we can further enhance our business agility through flexible financing. Upon the Merger becoming unconditional and the Listing being completed, we will be listed on the Main Board of the Stock Exchange with a view to becoming a leading listed pharmaceutical company, which will help enhance our image and market presence among our customers, suppliers and other business partners. At the same time, following the completion of the Listing, we can take advantage of our new status as a listed company to widely attract talents through potential and diverse equity incentive schemes, which in turn will also benefit all the Share Exchange Shareholders.

OUR FUTURE DEVELOPMENT AND INTEGRATION INITIATIVES

Facilitate the integration and development of research and development platforms and product pipelines to consistently strengthen competitiveness

We will remain devoted to building an all-round and comprehensive independent research and development system and research and development platform that covers the complete life cycle of drugs, while continuing to invest in the upgrading of our research and development platform and technology, so as to facilitate the continuous commercial development of products such as innovative drugs, modified new drugs, generic drugs and biosimilars, with an aim to continuously enhance our competitive advantage by creating a stable, sustainable and tiered product pipeline.

Enhance our renowned brand image and establish an efficient distribution network

We will continue to promote the presence of our brand in the market. Leveraging the leading market position, brand awareness of Kewei and our rich product pipelines, we will be able to not only enhance our brand image as a leading vertically integrated pharmaceutical company that integrates drug research and development, production and commercialization, as well as continue to foster our brand image as a PRC pharmaceutical company in the overseas market and boost our international reputation through cooperation with overseas partners.

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FUTURE PLANS AND PROSPECTS

To facilitate the commercial development of our product pipelines, we will continue our efforts to develop a more transparent and efficient international distribution network, strengthen the digitalization of our marketing network and data analysis capabilities, enhance the efficiency of our sales process, and optimize our branding and marketing strategies.

Optimize our overall production system and enhance systematic operational efficiency

We will focus on upgrading all aspects of our production system, accelerating the integration of production facilities and capacity planning, strengthening the deployment of production automation and information technology, coordinating supply chain resources and improving procurement and logistics planning. These would further optimize our cost structure and the quality of our product pipelines, reduce costs and help us deliver high-quality pharmaceutical products to our customers, which in turn would enhance our systematic production operational efficiency.

Consolidate structure and reduce governance costs

We will accelerate the integration of our mid-to-back office structure and promote a smart mid-to-back office system that integrates all processes, incorporating finance, research and development, sales, purchasing, inventory, administrative office systems and digital infrastructure. Moreover, we will optimize and adjust the previous arrangement for connected transactions to improve decision-making and capital allocation efficiency, as well as reduce governance costs.

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

The following is the text of a report set out on pages V-I-1 to V-I-91, received from the Company’s reporting accountants, KPMG, Certified Public Accountants, Hong Kong, for the purpose of incorporation in this Listing Document.

ACCOUNTANTS’ REPORT ON HISTORICAL FINANCIAL INFORMATION TO THE DIRECTORS OF SUNSHINE LAKE PHARMA CO., LTD. AND CHINA INTERNATIONAL CAPITAL CORPORATION HONG KONG SECURITIES LIMITED

Introduction

We report on the historical financial information of Sunshine Lake Pharma Co., Ltd. (the “Company”) and its subsidiaries (together, the “Group”) set out on pages V-I-4 to V-I-91, which comprises the consolidated statements of financial position of the Group and the statements of financial position of the Company as of 31 December 2022, 2023 and 2024 and the consolidated statements of profit or loss, the consolidated statements of profit or loss and other comprehensive income, the consolidated statements of changes in equity and the consolidated statements of cash flows, for each of the years ended 31 December 2022, 2023 and 2024 (the “Track Record Period”), and material accounting policy information and other explanatory information (together, the “Historical Financial Information”). The Historical Financial Information set out on pages V-I-4 to V-I-91, forms an integral part of this report, which has been prepared for inclusion in the listing document of the Company dated 30 June 2025 (the “Listing Document”) in connection with the initial listing of H shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited.

Directors’ responsibility for Historical Financial Information

The directors of the Company are responsible for the preparation of the Historical Financial Information that gives a true and fair view in accordance with the basis of preparation and presentation set out in Note 1 to the Historical Financial Information, and for such internal control as the directors of the Company determine is necessary to enable the preparation of the Historical Financial Information that is free from material misstatement, whether due to fraud or error.

Reporting accountants’ responsibility

Our responsibility is to express an opinion on the Historical Financial Information and to report our opinion to you. We conducted our work in accordance with Hong Kong Standard on Investment Circular Reporting Engagements 200 “Accountants’ Reports on Historical Financial Information in Investment Circulars” issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”). This standard requires that we comply with ethical standards and plan and perform our work to obtain reasonable assurance about whether the Historical Financial Information is free from material misstatement.

– V-I-1 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Our work involved performing procedures to obtain evidence about the amounts and disclosures in the Historical Financial Information. The procedures selected depend on the reporting accountants’ judgement, including the assessment of risks of material misstatement of the Historical Financial Information, whether due to fraud or error. In making those risk assessments, the reporting accountants consider internal control relevant to the entity’s preparation of the Historical Financial Information that gives a true and fair view in accordance with the basis of preparation and presentation set out in Note 1 to the Historical Financial Information in order to design procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Our work also included evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the Historical Financial Information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the Historical Financial Information gives, for the purpose of the accountants’ report, a true and fair view of the Company’s and the Group’s financial position as of 31 December 2022, 2023 and 2024 and of the Group’s financial performance and cash flows for the Track Record Period in accordance with the basis of preparation and presentation set out in Note 1 to the Historical Financial Information.

– V-I-2 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Report on matters under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and the Companies (Winding Up and Miscellaneous Provisions) Ordinance

Adjustments

In preparing the Historical Financial Information, no adjustments to the Underlying Financial Statements as defined on page V-I-4 have been made.

Dividends

We refer to Note 29(b) to the Historical Financial Information which states that no dividends have been paid by the Company in respect of the Track Record Period.

Certified Public Accountants
8th Floor, Prince’s Building
10 Chater Road
Central, Hong Kong
30 June 2025

– V-I-3 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

HISTORICAL FINANCIAL INFORMATION

Set out below is the Historical Financial Information which forms an integral part of this accountants’ report.

The consolidated financial statements of the Group for the Track Record Period, on which the Historical Financial Information is based, were audited by KPMG in accordance with Hong Kong Standards on Auditing issued by the HKICPA (the “Underlying Financial Statements”).

– V-I-4 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS
(Expressed in Renminbi)

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Revenue	4	3,813,566	6,385,616	4,018,905
Cost of sales		(891,377)	(1,308,568)	(960,274)
Gross profit		2,922,189	5,077,048	3,058,631
Other (losses)/income	5	(1,294,012)	(422,669)	89,743
Distribution costs		(1,244,177)	(1,577,083)	(1,197,046)
Administrative expenses		(387,872)	(480,720)	(557,116)
Research and development costs		(791,642)	(827,415)	(887,653)
Reversals/(recognition) of impairment loss on trade and other receivables		2,575	(3,079)	(126,011)
(Loss)/profit from operations		(792,939)	1,766,082	380,548
Finance costs	6(a)	(686,884)	(380,591)	(239,787)
Share of (loss)/profit of an associate		–	(29)	293
(Loss)/profit before taxation	6	(1,479,823)	1,385,462	141,054
Income tax	7	63,908	(371,584)	(116,251)
(Loss)/profit for the year		(1,415,915)	1,013,878	24,803
(Loss)/profit for the year attributable to:
Equity shareholders of the Company		(1,209,205)	184,924	(207,434)
Non-controlling interests		(206,710)	828,954	232,237
(Loss)/profit for the year		(1,415,915)	1,013,878	24,803
(Loss)/earnings per share	10
Basic and diluted (in RMB)		(3.29)	0.44	(0.47)

The accompanying notes form part of the Historical Financial Information.

– V-I-5 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

(Expressed in Renminbi)

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

(Loss)/profit for the year	(1,415,915)	1,013,878	24,803
Other comprehensive income for the year (after tax)
Item that may be reclassified subsequently to profit or loss:
Exchange differences on translation of financial statements of overseas subsidiaries	1,018	(1,772)	833
	1,018	(1,772)	833
Total comprehensive income for the year	(1,414,897)	1,012,106	25,636
Total comprehensive income for the year attributable to:
Equity shareholders of the Company	(1,208,323)	183,324	(206,685)
Non-controlling interests	(206,574)	828,782	232,321
Total comprehensive income for the year	(1,414,897)	1,012,106	25,636

The accompanying notes form part of the Historical Financial Information.

– V-I-6 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Expressed in Renminbi)

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Non-current assets
Fixed assets	11
– Property, plant and equipment		3,528,052	3,732,000	3,896,563
– Right-of-use assets
– Ownership interests in leasehold land held for own use		360,362	351,444	342,526
– Other properties leased for own use		114,095	96,092	151,901
		4,002,509	4,179,536	4,390,990
Intangible assets	12	1,914,857	1,605,045	1,573,456
Goodwill	13	–	–	–
Financial assets measured at fair value through profit or loss (“FVPL”)	15	–	19,587	17,066
Deferred tax assets	28(b)	301,634	298,078	283,490
Interests in an associate		–	12,571	25,464
Prepayments	16	319,335	130,806	662,288
		6,538,335	6,245,623	6,952,754
Current assets
Inventories	17	366,473	528,980	737,821
Prepayments	16	137,972	358,864	426,380
Trade and other receivables	18	2,274,423	2,018,488	1,894,293
Financial assets measured at FVPL	15	290,000	18,686	3,839
Restricted cash	19(a)	110,270	1,567,300	435,617
Cash and cash equivalents	19(a)	971,510	1,920,158	1,480,810
		4,150,648	6,412,476	4,978,760
Current liabilities
Contract liabilities	20	84,528	117,375	155,019
Trade and other payables	21	4,917,390	2,594,007	2,421,629
Bank loans and other borrowings	22	1,007,145	3,289,197	2,196,225
Lease liabilities	23	33,611	31,703	41,147
Interest-bearing borrowings	24	2,906,963	–	–
Current taxation	28(a)	8,672	146,209	231
		8,958,309	6,178,491	4,814,251
Net current (liabilities)/assets		(4,807,661)	233,985	164,509
Total assets less current liabilities		1,730,674	6,479,608	7,117,263

– V-I-7 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Non-current liabilities
Bank loans and other borrowings	22	2,250,029	1,961,313	2,287,068
Deferred income	26	271,891	274,398	262,954
Lease liabilities	23	82,689	68,578	99,741
		2,604,609	2,304,289	2,649,763
Net (liabilities)/assets		(873,935)	4,175,319	4,467,500
Capital and reserves	29
Paid-in capital/share capital		279,627	463,943	463,943
Reserves		(3,968,311)	(136,022)	(119,794)
(Net deficit)/total equity attributable to equity shareholders of the Company		(3,688,684)	327,921	344,149
Non-controlling interests	14	2,814,749	3,847,398	4,123,351
(Net deficit)/total equity		(873,935)	4,175,319	4,467,500

The accompanying notes form part of the Historical Financial Information.

– V-I-8 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

STATEMENTS OF FINANCIAL POSITION OF THE COMPANY
(Expressed in Renminbi)

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Non-current assets
Fixed assets	11
– Property, plant and equipment		318,004	284,142	237,477
– Right-of-use assets
– Ownership interests in leasehold land held for own use		11,210	10,887	10,565
– Other properties leased for own use		108,306	92,065	154,015
		437,520	387,094	402,057
Intangible assets	12	146,190	254,936	469,158
Investments in subsidiaries	14	3,415,282	3,415,282	3,415,820
Prepayments	16	562,486	14,912	11,980
		4,561,478	4,072,224	4,299,015
Current assets
Inventories	17	27,011	114,360	84,950
Prepayments	16	71,250	77,916	119,099
Trade and other receivables	18	2,077,904	1,068,024	921,375
Restricted cash	19	33,489	–	40,004
Cash and cash equivalents	19	40,710	219,506	63,518
		2,250,364	1,479,806	1,228,946
Current liabilities
Contract liabilities	20	1,177,941	798,226	993,144
Trade and other payables	21	3,238,884	1,180,895	1,607,830
Bank loans and other borrowings	22	783,802	969,679	854,614
Lease liabilities	23	29,365	30,032	37,333
		5,229,992	2,978,832	3,492,921
Net current liabilities		(2,979,628)	(1,499,026)	(2,263,975)
Total assets less current liabilities		1,581,850	2,573,198	2,035,040

– V-I-9 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Non-current liabilities
Bank loans and other borrowings	22	1,558,500	1,673,027	1,397,832
Deferred income	26	76,207	79,058	71,193
Lease liabilities	23	81,056	66,340	105,525
		1,715,763	1,818,425	1,574,550
Net (liabilities)/assets		(133,913)	754,773	460,490
Capital and reserves
Paid-in capital/share capital	29(c)	279,627	463,943	463,943
Reserves	29(d)	(413,540)	290,830	(3,453)
(Net deficit)/total equity		(133,913)	754,773	460,490

The accompanying notes form part of the Historical Financial Information.

– V-I-10 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Expressed in Renminbi)

		Attributable to equity shareholders of the Company
	Note	Paid-in capital	Capital reserve	Merger reserve	Treasury stock	Exchange reserve	Statutory reserve	Accumulated losses	Total	Non- controlling interests	Total equity
		RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		Note 29(c)	Note 29(d)(i)		Note 29(e)	Note 29(d)(iv)	Note 29(d)(iii)

Balance at 1 January 2022		279,158	(728,249)	(3,722,790)	(1,882,868)	5,506	168,983	(4,262,613)	(10,142,873)	3,021,453	(7,121,420)
Changes in equity for 2022:
Loss and total comprehensive income for the year		–	–	–	–	–	–	(1,209,205)	(1,209,205)	(206,710)	(1,415,915)
Exchange differences on translation of financial statements of overseas subsidiaries		–	–	–	–	1,018	–	–	1,018	–	1,018
Total comprehensive income for the year		–	–	–	–	1,018	–	(1,209,205)	(1,208,187)	(206,710)	(1,414,897)
Capital contribution from shareholders		469	37,531	–	–	–	–	–	38,000	–	38,000
Recognition of financial instruments with preferential rights issued to investors	25	–	(37,531)	–	(469)	–	–	–	(38,000)	–	(38,000)
Disposal of a subsidiary		–	–	–	–	–	–	–	–	6	6
Derecognition of financial instruments with preferential rights issued to investors	25	–	7,564,226	–	98,150	–	–	–	7,662,376	–	7,662,376
Balance at 31 December 2022		279,627	6,835,977	(3,722,790)	(1,785,187)	6,524	168,983	(5,471,818)	(3,688,684)	2,814,749	(873,935)

– V-I-11 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

		Attributable to equity shareholders of the Company
	Note	Paid-in capital/share capital	Capital reserve	Merger reserve	Treasury stock	Share-based payment reserve	Exchange reserve	Statutory reserve	Accumulated losses	Total	Non- controlling interests	Total equity
		RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		Note 29(c)	Note 29(d)(i)		Note 29(e)	Note 29(d)(ii)	Note 29(d)(iv)	Note 29(d)(iii)

Balance at 1 January 2023		279,627	6,835,977	(3,722,790)	(1,785,187)	–	6,524	168,983	(5,471,818)	(3,688,684)	2,814,749	(873,935)
Changes in equity for 2023:
Profit and total comprehensive income for the year		–	–	–	–	–	–	–	184,924	184,924	828,954	1,013,878
Exchange differences on translation of financial statements of overseas subsidiaries		–	–	–	–	–	(1,772)	–	–	(1,772)	–	(1,772)
Total comprehensive income for the year		–	–	–	–	–	(1,772)	–	184,924	183,152	828,954	1,012,106
Capital contribution from shareholders		10,550	1,605,507	–	–	–	–	–	–	1,616,057	–	1,616,057
Deemed contribution from a shareholder	29(e)	–	318,107	–	1,770,384	–	–	–	–	2,088,491	223,829	2,312,320
Conversion into a joint stock limited liability company	29(c)(i)	159,823	(5,144,525)	–	(8,153)	–	–	–	4,992,855	–	–	–
Issuance of new shares	29(c)(ii)	13,943	–	–	–	–	–	–	–	13,943	–	13,943
Equity-settled share-based payment	27	–	–	–	–	108,346	–	–	–	108,346	21,932	130,278
Appropriation of statutory reserve		–	–	–	–	–	–	57,215	(57,215)	–	–	–
Acquisition of non-controlling interests	14(c)	–	6,616	–	–	–	–	–	–	6,616	(42,066)	(35,450)
Balance at 31 December 2023		463,943	3,621,682	(3,722,790)	(22,956)	108,346	4,752	226,198	(351,254)	327,921	3,847,398	4,175,319

– V-I-12 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

		Attributable to equity shareholders of the Company
	Note	Paid-in capital/share capital	Capital reserve	Merger reserve	Treasury stock	Share-based payment reserve	Exchange reserve	Statutory reserve	Accumulated losses	Total	Non- controlling interests	Total equity
		RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		Note 29(c)	Note 29(d)(i)		Note 29(e)	Note 29(d)(ii)	Note 29(d)(iv)	Note 29(d)(iii)

Balance at 1 January 2024		463,943	3,621,682	(3,722,790)	(22,956)	108,346	4,752	226,198	(351,254)	327,921	3,847,398	4,175,319
Changes in equity for 2024:
Profit and total comprehensive income for the year		–	–	–	–	–	–	–	(207,434)	(207,434)	232,237	24,803
Exchange differences on translation of financial statements of overseas subsidiaries		–	–	–	–	–	833	–	–	833	–	833
Total comprehensive income for the year		–	–	–	–	–	833	–	(207,434)	(206,601)	232,237	25,636
Equity-settled share-based payment	27	–	–	–	–	222,829	–	–	–	222,829	43,716	266,545
Balance at 31 December 2024		463,943	3,621,682	(3,722,790)	(22,956)	331,175	5,585	226,198	(558,688)	344,149	4,123,351	4,467,500

The accompanying notes form part of the Historical Financial Information.

– V-I-13 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Renminbi)

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Operating activities
Cash generated from operations	19 (b)	1,417,574	1,548,597	748,173
Corporate Income Tax (“CIT”) paid	28 (a)	(256,608)	(230,491)	(247,641)
Net cash generated from operating activities		1,160,966	1,318,106	500,532
Investing activities
Interest received		8,027	41,137	72,792
Payments for purchase of property, plant and equipment		(563,001)	(332,423)	(1,061,906)
Payments for development costs		(237,040)	(162,319)	(163,299)
Payments for purchase of intangible assets		(217,196)	(40,480)	–
Decrease/(increase) in restricted cash		181,501	(1,457,030)	1,131,683
Payments for investments in financial assets measured at FVPL		(290,000)	(1,300,000)	(2,761,573)
Proceeds from disposal of financial assets measured at FVPL		–	1,594,645	2,763,105
Payments for purchase of listed equity securities		–	(15,200)	–
Payment for investment in an associate		–	(12,600)	(12,600)
Dividends received from listed equity securities		–	247	309
Proceeds received from disposal of property, plant and equipment		8,110	1,031	61,283
Net cash (used) in/generated from investing activities		(1,109,599)	(1,682,992)	29,794

– V-I-14 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Financing activities
Proceeds from bank loans	19 (c)	1,897,029	2,682,215	3,100,917
Proceeds from borrowings under sale and leaseback transactions	19 (c)	159,239	691,914	379,556
Repayments of bank loans	19 (c)	(1,499,069)	(1,123,929)	(3,792,158)
Payments for capital element of obligations arising from sale and leaseback transactions	19 (c)	(63,305)	(256,699)	(478,177)
Repurchase of convertible bonds	19 (c)	(971,386)	(3,047,989)	–
Interest paid	19 (c)	(311,471)	(257,897)	(105,172)
Other borrowing costs paid		(38,560)	(3,854)	(13,907)
Net advance from/(repayment to) related parties	19 (c)	2,369,734	(1,225,814)	–
Payment for acquisition of a subsidiary under common control		(1,841,563)	–	–
Deposits paid for sale and leaseback transactions		(7,500)	(9,000)	(375)
Proceeds from capital contribution from shareholders		38,000	1,630,000	–
Deemed contribution from a shareholder		–	2,312,320	–
Payment for acquisition of non-controlling interests		–	(35,450)	–
Capital element of lease rentals paid	19 (c)	(36,806)	(35,452)	(35,829)
Interest element of lease rentals paid	19 (c)	(7,917)	(6,074)	(6,508)
Listing expenses paid		–	–	(19,013)

Net cash (used in)/generated from financing activities		(313,575)	1,314,291	(970,666)

Net (decrease)/increase in cash and cash equivalents		(262,208)	949,405	(440,340)
Cash and cash equivalents at 1 January		1,232,268	971,510	1,920,158
Effect of foreign exchange rate changes		1,450	(757)	992
Cash and cash equivalents at 31 December	19 (a)	971,510	1,920,158	1,480,810

The accompanying notes form part of the Historical Financial Information.

– V-I-15 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

NOTES TO THE HISTORICAL FINANCIAL INFORMATION
(Expressed in Renminbi unless otherwise indicated)

1	BASIS OF PREPARATION AND PRESENTATION OF THE HISTORICAL FINANCIAL INFORMATION

Sunshine Lake Pharma Co., Ltd. (廣東東陽光藥業股份有限公司, “the Company”), formerly known as Sunshine Lake Pharma Ltd. (廣東東陽光藥業有限公司), was established as a limited liability company in Dongguan City, Guangdong Province, the People’s Republic of China (the “PRC”) on 29 December 2003.

On 19 June 2023, the Company was converted into a joint stock limited liability company and with a registered capital of RMB450,000,000 in preparation for the listing of the Company’s H shares on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”). Upon completion of this conversion, the Company changed its name to Sunshine Lake Pharma Co., Ltd..

The Company and its subsidiaries (together, the “Group”) are principally engaged in the research and development, manufacturing and sales of pharmaceuticals. As of the date of this report, the Company has direct or indirect interests in the subsidiaries, principal of which are set out in Note 14.

All companies comprising the Group have adopted 31 December as their financial year end date.

The Historical Financial Information has been prepared in accordance with all applicable IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”). Further details of the material accounting policy information adopted are set out in Note 2.

The IASB has issued a number of new and revised IFRS Accounting Standards. For the purpose of preparing this Historical Financial Information, the Group has adopted all applicable new and revised IFRS Accounting Standards to the Track Record Period, except for any new standards or interpretations that are not yet effective for the accounting year beginning on 1 January 2024. The revised and new accounting standards and interpretations issued but not yet effective for the accounting year beginning 1 January 2024 are set out in Note 35.

The Historical Financial Information also complies with the applicable disclosure provisions of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

The Historical Financial Information is presented in Renminbi (“RMB”), rounded to the nearest thousand, unless otherwise indicated except per share data.

2	MATERIAL ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in the Historical Financial Information.

(a)	Basis of measurement

The measurement basis used in the preparation of the Historical Financial Information is the historical cost basis except that the financial assets and derivative financial instruments are stated at fair value as explained in Note 2(q).

(b)	Use of estimates and judgements

The preparation of Historical Financial Information in conformity with IFRS Accounting Standards requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

– V-I-16 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of IFRS Accounting Standards that have significant effect on the Historical Financial Information and major sources of estimation uncertainty are discussed in Note 3.

(c)	Subsidiaries and non-controlling interests

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. When assessing whether the Group has power, only substantive rights (held by the Group and other parties) are considered.

An investment in a subsidiary is consolidated into the Historical Financial Information from the date that control commences until the date that control ceases. Intra-group balances, transactions and cash flows and any unrealised profits arising from intra-group transactions are eliminated in full in preparing the Historical Financial Information. Unrealised losses resulting from intra-group transactions are eliminated in the same way as unrealised gains but only to the extent that there is no evidence of impairment.

Non-controlling interests represent the equity in a subsidiary not attributable directly or indirectly to the Company, and in respect of which the Group has not agreed any additional terms with the holders of those interests which would result in the Group as a whole having a contractual obligation in respect of those interests that meets the definition of a financial liability. For each business combination, the Group can elect to measure any non-controlling interests either at fair value or at the non-controlling interests’ proportionate share of the subsidiary’s net identifiable assets.

Non-controlling interests are presented in the consolidated statement of financial position within equity, separately from equity attributable to the equity shareholders of the Company. Non-controlling interests in the results of the Group are presented on the face of the consolidated statements of profit or loss and other comprehensive income as an allocation of the total profit or loss and total comprehensive income for the year between non-controlling interests and the equity shareholders of the Company.

Changes in the Group’s interests in a subsidiary that do not result in a loss of control are accounted for as equity transactions, whereby adjustments are made to the amounts of controlling and non-controlling interests within consolidated equity to reflect the change in relative interests, but no adjustments are made to goodwill and no gain or loss is recognised.

When the Group loses control of a subsidiary, it is accounted for as a disposal of the entire interest in that subsidiary, with a resulting gain or loss being recognised in profit or loss. Any interest retained in that former subsidiary at the date when control is lost is recognised at fair value and this amount is regarded as the fair value on initial recognition of a financial asset or, when appropriate, the cost on initial recognition of an investment in an associate or joint venture.

In the Company’s statements of financial position, an investment in a subsidiary is stated at cost less impairment losses (see Note 2(j)(ii)) unless the investment is classified as held to sale (or included in a disposal group that is classified as held for sale).

(d)	Associates

An associate is an entity in which the Group or the Company has significant influence, but not control or joint control, over the financial and operating policies.

An interest in an associate is accounted for using the equity method. They are initially recognised at cost, which includes transaction costs. Subsequently, the Historical Financial Information include the Group’s share of the profit or loss and other comprehensive income of those investees, until the date on which significant influence ceases.

– V-I-17 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

When the Group’s share of losses exceeds its interest in the associate, the Group’s interest is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the investee. For this purpose, the Group’s interest is the carrying amount of the investment under the equity method, together with any other long-term interests that in substance form part of the Group’s net investment in the associate, after applying the ECL model to such other long-term interests where applicable (see Note 2(j)(i)).

Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent there is no evidence of impairment.

In the Company’s statement of financial position, an investment in an associate is stated at cost less impairment losses (see Note 2(j)(ii)).

(e)	Goodwill

Goodwill represents the excess of

(i)	the aggregate of the fair value of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the Group’s previously held equity interest in the acquiree; over

(ii)	the net fair value of the acquiree’s identifiable assets and liabilities measured as of the acquisition date.

When (ii) is greater than (i), then this excess is recognised immediately in profit or loss as a gain on a bargain purchase.

Goodwill is stated at cost less accumulated impairment losses. Goodwill arising on a business combination is allocated to each cash-generating unit, or groups of cash generating units, that is expected to benefit from the synergies of the combination and is tested annually for impairment (see Note 2(j)(ii)).

On disposal of a cash generating unit during the year, any attributable amount of purchased goodwill is included in the calculation of the profit or loss on disposal.

(f)	Other investments in equity securities

The Group’s policies for investments in equity securities, other than investments in subsidiaries, associates and joint ventures, are set out below.

Investments in equity securities are recognised/derecognised on the date the Group commits to purchase/sell the investment. The investments are initially stated at fair value plus directly attributable transaction costs, except for those investments measured at fair value through profit or loss (FVPL) for which transaction costs are recognised directly in profit or loss. For an explanation of how the Group determines fair value of financial instruments, see Note 25.

An investment in equity securities is classified as FVPL unless the equity investment is not held for trading purposes and on initial recognition of the investment the Group makes an irrevocable election to designate the investment at fair value through other comprehensive income (FVOCI) (non-recycling) such that subsequent changes in fair value are recognised in other comprehensive income. Such elections are made on an instrument-by-instrument basis, but may only be made if the investment meets the definition of equity from the issuer’s perspective. Where such an election is made, the amount accumulated in other comprehensive income remains in the fair value reserve (non-recycling) until the investment is disposed of. At the time of disposal, the amount accumulated in the fair value reserve (non-recycling) is transferred to retained earnings. It is not recycled through profit or loss. Dividends from an investment in equity securities, irrespective of whether classified as of FVPL or FVOCI, are recognised in profit or loss as other income.

– V-I-18 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(g)	Property, plant and equipment

The following items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses (see Note 2(j)(ii)):

–	Plant and buildings held for own use which are situated on leasehold land (see Note 2(i)); and

–	Other items of property, plant and equipment.

The cost of self-constructed items of property, plant and equipment includes the cost of materials, direct labour and the initial estimate, where relevant, of the costs of dismantling and removing the items and restoring the site on which they are located, and an appropriate proportion of production overheads and borrowing costs (see Note 2(x)).

Construction in progress is transferred to respective items under property, plant and equipment when it is ready for its intended use. No depreciation is provided against construction in progress.

Items may be produced while bringing an item of property, plant and equipment to the location and condition necessary for it to be capable of operating in the manner intended by management. The proceeds from selling any such items and the related costs are recognised in profit or loss.

Gains or losses arising from the retirement or disposal of an item of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognised in profit or loss on the date of retirement or disposal.

Depreciation is calculated to write-off the cost of items of property, plant and equipment, less their estimated residual value, if any, using the straight-line method over their estimated useful lives as follows:

–	Plant and buildings situated on leasehold land are depreciated over the shorter of the unexpired term of lease and their estimated useful lives, being no more than 50 years after the date of completion

– Machinery	5 – 15 years
– Motor vehicles	5 – 10 years
– Office equipment and others	5 – 15 years

Where parts of an item of property, plant and equipment have different useful lives, the cost of the item is allocated on a reasonable basis between the parts and each part is depreciated separately. Both the useful life of an asset and its residual value, if any, are reviewed annually.

(h)	Intangible assets (other than goodwill) and research and development expenses

Expenditure on research activities is recognised as an expense in the period in which it is incurred. Expenditure on development activities is capitalised if the product or process is technically and commercially feasible and the Group has sufficient resources and the intention to complete development. The expenditure capitalised includes the costs of materials, direct labour, and an appropriate proportion of overheads. Other development expenditure is recognised as an expense in the period in which it is incurred.

Development cost under intangible assets is transferred to respective items under intangible assets when it is ready for its intended use. No amortisation is provided against development cost.

Other intangible assets that are acquired by the Group are stated at cost less accumulated amortisation (where the estimated useful life is finite) and impairment losses (see Note 2(j)(ii)). Expenditure on internally generated goodwill and brands is recognised as an expense in the period in which it is incurred.

Amortisation of intangible assets with finite useful lives is charged to profit or loss on a straight-line basis over the assets’ estimated useful lives. The following intangible assets with finite useful lives are amortised from the date they are available for use and their estimated useful lives are as follows:

– Patents	10 – 13 years
– Generic drug intellectual property rights	10 years

Both the period and method of amortisation are reviewed annually.

– V-I-19 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Intangible assets are not amortised while their useful lives are assessed to be indefinite. Any conclusion that the useful life of an intangible asset is indefinite is reviewed annually to determine whether events and circumstances continue to support the indefinite useful life assessment for that asset. If they do not, the change in the useful life assessment from indefinite to finite is accounted for prospectively from the date of change and in accordance with the policy for amortisation of intangible assets with finite lives as set out above.

(i)	Lease assets

At inception of a contract, the Group assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control is conveyed where the customer has both the right to direct the use of the identified asset and to obtain substantially all of the economic benefits from that use.

As a lessee

Where the contract contains lease component(s) and non-lease component(s), the Group has elected not to separate non-lease components and accounts for each lease component and any associated non-lease components as a single lease component for all leases.

At the lease commencement date, the Group recognises a right-of-use asset and a lease liability, except for short-term leases that have a lease term of 12 months or less and leases of low-value assets. When the Group enters into a lease in respect of a low-value asset, the Group decides whether to capitalise the lease on a lease-by-lease basis. The lease payments associated with those leases which are not capitalised are recognised as an expense on a systematic basis over the lease term.

Where the lease is capitalised, the lease liability is initially recognised at the present value of the lease payments payable over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, using a relevant incremental borrowing rate. After initial recognition, the lease liability is measured at amortised cost and interest expense is calculated using the effective interest method. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability and hence are charged to profit or loss in the accounting period in which they are incurred.

The right-of-use asset recognised when a lease is capitalised is initially measured at cost, which comprises the initial amount of the lease liability plus any lease payments made at or before the commencement date, and any initial direct costs incurred. Where applicable, the cost of the right-of-use assets also includes an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, discounted to their present value, less any lease incentives received. The right-of-use asset is subsequently stated at cost less accumulated depreciation and impairment losses (see Note 2(j)(ii)). The right-of-use asset is depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term.

The initial fair value of refundable rental deposits is accounted for separately from the right-of-use assets in accordance with the accounting policy applicable to investments in debt securities carried at amortised cost. Any difference between the initial fair value and the nominal value of the deposits is accounted for as additional lease payments made and is included in the cost of right-of-use assets.

The lease liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, or there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or there is a change arising from the reassessment of whether the Group will be reasonably certain to exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The lease liability is also remeasured when there is a change in the scope of a lease or the consideration for a lease that is not originally provided for in the lease contract (“lease modification”) that is not accounted for as a separate lease. In this case the lease liability is remeasured based on the revised lease payments and lease term using a revised discount rate at the effective date of the modification. The only exceptions are rent concessions that occurred as a direct consequence of the COVID-19 pandemic and met the conditions set out in paragraph 46B of IFRS 16, Leases. In such cases, the Group has taken advantage of the practical expedient not to assess whether the rent concessions are lease modifications, and recognised the change in consideration as negative variable lease payments in profit or loss in the period in which the event or condition that triggers the rent concessions occurred.

– V-I-20 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

In the consolidated statement of financial position, the current portion of long-term lease liabilities is determined as the present value of contractual payments that are due to be settled within twelve months after the reporting period.

For sale and leaseback transactions, the Group considers whether the initial transfer of the underlying asset to the buyer-lessor is a sale. The Group applies IFRS 15 to determine whether a sale has taken place.

When the transfer to buyer-lessor is a sale, the Group derecognises the underlying asset and applies the lessee accounting model to the leaseback — the Group measures the right-of-use asset at the retained portion of the previous carrying amount (i.e. at cost), and recognises only the amount of any gain or loss related to the rights transferred to the lessor.

When the transfer to buyer-lessor is not a sale, the Group continues to recognise the underlying asset, and recognises a financial liability for any amount received from the buyer-lessor.

(j)	Credit losses and impairment of assets

(i)	Credit losses from financial instruments

The Group recognises a loss allowance for expected credit losses (ECLs) on the financial assets measured at amortised cost (including cash and cash equivalents, trade and other receivables).

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all expected cash shortfalls (i.e. the difference between the cash flows due to the Group in accordance with the contract and the cash flows that the Group expects to receive).

The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.

In measuring ECLs, the Group takes into account reasonable and supportable information that is available without undue cost or effort. This includes information about past events, current conditions and forecasts of future economic conditions.

ECLs are measured on either of the following bases:

–	12-month ECLs: these are losses that are expected to result from possible default events within the 12 months after the reporting date; and

–	lifetime ECLs: these are losses that are expected to result from all possible default events over the expected lives of the items to which the ECL model applies.

Loss allowances for trade and other receivables are always measured at an amount equal to lifetime ECLs. ECLs on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, current market conditions and forward-looking information. According to the past experience of the Group, the loss patterns for different customers are not significantly different. Therefore, the receivables are not segmented when calculating the loss allowance.

For all other financial instruments, the Group recognises a loss allowance equal to 12-month ECLs unless there has been a significant increase in credit risk of the financial instrument since initial recognition, in which case the loss allowance is measured at an amount equal to lifetime ECLs.

Significant increases in credit risk

In assessing whether the credit risk of a financial instrument has increased significantly since initial recognition, the Group compares the risk of default occurring on the financial instrument assessed at the reporting date with that assessed at the date of initial recognition. In making this reassessment, the Group considers that a default event occurs when (i) the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realising security (if any is held); or (ii) the financial asset is 90 days past due. The Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.

– V-I-21 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

In particular, the following information is taken into account when assessing whether credit risk has increased significantly since initial recognition:

–	failure to make payments of principal or interest on their contractually due dates;

–	an actual or expected significant deterioration in a financial instrument’s external or internal credit rating (if available);

–	an actual or expected significant deterioration in the operating results of the debtor; and

–	existing or forecast changes in the technological, market, economic or legal environment that have a significant adverse effect on the debtor’s ability to meet its obligation to the Group.

Depending on the nature of the financial instruments, the assessment of a significant increase in credit risk is performed on either an individual basis or a collective basis. When the assessment is performed on a collective basis, the financial instruments are grouped based on shared credit risk characteristics, such as past due status and credit risk ratings.

ECLs are remeasured at each reporting date to reflect changes in the financial instrument’s credit risk since initial recognition. Any change in the ECL amount is recognised as an impairment gain or loss in profit or loss. The Group recognises an impairment gain or loss for all financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account, except for investments in debt securities that are measured at FVOCI (recycling), for which the loss allowance is recognised in other comprehensive income and accumulated in the fair value reserve (recycling).

Basis of calculation of interest income

Interest income recognised in accordance with Note 2(w)(ii) is calculated based on the gross carrying amount of the financial asset unless the financial asset is credit-impaired, in which case interest income is calculated based on the amortised cost (i.e. the gross carrying amount less loss allowance) of the financial asset.

At each reporting date, the Group assesses whether a financial asset is credit-impaired. A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable events:

–	significant financial difficulties of the debtor;

–	a breach of contract, such as a default or delinquency in interest or principal payments;

–	it becoming probable that the borrower will enter into bankruptcy or other financial reorganisation; or

–	significant changes in the technological, market, economic or legal environment that have an adverse effect on the debtor.

Write-off policy

The gross carrying amount of a financial asset is written-off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the asset becomes 365 days past due or when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off.

Subsequent recoveries of an asset that was previously written-off are recognised as a reversal of impairment in profit or loss in the period in which the recovery occurs.

– V-I-22 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(ii)	Impairment of other non-current assets

Internal and external sources of information are reviewed at the end of each reporting period to identify indications that the following assets may be impaired or, except in the case of goodwill, an impairment loss previously recognised no longer exists or may have decreased:

–	Property, plant and equipment;

–	Right-of-use assets;

–	Intangible assets;

–	Interests in an associate;

–	Goodwill;

–	Prepayments; and

–	Investments in subsidiaries in the Company’s statement of financial position.

If any such indication exists, the asset’s recoverable amount is estimated. In addition, for goodwill and intangible assets that are not yet available for use, the recoverable amount is estimated annually whether or not there is any indication of impairment.

–	Calculation of recoverable amount

The recoverable amount of an asset is the greater of its fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit). A portion of the carrying amount of a corporate asset (for example, head office building) is allocated to an individual cash-generating unit if the allocation can be done on a reasonable and consistent basis, or to the smallest group of cash-generating units if otherwise.

–	Recognition of impairment losses

An impairment loss is recognised in profit or loss if the carrying amount of an asset, or the cash-generating unit to which it belongs, exceeds its recoverable amount. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit (or group of units) and then, to reduce the carrying amount of the other assets in the unit (or group of units) on a pro rata basis, except that the carrying value of an asset will not be reduced below its individual fair value less costs of disposal (if measurable) or value in use (if measurable).

–	Reversals of impairment losses

In respect of assets other than goodwill, an impairment loss is reversed if there has been a favorable change in the estimates used to determine the recoverable amount. An impairment loss in respect of goodwill is not reversed.

A reversal of an impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognised in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognised.

(k)	Inventories

Inventories are assets which are held for sale in the ordinary course of business, in the process of production for such sale or in the form of materials or supplies to be consumed in the production process or in the rendering of services.

Inventories are carried at the lower of cost and net realisable value.

– V-I-23 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Cost is calculated using the weighted average cost formula and comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

When inventories are sold, the carrying amount of those inventories is recognised as an expense in the period in which the related revenue is recognised.

The amount of any write-down of inventories to net realisable value and all losses of inventories are recognised as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognised as a reduction in the amount of inventories recognised as an expense in the period in which the reversal occurs.

A right to recover returned goods is recognised for the right to recover products from customers sold with a right of return. It is measured in accordance with the policy set out in Note 2(w)(i).

(l)	Contract liabilities

A contract liability is recognised when the customer pays consideration before the Group recognises the related revenue (see Note 2(w)). A contract liability would also be recognised if the Group has an unconditional right to receive consideration before the Group recognises the related revenue. In such cases, a corresponding receivable would also be recognised (see Note 2(m)).

(m)	Trade and other receivables

A receivable is recognised when the Group has an unconditional right to receive consideration. A right to receive consideration is unconditional if only the passage of time is required before payment of that consideration is due.

Trade receivables that do not contain a significant financing component are initially measured at their transaction price. Trade receivables that contain a significant financing component and other receivables are initially measured at fair value plus transaction costs. All receivables are subsequently stated at amortised cost using the effective interest method and including allowance for credit losses (see Note 2(j)(i)).

(n)	Shares issued

Shares issued are classified as equity if they bear discretionary dividends, do not contain any obligations to deliver cash or other financial assets and do not require settlement in a variable number of the Group’s equity instruments. Discretionary dividends on such shares issued are recognised as distributions within equity.

A financial liability is recognised if the Group has the obligation to redeem any equity instruments issued on a specific date or at the option of the shareholders (including the options that are only exercisable in case of occurrence of certain contingent triggering events). The liability is recognised and measured at the present value of the exercise price.

(o)	Interest-bearing borrowings

Interest-bearing borrowings are measured initially at fair value less transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost unless the effect of discounting would be immaterial, in which case they are stated at invoice amounts.

(p)	Convertible bonds

Convertible bonds that can be converted into ordinary shares at the option of the holder, where a fixed number of shares are issued for a fixed amount of cash or other financial assets, are accounted for as compound financial instruments, i.e. they contain both a liability component and an equity component.

– V-I-24 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

At initial recognition the derivative component of the convertible bonds is measured at fair value and presented as part of derivative financial instruments. Any excess of proceeds over the amount initially recognised as the derivative component is recognised as the host liability component. Transaction costs that relate to the issue of the convertible note are allocated to the host liability and derivative components in proportion to the allocation of proceeds. The portion of the transaction costs relating to the host liability component is recognised initially as part of the liability. The portion relating to the derivative component is recognised immediately in profit or loss.

The derivative component is subsequently remeasured at fair value. The host liability component is subsequently carried at amortised cost. Interest expense recognised in profit or loss on the host liability component is calculated using the effective interest method.

If the bonds are converted, the shares issued are measured at fair value and any difference between the fair value of shares issued and the carrying amounts of the derivative and liability components are recognised in profit or loss. If the bonds are redeemed, any difference between the amount paid and the carrying amounts of both components is recognised in profit or loss.

(q)	Derivative financial instruments

Derivative financial instruments are recognised at fair value. At the end of each reporting period the fair value is remeasured. The gain or loss on remeasurement to fair value is recognised immediately in profit or loss.

(r)	Trade and other payables

Trade and other payables are initially recognised at fair value. Subsequent to initial recognition, trade and other payables are stated at amortised cost unless the effect of discounting would be immaterial, in which case they are stated at invoice amounts.

(s)	Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition. Cash and cash equivalents are assessed for expected credit losses (ECL) in accordance with the policy set out in the Note 2(j)(i).

(t)	Employee benefits

(i)	Short-term employee benefits and contributions to defined contribution retirement plans

Salaries, annual bonuses, paid annual leave, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values.

Annual contributions to retirement benefit schemes operated by the government in the PRC are recognised in the profit or loss as and when incurred, except to the extent that they are included in the cost of inventories not yet recognised as an expense.

(ii)	Share-based payments

The fair value of share-based payments awards granted to employees is recognised as an employee cost with a corresponding increase in share-based payment reserve within equity. The fair value is measured at grant date with reference to the price per share in the latest equity financing transaction or fair value valuation techniques, taking into account the terms and conditions upon which the share-based payments awards were granted. Where the employees have to meet vesting conditions before becoming unconditionally entitled to the shares, the total estimated fair value of share-based payments awards is spread over the vesting period, taking into account the probability that the shares will vest.

– V-I-25 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

During the vesting period, the number of shares that is expected to vest is reviewed. Any resulting adjustment to the cumulative fair value recognised in prior periods is charged/credited to the profit or loss for the period of the review with a corresponding adjustment to the share-based payment reserve. On vesting date, the amount recognised as an expense is adjusted to reflect the actual number of shares that vest (with a corresponding adjustment to the share-based payment reserve).

(iii)	Termination benefits

Termination benefits are recognised at the earlier of when the Group can no longer withdraw the offer of those benefits and when it recognises restructuring costs involving the payment of termination benefits.

(u)	Income tax

Income tax for the period comprises current tax and deferred tax. It is recognised in profit or loss except to the extent that it relates to items recognised in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognised in other comprehensive income or directly in equity, respectively.

Current tax comprises the estimated tax payable or receivable on the taxable income or loss for the period and any adjustments to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects any uncertainty related to income taxes. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for:

–	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss and does not give rise to equal taxable and deductible temporary differences;

–	temporary differences related to investments in subsidiaries and associates to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

–	taxable temporary differences arising on the initial recognition of goodwill.

The Group recognised deferred tax assets and deferred tax liabilities separately in relation to its lease liabilities and right-of-use assets.

Deferred tax assets are recognised for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognise a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised; such reductions are reversed when the probability of future taxable profits improves.

Deferred tax assets and liabilities are offset only if certain criteria are met.

Additional income taxes that arise from the distribution of dividends are recognised when the liability to pay the related dividends is recognised.

– V-I-26 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if the Company or the Group has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

–	in the case of current tax assets and liabilities, the Group intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously; or

–	in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:

–	the same taxable entity; or

–	different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realise the current tax assets and settle the current tax liabilities on a net basis or realise and settle simultaneously.

(v)	Provisions and contingent liabilities

Provisions are recognised when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

Where some or all of the expenditure required to settle a provision is expected to be reimbursed by another party, a separate asset is recognised for any expected reimbursement that would be virtually certain. The amount recognised for the reimbursement is limited to the carrying amount of the provision.

(w)	Revenue and other income

Income is classified by the Group as revenue when it arises from the sale of goods, the provision of services or the use by others of the Group’s assets under leases in the ordinary course of the Group’s business.

The Group is the principal for its revenue transactions and recognises revenue on a gross basis, including the sale of goods that are sourced externally. In determining whether the Group acts as a principal or as an agent, it considers whether it obtains control of the products before they are transferred to the customers. Control refers to the Group’s ability to direct the use of and obtain substantially all of the remaining benefits from the products.

Further details of the Group’s revenue and other income recognition policies are as follows:

(i)	Revenue from contracts with customers:

Revenue is recognised when control over a product or service is transferred to the customer, at the amount of promised consideration to which the Group is expected to be entitled, excluding those amounts collected on behalf of third parties such as value added tax or other sales taxes.

Sale of goods

Revenue is recognised once the products delivered to the location designated by the distributor and accepted as the control of the goods are considered to have been transferred to the distributor. Payment terms and conditions vary by customers and are based on the billing schedule established in the contracts or purchase orders with customers, but the Group generally provides credit terms to customers within six months upon customer acceptance. The Group takes advantage of the practical expedient in paragraph 63 of IFRS 15 and does not adjust the consideration for any effects of a significant financing component as the period of financing is 12 months or less.

– V-I-27 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

The Group typically offers sales rebates to customers when their purchase amount or settlement amount during the period reaches certain agreed thresholds. Such rights of sales rebates give rise to variable consideration. The Group calculates variable consideration according to the rebate bases and the rebate ratios which are stipulated in the sales contracts. At the time of sale of goods, the Group recognises revenue after taking into account the adjustment to transaction price arising from the aforementioned sales rebates.

(ii)	Revenue from other sources and other income

(a)	Interest income

Interest income is recognised as it accrues using the effective interest method. For financial assets measured at amortised cost or FVOCI (recycling) that are not credit-impaired, the effective interest rate is applied to the gross carrying amount of the asset. For credit-impaired financial assets, the effective interest rate is applied to the amortised cost (i.e. gross carrying amount net of loss allowance) of the asset (see Note 2(j)(i)).

(b)	Government grants

Government grants are recognised in the statements of financial position initially when there is reasonable assurance that they will be received and that the Group will comply with the conditions attaching to them. Grants that compensate the Group for expenses incurred are recognised as income in profit or loss on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Group for the cost of an asset are recognised initially as deferred income and amortised to profit or loss on a straight-line basis over the useful life of the asset by way of recognised in other income.

(x)	Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset which necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of that asset. Other borrowing costs are expensed in the period in which they are incurred.

The capitalisation of borrowing costs as part of the cost of a qualifying asset commences when expenditure for the asset is being incurred, borrowing costs are being incurred and activities that are necessary to prepare the asset for its intended use or sale are in progress. Capitalisation of borrowing costs is suspended or ceases when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are interrupted or complete.

(y)	Translation of foreign currencies

Foreign currency transactions during the year are translated at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the end of the reporting period. Exchange gains and losses are recognised in profit or loss.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the foreign exchange rates ruling at the transaction dates. The transaction date is the date on which the Group initially recognises such non-monetary assets or liabilities. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated using the foreign exchange rates ruling at the dates the fair value was measured.

The results of operations are translated into RMB at the exchange rates approximating the foreign exchange rates ruling at the dates of the transactions. Statement of financial position items are translated into RMB at the closing foreign exchange rates at the end of each reporting period. The resulting exchange differences are recognised in other comprehensive income and accumulated separately in equity in the exchange reserve.

(a)	A person, or a close member of that person’s family, is related to the Group if that person:

(i)	has control or joint control over the Group;

(ii)	has significant influence over the Group; or

(iii)	is a member of the key management personnel of the Group or the Group’s parent.

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(b)	An entity is related to the Group if any of the following conditions applies:

(i)	The entity and the Group are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

(ii)	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

(iii)	Both entities are joint ventures of the same third party.

(iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

(v)	The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group.

(vi)	The entity is controlled or jointly controlled by a person identified in (a).

(vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

(viii)	The entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the Group’s parent.

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

(z)	Segment reporting

Operating segments, and the amounts of each segment item reported in the Historical Financial Information, are identified from the financial information provided regularly to the Group’s most senior executive management for the purposes of allocating resources to, and assessing the performance of, the Group’s various lines of business and geographical locations.

Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the nature of production processes, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria.

3	ACCOUNTING ESTIMATES AND JUDGEMENTS

The key sources of estimation uncertainty and critical accounting judgements in applying the Group’s accounting policies are described below.

(a)	Impairments

(i)	In considering the impairment losses that may be required for certain property, plant and equipment, intangible assets, goodwill, interests in leasehold land held for own use and prepayments, the recoverable amount of these assets needs to be determined. The recoverable amount is the greater of the fair value less costs of disposal and the value in use. It is difficult to precisely estimate the fair value less costs of disposal because quoted market prices for these assets may not be readily available. In determining the value in use, expected cash flows generated by the asset are discounted to their present value, which requires significant judgement relating to items such as level of revenue and amount of operating costs. The Group uses all readily available information in determining an amount that is reasonable approximation of the recoverable amount, including estimates based on reasonable and supportable assumptions and projections of items such as revenue and operating costs.

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(ii)	The Group estimates the loss allowances for trade and bills receivables by assessing the ECLs. This requires the use of estimates and judgements. ECLs are based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, and an assessment of both the current and forecast general economic conditions at the end of the reporting period. Where the estimation is different from the original estimate, such difference will affect the carrying amounts of trade and bills receivables and thus the impairment loss in the period in which such estimate is changed. The Group keeps assessing the ECLs of trade and bills receivables during their expected lives.

(b)	Development costs

Development costs are capitalised in accordance with the accounting policy for research and development (“R&D”) costs in Note 2(h) to the Historical Financial Information. Critical judgement by the Group’s management is applied when deciding whether the recognition requirements for development costs have been met. This is necessary as the economic success of any product development is uncertain and may be subject to future technical problems at the time of recognition. Judgements are based on the best information available at the end of the reporting period. In addition, all internal activities related to the R&D of new products are continuously monitored by the Group’s management.

(c)	Recognition of deferred tax assets

Deferred tax assets in respect of tax losses carried forward and deductible temporary differences are recognised and measured based on the expected manner of realisation or settlement of the carrying amount of the relevant assets and liabilities, using tax rates enacted or substantively enacted at the end of each reporting date. In determining the carrying amounts of deferred tax assets, expected taxable profits are estimated which involves a number of assumptions relating to the operating environment of the Group and requires a significant level of judgement exercised by the directors. Any change in such assumptions and judgement would affect the carrying amounts of deferred tax assets to be recognised and hence the net profit in future years.

4	REVENUE

(a)	Revenue

The principal activities of the Group are research and development, manufacturing and sales of pharmaceuticals.

Revenue represents the sales value of goods supplied to customers. Revenue is after deduction of any trade discounts. The amount of each significant category of revenue is as follows:

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Revenue from contracts with customers within the scope of IFRS 15
Sales of anti-infective drugs	3,242,508	5,745,811	2,797,632
Sales of chronic disease treatment drugs	517,258	580,743	1,067,707
Others	53,800	59,062	153,566
	3,813,566	6,385,616	4,018,905

The Group’s customer base is diversified and includes three, three, and three customers with whom transactions have exceeded 10% of the Group’s revenue for the years ended 31 December 2022, 2023 and 2024, including sales to entities which are known to the Group to be under common control which being treated as a single customer. Revenue from these customers was amounted to RMB2,219,873,000, RMB3,748,539,000, and RMB1,979,757,000 for the years ended 31 December 2022, 2023 and 2024 respectively. Details of concentrations of credit risk arising from these customers are set out in Note 30(a).

The aggregated amount of the transaction price allocated to the remaining performance obligations under the Group’s existing contract mainly related to the license transfer contract of the Group. The remaining performance obligations are expected to be recognised as revenue in the future performance period according to the corresponding drug research and development progress.

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(b)	Segment reporting

(i)	Segment information

The Group manages its businesses as a whole by the most senior executive management for the purposes of resource allocation and performance assessment. The Group’s chief operating decision maker is the chief executive officer of the Group who reviews the Group’s consolidated results of operations in assessing performance of and making decisions about allocations to this segment.

Accordingly, no reportable segment information is presented.

(ii)	Geographic information

The following table sets out information about the geographical location of (i) the Group’s revenue from external customers and (ii) the Group’s property, plant and equipment, right-of-use assets, intangible assets and other relevant non-current assets (“specified non-current assets”). The geographical location of customers is based on the location at which the customers are registered. The geographical location of the specified non-current assets is based on the physical location of the asset, in the case of property, plant and equipment, right-of-use assets and the location of the operation to which they are allocated, in the case of intangible assets and other non-current assets.

Revenue from external customers

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

The PRC	3,753,159	6,335,896	3,880,476
The German Federal Republic (the “GFR”)	40,472	32,436	23,512
The United States of America (the “USA”)	18,545	14,634	24,716
The United Kingdom (the “UK”)	–	–	86,952
Other countries	1,390	2,650	3,249
	3,813,566	6,385,616	4,018,905

Non-current assets

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

The PRC	6,235,797	5,926,172	6,648,615
The GFR	706	1,706	3,427
The USA	9	16	24
Other countries	189	64	132
	6,236,701	5,927,958	6,652,198

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5	OTHER (LOSSES)/INCOME

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Government grants
– Unconditional subsidies		40,207	38,950	52,036
– Conditional subsidies	26	18,272	8,573	15,744
Interest income from bank deposits and investments		8,027	50,111	62,283
Interest income from related parties		44,801	38,782	–
Net gain/(loss) on disposal of property, plant and equipment		699	(3,813)	18,142
Fair value change on derivative financial instruments embedded in convertible bonds	24 (iv)	(859,569)	(79,796)	–
Fair value change on investments in equity securities	15 (i)	–	4,387	(2,521)
Net gain on foreign currency option contracts	15 (iii)	–	17,547	7,681
Fair value change on a private fund investment		–	–	734
Investment income from a trust investment scheme	15 (ii)	–	4,645	–
Dividend income from listed equity securities		–	247	309
Investment income from a private fund investment		–	–	8,105
Impairment loss on intangible assets	12	(190,423)	(468,726)	(68,308)
Impairment loss on goodwill	13	(75,896)	–	–
Net foreign exchange loss	(i)	(280,732)	(35,284)	(4,377)
Others		602	1,708	(85)
		(1,294,012)	(422,669)	89,743

__________

(i)	The amounts mainly represent foreign exchange loss for the years ended 31 December 2022 and 2023 arising from the translation of interest-bearing borrowings (see Note 24) which are denominated in United States Dollar (“USD”).

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6	(LOSS)/PROFIT BEFORE TAXATION

(Loss)/profit before taxation is arrived at after charging/(crediting):

(a)	Finance costs

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Interest on convertible bonds	24 (iv)	257,329	92,178	–
Interest on financial instruments with preferential rights issued to investors	25	172,715	–	–
Interest on lease liabilities		7,917	6,074	6,508
Interest on bank loans and other borrowings		181,598	252,929	253,282
Interest on non-trade payables		86,022	36,958	–
		705,581	388,139	259,790
Less: interest expense capitalised into construction in progress*		(18,697)	(7,548)	(20,003)
		686,884	380,591	239,787

____________

*	The borrowing costs have been capitalised at a rate of 3.50% – 5.40%, 3.60% – 5.50%, and 4.00% – 5.50% per annum for the years ended 31 December 2022, 2023 and 2024 respectively.

(b)	Staff costs

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Salaries, wages, bonuses and benefits		915,512	990,644	872,264
Equity-settled share-based payment expenses	27	–	130,278	266,545
Contributions to defined contribution retirement benefit schemes		62,694	59,963	58,597
		978,206	1,180,885	1,197,406

Pursuant to the relevant labour rules and regulations in the PRC, the Group participates in defined contribution retirement benefit schemes (the “Schemes”) organised by the local government authorities whereby the Group is required to make contributions to the Schemes based on certain percentages of the eligible employee’s salaries. The local government authorities are responsible for the entire pension obligations payable to the retired employees. The Group has no other material obligations for payments of retirement and other post-retirement benefits of employees other than the contributions described above.

The Group’s contributions to defined contribution plans are expensed as incurred and not reduced by contributions forfeited by those employees who leave the plans prior to vesting fully in the contributions.

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(c)	Other items

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Depreciation	11	235,227	263,968	293,876
Less: amount capitalised as development costs		(4,275)	(6,152)	(9,224)
		230,952	257,816	284,652
Amortisation	12	167,768	162,331	133,622
Less: amount capitalised as development costs		(46)	(206)	(230)
		167,722	162,125	133,392
Auditor’s remuneration
– audit services		2,700	1,950	2,178
– non-audit services		817	867	836
Listing and privatisation expenses		–	3,000	17,191
Lease charges	11	12,798	12,469	9,450
Cost of inventories sold*	17	603,944	1,114,127	958,323

(Reversals)/recognition of impairment loss on trade and bills receivables		(4,109)	4,979	127,771
Recognition/(reversals) of impairment loss on other trade receivables		1,534	(1,900)	(1,760)
		(2,575)	3,079	126,011

_____________

*	Cost of inventories include RMB333,600,000, RMB389,719,000, and RMB384,215,000 for the years ended 31 December 2022, 2023 and 2024 respectively relating to staff costs, depreciation and amortisation expenses, which amount is also included in the respective total amounts disclosed separately above or in Note 6(b) for each of these types of expenses.

7	INCOME TAX IN THE CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

(a)	Taxation in the consolidated statements of profit or loss represents:

The Group is subject to income tax on an entity basis on profits arising in or derived from the jurisdictions in which members of the Group are domiciled and operate.

(i)	Mainland China

Pursuant to the Corporate Income Tax (the “CIT”) Law of the Chinese mainland, the Company’s Chinese mainland subsidiaries are subject to the CIT at a rate of 25%.

The CIT Law of the Chinese mainland allows enterprises to apply for the certificate of “High and New Technology Enterprise” (“HNTE”) which entitles the qualified companies to a preferential income tax rate of 15%. The Company and its subsidiaries, HEC CJ Pharm and Yichang HEC Pharmaceutical Co., Ltd. (“宜昌東陽光製藥有限公司”), were recognised as “HNTE” and enjoyed a preferential CIT rate of 15% for the years ended 31 December 2022, 2023 and 2024.

According to the relevant laws and regulations promulgated by the State Tax Bureau of the Chinese mainland that have been effective from 2021 onwards, enterprises engaging in research and development activities are entitled to claim 200% of their research and development expenses so incurred as tax deductible expenses when determining their assessable profits for that year (the “Super Deduction”). The Group has made its best estimate for the Super Deduction to be claimed for the Group’s entities in ascertaining their assessable profits for the years ended 31 December 2022, 2023 and 2024.

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(ii)	Hong Kong

The provision for Hong Kong Profits Tax is subject to Hong Kong’s two-tiered profits tax regime, under which the tax rate is 8.25% for assessable profits on the first Hong Kong Dollar (“HKD”) 2,000,000 and 16.5% for any assessable profits in excess of HKD2,000,000. The Group’s subsidiary in Hong Kong did not have any assessable profits for the years ended 31 December 2022, 2023 and 2024.

(iii)	The USA

The Company’s subsidiary is registered in New Jersey and is subject to a 9% corporate income tax rate.

(iv)	The GFR

The Company’s subsidiary is subject to corporate income tax which is charged at a rate of 15% on the taxable income. A 5.5% solidarity surcharge is charged on the CIT, resulting in an effective tax rate of 15.825%. There were no assessable profits for the years ended 31 December 2022, 2023 and 2024.

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Current tax
Provision for CIT for the year	28 (a)	60,532	368,095	95,694
Under/(over)-provision for CIT in respect of prior years	28 (a)	6,122	(67)	5,969
		66,654	368,028	101,663
Deferred tax
Origination and reversal of temporary differences	28 (b)	(130,562)	3,556	14,588
Total income tax (credit)/expense		(63,908)	371,584	116,251

(b)	Reconciliation between income tax (credit)/expense and accounting (loss)/profit at applicable tax rates:

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

(Loss)/profit before taxation		(1,479,823)	1,385,462	141,054
Notional tax on (loss)/profit before taxation, calculated at the rates applicable to loss/profit in the jurisdictions concerned	7 (a)	(369,956)	346,366	35,264
Under/(over)-provision for PRC CIT in respect of prior years		6,122	(67)	5,969
Tax effect of non-deductible expenses		58,474	16,855	22,896
Tax effect of preferential tax rate	7 (a)	118,479	(175,141)	(47,474)
Tax effect of additional deduction of R&D expenses		(89,028)	(63,252)	(85,614)
Tax effect of additional deduction of expenditure for purchasing machinery and equipment		(13,779)	–	–
Tax effect of utilisation of tax losses not recognised in prior years		(36,571)	(5,611)	(1,001)
Tax effect of recognition of tax losses not recognised in prior years		–	(67,914)	–
Tax effect of derecognition of deferred tax assets recognised in prior years		–	48,431	–
Tax effect of unused tax losses not recognised		262,351	271,917	186,211
Actual tax (credit)/expense		(63,908)	371,584	116,251

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8	DIRECTORS’ AND SUPERVISORS’ REMUNERATION

The details of directors’ and supervisors’ remuneration are disclosed as follows:

	Year ended 31 December 2022
	Directors’ fees	Salaries, allowances and benefits in kind	Contributions to defined contribution retirement benefit schemes	Discretionary bonuses	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Executive Directors
Dr. Zhang Yingjun	–	616	36	1,140	1,792
Dr. Li Wenjia	–	518	34	1,219	1,771
Non-executive Directors
Mr. Tang Xinfa	–	–	–	–	–
Mr. Zhu Yingwei	–	–	–	–	–
Ms. Dong Xiaowei	–	–	–	–	–
Mr. Zhang Jianbin	–	–	–	–	–
Ms. Wang Lei	–	–	–	–	–
Supervisors
Mr. Mao Degui	–	–	–	–	–
Mr. Chen Gang	–	444	28	598	1,070
Dr. Li Jing	–	451	25	706	1,182
Total	–	2,029	123	3,663	5,815

	Year ended 31 December 2023
	Directors’ fees	Salaries, allowances and benefits in kind	Contributions to defined contribution retirement benefit schemes	Discretionary bonuses	Equity-settled share-based payment (note (i))	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Executive Directors
Dr. Zhang Yingjun	–	527	34	1,296	6,761	8,618
Dr. Li Wenjia	–	450	32	1,344	4,845	6,671
Non-executive Directors
Mr. Zhang Yushuai (appointed on 5 December 2023)	–	179	14	–	–	193
Mr. Tang Xinfa	–	–	–	–	32,189	32,189
Mr. Zhu Yingwei	–	–	–	–	–	–
Ms. Dong Xiaowei	–	–	–	–	–	–
Mr. Zhang Jianbin	–	–	–	–	–	–
Ms. Wang Lei	–	–	–	–	–	–
Independent Non-executive Directors
Dr. Li Xintian (appointed on 15 September 2023)	44	–	–	–	–	44
Dr. Yin Hang Hubert (appointed on 15 September 2023)	44	–	–	–	–	44
Dr. Ma Dawei (appointed on 15 September 2023)	44	–	–	–	–	44
Dr. Lin Aimei (appointed on 15 September 2023)	44	–	–	–	–	44
Supervisors
Mr. Mao Degui	–	–	–	–	–	–
Mr. Chen Gang	–	442	27	523	1,465	2,457
Dr. Li Jing	–	468	25	630	2,254	3,377
Total	176	2,066	132	3,793	47,514	53,681

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	Year ended 31 December 2024
	Directors’ fees	Salaries, allowances and benefits in kind	Contributions to defined contribution retirement benefit schemes	Discretionary bonuses	Equity-settled share-based payment (note (i))	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Executive Directors
Dr. Zhang Yingjun	–	526	36	1,296	13,522	15,380
Dr. Li Wenjia	–	477	34	1,344	9,691	11,546
Non-executive Directors
Mr. Zhang Yushuai	–	328	36	–	–	364
Mr. Tang Xinfa	–	–	–	–	64,378	64,378
Mr. Zhu Yingwei	–	–	–	–	–	–
Ms. Dong Xiaowei	–	–	–	–	–	–
Mr. Zeng Xuebo (appointed on 11 December 2024)	–	–	–	–	–	–
Mr. Zhang Jianbin (resigned on 10 May 2024)	–	–	–	–	–	–
Ms. Wang Lei	–	–	–	–	–	–
Independent Non-executive Directors
Dr. Li Xintian	150	–	–	–	–	150
Dr. Yin Hang Hubert	150	–	–	–	–	150
Dr. Ma Dawei	150	–	–	–	–	150
Dr. Lin Aimei	150	–	–	–	–	150
Supervisors
Mr. Mao Degui (resigned on 31 March 2024)	–	–	–	–	–	–
Mr. Li Jing	–	446	27	630	4,507	5,610
Mr. Qing Shiwei (appointed on 11 December 2024)	–	145	22	300	–	467
Mr. Chen Gang	–	442	28	523	2,930	3,923
Total	600	2,364	183	4,093	95,028	102,268

(i)	These represent the expense recognised in respect of restricted share units granted to the directors and supervisors under the Company’s restricted share scheme. The value of these restricted share units is measured according to the Group’s accounting policy for share-based payments transactions as set out in Note 2(t). The details of share-based payment, including the principal terms and number of shares granted, are disclosed in Note 27.

(ii)	During the years ended 31 December 2022, 2023 and 2024, no emoluments were paid by the Group to the directors, supervisors or any of the five highest paid individuals set out in Note 9 below as an inducement to join or upon joining the Group or as compensation for loss of office. Except for Mr. Tang Xinfa, Mr. Zhu Yingwei, Ms. Dong Xiaowei, Mr. Zhang Jianbin, Ms. Wang Lei, Mr. Mao Degui, and Mr. Zeng Xuebo, no director or supervisor has waived or agreed to waive any emoluments during the Track Record Period.

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9	INDIVIDUALS WITH HIGHEST EMOLUMENTS

Of the five individuals with the highest emoluments, three, three, and four of them are the directors/supervisors for the years ended 31 December 2022, 2023 and 2024 respectively, whose emoluments are disclosed in Note 8 above. The aggregate of the emoluments in respect of the remaining individuals are as follows:

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Salaries and other emoluments	1,115	4,043	486
Discretionary bonuses	1,251	994	994
Contributions to defined contribution retirement benefit schemes	50	39	32
Equity-settled share-based payment	–	4,057	8,113
	2,416	9,133	9,625

The emoluments of the two, two, and one individuals with the highest emoluments for the years ended 31 December 2022, 2023 and 2024, respectively, are within the following band:

	Years ended 31 December
	2022	2023	2024
	Number of Individuals	Number of Individuals	Number of Individuals

HKD1,000,001 – HKD1,500,000	2	–	–
HKD3,500,001 – HKD4,000,000	–	1	–
HKD6,000,001 – HKD6,500,000	–	1	–
HKD10,500,001 – HKD11,000,000	–	–	1

10	(LOSS)/EARNINGS PER SHARE

The calculation of basic (loss)/earnings per share is based on the (loss)/profit attributable to ordinary equity shareholders of the Company and the weighted average number of ordinary shares in issue or deemed to be in issue for the years ended 31 December 2022, 2023 and 2024.

As described in Note 29(c), the Company was converted into a joint stock limited liability company and 450,000,000 ordinary shares of RMB1.00 each were issued in June 2023. For the purpose of calculating basic and diluted (loss)/earnings per share, the weighted average number of ordinary shares deemed to be in issue before the Company’s conversion into a joint stock limited liability company was determined assuming the conversion had occurred since 1 January 2022, at the exchange ratio established in the conversion in June 2023.

	Years ended 31 December
	2022	2023	2024

(Loss)/profit for the year/period attributable to ordinary equity shareholders of the Company (in RMB’000) (note (a))	(1,084,623)	184,924	(207,434)
Weighted average number of ordinary shares (in thousands) (note (b))	329,704	419,178	440,987
Basic (loss)/earnings per share (in RMB)	(3.29)	0.44	(0.47)

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(a)	(Loss)/profit attributable to ordinary equity shareholders of the Company

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

(Loss)/profit for the year/period attributable to all equity shareholders of the Company	(1,209,205)	184,924	(207,434)
Allocation of loss for the year attributable to financial instruments with redemption rights (Note 25)	124,582	–	–
(Loss)/profit for the year/period attributable to ordinary equity shareholders of the Company	(1,084,623)	184,924	(207,434)

(b)	Weighted average number of ordinary shares in issue or deemed to be in issue

	Years ended 31 December
	2022	2023	2024
	’000	’000	’000

Ordinary shares at 1 January in issue or deemed to be in issue	432,912	433,639	463,943
Effect of ordinary shares in issue or deemed to be in issue	606	19,242	–
Effect of financial instruments with redemption rights (Note 25)	(37,870)	–	–
Effect of treasury stock contributed from a shareholder (Note 29(e))	(42,988)	(10,747)	–
Effect of treasury stock held by share incentive scheme platforms (Note 29(e))	(22,956)	(22,956)	(22,956)
Weighted average number of ordinary shares at the end of the year/period in issue or deemed to be in issue	329,704	419,178	440,987

(c)	Diluted (loss)/earnings per share

For the year ended 31 December 2022, there were no dilutive potential ordinary shares and therefore, diluted (loss)/earnings per share were the same as the basic (loss)/earnings per share.

For the years ended 31 December 2023 and 2024, the restricted shares of the Company under the 2023 Restricted Share Scheme (Note 27) were not included in the calculation of diluted earnings/(loss) per share because their inclusion would have been anti-dilutive. The Company does not have other potential ordinary shares and therefore diluted earnings/(loss) per share were the same as the basic earnings/(loss) per share.

– V-I-39 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

11	FIXED ASSETS

(a)	Reconciliation of carrying amount

The Group

	Property, plant and equipment						Right-of-use assets
	Plant and buildings	Machinery	Office equipment and others	Motor vehicles	Construction in progress	Sub-total	Ownership interests in leasehold land held for own use	Other properties leased for own use	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Cost:
At 1 January 2022	1,649,223	1,180,440	669,155	4,426	599,065	4,102,309	413,255	184,107	4,699,671
Additions	10,272	8,401	14,523	35	436,114	469,345	–	41,082	510,427
Transfer from construction in progress	110,319	70,589	178,818	–	(359,726)	–	–	–	–
Disposals	(2,168)	(11,322)	(17,718)	(269)	–	(31,477)	–	(72,538)	(104,015)
At 31 December 2022	1,767,646	1,248,108	844,778	4,192	675,453	4,540,177	413,255	152,651	5,106,083
Additions	3,427	10,231	24,407	853	388,644	427,562	–	18,277	445,839
Transfer from construction in progress	79,874	291,729	44,898	2,314	(418,815)	–	–	–	–
Disposals	–	(14,456)	(22,570)	(173)	–	(37,199)	–	(11,322)	(48,521)
At 31 December 2023	1,850,947	1,535,612	891,513	7,186	645,282	4,930,540	413,255	159,606	5,503,401
Additions	11,383	12,116	20,085	829	450,638	495,051	–	93,082	588,133
Transfer from construction in progress	58,279	111,815	98,557	97	(268,748)	–	–	–	–
Reclassification	(11,181)	3,875	7,306	–	–	–	–	–	–
Disposals	(60,354)	(65,559)	(63,986)	–	–	(189,899)	–	(8,751)	(198,650)
At 31 December 2024	1,849,074	1,597,859	953,475	8,112	827,172	5,235,692	413,255	243,937	5,892,884

Accumulated depreciation:
At 1 January 2022	(169,939)	(363,496)	(303,356)	(1,295)	–	(838,086)	(43,976)	(81,604)	(963,666)
Charge for the year	(53,980)	(81,029)	(62,715)	(381)	–	(198,105)	(8,917)	(28,205)	(235,227)
Written-back on disposals	437	8,889	14,484	256	–	24,066	–	71,253	95,319

At 31 December 2022	(223,482)	(435,636)	(351,587)	(1,420)	–	(1,012,125)	(52,893)	(38,556)	(1,103,574)
Charge for the year	(55,726)	(82,186)	(80,363)	(495)	–	(218,770)	(8,918)	(36,280)	(263,968)
Written-back on disposals	–	11,923	20,304	128	–	32,355	–	11,322	43,677

At 31 December 2023	(279,208)	(505,899)	(411,646)	(1,787)	–	(1,198,540)	(61,811)	(63,514)	(1,323,865)
Charge for the year	(58,021)	(99,834)	(89,429)	(701)	–	(247,985)	(8,918)	(36,973)	(293,876)
Written-back on disposals	11,774	42,793	52,829	–	–	107,396	–	8,451	115,847
At 31 December 2024	(325,455)	(562,940)	(448,246)	(2,488)	–	(1,339,129)	(70,729)	(92,036)	(1,501,894)

Carrying amount:
At 31 December 2022	1,544,164	812,472	493,191	2,772	675,453	3,528,052	360,362	114,095	4,002,509
At 31 December 2023	1,571,739	1,029,713	479,867	5,399	645,282	3,732,000	351,444	96,092	4,179,536
At 31 December 2024	1,523,619	1,034,919	505,229	5,624	827,172	3,896,563	342,526	151,901	4,390,990

– V-I-40 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

The Company

	Property, plant and equipment						Right-of-use assets
	Plant and buildings	Machinery	Office equipment and others	Motor vehicles	Construction in progress	Sub-total	Ownership interests in leasehold land held for own use	Other properties leased for own use	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Cost:
At 1 January 2022	73,536	422,041	277,772	2,136	31,120	806,605	17,507	134,943	959,055
Additions	782	2,320	5,393	7	1,498	10,000	–	10,999	20,999
Transfer from construction in progress	–	32,618	–	–	(32,618)	–	–	–	–
Disposals	(2,168)	(8,296)	(13,411)	(269)	–	(24,144)	–	(5,516)	(29,660)
At 31 December 2022	72,150	448,683	269,754	1,874	–	792,461	17,507	140,426	950,394
Additions	156	3,252	9,320	4	4,391	17,123	–	17,182	34,305
Transfer from construction in progress	1,047	–	–	–	(1,047)	–	–	–	–
Disposals	–	(13,150)	(20,767)	(173)	–	(34,090)	–	(11,322)	(45,412)
At 31 December 2023	73,353	438,785	258,307	1,705	3,344	775,494	17,507	146,286	939,287
Additions	–	2,806	8,682	309	5,285	17,082	–	99,053	116,135
Transfer from construction in progress	–	5,425	2,593	–	(8,018)	–	–	–	–
Disposals	–	(56,068)	(52,170)	–	–	(108,238)	–	(2,003)	(110,241)
At 31 December 2024	73,353	390,948	217,412	2,014	611	684,338	17,507	243,336	945,181

Accumulated depreciation:
At 1 January 2022	(21,460)	(221,537)	(201,092)	(645)	–	(444,734)	(5,974)	(53,952)	(504,660)
Charge for the year	(2,201)	(31,312)	(15,594)	(160)	–	(49,267)	(323)	(4,569)	(54,159)
Written-back on disposals	437	6,903	11,948	256	–	19,544	–	26,401	45,945

At 31 December 2022	(23,224)	(245,946)	(204,738)	(549)	–	(474,457)	(6,297)	(32,120)	(512,874)
Charge for the year	(2,209)	(29,885)	(14,425)	(147)	–	(46,666)	(323)	(33,423)	(80,412)
Written-back on disposals	–	10,955	18,688	128	–	29,771	–	11,322	41,093

At 31 December 2023	(25,433)	(264,876)	(200,475)	(568)	–	(491,352)	(6,620)	(54,221)	(552,193)
Charge for the year	(2,246)	(26,993)	(13,042)	(149)	–	(42,430)	(322)	(36,804)	(79,556)
Written-back on disposals	–	41,120	45,801	–	–	86,921	–	1,704	88,625
At 31 December 2024	(27,679)	(250,749)	(167,716)	(717)	–	(446,861)	(6,942)	(89,321)	(543,124)

Carrying amount:
At 31 December 2022	48,926	202,737	65,016	1,325	–	318,004	11,210	108,306	437,520
At 31 December 2023	47,920	173,909	57,832	1,137	3,344	284,142	10,887	92,065	387,094
At 31 December 2024	45,674	140,199	49,696	1,297	611	237,477	10,565	154,015	402,057

(i)	All property, plant and equipment owned by the Group are located in the PRC, the USA, the GFR and Australia.

(ii)	As of 31 December 2022, 2023 and 2024, the Group was applying for certificates of ownership for certain properties, with carrying values of RMB453,202,000, RMB441,985,000 and RMB271,636,000 respectively. The directors of the Company are of the opinion that the use of and the conduct of operating activities at the properties referred to above are not affected by the fact that the Group has not yet obtained the relevant property title certificates.

(iii)	As of 31 December 2022, 2023 and 2024, amounts of RMB170,532,000, RMB264,928,000 and RMB293,211,000 of ownership interests in leasehold land held for own use, amounts of RMB409,075,000, RMB117,949,000 and RMB228,404,000 of construction in progress, and amounts of RMB609,044,000, RMB667,593,000 and RMB913,422,000 of plant and buildings were held in pledge for bank loans (Note 22(a)) respectively.

– V-I-41 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(iv)	The Group sold some of its machinery and equipment to external parties and leased them back for a term of 1 to 3 years. The Group determined the transfers to buyer-lessor were not considered as sales under IFRS 15, thus the Group continues to recognise the underlying assets, and recognises financial liabilities for the considerations received in accordance with the accounting policy set out in Note 2(i). No gain or loss was recognised from the sale and leaseback transactions for the years ended 31 December 2022, 2023 and 2024. As of 31 December 2022, 2023 and 2024, the carrying amounts of the plant and buildings and machinery pledged for the aforementioned sale and leaseback transactions were RMB367,645,000, RMB551,036,000 and RMB465,444,000 (Note 22(b)) respectively.

(b)	Right-of-use assets

The analysis of the net book value of right-of-use assets by class of underlying asset is as follows:

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Included in fixed assets:
– Ownership interests in leasehold land held for own use	(i)	360,362	351,444	342,526
– Other properties leased for own use	(ii)	114,095	96,092	151,901

The analysis of expense items in relation to leases recognised in profit or loss is as follows:

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Depreciation charge of right-of-use assets by class of underlying assets:
– Ownership interests in leasehold land held for own use	8,917	8,918	8,918
– Other properties leased for own use	28,205	36,280	36,973
Expense relating to short-term leases	12,798	12,469	9,450

(i)	Ownership interests in leasehold land and buildings held for own use

The Group holds several industrial buildings for its pharmaceutical business, where its manufacturing facilities are primarily located. The Group is the registered owner of these property interests, including the whole or part of undivided share in the underlying land. Lump sum payments were made upfront to acquire these property interests from their previous registered owners, and there are no ongoing payments to be made under the terms of the land lease, other than payments based on rateable values set by the relevant government authorities. These payments vary from time to time and are payable to the relevant government authorities.

(ii)	Other properties leased for own use

The Group has obtained the right to use other properties as its warehouses and retail stores through tenancy agreements. The leases typically run for an initial period of 2 to 5 years. Lease payments are usually increased every 3 years to reflect market rentals.

(c)	Impairment assessment of non-financial assets

The Group follows the guidance of IAS 36 to determine when impairment indicators exist for its property, plant and equipment, right-of-use assets, intangible assets and goodwill. Except for certain intangible assets and goodwill, it was concluded that no impairment indicators existed as at 31 December 2022, 2023 and 2024.

– V-I-42 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

12	INTANGIBLE ASSETS

The Group

		Hepatitis C drugs		Insulin		Other drugs
	Note	Patents	Capitalised development costs	Intellectual property rights	Capitalised development costs	Generic drug intellectual property rights	Capitalised development costs	Total
		RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Cost:
At 1 January 2022		431,644	193,809	150,963	199,724	1,169,604	151,540	2,297,284
Addition through internal development		–	76,351	–	54,642	–	83,666	214,659
Addition and transfer from prepayments	16	–	–	–	–	20,381	–	20,381
Transfer from development costs to patents		–	–	110,106	(110,106)	–	–	–
At 31 December 2022		431,644	270,160	261,069	144,260	1,189,985	235,206	2,532,324
Addition through internal development		–	14,581	–	45,000	–	116,687	176,268
Addition and transfer from prepayments	16	–	–	–	–	144,977	–	144,977
Transfer from development costs to patents		–	–	95,861	(95,861)	–	–	–
At 31 December 2023		431,644	284,741	356,930	93,399	1,334,962	351,893	2,853,569
Addition through internal development		–	6,840	–	41,825	–	121,676	170,341
At 31 December 2024		431,644	291,581	356,930	135,224	1,334,962	473,569	3,023,910

Accumulated amortisation:
At 1 January 2022		(134,172)	–	(9,452)	–	(103,638)	–	(247,262)
Charge for the year		(34,610)	–	(17,230)	–	(115,928)	–	(167,768)
At 31 December 2022		(168,782)	–	(26,682)	–	(219,566)	–	(415,030)
Charge for the year		(29,591)	–	(29,302)	–	(103,438)	–	(162,331)
At 31 December 2023		(198,373)	–	(55,984)	–	(323,004)	–	(577,361)
Charge for the year		(7,630)	–	(35,693)	–	(90,299)	–	(133,622)
At 31 December 2024		(206,003)	–	(91,677)	–	(413,303)	–	(710,983)

Accumulated impairment losses:
At 1 January 2022		–	–	–	–	(12,014)	–	(12,014)
Recognised in the year	(iii)	(20,399)	(22,599)	–	–	(147,425)	–	(190,423)
At 31 December 2022		(20,399)	(22,599)	–	–	(159,439)	–	(202,437)
Recognised in the year	(iii)	(139,753)	(151,913)	–	–	(177,060)	–	(468,726)
At 31 December 2023		(160,152)	(174,512)	–	–	(336,499)	–	(671,163)
Recognised in the year	(iii)	–	–	–	–	(68,308)	–	(68,308)
At 31 December 2024		(160,152)	(174,512)	–	–	(404,807)	–	(739,471)

Net book value:
At 31 December 2022		242,463	247,561	234,387	144,260	810,980	235,206	1,914,857
At 31 December 2023		73,119	110,229	300,946	93,399	675,459	351,893	1,605,045
At 31 December 2024		65,489	117,069	265,253	135,224	516,852	473,569	1,573,456

– V-I-43 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

The Company

	Hepatitis C drugs	Insulin	Other drugs
	Capitalised development costs	Capitalised development costs	Generic drug intellectual property rights	Capitalised development costs	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Cost:
At 1 January 2022	17,956	747	47	51,382	70,132
Addition through internal development	37,377	7,055	–	31,635	76,067
At 31 December 2022	55,333	7,802	47	83,017	146,199
Addition through internal development	14,580	19,483	–	74,688	108,751
At 31 December 2023	69,913	27,285	47	157,705	254,950
Addition through internal development	5,620	149,316	–	59,291	214,227
At 31 December 2024	75,533	176,601	47	216,996	469,177
Accumulated amortisation:
At 1 January 2022	–	–	(5)	–	(5)
Charge for the year	–	–	(4)	–	(4)
At 31 December 2022	–	–	(9)	–	(9)
Charge for the year	–	–	(5)	–	(5)
At 31 December 2023	–	–	(14)	–	(14)
Charge for the year	–	–	(5)	–	(5)
At 31 December 2024	–	–	(19)	–	(19)
Net book value:
At 31 December 2022	55,333	7,802	38	83,017	146,190
At 31 December 2023	69,913	27,285	33	157,705	254,936
At 31 December 2024	75,533	176,601	28	216,996	469,158

(i)	The amortisation charge for the year was included in “cost of sales” and “administrative expenses” in the consolidated statements of profit or loss, except to the extent that they are included in the development costs not yet recognised as an expense.

(ii)	Development costs were development costs capitalised in accordance with the accounting policy for research and development costs set out in Note 2(h) to the Historical Financial Information.

As of 31 December 2022, 2023 and 2024, the intangible assets under development were not yet ready for intended use.

(iii)	Intangible assets of the Group are tested for impairment based on the recoverable amount of the cash-generating unit (“CGU”) to which the intangible assets are related. The impairment test has been conducted by management as of 31 December 2022, 2023 and 2024. For the purpose of impairment testing, the recoverable amount of the intangible assets is determined based on value-in-use calculations. These calculations use the cash flow projections based on the financial forecasts approved by management, with reference to professional valuation reports issued by Beijing Kunyuan Zhicheng Asset Appraisal Co., Ltd. and Beijing Zhongtonghua Asset Appraisal Co., Ltd., independent firms of professionally qualified valuers.

The differences were RMB190,423,000, RMB468,726,000 and RMB68,308,000 in total based on the impairment evaluation result, which were recognised as impairment loss in “other (losses)/income” in the consolidated statements of profit or loss for the years ended 31 December 2022, 2023 and 2024 respectively.

– V-I-44 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(1)	Capitalised development costs

Capitalised development costs represent internal development costs capitalised by pharmaceutical products as follows:

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Olorigliflozin	(a)	113,446	149,165	209,218
Larotinib	(a)	83,016	113,379	125,521
Insulin Degludec	(a)	49,917	80,150	91,625
Antaitavir	(a)	55,334	69,914	76,754
Liraglutide	(a)	38,742	45,023	45,669
Clifutinib	(a)	–	44,325	93,157
Emitasvir phosphate follow-up compounds	(b)	40,315	40,315	40,315
Insulin Degludec/Insulin Aspart	(a)	–	13,250	43,603
Combination therapy with Emitasvir Phosphate and Furaprevir	(c)	151,913	–	–
Insulin	(d)	94,344	–	–
		627,027	555,521	725,862

Capitalised development costs are tested for impairment annually based on the recoverable amount of the cash-generating unit (“CGU”) to which the capitalised development costs are related until the completion or abandonment of the related research and development efforts.

(a)	Management regards each of these individual products as a separately identifiable asset and cash-generating unit (“CGU”) in the impairment test.

Based on the result of the impairment test, the recoverable amount of each of these individual products calculated based on value in use exceeded their carrying amount as of 31 December 2022, 2023 and 2024, no impairment was recognised.

(b)	Emitasvir phosphate follow-up compounds

The new drug application of Emitasvir phosphate follow-up compounds has been accepted by the National Medical Products Administration of the People’s Republic of China in August 2023 and the Group is targeting to obtain the new drug approvals and permits in 2025.

Based on the result of the impairment test, the recoverable amount of Emitasvir phosphate follow-up compounds calculated based on value in use exceeded its carrying amount as of 31 December 2022, 2023 and 2024, no impairment was recognised.

(c)	CGU of patents, capitalised development costs and goodwill related to a combination therapy with Emitasvir Phosphate and Furaprevir (collectively referred to as “Emitasvir and Furaprevir Combination Therapy Asset Group”)

The patents, capitalised development costs and goodwill of Emitasvir and Furaprevir Combination Therapy project are allocated to the Group’s CGU of Emitasvir and Furaprevir Combination Therapy Asset Group.

Based on the result of the impairment test of Emitasvir and Furaprevir Combination Therapy Asset Group (see Note 13), impairment losses of RMB75,896,000 on goodwill and RMB42,998,000 on capitalised development costs of Emitasvir and Furaprevir Combination Therapy project and patents of Emitasvir and Furaprevir Combination Therapy drugs were recognised during the year ended 31 December 2022.

– V-I-45 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

During the year ended 31 December 2023, the Group decided to abandon the research and development of Emitasvir and Furaprevir Combination Therapy project due to the delayed progress of the development and the new market competitors introduced. As a result, the capitalised development costs of Emitasvir and Furaprevir Combination Therapy Asset Group and one of the patents related to this development have been fully impaired. Impairment loss on intangible assets of RMB291,666,000 was recognised in “other (losses)/income” in the consolidated statement of profit or loss for the year ended 31 December 2023.

(d)	CGU of specific property, plant and equipment, capitalised development costs and intellectual property rights related to insulin (collectively referred to as “Insulin Asset Group”)

Based on the result of the impairment test, the recoverable amount of Insulin Asset Group calculated based on value in use exceeded its carrying amount as of 31 December 2022, 2023 and 2024, no impairment was recognised.

(2)	Impairment test of capitalised development costs (other than Emitasvir and Furaprevir Combination Therapy Asset Group)

Management has determined CGUs at each product level. The estimated revenue of each drug is based on management’s expectations of timing of commercialization. The costs and operating expenses are estimated as a percentage over the revenue forecast period based on the current margin levels of comparable companies with adjustments made to reflect the expected future price changes. The discount rates used are pre-tax and reflect the general business and market risk of the Group. The discount rates are derived from capital asset pricing model by taking applicable market data into account, such as risk free rate, market premium, beta, company specific risk and size premium, etc..

Cash flow projections were based on financial budgets approved by the management of the Group covering 11 to 22 years which consist of development periods up to 2 years, commercialised periods, including growth and mature periods and declining periods, reflecting the periods when the drugs reaching the patent protection period of 20 years. The cash flow projection periods have covered the whole patent protection periods, taking into account of the expected timing of commercialisation, market size and penetration of related products.

The key assumptions used for value-in-use amount calculations as at 31 December 2022,2023 and 2024 are as follows:

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Olorigliflozin
Discount rate	20.81%	23.67%	22.55%
Revenue growth rate	-43.00% to 208.00%	-45.00% to 185.00%	-45.00% to 174.00%
Recoverable amount of CGU	779,000	862,000	1,045,000
Larotinib
Discount rate	14.29%	12.92%	12.77%
Revenue growth rate	-30.00% to 1,744.64%	-30.00% to 1,744.64%	-30.00% to 7,493.77%
Recoverable amount of CGU	460,759	697,025	584,822
Insulin Degludec
Discount rate	12.95%	11.33%	10.81%
Revenue growth rate	-10.00% to 84.97%	-10.00% to 84.97%	-19.29% to 269.94%
Recoverable amount of CGU	454,340	717,946	249,924
Antaitavir
Discount rate	11.52%	10.87%	10.49%
Revenue growth rate	-81.85% to 359.13%	-61.81% to 183.98%	-52.47% to 411.16%

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APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Recoverable amount of CGU	421,335	1,288,184	1,199,127
Liraglutide
Discount rate	22.36%	21.60%	20.51%
Revenue growth rate	-44.00% to 202.00%	-48.00% to 138.00%	-50.00% to 116.00%
Recoverable amount of CGU	179,000	113,000	71,000
Clifutinib
Discount rate	NA	12.92%	12.77%
Revenue growth rate	NA	-30.00% to 312.81%	-30.00% to 76.72%
Recoverable amount of CGU	NA	233,675	336,716
Emitasvir phosphate follow-up compounds
Discount rate	11.52%	10.87%	10.49%
Revenue growth rate	-81.85% to 359.13%	-61.81% to 183.98%	-52.47% to 411.16%
Recoverable amount of CGU	446,770	1,301,263	1,209,201
Insulin Degludec/Insulin Aspart
Discount rate	NA	11.33%	10.81%
Revenue growth rate	NA	-10.00% to 84.97%	-10.00% to 84.97%
Recoverable amount of CGU	NA	673,723	126,665
Combination therapy with Emitasvir Phosphate and Furaprevir
Discount rate	12.81%	NA	NA
Revenue growth rate	-89.11% to 115.22%	NA	NA
Recoverable amount of CGU	425,057	NA	NA
Insulin
Discount rate	11.72%	NA	NA
Revenue growth rate	0.00% to 228.41%	NA	NA
Recoverable amount of CGU	1,367,291	NA	NA

Sensitivity analysis

The Group has performed sensitivity tests by increasing 1% of the discount rate or decreasing 5% of the revenue growth rate, which are the key assumptions for determining the recoverable amounts of the CGUs, with all other variables held constant. The impacts on the amounts by which the CGU’s recoverable amount exceeds its carrying amount (headroom) are as below:

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Olorigliflozin
Carrying amount	113,446	149,165	209,218
Headroom	665,554	712,835	835,782
Impact by Increasing 1% of discount rate	(60,000)	(60,000)	(49,000)
Impact by decreasing 5% of revenue growth rate	(253,000)	(336,000)	(220,000)
Larotinib
Carrying amount	83,016	113,379	125,521
Headroom	377,743	583,646	459,301
Impact by Increasing 1% of discount rate	(43,894)	(54,065)	(39,700)
Impact by decreasing 5% of revenue growth rate	(25,644)	(37,156)	(31,337)

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APPENDIX I	ACCOUNTANTS’ REPORT

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Insulin Degludec
Carrying amount	49,917	80,150	91,625
Headroom	404,423	637,796	158,299
Impact by Increasing 1% of discount rate	(50,531)	(66,325)	(20,043)
Impact by decreasing 5% of revenue growth rate	(24,430)	(36,320)	(12,645)
Antaitavir
Carrying amount	55,334	69,914	76,754
Headroom	366,001	1,218,270	1,122,373
Impact by Increasing 1% of discount rate	(16,240)	(65,751)	(52,835)
Impact by decreasing 5% of revenue growth rate	(32,049)	(95,805)	(89,518)
Liraglutide
Carrying amount	38,742	45,023	45,669
Headroom	140,258	67,977	25,331
Impact by Increasing 1% of discount rate	(10,000)	(8,000)	(5,000)
Impact by decreasing 5% of revenue growth rate	(39,000)	(41,000)	(17,000)
Clifutinib
Carrying amount	NA	44,325	93,157
Headroom	NA	189,350	243,559
Impact by Increasing 1% of discount rate	NA	(23,912)	(26,943)
Impact by decreasing 5% of revenue growth rate	NA	(15,114)	(19,652)
Emitasvir phosphate follow-up compounds
Carrying amount	40,315	40,315	40,315
Headroom	406,455	1,260,948	1,168,886
Impact by Increasing 1% of discount rate	(16,448)	(65,810)	(52,881)
Impact by decreasing 5% of revenue growth rate	(32,035)	(95,805)	(89,518)
Insulin Degludec/Insulin Aspart
Carrying amount	NA	13,250	43,603
Headroom	NA	660,473	83,062
Impact by Increasing 1% of discount rate	NA	(385,151)	(11,170)
Impact by decreasing 5% of revenue growth rate	NA	(36,735)	(7,186)
Combination therapy with Emitasvir Phosphate and Furaprevir
Carrying amount	151,913	NA	NA
Headroom	273,144	NA	NA
Impact by Increasing 1% of discount rate	(15,031)	NA	NA
Impact by decreasing 5% of revenue growth rate	(66,786)	NA	NA
Insulin
Carrying amount	1,285,246	NA	NA
Headroom	82,045	NA	NA
Impact by Increasing 1% of discount rate	(197,243)	NA	NA
Impact by decreasing 5% of revenue growth rate	(401,063)	NA	NA

Considering there was still sufficient headroom based on the assessment, management believes that a reasonably possible change in any of the key assumptions on which management has based its determination of each CGU’s recoverable amount would not cause its carrying amount to exceed its recoverable amount.

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(3)	Generic drugs

Management regards each individual drug’s intellectual property rights as a separately identifiable asset and CGU in the impairment test.

Due to the price of generic drugs decreased after they have been included in national centralised procurement, new market competitors introduced or the distribution and production cost increased, the estimated recoverable amount of 11 out of 29, 13 out of 31 and 3 out of 31 generic drugs was less than their respective carrying amount as of 31 December 2022, 2023 and 2024 respectively.

Based on the life cycle of drugs and the market supply and demand of similar drugs, the life of the generic drugs for impairment evaluation is at least 10 years after the drugs listing on the market. The lifecycle of the generic drugs is 10 years in the recoverable amount calculation in the impairment test.

The calculations apply the cash flow projections based on financial budgets approved by management covering a three-year period.

The following sets out the key assumptions for the value in use calculation of generic drugs:

(a)	Revenue

Revenue is calculated based on the tax-exclusive selling price and the sales volume, after considering the factors such as market competitors, product launch time, the price and volume in the national centralised procurement.

(b)	Cost of goods sold

The cost of goods sold includes the cost of materials and the processing cost, in which the cost of materials is determined in combination with the production data of related units and the market price. The processing cost is mainly determined by reference to the manufacturing cost of similar drugs.

(c)	Discount rate

The pre-tax discount rates used in the impairment evaluation were 18.42%, 17.85% and 17.99% as of 31 December 2022, 2023 and 2024 respectively and reflect specific risks relating to the generic drugs.

13	GOODWILL

RMB’000

Cost:
At 1 January 2022, 31 December 2022, 31 December 2023 and 31 December 2024	75,896

Impairment losses:
At 1 January 2022	–
Recognised in the year	(75,896)

At 31 December 2022, 31 December 2023 and 31 December 2024	(75,896)

Carrying amount:
At 31 December 2022, 31 December 2023 and 31 December 2024	–

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Impairment tests for cash-generating units containing goodwill

Goodwill is allocated to the Group’s CGU identified according to country of operation and operating segment.

For the purpose of impairment testing, goodwill has been allocated to the CGU of Emitasvir and Furaprevir Combination Therapy Asset Group including patents and capitalised development costs related to a combination therapy with Emitasvir Phosphate and Furaprevir, and the recoverable amount of the Emitasvir and Furaprevir Combination Therapy Asset Group was determined based on value-in-use calculations. These calculations use cash flow projections based on financial budgets approved by management covering thirteen-year period with reference to professional valuation reports issued by independent firm of professionally qualified valuers, Beijing KYSIN Assets Appraisal Co., Ltd.. The projection period was determined to be the remaining intellectual property rights protection period.

The key assumptions used for value-in-use calculations are as follows:

(1)	Revenue

Revenue is calculated based on the tax-exclusive selling price and the number of target patients relying on the drug, after considering the factors such as market environment, product launch time, patient population. The total market volume in the future is determined and predicted based on the forecast sales volume and market share.

(2)	Costs

The unit cost of the pharmaceutical products estimated by the Company is based on the detailed cost composition analysis and considering the necessary profits considered by API manufacturing enterprises and drug manufacturers.

(3)	Discount rate

	As of 31 December
	2022	2023	2024

Pre-tax discount rate	12.75%	n/a	n/a

The discount rate used is pre-tax and reflects specific risks relating to the Emitasvir and Furaprevir Combination Therapy Asset Group.

The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from both external and internal sources.

Based on the result of impairment test of Emitasvir and Furaprevir Combination Therapy Asset Group, the goodwill relating to the Emitasvir and Furaprevir Combination Therapy Asset Group has been fully impaired and further impairment of the intangible assets in Emitasvir and Furaprevir Combination Therapy Asset Group amounting to RMB42,998,000 are also recognised in “other income/(losses)” during the year ended 31 December 2022. The impairment loss of Emitasvir and Furaprevir Combination Therapy Asset Group relates to the delayed progress of the development of Emitasvir and Furaprevir Combination Therapy and the new market competitors introduced.

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14	INVESTMENTS IN SUBSIDIARIES

(a)	Particulars of principal subsidiaries

As of the date of this report, the Company has direct or indirect interests in the following principal subsidiaries. The particulars of the subsidiaries are set out below:

			Proportion of ownership interest
Name of company	Place of establishment/ incorporation and business	Particulars of registered/ paid-in capital	Held by the Company	Held by a subsidiary	Principal activities

Shenzhen HEC Testing Technology Co., Ltd. (notes (i) and (iii)) (深圳市東陽光檢測技術有限公司)	PRC	RMB210,000,000/ RMB210,000,000	100.00%	–	Product quality inspection
Dongguan HEC Biopharmaceutical R&D Co., Ltd. (notes (i) and (iii)) (東莞市東陽光生物藥研發有限公司)	PRC	RMB50,000,000/ Nil	100.00%	–	R&D and transfer of biosimilar drugs and new biologic
Dongguan HEC Generic Drug R&D Co., Ltd. (notes (i) and (iii)) (東莞市東陽光仿製藥研發有限公司)	PRC	RMB30,000,000/ Nil	100.00%	–	Generic drug research and production
Yichang HEC ChangJiang Pharmaceutical Co., Ltd. (note (ii)) (宜昌東陽光長江藥業股份有限公司)	PRC	RMB879,967,700/ RMB879,967,700	25.71%	25.71%	Drugs production, wholesale, retail and import and export
Dongguan Yangzhikang Pharmaceutical Co., Ltd. (notes (i) and (ii)) (東莞市陽之康醫藥有限責任公司)	PRC	RMB50,000,000/ RMB50,000,000	–	51.41%	R&D, production and sales of drugs and biological products
Guangdong HEC Biopharmaceutical Co., Ltd. (notes (i) and (ii)) (廣東東陽光生物制劑有限公司)	PRC	RMB530,000,000/ RMB530,000,000	–	51.41%	R&D, production and sales of drugs and biologics
Yichang HEC Medical Co., Ltd. (notes (i) and (ii)) (宜昌東陽光醫藥有限公司)	PRC	RMB2,000,000/ RMB2,000,000	–	51.41%	Drugs wholesale, retail and import and export
Yichang HEC Pharmaceutical Co., Ltd. (notes (i) and (ii)) (宜昌東陽光製藥有限公司)	PRC	RMB450,000,000/ RMB450,000,000	–	51.41%	Drugs production, wholesale and import and export
Yichang HEC Medical Technology Promotion Service Co., Ltd. (notes (i) and (vi)) (宜昌東陽光醫藥科技推廣服務有限公司) (“Yichang HEC Medical Technology”)	PRC	RMB50,000,000/ RMB46,500,000	–	51.41%	Pharmaceutical information consultation, analysis and investigation and pharmaceutical market promotion
Dongguan HEC Medical Co., Ltd. (notes (i) and (ii)) (東莞東陽光醫藥有限公司) (“Dongguan HEC Medical”)	PRC	RMB683,400,000/ RMB683,400,000	–	51.41%	R&D, production and sales of chemical raw material drugs and chemical preparations
HEC (Hong Kong) Sales Co., Limited (note (iv)) (香港東陽光銷售有限公司) (“Hong Kong HEC”)	Hong Kong	HKD2,290,220,000/ HKD2,290,220,000	100.00%	–	Pharmaceutical sales

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			Proportion of ownership interest
Name of company	Place of establishment/ incorporation and business	Particulars of registered/ paid-in capital	Held by the Company	Held by a subsidiary	Principal activities

HEC Pharm GmbH (note (vi)) (“Germany HEC”)	Germany	EUR50,000/ EUR50,000	90.00%	–	Import, export and distribution of pharmaceutical products, intermediates, and active pharmaceutical ingredients
HEC Pharm USA Inc. (note (v)) (“US HEC”)	The United State of America	USD1,500/ USD1,500	–	100.00%	Import, promotion, and sales of drugs

Notes:

(i)	The English translation of the above companies’ names is for reference only. The official names of these companies are in Chinese.

(ii)	The statutory financial statements of these companies for the years ended 31 December 2022, 2023 and 2024 were audited by KPMG Huazhen LLP Guangzhou Branch (畢馬威華振會計師事務所(特殊普通合夥)廣州分所).

(iii)	The statutory financial statements of these companies for the years ended 31 December 2022 were audited by Pan-China Certified Public Accountants Sichuan Branch (天健會計師事務所四川分所). The statutory financial statements of these companies for the year ended 31 December 2023, 2024 were audited by Dongguan Dexinkang Accounting Firm (東莞市德信康會計師事務所有限公司).

(iv)	The statutory financial statements of Hong Kong HEC for the years ended 31 December 2022 and 2023 were audited by Conpak CPA Limited (康栢會計師事務所). The statutory financial statements of this company for the year ended 31 December 2024 have not yet been issued.

(v)	The statutory financial statements of US HEC for the year ended 31 December 2022 were audited by JTC Accountancy Corp. The statutory financial statements of this company for the years ended 31 December 2023 and 2024 have not yet been issued.

(vi)	As of the date of this report, no audited statutory financial statements have been prepared for Germany HEC and Yichang HEC Medical Technology for the years ended 31 December 2022, 2023 and 2024.

(vii)	All companies comprising the Group have adopted December 31 as their financial year end date.

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APPENDIX I	ACCOUNTANTS’ REPORT

(b)	Material non-controlling interests

The following table lists out the information relating to HEC CJ Pharm, the only subsidiary of the Group which has material non-controlling interests (“NCI”). The summarised financial information presented below represents the amounts before any inter-company elimination.

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

NCI percentage	48.59%	48.59%	48.59%
Current assets	5,014,020	6,053,056	5,033,403
Non-current assets	6,875,779	6,691,273	7,395,812
Current liabilities	4,940,781	4,332,220	2,840,531
Net assets	6,070,001	7,935,513	8,508,196
Carrying amount of NCI	2,859,465	3,855,866	4,134,132

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Revenue	3,744,952	6,294,585	3,723,783
Profit and total comprehensive income attributable to equity shareholders of the subsidiary for the year	76,603	1,992,624	482,711
Profit allocated to NCI	37,221	968,216	234,549
Dividend paid to NCI	–	–	–
Cash flows from operating activities	1,699,909	1,673,212	89,418
Cash flows from investing activities	(1,120,161)	554,568	88,261
Cash flows from financing activities	(787,027)	(1,476,899)	(448,313)

(c)	Transaction with non-controlling interests

Acquisition of NCI from TaiGen Biopharmaceuticals Co. (Beijing), Ltd. (“TaiGen”)

On 22 November 2023, the Company’s subsidiary HEC CJ Pharm entered into equity transfer agreement (“Equity Transfer Agreement 2023”) with the minority shareholder, TaiGen to acquired remaining 40% equity interests in the Company’s subsidiary Dongguan HEC Medical held by TaiGen. The consideration of the equity transfer was USD4,980,000 (equivalent to approximately RMB35,450,000). Upon completion of the equity transfer, HEC CJ Pharm became the sole shareholder of Dongguan HEC Medical and held 100% of the equity interests of Dongguan HEC Medical.

15	FINANCIAL ASSETS/LIABILITIES MEASURED AT FVPL

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Non-current assets
– Investment in listed equity securities	(i)	–	19,587	17,066

Current assets
– Investment in a trust investment scheme	(ii)	290,000	–	–
– Foreign currency option contracts	(iii)	–	18,686	–
– Investment in a private fund		–	–	3,839
		290,000	18,686	3,839

Current liabilities
– Foreign currency option contracts	(iii)	–	(1,139)	–

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APPENDIX I	ACCOUNTANTS’ REPORT

(i)	The Group’s investment in listed equity securities represented share holdings in Beijing Sunho Pharmaceutical Co., Ltd., a company listed in Beijing Stock Exchange and engaged in manufacturing and sales of pharmaceutical products. The Group classified its investment in listed equity securities to financial assets measured at FVPL, as the investment is held for strategic purposes.

During the year ended 31 December 2023 and 2024, the fair value change in respect of the Group’s investment in listed equity securities recognised in consolidated statements of profit or loss amounted to a gain of RMB4,387,000 and a loss of RMB2,521,000 respectively.

(ii)	On 27 December 2022, the Group invested in a trust investment scheme established and managed by a trust company as the trustee with the principal of RMB290,000,000. Pursuant to the agreement, the trust scheme is designated to make the majority of its investments in debt and equity securities, while the principal and return of the investment are not guaranteed.

In March 2023, the Group redeemed all investment in the trust investment scheme with the principal amount of RMB290,000,000 at a total consideration of RMB294,645,000 and recognised investment income from this trust investment scheme of RMB4,645,000.

(iii)	The Group entered into foreign currency option contracts with banks to mitigate the currency risk arising from certain of its interest-bearing borrowings denominated in USD. All these option contracts are matured within one year. The carrying amount of foreign currency option contracts as a liability is included in the balance of trade and other payables (Note 21).

During the years ended 31 December 2023 and 2024, the fair value gain in respect of the Group’s foreign currency option contracts recognised in profit or loss amounted to RMB17,547,000 and RMBB7,681,000 respectively.

16	PREPAYMENTS

The Group

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Non-current
Prepayments for intangible assets	(i)	119,012	14,516	13,576
Prepayments for property, plant and equipment		200,323	116,290	648,712
		319,335	130,806	662,288
Current
Prepayments for materials		41,653	32,715	66,063
Prepayments for services		96,319	326,149	360,317
		137,972	358,864	426,380
		457,307	489,670	1,088,668

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APPENDIX I	ACCOUNTANTS’ REPORT

The Company

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Non-current
Prepayments for intangible assets	553,638	8,381	7,441
Prepayments for property, plant and equipment	8,848	6,531	4,539
	562,486	14,912	11,980
Current
Prepayments for materials	12,273	14,353	23,334
Prepayments for services	58,977	63,563	95,765
	71,250	77,916	119,099
	633,736	92,828	131,079

(i)	The Group’s prepayments for intangible assets are mainly to acquire pharmaceutical products’ know-how, intellectual property rights and ownership rights from Dongguan HEC Research Co., Ltd. (東莞東陽光藥物研發有限公司). As of 31 December 2022, 2023 and 2024, such prepayments of the Group are RMB109,691,000, RMB6,135,000 and RMB nil respectively.

17	INVENTORIES

The Group

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Raw materials	236,375	334,967	412,554
Work in progress	73,510	102,955	123,689
Finished goods	51,627	85,265	198,770
Goods in transit	4,961	5,793	2,808
	366,473	528,980	737,821

The Company

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Raw materials	18,099	93,796	59,250
Work in progress	8,290	18,579	13,124
Finished goods	249	1,033	12,541
Goods in transit	373	952	35
	27,011	114,360	84,950

The analysis of the amount of inventories recognised as an expense and included in profit and loss is as follows:

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Carrying amount of inventories sold		544,212	1,089,722	913,673
Write-down of inventories		59,732	24,405	44,650
Cost of inventories sold	6(c)	603,944	1,114,127	958,323

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18	TRADE AND OTHER RECEIVABLES

The Group

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Trade receivables
– Related parties	32(d)	–	1,643	484
– Third parties		692,714	1,827,441	1,478,085
		692,714	1,829,084	1,478,569
Bills receivable		127,545	93,889	388,561
Less: loss allowance	30(a)	(11,607)	(16,586)	(144,574)
		808,652	1,906,387	1,722,556
VAT recoverable		41,677	63,365	110,009
Other receivables
– Related parties	32(d)	1,398,718	189	121
– Third parties		34,438	55,974	66,191
		1,433,156	56,163	66,312
Less: loss allowance		(9,062)	(7,427)	(4,584)
		1,465,771	112,101	171,737
Total		2,274,423	2,018,488	1,894,293

The Company

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Trade receivables
– Related parties	32(d)	–	–	57
– Third parties		39,572	83,178	205,898
		39,572	83,178	205,955
Bills receivable		3,169	4,037	7,667
Less: loss allowance		(207)	(165)	(8,102)
		42,534	87,050	205,520
VAT recoverable		2,191	22,484	5,218
Other receivables
– Related parties	32(d)	1,195,308	–	–
– Third parties		843,129	961,192	712,280
		2,038,437	961,192	712,280
Less: loss allowance		(5,258)	(2,702)	(1,643)
		2,035,370	980,974	715,855
Total		2,077,904	1,068,024	921,375

(i)	Bills receivable with a total carrying value of RMB10,667,000, RMB19,512,000 and RMB105,843,000 were pledged as securities of bank loans of the Group as of 31 December 2022, 2023 and 2024 (see Note 22(a)) respectively.

(ii)	Bills receivable with a total carrying value of RMB38,370,000, nil and RMB877,000 were pledged as securities of issuing bills payable by the Group as of 31 December 2022, 2023 and 2024 respectively.

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APPENDIX I	ACCOUNTANTS’ REPORT

Ageing analysis

As of the end of each reporting period, the ageing analysis of trade and bills receivables (which are included in trade and other receivables), based on the invoice date and net of loss allowance, is as follows:

The Group

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 3 months	710,461	1,655,532	862,710
More than 3 months but within 1 year	98,137	250,733	793,625
More than 1 year	54	122	66,221
	808,652	1,906,387	1,722,556

The Company

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 3 months	35,518	50,019	128,364
More than 3 months but within 1 year	7,016	18,024	75,304
More than 1 year	–	19,007	1,852
	42,534	87,050	205,520

Trade debtors are generally due within 0-90 days from the date of billing. Bills receivable is due in 3 months or 6 months from the date of billing. The Group’s credit policy is set out in Note 30(a). All of the trade and other receivables of the Group are expected to be recovered within one year.

19	CASH AND CASH EQUIVALENTS, RESTRICTED CASH AND OTHER CASH FLOW INFORMATION

(a)	Cash and cash equivalents comprise:

The Group

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Cash on hand		6	–	–
Cash at bank		1,081,774	3,487,458	1,916,427
Less: restricted cash	(i)	(110,270)	(1,567,300)	(435,617)
Cash and cash equivalents in the consolidated statements of financial position and consolidated statements of cash flows		971,510	1,920,158	1,480,810

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The Company

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Cash at bank		74,199	219,506	103,522
Less: restricted cash	(i)	(33,489)	–	(40,004)
Cash and cash equivalents in the statements of financial position		40,710	219,506	63,518

(i)	As of 31 December 2022, 2023 and 2024, restricted cash mainly represented as follows: (1) pledges to banks for issuance of bills payable, letters of credit and loans; (2) restricted accounts opened and held for the purpose of credit business and receiving investment funds; (3) funds borrowed for limited purposes of use.

(ii)	As of 31 December 2022, 2023 and 2024, cash at bank situated in Mainland China amounted to RMB1,075,548,000, RMB3,463,307,000 and RMB1,904,633,000 respectively. Remittance of funds out of Mainland China is subject to relevant rules and regulations of foreign exchange control.

(b)	Reconciliation of (loss)/profit before taxation to cash generated from operations:

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

(Loss)/profit before taxation		(1,479,823)	1,385,462	141,054
Adjustments for:
Depreciation	6(c)	230,952	257,816	284,652
Amortisation	6(c)	167,722	162,125	133,392
Interest income	5	(52,828)	(88,893)	(62,283)
Finance costs	6(a)	686,884	380,591	239,787
Net (gain)/loss on disposal of property, plant and equipment	5	(699)	3,813	(18,142)
Impairment loss on intangible assets	5	190,423	468,726	68,308
Impairment loss on goodwill	5	75,896	–	–
Fair value change on investment in equity securities	5	–	(4,387)	2,521
Fair value change on derivative financial instruments embedded in convertible bonds	5	859,569	79,796	–
Net gain on foreign currency option contracts	5	–	(17,547)	(7,681)
Fair value change on investment in a private fund	5	–	–	734
Investment income from a trust investment scheme	5	–	(4,645)	–
Investment income from a private fund	5	–	–	(8,105)
Equity-settled share-based payment expenses	27	–	130,278	266,545
Share of loss/(profit) of an associate		–	29	(293)
Dividend income from listed equity securities	5	–	(247)	(309)
Net foreign exchange loss		280,301	34,268	4,220
Changes in working capital:
Increase in inventories		(36,280)	(162,507)	(208,841)
(Increase)/decrease in trade and other receivables		(511,256)	46,418	1,436
Increase/(decrease) in trade and other payables		1,006,713	(1,122,499)	(88,822)
Cash generated from operations		1,417,574	1,548,597	748,173

– V-I-58 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(c)	Reconciliation of liabilities arising from financing activities

The table below details changes in the Group’s liabilities from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are liabilities for which cash flows were, or future cash flows will be, classified in the Group’s consolidated statements of cash flows as cash flows from financing activities.

	Note	Bank loans and other borrowings	Lease liabilities	Interest- bearing borrowings	Financial instruments with preferential rights issued to investors	Non-trade payables/ (receivables)	Total
		RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Note 22)	(Note 23)	(Note 24)	(Note 25)

At 1 January 2022		2,759,933	106,927	2,600,125	7,451,661	(1,179,851)	11,738,795
Changes from financing cash flows:
Proceeds from bank loans		1,897,029	–	–	–	–	1,897,029
Proceeds from borrowings under sale and leaseback transactions		159,239	–	–	–	–	159,239
Repayments of bank loans		(1,499,069)	–	–	–	–	(1,499,069)
Payments for capital element of obligations arising from sale and leaseback transactions		(63,305)	–	–	–	–	(63,305)
Repurchase of convertible bonds		–	–	(971,386)	–	–	(971,386)
Proceeds from issuance of new shares with preferential rights		–	–	–	38,000	–	38,000
Capital element of lease rentals paid		–	(36,806)	–	–	–	(36,806)
Interest element of lease rentals paid		–	(7,917)	–	–	–	(7,917)
Net advance from non-trade payables and receivables		–	–	–	–	2,369,734	2,369,734
Interest paid		(176,675)	–	(78,485)	–	(56,311)	(311,471)
Total changes from financing cash flows		317,219	(44,723)	(1,049,871)	38,000	2,313,423	1,574,048
Other changes:
Interest expense	6(a)	181,598	7,917	257,329	172,715	86,022	705,581
Interest income	5	–	–	–	–	(44,801)	(44,801)
Fair value change on derivative financial instruments embedded in convertible bonds	24(iv)	–	–	859,569	–	–	859,569
Derecognition of financial instruments with preferential rights issued to investors		–	–	–	(7,662,376)	–	(7,662,376)
Net increase in lease liabilities from entering into new leases and early termination		–	46,179	–	–	–	46,179
Derecognition of bank loans	(i)	(1,576)	–	–	–	–	(1,576)
Exchange adjustment		–	–	239,811	–	–	239,811
At 31 December 2022		3,257,174	116,300	2,906,963	–	1,174,793	7,455,230

– V-I-59 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

	Note	Bank loans and other borrowings	Lease liabilities	Interest- bearing borrowings	Non-trade payables/ (receivables)	Total
		RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Note 22)	(Note 23)	(Note 24)

At 1 January 2023		3,257,174	116,300	2,906,963	1,174,793	7,455,230
Changes from financing cash flows:
Proceeds from bank loans		2,682,215	–	–	–	2,682,215
Proceeds from borrowings under sale and leaseback transactions		691,914	–	–	–	691,914
Repayments of bank loans		(1,123,929)	–	–	–	(1,123,929)
Payments for capital element of obligations arising from sale and leaseback transactions		(256,699)	–	–	–	(256,699)
Repurchase of convertible bonds		–	–	(3,047,989)	–	(3,047,989)
Capital element of lease rentals paid		–	(35,452)	–	–	(35,452)
Interest element of lease rentals paid		–	(6,074)	–	–	(6,074)
Net repayment of non-trade payables and receivables		–	–	–	(1,225,814)	(1,225,814)
Interest (paid)/received		(244,064)	–	(66,678)	52,845	(257,897)
Total changes from financing cash flows		1,749,437	(41,526)	(3,114,667)	(1,172,969)	(2,579,725)
Other changes:
Interest expense	6(a)	252,929	6,074	92,178	36,958	388,139
Interest income	5	–	–	–	(38,782)	(38,782)
Fair value change on derivative financial instruments embedded in convertible bonds		–	–	79,796	–	79,796
Net increase in lease liabilities from entering into new leases and early termination		–	19,433	–	–	19,433
Derecognition of bank loans	(i)	(8,845)	–	–	–	(8,845)
Exchange adjustment		(185)	–	35,730	–	35,545
At 31 December 2023		5,250,510	100,281	–	–	5,350,791

– V-I-60 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

	Note	Bank loans and other borrowings	Lease liabilities	Total
		RMB’000	RMB’000	RMB’000
		(Note 22)	(Note 23)

At 1 January 2024		5,250,510	100,281	5,350,791
Changes from financing cash flows:
Proceeds from bank loans		3,100,917	–	3,100,917
Proceeds from borrowings under sale and leaseback transactions		379,556	–	379,556
Repayments of bank loans		(3,792,158)	–	(3,792,158)
Payments for capital element of obligations arising from sale and leaseback transactions		(478,177)	–	(478,177)
Capital element of lease rentals paid		–	(35,829)	(35,829)
Interest element of lease rentals paid		–	(6,508)	(6,508)
Interest paid		(105,172)	–	(105,172)
Total changes from financing cash flows		(895,034)	(42,337)	(937,371)
Other changes:
Interest expense	6(a)	253,282	6,508	259,790
Net increase in lease liabilities from entering into new leases and early termination		–	76,436	76,436
Derecognition of bank loans	(i)	(86,331)	–	(86,331)
Exchange adjustment		(39,134)	–	(39,134)
At 31 December 2024		4,483,293	140,888	4,624,181

(i)	The amount represents the derecognition of bank loans of discounted bills with recourse upon the maturity of respective bills receivable for the years ended 31 December 2022, 2023 and 2024.

20	CONTRACT LIABILITIES

The Group

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Sales of goods
– Billing in advance of performance	84,528	117,375	155,019

The Company

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Research and development projects
– Billing in advance of performance	1,168,908	784,872	901,502
Sales of goods
– Billing in advance of performance	9,033	13,354	91,642
	1,177,941	798,226	993,144

– V-I-61 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Contract liabilities are recognised when customers make a payment after billing before the Group satisfies its performance obligation until they receive the goods or the milestones of project work are completed.

Movements in contract liabilities

The Group

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Balance at 1 January	87,136	84,528	117,375
Decrease in contract liabilities as a result of recognising revenue during the year that was included in the contract liabilities at the beginning of the year	(75,568)	(70,241)	(76,776)
Increase in contract liabilities as a result for billing in advance of sales of goods	72,960	103,088	114,420
Balance at 31 December	84,528	117,375	155,019

The Company

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Balance at 1 January	1,189,728	1,177,941	798,226
Decrease in contract liabilities as a result of recognising revenue during the year that was included in the contract liabilities at the beginning of the year	(268,223)	(609,880)	(116,988)
Increase in contract liabilities as a result of billing in advance for research and development projects	247,861	221,486	226,091
Increase in contract liabilities as a result of billing in advance for sales of goods	8,575	8,679	85,815
Balance at 31 December	1,177,941	798,226	993,144

The amount of contract liabilities expected to be recognised as income after more than one year of the Group is RMB10,854,000, RMB8,402,000 and RMB58,743,000 as of 31 December 2022, 2023 and 2024 respectively. The amounts of contract liabilities expected to be recognised as income after more than one year of the Company is RMB627,520,000, RMB781,372,000 and RMB926,742,000 as of 31 December 2022, 2023 and 2024 respectively. All of the other contract liabilities are expected to be recognised as income within one year.

– V-I-62 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

21	TRADE AND OTHER PAYABLES

The Group

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Trade payables
– Related parties	32(d)	66,165	88,074	101,848
– Third parties		408,728	548,857	691,060
		474,893	636,931	792,908
Bills payable		269,883	207,435	537,948
Other non-trade payables to related parties	32(d)	2,402,404	–	–
VAT and other taxes payable		157,903	152,810	98,330
Accrued payroll and benefits		304,971	335,524	193,226
Accrued expenses		740,417	660,281	589,687
Accrued royalty fee		261,585	356,669	2,630
Other payables for purchasing fixed assets		172,111	136,106	154,303
Other payables		133,223	107,112	52,597
Foreign currency option contracts		–	1,139	–
		4,917,390	2,594,007	2,421,629

The Company

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Trade payables
– Related parties	32(d)	15,889	81,146	77,352
– Third parties		340,874	416,182	532,528
		356,763	497,328	609,880
Bills payable		173,261	93,500	213,000
Other non-trade payables to related parties	32(d)	2,387,567	–	–
VAT and other taxes payable		2,329	5,763	1,249
Accrued payroll and benefits		81,782	77,813	74,421
Other payables		237,182	506,491	709,280
		3,238,884	1,180,895	1,607,830

All trade and other payables (including amounts due to related parties) are expected to be settled within one year or are repayable on demand.

– V-I-63 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

An ageing analysis of trade and bills payables based on the invoice date is as follows:

The Group

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 month	319,969	470,643	528,819
Over 1 month but within 3 months	96,040	104,209	182,142
Over 3 months but within 1 year	254,895	234,128	552,410
Over 1 year	73,872	35,386	67,485
	744,776	844,366	1,330,856

The Company

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 month	229,668	339,939	437,963
Over 1 month but within 3 months	70,274	76,841	126,723
Over 3 months but within 1 year	202,558	169,200	245,502
Over 1 year	27,524	4,848	12,692
	530,024	590,828	822,880

22	BANK LOANS AND OTHER BORROWINGS

The Group

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Non-current
Bank loans	22(a)	2,187,529	1,761,498	2,093,515
Obligations arising from sale and leaseback transactions	22(b)	62,500	199,815	193,553
		2,250,029	1,961,313	2,287,068
Current
Bank loans	22(a)	915,431	2,908,886	1,921,061
Obligations arising from sale and leaseback transactions	22(b)	91,714	380,311	275,164
		1,007,145	3,289,197	2,196,225
		3,257,174	5,250,510	4,483,293

– V-I-64 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

The Company

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Non-current
Bank loans	22(a)	1,558,500	1,507,500	1,346,250
Obligations arising from sale and leaseback transactions	22(b)	–	165,527	51,582
		1,558,500	1,673,027	1,397,832
Current
Bank loans	22(a)	767,530	743,448	737,356
Obligations arising from sale and leaseback transactions	22(b)	16,272	226,231	117,258
		783,802	969,679	854,614
		2,342,302	2,642,706	2,252,446

(a)	Bank loans

The analysis of the repayment schedule of bank loans is as follows:

The Group

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 year or on demand	915,431	2,908,886	1,921,061
After 1 year but within 2 years	413,291	734,498	1,090,111
After 2 years but within 5 years	1,709,013	1,027,000	918,070
After 5 years	65,225	–	85,334
	2,187,529	1,761,498	2,093,515
Total	3,102,960	4,670,384	4,014,576

The Company

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 year or on demand	767,530	743,448	737,356
After 1 year but within 2 years	317,000	580,500	664,250
After 2 years but within 5 years	1,241,500	927,000	682,000
	1,558,500	1,507,500	1,346,250
Total	2,326,030	2,250,948	2,083,606

– V-I-65 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

As of 31 December 2022, 2023 and 2024, the bank loans were secured as follows:

The Group

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Unsecured	40,055	149,802	662,320
Secured	3,062,905	4,520,582	3,352,256
Total	3,102,960	4,670,384	4,014,576

The Company

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Secured	2,326,030	2,250,948	2,083,606

(i)	The Group’s bank loans were secured as follows:

The Group

		As of 31 December
		2022	2023	2024
	Note	RMB’000	RMB’000	RMB’000

Ownership interests in leasehold land held for own use	11(a)(iii)	170,532	264,928	293,211
Construction in progress	11(a)(iii)	409,075	117,949	228,404
Plant and buildings	11(a)(iii)	609,044	667,593	913,422
Bills receivable	18(i)	10,667	19,512	105,843
Restricted cash		–	1,545,237	284,507
Equity interest of a subsidiary		1,560,266	2,039,788	–
		2,759,584	4,655,007	1,825,387

The Company

		As of 31 December
		2022	2023	2024
	Note	RMB’000	RMB’000	RMB’000

Ownership interests in leasehold land held for own use	11(a)	11,210	10,887	10,565
Restricted cash		–	–	40,000
Equity interest of a subsidiary		1,560,266	2,039,788	–
		1,571,476	2,050,675	50,565

As of 31 December 2022, 2023 and 2024, apart from the above secured assets, the respective bank loans of RMB2,616,029,000, RMB2,812,021,000 and RMB3,373,597,000 were additionally guaranteed by the ultimate controlling parties, Mr. Zhang Yushuai and Ms. Guo Meilan and the companies owned by the ultimate controlling parties.

– V-I-66 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(ii)	As of 31 December 2022, 2023 and 2024, the total banking facilities amounted to RMB3,312,500,000, RMB5,465,961,000 and RMB5,255,817,000 respectively. Such facilities were utilised to the extent of RMB3,084,929,000, RMB4,643,028,000 and RMB3,903,599,000 respectively. These facilities are subject to the fulfilment of covenants relating to certain of the Group’s balance sheet ratios and intended use of the loans, as commonly found in lending arrangements with financial institutions. If the Group breached the covenants, the drawn down facilities would become payable on demand. The Group regularly monitors its compliance with these covenants. Further details of the Group’s management of liquidity risk are set out in Note 30(b).

(iii)	As of 31 December 2022, 2023 and 2024, bank loans of RMB10,677,000, RMB19,512,000 and RMB105,843,000 represented the bills discounted with recourse which were repayable within one year respectively.

(iv)	As of 31 December 2022, 2023 and 2024, a subsidiary of the Group has non-current bank loans with carrying amounts of RMB293,900,000, RMB289,500,000 and RMB285,100,000. The loans contain covenants that when the subsidiary’s liability-to-asset ratio exceeds 70%, or when its contingent liability ratio exceeds 70% at any time, it is considered a breach of the loan contract, the loans will become repayable within 12 months after the breach. The subsidiary of the Group complied with the thresholds and did not breach any limited covenants when they were tested at 31 December 2022, 2023 and 2024.

As of 31 December 2024, a subsidiary of the Group has non-current bank loans with carrying amounts of RMB286,783,000. The loans contain covenants that when the subsidiary's liability-to-asset ratio exceeds 68%, or when its contingent liability ratio exceeds 68% at any time, it is considered a breach of the loan contract, the loans will become repayable within 12 months after the breach. The subsidiary of the Group complied with the thresholds and did not breach any limited covenants when they were tested at 31 December 2024.

As of 31 December 2024, a subsidiary of the Group has non-current bank loans with carrying amounts of RMB260,587,000. The loans contain covenants that when the subsidiary’s liability-to-asset ratio exceeds 65%, or when its contingent liability ratio exceeds 65% at any time, it is considered a breach of the loan contract, the loans will become repayable within 12 months after the breach. The subsidiary of the Group complied with the thresholds and did not breach any limited covenants when they were tested at 31 December 2024.

(b)	Obligations arising from sale and leaseback transactions

Obligations arising from sale and leaseback transactions were repayable as below:

The Group

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 year	97,731	409,728	293,538
After 1 year but within 2 years	64,474	140,091	181,625
After 2 years but within 5 years	–	71,113	18,336
Total undiscounted obligations arising from sale and leaseback transactions	162,205	620,932	493,499
Less: total future interest expenses	(7,991)	(40,806)	(24,782)
Total	154,214	580,126	468,717

– V-I-67 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

The Company

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 year	16,689	248,762	124,997
After 1 year but within 2 years	–	121,679	52,701
After 2 years but within 5 years	–	52,701	–
Total undiscounted obligations arising from sale and leaseback transactions	16,689	423,142	177,698
Less: total future interest expenses	(417)	(31,384)	(8,858)
Total	16,272	391,758	168,840

All obligations arising from sale and leaseback transactions were secured by plant and buildings and machinery as mentioned in Note 11(a)(iv), and were guaranteed by Shenzhen HEC Industrial, Yichang HEC Power Plant Co., Ltd., Mr. Zhang Yushuai and Ms. Guo Meilan, the ultimate controlling parties of the Group as of 31 December 2022, 2023 and 2024.

23	LEASE LIABILITIES

The Group

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 year	33,611	31,703	41,147
After 1 year but within 2 years	26,264	32,691	40,472
After 2 years but within 5 years	56,099	33,748	58,800
After 5 years	326	2,139	469
	82,689	68,578	99,741
Total	116,300	100,281	140,888

The Company

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Within 1 year	29,365	30,032	37,333
After 1 year but within 2 years	25,433	31,878	36,982
After 2 years but within 5 years	55,623	32,542	57,224
After 5 years	–	1,920	11,319
	81,056	66,340	105,525
Total	110,421	96,372	142,858

– V-I-68 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

24	INTEREST-BEARING BORROWINGS

As of 31 December
2022
RMB’000

Convertible bonds
– Current	2,906,963
2,906,963

(i)	On 20 February 2019, the Company’s subsidiary, HEC CJ Pharm issued a tranche of 1,600 H share convertible bonds with an aggregate principal amount of USD400,000,000 (equivalent to approximately RMB2,702,320,000 translated at the then exchange rate). Each number of bond has a face value of USD250,000 and a maturity date of 20 February 2026. The bonds bear interest at 3.0% per annum payable semi-annually in arrears on 30 June and 31 December of each year. The bondholders have the right to convert the bonds to the HEC CJ Pharm’s ordinary shares at a price of HKD14 per conversion share subject to adjustment in relation to the adjusted net profit for the year ended 31 December 2021. The bonds are unsecured.

As the convertible bonds do not contain an equity component, the conversion option embedded in the convertible bonds above is measured at fair value and the liability component is carried at amortised cost.

(ii)	According to the subscription agreement, the Group will be in breach of covenants when incurring in (a) the second six months of financial year 2018 aggregate capital expenditure which, when aggregated with the capital expenditure of the Group incurred for that six months, exceeds RMB450,000,000; (b) financial year 2019 aggregate capital expenditure which, when aggregated with the capital expenditure of the Group incurred for that financial year, exceeds RMB400,000,000; or (c) any subsequent financial year aggregate capital expenditure which, when aggregated with the capital expenditure of the Group incurred for that financial year, exceeds RMB150,000,000.

The bondholders have the right to redeem all or any portion of the convertible bonds on or before the maturity date upon occurrence of the breach of covenants as agreed in the subscription agreement. In 2020, the bondholders informed the Group that the aggregate capital expenditure incurred by the Group for 2020 exceeded RMB150,000,000 and such excess capital expenditure was incurred without the consent of the bondholders under the subscription agreement. Accordingly, a covenant was breached with the effect that the convertible bonds became repayable on demand.

The Group had obtained series of waiver letters from the bondholders stated that the bondholders agreed to temporarily waive their right to issue an early redemption notice by reason of the aforementioned breach until a specific time. The last waiver letter was obtained on 30 September 2021 and pursuant to such letter, the bondholders agreed to waive their right to issue an early redemption notice on the convertible bonds until 1 January 2023.

(iii)	On 26 September 2022, HEC CJ Pharm repurchased certain convertible bonds in the aggregate principal amount of USD95,338,000 from the bondholders with a total consideration of USD127,318,000 (equivalent to RMB912,907,000).

During the year ended 31 December 2023, the Company entered into certain bond purchase agreements with the bondholders, pursuant to which the Company agreed to repurchase all remaining portion of the convertible bonds in the aggregate principal amount of USD28,912,000, USD43,119,000, USD38,548,000 and USD194,161,000 from the bondholders at the total purchase price of USD40,000,000, USD60,000,000, USD54,075,000 and USD263,191,000 (equivalent to RMB2,923,366,000 in total) on 31 January 2023, 15 March 2023, 3 April 2023 and 5 July 2023 respectively.

On 5 July 2023, the Company completed the redemption of all the convertible bonds pursuant to above agreements. The bondholders no longer have any interest in the bonds and/or any rights arising therefrom.

– V-I-69 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(iv)	The convertible bonds recognised in the consolidated statements of financial position of the Group are analysed as follows:

	Host liability component	Derivative component	Total
	RMB’000	RMB’000	RMB’000

At 1 January 2022	2,364,366	235,759	2,600,125
Change on derivative financial instruments embedded in convertible bonds	–	859,569	859,569
Accrued interest (note 6(a))	257,329	–	257,329
Interest paid	(78,485)	–	(78,485)
Exchange loss	239,811	–	239,811
Repurchase of convertible bonds (note 24(iii))	(658,709)	(312,677)	(971,386)
At 31 December 2022	2,124,312	782,651	2,906,963
Change on derivative financial instruments embedded in convertible bonds	–	79,796	79,796
Accrued interest (note 6(a))	92,178	–	92,178
Interest paid	(66,678)	–	(66,678)
Exchange loss	35,730	–	35,730
Repurchase of convertible bonds (note 24(iii))	(2,185,542)	(862,447)	(3,047,989)
At 31 December 2023 and 31 December 2024	–	–	–

25	FINANCIAL INSTRUMENTS WITH PREFERENTIAL RIGHTS ISSUED TO INVESTORS

From July 2020, the Company entered into a series of investment agreements with certain investors (the “Pre-Listing Investors”), pursuant to which, the Pre-Listing Investors agreed to invest by subscribing the Company’s capital. In addition, the Pre-Listing Investors entered into equity transfer agreements with Shenzhen HEC industrial to acquire shares of the Company.

On 10 December 2021, the Company, Controlling Shareholders and Pre-Listing Investors entered into an agreement, pursuant to which, the Pre-Listing Investors would have the right but not the obligation to request the Company and/or the Controlling Shareholders of the Company to repurchase all or part of the shares of the Company held by the Pre-Listing Investors, upon the occurrence of any of the specified redemption triggering events, including but not limited to:

(i)	a qualified listing of the Company does not consummate within 2 years from the closing date; and

(ii)	a change in the Controlling Shareholders or actual controller of the Group without the written consent of the Pre-Listing Investors.

The repurchase price of each share shall equal to the aggregate of the original price plus per annum interest 10% calculated on a simple basis for the period from the payment date of the consideration up to the repurchase date, plus all declared but unpaid dividends.

As of 31 December 2021, the Pre-Listing Investors had held 35% of equity interests of the Company by paying a total amount of RMB6,909,025,000, including RMB3,226,240,000 to subscribe the Company’s capital and RMB3,682,785,000 to acquire shares held by Shenzhen HEC Industrial.

On 14 February 2022, an additional amount of RMB38,000,000 was paid the by Pre-Listing Investors to subscribe 0.48% of the Company’s capital.

– V-I-70 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Presentation and classification

As the occurrence of the specified redemption triggering events such as no qualified listing of the Company consummated by the specified date and change of control of the Group, is beyond the Company’s control, the Company recognised financial liabilities for its obligation to buy back the shares. The Company’s capital subscribed by the Pre-Listing Investors are held as treasury stock. The financial liabilities are measured at the present value of the redemption amount. The changes in the carrying amount of the financial liabilities were recorded in profit or loss as “finance costs”.

The movements of financial instruments with preferential rights issued to investors during the year are set out below:

The Group and the Company

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

At 1 January	7,451,661	–	–
Issuance of financial instruments with preferential rights to investors	38,000	–	–
Changes in carrying amount of financial instruments with preferential rights issued to investors	172,715	–	–
Reclassification to equity as consideration for issuing paid-in capital (note)	(7,662,376)	–	–
At 31 December	–	–	–

Note:	In March 2022, each of the then Pre-Listing Investors provided a confirmation to the Company and its subsidiaries that are subject to the redemption rights, pursuant to which, the Pre-Listing Investors agreed to waive the redemption right against the Company and the involved subsidiaries. The directors of the Company considered that these financial instruments meet the definition of equity, and therefore were reclassified from financial liabilities to equity.

26	DEFERRED INCOME

The Group

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

At 1 January		228,393	271,891	274,398
Additions		61,770	11,080	4,300
Credited to profit or loss	5	(18,272)	(8,573)	(15,744)
At 31 December		271,891	274,398	262,954

The Company

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

At 1 January	86,285	76,207	79,058
Additions	–	3,229	–
Credited to profit or loss	(10,078)	(378)	(7,865)
At 31 December	76,207	79,058	71,193

– V-I-71 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

As of 31 December 2022, 2023 and 2024, deferred income of the Group and the Company mainly included various conditional government grants for R&D projects of new or existing pharmaceutical products and subsidies relating to purchase of fixed assets.

Deferred income relating to purchase of fixed assets is recognised as income on a straight-line basis over the expected useful life of the relevant assets.

27	EQUITY SETTLED SHARE-BASED TRANSACTIONS

The Company adopted a restricted share scheme in June 2023 (the “2023 Restricted Share Scheme”) for the purpose of attracting and retaining the employees. Under the 2023 Restricted Share Scheme, a total 22,879,253 out of 22,955,784 restricted shares of the Company may be granted to the selected employees serving in the Group at a subscription price, of RMB0.7738 per share. These restricted shares will vest after the 5th anniversary of the grant date, on the condition that the employees remain in service and have fulfilled certain performance requirements. If employees leave the Group before the vesting date or fail to fulfil the performance requirements, the restricted shares will be forfeited. The forfeited shares will be repurchased by a shareholder designated by the Group at the original subscription price and with an additional 3% per annum interest, and if applicable, and could be reallocated in the subsequent grants at the discretion of the Company.

On 18 July 2023, 22,879,253 restricted shares of the Company under the 2023 Restricted Share Scheme were granted to the selected employees serving in the Group. The weighted average grant date fair value of restricted shares per share and aggregate fair value of restricted shares at the date of grant were RMB57.71 and RMB1,320,482,000, respectively.

Total compensation expense calculated based on the grant date fair value and the estimated forfeiture rate and recognised in the consolidated statements of profit or loss for aforementioned restricted shares granted to the Group’s employees was RMB130,278,000 and RMB266,545,000 during the years ended 31 December 2023 and 2024, respectively. No restricted shares were forfeited or vested during the years ended 31 December 2023 and 2024.

Fair value of share-based payments and assumptions

The fair value of the restricted shares granted was determined by reference on the fair value of ordinary shares of the Company as of the grant date. The directors have used the asset-based approach to determine the fair value of the underlying shares of the Company.

28	INCOME TAX IN THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(a)	Current taxation in the consolidated statements of financial position represents:

		Years ended 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Provision for CIT for the year	7(a)	60,532	368,095	95,694
Under/(over)-provision for CIT in respect of prior years	7(a)	6,122	(67)	5,969
CIT paid during the year		(256,608)	(230,491)	(247,641)
		(189,954)	137,537	(145,978)
Balance at 1 January		198,626	8,672	146,209
Balance at 31 December		8,672	146,209	231

– V-I-72 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(b)	Deferred tax assets recognised

The components of deferred tax assets recognised in the consolidated statements of financial position and the movements during the year are as follows:

Deferred tax arising from:	Deferred income	Provisions for inventories and receivables	Accrued expenses	Fair value change on derivative financial instruments embedded in convertible bonds and others	Excess advertisement expenses	Impairment of intangible assets	Depreciation for property, plant and equipment	Unrealised profit arising from intra- group transactions	Right-of-use assets	Lease liabilities	Unused tax losses	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2022	123	17,012	8,901	2,336	33,335	3,004	–	106,361	(15,522)	15,522	–	171,072
Credited/(charged) to profit or loss	384	(5,019)	30,337	97,480	(8,722)	47,385	(13,779)	(17,504)	(1,687)	1,687	–	130,562
At 31 December 2022 and 1 January 2023	507	11,993	39,238	99,816	24,613	50,389	(13,779)	88,857	(17,209)	17,209	–	301,634
(Charged)/credited to profit or loss	(49)	2,727	(2,956)	(103,105)	(24,613)	45,708	1,635	(15,176)	2,752	(2,752)	92,273	(3,556)
At 31 December 2023 and 1 January 2024	458	14,720	36,282	(3,289)	–	96,097	(12,144)	73,681	(14,457)	14,457	92,273	298,078
(Charged)/credited to profit or loss	(24)	13,139	(36,282)	2,900	2,036	16,838	1,620	(10,178)	(8,702)	8,702	(4,637)	(14,588)
At 31 December 2024	434	27,859	–	(389)	2,036	112,935	(10,524)	63,503	(23,159)	23,159	87,636	283,490

– V-I-73 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(c)	Deferred tax assets not recognised

In accordance with the accounting policy set out in Note 2(u), the Group has not recognised deferred tax assets in respect of cumulative tax losses of RMB6,388,055,000, RMB7,402,700,000 and RMB7,863,014,000 as of 31 December 2022, 2023 and 2024 respectively as it is not probable that future taxable profits against which the losses can be utilised will be available in the relevant tax jurisdictions and entities.

The unrecognised tax losses will expire in the following years:

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

2023	71,404	–	–
2024	109,718	47,060	–
2025	529,921	450,926	458,814
2026	574,830	526,685	522,868
2027	434,911	398,750	431,433
2028	–	176,633	107,928
After 2028	4,667,271	5,802,646	6,341,971
	6,388,055	7,402,700	7,863,014

29	CAPITAL, RESERVES AND DIVIDENDS

(a)	Movements in components of equity of the Company

The reconciliation between the opening and closing balances of each component of the Group’s consolidated equity is set out in the consolidated statements of changes in equity. Details of the changes in the Company’s individual components of equity between the beginning and the end of the year are set out below:

	Paid-in capital/ share capital	Capital reserve	Merger reserve	Treasury stock	Share-based payment reserve	Accumulated losses	(Net deficit)/ total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	Note 29(c)	Note 29(d)(i)	Note 29(d)(ii)	Note 29(e)	Note 29(d)(iii)

Balance at 1 January 2022	279,158	(1,890,086)	(534,974)	(97,681)	–	(4,735,687)	(6,979,270)
Total comprehensive income for the year	–	–	–	–	–	(817,019)	(817,019)
Capital contribution from shareholders	469	37,531	–	–	–	–	38,000
Recognition of financial instruments with preferential rights issued to investors	–	(37,531)	–	(469)	–	–	(38,000)
Derecognition of financial instruments with preferential rights issued to investors	–	7,564,226	–	98,150	–	–	7,662,376

– V-I-74 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

	Paid-in capital/ share capital	Capital reserve	Merger reserve	Treasury stock	Share-based payment reserve	Accumulated losses	(Net deficit)/ total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	Note 29(c)	Note 29(d)(i)	Note 29(d)(ii)	Note 29(e)	Note 29(d)(iii)

Balance at 31 December 2022 and 1 January 2023	279,627	5,674,140	(534,974)	–	–	(5,552,706)	(133,913)
Total comprehensive income for the year	–	–	–	–	–	(810,421)	(810,421)
Issuance of new shares	13,943	–	–	–	–	–	13,943
Capital contribution from shareholders	10,550	1,605,507	–	–	–	–	1,616,057
Conversion into a joint stock limited liability company	159,823	(5,152,678)	–	–	–	4,992,855	–
Equity-settled share-based payment	–	–	–	–	69,107	–	69,107
Balance at 31 December 2023 and 1 January 2024	463,943	2,126,969	(534,974)	–	69,107	(1,370,272)	754,773
Total comprehensive income for the year	–	–	–	–	–	(438,788)	(438,788)
Equity-settled share-based payment	–	–	–	–	144,505	–	144,505
Balance at 31 December 2024	463,943	2,126,969	(534,974)	–	213,612	(1,809,060)	460,490

(b)	Dividends

No dividends have been declared by the Company during the years ended 31 December 2022, 2023 and 2024.

(c)	Paid-in capital/share capital

(i)	Paid-in capital

The paid-in capital of the Group represents the paid-in capital of the Company before it was converted into a joint stock company with limited liability.

Paid-in capital
RMB’000

At 1 January 2022	279,158
Capital contribution from shareholders	469
At 31 December 2022 and 1 January 2023	279,627
Capital contribution from shareholders	10,550
Conversion into a joint stock limited liability company	(290,177)
At 31 December 2023, 1 January 2024 and 31 December 2024	–

(ii)	Share capital

	Note	Year ended 31 December 2023		Year ended 31 December 2024
		Number of shares	RMB’000	Number of shares	RMB’000

Ordinary shares, issued and fully paid:
At 1 January		–	–	463,943,215	463,943
Issuance of new shares upon conversion into a joint stock limited liability company	(i)	450,000,000	450,000	–	–
Issuance of new shares		13,943,215	13,943	–	–
At 31 December		463,943,215	463,943	463,943,215	463,943

– V-I-75 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Note:

(i)	On 19 June 2023, all of the shareholders of the Company entered into a promoter’s agreement, pursuant to which it was agreed that the Company shall be converted from a limited liability company to a joint stock limited company. Upon the completion of the conversion, the Company had a registered capital of RMB450 million divided into 450,000,000 shares with a par value of RMB1.00 each, which shall be subscribed by all shareholders in proportion to their shareholdings in the Company before the conversion. The conversion was completed on 21 June 2023.

(d)	Reserves

(i)	Capital reserve

The Company’s capital reserve mainly represented premium arising from capital injection from equity owners after the deduction of treasury shares cancellation and conversion into a joint stock limited liability company (see Note 29(c)(i)). The Company’s capital reserve also represented the premium arising from equity interests granted from Shenzhen HEC Industrial (see Note 29(e)).

(ii)	Share-based payment reserve

The share-based payment reserve represented the portion of the grant date fair value of restricted shares granted to the key management personnel and employees of the Group that has been recognised in accordance with the accounting policy adopted for share-based payments in Note 2(t).

(iii)	Statutory reserve

According to the Company’s Articles of Association, the Company is required to appropriate at least 10% of its net profit as determined in accordance with the Company Law of the PRC to its statutory surplus reserve until the reserve balance reaches 50% of the registered capital. The appropriation to this reserve must be made before distribution of a dividend to equity owners. The statutory reserve can be utilised, upon approval by the relevant authorities, to offset accumulated losses or to convert into capital, provided that the balance after such issue is not less than 25% of its registered capital.

(iv)	Exchange reserve

The exchange reserve comprises all foreign exchange differences arising from the translation of the financial statements of the Company and certain subsidiaries within the Group. The reserve is dealt with in accordance with the accounting policy set out in Note 2(y).

(e)	Treasury stock

(i)	In February 2021, Yidu Yingwenfang Equity Investment Limited (L.P.) (宜都英文芳股權投資合夥企業(有限合夥), “Yidu Yingwenfang”) and Yidu Fangwenwen Equity Investment Limited (L.P.) (宜都芳文文股權投資合夥企業(有限合夥), “Yidu Fangwenwen”) were established as employee incentive platforms. On 15 March 2021, YiChang Research Co., Ltd. (宜昌東陽光藥研發有限公司, “Yichang HEC Research”) transferred its 2.90% equity interest in the Company to Yidu Yingwenfang at a consideration of RMB7,401,000. On the same day, North & South Brother Pharmacy Investment Company Limited (南北兄弟藥業投資有限公司) transferred its 2.90% equity interest in the Company to Yidu Fangwenwen at a consideration of RMB7,401,000. As the Company has power to govern the relevant activities of Yidu Yingwenfang and Yidu Fangwenwen and can derive benefits from the contributions of the eligible employees who are awarded with the shares under the restricted share scheme, Yidu Yingwenfang and Yidu Fangwenwen have been consolidated in the Group’s financial statements.

(ii)	In November 2021, the Company’s subsidiary, HEC CJ Pharm was granted with 10% equity interests of the Company from Shenzhen HEC Industrial at nil consideration in connection with HEC CJ Pharm’s agreement to enter into a non-competition agreement under part of the reorganisation of Shenzhen HEC Industrial group. The Group recognised the granted equity interests as treasury stock at its fair value of RMB1,770,384,000 in July 2021. The Group recognised RMB773,632,000 as merger reserve and RMB731,194,000 as non-controlling interests after netting off tax payable of RMB265,558,000.

– V-I-76 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

In December 2022, HEC CJ Pharm (as the transferor), Shenzhen HEC Industrial (as the transferee) and the Company (being the targeted company) entered into an equity transfer agreement (the “Equity Transfer Agreement”), pursuant to which, Shenzhen HEC Industrial agreed to buy back 10% equity interests of the Company at a consideration of RMB2,312,320,000, which was determined with reference to the market value of total shareholders’ equity of the Company prepared by an independent professional valuer. On 27 June 2023, all conditions precedents under the Equity Transfer Agreement have been fulfilled, Shenzhen HEC Industrial completed the transaction of buying back 10% equity interests of the Company. For the year ended 31 December 2023, the increased fair value of 10% equity interests of the Company attributable to minority shareholders of HEC CJ Pharm (net of tax payable) amounting to RMB223,829,000 was recognised as non-controlling interests.

(iii)	Details for treasury stock arising from financial instruments with preferential rights issued to investors are disclosed in note 25.

(f)	Capital management

The Group’s primary objective when managing capital is to safeguard the Group’s ability to continue as a going concern, so that it can continue to provide returns for its shareholders and benefits for other stakeholders, by pricing products commensurately with the level of risk and by securing access to finance at a reasonable cost.

The Group actively and regularly reviews and manages its capital structure to maintain a balance between the higher shareholders returns that might be possible with higher levels of bank loans and the advantages and security afforded by a sound capital position, and makes adjustments to the capital structure in light of changes in economic conditions.

The Group monitors its capital structure on the basis of an adjusted net liability-to-asset ratio. For this purpose, adjusted liabilities include bank loans, lease liabilities, interest-bearing borrowings but exclude financial instruments with preferential rights issued to investors. During the Track Record Period, the Group’s strategy was to maintain the capital in order to continue its operations, cover its planned and/or committed capital expenditure and cover its debt position. The Group’s adjusted net liability-to-asset ratios at 31 December 2022, 2023 and 2024 are as follows:

		As of 31 December
	Note	2022	2023	2024
		RMB’000	RMB’000	RMB’000

Bank loans and other borrowings – current	22	1,007,145	3,289,197	2,196,225
Bank loans and other borrowings – non-current	22	2,250,029	1,961,313	2,287,068
Interesting-bearing borrowings	24	2,906,963	–	–
Adjusted liabilities		6,164,137	5,250,510	4,483,293
Total assets		10,688,983	12,658,099	11,931,514
Adjusted net liability-to-asset ratio		58%	41%	38%

30	FINANCIAL RISK MANAGEMENT AND FAIR VALUES

Exposure to credit, liquidity, interest rate and currency risks arises in the normal course of the Group’s business. The Group’s exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below.

(a)	Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group. The Group’s credit risk is primarily attributable to trade and bill receivables. The Group maintains a defined credit policy and the exposures to these credit risks are monitored on an ongoing basis. The Group’s exposure to credit risk arising from cash balances, other receivables and VAT recoverable is limited because the counterparties are banks, financial institutions and tax authorities, for which the Group considers to have low credit risk. Management has a credit policy in place and the exposures to these credit risks are monitored on an ongoing basis.

– V-I-77 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer rather than the industry or country in which the customers operate and therefore significant concentrations of credit risk primarily arise when the Group has significant exposure to individual customers.

The Group has a concentration of credit risk of the total trade receivables due from the Group’s largest debtor and the five largest debtors as follows:

	As of 31 December
	2022	2023	2024

Due from
– largest trade debtor	30%	24%	35%
– five largest trade debtors	65%	67%	42%

In respect of trade receivables, individual credit evaluations are performed on all customers requiring credit over a certain amount. These evaluations focus on the customer’s past history of making payments when due and current ability to pay, and take into account information specific to the customer as well as pertaining to the economic environment in which the customer operates. Credit limit is established for each distributor which represents the maximum open amount or credit term without requiring approval from the Board of Directors. The Group follows up with the customers to settle the due balances and monitors the settlement progress on an ongoing basis. The Group usually grants a credit term to distributors which is generally due within 0 — 90 days from the date of billing. Normally, the Group does not obtain collateral from customers.

The Group measures loss allowances for trade debtors and other debtors at an amount equal to lifetime ECLs, which is calculated using a provision matrix. As the Group’s historical credit loss experience does not indicate significantly different loss patterns for different customer segments, the loss allowance based on past due status is not further distinguished between the Group’s different customer bases.

The following table provides information about the Group’s exposure to credit risk and ECLs for trade and bill receivables:

	At 31 December 2022
	Expected loss rate	Gross carrying amount	Loss allowance
	%	RMB’000	RMB’000

Within 6 months	0.50%	683,147	3,416
More than 6 months but within 1 year	11.00%	1,485	163
More than 1 year but within 2 years	45.00%	99	45
More than 2 years but within 3 years	100.00%	1,575	1,575
More than 3 years	100.00%	6,408	6,408
		692,714	11,607

	At 31 December 2023
	Expected loss rate	Gross carrying amount	Loss allowance
	%	RMB’000	RMB’000

Within 6 months	0.50%	1,821,153	9,105
More than 6 months but within 1 year	11.00%	369	41
More than 1 year but within 2 years	45.00%	221	99
More than 2 years but within 3 years	100.00%	19	19
More than 3 years	100.00%	7,322	7,322
		1,829,084	16,586

– V-I-78 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

	At 31 December 2024
	Expected loss rate	Gross carrying amount	Loss allowance
	%	RMB’000	RMB’000

Within 6 months	0.50%	1,002,800	5,014
More than 6 months but within 1 year	11.00%	717,645	78,941
More than 1 year but within 2 years	45.00%	120,402	54,181
More than 2 years but within 3 years	100.00%	221	221
More than 3 years	100.00%	6,217	6,217
		1,847,286	144,574

Movements in the loss allowance account in respect of trade and bill receivables during the year are as follows:

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Balance at 1 January	15,716	11,607	16,586
Impairment loss recognised during the year	714	5,339	83,990
Impairment loss reversed during the year	(4,823)	(360)	(1,839)
Amount written off during the year	–	–	217
Balance at 31 December	11,607	16,586	98,954

The Group measures loss allowances for trade and bill receivables at an amount equal to lifetime ECLs. The expected credit loss rates of trade and bill receivables are estimated using a provision matrix calculated based on the historical credit loss experience of each entity of the Group, adjusted for factors specific to the debtors, as well as the Group’s assessment of future economic conditions over the expected lives of the receivables. The expected credit loss rates for trade and bill receivables of the Group have remained relatively stable during the Track Record Period as management considers that (i) there has been no significant changes in the Group’s major operating business, customer base, or the credit risk of customers, and (ii) there has been no significant changes in forward-looking information at the end of each reporting date including the macroeconomic environment in the PRC, where the Group’s principal business operates.

(b)	Liquidity risk

The Company and its individual subsidiaries are responsible for their own cash management, including short-term investment of cash surpluses and the raising of loans to cover expected cash demands, subject to approval by the Company’s board when the bank loans exceed certain predetermined levels of authority. The Group’s policy is to regularly monitor its liquidity requirements and its compliance with lending covenants, to ensure that it maintains sufficient reserves of cash, readily realisable marketable securities and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and longer term.

– V-I-79 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

The following tables show the remaining contractual maturities at the end of each reporting period of the Group’s financial liabilities, which are based on contractual undiscounted cash flows (including interest payments computed at contracted rates, if floating, based on rates current at the end of the reporting period) and the earliest date the Group can be required to:

	At 31 December 2022
	Contractual undiscounted cash outflow
	Within 1 year or on demand	More than 1 year but less than 2 years	More than 2 years but less than 5 years	More than 5 years	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Bank loans	1,061,541	512,609	1,827,011	74,952	3,476,113	3,102,960
Trade and other payables	4,917,390	–	–	–	4,917,390	4,917,390
Interest-bearing borrowings	3,107,587	–	–	–	3,107,587	2,906,963
Obligations arising from sale and leaseback transactions	97,731	64,474	–	–	162,205	154,214
Lease liabilities	39,283	30,301	59,378	342	129,304	116,300
Total	9,223,532	607,384	1,886,389	75,294	11,792,599	11,197,827

	At 31 December 2023
	Contractual undiscounted cash outflow
	Within 1 year or on demand	More than 1 year but less than 2 years	More than 2 years but less than 5 years	More than 5 years	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Bank loans	2,651,637	852,303	1,463,756	–	4,967,696	4,670,384
Trade and other payables	2,594,007	–	–	–	2,594,007	2,594,007
Obligations arising from sale and leaseback transactions	409,728	140,091	71,113	–	620,932	580,126
Lease liabilities	36,173	35,274	34,324	2,436	108,207	100,281
Total	5,691,545	1,027,668	1,569,193	2,436	8,290,842	7,944,798

	At 31 December 2024
	Contractual undiscounted cash outflow
	Within 1 year or on demand	More than 1 year but less than 2 years	More than 2 years but less than 5 years	More than 5 years	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Bank loans	2,061,684	1,162,126	976,611	91,756	4,292,177	4,014,576
Trade and other payables	2,421,629	–	–	–	2,421,629	2,421,629
Obligations arising from sale and leaseback transactions	293,538	181,625	18,336	–	493,499	468,717
Lease liabilities	46,005	43,755	61,024	517	151,301	140,888
Total	4,822,856	1,387,506	1,055,971	92,273	7,358,606	7,045,810

(c)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s interest rate risk arises primarily from bank loans. Bank loans that are at variable rates and at fixed rates expose the Group to cash flow interest rate risk and fair value interest rate risk respectively. The Group’s interest rate profile as monitored by management is set out in (i) below.

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APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(i)	Interest rate profile

The following table details the interest rate profile of the Group’s interest-bearing loans and borrowings at the end of the reporting period:

	At 31 December 2022		At 31 December 2023		At 31 December 2024
	Effective interest rate	Amount	Effective interest rate	Amount	Effective interest rate	Amount
		RMB’000		RMB’000		RMB’000

Fixed rate instruments:

Bank loans	3.83% – 5.00%	185,284	3.20% – 4.80%	364,730	3.40% – 8.50%	237,332
Convertible bonds	3.00%	2,906,963	N/A	–	N/A	–
Obligations arising from sale and leaseback transactions	4.95%	87,933	4.95% – 6.87%	131,753	4.72% – 6.86%	362,304
Subtotal		3,180,180		496,483		599,636
Floating rate instruments:
Bank loans	4.19% – 5.39%	2,907,009	2.40% – 6.95%	4,286,142	2.40% – 6.95%	3,671,401
Obligations arising from sale and leaseback transactions	3.65% – 6.50%	66,281	3.45% – 6.50%	448,373	3.45%– 5.65%	106,413
Subtotal		2,973,290		4,734,515		3,777,814
Total interest-bearing loans and borrowings		6,153,470		5,230,998		4,377,450
Net fixed rate instruments as a percentage of total instruments		52%		9%		14%

(ii)	Sensitivity analysis

At 31 December 2022, 2023 and 2024, it is estimated that a general increase/decrease of 25 basis points in the interest rates of interest-bearing loans and borrowings, with all other variables held constant, would have increased/decreased the Group’s (loss)/profit after tax and accumulated losses by approximately RMB6,178,000, RMB9,885,000 and RMB8,028,000 respectively. Other components of equity would not be affected by the changes in interest rates.

The sensitivity analysis above indicates the impact on the Group’s (loss)/profit for the year and accumulated losses that would arise assuming that there is an annualised impact on interest expense by a change in interest rates. The analysis has been performed on the same basis during the Track Record Period.

(d)	Currency risk

The Group is exposed to currency risk primarily through sales and purchase which give rise to receivables and payables that are denominated in a foreign currency, i.e. a currency other than the functional currency of the operations to which the transactions relate. The currencies giving rise to this risk are primarily Hong Kong dollars, Euros and United States dollars.

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APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(i)	Exposure to currency risk

The following table details the Group’s exposure at the end of the reporting period to currency risk arising from recognised assets or liabilities denominated in a currency other than the functional currency of the entity to which they relate. For presentation purposes, the amounts of the exposure are shown in RMB, translated using the spot rate at the year end date.

	Exposure to foreign currencies (expressed in RMB)
	At 31 December 2022			At 31 December 2023			At 31 December 2024
	United States Dollars	Euro	Hong Kong Dollars	United States Dollars	Euro	Hong Kong Dollars	United States Dollars	Euro	Hong Kong Dollars
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Trade and other receivables	189	–	–	1,580	–	–	1,688	–	–
Cash and cash equivalents	9,341	2,155	1,398	767	–	20	4,182	–	1
Trade and other payables	(110,564)	137	–	(21,649)	(133)	–	(20,409)	(2,112)	–
Bank loans	–	–	–	(672,857)	–	–	–	–	–
Interest-bearing borrowings	(2,906,963)	–	–	–	–	–	–	–	–
Net exposure arising from recognised assets and liabilities	(3,007,997)	2,292	1,398	(692,159)	(133)	20	(14,539)	(2,112)	1

(ii)	Sensitivity analysis

At 31 December 2022, 2023 and 2024, it is estimated that a general appreciation/depreciation of 5% in RMB, with all other variables held constant, would have (increased)/decreased the Group’s net results and (decreased)/increased accumulated losses as below.

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

United States Dollars	(127,840)	(29,417)	(618)
Euros	97	(6)	(90)
Hong Kong Dollars	59	1	–

The sensitivity analysis assumes that the change in foreign exchange rates had been applied to re-measure the financial instruments held by the Group which expose the Group to foreign currency risk at the end of the reporting period. The analysis excludes differences that would result from the translation of the financial statements of foreign operations into the Group’s presentation currency. The analysis is performed on the same basis during the Track Record Period.

(e)	Fair value measurement

(i)	Financial instruments and liabilities measured at fair value

Fair value hierarchy

The following table presents the fair value of the Group’s financial instruments measured at the end of the reporting period on a recurring basis, categorised into the three-level fair value hierarchy as defined in IFRS 13, Fair value measurement. The level into which a fair value measurement is classified is determined with reference to the observability and significance of the inputs used in the valuation technique as follows:

•	Level 1 valuations:	Fair value measured using only Level 1 inputs i.e. unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

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APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

•	Level 2 valuations:	Fair value measured using Level 2 inputs i.e. observable inputs which fail to meet Level 1, and not using significant unobservable inputs. Unobservable inputs are inputs for which market data are not available.

•	Level 3 valuations:	Fair value measured using significant unobservable inputs.

		Fair value measurements as of 31 December 2022 categorised into
	Fair value at 31 December 2022	Level 1	Level 2	Level 3
	RMB’000	RMB’000	RMB’000	RMB’000

Recurring fair value measurements
Financial assets measured at FVPL
– Investment in a trust investment scheme	290,000	–	290,000	–
Convertible bonds
–Derivative component (Note 24(iv))	(782,651)	–	(782,651)	–

		Fair value measurements as of 31 December 2023 categorised into
	Fair value at 31 December 2023	Level 1	Level 2	Level 3
	RMB’000	RMB’000	RMB’000	RMB’000

Recurring fair value measurements
Financial assets measured at FVPL
– Listed equity securities	19,587	19,587	–	–
– Foreign currency option contracts	18,686	–	18,686	–
Financial liabilities measured at FVPL
– Foreign currency option contracts	(1,139)	–	(1,139)	–

		Fair value measurements as of 31 December 2024 categorised into
	Fair value at 31 December 2024	Level 1	Level 2	Level 3
	RMB’000	RMB’000	RMB’000	RMB’000

Recurring fair value measurements
Financial assets measured at FVPL
– Listed equity securities	17,066	17,066	–	–
– Investment in a private fund	3,839	–	–	3,839

During the Track Record Period, there were no transfers between Level 1 and Level 2, or transfers into or out of Level 3.

– V-I-83 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Valuation techniques and inputs used in Level 2 fair value measurements

Financial assets measured at FVPL in Level 2 represented investment in a trust investment scheme, the derivative component embedded in convertible bonds and foreign currency option contracts.

The fair value of the trust investment scheme was determined by the Group with reference to the fair value quoted by the trust company, that established and managed the investments (see Note 15), using expected return rates currently available for instruments with similar terms, credit risk, remaining terms and other market data.

The fair value of the conversion option embedded in convertible bonds in Level 2 is the estimated amount that the Group would pay to terminate the option at the end of the reporting period, taking into account the underlying share price and the potential shares outstanding to be converted, which was determined using the observable market data, such as discount curvy, risk free interest rates, stock price variance rates, exchange rates, risk free of return, bond discount rates, spot exchange rates, forward exchange rates, spot price of stock, historical volatility of stock price and dividend yield.

The fair value of foreign exchange option contracts is determined using the spot price of the foreign exchange rates as of the valuation date, strike rates, forward foreign exchange rates, implied volatilities of foreign exchange rates and risk-free rates.

Information about Level 3 fair value measurement

	Fair value at 31 December 2024	Valuation technique	Unobservable input	Range (weighted average)
	RMB’000

Investment in a private fund	3,839	Net asset value (note)	N/A	N/A

Note:	The Group has determined that the reported net asset value represents fair value of the investment at the end of the reporting period.

(ii)	Fair value of other financial assets and liabilities carried at other than fair value

The carrying amounts of the Group’s financial instruments carried at cost or amortised cost were not materially different from their fair values as of 31 December 2022, 2023 and 2024 except for the following financial instruments, for which their carrying amount and fair value are disclosed below:

	At 31 December 2022
	Carrying amount	Fair value
	RMB’000	RMB’000

Convertible bonds
– Liability component	2,124,312	2,182,634

– V-I-84 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

31	CAPITAL COMMITMENTS

Capital commitments outstanding at 31 December 2022, 2023 and 2024 not provided for in the consolidated financial statements were as follows:

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Contracted for
Acquisition of fixed assets	271,114	580,096	251,134
Acquisition of intangible assets	532,767	491,345	493,973
	803,881	1,071,441	745,107

32	MATERIAL RELATED PARTY TRANSACTIONS

(a)	Key management personal remuneration

Remuneration for key management personnel of the Group, including amounts paid to the Company’s directors’ as disclosed in Note 8 and certain of the highest paid employees as disclosed in Note 9, is as follows:

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Salaries and other benefits	8,058	11,607	8,935
Contributions to defined contribution retirement benefit schemes	173	195	241
Equity-settled share-based payment	–	52,698	105,395
	8,231	64,500	114,571

Total remuneration is included in “staff costs” (see Note 6(b)).

– V-I-85 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(b)	Identity of related parties

During the Track Record Period, the directors are of the view that related parties of the Group include the following:

Name of related parties	Relationship with the Group

Ruyuan HEC Pharmaceutical Co., Ltd. (乳源東陽光藥業有限公司)*	effectively owned by the ultimate controlling parties

Yichang HEC Biochemical Pharmaceutical Co., Ltd. (宜昌東陽光生化製藥有限公司)*	effectively owned by the ultimate controlling parties

Yichang HEC Power Plant Co., Ltd. (宜昌東陽光火力發有限公司)*	effectively owned by the ultimate controlling parties

Shaoguan HEC Packaging and Printing Co., Ltd. (韶關東陽光包裝印刷有限公司)*	effectively owned by the ultimate controlling parties

Shenzhen HEC Industrial Development Co., Ltd. (深圳市東陽光實業發有限公司)*	effectively owned by the ultimate controlling parties

Dongguan HEC Industrial Development Co., Ltd. (東莞市東陽光實業發展有限公司)*	effectively owned by the ultimate controlling parties

Yichang HEC Medicine Co., Ltd. (宜昌東陽光藥業股份有限公司)*	effectively owned by the ultimate controlling parties

Dongguan HEC Research Co., Ltd. (東莞東陽光藥物研發有限公司)*	effectively owned by the ultimate controlling parties

Yidu Changjiang Machinery Equipment Co., Ltd. (宜都長江機械設備有限公司)*	effectively owned by the ultimate controlling parties

Guangdong HEC Technology Holding Co., Ltd. (廣東東陽光科技控股股份有限公司)*	effectively owned by the ultimate controlling parties

Shenzhen HEC Formed Foil Co., Ltd. (深圳市東陽光化成箔股份有限公司)*	effectively owned by the ultimate controlling parties

HEC PHARM (HONG KONG) COMPANY LIMITED (東陽光藥業(香港)有限公司)	effectively owned by the ultimate controlling parties

Yichang Shancheng Shuidu Restaurant Co., Ltd. (宜昌山城水都大飯店有限公司)*	effectively owned by the ultimate controlling parties

Yidu Shanchengshuidu Project Construction Co., Ltd. (宜都山城水都建築工程有限公司)*	effectively owned by the ultimate controlling parties

*	The English translation of the above companies’ names is for reference only. The official names of these companies are in Chinese.

– V-I-86 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(c)	Significant related party transactions

During the years ended 31 December 2022, 2023 and 2024, the Group entered into the following material related party transactions:

	Years ended 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

(i) Purchase of goods from:
Ruyuan HEC Pharmaceutical Co., Ltd.	59,901	52,722	92,825
Yichang HEC Biochemical Pharmaceutical Co., Ltd.	39,284	45,024	39,082
Yichang HEC Power Plant Co., Ltd.	33,933	40,822	47,307
Shaoguan HEC Packaging and Printing Co., Ltd.	24,927	37,822	34,165
Shenzhen HEC Industrial Development Co., Ltd.	4,887	6,245	150
Dongguan HEC Industrial Development Co., Ltd.	8,818	(1,266)	5,552
Yichang HEC Medicine Co., Ltd.	–	(38)	–
Others	435	480	386
	172,185	181,811	219,467
(ii) Purchase of property, plant and equipment from:
Yidu Changjiang Machinery Equipment Co., Ltd.	17,817	9,307	2,918
Others	1,622	–	–
	19,439	9,307	2,918
(iii) Interest expense to:
Guangdong HEC Technology Holding Co., Ltd.	56,311	–	–
Shenzhen HEC Industrial Development Co., Ltd.	7,287	13,760	–
Dongguan HEC Research Co., Ltd.	24,560	18,565	–
	88,158	32,325	–
(iv) Interest income from:
Dongguan HEC Industrial Development Co., Ltd.	35,223	14,070	–
Shenzhen HEC Industrial Development Co., Ltd.	3,272	21,677	–
Ruyuan HEC Pharmaceutical Co., Ltd.	6,306	3,035	–
	44,801	38,782	–
(v) Receive services from:
Ruyuan HEC Pharmaceutical Co., Ltd.	11,221	8,723	15,837
Yichang HEC Biochemical Pharmaceutical Co., Ltd.	3,186	3,186	3,186
Yichang Shancheng Shuidu Restaurant Co., Ltd.	1,360	13,357	24,075
Yidu Shanchengshuidu Project Construction Co., Ltd.	6,752	12,936	–
Others	–	23	1,112
	22,519	38,225	44,210
(vi) Provide services to:
Dongguan HEC Research Co., Ltd.	354	–	–
Ruyuan HEC Pharmaceutical Co., Ltd.	608	–	1,294
Yichang HEC Biochemical Pharmaceutical Co., Ltd.	–	–	257
Others	86	1,034	33
	1,048	1,034	1,584
(vii) Purchase of intangible assets from:
Dongguan HEC Research Co., Ltd.	20,381	144,977	–
(viii) Lease payments from:
Dongguan HEC Research Co., Ltd.	23,545	23,545	28,838
Shenzhen HEC Formed Foil Co., Ltd.	8,752	8,752	9,362
Others	496	511	533
	32,793	32,808	38,733
(ix) Payments through:
Shenzhen HEC Industrial Development Co., Ltd.	49,673	5,609	283,490
HEC PHARM (HONG KONG) COMPANY LIMITED	–	35,635	–
	49,673	41,244	283,490

– V-I-87 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

(d)	Balances with related parties

The Group

Trade in nature:

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Trade receivables from:
Ruyuan HEC Pharmaceutical Co., Ltd.	–	1,461	57
Yidu Changjiang Machinery Equipment Co., Ltd.	–	–	100
Yichang HEC Biochemical Pharmaceutical Co., Ltd.	–	–	320
Others	–	182	7
	–	1,643	484

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Prepayments to:
Dongguan HEC Research Co., Ltd.	109,691	6,135	–
Yichang HEC Biochemical Pharmaceutical Co., Ltd.	–	–	2,750
Ruyuan HEC Pharmaceutical Co., Ltd.	–	453	–
	109,691	6,588	2,750

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Trade payables to:
Dongguan HEC Research Co., Ltd.	–	58,525	19,585
Dongguan HEC Industrial Development Co., Ltd.	7,697	1,612	1,330
HEC PHARM (HONG KONG) COMPANY LIMITED	34,109	–	–
Ruyuan HEC Pharmaceutical Co., Ltd.	10,178	18,948	47,606
Shenzhen HEC Industrial Development Co., Ltd.	2,907	2,609	–
Yichang HEC Power Plant Co., Ltd.	–	–	4,595
Shaoguan HEC Packaging and Printing Co., Ltd.	11,274	409	11,571
Yichang HEC Biochemical Pharmaceutical Co., Ltd.	–	–	1,537
Yichang Shancheng Shuidu Restaurant Co., Ltd.	–	–	5,428
Shenzhen HEC Formed Foil Co., Ltd.	–	–	9,954
Others	–	5,971	242
	66,165	88,074	101,848

– V-I-88 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

Non-trade in nature:

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Other receivables from:
Dongguan HEC Industrial Development Co., Ltd.	986,879	–	–
Ruyuan HEC Pharmaceutical Co., Ltd.	208,306	–	–
Shenzhen HEC Industrial Development Co., Ltd.	203,221	–	–
Others	312	189	121
	1,398,718	189	121

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Other payables to:
Shenzhen HEC Industrial Development Co., Ltd.	728,472	–	–
Yidu Shanchengshuidu Project Construction Co., Ltd.	2,182	–	–
Dongguan HEC Research Co., Ltd.	1,671,750	–	–
	2,402,404	–	–

The Company

Trade in nature:

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Trade receivables from:
Ruyuan HEC Pharmaceutical Co., Ltd.	–	–	57

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Prepayments to:
Dongguan HEC Research Co., Ltd.	544,317	–	–
Yichang HEC Biochemical Pharmaceutical Co., Ltd.			2,750
Ruyuan HEC Pharmaceutical Co., Ltd.	–	453	–
	544,317	453	2,750

– V-I-89 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Trade payables to:
Dongguan HEC Research Co., Ltd.	–	58,525	13,685
Dongguan HEC Industrial Development Co., Ltd.	7,697	1,612	1,330
Ruyuan HEC Pharmaceutical Co., Ltd.	5,236	12,434	42,479
Shenzhen HEC Formed foil Co., Ltd.	–	4,415	9,954
Shenzhen HEC Industrial Development Co., Ltd.	2,907	2,609	–
Shaoguan HEC Packaging and Printing Co., Ltd.	–	–	9,662
Others	49	1,551	242
	15,889	81,146	77,352

Non-trade in nature:

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Other receivables from:
Dongguan HEC Industrial Development Co., Ltd.	986,879	–	–
Ruyuan HEC Pharmaceutical Co., Ltd.	208,306	–	–
Others	123	–	–
	1,195,308	–	–

	As of 31 December
	2022	2023	2024
	RMB’000	RMB’000	RMB’000

Other payables to:
Dongguan HEC Research Co., Ltd.	1,671,090	–	–
Shenzhen HEC Industrial Development Co., Ltd.	716,477	–	–
	2,387,567	–	–

The Group expects that the non-trade balances will be settled prior to listing.

(e)	Financial guarantees

At 31 December 2022, 2023 and 2024, guarantees were issued to the Group by Shenzhen HEC Industrial, Mr. Zhang Yushuai and Ms. Guo Meilan, the ultimate controlling parties of the Group in connection with bank loans and other borrowings amounted to RMB2,770,243,000, RMB3,392,146,000 and RMB4,001,064,000 of the Group respectively.

At 31 December 2022, 2023 and 2024, guarantees were issued by the Group to Shenzhen HEC Industrial and other related parties amounted to RMB270,000,000, nil and nil, including which, RMB270,000,000, nil and nil were secured by patents of the Group respectively.

The Group has no intention to release all guarantees provided by our Controlling Shareholders prior to the Listing.

– V-I-90 –

APPENDIX V	LISTING DOCUMENT

APPENDIX I	ACCOUNTANTS’ REPORT

33	NON-ADJUSTING EVENTS AFTER THE REPORTING PERIOD

The Company and HEC CJ Pharm jointly announced in May 2024 that the Group is proposed listing by way of introduction of H shares of the Company and privatisation of HEC CJ Pharm. Subject to the fulfilment of all the certain conditions as mentioned in the announcements in the May 2024, the Company will pay a special dividend to the shareholders of HEC CJ Pharm. The special dividend payable is based on the total number of 427,567,700 HEC CJ Pharm shares held by the aforementioned shareholders and the proposed special dividend of HK$1.50 per HEC CJ Pharm share. The Directors of the Company estimated the total special dividend payable would amount to approximately RMB593,400,000 that is converted from Hong Kong dollars at an exchange rate of HK$1.00 to RMB0.9077.

No adjustment has been made to reflect the special dividend payable to the aforementioned shareholders.

34	IMMEDIATE AND ULTIMATE CONTROLLING PARTIES

At 31 December 2024, the directors consider the immediate parent of the Group to be Yichang HEC Research, which is incorporated in the PRC and the ultimate controlling parties of the Group to be Mr. Zhang Yushuai and Ms. Guo Meilan.

35	POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE YEAR ENDED 31 DECEMBER 2024

Up to the date of issue of these Historical Financial Information, the IASB has issued a number of new or amended standards, which are not yet effective for the year ended 31 December 2024 and which have not been adopted in these financial statements. These developments include the following which may be relevant to the Group.

Effective for accounting periods beginning on or after

Amendments to IAS 21, Lack of exchangeability	1 January 2025

Amendments to IFRS 9 and IFRS 7: Amendments to the Classification and Measurement of Financial Instruments	1 January 2026

Amendments to IFRS 9 and IFRS 7, Contracts Referencing Nature-dependent Electricity	1 January 2026

Annual Improvements to IFRS Accounting Standards – Volume 11	1 January 2026

IFRS 18, Presentation and Disclosure in Financial Statements	1 January 2027

IFRS 19, Subsidiaries without Public Accountability: Disclosures	1 January 2027

Amendments to IFRS 10 and IAS 28, Sale or contribution of assets between an investor and its associate or joint venture	To be determined

The Group is in the process of making an assessment of what the impact of these developments is expected to be in the period of initial application. So far it has concluded that the adoption of them is unlikely to have a significant impact on the consolidated financial statements.

SUBSEQUENT FINANCIAL STATEMENTS

No audited financial statements have been prepared by the Company and its subsidiaries in respect of any period subsequent to 31 December 2024.

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

The information set out below does not form part of the Accountants’ Report received from the Company’s reporting accountants, KPMG, Certified Public Accountants, Hong Kong, as set out in Appendix I to this Listing Document, and is included herein for illustrative purposes only. The unaudited pro forma financial information should be read in conjunction with the section headed “Financial Information” in this Listing Document and the Accountants’ Report set out in Appendix I to this Listing Document.

A.	UNAUDITED PRO FORMA STATEMENT OF ADJUSTED NET TANGIBLE ASSETS

The following unaudited pro forma statement of adjusted net tangible assets of the Company and its subsidiaries (the “Group”) is prepared in accordance with Rule 4.29 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and is set out below to illustrate the effect of the proposed listing by way of introduction of H shares of the Company (the “Introduction”) and privatisation of Yichang HEC ChangJiang Pharmaceutical Co., Ltd. (“HEC CJ Pharm”) (the “Privatisation”) on the consolidated net tangible liabilities attributable to equity shareholders of the Company as of 31 December 2024 as if the Introduction and the Privatisation had taken place at 31 December 2024.

The unaudited pro forma statement of adjusted net tangible assets has been prepared for illustrative purposes only and because of its hypothetical nature, it may not give a true picture of the financial position of the Group had the Introduction and the Privatisation been completed as of 31 December 2024 or at any future date.

Consolidated net tangible liabilities attributable to equity shareholders of the Company as of 31 December 2024	Effect of the Introduction and the Privatisation	Unaudited pro forma adjusted consolidated net tangible assets attributable to equity shareholders of the Company	Unaudited pro forma adjusted consolidated net tangible assets attributable to equity shareholders of the Company per Share

RMB’000 (Note 1)	RMB’000 (Note 2)	RMB’000	RMB (Note 3)	HK$ (Note 4)

(464,765)	3,307,917	2,843,152	5.13	5.55

Notes:

(1)	The consolidated net tangible liabilities attributable to equity shareholders of the Company as of 31 December 2024 is arrived at after (i) deducting intangible assets of RMB1,573,456,000; and (ii) adjusting the share of intangible assets attributable to non-controlling interests of RMB764,542,000 from the consolidated total equity attributable to equity shareholders of the Company of RMB344,149,000 as of 31 December 2024 which is extracted from the Accountants’ Report set out in Appendix I to the listing document.

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

(2)	The adjustment represents the derecognition of the carrying amount of non-controlling interests in HEC CJ Pharm upon the completion of the Introduction and the Privatisation as at 31 December 2024, and the corresponding change in consolidated net tangible liabilities attributable to equity shareholders of the Company, after deduction of listing and privatisation expenses paid or payable by the Company of RMB61,672,000 (excluding the related expenses charged to profit or loss during the Track Record Period).

(3)	The unaudited pro forma adjusted consolidated net tangible assets attributable to equity shareholders of the Company per Share is arrived at after the adjustments referred to in the preceding paragraphs and on the basis that a total of 553,700,263 Shares were in issue (being the outstanding 463,943,215 domestic shares in issue immediately before the Introduction and the Privatisation and 112,712,832 H shares to be issued pursuant to the Introduction and the Privatisation, excluding the 22,955,784 shares under the 2023 Restricted Share Scheme) assuming that the Introduction and the Privatisation had been completed on 31 December 2024.

(4)	The unaudited pro forma adjusted consolidated net tangible assets attributable to equity shareholders of the Company per Share amount in Renminbi is converted into Hong Kong dollars with an exchange rate of HK$1.00 to RMB0.9253. No representation is made that the Renminbi amount has been, could have been or may be converted into Hong Kong dollars, or vice versa, at that rate or at any other rates.

(5)	No adjustment has been made to reflect any trading results or other transactions of the Group entered into subsequent to 31 December 2024, including but not limited to the Special Dividend to be declared by HEC CJ Pharm to the shareholders whose names appear on the register of members of HEC CJ Pharm on the Share Exchange Record Date (other than the Company or its subsidiaries, if any). The Directors of the Company preliminarily estimated that the Special Dividend would amount to approximately RMB593.4 million, based on the total number of 427,567,700 HEC CJ Pharm Shares held by the aforementioned shareholders as of 31 December 2024 and the proposed Special Dividend of HK$1.50 per HEC CJ Pharm Shares. The Special Dividend payable is converted from Hong Kong dollars at an exchange rate of HK$1.00 to RMB0.9253. No representation is made that the Hong Kong dollar amount has been, could have been or may be converted into Renminbi, or vice versa, at that rate or at any other rates. Had the Special Dividend been declared on 31 December 2024, the unaudited pro forma adjusted net tangible assets would have decreased by RMB593.4 million and the unaudited pro forma adjusted net tangible assets per Share would have decreased by RMB1.07 (equivalent to HK$1.16).

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

B.	UNAUDITED PRO FORMA STATEMENT OF FINANCIAL POSITION, UNAUDITED PRO FORMA STATEMENT OF PROFIT OR LOSS, AND UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

The following is the unaudited pro forma financial information of the Group in connection with the Introduction and the Privatisation. The unaudited pro forma financial information of the Group below is prepared to illustrate (i) the pro forma consolidated statement of financial position of the Group as at 31 December 2024 as if the Introduction and the Privatisation had taken place at 31 December 2024; (ii) the pro forma consolidated statement of profit or loss as if the Introduction and the Privatisation had taken place at 1 January 2024; and (iii) the pro forma consolidated statement of cash flows for the year ended 31 December 2024 as if the Introduction and the Privatisation had taken place at 1 January 2024.

The unaudited pro forma financial information has been prepared by the directors in accordance with Rule 4.29 of the Listing Rules, for the purposes of illustrating the effect of the Introduction and the Privatisation only and, because of its hypothetical nature, it may not give a true picture of the financial position, financial performance and cash flows of the Group Post-Merger had the Introduction and the Privatisation been completed as of the specified dates or any future date.

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

(a)	Unaudited pro forma consolidated statement of financial position as at 31 December 2024

	The Group	Pro forma adjustments	The Group Post-Merger
	RMB’000 (Note 1)	RMB’000 (Note 2)	RMB’000

Non-current assets
Fixed assets
– Property, plant and equipment	3,896,563		3,896,563
– Right-of-use assets
– Ownership interests in leasehold land held for own use	342,526		342,526
– Other properties leased for own use	151,901		151,901
	4,390,990		4,390,990
Intangible assets	1,573,456		1,573,456
Financial assets measured at fair value through profit or loss (“FVPL”)	17,066		17,066
Deferred tax assets	283,490		283,490
Interests in an associate	25,464		25,464
Prepayments	662,288		662,288
	6,952,754		6,952,754

Current assets
Inventories	737,821		737,821
Prepayments	426,380	(28,881)	397,499
Trade and other receivables	1,894,293		1,894,293
Financial assets measured at FVPL	3,839		3,839
Restricted cash	435,617		435,617
Cash and cash equivalents	1,480,810	(46,405)	1,434,405
	4,978,760		4,903,474

Current liabilities
Contract liabilities	155,019		155,019
Trade and other payables	2,421,629	(13,614)	2,408,015
Bank loans and other borrowings	2,196,225		2,196,225
Lease liabilities	41,147		41,147
Current taxation	231		231
	4,814,251		4,800,637

Net current assets	164,509		102,837

Total assets less current liabilities	7,117,263		7,055,591

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

	The Group	Pro forma adjustments	The Group Post-Merger
	RMB’000 (Note 1)	RMB’000 (Note 2)	RMB’000

Non-current liabilities
Bank loans and other borrowings	2,287,068		2,287,068
Deferred income	262,954		262,954
Lease liabilities	99,741		99,741
	2,649,763		2,649,763

Net assets	4,467,500		4,405,828
Capital and reserves
Share capital	463,943	112,713	576,656
Reserves	(119,794)	3,959,746	3,839,952
Total equity attributable to equity shareholders of the Company	344,149		4,416,608
Non-controlling interests	4,123,351	(4,134,131)	(10,780)
Total equity	4,467,500		4,405,828

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

(b)	Unaudited pro forma consolidated statement of profit or loss for the year ended 31 December 2024

	The Group	Pro forma adjustments		The Group Post-Merger
	RMB’000 (Note 1)	RMB’000 (Note 3(a))	RMB’000 (Note 3(b))	RMB’000

Revenue	4,018,905			4,018,905
Cost of sales	(960,274)			(960,274)
Gross profit	3,058,631			3,058,631
Other income	89,743			89,743
Distribution costs	(1,197,046)			(1,197,046)
Administrative expenses	(557,116)		(18,000)	(575,116)
Research and development costs	(887,653)			(887,653)
Recognition of impairment loss on trade and other receivables	(126,011)			(126,011)
Profit from operations	380,548			362,548
Finance costs	(239,787)			(239,787)
Share of profit of an associate	293			293
Profit before taxation	141,054			123,054
Income tax	(116,251)			(116,251)
Profit for the year	24,803			6,803
Profit/(loss) for the year attributable to:
Equity shareholders of the Company	(207,434)	234,549	(18,000)	9,115
Non-controlling interests	232,237	(234,549)		(2,312)
Profit for the year	24,803			6,803
(Loss)/earnings per share
Basic and diluted (in RMB) (Note 4)	(0.47)			0.02

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

(c)	Unaudited pro forma consolidated statement of cash flows for the year ended 31 December 2024

	The Group	Pro forma adjustments	The Group Post-Merger
	RMB’000 (Note 1)	RMB’000 (Note 5)	RMB’000

Operating activities
Cash generated from operations	748,173	(21,746)	726,427
Corporate Income Tax (“CIT”) paid	(247,641)		(247,641)
Net cash generated from operating activities	500,532		478,786
Investing activities
Interest received	72,792		72,792
Payments for purchase of property, plant and equipment	(1,061,906)		(1,061,906)
Payments for development costs	(163,299)		(163,299)
Decrease in restricted cash	1,131,683		1,131,683
Payments for investments in financial assets measured at FVPL	(2,761,573)		(2,761,573)
Proceeds from disposal of financial assets measured at FVPL	2,763,105		2,763,105
Payment for investment in an associate	(12,600)		(12,600)
Dividends received from listed equity securities	309		309
Proceeds received from disposal of property, plant and equipment	61,283		61,283
Net cash generated from investing activities	29,794		29,794
Financing activities
Proceeds from bank loans	3,100,917		3,100,917
Proceeds from borrowings under sale and leaseback transactions	379,556		379,556
Repayments of bank loans	(3,792,158)		(3,792,158)
Payments for capital element of obligations arising from sale and leaseback transactions	(478,177)		(478,177)
Interest paid	(105,172)		(105,172)
Other borrowing costs paid	(13,907)		(13,907)
Deposits paid for sale and leaseback transactions	(375)		(375)
Capital element of lease rentals paid	(35,829)		(35,829)
Interest element of lease rentals paid	(6,508)		(6,508)
Listing expenses paid	(19,013)	(24,659)	(43,672)
Net cash used in financing activities	(970,666)		(995,325)
Net decrease in cash and cash equivalents	(440,340)		(486,745)
Cash and cash equivalents at 1 January 2024	1,920,158		1,920,158
Effect of foreign exchange rate changes	992		992
Cash and cash equivalents at 31 December 2024	1,480,810		1,434,405

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1)	The amounts represent historical financial information of the Group as at 31 December 2024 and for the year ended 31 December 2024, as extracted from the Accountants’ Report set out in Appendix I to the listing document.

(2)	The adjustments represent the issuance of 112,712,832 H shares with the par value of RMB1 each by the Company, derecognition of the carrying amount of non-controlling interests in HEC CJ Pharm upon the completion of the Introduction and the Privatisation of RMB4,134,131,000 as at 31 December 2024, and recognition of the listing and privatisation expenses paid or payable by the Company of RMB61,672,000 (excluding the related expenses paid or payable on or before 31 December 2024).

(3)	The adjustments represent:

(a)	The reclassification of profit attributable to non-controlling interests in HEC CJ Pharm for the year ended 31 December 2024. The reclassification adjustment is expected to have a continuing effect on the consolidated statement of profit or loss of the Group Post-Merger.

(b)	Listing and privatisation expenses to be incurred by the Company of RMB18,000,000 (excluding the related expenses charged to profit or loss on or before 31 December 2024), which is charged to profit or loss upon the completion of the Introduction and the Privatisation. The adjustment is not expected to have a continuing effect on the consolidated statement of profit or loss of the Group Post-Merger.

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

(4)	The unaudited pro forma basic and diluted earnings per share attributable to equity shareholders of the Group Post-Merger are arrived at after the adjustments referred to in the preceding paragraphs and on the basis that a total of 553,700,263 Shares are expected to be in issue immediately following the completion of the Introduction and the Privatisation (being the outstanding 463,943,215 domestic shares in issue immediately before the Introduction and the Privatisation and 112,712,832 H shares to be issued pursuant to the Introduction and the Privatisation, excluding the 22,955,784 shares under the 2023 Restricted Share Scheme).

(5)	The adjustments represent the payment of listing and privatisation expenses to be charged to profit or loss under operating activities and those to be deducted from equity upon the completion of the Introduction and the Privatisation under financing activities (excluding the payment made on or before 31 December 2024). The adjustment is not expected to have a continuing effect on the consolidated statement of cash flows of the Group Post-Merger.

(6)	No adjustment has been made to reflect any trading results or other transactions of the Group entered into subsequent to 31 December 2024, including but not limited to the Special Dividend to be declared by HEC CJ Pharm to the shareholders whose names appear on the register of members of HEC CJ Pharm on the Share Exchange Record Date (other than the Company or its subsidiaries, if any). The Directors of the Company preliminarily estimated that the Special Dividend would amount to approximately RMB593.4 million, based on the total number of 427,567,700 HEC CJ Pharm Shares held by the aforementioned shareholders as of 31 December 2024 and the proposed Special Dividend of HK$1.50 per HEC CJ Pharm Share. The Special Dividend payable is converted from Hong Kong dollars at an exchange rate of HK$1.00 to RMB0.9253. No representation is made that the Hong Kong dollar amount has been, could have been or may be converted into Renminbi, or vice versa, at that rate or at any other rates. Had the Special Dividend be declared on 31 December 2024, the Group’s other payables would have increased by RMB593.4 million and the total equity attributable to equity shareholders of the Company would have decreased by RMB593.4 million.

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

C.	REPORT ON THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following is the text of a report received from the reporting accountants, KPMG, Certified Public Accountants, Hong Kong, in respect of the Group’s pro forma financial information for the purpose in this Listing Document.

INDEPENDENT REPORTING ACCOUNTANTS’ ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION

TO THE DIRECTORS OF SUNSHINE LAKE PHARMA CO., LTD.

We have completed our assurance engagement to report on the compilation of pro forma financial information of Sunshine Lake Pharma Co., Ltd. (the “Company”) and its subsidiaries (collectively the “Group”) by the directors of the Company (the “Directors”) for illustrative purposes only. The unaudited pro forma financial information consists of the unaudited pro forma statement of adjusted net tangible assets and the unaudited pro forma consolidated statement of financial position of the Group as at 31 December 2024, the unaudited pro forma consolidated statement of profit or loss, and the unaudited pro forma consolidated statement of cash flows for the year ended 31 December 2024 and related notes as set out in Part A and Part B of Appendix II to the listing document dated 30 June 2025 (the “Listing Document”) issued by the Company. The applicable criteria on the basis of which the Directors have compiled the pro forma financial information are described in Part A and Part B of Appendix II to the Listing Document.

The pro forma financial information has been compiled by the Directors to illustrate the impact of the proposed listing by way of introduction of H shares of the Company (the “Introduction”) and privatisation of Yichang HEC ChangJiang Pharmaceutical Co., Ltd. (宜昌東陽光長江藥業股份有限公司) (the “Privatisation”) on the Group’s financial position as at 31 December 2024 and the Group’s financial performance and cash flows for the year ended 31 December 2024 as if the Introduction and the Privatisation had taken place at 31 December 2024 and 1 January 2024, respectively. As part of this process, information about the Group’s financial position as at 31 December 2024 and the Group’s financial performance and cash flows for the year ended 31 December 2024 has been extracted by the Directors from the Group’s historical financial information included in the Accountants’ Report as set out in Appendix I to the Listing Document.

Directors’ Responsibilities for the Pro Forma Financial Information

The Directors are responsible for compiling the pro forma financial information in accordance with paragraph 4.29 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and with reference to Accounting Guideline 7 “Preparation of Pro Forma Financial Information for Inclusion in Investment Circulars” (“AG 7”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”).

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

Our Independence and Quality Management

We have complied with the independence and other ethical requirements of the Code of Ethics for Professional Accountants issued by the HKICPA, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies Hong Kong Standard on Quality Management 1 “Quality Management for Firms that Perform Audits or Reviews of Financial Statements, or Other Assurance or Related Services Engagements”, which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Reporting Accountants’ Responsibilities

Our responsibility is to express an opinion, as required by paragraph 4.29(7) of the Listing Rules, on the pro forma financial information and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the pro forma financial information beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

We conducted our engagement in accordance with Hong Kong Standard on Assurance Engagements (“HKSAE”) 3420 “Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus” issued by the HKICPA. This standard requires that the reporting accountants plan and perform procedures to obtain reasonable assurance about whether the Directors have compiled the pro forma financial information in accordance with paragraph 4.29 of the Listing Rules, and with reference to AG 7 issued by the HKICPA.

For purpose of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information.

The purpose of pro forma financial information included in an investment circular is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the Group as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of events or transactions as at 31 December 2024 or 1 January 2024 would have been as presented.

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APPENDIX V	LISTING DOCUMENT

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

A reasonable assurance engagement to report on whether the pro forma financial information has been properly compiled on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used by the Directors in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

•	the related pro forma adjustments give appropriate effect to those criteria; and

•	the pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on the reporting accountants’ judgement, having regard to the reporting accountants’ understanding of the nature of the Group, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Our procedures on the pro forma financial information have not been carried out in accordance with attestation standards or other standards and practices generally accepted in the United States of America, auditing standards of the Public Company Accounting Oversight Board (United States) or any overseas standards and accordingly should not be relied upon as if they had been carried out in accordance with those standards and practices.

Opinion

In our opinion:

(a)	the pro forma financial information has been properly compiled on the basis stated;

(b)	such basis is consistent with the accounting policies of the Group, and

(c)	the adjustments are appropriate for the purposes of the pro forma financial information as disclosed pursuant to paragraph 4.29(1) of the Listing Rules.

Certified Public Accountants
Hong Kong
30 June 2025

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APPENDIX V	LISTING DOCUMENT

APPENDIX III	TAXATION AND FOREIGN EXCHANGE

TAXATION FOR HOLDERS OF SECURITIES

Income tax and capital gains tax of holders of the H Shares are subject to the laws and practices of the PRC and of jurisdictions in which holders of H Shares are residents or otherwise subject to tax. The following summary of certain relevant taxation provisions is based on current laws and practices, and has not taken into account the expected change or amendment to the relevant laws and policies and does not constitute any opinion or advice. The discussion does not deal with all possible tax consequences relating to an investment in the H shares, nor does it take into account the specific circumstances of any particular investor, some of which may be subject to special regulation. Accordingly, you should consult your own tax advisor regarding the tax consequences of an investment in the H shares. The discussion is based upon laws and relevant interpretations in effect as of the Latest Practicable Date, all of which are subject to change and may have retrospective effect.

No issues on PRC or Hong Kong taxation other than income tax, capital gain tax and profits tax, business tax/VAT, stamp duty and estate duty were referred in the discussion. Prospective investors are urged to consult their financial advisors regarding the PRC, Hong Kong and other tax consequences of owning and disposing of the H Shares.

THE PRC TAXATION

Taxation on Dividends

Individual Investor

Pursuant to the Individual Income Tax Law of the PRC (《中華人民共和國個人所得稅法》), which was most recently amended on August 31, 2018 and the Implementation Provisions of the Individual Income Tax Law of the PRC (《中華人民共和國個人所得稅法實施條例》), which was most recently amended on December 18, 2018 (hereinafter collectively referred to as the “IIT Law”), dividends distributed by PRC enterprises are subject to individual income tax levied at a flat rate of 20%. For a foreign individual who is not a resident of the PRC, the receipt of dividends from an enterprise in the PRC is normally subject to individual income tax of 20% unless specifically exempted by the tax authority of the State Council or reduced by relevant tax treaty.

Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (《內地和香港特別行政區關於對所得避免雙重徵稅和防止偷漏稅的安排》) (hereinafter referred to as the “Arrangement for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (《對所得避免雙重徵稅和防止偷漏稅的安排》)”) signed by the Mainland of China and the Hong Kong Special Administrative Region on August 21, 2006, the PRC government may impose tax on dividends paid by a PRC company to a Hong Kong resident (including natural person and legal entity), but such tax shall not exceed 10% of the total amount of dividends payable. If a Hong Kong resident directly holds 25% or more of equity interest in a PRC company and the

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APPENDIX III	TAXATION AND FOREIGN EXCHANGE

Hong Kong resident is the beneficial owner of the dividends and meets other conditions, such tax shall not exceed 5% of the total amount of dividends payable by the PRC company. The Fifth Protocol to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (《國家稅務總局關於<內地和香港特別行政區關於對所得避免雙重徵稅和防止偷漏稅的安排>第五議定書》) (the “Fifth Protocol (《第五協議書》)”) issued by the SAT and became effective on December 6, 2019 provides that such provisions shall not apply to arrangements or transactions made for one of the primary purposes of obtaining such tax benefits.

Enterprise Investors

In accordance with the Enterprise Income Tax Law of the PRC (《中華人民共和國企業所得稅法》) issued by NPC on March 16, 2007 and latest amended on December 29, 2018 and the Implementation Provisions of the Enterprise Income Tax Law of the PRC (《中華人民共和國企業所得稅法實施條例》) issued by the State Council on December 6, 2007, came into effect on January 1, 2008 and amended on April 23, 2019 (hereinafter collectively referred to as the “EIT Law”), a non-resident enterprise is generally subject to a 10% enterprise income tax on PRC-sourced income (including dividends received from a PRC resident enterprise), if it does not have an establishment or premise in the PRC or has an establishment or premise in the PRC but its PRC-sourced income has no real connection with such establishment or premise. The aforesaid income tax payable for non-resident enterprises is deducted at source, where the payer of the income is required to withhold the income tax from the amount to be paid to the non-resident enterprise. Such withholding tax may be reduced or exempted pursuant to an applicable treaty for the avoidance of double taxation.

The Circular of the State Administration of Tax on Issues Relating to the Withholding and Remitting of Enterprise Income Tax by PRC Resident Enterprises on Dividends Distributed to Overseas Non-Resident Enterprise Shareholders of H Shares (《國家稅務總局關於中國居民企業向境外H股非居民企業股東派發股息代扣代繳企業所得稅有關問題的通知》), which was issued and implemented by the SAT on November 6, 2008, further clarified that a PRC-resident enterprise must withhold corporate income tax at a rate of 10% on the dividends paid to non-PRC resident enterprise holders of H Shares which are derived out of profit generated since 2008. Non-PRC resident enterprise shareholders who need to enjoy tax treaty benefits, the relevant provisions of such tax treaty shall apply.

Pursuant to the Arrangement for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (《對所得避免雙重徵稅和防止偷漏稅的安排》), the PRC government may impose tax on dividends paid by a PRC company to a Hong Kong resident (including natural person and legal entity), but such tax shall not exceed 10% of the total amount of dividends payable. If a Hong Kong resident directly holds 25% or more of equity interest in a PRC company and the Hong Kong resident is the beneficial owner of the dividends and meets other conditions, such tax shall not exceed 5% of the total amount of

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dividends payable by the PRC company. The Fifth Protocol (《第五協議書》) provides that such provisions shall not apply to arrangements or transactions made for one of the primary purposes of obtaining such tax benefits.

Although there may be other provisions under the Arrangement for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (《對所得避免雙重徵稅和防止偷漏稅的安排》), the treaty benefits under the criteria shall not be granted in the circumstance where relevant gains, after taking into account all relevant facts and conditions, are reasonably deemed to be one of the main purposes for the arrangement or transactions which will bring any direct or indirect benefits under this Arrangement, except when the grant of benefits under such circumstance is consistent with relevant objective and goal under the Arrangement. The application of the dividend clause of tax agreements is subject to the requirements of PRC tax law and regulation, such as the Notice of the State Administration of Taxation on the Issues Concerning the Application of the Dividend Clauses of Tax Agreements (《國家稅務總局關於執行稅收協定股息條款有關問題的通知》), which is implemented on February 2, 2009.

Tax Treaties

Non-resident investors residing in jurisdictions which have entered into treaties or adjustments for the avoidance of double taxation with the PRC might be entitled to a reduction of the Chinese corporate income tax imposed on the dividends received from PRC companies. The PRC currently has entered into Avoidance of Double Taxation Treaties or Arrangements with a number of countries and regions including Hong Kong Special Administrative Region, Macau Special Administrative Region, Australia, Canada, France, Germany, Japan, Malaysia, the Netherlands, Singapore, the United Kingdom and the United States. Non-PRC resident enterprises entitled to preferential tax rates in accordance with the relevant taxation treaties or arrangements are required to apply to the Chinese tax authorities for a refund of the corporate income tax in excess of the agreed tax rate, and the refund application is subject to approval by the Chinese tax authorities.

Taxation on Share Transfer

VAT and Local Additional Tax

Pursuant to the Notice of Ministry of Finance and State Administration of Taxation on Fully Implementing the Pilot Reform for the Transition from Business Tax to Value-added Tax (《財政部、國家稅務總局關於全面推開營業稅改徵增值稅試點的通知》) (the “Circular 36”), which was implemented on May 1, 2016 and partially repealed on July 1, 2017, January 1, 2018 and April 1, 2019, entities and individuals engaged in the services sale in the PRC are subject to VAT and “engaged in the services sale in the PRC” means that the seller or buyer of the taxable services is located in the PRC. Circular 36 also provides that transfer of financial products, including transfer of the ownership of marketable securities, shall be subject to VAT at 6% on the taxable revenue (which is the balance of sales price upon deduction of purchase price), for a general or a foreign VAT taxpayer. However, individuals who transfer financial

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products are exempt from VAT, which is also provided in the Notice of Ministry of Finance and State Administration of Taxation on Several Tax Exemption Policies for Business Tax on Sale and Purchase of Financial Commodities by Individuals (《財政部、國家稅務總局關於個人金融商品買賣等營業稅若干免稅政策的通知》) effective on January 1, 2009. According to these regulations, if the holder is a non-resident individual, the PRC VAT is exempted from the sale or disposal of H shares; if the holder is a non-resident enterprise and the H-share buyer is an individual or entity located outside the PRC, the holder is not necessarily required to pay the PRC VAT, but if the H-share buyer is an individual or entity located in China, the holder may be required to pay the PRC VAT.

However, in view of no clear regulations, it is still uncertain whether the non-Chinese resident enterprises are required to pay the PRC VAT for the disposal of H shares in practice.

At the same time, VAT payers are also required to pay urban maintenance and construction tax, education surtax and local education surcharge, which shall be usually subject to 12% of the VAT payable (if any).

Income Tax

Individual Investors

According to the IIT Law, gains on the transfer of equity interests in the PRC resident enterprises are subject to individual income tax at a rate of 20%.

Pursuant to the Circular on Declaring that Individual Income Tax Continues to be Exempted over Income of Individuals from the Transfer of Shares (《關於個人轉讓股票所得繼續暫免徵收個人所得稅的通知》) issued by the Ministry of Finance and the SAT on March 30, 1998, from January 1, 1997, income of individuals from transfer of the shares of listed enterprises continues to be exempted from individual income tax. The Ministry of Finance and the SAT have not expressly stated whether they will continue to exempt tax on income of individuals from transfer of the shares of listed enterprises in the latest amended IIT Law.

However, on December 31, 2009, the Ministry of Finance, SAT and CSRC jointly issued the Circular on Related Issues on Levying Individual Income Tax over the Income Received by Individuals from the Transfer of Listed Shares Subject to Sales Limitation (《關於個人轉讓上市公司限售股所得徵收個人所得稅有關問題的通知》), which came into effect on January 1, 2010, which states that individuals’ income from the transfer of listed shares obtained from the public offering of listed companies and transfer market on the Shanghai Stock Exchange and the Shenzhen Stock Exchange shall continue to be exempted from individual income tax, except for the relevant shares which are subject to sales restriction (as defined in the Supplementary Notice on Issues Concerning the Levy of Individual Income Tax on Individuals’ Income from the Transfer of Restricted Stocks of Listed Companies (《關於個人轉讓上市公司限售股所得徵收個人所得稅有關問題的補充通知》) jointly issued and implemented by such

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departments on November 10, 2010). As of the Latest Practicable Date, no aforesaid provisions have expressly provided that individual income tax shall be levied from non-Chinese resident individuals on the transfer of shares in PRC resident enterprises listed on overseas stock exchanges.

Enterprise Investors

In accordance with the EIT Law, a non-resident enterprise is generally subject to corporate income tax at the rate of 10% on PRC-sourced income, including gains derived from the disposal of equity interests in a PRC resident enterprise, if it does not have an establishment or premise in the PRC or has an establishment or premise in the PRC but its PRC-sourced income has no real connection with such establishment or premise. Such income tax payable for non-resident enterprises is deducted at source, where the payer of the income is required to withhold the income tax from the amount to be paid to the non-resident enterprise. Such tax may be reduced or exempted pursuant to relevant tax treaties or agreements on avoidance of double taxation.

Stamp Duty

According to the Stamp Duty Law of the PRC (《中華人民共和國印花稅法》), which was promulgated on June 10, 2021 and came into effect on July 1, 2022, PRC stamp duty only applies to specific taxable document executed or received within the PRC, having legally binding force in the PRC and protected under the PRC laws, thus the requirements of the stamp duty imposed on the transfer of shares of PRC listed companies shall not apply to the acquisition and disposal of H Shares by non-PRC investors outside of the PRC.

Estate Duty

As of the date of this Listing Document, no estate duty has been levied in the PRC under the PRC laws.

EIT

According to the EIT Law, enterprises and other income-generating organizations (hereinafter collectively referred to as “an enterprise” or “enterprises”) within the territory of the PRC are the taxpayers of enterprise income tax and shall pay enterprise income tax in accordance with the provisions of the EIT Law. The Enterprise Income Tax rate is 25%. According to the Administrative Measures for Determination of High and New Tech Enterprises (《高新技術企業認定管理辦法》), which was promulgated by the Ministry of Science and Technology, the Ministry of Finance and the State Administration of Taxation on April 14, 2008, amended on January 29, 2016 and became effective on January 1, 2016, an enterprise recognized as a high and new technology enterprise may apply for a preferential enterprise income tax rate of 15% pursuant to the relevant requirements of the EIT Law.

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VAT

Pursuant to the Interim Regulations on Value-added Tax of the PRC (《中華人民共和國增值稅暫行條例》) issued on December 13, 1993 by the State Council, came into effect on January 1, 1994, and revised on November 10, 2008, February 6, 2016 and November 19, 2017, as well as the Implementation Rules for the Interim Regulations on Value-Added Tax of the PRC (《中華人民共和國增值稅暫行條例實施細則》) issued on December 25, 1993 by the MOF, came into effect on the same day and revised on December 15, 2008 and October 28, 2011, any entities and individuals engaged in the sale of goods, supply of processing, repair and replacement services, and import of goods within the territory of the PRC are taxpayers of VAT and shall pay the VAT in accordance with the law and regulation. The rate of VAT for sale of goods is 17% unless otherwise specified, such as the rate of VAT for sale of transportation is 11%. With the VAT reforms in the PRC, the rate of VAT has been changed several times. The MOF and the SAT issued the Notice of on Adjusting VAT Rates (《財政部、國家稅務總局關於調整增值稅稅率的通知》) on April 4, 2018 to adjust the tax rates of 17% and 11% applicable to any taxpayer’s VAT taxable sale or import of goods to 16% and 10%, respectively, this adjustment became effect on May 1, 2018. Subsequently, the MOF, the SAT and the General Administration of Customs jointly issued the Announcement on Relevant Policies for Deepening the VAT Reform (《財政部、國家稅務總局關於深化增值稅改革有關政策的公告》) on March 20, 2019 to make a further adjustment, which came into effect on April 1, 2019. The tax rate of 16% applicable to the VAT taxable sale or import of goods shall be adjusted to 13%, and the tax rate of 10% applicable thereto shall be adjusted to 9%.

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THE PRC LEGAL SYSTEM

The PRC legal system is based on the Constitution of the People’s Republic of China (the “Constitution”) and consists of statutory laws, administrative regulations, local regulations, separate regulations, autonomous regulations, departmental regulations, local government regulations, international treaties signed by the PRC government and other normative documents. Court judgments are not binding as precedents, but serve as judicial reference and guidance.

In accordance with the Constitution and the Legislation Law of the People’s Republic of China (2023 Revision) (the “Legislation Law”), the National People’s Congress and the National People’s Congress Standing Committee are empowered to exercise national legislative power. The National People’s Congress has the power to formulate and amend basic laws governing civil and criminal matters, state institutions and other matters. The Standing Committee of the National People’s Congress is empowered to formulate and amend laws other than those that should be enacted by the National People’s Congress, and to partially supplement and amend laws enacted by the National People’s Congress when the National People’s Congress is not in session, but the relevant supplements and modifications shall not conflict with the basic principles of the relevant laws.

The State Council is the highest administrative organ in the PRC, and has the power to formulate administrative regulations in accordance with the Constitution and laws.

The people’s congresses and standing committees of provinces, autonomous regions, and direct municipalities under the Central Government may formulate local regulations based on the specific conditions and actual needs of their respective administrative regions, but relevant local regulations must not conflict with any provisions of the Constitution, laws, or administrative regulations.

The ministries and committees of the State Council, the People’s Bank of China, the Audit Office of the People’s Republic of China, and other direct agencies under the State Council with administrative functions may formulate regulations within the scope of their authority in accordance with the laws and administrative regulations, decisions, and orders of the State Council.

The people’s congress of a city that is divided into districts and its standing committee may formulate local regulations based on the city’s specific conditions and actual needs in the areas of urban and rural development and management, ecological civilization construction, and historical and cultural protection, and make submissions to the standing committees of the people’s congresses of provinces and autonomous regions, which will be implemented after approval by the committee, given that the relevant local regulations do not conflict with the constitution, laws, administrative regulations and relevant local regulations of the province or autonomous region. The people’s congresses of ethnic autonomous areas hold the power to formulate autonomy regulations and separate regulations in accordance with the political, economic and cultural characteristics of the local ethnic groups.

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The people’s governments of provinces, autonomous regions, municipalities directly under the Central Government, and cities divided into districts or autonomous prefectures may formulate regulations in accordance with laws, administrative regulations and local regulations of the province, autonomous region, or municipality directly under the Central Government. The Constitution has the highest legal force, and no laws, administrative regulations, local regulations, autonomous regulations or separate regulations may conflict with the Constitution. The force of law is higher than administrative regulations, local regulations and rules. The force of administrative regulations is higher than local regulations and rules. The force of local regulations is higher than regulations of local governments at the same level and below. The force of regulations formulated by the people’s government of a province or autonomous region is higher than the regulations formulated by the people’s government of a city divided into districts or an autonomous prefecture within the administrative region of the province or autonomous region.

The National People’s Congress has the power to amend or revoke any inappropriate laws enacted by its Standing Committee, and to revoke any autonomous regulations or separate regulations approved by the National People’s Congress Standing Committee that violate the provisions of the Constitution or legislative laws. The Standing Committee of the National People’s Congress has the power to revoke any administrative regulations that conflict with the Constitution and laws, the power to revoke any local regulations that conflict with the Constitution, laws or administrative regulations, and the power to revoke any autonomous regulations or separate regulations approved by the Standing Committee of the People’s Congress of any province, autonomous region, or municipality directly under the Central Government that violate the provisions of the Constitution and legislative laws. The State Council has the power to amend or revoke any inappropriate departmental regulations and local government regulations. The people’s congresses of provinces, autonomous regions or municipalities directly under the Central Government have the power to change or revoke any inappropriate local regulations enacted or approved by their respective standing committees. The people’s governments of provinces and autonomous regions have the right to change or revoke any inappropriate regulations formulated by the people’s governments at lower levels.

According to the Constitution and Legislative Law, the power of legal interpretation belongs to the Standing Committee of the National People’s Congress. According to the “Resolution of the Standing Committee of the National People’s Congress on Strengthening Legal Interpretation” passed on June 10, 1981, the Supreme People’s Court of the People’s Republic of China (“Supreme People’s Court”) has the power to give general explanations on specific issues concerning the application of laws and decrees in court trials. The State Council and its ministries and commissions also have the power to interpret the administrative regulations and departmental rules promulgated by them. At the local level, the power to interpret local laws, regulations and administrative regulations rests with the local legislative and administrative agencies that promulgate the relevant laws, regulations and rules.

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THE PRC JUDICIAL SYSTEM

According to the Constitution and the “Organic Law of the Courts of the People’s Republic of China (Revised in 2018)”, the PRC Judicial System consists of the Supreme People’s Court, local people’s courts at various levels and specialized people’s courts.

The local people’s courts are comprised of the basic people’s courts, the intermediate people’s courts and the higher people’s courts. The higher people’s courts supervise the basic and intermediate people’s courts. The People’s Procuratorate also has the power to exercise legal supervision over civil proceedings in the people’s courts at the same level and at lower levels. The Supreme People’s Court is the highest judicial body in the PRC, and supervises the administration of justice by all of the people’s courts.

The Civil Procedure Law of the PRC (revised in 2023) (《中華人民共和國民事訴訟法(2023年修正)》) (the “Civil Procedure Law”) sets forth the criteria for instituting a civil action, the jurisdiction of the people’s courts, the procedures to be followed for conducting a civil action and the procedures for enforcement of a civil judgment or order. All parties to a civil action conducted within the PRC must comply with the Civil Procedure Law. Generally, a civil case is initially heard by a local court of the province in which the defendant resides. The parties to a contract may, by an express agreement, select a court of jurisdiction where civil actions may be brought, provided that the court of jurisdiction is located in the plaintiff’s or the defendant’s place of residence, the place of execution or implementation of the contract or the place of the subject matter. However, such selection cannot violate the stipulations of jurisdiction by level and exclusive jurisdiction in any case.

A foreign individual or enterprise generally has the same litigation rights and obligations as a citizen or legal person of the PRC. If a foreign country’s judicial system limits the litigation rights of PRC citizens and enterprises, the PRC courts may impose the same limitations on the citizens and enterprises of that foreign country.

If any party to a civil action refuses to comply with a judgment or an order made by a people’s court or an award granted by an arbitration panel in the PRC, the other party may apply to the people’s court to request for the enforcement of the judgment, order or award. There are time limits imposed on the right to apply for such enforcement and the time limit is two years. If a party fails to satisfy a judgment made by the court within the stipulated time, the court will, upon application by the other party, enforce the judgment in accordance with the law.

A party seeking to enforce a judgment or an order of a people’s court against a party who is not located within the PRC and does not own any property in the PRC, may apply to a foreign court having jurisdiction over the case for recognition and enforcement of the judgment or order. A foreign judgment or order may also be recognized and enforced by a people’s court in accordance with the PRC enforcement procedures if the PRC has entered into or acceded to an international treaty providing for such recognition and enforcement with the relevant foreign country, or if the judgment or order under the principle of reciprocity satisfies the

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review of the court, unless the people’s court determines that the recognition or enforcement of such judgment or order would result in violation of the fundamental legal principles of the PRC, national sovereignty or security, or contrary to the social and public interests.

THE PRC COMPANY LAW, TRIAL MEASURES AND GUIDELINES FOR ARTICLES OF ASSOCIATION

A joint stock limited company established in the PRC seeking a listing on The Stock Exchange of Hong Kong Limited is mainly subject to the following laws and regulations of the PRC.

The PRC Company Law (《中華人民共和國公司法》), or the Company Law, was adopted by the Fifth Standing Committee Meeting of the Eighth NPC on 29 December 1993 and came into effect on 1 July 1994, and was amended on 25 December 1999, 28 August 2004, 27 October 2005, 28 December 2013, 26 October 2018 and 29 December 2023. The latest revised Company Law came into effect on 1 July 2024.

The Trial Measures and its five interpretative guidelines promulgated by the CSRC on 17 February 2023 came into effect on 31 March 2023 and were applicable to the direct and indirect overseas share subscription and listing of domestic companies.

According to the Trial Measures and its interpretative guidelines, where a domestic company directly offering and listing overseas, it shall formulate its articles of association in line with the Guidelines for Articles of Association of Listed Companies (《上市公司章程指引》), or the Guidelines for Articles of Association, in place of the Mandatory Provisions for Articles of Association of Companies to be Listed Overseas which ceased to apply from 31 March 2023. The Guidelines for Articles of Association were promulgated by the CSRC on 16 December 1997 and last amended on 15 December 2023.

Set out below is a summary of the major provisions of the Company Law, the Trial Measures and the Guidelines for Articles of Association which are applicable to our Company.

General Provisions

“A joint stock limited company” means a corporate legal person incorporated under the Company Law, whose registered capital is divided into shares of equal par value. The liability of its shareholders is limited to the extent of the shares held by them and the liability of a company is limited to the full value of all the property owned by it.

A company must conduct its business in accordance with laws as well as public and commercial ethics. A company may invest in other limited liability companies. The liabilities of the company to such invested companies are limited to the amount invested. Unless otherwise provided by laws, a company cannot be the capital contributor who has the joint liabilities associated with the debts of the invested enterprises.

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Incorporation

A joint stock limited company may be incorporated by promotion or subscription. A joint stock limited company may be incorporated by a minimum of one but not more than 200 promoters, and at least half of the promoters must have residence within the PRC.

The promoters shall convene an inaugural meeting of the company within 30 days after the share capital has been paid-up and shall notified all subscribers the date of the meeting or make an announcement in this regard 15 days before the meeting. The inaugural meeting may be held only the presence of promoters and subscribers holding more than 50% of the total number of shares. Powers to be exercised at the inaugural meeting include but not limited to the adoption of articles of association and the election of members of the board of directors and the supervisory committee of a company. The aforesaid matters shall be resolved by more than 50% of the votes to be casted by subscribers presented at the meeting.

Within 30 days after the conclusion of the inaugural meeting, the board of directors shall apply to the registration authority for registration of the incorporation of the joint stock limited company. A company is formally established and has the status of a legal person after the business license has been issued by the relevant registration authority.

Registered Shares

Under the Company Law, shareholders may make capital contributions in cash, or with non-monetary property that may be valued in money and legally transferred, such as contribution in kind or with an intellectual property rights, land use rights, shareholding or claims.

The Trial Measures provides that domestic enterprises that are listed overseas may raise funds and distribute dividends in foreign currencies or Renminbi.

Under the Trial Measures, for a domestic company directly offering and listing overseas, shareholders of its domestic unlisted shares applying to convert such shares into shares listed and traded on an overseas trading venue shall conform to relevant regulations promulgated by the CSRC, and authorize the domestic company to file with the CSRC on their behalf. The domestic unlisted shares mentioned in the preceding paragraph refer to the shares that have been issued by domestic enterprises but have not been listed or listed for trading on domestic exchanges. Domestic unlisted shares shall be centrally registered and deposited with domestic securities registration and settlement institutions. The registration and settlement arrangements of overseas listed shares shall be subject to the provisions of overseas listing places.

Under the Company Law, a joint stock limited company is required to maintain a register of shareholders, detailing the following information: (i) the name and domicile of each shareholder; (ii) the class and number of shares subscribed for by each shareholder; (iii) the serial number of shares if issued in paper form; and (iv) the date on which each shareholder acquired the shares.

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Allotment and Issue of Shares

All issue of shares of a joint stock limited company shall be based on the principles of equality and fairness. The same class of shares must carry equal rights. Shares issued at the same time and within the same class must be issued on the same conditions and at the same price. It may issue shares at par value or at a premium, but it may not issue shares below the par value.

Domestic enterprises issued and listed overseas shall file with the CSRC in accordance with Trial Measures, submit filing reports, legal opinions and other relevant materials, and truthfully, accurately and completely explain shareholder information and other information. Where a domestic enterprise directly issues and is listed overseas, the issuer shall file with the CSRC. If a domestic enterprise is indirectly listed overseas, the issuer shall designate a major domestic operating entity as the domestic responsible person and file with the CSRC.

Increase in Share Capital

Under the Company Law, in the case of a joint stock limited company issuing new shares, resolutions shall be passed at the shareholders’ general meeting in respect of the class and number of new shares, the issue price of the new shares, the commencement and end dates for the issuance of new shares and the class and number of the new shares proposed to be issued to existing shareholders, if any. If no par value stock is issued, the proceeds from the issuance of the new stocks shall be included into the registered capital. Additionally, if a company intends to make public offering of shares, it is required to complete the registration with the securities regulatory authority of the State Council and announce the prospectus.

Reduction of Share Capital

A company may reduce its registered capital in accordance with the following procedures prescribed by the Company Law:

(i)	to prepare a balance sheet and a property list;

(ii)	a company makes a resolution at shareholders’ general meeting to reduce its registered capital;

(iii)	a company shall inform its creditors within 10 days and publish an announcement in newspapers or the National Enterprise Credit Information Publicity System within 30 days after the approval of resolution of reducing registered capital;

(iv)	the creditors shall have the right to require a company to repay its debts or provide corresponding guarantees within 30 days after receiving the notice or within 45 days after the announcement if the creditors have not received the notice;

(v)	when a company reduces its registered capital, it shall register the change with a company registration authority in accordance with the law.

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When a company reduces its registered capital, it must reduce the amount of capital contribution or shares in proportion to the capital contribution or shares held by the shareholders, unless otherwise prescribed by any law, or agreed upon by all the shareholders of a limited liability company, or as specified in the articles of association of a joint stock limited company.

Share Buy-Back

Under the Company Law, a company shall not purchase its own shares. Except for any following circumstances:

(i)	reducing the registered capital;

(ii)	merging with other company that holds the shares of the company;

(iii)	using the shares for employee stocks plan or equity incentives;

(iv)	with respect to shareholders voting against any resolution adopted at the shareholders’ general meeting on the merger or division of our Company, the right to demand our Company to acquire the shares held by them;

(v)	using the shares for the conversion of convertible corporate bonds issued by the company;

(vi)	as required for maintenance of the corporate value and shareholders’ rights and interests of a listed company.

The purchase of shares of a company for reasons specified in the case of (i) to (ii) above shall be subject to the resolution of the general meeting; the purchase of shares of a company for reasons specified in the case of (iii), (v) and (vi) above shall be subject to the resolution of the Board meeting attended by more than two-thirds of the directors in accordance with the provisions of the articles of association or the authorization from the general meeting.

Following the purchase of a company’s shares by a company in accordance with the above provisions, such shares shall be canceled within 10 days from the date of buy-back in the case of item (i) above; such shares shall be transferred or canceled within six months in the case of items (ii) and (iv) above; the total numbers of share of our Company held by a company shall not exceed 10% of the total issued shares of a company, and shall be transferred or canceled within three years in the case of items (iii), (v) and (vi) above.

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Transfer of Shares

Shares held by a shareholder may be transferred according to the law. Under the Company Law, a shareholder should affect a transfer of his shares on securities exchange established according to the law or by any other means as required by the State Council. Shares may be transferred by endorsement of shareholders or by other means stipulated by laws or administrative regulations. After the transfer, a company shall record the name and address of the transferee in the register of shareholders. Within 20 days before a shareholders' meeting is held or within five days before the record date decided by the corporation for distribution of dividends, the shareholder register may not be modified. If any law, administrative regulation, or any provision by the securities regulatory authority of the State Council specifies otherwise for the modification of the register of shareholders of a listed company, such provisions should prevail.

Under the Company Law, shares issued by a company prior to the public offering of shares shall not be transferred within one year from the date on which the shares of the company are listed and traded on a securities exchange, except for the transfer of shares of a listed company by the shareholders and actual controller of the listed company as otherwise prescribed by a law, an administrative regulations, or the securities regulatory agency of the State Council. The directors, supervisors and senior management of the company should declare to the company the shares they hold and the changes thereof. During the term of office as determined when they assume the posts, the shares transferred each year should not exceed 25% of the total shares they hold of the company. Shares of a company held by its directors, supervisors and senior management shall not be transferred within one year from the date of a company’s listing on a securities exchange, nor within six months after their resignation from their positions with a company.

If the shares are pledged within the time limit for restricted transfer as provided for by laws and administrative regulations, the pledgee cannot exercise the pledge right within such restricted period.

Shareholders

Under the Company Law and Guidelines for Articles of Association the rights of a shareholder of ordinary shares of a company include:

(i)	to receive dividends and other forms of distributions in proportion to their shareholdings;

(ii)	to attend or appoint a proxy to attend shareholders’ general meetings and to exercise voting rights;

(iii)	to supervise and manage a company’s business operations, and to present proposals or to raise inquiries;

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(iv)	to transfer shares in accordance with laws, administrative regulations and the provisions of the articles of association;

(v)	to inspect the company’s articles of association, share register, counterfoil of company debentures, minutes of shareholder’s general meetings, resolutions of meetings of the board of directors, resolutions of meetings of the board of supervisors and financial and accounting reports and to make proposals or enquiries on the company’s operations;

(vi)	in the event of the winding-up or liquidation of a company, to participate in the distribution of remaining property of a company in proportion to the number of shares held;

(vii)	other rights conferred by laws, administrative regulations and the articles of association.

The obligations of a shareholder of ordinary shares of a company include:

(i)	to comply with the articles of association;

(ii)	to pay subscription money according to the number of shares subscribed and the method of subscription;

(iii)	not to abuse their shareholders’ rights to damage the interests of a company or other shareholders; not to abuse the independent legal person status of a company and the limited liability of shareholders to damage the interests of the creditors of a company;

(iv)	other obligations conferred by laws, administrative regulations and the articles of association.

Shareholder’s General Meetings

Under the Company Law, the shareholders’ general meeting of a joint stock limited company is made up of all shareholders. The shareholders’ general meeting is the organ of authority of a company, which exercises the following functions and powers:

(i)	to elect and replace directors and supervisors and to decide on matters relating to the remuneration of directors and supervisors;

(ii)	to examine and approve reports of the board of directors;

(iii)	to examine and approve reports of the supervisory committee;

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(iv)	to examine and approve a company’s profit distribution plans and loss recovery plans;

(v)	to resolve on the increase or reduction of a company’s registered capital;

(vi)	to resolve on the issuance of corporate bonds;

(vii)	to resolve on the merger, division, dissolution, liquidation or change of corporate form of a company;

(viii)	to amend the company’s articles of association;

(ix)	other functions and powers specified in provision of the articles of association.

Under the Company Law, annual shareholders’ general meetings are required to be held once every year. An extraordinary shareholders’ general meeting is required to be held within two months after the occurrence of any of the following circumstances:

(i)	the number of directors is less than the number stipulated in the Company Law or less than two-thirds of the number specified in the articles of association;

(ii)	when the unrecovered losses of a company amount to one-third of the total share capital;

(iii)	shareholders individually or jointly holding 10% or more of the company’s shares request;

(iv)	when deemed necessary by the Board;

(v)	the Supervisory Committee proposes to convene the meeting;

(vi)	other circumstances as stipulated in the articles of association.

Shareholders’ general meetings shall be convened by the board of directors, and presided over by the chairman of the board of directors. In the event that the chairman is incapable of performing or not performing his duties, the meeting shall be presided over by the vice chairman. In the event that the vice chairman is incapable of performing or not performing his duties, a director nominated by more than half of directors shall preside over the meeting.

If the board of directors is incapable of performing or is not performing its duties to convene the general meeting, the supervisory board should convene and preside over shareholders’ general meeting in a timely manner. If the supervisory board fails to convene and preside over shareholders’ general meeting, shareholders individually or in aggregate holding 10% or more of the company’s shares for 90 days or more consecutively may unilaterally convene and preside over shareholders’ general meeting.

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If the shareholders who separately or aggregately hold more than 10% of the shares of the company request to convene an interim shareholders’ meeting, the board of directors and the board of supervisors should, within 10 days after the receipt of such request, decide whether to hold an interim shareholders’ meeting and reply to the shareholders in writing.

Notice of general meeting shall state the time and venue of and matters to be considered at the meeting and shall be given to all shareholders 20 days before the meeting. A notice of extraordinary general meeting shall be given to all shareholders 15 days prior to the meeting.

Shareholders who individually or jointly hold more than 1% of the company’s shares may put forward interim proposals and submit them to the board of directors in writing 10 days before the general meeting of shareholders. The board of directors shall notify the other shareholders within two days of receipt of the proposal, and submit the ad hoc proposal to the shareholders' meeting for deliberation, except for an ad hoc proposal that violates a law, an administrative regulation, or the company bylaws or does not fall within the scope of powers of the shareholders' meeting. A corporation may not raise the shareholding ratio of a shareholder or shareholders submitting an ad hoc proposal.

Under the Company Law, a shareholder may entrust a proxy to attend a shareholders’ general meeting, and it should clarify the matters, power and time limit of the proxy. The proxy shall present a written power of attorney issued by the shareholder to a company and shall exercise his voting rights within the scope of authorization. There is no specific provision in the Company Law regarding the number of shareholders constituting a quorum in a shareholders’ general meeting.

Under the Company Law, shareholders present at a shareholders’ general meeting have one vote for each share they hold, except the shareholders of classified shares. However, shares held by the company itself are not entitled to any voting rights.

The cumulative voting system may be adopted for the election of directors and supervisors at the shareholders’ general meeting in accordance with the provisions of the articles of association or the resolutions of the shareholders’ general meeting. Under the accumulative voting system, each share shall have the same number of voting rights as the number of directors or supervisors to be elected at the shareholders’ general meeting, and shareholders may consolidate their voting rights when casting a vote.

Under the Company Law and the Guidelines for Articles of Association, the passing of any resolution requires affirmative votes of shareholders representing more than half of the voting rights represented by the shareholders who attend the shareholders’ general meeting.

Matters relating to merger, division or dissolution of a company, increase or reduction of registered capital, change of corporate form or amendments to the articles of association must be approved by more than two-thirds of the voting rights held by the shareholders present at the meeting.

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Directors

Under the Company Law, a joint stock limited company should have a board of directors, which consists of more than three members. The term of office of a director shall be stipulated in the articles of association, but each term of office shall not exceed three years. Directors may serve consecutive terms if re-elected.

Meetings of the board of directors shall be convened at least twice a year. All directors and supervisors shall be noticed 10 days before the meeting for every meeting. The Board exercises the following functions and powers:

(i)	to convene shareholder’s general meetings and report its work to the shareholder’s general meetings;

(ii)	to implement the resolutions of the shareholder’s general meeting;

(iii)	to decide on a company’s business plans and investment plans;

(iv)	to formulate a company’s profit distribution plan and loss recovery plan;

(v)	to formulate proposals for the increase or reduction of a company’s registered capital and the issue of corporate bonds;

(vi)	to formulate plans for merger, division, dissolution or change of corporate form of a company;

(vii)	to decide on the internal management structure of a company;

(viii)	to decide on the appointment or dismissal of the manager of a company and their remuneration;

(ix)	To decide on the appointment or dismissal of the deputy manager and financial officer of a company based on the nomination of the manager and as well as remuneration;

(x)	to formulate a company’s basic management system;

(xi)	other functions and powers specified in the articles of association or granted by the shareholders’ meeting.

Board meetings shall be held only if more than half of the directors are present. If a director is unable to attend a board meeting, he may appoint another director by a power of attorney specifying the scope of the authorization for another director to attend the meeting on his behalf. If a resolution of the board of directors violates the laws, administrative regulations or the articles of association, and as a result of which the company suffers serious losses, the

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directors participating in the resolution shall be liable to compensate the company. However, if it can be proved that a director expressly objected to the resolution when the resolution was voted on, and that such objection was recorded in the minutes of the meeting, such director may be exempt from such liability.

Under the Company Law, a person may not serve as a director of a company if he/she is:

(i)	a person without capacity or with restricted capacity;

(ii)	a person who has been sentenced to any criminal penalty due to an offence of corruption, bribery, encroachment of property, misappropriation of property, or disrupting the order of the socialist market economy, or has been deprived of political rights due to a crime, where a five-year period has not elapsed since the date of completion of the sentence; if he/she is pronounced for suspension of sentence, a two-year period has not elapsed since the expiration of the suspension period;

(iii)	a person who was a director, factory manager or manager of a company or enterprise which has entered into insolvent liquidation and who was personally liable for the insolvency of such company or enterprise, where less than three years have elapsed since the date of the completion of the insolvency and liquidation of such company or enterprise;

(iv)	persons who were legal representatives of a company or enterprise which had its business license revoked due to violation of the law and had been closed down by order, and who were personally liable, where less than three years have elapsed since the date of the revocation of the business license of the company or enterprise or the order for closure; and

(v)	being listed as one of “dishonest persons subject to enforcement” by the people’s court due to his/her failure to pay off a relatively large amount of due debts.

The board of directors shall have one chairman, who shall be elected by more than half of all the directors. The chairman shall exercise the following functions and powers (including but not limited to):

(i)	to preside over shareholders’ general meetings and convene and preside over board meetings;

(ii)	to examine the implementation of resolutions of the Board;

(iii)	to sign the securities issued by a company;

(iv)	to exercise other powers conferred by the Board.

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Supervisors

Under the Company Law, a joint stock limited company shall have a supervisory committee composed of not less than three members. The supervisory committee shall comprise shareholder representatives and an appropriate proportion of the company’s staff representatives, of which the proportion of staff representatives shall not be less than one-third and the specific proportion shall be stipulated in the articles of association. Employee representatives of the supervisory committee shall be democratically elected by the company’s employees at the employee representative assembly, employee general meeting or otherwise. Directors or senior management may not act concurrently as supervisors.

The Supervisory Committee exercises the following powers:

(i)	to examine the company’s financial affairs;

(ii)	to supervise the directors and senior management in their performance of their duties and to propose the removal of directors and senior management who have violated laws, administrative regulations, the articles of association or resolutions of shareholders’ general meetings;

(iii)	to demand rectification by a director or senior management when the acts of such persons are harmful to the company’s interest;

(iv)	to propose the convening of extraordinary general meetings, and to convene and preside over shareholders’ general meetings when the Board fails to perform the duty of convening and presiding over shareholders’ general meetings under the Company Law;

(v)	to submit proposals to the shareholders’ general meeting;

(vi)	to initiate legal proceedings against directors and senior management in accordance with the Company Law;

(vii)	other functions and powers specified in the articles of association.

Managers and Senior Management

Under the Company Law, a company should have a manager who is appointed or removed by the board of directors. The manager is responsible to the board of directors and exercise his/her functions and powers according to the Articles of Association or the authorization of the board of directors. The manager attends the meetings of the board of directors as a non-voting member.

According to the Company Law, senior management shall refer to the manager, deputy manager(s), financial controller, secretary of the board of directors and other personnel as stipulated in the articles of association of the company.

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Duties of Directors, Supervisors and Senior Management

Directors, supervisors and senior management of the company are required under the Company Law to comply with the relevant laws, regulations and the articles of association, and have fiduciary and diligent duties to the company. Directors, supervisors and senior management are prohibited from abusing their powers to accept bribes or other unlawful income and from misappropriating the company’s properties.

Directors, supervisors and senior management are prohibited from:

(i)	embezzling the company’s property or misappropriating of the company’s capital;

(ii)	depositing the company’s capital into accounts under his own name or the name of other individuals;

(iii)	giving bribes or accepting any other illegal proceeds by taking advantage of their power;

(iv)	accept and possess commissions paid by a third party for transactions conducted with the company;

(v)	unauthorized divulgence of confidential information of the company; or

(vi)	other acts in violation of their fiduciary duty to the company.

If any director, supervisor or senior management directly or indirectly concludes a contract or conducts a transaction with the company, he/she should report the matters relating to the conclusion of the contract or transaction to the board of directors or shareholders’ meeting, subject to the approval of the board of directors or shareholders according to the articles of association.

The provisions of the preceding paragraph shall apply if any near relatives of the directors, supervisors or senior management, or any of the enterprises directly or indirectly controlled by the directors, supervisors or senior management or any of their near relatives, or any related parties with any other related-party relationship with the directors, supervisors or senior management, concludes a contract or conducts a transaction with the company.

Neither director, supervisor or senior management may take advantage of his/her position to seek any business opportunity that belongs to the company for himself/herself or any other person except under any of the following circumstances:

(i)	where he/she has reported to the board of directors or the shareholders’ meeting and has been approved by a resolution of the board of directors or the shareholders’ meeting according to the Articles of Association; or

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(ii)	where the company cannot make use of the business opportunity as stipulated by laws, administrative regulations or the Articles of Association.

Where any director, supervisor or senior management fails to report to the board of directors or the shareholders’ meeting and obtain an approval by resolution of the board of directors or the shareholders’ meeting according to the articles of association, he/she may not engage in any business that is similar to that of the company where he/she holds office for himself/herself or for any other person.

A director, supervisor or senior management who contravenes any law, regulation or the company’s articles of association in the performance of his duties resulting in any loss to the company shall be personally liable for the damages to the company.

Finance and Accounting

Under the Company Law, a company shall establish its financial and accounting systems according to laws, administrative regulations and the regulations of the financial department of the State Council. At the end of each fiscal year, the company shall prepare a financial and accounting reports which shall be audited by an accounting firm in accordance with the law. The financial and accounting reports shall be prepared in accordance with the laws, administrative regulations and the regulations of the financial department of the State Council.

A joint stock limited company shall make its financial and accounting reports available at the company for inspection by the shareholders 20 days before the convening of an annual general meeting of shareholders. A joint stock limited company issuing its shares in public must publish its financial and accounting reports.

When distributing each year’s after-tax profits, the company shall set aside 10% of its profits into its statutory reserve fund. The company can no longer withdraw statutory reserve fund if it has accumulated to more than 50% of the registered capital. If the statutory reserve fund of the company is insufficient to make up for the losses of the previous years, the current year profits shall be used to make up for the losses before making allocations to the statutory reserve in accordance with the preceding paragraph. After the company has made an allocation to the statutory reserve fund from its after-tax profit, it may also make an allocation to the discretionary reserve fund from its after-tax profit upon a resolution of the general meeting or the shareholders’ general meeting.

A joint stock limited company may distribute profits in proportion to the number of shares held by its shareholders, except as otherwise prescribed in the articles of association.

The premium over the nominal value of the shares of a company from the issue of shares, the amount of share proceeds from the issuance of no-par shares that have not been credited to the registered capital and other incomes required by the financial department of the State Council to be treated as the capital reserve fund shall be accounted for as the capital reserve fund of the company.

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The reserve fund of the company shall be used to make up losses of the company, expand the production and operation of the company or increase the registered capital of the company. Where the reserve fund of a company is used for making up losses, the discretionary reserve and statutory reserve shall be firstly used. If losses still cannot be made up, the capital reserve can be used according to the relevant provisions. When the statutory reserve fund is converted to increase registered capital, the balance of the statutory reserve shall not be less than 25% of the registered capital before such conversion.

The company shall not keep accounts other than those provided by law.

Appointment and Dismissal of Accounting Firms

Pursuant to the Company Law, the engagement or dismissal of an accounting firm responsible for the company’s auditing shall be determined by a shareholders’ general meeting, the board of directors or the board of supervisors in accordance with the articles of association. The accounting firm should be allowed to make representations when the general meeting, the board of directors or the board of supervisors conduct a vote on the dismissal of the accounting firm. The company should provide true and complete accounting evidence, accounting books, financial and accounting reports and other accounting information to the engaged accounting firm without any refusal or withholding or falsification of information.

The Guidelines for Articles of Association provides that the company guarantees to provide true and complete accounting vouchers, accounting books, financial accounting reports and other accounting materials to the employed accounting firm, and shall not refuse, conceal or falsely report. And the audit fee of the accounting firm shall be decided by the general meeting of shareholders.

Profit Distribution

Where a company distributes profits to shareholders in violation of the provisions of the Company Law, the shareholders shall refund the profits distributed to the company, and the shareholders, directors, supervisors, and senior management personnel who are responsible for causing losses to the company shall bear compensation liability.

Dissolution and Liquidation

According to the Company Law, a company shall be dissolved for the following reasons:

(i)	the term of business stipulated in the Articles of Association has expired or other events of dissolution specified in the Articles of Association have occurred;

(ii)	the general meeting or the shareholders’ general meeting resolves to dissolve the company;

(iii)	dissolution is necessary due to a merger or division of the company;

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(iv)	the business license is revoked, or the business license is ordered to be closed or revoked in accordance with laws;

(v)	where the company encounters serious difficulties in its operation and management and its continuance shall cause a significant loss in the interest of shareholders, and where this cannot be resolved through other means, shareholders who hold more than 10% of the total shareholders’ voting rights of the company may present a petition to a people’s court for the dissolution of the company with the support of the judgment.

If any of the situations as mentioned in the preceding paragraph arises, a company shall publicize the situations through the National Enterprise Credit Information Publicity System within ten days.

Where the company is dissolved in accordance with sub-paragraph (i) above, it may carry on its existence by amending its articles of association or upon a resolution of the shareholders’ meeting, which must be approved by more than two-thirds of the voting rights held by the shareholders present at the shareholders’ general meeting. Where the company is dissolved pursuant to sub-paragraphs (i), (ii), (iv) or (v) above, it shall be liquidated. The directors, who are the liquidation obligors of the company, shall form a liquidation group to carry out liquidation within 15 days from the date of occurrence of the cause of dissolution. The liquidation group shall be composed of the directors, unless it is otherwise provided for in the company’s Articles of Association or it is otherwise elected by the shareholders’ meeting. The liquidation obligors shall be liable for compensation if they fail to fulfill their obligations of liquidation in a timely manner, and thus any loss is caused to the company or the creditors.

The liquidation group fails to be formed within the time limit or fails to carry out the liquidation after its formation, any interested party may request the people’s court to designate relevant persons to form a liquidation group. The people’s court shall accept such request and organize a liquidation group to carry out the liquidation in a timely manner.

The liquidation committee shall exercise the following functions and powers during the liquidation period:

(i)	to liquidate the company’s property and respectively prepare balance sheet and list of property;

(ii)	to notify creditors by notice or public announcement;

(iii)	to deal with the outstanding business of the company involved in the liquidation;

(iv)	to pay all outstanding taxes and taxes arising in the course of liquidation;

(v)	to liquidate claims and debts;

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(vi)	distributing the remaining property of the company after paying off debts;

(vii)	to participate in civil litigations on behalf of the company.

The liquidation group shall notify the company’s creditors within ten days as of its formation and shall make a public announcement in the newspaper or on the National Enterprise Credit Information Publicity System within 60 days. The creditors shall file their proofs of claim with the liquidation group within 30 days as of the receipt of the notice or within 45 days as of the issuance of the public announcement in the case of failing to receive such notice.

After the liquidation expenses, wages of employees, social insurance expenses, and statutory indemnities are paid, the taxes owed are paid, and the debts of the company are repaid, the residual property of the company may be distributed in proportion to the capital contributions of the shareholders in the case of a limited liability company or in proportion to the shares held by the shareholders in the case of a corporation.

During the liquidation period, the company shall continue to exist but shall not carry out any business activities unrelated to the liquidation. The company’s assets shall not be distributed to the shareholders before the liquidation in accordance with the preceding paragraph.

If the liquidation committee, having thoroughly examined the company’s assets and having prepared a balance sheet and an inventory of assets, discovers that the company’s assets are insufficient to pay its debts in full, it shall file an application to a people’s court for bankruptcy liquidation in accordance with the laws. After the people’s court accepts the application for bankruptcy, the liquidation group shall hand over the liquidation matters to the bankruptcy administrator designated by the people’s court.

Upon completion of the liquidation, the liquidation committee shall prepare a liquidation report to be submitted to the shareholders’ general meeting or the people’s court for confirmation, and submit to the company registration authority to apply for cancelation of the company’s registration.

The members of the liquidation group performing their duties of liquidation are obliged to loyalty and diligence. Any member of the liquidation group who neglects to fulfill his/her liquidation duties, thus causing any loss to the company shall be liable for compensation, and any member of the liquidation group who cause any loss to any creditor due to his/her intentional or gross negligence shall be liable for compensation.

Where, after three years since the business license of a company is revoked, or the company is ordered to close down or is revoked, the company fails to apply for its deregistration with the company registration authority, the said authority may announce the

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company’s deregistration through the National Enterprise Credit Information Publicity System for a period of no less than 60 days. If there is no objection after the announcement period expires, the company registration authority may deregister the company.

Overseas Listing

According to the Trial Measures, where an issuer makes an overseas initial public offering or listing, it shall file with the CSRC within 3 working days after submitting the application documents for overseas issuance and listing. If an issuer issues securities in the same overseas market after overseas issuance and listing, it shall file with the CSRC within 3 working days after the completion of the issuance. If an issuer issues and lists in other overseas markets after overseas issuance and listing, it shall be filed in accordance with the provisions of the first paragraph of this article. Moreover, if the filing materials are complete and meet the requirements, the CSRC shall complete the filing within 20 working days from the date of receiving the filing materials, and publicize the filing information through the website. If the filing materials are incomplete or do not meet the requirements, the CSRC shall inform the issuer of the materials to be supplemented within 5 working days after receiving the filing materials. The issuer shall supplement the materials within 30 working days.

Loss of Share Certificates

A shareholder may, in accordance with the public notice procedures set out in the PRC Civil Procedure Law, apply to a people’s court if his share certificate(s) in registered form is either stolen, lost or destroyed, for a declaration that such certificate(s) will no longer be valid. After the people’s court declared that such certificate(s) will no longer be valid, the shareholder may apply to the company for the issue of a replacement certificate(s).

Suspension and Termination of Listing

The Company Law has deleted provisions governing suspension and termination of listing. The PRC Securities Law (2019 revision) (《中華人民共和國證券法(2019年修訂)》) has also deleted provisions regarding suspension of listing. Where listed securities fall under the delisting circumstances stipulated by the stock exchange, the stock exchange shall terminate its listing and trading in accordance with the business rules.

According to the Trial Measures, in case of active or compulsory termination of listing, the issuer shall report the specific situation to the CSRC within 3 working days from the date of occurrence and announcement of the relevant matters.

SECURITIES LAW AND REGULATIONS

In October 1992, the State Council established the Securities Committee and the CSRC. The Securities Committee is responsible for coordinating the drafting of securities regulations, formulating securities-related policies, planning the development of securities markets, directing, coordinating and supervising all securities-related institutions in the PRC and

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administering the CSRC. The CSRC is the regulatory arm of the Securities Committee and is responsible for the drafting of regulatory provisions of securities markets, supervising securities companies, regulating public offers of securities by Chinese companies in the mainland China or overseas, regulating the trading of securities, compiling securities-related statistics and undertaking research and analysis. On 29 March 1998, the State Council consolidated the above two departments and reformed the CSRC.

The Provisional Regulations Concerning the Issue and Trading of Shares (《股票發行與交易管理暫行條例》) promulgated by the State Council and effective on 22 April 1993 provide the application and approval procedures for public offerings of shares, trading in shares, the acquisition of listed companies, the deposit, settlement and transfer of listed shares, the disclosure of information with respect to a listed company, investigation and penalties and dispute arbitration.

The Regulations of the State Council Concerning the Domestic Listed Foreign Shares of Joint Stock Limited Companies (《國務院關於股份有限公司境內上市外資股的規定》), which were promulgated by the State Council and came into effect on 25 December 1995, mainly provide for the issue, subscription, trading and payment of dividends of domestic listed foreign shares and disclosure of information of joint stock limited companies with domestic listed foreign shares.

The Securities Law of the People’s Republic of China (《中華人民共和國證券法》), or the PRC Securities Law, which was amended by the Standing Committee of the NPC on 28 December 2019 and came into effect on 1 March 2020, provides a series of provisions regulating, among other things, the issue and trading of securities, takeovers by listed companies, securities exchanges, securities companies and the duties and responsibilities of the State Council’s securities regulatory authorities in the PRC, and comprehensively regulates activities in the PRC securities market. The PRC Securities Law provides that a domestic enterprise must comply with the relevant provisions of the State Council in issuing securities directly or indirectly outside the PRC or listing and trading its securities outside the PRC. Currently, the issue and trading of foreign issued shares are mainly governed by the rules and regulations promulgated by the State Council and the CSRC.

ARBITRATION AND ENFORCEMENT OF ARBITRAL AWARDS

Under the Arbitration Law of the People’s Republic of China (《中華人民共和國仲裁法 》), or the Arbitration Law, amended by the Standing Committee of the NPC on September 1 2017 and effective on January 1 2018, the Arbitration Law is applicable to economic disputes involving foreign parties, and all parties have entered into a written agreement to refer the matter to an arbitration committee constituted in accordance with the Arbitration Law. An arbitration committee may, before the promulgation by the PRC Arbitration Association of arbitration regulations, formulate interim arbitration rules in accordance with relevant regulations under the Arbitration Law and the PRC Civil Procedure Law. Where both parties have agreed to settle disputes by means of arbitration, the people’s court will refuse to take legal action brought by a party in the people’s court.

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Under the Arbitration Law, an arbitral award is final and binding on the parties. If a party fails to comply with an award, the other party to the award may apply to the people’s court for enforcement according to the PRC Civil Procedure Law. A people’s court may refuse to enforce an arbitral award made by an arbitration commission if there is any procedural irregularity (including irregularity in the composition of the arbitration committee or the making of an award on matters beyond the scope of the arbitration agreement or the jurisdiction of the arbitration commission). A party seeking to enforce an arbitral award of foreign arbitration commission against a party who or whose property is not within the PRC shall apply to a foreign court with jurisdiction over the case for recognition and enforcement. Similarly, an arbitral award made by a foreign arbitration body may be recognized and enforced by the people’s court in accordance with the principles of reciprocity or any international treaty concluded or acceded to by the PRC.

According to the Arrangement of the Supreme People’s Court on Mutual Enforcement of Arbitral Awards between the Mainland and the Hong Kong Special Administrative Region (《最高人民法院關於內地與香港特別行政區相互執行仲裁裁決的安排》) promulgated by the Supreme People’s Court on 24 January 2000 and effective on 1 February 2000, and the Supplementary Arrangement of the Supreme People’s Court on Mutual Enforcement of Arbitral Awards between the Mainland and the Hong Kong Special Administrative Region (《最高人民法院關於內地與香港特別行政區相互執行仲裁裁決的補充安排》) promulgated by the Supreme People’s Court on 26 November 2020 and effective on 27 November 2020, awards made by PRC arbitral authorities can be enforced in Hong Kong, and Hong Kong arbitration awards are also enforceable in the PRC.

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APPENDIX V	SUMMARY OF THE ARTICLES OF ASSOCIATION

This Appendix sets our summaries of main clauses of our Articles of Association adopted on December 11, 2024, which shall become effective as at the date on which the H shares are listed on the Hong Kong Stock Exchange. As the main purpose of this Appendix is to provide potential investors with an overview of our Articles of Association, it may not necessarily contain all information that is important for potential investors.

1.	DIRECTORS AND BOARD OF DIRECTORS

(1)	Power to allocate and issue shares

The Articles of Association does not contain clauses that authorize the Board of Directors to allocate or issue shares. The Board of Directors shall prepare suggestions for share allotment or issue, which are subject to approval by the Shareholders at the general meeting in the form of a special resolution. Any such allotment or issue shall be in accordance with the procedures stipulated in appropriate laws, administrative regulations and supervision rules of shares listed region.

(2)	Power to dispose assets of our Company or any subsidiary

The Board of Directors shall determine the authority for external investments, purchase and sale of assets, mortgages, external guarantee, entrustment of financial services, material transactions and connected transactions, and establish stringent procedures for review and decision-making. Major investment projects shall be assessed by experts and professionals and reported to the general meeting for approval.

(3)	Emoluments and compensation or payments for loss of office

The appointment and removal of members of the Board and their remuneration and payment methods shall be passed by way of an ordinary resolution at the general meeting.

(4)	Loans to Directors

There is no provision in the Articles of Association regarding the provision of loans to directors.

(5)	Provide financial assistance for acquiring the shares of the Company

The Company or its subsidiaries (including its subsidiaries) shall not provide any financial assistance in the form of gifts, advances, guarantees, compensations or loans to persons who purchase or intend to purchase shares of the Company.

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(6)	Disclosure of interests in contracts with the Company

A Director shall not enter into a contract or enter into transactions with the Company in violation of the provisions of the Articles of Association or without the consent of the general meeting.

(7)	Appointment, resignation and dismissal

The Company has established a Board of Directors, which is responsible for the general meeting. The Board of Directors consists of 13 directors, including one chairman, among which, the number of independent non-executive Directors shall not be less than three and shall account for more than one-third of the total number of the Board.

Directors shall be elected or replaced by a general meeting and may have their office terminated by a general meeting prior to the expiration of their term of office. Directors are appointed for a term of three years, subject to re-election upon expiry of the term.

A Director’s term of office shall commence from the date when he/she takes office and end upon expiry of the term of the current session of the Board of Directors. Where a Director is not re-elected in a timely manner upon the expiration of his/her term of office, or the resignation of a Director during the term of office results in the number of members of the Board of Directors being less than the quorum, the original Director shall still comply with the laws, administrative regulations, departmental rules, listing rules of the stock exchange(s) where the Company’s shares are listed and the Articles of Association to perform his/her duties before the re-elected directors take office

The Directors of the Company are natural persons. None of the following persons shall serve as our Director:

i.	A person who has no civil capacity or has limited civil capacity;

ii.	A person who has been imposed penalty for the offense of corruption, bribery, embezzlement, larceny, or disrupting the socialist market economic order and is within five years of the expiry date of punishment or has been deprived of political rights because of this conviction and is within five years of the expiry date of the sentence;

iii.	A person who is a former director, factory manager or manager of a company or enterprise that is bankrupt and liquidated, was personally liable for the bankruptcy of such company or enterprise, and is within three years of the date of completion of bankruptcy and liquidation of such company or enterprise;

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iv.	A person who has served as the legal representative of a company or enterprise whose business license was revoked or was ordered to close due to violation of laws, was personally liable, and is within three years of the date on which the business license of such company or enterprise was revoked;

v.	A person who has a relatively large sum of debt, which was not paid at maturity;

vi.	A person who is subject to the China Securities Regulatory Commission’s punishment which prohibited him/her from entering into the securities market for a period which has not yet expired;

vii.	Other matters stipulated by laws, administrative regulations or departmental rules, listing rules of the stock exchange(s) where the Company’s shares are listed or regarding to regulatory agencies.

For any election and appointment of a director in contravention of the provisions of the preceding paragraphs, such election, appointment or employment shall be void and null. Where a director falls into any of the circumstances stipulated in the preceding paragraphs in his/her term of office, the director shall be removed from office.

(8)	Borrowing rights

The Articles of Association do not contain any specific provision regarding the manner in which the Directors may exercise the right to borrow money. The Board of Directors shall be entitled to develop proposals for our Company to issue bonds and to list its Shares, which must be approved by Shareholders in the form of special resolutions at the general meeting.

2.	MODIFICATION OF THE ARTICLES OF ASSOCIATION

Our Company may amend the Articles of Association based on the provisions of the laws, administrative regulations and Articles of Association.

Where the amendments to the Articles of Association passed by the general meetings need the examination and approval of the competent authorities, these amendments shall be submitted hereto for approval. Where the amendments to the Articles of Association involve matters registered by the Company, it shall be necessary to carry out the lawfully prescribed procedures for registration change.

3.	MODIFICATION OF RIGHTS OF EXISTING SHARES OR CLASSES OF SHARES

There are no provisions for modification of rights in respect of existing shares or classes of shares in the Articles of Association.

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4.	SPECIAL RESOLUTION TO BE PASSED BY A MAJORITY OF SHAREHOLDERS

Resolutions of general meetings are divided into ordinary resolutions and special resolutions.

An ordinary resolution at a general meeting shall be passed by more than half of the voting rights held by the Shareholders (including proxies) present at the general meeting.

A special resolution at a general meeting shall be passed by more than two-thirds of the voting rights held by the Shareholders (including proxies) present at the general meeting.

5.	VOTING RIGHTS

When shareholders (including proxies) vote at the general meeting, they exercise their voting rights based on the number of voting shares they represent, and each share has one voting right. However, the shares of the Company held by companies do not have voting rights, and such shares shall not be counted in the total number of shares with voting rights present at the general meeting.

Where any shareholder is, under applicable law and regulations and the Listing Rules, required to abstain from voting on any particular resolution or restricted to voting only for (or only against) any particular resolution, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted.

The voting at the general shall be taken by way of registered poll or other methods as permitted under the Listing Rules. The voting right of the same shares shall be exercised only either by on-site voting or other means of voting. In case of multiple voting by the same shares, only the first vote will be deemed as valid.

Shareholders present at the general meeting shall express their opinions on the resolutions put forward for voting in one of the following options: for, against, or abstain. Ballot papers that are left in blank, unduly completed or illegible or that have not been used are deemed as abstained from voting by the voters, and the voting results corresponding to the shares in their possession shall be treated as “Abstain”.

6.	RULES ON ANNUAL GENERAL MEETINGS

A general meeting shall either be an annual general meeting or an extraordinary general meeting. Annual general meetings are held once every year within six months from the end of the preceding financial year

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7.	FINANCE AND AUDIT

(1)	Financial and accounting policies

The Company shall establish its financial and accounting system in accordance with the laws, regulations and PRC accounting standards formulated by the finance regulatory department of the State Council. At the end of each fiscal year, the Company shall prepare a financial report which shall be audited by an accounting firm in the manner prescribed by law.

The Board of Directors of the Company shall place before the Shareholders at every annual general meeting such financial reports as are required by the laws, regulations or directives promulgated by local governments and competent authorities to be prepared by the Company.

The Company shall not keep accounts other than those provided by law. Any assets of the Company shall not be kept under any account opened in the name of any individual.

(2)	Appointment and Dismissal of Accountants

The Company shall engage an accounting firm that meets the relevant national regulations and the regulatory requirements of the place where the Company’s shares are listed to audit the Company’s annual financial report, conduct accounting statement audit, net asset verification and other related consulting services, and the term of service shall be one year, which is renewable upon expiry of the term.

Before the convening of the general meeting, the Board of Directors may fill any casual vacancy in the office of the accounting firm but while there is still any such vacancy, the surviving or continuing firm, if any, may act.

In addition to the above, the Company must decide on the appointment of an accounting firm at the general meeting. Shareholders may change accounting firms by passing an ordinary resolution at a general meeting.

Prior to the removal or the non-reappointment of an accounting firm, notice of such removal or non-reappointment shall be given to the firm concerned 15 days in advance and such firm shall be entitled to make representation at the general meeting when voting on the dismissal of such firm at the general meeting. Where the accounting firm resigns from its post, it shall make clear to the general meeting whether there has been any impropriety on the part of the Company.

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8.	NOTICE OF MEETING AND MATTERS DISCUSSED

Extraordinary general meeting shall be convened when necessary. The Board of Directors shall convene an extraordinary general meeting within two months of the occurrence of any one of the followings:

(1)	where the number of Directors is less than the number stipulated in the Company Law of the PRC or two-thirds of the number specified in the Articles of Association;

(2)	where the unrecovered losses of the Company amount to one-third of its total paid-in share capital;

(3)	where shareholders who individually or jointly hold 10% or more of the voting shares of the Company (excluding voting proxy rights) request in writing;

(4)	whenever the Board of Directors deems necessary or the board of supervisors so requests;

(5)	other circumstances stipulated by laws, administrative regulations, departmental rules, the listing rules of the exchange where the Company’s shares are listed or the Articles of Association.

When the Company convenes a general meeting, the Board of Directors, the Board of Supervisors and Shareholders who individually or collectively hold more than 3% of the total voting shares of the Company shall have the right to put forward proposals in writing to the Company.

Shareholders who individually or collectively hold more than 3% of the shares of the Company may put forward a new proposal in writing to the Company 10 days before the convening of the general meeting and submit it to the convener. The convener of the general meeting shall issue a supplemental notice of the general meeting within 2 days after receiving the proposal to announce the contents of the interim proposal.

Except for above-mentioned circumstances, the convener shall not amend the proposals specified in the notice of the general meeting or add new proposals after the notice of the general meeting has been issued.

When the Company convenes an annual general meeting, the convener shall notify the Shareholders of the time, place and matters to be considered by way of a written announcement 21 days before the meeting. The extraordinary general meeting shall be notified to all Shareholders by announcement 15 days before the meeting.

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The notice of a general meeting shall include the following:

(1)	the time, place and date of the meeting;

(2)	matters and proposals submitted to the meeting for consideration;

(3)	a clear text stating that all shareholders are entitled to attend the general meeting and may appoint a proxy in writing to attend and vote at the meeting. Such proxy need not be a shareholder of the Company;

(4)	the shareholding registration date of shareholders entitled to attend the general meeting;

(5)	the name and phone number of the permanent contact person for the conference;

(6)	voting time and voting procedures.

The following matters shall be passed as ordinary resolutions at a general meeting:

(1)	working reports of the Board of Directors and Board of Supervisors;

(2)	profit distribution proposals and plans for making up losses formulated by the Board of Directors;

(3)	appointment and removal of members of the Board of Directors and the Board of Supervisors (excluding employee representative supervisors) and their remuneration and payment methods;

(4)	annual financial budgets, final accounts, balance sheets, profit and loss accounts and other financial statements of the Company;

(5)	other matters except for those required by laws, administrative regulations or the articles of association to be passed by special resolutions.

The following matters shall be passed by a special resolution at the general meeting:

(1)	increase or reduction of the Company’s registered capital and issuance of shares of any class, warrants and other similar securities;

(2)	issuance of debentures of the Company;

(3)	division, spin-off, merger, dissolution, liquidation or change of corporate form of the Company;

(4)	amendments to the Articles of Association;

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(5)	acquisition or disposal of major assets or provision of guarantee with the amount exceeding 30% of the Company’s latest audited total assets within a year;

(6)	share incentives and employee stock ownership schemes;

(7)	other matters required by laws and regulations, the securities regulatory rules of the place where the Company’s shares are listed or the Articles of Association, and other matters determined by an ordinary resolution of the general meeting to have a significant impact on the company and need to be passed by special resolution.

If the resolutions of the general meeting and the Board of Directors of the Company violate the laws and administrative regulations, the Shareholders have the right to request the court to rule that such resolutions are invalid.

If the convening procedures and voting methods of the general meeting and the meeting of the Board of Directors violate the laws, administrative regulations or the Articles of Association, or the content of the resolutions violates the Articles of Association, the Shareholders shall have the right to request the court to revoke the resolutions within 60 days from the date when the resolutions are made.

9.	SHARE TRANSFER

The shares of the Company held by promoters may not be transferred within one year of the establishment of the Company. The shares of the Company issued prior to the public issuance of shares may not be transferred within one year of the date of the Company’s listing on a stock exchange.

The Directors, Supervisors and the senior management of the Company shall report to the Company their shareholdings in the Company and any changes thereof and shall not transfer more than 25% of the total number of shares held by them in the Company each year during their terms of office; they shall not transfer the shares they hold within one year of the date of the Company’s listing. The above-mentioned personnel shall not transfer the shares of the Company held by them within half a year after their resignation.

Where relevant requirements of the Securities Regulatory Authorities in the place where the Company’s shares are listed have any other provisions on the transfer restrictions of overseas listed shares, such provisions shall prevail.

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10.	POWER OF THE COMPANY TO REPURCHASE ITS SHARES

The Company shall not repurchase its shares of except under any of the following circumstances:

(1)	To reduce the registered capital of the Company;

(2)	To merge with another company that holds shares in the Company;

(3)	To utilize shares in the employee stock ownership schemes or share incentives;

(4)	To acquire the shares upon request by Shareholders who vote against any resolution adopted at the general meeting on the merger or division of the Company;

(5)	To use the shares in the conversion of the convertible corporate bonds issued by the Company;

(6)	It is necessary for the Company to safeguard the corporate value and the Shareholders’ equity;

(7)	Other circumstances permitted by laws, administrative regulations and regulatory rules of the place where the Company’s shares are listed.

The Company may repurchase its shares through trading in a public and centralized manner or other methods permitted by laws, administrative regulations and the CSRC and the stock exchange where the Company’s shares are listed.

Where the Company repurchases its shares under the circumstances set out in items (1) and (2) above, it shall be subject to the adoption of resolution of the general meeting; where the Company acquires its shares under the circumstances set out in items (3), (5) and (6) above, it shall be subject to the adoption of resolution of the Board meeting attended by more than two-thirds of the Directors in accordance with the provisions of the Articles of Association or the authorization of the general meeting.

After the Company acquires its shares, under the circumstance in item (1), such shares shall be canceled within 10 days after the date of acquisition; under the circumstance in item (2) and (4), such shares shall be transferred or canceled within six months; shares of the Company acquired under the circumstance in item (3), (5) and (6) shall not exceed 10% of the total issued shares of the Company, and such shares shall be transferred or canceled in three years.

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11.	POWER OF A SUBSIDIARY OF THE COMPANY TO OWN SHARES IN THE COMPANY

There are no provisions in the Articles of Association regarding the ownership of the shares in the Company by a subsidiary.

12.	DIVIDEND AND OTHER DISTRIBUTION METHODS

The Company may distribute dividends in the following methods (or in both methods):

(1)	Cash;

(2)	Shares;

(3)	Other methods permitted by laws and regulations and regulatory rules of the place where the Company’s shares are listed.

The Board of Directors of the Company shall complete the distribution of dividends (or shares) within two months after the general meeting has passed a resolution on the profit distribution plan.

13.	SHAREHOLDER PROXIES

Shareholders can attend the general meeting in person or entrust a proxy to attend and vote on their behalf.

Any proxy statement issued by a Shareholder who authorizes a proxy to attend the general meeting on his/her behalf shall include the following details:

(1)	the name of the Shareholder and the the name of the proxy;

(2)	the number of shares of the Shareholder represented by the proxy;

(3)	whether the proxy is authorized to vote;

(4)	respective instructions on affirmative, negative or abstention voting on each item for consideration listed in the general meeting agenda;

(5)	the issuance date and valid period of the proxy statement;

(6)	the signature (or seal) of the Shareholder.

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Any proxy statement distributed by the Board of Directors of the Company to Shareholders to appoint proxy shall provide Shareholders with the freedom to instruct the proxy to vote for or against, and give respective instructions for voting for each of the items on the agenda. The proxy statement shall state clearly that if the Shareholders does not give instruction, the proxy may vote as he wishes.

14.	CALLS ON SHARES AND FORFEITURE OF SHARES

There are no provisions in the Articles of Association regarding the calls on shares and forfeiture of shares.

15.	INSPECTION OF THE REGISTER OF SHAREHOLDERS

The Company establishes the register of Shareholders according to the certificate provided by the securities registration authority. The register of Shareholders is sufficient evidence to prove that the Shareholders hold the Company’s shares. Shareholders enjoy rights and assume obligations according to the type and number of shares they hold. Shareholders holding the same type of Shares shall enjoy the same rights and undertake the same obligations.

The original register of Shareholders of the H Shares listed in Hong Kong is kept in Hong Kong and is available for inspection by the Shareholders, but the Company may (if necessary) suspend the registration of Shareholders in accordance with applicable laws and regulations and the securities regulatory rules of the place where the Company’s shares are listed.

When the Company convenes a general meeting, distributes dividends, goes into liquidation or is involved in other acts that require the identification of Shareholders, the Board of Directors or the convener of the general meeting shall determine the shareholding registration date and Shareholders whose names appear on the register after the market close on the shareholding registration date are the Shareholders who enjoy the relevant interests.

16.	QUORUM FOR MEETINGS AND CLASS MEETINGS

There are no provisions in the Articles of Association regarding the quorum for meetings and class meetings.

17.	RIGHTS OF MINORITIES IN RELATION TO FRAUD OR OPPRESSION

If any Director or senior management member violates laws and administrative regulations or the Articles of Association in fulfilling his/her duties, thereby causing any loss to the Company, the shareholder(s) severally or jointly holding 1% or more shares of the Company for more than 180 consecutive days shall have the right to request the Board of Supervisors in writing to institute legal proceedings at the People’s Court; if the Board of Supervisors violates laws and administrative regulations or the Articles of Association in fulfilling its duties, thereby causing any loss to the Company, the Shareholders shall have the right to request the Board of Directors in writing to institute legal proceedings at the People’s

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Court. If the Board of Supervisors or the Board of Directors refuses to institute legal proceedings after receipt of the aforesaid signed written request or fails to institute legal proceedings within 30 days after receipt of the request, or if under urgent circumstances that any delay of legal proceedings may cause irrecoverable damages to the interests of the Company, the Shareholders specified above shall have the right to directly institute legal proceedings at the People’s Court in their own names for the interest of the Company. If any other person infringes upon the legitimate rights and interests of the Company, thereby causing any loss to the Company, the Shareholders severally or jointly holding 1% or more shares of the Company for more than 180 consecutive days may institute legal proceedings at the People’s Court pursuant to the preceding provisions.

If any Director or senior management member violates the laws and administrative regulations or the Articles of Association, thereby causing any loss to the Shareholders, the Shareholders may institute legal proceedings at the People’s Court.

The controlling shareholders, de facto controllers, Directors, Supervisors or senior management member of the Company shall not impair the Company’s interests with his/her/its related relations. Those who violates the regulations and causes losses to the Company shall be liable for compensation.

If a Shareholder of the Company abuses the rights of shareholders and causes damage to the Company or other shareholders, he/she shall be liable to compensation in accordance with the laws; where the Shareholder has abused the Company’s independent legal person status and Shareholder’s limited liability for debt evasion and caused serious damage to the interest of the Company’s creditors, he/she shall bear joint liability for the debts of the Company.

The controlling shareholders and de facto controllers of the Company shall bear the fiduciary duty to the Company and public shareholders of the Company. The controlling shareholder shall exercise the rights of the investor in strict accordance with the law. The controlling shareholder shall not damage the legitimate rights and interests of the Company and public shareholders of the Company by means of profit distribution, asset restructuring, outbound investment, capital occupation, loan guarantee, etc., and shall not damage the interests of the Company and public shareholders of the Company by means of its controlling position.

18.	PROCEDURES FOR LIQUIDATION

The Company shall be dissolved under any of the following circumstances:

(1)	the expiration of the business period as stipulated in the Articles of Association or the occurrence of other grounds for dissolution as stipulated in the Articles of Association;

(2)	the general meeting resolves to dissolve the Company;

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(3)	dissolution is necessary as a result of the merger or division of the Company;

(4)	the business license of the Company is revoked, or the Company is ordered to close down, or it is deregistered according to law;

(5)	the Company is confronted with serious difficulties in operation and management, and its continued existence may cause material loss to the interests of its shareholders, and the difficulties cannot be resolved through other means, in which case the Shareholders holding 10% or more of the voting rights held by all the Shareholders of the Company may request a People’s Court to dissolve the Company.

Where the Company is to be dissolved pursuant to items (1), (2), (4) or (5) above, a liquidation committee shall be established within 15 days from the date when the event of dissolution occurs. The liquidation committee shall be composed of Directors or members determined by way of ordinary resolution at the general meeting. Where the Company fails to form a liquidation committee to liquidate the Company within the prescribed period of time, its creditors may petition the People’s Court to appoint the relevant persons to establish a liquidation committee and liquidate the Company.

Within 10 days of the establishment of the liquidation committee, the creditors shall be notified and an announcement shall be published in newspaper within 60 days. Creditors shall file their claims with the liquidation committee within 30 days of receiving the notice, or within 45 days from the publication if any such creditor has not received the notice.

Where the liquidation committee, after identifying the Company’s assets and preparing the balance sheet and schedule of assets, discovers that the Company does not have sufficient assets to repay the Company’s debts in full, the liquidation committee shall file a bankruptcy petition with the people’s court in accordance with the law.

Upon closure of liquidation of our Company, the liquidation committee shall prepare a liquidation report and a statement of income and expenditure and financial account books during the liquidation period, which shall be submitted to the general meeting or the People’s Court for confirmation after verification by a Certified Public Accountant in China. The liquidation committee shall, within 30 days from the date of the confirmation of the liquidation report by the general meeting or the People’s Court, submit the aforesaid documents to the company registration authority to apply for the deregistration of the Company and announce the termination of the Company.

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19.	OTHER IMPORTANT PROVISIONS FOR THE COMPANY OR THE SHAREHOLDERS

(1)	General Provisions

The Company is a joint stock limited company with perpetual existence and is an independent legal entity.

All the assets of the Company are divided into shares of equal value. The Shareholders are responsible for the Company to the extent of their subscribed shares, and the Company is responsible for the Company’s debts with all its assets.

The Articles of Association shall be legally binding on the Company and its Shareholders, Directors, Supervisors and senior officers. All of the above-mentioned personnel may make claims in relation to the Company’s matters in accordance with the Articles of Association. Shareholders may bring a lawsuit against the Company in accordance with the Articles of Association; the Company may bring a lawsuit against the Shareholders in accordance with the Articles of Association; the Shareholders may bring a lawsuit against the Shareholders in accordance with the Articles of Association; the Shareholders may bring a lawsuit against the Directors, Supervisors and senior management of the Company in accordance with the Articles of Association.

(2)	Capital increase and capital reduction

In accordance with the laws and regulations, listing rules of the place where the Company’s shares are listed and the rules of the Articles of Association, the Company may, based on its operating and development needs and the resolution of the general meeting, increase its capital by the following methods:

(i)	the public offering of shares;

(ii)	the non-public offering of shares;

(iii)	distribution of new shares to existing Shareholders;

(iv)	converting reserve fund into share capital;

(v)	laws and regulations and other methods stipulated by the CSRC.

Upon approval in accordance with the provisions of the Articles of Association, the Company may increase its capital by issuing new shares in accordance with the procedures stipulated in the relevant laws and administrative regulations of the PRC.

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The Company may reduce its registered capital. The Company shall reduce its registered capital in accordance with the PRC Company Law and other regulations as well as the procedures stipulated in this Articles of Association.

When the Company increases or reduces its registered capital, it shall register the change with the registration authority of the Company in accordance with the law.

(3)	Shareholders

Shareholders of the Company shall enjoy the following rights:

(i)	the right to profit distributions and other forms of distributions in proportion to the number of shares held;

(ii)	the right to request, convene, preside, attend or appoint proxies to attend general meetings and to exercise the corresponding right to vote in proportion to the number of shares held;

(iii)	the right to supervise, make suggestions or raise enquiries in respect of the Company’s business operations;

(iv)	the right to transfer, give or pledge or otherwise dispose of the shares they held according to the laws, administrative regulations and the Articles of Association;

(v)	the right to review the Articles of Association, the register of shareholders, corporate bond stubs, minutes of the general meetings, resolutions of the Board meetings, resolutions of the Board of Supervisors meetings and financial and accounting reports;

(vi)	in the event of the termination or liquidation of the Company, the right to participate in the distribution of remaining assets of the Company in accordance with the number of shares held;

(vii)	Shareholders who object to resolutions of merger or division made by the general meeting may request the Company to purchase shares held by him/her; and

(viii)	other rights provided for by laws, administrative regulations, departmental rules, the securities regulatory rules of the place where the Company’s shares are listed and the Articles of Association.

Where any Shareholder demands to read the relevant information or obtain any of the above-mentioned materials, he shall submit to the Company written documents proving the class(es) and number of shares he holds. the Company shall provide the relevant information or materials as requested by the Shareholder after verifying the Shareholder’s identity. Shareholders should keep the information and materials they have access to confidential.

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Shareholders of the Company shall assume the following obligations:

(i)	to abide by laws, administrative regulations and the Articles of Association;

(ii)	to make capital contributions based on the shares subscribed for by them and the method of acquiring such shares;

(iii)	not to return shares unless prescribed otherwise in laws and regulations;

(iv)	not to abuse shareholders’ rights to infringe upon the interests of the Company or other Shareholders; not to abuse the Company’s status as an independent legal entity or the limited liability of Shareholders to harm the interests of the Company’s creditors; and

(v)	to assume other obligations required by laws, administrative regulations, the securities regulatory rules of the place where the Company’s shares are listed and the Articles of Association.

(4)	The Board of Directors

The Board of Directors shall exercise the following functions and powers:

(i)	to convene general meetings and report to the general meetings;

(ii)	to implement resolutions of the general meetings;

(iii)	to decide on the Company’s business plans and investment plans;

(iv)	o formulate the annual financial budgets and final accounts of the Company;

(v)	to formulate the Company’s profit distribution plans and plans on making up losses;

(vi)	to formulate proposals for the increase or reduction of the Company’s registered capital, the issuance of bonds or other securities of the Company and listing;

(vii)	to formulate plans for the Company’s major acquisition, repurchase the Shares of the Company, merger, division, dissolution or change of corporate form of the Company;

(viii)	matters such as external investments, purchase and sale of assets, pledge of assets, external guarantee, entrustment of financial management, connected transactions and external donations approved by the general meeting shall be submitted after consideration and approval by the Board of Directors;

(ix)	to decide on establishment of internal management organs of the Company;

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(x)	to decide on the establishment of the special committees of the Board of the Directors, consider and approve the proposals put forward by the special committees of the Board of Directors;

(xi)	to decide on the appointment or dismissal of the Company’s General Manager, secretary of the Board of Directors and other members of the senior management and decide on matters of their remuneration and rewards and punishments. According to the nomination of the general manager, decide to appoint or dismiss the Company’s deputy general manager, financial officer and other senior management, and decide on matters of their remuneration, rewards and punishments;

(xii)	to formulate the basic management system of the Company;

(xiii)	to formulate proposals to amend the Articles of Association;

(xiv)	to manage the Company’s disclosures;

(xv)	to propose to the general meeting the appointment or replacement of the accounting firm;

(xvi)	to listen to the work report of the senior management of the Company and to inspect the work of the senior management;

(xvii)	other functions and powers provided for in laws, administrative regulations, department regulations, the securities regulatory rules of the place where the Company’s shares are listed or the Articles of Association.

Matters beyond the scope of authorization of the General Meeting shall be submitted to the general meeting for deliberation.

Meetings of the Board of Directors shall be held only if more than one half of the Directors are present.

(5)	Independent Non-executive Director

The board of directors consist of 13 directors, of which no less than 3 are independent non-executive Directors and shall represent at least one-third of the members of the Board of Directors. At least one of the Independent Non-executive Directors must have appropriate professional qualifications or accounting or related financial management expertise.

(6)	Secretary of the Board of Directors

The Company shall have one secretary of the Board of Directors. The Secretary of the Board of Directors is a senior management of the Company.

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(7)	Board of Supervisors

The Company shall establish a Board of Supervisors. The Board of Supervisors consists of three Supervisors, including one chairman. The chairman of the Board of Supervisors shall be elected by over half of all Supervisors.

The Board of Supervisors shall be composed of two shareholder representative supervisors and one employee representative supervisors. The shareholder representative supervisors shall be elected and dismissed by the general meeting. The employee representative supervisors shall be elected at the employee representatives’ meeting, employee meeting or by other means democratically.

The Board of Supervisors shall be accountable to the general meeting, and exercise the following functions and powers:

(i)	to examine the Company’s financial matters;

(ii)	to supervise the performance by the Directors and senior management of their duties to the Company and propose the dismissal of the above-mentioned personnel who violates laws, administrative regulations, the Articles of Association or the resolutions of the general meeting;

(iii)	to demand rectification from the Directors and senior management when the acts of such persons are harmful to the Company’s interests;

(iv)	to review financial information such as financial reports, business reports, and profit distribution plans as proposed by the Board of Directors to the general meetings, and to engage Certified Public Accountants and practising auditors to assist with further examination in the name of the Company if there are any queries;

(v)	to propose the convening of extraordinary general meetings; to convene and preside the general meetings in the event that the Board of Directors fails to perform its duties to convene and preside the general meetings in accordance with the PRC Company Law;

(vi)	to submit proposals to the general meetings;

(vii)	to institute legal proceedings against Directors and senior management in accordance with relevant regulations of the PRC Company Law;

(viii)	to propose the convening of an extraordinary meeting of the Board of Directors;

(ix)	to conduct investigation in case of any abnormality found in the operation of the Company; and if necessary, to engage professional parties such as accounting firm or law firm to assist in its work at the expense of the Company;

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(x)	to elect and replace the chairman of the Board of Supervisors;

(xi)	other functions and powers provided for in laws, administrative regulations, the listing rules of the stock exchange where the Company’s shares are listed and the Articles of Association.

The Supervisors may attend the meetings of the Board of Directors, query or provide suggestions on the resolution matters of the Board meeting.

(8)	General Manager

The Company has one General Manager, appointed or dismissed by the Board of Directors.

The General Manager shall be accountable to the Board of Directors and exercise the following functions and powers:

(i)	to be in charge of the production, operation and management of the Company, to organize the implementation of the resolutions of the Board of Directors, and to report his/her works to the Board of Directors;

(ii)	to organize the implementation of the Company’s annual business plans and investment plans;

(iii)	to draft plans for the establishment of the Company’s internal management organization;

(iv)	to formulate the Company’s basic management system;

(v)	to formulate the specific rules and regulations of the Company;

(vi)	To propose to the Board of Directors to hire or dismiss other senior management personnel in accordance with the Articles of Association and the relevant internal control system of the Company;

(vii)	To hire or dismiss responsible management personnel and general employees other than those to be hired or dismissed by the Board of Directors in accordance with the Articles of Association and the relevant internal control system of the Company;

(viii)	to propose the convening of an extraordinary meeting of the Board of Directors;

(ix)	to determine other matters of the Company within the scope of authority of the Board of Directors;

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APPENDIX V	SUMMARY OF THE ARTICLES OF ASSOCIATION

(x)	to determine matters such as external investments, purchase and sale of assets, pledge of assets, external guarantee, entrustment of financial management, connected transactions and external donations not determined by the Board of Directors;

(xi)	Other functions and powers granted by the Articles of Association and the Board of Directors.

Other senior management personnel other than the General Manager assist the General Manager in his work and may exercise part of the functions and powers of the General Manager under the entrustment of the General Manager.

(9)	Reserve fund

In distributing its current-year after-tax profits, the Company shall allocate 10% of its profit to its statutory reserve fund. Allocations to the Company’s statutory reserve fund may be waived once the cumulative amount of funds therein exceeds 50% of the Company’s registered capital.

Where the statutory reserve fund of the Company is not sufficient to cover any loss in the previous year, the current year’s profit shall be used to cover such loss before any allocation is made to the statutory reserve fund pursuant to the preceding provisions.

After allocation to the statutory reserve fund has been made from the after-tax profit of the Company, and subject to the resolution adopted at the general meeting, an allocation may be made to the discretionary reserve fund from the after-tax profit.

After the Company has covered its losses and made allocations to the reserve funds, the Company shall allocate any remaining profit to the shareholders in proportion to their respective shareholdings unless otherwise stipulated in the Articles of Association.

Where the general meeting or the Board of Directors, in violation of the preceding paragraph, distributes profits to the Shareholders before covering Company’s losses and making an allocation to the Company statutory reserve fund, the profits so distributed must be returned to the Company. Profits shall not be distributed to Shares held by the Company itself.

The Company’s reserve funds shall be used to cover Company’s losses, expand the Company’s production and operations, or converted to increase the Company’s capital to the extent permitted by relevant national laws and regulations. However, the capital reserve must not be used to cover Company’s losses.

After converting statutory reserve funds into capital, the amount remaining in the statutory reserve fund shall be no less than 25% of the Company’s registered capital before the conversion.

– V-V-20 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

A.	FURTHER INFORMATION ABOUT OUR GROUP

1.	Establishment of Our Company

Our Company was established as a sino-foreign joint venture in the PRC on December 29, 2003, and was converted to a joint stock limited company under the laws of the PRC on June 21, 2023.

As of the date of this Listing Document, our Company’s registered office is located at 1 Industrial North Road, Songshan Lake Park, Dongguan City, Guangdong Province, the PRC. Our Company has established a principal place of business in Hong Kong at 40th Floor, Dah Sing Financial Centre, No. 248 Queen's Road East, Wanchai, Hong Kong and has been registered as a non-Hong Kong company under Part 16 of the Companies Ordinance on March 21, 2024. Mr. Cheng Ching Kit (鄭程傑), our company secretary, has been appointed as the authorized representative of our Company for the acceptance of service of process in Hong Kong, whose correspondence address is 40th Floor, Dah Sing Financial Centre, No. 248 Queen's Road East, Wanchai, Hong Kong.

As our Company was established in the PRC, our corporate structure and Articles are subject to the relevant laws and regulations of the PRC. A summary of the relevant provisions of our Articles is set out in “Appendix V — Summary of the Articles of Association.” A summary of certain relevant aspects of the laws and regulations of the PRC is set out in “Appendix IV — Summary of Legal and Regulatory Provisions.”

2.	Changes in Share Capital of Our Company

On December 29, 2003, our Company was established with a registered capital of US$20 million. Upon completion of the Introduction and Privatization, our Company’s registered capital will be increased to RMB576,656,047 comprising 112,712,832 H Shares of RMB1.00 each and 463,943,215 Domestic Shares of RMB1.00 each, fully paid up or credited as fully paid up, representing approximately 19.55% and 80.45% of our registered capital, respectively.

Save as disclosed above, there has been no alteration in the share capital of our Company during the two years immediately preceding the date of this Listing Document.

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

3.	Shareholders’ Resolutions

In accordance with the Shareholders’ resolutions of our Company dated December 11, 2024, among other things, the following resolutions were passed by the Shareholders:

(a)	subject to satisfaction of various conditions in relation to the Introduction and the Privatization, the issue by our Company of H Shares of nominal value of RMB1.00 each as consideration for the cancelation of the Share Exchange HEC CJ Pharm H Shares and such H Shares being listed on the Stock Exchange;

(b)	authorization of the Board and its authorized persons to handle all matters relating to, among other things, the Introduction, the Privatization, and the issue and Listing of the H Shares; and

(c)	subject to the completion of the Introduction and the Privatization, the Articles effective on the Listing Date has been adopted, and the Board has been authorized to amend the Articles in accordance with relevant laws and regulations and upon the request from the Stock Exchange and relevant PRC regulatory authorities.

4.	Subsidiaries of Our Company and Changes in Share Capital of Our Subsidiaries

The list of our principal subsidiaries is set out in Note 14 to the Accountants’ Report, the text of which is set out in Appendix I to this Listing Document.

In addition to the alterations described in the sections headed “History, Development and Corporate Structure”, the following sets out the changes in the share capital of our Company's subsidiaries during the two years immediately preceding the date of this Listing Document.

HEC CJ Pharm is a company established in the PRC, whose H shares are listed on the Stock Exchange before completion of the Privatization. Therefore, HEC CJ Pharm H Shares have been traded publicly during the two years preceding the date of this Listing Document.

PT Hec Pharm Indonesia is a company incorporated in Indonesia. On April 22, 2024, the registered capital of PT Hec Pharm Indonesia increased from Rp3,000,000,000 to Rp10,070,707,000 by way of capital contribution of Rp9,969,999,930 by Hong Kong HEC and Rp100,707,070 by Zhong Kai Xie.

Save as disclosed above, there has been no alteration in the share capital of any of our subsidiaries during the two years immediately preceding the date of this Listing Document.

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

5.	Restriction on Share Repurchase

Please refer to the section headed “Appendix IV — Summary of Legal and Regulatory Provisions — Repurchase of Shares” in this Listing Document for details of the restrictions on the share repurchase by our Company.

B.	FURTHER INFORMATION ABOUT OUR BUSINESS

1.	Summary of Material Contracts

The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by us or any of our subsidiaries within the two years preceding the date of this Listing Document that are or may be material:

(a)	the Merger Agreement;

(b)	a supplemental agreement to shareholders’ agreement dated December 11, 2024 entered into among our Company, Ms. Guo, Mr. Zhang, Dongguan HEC Pharmaceutical, Dongguan HEC Generic Drug, Dongguan HEC Biopharmaceutical, Dongguan HEC Medicine, US HEC, Germany HEC, Hong Kong HEC, Yichang HEC Research, Shenzhen HEC Industrial, Guangdong HEC Technology, Yidu Shuaixinwei, Yidu Junjiafang, Yidu Yingwenfang, Yidu Fangwenwen, Dongyang Guangsheng Enterprise Management Partnership (L.P.)* (東陽光盛企業管理合夥企業(有限合夥)), Guangdong Advanced Manufacturing Industry Investment Fund Partnership (L.P.)* (廣東先進製造產業投資基金合夥企業(有限合夥)), China Cinda Asset Management Co., Ltd. (中國信達資產管理股份有限公司), Jiaxing Xingsheng Dongyan Investment Partnership (L.P.)* (嘉興興晟東研投資合夥企業(有限合夥)), China Orient Asset Management Co., Ltd.* (中國東方資產管理股份有限公司), Jiaxing Jiayu Equity Investment Partnership (L.P.)* (嘉興嘉鈺股權投資合夥企業(有限合夥)), CCB Financial Asset Investment Co., Ltd. (建信金融資產投資有限公司), Zhuhai Kangyang Management Consulting Partnership (L.P.)* (珠海康陽管理諮詢合夥企業(有限合夥)), Yuan Zhimin, Dongguan Songshan Lake Science City Investment Co., Ltd.* (東莞松山湖科學城投資有限公司), Gongqingcheng Jianyi Investment Partnership (L.P.)* (共青城漸益投資合夥企業(有限合夥)), Huzhou Rongrui Equity Investment Partnership (L.P.)* (湖州融睿股權投資合夥企業(有限合夥)), Zhuhai Kangpu Equity Investment Partnership (L.P.)* (珠海康普股權投資合夥企業(有限合夥)), Wenzhou Zhenrui Equity Investment Partnership (L.P.)* (溫州臻 瑞股權投資合夥企業(有限合夥)), Suzhou CICC SAIC Emerging Industry Equity Investment Fund Partnership (L.P.)* (蘇州中金上汽新興產業股權投資基金合夥企業(有限合夥)), Shenzhen Xinshi Xinxing Industry M&A Equity Investment Fund Partnership (L.P.)* (深圳信石信興產業併購股權投資基金合夥企業(有限合夥)), Dongguan Guanzhiguang Equity Investment Partnership (L.P.)* (東莞市莞之光股權投資合夥企業(有限合夥)), Dongguan Science and Technology Innovation Financial Group Co., Ltd.* (東莞科技創新金融集團有限公司), Dongguan Biotechnology Industry Investment Co., Ltd.* (東莞市生技產業投資有限公司), Ningbo Daxie

– V-VI-3 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Hansheng Enterprise Management Co., Ltd.* (寧波大榭漢勝企業管理有限公司), Guangdong Shunyin Industrial Finance Investment Co., Ltd.* (廣東順銀產融投資有限公司), Yidu Guotong Investment and Development Co., Ltd.* (宜都市國通投資開發有限責任公司), Shaoguan Qianhai Xizheng Industry Development Fund Enterprise (L.P.)* (韶關前海熙正產業發展基金企業(有限合夥)), Shenzhen Dicheng Investment Center (L.P.)* (深圳市帝成投資中心(有限合夥)), Shenzhen Qinzhi Kanghong Venture Capital Partnership (L.P.)* (深圳勤智康宏創業投資合夥企業(有限合夥)), Wuhan Mige Investment Management Partnership (L.P.)* (武漢米格投資管理合夥企業(有限合夥)), Guangzhou Yuanshi No. 1 Venture Capital Partnership (L.P.)* (廣州源石壹號創業投資合夥企業(有限合夥)), Jiaxing Xingsheng Guangchuang Investment Partnership (L.P.)* (嘉興興晟廣創投資合夥企業(有限合夥)), Zhuji Wolun Jingfu Equity Investment Partnership (L.P.)* (諸暨沃侖景富股權投資合夥企業(有限合夥)), Zhuhai Hengqin Cuiheng New Era Industrial Investment Fund (L.P.)* (珠海橫琴翠亨新時代產業投資基金(有限合夥)), Shenzhen Wenzheng Changxing Venture Capital Enterprise (L.P.)* (深圳市穩正長興創業投資企業(有限合夥)), Hunan Xingxiang Jiacheng Private Equity Investment Fund Partnership (L.P.)* (湖南興湘佳誠私募股權投資基金合夥企業(有限合夥)), Zaozhuang Changsheng Yingkang Equity Investment Management Partnership (L.P.)* (棗莊常勝英康股權投資管理合夥企業(有限合夥)), Ruyuan Yao Autonomous County Yinyuan Electric Power Group Co., Ltd.* (乳源瑤族自治縣銀源電力集團有限公司), Guiyang SME Development Fund (L.P.)* (貴陽中小企業發展基金(有限合夥)), Shenzhen Jiahui Chuanglong Investment Enterprise (L.P.)* (深圳市佳匯創隆投資企業(有限合夥)), Jiaxing Aomin Equity Investment Partnership (L.P.)* (嘉興傲旻股權投資合夥企業(有限合夥)), Jiaxing Ximian Equity Investment Partnership (L.P.)* (嘉興西緬股權投資合夥企業(有限合夥)), Hangzhou Zhonghe Guoxin No. 1 Equity Investment Fund Partnership (L.P.)* (杭州中合國信壹號股權投資基金合夥企業(有限合夥)), Pingxiang Junyuan Tongchuang Enterprise Management Center (L.P.)* (萍鄉市君源同創企業管理中心(有限合夥)) and Guangzhou Xinquanxin Investment Partnership (L.P.)* (廣州新泉信投資合夥企業(有限合夥)), pursuant to which shareholders’ rights were agreed among the aforementioned parties;

(c)	the share transfer agreement dated March 8, 2024 entered into between our Company and Hong Kong HEC in relation to the transfer of approximately 25.71% equity interest in HEC CJ Pharm held by Hong Kong HEC to our Company for a consideration of HK$2,067,468,000;

(d)	the Non-Competition Agreement; and

(e)	a sponsor agreement relating to the Listing dated June 27, 2025 entered into between our Company and the Sole Sponsor relating to the engagement of the Sole Sponsor by the Company in connection with the Introduction.

– V-VI-4 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

2.	Our Intellectual Property Rights

(a)	Trademarks

As of December 31, 2024, we had registered the following trademarks which we consider to be or may be material to our business:

No.	Trademark	Registered Owner	Registration No.	Class	Expiry Date	Place of Registration

1		HEC CJ Pharm	13913352	5	September 6, 2035	PRC
2		HEC CJ Pharm	13439381	5	June 20, 2026Note	PRC
3		HEC CJ Pharm	5736027	5	November 27, 2027	United States
4		HEC CJ Pharm	1389645	5	November 27, 2027	European Union
5		HEC CJ Pharm	1389645	5	November 27, 2027	Japan
6		HEC CJ Pharm	1426748A	35	June 22, 2028	Japan
7		HEC CJ Pharm	303517786	5	August 25, 2035	Hong Kong
8		HEC CJ Pharm	303517786	10	August 25, 2035	Hong Kong
9		HEC CJ Pharm	303517786	35	August 25, 2035	Hong Kong
10		HEC CJ Pharm	303517786	44	August 25, 2035	Hong Kong
11		HEC CJ Pharm	1600622	5	January 13, 2034	Australia
12		HEC CJ Pharm	304438648	5	February 20, 2028	Hong Kong
13		HEC CJ Pharm	304438648	10	February 20, 2028	Hong Kong
14		HEC CJ Pharm	26725157	5	January 13, 2029	PRC
15		HEC CJ Pharm	41072109	5	July 13, 2030	PRC

Note:	Such trademark remains to be validly registered in the PRC as of the Latest Practicable Date. To the best knowledge of the Directors having made all reasonable enquiries, there is no legal impediment to the renewal of the registration of the trademark upon the expiry date, and our Company expects to complete the renewal of such trademark by December 31, 2025.

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Trademark	Registered Owner	Registration No.	Class	Expiry Date	Place of Registration

16		HEC CJ Pharm	303517795	5	August 25, 2035	Hong Kong
17		HEC CJ Pharm	303517795	10	August 25, 2035	Hong Kong
18		HEC CJ Pharm	303517795	35	August 25, 2035	Hong Kong
19		HEC CJ Pharm	303517795	44	August 25, 2035	Hong Kong
20		HEC CJ Pharm	10395474	5	May 13, 2035	PRC
21		HEC CJ Pharm	303140180	5	September 17, 2034	Hong Kong
22		HEC CJ Pharm	306460461	5	January 24, 2034	Hong Kong
23		HEC CJ Pharm	306460461	10	January 24, 2034	Hong Kong
24		HEC CJ Pharm	306460461	35	January 24, 2034	Hong Kong
25		HEC CJ Pharm	306460461	44	January 24, 2034	Hong Kong
26		HEC CJ Pharm	8587261	5	November 27, 2031	PRC
27		HEC CJ Pharm	1973755	5	November 6, 2032	PRC
28		our Company	008476202	5	August 6, 2029	European Union
29		our Company	1564162	5	June 21, 2033	Australia
30		HEC CJ Pharm	5674941–2	5	June 6, 2034	Japan
31		HEC CJ Pharm	301400804	5	August 5, 2029	Hong Kong
32		HEC CJ Pharm	303517777	10	August 25, 2035	Hong Kong
33		HEC CJ Pharm	301026783AB	35	January 6, 2028	Hong Kong
34		HEC CJ Pharm	303517777	44	August 25, 2035	Hong Kong
35		HEC CJ Pharm	13913382	5	September 6, 2035	PRC
36		our Company	1600457	5	January 10, 2034	Australia

– V-VI-6 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Trademark	Registered Owner	Registration No.	Class	Expiry Date	Place of Registration

37		our Company	009436726	5	October 11, 2030	European Union
38		our Company	009436908	5	October 11, 2030	European Union
39		HEC CJ Pharm	9224300	5	June 13, 2034	PRC
40		HEC CJ Pharm	303517768	5	August 25, 2035	Hong Kong
41		HEC CJ Pharm	303517768	10	August 25, 2035	Hong Kong
42		HEC CJ Pharm	303517768	35	August 25, 2035	Hong Kong
43		HEC CJ Pharm	303517768	44	August 25, 2035	Hong Kong
44		HEC CJ Pharm	19533206	5	May 20, 2027	PRC
45		HEC CJ Pharm	300997138AB	5	November 19, 2027	Hong Kong
46		HEC CJ Pharm	301085995AB	10	April 2, 2028	Hong Kong
47		HEC CJ Pharm	300997138AD	35	November 19, 2027	Hong Kong
48		HEC CJ Pharm	6297959	5	March 20, 2030	PRC
49		HEC CJ Pharm	5627469	5	November 13, 2029	PRC
50		HEC CJ Pharm	32275116A	5	April 13, 2029	PRC
51		HEC CJ Pharm	38413960	5	April 13, 2033	PRC
52		HEC CJ Pharm	38413971	44	February 6, 2030	PRC
53		HEC CJ Pharm	38413965	35	August 20, 2030	PRC
54		HEC CJ Pharm	30298899	5	March 20, 2029	PRC
55		HEC CJ Pharm	76694523	44	September 6, 2034	PRC
56		HEC CJ Pharm	30313789	5	June 20, 2029	PRC

– V-VI-7 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Trademark	Registered Owner	Registration No.	Class	Expiry Date	Place of Registration

57		HEC CJ Pharm	76694499	44	September 6, 2034	PRC
58		HEC CJ Pharm	34192297	5	June 27, 2029	PRC
59		our Company	57217261	5	January 13, 2032	PRC
60		HEC CJ Pharm	57200656	5	January 13, 2032	PRC
61		HEC CJ Pharm	53858425	5	September 13, 2031	PRC
62		HEC CJ Pharm	25548582	5	July 20, 2028	PRC
63		HEC CJ Pharm	73065911	10	January 20, 2034	PRC
64		HEC CJ Pharm	65274313	5	December 13, 2032	PRC
65		HEC CJ Pharm	75544856	10	April 27, 2034	PRC
66		HEC CJ Pharm	65289418	5	December 13, 2032	PRC
67		HEC CJ Pharm	73065919	10	January 20, 2034	PRC
68		HEC CJ Pharm	65283210	5	December 13, 2032	PRC
69		HEC CJ Pharm	75532572	10	April 27, 2034	PRC
70		HEC CJ Pharm	25546528	5	July 20, 2028	PRC
71		HEC CJ Pharm	77823893	5	September 20, 2034	PRC
72		HEC CJ Pharm	77812903	10	September 13, 2034	PRC
73		HEC CJ Pharm	76709645	5	September 6, 2034	PRC
74		HEC CJ Pharm	75542206	10	April 27, 2034	PRC
75		HEC CJ Pharm	3655940	5	December 6, 2035	PRC
76		HEC CJ Pharm	3660047	5	December 6, 2035	PRC

– V-VI-8 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Trademark	Registered Owner	Registration No.	Class	Expiry Date	Place of Registration

77		HEC CJ Pharm	4431046	5	March 27, 2028	PRC
78		HEC CJ Pharm	3524604	5	February 13, 2035	PRC
79		HEC CJ Pharm	33323780	5	June 6, 2029	PRC
80		HEC CJ Pharm	5003961	5	April 20, 2029	PRC
81		HEC CJ Pharm	34843980	5	July 13, 2029	PRC
82		HEC CJ Pharm	5003962	5	April 20, 2029	PRC
83		HEC CJ Pharm	4343785	5	December 27, 2027	PRC
84		HEC CJ Pharm	4393174	5	February 6, 2028	PRC
85		HEC CJ Pharm	33863341	5	June 6, 2029	PRC

As of December 31, 2024, we had applied for the following trademarks which we consider to be or may be material to our business:

No.	Trademark	Applicant	Application Number	Class	Application Date	Place of application

1		HEC CJ Pharm	76694523	44	September 6, 2024	PRC
2		HEC CJ Pharm	76694499	44	September 6, 2024	PRC
3		Lannett Company, Inc., our Company	98285721	5	November 27, 2023	United States

(b)	Patents

As of December 31, 2024, we are the registered owner of the following patents which we consider to be or may be material to our business:

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

1	Oseltamivir phosphate granule and preparation method thereof	HEC CJ Pharm	ZL200610066995.7	Invention	April 4, 2026	PRC

– V-VI-9 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

2	Improved Oseltamivir phosphate solid composition and preparation method thereof	HEC CJ Pharm	ZL201410834212.X	Invention	December 29, 2034	PRC
3	A kind of purification method for insulin crystals or insulin analog crystals	HEC CJ Pharm	ZL201310455305.7	Invention	September 29, 2033	PRC
4	Application of arginine in improving expression quantity of fermentation-cultured polypeptide containing arginine-arginine in amino acid sequence and method	HEC CJ Pharm	ZL201310361852.9	Invention	August 19, 2033	PRC
5	A kind of preparation method of insulin glargine crystals	HEC CJ Pharm	ZL202010231049.3	Invention	March 27, 2040	PRC
6	A kind of extraction method of insulin glargine precursor protein	HEC CJ Pharm	ZL201310590624.9	Invention	November 20, 2033	PRC
7	A kind of method for preparing insulin glargine crystals	HEC CJ Pharm	ZL201610271979.5	Invention	April 27, 2036	PRC
8	A kind of detection method for the biological activity of GLP-1 analogues	HEC CJ Pharm	ZL201810433076.1	Invention	May 8, 2038	PRC
9	A kind of purification method of recombinant human glucagon like peptide-1 analog	HEC CJ Pharm	ZL202010030696.8	Invention	January 13, 2040	PRC
10	A kind of purification method for recombinant trypsin	HEC CJ Pharm	ZL201310557286.9	Invention	November 11, 2033	PRC
11	A kind of high-density fermentation method in Pichia pastoris for insulin precursor protein	HEC CJ Pharm	ZL201610496621.2	Invention	June 27, 2036	PRC
12	Purification method of gene recombinant insulin precursor	HEC CJ Pharm	ZL200710026682.3	Invention	February 2, 2027	PRC
13	Method for preparing long-chain fatty diacid monobenzyl ester, and use thereof	Dongguan HEC Biopharmaceutical, our Company	ZL202010241629.0	Invention	March 31, 2040	PRC
14	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	ZL200880020841.1	Invention	June 18, 2028	PRC
15	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	USRE44987	Invention	June 18, 2028	United States
16	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	USRE45004	Invention	June 18, 2028	United States
17	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	EP2159224	Invention	June 18, 2028	Europe

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

18	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	EP2514750	Invention	June 18, 2028	Europe
19	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	JP5361879	Invention	June 18, 2028	Japan
20	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	JP5970421	Invention	June 18, 2028	Japan
21	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	KR101173892	Invention	June 18, 2028	South Korea
22	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	AU2008265397	Invention	June 18, 2028	Australia
23	A bromophenyl-substituted thiazole dihydropyrimidine	our Company	CA2691056	Invention	June 18, 2028	Canada
24	Crystalline forms of dihydropyrimidine derivatives	our Company	ZL201310446506.0	Invention	September 26, 2033	PRC
25	Crystalline forms of dihydropyrimidine derivatives	our Company	ZL201510364423.6	Invention	September 26, 2033	PRC
26	Crystalline forms of dihydropyrimidine derivatives	our Company	HK1207081	Invention	September 27, 2033	Hong Kong
27	Crystalline forms of dihydropyrimidine derivatives	our Company	US9403814	Invention	September 27, 2033	United States
28	Crystalline forms of dihydropyrimidine derivatives	our Company	EP2900664	Invention	September 27, 2033	Europe
29	Crystalline forms of dihydropyrimidine derivatives	our Company	JP6310923	Invention	September 27, 2033	Japan
30	Crystalline forms of dihydropyrimidine derivatives	our Company	AU2013324779	Invention	September 27, 2033	Australia
31	Crystalline forms of dihydropyrimidine derivatives	our Company	CA2881260	Invention	September 27, 2033	Canada
32	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	ZL201410719822.5	Invention	November 27, 2034	PRC
33	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	ZL201410709503.6	Invention	November 27, 2034	PRC
34	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	ZL201410705874.7	Invention	November 27, 2034	PRC
35	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	ZL201410705976.9	Invention	November 27, 2034	PRC

– V-VI-11 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

36	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	HK1224287	Invention	November 27, 2034	Hong Kong
37	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	US9643962	Invention	November 27, 2034	United States
38	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	US9573941	Invention	November 27, 2034	United States
39	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	US9617252	Invention	November 27, 2034	United States
40	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	EP3074393	Invention	November 27, 2034	Europe
41	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	EP3074394	Invention	November 27, 2034	Europe
42	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	EP3074392	Invention	November 27, 2034	Europe
43	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	JP6382977	Invention	November 27, 2034	Japan
44	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	JP6434511	Invention	November 27, 2034	Japan
45	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	KR102284944	Invention	November 27, 2034	South Korea
46	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	KR102284938	Invention	November 27, 2034	South Korea
47	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	AU2014356985	Invention	November 27, 2034	Australia
48	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	AU2014356986	Invention	November 27, 2034	Australia
49	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	AU2014356984	Invention	November 27, 2034	Australia

– V-VI-12 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

50	Processes for preparing dihydropyrimidine derivatives and intermediates thereof	our Company	CA2927373	Invention	November 27, 2034	Canada
51	Inhibitors of influenza virus replication and uses thereof	our Company	ZL201711361166.6	Invention	December 14, 2037	PRC
52	Inhibitors of influenza virus replication and uses thereof	our Company	HK40011744	Invention	December 14, 2037	Hong Kong
53	Inhibitors of influenza virus replication and uses thereof	our Company	US10987354	Invention	December 14, 2037	United States
54	Inhibitors of influenza virus replication and uses thereof	our Company	EP3555095	Invention	December 14, 2037	Europe
55	Inhibitors of influenza virus replication and uses thereof	our Company	JP7034162	Invention	December 14, 2037	Japan
56	Inhibitors of influenza virus replication and uses thereof	our Company	KR102554019	Invention	December 14, 2037	South Korea
57	Inhibitors of influenza virus replication and uses thereof	our Company	AU2017376541	Invention	December 14, 2037	Australia
58	Inhibitors of influenza virus replication and uses thereof	our Company	CA3045371	Invention	December 14, 2037	Canada
59	Bridged ring compounds as hepatitis c virus inhibitors and pharmaceutical applications thereof	HEC CJ Pharm	ZL201310337556.5	Invention	August 5, 2033	PRC
60	Bridged ring compounds as hepatitis c virus inhibitors and pharmaceutical applications thereof	HEC CJ Pharm	HK1207074	Invention	August 5, 2033	Hong Kong
61	Bridged ring compounds as hepatitis C virus inhibitors and preparation method thereof	HEC CJ Pharm	ZL201510939448.4	Invention	December 15, 2035	PRC
62	NS5A inhibitor compositions	HEC CJ Pharm	ZL202011364022.8	Invention	November 27, 2040	PRC
63	Prodrugs of antiviral nucleoside analogues, and compositions and uses thereof	our Company	ZL201711460836.X	Invention	December 28, 2037	PRC
64	Dihydropyrimidine compounds and uses thereof in medicine	our Company	ZL201811210586.9	Invention	October 17, 2038	PRC
65	Dihydropyrimidine compounds and uses thereof in medicine	our Company	US11261190	Invention	December 27, 2038	United States
66	Dihydropyrimidine compounds and uses thereof in medicine	our Company	JP7202373	Invention	October 17, 2038	Japan
67	Dihydropyrimidine compounds and uses thereof in medicine	our Company	KR102667040	Invention	October 17, 2038	South Korea

– V-VI-13 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

68	Dihydropyrimidine compounds and uses thereof in medicine	our Company	AU2018351400	Invention	October 17, 2038	Australia
69	Salts of dihydropyrimidine derivatives, complexes and their use in medicine	our Company	ZL202111439336.4	Invention	November 30, 2041	PRC
70	Compounds as hepatitis C virus inhibitors and pharmaceutical uses thereof	our Company	ZL201610141716.2	Invention	March 11, 2036	PRC
71	Nitrogenous heterocyclic derivatives and their application in drugs	our Company	ZL201310303212.2	Invention	July 18, 2033	PRC
72	Nitrogenous heterocyclic derivatives and their application in drugs	our Company	HK1207065	Invention	July 18, 2033	Hong Kong
73	Nitrogenous heterocyclic derivatives and their application in drugs	our Company	US9434695	Invention	July 18, 2033	United States
74	Nitrogenous heterocyclic derivatives and their application in drugs	our Company	EP2875001	Invention	July 18, 2033	Europe
75	Nitrogenous heterocyclic derivatives and their application in drugs	our Company	JP6186434	Invention	July 18, 2033	Japan
76	Nitrogenous heterocyclic derivatives and their application in drugs	our Company	KR102057877	Invention	July 18, 2033	South Korea
77	Nitrogenous heterocyclic derivatives and their application in drugs	our Company	AU2013292950	Invention	July 18, 2033	Australia
78	Nitrogenous heterocyclic derivatives and their application in drugs	our Company	CA2872110	Invention	July 18, 2033	Canada
79	Salts of 2, 6-dimethylpyrimidone derivatives and uses thereof	our Company	ZL201710591845.6	Invention	July 19, 2037	PRC
80	Salts of 2, 6-dimethylpyrimidone derivatives and uses thereof	our Company	HK40009059	Invention	July 19, 2037	Hong Kong
81	Salts of 2, 6-dimethylpyrimidone derivatives and uses thereof	our Company	US10647682	Invention	July 19, 2037	United States
82	Salts of 2, 6-dimethylpyrimidone derivatives and uses thereof	our Company	EP3490978	Invention	July 19, 2037	Europe
83	Salts of 2, 6-dimethylpyrimidone derivatives and uses thereof	our Company	JP7030779	Invention	July 19, 2037	Japan
84	Salts of 2, 6-dimethylpyrimidone derivatives and uses thereof	our Company	KR102455383	Invention	July 19, 2037	South Korea
85	Salts of 2, 6-dimethylpyrimidone derivatives and uses thereof	our Company	AU2017304779	Invention	July 19, 2037	Australia
86	Method for preparing pyrimidone compound	our Company	US10851068	Invention	July 3, 2038	United States
87	Method for preparing pyrimidone compound	our Company	EP3652158	Invention	July 3, 2038	Europe

– V-VI-14 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

88	Method for preparing pyrimidone compound	our Company	JP7393325	Invention	July 3, 2038	Japan
89	Fluorine-substituted indazole compounds and uses thereof	our Company	ZL201810317190.8	Invention	April 10, 2038	PRC
90	Fluorine-substituted indazole compounds and uses thereof	our Company	HK40015368	Invention	April 10, 2038	Hong Kong
91	Fluorine-substituted indazole compounds and uses thereof	our Company	US11242335	Invention	July 28, 2038	United States
92	Fluorine-substituted indazole compounds and uses thereof	our Company	EP3609883	Invention	April 10, 2038	Europe
93	Fluorine-substituted indazole compounds and uses thereof	our Company	JP7090639	Invention	April 10, 2038	Japan
94	Fluorine-substituted indazole compounds and uses thereof	our Company	KR102615821	Invention	April 10, 2038	South Korea
95	Fluorine-substituted indazole compounds and uses thereof	our Company	AU2018252099	Invention	April 10, 2038	Australia
96	Quinolinone compounds and their usein medicine	our Company	ZL201510557206.9	Invention	September 1, 2035	PRC
97	Quinolinone compounds and their usein medicine	our Company	US10065928	Invention	September 1, 2035	United States
98	Quinolinone compounds and their usein medicine	our Company	EP3190104	Invention	September 1, 2035	Europe
99	Quinolinone compounds and their usein medicine	our Company	JP6506390	Invention	September 1, 2035	Japan
100	Quinolinone compounds and their usein medicine	our Company	AU2015311333	Invention	September 1, 2035	Australia
101	Quinolinone compounds and their usein medicine	our Company	CA2959688	Invention	September 1, 2035	Canada
102	Crystal form of quinolinone compound and application thereof	our Company	ZL202011350952.8	Invention	November 26, 2040	PRC
103	Carboxy substituted (hetero) aromatic ring derivatives and preparation method and uses thereof	our Company	ZL201610786469.1	Invention	August 31, 2036	PRC
104	Carboxy substituted (hetero) aromatic ring derivatives and preparation method and uses thereof	our Company	HK1250982	Invention	August 31, 2036	Hong Kong
105	Carboxy substituted (hetero) aromatic ring derivatives and preparation method and uses thereof	our Company	US10266496	Invention	August 31, 2036	United States
106	Carboxy substituted (hetero) aromatic ring derivatives and preparation method and uses thereof	our Company	EP3344604	Invention	August 31, 2036	Europe

– V-VI-15 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

107	Carboxy substituted (hetero) aromatic ring derivatives and preparation method and uses thereof	our Company	JP6859323	Invention	August 31, 2036	Japan
108	Carboxy substituted (hetero) aromatic ring derivatives and preparation method and uses thereof	our Company	AU2016316278	Invention	August 31, 2036	Australia
109	Carboxy substituted (hetero) aromatic ring derivatives and preparation method and uses thereof	our Company	KR102635986	Invention	August 31, 2036	South Korea
110	Carboxy substituted (hetero) aromatic ring derivatives and preparation method and uses thereof	our Company	CA2994336	Invention	August 31, 2036	Canada
111	Glucopyranosyl derivatives and their uses in medicine	HEC CJ Pharm	ZL201410505453.X	Invention	September 26, 2034	PRC
112	Glucopyranosyl derivatives and their uses in medicine	our Company	HK1207075	Invention	September 26, 2034	Hong Kong
113	Glucopyranosyl derivatives and their uses in medicine	our Company	EP2895490	Invention	September 26, 2034	Europe
114	Glucopyranosyl derivatives and their uses in medicine	our Company	JP6450769	Invention	September 26, 2034	Japan
115	Glucopyranosyl derivatives and their uses in medicine	our Company	CA2889699	Invention	September 26, 2034	Canada
116	A glucopyranosyl derivative and preparation method and uses thereof	HEC CJ Pharm	ZL201610273956.8	Invention	April 28, 2036	PRC
117	A complex of a glucopyranosyl derivative and preparation method and use thereof	HEC CJ Pharm	ZL201611070532.8	Invention	November 28, 2036	PRC
118	A complex of a glucopyranosyl derivative and preparation method and use thereof	our Company	US10555930	Invention	November 28, 2036	United States
119	A complex of a glucopyranosyl derivative and preparation method and use thereof	our Company	EP3371199	Invention	November 28, 2036	Europe
120	A complex of a glucopyranosyl derivative and preparation method and use thereof	our Company	JP6916180	Invention	November 28, 2036	Japan
121	A complex of a glucopyranosyl derivative and preparation method and use thereof	our Company	AU2016360634	Invention	November 28, 2036	Australia
122	A complex of a glucopyranosyl derivative and preparation method and use thereof	our Company	CA3005920	Invention	November 28, 2036	Canada

– V-VI-16 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

123	Preparation method for glucopyranosyl derivative and intermediate thereof	HEC CJ Pharm	ZL202080007079.4	Invention	January 8, 2040	PRC
124	Preparation method for glucopyranosyl derivative and intermediate thereof	HEC CJ Pharm	ZL202110770391.5	Invention	July 7, 2041	PRC
125	Nitrogen-containing tricyclic compounds and uses thereof in medicine	our Company	ZL201710653056.0	Invention	August 2, 2037	PRC
126	Nitrogen-containing tricyclic compounds and uses thereof in medicine	our Company	HK40009058	Invention	August 2, 2037	Hong Kong
127	Nitrogen-containing tricyclic compounds and uses thereof in medicine	our Company	US10562910	Invention	February 5, 2036	United States
128	Nitrogen-containing tricyclic compounds and uses thereof in medicine	our Company	EP3494118	Invention	August 2, 2037	Europe
129	Nitrogen-containing tricyclic compounds and uses thereof in medicine	our Company	JP6983225	Invention	August 2, 2037	Japan
130	Nitrogen-containing tricyclic compounds and uses thereof in medicine	our Company	KR102368298	Invention	August 2, 2037	South Korea
131	Nitrogen-containing tricyclic compounds and uses thereof in medicine	our Company	AU2017306605	Invention	August 2, 2037	Australia
132	Nitrogen-containing tricyclic compounds and uses thereof in medicine	our Company	CA3030377	Invention	August 2, 2037	Canada
133	Crystalline form of nitrogen-containing tricyclic compound and use thereof	our Company	ZL202011353365.4	Invention	November 27, 2040	PRC
134	Substituted urea derivatives and pharmaceutical uses thereof	our Company	AU2015291522	Invention	July 16, 2035	Australia
135	Substituted urea derivatives and pharmaceutical uses thereof	our Company	EP3169671	Invention	July 16, 2035	Europe
136	Substituted urea derivatives and pharmaceutical uses thereof	our Company	ZL201510422604.X	Invention	July 16, 2035	PRC

– V-VI-17 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

137	1-(5-(tert-butyl)isoxazol-3-yl)-3- (4-((phenyl)ethynyl)phenyl) urea derivatives and related compounds as FLT3 inhibitors for treating cancer	our Company	HK1232224	Invention	July 16, 2035	Hong Kong
138	Substituted urea derivatives and pharmaceutical uses thereof	our Company	US10065934	Invention	July 16, 2035	United States
139	Substituted urea derivatives and pharmaceutical uses thereof	our Company	JP6665154	Invention	July 16, 2035	Japan
140	Substituted urea derivatives and pharmaceutical uses thereof	our Company	KR102485100	Invention	July 16, 2035	South Korea
141	Substituted urea derivatives and pharmaceutical uses thereof	our Company	CA2952083	Invention	July 16, 2035	Canada
142	Salt of substituted urea derivative and use thereof in medicine	our Company	ZL201810754363.2	Invention	July 11, 2038	PRC
143	Salt of substituted urea derivative and use thereof in medicine	our Company	HK40025387	Invention	July 11, 2038	Hong Kong
144	Salt of substituted urea derivative and use thereof in medicine	our Company	US11213529	Invention	August 18, 2038	United States
145	Salt of substituted urea derivative and use thereof in medicine	our Company	EP3652172	Invention	July 11, 2038	Europe
146	Salt of substituted urea derivative and use thereof in medicine	our Company	JP7202350	Invention	July 11, 2038	Japan
147	Salt of substituted urea derivative and use thereof in medicine	our Company	KR102566089	Invention	July 11, 2038	South Korea
148	Salt of substituted urea derivative and use thereof in medicine	our Company	AU2018299536	Invention	July 11, 2038	Australia
149	Aminoquinazoline derivatives and their salts and methods of use	our Company	ZL201210455452.X	Invention	November 14, 2032	PRC
150	Aminoquinazoline derivatives and their salts and methods of use	our Company	HK1196609	Invention	November 14, 2032	Hong Kong
151	Aminoquinazoline derivatives and their salts and methods of use	our Company	US9181277	Invention	November 14, 2032	United States
152	Aminoquinazoline derivatives and their salts and methods of use	our Company	EP2780342	Invention	November 14, 2032	Europe
153	Aminoquinazoline derivatives and their salts and methods of use	our Company	JP6126613	Invention	November 14, 2032	Japan
154	Aminoquinazoline derivatives and their salts and methods of use	our Company	KR101965271	Invention	November 14, 2032	South Korea
155	Aminoquinazoline derivatives and their salts and methods of use	our Company	AU2012339499	Invention	November 14, 2032	Australia

– V-VI-18 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

156	Aminoquinazoline derivatives and their salts and methods of use	our Company	CA2851151	Invention	November 14, 2032	Canada
157	A salt of EGFR inhibitor, crystalline form and uses thereof	our Company	ZL201610911027.5	Invention	October 18, 2036	PRC
158	Di(methanesulfonic acid) salt of (3-chloro-4-fluoro-phenyl)-
(6-((4AR,7AS)-3-(hexahydro-
(1,4)dioxino(2,3-C) pyrrole-6-yl)-propoxy)
	-7-methoxy-quinazolin-4-yl)-amine and crystalline form of the monohydrate (an EGFR inhibitor)	our Company	HK1254666	Invention	October 18, 2036	Hong Kong
159	A salt of EGFR inhibitor, crystalline form and uses thereof	our Company	US10308658	Invention	October 18, 2036	United States
160	A salt of EGFR inhibitor, crystalline form and uses thereof	our Company	EP3365344	Invention	October 18, 2036	Europe
161	A salt of EGFR inhibitor, crystalline form and uses thereof	our Company	JP6812426	Invention	October 18, 2036	Japan
162	A salt of EGFR inhibitor, crystalline form and uses thereof	our Company	AU2016343517	Invention	October 18, 2036	Australia
163	A salt of EGFR inhibitor, crystalline form and uses thereof	our Company	CA3001655	Invention	October 18, 2036	Canada
164	A salt of EGFR inhibitor, crystalline form and uses thereof	our Company	KR102627044	Invention	October 18, 2036	South Korea
165	Substituted pyrimidine piperazine compound and use thereof	our Company	ZL201811105783.4	Invention	September 21, 2038	PRC
166	Substituted pyrimidine piperazine compound and use thereof	our Company	HK40027192	Invention	September 21, 2038	Hong Kong
167	Substituted pyrimidine piperazine compound and use thereof	our Company	US11285153	Invention	September 30, 2038	United States
168	Substituted pyrimidine piperazine compound and use thereof	our Company	JP7282082	Invention	September 21, 2038	Japan
169	Substituted pyrimidine piperazine compound and use thereof	our Company	AU2018340376	Invention	September 21, 2038	Australia
170	Substituted pyrimidine piperazine compound and use thereof	our Company	EP3687989	Invention	September 21, 2038	Europe
171	Salt of 2-(substituted pyrimidinyl) thiazolecarboxamide compound, and composition and use thereof	our Company	ZL202110729304.1	Invention	June 29, 2041	PRC
172	Pyridinylmethylenepiperidine derivatives and uses thereof	our Company	ZL201910778613.0	Invention	August 22, 2039	PRC

– V-VI-19 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

173	Pyridinylmethylenepiperidine derivatives and uses thereof	our Company	JP7405834	Invention	August 22, 2039	Japan
174	Pyridinylmethylenepiperidine derivatives and uses thereof	our Company	US11858910	Invention	February 22, 2041	United States
175	Salts of pyridinylmethylenepiperidine derivatives and uses thereof	our Company	ZL202111682188.9	Invention	December 28, 2041	PRC
176	A kind of amantadine compounds and their preparation method and uses	our Company	US10800734	Invention	May 5, 2037	United States
177	A kind of amantadine compounds and their preparation method and uses	our Company	JP6884800	Invention	May 5, 2037	Japan
178	A kind of crystal form and composition of amantadine compounds and its application	our Company	ZL201780065542.9	Invention	November 2, 2037	PRC
179	A kind of crystal form and composition of amantadine compounds and its application	our Company	US10654797	Invention	November 2, 2037	United States
180	Vilazodone inclusion complexes, compositions and preparation thereof	our Company	US10688090	Invention	November 1, 2037	United States
181	Vilazodone inclusion complexes, compositions and preparation thereof	our Company	US11517569	Invention	November 1, 2037	United States
182	Vilazodone inclusion complexes, compositions and preparation thereof	our Company	US12171761	Invention	November 1, 2037	United States
183	Dual-target fusion proteins comprising the fc portion of an immunoglobulin	our Company	ZL201810207528.4	Invention	March 14, 2038	PRC
184	Dual-target fusion proteins comprising the fc portion of an immunoglobulin	our Company	US12145974	Invention	December 18, 2040	United States
185	Dual-target fusion proteins comprising the fc portion of an immunoglobulin	our Company	EP3596130	Invention	March 14, 2038	Europe
186	Dual-target fusion proteins comprising the fc portion of an immunoglobulin	our Company	JP7181886	Invention	March 14, 2038	Japan
187	FGF21 variant, fusion protein and application thereof	our Company	HK40011458	Invention	January 29, 2039	Hong Kong
188	FGF21 variant, fusion protein and application thereof	our Company	ZL201910095055.8	Invention	January 29, 2039	PRC
189	FGF21 variant, fusion protein and application thereof	our Company	US11679143	Invention	June 18, 2039	United States
190	FGF21 variant, fusion protein and application thereof	our Company	JP7475276	Invention	January 29, 2039	Japan

– V-VI-20 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Patentee	Patent Number	Patent Type	Expiry Date	Place of Registration

191	FGF21 variant, fusion protein and application thereof	our Company	AU2019218147	Invention	January 29, 2039	Australia
192	FGF21 Fusion proteins and method of inhibiting degradation thereof	Dongguan HEC Biopharmaceutical	ZL201911359029.8	Invention	December 25, 2039	PRC
193	RET inhibitors, pharmaceutical compositions and uses thereof	our Company	ZL201911242865.8	Invention	December 6, 2039	PRC
194	RET inhibitors, pharmaceutical compositions and uses thereof	our Company	JP7457709	Invention	December 6, 2039	Japan
195	A polypeptide molecule and application thereof	our Company	ZL202010143690.1	Invention	March 3, 2040	PRC
196	A process for preparing L-pyroglutamic acid eutectic of glucopyranyl derivative	HEC CJ Pharm	ZL202110337424.7	Invention	March 30, 2041	PRC

As of December 31, 2024, we applied for the following patents which we consider to be or may be material to our business:

No.	Patent	Applicant	Application Number	Patent Type	Application Date	Place of Application

1	Combined formulation of Morphothiadin and Ritonavir and preparation method thereof	our Company	CN202411894214.8	Invention	December 20, 2024	PRC
2	Production process of Emitasvir	HEC CJ Pharm	CN202210049347.X	Invention	January 17, 2022	PRC
3	Crystal form of hepatitis c inhibitor and use therefor in drug	our Company	CN202311004313.X	Invention	August 10, 2023	PRC
4	A process for preparing a prodrug of antiviral nucleoside analogue	our Company	CN202411887419.3	Invention	December 20, 2024	PRC
5	Dihydropyrimidine compounds and uses thereof in medicine	our Company	HK62020016631.7	Invention	October 17, 2018	Hong Kong
6	Dihydropyrimidine compounds and uses thereof in medicine	our Company	EP188686067	Invention	October 17, 2018	Europe
7	Dihydropyrimidine compounds and uses thereof in medicine	our Company	CA3079557	Invention	October 17, 2018	Canada
8	Salts of dihydropyrimidine derivatives, complexes and their use in medicine	our Company	US18037105	Invention	November 30, 2021	United States
9	Salts of dihydropyrimidine derivatives, complexes and their use in medicine	our Company	JP2023532601	Invention	November 30, 2021	Japan
10	Salts of dihydropyrimidine derivatives, complexes and their use in medicine	our Company	KR20237022107	Invention	November 30, 2021	South Korea

– V-VI-21 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Applicant	Application Number	Patent Type	Application Date	Place of Application

11	Salt of HCV inhibitor, crystal form of salt, pharmaceutical composition of salt, and use of salt	our Company	CN202310884448.3	Invention	July 18, 2023	PRC
12	A process for preparing hepatitis C inhibitor compound and its salts	our Company	CN202411946997.X	Invention	December 27, 2024	PRC
13	Salts of 2, 6-dimethylpyrimidone derivatives and uses thereof	our Company	CA3031343	Invention	July 19, 2017	Canada
14	Method for preparing pyrimidone compound	our Company	CN201810720156.5	Invention	July 3, 2018	PRC
15	Antifibrotic composition	our Company	CN202211227438.4	Invention	October 8, 2022	PRC
16	Antifibrotic composition	our Company	US18699131	Invention	October 8, 2022	United States
17	Antifibrotic composition	our Company	EP228779518	Invention	October 8, 2022	Europe
18	Antifibrotic composition	our Company	JP2024521159	Invention	October 8, 2022	Japan
19	Fluorine-substituted indazole compounds and uses thereof	our Company	CA3056501	Invention	April 10, 2018	Canada
20	Crystal form of fluorine-substituted indazole compound and use thereof	our Company	CN202311766023.9	Invention	December 20, 2023	PRC
21	Crystal form of fluorine-substituted indazole compound and use thereof	our Company	PCT/CN2023/140301	Invention	December 20, 2023	World Intellectual Property Organization
22	Crystal form of quinolinone compound and use thereof	our Company	US17781114	Invention	November 26, 2020	United States
23	Crystal form of quinolinone compound and use thereof	our Company	EP208935841	Invention	November 26, 2020	Europe
24	Crystal form of quinolinone compound and use thereof	our Company	JP2022531553	Invention	November 26, 2020	Japan
25	Crystal form of quinolinone compound and use thereof	our Company	AU2020390281	Invention	November 26, 2020	Australia
26	Crystal form of quinolinone compound and use thereof	our Company	CA3156439	Invention	November 26, 2020	Canada
27	A complex of a glucopyranosyl derivative and preparation method and use thereof	our Company	HK18113647.0	Invention	November 28, 2016	Hong Kong
28	Method for preparing glucopyranosyl derivatives and intermediates thereof	our Company	HK62023082627.8	Invention	July 7, 2021	Hong Kong
29	Method for preparing glucopyranosyl derivatives and intermediates thereof	our Company	US18015138	Invention	July 7, 2021	United States
30	Method for preparing glucopyranosyl derivatives and intermediates thereof	our Company	EP218388148	Invention	July 7, 2021	Europe
31	Method for preparing glucopyranosyl derivatives and intermediates thereof	our Company	AU2021305132	Invention	July 7, 2021	Australia

– V-VI-22 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Applicant	Application Number	Patent Type	Application Date	Place of Application

32	A pharmaceutical composition comprising a glucopyranosyl derivative	HEC CJ Pharm	CN202210090970.X	Invention	January 26, 2022	PRC
33	A key intermediate for preparing glucopyranosyl derivatives and preparation method thereof	HEC CJ Pharm	CN202310868761.8	Invention	July 14, 2023	PRC
34	Crystalline form of nitrogen-containing tricyclic compound and use thereof	our Company	HK62023070823.7	Invention	November 27, 2020	Hong Kong
35	Crystalline form of nitrogen-containing tricyclic compound and use thereof	our Company	US17779452	Invention	November 27, 2020	United States
36	Crystalline form of nitrogen-containing tricyclic compound and use thereof	our Company	EP208936880	Invention	November 27, 2020	Europe
37	Crystalline form of nitrogen-containing tricyclic compound and use thereof	our Company	JP2022532103	Invention	November 27, 2020	Japan
38	Crystalline form of nitrogen-containing tricyclic compound and use thereof	our Company	AU2020390992	Invention	November 27, 2020	Australia
39	Crystalline form of nitrogen-containing tricyclic compound and use thereof	our Company	CA3159283	Invention	November 27, 2020	Canada
40	Salt of substituted urea derivative and use thereof in medicine	our Company	CA3069773	Invention	July 11, 2018	Canada
41	RET inhibitors, pharmaceutical compositions and uses thereof	our Company	HK62022048586.1	Invention	December 6, 2019	Hong Kong
42	RET inhibitors, pharmaceutical compositions and uses thereof	our Company	US17288328	Invention	December 6, 2019	United States
43	RET inhibitors, pharmaceutical compositions and uses thereof	our Company	EP198939522	Invention	December 6, 2019	Europe
44	RET inhibitors, pharmaceutical compositions and uses thereof	our Company	KR20217021076	Invention	December 6, 2019	South Korea
45	RET inhibitors, pharmaceutical compositions and uses thereof	our Company	AU2019392232	Invention	December 6, 2019	Australia
46	RET inhibitors, pharmaceutical compositions and uses thereof	our Company	CA3117854	Invention	December 6, 2019	Canada
47	A process for preparing an aminoquinazoline compound	our Company	CN202210832258.2	Invention	July 14, 2022	PRC
48	Substituted pyrimidine piperazine compound and use thereof	our Company	CA3077383	Invention	September 21, 2018	Canada
49	Salt of 2-(substituted pyrimidinyl) thiazolecarboxamide compound, and composition and use thereof	our Company	US18013619	Invention	June 29 2021	United States
50	Salt of 2-(substituted pyrimidinyl) thiazolecarboxamide compound, and composition and use thereof	our Company	EP218324697	Invention	June 29 2021	Europe

– V-VI-23 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Applicant	Application Number	Patent Type	Application Date	Place of Application

51	Preparation method of substituted pyrimidine piperazine compounds	our Company	US18026509	Invention	September 16, 2021	United States
52	Preparation method of substituted pyrimidine piperazine compounds	our Company	EP218686640	Invention	September 16, 2021	Europe
53	Pyridinylmethylenepiperidine derivatives and uses thereof	our Company	EP198516189	Invention	August 22, 2019	Europe
54	Pyridinylmethylenepiperidine derivatives and uses thereof	our Company	AU2019323450	Invention	August 22, 2019	Australia
55	Pyridinylmethylenepiperidine derivatives and uses thereof	our Company	CA3107145	Invention	August 22, 2019	Canada
56	Salts of pyridinylmethylenepiperidine derivatives and uses thereof	our Company	US18270351	Invention	December 28, 2021	United States
57	Salts of pyridinylmethylenepiperidine derivatives and uses thereof	our Company	EP219143567	Invention	December 28, 2021	Europe
58	A method for preparing pyridinylmethylenepiperidine compound and intermediates thereof	our Company	CN202410845204.9	Invention	June 27, 2024	PRC
59	A composition of Vilazodone and preparation method thereof	our Company	CN202110207937.6	Invention	February 24, 2021	PRC
60	Vilazodone inclusion complexes, compositions and preparation thereof	our Company	CN201780065545.2	Invention	November 1, 2017	PRC
61	Dual-target fusion proteins comprising the fc portion of an immunoglobulin	our Company	HK62020004871.3	Invention	March 14, 2018	Hong Kong
62	Dual-target fusion proteins comprising the fc portion of an immunoglobulin	our Company	US18805686	Invention	March 14, 2018	United States
63	Dual-target fusion proteins comprising the fc portion of an immunoglobulin	our Company	EP242049369	Invention	March 14, 2018	Europe
64	FGF21 variant, fusion protein and application thereof	our Company	CN202210947600.3	Invention	January 29, 2019	PRC
65	FGF21 variant, fusion protein and application thereof	our Company	EP197513765	Invention	January 29, 2019	Europe
66	A polypeptide molecule and application thereof	our Company	HK62022051680.6	Invention	March 4, 2020	Hong Kong
67	A polypeptide molecule and application thereof	our Company	US17418624	Invention	March 4, 2020	United States
68	A polypeptide molecule and application thereof	our Company	EP207672809	Invention	March 4, 2020	Europe
69	A polypeptide molecule and application thereof	our Company	JP2021551806	Invention	March 4, 2020	Japan
70	A polypeptide molecule and application thereof	our Company	KR20217031717	Invention	March 4, 2020	South Korea
71	A polypeptide molecule and application thereof	our Company	AU2020230668	Invention	March 4, 2020	Australia

– V-VI-24 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No.	Patent	Applicant	Application Number	Patent Type	Application Date	Place of Application

72	A polypeptide molecule and application thereof	our Company	CA3123325	Invention	March 4, 2020	Canada
73	GLP-1-Fc-FGF21 dual-target fusion protein composition, injection solution and uses thereof	our Company	PCT/CN2024/100364	Invention	June 20, 2024	World Intellectual Property Organization
74	GLP-1-Fc-FGF21 dual-target fusion protein composition, injection solution and uses thereof	our Company	CN202410804902.4	Invention	June 20, 2024	PRC

(c)  Software Copyrights

As of December 31, 2024, we had registered the following software copyrights that we consider to be or may be material to our business:

No.	Software Name	Copyright Owner	Registration Number	Registration Date	Place of Registration

1.	HEC Distribution System V1.0	HEC CJ Pharm	2021SR1507707	October 14, 2021	PRC
2.	HEC ATS Electronic Ledger System V1.0	HEC CJ Pharm	2021SR1560430	October 26, 2021	PRC
3.	HEC CRM Platform V1.0	HEC CJ Pharm	2021SR1507706	October 14, 2021	PRC

(d)  Domain Names

As of December 31, 2024, we had registered the following domain names that we consider to be or may be material to our business:

No.	Domain Names	Owner	Expiry Date	Place of Registration

1.	hecpharm.com	our Company	February 2, 2026	PRC
2.	hec-changjiang.com	HEC CJ Pharm	March 18, 2026	PRC

Save as disclosed above, as of December 31, 2024, there were no other trade or service marks, patents, intellectual or industrial property rights which were material to our business.

– V-VI-25 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

C.   FURTHER INFORMATION ABOUT OUR DIRECTORS, SUPERVISORS AND SUBSTANTIAL SHAREHOLDERS

1.    Directors, Supervisors and Chief Executive

(i)   Disclosure of Interests of Our Directors, Supervisors and Chief Executive

Immediately following completion of the Introduction and the Privatization, the interests and short positions of each of our Directors, Supervisors and chief executive in Shares, underlying Shares and debentures of our Company or any associated corporation (within the meaning of Part XV of the SFO) which will have to be notified to us and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which he is taken or deemed to have under such provisions of the SFO) or which will be required, pursuant to section 352 of the SFO, to be entered in the register referred to therein, or will be required, pursuant to the Model Code for Securities Transactions by Directors and Listed Issuers to be notified to us and the Stock Exchange (for this purpose, the relevant provisions of the SFO will be interpreted as if they applied to the Supervisors) will be as follows:

Interest in our Company

Name	Position	Number and class of Shares to be held after the Introduction and the Privatization(1)	Nature of interest	Approximate percentage of shareholding interests immediately prior to the Introduction and the Privatization	Approximate percentage of shareholding interests immediately following completion of the Introduction and the Privatization

Dr. Zhang Yingjun	Chairman of the Board and executive Director	22,955,784 Domestic Shares	Interest in controlled corporations(1)	4.95%	3.98%
		1,187,383 Domestic Shares	Beneficial owner(2)	0.26%	0.21%

Mr. Zhang	Non-executive Director	288,220,964 Domestic Shares	Interest in controlled corporations(3)	62.12%	49.98%
		5,750,792 H Shares	Interest in controlled corporations(4)	–	1.00%

Dr. Li Wenjia	Executive Director and General Manager	850,947 Domestic Shares	Beneficial owner(5)	0.18%	0.15%

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Name	Position	Number and class of Shares to be held after the Introduction and the Privatization(1)	Nature of interest	Approximate percentage of shareholding interests immediately prior to the Introduction and the Privatization	Approximate percentage of shareholding interests immediately following completion of the Introduction and the Privatization

Mr. Tang Xinfa	Non-executive Director	5,652,977 Domestic Shares	Beneficial owner(6)	1.22%	0.98%
		34,375 H Shares	Beneficial owner(7)	–	0.01%

Mr. Zhu Yingwei	Non-executive Director	4,612,910 Domestic Shares	Beneficial owner(8)	0.99%	0.80%

Dr. Li Jing	Supervisor	395,790 Domestic Shares	Beneficial owner(9)	0.09%	0.07%

Mr. Chen Gang	Supervisor	257,263 Domestic Shares	Beneficial owner(10)	0.06%	0.04%

Notes:

(1)	Dr. Zhang Yingjun, being the sole general partner, controls Yidu Fangwenwen and Yidu Yingwenfang, both of which are our employee incentive platforms. By virtue of the SFO, Dr. Zhang Yingjun is deemed to be interested in the 11,477,892 Domestic Shares held by Yidu Fangwenwen and the 11,477,892 Domestic Shares held by Yidu Yingwenfang, respectively.

(2)	These Shares were granted to Dr. Zhang Yingjun pursuant to the Employee Incentive Scheme.

(3)	These Shares include 126,238,500 Domestic Shares held by Yichang HEC Research, 72,733,752 Domestic Shares held by Shenzhen HEC Industrial, 50,989,649 Domestic Shares held by Guangdong HEC Technology, 30,607,250 Domestic Shares held by Yidu Shuaixinwei and 7,651,813 Domestic Shares held by Yidu Junjiafang. As of the Latest Practicable Date, Yichang HEC Research and Guangdong HEC Technology is indirectly controlled by Shenzhen HEC Industrial, and Shenzhen HEC Industrial is in turn indirectly controlled by Mr. Zhang. Mr. Zhang, being the sole general partner, controls Yidu Shuaixinwei and Yidu Junjiafang. By virtue of the SFO, Mr. Zhang is deemed to be interested in the Domestic Shares held by Yichang HEC Research, Shenzhen HEC Industrial, Guangdong HEC Technology, Yidu Shuaixinwei and Yidu Junjiafang. Please refer to the section headed “Substantial Shareholders” for further details.

(4)	Upon completion of the Introduction and the Privatization, Guangdong HEC Technology will hold 5,750,792 H Shares. By virtue of the SFO, Mr. Zhang is deemed to be interested in the H Shares held by Guangdong HEC Technology.

(5)	These Shares were granted to Dr. Li Wenjia pursuant to the Employee Incentive Scheme.

(6)	These Shares were granted to Mr. Tang Xinfa pursuant to the Employee Incentive Scheme.

– V-VI-27 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(7)	As of the Latest Practicable Date, Mr. Tang Xinfa holds 130,400 HEC CJ Pharm H Shares, which will be exchanged to approximately 34,375 H Shares pursuant to the Share Exchange Ratio.

(8)	These Shares were granted to Mr. Zhu Yingwei pursuant to an employee incentive scheme at our Company's shareholder level.

(9)	These Shares were granted to Dr. Li Jing pursuant to the Employee Incentive Scheme.

(10)	These Shares were granted to Mr. Chen Gang pursuant to the Employee Incentive Scheme.

Interest in our associated corporation

Name	Position	Name of associated corporation	Nature of interest	Approximate percentage of total issued share capital as of the Latest Practicable Date

Mr. Tang Xinfa	Non-executive Director	HEC CJ Pharm	Beneficial owner	0.015%

(ii)  Particulars of service agreements and appointment letters

Our Company has entered into a service agreement or an appointment letter with each of the Directors and Supervisors which contains provisions in relation to, among other things, compliance of relevant laws and regulations and observation of the Articles.

The principal particulars of these service agreements and appointment letters comprise (i) the term of the service; and (ii) subject to termination in accordance with their respective term. The service agreements and appointment letters may be renewed in accordance with our Articles and the applicable rules.

Save as disclosed above, none of the Directors or Supervisors has or is proposed to enter into a service contract with any member of our Group (other than contracts expiring or determinable by the relevant employer within one year without the payment of compensation other than statutory compensation).

(iii) Directors’ and Supervisors’ remuneration

For remuneration details of all Directors and Supervisors during the Track Record Period, please refer to note 8 to the Accountants’ Report as set out in Appendix I to this Listing Document.

During the Track Record Period, no remuneration was paid by us nor receivable by Directors, Supervisors or the five highest paid individuals as an inducement to join or upon joining our Group. During the Track Record Period, no remuneration was paid by us nor

– V-VI-28 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

receivable by Directors, past Directors, Supervisors, past Supervisors or the five highest paid individuals as compensation for the loss of any office as a director of any member of our Group or of any other office in connection with the management of the affairs of any member of our Group.

During the Track Record Period, none of our Directors or Supervisors has waived or agreed to waive any emoluments. Save as disclosed above, during the Track Record Period, no other amounts shall be paid or payable by us or any of our subsidiaries to the Directors, Supervisors or the five highest paid individuals.

2.    Substantial Shareholders

Interest in the Share of our Company

Save as disclosed in the section headed “Substantial Shareholders” in this Listing Document, our Directors are not aware of any other person who will, immediately following the completion of the Introduction and the Privatization, have an interest or a short position in our Shares or underlying Shares of our Company which would be required to be disclosed to our Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO or will, directly or indirectly, be interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of our Company.

Interest in our Company’s subsidiaries

So far as the Directors are aware, immediately following the completion of the Introduction and the Privatization, apart from our Group, the following persons (not being a Director, a Supervisor or a chief executive of our Company) will directly or indirectly, be interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of our Group:

Member of our Group	Person with 10% or more interest	Approximate percentage of the interest in the member of our Group

Germany HEC	Guenther KinastNote	10%

Shanghai Yangzhikang Pharmaceutical Technology Co., Ltd.* (上海陽之康醫藥科技有限公司)	Yidu Binhai Pharmaceutical Technology Co., Ltd.* (宜都彬海醫藥科技有限公司)	11%

– V-VI-29 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

Member of our Group	Person with 10% or more interest	Approximate percentage of the interest in the member of our Group

HEC Pharma (Thailand) Co., Ltd.	Sansang Pattana Co., Ltd	25.5%
	Pimnapas Construction Co., Ltd	25.5%

Note: Guenther has passed away and the probate process in relation to his estate (including the equity interest in Germany HEC) is still ongoing as of the Latest Practicable Date to determine the heirs of Guenther.

3.	Disclaimers

(i)	save as disclosed in this appendix, none of the Directors, Supervisors or chief executive of our Company has any interests and short positions in our Shares, underlying Shares and debentures of our Company or any associated corporation (within the meaning of Part XV of the SFO) which will have to be notified to us and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which they are taken or deemed to have under provisions of SFO) or which will be required, pursuant to section 352 of the SFO, to be entered in the register referred to therein, or will be required, pursuant to the Model Code for Securities Transactions by Directors and Listed Companies to be notified to us and the Stock Exchange, in each case once the H Shares of our Company are listed. For this purpose, the relevant provisions of the SFO will be interpreted as if they applied to the Supervisors;

(ii)	save as disclosed in the section headed “Substantial Shareholders” and this appendix, taking no account of any Shares which may be allotted and issued under the Introduction and the Privatization, so far is known to any Director, Supervisor or chief executive of our Company, no other person (other than a Director, Supervisor or chief executive of our Company) will, immediately following completion of the Introduction, have interests or short positions in our Shares and underlying Shares which would fall to be disclosed to our Company and the Stock Exchange under the provisions of Divisions 2 and 3 of Part XV of the SFO or (not being a member of our Group), be interested, directly or indirectly, in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any member of our Group;

(iii)	none of the Directors, Supervisors nor any of the parties listed in the paragraph headed “— Qualification of Experts” of this Appendix is interested in our Company’s promotion, or in any assets which have, within the two years immediately preceding the issue of this Listing Document, been acquired or disposed of by or leased to any member of our Group, or are proposed to be acquired or disposed of by or leased to any member of our Group;

– V-VI-30 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(iv)	none of the parties listed in the paragraph headed “— Qualification of Experts” of this Appendix (i) is interested legally or beneficially in any of the Shares of our Company or any shares in any of its subsidiaries; or (ii) has any right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for the securities of any member of our Group;

(v)	none of the Directors, Supervisors nor any of the parties listed in the paragraph headed “— Qualification of Experts” of this Appendix is materially interested in any contract or arrangement subsisting at the date of this Listing Document which is significant in relation to the business of our Group;

(vi)	none of our Directors, Supervisors, their close associates or any Shareholder of our Company (which to the knowledge of our Directors owns more than 5% of our Company's issued share capital) has any interest in our Group's five largest suppliers or customers for each year during the Track Record Period; and

(vii)	save as disclosed in the section headed “Relationship with our Controlling Shareholders — Independence from our Controlling Shareholders — Management Independence”, none of our Directors or Supervisors is a director or employee of a company that has an interest in the share capital of our Company which, once the H Shares are listed on the Hong Kong Stock Exchange, would have to be disclosed pursuant to Divisions 2 and 3 of Part XV of the SFO.

D.	EMPLOYEE INCENTIVE SCHEME

We have approved and adopted the Employee Incentive Scheme on June 18, 2023. The Employee Incentive Scheme is not subject to the provisions of Chapter 17 of the Listing Rules as the Employee Incentive Scheme does not involve the grant of new Shares or options by our Company after the Listing.

In order to implement the Employee Incentive Scheme, our Company has established four employee incentive platforms (the “Employee Incentive Platform(s)”), namely, Yidu Fangwenwen, Yidu Yingwenfang, Yidu Fangwen No. 1 Equity Investment Partnership (L.P.)* (宜都市芳文一號股權投資合夥企業(有限合夥)) (“Yidu Fangwen No. 1”), and Yidu Fangwen

– V-VI-31 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

No. 2 Equity Investment Partnership (L.P.)* (宜都市芳文二號股權投資合夥企業(有限合夥)) (“Yidu Fangwen No. 2”). As of the Latest Practicable Date, the shareholding of the above four Employee Incentive Platforms in our Company is as follows:

Name of Employee Incentive Platforms	Number of issued Shares held in our Company (as of the Latest Practicable Date)	Shareholding percentage in our Company (as of the Latest Practicable Date)

Yidu Fangwenwen(1)	11,477,892	2.47%
Yidu Fangwen No. 1(2)
Yidu Fangwen No. 2(3)
Yidu Yingwenfang(4)	11,477,892	2.47%

Notes:

(1)	Yidu Fangwenwen is a limited partnership established in the PRC which was originally established as an intermediary shareholding platform of Mr. Zhang and Ms. Guo, where Mr. Zhang acted as its general partner. Subsequently, Yidu Fangwenwen was transformed as an Employee Incentive Platform and Dr. Zhang Yingjun has become the general partner thereof and holds 2.18% interest therein. As of the Latest Practicable Date, each of Mr. Zhang and Ms. Guo hold 0.1338% and 0.0014% interest in Yidu Fangwenwen as a limited partner, respectively. As of the Latest Practicable Date, Yidu Fangwenwen has 49 limited partners, save for Yidu Fangwen No. 1, Yidu Fangwen No. 2, Dr. Jin Chuanfei, Mr. Zhang and Ms. Guo, all of whom are our Group’s employees and are Independent Third Parties. Among the limited partners of Yidu Fangwenwen, save for Yidu Fangwen No. 1 and Yidu Fangwen No. 2 which holds 38.34% and 24.09% interest in Yidu Fangwenwen, respectively, no other limited partner holds more than 10% interest therein.

(2)	Yidu Fangwen No. 1 is a limited partnership established in the PRC for the Employee Incentive Scheme, which is a limited partner of Yidu Fangwenwen, holding 38.34% interest thereof. As of the Latest Practicable Date, Dr. Zhang Yingjun is its general partner, holding 1.27% interest therein, and Yidu Fangwen No. 1 has 39 limited partners, all of whom are our Group’s employees or former employees and are Independent Third Parties. No limited partner holds more than 10% interest in Yidu Fangwen No. 1.

(3)	Yidu Fangwen No. 2 is a limited partnership established in the PRC for the Employee Incentive Scheme, which is a limited partner of Yidu Fangwenwen, holding 24.09% interest thereof. As of the Latest Practicable Date, Dr. Zhang Yingjun is its general partner, holding 3.94% interest therein, and Yidu Fangwen No. 2 has 34 limited partners, save for Mr. Zhang Zhiyong, all of whom are our Group’s employees and are Independent Third Parties. No limited partner holds more than 10% interest in Yidu Fangwen No. 2.

(4)	Yidu Yingwenfang is a limited partnership established in the PRC which was originally established as an intermediary shareholding platform of Mr. Zhang and Ms. Guo, where Mr. Zhang acted as its general partner. Subsequently, Yidu Yingwenfang was transformed as an Employee Incentive Platform and Dr. Zhang Yingjun has become the general partner thereof, holding 6.80% interest therein. As of the Latest Practicable Date, each of Mr. Zhang and Ms. Guo hold 0.1338% and 0.0014% interest in Yidu Yingwenfang as a limited partner, respectively. As of the Latest Practicable Date, Yidu Yingwenfang has 21 limited partners, save for Mr. Zhang, Ms. Guo, Mr. Tang Xinfa, Dr. Li Wenjia, Ms. Huang Fangfang, Dr. Li Jing, Mr. Lin Taoxi, Mr. Chen Gang, Ms. Li Xiaoping and Mr. Min Wenbi, all of whom are our Group’s employees and are Independent Third Parties. Among the limited partners of Yidu Yingwenfang, save for Mr. Tang Xinfa, our non-executive Director who holds 49.25% interest, no other limited partner holds more than 10% interest therein.

– V-VI-32 –

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APPENDIX VI	STATUTORY AND GENERAL INFORMATION

1.	Purpose

For the purpose of establishing and improving long-term incentive mechanism of our Company, attracting and retaining high-end talents, fully mobilizing the enthusiasm of our Directors, Supervisors, senior management and other core employees, our Company adopted the Employee Incentive Scheme.

2.	Administration

The general meeting of our Company (the “General Meeting”) shall be responsible for considering and approving the adoption, alteration and termination of the Employee Incentive Scheme.

The Board shall be responsible for formulating the Employee Incentive Scheme and managing and implementing the Employee Incentive Scheme under the authorization of the General Meeting.

3.	Participants

The participants include Directors, Supervisors, senior management, key technical personnel and other core employees and consultants of our Company (the “Participants”).

4.	Form of the Employee Incentive Scheme

The Participants, as partners of the Employee Incentive Platforms which are in the form of limited partnerships, shall subscribe for the limited partnership interest according to the amount approved by the Board, and make the corresponding payment in accordance with the arrangement of the Board, thereby indirectly holding the Shares of our Company by virtue of their capacity as limited partners of the relevant Employee Incentive Platforms.

All Participants agree that Dr. Zhang Yingjun, the general partner of the Employee Incentive Platforms, shall exercise the voting rights attaching to the Shares held by the Employee Incentive Platforms.

5.	Total Number of the Underlying Shares of the Incentive Awards

Participants shall be interested in a total of 22,924,768 Shares through holding the limited partnership interests (the “Incentive Awards”) in the Employee Incentive Platforms, and such 22,924,768 Shares represent 4.94% of the share capital of our Company in issue immediately prior to the Introduction and the Privatization.

As of the date of this Listing Document, all Incentive Awards have been granted and are in the lock-up period.

– V-VI-33 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

6.	Subscription Price of the Incentive Shares

The subscription price of the Incentive Awards is determined on comprehensive consideration of factors, including the Participant’s contribution to our Company and their respective professional and technical competence, with reference to the valuation of each of Yidu Fangwenwen and Yidu Yingwenfang as of May 31, 2023 in a valuation report prepared by an independent valuer. The subscription price is specified in the relevant share incentive agreement or capital injection agreement.

7.	Lock-up period

According to the provisions of the Employee Incentive Scheme, from the date on which the Participants becomes a limited partner of the Employee Incentive Platforms, the service period of the Participants with our Group shall be five years. If a Participant acquires interest in the Employee Incentive Platforms more than once, the corresponding lock-up period shall be counted separately. During the lock-up period, the underlying Shares held by the Participants shall not be transferred without the written consent of the general partner of the Employee Incentive Platforms in which the Participant is a limited partner.

8.	Redemption of the Incentive Awards

After the H Shares of our Company are listed and the lock-up period of the Employee Incentive Platforms expires, the Participants may request the general partner to facilitate the redemption of the limited partnership interests by repurchasing limited partnership interests held by the Participants or selling Shares held by the Employee Incentive Platforms. To realize the limited partnership interests that they hold, the limited partners shall submit a written application to the general partner of the limited partnership that the Participant is interested in, and the general partner will, by himself or designate a third party, repurchase the relevant limited partnership interest at a price determined based on arm's length negotiation between the parties, or sell the corresponding Shares for the amount of the limited partnership interests to be redeemed. The general partner has the right, but not the obligation, to repurchase the relevant partnership interest by himself or through a third party designated by him.

9.	Adjustment to the Employee Incentive Scheme

During the term of the Employee Incentive Scheme, if our Company has capital reserve or undistributed profit that are converted into the share capital, distribution of bonus shares or share conversion as part of restructuring, the number of Shares in our Company indirectly held by the Participants through the Employee Incentive Platforms shall change accordingly.

– V-VI-34 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

10.	Mandatory Repurchase of the Incentive Awards

Where any of the following events occurs, the human resource department of our Company has the right to request all Incentive Awards held by the Participant(s) to be repurchased by the general partner of the relevant Employee Incentive Platforms (by himself or through a third party designated by him) at a price of original acquisition of the limited partnership interest in the Employee Incentive Platforms minus any dividends received by the Participant(s):

(i)	the Participant is administratively punished for violating the laws or is held criminally liable for criminal acts in accordance with the laws;

(ii)	the Participant is in violation of national laws and regulations, the Articles, or other provisions of our Company’s internal management rules and policies, or, in the event of negligence or misconduct as stipulated in the employment contract, the Participant causes severe impairment to our Company’s interests or reputation, or causes direct or indirect financial losses to our Company;

(iii)	the Participant causes severe impairment to our Company’s interests or reputation due to leakage of operation and technology secrets, competition, corruption, theft, misappropriation, bribe accepting and bribe offering, or violation of competition restriction duty;

(iv)	the Participant is dismissed or demoted due to serious violation of our Company’s rules and regulations for personal reasons;

(v)	termination of the employment relationship for any reason (including but not limited to voluntary resignation and non-renewal of the employment contract upon expiration) except when determined by our Company’s human resource department as not having a negative impact on our Company; and

(vi)	the Participant is in any other serious violation of our Company’s relevant regulations or causes severe impairment to our Company’s interests, as determined by the Board and our Company’s human resource department.

– V-VI-35 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

11.	Details of the Incentive Awards Granted under the Employee Incentive Scheme

As of the Latest Practicable Date, all Incentive Awards under the Employee Incentive Scheme were granted. Details of the Incentive Awards granted to Directors, Supervisors, senior management, connected persons and other grantees under the Employee Incentive Scheme are set out below:

Name	Position	Relevant Employee Incentive Platforms	Date of grant	Approximate number of Shares corresponding to the Incentive Awards held by the Participant	Lock-up period

Directors, Supervisors and senior management
Dr. Zhang Yingjun	Chairman of the Board and executive Director	Yidu Fangwenwen Yidu Fangwen No. 1	July 18, 2023	250,125 47,505	Until December 12, 2028 Until September 13, 2028
		Yidu Fangwen No. 2		108,849	Until September 13, 2028
		Yidu Yingwenfang		780,904	Until December 12, 2028
Subtotal				1,187,383
Dr. Li Wenjia	Executive Director	Yidu Yingwenfang	July 18, 2023	850,947	Until December 12, 2028
Mr. Tang Xinfa	Non-executive Director	Yidu Yingwenfang	July 18, 2023	5,652,977	Until December 12, 2028
Dr. Li Jing	Supervisor	Yidu Yingwenfang	July 18, 2023	395,790	Until December 31, 2028
Mr. Chen Gang	Supervisor	Yidu Yingwenfang	July 18, 2023	257,263	Until December 31, 2028
Ms. Huang Fangfang	Vice general manager	Yidu Yingwenfang	July 18, 2023	712,420	Until December 31, 2028
Dr. Jin Chuanfei	Vice general manager	Yidu Fangwenwen	July 18, 2023	336,421	Until January 8, 2029
Ms. Li Xiaoping	Vice general manager	Yidu Yingwenfang	July 18, 2023	213,727	Until December 12, 2028
Mr. Zhang Zhiyong	Vice general manager	Yidu Fangwen No. 2	July 18, 2023	98,947	Until September 13, 2028
Mr. Lin Taoxi	Vice general manager and secretary of the Board	Yidu Yingwenfang	July 18, 2023	296,842	Until December 12, 2028
Mr. Min Wenbi	Head of financial service	Yidu Yingwenfang	July 18, 2023	197,895	Until December 12, 2028
Subtotal				10,200,612

Other grantees
44 employees and former employees		Yidu Fangwenwen	July 18, 2023	3,710,509	Until December 12, 2028 or January 8, 2029
45 employees and former employees		Yidu Fangwen No. 1	July 18, 2023	4,353,234	Until September 13, 2028
33 employees and former employees		Yidu Fangwen No. 2	July 18, 2023	2,556,794	Until September 13, 2028
11 employees and former employees		Yidu Yingwenfang	July 18, 2023	2,103,619	Until December 12, 2028 or December 31, 2028
Subtotal				12,724,156

Total				22,924,768

– V-VI-36 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

E.	OTHER INFORMATION

1.	Estate Duty

Our Directors have been advised that no material liability for estate duty is likely to fall on our Company or any of our subsidiaries under the PRC laws.

2.	Litigation

As of the Latest Practicable Date, we are not aware of any litigation, arbitration or claims of material importance pending or threatened against any member of our Group that could have a material adverse effect on our financial condition or results of operations.

3.	Sole Sponsor

The Sole Sponsor satisfies the independence criteria applicable to sponsor set out in Rule 3A.07 of the Listing Rules.

The sponsor fee for acting as the Sole Sponsor to our Company in connection with the Listing is US$1.15 million, of which an amount of US$0.3 million has become payable.

4.	Compliance Advisor

Our Company has appointed China Sunrise Capital Limited as its compliance advisor in compliance with Rule 3A.19 of the Listing Rules.

5.	Preliminary Expenses

As of the Latest Practicable Date, our Company has not incurred any material preliminary expenses.

6.	Taxation of holder of H Shares

The sale, purchase and transfer of H Shares are subject to Hong Kong stamp duty if such sale, purchase and transfer are effected on the H Share register of members of our Company, including in circumstances where such transactions are effected on the Stock Exchange. The current rate of Hong Kong stamp duty for such sale, purchase and transfer is 0.1% of the consideration or, if higher, the fair value of the H Shares being sold or transferred.

– V-VI-37 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

7.	Qualification of Experts

The following are the qualifications of the experts (as defined under the Listing Rules and the Companies (Winding Up and Miscellaneous Provisions) Ordinance) who have given opinions or advice which are contained in this Listing Document:

Name	Qualification

China International Capital Corporation Hong Kong Securities Limited	A licensed corporation under the SFO to conduct type 1 (dealing in securities), type 2 (dealing in futures contracts), type 4 (advising on securities), type 5 (advising on futures contracts) and type 6 (advising on corporate finance) regulated activities as defined under the SFO

Jia Yuan Law Offices	Legal advisor as to PRC law

KPMG	Certified Public Accountants

Public Interest Entity Auditor registered in accordance with the Accounting and Financial Reporting Council Ordinance

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.	Independent industry consultant

8.	Consent of Experts

Each of the experts whose name is set out in paragraph 7 above has given and has not withdrawn its written consent to the issue of this Listing Document with the inclusion of its report and/or letter and/or legal opinion (as the case may be) and references to its name included herein in the form and context in which they respectively appear.

As of the Latest Practicable Date, none of the experts named above had any shareholding interest in our Company or any of our subsidiaries or the right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for securities in any member of our Group.

9.	Promoters

The promoters of our Company are:

(1)	Yichang HEC Research;

– V-VI-38 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(2)	Shenzhen HEC Industrial;

(3)	Guangdong HEC Technology;

(4)	Yidu Shuaixinwei;

(5)	Dongyang Guangsheng Enterprise Management Partnership (L.P.)* (東陽光盛企業管理合夥企業(有限合夥));

(6)	Guangdong Advanced Manufacturing Industry Investment Fund Partnership (L.P.)* (廣東先進製造產業投資基金合夥企業(有限合夥));

(7)	Yidu Yingwenfang;

(8)	Yidu Fangwenwen;

(9)	China Cinda Asset Management Co., Ltd. (中國信達資產管理股份有限公司);

(10)	Jiaxing Xingsheng Dongyan Investment Partnership (L.P.)* (嘉興興晟東研投資合夥企業(有限合夥));

(11)	China Orient Asset Management Co., Ltd.* (中國東方資產管理股份有限公司);

(12)	Jiaxing Jiayu Equity Investment Partnership (L.P.)* (嘉興嘉鈺股權投資合夥企業(有限合夥));

(13)	Yidu Junjiafang;

(14)	CCB Financial Asset Investment Co., Ltd. (建信金融資產投資有限公司);

(15)	Zhuhai Kangyang Management Consulting Partnership (L.P.)* (珠海康陽管理諮詢合夥企業(有限合夥));

(16)	Yuan Zhimin;

(17)	Dongguan Songshan Lake Science City Investment Co., Ltd.* (東莞松山湖科學城投資有限公司);

(18)	Gongqingcheng Jianyi Investment Partnership (L.P.)* (共青城漸益投資合夥企業(有限合夥));

(19)	Huzhou Rongrui Equity Investment Partnership (L.P.)* (湖州融睿股權投資合夥企業(有限合夥));

– V-VI-39 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(20)	Zhuhai Kangpu Equity Investment Partnership (L.P.)* (珠海康普股權投資合夥企業(有限合夥));

(21)	Wenzhou Zhenrui Equity Investment Partnership (L.P.)* (溫州臻瑞股權投資合夥企業(有限合夥));

(22)	Suzhou CICC SAIC Emerging Industry Equity Investment Fund Partnership (L.P.)* (蘇州中金上汽新興產業股權投資基金合夥企業(有限合夥));

(23)	Shenzhen Xinshi Xinxing Industry M&A Equity Investment Fund Partnership (L.P.)* (深圳信石信興產業併購股權投資基金合夥企業(有限合夥));

(24)	Dongguan Guanzhiguang Equity Investment Partnership (L.P.)* (東莞市莞之光股權投資合夥企業(有限合夥));

(25)	Dongguan Science and Technology Innovation Financial Group Co., Ltd.* (東莞科技創新金融集團有限公司);

(26)	Dongguan Biotechnology Industry Investment Co., Ltd.* (東莞市生技產業投資有限公司);

(27)	Ningbo Daxie Hansheng Enterprise Management Co., Ltd.* (寧波大榭漢勝企業管理有限公司);

(28)	Guangdong Shunyin Industrial Finance Investment Co., Ltd.* (廣東順銀產融投資有限公司);

(29)	Yidu Guotong Investment and Development Co., Ltd.* (宜都市國通投資開發有限責任公司);

(30)	Shaoguan Qianhai Xizheng Industry Development Fund Enterprise (L.P.)* (韶關前海熙正產業發展基金企業(有限合夥));

(31)	Shenzhen Dicheng Investment Center (L.P.)* (深圳市帝成投資中心(有限合夥));

(32)	Shenzhen Qinzhi Kanghong Venture Capital Partnership (L.P.)* (深圳勤智康宏創業投資合夥企業(有限合夥));

(33)	Wuhan Mige Investment Management Partnership (L.P.)* (武漢米格投資管理合夥企業(有限合夥));

(34)	Guangzhou Yuanshi No. 1 Venture Capital Partnership (L.P.)* (廣州源石壹號創業投資合夥企業(有限合夥));

– V-VI-40 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(35)	Jiaxing Xingsheng Guangchuang Investment Partnership (L.P.)* (嘉興興晟廣創投資合夥企業(有限合夥));

(36)	Zhuji Wolun Jingfu Equity Investment Partnership (L.P.)* (諸暨沃侖景富股權投資合夥企業(有限合夥));

(37)	Zhuhai Hengqin Cuiheng New Era Industrial Investment Fund (L.P.)* (珠海橫琴翠亨新時代產業投資基金(有限合夥));

(38)	Shenzhen Wenzheng Changxing Venture Capital Enterprise (L.P.)* (深圳市穩正長興創業投資企業(有限合夥));

(39)	Hunan Xingxiang Jiacheng Private Equity Investment Fund Partnership (L.P.)* (湖南興湘佳誠私募股權投資基金合夥企業(有限合夥));

(40)	Zaozhuang Changsheng Yingkang Equity Investment Management Partnership (L.P.)* (棗莊常勝英康股權投資管理合夥企業(有限合夥));

(41)	Ruyuan Yao Autonomous County Yinyuan Electric Power Group Co., Ltd.* (乳源瑤族自治縣銀源電力集團有限公司);

(42)	Guiyang SME Development Fund (L.P.)* (貴陽中小企業發展基金(有限合夥));

(43)	Shenzhen Jiahui Chuanglong Investment Enterprise (L.P.)* (深圳市佳匯創隆投資企業(有限合夥));

(44)	Jiaxing Aomin Equity Investment Partnership (L.P.)* (嘉興傲旻股權投資合夥企業(有限合夥));

(45)	Jiaxing Ximian Equity Investment Partnership (L.P.)* (嘉興西緬股權投資合夥企業(有限合夥));

(46)	Hangzhou Zhonghe;

(47)	Pingxiang Junyuan Tongchuang Enterprise Management Center (L.P.)* (萍鄉市君源同創企業管理中心(有限合夥)); and

(48)	Guangzhou Xinquanxin Investment Partnership (L.P.)* (廣州新泉信投資合夥企業(有限合夥)).

Within the two years immediately preceding the date of this Listing Document, no cash, securities or other benefit have been paid, allotted or given or have been proposed to be paid, allotted or given to the above promoters in connection with the Introduction or related transactions described in this Listing Document.

– V-VI-41 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

10.	Bilingual Listing Document

The English language and Chinese language versions of this Listing Document are being published separately.

11.	Binding Effect

This Listing Document shall have the effect, if an application is made in pursuance of this Listing Document, of rendering all persons concerned bound by all of the provisions (other than the penal provisions) of Sections 44A and 44B of the Companies (Winding Up and Miscellaneous Provisions) Ordinance in so far as applicable.

12.	No Material Adverse Change

Please see “Summary — Recent Development — Update on Our Financial Performance for the First Quarter of 2025” for details of our financial performance in the first quarter of 2025.

Our Directors confirm that, up to the date of this Listing Document, save as disclosed in “Summary — Recent Development — Update on Our Financial Performance for the First Quarter of 2025”, there has been no material adverse change in our financial, operational, or trading position or prospects since December 31, 2024, which is the end date of the periods reported on in the Accountants’ Report included in Appendix I to this Listing Document, and there has been no event since December 31, 2024 that would materially affect the information as set out in the Accountants’ Report included in Appendix I to this Listing Document.

13.	Miscellaneous

(a)	Save as disclosed in this Listing Document, within the two years immediately preceding the date of this Listing Document:

(i)	no share or loan capital or debenture of our Company or any of our subsidiaries has been issued or agreed to be issued or is proposed to be issued for cash or as fully or partly paid other than in cash or otherwise; and

(ii)	no commissions, discounts, brokerages or other special terms have been granted or agreed to be granted in connection with the issue or sale of any share of our Company or any of our subsidiaries.

(b)	Save as disclosed in this Listing Document:

(i)	there are no founder, management or deferred shares nor any debentures in our Company or any of our subsidiaries;

– V-VI-42 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VI	STATUTORY AND GENERAL INFORMATION

(ii)	there is no arrangement under which future dividends are waived or agreed to be waived;

(iii)	no share or loan capital or debenture of our Company or any of our subsidiaries is under option or is agreed conditionally or unconditionally to be put under option;

(iv)	no commissions, discounts, brokerages or other special terms have been granted for subscribing or agreeing to subscribe, or procuring or agreeing to procure subscriptions, for any shares in or debentures of our Company or any of our subsidiaries;

(v)	no part of the equity or debt securities of our Company, if any, is currently listed on or dealt in any other stock exchange, and no such listing or permission to deal in any other stock exchange is currently being or is proposed to be sought; and

(vi)	there are no outstanding debentures or convertible debt securities of our Company or any of our subsidiaries.

(c)	there has not been any interruption in the business of our Group which may have or has had a significant effect on the financial position of our Group in the 12 months preceding the date of this Listing Document.

– V-VI-43 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VII	DOCUMENTS AVAILABLE ON DISPLAY

DOCUMENTS AVAILABLE ON DISPLAY

Copies of the following documents will be published on the website of the Stock Exchange at www.hkexnews.hk and our website at www.hecpharm.com up to and including the date which is 14 days from the date of this Listing Document:

(a)	the Articles;

(b)	the Accountants' Report from KPMG, the text of which is set out in Appendix I to this Listing Document;

(c)	the report on the unaudited pro forma financial information of our Group from KPMG, the text of which is set out in Appendix II to this Listing Document;

(d)	the audited consolidated financial statements of our Group for each of the financial years ended December 31, 2022, 2023 and 2024;

(e)	the PRC legal opinion issued by Jia Yuan Law Offices, our Company’s PRC legal advisor in respect of our general matters and property interests in the PRC;

(f)	the industry report issued by Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., the summary of which is set forth in the section headed “Industry Overview” in this Listing Document;

(g)	the material contracts referred to in the section headed “Statutory and General Information — B. Further Information about our Business — 1. Summary of Material Contracts” in Appendix VI to this Listing Document;

(h)	the service contracts referred to in the section headed “Statutory and General Information — C. Further Information about our Directors, Supervisors and Substantial Shareholders — 1. Directors, Supervisors and Chief Executive — (ii) Particulars of service agreements and appointment letters” in Appendix VI to this Listing Document;

(i)	the written consents referred to in the section headed “Statutory and General Information — E. Other Information — 8. Consent of Experts” in Appendix VI to this Listing Document; and

– V-VII-1 –

APPENDIX V	LISTING DOCUMENT

APPENDIX VII	DOCUMENTS AVAILABLE ON DISPLAY

(j)	copies of the following PRC laws, together with the unofficial English translations thereof:

(i)	the PRC Company Law;

(ii)	the PRC Securities Law;

(iii)	the Trial Measures; and

(iv)	the Guidelines for Articles of Association of Listed Companies.

– V-VII-2 –

APPENDIX VI	NOTICE OF EXTRAORDINARY GENERAL MEETING

YiChang HEC ChangJiang Pharmaceutical Co., Ltd.

宜 昌 東 陽 光 長 江 藥 業 股 份 有 限 公 司

(A joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 01558)

NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “EGM”) of YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (the “Company”), will be held at 9:00 a.m. on Monday, 21 July 2025 at Conference Room, 4/F, Administrative Building, Dongyangguang Scientific Park, No. 368 Zhen An Zhong Road, Chang’an County, Dongguan, Guangdong Province, the PRC for the purpose of considering and, if thought fit, passing the following resolutions.

Save as defined otherwise, capitalised terms defined in the composite document (the “Composite Document”) dated 30 June 2025 jointly issued by the Company and Sunshine Lake Pharma Co., Ltd. shall have the same meanings when used herein.

AS SPECIAL RESOLUTION

1.	(a)	To consider and, if thought fit, to approve, confirm and ratify the Merger Agreement dated 10 May 2024 entered into between the Company and the Offeror and the Merger and the transactions contemplated under the Merger Agreement.

(b)	To consider and, if thought fit, to approve that any Director be authorised to do all such acts and things, to sign and execute all such other documents, deeds and instruments, to make applications to the relevant regulatory authorities and to take such steps as he/she may consider necessary, appropriate, expedient and in the interest of the Company to give effect to and in connection with any transactions contemplated under the Merger Agreement.

AS ORDINARY RESOLUTION

2.	(a)	Subject to the fulfilment (or waiver, as applicable) of all the Pre-Conditions and the Conditions of the Merger Agreement, to consider and, if thought fit, to declare and approve the Special Dividend of HK$1.50 per Share to be paid to the Shareholders (other than the Offeror and its subsidiaries (if applicable) who have agreed to waive their entitlements) on the terms contained in the Composite Document; and

APPENDIX VI	NOTICE OF EXTRAORDINARY GENERAL MEETING

(b)	To consider and, if thought fit, to approve that any Director be authorised to do all such acts and things, to sign and execute all such other documents, deeds and instruments, and to take such steps as he/she may consider necessary, appropriate, expedient and in the interest of the Company to give effect to or in connection with the payment of the Special Dividend.

By order of the Board
YiChang HEC ChangJiang Pharmaceutical Co., Ltd.
TANG Xinfa
Chairman

30 June 2025

Hubei, the PRC

As at the date of this notice, the Board consists of Mr. JIANG Juncai, Mr. WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors.

Notes:

1.	As set out in the Composite Document, it is one of the Conditions to the effectiveness of the Merger Agreement that the special resolution in the EGM approving the Merger under the Merger Agreement is passed by not less than two-thirds of the votes cast by way of poll by the Shareholders present and voting in person or by proxy at the EGM.

2.	The Company’s register of members will be closed from Friday, 18 July 2025 to Monday, 21 July 2025 (both dates inclusive), during which no transfer of Shares will be registered. Shareholders whose names appear on the Company’s register of members on Monday, 21 July 2025 are entitled to attend and vote at the EGM. In order to qualify for attending and voting at the EGM, all transfers of Shares accompanied by the relevant share certificates must be lodged with the H Share Registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong for registration not later than 4:30 p.m. on Thursday, 17 July 2025.

3.	Subject to the terms as set out in the Composite Document, it is expected that the Special Dividend will be paid to the Shareholders whose names appear on the register of members of the Company (other than the Offeror and its subsidiaries) on Monday, 4 August 2025. In order to qualify for the entitlements to the Special Dividend, all transfer documents accompanied by the relevant share certificates must be lodged with the H Share Registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong for registration not later than 4:30 p.m. on Friday, 1 August 2025. For Shareholders who hold shares through CCASS and wish to receive the Special Dividend as a legal shareholder, they may need to withdraw shares from CCASS and please note the relevant deadline as notified by the Hong Kong Securities Clearing Company Limited to CCASS participants.

4.	A Shareholder who has the right to attend and vote at the EGM (or at any adjournment thereof) is entitled to appoint in writing one or more proxies, whether a Shareholder or not, to attend and vote on his behalf at the EGM. A proxy of a Shareholder who has appointed more than one proxy may only vote on a poll.

5.	The instrument appointing a proxy must be in writing under the hand of the appointor or his attorney duly authorised in writing. If that instrument is signed by an attorney of the appointor, the power of attorney authorising that attorney to sign, or other documents of authorisation, must be notarially certified.

APPENDIX VI	NOTICE OF EXTRAORDINARY GENERAL MEETING

6.	To be valid, the form of proxy, and if the form of proxy is signed by a person under a power of attorney or other authority on behalf of the appointor, a certified copy of that power of attorney or other authority (such certification to be made by a notary public), must be delivered, for holders of Domestic Shares, to the Company’s board office at Securities Department, Dongyangguang Scientific Park, No. 368 Zhen An Zhong Road, Chang’an County, Dongguan, Guangdong Province, the PRC, or, for holders of H shares of the Company, to the H Share Registrar, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong, not less than 24 hours before the time for holding the EGM (i.e. not later than 9:00 a.m. on Sunday, 20 July 2025) or any adjournment thereof.

7.	If a proxy attends the EGM on behalf of a Shareholder, he should produce his identification document. If the legal representative of a legal person shareholder attends the EGM, such legal representative should produce his identification document and valid documents evidencing his capacity as such legal representative. If a legal person shareholder appoints a representative of the company other than its legal representative to attend the EGM, such representative should produce his identification document and an authorisation instrument affixed with the seal of the legal person shareholder and duly signed by its legal representative (except for a recognised clearing house as defined by relevant ordinances in force from time to time in accordance with Hong Kong laws and its proxies).

8.	The EGM is expected to last for half a day. Shareholders attending the EGM are responsible for their own transportation and accommodation expenses.

APPENDIX VII	NOTICE OF THE H SHAREHOLDERS’ CLASS MEETING

YiChang HEC ChangJiang Pharmaceutical Co., Ltd.

宜 昌 東 陽 光 長 江 藥 業 股 份 有 限 公 司

(A joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 01558)

NOTICE OF THE H SHAREHOLDERS’CLASS MEETING

NOTICE IS HEREBY GIVEN that an H shareholders’ class meeting (the “H Shareholders’ Class Meeting”) of YiChang HEC ChangJiang Pharmaceutical Co., Ltd. (the “Company”), will be held at 9:30 a.m. on Monday, 21 July 2025, or immediately following the conclusion of the EGM or any adjournment thereof at Conference Room, 4/F, Administrative Building, Dongyangguang Scientific Park, No. 368 Zhen An Zhong Road, Chang’an County, Dongguan, Guangdong Province, the PRC for the purpose of considering and, if thought fit, passing the following resolution.

Save as defined otherwise, capitalised terms defined in the composite document (the “Composite Document”) dated 30 June 2025 jointly issued by the Company and Sunshine Lake Pharma Co., Ltd. shall have the same meanings when used herein.

AS SPECIAL RESOLUTION

1.	(a)	To consider and, if thought fit, to approve, confirm and ratify the Merger Agreement dated 10 May 2024 entered into between the Company and the Offeror and the Merger and the transactions contemplated under the Merger Agreement.

(b)	To consider and, if thought fit, to approve that any Director be authorised to do all such acts and things, to sign and execute all such other documents, deeds and instruments, to make applications to the relevant regulatory authorities and to take such steps as he/she may consider necessary, appropriate, expedient and in the interest of the Company to give effect to and in connection with any transactions contemplated under the Merger Agreement.

By order of the Board
YiChang HEC ChangJiang Pharmaceutical Co., Ltd.
TANG Xinfa
Chairman

30 June 2025

Hubei, the PRC

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APPENDIX VII	NOTICE OF THE H SHAREHOLDERS’ CLASS MEETING

As at the date of this notice, the Board consists of Mr. JIANG Juncai, Mr. WANG Danjin, Mr. LI Shuang and Mr. CHEN Hao as executive Directors; Mr. TANG Xinfa as non-executive Director; and Mr. TANG Jianxin, Ms. XIANG Ling and Mr. LI Xuechen as independent non-executive Directors.

Notes:

1.	As set out in the Composite Document, it is one of the Conditions to the effectiveness of the Merger Agreement that (a) the special resolution in the H Shareholders’ Class Meeting approving the Merger under the Merger Agreement is approved by at least 75% of the votes attaching to the H Shares held by the Independent H Shareholders that are cast either in person or by proxy; and (b) the number of votes cast against such resolution is not more than 10% of the votes attaching to all the H Shares held by the Independent H Shareholders.

2.	The Company’s register of members will be closed from Friday, 18 July 2025 to Monday, 21 July 2025 (both dates inclusive), during which no transfer of Shares will be registered. Holders of H Shares whose names appear on the Company’s register of members on Monday, 21 July 2025 are entitled to attend and vote at the H Shareholders’ Class Meeting. In order to qualify for attending and voting at the H Shareholders’ Class Meeting, all transfers of Shares accompanied by the relevant share certificates must be lodged with the H Share Registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712–1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong for registration not later than 4:30 p.m. on Thursday, 17 July 2025.

3.	Each H Shareholder who has the right to attend and vote at the H Shareholders’ Class Meeting (or at any adjournment thereof) is entitled to appoint in writing one or more proxies, whether a Shareholder or not, to attend and vote on his behalf at the H Shareholders’ Class Meeting. A proxy of a H Shareholder who has appointed more than one proxy may only vote on a poll.

4.	The instrument appointing a proxy must be in writing under the hand of the appointor or his attorney duly authorised in writing. If that instrument is signed by an attorney of the appointor, the power of attorney authorising that attorney to sign, or other documents of authorisation, must be notarially certified.

5.	To be valid, the form of proxy, and if the form of proxy is signed by a person under a power of attorney or other authority on behalf of the appointor, a certified copy of that power of attorney or other authority (such certification to be made by a notary public), must be delivered to the H Share Registrar, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong, not less than 24 hours before the time for holding the H Shareholders’ Class Meeting (i.e. not later than 9:30 a.m. on Sunday, 20 July 2025) or any adjournment thereof.

6.	If a proxy attends the H Shareholders’ Class Meeting on behalf of a H Shareholder, he should produce his identification document. If the legal representative of a legal person shareholder attends the H Shareholders’ Class Meeting, such legal representative should produce his identification document and valid documents evidencing his capacity as such legal representative. If a legal person shareholder appoints a representative of the company other than its legal representative to attend the H Shareholders’ Class Meeting, such representative should produce his identification document and an authorisation instrument affixed with the seal of the legal person shareholder and duly signed by its legal representative (except for a recognised clearing house as defined by relevant ordinances in force from time to time in accordance with Hong Kong laws and its proxies).

7.	The H Shareholders’ Class Meeting is expected to last for half a day. Shareholders attending the H Shareholders’ Class Meeting are responsible for their own transportation and accommodation expenses.

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